As filed with the Securities and Exchange Commission on December 31, 2024
Registration No. 333-282630 and 333-282630-01

UNITED STATE
S
SECURITIES AND EXCHANGE COMMISSIO
N
WASHINGTON, D.C. 20549

Amendment No. 2
to
FO
RM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIONSGATE STUDIOS HOLDING CORP.*
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	7812	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
250 Howe Street
,
20th Floor
Vancouver
, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
(877)
848-3866
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LIONS GATE ENTERTAINMENT CORP.
**
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	7812	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
(877)
848-3866
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Tobey
Executive Vice President and General Counsel
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, California 90404
(877)
848-3866
(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Shapiro Mark A. Stagliano Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kimberly Burns Dentons Canada LLP 250 Howe Street, 20th Floor Vancouver, British Columbia Canada, V6C 3R8

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this Registration Statement is declared effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act of 1934, as amended. (Check one):
Lionsgate Studios Holding Corp.

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☐
Lions Gate Entertainment Corp.

Large Accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The
co-Registrants
hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the co-Registrants
shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
The
co-Registrant
is currently named Lionsgate Studios Holding Corp. In connection with the Transactions described in the joint proxy statement/prospectus included in this Registration Statement, Lionsgate Studios Holding Corp. plans to change its name to “Lionsgate Studios Corp.”

**
The
co-Registrant
is currently named Lions Gate Entertainment Corp. In connection with the Transactions described in the joint proxy statement/prospectus included in this Registration Statement, Lions Gate Entertainment Corp. plans to change its name to “Starz Entertainment Corp.”

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 31, 2024

JOINT PROXY STATEMENT/PROSPECTUS

[ ], 2024

Lions Gate Entertainment Corp., a British Columbia corporation (“Lionsgate” or “LGEC”), Lionsgate Studios Holding Corp., a newly incorporated entity formed under the laws of the Province of British Columbia and a wholly-owned subsidiary of Lionsgate (“New Lionsgate”), and LG Sirius Holdings ULC, a British Columbia unlimited liability corporation (“LG Sirius”) and wholly owned subsidiary of Lionsgate that owns approximately 87.8% of the issued and outstanding shares of Lionsgate Studios Corp., a British Columbia corporation (“LG Studios”), have entered into an arrangement agreement dated as of [ ], 2024 (as it may be amended from time to time, the “Arrangement Agreement”). The Arrangement Agreement provides for the implementation of a plan of arrangement (the “Plan of Arrangement”) that will result in the separation of the businesses of LG Studios, which encompasses the motion picture and television studio operations (the “LG Studios Business”), from the other businesses of Lionsgate, including the STARZ-branded premium subscription platforms (the “Starz Business”), through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separately traded public companies: (1) LGEC, which will be renamed “Starz Entertainment Corp.” and will hold, directly and through subsidiaries, the Starz Business, and will continue to be owned by LGEC shareholders (thereafter referred to herein as “Starz”), and (2) New Lionsgate, which will be renamed “Lionsgate Studios Corp.” and will hold, directly and through subsidiaries, the LG Studios Business, and will be owned by LGEC shareholders and LG Studios shareholders.

In connection with the completion of the Transactions, among other things:

•	LGEC shareholders will first receive in exchange for each outstanding Class A voting share of Lionsgate, without par value (“LGEC Class A shares”), that they hold:

○	One (1) New Lionsgate Class A voting common share, without par value (“New Lionsgate Class A shares”); and

○	One (1) New Lionsgate Class C preferred share, with one-half (1/2) of a vote per share, without par value (“New Lionsgate Class C preferred shares”).

•	LGEC shareholders will first receive, in exchange for each outstanding Class B non-voting share of Lionsgate, without par value (“LGEC Class B shares”), that they hold:

○	One (1) New Lionsgate Class B non-voting common share, without par value (“New Lionsgate Class B shares”); and

○	One (1) New Lionsgate Class C preferred share.

•	Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.”

•	LGEC will change its name to Starz Entertainment Corp. and create a new class of voting common shares (“Starz common shares”).

•

New Lionsgate will create a new class of common shares, without par value (“New Lionsgate new common shares”) and New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each:

○

New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares; and

○

New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share.

•	Such exchange transactions by LGEC shareholders are collectively referred to as the “Second Share Exchange.”

•	As a result of the steps described above, each of New Lionsgate and Starz will have a single class of “one share, one vote” common shares.

•

Following the Second Share Exchange, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share (the “Reverse Stock Split”).

•

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time and held by LG Studios shareholders other than the LG Sirius Owned Shares (such shares, the “LG Studios Flip Shares” and such ratio, the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the LG Studios Flip Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change.

•	The LG Studios common shares will be delisted from The Nasdaq Global Select Market (“Nasdaq”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	New Lionsgate will change its name to “Lionsgate Studios Corp.”

LGEC Class A shares currently trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “LGF.A” and LGEC Class B shares currently trade on the NYSE under the ticker symbol “LGF.B”. LG Studios common shares currently trade on Nasdaq under the ticker symbol “LION.” After the Transactions are completed, the New Lionsgate new common shares are expected to trade on the NYSE under the symbol “LION” and the Starz common shares are expected to trade on the Nasdaq under the symbol “STRZ”. While trading in New Lionsgate new common shares and Starz common shares under these symbols is expected to begin on the first business day following the completion of the Transactions, there can be no assurance that a viable and active trading market will develop.

The Transactions are intended to be generally tax-free for U.S. federal income tax purposes to holders of LGEC common shares and LG Studios common shares. The Transactions are expected to give rise to capital gains or capital losses for Canadian federal income tax purposes for holders of LGEC common shares. However, non-residents of Canada will generally not be subject to Canadian income tax in respect of any such capital gains or losses. The Transactions are intended to be generally tax-free for Canadian federal income tax purposes to holders of LG Studios common shares.

Lionsgate will hold an annual general and special meeting of its shareholders on [    ], 2024 (the “Lionsgate Annual General and Special Meeting”) and LG Studios will hold a special meeting of its

shareholders on [    ], 2024 (the “LG Studios Special Meeting”) in order to obtain the shareholder approvals required to complete the Transactions and to obtain the other shareholder approvals that are described in this joint proxy statement/prospectus.

The Lionsgate board of directors recommends that the Lionsgate shareholders vote “FOR” each of the proposals to be considered at the Lionsgate Annual General and Special Meeting. The LG Studios board of directors recommends that LG Studios shareholders vote “FOR” each of the proposals to be considered at the LG Studios Special Meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to virtually attend the Lionsgate Annual General and Special Meeting or the LG Studios Special Meeting, as applicable, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at such meeting.

The obligations of the parties to complete the Transactions are subject to the satisfaction or waiver of a number of conditions specified in the Arrangement Agreement. More information about Lionsgate, New Lionsgate, LG Studios, the Lionsgate Annual General and Special Meeting, the LG Studios Special Meeting and the Transactions is contained in this joint proxy statement/prospectus. Before voting, we urge you to read carefully and, in its entirety this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference herein. In particular, we urge you to read carefully the section entitled Risk Factors beginning on page 28 of this joint proxy statement/prospectus.

Jon Feltheimer Chief Executive Officer Lions Gate Entertainment Corp. and Lionsgate Studios Corp.	Jeffrey A. Hirsch President and Chief Executive Officer Starz, LLC

None of the U.S. Securities and Exchange Commission, any state securities commission or any securities regulatory authority in Canada has approved or disapproved of the transactions described in this joint proxy statement/prospectus or the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [  ], 2024 and is first being mailed to the shareholders of Lionsgate and the shareholders of LG Studios on or about [  ], 2024.

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held

To LGEC Shareholders:

You are invited to attend the annual general and special meeting of shareholders (the “Lionsgate Annual General and Special Meeting” or the “Lionsgate Meeting”) of Lions Gate Entertainment Corp. (“LGEC” or “Lionsgate”), which will be held on [    ], [    ], beginning at [    ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8. At the Annual General and Special Meeting, shareholders will act on the following matters:

1.

Consider pursuant to the LGEC Interim Order and, if deemed advisable, approve, with or without variation, a special resolution of the holders of LGEC Class A shares and a special resolution of the holders of LGEC Class B shares (these identical resolutions, the “LGEC Arrangement Resolution”) adopting, for the holders of LGEC Class A shares, and for the holders of the LGEC Class B shares, a statutory Plan of Arrangement, effective as of the arrangement effective time (the “Arrangement Effective Time”), pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, the shareholders of Lionsgate, Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things: (a) New Lionsgate will be separated from Lionsgate and hold the LG Studios Business, (b) Starz (formerly LGEC) will hold the Starz Business, (c) LGEC shareholders will receive a number of New Lionsgate new common shares equal to [   ] and all of the issued and outstanding shares of Starz and (d) LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [    ], all as more fully described in the joint proxy statement/prospectus accompanying this notice, which LGEC Arrangement Resolution, to be effective, must be passed by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting (the “Lionsgate Transactions Proposal”);

2.

Approve on a non-binding advisory basis, by ordinary resolution, several governance provisions each of which will be contained in the New Lionsgate Articles and the Starz Articles, respectively, if the Transactions are completed and that substantially affect LGEC shareholder rights, presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance (the “Lionsgate Advisory Organizational Documents Proposals” or “Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in the following paragraphs (a) – (j):

a.	Proposal No. 2(a): Advance Notice for Nomination of Directors for New Lionsgate Articles: A proposal to include advance notice procedures for shareholder nominations of directors.

b.	Proposal No. 2(b): Number of Directors for New Lionsgate Articles: A proposal to allow the board to set the number of directors.

c.	Proposal No. 2(c): Removal of Casting Vote for New Lionsgate Articles: A proposal to remove a second or casting vote.

d.

Proposal No. 2(d): Renumeration of Auditor for New Lionsgate Articles: A proposal to allow the board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution.

e.

Proposal No. 2(e): Change in Authorized Share Capital for New Lionsgate Articles: A proposal to approve the amendment of the Lionsgate Articles and exchange the issued and outstanding shares such that, effective as of the Initial Exchange Effective Time, (i) each LGEC Class A share issued and outstanding immediately prior to the Arrangement Effective Time will be automatically exchanged into one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class A Exchange”; and such exchange ratio, the “Initial Class A Exchange Ratio”) and (ii) each LGEC Class B share issued and outstanding immediately prior to the Arrangement Effective Time will be automatically exchanged into, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class B Exchange”; and such exchange ratio, the “Initial Class B Exchange Ratio”). Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.” Following the Initial Share Exchange, New Lionsgate will create the New Lionsgate new common shares.

f.	Proposal No. 2(f): Advance Notice for Nomination of Directors for Starz Articles: A proposal to include advance notice provisions for nominations of directors.

g.	Proposal No. 2(g): Number of Directors for Starz Articles: A proposal to allow the board to set the number of directors.

h.	Proposal No. 2(h): Removal of Casting Vote for Starz Articles: A proposal to remove a second or casting vote.

i.	Proposal No. 2(i): Renumeration of Auditor for Starz Articles: A proposal to allow the board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution.

j.

Proposal No. 2(j): Change in Authorized Share Capital for Starz Articles: A proposal to approve the amendment of the Lionsgate Articles such that, effective as of the Arrangement Effective Time and following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares.

3.

Elect 12 directors as listed in the joint proxy statement/prospectus accompanying this notice to serve on the Board of Directors of Lionsgate (the “Lionsgate Board”), each for a term of one year or until their resignation, removal, replacement in connection with the Transactions, and their respective successors are duly elected or appointed;

4.

Re-appoint Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2025 and authorize the Audit & Risk Committee of the Lionsgate Board to fix its remuneration;

5.	Conduct a non-binding advisory vote to approve executive compensation;

6.

Approve the assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “New Lionsgate 2025 Plan”);

7.	Approve the Starz Entertainment Corp. 2025 Performance Incentive Plan (the “Starz 2025 Plan”); and

8.

Approve on a non-binding advisory basis the consolidation of the Starz common shares on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share (the “Reverse Stock Split”).

Holders of record of LGEC Class A shares at [    ] (Eastern Time) on [    ] are entitled to receive notice of the Lionsgate Annual General and Special Meeting and to vote the LGEC Class A shares that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof, on matters to be considered by the holders of LGEC Class A shares. Each outstanding LGEC Class A share entitles its holder to cast one vote on each matter to be voted upon. Holders of record of LGEC Class B shares at [    ] (Eastern Time) on [    ] are entitled to receive notice of the Lionsgate Annual General and Special Meeting and, solely with respect to the Lionsgate

Transactions Proposal, to vote the LGEC Class B shares that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof. Holders of LGEC Class B shares are not entitled to vote on the matters to be presented at the Lionsgate Annual General and Special Meeting other than the Lionsgate Transactions Proposal. Each outstanding LGEC Class B share entitles its holder to cast one vote solely with respect to the Lionsgate Transactions Proposal.

Approval of the Lionsgate Transactions Proposal (Proposal No. 1) requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting. The advisory vote on the Lionsgate Advisory Organizational Documents Proposals (Proposal No. 2) requires the affirmative vote of two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting. The election of each director (Proposal No. 3) is determined by a plurality of the total number of votes cast. Adoption of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and authorization for the Audit & Risk Committee of the Lionsgate Board to fix its remuneration (Proposal No. 4), the advisory vote on executive compensation (Proposal No. 5), the assumption of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan (Proposal No. 6), the approval of the Starz 2025 Performance Incentive Plan (Proposal No. 7) and the approval of the advisory vote on the Reverse Stock Split (Proposal No. 8) each requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting.

Whether or not you plan to attend the Lionsgate Annual General and Special Meeting, Lionsgate urges you to submit your proxy or voting instructions as promptly as possible by Internet, telephone or mail to ensure your representation and the presence of a quorum at the Lionsgate Annual General and Special Meeting. If you attend the Lionsgate Annual General and Special Meeting and wish to vote in person, you may withdraw your proxy or voting instructions and vote your shares personally. Your proxy is revocable in accordance with the procedures set forth in the joint proxy statement/prospectus accompanying this notice.

THE LIONSGATE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING.

The above matters are more fully described in the joint proxy statement/prospectus accompanying this notice.

By order of the Board of Directors,

Jon Feltheimer, Chief Executive Officer Santa Monica, California Vancouver, British Columbia

In accordance with Lionsgate’s security procedures, all persons attending the Lionsgate Annual General and Special Meeting will be required to present picture identification.

LIONSGATE STUDIOS CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [    ]

To LG Studios Shareholders:

You are invited to attend the special meeting of shareholders (the “LG Studios Special Meeting” or the “Studios Meeting”) of Lionsgate Studios Corp. (“LG Studios”), which will be held on [    ], [    ], beginning at [    ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8. At the LG Studios Special Meeting, shareholders will act on the following matters:

1.

Consider, pursuant to the Studios Interim Order and, if deemed advisable, approve, with or without variation, a special resolution (the “Studios Arrangement Resolution”) of the shareholders of LG Studios common shares adopting a statutory Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things, LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [    ], as more fully described in the joint proxy statement/prospectus accompanying this notice, which resolution, to be effective, must be passed by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the LG Studios shareholders present or represented by proxy at the LG Studios Special Meeting and entitled to vote at the LG Studios Special Meeting (the “LG Studios Reorganization Proposal”); and

2.

Approve on a non-binding advisory basis, by ordinary resolution, several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights, presented separately in accordance with SEC guidance (the “LG Studios Advisory Organizational Documents Proposals” or “LG Studios Shareholder Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in the following paragraphs (a) – (b):

a.

Proposal No. 2(a): Change in Authorized Share Capital for New Lionsgate Articles: A proposal to include 200,000,000 preference shares without par value that may be issued in series as authorized and approved by the directors of New Lionsgate.

b.

Proposal No. 2(b): Quorum at Shareholder Meetings for New Lionsgate Articles: A proposal to reduce the quorum required among LG Studios shareholders to make decisions on business transacted at a meeting of shareholders of LG Studios from at least 33 1/3% of the issued shares entitled to be voted at the meeting to at least 10% of the issued shares entitled to be voted at the meeting.

Holders of record of LG Studios common shares at [    ] (Eastern Time) on [    ] are entitled to notice of, and to vote on all of the proposals at, the LG Studios Special Meeting or any continuations, adjournments or postponements thereof. Approval of the proposals presented at the LG Studios Special Meeting requires the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting.

Whether or not you plan to attend the LG Studios Special Meeting, LG Studios urges you to submit your proxy or voting instructions as promptly as possible by Internet, telephone or mail to ensure your representation and the presence of a quorum at the LG Studios Special Meeting. If you attend the LG Studios Special Meeting and wish to vote in person, you may withdraw your proxy or voting instructions and vote your shares personally. Your proxy is revocable in accordance with the procedures set forth in the joint proxy statement/prospectus accompanying this notice.

THE LG STUDIOS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE LG STUDIOS SPECIAL MEETING.

The above matters are more fully described in the joint proxy statement/prospectus accompanying this notice.

By order of the Board of Directors,

Jon Feltheimer, Chief Executive Officer Santa Monica, California Vancouver, British Columbia [ ]

In accordance with LG Studios’ security procedures, all persons attending the LG Studios Special Meeting will be required to present picture identification.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Lions Gate Entertainment Corp. (“Lionsgate” or “LGEC”) from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. Financial information is provided in Lionsgate’s comparative annual financial statements and Management Discussion & Analysis for its most recently completed financial year. Additional information relating to Lionsgate can be found on www.sedarplus.ca. You can obtain copies of the documents incorporated by reference into this document through the U.S. Securities and Exchange Commission website at www.sec.gov. on SEDAR+ at www.sedarplus.ca or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention: Investor Relations

or

MacKenzie Partners, Inc.

7 Penn Plaza

Suite 503

New York, NY 10001

lionsgate@mackenziepartners.com

Attention: Lionsgate Tabulation

If you are an LG Studios shareholder and have any questions about the Transactions, the LG Studios Special Meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of LG Studios, please contact:

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention: Investor Relations

or

MacKenzie Partners, Inc.

7 Penn Plaza

Suite 503

New York, NY 10001

lgstudios@mackenziepartners.com

Attention: LG Studios Tabulation

Investors may also consult the investor relations websites of Lionsgate or LG Studios for more information concerning the transactions described in this joint proxy statement/prospectus. The investor relations website of Lionsgate is https://investors.lionsgate.com and the investor relations website of LG Studios is https://investors.lionsgatestudios.com. Information included on these websites is not incorporated by reference into and does not form part of this document.

You should make any request for documents by [ ] to ensure timely delivery of the documents prior to the Lionsgate Annual General and Special Meeting and the LG Studios Special Meeting, as applicable.

To find more information, see “Where You Can Find More Information.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a joint registration statement on Form S-4 (File No. [  ]) filed with the U.S. Securities and Exchange Commission (the “SEC”) by New Lionsgate and Lionsgate, constitutes a prospectus of each of New Lionsgate and Lionsgate under Section 5 of the Securities Act of 1933, as amended, with respect to the New Lionsgate new common shares and Starz common shares, respectively, to be issued to shareholders of Lionsgate and LG Studios, as applicable, pursuant to the Arrangement Agreement, as further described in this document. This joint proxy statement/prospectus also constitutes a proxy statement of each of Lionsgate and LG Studios under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting for the Lionsgate Annual General and Special Meeting scheduled to be held on [  ] and the LG Studios Special Meeting scheduled to be held on [  ].

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with any other information regarding the transactions described in this document. This joint proxy statement/prospectus is dated [    ], 2024, and you should assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate only as of such date. None of the mailing of this joint proxy statement/prospectus to LGEC shareholders or LG Studios shareholders, the issuance by New Lionsgate of New Lionsgate new common shares or the issuance by Starz of Starz common shares in connection with the transactions described in this joint proxy statement/prospectus, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction.

Information contained in this joint proxy statement/prospectus regarding Lionsgate and its affiliates (other than LG Studios) has been provided by Lionsgate and its affiliates; information contained in this proxy statement/prospectus regarding LG Studios and its affiliates (other than Lionsgate) has been provided by LG Studios and its affiliates.

You should not construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements, which are attached to this joint proxy statement/prospectus as annexes and/or filed as exhibits to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and incorporated by reference into this joint proxy statement/prospectus. All such exhibits are available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

CERTAIN DEFINITIONS

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

“Arrangement” refers to an arrangement proposed by Lionsgate to the holders of the LGEC Class A shares and to the holders of the LGEC Class B shares, and by LG Studios to the shareholders of the LG Studios common shares, in each case under Part 9, Division 5 of the BC Act on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or the provisions of the Plan of Arrangement or made at the direction of the BC Court in the Interim Orders or Final Order with the prior written consent of Lionsgate and LG Studios, as applicable;

“Arrangement Agreement” refers to that certain Arrangement Agreement, dated [    ] 2024, as it may be amended from time to time, by and among Lionsgate, New Lionsgate, LG Studios, and LG Sirius, the form of which is attached hereto as Annex D;

“BC Act” refers to the Business Corporations Act (British Columbia);

“BC Court” refers to the Supreme Court of British Columbia;

“Class A Lion Exchange Ratio” refers to the Initial Class A Exchange Ratio, together with the Class A Separation Lion Exchange Ratio;

“Class A Separation Lion Exchange” refers to the exchange by New Lionsgate shareholders (formerly LGEC shareholders) of each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, for a number of New Lionsgate new common shares equal to the Class A Separation Lion Exchange Ratio;

“Class A Separation Lion Exchange Ratio” refers to one and twelve one-hundredths (1.12);

“Class A Separation Starz Exchange” refers to the exchange by New Lionsgate shareholders (formerly LGEC shareholders) of each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, for a number of Starz common shares equal to the Class A Separation Starz Exchange Ratio;

“Class A Separation Starz Exchange Ratio” refers to one and twelve one-hundredths (1.12);

“Class A Starz Exchange Ratio” refers to the Initial Class A Exchange Ratio, together with the Class A Separation Starz Exchange Ratio;

“Class B Lion Exchange Ratio” refers to the Initial Class B Exchange Ratio, together with the Class B Separation Lion Exchange Ratio;

“Class B Separation Lion Exchange” refers to the exchange by New Lionsgate shareholders (formerly LGEC shareholders) of each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, for one (1) New Lionsgate new common share;

“Class B Separation Lion Exchange Ratio” refers to the ratio used in the Class B Separation Lion Exchange;

“Class B Separation Starz Exchange” refers to the exchange by New Lionsgate shareholders (formerly LGEC shareholders) of each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, for one (1) Starz common share;

“Class B Separation Starz Exchange Ratio” refers to the ratio used in the Class B Separation Starz Exchange;

“Class B Starz Exchange Ratio” refers to the Initial Class B Exchange Ratio, together with the Class B Separation Starz Exchange Ratio;

“Competition Act” refers to the Competition Act (Canada) and the regulations made thereunder;

“Computershare” refers to Computershare Limited with offices located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9, Canada;

“Employee Matters Agreement” refers to the employee matters agreement, by and between New Lionsgate and Starz, to be entered into prior to the Arrangement Effective Time;

“Initial Class A Exchange” refers to the exchange by LGEC shareholders of each LGEC Class A share that they hold for one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share;

“Initial Class A Exchange Ratio” refers to the ratio used in the Initial Class A Exchange;

“Initial Class B Exchange” refers to the exchange by LGEC shareholders of each LGEC Class B share that they hold for one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share;

“Initial Class B Exchange Ratio” refers to the ratio used in the Initial Class B Exchange;

“Interim Orders” refers to the LGEC Interim Order with respect to the Arrangement for LGEC and the LG Studios Interim Order with respect to the Arrangement for LG Studios, in each case pursuant to the Arrangement Agreement;

“Investment Canada Act” refers to the Investment Canada Act (Canada) and the regulations made thereunder;

“LG Sirius” refers to LG Sirius Holdings ULC, a British Columbia unlimited liability corporation;

“LG Sirius Owned Shares” refers to all of the LG Studios common shares owned by LG Sirius at the Arrangement Effective Time;

“LG Studios” refers to Lionsgate Studios Corp., a British Columbia corporation;

“LG Studios Articles” refers to the articles of LG Studios, as amended from time to time;

“LG Studios Board” refers to the board of directors of LG Studios;

“LG Studios Business” refers to the business held by LG Studios prior to the Transactions;

“LG Studios common shares” refers to the common shares, without par value, of LG Studios;

“LG Studios Interim Order” refers to the interim order of the BC Court with respect to the Arrangement for LG Studios made pursuant to section 291 of the BC Act, providing for, among other things, the calling and holding of the LG Studios Special Meeting;

“LG Studios Reorganization Proposal” refers to a special resolution of the holders of LG Studios common shares adopting a statutory plan of arrangement pursuant to Section 288 of the BC Act among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things, LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [   ], as more fully described in this joint proxy statement/prospectus;

“LGEC common shares” refers to LGEC Class A shares and LGEC Class B shares;

“LGEC Class A shares” refers to the Class A voting shares, without par value, of Lionsgate;

“LGEC Class B shares” refers to the Class B non-voting shares, without par value, of Lionsgate;

“LGEC Interim Articles” refers to the interim articles of LGEC in the form attached as Schedule [ ] to the Arrangement Agreement, the form of which are attached hereto as Annex I;

“LGEC Interim Order” refers to the interim order of the BC Court with respect to the Arrangement for LGEC made pursuant to section 291 of the BC Act, providing for, among other things, the calling and holding of the Lionsgate Annual General and Special Meeting;

“LGEC preference shares” refers to the preference shares, without par value, of Lionsgate;

“Lionsgate” or “LGEC” refers to Lions Gate Entertainment Corp., a British Columbia corporation, which, as part of the Transactions, will change its name to “Starz Entertainment Corp.”;

“Lionsgate Articles” refers to the notice of articles and the articles of Lions Gate Entertainment Corp., as amended from time to time;

“Lionsgate Board” refers to the board of directors of Lionsgate;

“Lionsgate Transactions Proposal” refers to a special resolution of the holders of LGEC Class A shares and a special resolution of the holders of LGEC Class B shares, in each case adopting a statutory plan of arrangement pursuant to Section 288 of the BC Act among Lionsgate, the shareholders of Lionsgate, Studios, the shareholders of Studios, and New Lionsgate, pursuant to which, among other things, (a) New Lionsgate will be separated from Lionsgate and hold the Studios Business, (b) Starz (formerly LGEC) will hold the Starz Business, (c) LGEC shareholders will receive a number of New Lionsgate new common shares equal to [   ] and all of the issued and outstanding shares of Starz and (d) LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [   ], all as more fully described in this joint proxy statement/prospectus;

“New Lionsgate” refers to Lionsgate Studios Holding Corp., a British Columbia corporation;

“New Lionsgate 2025 Plan” refers to the Lionsgate Studios Corp. 2025 Performance Incentive Plan, the form of which is attached hereto as Annex N;

“New Lionsgate Articles” refers to the articles of New Lionsgate to be effective upon completion of the Transactions, as amended from time to time, the form of which are attached hereto as Annex H;

“New Lionsgate Board” refers to the board of directors of New Lionsgate;

“New Lionsgate Class A shares” refers to the Class A shares, without par value, of New Lionsgate having substantially the same powers, preferences and rights as LGEC Class A shares;

“New Lionsgate Class B shares” refers to the Class B shares, without par value, of New Lionsgate having substantially the same powers, preferences and rights as LGEC Class B shares;

“New Lionsgate Class C preferred shares” refers to the Class C preferred shares, with one-half (1/2) of a vote per share, without par value, with a redemption price of $0.01 per share, of New Lionsgate;

“New Lionsgate Initial Exchange Shares” refers to (i) New Lionsgate Class A shares and New Lionsgate Class C preferred shares received on an exchange of LGEC Class A shares pursuant to the Plan of Arrangement and (ii) New Lionsgate Class B shares and New Lionsgate Class C preferred shares received in exchange for LGEC Class B shares pursuant to the Plan of Arrangement;

“New Lionsgate Interim Articles” refers to the interim articles of New Lionsgate in the form attached as Schedule [         ] to the Arrangement Agreement, the form of which are attached hereto as Annex G;

“New Lionsgate new common shares” refers to the common shares, without par value, of New Lionsgate, following the Initial Share Exchange;

“New Lionsgate preference shares” refers to the preference shares, without par value, of New Lionsgate, following the Initial Share Exchange;

“Plan of Arrangement” refers to the Plan of Arrangement in respect of the Arrangement, the form of which is attached hereto as Annex E, subject to any amendments or variations to such plan made in accordance with the Arrangement Agreement and the Plan of Arrangement or made at the direction of the BC Court in the Interim Orders or Final Order with the prior written consent of Lionsgate and Studios, as applicable;

“Prior Plans” refers to the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan, the Lions Gate Entertainment Corp. 2017 Performance Incentive Plan and the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan;

“Separation Agreement” refers to the separation agreement by and between New Lionsgate and Starz, to be entered into prior to the Arrangement Effective Time;

“Starz” refers to LGEC following its name change to Starz Entertainment Corp. in connection with the Transactions;

“Starz 2025 Plan” refers to the Starz Entertainment Corp. 2025 Performance Incentive Plan, the form of which is attached hereto as Annex O;

“Starz Articles” refers to the articles of Starz to be effective upon completion of the Transactions, as may be amended from time to time, the form of which are attached hereto as Annex J;

“Starz Board” refers to the board of directors of Starz;

“Starz Business” refers to the businesses of Lionsgate, other than the LG Studios Business, as in existence prior to the Transactions;

“Starz common shares” refers to voting common shares, each without par value, of Starz (formerly LGEC);

“Starz preference shares” refers to the preference shares, each without par value, of Starz (formerly LGEC);

“Tax Matters Agreement” refers to the tax matters agreement, by and between LGEC and StudioCo, dated as of May 9, 2024 and entered into in connection with the Business Combination, and to which New Lionsgate will be made a party prior to the Arrangement Effective Time, the form of which is attached hereto as Annex K; and

“Transition Services Agreement” refers to the transition services agreement, by and between New Lionsgate and Starz, to be entered into in connection with the Transactions, the form of which is attached hereto as Annex M.

Page
QUESTIONS AND ANSWERS ABOUT THE LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING	vii
QUESTIONS AND ANSWERS ABOUT THE LG STUDIOS SPECIAL MEETING	xvi
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	xxii
SUMMARY	1
Summary of Risk Factors	1
The Parties to the Transaction	5
The Transactions	7
The Lionsgate Annual General and Special Meeting	10
The LG Studios Special Meeting	14
Regulatory Requirements Related to the Transactions	15
Post-Closing Governance and Management of New Lionsgate	15
Post-Closing Governance and Management of Starz	16
Interests of Lionsgate Directors and Officers in the Transactions	16
Interests of LG Studios Directors and Officers in the Transactions	16
Treatment of Lionsgate Equity Awards	17
Opinions of Financial Advisors to the Lionsgate Special Committee	17
Conditions to the Transactions	18
The Plan of Arrangement	19
Dissent Rights	21
Accounting Treatment	21
Listing of New Lionsgate New Common Shares and Starz Common Shares; Delisting and Deregistration of LGEC Class A shares and Class B shares and LG Studios Common Shares	21
Material Tax Consequences of the Transactions	22
Summary Historical and Unaudited Pro Forma Financial Information	22
RISK FACTORS	28
Risks Related to New Lionsgate and the LG Studios Business	28
Risks Related to Starz and the Starz Business	44
Risks Related to the Transactions	59
Risks Related to New Lionsgate New Common Shares and Starz Common Shares	67
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	70
THE PARTIES TO THE TRANSACTIONS	72
Lionsgate	72
New Lionsgate	72
LG Studios	72
Starz	72
THE LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING	74
Date, Time and Place of the Lionsgate Annual General and Special Meeting	74
Purpose of the Lionsgate Annual General and Special Meeting	74
Lionsgate Record Date; Outstanding Shares; Shares Entitled to Vote	75
Quorum	75
Share Ownership of Management	76
Dividends	76
Voting of Proxies	76
How to Revoke Your Proxy	76
Voting in Person	77
Abstentions and Broker Non-Votes	77
Required Votes	77
Adjournments	80

-i-

Page
Proxy Solicitation	80
Interest of Certain Persons or Companies in Matters to Be Acted upon	80
Interest of Informed Persons in Material Transactions	81
Proposal No. 1: The Lionsgate Transactions Proposal	81
Vote Required for Approval	82
Proposal No. 2: The Lionsgate Advisory Organizational Documents Proposals	82
Proposal No. 2(a): Advance Notice for Nomination of Directors for New Lionsgate Articles	86
Proposal No. 2(b): Number of Directors for New Lionsgate Articles	86
Proposal No. 2(c): Removal of Casting Vote for New Lionsgate Articles	86
Proposal No. 2(d): Renumeration of Auditor for New Lionsgate Articles	86
Proposal No. 2(e): Change in Authorized Share Capital for New Lionsgate Articles	86
Proposal No. 2(f): Advance Notice for Nomination of Directors for Starz Articles	87
Proposal No. 2(g): Number of Directors for Starz Articles	87
Proposal No. 2(h): Removal of Casting Vote for Starz Articles	87
Proposal No. 2(i): Renumeration of Auditor for Starz Articles	87
Proposal No. 2(j): Change in Authorized Share Capital for Starz Articles	88
Proposal No. 3: Election of Directors	88
Proposal No. 4: Reappointment of Independent Registered Public Accounting Firm and Authorization of Audit & Risk Committee of the Lionsgate Board to Fix Remuneration	100
Proposal No. 5: Advisory Vote to Approve Executive Compensation	100
Proposal No. 6: Approve the Assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as Amended and Restated as the Lionsgate Studios Corp. 2025 Performance Incentive Plan	101
Proposal No. 7: Approve the Starz 2025 Plan	102
Proposal No. 8: The Reverse Stock Split	102
THE LG STUDIOS SPECIAL MEETING	104
Date, Time and Place of the LG Studios Special Meeting	104
Purpose of the LG Studios Special Meeting	104
LG Studios Record Date; Outstanding Shares; Shares Entitled to Vote	104
Quorum	104
Share Ownership of Management	105
Voting of Proxies	105
How to Revoke Your Proxy	105
Voting in Person	105
Abstentions and Broker Non-Votes	106
Required Votes	106
Adjournments	107
Proxy Solicitation	107
Interest of Certain Persons or Companies in Matter to Be Acted upon	108
Interest of Informed Persons in Material Transactions	108
Proposal No. 1: Special Resolution of LG Studios Common Shares Adopting Statutory Plan of Arrangement Pursuant to Section 288 of the BC Act	108
Proposal No. 2: The LG Studios Advisory Organizational Documents Proposals	109
Proposal No. 2(a): Change in the Authorized Share Capital	110
Proposal No. 2(b): Quorum at Shareholder Meetings	111
THE TRANSACTIONS	112
Structure of the Transactions	112
Background of the Transactions	115
Lionsgate’s and LG Studios’ Reasons for the Transactions; Recommendation of the Lionsgate Board and the LG Studios Board	124
Opinions of Financial Advisors to the Lionsgate Special Committee	125

-ii-

Page
When and How LGEC Shareholders Will Receive Their Shares	143
When and How LG Studios Shareholders Will Receive Their Shares	143
Treatment of Lionsgate Equity Awards	144
Results of the Transactions	146
Transferability of New Lionsgate New Common Shares	146
Transferability of Starz Common Shares	147
Markets for New Lionsgate New Common Shares and Starz Common Shares	147
Conditions to the Transactions	147
Dissent Rights	148
Accounting Treatment	151
Interests of Lionsgate Directors and Officers in the Transactions	151
Interests of LG Studios Directors and Officers in the Transactions	152
Listing of New Lionsgate New Common Shares and Starz Common Shares; Delisting of LGEC Class A shares, and LGEC Class B shares Delisting and Deregistration of LG Studios Common Shares	153
Regulatory Requirements Related to the Transactions	153
THE PLAN OF ARRANGEMENT	154
Transactions	154
The Exchange Ratios	155
Amendments	156
Closing of the Transactions	157
Dissent Rights	157
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NEW LIONSGATE	158
Description of the Transactions	159
Description of Other Transactions	160
Basis of Pro Forma Presentation	161
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF STARZ	179
Description of the Starz Transactions	179
Basis of Pro Forma Presentation	179
INFORMATION ABOUT NEW LIONSGATE AFTER THE TRANSACTIONS	190
Overview	190
Segment Information	190
Corporate Strategy	191
Specialized Skill and Knowledge	199
Competitive Conditions	199
Intellectual Property	199
Seasonality (Business Cycles)	199
Dependence on Key Customer Contracts	200
Changes to Contracts	200
Environmental Protection	200
Employees	200
Environmental and Social Responsibility and Human Capital Management	200
Legal Proceedings and Regulatory Actions	200
Interest of Informed Persons in Material Transactions	200
Insurance	201
Properties	201
Material Contracts	201
Auditors	202
Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate	203
Management of New Lionsgate	272
Directors of New Lionsgate	273

-iii-

-iv-

Page
Securities Issued or Sold in the 12-Month Period Preceding the Proxy-Statement	396
Executive Compensation	396
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	458
Arrangement Agreement	462
Separation Agreement	463
Employee Matters Agreement	463
Tax Matters Agreement	464
Transition Services Agreement	464
Other Commercial Arrangements	464
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LIONSGATE SHAREHOLDERS	465
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LG STUDIOS SHAREHOLDERS	469
MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LIONSGATE SHAREHOLDERS	472
MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LG STUDIOS SHAREHOLDERS	479
CANADIAN SECURITIES LAW MATTERS	485
DESCRIPTION OF NEW LIONSGATE MATERIAL INDEBTEDNESS	486
DESCRIPTION OF STARZ MATERIAL INDEBTEDNESS	487
LIONSGATE BENEFICIAL OWNERSHIP TABLE	488
LG STUDIOS BENEFICIAL OWNERSHIP TABLE	490
DESCRIPTION OF NEW LIONSGATE CAPITAL STOCK	491
General	491
Participation Rights	491
Preemptive Rights	491
Share Distributions	492
Voting Rights	492
Preferred Stock	492
Limitation on Liability of Directors and Indemnification of Directors and Officers	492
Anti-Takeover Provisions and Other Shareholder Protections	493
Listing	495
Sale of Unregistered Securities	496
Transfer Agent and Registrar	496
DESCRIPTION OF STARZ CAPITAL STOCK	497
General	497
Participation Rights	497
Pre-emptive Rights	497
Share Distributions	498
Voting Rights	498
Preferred Stock	498
Limitation on Liability of Directors and Indemnification of Directors and Officers	498
Anti-Takeover Provisions and Other Shareholder Protections	499
Listing	501
Sale of Unregistered Securities	501
Transfer Agent and Registrar	501
COMPARISON OF RIGHTS OF HOLDERS OF LIONSGATE SECURITIES BEFORE THE TRANSACTIONS WITH RIGHTS OF HOLDERS OF NEW LIONSGATE SECURITIES AND STARZ SECURITIES AFTER THE TRANSACTIONS	502

-v-

Page
COMPARISON OF RIGHTS OF HOLDERS OF LG STUDIOS SECURITIES BEFORE THE TRANSACTIONS WITH RIGHTS OF HOLDERS OF NEW LIONSGATE SECURITIES AFTER THE TRANSACTIONS	508
EXPERTS	509
Lions Gate Entertainment Corp.	509
Lionsgate Studios Corp.	509
Starz Business of Lions Gate Entertainment Corp.	509
HOUSEHOLDING	510
LEGAL MATTERS	511
SHAREHOLDER PROPOSALS	512
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	513
WHERE YOU CAN FIND MORE INFORMATION	514
ANNEXES	515
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EXHIBIT INDEX	II-2
SIGNATURES	II-6

-vi-

QUESTIONS AND ANSWERS ABOUT THE LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING

The following section provides brief answers to certain questions that you may have regarding the Lionsgate Annual General and Special Meeting. You should carefully read this entire joint proxy statement/prospectus, including its Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you. Additional important information is contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:	What are the proposals on which LGEC shareholders are being asked to vote?

A:	LGEC shareholders are being asked to vote on the following proposals:

1.	the Lionsgate Transactions Proposal;

2.	a non-binding advisory vote on the Lionsgate Advisory Organizational Documents Proposals;

3.	election of 12 directors;

4.

re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2025 and authorization of the Audit & Risk Committee of the Lionsgate Board to fix their remuneration;

5.	a non-binding advisory vote on executive compensation;

6.	assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan;

7.	approving the Starz 2025 Plan; and

8.	a non-binding advisory vote on the Reverse Stock Split.

Q:	Who is entitled to vote at the Annual General and Special Meeting?

A:

Holders of record of LGEC Class A shares at [     ] (Eastern Time) on [    ] (the “Record Date”) are entitled to receive notice of the Lionsgate Annual General and Special Meeting and to vote the LGEC Class A shares that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof, on matters to be considered by the holders of LGEC Class A shares. Each outstanding LGEC Class A share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, [    ] LGEC Class A shares held by approximately [    ] shareholders of record were outstanding and entitled to vote.

Holders of record of LGEC Class B shares on the Record Date are entitled to receive notice of the Lionsgate Annual General and Special Meeting and, solely with respect to the Lionsgate Transactions Proposal, to vote the LGEC Class B shares that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof. Holders of LGEC Class B shares are not entitled to vote on the matters to be presented at the Lionsgate Annual General and Special Meeting other than the Lionsgate Transactions Proposal. Each outstanding LGEC Class B share entitles its holder to cast one vote solely with respect to the Lionsgate Transactions Proposal. As of the Record Date, [    ] LGEC Class B shares held by approximately [    ] shareholders of record were outstanding and entitled to vote.

Each holder of record of LGEC Class A shares and LGEC Class B shares has the right to appoint a person or company to represent such holder to vote in person at the Lionsgate Annual General and Special Meeting other than the persons designated in the form of proxy. See “—How do I vote at the Lionsgate Annual General and Special Meeting?” below.

-vii-

Q:	Who can attend and vote at the Lionsgate Annual General and Special Meeting?

A:

Only registered shareholders of Lionsgate or the persons they appoint as their proxies are permitted to attend the Lionsgate Annual General and Special Meeting. Most shareholders of Lionsgate are “non-registered” shareholders because the LGEC common shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they hold such shares. LGEC common shares beneficially owned by a “non-registered” shareholder are registered either: (i) in the name of an intermediary that the “non-registered” shareholder deals with in respect of such shares (which may be, among others, a bank, trust company, securities dealer or broker or trustee or administrator of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which such intermediary is a participant. In accordance with applicable securities law requirements, Lionsgate will have distributed copies of the notice of the Lionsgate Annual General and Special Meeting and this joint proxy statement/prospectus and related meeting materials to such clearing agencies and intermediaries for distribution to “non-registered” shareholders.

Such “non-registered” shareholders are able to access the notice of the Lionsgate Annual General and Special Meeting and vote their shares by following the instructions provided by their intermediaries. If shareholders have requested printed copies, intermediaries are required to forward this joint proxy statement/prospectus and related meeting materials to such “non-registered” shareholders, unless such shareholder has waived the right to receive them. Intermediaries often use service companies to forward notices and proxy materials to “non-registered” shareholders. Generally, “non-registered” shareholders who have not waived the right to receive the notice of the Lionsgate Annual General and Special Meeting and who have requested a printed copy of this joint proxy statement/prospectus and related meeting materials will either:

i.

be given a voting instruction form which is not signed by the intermediary and which, when properly completed and signed by the shareholder and returned to the intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the intermediary or its service company in accordance with the instructions of the intermediary or its service company; or

ii.

be given a form of proxy which has already been signed by the intermediary (typically by a facsimile or stamped signature), which is restricted to the number of shares beneficially owned by the shareholder but which is otherwise not completed by the intermediary. Because the intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the shareholder when submitting the proxy. In this case, the holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Lionsgate, c/o MacKenzie Partners, Inc. Attention: Lionsgate Tabulation, 7 Penn Plaza, Suite 503, New York, NY 10001.

In either case, the purpose of these procedures is to permit “non-registered” shareholders to directly vote the LGEC common shares they beneficially own. Should a “non-registered” shareholder who receives one of the above forms wish to vote at the Lionsgate Annual General and Special Meeting in person (or have another person attend and vote on their behalf), the “non-registered” shareholder should request a legal proxy from their intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or e-mail lionsgate@mackenziepartners.com.

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A “non-registered” shareholder may revoke a voting instruction form or request to receive this joint proxy statement/prospectus and related meeting materials and to vote, which has been given to an intermediary, at any time by written notice to the intermediary, provided that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive this joint proxy statement/prospectus and related meeting materials and to vote, which is not received by the intermediary in a timely manner in advance of the Lionsgate Annual General and Special Meeting.

Q:	What constitutes quorum?

A:

A quorum is necessary to hold a valid meeting of shareholders. The quorum for the Lionsgate Annual General and Special Meeting is: (i) for LGEC Class A shares, two (2) persons who are, or who represent by proxy, registered shareholders who, in the aggregate, hold at least 10% of the issued LGEC Class A shares entitled to be voted on matters presented to the holders of LGEC Class A shares at the Lionsgate Annual General and Special Meeting, and (ii) for LGEC Class B shares, two (2) persons who are, or who represent by proxy, registered shareholders who, in the aggregate, hold at least 10% of the issued LGEC Class B shares entitled to be voted on matters to be presented to holders of LGEC Class B shares.

Abstentions will be included in determining the number of shares present at the Lionsgate Annual General and Special meeting for the purpose of determining the presence of a quorum. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter), if any, will also be counted in determining the number of shares present at the Lionsgate Annual General and Special Meeting for the purpose of determining the presence of a quorum, because it is expected that at least one proposal to be voted on at the Lionsgate Annual General and Special Meeting will be a “routine” matter.

Q:	How do I vote at the Lionsgate Annual General and Special Meeting?

A:

If you are a holder of record of LGEC Class A shares, you have the right to vote in person at the Lionsgate Annual General and Special Meeting. If you are a holder of record of LGEC Class B shares, you have the right to vote in person, solely with respect to the Lionsgate Transactions Proposal, at the Lionsgate Annual General and Special Meeting.

If you choose to do so, you can vote using the ballot that will be provided at the Lionsgate Annual General and Special Meeting, or, if you received printed copies of this joint proxy statement/prospectus and related meeting materials by mail, you can complete, sign and date the proxy card enclosed with this joint proxy statement/prospectus and submit it at the Lionsgate Annual General and Special Meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the Lionsgate Annual General and Special Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote LGEC Class A shares or, solely with respect to the Lionsgate Transactions Proposal, LGEC Class B shares, as applicable, at the Lionsgate Annual General and Special Meeting.

Even if you plan to attend the Lionsgate Annual General and Special Meeting, Lionsgate recommends that you submit your proxy or voting instructions in advance of the Lionsgate Annual General and Special Meeting as described in this joint proxy statement/prospectus, so that your vote will be counted if you later decide not to attend the Lionsgate Annual General and Special Meeting.

At the Lionsgate Annual General and Special Meeting, a representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will be appointed to act as scrutineer. The scrutineer will determine the number of shares of each class of LGEC common shares represented at the Lionsgate Annual General and Special Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to Lionsgate.

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Q:	How can I vote my LGEC common shares without attending the Lionsgate Annual General and Special Meeting?

A:

Whether you are a holder of record or a “non-registered” shareholder, you may direct how your LGEC Class A shares or LGEC Class B shares, as applicable, are voted without attending the Lionsgate Annual General and Special Meeting.

If you are a holder of record, you may submit a proxy to authorize how your shares are to be voted at the Lionsgate Annual General and Special Meeting. You can submit a proxy over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a holder of record, your proxy must be received by telephone or the Internet by [ ] (Eastern Time) on [ ] in order for your shares to be voted at the Lionsgate Annual General and Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the Lionsgate Annual General and Special Meeting, although “non-registered” shareholder must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the Lionsgate Annual General and Special Meeting.

Q:	How does the Lionsgate Board recommend that I vote at the Lionsgate Annual General and Special Meeting?

A:	The Lionsgate Board has approved and recommends that all LGEC shareholders vote:

“FOR” the Lionsgate Transaction Proposal;

“FOR” the Lionsgate Advisory Organizational Documents Proposals;

“FOR” the election of each of the nominated directors;

“FOR” the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and authorization of the Audit & Risk Committee of the Lionsgate Board to fix their remuneration;

“FOR” the proposal regarding a non-binding advisory vote to approve executive compensation;

“FOR” the approval of the assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan; and

“FOR” the approval of the Starz 2025 Plan.

Q:	What interests do Lionsgate’s current officers and directors have in the Transactions?

A:

Certain directors and executive officers of Lionsgate have certain interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate shareholders. The Lionsgate Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal. Lionsgate’s executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey.

As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the

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LGEC Class B shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the Lionsgate Board as designees of MHR Fund Management.

The Lionsgate directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership of LGEC Class A shares and LGEC Class B shares, their eligibility to participate in the New Lionsgate 2025 Plan as directors or executive officers of New Lionsgate and their eligibility to participate in the Starz 2025 Plan as directors or executive officers of Starz, or as otherwise described in the section entitled “The Transactions—Interests of Lionsgate’s Directors and Officers in the Transactions.”

Q:	What votes are required to approve the proposals on which LGEC shareholders are being asked to vote?

A:	The votes required for each proposal are as follows:

Proposal No. 1: Approval of the Lionsgate Transactions Proposal requires (i) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class A shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class B shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class. LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 1.

Proposal No. 2: The affirmative vote of two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the non-binding advisory vote to approve governance provisions each of which will be contained in the New Lionsgate Articles and the Starz Articles, respectively if the Transactions are completed. Regardless of the outcome of the non-binding advisory vote on the Lionsgate Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate and the Starz Articles will be adopted by Starz, in each case, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 2.

Proposal No. 3: Directors are elected by plurality, meaning that the 12 nominees receiving the largest number of votes cast by holders of LGEC Class A shares (votes “FOR”) will be elected. Shareholders are able to vote “FOR”, “WITHHELD”, and “ABSTAIN” for each nominee. There is no minimum or maximum number of shares that must be cast for, or withheld from, any candidate nominated for election in order for that nominee to be elected. The 12 nominees receiving the greatest number of “FOR” votes will be eligible to form the Lionsgate Board following the Lionsgate Annual General and Special Meeting. Shareholders are not permitted to cumulate their LGEC Class A shares for purposes of electing directors.

Proposal No. 4: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and for the holders of LGEC Class A shares to authorize the Audit & Risk Committee of the Lionsgate Board to fix their remuneration. Note that, because this proposal is considered a routine matter, if your LGEC Class A shares are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your LGEC Class A shares on Proposal No. 4 if you do not provide instructions to him or her regarding how you would like your LGEC Class A shares to be voted. Abstentions are not treated

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as votes cast and are not counted in the determination of the number of votes necessary for the reappointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm.

Proposal No. 5: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the non-binding advisory vote to approve executive compensation. Notwithstanding the vote required, please be advised that Proposal No. 5 is advisory only and is not binding on Lionsgate. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 5.

Proposal No. 6: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the assumption by New Lionsgate of the Lionsgate Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 6.

Proposal No. 7: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for approval of the Starz 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 7.

Proposal No. 8: Approval of the Reverse Stock Split requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting. Regardless of the outcome of the non-binding advisory vote on the Reverse Stock Split, the Reverse Stock Split will be adopted by Starz, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 8.

Q:	Could other matters be decided at the Lionsgate Annual General and Special Meeting?

A:

As of the date of this joint proxy statement/prospectus, the Lionsgate Board does not know of any other matters that may be presented for action at the Lionsgate Annual General and Special Meeting. Should any other business come before the Lionsgate Annual General and Special Meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with the recommendation of the Lionsgate Board or, if no recommendation is given, in accordance with their best judgment.

Q:	What shares are included on the enclosed proxy card?

A:

If you are a shareholder of record, you will receive one proxy card from Broadridge for all of the shares of Lionsgate that you hold directly. If you hold Lionsgate shares in street name through one or more banks, brokers and/or other shareholders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your Lionsgate shares. If you are a holder of record and hold additional Lionsgate shares in street name, you will receive proxy materials from Broadridge and the third party or parties through which you hold your Lionsgate shares.

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Q:	What do I need to do now to vote at the Lionsgate Annual General and Special Meeting?

A:

The Lionsgate Board is soliciting proxies for use at the Lionsgate Annual General and Special Meeting. LGEC shareholders may submit proxies to instruct the designated proxies to vote their shares, before the date of the Lionsgate Annual General and Special Meeting, in any of three ways: over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a holder of record, your proxy must be received by telephone or the Internet by [    ] (Eastern Time) on [    ] in order for your shares to be voted at the Lionsgate Annual General and Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the Lionsgate Annual General and Special Meeting, although “non-registered” shareholders must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the Lionsgate Annual General and Special Meeting.

Q:	Can I change my vote or revoke my proxy?

A:

Yes. If you are a holder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “What do I need to do now to vote at the Lionsgate Annual General and Special Meeting?” (your latest voting instructions will be followed). If you are a non-registered shareholder, you should contact your Intermediary to find out how to change or revoke your voting instructions within the time described above under “What do I need to do now to vote at the Annual General and Special Meeting?” If you are a holder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Lionsgate Annual General and Special Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the chair of the Lionsgate Annual General and Special Meeting at the Lionsgate Annual General and Special Meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Lionsgate Annual General and Special Meeting in person and so request, although attendance at the Lionsgate Annual General and Special Meeting will not by itself revoke a previously granted proxy.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Lionsgate or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Lionsgate’s management and the Lionsgate Board.

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Q:	Who pays for the preparation of this joint proxy statement/prospectus?

A:

Lionsgate will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this joint proxy statement/prospectus. In addition to the use of mail, Lionsgate’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. Lionsgate’s employees will receive no compensation for soliciting proxies other than their regular salaries. Lionsgate may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint proxy statement/prospectus to their principals and to request authority for the execution of proxies, and Lionsgate will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. Lionsgate will solely compensate independent third-party agents that are not affiliated with Lionsgate but who solicit proxies. Lionsgate has retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of the proxy statement/prospectus and solicitation of proxies on our behalf for an estimated fee of $[    ] plus reimbursement of certain out-of-pocket expenses.

Q:	May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders?

A:

Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual general meeting (which will be the annual meeting for Starz if the Transactions are completed), Lionsgate (or Starz, if the Transactions are completed) must receive your written proposal no later than [    ], 2025. You should also be aware that any proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act regarding inclusion of shareholder proposals in company-sponsored proxy materials must comply with the provisions of Rule 14a-8.

Shareholder proposals submitted in accordance with the BC Act to be presented at the next annual general meeting of shareholders must be received by Lionsgate’s Corporate Secretary at its registered office at least three months before the annual reference date of Lionsgate (which will be the reference date for Starz if the Transactions are completed) which, if the meeting is held on [    ], will be [    ] for the year 2025, and must otherwise comply with the requirements of the BC Act.

If you wish to recommend a director nominee, you should also provide the information set forth under “Information About Starz After the Transactions – Governance – Shareholder Communications with the Starz Board”.

If the date of the Lionsgate 2025 annual general meeting (or, if the Transactions are completed, the Starz 2025 annual general meeting) is advanced or delayed by more than 30 days from the date of the Lionsgate 2024 Annual General and Special Meeting under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2025 annual general meeting must be received by Lionsgate (or Starz, as applicable) within a reasonable time before it begins to print and mail the proxy statement for the 2025 annual general meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to Lionsgate (or Starz, as applicable) prior to [    ], the proxies solicited by the Lionsgate Board (or, if the Transactions are completed, the Starz Board) for the 2025 annual general meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Lionsgate Board (or the Starz Board, as applicable), if the proposal is presented at the 2025 annual general meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2025 annual general meeting is advanced or delayed more than 30 days from the date of the 2024 annual general and special meeting, then the shareholder proposal must have been submitted to Lionsgate (or Starz, as applicable) within a reasonable time before it mails the proxy statement for the 2025 annual general meeting.

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To comply with the SEC universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than [    ].

Q:	What does it mean if I receive more than one notice of the Lionsgate Annual General and Special Meeting?

A:

If you receive more than one notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on your proxy card or voting instruction form, as applicable, to ensure that all of your shares are voted.

Q:	What should I do if I have questions about the Lionsgate Annual General and Special Meeting?

A:

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this joint proxy statement/prospectus or in respect of voting your LGEC Class A shares or LGEC Class B shares, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or email lionsgate@mackenziepartners.com.

Q:	Where can I find the voting results of the Lionsgate Annual General and Special Meeting?

A:

Lionsgate intends to announce preliminary voting results at the Lionsgate Annual General and Special Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Lionsgate Annual General and Special Meeting.

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QUESTIONS AND ANSWERS ABOUT THE LG STUDIOS SPECIAL MEETING

The following section provides brief answers to certain questions that you may have regarding the LG Studios Special Meeting. You should carefully read this entire joint proxy statement/prospectus, including its Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you. Additional important information is contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:	What are the proposals on which LG Studios shareholders are being asked to vote?

A:	LG Studios shareholders are being asked to vote on the following proposals:

1.	the LG Studios Reorganization Proposal; and

2.	the LG Studios Advisory Organizational Documents Proposals.

Q:	Who is entitled to vote at the LG Studios Special Meeting?

A:

Holders of record of LG Studios common shares at [    ] (the “Record Date”) are entitled to receive notice of the LG Studios Special Meeting and to vote the LG Studios common shares that they held on the Record Date at the LG Studios Special Meeting, or any continuations, adjournments or postponements thereof. Each outstanding LG Studios common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, [    ] LG Studios common shares held by approximately [    ] shareholders of record were outstanding and entitled to vote.

Each holder of record of the LG Studios common shares has the right to appoint a person or company to represent such holder to vote in person at the LG Studios Special Meeting other than the persons designated in the form of proxy. See “—How do I vote at the LG Studios Special Meeting?” below.

Q:	Who can attend and vote at the LG Studios Special Meeting?

A:

Only registered shareholders of LG Studios or the persons they appoint as their proxies are permitted to attend the LG Studios Special Meeting. Most shareholders of LG Studios are “non-registered” shareholders because the shares of LG Studios they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they hold such shares. LG Studios common shares beneficially owned by a “non-registered” shareholder are registered either: (i) in the name of an intermediary that the “non-registered” shareholder deals with in respect of such shares (which may be, among others, a bank, trust company, securities dealer or broker or trustee or administrator of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which such intermediary is a participant. In accordance with applicable securities law requirements, LG Studios will have distributed copies of the notice of the LG Studios Special Meeting and this joint proxy statement/prospectus and related meeting materials to such clearing agencies and intermediaries for distribution to “non-registered” shareholders.

Such “non-registered” shareholders are able to access the notice of the LG Studios Special Meeting and vote their shares by following the instructions provided by their intermediaries. If shareholders have requested printed copies, intermediaries are required to forward this joint proxy statement/prospectus and related meeting materials to such “non-registered” shareholders, unless such shareholders have waived the right to receive them. Intermediaries often use service companies to forward notices and proxy materials to “non-registered” shareholders. Generally, “non-registered” shareholders who have not waived the right to

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receive the notice of the LG Studios Special Meeting and who have requested a printed copy of this joint proxy statement/prospectus and related meeting materials will either:

i.

be given a voting instruction form which is not signed by the intermediary and which, when properly completed and signed by the shareholder and returned to the intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the intermediary or its service company in accordance with the instructions of the intermediary or its service company; or

ii.

be given a form of proxy which has already been signed by the intermediary (typically by a facsimile or stamped signature), which is restricted to the number of shares beneficially owned by the shareholder but which is otherwise not completed by the intermediary. Because the intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the shareholder when submitting the proxy. In this case, the shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Lionsgate, c/o MacKenzie Partners, Inc. Attention: LG Studios Tabulation, 7 Penn Plaza, Suite 503, New York, NY 10001.

In either case, the purpose of these procedures is to permit “non-registered” shareholders to directly vote the LG Studios common shares they beneficially own. Should a “non-registered” shareholder who receives one of the above forms wish to vote at the LG Studios Special Meeting in person (or have another person attend and vote on their behalf), the “non-registered” shareholder should request a legal proxy from their intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or e-mail lgstudios@mackenziepartners.com.

A “non-registered” shareholder may revoke a voting instruction form or request to receive this joint proxy statement/prospectus and related meeting materials and to vote, which has been given to an intermediary, at any time by written notice to the intermediary, provided that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive this joint proxy statement/prospectus and related meeting materials and to vote, which is not received by the intermediary in a timely manner in advance of the LG Studios Special Meeting.

Q:	What constitutes quorum?

A:

A quorum is necessary to hold a valid meeting of shareholders. The quorum for the LG Studios Special Meeting is one or more persons who are, or who represent by proxy, registered holders of LG Studios common shares who, in the aggregate, hold at least one-third (33.33%) of the issued LG Studios common shares entitled to be voted at the LG Studios Special Meeting.

Abstentions will be included in determining the number of shares present at the LG Studios Special Meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted as present for purposes of determining the presence of a quorum at the LG Studios Special Meeting.

Q:	How do I vote at the LG Studios Special Meeting?

A:	If you are a holder of record of LG Studios common shares, you have the right to vote in person at the LG Studios Special Meeting.

If you choose to do so, you can vote using the ballot that will be provided at the LG Studios Special Meeting, or, if you received printed copies of this joint proxy statement/prospectus and related meeting

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materials by mail, you can complete, sign and date the proxy card enclosed with this joint proxy statement/prospectus and submit it at the LG Studios Special Meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the LG Studios Special Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the LG Studios common shares at the LG Studios Special Meeting.

Even if you plan to attend the LG Studios Special Meeting, LG Studios recommends that you submit your proxy or voting instructions in advance of the LG Studios Special Meeting as described in this joint proxy statement/prospectus, so that your vote will be counted if you later decide not to attend the LG Studios Special Meeting.

At the LG Studios Special Meeting, a representative from Broadridge will be appointed to act as scrutineer. The scrutineer will determine the number of LG Studios common shares represented at the LG Studios Special Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to LG Studios.

Q:	How can I vote my LG Studios common shares without attending the LG Studios Special Meeting?

A:	Whether you are a holder of record or a “non-registered” shareholder, you may direct how your LG Studios common shares are voted without attending the LG Studios Special Meeting.

If you are a holder of record, you may submit a proxy to authorize how your shares are to be voted at the LG Studios Special Meeting. You can submit a proxy over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a holder of record, your proxy must be received by telephone or the Internet by [ ] (Eastern Time) on [ ] in order for your shares to be voted at the LG Studios Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the LG Studios Special Meeting, although “non-registered” shareholder must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the LG Studios Special Meeting.

Q:	How does the LG Studios Board recommend that I vote at the LG Studios Special Meeting?

A:	The LG Studios Board has approved and recommends that all LG Studios shareholders vote:

“FOR” the LG Studios Reorganization Proposal; and

“FOR” the LG Studios Advisory Organizational Documents Proposals.

Q:	What interests do LG Studios’ current officers and directors have in the Transactions?

A:

Certain directors and executive officers of LG Studios have certain interests in the Transactions that may be different from, or in addition to, the interests of the LG Studios shareholders. The LG Studios Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that LG Studios shareholders approve the LG Studios Reorganization Proposal. LG Studios’ executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey.

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As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the LGEC Class B shares, and LGEC indirectly owned approximately 87.8% of the issued and outstanding LG Studios common shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters —Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the LG Studios Board as designees of MHR Fund Management.

The LG Studios directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their indirect ownership of LG Studios common shares, eligibility to participate in the New Lionsgate 2025 Plan as directors or executive officers of New Lionsgate, eligibility to participate in the Starz 2025 Plan as directors or executive officers of Starz or as otherwise described in the section entitled “The Transactions—Interests of LG Studios Directors and Officers in the Transactions.”

Q:	What votes are required to approve the proposals on which LG Studios shareholders are being asked to vote?

A:	The vote required for each proposal is as follows:

Proposal No. 1: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the LG Studios Reorganization Proposal. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 1.

Proposal No. 2: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the non-binding advisory vote to approve several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights. Regardless of the outcome of the non-binding advisory vote on the LG Studios Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate as part of the Transactions, assuming the approval of the LG Studios Reorganization Proposal and the completion of the Transactions. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 2.

Note that if your LG Studios common shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on Proposal No. 1 and Proposal No. 2, unless you provide instructions to him or her regarding how you would like your shares to be voted.

For purposes of determining the number of votes cast, only shares of LG Studios common shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of the LG Studios proposals.

Q:	Could other matters be decided at the LG Studios Special Meeting?

A:

As of the date of this joint proxy statement/prospectus, the LG Studios Board does not know of any other matters that may be presented for action at the LG Studios Special Meeting. Should any other business come before the LG Studios Special Meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with the recommendation of the LG Studios Board or, if no recommendation is given, in accordance with their best judgment.

Q:	What shares are included on the enclosed proxy card?

A:

If you are a holder of record only, you will receive one proxy card from Broadridge for all LG Studios shares that you hold directly. If you hold LG Studios shares in street name through one or more banks,

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brokers and/or other shareholders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your LG Studios shares. If you are a holder of record and hold additional LG Studios shares in street name, you will receive proxy materials from Broadridge and the third party or parties through which you hold your LG Studios shares.

Q:	What do I need to do now to vote at the LG Studios Special Meeting?

A:

The LG Studios Board is soliciting proxies for use at the LG Studios Special Meeting. LG Studios shareholders may submit proxies to instruct the designated proxies to vote their shares, before the date of the LG Studios Special Meeting, in any of three ways: over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of LG Studios. If you are a holder of record, your proxy must be received by telephone or the Internet by [    ] (Eastern Time) on [    ] in order for your shares to be voted at the LG Studios Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the LG Studios Special Meeting, although “non-registered” shareholders must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the LG Studios Special Meeting.

Q:	Can I change my vote or revoke my proxy?

A:

Yes. If you are a holder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “What do I need to do now to vote at the LG Studios Special Meeting?” (your latest voting instructions will be followed). If you are a non-registered shareholder, you should contact your Intermediary to find out how to change or revoke your voting instructions within the time described above under “What do I need to do now to vote at the LG Studios Special Meeting?” If you are a holder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the LG Studios Special Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the chair of the LG Studios Special Meeting at the LG Studios Special Meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the LG Studios Special Meeting in person and so request, although attendance at the LG Studios Special Meeting will not by itself revoke a previously granted proxy.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within LG Studios or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to LG Studios’ management and the LG Studios Board.

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Q:	Who pays for the preparation of this joint proxy statement/prospectus?

A:

LG Studios will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this joint proxy statement/prospectus. In addition to the use of mail, LG Studios’ employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. LG Studios’ employees will receive no compensation for soliciting proxies other than their regular salaries. LG Studios may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint proxy statement/prospectus to their principals and to request authority for the execution of proxies, and LG Studios will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. LG Studios will solely compensate independent third-party agents that are not affiliated with LG Studios but who solicit proxies. LG Studios has retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of the proxy statement/prospectus and solicitation of proxies on our behalf for an estimated fee of $[    ] plus reimbursement of certain out-of-pocket expenses.

Q:	What does it mean if I receive more than one notice of the LG Studios Special Meeting?

A:

If you receive more than one notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on your proxy card or voting instruction form, as applicable, to ensure that all of your shares are voted.

Q:	What should I do if I have questions about the LG Studios Special Meeting?

A:

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this joint proxy statement/prospectus or in respect of voting your LG Studios common shares, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or email lgstudios@mackenziepartners.com.

Q:	Where can I find the voting results of the LG Studios Special Meeting?

A:

LG Studios intends to announce preliminary voting results at the LG Studios Special Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the LG Studios Special Meeting.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:	What is New Lionsgate and what is Starz and why is Lionsgate separating the LG Studios Business and the Starz Business into two independent, separate publicly-traded companies?

A:

New Lionsgate, which is currently a wholly-owned subsidiary of Lionsgate, was formed to hold, upon consummation of the Transactions, the LG Studios Business, including a substantial portion of Lionsgate’s corporate general and administrative functions and costs. Pursuant to the Plan of Arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions. The separation of the LG Studios Business from the Starz Business is intended, among other things, to enable the two companies to more effectively pursue their own distinct operating priorities and strategies and focus on strengthening their core businesses, to allocate financial resources to meet the unique needs of their own businesses and more effectively articulate a clear investment thesis as pure-play content studio and platform companies, respectively. Lionsgate expects that the Transactions will result in enhanced long-term performance of the businesses held by both Starz and New Lionsgate for the reasons discussed in the sections entitled “The Transactions—Lionsgate’s Reasons for the Transactions” and “The Transactions—LG Studio’s Reasons for the Transactions”.

Q:	Why am I receiving this document?

A:

This joint proxy statement/prospectus is being delivered to you as a registration statement of each of New Lionsgate and Starz and a proxy statement of each of Lionsgate and LG Studios. This document is a proxy statement because each of the Lionsgate Board and the LG Studios Board, respectively, is soliciting proxies from LGEC shareholders and LG Studios shareholders. The Lionsgate proxy will be used at the Lionsgate Annual General and Special Meeting or at any adjournment or postponement thereof, and the LG Studios proxy will be used at the LG Studios Special Meeting or at any adjournment or postponement thereof. This document is also a prospectus that forms a part of the joint Registration Statement on Form S-4 that New Lionsgate and Starz have filed with the SEC with respect to the New Lionsgate new common shares and Starz common shares being issued in connection with the Transactions, and contains information about New Lionsgate new common shares and the Starz common shares.

If you are an LGEC shareholder, Lionsgate is delivering this document to you because you are a holder of LGEC common shares. If you are a holder of LGEC Class A shares as of immediately prior to the Arrangement Effective Time, you will be entitled to receive one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares for every LGEC Class A share that you held as of such time. If you are a holder of LGEC Class B shares as of immediately prior to the Arrangement Effective Time, you will be entitled to receive one (1) New Lionsgate new common share and one (1) Starz common share for every LGEC Class B share that you held as of such time. You will receive cash in lieu of any fractional New Lionsgate new common shares or Starz common shares that you would have received after application of the above exchange ratios.

Additionally, in order to complete the Transactions, LGEC shareholders must approve the Lionsgate Transactions Proposal. Lionsgate will hold the Lionsgate Annual General and Special Meeting to obtain this approval and to ask LGEC shareholders to vote on the other LGEC proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the Lionsgate Annual General and Special Meeting, the Transactions, the Arrangement Agreement, and the other agreements related to the Transactions, and you should read it carefully. The enclosed voting materials for the Lionsgate Annual General and Special Meeting allow you to vote your LGEC common shares without attending the Lionsgate Annual General and Special Meeting in person.

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If you are an LG Studios shareholder, LG Studios is delivering this document to you because you are a holder of LG Studios common shares. If you are a holder of LG Studios common shares as of immediately prior to the Arrangement Effective Time, you will be entitled to receive, for every one (1) LG Studios common share that you held as of such time, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time and held by LG Studios shareholders other than the LG Sirius Owned Shares (such shares, the “LG Studios Flip Shares” and such ratio, the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the LG Studios Flip Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to you in the LG Studios Flip is subject to change prior to the Arrangement Effective Time. LG Studios will hold the LG Studios Special Meeting to obtain approval for the foregoing. You will receive cash in lieu of any fractional New Lionsgate new common shares that you would have received after application of the LG Studios Reorganization Ratio. This joint proxy statement/prospectus contains important information about the LG Studios Special Meeting, the Transactions, the Arrangement Agreement, and the other agreements related to the Transactions, and you should read it carefully. The enclosed voting materials for the LG Studios Special Meeting allow you to vote your LG Studios common shares without attending the LG Studios Special Meeting in person.

Q:	How will the separation of New Lionsgate from Lionsgate work?

A:

Pursuant to the Plan of Arrangement involving a number of steps, LGEC shareholders will ultimately receive, in exchange for each LGEC Class A share that they hold, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares, and in exchange for each LGEC Class B share that they hold, one (1) New Lionsgate new common share and one (1) Starz common share. Following the consummation of the Transactions, the pre-transaction shareholders of Lionsgate will own shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions. The foregoing will happen by operation of law under the Plan of Arrangement through a series of steps beginning at the Arrangement Effective Time. For additional information on these steps in the Transactions, see “The Transactions—Structure of the Transactions.”

Q:	Why is the separation of the Starz Business and LG Studios Business being effected by way of a plan of arrangement?

A:

The BC Act provides a statutory process, called an arrangement, to enable corporations to propose to shareholders and, subject to obtaining shareholder and court approval, complete complicated transactions that may not otherwise be practicable under applicable corporate law. The Transactions, which include an arrangement proposed by Lionsgate to its shareholders, and an arrangement proposed by LG Studios to its

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shareholders, will be combined in a single plan of arrangement to provide to LGEC shareholders and LG Studios shareholders the opportunity to approve the transaction as a whole, and to ensure that the transaction will be completed in its entirety at the desired time.

Q:	When will the Transactions occur?

A:

The Transactions will be implemented as an arrangement that is subject to a number of conditions, including the approval of the Lionsgate Transactions Proposal by LGEC shareholders, the approval of the LG Studios Reorganization Proposal by LG Studios shareholders, and the receipt of a final order from the BC Court (the “Final Order”). Subject to the satisfaction or waiver of such conditions, it is expected that the Arrangement Effective Time will occur on or about [    ].

Q:	If the Lionsgate Transactions Proposal is approved, what do shareholders need to do to receive New Lionsgate new common shares and Starz common shares?

A:

LGEC shareholders do not need to take any action to receive New Lionsgate new common shares or Starz common shares pursuant to the Transactions, but you are encouraged to read this entire joint proxy statement/prospectus carefully. You will not be required make any payment to Lionsgate for the New Lionsgate new common shares or the Starz common shares, or to surrender any LGEC common shares you currently own in order to participate in the Transactions.

Q:	If the LG Studios Reorganizations Proposal is approved, what do shareholders need to do to receive New Lionsgate new common shares?

A:

LG Studios shareholders do not need to take any action to receive New Lionsgate new common shares pursuant to the Transactions, but you are encouraged to read this entire joint proxy statement/prospectus carefully. You will not be required make any payment to LG Studios for the New Lionsgate new common shares to participate in the Transactions.

Q:	If the Lionsgate Transactions Proposal is approved, how will I receive my New Lionsgate new common shares and Starz common shares?

A:

Following the completion of the Transactions, New Lionsgate new common shares and Starz common shares will be issued electronically by way of direct registration, or in “book-entry” or “uncertificated” form. Computershare will act as the registrar and transfer agent for New Lionsgate new common shares and Starz common shares after the Transactions.

Q:	If the LG Studios Reorganization Proposal is approved, how will I receive my New Lionsgate new common shares?

A:

Following the completion of the Transactions, New Lionsgate new common shares will be issued electronically by way of direct registration, or in “book-entry” or “uncertificated” form. Computershare will act as the registrar and transfer agent for New Lionsgate new common shares after the Transactions.

Q:	How many New Lionsgate new common shares and Starz common shares will I receive in the Transactions?

A:

LGEC shareholders will first receive in exchange for each LGEC Class A share that they hold, one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class A Exchange”; and such exchange ratio, the “Initial Class A Exchange Ratio”), and in exchange for each LGEC Class B share that they hold, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class B Exchange”; and such

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exchange ratio, the “Initial Class B Exchange Ratio”). Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.” Following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares and New Lionsgate will create the New Lionsgate new common shares. New Lionsgate shareholders (formerly LGEC shareholders) will then receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares (such exchange, the “Class A Separation Lion Exchange”, and such exchange ratio, the “Class A Separation Lion Exchange Ratio”; the Initial Class A Exchange, together with the Class A Separation Lion Exchange, is referred to herein as the “Class A Lion Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Lion Exchange Ratio, is referred to herein as the “Class A Lion Exchange Ratio”) and one and twelve one-hundredths (1.12) Starz common shares (such exchange, the “Class A Separation Starz Exchange”, and such exchange ratio, the “Class A Separation Starz Exchange Ratio”; the Initial Class A Exchange, together with the Class A Separation Starz Exchange, is referred to herein as the “Class A Starz Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Starz Exchange Ratio, is referred to herein as the “Class A Starz Exchange Ratio”), and in exchange for each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share (such exchange, the “Class B Separation Lion Exchange”, and such exchange ratio, the “Class B Separation Lion Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Lion Exchange, is referred to herein as the “Class B Lion Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Lion Exchange Ratio, is referred to herein as the “Class B Lion Exchange Ratio”) and one (1) Starz common share (such exchange, the “Class B Separation Starz Exchange”, and such exchange ratio, the “Class B Separation Starz Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Starz Exchange, is referred to herein as the “Class B Starz Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Starz Exchange Ratio, is referred to herein as the “Class B Starz Exchange Ratio”). Each of the Class A Lion Exchange, Class A Starz Exchange, Class B Lion Exchange, and Class B Starz Exchange is referred to herein as an “Exchange” and collectively as the “Exchanges”. Each of the Class A Lion Exchange Ratio, Class A Starz Exchange Ratio, Class B Lion Exchange Ratio, and Class B Starz Exchange Ratio is referred to herein as an “Exchange Ratio” and collectively as the “Exchange Ratios”. Following the Exchanges and pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share. For a more detailed description of these steps, see “—Structure of the Transactions.”

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the LG Studios Flip Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change prior to the Arrangement Effective Time.

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Based on approximately [    ] LGEC Class A shares and approximately [    ] LGEC Class B shares outstanding as of [    ], a total of approximately [    ] New Lionsgate new common shares will be issued to LGEC shareholders. Based on approximately [    ] LG Studios shares outstanding as of [    ], a total of approximately [    ] New Lionsgate new common shares will be issued to LG Studios shareholders. Immediately following the completion of the Transactions, approximately [    ] New Lionsgate new common shares are expected to be outstanding. For additional information on the Transactions, see “The Transactions—Structure of the Transactions.”

Q:	Will New Lionsgate or Starz issue fractional common shares in the Transactions?

A:

No. Neither New Lionsgate nor Starz will issue fractional New Lionsgate new common shares or Starz common shares, as applicable, in connection with the Initial Share Exchange or Second Share Exchange. Prior to the Reverse Stock Split, to the extent that the Initial Share Exchange or Second Share Exchange would result in any LGEC shareholder or LG Studios shareholder being issued either a fractional New Lionsgate new common share or a fractional Starz common share, as applicable, such fraction will be rounded down to the nearest whole number and Computershare will aggregate the remaining fractional shares. Such shares will be sold in the public market by Computershare. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

Moreover, no fractional Starz common shares will be issued in the Reverse Stock Split. To the extent that the Reverse Stock Split would result in any LGEC shareholder being issued a fractional Starz common share, such fractional share will be rounded up to the nearest whole Starz common share. For additional information on fractional shares see “Proposal No. 2—Reverse Stock Split—Fractional Shares.”

Q:	What are the conditions to the Transactions?

A:	The Transactions are subject to the satisfaction (or waiver by Lionsgate and LG Studios) of the following conditions:

•	the Transactions having been duly determined by the Lionsgate Board to be in the best interests of Lionsgate;

•	the Transactions having been duly determined by the LG Studios Board to be in the best interests of LG Studios;

•	the approval by LGEC shareholders of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting;

•	the approval by LG Studios shareholders of the LG Studios Reorganization Proposal at the LG Studios Special Meeting;

•

the receipt by Lionsgate of the interim order from the BC Court, which we refer to as the “Lionsgate Interim Order,” the receipt by LG Studios of the interim order from the BC Court, which we refer to as the “LG Studios Interim Order,” and receipt of the Final Order in connection with the Transactions;

•

the SEC declaring effective the registration statement of which this joint registration/proxy statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and there being no proceedings for such purposes having been instituted or threatened by the SEC;

•

the receipt by Lionsgate of an opinion from Lionsgate’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Internal Revenue Code should be satisfied;

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•

an independent appraisal firm acceptable to the Lionsgate Board having delivered an opinion to the Lionsgate Board confirming the solvency and financial viability of Starz after giving effect to the Transactions, in each case, in a form and substance acceptable to the Lionsgate Board in its sole and absolute discretion;

•

all actions necessary or appropriate under applicable Canadian and U.S. federal, state, provincial or other securities or blue sky laws and the rule and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

•

no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions or any of the related transactions being in effect;

•	the New Lionsgate new common shares to be issued having been accepted for listing on NYSE, subject to official notice of issuance; and

•	no other event or development existing or having occurred that, in the judgment of the Lionsgate Board, or the LG Studios Board, makes it inadvisable to effect the Transactions.

Lionsgate and LG Studios cannot assure you that any or all of these conditions will be met, or that the Transactions will be consummated even if all of the conditions are met. Lionsgate and LG Studios can decline to go forward with the Transactions at any time. In addition, Lionsgate and LG Studios may waive any of the conditions to the Transactions to the extent such waiver is permitted by law. In the event that the Lionsgate Board and/or the LG Studios Board waive a material condition to the Transactions, each of Lionsgate and LG Studios intends to issue a press release and/or file a current report on Form 8-K to report such event. For a complete discussion of all of the conditions to the Transactions, see “The Transactions—Conditions to the Transactions.”

Q:	What will happen if the Lionsgate Transactions Proposal is not approved by LGEC shareholders?

A:

If the Lionsgate Transactions Proposal is not approved by the LGEC common shareholders or if the other conditions to the Transactions are not satisfied (or waived), the LG Studios Business will continue to be held by LG Studios, in which Lionsgate indirectly owns, and will continue to own, approximately 87.8% of the issued and outstanding shares, and the Starz Business will continue to be held by Lionsgate, and the Transactions will not proceed. As long as the LG Studios Business remains a part of LG Studios and Lionsgate owns an interest in LG Studios, and as long as the Starz business remains a part of Lionsgate, the LGEC common shares will also represent an indirect interest in the LG Studios Business and the Starz Business, as they do today. If the Transactions do not proceed, the potential benefits of the Transactions will not be realized and there may be an adverse impact on Lionsgate’s business, financial condition and operating results. See “Risk Factors—Risks Related to the Transactions—The Transactions are subject to various risks and uncertainties, including approval of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting and approval of the LG Studios Reorganization Proposal at the LG Studios Special Meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate and/or LG Studios before the Transactions, or the businesses of New Lionsgate and/or Starz following the Transactions.”

Q:	What will happen if the LG Studios Reorganization Proposal is not approved by LG Studios Shareholders?

A:

If the LG Studios Reorganization Proposal is not approved by the holders of LG Studios common shares or if the other conditions to the Transactions are not satisfied (or waived), the LG Studios Business will continue to be held by LG Studios, in which Lionsgate indirectly owns, and will continue to own, approximately 87.8% of the issued and outstanding shares, and the Transactions will not proceed. If the Transactions do not proceed, the potential benefits of the Transactions will not be realized and there may be

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an adverse impact on LG Studios’ business, financial condition and operating results. See “Risk Factors—Risks Related to the Transactions—The Transactions are subject to various risks and uncertainties, including approval of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting and approval of the LG Studios Reorganization Proposal at the LG Studios Special Meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate and/or LG Studios before the Transactions, or the businesses of New Lionsgate and/or Starz following the Transactions.”

Q:	Am I entitled to appraisal rights or dissent rights?

A:	There are no appraisal rights in connection with the Transactions.

With respect to dissent rights, it is Lionsgate’s intention and expectation that under the Interim Orders, only registered shareholders of Lionsgate as of the Record Date will be granted the right to dissent in respect of the Lionsgate Transactions Proposal, and only registered shareholders of LG Studios as of the Record Date will be granted dissent rights in respect of the LG Studios Reorganization Proposal (collectively, “dissent rights”), only if they strictly follow the procedures specified in Sections 237 through 247 of the BC Act, as modified by the Plan of Arrangement, the applicable Interim Order, and any other order of the BC Court. Shareholders of Lionsgate or LG Studios who are not shareholders of record and wish to dissent should be aware that only registered shareholders are entitled to exercise dissent rights. Accordingly, non-registered shareholders of Lionsgate or LG Studios who wish to exercise the dissent rights must make arrangements for the registered holder of such Lionsgate or LG Studios shares, as applicable, to dissent on their behalf. For additional information, see “The Transactions—Dissent Rights.”

The foregoing summary is not a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his, her or its shares. Section 244 of the BC Act requires strict adherence to the procedures specified in the BC Act, as modified by the Plan of Arrangement and the applicable Interim Order, and failure to do so may result in the loss of all dissent rights.

If you wish to exercise dissent rights, you should review the requirements summarized in this joint proxy statement/prospectus carefully and consult with your legal advisor.

Q:	Can Lionsgate and LG Studios decide to cancel the Transactions even if all the conditions have been met?

A:

Yes. At any time prior to the Arrangement Effective Time, the Lionsgate Board and the LG Studios Board have the right to terminate the Transactions upon mutual agreement, even if all of the conditions described in the section entitled “The Transactions—Conditions to the Transactions” are satisfied.

Q:	What happens if I sell my LGEC common shares before the Arrangement Effective Time?

A:

You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your LGEC common shares before the Arrangement Effective Time, you also will be selling your right to receive New Lionsgate new common shares and Starz common shares pursuant to the Transactions.

Q:	What happens if I sell my LG Studios common shares before the Arrangement Effective Time?

A:

You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your LG Studios common shares before the Arrangement Effective Time, you also will be selling your right to receive New Lionsgate new common shares pursuant to the Transactions.

Q:	How will I be able to trade New Lionsgate new common shares?

A:

Lionsgate will continue to own all of the outstanding New Lionsgate new common shares prior to the Transactions. Accordingly, there is no current trading market for New Lionsgate new common shares. New

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Lionsgate intends to apply for authorization to list the New Lionsgate new common shares on the NYSE under the symbol “LION”. It is anticipated that trading in New Lionsgate new common shares will begin on the first trading day after the day the Transactions are completed.

New Lionsgate cannot predict the market prices for New Lionsgate new common shares after they begin to trade. It is possible that some Lionsgate shareholders or LG Studios shareholders may sell the New Lionsgate new common shares received in connection with the Transactions because, among other things, New Lionsgate’s investments or strategies do not fit their investment objectives or because the New Lionsgate new common share may not be included in certain indices. The market price of the New Lionsgate new common share may fluctuate significantly, including during the period before the market has analyzed fully the business and financial characteristics of the LG Studios Business separate from the Starz Business. See “Risk Factors—Risks Related to the Transactions—Substantial sales of New Lionsgate new common shares or Starz common shares following the completion of the Transactions, or the perception that such sales might occur, could depress the market prices of New Lionsgate new common shares or Starz common shares, respectively.”

Q:	How will I be able to trade Starz common shares?

A:

Lionsgate intends to apply for authorization to list the Starz common shares on the Nasdaq Stock Market LLC under the symbol “STRZ”. It is anticipated that trading in Starz common shares will begin on the first trading day after the day the Transactions are completed.

Lionsgate cannot predict the market prices for Starz common shares after they begin to trade. It is possible that some Lionsgate shareholders may sell the Starz common shares received in connection with the Transactions because, among other things, Starz’s business following the Transactions does not fit their investment objectives or because the Starz common shares may not be included in certain indices. The market price of the Starz common shares may fluctuate significantly, including during the period before the market has analyzed fully the business and financial characteristics of the Starz Business separate from the LG Studios Business. See “Risk Factors—Risks Related to the Transactions—Substantial sales of New Lionsgate new common shares or Starz common shares following the completion of the Transactions, or the perception that such sales might occur, could depress the market prices of New Lionsgate new common shares or Starz common shares, respectively.”

Q:	What is the exchange ratio for LGEC Class A shares and LGEC Class B shares?

A:

LGEC shareholders will first receive in exchange for each LGEC Class A share that they hold, one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class A Exchange”; and such exchange ratio, the “Initial Class A Exchange Ratio”). In exchange for each LGEC Class B share that they hold, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class B Exchange”; and such exchange ratio, the “Initial Class B Exchange Ratio”). Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.” Following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares and New Lionsgate will create the New Lionsgate new common shares. New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares (such exchange, the “Class A Separation Lion Exchange”, and such exchange ratio, the “Class A Separation Lion Exchange Ratio”; the Initial Class A Exchange, together with the Class A Separation Lion Exchange, is referred to herein as the “Class A Lion Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Lion Exchange Ratio, is referred to herein as the “Class A Lion Exchange Ratio”) and one and twelve one-hundredths (1.12) Starz common shares (such exchange, the “Class A Separation Starz Exchange”, and such exchange ratio, the “Class A Separation Starz Exchange Ratio”; the Initial Class A

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Exchange, together with the Class A Separation Starz Exchange, is referred to herein as the “Class A Starz Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Starz Exchange Ratio, is referred to herein as the “Class A Starz Exchange Ratio”), and in exchange for each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share (such exchange, the “Class B Separation Lion Exchange”, and such exchange ratio, the “Class B Separation Lion Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Lion Exchange, is referred to herein as the “Class B Lion Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Lion Exchange Ratio, is referred to herein as the “Class B Lion Exchange Ratio”) and one (1) Starz common share (such exchange, the “Class B Separation Starz Exchange”, and such exchange ratio, the “Class B Separation Starz Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Starz Exchange, is referred to herein as the “Class B Starz Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Starz Exchange Ratio, is referred to herein as the “Class B Starz Exchange Ratio”). Each of the Class A Lion Exchange, Class A Starz Exchange, Class B Lion Exchange, and Class B Starz Exchange is referred to herein as an “Exchange” and collectively as the “Exchanges”. Each of the Class A Lion Exchange Ratio, Class A Starz Exchange Ratio, Class B Lion Exchange Ratio, and Class B Starz Exchange Ratio is referred to herein as an “Exchange Ratio” and collectively as the “Exchange Ratios”. Following the Exchanges and pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

Q:	What is the exchange ratio for the LG Studios common shares?

A:	Each LG Studios common share will be exchanged for a number of New Lionsgate new common shares equal to the LG Studios Reorganization Ratio.

Q:	Will the Transactions affect the market price of my LGEC common shares?

A:

Yes. As a result of the Transactions, it is expected that the market price of shares of Starz common shares and New Lionsgate new common shares immediately following the completion of the Transactions will be different from the market price of the LGEC common shares immediately prior to the Transactions because the market price of New Lionsgate new common shares and Starz common shares will no longer reflect the ownership interest in both the LG Studios Business and the Starz Business. There can be no assurance whether the sum of the market value of the New Lionsgate new common shares and the Starz common shares following the completion of the Transactions will be higher or lower than or the same as the market value of LGEC common shares if the Transactions did not occur. This means, for example, that the combined market prices of one and twelve one-hundredths (1.12) Starz common shares and one and twelve one-hundredths (1.12) New Lionsgate new common share after the Transactions may be equal to, greater than, or less than the market price of one (1) share of LGEC Class A shares before the Transactions and the combined market prices of one (1) Starz common share and one (1) New Lionsgate new common share after the Transactions may be equal to, greater than, or less than the market price of one (1) share of LGEC Class B shares before the Transactions. Such exchange transactions by LGEC shareholders are collectively referred to as the “Second Share Exchange.” Following the Second Share Exchange, pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

Q:	Will the Transactions affect the market price of my LG Studios common shares?

A:

The LG Studios common shares will be delisted from Nasdaq and deregistered under the Exchange Act following the completion of the Transactions. Additionally, although the New Lionsgate new common shares will represent an interest in the LG Studios Business, as the LG Studios shares do today, we cannot predict if they will trade at a higher, lower, or similar price to the LG Studios shares.

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Q:	What are the material U.S. and Canadian federal income tax consequences of the Transactions?

A:

Holders of LGEC common shares who hold such shares as capital property for purposes of the Income Tax Act (Canada) and the regulations promulgated from time to time thereunder, which we refer to herein as the “Canadian Tax Act,” will generally realize a capital gain or capital loss as a result of the transactions involving their shares pursuant to the arrangement. Non-residents of Canada generally will not be subject to tax under the Canadian Tax Act in respect of any such capital gain.

Holders of LG Studios common shares who hold such shares as capital property for purposes of the Canadian Tax Act will generally not realize either a capital gain or a capital loss as a result of the transactions involving their shares pursuant to the arrangement.

It is a condition to the completion of the Transactions that Lionsgate receive an opinion from its outside tax advisor, with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code. Accordingly, it is expected that, except with respect to cash received in lieu of a fractional New Lionsgate new common shares, no gain or loss should be recognized by you, and no amount should be included in your income, upon the receipt of New Lionsgate new common shares in the Transactions for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of New Lionsgate new common shares.

New Lionsgate currently intends to report the exchange of LG Studios common shares for New Lionsgate new common shares as a transaction described in Section 351 of the Code. The qualification of the exchange as a transaction described in Section 351 of the Code depends on numerous facts and circumstances, some of which may not be known as of the completion of the Transactions, and on certain actions and transactions that may occur after the completion of the Transactions. Accordingly, there can be no assurance that the exchange will so qualify. If the exchange qualifies as a transaction described in Section 351 of the Code, it will generally be tax-free to you as to the shares of New Lionsgate new common shares you receive. If, on the other hand, the exchange does not so qualify, the exchange generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the value of the New Lionsgate new common shares and (ii) your adjusted tax basis in the LG Studios common shares exchanged in the Transactions.

You should consult your own tax advisor as to the particular consequences of the Transactions to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws, including Canadian tax laws. For more information regarding the material U.S. federal income tax consequences of the Transactions, see “Material U.S. Federal Income Tax Consequences of the Transactions for Lionsgate Shareholders” and “Material U.S. Federal Income Tax Consequences of the Transactions for LG Studios Shareholders.” For more information regarding the material Canadian tax consequences of the Transactions to holders of LGEC common shares, see “Material Canadian Federal Income Tax Consequences of the Transactions for Lionsgate Shareholders.”

Q:	How will I determine my tax basis in the New Lionsgate shares I receive in the Transactions?

A:

For U.S. federal income tax purposes, your aggregate basis in the Starz common shares that you hold and the New Lionsgate new common shares that you receive in the Transactions (including any fractional share interest in New Lionsgate new common shares for which you receive cash) will equal the aggregate basis in the LGEC common shares held by you immediately before the Transactions, allocated between the Starz common shares and the New Lionsgate new common shares (including any fractional share interest in New Lionsgate new common shares for which you receive cash) you receive in the Transactions in proportion to the relative fair market value of each on the effective date of the Transactions. You should consult your tax advisor about the particular consequences of the Transactions to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws. For Canadian federal income tax purposes, the cost of the New Lionsgate new common shares received in the transaction by LGEC shareholders will be equal to the fair market value of such stock as of the Arrangement Effective Time. For additional information, see “Material Canadian Federal Income Tax Consequences of the Transactions for Lionsgate Shareholders.”

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Q:	What will New Lionsgate’s relationship be with Starz following the completion of the Transactions?

A:

After the Transactions, Starz and New Lionsgate will be separate companies with separate management teams and separate boards of directors. Prior to the Transactions, Lionsgate and New Lionsgate will enter into certain agreements, including an Arrangement Agreement and a Separation Agreement, to effect the Transactions and to provide a framework for New Lionsgate’s relationship with Starz after the Transactions, as well as certain other agreements, including a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and agreements governing other commercial licensing arrangements between the parties. The Arrangement Agreement, Separation Agreement and other agreements will provide for the allocation between New Lionsgate and Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property, employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after the Transactions and will govern the relationship between New Lionsgate and Starz subsequent to the completion of the Transactions.

In addition, New Lionsgate will continue to produce certain original programming that currently appears on Starz services and Starz will continue to have an exclusive multiyear output licensing agreement with New Lionsgate for Lionsgate-branded titles initially theatrically released in the U.S. during the period commencing January 1, 2022 and for Lionsgate’s Summit label titles initially theatrically released in the U.S. during the period commencing January 1, 2023. For additional information regarding the Separation Agreement and other agreements between New Lionsgate and Lionsgate or Starz, see the sections entitled “Risk Factors—Risks Related to the Transactions” and “Certain Relationships and Related Party Transactions.”

Q:	Who will manage New Lionsgate following the completion of the Transactions?

A:

New Lionsgate will benefit from a management team with extensive industry experience and background in the LG Studios Business. Led by Jon Feltheimer, Lionsgate’s current Chief Executive Officer, who will be New Lionsgate’s Chief Executive Officer, New Lionsgate’s management team will possess deep knowledge of, and extensive experience in, the motion picture and television production and distribution business. For more information regarding New Lionsgate’s management and directors, see the sections entitled “Information About New Lionsgate After the Transactions—Management of New Lionsgate” and “Information About New Lionsgate After the Transactions—Directors of New Lionsgate.”

Q:	Who will manage Starz following the completion of the Transactions?

A:

Starz will benefit from a management team with extensive industry experience and background in the Starz Business. Led by Jeffrey A. Hirsch, Starz’s current President and Chief Executive Officer, who will continue to be Starz’s President and Chief Executive Officer following the completion of the Transactions, Starz’s management team will possess deep knowledge of, and extensive experience in, franchise content creation, data/analytics, technology, linear and digital wholesale distribution and direct to consumer business. For more information regarding Starz’s management and directors, see the sections entitled “Information About Starz After the Transactions—Management of Starz” and “Information About Starz After the Transactions—Directors of Starz.”

Q:	Are there risks associated with owning New Lionsgate new common shares?

A:

Yes. Ownership of New Lionsgate new common shares is subject to both general and specific risks relating to the LG Studios Business, the industry in which New Lionsgate will operate, its ongoing contractual relationships with Starz and its status as a separate, publicly traded company. Ownership of New Lionsgate new common shares is also subject to risks relating to the Transactions. Certain of these risks are described in the “Risk Factors” section of this joint proxy statement/prospectus. We encourage you to read that section carefully.

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Q:	Are there risks associated with owning Starz common shares?

A:

Yes. Ownership of Starz common shares is subject to both general and specific risks relating to the Starz Business, the industry in which Starz will operate, its ongoing contractual relationships with New Lionsgate and its status as a separate, publicly traded company. Ownership of Starz common shares is also subject to risks relating to the Transactions. Certain of these risks are described in the “Risk Factors” section of this joint proxy statement/prospectus. We encourage you to read that section carefully.

Q:	What are the anticipated levels of indebtedness of New Lionsgate and Starz and how do these compare to the current levels of indebtedness of Lionsgate and LG Studios?

A:

As of September 30, 2024, Lionsgate had approximately $2.5 billion of outstanding indebtedness, net of unamortized debt issuance costs, comprised of the Senior Credit Facilities, 5.500% Notes, Exchange Notes and IP Facilities (each as defined herein). Lionsgate expects the Senior Credit Facilities will be terminated in connection with completion of the Transactions.

As of September 30, 2024, LG Studios had approximately $1.8 billion of outstanding indebtedness, net of unamortized debt issuance costs, comprised of the Intercompany Revolver (as defined herein), Intercompany Note (as defined herein) and IP Facilities. LG Studios expects the Intercompany Revolver and Intercompany Note will be terminated in connection with completion of the Transactions.

In connection with completion of the Transactions, New Lionsgate expects to enter into a new revolving credit facility and assume the obligations outstanding under the Exchange Notes. New Lionsgate expects the IP Facilities to remain in place as obligations of New Lionsgate following completion of the Transactions. As a result, New Lionsgate anticipates having approximately $1,755.3 million of outstanding indebtedness upon completion of the Transactions.

In connection with completion of the Transactions, Starz expects to enter into a new revolving credit and term loan facility. Starz expects the 5.500% Notes to remain in place as obligations of Starz following completion of the Transactions. As a result, Starz anticipates having approximately $631.7 million of outstanding indebtedness upon completion of the Transactions.

For more information regarding the material indebtedness of New Lionsgate and Starz, see “Description of New Lionsgate Material Indebtedness” and “Description of Starz Material Indebtedness.”

Q:	Where can I find details about New Lionsgate’s board of directors and governance structure?

A:

For details about the board of directors of New Lionsgate, which we refer to as the “New Lionsgate Board” and governance structure, see “Information About New Lionsgate After the Transactions—Directors of New Lionsgate,” “Information About New Lionsgate After the Transactions—Executive Compensation,” and “Description of New Lionsgate Capital Stock.”

Q:	Where can I find details about Starz’s board of directors and governance structure?

A:

For details about the board of directors of Starz, which we refer to as the “Starz Board” and governance structure, see “Information About Starz After the Transactions—Directors of Starz,” “Information About Starz After the Transactions—Executive Compensation,” and “Description of Starz Capital Stock.”

Q:	Does New Lionsgate plan to pay dividends?

A:

New Lionsgate does not expect to pay a regular dividend after the Transactions. However, the timing, declaration, amount of, and payment of any dividends following the Transactions will be within the discretion of the New Lionsgate Board, and will depend upon many factors. See “Information About New Lionsgate After the Transactions—New Lionsgate Dividend Policy.”

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Q:	Does Starz plan to pay dividends?

A:

Starz does not expect to pay a regular dividend after the Transactions. However, the timing, declaration, amount of, and payment of any dividends following the Transactions will be within the discretion of the Starz Board, and will depend upon many factors. See “Information About Starz After the Transactions—Starz Dividend Policy.”

Q:	What rights will attach to my New Lionsgate new common shares and how do these compare to the rights attaching to my LGEC common shares or LG Studios common shares?

A:

The rights that will attach to New Lionsgate new common shares will be substantially similar to the rights that currently attach to LG Studios common shares, which differ in certain respects from the rights that attach the LGEC common shares. A description of such rights is included in the section entitled “Description of New Lionsgate Capital Stock.”

Q:	What rights will attach to my Starz common shares and how do these compare to the rights attaching to my LGEC common shares?

A:

The rights that will attach to Starz common shares will be substantially similar to the rights that currently attach to LG Studios common shares, which differ in certain respects from the rights that attach the LGEC common shares. A description of such rights is included in the section entitled “Description of Starz Capital Stock.”

Q:	Who will be the exchange agent for the Transactions and transfer agent and registrar for New Lionsgate new common shares and Starz common shares?

A:

The exchange agent for the Transactions and the transfer agent and registrar for each of the New Lionsgate new common shares and the Starz common shares will be Computershare. For questions relating to the transfer or mechanics of the Transactions, including the exchange, you should contact Computershare toll free at [ ] or non-toll free at [    ].

Q:	Where can I find more information about Lionsgate, New Lionsgate and Starz?

A:	Before the Transactions, if you have any questions relating to Lionsgate, you should contact:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: Investor Relations Department

After the Transactions, shareholders who have any questions relating to New Lionsgate should contact New Lionsgate at:

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: Investor Relations Department

New Lionsgate will maintain an investor website at https://investors.lionsgatestudios.com The New Lionsgate investor website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

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After the Transactions, shareholders who have any questions relating to Starz’s business performance should contact Starz at:

Starz Entertainment Corp.

1647 Stewart Street

Santa Monica, CA 90404

Attention: Investor Relations Department

Starz will maintain an investor website at www.investors.starz.com. The Starz investor website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

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SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. To fully understand the Transactions and the Proposals to be considered at the Lionsgate Annual General and Special Meeting and the LG Studios Special Meeting (each as described below) you should read carefully this entire joint proxy statement/prospectus, including the annexes, as well as the documents incorporated by reference into this joint proxy statement/prospectus, and the other documents to which you are referred. Please see the section entitled “Where You Can Find More Information” elsewhere in this joint proxy statement/prospectus.

Summary of Risk Factors (page 28)

Participating in the Transactions is subject to a number of risks, including risks relating to New Lionsgate and the LG Studios Business, risks related to Starz and the Starz Business, risks related to the Transactions, and Risks Related to New Lionsgate new common shares and Starz common shares. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this joint information/proxy statement for a more thorough description of these and other risks.

Risks Related to New Lionsgate and the LG Studios Business

•	New Lionsgate faces substantial capital requirements and financial risks.

•

The requirements of being a public company, including maintaining adequate internal control over financial and management systems, may strain New Lionsgate’s resources, divert management’s attention, and affect New Lionsgate’s ability to attract and retain executive management and qualified board members.

•	New Lionsgate may incur significant write-offs if its projects do not perform well enough to recoup costs.

•	Changes in New Lionsgate’s business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

•	New Lionsgate’s revenues and results of operations may fluctuate significantly.

•

New Lionsgate’s content licensing arrangements, primarily those relating to the distribution of films in foreign territories, may include minimum guarantee arrangements which, absent such arrangements, could adversely affect our results of operations.

•	New Lionsgate may not have long-term arrangements with many of its production or co-financing partners and, as a result, New Lionsgate may not have certain derivative rights related thereto.

•	The LG Studios Business relies on a few major retailers and distributors and the loss of any of those could reduce New Lionsgate’s revenues and operating results.

•	A significant portion of New Lionsgate’s library revenues is expected to come from a small number of titles.

•	Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect New Lionsgate’s business, financial condition or results of operations.

•	New Lionsgate expects to face substantial competition in all aspects of its business.

•	New Lionsgate will face economic, political, regulatory, and other risks from doing business internationally.

•	New Lionsgate expects to be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

•	If Entertainment One Canada Ltd. loses Canadian status, it could lose licenses, incentives and tax credits.

•	New Lionsgate’s success will depend on attracting and retaining key personnel and artistic talent.

•	Global economic turmoil and regional economic conditions could adversely affect New Lionsgate’s business.

•	New Lionsgate could be adversely affected by labor disputes, strikes or other union job actions.

•	Business interruptions from circumstances or events out of New Lionsgate’s control could adversely affect New Lionsgate’s operations.

•

New Lionsgate’s business will be dependent on the maintenance and protection of its intellectual property and pursuing and defending against intellectual property claims may have a material adverse effect on New Lionsgate’s business.

•	The LG Studios Business involves risks of claims for content of material, which could adversely affect New Lionsgate’s business, results of operations and financial condition.

•	New Lionsgate may in the future become subject to litigation and other legal proceedings, which could adversely impact its business, financial condition and results of operations.

•	Piracy of films and television programs could adversely affect New Lionsgate’s business over time.

•

New Lionsgate may rely upon “cloud” computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could adversely impact its operations and its business.

•

New Lionsgate’s activities are subject to stringent and evolving obligations which may adversely impact its operations. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

•

Service disruptions or failures of New Lionsgate or its third-party service providers’ information systems, data and networks may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to loss of revenue or profit, loss of customers or sales and other adverse consequences.

•	New Lionsgate may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

•

The Internal Revenue Service may not agree that New Lionsgate should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

•	Future changes to U.S. and non-U.S. tax laws could adversely affect New Lionsgate.

•	Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

•	New Lionsgate’s tax rate is uncertain and may vary from expectations.

•	Legislative or other governmental action in the U.S. could adversely affect New Lionsgate’s business.

•	Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect New Lionsgate’s effective tax rates.

Risks Related to Starz and the Starz Business

•	Following the completion of the Transactions, Starz will be a smaller, less diversified company than Lionsgate prior to the Transactions with a different financial profile.

•	Starz could experience temporary interruptions in business operations and incur additional costs as it builds its information technology infrastructure and transitions its data to its own systems.

•

The accounting and other management systems and resources of Starz may not be adequately prepared to meet the financial reporting and other requirements to which Starz will continue to be subject following the completion of the Transactions.

•	Starz faces risks related to the restructuring of its business, which have affected and may continue to affect the value of its assets.

•	Starz’s efforts to attract and retain subscribers for Starz services may not be successful, which may adversely affect its business, financial condition, results of operations and cash flows.

•	Starz’s business depends on viewer preferences, which are difficult to predict.

•	Starz’s success depends upon the availability of quality programming in a highly competitive marketplace, and it may be unable to secure or maintain such programming.

•	Starz depends on distributors that carry its programming, and no assurance can be given that Starz will be able to maintain and renew these affiliation agreements on favorable terms or at all.

•	Starz relies on a few major distributors and the loss of any of those could reduce its revenues and operating results.

•	Starz depends, in part, on distributors to market and present its services, the lack of which may result in reduced customer demand.

•	Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect Starz’s business, financial condition, results of operations or cash flows.

•	Business interruptions could adversely affect Starz’s business, financial condition, results of operations and cash flows.

•	Starz relies, in part, on third-party sales platforms as well as third-party internet-connected devices for distribution of its direct-to-consumer service.

•	Starz is subject to payment processing risk.

•	Starz faces substantial competition in all aspects of its business, including competition for marketing and carriage of its services.

•	Starz faces economic, political, and regulatory risks from doing business internationally.

•	Starz’s business involves risks of claims for content of material, which could adversely affect its business, financial condition, results of operations and cash flows.

•	Starz may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties.

•	Starz is, and may in the future become, subject to litigation and other legal proceedings, which could adversely affect its business, financial condition, results of operations and cash flows.

•	Inflation or economic instability in the markets in which Starz operates could adversely affect Starz’s business, financial condition, results of operations and cash flows.

•

If the technology Starz uses in operating its business fails, is unavailable, or does not operate to expectations, its business, financial condition, results of operations and cash flows could be adversely affected.

•

Starz utilizes “cloud” computing services to deliver a distributed computing infrastructure platform for its business operations and any disruption of or interference with its use of its “cloud” computing servicer could adversely impact its business, financial condition, results of operations and cash flows.

•	Protection of electronically stored data is costly and if Starz’s data is compromised in spite of this protection, it may incur additional costs, lost opportunities and damage to its reputation.

•	Starz’s activities are subject to a variety of stringent and changing regulatory obligations, which may adversely impact its business, financial condition, results of operations and cash flows.

•	The loss of any of Starz’s key personnel and artistic talent could adversely affect its business, financial condition, results of operations and cash flows.

•	Starz’s business could be adversely affected by labor disputes or other union actions.

•	Starz will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

•	Starz may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

Risks Related to the Transactions

•	New Lionsgate and Starz may be unable to achieve some or all of the benefits that they expect to achieve through the Transactions.

•

Challenges in the commercial and credit environment may adversely affect the expected benefits of the Transactions, the expected plans or anticipated timeline to complete the Transactions and future access to capital on favorable terms.

•

The historical financial information of the LG Studios Business and pro forma financial information of New Lionsgate included in this joint proxy statement/prospectus is not necessarily representative of the results that New Lionsgate would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•

Lionsgate’s historical financial information is not necessarily representative of the results that the Media Networks segment would have achieved as a separate, publicly traded company and is therefore not an indicator of its future results.

•	Following the completion of the Transactions, New Lionsgate will be a smaller, less diversified company than Lionsgate prior to the Transactions with a different financial profile.

•

Substantial sales of New Lionsgate new common shares or Starz common shares following the completion of the Transactions, or the perception that such sales might occur, could depress the market prices of New Lionsgate new common shares or Starz common shares, respectively.

•

New Lionsgate or Starz may fail to perform under the agreements that will be executed as part of the Transactions, and such failure to perform could have a material adverse effect on New Lionsgate’s or Starz’s operations, respectively.

•

New Lionsgate or Starz may be held liable to the other if it fails to perform under its agreements, and the performance of such services may negatively affect New Lionsgate’s and/or Starz’s business and operations.

•	Certain of the transaction agreements between New Lionsgate and Starz may be on terms that differ from the terms each may have otherwise received from unaffiliated third parties.

•	The transfer to New Lionsgate or Starz of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, New Lionsgate or Starz may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

•

The Transactions may result in litigation and/or regulatory inquiries and investigations, which would harm New Lionsgate’s or Starz’s business, financial condition and operating results and could divert management attention.

•

Purported noteholders have instituted suit against Lionsgate claiming that it breached the indenture governing Lions Gate Capital Holdings LLC’s 5.500% senior notes due 2029 by virtue of an amendment executed in connection with an exchange by certain noteholders for new notes.

•

The Transactions are subject to various risks and uncertainties, including approval of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting and approval of the LG Studios Reorganization Proposal at the LG Studios Special Meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate and/or LG Studios before the Transactions, or the businesses of New Lionsgate and/or Starz following the Transactions.

•

After the Transactions, actual or potential conflicts of interest may develop between the management and directors of Starz, on the one hand, and the management and directors of New Lionsgate, on the other hand.

•	Starz, New Lionsgate and their respective shareholders could suffer material adverse tax consequences as a result of the Transactions.

•

The executive officers and directors of Lionsgate and the executive officers and directors of LG Studios have interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate’s shareholders and LG Studios’ shareholders.

•

The allocation of intellectual property rights between Starz and New Lionsgate as part of the Transactions could adversely affect New Lionsgate’s and/or Starz’s competitive positions and/or ability to develop and commercialize certain content and services.

Risks Related to New Lionsgate New Common Shares and Starz Common Shares

•

Neither New Lionsgate nor Starz can be certain that an active trading market for its common shares will develop or be sustained after the Transactions, and following the completion of the Transactions, its share price may fluctuate significantly.

•	New Lionsgate and Starz do not expect to pay any cash dividends for the foreseeable future.

•	Your percentage ownership in New Lionsgate and Starz may be diluted in the future.

•

If securities or industry analysts do not publish research or publish misleading or unfavorable research about New Lionsgate’s or Starz’s business, New Lionsgate’s or Starz’s share price and/or trading volume, as applicable, could decline.

The Parties to the Transactions (page 72)

Lionsgate (page 72)

Lionsgate was incorporated under the Canada Business Corporations Act with the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and continued under the BC Act on September 24, 1997. Lionsgate’s corporate office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Lionsgate’s principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California, 90404.

LGEC Class A shares currently trade on the New York Stock Exchange under the ticker symbol “LGF.A” and LGEC Class B shares currently trade on the New York Stock Exchange under the ticker symbol “LGF.B”.

New Lionsgate (page 72)

New Lionsgate is a newly formed entity incorporated under the laws of the Province of British Columbia and is a direct, wholly owned subsidiary of Lionsgate (“New Lionsgate”). Following the completion of the Transactions, New Lionsgate will hold the LG Studios Business.

New Lionsgate was incorporated under the BC Act using the name Lionsgate Studios Holding Corp. on October 2, 2024. New Lionsgate’s head office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8.

The New Lionsgate new common shares are expected to trade under the symbol “LION” on the New York Stock Exchange after the Transactions.

LG Studios (page 72)

LG Studios was incorporated under Cayman Islands law as a blank check company, SEAC II Corp. (its predecessor in interest) on November 3, 2021, and amended its articles on May 13, 2024 to change its name to Lionsgate Studios Corp. On May 13, 2024, Lionsgate consummated a business combination resulting in LG Studios becoming a publicly-traded company and majority-owned subsidiary of Lionsgate. Prior to the consummation of the business combination, LG Studios effected a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the BC Act.

LG Studios common shares trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LION.”

Starz (page 72)

Starz Networks is a leading provider of premium subscription video programming to consumers in the U.S. and Canada, offering thousands of titles to its subscribers including its critically-acclaimed and award-winning scripted original series. Starz sells its services on a direct-to-consumer basis and through various distributors, including over-the-top providers (such as Amazon, Apple, Google and Hulu) and multichannel video programming distributors (such as Comcast, Charter, DIRECTV and DISH Network). Launching in April 2016, Starz was among the first standalone over-the-top services offering premium video programming. Starz’s over-the-top service is consistently among the top dozen most subscribed video subscription services in the U.S.

Starz’s flagship premium service STARZ had 20.15 million subscribers as of September 30, 2024 (total North America not including subscribers who receive programming free as part of a promotional offer). Starz offers premium original series and recently released and library movies without advertisements. Starz’s other services, STARZ ENCORE and MOVIEPLEX, offer theatrical and independent library movies as well as original and classic television series also without advertisements. Starz’s services include a stand-alone, direct-to-consumer app, 17 linear networks, and on-demand and online viewing platforms, Starz’s app and online viewing platforms offer thousands of hours of monthly movies and series episodes from studio partners, including first-run content, along with a growing line-up of successful original programming. Starz’s services are offered directly to consumers via the STARZ app and via Starz’s website at www.starz.com as well as through Starz’s retail partners (such as Apple and Google) for a recurring fee, or by Starz’s distributors to their subscribers either at a recurring price as part of a programming tier, package or bundle with other products or services, or on an a la carte basis.

Starz is a subsidiary of Lionsgate, incorporated under Delaware law on August 10, 2006 as Starz, LLC, and acquired by Lionsgate on December 8, 2016. Following the completion of the Transactions, the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current Lionsgate. Starz’s head office address is located at 1647 Stewart Street, Santa Monica, CA 90404.

The Starz common shares are expected to trade under the symbol “STRZ” on The Nasdaq Stock Market LLC after the Transactions.

The Transactions (page 112)

Structure of the Transactions

The Transactions will result in the separation of the LG Studios Business from the Starz Business through a series of steps that will result in the pre-transaction shareholders of LGEC owning shares in two separate public companies: (1) LGEC, which will be renamed “Starz Entertainment Corp.” and will hold, directly and through subsidiaries, the Starz Business, and will continue to be owned by LGEC shareholders, and (2) New Lionsgate, which will be renamed “Lionsgate Studios Corp.” and will hold, directly and through subsidiaries, the LG Studios Business, and will be owned by LG Studios shareholders and LGEC shareholders.

The Transactions will consist of elements of a typical Canadian “spinoff” and be completed through a British Columbia Plan of Arrangement, which is a British Columbia statutory procedure providing for approval with respect to fairness and supervision with respect to procedure by the BC Court. The Plan of Arrangement is subject to approval by the shareholders of LGEC, the shareholders of LG Studios and the BC Court. As currently contemplated, the Transactions will occur on a taxable basis to the shareholders of LGEC under the Canadian Tax Act, with non-residents of Canada expected to be exempt from Canadian income tax on any gains realized. Holders of LG Studios common shares who hold such shares as capital property for purposes of the Canadian Tax Act will generally not realize either a capital gain or a capital loss on the exchange of LG Studios common shares for New Lionsgate new common shares.

With respect to dissent rights, it is Lionsgate’s intention and expectation that, under the Interim Orders, registered shareholders of Lionsgate as of the Record Date will be granted the right to dissent in respect of the Lionsgate Transactions Proposal, and registered shareholders of LG Studios as of the Record Date will be granted dissent rights in respect of the LG Studios Reorganization Proposal (collectively, the “dissent rights”), provided they strictly follow the procedures specified in Section 237 through Section 247 of the BC Act, as modified by the Plan of Arrangement, the applicable Interim Order, and any other order of the BC Court.

Shareholders of Lionsgate or LG Studios who are not shareholders of record and wish to dissent should be aware that only registered shareholders are entitled to dissent rights. Accordingly, non-registered shareholders of Lionsgate or LG Studios who wish to exercise the dissent rights must make arrangements for the registered holder of such Lionsgate or LG Studios shares to dissent on their behalf. For additional information, see “—Dissent Rights” below.

In connection with the completion of the Transactions, among other things:

•	LGEC shareholders will first receive in exchange for each outstanding LGEC Class A share that they hold:

○	One (1) New Lionsgate Class A share; and

○	One (1) New Lionsgate Class C preferred share;

•	LGEC shareholders will first receive, in exchange for each outstanding LGEC Class B share that they hold:

○	One (1) New Lionsgate Class B share; and

○	One (1) New Lionsgate Class C preferred share.

•	LGEC will change its name to Starz Entertainment Corp. and create a new class of voting common shares, the Starz common shares.

•

New Lionsgate will create a new class of common shares without par value (the “New Lionsgate new common shares”) and New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each:

•

New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares;

•

New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share.

•	Such exchange transactions by LGEC shareholders are collectively referred to as the “Second Share Exchange.”

•	As a result of the steps described above, each of New Lionsgate and Starz will have a single class of “one share, one vote” common shares.

•

Following the Second Share Exchange, pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

•

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) LG Studios Flip Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change prior to the Arrangement Effective Time. The LG Studios common shares will be delisted from Nasdaq and deregistered under the Exchange Act.

•	New Lionsgate will change its name to “Lionsgate Studios Corp.”

The following diagram depicts Lionsgate’s simplified current organizational and ownership structures prior to completion of the Transactions.

LG Studios Public Shareholders
Lions Gate Entertainment Corp. (Canada)
12.2%
87.8%
Lionsgate Studios Corp. (Canada)
100%
Other Starz Subsidiaries (non-U.S.)
100%
Entities conducting the Starz Business (non-U.S.)
100%
Lions Gate Capital Holdings, LLC (U.S.- Delaware)
100%
Entities conducting the Starz Business (U.S.)
100%
Other LG Studios Subsidiaries (non-U.S.)
100%
Entities conducting the Studio Business (non-U.S.)
100%
Other LG Studio Subsidiaries (U.S.)
100%
Entities conducting the Studio Business (U.S.)

The following diagram depicts LG Studios’ simplified current organizational and ownership structures prior to completion of the Transactions.

The following diagrams depict New Lionsgate’s and Starz’s simplified organizational and ownership structures immediately following the completion of the Transactions.

Results of the Transactions

After the Transactions, each of New Lionsgate and Starz will be a separate, publicly traded company. The actual number of New Lionsgate new common shares to be issued in the Transactions will be determined at the Arrangement Effective Time, and will reflect any exercise of stock options (“stock options”) or share appreciation rights (“SARs”) relating to LGEC common shares (stock options and SARs referred to collectively as “LGEC options”) prior to the Arrangement Effective Time.

New Lionsgate, Lionsgate and LG Studios will enter into a Separation Agreement, an Arrangement Agreement as well as other related agreements to effect the Transactions and to provide a framework for their relationship after the Transactions, including a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and agreements governing other commercial licensing arrangements between the parties. The Separation Agreement and other agreements will provide for, among other things, the allocation between New Lionsgate and Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property and employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after New Lionsgate’s separation from Lionsgate and will govern the relationship between New Lionsgate and Starz subsequent to the completion of the Transactions. For additional information regarding the Separation Agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Transactions” and “Certain Relationships and Related Party Transactions.”

The Lionsgate Annual General and Special Meeting (page 74)

The Lionsgate Annual General and Special Meeting will be held on [    ], [    ], beginning at [    ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8.

Purpose of the Lionsgate Annual General and Special Meeting

The purpose of the Lionsgate Annual General and Special Meeting is for the LGEC shareholders to vote on the following proposals:

1.

Consider pursuant to the LGEC Interim Order and, if deemed advisable, approve, with or without variation, a special resolution of the holders of LGEC Class A shares and a special resolution of the holders of LGEC Class B shares (these identical resolutions, the “LGEC Arrangement Resolution”) adopting, for the holders of LGEC Class A shares, and for the holders of the LGEC Class B shares, a statutory Plan of Arrangement, effective as of the arrangement effective time (the “Arrangement Effective Time”) pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things: (a) New Lionsgate will be separated from Lionsgate and hold the LG Studios Business, (b) Starz (formerly LGEC) will hold the Starz Business, (c) LGEC shareholders will receive a number of New Lionsgate new common shares equal to [    ] and all of the issued and outstanding shares of Starz and (d) LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [    ], all as more fully described in this joint proxy statement/prospectus, which LGEC Arrangement Resolution, to be effective, must be passed by an affirmative vote of (i) at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting (the “Lionsgate Transactions Proposal”);

2.

Approve on a non-binding advisory basis, by ordinary resolution, several governance provisions each of which will be contained in the New Lionsgate Articles and the Starz Articles, respectively if the Transactions are completed and that substantially affect LGEC shareholder rights, presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance (the “Lionsgate Advisory Organizational Documents Proposals” or “Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in “The Lionsgate Annual General and Special Meeting—Proposal No. 2—The Lionsgate Advisory Organizational Documents Proposals”;

a.	Proposal No. 2(a): Advance Notice for Nomination of Directors for New Lionsgate Articles: A proposal to include advance notice procedures for shareholder nominations of directors.

b.	Proposal No. 2(b): Number of Directors for New Lionsgate Articles: A proposal to allow the board to set the number of directors.

c.	Proposal No. 2(c): Removal of Casting Vote for New Lionsgate Articles: A proposal to remove a second or casting vote.

d.

Proposal No. 2(d): Renumeration of Auditor for New Lionsgate Articles: A proposal to allow the board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution.

e.

Proposal No. 2(e): Change in Authorized Share Capital for New Lionsgate Articles: A proposal to approve the amendment of the Lionsgate Articles and exchange the issued and outstanding shares such that, effective as of the Initial Exchange Effective Time, (i) each LGEC Class A share issued and outstanding immediately prior to the Initial Exchange Effective Time will be automatically exchanged into one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class A Exchange”; and such exchange ratio, the “Initial Class A Exchange Ratio”) and (ii) each LGEC Class B share issued and outstanding immediately prior to the Initial Exchange Effective Time will be automatically converted into, one

(1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class B Exchange”; and such exchange ratio, the “Initial Class B Exchange Ratio”). Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.” Following the Initial Share Exchange, New Lionsgate will create the New Lionsgate new common shares.

f.	Proposal No. 2(f): Advance Notice for Nomination of Directors for Starz Articles: A proposal to include advance notice provisions for nominations of directors.

g.	Proposal No. 2(g): Number of Directors for Starz Articles: A proposal to allow the board to set the number of directors.

h.	Proposal No. 2(h): Removal of Casting Vote for Starz Articles: A proposal to remove a second or casting vote.

i.	Proposal No. 2(i): Renumeration of Auditor for Starz Articles: A proposal to allow the board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution.

j.

Proposal No. 2(j): Change in Authorized Share Capital for Starz Articles: A proposal to approve the amendment of the Lionsgate Articles such that, effective as of the Arrangement Effective Time and following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares.

3.

Elect 12 directors as listed in this joint proxy statement/prospectus accompanying to serve on the Board of Directors of Lionsgate (the “Lionsgate Board”), each for a term of one year or until their resignation, removal, replacement in connection with the Transactions, and their respective successors are duly elected or appointed;

4.

Re-appoint Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2025 and authorize the Audit & Risk Committee of the Lionsgate Board to fix its remuneration;

5.	Conduct a non-binding advisory vote to approve executive compensation;

6.

Approve the assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “New Lionsgate 2025 Plan”); and

7.	Approve the Starz Entertainment Corp. 2025 Performance Incentive Plan (the “Starz 2025 Plan”).

8.

Approve on a non-binding advisory basis the consolidation of the Starz common shares on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into (1) Starz common share (the “Reverse Stock Split”).

Required Vote for LGEC Shareholder Proposals

The votes required for each proposal are as follows:

•

Proposal No. 1: Approval of the Lionsgate Transactions Proposal requires (i) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class A shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class B shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class.

LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 1.

•

Proposal No. 2: The affirmative vote of two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the non-binding advisory vote to approve governance provisions each of which will be contained in the New Lionsgate Articles and the Starz Articles, respectively, if the Transactions are completed. Regardless of the outcome of the non-binding advisory vote on the Lionsgate Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate and the Starz Articles will be adopted by Starz, in each case, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 2.

•

Proposal No. 3: Directors are elected by plurality, meaning that the 12 nominees receiving the largest number of votes cast by holders of LGEC Class A shares (votes “FOR”) will be elected. Shareholders are able to vote “FOR”, “WITHHELD”, and “ABSTAIN” for each nominee. There is no minimum or maximum number of shares that must be cast for, or withheld from, any candidate nominated for election in order for that nominee to be elected. The 12 nominees receiving the greatest number of “FOR” votes will be eligible to form the Lionsgate Board following the Lionsgate Annual General and Special Meeting. Shareholders are not permitted to cumulate their LGEC Class A shares for purposes of electing directors.

•

Proposal No. 4: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and for the holders of LGEC Class A shares to authorize the Audit & Risk Committee of the Lionsgate Board to fix their remuneration. Note that, because this proposal is considered a routine matter, if your LGEC Class A shares are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your LGEC Class A shares on Proposal No. 4 if you do not provide instructions to him or her regarding how you would like your LGEC Class A shares to be voted. Abstentions are not treated as votes cast and are not counted in the determination of the number of votes necessary for the reappointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm.

•

Proposal No. 5: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the non-binding advisory vote to approve executive compensation. Notwithstanding the vote required, please be advised that Proposal No. 5 is advisory only and is not binding on Lionsgate. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 5.

•

Proposal No. 6: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 6.

•

Proposal No. 7: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for approval of the Starz 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 7.

•

Proposal No. 8: Approval of the Reverse Stock Split requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting. Regardless of the outcome of the non-binding advisory vote on the Reverse Stock Split, the Reverse Stock Split will be adopted by Starz, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 8.

The LG Studios Special Meeting (page 104)

The LG Studios Special Meeting will be held on [    ], [    ], beginning at [    ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8.

Purpose of the LG Studios Special Meeting

The purpose of the LG Studios Special Meeting is for the LG Studios shareholders to vote on the following proposals:

1.

Consider, pursuant to the Studios Interim Order and, if deemed advisable, approve, with or without variation, a special resolution (the “Studios Arrangement Resolution”) of the holders of LG Studios common shares adopting the Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things, LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [ ], as more fully described in the joint proxy statement/prospectus accompanying this notice, which resolution, to be effective, must be passed by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the LG Studios shareholders present or represented by proxy at the LG Studios Special Meeting and entitled to vote at the LG Studios Special Meeting (the “LG Studios Reorganization Proposal”);

2.

Approve on a non-binding advisory basis, by ordinary resolution, several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights, presented separately in accordance with SEC guidance (the “LG Studios Advisory Organizational Documents Proposals” or “LG Studios Shareholder Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in “LG Studios Shareholder Proposal No. 2 — The LG Studios Advisory Organizational Documents Proposals”;

a.

Proposal No. 2(a): Change in Authorized Share Capital for New Lionsgate Articles: A proposal to include 200,000,000 preference shares without par value that may be issued in series as authorized and approved by the directors of New Lionsgate.

b.

Proposal No. 2(b): Quorum at Shareholder Meetings for New Lionsgate Articles: A proposal to reduce the quorum required among LG Studios shareholders to make decisions on business transacted at a meeting of shareholders of LG Studios from at least 33 1/3% of the issued shares entitled to be voted at the meeting to at least 10% of the issued shares entitled to be voted at the meeting.

Required Vote for LG Studios Shareholder Proposals

The votes required for each proposal are as follows:

•

Proposal No. 1: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the LG Studios Reorganization Proposal. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 1.

•

Proposal No. 2: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the non-binding advisory vote to approve several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights. Regardless of the outcome of the non-binding advisory vote on the LG Studios Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate as part of the Transactions, assuming the approval of the LG Studios Reorganization Proposal and the completion of the Transactions. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 2.

Note that if your LG Studios common shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on Proposal No. 1 and Proposal No. 2, unless you provide instructions to him or her regarding how you would like your shares to be voted.

Regulatory Requirements Related to the Transactions (page 153)

The parties are not aware of any material governmental approvals or actions that are necessary for the completion of the Transactions. However, certain Lionsgate and LG Studios shareholders may have filing obligations under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and should consult their own legal advisors.

Post-Closing Governance and Management of New Lionsgate (page 271)

Lionsgate expects that the following individuals will be the executive officers of New Lionsgate following the completion of the Transactions. Some of New Lionsgate’s executive officers are currently employees of Lionsgate, but will cease to hold such positions upon the completion of the Transactions. See “Information About New Lionsgate After the Transactions—Management of New Lionsgate”.

Name	Position
Jon Feltheimer	Chief Executive Officer
Michael Burns	Vice Chair
James W. Barge	Chief Financial Officer
Brian Goldsmith	Chief Operating Officer
Bruce Tobey	Executive Vice President and General Counsel

Prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, disclosure regarding the individuals expected to be appointed to the New Lionsgate Board following the completion of the Transactions will be included in an amendment to this joint proxy statement/prospectus. See “Information About New Lionsgate After the Transactions—Directors of New Lionsgate”.

Post-Closing Governance and Management of Starz (page 344)

Starz expects that the following individuals will be the executive officers of Starz following the completion of the Transactions. Some of Starz’s executive officers are currently employees of Lionsgate, but will cease to hold such positions upon the completion of the Transactions. See “Information About Starz After the Transactions—Management of Starz.”

Name	Position
Jeffrey A. Hirsch	President and Chief Executive Officer
Alison Hoffman	President, Starz Networks
Scott Macdonald	Chief Financial Officer
Jason Wyrick	Executive Vice President, Technology
Audrey Lee	Executive Vice President and General Counsel

Prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, disclosure regarding the individuals expected to be appointed to the Starz Board following the completion of the Transactions will be included in an amendment to this joint proxy statement/prospectus. See “Information About Starz After the Transactions—Directors of Starz.”

Interests of Lionsgate Directors and Officers in the Transactions (page 151)

Certain directors and executive officers of Lionsgate have certain interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate shareholders. The Lionsgate Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal. Lionsgate’s executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey.

As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the LGEC Class B shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the Lionsgate Board as designees of MHR Fund Management.

The Lionsgate directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership of LGEC Class A shares and LGEC Class B shares, eligibility to participate in the New Lionsgate 2025 Plan as directors or executive officers of New Lionsgate, and eligibility to participate in the Starz 2025 Plan as directors or executive officers of Starz if they are directors or executive officers of Starz, or as otherwise described in the section entitled “The Transactions—Interests of Lionsgate’s Directors and Officers in the Transactions.”

Interests of LG Studios Directors and Officers in the Transactions (page 152)

Certain directors and executive officers of LG Studios have certain interests in the Transactions that may be different from, or in addition to, the interests of the LG Studios shareholders. The LG Studios Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that LG Studios shareholders approve the LG Studios Reorganization Proposal. LG Studios’ executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey.

As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the LGEC Class B shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the LG Studios Board as designees of MHR Fund Management, and LGEC indirectly owned approximately 87.8% of the issued and outstanding LG Studios common shares.

The LG Studios directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their indirect ownership of LG Studios common shares, eligibility to participate in the New Lionsgate 2025 Plan as directors and executive officers of New Lionsgate, and eligibility to participate in the Starz 2025 Plan if they are directors or executive officers of Starz, or as otherwise described in the section entitled “The Transactions—Interests of LG Studios Directors and Officers in the Transactions.”

Treatment of Lionsgate Equity Awards (page 144)

It is expected that New Lionsgate will assume the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “Lionsgate 2023 Plan”) and amend and restate the Lionsgate 2023 Plan as the New Lionsgate 2025 Plan as approved prior to the Transactions by the New Lionsgate Board and by LGEC, as the sole shareholder of New Lionsgate, to be effective as of the date of the Transactions, subject to the approval of holders of LGEC Class A shares as further described in this joint proxy statement/prospectus. Awards outstanding under the equity plans of Lionsgate including awards outstanding under the Prior Plans immediately prior to the Transactions held by a Lionsgate employee who will be a New Lionsgate employee after the Transactions or by a former employee of Lionsgate (regardless of the division in which such former employee served) will be converted into an award of New Lionsgate under the New Lionsgate 2025 Plan. It is expected that Starz will adopt the Starz 2025 Plan as approved prior to the Transactions by the Lionsgate Board, to be effective as of the date of the Transactions, subject to the approval of holders of LGEC Class A shares, as further described in this joint proxy statement/prospectus. Subject to shareholder approval, Starz will adopt the Starz 2025 Plan, and awards outstanding under the equity plans of Lionsgate immediately prior to the Transactions including awards outstanding under the Prior Plans immediate prior to the Transactions held by a Lionsgate employee who will become an employee of Starz will be converted into an award of Starz immediately after the Transactions and assumed under the Starz 2025 Plan.

Opinions of Financial Advisors to the Lionsgate Special Committee (page 125)

Opinion of Kroll

Kroll delivered its opinion to the Lionsgate Special Committee that, subject to and based on the assumptions made therein, as of October 3, 2024, the LGEC Class A Exchange Ratio is fair, from a financial point of view, to the holders of LGEC Class A shares (without giving effect to any impact of the Proposed Reclassification Transaction on any particular holder of LGEC Class A shares other than in its capacity as a holder of LGEC Class A shares).

The full text of the written opinion of Kroll, dated October 3, 2024, is attached to this joint proxy statement/prospectus as Annex C. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Kroll in rendering its opinion. Kroll’s opinion was provided for the information of, and directed to, the Lionsgate Special Committee, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Proposed Reclassification Transaction. Under the terms of Lionsgate and the Lionsgate Special Committee’s engagement letter with Kroll, Lionsgate has agreed to pay Kroll an aggregate fee of $650,000, $325,000 of which was paid upon its engagement and $325,000 of which was paid upon Kroll informing the Lionsgate Special Committee that it was prepared to deliver the opinion. In addition, Lionsgate has agreed to reimburse Kroll for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside legal counsel retained by Kroll, not to exceed $25,000 without Lionsgate’s prior written consent. The terms of the fee arrangement with Kroll were negotiated at arm’s length between the Lionsgate Special Committee and Kroll. No portion of Kroll’s fee was contingent on the conclusions reached in its opinion.

Opinions of Financial Advisors to the Lionsgate Special Committee (page 125)

Opinion of Houlihan Lokey

On October 3, 2024, Houlihan Lokey verbally rendered its opinion to the Lionsgate Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Lionsgate Special Committee, dated October 3, 2024), as to whether, as of such date, (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view.

Houlihan Lokey’s opinion was directed to the Lionsgate Special Committee (in its capacity as such) and only addressed whether (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view, and did not address any other aspect or implication of the Transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Lionsgate Special Committee, the Lionsgate Board, any security holder of LGEC or any other person as to how to act or vote with respect to any matter relating to the Transactions.

Conditions to the Transactions (page 147)

The Transactions will be completed at the Arrangement Effective Time in accordance with the Plan of Arrangement, provided that the conditions set forth in the Separation Agreement have been satisfied (or waived by Lionsgate in its sole and absolute discretion), including, among others:

•	the Transactions having been duly approved by the Lionsgate Board;

•	the Transactions having been duly approved by the LG Studios Board;

•	the approval by Lionsgate’s shareholders of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting;

•	the approval by LG Studios’ shareholders of the LG Studios Reorganization Proposal at the LG Studios Special Meeting;

•

the SEC declaring effective the registration statement of which this joint proxy statement/prospectus forms a part; there being no order suspending the effectiveness of the registration statement in effect; and there being no proceedings for such purposes having been instituted or threatened by the SEC;

•	the internal reorganization having been completed in accordance with the Separation Agreement;

•

the receipt by Lionsgate of an opinion from Lionsgate’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Internal Revenue Code should be satisfied;

•

an independent appraisal firm acceptable to the Lionsgate Board having delivered an opinion to the Lionsgate Board confirming the solvency and financial viability of Starz after giving effect to the Transactions, in a form and substance acceptable to the Lionsgate Board in its sole and absolute discretion;

•

all actions necessary or appropriate under applicable Canadian and U.S. federal, state, provincial or other securities or blue sky laws and the rule and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

•	the execution of certain agreements contemplated by the Separation Agreement;

•	no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions being in effect;

•	the New Lionsgate new common shares to be issued having been accepted for listing on the NYSE, subject to official notice of issuance; and

•	no other event or development existing or having occurred that, in the judgment of the Lionsgate Board or the LG Studios Board, makes it inadvisable to effect the Transactions.

The Plan of Arrangement (page 154)

If the Arrangement is approved and implemented, at the Arrangement Effective Time, the following transactions will be effected:

(a)

each LGEC common share outstanding immediately prior to the Arrangement Effective Time held by an LGEC shareholder in respect of which dissent rights have been validly exercised will be transferred free and clear of all liens by the shareholder to New Lionsgate.

(b)	New Lionsgate will amend its notice of articles to remove all of the existing directors and to name the following individuals as directors of New Lionsgate:

a.	Michael Burns;

b.	Mignon Clyburn;

c.	Gordon Crawford;

d.	Jon Feltheimer;

e.	Emily Fine;

f.	Michael T Fries;

g.	John D. Harkey, Jr.;

h.	Susan McCaw;

i.	Yvette Ostolaza;

j.	Mark H. Rachesky, M.D.;

k.	Hardwick Simmons; and

l.	Harry E. Sloan

(c)

each outstanding LGEC Class A share will be exchanged for one New Lionsgate Class A share and one New Lionsgate Class C preferred share, and each outstanding LGEC Class B share will be exchanged for one New Lionsgate Class B share and one New Lionsgate Class C preferred share. Such exchange transactions by LGEC shareholders a collectively referred to as the “Initial Share Exchange.”

(d)

LG Sirius will be voluntarily dissolved under Section 314 of the BC Act. LG Sirius will transfer and assign all of its property to LGEC, and LGEC will assume all of the liabilities and obligations of LG Sirius.

(e)

LGEC will change its name to Starz Entertainment Corp. and will create the Starz common shares. LGEC’s notice of articles will be amended to reflect the change of name and the alterations to LGEC’s capital, and LGEC will adopt the LGEC Interim Articles.

(f)	each issued and outstanding LGEC common share will be transferred by New Lionsgate to LGEC in exchange for [ ] Starz common shares and all of the LG Sirius Owned Shares.

(g)

the authorized capital of LGEC will be altered to eliminate LGEC Class A shares and LGEC Class B shares and LGEC’s notice of articles will be amended to reflect the alterations to LGEC’s capital, and LGEC will adopt the Starz Articles.

(h)

New Lionsgate will create the New Lionsgate new common shares and New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares; and in exchange for each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share.

(i)

the authorized capital of New Lionsgate will be altered to eliminate the New Lionsgate Class A shares, the New Lionsgate Class B shares and the New Lionsgate Class C preferred shares, and New Lionsgate’s notice of articles will be amended to reflect the alterations to New Lionsgate’s capital, and New Lionsgate will adopt the New Lionsgate Interim Articles.

(j)

pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

(k)

each LG Studios common share outstanding immediately prior to the Arrangement Effective Time held by a LG Studios shareholder in respect of which dissent rights have been validly exercised will be transferred to New Lionsgate.

(l)

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage

will equal the quotient, expressed as a percentage, of (1) the LG Studios Flip Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change prior to the Arrangement Effective Time.

(m)

LG Studios will change its name to “Lionsgate Studios Holding Corp.” and the sole director of LG Studios will be Bruce Tobey. New Lionsgate will change its name to “Lionsgate Studios Corp.”, New Lionsgate will adopt the New Lionsgate Closing Articles, and the directors of New Lionsgate will be Gordon Crawford, Jon Feltheimer, Emily Fine, Michael T. Fries, John D. Harkey, Jr., Susan McCaw, Yvette Ostolaza, Mark H. Rachesky, M.D., Richard Rosenblatt and Harry E. Sloan. The directors of LGEC (now named Starz) will be Michael Burns, Mignon L. Clyburn, Emily Fine, Lisa Gersh, Marc Graboff, Jeffrey A. Hirsch, Bruce Mann, Mark H. Rachesky, M.D., Joshua W. Sapan, Hardwick Simmons and Harry E. Sloan.

Dissent Rights (page 148)

With respect to dissent rights, it is Lionsgate’s intention and expectation that under the Interim Orders, registered shareholders of Lionsgate as of the Record Date will be granted dissent rights in respect of the Lionsgate Transactions Proposal and, that registered shareholders of LG Studios as of the Record Date will be granted dissent rights in respect of the LG Studios Reorganization Proposal (collectively, the “dissent rights”), provided that they strictly follow the procedures specified in Sections 237 through 247 of the BC Act, as modified by the Plan of Arrangement, the applicable Interim Order, and any other order of the BC Court.

Shareholders of Lionsgate or LG Studios who are not shareholders of record and wish to dissent should be aware that only registered shareholders are entitled to exercise dissent rights. Accordingly, non-registered shareholders of Lionsgate or LG Studios who wish to exercise the dissent rights must make arrangements for the registered holder of such Lionsgate shares or LG Studios shares, as applicable, to dissent on their behalf. For additional information, see “The Transactions—Dissent Rights”.

Accounting Treatment (page 151)

Notwithstanding the legal form of the Transactions described elsewhere in this joint proxy statement/prospectus, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from New Lionsgate. This presentation is in accordance with generally accepted accounting principles (“GAAP”), specifically Financial Accounting Standard Board (“FASB”) Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs”. As a result, it is expected that the separation of the Starz Business from the LG Studios Business will qualify as a discontinued operation. For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate”.

Listing of New Lionsgate New Common Shares and Starz Common Shares; Delisting and Deregistration of LGEC Class A shares, Class B shares and LG Studios Common Shares (page 153)

Lionsgate anticipates that, immediately following the consummation of the Transactions, (i) each of the New Lionsgate new common shares and the Starz common shares to be issued in connection with the Transactions will be listed for trading on the NYSE and Nasdaq, respectively, (ii) the LGEC Class A shares and LGEC Class B shares will be delisted from the NYSE, (iii) the LG Studios common shares will be delisted from the Nasdaq, and (iv) LG Studios will be deregistered under the Exchange Act. The listings of New Lionsgate new common shares and the Starz common shares to be issued in connection with the Transactions for trading on the NYSE and Nasdaq, respectively, will be subject to New Lionsgate and Starz fulfilling all of the listing requirements of NYSE and Nasdaq, respectively.

Material Tax Consequences of the Transactions (page 439)

On an exchange of LGEC common shares for New Lionsgate Initial Exchange Shares, residents of Canada for the purposes of the Canadian Tax Act will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value of the New Lionsgate Initial Exchange Shares received in exchange for LGEC common shares, net of reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to such Canadian resident of such LGEC common shares immediately before the disposition. Such Canadian resident holders are not expected to realize any capital gains or capital losses as a result of the exchange for New Lionsgate Initial Exchange Shares for New Lionsgate new common shares and Starz common shares. Non-residents of Canada will generally not be subject to Canadian tax on any capital gains or capital losses arising from the disposition of LGEC common shares for New Lionsgate Initial Exchange Shares.

It is a condition to the completion of the Transactions that Lionsgate receive an opinion from its outside tax advisor, with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code. Accordingly, it is expected that, except with respect to cash received in lieu of a fractional singular shares of New Lionsgate new common stock, no gain or loss should be recognized by you, and no amount should be included in your income, upon the receipt of New Lionsgate new common stock in the Transactions for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of New Lionsgate new common stock.

You should consult your own tax advisor as to the particular consequences of the Transaction to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws, including Canadian tax laws. For more information regarding the material U.S. federal income tax consequences of the Transactions, see “Material U.S. Federal Income Tax Consequences Of The Transactions for Lionsgate Shareholders” and “Material U.S. Federal Income Tax Consequences Of The Transactions for LG Studios Shareholders.” For more information regarding the material Canadian tax consequences of the Transactions, see “Material Canadian Federal Income Tax Consequences Of The Transactions For Lionsgate Shareholders” and “Material Canadian Federal Income Tax Consequences Of The Transactions For LG Studios Shareholders.”

Summary Historical and Unaudited Pro Forma Financial Information (page 157)

As more fully described elsewhere in this joint information/proxy statement, New Lionsgate and Starz are expected to retain certain existing indebtedness of Lionsgate and incur certain additional indebtedness in connection with the Transactions, the estimated impacts of which are summarized below and reflected in the Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate and the Unaudited Pro Forma Condensed Combined Financial Information of Starz.

The anticipated New Lionsgate indebtedness includes:

•

Executed IP credit facilities of $1,190.0 million in aggregate (prior to debt issuance costs), which were entered into in anticipation of the Transactions and are expected to remain outstanding with New Lionsgate following the completion of the Transactions.

•	Exchange Notes of $389.9 million aggregate principal amount, which are to become obligations of New Lionsgate upon consummation of the Transactions.

•	The incurrence of new debt of approximately $214.0 million (prior to debt issuance costs), comprised of a new, partially drawn revolving credit facility and other asset backed facilities.

The anticipated Starz indebtedness includes:

•	5.5% Senior Notes of $325.1 million aggregate principal amount, which are to remain obligations of Starz upon consummation of the Transactions.

•

The incurrence of new debt of approximately $322.0 million (prior to debt issuance costs) upon consummation of the Transactions comprised of a term loan facility and partially drawn revolving credit facility.

The following tables set forth summary historical consolidated financial data of Lionsgate Studios Corp. and Starz and unaudited pro forma financial information of New Lionsgate and Starz. This information is presented for illustrative purposes only to reflect the current anticipated changes and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

This information is derived from and should be read in conjunction with the information under “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate” and accompanying notes, “Unaudited Pro Forma Condensed Combined Financial Information of Starz” and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Lionsgate,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Starz”, the interim unaudited condensed consolidated financial statements and related notes as well as the audited combined financial statements of LG Studios that are included in this joint proxy statement/prospectus, the interim unaudited combined financial statements and related notes as well as the audited combined financial statements of Starz that are included in this joint proxy statement/prospectus and Lionsgate’s interim unaudited consolidated financial statements included in its quarterly report on Form 10-Q for the quarter ended September 30, 2024, as well as the audited consolidated financial statements included in its annual report on Form 10-K for the year ended March 31, 2024 incorporated by reference in this joint information/proxy statement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS OF NEW LIONSGATE AND CONSOLIDATED STATEMENTS OF OPERATIONS DATA OF LIONSGATE STUDIOS CORP.

	Pro Forma New Lionsgate		Historical Lionsgate Studios Corp.
	Six Months Ended September 30,	Year Ended March 31,	Six Months Ended September 30,		Year Ended March 31,
	2024	2024	2024	2023	2024	2023	2022
	(Amounts in millions, except per share amounts)
Revenues	$1,412.0	$3,380.0	$1,412.0	$1,414.9	$2,986.4	$3,083.8	$2,716.3
Expenses:
Direct operating	983.9	2,141.6	983.8	872.5	1,886.7	2,207.9	1,922.1
Distribution and marketing	226.6	480.5	226.6	236.9	462.3	304.2	315.2
General and administration	182.0	454.8	177.0	175.5	349.2	387	342.7
Depreciation and amortization	8.7	21.2	8.8	8.0	15.6	17.9	18.1
Restructuring and other	32.4	130.0	34.9	9.0	132.9	27.2	6.3
Goodwill impairment	—	296.2	—	—	—	—	—

Total expenses	1,433.6	3,524.3	1,431.1	1,301.9	2,846.7	2,944.2	2,604.4

Operating income (loss)	(21.6)	(144.3)	(19.1)	113.0	139.7	139.6	111.9
Interest expense	(107.6)	(241.2)	(121.6)	(101.6)	(222.5)	(162.6)	(115.0)
Interest and other income	8.3	25.1	8.4	5.1	19.2	6.4	28.0
Other expense	(15.2)	(27.1)	(15.2)	(13.7)	(20.0)	(21.2)	(8.6)
Gain (loss) on extinguishment of debt	(4.9)	(17.6)	(1.5)	—	(1.3)	(1.3)	(3.4)
Gain (loss) on investments	—	3.5	—	(1.7)	3.5	44.0	1.3
Equity interests income (loss)	0.8	8.7	0.8	1.5	8.7	0.5	(3.0)

Income (loss) from continuing operations before income taxes	(140.2)	(392.9)	(148.2)	2.6	(72.7)	5.4	11.2
Income tax benefit (provision)	(10.1)	18.1	(10.1)	(10.4)	(34.2)	(14.3)	(17.3)

Income (loss) from continuing operations	(150.3)	(374.8)	(158.3)	(7.8)	(106.9)	(8.9)	(6.1)
Less: Net loss attributable to noncontrolling interests	1.5	13.4	1.5	2.5	13.4	8.6	17.2

Net income (loss) from continuing operations attributable to controlling interest	$(148.8)	$(361.4)	$(156.8)	$(5.3)	$(93.5)	$(0.3)	$11.1

Per share information attributable to shareholders:
Basic net loss from continuing operations per common share	$(0.54)	$(1.48)	$(0.56)	$(0.02)	$(0.42)	$—	$0.04

Diluted net loss from continuing operations per common share	$(0.54)	$(1.48)	$(0.56)	$(0.02)	$(0.42)	$—	$0.04

Weighted average number of common shares outstanding:
Basic	274.3	243.7	280.6	253.4	253.4	253.4	253.4
Diluted	274.3	243.7	280.6	253.4	253.4	253.4	253.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND CONSOLIDATED BALANCE SHEET DATA

	Pro Forma New Lionsgate	Historical Lionsgate Studios Corp.
	As of September 30,	As of September 30,	As of March 31,
	2024	2024	2024	2023
	(Amounts in millions)
Balance Sheet Data:
Cash and cash equivalents	$104.8	$210.8	$277.0	$210.9
Investment in films and television programs and program rights, net	2,363.5	2,344.6	1,929.0	1,786.7
Total assets	5,179.7	5,261.4	5,103.0	4,412.7
Corporate debt	1,755.3	1,842.4	1,783.3	1,243.6
Film related obligations	1,863.1	1,863.1	1,938.0	1,940.1
Total liabilities	6,102.9	6,200.3	6,129.9	4,848.0
Redeemable noncontrolling interest	99.7	99.7	123.3	343.6
Total equity (deficit)	(1,022.9)	(1,038.6)	(1,150.2)	(778.9)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMBINED STATEMENTS OF OPERATIONS DATA OF THE STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Pro Forma Starz Entertainment Corp.		Historical Starz Business
	Six Months Ended September 30,	Year Ended March 31,	Six Months Ended September 30,		Year Ended March 31,
	2024	2024	2024	2023	2024	2023	2022
	(Amounts in millions, except per share amounts)
Revenues	$694.5	$1,392.4	$694.5	$690.8	$1,392.4	$1,422.5	$1,450.7
Expenses:
Direct operating	362.0	692.6	362.0	357.0	692.6	715.9	655.7
Distribution and marketing	205.4	423.6	205.4	210.8	423.6	423.5	450.9
General and administration	52.9	129.2	52.9	65.2	129.2	124.0	116.0
Depreciation and amortization	82.8	161.8	82.8	77.9	161.8	155.7	152.6
Restructuring and other	(1.7)	233.2	(1.7)	130.6	224.8	89.9	10.5
Goodwill and intangible asset impairment	—	663.9	—	663.9	663.9	1,261.7	—

Total expenses	701.4	2,304.3	701.4	1,505.4	2,295.9	2,770.7	1,385.7
Operating (loss) income	(6.9)	(911.9)	(6.9)	(814.6)	(903.5)	(1,348.2)	65.0
Interest expense	(24.2)	(49.1)	(23.1)	(24.2)	(47.2)	(58.6)	(60.9)
Interest and other income	1.9	3.5	1.9	0.2	3.5	0.6	0.5
Other expense	(3.7)	(7.5)	(3.7)	(4.1)	(7.5)	(6.7)	(2.7)
Gain (loss) on extinguishment of debt	(2.3)	9.7	(4.9)	21.2	21.2	58.7	(24.8)

Loss from continuing operations before income taxes	(35.2)	(955.3)	(36.7)	(821.5)	(933.5)	(1,354.2)	(22.9)
Income tax benefit (provision)	6.9	134.1	7.2	74.3	128.9	18.3	(7.1)

Net loss from continuing operations	$(28.3)	$(821.2)	$(29.5)	$(747.2)	$(804.6)	$(1,335.9)	$(30.0)

Per share information from continuing operations attributable to Starz shareholders:
Basic net loss per common share	$(1.70)	$(49.26)

Diluted net loss per common share	$(1.70)	$(49.26)

Weighted average number of common shares outstanding:
Basic	16.7	16.7
Diluted	16.7	16.7

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND COMBINED

BALANCE SHEET DATA OF THE STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Pro Forma Starz Entertainment Corp.	Historical Starz Business
	As of September 30,	As of September 30,	As of March 31,
	2024	2024	2024	2023
	(Amounts in millions)
Balance Sheet Data:
Cash and cash equivalents	$25.0	$18.8	$23.0	$52.0
Programming content, net	1,113.9	1,113.9	942.9	1,034.5
Total assets	2,218.4	2,292.6	2,139.1	3,231.1
Corporate debt	631.7	698.2	696.6	776.0
Film related obligations	67.9	67.9	—	83.6
Total liabilities	1,290.2	1,356.7	1,219.9	1,699.3
Total equity	928.2	935.9	919.2	1,531.8

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with the Transactions, New Lionsgate, Starz, the ownership of New Lionsgate securities and the ownership of Starz securities. In addition, for more information you should review the specific descriptions of each of New Lionsgate’s and Starz’s businesses under “Information About New Lionsgate After the Transactions” and “Information About Starz After the Transactions” in this joint proxy statement/prospectus as well as other information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to New Lionsgate and the LG Studios Business

New Lionsgate faces substantial capital requirements and financial risks.

The production, acquisition and distribution of motion picture and television content requires substantial capital. A significant amount of time may elapse between expenditure of funds and the receipt of revenues after release or distribution of such content. New Lionsgate cannot assure you that it will be able to successfully implement arrangements to reduce the risks of production exposure such as tax credit, government or industry programs. Moreover, New Lionsgate may experience delays and increased costs due to disruptions or events beyond its control and if production incurs substantial budget overruns, New Lionsgate may have to seek additional financing or fund the overrun itself. New Lionsgate cannot make assurances regarding the availability of such additional financing on terms acceptable to it, or that it will recoup these costs. Increased costs or budget overruns incurred with respect to a particular film may prevent its completion or release or may result in a delayed release and the postponement to a potentially less favorable date. This could adversely affect box office performance and the overall financial success of such film. Any of the foregoing could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects.

The requirements of being a public company, including maintaining adequate internal control over financial and management systems, may strain New Lionsgate’s resources, divert management’s attention, and affect New Lionsgate’s ability to attract and retain executive management and qualified board members.

As a public company, New Lionsgate will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of U.S. and Canadian exchanges, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that New Lionsgate file annual, quarterly, and current reports with respect to its business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that New Lionsgate maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If New Lionsgate has a material weaknesses or deficiencies in its internal control over financial reporting, New Lionsgate may not detect errors on a timely basis and its consolidated financial statements may be materially misstated. Effective internal control is necessary for New Lionsgate to produce reliable financial reports and is important to prevent fraud.

In addition, New Lionsgate will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. New Lionsgate expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, New Lionsgate management’s attention may be diverted from other business concerns, which could harm New Lionsgate’s business, operating results, and financial condition.

New Lionsgate may incur significant write-offs if its projects do not perform well enough to recoup costs.

New Lionsgate will be required to amortize capitalized production costs over the expected revenue streams as it recognizes revenue from films or other projects. The amount of production costs that will be amortized each quarter depends on, among other things, how much future revenue New Lionsgate expects to receive from each project. Unamortized production costs are evaluated for impairment each reporting period on a project-by-project basis when events or changes in circumstances indicate that the fair value of a film is less than its unamortized cost. These events and changes in circumstances include, among others, an adverse change in the expected performance of a film prior to its release, actual costs substantially in excess of budgeted cost for the film, delays or changes in release plans and actual performance subsequent to the film’s release being less than previously expected performance estimates. In any given quarter, if New Lionsgate lowers its previous forecast with respect to total anticipated revenue from any film or other project or increases its previous forecast of cost of making or distribution of the film, New Lionsgate may be required to accelerate amortization or record impairment charges with respect to the unamortized costs, even if it previously recorded impairment charges for such film or other project. Such impairment charges could adversely impact New Lionsgate’s business, operating results and financial condition.

Changes in New Lionsgate’s business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

As changes in New Lionsgate’s business environment occur, it may adjust its business strategies to meet these changes, which may include growing a particular area of business or restructuring a particular business or asset. In addition, external events including changing technology, changing consumer patterns, acceptance of theatrical and television offerings and changes in macroeconomic conditions may impair the value of New Lionsgate’s assets. When these occur, New Lionsgate may incur costs to adjust its business strategy and may need to write down the value of assets. New Lionsgate may also invest in existing or new businesses. Some of these investments may have negative or low short-term returns and the ultimate prospects of the businesses may be uncertain or may not develop at a rate that supports its level of investment. In any of these events, New Lionsgate’s costs may increase, it may have significant charges associated with the write-down of assets, or returns on new investments may be lower than prior to the change in strategy, plans for growth or restructuring.

New Lionsgate’s revenues and results of operations may fluctuate significantly.

New Lionsgate’s results of operations will depend significantly upon the commercial success of the motion picture, television and other content that it sells, licenses or distributes, which cannot be predicted with certainty. Viewer preferences and audience acceptance are difficult to predict and may be subject to influences beyond New Lionsgate’s control, such as the critical acclaim of its content, the format in which content is released, the talent involved, the genre and specific subject matter of its content, audience reaction to its content, the quality and acceptance of content that its competitors release into the marketplace, and the availability of alternative forms of entertainment (including user-generated content) and leisure activities, general economic conditions and other tangible and intangible factors. New Lionsgate may not be able to anticipate and react effectively to shifts in tastes and interests. In particular, if one or more motion pictures underperforms at the box office in any given period, New Lionsgate’s revenue and earnings results for that period (and potentially, subsequent periods) may be less than anticipated. New Lionsgate’s results of operations may also fluctuate due to the timing, mix, number and availability of theatrical motion picture and home entertainment releases, as well as license periods for content. Moreover, low ratings for television programming produced by New Lionsgate may lead to the cancellation of a program which may result in significant programming impairments in a given period, and can negatively affect license fees for the cancelled program in future periods. Other than non-renewals or cancellation of television programs or series that may occur from time to time, Lionsgate is not aware of any current material cancellation of television programming releases or of content that Lionsgate sells, licenses or distributes. In addition, the comparability of results may be affected by changes in accounting guidance or changes in New Lionsgate’s ownership of certain assets and businesses. As a result of the factors above, New Lionsgate’s results of operations may fluctuate and differ from period to period, and therefore, may not be indicative of the results for any future periods or directly comparable to prior reporting periods.

New Lionsgate’s content licensing arrangements, primarily those relating to the distribution of films in foreign territories, may include minimum guarantee arrangements which, absent such arrangements, could adversely affect our results of operations.

New Lionsgate will generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international marketplaces. Certain of such content licensing arrangements, primarily those relating to the distribution of films by third parties in foreign territories, may include a minimum guarantee. The LG Studios Business revenue from these minimum guarantee arrangements amounted to approximately $151.0 million, $101.3 million and $51.1 million for the years ended March 31, 2024, 2023 and 2022 respectively (and $66.1 million for the six months ended September 30, 2024). To the extent that receipts generated by such foreign distributor from distribution of the film in the territory exceed a formula-based threshold, the distributor will pay New Lionsgate an amount in addition to the minimum guarantee (the “overage”). Absent these arrangements, the revenues derived by New Lionsgate may be determined as a function of a revenue-sharing formulation that calculates the licensee fee payable to New Lionsgate solely based on the actual performance of the film in the territory. In these situations, content that is not favorably received or underperforms may not achieve the level of revenues that New Lionsgate would have received from a minimum guarantee arrangement, which could adversely impact New Lionsgate’s business, operating results and financial condition.

New Lionsgate may not have long-term arrangements with many of its production or co-financing partners and, as a result, New Lionsgate may not have certain derivative rights related thereto.

With respect to the LG Studios Business, Lionsgate typically does not, and it is expected that New Lionsgate typically will not, enter into long-term production contracts with the creative producers of motion picture and television content that it produces, acquires or distributes. Moreover, New Lionsgate generally will have certain derivative rights that provide it with distribution rights to, for example, prequels, sequels and remakes of certain content it produces, acquires or distributes. There is no guarantee that New Lionsgate will produce, acquire or distribute future content by any creative producer or co-financing partner, and a failure to do so could adversely affect its business, financial condition, operating results, liquidity and prospects.

The LG Studios Business relies on a few major retailers and distributors and the loss of any of those could reduce New Lionsgate’s revenues and operating results.

A small number of retailers and distributors account for a material percentage of the revenues in home entertainment for the Motion Picture segment of the LG Studios Business. The LG Studios Business does not have long-term agreements with retailers. In addition, in fiscal 2024, 2023 and 2022, the LG Studios Business generated approximately 18%, 25% and 24%, respectively, of its revenue from the Starz Business, and in fiscal 2024, 2023 and 2022, the LG Studios Business generated approximately 14%, 11% and 9%, respectively, of its revenue from Amazon.com, Inc. and its subsidiaries. New Lionsgate cannot assure you that it will maintain favorable relationships with its retailers and distributors (including the Starz Business following the Transactions) or that it or they will not be adversely affected by economic conditions, including as a result of global pandemics, such as wars, such as Russia’s invasion of Ukraine (including sanctions therefrom, though Lionsgate and, to the knowledge of Lionsgate, its directors and executive officers have not been, and are not expected to be, subject to any sanctions related to Russia’s invasion of Ukraine), bank failures, inflation or a recession. For additional information, see Note 16 to the combined audited financial statements of the LG Studios Business in this joint proxy statement/prospectus. For information regarding charges related to Russia’s invasion of Ukraine included in direct operating expenses for fiscal 2022, see page 225 of Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate.

A significant portion of New Lionsgate’s library revenues is expected to come from a small number of titles.

New Lionsgate is expected to depend on a limited number of titles in any given fiscal quarter for the majority of the revenues to be generated by its library. In addition, many of the titles in its library are not presently distributed and generate substantially no revenue. Moreover, the rights to the titles in its library vary; in some cases, the LG Studios Business only holds the right to distribute titles in certain media and territories for a limited term; in other cases, certain rights may be reserved and/or granted to third parties or otherwise only granted to it for a limited period. If New Lionsgate cannot acquire new product and the rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, or renew expiring rights to titles generating a significant portion of its revenue on acceptable terms, any such failure could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects. Lionsgate has not entered into any agreements regarding material acquisitions of titles, renewals, business combinations, joint ventures or sales that have not yet closed. Completed material acquisitions have been previously disclosed in the reports of Lionsgate that have been filed under the Exchange Act.

Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect New Lionsgate’s business, financial condition or results of operations.

New Lionsgate’s success, in part, will depend on its ability to anticipate and adapt to shifting content consumption patterns. The ways in which viewers consume content, and technology and business models in its industry, continue to evolve, and new distribution platforms, as well as increased competition from new entrants and emerging technologies, have added to the complexity of maintaining predictable revenues. Developments in technology and new content delivery products and services have also led to an increased amount of video content, as well as changes in consumers’ expectations regarding the availability of video content and their willingness to pay for access to such content. These changes include the increase in the number of advertising-

based video on demand services or free, ad-supported streaming linear channels (also known as FAST channels) or increased cord-cutting. The use of generative artificial intelligence (“AI”), machine learning, and large language models, is evolving rapidly and becoming more prevalent in business operations and New Lionsgate’s ability to compete could be adversely affected if its competitors gain an advantage by using such technologies. Technology such as AI may be used in ways that increase access to publicly available free or relatively inexpensive content that may reduce demand for New Lionsgate’s products and services. Regulations governing new technological developments, such as developments in AI, remain unsettled, and these developments may affect aspects of New Lionsgate’s existing business model, including revenue streams for the use of New Lionsgate’s intellectual property and how it creates its entertainment products. In addition, rules governing new technological developments, such as developments in generative artificial intelligence, remain unsettled, and these developments may affect aspects of New Lionsgate’s business model, including revenue streams for the use of its intellectual property and how New Lionsgate creates and distribute its content. If New Lionsgate fails to successfully exploit emerging technologies and effectively anticipate or adapt to emerging competitors, content distribution platforms, changes in consumer behavior and shifting business models, this could have a material adverse effect on its competitive position, business, financial condition and results of operations.

New Lionsgate expects to face substantial competition in all aspects of its business.

New Lionsgate will be an independent distributor and producer. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations that can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their motion picture operations and television production operations. If New Lionsgate is unable to successfully or profitably compete with current and new competitors, its business will be adversely affected.

New Lionsgate will face economic, political, regulatory, and other risks from doing business internationally.

New Lionsgate will have operations and distribute content outside the U.S. and derive revenue from international sources. As a result, its business may be subject to certain risks inherent in international business, many of which are beyond its control. These risks may include:

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	laws and policies adversely affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	sanctions imposed on countries, entities and individuals with whom it conducts business (such as those imposed due to Russia’s invasion of Ukraine);

•	the impact of trade disputes;

•

anti-corruption laws and regulations such as the Foreign Corrupt Practices Act and the U.K. Bribery Act that impose strict requirements on how New Lionsgate may conduct its foreign operations and changes in these laws and regulations;

•

changes in local regulatory requirements including regulations designed to stimulate local productions, promote and preserve local culture and economic activity (including local content quotas, investment obligations, local ownership requirements, and levies to support local film funds);

•	differing degrees of consumer protection laws, data privacy and cybersecurity laws, and changes in these laws;

•	differing degrees of employee or labor laws and changes in these laws that may impact our ability to hire and retain foreign employees;

•	strikes or other employment actions that may make it difficult to produce and/or localize content;

•	censorship requirements that may cause New Lionsgate to remove or edit popular content, leading to consumer disappointment, brand tarnishment or consumer dissatisfaction;

•	inability to adapt New Lionsgate’s offerings successfully to differing languages, cultural tastes, and preferences in international markets;

•	international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property;

•	establishing and protecting a new brand identity in competitive markets;

•	the instability of foreign economies and governments;

•	currency exchange restrictions, export controls and currency devaluation risks in some foreign countries;

•	war and acts of terrorism; and

•	the spread of communicable diseases, which may impact business in such jurisdictions.

New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of its business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse business consequences.

New Lionsgate expects to be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

From time to time, New Lionsgate may engage in discussions and activities with respect to possible acquisitions, sale of assets, business combinations, joint ventures intended to complement or expand its business or other transactions. However, New Lionsgate may not realize the anticipated benefit from the transactions it pursues; there may be liabilities assumed that it did not discover or that it underestimated in the course of performing its due diligence; the negotiation of the transaction and the integration of the acquired business could require New Lionsgate to incur significant costs and cause diversion of management’s time and resources; the transaction could result in impairment of goodwill and other intangibles, development write-offs and other related expenses; the transaction may pose challenges in the consolidation and integration of information technology, accounting systems, personnel and operations; and New Lionsgate may have difficulty managing the combined entity in the short term if it experiences a significant loss of management personnel during the transition period after a significant acquisition. No assurance can be given that expansion, acquisition or other opportunities will be successful, completed on time, or that New Lionsgate will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects. If New Lionsgate determines to sell individual properties, libraries or other assets or businesses, it will benefit from the net proceeds realized from such sales. However, New Lionsgate’s revenues may be affected in the long-term due to the loss of revenue-generating assets, and poor timing of such disposals may result in unrealized asset value, all of which may diminish its ability to service its indebtedness and repay its notes and its other indebtedness at maturity. Furthermore, New Lionsgate’s future growth may be inhibited if the disposed asset contributed in a significant way to the diversification of its business platform. In addition, for risks relating the Transactions, see “–Risks Related to the Transactions” below.

If Canada Ltd. loses Canadian status, it could lose licenses, incentives and tax credits.

Through Lionsgate’s acquisition of eOne in December 2023, it acquired the economic interests in Entertainment One Canada Ltd., a Canadian corporation (“EOCL”), which will be held by New Lionsgate. EOCL is able to benefit from a number of licenses, incentive programs and Canadian government tax credits as a result of it being “Canadian controlled” as defined in the Investment Canada Act. Lionsgate has taken measures to ensure that EOCL’s Canadian status is maintained. There can be no assurance, however, that EOCL will be able to continue to maintain its Canadian status. The loss of EOCL’s Canadian status could harm New Lionsgate’s business, including the possible loss of future incentive programs and clawback of funding previously provided to EOCL.

New Lionsgate’s success will depend on attracting and retaining key personnel and artistic talent.

New Lionsgate’s success will depend upon the continued efforts, abilities and expertise of its executive teams and other key employees, including production, creative and technical personnel, including, in turn, on its ability to identify, attract, hire, train and retain such personnel. New Lionsgate expects to have employment agreements with top executive officers and production executives but does not expect to have significant “key person” life insurance policies for any employee. Although it is standard in the industry to rely on employment agreements as a method of retaining the services of key employees, these agreements cannot assure New Lionsgate of the continued services of such employees. In addition, New Lionsgate will depend on the availability of a number of actors, writers, directors and producers of third-party production companies who create its original programming. New Lionsgate cannot assure you that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future, and New Lionsgate’s inability to do so could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

Global economic turmoil and regional economic conditions could adversely affect New Lionsgate’s business.

Global economic turmoil resulting from such events as global pandemics, wars, inflation, bank failures or a recession, may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from U.S. federal government and other foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets. A decrease in economic activity in the U.S. or in other regions of the world in which New Lionsgate will do business could adversely affect demand for its content, thus reducing its revenues and earnings. A decline in economic conditions could reduce performance of theatrical, television and home entertainment releases. In addition, an increase in price levels generally could result in a shift in consumer demand away from the entertainment offered, which could also adversely affect New Lionsgate revenues and, at the same time, increase costs. Moreover, financial institution failures may make it more difficult to finance any future acquisitions, or engage in other financing activities.

New Lionsgate could be adversely affected by labor disputes, strikes or other union job actions.

The LG Studios Business is directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures and television content including writers, directors, actors and other talent as well as trade employees and others who are subject to collective bargaining agreements. In general, a labor dispute, work stoppage, work slowdown, strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television content could delay or halt the LG Studios Business’s ongoing development and/or production activities, or could cause a delay or interruption in release of new motion pictures and television content. Labor disputes have in the past, such as the industry-wide strike by the Writers Guild of America in May 2023 and Screen Actors Guild in July 2023, and may in the future, restrict access to content, result in work stoppages, and may result in increased costs and decreased revenue, which could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects.

Business interruptions from circumstances or events out of New Lionsgate’s control could adversely affect New Lionsgate’s operations.

The operations of the LG Studios Business are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, software or hardware failures, loss of data, security breaches, cyberattacks, personnel misconduct or error, war or acts of terrorism, global pandemics, work stoppages and strikes, and similar events beyond its control. New Lionsgate’s headquarters will be located in Southern California, which is subject to natural disasters such as earthquakes, wildfires and flooding. Although New Lionsgate expects to develop certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. In the event of a short-term power outage, New Lionsgate expects to have uninterrupted power source equipment designed to protect its operations and equipment. A long-term power outage, however, could disrupt its operations.

Although New Lionsgate may carry business interruption insurance for potential losses (including earthquake-related losses), there can be no assurance that such insurance will be sufficient to compensate for losses that may occur or that such insurance may continue to be available on affordable terms. Any losses or damages incurred by New Lionsgate could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

New Lionsgate’s business will be dependent on the maintenance and protection of its intellectual property and pursuing and defending against intellectual property claims may have a material adverse effect on New Lionsgate’s business.

New Lionsgate’s ability to compete will depend, in part, upon successful protection of its intellectual property. New Lionsgate will attempt to maintain and protect its proprietary and intellectual property rights to its productions through available copyright and trademark laws, contractual provisions in its agreements with its employees, contractors and production partners that develop intellectual property on its behalf, and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries where the LG Studios Business distributes its products. As a result, it may be possible for unauthorized third parties to copy and distribute New Lionsgate’s productions or certain portions or applications of its intended productions, which could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects. Moreover, there can be no assurance that New Lionsgate’s content producers or other third parties from whom it may license or acquire content have, in every instance, entered into agreements that contain appropriate protections regarding intellectual property, including nondisclosure, “work made for hire” or valid assignment provisions, with each party who has developed intellectual property on their respective behalf. Litigation may also be necessary to enforce New Lionsgate’s intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects. New Lionsgate’s more successful and popular film or television products or franchises may experience higher levels of infringing activity, particularly around key release dates. Alleged infringers have claimed and may claim that their products are permitted under fair use or similar doctrines, that they are entitled to compensatory or punitive damages because New Lionsgate’s efforts to protect its intellectual property rights are illegal or improper, and that New Lionsgate’s key trademarks or other significant intellectual property are invalid. Such claims, even if meritless, may result in adverse publicity or costly litigation. New Lionsgate will vigorously defend its copyrights and trademarks from infringing products and activity, which can result in litigation. It may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that a favorable final outcome will be obtained in all cases. Additionally, one of the risks of the film and television production business is the possibility that others may claim that New Lionsgate’s productions and production techniques misappropriate or infringe the intellectual property rights of third parties.

Notwithstanding New Lionsgate’s efforts to obtain all permissions and clearances it deems necessary in relation to the content it will create or distribute, from time to time, New Lionsgate may be subject to claims and legal proceedings regarding alleged infringement by it of the intellectual property rights (including patents) of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, require the development of alternative technology or business practices, injunctions against New Lionsgate, or payments for licenses or damages. New Lionsgate may also enter into licenses or other arrangements to settle and resolve such allegations on commercially reasonable terms where available, though there can be no assurance such agreements can be obtained on acceptable terms. These risks may be amplified by the increase in third parties whose sole or primary business is to assert such claims. Regardless of the validity or the success of the assertion of any such claims, New Lionsgate could incur significant costs and diversion of resources in enforcing its intellectual property rights or in defending against such claims, which could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

In addition, New Lionsgate may, from time to time, lose or cease to control certain of its rights in the intellectual property on which it relies. Pursuant to applicable intellectual property laws, such rights may expire or be transferred to third parties as a result of the operation of copyright reversion and/or termination of transfer rights under applicable laws. Additionally, where New Lionsgate acquires rights in certain properties or content, it may only acquire such rights for a limited period or subject to other restrictions. Where New Lionsgate loses intellectual property rights, it may not be able to re-acquire such rights on reasonable terms or at all, including due to material entering the public domain. The loss of (or of control of) such intellectual property rights may adversely impact New Lionsgate’s ability to prevent others from exploiting content based on such rights.

The LG Studios Business involves risks of claims for content of material, which could adversely affect New Lionsgate’s business, results of operations and financial condition.

As a distributor of media content, in the ordinary course of business New Lionsgate may face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, claims related to the mature nature of some of its content, other claims based on the nature and content of the materials distributed, or statements made by personnel or talent regarding or promoting those materials or attributable to its business. These types of claims have historically been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on New Lionsgate’s business, financial condition and results of operations.

New Lionsgate may in the future become subject to litigation and other legal proceedings, which could adversely impact its business, financial condition and results of operations.

From time to time, New Lionsgate may be subject to various legal proceedings (including class action lawsuits), claims, regulatory investigations and arbitration proceedings, including claims relating to intellectual property, employment, wage and hour, consumer privacy, contractual and commercial disputes, and the production, distribution, and licensing of its content. The outcomes of legal proceedings are inherently uncertain. Any proceedings, actions, claims or inquiries initiated by or against it, whether successful or not, may be time consuming, result in costly litigation, damage awards, consent decrees, injunctive relief or increased costs of business, require to change its business practices or products, result in negative publicity, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm its business and financial results. In addition, New Lionsgate’s insurance may not be adequate to protect it from all material expenses related to pending and future claims. Any of these factors could materially adversely affect New Lionsgate’s business, financial condition and results of operations.

Piracy of films and television programs could adversely affect New Lionsgate’s business over time.

Piracy is extensive in many parts of the world and is made easier by the availability of digital copies of content and technological advances allowing conversion of films and television content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of motion pictures and television content. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on the LG Studios Business, because these products reduce the revenue it may receive from distribution. In order to contain this problem, New Lionsgate may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. New Lionsgate cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

New Lionsgate may rely upon “cloud” computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could adversely impact its operations and its business.

New Lionsgate may utilize “cloud” computing services to deliver a distributed computing infrastructure platform for its business operations. New Lionsgate may architect its software and computer systems so as to utilize data processing, storage capabilities and other services provided by its current “cloud” computing service provider and run its computing via such “cloud” computing service provider. Given this, along with the fact that switching “cloud” computing services to another provider may be difficult, any problems faced by New Lionsgate’s “cloud” computing provider, including technological or business-related disruptions, as well as cybersecurity threats and regulatory interference, or any unanticipated interference with its current “cloud” service provider could adversely impact New Lionsgate’s operations and its business.

New Lionsgate’s activities are subject to stringent and evolving obligations which may adversely impact its operations. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

Data Privacy and Security. In the ordinary course of its business, New Lionsgate may collect, generate, use, store, process, disclose, transmit, share and transfer (collectively “process”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, and third-party data, through its websites and applications and those of third parties. Among other purposes, New Lionsgate may use this information to engage with users, promote its programming, and monitor the use of its digital platforms. New Lionsgate’s collection and use of personal data may subject it to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

In the U.S, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act and the Controlling the Assault of Non-Solicited Pornography and Marketing Act), and other similar laws (e.g., wiretapping laws). For example, in the past few years, numerous U.S. states—including California, Virginia, Colorado, Connecticut, and Utah—have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact New Lionsgate’s business and ability to provide its products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018 (“CCPA”) allows for civil penalties (up to $7,500 per intentional violation). Similar laws are being considered in several other states, as well as at the federal and local levels. These developments will further complicate compliance efforts and increase legal risk and compliance costs for New Lionsgate and the third parties upon whom New Lionsgate may rely.

Outside the U.S, an increasing number of laws, regulations, and industry standards apply to data privacy and security. For example, the European Union’s General Data Protection Regulation (the “EU GDPR”), the United Kingdom’s GDPR (the “UK GDPR” and, together with the EU GDPR, the “GDPR”), the EU Digital Services Act, Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018) and Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”) impose strict requirements for processing personal data. For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros (under the EU GDPR) or 17.5 million pounds sterling (under the UK GDPR), or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. As another example, in Canada, PIPEDA and various related provincial laws, as well as Canada’s Anti-Spam Legislation (“CASL”), may apply to New Lionsgate’s operations, as well as the LGPD in Brazil. The LGPD broadly regulates processing personal data of individuals in Brazil and imposes compliance obligations and penalties comparable to those of the GDPR.

Additionally, regulators are increasingly scrutinizing companies that process children’s data. Numerous laws, regulations, and legally-binding codes, such as the Children’s Online Privacy Protection Act (“COPPA”), California’s Age Appropriate Design Code, CCPA, other U.S. state comprehensive privacy laws, GDPR, and the UK Age Appropriate Design Code impose various obligations on companies that process children’s data, including requiring certain consents to process such data and extending certain rights to children and their parents with respect to that data. Some of these obligations have wide ranging applications, including for services that do not intentionally target child users (defined in some circumstances as a user under the age of 18 years old). These laws may be, or in some cases, have already been, subject to legal challenges and changing interpretations, which may further complicate New Lionsgate’s efforts to comply with these laws.

New Lionsgate may be subject to new laws governing the processing of consumer health data, including by providing for reproductive, sexual orientation, and gender identity privacy rights. For example, Washington’s My Health My Data Act (“MHMD”) broadly defines consumer health data, places restrictions on processing consumer health data (including imposing stringent requirements for consents), provides consumers certain rights with respect to their health data, and creates a private right of action to allow individuals to sue for violations of the law. Other states are considering and may adopt similar laws.

Additionally, under various privacy laws (such as the Video Privacy Protection Act) and other obligations, New Lionsgate may be required to obtain certain consents to process personal data. Noncompliance with such obligations is increasingly subject to challenges by class action plaintiffs. New Lionsgate’s inability or failure to obtain such consents could result in adverse consequences.

In the ordinary course of business, New Lionsgate may transfer personal data from Europe and other jurisdictions to the U.S. or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“U.K.”) have significantly restricted the transfer of personal data to the U.S. and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that New Lionsgate can satisfy or rely on these measures to lawfully transfer personal data to the U.S.

If there is no lawful manner for New Lionsgate to transfer personal data from the EEA, the UK or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, New Lionsgate could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against processing or transferring of personal data necessary to operate its business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of the EEA for allegedly violating the GDPR’s cross-border data transfer limitations.

New Lionsgate may also bound by contractual obligations related to data privacy and security, and its efforts to comply with such obligations may not be successful. For example, New Lionsgate may be contractually subject to industry standards adopted by industry groups, such as the Payment Card Industry Data Security Standard (“PCI DSS”). The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI DSS can result in penalties ranging from fines of $5,000 to $100,000 per month by credit card companies, litigation, damage to New Lionsgate’s reputation, and revenue losses. New Lionsgate may rely on third parties to process payment card data, who may be subject to PCI DSS, and its business may be negatively affected if these parties are fined or suffer other consequences as a result of PCI DSS noncompliance. Moreover, New Lionsgate may publish privacy policies, marketing materials and other statements regarding data privacy and security, including as required by applicable laws and regulations. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of New Lionsgate’s practices, it may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires significant resources and may necessitate changes to New Lionsgate’s information systems, policies and practices and to those of any third parties upon which it relies.

New Lionsgate may at times fail (or be perceived to have failed) in efforts to comply with data privacy and security obligations. Moreover, despite its efforts, its personnel or third parties upon whom it relies may fail to comply with such obligations, which could negatively impact New Lionsgate’s business operations and compliance posture. If New Lionsgate or the third parties on which it relies fails, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, New Lionsgate could face significant consequences, including, but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; or orders to destroy or not use personal data. In particular, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on New Lionsgate’s reputation, business, or financial condition, including, but not limited to: loss of customers; interruptions or stoppages in business operations; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize its products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to its business model or operations.

Consumer Protection Laws. The continued growth and development of the market for online commerce may lead to more stringent consumer protection laws both domestically and internationally, which may impose additional burdens on New Lionsgate. In addition, many states have enacted laws regulating automatically renewing online subscription services. If authorities start taking increased enforcement action related to statutes governing perceived unfair deceptive acts and practices, New Lionsgate could suffer additional costs, complaints and/or regulatory investigations or fines. Several of these laws also have private rights of action. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, reputational harm, and other adverse business consequences. Other changes in consumer protection laws and the interpretations thereof, could have a materially adverse effect on New Lionsgate’s business, financial condition and results of operations.

Levies/Taxes. Governments are increasingly looking to introduce regulations related to media and tax that may apply to New Lionsgate’s services. For example, some international governments have enacted or are considering enacting laws that impose levies and other financial obligations on media operators located outside their jurisdiction. Other changes in levy or tax laws and the interpretations thereof could have a materially adverse effect on New Lionsgate’s business, financial condition and results of operations.

Service disruptions or failures of New Lionsgate or its third-party service providers’ information systems, data and networks may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to loss of revenue or profit, loss of customers or sales and other adverse consequences.

In the ordinary course of New Lionsgate’s business, New Lionsgate and the third parties on which it may rely process proprietary, confidential, and sensitive data, including personal data, intellectual property, and trade secrets (collectively, sensitive information). Threats such as cyberattacks, malicious internet-based activity, and online and offline fraud are becoming more prevalent and are increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, New Lionsgate and the third parties upon which it may rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt New Lionsgate’s systems and operations, supply chain, and ability to produce, sell and distribute its goods and services.

New Lionsgate and the third parties upon which it may rely may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by artificial intelligence, and other similar threats. In particular, ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in New Lionsgate’s operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but New Lionsgate may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Further, a partially remote workforce poses increased risks to New Lionsgate’s information technology systems and data, as certain employees may work from home on a full or part-time basis, utilizing network connections outside New Lionsgate’s premises. Business transactions (such as acquisitions or integrations) could expose New Lionsgate to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, New Lionsgate may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into its information technology environment and security program.

New Lionsgate may rely on third parties to operate critical business systems to process proprietary, confidential or other sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure (for more, see the Risk Factor titled “New Lionsgate may rely upon “cloud’ computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could adversely impact its operations and its business.”), data center facilities, encryption and authentication technology, employee email servers, content delivery systems, and other functions. New Lionsgate’s ability to monitor these third parties’ information security practices may be limited, and these third parties may not have adequate information security measures in place. If these third parties experience a security incident or other interruption, New Lionsgate could experience adverse consequences. While New Lionsgate may be entitled to damages if these third parties fail to satisfy their privacy or security-related obligations to it, any award may be insufficient to cover New Lionsgate’s damages, or New Lionsgate may be unable to recover such award. Similarly, supply-chain attacks have increased in frequency and severity, and New Lionsgate cannot guarantee that third parties and infrastructure in its supply chain or its third-party partners’ supply chains have not been compromised.

New Lionsgate expects to takes steps to detect, mitigate and remediate vulnerabilities in its information systems (such as its hardware or software) and those of the third parties upon which New Lionsgate may rely, but it may not be able to detect and remediate (or have its third-party service providers remediate) all such vulnerabilities on a timely basis or at all. Further, New Lionsgate may experience delays in developing and deploying remedial measures and patches designed to address any such identified vulnerabilities. If not remediated expeditiously, vulnerabilities could be exploited and result in a security incident.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to New Lionsgate’s sensitive information. A security incident or other interruption could disrupt New Lionsgate’s ability (and that of third parties upon whom it may rely) to provide its services. New Lionsgate’s may expend significant resources or modify its business activities to try to protect against security incidents. Certain data privacy and security obligations may require New Lionsgate’s to implement and maintain specific industry-standard or reasonable security measures to protect its information technology systems and sensitive information. While New Lionsgate’s expects to implement security measures designed to protect against security incidents, there can be no assurance that these measures will be effective.

Applicable data privacy and security obligations may require New Lionsgate to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If New Lionsgate (or a third party upon whom it may rely) experiences a security incident or is perceived to have experienced a security incident, New Lionsgate may experience adverse consequences, such as: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information; litigation; indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in its operations; financial loss; and other similar harms. Security incidents and attendant consequences may cause customers to stop using New Lionsgate’s services, deter new customers from using New Lionsgate’s services, and negatively impact New Lionsgate’s ability to grow and operate its business. New Lionsgate’s contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in its contracts are sufficient to protect it from liabilities, damages, or claims related to its data privacy and security obligations. New Lionsgate cannot be sure that its insurance coverage will be adequate or sufficient to protect it from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about New Lionsgate’s from public sources, data brokers, or other means that reveals competitively sensitive details about its organization and could be used to undermine its competitive advantage or market position.

New Lionsgate may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

New Lionsgate may complete one or more financing transactions on or prior to the completion of the Transactions. As a result of such transactions, New Lionsgate anticipates having approximately $1,755.3 million of indebtedness upon completion of the Transactions. New Lionsgate may also incur additional indebtedness in the future. As of September 30, 2024 and March 31, 2024, the LG Studios Business had corporate debt of approximately $1,861.3 million and $1,793.5 million, respectively, and film related obligations of approximately $1,872.2 million and $1,949.4 million, respectively, and the LG Studios Business’ revolving credit facility provided for unused commitments of $678.5 million and $675.0 million, respectively. The LG Studios Business’s debt service obligations (principal and interest) on its corporate debt and film related obligations outstanding as of September 30, 2024 over the next twelve months was estimated to be approximately $2,203.6 million. This amount is based on the applicable SOFR rate as of September 30, 2024, and is net of payments and receipts from the LG Studios Business’s interest rate swaps and excludes amounts that may be required for future borrowings under the LG Studios Business revolving line of credit which had $421.5 million outstanding as of September 30, 2024. Interest paid on the weighted average borrowings under the line of credit of approximately $444.6 million amounted to $31.5 million during the six months ended September 30, 2024. See the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate—Accounts Receivable Monetization and Governmental Incentives—Uses of Cash—Material Cash Requirements from Known Contractual and Other Obligations” for more information.

This significant amount of debt could potentially have important consequences to New Lionsgate and its debt and equity investors, including:

•	requiring a substantial portion of its cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;

•	limiting New Lionsgate’s flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing New Lionsgate at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and

•	limiting New Lionsgate’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase New Lionsgate new common shares.

To the extent that New Lionsgate incurs additional indebtedness, the foregoing risks could increase. In addition, New Lionsgate’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and New Lionsgate may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt. For more information, see “Description of New Lionsgate Material Indebtedness.”

New Lionsgate may seek additional capital that may result in stockholder dilution or that may have rights senior to those of its shareholders. From time to time, Starz may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other things, New Lionsgate’s business plans, operating performance and condition of the capital markets. Rising interest rates or any disruption in the capital markets could make it more difficult and expensive for New Lionsgate to raise additional capital or refinance its existing indebtedness. If New Lionsgate raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of its common shares, and New Lionsgate’s shareholders may experience dilution. Any large equity or equity-linked offering could also negatively impact New Lionsgate’s share price.

The Internal Revenue Service may not agree that New Lionsgate should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

Under current U.S. federal tax law, a corporation is generally considered for U.S. federal tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Because New Lionsgate will be incorporated outside of the U.S., it would generally be classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under these rules. However, Section 7874 of the Internal Revenue Code (the “Code”) (“Section 7874”) provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation (or surrogate foreign corporation) for U.S. federal tax purposes if it acquires a domestic entity (referred to as a “domestic entity acquisition”), and after the domestic entity acquisition, 80% or more (by vote or value) of the non-U.S. incorporated entity’s stock (60% or more for purposes of a surrogate foreign corporation determination) is held by former shareholders of the domestic entity by reason of holding stock in the domestic entity. This exception generally does not apply to situations in which, prior to the domestic entity acquisition, 80% or more (by vote and value) of the stock of the domestic entity was held directly or indirectly by a parent corporation (referred to as the “common parent”), and, after the domestic entity acquisition, the same common parent holds 80% or more (by vote and value) of the stock of the non-U.S. incorporated entity (referred to as the “internal group restructuring exception”). The internal group restructuring exception is preserved notwithstanding the common parent’s related transfer of the non-U.S. incorporated entity stock to its shareholders.

There is limited guidance regarding the application of Section 7874, including the application of the rules to the facts as they may exist at the time of the closing of the Transactions. If New Lionsgate were to be treated as a U.S. corporation for federal tax purposes, it could be subject to substantially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. In addition, non-U.S. shareholders of New Lionsgate would be subject to U.S. withholding tax on the gross amount of any dividends paid by us to such shareholders (subject to an exemption or reduced rate available under an applicable tax treaty). Alternatively, if New Lionsgate were to be treated as a surrogate foreign corporation for federal tax purposes, it and its U.S. affiliates (including the U.S. affiliates historically owned by it) may, in some circumstances, be subject to certain adverse U.S. federal income tax rules (which, among other things, could retroactively increase its transition tax under Section 965 from 8%-15.5% to 35% (as well as that of its prospective U.S. acquiror as the case may be) and limit its ability to utilize certain U.S. tax attributes to offset U.S. taxable income, such as the use of net operating losses and certain tax credits, or to offset the gain resulting from certain transactions, such as from the transfer or license of property to a foreign related person during the 10-year period following the merger).

Future changes to U.S. and non-U.S. tax laws could adversely affect New Lionsgate.

The U.S. Congress, the Organisation for Economic Co-operation and Development (“OECD”) and other government agencies in jurisdictions where New Lionsgate and its affiliates will conduct business have had an extended focus on issues related to the taxation of multinational corporations. For the past several years, the primary focus has been in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As part of its so-called Base Erosion and Profit Shifting (“BEPS”) project, OECD and the G-20 developed changes to numerous long-standing international tax principles. More recently, countries are increasingly seeking ways to tax what is sometimes referred to as the digitalized economy. For example, in response to the increasing globalization and digitalization of trade and business operations, OECD is working on a proposal as an extension of its BEPS project to establish a global minimum corporate taxation rate. The rules are designed to ensure that large multinational groups pay corporate income taxes at the minimum rate of 15% in the countries where they operate. The goal is for OECD members to enact domestic legislation implementing these rules by 2024.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. As discussed in more detail below, the U.S. recently enacted significant tax reform, and certain provisions of the new law may adversely affect it. Further, certain provisions of the Build Back Better Act passed by the House of Representatives but which failed to be enacted would have added new limitations on business interest deductions and tightened current rules on the base erosion and anti-abuse tax. Many countries in the European Union, as well as a number of other countries and organizations such as OECD, are increasingly scrutinizing the tax positions of companies and actively considering changes to existing tax laws that, if enacted, could increase its tax obligations in countries where it does business. For example, the OECD has urged its member countries to raise taxes to protect against future fiscal risks attributed to high deficit and debt levels. There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects New Lionsgate or the holders of New Lionsgate new common shares. If U.S. or other foreign tax authorities change applicable tax laws, its overall taxes could increase, and its business, financial condition or results of operations may be adversely impacted.

Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

Original programming requires substantial financial commitment, which can occasionally be offset by foreign, state or local tax incentives. However, there is a risk that the tax incentives will not remain available for the duration of a series. If tax incentives are no longer available or reduced substantially, it may result in increased costs for it to complete the production, or make the production of additional seasons more expensive. If New Lionsgate is unable to produce original programming content on a cost-effective basis its business, financial condition and results of operations would be materially adversely affected.

New Lionsgate’s tax rate is uncertain and may vary from expectations.

There is no assurance that New Lionsgate will be able to maintain any particular worldwide effective corporate tax rate because of uncertainty regarding the tax policies in the jurisdictions in which it and its affiliates operate. New Lionsgate’s actual effective tax rate may vary from its expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any particular jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have an adverse impact on New Lionsgate and its affiliates.

Legislative or other governmental action in the U.S. could adversely affect New Lionsgate’s business.

Legislative action may be taken by the U.S. Congress that, if ultimately enacted, could limit the availability of tax benefits or deductions that New Lionsgate expects to claim, override tax treaties upon which it expects to rely, or otherwise increase the taxes that the U.S. imposes on New Lionsgate’s worldwide operations. Such changes could materially adversely affect New Lionsgate’s effective tax rate and/or require it to take further action, at potentially significant expense, to seek to preserve its effective tax rate. In addition, if proposals were enacted that had the effect of limiting New Lionsgate’s ability as a Canadian company to take advantage of tax treaties with the U.S., it could incur additional tax expense and/or otherwise incur business detriment.

Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect New Lionsgate’s effective tax rates.

New Lionsgate is subject to income taxes in Canada, the U.S. and foreign tax jurisdictions. It also conducts business and financing activities between its entities in various jurisdictions and it is subject to complex transfer pricing regulations in the countries in which it operates. Although uniform transfer pricing standards are emerging in many of the countries in which it operates, there is still a relatively high degree of uncertainty and inherent subjectivity in complying with these rules. In addition, due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. New Lionsgate’s future effective tax rates could be affected by changes in tax laws or regulations or the interpretation thereof (including those affecting the allocation of profits and expenses to differing jurisdictions), by changes in the amount of revenue or earnings that it derives from international sources in countries with high or low statutory tax rates, by changes in the valuation of its deferred tax assets and liabilities, by changes in the expected timing and amount of the release of any tax valuation allowance, or by the tax effects of stock-based compensation. Unanticipated changes in its effective tax rates could affect its future results of operations. Further, New Lionsgate may be subject to examination of its income tax returns by federal, state, and foreign tax jurisdictions. New Lionsgate regularly assesses the likelihood of outcomes resulting from possible examinations to determine the adequacy of its provision for income taxes. In making such assessments, it exercises judgment in estimating its provision for income taxes. While New Lionsgate believes its estimates are reasonable, it cannot assure you that final determinations from any examinations will not be materially different from those reflected in its historical income tax provisions and accruals. Any adverse outcome from any examinations may have an adverse effect on its business and operating results, which could cause the market price of its securities to decline.

Risks Related to Starz and the Starz Business

Following the completion of the Transactions, Starz will be a smaller, less diversified company than Lionsgate prior to the Transactions with a different financial profile.

The Transactions will result in Starz being a smaller, less diversified company than Lionsgate prior to the Transactions, with a business concentrated on the distribution of premium subscription video services. As a result, the Starz Business following the completion of the Transactions will be dependent on its ability to develop and distribute programming that resonates with viewers and results in subscribers for its service and may be more vulnerable to changing market conditions, which could have a material adverse effect on Starz’s businesses, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish for Starz following the completion of the Transactions, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the completion of the Transactions, Starz may also lose capital allocation efficiency and flexibility, as the Starz Business will no longer be able to use cash flow from the LG Studios Business.

It is currently expected that Starz will incur significant expenses and costs under the Transition Services Agreement and other costs associated with being a public company during the twelve-month period following the completion of the Transactions, including costs associated with certain tax and compliance filings.

Following the completion of the Transactions, Starz’s revenue will be comprised of revenues from Lionsgate’s Media Networks segment. While Lionsgate believes that Starz will have sufficient cash and cash equivalents (including cash from operations to fund its operations) for the foreseeable future following the Transactions, it will be dependent on the revenues generated (which were reflected historically) by the Media Networks segment to fund its operations in future periods. Starz may also in the future seek additional funds from third-party sources, including traditional bank financing, other secured or unsecured indebtedness, or the issuance of equity and/or debt securities, but these alternatives may not be available to Starz on attractive terms, in the amounts needed, or at all. For additional information about the past financial performance of the Media Networks segment, see Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus.

Starz could experience temporary interruptions in business operations and incur additional costs as it builds its information technology infrastructure and transitions its data to its own systems.

Following the completion of the Transactions, New Lionsgate will hold Lionsgate’s technology infrastructure and systems to support its critical business functions, including accounting and reporting. The Starz Business is in the process of creating its own, or engaging third parties to provide, information technology infrastructure and systems to support its critical business functions, including accounting and reporting, in order to enhance or replace many of the systems currently provided to it by Lionsgate. Following the completion of the Transactions, Starz may incur temporary interruptions in business operations if it cannot transition effectively from existing operating systems, databases and programming languages that support these functions to its own systems. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt Starz’s business operations and have a material adverse effect on its profitability. In addition, Starz’s costs for the operation of these systems may be higher than the amounts reflected in the historical combined financial statements of the Starz Business.

The accounting and other management systems and resources of Starz may not be adequately prepared to meet the financial reporting and other requirements to which Starz will continue to be subject following the completion of the Transactions.

The financial results of the Starz Business previously were included within the consolidated financial results of Lionsgate. The Starz Business was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the Transactions, New Lionsgate and Starz will both be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm addressing these assessments. Because most of Lionsgate’s current management and a substantial portion of Lionsgate’s corporate general and administrative functions will be transferred to New Lionsgate in connection with the Transactions, these reporting and other obligations will place significant demands on Starz’s management and administrative and operational resources, including accounting resources.

Moreover, to comply with these requirements, it is anticipated that Starz will need to migrate certain of its systems, including information technology and human resources systems, implement additional financial and management controls, reporting systems and procedures and may need to hire additional legal, accounting and finance staff. It is expected that Starz will incur additional annual expenses related to these activities, and those expenses may be significant. The Starz Business is in the process of creating its own, or engaging third parties to provide, accounting, reporting, and other management systems to support its critical business functions, in order to enhance or replace many of the systems currently provided to it by Lionsgate. Any inability to implement the new systems and transition data successfully and cost-effectively could disrupt Starz’s business operations and adversely impact its profitability. If Starz is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows.

Starz faces risks related to the restructuring of its business, which have affected and may continue to affect the value of its assets.

As a result of changes in the media and entertainment industry and their impact on the Starz Business, the Starz Business has restructured its operations. For example, as disclosed elsewhere in this joint proxy statement/ prospectus, in fiscal 2023, the Starz Business began a plan to restructure its international LIONSGATE+ business, which included the over-the-top distribution of the Starz Business’s LIONSGATE+ branded premium subscription video services outside the U.S. and Canada. In connection with these restructuring activities, the

Starz Business performed a strategic review of content performance across all of its platforms both in the U.S. and international territories, resulting in certain programming being removed from those platforms and written down to fair value. The Starz Business incurred impairment charges from the inception of the plan through September 30, 2024 amounting to approximately $295.7 million which were reflected in net income (loss) from continuing operations (impairment charges from the inception of the plan through September 30, 2024 included in discontinued operations amounted to approximately $476.4 million).

Changes in macroeconomic conditions, changes in consumer behavior and consumer consumption levels of our content may result in further restructurings and may further impair the value of the Starz Business assets. When these changes or events occur, the Starz Business has needed and may in the future need to write down the value of its assets, including further write downs of programming content, net, which has a balance of $1,113.9 million as of September 30, 2024.

As of September 30, 2024, the carrying value of Starz’s definite-lived intangible assets, including customer relationships associated with U.S. MVPDs, including cable operators, satellite television providers and telecommunications companies was $893.3 million. The asset group including amortizable intangible assets is tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. As of September 30, 2024, there were no indicators of impairment. Starz most recently performed an impairment analysis of the amortizable intangible assets in fiscal 2024 and fiscal 2023 due to changes in the industry related to the migration from linear to OTT and direct-to-consumer consumption. Based on the Starz Business’s impairment analysis, the estimated undiscounted cash flows exceeded the carrying amount of the assets and therefore no impairment charge was required. Should a review indicate a write down to fair value is required, any such charge could be material to the Starz Business’s reported net earnings in a given reporting period.

Starz’s efforts to attract and retain subscribers for Starz services may not be successful, which may adversely affect its business, financial condition, results of operations and cash flows.

Starz’s ability to continue to attract and retain subscribers will depend in part on its ability to consistently provide compelling content choices, effectively market its services, as well as provide a quality user experience for its subscribers. Furthermore, its competitors’ relative service levels, content offerings, pricing and related features may adversely affect Starz’s ability to attract and retain subscribers. For example, in the future, it is possible that prices for Starz services may increase, which could result in subscribers cancelling their subscriptions or potential subscribers not choosing to sign up for its services. Members cancel its service for many reasons, including a perception that they do not use the service sufficiently, that a particular program they subscribed for has ended, that they need to cut household expenses, the end of a promotional period, dissatisfaction with content, a preference for competitive services, and customer service issues that they believe are not satisfactorily resolved. Adverse economic conditions, including global pandemics, inflation or a recession, may also adversely affect Starz’s ability to attract and retain subscribers.

Starz incurs significant marketing expenditures to attract and retain subscribers, therefore retention of those subscribers is important to its business model. Starz continually seeks to add new subscriptions both to replace canceled subscriptions and to grow beyond its current subscription base. If excessive numbers of subscribers cancel its services, Starz may be required to incur significantly higher marketing expenditures than it currently anticipates to replace these subscribers with new subscribers. While Starz permits multiple users within the same household to share a single account for noncommercial purposes, if account sharing is abused, Starz’s ability to add new subscribers may be hindered and its results of operations may be adversely affected. If Starz is unable to successfully compete with current and new competitors in both retaining its existing subscriptions and attracting new subscriptions, it could adversely affect Starz’s business, financial condition, results of operations, and cash flows.

Starz’s business depends on viewer preferences, which are difficult to predict.

Starz’s success depends, in part, upon popularity, viewer preferences and audience acceptance of its content. These preferences are subject to influences such as the critical acclaim of its content, the format in which content is released, the talent involved, the genre and specific subject matter of its content, audience reaction to its content, the quality and acceptance of content that its competitors release into the marketplace, the availability of alternative forms of entertainment (including user-generated content) and leisure activities, general economic conditions and other tangible and intangible factors. These influences are difficult to predict and in some cases are subject to influences beyond its control. Starz may not be able to anticipate and react effectively to shifts in tastes and interests. A change in viewer preferences could cause Starz’s programming to decline in popularity, which could adversely affect the terms of its affiliation agreements with distributors or jeopardize their renewal. Reduced popularity of its programs or negative publicity associated with its content or brands may decrease its audience share and viewer reach and could have a material adverse effect on its business, financial condition and results of operations.

To an increasing extent, the success of Starz depends on exclusive original programming and its ability to accurately predict how audiences will respond to its original programming. Starz must invest substantial amounts in the development, production, and marketing of its original programming before it learns whether such content will reach anticipated audience acceptance levels. Because original programming often involves a greater degree of financial commitment, as compared to existing programming that it acquires from third parties, and because its branding strategies depend significantly on a relatively small number of original series, a failure to correctly anticipate viewer preferences for such series could be especially detrimental to Starz’s business.

Starz’s success depends upon the availability of quality programming in a highly competitive marketplace, and it may be unable to secure or maintain such programming.

Starz’s success depends upon the availability of quality video programming, particularly original television programming and films, which are suitable for its target markets. Starz believes that a positive reputation concerning its service is important in attracting and retaining members. Starz obtains most of its programming through agreements with third parties that have produced or control the rights to such programming. The market for video programming is intensely competitive and subject to rapid change. Starz competes with other programming services, including cable television, national and local broadcast television, and digital streaming services to secure desired programming. Some content providers resist licensing their content to third parties, such as Starz, which may impede its ability to secure desired programming.

Increased competition may drive up talent and production costs and has required Starz to increasingly commit to straight-to-series orders for programming instead of pilot orders. The increased financial commitment for a straight-to-series order also could increase the risks associated with such an order. For example, if a straight-to-series order does not meet anticipated production or quality standards or is otherwise not accepted by audiences, more costly revisions to the programming may be necessary. In addition, many of Starz’s competitors have greater capital resources, and therefore may be able to have greater amounts of available content and/or outbid it for projects and talent (including through the use of exclusive first-look arrangements), and may be able to copy Starz’s successful programming strategies to its detriment or react more quickly than it can to shifts in tastes and interests. Starz also faces increased costs for programming as the result of recent renegotiations of major collective bargaining agreements.

Starz cannot assure you that it will ultimately be successful in negotiating renewals of its programming rights agreements or in negotiating adequate substitute agreements. In the event that these agreements expire or are terminated and are not replaced by programming content, including additional original programming, acceptable to its distributors and subscribers, it could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows.

Starz depends on distributors that carry its programming, and no assurance can be given that Starz will be able to maintain and renew these affiliation agreements on favorable terms or at all.

Starz currently distributes programming through affiliation agreements with many distributors, including Altice, Amazon, Bell Canada, Charter, Comcast, Cox, DIRECTV, DISH Network, Hulu and Verizon. These agreements are scheduled to expire at various dates through 2027. The largest distributors can have significant leverage in their relationships with certain programmers, including Starz. Moreover, subscription streaming services and other technological innovations have changed when, where and how audiences consume video content. These changes pose risks to the traditional U.S. television industry, including the disruption of the traditional television content distribution model. In part as a result of these changes, over the past few years, the number of subscribers to traditional multichannel video programming distributors in the U.S. has declined, placing additional cost pressure on the traditional multichannel video programming distributor relationships with their programmers, including Starz. These changes and consolidations in the industry may provide distributors additional leverage in negotiating their affiliation agreements with Starz, which may result in less favorable terms to Starz, including fee reductions.

The renewal negotiation process for affiliation agreements is typically lengthy. In certain cases, renewals are not agreed upon prior to the expiration of a given agreement, and therefore, the distributor could suspend or terminate carriage of Starz programming or the programming could continue to be carried by the relevant distributor pursuant to the terms and conditions in the expired affiliation agreement. It is possible that Starz may be unable to obtain renewals with its current distributors on as favorable terms, if at all. It is also possible that Starz may be unable to successfully negotiate affiliation agreements with new distributors to carry its programming. It is also possible that some distributors may even decide to exit the video delivery sector entirely. The failure to renew affiliation agreements on as favorable terms, or the failure to negotiate new affiliation agreements at all, in each case covering a significant portion of households, could result in a discontinuation of carriage, or could otherwise impair Starz’s subscriber growth, revenue and earnings which could have a materially adverse effect on its business, financial condition and results of operations.

Starz relies on a few major distributors and the loss of any of those could reduce its revenues and operating results.

Although Starz currently distributes programming through affiliation agreements with many distributors, including Altice, Amazon, Bell Canada, Charter, Comcast, Cox, DIRECTV, DISH Network, Hulu and Verizon, a few major distributors account for a material percentage of Starz’s revenue. In fiscal 2024, Starz generated approximately 26.6% of its revenue from Amazon.com, Inc. and its subsidiaries. Starz cannot assure you that it will maintain favorable relationships with its distributors, that its offerings will continue to be attractive to distributors, or that it or they will not be adversely affected by economic conditions, including as a result of global pandemics, inflation or a recession.

Starz depends, in part, on distributors to market and present its services, the lack of which may result in reduced customer demand.

At times, certain of Starz’s distributors do not allow it to participate in marketing campaigns or other promotional activities to market its services or may not surface or position Starz favorably on their platforms. Starz’s inability to participate in the marketing of its services or limited discoverability on distributor platforms may put it at a competitive disadvantage. If Starz’s distributors do not sign-up new subscribers to Starz’s services, Starz may lose subscribers, which could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect Starz’s business, financial condition, results of operations or cash flows.

Starz’s success depends on its ability to anticipate and adapt to shifting content consumption patterns. Technology and business models in Starz’s industry, and the ways in which viewers consume content, continue to evolve, and new distribution platforms, as well as increased competition from new entrants and emerging technologies, have added to the complexity of maintaining predictable revenues. This trend has impacted certain traditional television distribution models, as demonstrated by industrywide declines in broadcast and cable ratings and declines in cable, direct broadcast satellite and telco television subscribers (i.e., “cord cutting”).

Developments in technology and new content delivery products and services have also led to an increased amount of video content, as well as changes in consumers’ expectations regarding the availability of video content and their willingness to pay for access to such content. These changes include the increase in the number of advertising-supported video on demand services or free, ad-supported streaming linear channels (also known as FAST channels). The use of AI, machine learning, and large language models, is evolving rapidly and becoming more prevalent in business operations and Starz’s ability to compete could be adversely affected if its competitors gain an advantage by using such technologies. Technology such as AI may be used in ways that increase access to publicly available free or relatively inexpensive content that may reduce demand for Starz products and services. Regulations governing new technological developments, such as developments in AI, remain unsettled, and these developments may affect aspects of Starz’s existing business model, including revenue streams for the use of Starz’s intellectual property and how it creates its entertainment products. While Starz is engaged in efforts to respond to and mitigate the risks from these changes, there can be no assurance that it will successfully anticipate or respond to these developments. Failure to effectively anticipate or adapt to emerging competitors, content distribution platforms, changes in consumer behavior and shifting business models could have an adverse effect on Starz’s competitive position, business, financial condition, results of operations and cash flows.

Business interruptions could adversely affect Starz’s business, financial condition, results of operations and cash flows.

Starz’s operations are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, war or acts of terrorism, pandemics, work stoppages and strikes, and similar events beyond its control. Starz has offices located in Southern California, New York, and Colorado, which are subject to natural disasters such as earthquakes or storms. Although Starz has developed certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. In the event of a short-term power outage, Starz has installed uninterrupted power source equipment designed to protect its equipment. A long-term power outage, however, could disrupt its operations.

Although Starz currently carries business interruption insurance for potential losses (including earthquake-related losses), there can be no assurance that such insurance will be sufficient to compensate for losses that may occur or that such insurance may continue to be available on affordable terms. Any losses or damages incurred by Starz could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Starz relies, in part, on third-party sales platforms as well as third-party internet-connected devices for distribution of its direct-to-consumer service.

In order to make its services available to its subscribers and viewers, Starz’s direct-to-consumer service relies, in part, on sales platforms owned by third parties, some of which are affiliated with or have investments in competing streaming products. If these third parties do not continue to provide access to its direct-to-consumer service on their platforms or are unwilling to do so on terms acceptable to it, Starz’s business could be adversely affected. If Starz is not successful in maintaining existing or creating new relationships with these third parties, its ability to retain subscribers and grow its direct-to-consumer business could be adversely affected. Starz also currently offers the ability to stream its direct-to-consumer service through a host of internet-connected devices, including televisions, computers, and mobile devices. If Starz encounters licensing, technological, regulatory, business or other impediments to delivering its streaming content to its subscribers via these devices, Starz’s ability to retain subscribers and grow its direct-to-consumer business could be adversely affected.

Starz is subject to payment processing risk.

Subscribers to the STARZ direct-to-consumer service pay for the service using a variety of different payment methods, including credit and debit cards. Starz relies on internal systems and those of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules, regulations, and industry standards, including data storage requirements, additional authentication requirements for certain payment methods, and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, changes to rules, regulations or industry standards concerning payments, loss of payment partners and/or disruptions or failures in Starz’s payment processing systems, partner systems or payment products, including products Starz uses to update payment information, Starz’s revenue, operating expenses and results of operations could be adversely affected. In addition, from time to time, Starz encounters fraudulent use of payment methods, which could adversely affect its business, financial condition, results of operations and cash flows, and, if not adequately controlled and managed, could create negative consumer perceptions of its service. If Starz is unable to maintain its fraud and chargeback rate at acceptable levels, card networks may impose fines, its card approval rate may be impacted and Starz may be subject to additional card authentication requirements.

Starz faces substantial competition in all aspects of its business, including competition for marketing and carriage of its services.

Certain of Starz’s competitors have longer operating histories, larger customer bases, stronger brand recognition, larger content libraries, exclusive rights to certain content, and significant financial, marketing and other resources. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations that can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their operations. Moreover, Starz’s services compete with other video programming services for marketing and distribution. Starz faces intense competition from other providers of programming services for the right to be carried by a particular distributor, for the right to be carried by such distributor on a particular tier, in a particular package of service or in bundles with other services, and for prominent placement and effective merchandising on distributor and advertising platforms.

Starz is an independent distributor and producer. Certain of its distributors have affiliated video programming services that they may choose to favor in terms of carriage, marketing and/or placement over STARZ. Certain of Starz’s distributors also own or control marketing channels, app stores and/or distribution platforms that are important to Starz. In addition, certain programming networks affiliated with broadcast networks like ABC, CBS, Fox or NBC or other programming networks affiliated with sports and certain general entertainment networks with strong viewer ratings have a competitive advantage over Starz’s services in obtaining distribution through the “bundling” of carriage agreements for such programming networks with a distributor’s right to carry the affiliated broadcasting network. If distributors refuse to carry Starz’s services, choose to offer, market, promote and/or position affiliated services more favorably than Starz’s services or take actions that are detrimental to Starz in terms of owned or controlled marketing channels, app stores or distribution platforms, it could have a material adverse effect on Starz’s business, financial condition and results of operations.

The market for entertainment is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the entertainment video market. Traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet-based e-commerce or entertainment video providers are increasing their streaming video offerings. Such providers may offer more compelling content or secure better terms from suppliers, adopt more aggressive pricing and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. In addition, new technological developments, including the development and use of AI, are rapidly evolving. If Starz’s competitors gain an advantage by using such technologies, its ability to compete effectively and its business, financial condition, results of operations and cash flows could be adversely affected. Companies also may enter into business combinations or alliances that strengthen their competitive positions. Piracy also threatens to damage Starz’s business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content for free. In light of the compelling consumer proposition, piracy services are subject to rapid global growth, and Starz’s efforts to prevent that growth may be insufficient. If Starz is unable to successfully or profitably compete with current and new competitors, its business may be adversely affected.

Starz faces economic, political, and regulatory risks from doing business internationally.

Starz has agreements and operations through which it licenses or distributes programming in Canada. As a result, Starz’s business is subject to certain risks inherent in international business, many of which are beyond its control. These risks may include:

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	the potential loss of its Canadian distribution partner;

•	laws and policies adversely affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

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the impact of trade disputes; anti-corruption laws and regulations such as the Foreign Corrupt Practices Act that impose strict requirements on how Starz conducts its foreign operations and changes in these laws and regulations;

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changes in local regulatory requirements including regulations designed to stimulate local productions, promote and preserve local culture and economic activity (including local content quotas, investment obligations, local ownership requirements, and levies to support local film funds);

•	differing degrees of consumer protection laws and changes in these laws;

•	strikes or other employment actions that may make it difficult to produce and/or localize content;

•	the spread of communicable diseases which may impact business in such jurisdictions; and

•	foreign privacy and data protection laws and regulations, as well as data localization requirements, and changes in these laws and requirements.

Starz’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of its business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse business consequences.

Starz’s business involves risks of claims for content of material, which could adversely affect its business, financial condition, results of operations and cash flows.

As a distributor of media content, in the ordinary course of business, Starz may face potential claims for defamation, invasion of privacy, negligence, copyright or trademark infringement, claims related to the mature nature of some of its content, and other claims based on the nature and content of the materials distributed or statements made by personnel or talent regarding or promoting those materials or attributable to its business. These types of claims have historically been brought, sometimes successfully, against producers and distributors of media content. Starz also contracts with third parties related to the development, production, marketing and distribution of its original programming. Starz may face potential liability or may suffer significant losses in connection with these arrangements, including but not limited to if such third parties violate applicable law, infringe the rights of other parties, become insolvent or engage in fraudulent behavior. To the extent that Starz creates and sells physical or digital merchandise relating to its programming, and/or license such rights to third parties, Starz could become subject to product liability, intellectual property or other claims related to such merchandise. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a materially adverse effect on Starz’s business, financial condition, results of operations and cash flows.

Music and certain authors’ performances contained within content Starz distributes may require it to obtain licenses for such distribution. In this regard, Starz engages in negotiations with collection management organizations (“CMOs”) and similar entities that hold certain rights to music and/or other interests in intellectual property. If Starz is unable to reach mutually acceptable terms with these organizations, it could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely affect its business, financial condition, results of operations and cash flows.

Starz may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties.

Starz regards its intellectual property rights, including service marks, trademarks, domain names, copyrights (including its programming and its websites), patents, trade secrets and similar intellectual property, as important to its success. Starz relies and expects to continue to rely on a combination of confidentiality and license agreements with its employees, consultants and third parties with whom it has relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect its proprietary rights. Starz may also seek to enforce its proprietary rights through court proceedings or other legal actions. Starz has filed and it expects to file from time to time for trademark, copyright, and patent applications. Nevertheless, these applications may not be approved, third parties may challenge any copyrights, patents or trademarks issued to or held by Starz, third parties may knowingly or unknowingly infringe its intellectual property rights, and it may not be able to prevent infringement or misappropriation without substantial expense to it.

Key technological aspects of Starz’s service have been developed internally by Starz, including software code, informational databases and other components that aid in the provision of its networks to its distributors or directly to consumers. However, not all of this technology is patented. If the protection of its intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of Starz’s brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic its service and methods of operations, the perception of its business and service to members and potential members may become confused in the marketplace, and its ability to attract members may be adversely affected.

Starz currently holds various domain names relating to its brand, including starz.com. Failure to protect its domain names could adversely affect Starz’s reputation and brand and make it more difficult for users to find its website and its service. Starz may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights.

Piracy is prevalent in many parts of the world, particularly where intellectual property rights and laws are not effectively enforced. Even in territories like the U.S. that have stronger intellectual property laws, legal frameworks that are unresponsive to modern realities, combined with the lack of effective technological prevention and enforcement measures, may impede Starz’s enforcement efforts. Starz’s enforcement activities depend in part on third parties, including technology and platform providers, whose cooperation and effectiveness cannot be assured to any degree. In addition, technological advances that allow the almost instantaneous unauthorized copying and downloading of content into digital formats without any degradation of quality from the original facilitate the rapid creation, transmission, and sharing of high-quality unauthorized copies. Piracy or other infringement of Starz’s intellectual property (including digital content, feature films, television programming, gaming, and other content), brands and other intellectual property could have a materially adverse effect on its business, financial condition, results of operations and cash flows. Starz may also need to spend significant amounts of money on improvement of technological platform security and enforcement activities, including litigation, to protect its intellectual property rights. Further, new technologies such as AI and their impact on Starz’s intellectual property rights remain uncertain, and development of the law in this area could impact its ability to protect against infringing uses or result in infringement claims against it.

From time to time, Starz is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, patents, copyrights and other intellectual property rights of third parties. For example, Starz’s direct-to-consumer service has historically been and continues to be a target for patent infringement allegations from non-practicing patent holders, and new allegations may arise in the future due to technological changes in Starz’s service or the streaming industry generally and the rapid rate of issuance of new patents. Technology or non-practicing entities may assert their patents, seek royalties, or even enter into litigation seeking substantial damages based on allegations of patent infringement regardless of merit. Starz has defended and will continue to defend vigorously against such allegations, which are typically not covered by insurance. However, regardless of the merit of any particular allegation, defending against such an allegation can be expensive, time-consuming and disruptive to Starz’s operations and ultimately unpredictable. In recognition of these considerations, Starz may at certain times have to develop non-infringing technology, adjust it content, merchandising or marketing activities, or enter into licenses or other arrangements to settle and resolve such allegations on commercially reasonable terms where available, though there can be no assurance such agreements can be obtained on acceptable terms, which could have materially adverse effect on Starz’s business, financial condition, results of operations and cash flows.

In addition, litigation may be necessary to enforce Starz’s intellectual property rights, protect its trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could have a materially adverse effect on Starz’s business, financial condition and results of operations. The loss of protection of its intellectual property rights, particularly its brand, in a meaningful manner or challenges to related contractual rights could result in erosion of its brand and limit its ability to control marketing of its networks, which could have a materially adverse effect on Starz’s business, financial condition, results of operations and cash flows.

Starz is, and may in the future become, subject to litigation and other legal proceedings, which could adversely affect its business, financial condition, results of operations and cash flows.

From time to time, Starz is subject to various legal proceedings (including class action lawsuits), claims, regulatory investigations and arbitration proceedings, including actions, claims relating to intellectual property (such as patent infringement claims), employment, wage and hour, consumer protection, consumer privacy (such as Video Privacy Protection Act “VPPA”, California Invasion of Privacy Act “CIPA” or similar laws), contractual and commercial disputes, and the production, distribution, and licensing of its content. The outcomes of legal proceedings are inherently uncertain. Any proceedings, actions, claims or inquiries initiated by or against Starz, whether successful or not, may be time consuming, result in costly litigation, damage awards, consent decrees, injunctive relief or increased costs of business, require it to change its business practices or products, result in negative publicity, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm its business and financial results. In addition, Starz’s insurance may not be adequate to protect it from all material expenses related to pending and future claims. Any of these factors could materially adversely affect Starz’s business, financial condition, results of operations and cash flows.

Inflation or economic instability in the markets in which Starz operates could adversely affect Starz’s business, financial condition, results of operations and cash flows.

Starz’s business is affected by prevailing economic conditions. Inflation may cause the cost of producing original programming, the cost of obtaining programming or the cost of marketing to rise, and Starz may not be able to cover those increases in the rates it charges to distributors. Financial instability or a general decline in economic conditions could affect Starz’s business in an adverse manner. Lower household income and decreases in consumer discretionary spending, which is sensitive to general economic conditions, may affect consumer demand for video service subscriptions, in particular with respect to premium video service subscriptions such as STARZ. Economic conditions also could adversely affect Starz’s distributors, resulting in larger than anticipated subscriber declines or distributors exiting the market entirely. A reduction in consumer spending or distributor financial difficulties or failures could lead to a decrease in the number of STARZ subscribers, which could have a materially adverse impact on Starz’s business, financial condition, results of operations and cash flows.

If the technology Starz uses in operating its business fails, is unavailable, or does not operate to expectations, its business, financial condition, results of operations and cash flows could be adversely affected.

Starz utilizes a combination of proprietary and third-party technology to operate its business. This includes the technology that it has developed in-house or licensed from third parties to recommend content to its consumers as well as enable fast and efficient delivery of content to its members and their various consumer electronic devices. If Starz experience interruptions or difficulties in this technology, its ability to operate its service, retain existing members and add new members may be impaired and its business, financial condition, results of operations and cash flows could be adversely affected.

Failure of, or disruptions to, Starz’s technology facilities could adversely affect its business, financial condition, results of operations, and cash flows. Starz’s programming is currently transmitted from primary uplink facilities provided by a third party. The primary uplink facilities used by Starz are equipped with backup generator power and other redundancies. However, like other facilities, uplink facilities are subject to interruption from fire, adverse weather conditions and other natural causes. Equipment failure, employee misconduct or third-party interference could also disrupt the facility’s services. Starz has arrangements at a separate third-party back-up facility to uplink Starz’s linear channels and services to its satellites in the event Starz is unable to do so from its primary facility. Notwithstanding these precautions, any significant or prolonged interruption of operations at Starz’s primary facility, and any failure by Starz’s back-up third-party facility to perform as intended, could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Starz’s success is also dependent upon its continued ability to transmit its programming to distributors. Starz has entered into multi-year satellite transponder agreements for carriage of the Starz networks’ programming. These agreements provide for replacement transponders and/or replacement satellites, as applicable, throughout the term of the agreements to ensure continued carriage of Starz programming in the event of transponder or satellite failures. Termination or interruption of satellite transmissions may occur and could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows. Despite Starz’s efforts to secure transponder capacity with multi-year satellite transponder agreements, there is a risk that when these agreements expire, Starz may not be able to secure capacity on a transponder on the same or similar terms, if at all.

Starz relies upon the ability of consumers to access its direct-to-consumer service through the internet. If network operators block, restrict or otherwise impair access to its service over their networks, Starz’s service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, Starz could incur greater operating expenses and its member acquisition and retention could be negatively affected. Furthermore, to the extent network operators create tiers of internet access service and either charge

Starz for or prohibit it from being available through these tiers, its financial condition, results of operations, and cash flows could be adversely affected. Some network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, these network operators have an incentive to use their network infrastructure in a manner adverse to Starz’s continued growth and success. While Starz believes that consumer demand, regulatory oversight and competition will help check these incentives, the extent to which network operators are able to provide preferential treatment to their data as opposed to Starz’s or otherwise implement discriminatory network management practices, could adversely affect Starz’s business, financial condition, results of operations, and cash flows. The extent to which these incentives limit operator behavior differs across markets.

Starz utilizes “cloud” computing services to deliver a distributed computing infrastructure platform for its business operations and any disruption of or interference with its use of its “cloud” computing servicer could adversely impact its business, financial condition, results of operations and cash flows.

Starz has architected its software and computer systems so as to utilize data processing, storage capabilities and other services provided by its current “cloud” computing service provider and it runs the vast majority of its computing via such “cloud” computing service provider. Given this, along with the fact that switching “cloud” computing services to another provider may be difficult, any problems faced by Starz’s “cloud” computing provider, including technological or business-related disruptions, as well as cybersecurity threats and regulatory interference, or any unanticipated interference with Starz’s use of its current “cloud” service provider could adversely impact its business, financial condition, results of operations and cash flows.

Protection of electronically stored data is costly and if Starz’s data is compromised in spite of this protection, it may incur additional costs, lost opportunities and damage to its reputation.

Starz maintains information in digital form as necessary to conduct its business, including confidential and proprietary information, copies of films, television programs and other content and personal information regarding its employees and customers. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and Starz’s computer systems are subject to cyberattacks that may result in disruptions in service. Starz develops and maintains systems to prevent this from occurring, but the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite its efforts, the possibility of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and risks associated with each of these remain. In addition, Starz provides confidential information, digital content and personal information to third parties when it is necessary to pursue business objectives. While Starz obtains assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk that data systems of these third parties may be compromised. If Starz’s data systems or data systems of these third parties are compromised, its ability to conduct its business may be impaired, it may lose profitable opportunities or the value of those opportunities may be diminished and it may lose revenue as a result of unlicensed use of its intellectual property. Furthermore, a penetration of its network security or other theft or misuse of confidential and proprietary information, digital content or personal employee information could subject it to business, regulatory, litigation and reputation risk, which could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Starz’s activities are subject to a variety of stringent and changing regulatory obligations, which may adversely impact its business, financial condition, results of operations and cash flows.

Privacy. The legal and regulatory environment governing Starz’s collection, generation, use, storage, disclosure and transfer (commonly known as processing) of personal information and other sensitive information is complex and continually evolving. In the ordinary course of its business, Starz collects and uses the personal information of subscribers and potential subscribers through its websites and applications and those of third parties. Its collection and use of personal information may subject Starz to a number of complicated domestic and foreign data privacy regulations (including VPPA, CIPA, and similar laws), security requirements and other obligations that govern the processing of personal data by Starz and on its behalf. For example, several states, including, but not limited to, California, Colorado, Connecticut, Nevada, Virginia and Utah, have enacted data privacy laws which impose significant compliance obligations on covered businesses and substantial statutory fines for noncompliance efforts, and many carry private rights of action. Starz’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, reputational harm, and other adverse business consequences. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit Starz’s ability to collect, transfer and use personal information, could adversely affect its business, financial condition, results of operations and cash flows. Starz’s actual or perceived failure to comply with such obligations could subject it to liability, and to the extent that it needs to alter its business model or practices to adapt to these obligations, Starz could incur additional expenses.

Consumer Protection Laws. The continued growth and development of the market for online commerce may lead to more stringent consumer protection laws which may impose additional burdens on Starz. Some examples include the Children’s Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and the VPPA. In addition, many states have enacted laws regulating automatically renewing online subscription services, and this trend may continue. If authorities start taking increased enforcement action related to statutes governing perceived unfair deceptive acts and practices, Starz could suffer additional costs, complaints and/or regulatory investigations or fines. Several of these laws also have private rights of action. Starz’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, reputational harm, and other adverse business consequences. Other changes in consumer protection laws and the interpretations thereof, could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Levies/Taxes. Starz’s future effective tax rates could be affected by changes in tax laws or regulations or the interpretation thereof. Governments are increasingly looking to introduce regulations related to media and tax that may apply to Starz’s services, rendering tax rates uncertain. Changes in levy or tax laws and the interpretations thereof could adversely affect Starz’s business, financial condition, results of operations and cash flows. Legislative action may be taken by the U.S. Congress that, if ultimately enacted, could limit the availability of tax benefits or deductions that Starz expects to claim, override tax treaties upon which it expects to rely, or otherwise increase the taxes that the U.S. imposes on Starz’s operations. Such changes could materially adversely affect Starz’s effective tax rate and/or require it to take further action, at potentially significant expense, to seek to preserve its effective tax rate. In addition, if proposals were enacted that had the effect of limiting Starz’s ability as a Canadian company to take advantage of tax treaties with the U.S., it could incur additional tax expense and/or otherwise incur business detriment. Unanticipated changes in its effective tax rates could affect its future results of operations. Further, Starz may be subject to examination of its tax returns by various federal, state, and foreign tax jurisdictions. Starz regularly assesses the likelihood of outcomes resulting from possible examinations to determine the adequacy of its provision for income taxes. In making such assessments, it exercises judgment in estimating its provision for income taxes. While Starz believes its estimates are reasonable, it cannot assure you that final determinations from any examinations will not be materially different from those reflected in its historical income tax provisions and accruals. Any adverse outcome from any examinations could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows.

Network Regulations. Under the Communications Act of 1934 and the 1992 Cable Act, there are certain Federal Communications Commission regulations that govern the distribution of Starz’s services by traditional multichannel video programming distributors, including cable, direct broadcast satellite and telco operators. Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, Starz’s network business will be affected. Regulations governing its services are subject to the political process and have been in constant flux historically. Starz cannot assure you that it will be able to anticipate material changes in laws or regulatory requirements or that future legislation, new regulation or deregulation will not have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Internet and Other Media Operator Regulations. The adoption or modification of laws or regulations relating to the internet or other areas of Starz’s business could limit or otherwise adversely affect the manner in which it currently conducts its business. Starz anticipates that several jurisdictions may, over time, attempt to impose additional financial and regulatory obligations on it. Other changes in laws relating to the internet or other areas of Starz’s business and the interpretations thereof could cause it to incur additional expenses or otherwise negatively affect its business. Additionally, as Starz grows its direct-to-consumer business, it may be subject to additional consumer legal claims and state and local consumer protection regulation. Starz relies upon the ability of consumers to access its service through the internet. If network operators block, restrict or otherwise impair access to its service over their networks, Starz’s service and business could be negatively affected. Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for Starz’s service and increase its cost of doing business. Given uncertainty around these rules, coupled with potentially significant political and economic power of local network operators, Starz could experience discriminatory or anti-competitive practices that could impede its growth, cause it to incur additional expense or otherwise negatively affect its business.

The loss of any of Starz’s key personnel and artistic talent could adversely affect its business, financial condition, results of operations and cash flows.

Starz believes that its future success will depend to a significant extent upon the performance of its senior executives, artistic talent, and other key employees and on its ability to attract and maintain a high performing and diverse workforce. Starz does not maintain “key man” insurance. In its industry, there is significant competition for highly-skilled business, technical, creative and other personnel. If Starz experiences high executive turnover, fails to adapt its business practices to changes in the industry, or is not successful in recruiting new personnel or in retaining and motivating existing personnel, its operations may be disrupted. In addition, Starz depends on the availability of and its ability to agree to contractual terms to engage a number of actors, writers, directors, producers and others, who are employees of third-party production companies that create its original programming. The loss of any significant corporate personnel or artistic talent could have a materially adverse effect on its business, financial condition, results of operations and cash flows.

Starz’s business could be adversely affected by labor disputes or other union actions.

Starz and many of its content providers, partners, suppliers and vendors employ the services of writers, directors, actors and other talent as well as trade employees and others who are subject to collective bargaining agreements in the entertainment industry. Such collective bargaining agreements may be renewed in the future on terms that are less favorable to Starz and/or result in higher costs of production and development. If collective bargaining agreements cannot be renewed, then it is possible that the affected unions could take action in the form of strikes, work slowdowns or work stoppages. Labor disputes or work stoppages may restrict Starz’s access to content, resulting in increased costs and decreased revenue, which could have a materially adverse effect on its business, financial condition and results of operations.

Starz will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

From time to time, Starz may engage in discussions and activities with respect to possible acquisitions, sale of assets, business combinations and joint ventures intended to complement or expand its business or other transactions. However, Starz may not realize the anticipated benefit from the transactions it pursues; there may be liabilities assumed that it did not discover or that it underestimated in the course of performing its due diligence; the negotiation of the transaction and the integration of the acquired business could require Starz to incur significant costs and cause diversion of management’s time and resources; the transaction could result in impairment of goodwill and other intangibles, development write-offs and other related expenses; the transaction may pose challenges in the consolidation and integration of information technology, accounting systems, personnel and operations; and Starz may have difficulty managing the combined entity in the short term if it experiences a significant loss of management personnel during the transition period after a significant acquisition. No assurance can be given that expansion, acquisition or other opportunities will be successful or completed on time, or that Starz will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows. If Starz determines to sell individual properties, libraries or other assets or businesses, it will benefit from the net proceeds realized from such sales. However, Starz’s revenues may suffer in the long-term due to the disposition of a revenue generating asset, or the timing of such dispositions may be poor, causing Starz to fail to realize the full value of the disposed asset, all of which may diminish its ability to service its indebtedness and repay its notes and its other indebtedness at maturity. Furthermore, Starz’s future growth may be inhibited if the disposed asset contributed in a significant way to the diversification of its business platform. Additionally, regulatory agencies, such as the FCC or U.S. Department of Justice, may impose additional restrictions on the operation of Starz’s business as a result of it seeking regulatory approvals for any strategic transactions and significant acquisitions. The occurrence of any of these events could have a material adverse effect on Starz’s business, financial condition, results of operations and cash flows. In addition, for risks relating to the Transactions, see “–Risks Related to the Transactions” below.

Starz may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

Starz may complete one or more financing transactions on or prior to the completion of the Transactions. As a result of such transactions, Starz anticipates having approximately $[   ] million of indebtedness upon completion of the Transactions. Starz may also incur additional indebtedness in the future.

This amount of debt could potentially have important consequences to Starz and its debt and equity investors, including:

•	requiring a substantial portion of its cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;

•	limiting Starz’s flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing Starz at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and

•	limiting Starz’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase Starz common shares.

To the extent that Starz incurs additional indebtedness, the foregoing risks could increase. In addition, Starz’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Starz may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt. For more information, see “Description of Starz Material Indebtedness.”

Starz’s indebtedness may make it difficult for it to satisfy its financial obligations, including making scheduled principal and interest payments on its indebtedness and its other obligations; limit its ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions or other general business purposes; increase its cost of borrowing; limit its ability to use its cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes; require it to use a substantial portion of its cash flow from operations to make debt service payments when due; limit its flexibility to plan for, or react to, changes in its business and industry; place it at a competitive disadvantage compared to its less leveraged competitors; and; increase its vulnerability to the impact of adverse economic and industry conditions, including changes in interest rates and foreign exchange rates.

From time to time, Starz may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other things, Starz’s business plans, operating performance and condition of the capital markets. Rising interest rates or any disruption in the capital markets could make it more difficult and expensive for Starz to raise additional capital or refinance its existing indebtedness. If Starz raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of its common shares, and Starz’s shareholders may experience dilution. Any large equity or equity-linked offering could also adversely affect Starz’s share price.

Risks Related to the Transactions

New Lionsgate and Starz may be unable to achieve some or all of the benefits that they expect to achieve through the Transactions.

New Lionsgate and Starz may be unable to achieve the full strategic and financial benefits expected to result from the Transactions, or such benefits may be delayed or may never occur at all. The Transactions are expected to provide the following benefits, among others:

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allow New Lionsgate and Starz to more effectively pursue their own distinct operating priorities and strategies, and enable the management teams of each of the two companies to focus on strengthening their core businesses, and pursue distinct and targeted opportunities to accelerate revenue and profitability;

•	allow each of New Lionsgate and Starz to allocate its financial resources to meet the unique needs of its own business, enabling each company to sharpen its focus on distinct strategic priorities;

•	allow each business to more effectively pursue its own distinct capital structure and capital allocation strategy;

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allow each of New Lionsgate and Starz to more effectively articulate its own clear investment thesis for its business as a pure-play content studio and platform, respectively, operating in a world of vertically integrated conglomerates, in order to attract a long-term investor base suited to its business, and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities;

•	allow for continued participation by Lionsgate’s shareholders in New Lionsgate’s and Starz’s future earnings and growth potential following the completion of the Transactions; and

•	provide employees with stock-based compensation that more closely aligns with the performance of the underlying businesses.

The parties may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (i) the Transactions will require significant amounts of management time and effort, which may divert management attention from operating and growing New Lionsgate’s and/or Starz’s respective businesses and (ii) the other actions required to separate New Lionsgate’s and Starz’s respective businesses prior to the Arrangement Effective Time could disrupt New Lionsgate’s and/or Starz’s respective operations. If the parties fail to achieve some or all of the benefits expected to result from the Transactions, or if such benefits are delayed, New Lionsgate’s and/or Starz’s business, results of operations and financial condition could be materially and adversely affected.

Challenges in the commercial and credit environment may adversely affect the expected benefits of the Transactions, the expected plans or anticipated timeline to complete the Transactions and future access to capital on favorable terms.

Volatility in the world financial markets could increase borrowing costs or affect New Lionsgate’s and/or Starz’s ability to access the capital markets. New Lionsgate’s and/or Starz’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for its respective business’s content, products or in the solvency of its respective customers or suppliers or if there are other significantly unfavorable changes in economic conditions, such as a recession. These conditions may also adversely affect the anticipated timeline to complete the Transactions and the expected benefits of the Transactions, including by increasing the time and expense involved in the Transactions.

The historical financial information of the LG Studios Business and pro forma financial information of Lionsgate included in this joint proxy statement/prospectus is not necessarily representative of the results that New Lionsgate would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

As described elsewhere in this joint proxy statement/prospectus, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate in a “reverse spin” in accordance with GAAP, specifically FASB Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs.” Following the completion of the Transactions, New Lionsgate will report the historical consolidated results of operations of the Starz Business in discontinued operations. The historical information about the LG Studios Business in this joint proxy statement/prospectus refers to the LG Studios Business as operated by and integrated with Lionsgate, excluding the Starz Business. The historical and pro forma financial information included in this joint proxy statement/prospectus is derived from the consolidated financial statements and accounting records of Lionsgate. Accordingly, the historical and pro forma financial information included in this joint proxy statement/prospectus does not necessarily reflect the financial condition, results of operations or cash flows that New Lionsgate would have achieved as a separate, publicly traded company during the periods presented or those that New Lionsgate will achieve in the future primarily as a result of the factors described below:

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Following the completion of the Transactions, New Lionsgate’s results of operations and cash flows are likely to be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to New Lionsgate and may be more costly.

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Currently, the LG Studios Business is integrated with the Starz Business. Historically, Lionsgate’s businesses shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Lionsgate has sought to minimize the impact on New Lionsgate when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

•	After the completion of the Transactions, the cost of capital for New Lionsgate’s business may be higher than Lionsgate’s cost of capital prior to the Transactions.

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In connection with the Transactions, New Lionsgate is expected to retain certain existing indebtedness of Lionsgate and incur certain additional indebtedness. New Lionsgate’s historical financial information does not reflect the debt that it will incur as part of the Transactions, including the financing discussed in the section entitled “Description of New Lionsgate Material Indebtedness.”

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The unaudited pro forma condensed consolidated financial information included in this joint proxy statement/prospectus includes adjustments to reflect the divestiture of the Starz Business from Lionsgate. The pro forma adjustments are based upon available information and assumptions that management of Lionsgate believes are reasonable; however, actual outcomes may vary from such assumptions. In addition, the unaudited pro forma condensed consolidated financial information included in this joint proxy statement/prospectus does not give effect to on-going costs that New Lionsgate may incur or may be eliminated in connection with being a stand-alone company.

Other significant changes may occur in New Lionsgate’s cost structure, management, financing and business operations as a result of operating as a company separate from Starz. For additional information about the past financial performance of its business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed consolidated financial statements of its business, see “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate”, “Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate” and the historical financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus.

Lionsgate’s historical financial information is not necessarily representative of the results that the Media Networks segment would have achieved as a separate, publicly traded company and is therefore not an indicator of its future results.

Prior to the Transactions, the Starz Business has been conducted by Lionsgate and its subsidiaries as part of Lionsgate’s consolidated operations, which included the LG Studios Business, and not as a standalone company. The segment information related to the Media Networks segment in Lionsgate’s historical financial information incorporated by reference into this joint proxy statement/prospectus does not necessarily reflect the results of operations that Starz would have achieved as a separate, publicly traded company during the periods presented or those that Starz will achieve in the future, primarily as a result of the factors described below:

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Prior to the Transactions, the Starz Business has been operated by Lionsgate as part of its broader corporate organization, rather than as an independent company. Lionsgate or one of its affiliates performed various corporate functions for the Starz Business, such as legal, corporate governance, treasury, reporting, auditing, human resources and investor relations.

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Generally, the Starz Business’ working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Lionsgate, including the LG Studios Business. Following the completion of the Transactions, Starz’s results of operations and cash flows may be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to Starz and may be more costly than those available before the Transactions.

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Currently, the Starz Business is integrated with the LG Studios Business. Historically, Lionsgate’s businesses shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Lionsgate has sought to minimize the impact on Starz when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

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In connection with the Transactions, Starz is expected to retain certain existing indebtedness of Lionsgate and incur certain additional indebtedness. Starz’s historical financial information does not reflect the debt that it will incur as part of the Transactions, including the financing discussed in the section entitled “Description of Starz Material Indebtedness.”

•	After the completion of the Transactions, the cost of capital for Starz’s business may be higher than Lionsgate’s cost of capital prior to the Transactions.

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Starz will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and will be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These Lionsgate reporting and other obligations were previously handled by members of management and employees who will become management and employees of New Lionsgate following the completion of the Transactions. Accordingly, there will be significant demands on Starz’s management and administrative and operational resources that did not exist prior to the Transactions. Moreover, to comply with these requirements, Starz anticipates that it will need to migrate its systems, implement additional financial, legal and management controls, reporting systems and procedures and hire additional accounting, legal and finance staff. Starz expects to incur additional annual expenses related to these activities, and those expenses may be significant. If Starz is unable to upgrade its financial and management controls, reporting systems and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

Other significant changes may occur in Starz’s cost structure, management, financing and business operations as a result of operating as a company separate from New Lionsgate. For additional information about the past financial performance of the Media Networks segment, see Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus. For additional information about the past financial performance of its business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed consolidated financial statements of its business, see “Unaudited Pro Forma Condensed Combined Financial Information of Starz”, “Management’s Discussion & Analysis of Financial Condition and Results of Operations of Starz (Supplemental)” and the historical financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus.

Following the completion of the Transactions, New Lionsgate will be a smaller, less diversified company than Lionsgate prior to the Transactions with a different financial profile.

The Transactions will result in New Lionsgate being a smaller, less diversified company than Lionsgate prior to the Transactions, with more limited business concentrated primarily in film and television production and distribution. As a result, the LG Studios Business following the completion of the Transactions may be more vulnerable to changing market conditions, which could have a material adverse effect on New Lionsgate’s business, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish for New Lionsgate following the completion of the Transactions, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the completion of the Transactions, New Lionsgate may also lose capital allocation efficiency and flexibility, as the LG Studios Business will no longer be able to use cash flow from the Starz Business.

Substantial sales of New Lionsgate new common shares or Starz common shares following the completion of the Transactions, or the perception that such sales might occur, could depress the market prices of New Lionsgate new common shares or Starz common shares, respectively.

The smaller relative size and different investment characteristics of each of New Lionsgate and Starz following the completion of the Transactions as compared to Lionsgate prior to the Transactions may not appeal to the current investor base of Lionsgate, which could result in the disposition of New Lionsgate new common shares and/or Starz common shares following the completion of the Transactions. Any sales of substantial amounts of New Lionsgate new common shares or Starz common shares in the public market following the completion of the Transactions, for this or other reasons, or the perception that such sales might occur, could depress the market price of New Lionsgate new common shares or Starz common shares, respectively. There is no assurance that there will be sufficient buying interest to offset any such sales, and, accordingly, the prices of New Lionsgate new common shares and/or Starz common shares may be depressed by such sales and have periods of volatility. Lionsgate currently has, and immediately following the Transactions each of New Lionsgate and Starz are expected to have, several shareholders who each hold a significant percentage of their respective outstanding common shares. If such shareholders sell a significant portion or all of their shares following the completion of the Transactions, the prices of New Lionsgate new common shares and/or Starz common shares may be depressed by such sales.

New Lionsgate or Starz may fail to perform under the agreements that will be executed as part of the Transactions, and such failure to perform could have a material adverse effect on New Lionsgate’s or Starz’s operations, respectively.

In connection with, and prior to, the Transactions, New Lionsgate and Lionsgate (which will be renamed Starz) will enter into the Arrangement Agreement and the Separation Agreement and will also enter into certain other agreements, including a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and agreements governing other commercial licensing arrangements between the parties. The Arrangement Agreement, Separation Agreement and other agreements, together with the documents and agreements by which the internal reorganization will be effected, will determine the allocation of assets and liabilities between the companies following the completion of the Transactions for those respective areas and will include any applicable indemnifications related to liabilities and obligations. The Transition Services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the Transactions. New Lionsgate will rely on Starz, and Starz will rely on New Lionsgate, to satisfy its performance and payment obligations under these agreements. If either New Lionsgate or Starz is unable or unwilling to satisfy its respective obligations under these agreements, including its respective indemnification obligations, New Lionsgate or Starz, as applicable, could incur operational difficulties and/or losses. If either New Lionsgate or Starz does not have in place its own systems and services, or if it does not have agreements with other providers of these services once certain Transactions-related agreements expire, it may not be able to operate its business effectively, and its profitability may decline. Starz is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services that are currently provided to it by Lionsgate. However, Starz may not be successful in implementing these systems and services in a timely manner or at all, it may incur additional costs in connection with, or following, the implementation of these systems and services, and it may not be successful in transitioning data from current systems.

New Lionsgate or Starz may be held liable to the other if it fails to perform under its agreements, and the performance of such services may negatively affect New Lionsgate’s and/or Starz’s business and operations.

In connection with the Transactions, New Lionsgate and Starz will enter into a Transition Services agreement, agreements governing other commercial licensing arrangements between the parties and other agreements that will provide for the performance of certain services by each company for the benefit of the other after the Transactions. If New Lionsgate or Starz does not satisfactorily perform its obligations under the agreement, it may be held liable for any resulting losses suffered by the other, subject to certain limits. In addition, during the transition services periods, New Lionsgate’s management and employees may be required to divert their attention away from New Lionsgate’s business in order to provide services to Starz, which could adversely affect New Lionsgate’s business, and Starz’s management and employees may be required to divert their attention away from Starz’s business in order to provide services to New Lionsgate, which could adversely affect Starz’s business.

Certain of the transaction agreements between New Lionsgate and Starz may be on terms that differ from the terms each may have otherwise received from unaffiliated third parties.

The agreements that New Lionsgate and Lionsgate (which will be renamed Starz) will enter into in connection with the Transactions, including the Arrangement Agreement, Separation Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and agreements governing other commercial licensing arrangements, were prepared in the context of the Transactions while New Lionsgate and Starz were still part of the same combined company. Accordingly, during the period in which the terms of those agreements were prepared, each of New Lionsgate and Starz did not have an independent board of directors or a management team that was fully independent of the other’s business. While the parties believe that the terms of such agreements generally reflect market terms, they may not reflect the same terms that would have resulted from negotiations with unaffiliated third parties.

The transfer to New Lionsgate or Starz of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, New Lionsgate or Starz may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

The Separation Agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Lionsgate (which will be renamed Starz) or its subsidiaries to New Lionsgate or its subsidiaries, or vice versa, in connection with the Transactions. The transfer of, or transfer of control related to, certain contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, both New Lionsgate and Starz or their respective beneficiaries may be beneficiaries of contracts, and New Lionsgate and/or Starz may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to New Lionsgate and/or Starz.

Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from New Lionsgate or Starz, which, for example, could take the form of price increases, require the expenditure of additional resources in order to obtain the services or assets previously provided under the contract, or require the pursuit of arrangements with new third parties or letters of credit or other forms of credit support. If New Lionsgate or Starz are unable to obtain required consents or approvals, they may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to them as part of the Transactions, and they may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact New Lionsgate’s and/or Starz’s business, financial condition, results of operations and cash flows.

The Transactions may result in litigation and/or regulatory inquiries and investigations, which would harm New Lionsgate’s or Starz’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Transactions. Any litigation or investigation relating to the Transactions against New Lionsgate or Starz, whether or not resolved in either party’s favor, could result in substantial costs and divert the applicable company’s management’s attention from other business concerns, which could adversely affect the applicable company’s business and cash resources and the ultimate value of New Lionsgate new common shares or Starz common shares, as applicable.

Purported noteholders have instituted suit against Lionsgate claiming that it breached the indenture governing Lions Gate Capital Holdings LLC’s 5.500% senior notes due 2029 by virtue of an amendment executed in connection with an exchange by certain noteholders for new notes.

On August 27, 2024, purported holders of Lionsgate’s 5.500% Notes filed a complaint against Lionsgate in New York State court asserting claims for declaratory judgment and breach of the implied covenant of good faith and fair dealing based on a May 2024 transaction in which Lionsgate exchanged approximately $390 million in aggregate principal amount of 5.500% Notes for new 5.500% exchange notes due 2029 and entered into Supplemental Indenture No. 10 to the indenture governing the 5.500% Notes (the “Indenture”). The main basis for these claims is that Supplemental Indenture No. 10 allegedly implicated certain provisions of the Indenture that require consent of each affected holder for certain types of waivers, amendments, and supplements to the Indenture. The relief sought includes a request for a declaration that Supplemental Indenture No. 10 and the associated exchange transaction are null and void, as well as for a permanent injunction against the Transactions going forward to the extent they have not already taken place. On September 13, 2024, another purported holder sought to intervene as a plaintiff in the same suit asserting nearly identical claims, which intervention was granted on October 11, 2024.

Although Lionsgate believes that these allegations are without merit, there can be no assurance that the plaintiffs will not be successful in obtaining relief sought in their complaints. If they are successful in obtaining a declaratory judgment, they may also issue the trustee of the 5.500% Notes a notice of default and seek accelerated payments for amounts due under the 5.500% Notes. These actions may result in an outcome that could have a material adverse impact on New Lionsgate’s and Starz’s business, operations and financial conditions as well as their stakeholders, as any such actions could require payments on the 5.500% Notes earlier than expected. In addition, if plaintiffs obtain an injunction against moving forward with the Transactions, the Transactions, to the extent not yet completed, may need to be abandoned. Even if Lionsgate is successful in defending against such claims, it may expend significant management time and attention and funds to defend against such claims.

The Transactions are subject to various risks and uncertainties, including approval of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting and approval of the LG Studios Reorganization Proposal at the LG Studios Special Meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate and/or LG Studios before the Transactions, or the businesses of New Lionsgate and/or Starz following the Transactions.

Lionsgate’s separation into two separate, publicly traded companies is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the Transactions, could delay or prevent the completion of the proposed Transactions, or cause the Transactions to occur on terms or conditions that are different or less favorable than expected. The Lionsgate Transactions Proposal may not be approved at the Lionsgate Annual General and Special Meeting and/or the LG Studios Reorganization Proposal may not be approved at the LG Studios Special Meeting, in which case the Transactions would not be permitted to occur under applicable law.

Additionally, the Arrangement Agreement: (i) will terminate if the arrangement does not occur on or before [   ] and (ii) may be terminated prior to the Arrangement Effective Time by the mutual written agreement of all parties to the Arrangement Agreement without further notice to or authorization on the part of the shareholders of Lionsgate or the other parties. In the event of any termination of the Arrangement Agreement prior to the Arrangement Effective Time, the Arrangement Agreement will become void and of no further force or effect and no party thereto (nor any of its representatives, as defined therein) will have any liability or further obligation to the other parties thereto by reason of the Arrangement Agreement. After the Arrangement Effective Time, the Arrangement Agreement may not be terminated except by mutual written agreement of all parties to the Arrangement Agreement and as approved by the BC Court, or as otherwise required by applicable law. Lionsgate and LG Studios will have discretion, upon mutual written agreement and subject to the provisions of the Interim Orders, the Final Order and the Plan of Arrangement, before the Arrangement Effective Time, to amend, modify or supplement the Arrangement Agreement without further notice to or approval by the Lionsgate shareholders or LG Studios shareholders. Under the Arrangement Agreement, Lionsgate and LG Studios will jointly determine the Arrangement Effective Time in a notice to New Lionsgate, or, if no such notice is given, the Arrangement Effective Time will be 2:30 p.m. Pacific time on the Arrangement Effective Date.

The process of completing the proposed Transactions has been and is expected to continue to be time-consuming and involves significant costs and expenses. The costs of the Transactions may be significantly higher than what Lionsgate currently anticipates and may not yield a discernible benefit if the Transactions are not completed or are not well executed, or the expected benefits of the Transactions are not realized. Executing the proposed Transactions will also require significant amounts of Lionsgate’s management’s time and effort, which may divert management’s attention from operating and growing Lionsgate’s businesses. In addition, if the Transactions are abandoned, not completed, or delayed or if the expected benefits of the Transactions are not realized, there may be a negative impact on the market price of LGEC common shares, LG Studios common shares, New Lionsgate new common shares and/or Starz common shares, as applicable.

Starz, New Lionsgate and their respective shareholders could suffer material adverse tax consequences as a result of the Transactions.

There can be no assurance that the New Lionsgate new common shares will be qualified investments for purposes of the Canadian Tax Act. New Lionsgate will endeavor to ensure that the New Lionsgate new common shares are qualified investments for Registered Plans. However, no assurance can be given in this regard. The Canadian Tax Act imposes penalties for the acquisition or holding of non-qualified investments by Registered Plans.

The transactions contemplated by the arrangement may give rise to tax for holders of LGEC common shares who are resident in Canada for the purposes of the Canadian Tax Act or for holders of LGEC common shares non-residents of Canada and to whom such shares constitute “taxable Canadian property.”

Certain of the anticipated tax consequences to Starz and its affiliates and to New Lionsgate are based on valuations of the LG Studios Business and the Starz Business. In the event that such valuations are successfully challenged by one or more relevant taxing authorities, it is possible that Starz, certain of its affiliates and/or New Lionsgate could suffer material adverse tax consequences.

After the Transactions, actual or potential conflicts of interest may develop between the management and directors of Starz, on the one hand, and the management and directors of New Lionsgate, on the other hand.

After the Transactions, the management and directors of New Lionsgate and Starz may own both Starz common shares and New Lionsgate new common shares. This ownership overlap could create, or appear to create, potential conflicts of interest when New Lionsgate’s and Starz’s respective directors and executive officers face decisions that could have different implications for New Lionsgate and Starz. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between New Lionsgate and Starz regarding terms of the agreements governing the Transactions and the relationship between New Lionsgate and Starz thereafter, including the Arrangement Agreement, the Separation Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement or any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if New Lionsgate and Starz enter into any commercial arrangements in the future.

The executive officers and directors of Lionsgate and the executive officers and directors of LG Studios have interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate’s shareholders and LG Studios’ shareholders.

When considering the recommendation of the Lionsgate Board that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal and the recommendation of the LG Studios Board that LG Studios’ shareholders approve the LG Studios Reorganization Proposal, shareholders should be aware that certain directors and executive officers of Lionsgate and directors and executive officers of LG Studios have certain interests in the Transactions that may be different from, or in addition to, the interests of such shareholders. The Lionsgate Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal. The LG Studios Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that LG Studios’ shareholders approve the LG Studios Reorganization Proposal. See “The Transactions—Interests of Lionsgate’s Directors and Officers in the Transactions” and “The Transactions—Interests of LG Studios’ Directors and Officers in the Transactions” for a more detailed description of these interests.

The allocation of intellectual property rights between Starz and New Lionsgate as part of the Transactions could adversely affect New Lionsgate’s and/or Starz’s competitive positions and/or ability to develop and commercialize certain content and services.

In connection with the Transactions, New Lionsgate and Starz will enter into commercial agreements governing, among other things, the allocation of intellectual property rights related to their respective businesses. The allocation of intellectual property rights between the two parties may also impose limitations on New Lionsgate’s and/or Starz’s ability to fully develop and commercialize certain content, brands and services. For example, although Starz generally has secured long-term licenses for its current and library originals that were greenlit prior to the Transactions from Lionsgate, Starz does not own the intellectual property rights for most of such shows because they were allocated to Lionsgate. However, as part of such original programming license agreements, Starz typically has rights of first negotiation/first refusal for periods that extend beyond the initial run of the programs to acquire exclusive rights to any television derivative or spinoff of such programs. Additionally, Starz generally owns or co-owns the intellectual property rights to most of its current development slate and expects to own or co-own most of its originals following the Transactions.

Risks Related to New Lionsgate New Common Shares and Starz Common Shares

Neither New Lionsgate nor Starz can be certain that an active trading market for its common shares will develop or be sustained after the Transactions, and following the completion of the Transactions, its share price may fluctuate significantly.

A public market for New Lionsgate new common shares and Starz common shares does not currently exist. New Lionsgate and Starz anticipate that trading of their common shares will begin on the first trading day after the Arrangement Effective Time. However, neither New Lionsgate nor Starz can guarantee that an active trading market for their common shares will develop or be sustained after the Transactions, nor can New Lionsgate and Starz predict the prices at which their common shares may trade after the Transactions. Similarly, New Lionsgate and Starz cannot predict whether the combined market value of the New Lionsgate new common shares and Starz common shares will be less than, equal to or greater than the market value of LGEC Class A shares and LGEC Class B shares, respectively, prior to the Transactions, or whether the market value of the New Lionsgate new common shares will be less than, equal to or greater than the market value of LG Studios common shares prior to the Transactions.

The market price of New Lionsgate new common shares and Starz common shares may decline or fluctuate significantly due to a number of factors, many of which may be beyond New Lionsgate’s and Starz’s control, including:

•	the limited trading history of the New Lionsgate new common shares and Starz common shares, as applicable;

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actual or anticipated fluctuations in New Lionsgate’s or Starz’s operating results, as applicable, and the expectations of securities analysts, investors and the financial community with respect thereto;

•	actual or anticipated fluctuations in operating revenues derived from New Lionsgate’s or Starz’s core business, as applicable;

•	the gain or loss of significant customers;

•	changes in management;

•	changes in financial estimates and recommendations by securities analysts;

•	announcements of developments affecting New Lionsgate’s or Starz’s business or systems or expansion plans by New Lionsgate or Starz or others;

•	the amount of short interest in New Lionsgate new common shares and Starz common shares, as applicable;

•	the operating and share price performance of comparable companies; and

•	changes in the regulatory and legal environment under which New Lionsgate or Starz, as applicable, operate.

New Lionsgate and Starz do not expect to pay any cash dividends for the foreseeable future.

Each of New Lionsgate and Starz currently intends to retain future earnings to finance and grow their business. As a result, New Lionsgate and Starz do not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by New Lionsgate and Starz will be made in the sole discretion of the New Lionsgate Board and the Starz Board, respectively, from time to time in accordance with applicable law. There can be no assurance that New Lionsgate and Starz will have sufficient surplus under applicable law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual costs exceeding contemplated costs, funding of capital expenditures or increases in reserves. If New Lionsgate or Starz, as applicable, do not pay dividends, the price of the New Lionsgate new common shares or Starz common shares, as applicable, that you receive in the Transactions must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your New Lionsgate new common shares and/or Starz common shares in order to generate cash flow from your investment.

Your percentage ownership in New Lionsgate and Starz may be diluted in the future.

In the future, your percentage ownership in New Lionsgate and Starz may be diluted because of equity awards that New Lionsgate and Starz grant to New Lionsgate’s and Starz’s respective directors, officers and employees or otherwise as a result of equity issuances for acquisitions, strategic transactions or capital market transactions. New Lionsgate’s employees and former employees of Lionsgate (regardless of the division in which such former employees served) will receive an equity award for New Lionsgate new common shares after the Transactions as a result of conversion of their Lionsgate equity awards to New Lionsgate equity awards. Lionsgate employees working for the Starz Business will receive an equity award for Starz common shares after the Transactions as a result of conversion of their unvested Lionsgate equity awards to Starz equity awards. Each of New Lionsgate and Starz anticipate that, in normal course, its respective compensation committees will grant additional stock-based awards to its employees after the Transactions. Such awards will have a dilutive effect on the earnings per share of New Lionsgate or Starz, as applicable, which could adversely affect the market price of the New Lionsgate new common shares or Starz common shares, respectively. For more detailed description of the treatment of the Lionsgate equity awards in connection with the Transactions, see “The Transactions—Treatment of Lionsgate Equity Awards.”

In addition, each of New Lionsgate’s and Starz’s articles of association following the completion of the Transactions, which we refer to as the “New Lionsgate Articles” and the “Starz Articles” respectively, allow for the issuance of one or more classes or series of preferred shares that have powers, preferences and/or other special rights, including preferences over the New Lionsgate new common shares or Starz common shares, as applicable, with respect to dividends and distributions. The terms of such preferred shares could dilute the voting power or reduce the value of the New Lionsgate new common shares or Starz common shares, as applicable. Similarly, the repurchase or redemption rights or liquidation preferences that each of New Lionsgate and Starz could assign to holders of preferred shares could affect the residual value of the New Lionsgate new common shares or Starz common shares, as applicable. For additional information, see “Description of New Lionsgate Capital Stock” and “Description of Starz Capital Stock.”

If securities or industry analysts do not publish research or publish misleading or unfavorable research about New Lionsgate’s or Starz’s business, New Lionsgate’s or Starz’s share price and/or trading volume, as applicable, could decline.

The trading markets for the New Lionsgate new common shares and Starz common shares will depend in part on the research and reports that securities or industry analysts publish about New Lionsgate or its business, or Starz or its business, as applicable. Each of New Lionsgate and Starz do not currently have and may never obtain separate research coverage for its common shares. If there is no research coverage, the New Lionsgate new common shares or the Starz common shares, as applicable, may be negatively impacted. If New Lionsgate or Starz, as applicable, obtains research coverage for its common shares and if one or more of the analysts downgrades the New Lionsgate new common shares or the Starz common shares, as applicable, or publishes unfavorable research about New Lionsgate’s business or Starz’s business, as applicable, the share price of the New Lionsgate new common shares or Starz common shares, as applicable, may decline. If one or more of the analysts cease coverage of the New Lionsgate new common shares or Starz common shares, as applicable, or fail to publish reports on it regularly, demand for the New Lionsgate new common shares or Starz common shares, as applicable, could decrease, which could cause the price or trading volume of the New Lionsgate new common shares or the Starz common shares, as applicable, to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “projects,” “intend,” “expect,” “believe,” “anticipate,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning, and statements concerning strategy, identify forward-looking statements. These forward-looking statements include, among others, statements regarding future financial performance, anticipated trends, and prospects in the markets and industries in which Lionsgate, New Lionsgate, LG Studios, and Starz operate, business prospects and strategies, including the completion of the Transactions, and anticipated financial position, liquidity, and capital needs, in each case relating to Lionsgate, New Lionsgate, LG Studios, and Starz, as applicable. For those statements, Lionsgate, New Lionsgate, LG Studios, and Starz each claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are estimates and projections reflecting judgments and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although Lionsgate and LG Studios believe that the estimates and projections reflected in the forward-looking statements are reasonable, these expectations may prove to be incorrect. Other unknown or unpredictable factors also could have material adverse effects on Lionsgate’s, LG Studios’, New Lionsgate’s and Starz’s future results, performance or achievements. When considering forward-looking statements, you should keep in mind the factors described under the caption “Risk Factors.” Important factors, some of which are described under the caption “Risk Factors,” that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, among others:

•	Weakness in the global economy and financial markets, including a recession.

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Competitive factors that could adversely affect New Lionsgate’s or Starz’s respective operations, including new product or service introductions and technologies by its current or future competitors, consolidation or strategic alliances among media companies, and/or distributors to improve their competitive position or develop new models for the delivery of entertainment, increased pricing pressure due to the impact of low-cost content providers or new entrants into its markets.

•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates.

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Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on the operating performance or New Lionsgate or Starz, as applicable.

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Security breaches of New Lionsgate’s or Starz’s respective information systems, which could impair its ability to conduct business, compromise sensitive information of Lionsgate, New Lionsgate, Starz or their respective customers and other business partners, and result in actions by regulatory bodies or civil litigation.

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The impact of business combinations or divestitures, including any volatility in earnings relating to acquisition-related costs, and New Lionsgate’s and Starz’s respective ability to successfully integrate any business it may acquire.

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Conditions in international markets, including social and political conditions, civil unrest, terrorist activity, governmental changes, restrictions on the ability to transfer capital across borders, tariffs and other protectionist measures, difficulties in protecting and enforcing its intellectual property rights and governmental expropriation of assets. New Lionsgate’s and Starz’s respective international operations also increase its compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws, as well as regulatory and privacy laws.

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Natural disasters, global pandemics, wars (such as Russia’s invasion of Ukraine), terrorism, labor disruptions or strikes, and international conflicts that could cause significant economic disruption and political and social instability, resulting in decreased demand for New Lionsgate’s or Starz’s respective services or adversely affect New Lionsgate’s or Starz’s respective content procurement and distribution capabilities.

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Pending and potential future litigation or other proceedings asserting, including and/or subpoenas seeking information with respect to, alleged violations of law and/or regulation, including the 5.500% Notes, and the availability or collectability of insurance relating to any such claims.

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New or changing laws and regulations affecting domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies or taxation (including tax reforms that could adversely impact multinational corporations).

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

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The expected benefits and timing of the Transactions, and the risk that conditions to the Transactions will not be satisfied and/or that the Transactions will not be completed within the expected time frame, on the expected terms or at all.

•	The possibility that any consents or approvals required in connection with the Transactions will not be received or obtained within the expected time frame, on the expected terms or at all.

•	Expected financing transactions undertaken in connection with the Transactions and risks associated with additional indebtedness.

•	The risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the Transactions will exceed estimates.

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The impact of the Transactions on the LG Studios Business and the Starz Business and the risk that the Transactions may be more difficult, time-consuming or costly than expected, including the impact on New Lionsgate’s or Starz’s respective resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

•

Other risks and uncertainties discussed in this joint proxy statement/prospectus and other reports that Lionsgate and LG Studios have filed, or Lionsgate, LG Studios, New Lionsgate or Starz may file, with the SEC.

Each of Lionsgate and LG Studios believes these forward-looking statements are reasonable. However, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. The above list of factors is not exhaustive or necessarily in order of importance. None of Lionsgate, LG Studios, New Lionsgate or Starz is under any obligation, and none of Lionsgate, LG Studios, New Lionsgate or Starz intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect circumstances existing after the date of this joint proxy statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as required by law.

THE PARTIES TO THE TRANSACTIONS

Lionsgate

Lionsgate was incorporated under the Canada Business Corporations Act with the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and continued under the BC Act on September 24, 1997. Lionsgate’s corporate office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Lionsgate’s principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California, 90404.

LGEC Class A shares currently trade on the New York Stock Exchange under the ticker symbol “LGF.A” and LGEC Class B shares currently trade on the New York Stock Exchange under the ticker symbol “LGF.B”.

New Lionsgate

New Lionsgate is a newly formed entity incorporated under the laws of the Province of British Columbia and is a direct, wholly owned subsidiary of Lionsgate. Following the completion of the Transactions, New Lionsgate will hold the LG Studios Business.

New Lionsgate was incorporated under the BC Act using the name Lionsgate Studios Holding Corp. on October 2, 2024. New Lionsgate’s head office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8.

The New Lionsgate new common shares are expected to trade under the symbol “LION” on the New York Stock Exchange after the Transactions.

LG Studios

LG Studios is a leading standalone, pure play, publicly-traded content company. It brings together diversified motion picture and television production and distribution businesses, a world-class portfolio of valuable brands and franchises, a talent management and production powerhouse and a more than 20,000-title film and television library, all driven by its bold and entrepreneurial culture.

LG Studios was incorporated under Cayman Islands law as a blank check company, SEAC II Corp. (its predecessor in interest) on November 3, 2021, and amended its articles on May 13, 2024 to change its name to Lionsgate Studios Corp. On May 13, 2024, Lionsgate consummated a business combination resulting in LG Studios becoming a publicly-traded company and majority-owned subsidiary of Lionsgate. Prior to the consummation of the business combination, LG Studios effected a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the BC Act.

As of May 14, 2024, LG Studios common shares trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LION.”

Starz

Starz Networks is a leading provider of premium subscription video programming to consumers in the U.S. and Canada, offering thousands of titles to its subscribers including its critically-acclaimed and award-winning scripted original series. Starz sells its services on a direct-to-consumer basis and through various distributors, including over-the-top providers (such as Amazon, Apple, Google and Hulu) and multichannel video programming distributors (such as Comcast, Charter, DIRECTV and DISH Network). Launching in April 2016, Starz was among the first standalone over-the-top services offering premium video programming. Starz’s over-the-top service is consistently among the top dozen most subscribed video subscription services in the U.S.

Starz’s flagship premium service STARZ had 20.15 million subscribers as of September 30, 2024 (total North America not including subscribers who receive programming free as part of a promotional offer). Starz offers premium original series and recently released and library movies without advertisements. Starz’s other services, STARZ ENCORE and MOVIEPLEX, offer theatrical and independent library movies as well as original and classic television series also without advertisements. Starz’s services include a stand-alone, direct-to-consumer app, 17 linear networks, and on-demand and online viewing platforms, Starz’s app and online viewing platforms offer thousands of hours of monthly movies and series episodes from studio partners, including first-run content, along with a growing line-up of successful original programming. Starz’s services are offered directly to consumers via the STARZ app and via Starz’s website at www.starz.com as well as through Starz’s retail partners (such as Apple and Google) for a recurring fee, or by Starz’s distributors to their subscribers either at a recurring price as part of a programming tier, package or bundle with other products or services, or on an a la carte basis.

Starz is a subsidiary of Lionsgate that was incorporated under Delaware law on August 10, 2006 as Starz, LLC, and acquired by Lionsgate on December 8, 2016. Following the completion of the Transactions, the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current Lionsgate. Starz’s head office address is located at 1647 Stewart Street, Santa Monica, CA 90404.

The Starz common shares are expected to trade under the symbol “STRZ” on The Nasdaq Stock Market LLC after the Transactions.

THE LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to LGEC shareholders for use at an Lionsgate Annual General and Special Meeting and any adjournments or postponements thereof.

Date, Time and Place of the Lionsgate Annual General and Special Meeting

Lionsgate will hold the Lionsgate Annual General and Special Meeting at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8, on [ ], at [ ], Pacific Time.

Purpose of the Lionsgate Annual General and Special Meeting

At the Lionsgate Annual General and Special Meeting, LGEC shareholders will be asked to vote upon the following matters outlined in the notice of the Lionsgate Annual General and Special Meeting:

1.

Consider, pursuant to the LGEC Interim Order and, if deemed advisable, approve, with or without variation, a special resolution of the holders of LGEC Class A shares, and a special resolution of the holders of LGEC Class B shares (these identical resolutions the “LGEC Arrangement Resolution”), adopting, for the holders of LGEC Class A shares, and for the holders of LGEC Class B shares, a statutory Plan of Arrangement pursuant to Section 288 of the BC among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things, (a) New Lionsgate will be separated from Lionsgate and hold the LG Studios Business, (b) Starz (formerly LGEC) will hold the Starz Business, (c) LGEC shareholders will receive a number of New Lionsgate new common shares equal to [   ] and all of the issued and outstanding shares of Starz and (d) LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [   ], which LGEC Arrangement Resolution, to be effective, must be passed by an affirmative vote of (i) at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting (the “Lionsgate Transactions Proposal”);

2.

Approve on a non-binding advisory basis, by ordinary resolution, the governance provisions contained in the notice of articles and articles of Lionsgate (the “Lionsgate Articles”) to be adopted at the Arrangement Effective Time of the Plan of Arrangement (the “Arrangement Effective Time”), the form of which is attached hereto as Annex J (the “Starz Articles”), that materially affect the rights of LGEC shareholders, presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance (the “LGEC Advisory Organizational Documents Proposals” or “Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in “Proposal No. 2 — The Advisory Organizational Documents Proposals”;

3.

Elect 12 directors as listed in the joint proxy statement/prospectus accompanying this notice to serve on the Lionsgate Board of Directors each for a term of one year or until their resignation, removal, replacement in connection with the Transactions, and their respective successors are duly elected or appointed;

4.

Reappoint Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2025 and authorize the Audit & Risk Committee of the Lionsgate Board to fix its remuneration;

5.	Conduct a non-binding advisory vote to approve executive compensation;

6.	Approve the assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan;

7.	Approve the Starz 2025 Plan; and

8.	Approve on a non-binding advisory basis, by special resolution, the Reverse Stock Split.

The Lionsgate Board does not know of any other matters that may be presented for action at the Lionsgate Annual General and Special Meeting. Should any other business come before the Lionsgate Annual General and Special Meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with the recommendation of the Lionsgate Board or, if no recommendation is given, in accordance with their best judgment.

Lionsgate Record Date; Outstanding Shares; Shares Entitled to Vote

With respect to all matters other than the Lionsgate Transactions Proposal, only holders of record of LGEC Class A shares as of the Record Date are entitled to receive notice of the Annual General and Special Meeting and to vote their LGEC Class A shares that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof. Each LGEC Class A share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, there were approximately [    ] LGEC Class A shares issued and outstanding and entitled to vote, which were held by approximately [    ] shareholders of record.

With respect to the Lionsgate Transactions Proposal only, only holders of record of LGEC Class A shares or LGEC Class B shares as of the Record Date are entitled to receive notice of the Lionsgate Annual General and Special Meeting and to vote their LGEC Class A shares or LGEC Class B shares, as applicable, that they held on the Record Date at the Lionsgate Annual General and Special Meeting, or any continuations, adjournments or postponements thereof. Each LGEC Class A share and each LGEC Class B share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, there were approximately [    ] LGEC Class B shares issued and outstanding and entitled to vote, which were held by approximately [    ] shareholders of record.

Holders of LGEC Class B shares are not entitled to vote on the matters to be presented at the Lionsgate Annual General and Special Meeting other than the Lionsgate Transactions Proposal Resolution.

Each shareholder of record has the right to appoint a person or company to represent such shareholder to vote in person at the Lionsgate Annual General and Special Meeting other than the persons designated in the form of proxy. See “—Voting of Proxies” and “—Voting in Person” below.

Quorum

A quorum is necessary to hold a valid meeting of LGEC shareholders. The quorum for the Lionsgate Annual General and Special Meeting is two (2) persons who are, or who represent by proxy, registered shareholders who, in the aggregate, hold at least 10% of the issued LGEC common shares entitled to be voted at the Lionsgate Annual General and Special Meeting.

Abstentions will be included in determining the number of shares present at the Lionsgate Annual General and Special Meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will also be counted in determining the number of shares present at the Lionsgate Annual General and Special Meeting for the purpose of determining the presence of a quorum, because it is expected that at least one proposal to be voted on at the Lionsgate Annual General and Special Meeting will be a “routine” matter.

Share Ownership of Management

As of the Record Date, the directors and executive officers of Lionsgate and their affiliates collectively owned [    ] LGEC Class A shares, or approximately [    ]% of the outstanding LGEC Class A shares, and [    ] LGEC Class B shares, or approximately [    ]% of the outstanding LGEC Class B shares.

Dividends

Lionsgate has not, within the last three most recently completed financial years or current financial year, declared or paid any dividends or distributions on LGEC Class A shares or LGEC Class B shares.

Voting of Proxies

Whether you are a shareholder of record or a “non-registered” shareholder, you may direct how your LGEC Class A shares or LGEC Class B shares, as applicable, are voted without attending the Lionsgate Annual General and Special Meeting.

If you are a shareholder of record, you may submit a proxy to authorize how your shares are to be voted at the Lionsgate Annual General and Special Meeting. You can submit a proxy over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit your voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a shareholder of record, your proxy must be received by telephone or the Internet by [ ] (Eastern Time) on [ ] in order for your shares to be voted at the Lionsgate Annual General and Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the Lionsgate Annual General and Special Meeting, although “non-registered” shareholders must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the Lionsgate Annual General and Special Meeting.

How to Revoke Your Proxy

If you are a shareholder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “Voting of Proxies” (your latest-received voting instructions will be followed). If you are a “non-registered” shareholder, you should contact your intermediary to find out how to change or revoke your voting instructions within the time described above under “Voting of Proxies.” If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Lionsgate Annual General and Special Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the chair of the Lionsgate Annual General and Special Meeting at the meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Lionsgate Annual General and Special Meeting in person and so request, although attendance at the Lionsgate Annual General and Special Meeting will not by itself revoke a previously granted proxy.

Voting in Person

If you are a shareholder of record of LGEC Class A shares, you have the right to vote in person at the Lionsgate Annual General and Special Meeting. If you are a holder of record of LGEC Class B shares, you have the right to vote in person, solely with respect to the Lionsgate Transactions Proposal, at the Lionsgate Annual General and Special Meeting.

If you choose to do so, you can vote using the ballot that will be provided at the Lionsgate Annual General and Special Meeting, or, if you requested and received printed copies of this joint proxy statement/prospectus and related meeting materials by mail, you can complete, sign and date the proxy card enclosed with this joint proxy statement/prospectus you received and submit it at the Lionsgate Annual General and Special Meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the Lionsgate Annual General and Special Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote LGEC Class A shares or LGEC Class B shares (solely with respect to the Lionsgate Transactions Proposal) at the Lionsgate Annual General and Special Meeting.

Even if you plan to attend the Lionsgate Annual General and Special Meeting, Lionsgate recommends that you submit your proxy or voting instructions in advance of the Lionsgate Annual General and Special Meeting as described in this joint proxy statement/prospectus, so that your vote will be counted if you later decide not to attend the Lionsgate Annual General and Special Meeting.

At the Lionsgate Annual General and Special Meeting, a representative from Broadridge shall be appointed to act as scrutineer. The scrutineer will determine the number of LGEC common shares represented at the Lionsgate Annual General and Special Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to Lionsgate.

Abstentions and Broker Non-Votes

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will also be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that at least one proposal to be voted on at the Lionsgate Annual General and Special Meeting will be a “routine” matter. A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions.

Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of outstanding shares or the number of shares present at the annual meeting and have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting. Accordingly, an abstention will not have any impact on any of the proposals to be voted on at the Lionsgate Annual General and Special Meeting.

Shares represented by broker non-votes will have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting. Accordingly, a broker non-vote will have no effect with respect to the proposals submitted for consideration at the Lionsgate Annual General and Special Meeting.

Required Votes

•

Proposal No. 1: Approval of the Lionsgate Transactions Proposal requires (i) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class A shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class B shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class.

Note that if your LGEC Class A shares or LGEC Class B shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on the Lionsgate Transactions Proposal unless you provide instructions to him or her regarding how you would like your shares to be voted.

For purposes of determining the number of votes cast, only LGEC Class A shares or LGEC Class B shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and have no effect on the outcome of the Proposal No. 1.

Consummation of the Transactions is conditioned on both the approval of the Lionsgate Transactions Proposal at the Lionsgate Annual and General Special Meeting and the approval of the LG Studios Reorganization Proposal at the LG Studios Special Meeting. Accordingly, even if the Lionsgate Transactions Proposal is approved, the Transactions will not be completed unless the LG Studios Reorganization Proposal is also approved (and vice versa).

•

Proposal No. 2: The affirmative vote of two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the advisory vote to approve changes to the Lionsgate Articles and that substantially affect LGEC shareholder rights. Regardless of the outcome of the non-binding advisory vote on the Lionsgate Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate and the Starz Articles will be adopted by Starz, in each case, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions.

Note that if your LGEC Class A shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your LGEC Class A shares on Proposal No. 2 unless you provide instructions to him or her regarding how you would like your LGEC Class A shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your LGEC Class A shares on Proposal No. 2, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only LGEC Class A shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 2.

•

Proposal No. 3: Directors are elected by plurality, meaning that the 12 nominees receiving the largest number of votes cast by holders of LGEC Class A shares (votes “FOR”) will be elected. Shareholders are able to vote “FOR”, “WITHHELD”, and “ABSTAIN” for each nominee. There is no minimum or maximum number of shares that must be cast for, or withheld from, any candidate nominated for election in order for that nominee to be elected. The 12 nominees receiving the greatest number of “FOR” votes will be eligible to form the Lionsgate Board following the Lionsgate Annual General and Special Meeting. Shareholders are not permitted to cumulate their LGEC Class A shares for purposes of electing directors.

•

Proposal No. 4: The affirmative vote of a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and for the holders of LGEC Class A shares to authorize the Audit & Risk Committee of the Lionsgate Board to fix their remuneration.

Note that, because this proposal is considered a routine matter, if your LGEC Class A shares are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your LGEC Class A shares on Proposal No. 4 if you do not provide instructions to him or her regarding how you would like your LGEC Class A shares to be voted.

For purposes of determining the number of votes cast, only LGEC Class A shares voting “FOR” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 4.

•

Proposal No. 5: The affirmative vote of a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the advisory vote to approve executive compensation. Notwithstanding the vote required, please be advised that Proposal No. 5 is advisory only and is not binding on Lionsgate. The Lionsgate Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your LGEC Class A shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your LGEC Class A shares on Proposal No. 5 unless you provide instructions to him or her regarding how you would like your LGEC Class A shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your LGEC Class A shares on Proposal No. 5, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only LGEC Class A shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 5.

•

Proposal No. 6: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for approval of assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 6.

For purposes of determining the number of votes cast, only LGEC Class A shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 6.

•

Proposal No. 7: The affirmative vote of at least a majority of the votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for approval of the Starz 2025 Plan. LGEC Class A shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 7.

For purposes of determining the number of votes cast, only LGEC Class A shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 7.

•

Proposal No. 8: Approval of the Reverse Stock Split requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting. Regardless of the outcome of the non-binding advisory vote on the Reverse Stock Split, the Reverse Stock Split will be adopted by Starz, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 8.

For purposes of determining the number of votes cast, only LGEC Class A shares and LGEC Class B shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 8.

Adjournments

The Lionsgate Annual General and Special Meeting may be adjourned or postponed from time to time by Lionsgate in accordance with the terms of Lionsgate’s Articles and the Arrangement Agreement, subject to the LGEC Interim Order.

If a quorum is not present within one-half hour from the time set for holding the Lionsgate Annual General and Special Meeting, the meeting stands adjourned to the same day in the next week at the same time and place. If, at the re-convened Lionsgate Annual General and Special Meeting, a quorum is not present within one-half hour from the time set for holding the meeting, the person(s) present and being, or representing by proxy, one or more Lionsgate shareholders entitled to attend and vote at the meeting constitute a quorum.

The chair of the Lionsgate Annual General and Special Meeting may, in its discretion, and if directed by the Lionsgate shareholders at the meeting must, adjourn the meeting from time to time and from place to place. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

The Arrangement Agreement provides that Lionsgate may adjourn, postpone or cancel the Lionsgate Annual General and Special Meeting for any reason, including as required for quorum purposes (in which case the Lionsgate Annual General and Special Meeting may be adjourned and not cancelled).

If the Lionsgate Annual General and Special Meeting is adjourned for less than 30 days, it is not necessary to give the Lionsgate shareholders notice of the adjourned meeting or the business to be transacted at an adjourned meeting. If the Lionsgate Annual General and Special Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given to the Lionsgate shareholders as for an original meeting.

The record date for Lionsgate shareholders entitled to notice of and to vote at the Lionsgate Annual General and Special Meeting will not change in respect of any adjournment(s) or postponement(s) of the Lionsgate Annual General and Special Meeting unless notice must be given to the Lionsgate shareholders as for an original meeting. Proxies submitted for the Lionsgate Annual General and Special Meeting will be, unless otherwise revoked, valid for adjournment(s) or postponement(s) of the Lionsgate Annual General and Special Meeting.

Proxy Solicitation

Lionsgate will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing the notice of Lionsgate Annual General and Special Meeting, this joint proxy statement/prospectus and related meeting materials. In addition to the use of mail, Lionsgate’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. Lionsgate’s employees will receive no compensation for soliciting proxies other than their regular salaries. Lionsgate may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint proxy statement/prospectus and related meeting materials to their principals and to request authority for the execution of proxies, and Lionsgate will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. Lionsgate will compensate only independent third-party agents that are not affiliated with Lionsgate but who solicit proxies. Lionsgate has retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of this joint proxy statement/prospectus and related materials and solicitation of proxies on its behalf for an estimated fee of $[    ] plus reimbursement of certain out-of-pocket expenses.

Interest of Certain Persons or Companies in Matters to Be Acted Upon

No person who has been a director or executive officer of Lionsgate at any time since the commencement of Lionsgate’s last completed financial year and no associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Lionsgate Annual General and Special Meeting other than the election of directors or the appointment of auditors, except as disclosed in this joint proxy statement/prospectus with respect to the Lionsgate Transactions Proposal (see “Risk Factors—Risks Related to the Transactions—The executive officers and directors of Lionsgate and the executive officers and directors of LG Studios have interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate’s shareholders and LG Studios’ shareholders” and “The Transactions—Interests of Lionsgate Directors and Officers in the Transactions” for a more detailed description of these interests); and except that directors and executive officers have an interest in the resolution regarding the approval of the New Lionsgate 2025 Plan and Starz 2025 Plan, as such persons may be eligible to participate in the New Lionsgate 2025 Plan and Starz 2025 Plan as directors and executive officers of New Lionsgate or Starz, respectively. Directors and executive officers of Lionsgate may have interests in the Lionsgate Transactions Proposal that differ from, or are in addition to, your interests, including as a result of any beneficial ownership of LGEC Class A shares and LGEC Class B shares, and any New Lionsgate new common shares and Starz common shares they may receive in connection with the Lionsgate Transactions Proposal. You should take these interests into account in considering whether to approve the proposals set forth in this joint proxy statement/prospectus to be voted on at the Lionsgate Annual General and Special Meeting. Information about beneficial ownership of LGEC Class A shares and LGEC Class B shares by the directors and executive officers of Lionsgate is described in more detail under the heading “Share Ownership of Management.”

Interest of Informed Persons in Material Transactions

Other than as set out elsewhere in the joint proxy statement/prospectus, no informed person of Lionsgate, no proposed nominee for election as a director of Lionsgate and no associate or affiliate of any such informed person or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of Lionsgate’s most recently completed financial year or in any proposed transaction that, in either case, has materially affected or would materially affect Lionsgate or any of its subsidiaries. An “informed person” is defined as (a) a director or executive officer of Lionsgate; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of Lionsgate; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of Lionsgate or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of Lionsgate other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) Lionsgate that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities. The Lionsgate directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership in LGEC Class A shares and LGEC Class B shares, their eligibility to participate in the New Lionsgate 2025 Plan and the Starz 2025 Plan as directors and executive officers of New Lionsgate or Starz, respectively, or as otherwise described in the section entitled “The Transactions—Interests of Lionsgate’s Directors and Officers in the Transactions.”

Proposal No. 1: The Lionsgate Transactions Proposal

Lionsgate is proposing that holders of LGEC Class A shares and LGEC Class B shares approve the Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia), pursuant to which the Transactions will be completed. LGEC shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Arrangement Agreement, the form of which is attached as Annex D to this proxy statement/prospectus statement. For additional information regarding the Transactions, the arrangement and a summary of certain terms of the Arrangement Agreement, please see the sections of this proxy statement/prospectus entitled “The Transactions” and “Risk Factors—Risks Related to the Transactions.” You are urged to read carefully the Arrangement Agreement, the Separation Agreement and the other separation-related agreements in their entirety before voting on this proposal.

Vote Required for Approval

Approval of the Lionsgate Transactions Proposal requires (i) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class A shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast with respect to LGEC Class B shares that were present or represented by proxy at the Lionsgate Annual General and Special Meeting in respect of the Lionsgate Transactions Proposal, voting as a separate class. LGEC Class A shares and LGEC Class B shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will not have an effect on the outcome of Proposal No. 1.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE LIONSGATE TRANSACTIONS PROPOSAL.
FOR

Proposal No. 2: The Lionsgate Advisory Organizational Documents Proposals

Overview

As required by applicable SEC guidance, Lionsgate is requesting that LGEC shareholders consider and vote upon, on a non-binding advisory basis, several governance provisions each of which will be contained in the New Lionsgate Articles and the Starz Articles, respectively, if the Transactions are completed and that substantially affect LGEC shareholder rights. Consistent with SEC guidance, Lionsgate is submitting these proposals to its shareholders for approval to give shareholders the opportunity to present their separate views on governance provisions. Regardless of the outcome of the non-binding advisory vote on the Lionsgate Advisory Organizational Documents Proposals, the New Lionsgate Articles and the Starz Articles will take effect at the Arrangement Effective Time, assuming the Lionsgate Transactions Proposal is approved and the Transactions are completed. In the Arrangement Agreement, Lionsgate, LG Studios, New Lionsgate and Starz have agreed that, at the Closing, New Lionsgate will amend its existing articles to be substantially in the form set forth as Annex H to this proxy statement/prospectus (the “New Lionsgate Articles”) and Starz will amend its existing articles to be substantially in the form set forth as Annex J to this proxy statement/prospectus (the “Starz Articles”). There are certain differences in the rights of LGEC shareholders prior to the Transactions under the Lionsgate Articles and the rights of New Lionsgate shareholders after the Transactions under the New Lionsgate Articles and in the rights of LGEC shareholders prior to the Transactions under the Lionsgate Articles and the rights of Starz shareholders after the Transactions under the Starz Articles. Before and after the Transactions, a special resolution is required to alter the rights attached to the shares held by LGEC shareholders prior to the Transactions and to alter the rights attached to the shares held by the New Lionsgate shareholders and Starz shareholders after the Transactions. For more information, please see the section entitled “Comparison of Rights of Holders of Lionsgate Securities Before the Transactions with Rights of Holders of New Lionsgate Securities and Starz Securities After the Transactions.”

The following sets forth a summary of the principal proposed changes to be made between the Lionsgate Articles and the New Lionsgate Articles. This summary is qualified by reference to the complete text of the New Lionsgate Articles, the form of which is attached to this proxy statement/prospectus as Annex H and the Starz Articles, the form of which is attached to this proxy statement/prospectus as Annex J. You are encouraged to read the New Lionsgate Articles and the Starz Articles in their entirety for a more complete description of the terms of the New Lionsgate Articles and the Starz Articles, respectively.

New Lionsgate Articles

Proposal Number	Lionsgate Articles	New Lionsgate Articles
2(a)	Advance Notice for Nomination of Directors

	The Lionsgate Articles do not include advance notice procedures for the nomination of directors. See Article 10.9 of the Lionsgate Articles.	The New Lionsgate Articles include advance notice procedures for shareholder nominations of directors. Shareholders are required to provide written and timely notice of a nomination to the secretary of New Lionsgate prior to the meeting to elect directors. Generally, to be considered timely, the notice must be received at New Lionsgate’s principal executive offices at least 30 days before the meeting. The New Lionsgate Articles specify the form and content of the shareholders’ notice for a nomination and include detailed informational requirements regarding both the shareholder and the nominee.

See Article [ ] of the New Lionsgate Articles.
2(b)	Number of Directors

The number of directors of Lionsgate is the greater of three and the most recently determined of: (i) the number of directors set by ordinary resolution of shareholders (whether or not previous notice of the resolution was given); and (ii) the number of directors actually elected or continued in office.

See Article 13.1(b) of the Lionsgate Articles.

Immediately following the completion of the Transactions, while New Lionsgate is a public company, the number of directors of New Lionsgate will be the greater of three and the most recently determined of: (i) the number of directors set by the New Lionsgate Board from time to time by a resolution of the directors; and (ii) the number of directors actually elected or continued in office.

See Article [ ] of the New Lionsgate Articles.

2(c)	Removal of Casting Vote

Questions arising at any meeting of directors of Lionsgate are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

See Article 17.2 of the Lionsgate Articles.

Questions arising at any meeting of directors of New Lionsgate are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

See Article [ ] of the New Lionsgate Articles.

2(d)	Remuneration of Auditor

	Under Section 207 of the BC Act, shareholders must, by ordinary resolution, set the remuneration of the auditor.	The New Lionsgate Board may set the remuneration of New Lionsgate’s auditor

Proposal Number	Lionsgate Articles	New Lionsgate Articles
	Directors may only set the remuneration of the auditor if the shareholders approve the transfer of this power to the directors each year by ordinary resolution of the shareholders.	without obtaining the approval of shareholders by ordinary resolution. See Article [ ] of the New Lionsgate Articles.

2(e)	Change in Authorized Share Capital

The authorized share capital of Lionsgate consists of shares of the class or classes and series, if any, described in the notice of articles of Lionsgate. The authorized share capital of Lionsgate consists of: (i) 200,000,000 preference shares without par value, (ii) 500,000,000 Class A voting common shares without par value, and (iii) 500,000,000 Class B non-voting common shares without par value.

Immediately following the completion of the Transactions, the authorized share capital of New Lionsgate will consist of shares of the class or classes and series, if any, described in the notice of articles of New Lionsgate.

The authorized share capital of New

Lionsgate will consist of: (i) 200,000,000 preference shares without par value and

(ii) an unlimited number of voting common shares without par value.

	The special rights or restrictions to which the preference shares and common shares	The special rights or restrictions to which the preference shares are subject are further described in the New Lionsgate Articles.
	are subject are further described in the Lionsgate Articles. See Articles 25, 26, and 27 of the Lionsgate Articles.	See Article [ ] of the New Lionsgate Articles.

Starz Articles

Proposal Number	Lionsgate Articles	Starz Articles
2(f)	Advance Notice for Nomination of Directors

The Lionsgate Articles do not include advance notice procedures for the nomination of directors. See Article 10.9 of the Lionsgate Articles.

The Starz Articles include advance notice procedures for shareholder nominations of directors. Shareholders are required to provide written and timely notice of a nomination to the secretary of Starz prior to the meeting to elect directors. Generally, to be considered timely, the notice must be received at Starz’s principal executive offices at least 30 days before the meeting. The Starz Articles specify the form and content of the shareholders’ notice for a nomination and include detailed informational requirements regarding both the shareholder and the nominee.

See Article [ ] of the Starz Articles.

2(g)	Number of Directors

	The number of directors of Lionsgate is the greater of three and the most recently	Immediately following the completion of the Transactions, while Starz is a public

Proposal Number	Lionsgate Articles	Starz Articles

determined of: (i) the number of directors set by ordinary resolution of shareholders (whether or not previous notice of the resolution was given); and (ii) the number of directors actually elected or continued in office.

See Article 13.1(b) of the Lionsgate Articles.

company, the number of directors of Starz will be the greater of three and the most recently determined of: (i) the number of directors set by the Starz Board from time to time by a resolution of the directors; and (ii) the number of directors actually elected or continued in office.

See Article [ ] of the Starz Articles.

2(h)	Removal of Casting Vote

Questions arising at any meeting of directors of Lionsgate are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

See Article 17.2 of the Lionsgate Articles.

Questions arising at any meeting of directors of Starz are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

See Article [ ] of the Starz Articles.

2(i)	Remuneration of Auditor

	Under Section 207 of the BC Act, shareholders must, by ordinary resolution,	The Starz Board may set the remuneration of Starz’s auditor without
	set the remuneration of the auditor. Directors may only set the remuneration of the auditor if the shareholders approve the transfer of this power to the directors each year by ordinary resolution of the shareholders.	obtaining the approval of shareholders by ordinary resolution. See Article [ ] of the Starz Articles.

2(j)	Change in Authorized Share Capital

The authorized share capital of Lionsgate consists of shares of the class or classes and series, if any, described in the notice of articles of Lionsgate. The authorized share capital of Lionsgate consists of: (i) 200,000,000 preference shares without par value, (ii) 500,000,000 Class A voting common shares without par value, and (iii) 500,000,000 Class B non-voting common shares without par value.

The special rights or restrictions to which the preference shares and common shares are subject are further described in the Lionsgate Articles.

See Articles 25, 26, and 27 of the Lionsgate Articles.

Immediately following the completion of the Transactions, the authorized share capital of Starz will consist of shares of the class or classes and series, if any, described in the notice of articles of Starz.

The authorized share capital of Starz will consist of: (i) 200,000,000 preference shares without par value and (ii) an unlimited number of voting common shares without par value.

The special rights or restrictions to which the preference shares are subject are further described in the Starz Articles.

See Article [ ] of the Starz Articles.

Reasons for the Approval of the Lionsgate Advisory Organizational Documents Proposals

Lionsgate is a British Columbia corporation. The proposed New Lionsgate Articles and Starz Articles are consistent with British Columbia law. Additional reasons for the proposals to be voted on by LGEC shareholders are as follows:

Proposal No. 2(a): Advance Notice for Nomination of Directors for New Lionsgate Articles

The purpose of advance notice provisions for nominations of directors, which are widely used by public companies, is to ensure shareholders have adequate information on candidates nominated for election to a board. This proposal will ensure a structured and transparent nomination process, affording the New Lionsgate Board and New Lionsgate shareholders sufficient time to assess the qualifications of nominees, thereby promoting informed decision-making and mitigating the risk of unexpected or disruptive nominations. Without an advance notice policy, under British Columbia law, shareholders of New Lionsgate would have the ability to nominate persons for election to the board from the floor at meetings called for the election of directors without giving advance notice of the nomination to New Lionsgate or the other shareholders eligible to vote. Advance notice policies are also standard practice in the U.S. and are supported by U.S. proxy advisory firms.

Proposal No. 2(b): Number of Directors for New Lionsgate Articles

The purpose of allowing the New Lionsgate Board to set the number of directors is to enable the board to decrease the number of seats between annual general meetings to address any vacancies, and enables the board to propose and nominate the number of directors that the board, acting in the best interests of New Lionsgate, considers suitable for New Lionsgate at the time. This provides flexibility in governance in between shareholder meetings, allowing the New Lionsgate Board to adapt its composition in response to New Lionsgate’s changing needs, strategic priorities and market conditions.

Proposal No. 2(c): Removal of Casting Vote for New Lionsgate Articles

The purpose of removing a second or casting vote is to ensure that no single individual wields disproportionate influence over board decisions, fostering a more balanced and democratic decision-making process that reflects the collective judgment of the entire New Lionsgate Board. Casting votes are rarely used by public companies and are generally viewed as poor governance by market participants and proxy advisory firms. New Lionsgate is adopting articles in accordance with current practices and aligning with other listed companies.

Proposal No. 2(d): Renumeration of Auditor for New Lionsgate Articles

The purpose of allowing the New Lionsgate Board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution is to ensure accountability and responsiveness, enabling the board to make timely adjustments based on the evolving needs of New Lionsgate and the auditor’s performance. Prompt and informed decision-making based on a board’s expertise in assessing the auditor’s qualifications and the scope of services can enhance operational efficiency and foster a more effective and transparent auditing process. The BC Act also provides this flexibility, and New Lionsgate is aligning with standard market practice in the U.S.

Proposal No. 2(e): Change in Authorized Share Capital for New Lionsgate Articles

Proposal No. 2(e) asks LGEC shareholders to approve the amendment of the Lionsgate Articles and exchange of the issued and outstanding shares such that, effective as of the Arrangement Effective Time, (i) each LGEC Class A share issued and outstanding immediately prior to the Initial Exchange Effective Time will be automatically exchanged into one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class A Exchange”; and such exchange ratio, the “Initial Class A Exchange Ratio”) and (ii) each LGEC Class B share issued and outstanding immediately prior to the Initial Exchange Effective Time will be automatically exchanged into, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share (such exchange, the “Initial Class B Exchange”; and such exchange ratio, the “Initial Class B Exchange Ratio”). Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.” Following the Initial Share Exchange, New Lionsgate will create the New Lionsgate new common shares.

The Lionsgate Board believes that a “one share, one vote” capital structure is in the best interests of New Lionsgate and its shareholders. It strengthens corporate governance by aligning the voting power and economic interests of all shareholders, streamlines New Lionsgate’s capital structure, reduces complexity and potentially makes New Lionsgate more attractive to retail and institutional investors who may be unwilling or unable to invest in dual-class structures. The single-class structure may also appeal to a broader range of investors by providing a more straightforward investment opportunity, enhancing liquidity and, in turn, improving long-term shareholder value. Additionally, a “one share, one vote” capital structure is also supported by U.S. proxy advisory firms.

Proposal No. 2(f): Advance Notice for Nomination of Directors for Starz Articles

The purpose of advance notice provisions for nominations of directors, which are widely used by public companies, is to ensure shareholders have adequate information on candidates nominated for election to a board. This proposal will ensure a structured and transparent nomination process, affording the Starz Board and Starz shareholders sufficient time to assess the qualifications of nominees, thereby promoting informed decision-making and mitigating the risk of unexpected or disruptive nominations. Without an advance notice policy, under British Columbia law, shareholders of Starz would have the ability to nominate persons for election to the board from the floor at meetings called for the election of directors without giving advance notice of the nomination to Starz or the other shareholders eligible to vote. Advance notice policies are also standard practice in the U.S. and are supported by U.S. proxy advisory firms.

Proposal No. 2(g): Number of Directors for Starz Articles

The purpose of allowing the board to set the number of directors is to enable the Starz Board to decrease the number of seats between annual general meetings to address any vacancies, and enables the board to propose and nominate the number of directors that the board, acting in the best interests of Starz, considers suitable for Starz at the time. This provides flexibility in governance in between shareholder meetings, allowing the Starz Board to adapt its composition in response to Starz’s changing needs, strategic priorities and market conditions.

Proposal No. 2(h): Removal of Casting Vote for Starz Articles

The purpose of removing a second or casting vote is to ensure that no single individual wields disproportionate influence over board decisions, fostering a more balanced and democratic decision-making process that reflects the collective judgment of the entire Starz Board. Casting votes are rarely used by public companies and are generally viewed as poor governance by market participants and proxy advisory firms. Starz is adopting articles in accordance with current practices and aligning with other listed companies.

Proposal No. 2(i): Renumeration of Auditor for Starz Articles

The purpose of allowing the Starz Board to set the remuneration of the auditor without requiring shareholder approval by ordinary resolution is to ensure accountability and responsiveness, enabling the board to make timely adjustments based on the evolving needs of Starz and the auditor’s performance. Prompt and informed decision-making based on a board’s expertise in assessing the auditor’s qualifications and the scope of services can enhance operational efficiency and foster a more effective and transparent auditing process. The BC Act also provides this flexibility, and Starz is aligning with standard market practice in the U.S.

Proposal No. 2(j): Change in Authorized Share Capital for Starz Articles

Proposal No. 2(j) asks LGEC shareholders to approve the amendment of the Lionsgate Articles such that, effective as of the Arrangement Effective Time and following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares.

The Lionsgate Board believes that a “one share, one vote” capital structure is in the best interests of Starz and its shareholders. It strengthens corporate governance by aligning the voting power and economic interests of all shareholders, streamlines Starz’s capital structure, reduces complexity and potentially makes Starz more attractive to retail and institutional investors who may be unwilling or unable to invest in dual-class structures. The single-class structure may also appeal to a broader range of investors by providing a more straightforward investment opportunity, enhancing liquidity and, in turn, improving long-term shareholder value. Additionally, a “one share, one vote” capital structure is also supported by U.S. proxy advisory firms.

Proposal No. 3: Election of Directors

The Lionsgate Board currently consists of 13 directors. Daryl Simm, a current director of Lionsgate, will not stand for re-election at the Lionsgate Annual General and Special Meeting. Mr. Simm will, however, continue to serve as a member of the Lionsgate Board until the date of the Lionsgate Annual General and Special Meeting.

It is expected that, upon the recommendation of the Nominating and Corporate Governance Committee of the Lionsgate Board, the Lionsgate Board will nominate the 12 persons named below for election as a director. Each of the nominees listed below is currently a director of Lionsgate and was previously elected by shareholders.

If the Transactions do not occur, each nominee, if elected at the Lionsgate Annual General and Special Meeting, will serve until the 2025 annual general meeting of shareholders of Lionsgate, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with Lionsgate’s Articles or applicable law. If the Transactions do occur, each nominee, if elected at the Lionsgate Annual General and Special Meeting, will serve until the Arrangement Effective Time, following which each nominee will serve on the New Lionsgate Board.

Other than as discussed herein, there are no arrangements or understandings between any nominee and any other person for selection as a nominee. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate” Michael T. Fries currently serves as the designee of Liberty Global Incorporated Limited (“Liberty”), Harry E. Sloan currently serves as the designee of Discovery Lightning Investments Ltd. (“Discovery Lightning”) and Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve as designees of MHR Fund Management, LLC (“MHR Fund Management”).

The nominees have consented to serve on the Lionsgate Board if elected and the Lionsgate Board has no reason to believe that they will not serve if elected. If any of the nominees should become unable or unwilling for good cause to serve as a director if elected, the persons the Lionsgate Board has designated as proxies may vote for a substitute nominee if the Lionsgate Board has designated a substitute nominee or for the balance of the nominees.

There are no family relationships among the nominees for directors or executive officers of Lionsgate, except as noted below. Ages are as of September 30, 2024. Their skills and experience as reflected in the “—Board Profile” section below are noted for each of the directors.

				Committee Membership
Name	Age	Independent	Director Since	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee
Michael Burns	66	No	08/1999

Mignon Clyburn	62	Yes	09/2020	✓		✓

Gordon Crawford	77	Yes	02/2013

Jon Feltheimer	72	No	01/2000

Emily Fine	51	Yes	11/2015			✓	✓

Michael T. Fries	61	Yes	11/2015		✓		✓

John D. Harkey, Jr.	64	Yes	06/2023	✓

Susan McCaw	62	Yes	09/2018	✓	✓

Yvette Ostolaza	59	Yes	12/2019

Mark H. Rachesky, M.D.	65	Yes	09/2009		✓

Hardwick Simmons	84	Yes	06/2005

Harry E. Sloan	74	Yes	12/2021		✓		✓

✓	Member	Chair	Financial Expert

MICHAEL BURNS

Age: 66 Director Since: August 1999

Business Experience

Mr. Burns has served as Vice Chair of Lionsgate since March 2000, and Vice Chair of LG Studios since May 2024. Mr. Burns served as Managing Director and Head of Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Position with Lionsgate: Vice Chair since March 2000	Other Directorships Mr. Burns has been a director of LG Studios since May 2024. Mr. Burns was a director of Hasbro, Inc. (Nasdaq: HAS) from 2014 to 2024.

Residence: Los Angeles, California, U.S.

Qualifications

Mr. Burns and Lionsgate Chief Executive Officer Jon Feltheimer have built Lionsgate into a multibillion-dollar diversified global content leader. With an accomplished investment banking career prior to Lionsgate, in which he specialized in raising equity within the media and entertainment industry, Mr. Burns brings to the Lionsgate Board important business and financial expertise in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of and history with Lionsgate, financial background, in-depth understanding of the media and entertainment industry, connections within the business community and relationships with LGEC shareholders, make him an invaluable member of the Lionsgate Board.

MIGNON L. CLYBURN*

Age: 62

Independent Director Since:

September 2020

Committee Membership:

Audit & Risk Committee, Nominating and Corporate Governance Committee

Residence:

Charleston, South Carolina, U.S. * Ethnic/gender diverse member of the Lionsgate Board

Business Experience

Ms. Clyburn is President of MLC Strategies, LLC, a Washington, D.C. based consulting firm, a position she has held since January 2019. Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an open internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community. Other Directorships Ms. Clyburn has been a director of LG Studios since May 2024 and a director of RingCentral, Inc. (NYSE: RNG) since November 2020. Ms. Clyburn previously served on the board of directors of Charah Solutions, Inc. from November 2020 to July 2023. Qualifications Ms. Clyburn has extensive experience as a state regulator of investor-owned utilities and as a federal commissioner in the technology and telecommunications fields. Such expertise and additional background as a successful business executive, makes Ms. Clyburn invaluable and well qualified to serve on the Lionsgate Board.

GORDON CRAWFORD

Age: 77 Independent Director Since: February 2013 Committee Membership: Strategic Advisory Committee (Co-Chair) Residence: Dana Point, California, U.S.

Business Experience

For over 40 years, Mr. Crawford served in various positions at Capital Research and Management, a privately held global investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President.

Other Directorships

Mr. Crawford has been a director of LG Studios since May 2024. Additionally, Mr. Crawford serves as Director Emeritus of the Board of Trustees of the U.S. Olympic and Paralympic Foundation (which he Chaired for nine years from its inception in 2013), and as a Life Trustee on the Board of Trustees of Southern California Public Radio (which he Chaired from 2005 to 2012). Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and is currently a member of the Emeritus Board of the Nature Conservancy. Mr. Crawford is a past Vice Chairman of the Paley Center for Media and a member of the Board of Trustees of Berkshire School. Mr. Crawford also served on the Board of the U.S. Olympic and Paralympic Committee, and as a member of the Board of the LA24 Olympic and Paralympic Bid Committee.

Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry for over 40 years.

Mr. Crawford’s professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of the Lionsgate Board.

JON FELTHEIMER

Age: 72 Director Since: January 2000 Position with Lionsgate: Chief Executive Officer since March 2000 Residence: Los Angeles, California, U.S.

Business Experience

During his entertainment industry career, Mr. Feltheimer has held leadership positions at Lionsgate, Sony Pictures Entertainment and New World Entertainment, and has been responsible for tens of thousands of hours of television programming and hundreds of films. Prior to joining Lionsgate, he served as President of TriStar Television from 1991 to 1993, President of Columbia TriStar Television from 1993 to 1995, and President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment from 1995 to 1999, where he oversaw the launch of dozens of successful branded channels around the world. Other Directorships Mr. Feltheimer has been a director of LG Studios since May 2024 and is a director of Grupo Televisa, S.A.B. (NYSE: TV; BMV: TLEVISA CPO). Qualifications Under Mr. Feltheimer’s leadership, Lionsgate has grown into one of the world’s premier independent content platforms with deep film and television pipelines, a vast library of over 20,000 title film and television library, a valuable portfolio of brands and franchises and a strong reputation for innovation. As Lionsgate’s Chief Executive Officer, Mr. Feltheimer provides a critical link to management’s perspective in Lionsgate Board discussions regarding the business and strategic direction of Lionsgate. With extensive experience at three major and independent studios in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Lionsgate Board, as well as an in-depth understanding of Lionsgate’s evolving industry and invaluable relationships within the business and entertainment community.

EMILY FINE*

Age: 51

Independent Director Since:

November 2015

Committee Membership:

Nominating and Corporate Governance Committee, Strategic Advisory Committee

Residence:

New York, New York, U.S.

*  Ethnic/gender diverse member of

theLionsgate Board

Business Experience

Ms. Fine is a principal of MHR Fund Management, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media merger and acquisition transactions.

Other Directorships

Ms. Fine has been a director of LG Studios since May 2024. Ms. Fine also serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to providing access to free educational content through digital microlearning.

Qualifications

Ms. Fine brings to the Lionsgate Board a unique perspective of Lionsgate’s business operations and valuable insight regarding financial matters.

Ms. Fine has over 25 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with Lionsgate over the past fourteen years.

Investor Rights Agreement

Ms. Fine serves as a designee of MHR Fund Management under the Lionsgate Investor Rights Agreement (discussed below).

MICHAEL T. FRIES

Age: 61 Independent Director Since: November 2015 Committee Membership: Compensation Committee, Strategic Advisory Committee Residence: Denver, Colorado, U.S.

Business Experience

Mr. Fries has served as the Chief Executive Officer of Liberty Global, plc (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and Liberty Media International, Inc. were combined to form Liberty Global.

Other Directorships

Mr. Fries has been a director of LG Studios since May 2024. Mr. Fries is also Executive Chairman of Liberty Latin America Ltd. (since December 2017) (Nasdaq: LILA) and a director of Grupo Televisa S.A.B. (since April 2015) (NYSE: TV; BMV: TLEVISA CPO). Mr. Fries serves as a board member of CableLabs® is a trustee and finance committee member of The Paley Center for Media and as an ICT Governor of the World Economic Forum.

Qualifications

As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, mobile and video communications and an active investor in cutting-edge infrastructure, content and technology businesses through its $3 billion ventures platform. Liberty Global delivers next generation products through advanced fiber and 5G networks in five core European markets, and currently provides over 85 million connections across Europe and the U.K. Liberty Global’s joint ventures in the U.K. and the Netherlands generate combined annual revenue of over $18 billion, while remaining operations generate consolidated revenue of more than $7 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Mr. Fries’ significant executive experience in building and managing international distribution and programming businesses, in-depth knowledge of all aspects of a global telecommunications business and responsibility for setting the strategic, financial and operational direction for Liberty Global contribute to the Lionsgate Board’s consideration of the strategic, operational and financial challenges and opportunities of Lionsgate’s business, and strengthen the Lionsgate Board’s collective qualifications, skills and attributes.

Investor Rights Agreement

Mr. Fries serves as the designee of Liberty under the Lionsgate Investor Rights Agreement (discussed below).

JOHN D. HARKEY, JR.

Age: 64 Independent Director Since: June 2023 Committee Membership: Audit & Risk Committee Residence: Dallas, Texas, U.S.

Business Experience

Mr. Harkey has served as the principal and founder of JDH Investment Management, LLC, an investment advisory firm, since 2007, and as chairman and chief executive officer of Consolidated Restaurant Operations, Inc., a full-service and franchise restaurant company, since 1998. Mr. Harkey is also co-founder, and serves on the board of directors, of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine, since June 2018. Mr. Harkey is also a co-founder and executive chairman of the board of Dialectic Therapeutics, Inc. which is developing cancer immunotherapies, since

November 2018. In addition, he was a co-founder of AveXis, Inc., a biotechnology company, from 2010 until it was acquired in 2018 by Novartis AG, and served as executive chairman from 2010 to 2015. Mr. Harkey holds a B.B.A. in Business Honors from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and an M.B.A. from Stanford Graduate School of Business.

Other Directorships

Mr. Harkey has been a director of LG Studios since May 2024 and a director of Zuora, Inc. (NYSE: ZUO) since April 2024. Mr. Harkey also serves as chairman of privately-held Veterinary Service, Inc., as well as several non-profit organizations. He previously served on the board of directors of Sumo Logic, Inc. until its acquisition by Francisco Partners in May 2023, Loral Space & Communications Inc., until its merger with Telesat Canada in November 2021, and Emisphere Technologies, Inc., until its acquisition by Novo Nordisk in December 2020.

Qualifications

Mr. Harkey has extensive operational experience as a private investor and chief executive, in both public and private companies, across a wide range of industries. Mr. Harkey qualifications and experiences, including executive leadership, global leadership, growth and operational scale, business development and strategy, finance and accounting, legal, regulatory, and compliance, and public company board membership, are invaluable to the Lionsgate Board.

Investor Rights Agreement

Mr. Harkey serves as a designee of MHR Fund Management under the Lionsgate Investor Rights Agreement (discussed below).

SUSAN MCCAW*

Age: 62

Independent Director Since:

September 2018

Committee Membership:

Audit & Risk Committee, Compensation Committee

Residence:

North Palm Beach, Florida, U.S.

*  Ethnic/gender diverse member of

theLionsgate Board

Business Experience

Ms. McCaw is the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments, a position she held from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was the Managing Partner of Eagle Creek Capital, a private investment firm investing in private technology companies, a Principal with Robertson, Stephens & Company, a San Francisco-based technology investment bank, and an Associate in the Robertson Stephens Venture Capital Group. Earlier in her career, Ms. McCaw was a management consultant with McKinsey & Company.

Other Directorships

Ms. McCaw has been a director of LG Studios since May 2024 and a director and member of the Leadership Development and Compensation Committee of Air Lease Corporation (NYSE: AL). Ms. McCaw is the chair of the Hoover Institution and a board member of the Ronald Reagan Presidential Foundation & Institute. She is also a founding board member of the Malala Fund and serves as the chair of the Knight- Hennessy Scholars Global Advisory Board. Ms. McCaw is also Trustee Emerita of Stanford University.

Qualifications

Ms. McCaw brings deep experience and relationships in global business and capital markets to the Lionsgate Board through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw holds a Bachelor’s Degree in Economics from Stanford University and a Masters of Business Administration from Harvard Business School. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Lionsgate Board’s oversight of Lionsgate’s business.

YVETTE OSTOLAZA*

Age: 59

Independent Director Since:

December 2019

Committee Membership:

Nominating and Corporate Governance Committee (Chair)

Residence:

Dallas, Texas, U.S.

*  Ethnic/gender diverse member of the Lionsgate Board

Business Experience

Since October 2013, Ms. Ostolaza has been a partner at Sidley Austin LLP, an international law firm with 21 offices located in four continents and over $3.3 billion in revenue. She currently serves as Sidley’s Management Committee Chair and as a member of the firm’s Executive Committee. Ms. Ostolaza has also served on a number of nonprofit organizations as a board member or trustee. She regularly advises companies and boards in governance, crisis management, internal investigations, and litigation matters. Ms. Ostolaza was recently named to CNBC’s 2024 inaugural list of 50 “Changemakers: Women Transforming Business” and Forbes 2024 America’s Top 200 Lawyers. She has received awards for her leadership, legal work, and community involvement, including the American Bar Association’s Margaret Brent Award in 2023, Girls, Inc.’s “Woman of Achievement” award, Hispanic National Bar Law Firm Leader of 2022, Texas Lawyer’s Lifetime Achievement Award, and one of 20 “Women of Excellence” nationally by Hispanic Business magazine. In 2018, she received the Anti-Defamation League’s Schoenbrun Jurisprudence Award for her outstanding leadership and exemplary contributions to the community.

Other Directorships

Ms. Ostolaza has been a director of LG Studios since May 2024.

Qualifications

Ms. Ostolaza has spent her career developing a global practice representing public and private companies, board committees, and directors and officers in litigation, investigations, shareholder activism, regulatory, governance, and crisis management matters across a wide variety of industries. This breadth of experience provides important insight and counsel to the Lionsgate Board’s oversight of Lionsgate’s business.

MARK H. RACHESKY, M.D.

Age: 65 Independent Director Since: September 2009 Committee Membership: Chair of the Board, Compensation Committee, Strategic Advisory Committee (Co-Chair) Residence: New York, New York, U.S.

Business Experience

Dr. Rachesky is Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries.

Other Directorships

Dr. Rachesky has been a director of LG Studios since May 2024. Dr. Rachesky is also the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (Nasdaq: TSAT), and a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (NYSE: TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE: NAV) until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania. Qualifications Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the Chief Investment Officer of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 25 plus years, together with his experience as chair and director of other public and private companies, Dr. Rachesky brings broad and insightful perspectives to the Lionsgate Board relating to economic, financial and business conditions affecting Lionsgate and its strategic direction.

Investor Rights Agreement

Dr. Rachesky serves as a designee of MHR Fund Management under the Lionsgate Investor Rights Agreement (discussed below).

HARDWICK SIMMONS

Age: 84 Independent Director Since: June 2005 Committee Membership: Audit & Risk Committee (Chair), Strategic Advisory Residence: Marion, Massachusetts, U.S.

Business Experience

Mr. Simmons currently serves as a director of several privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships

Mr. Simmons has been a director of LG Studios since May 2024. From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (NYSE:RJF).

Qualifications

Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Lionsgate Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community and valuable insight regarding investment banking and regulation are relevant to the Lionsgate Board’s oversight of Lionsgate’s business.

HARRY E. SLOAN

Age: 74 Independent Director Since: December 2021 Committee Membership: Compensation Committee, Strategic Advisory Committee Residence: Los Angeles, California, U.S.

Business Experience

Mr. Sloan is a founder, public company chief executive officer and a leading investor in the media, entertainment and technology industries. Mr. Sloan is the Chairman and CEO of Eagle Equity Partners II, LLC (“Eagle Equity”). Under Mr. Sloan’s leadership, Eagle Equity has acquired and taken public, through special purpose acquisition companies, several digital media companies including, during 2020, DraftKings, Inc. (Nasdaq: DKNG) (“DraftKings”) and Skillz Inc. (NYSE: SKLZ). Mr. Sloan has been at the forefront and evolution of the video gaming industry as one of the founding investors and a Board Member of Zenimax/ Bethesda Game Studios, the award winning studio acquired by Microsoft in March 2021. Mr. Sloan co-founded Soaring Eagle Acquisition Corp., which raised $1.725 billion in its initial public offering in February 2021, and in September 2021, completed its initial business combination with Ginkgo Bioworks Holdings, Inc. (NYSE: DNA) (“Ginkgo”). In January 2022, Mr. Sloan and his partners launched Screaming Eagle Acquisition Corp., which became LG Studios in May 2024. Earlier in his career, Mr. Sloan was Chairman and Chief Executive Officer of MGM Studios and founded and led two public companies in the entertainment media arena, New World Entertainment and SBS Broadcasting, S.A. Mr. Sloan was also one of the founding investors of Lionsgate and served as Lionsgate’s Non-Executive Chairman from 2004 to 2005. In May 2023, Mr. Sloan was appointed as a member of the United States Holocaust Memorial Council.

Other Directorships

Mr. Sloan has been a director of LG Studios since May 2024. Mr. Sloan is also a member of the Board of Directors and a member of the Audit Committee of Ginkgo, and Vice Chairman of the Board of Directors and Chair of the Transaction Committee of DraftKings.

Qualifications

Mr. Sloan’s extensive experience as an international media investor, entrepreneur and studio executive makes him well qualified to serve on the Lionsgate Board.

Investor Rights Agreement

Mr. Sloan serves as a designee of Discovery Lightning under the Lionsgate Investor Rights Agreement (discussed below).

Board Profile

The Lionsgate Board and its Corporate Governance and Nominating Committee are committed to ensuring that the Lionsgate Board is composed of directors who possess highly relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. The following provides a snapshot of the skills and experience of nominees to the Lionsgate Board.

	Burns	Clyburn	Crawford	Feltheimer	Fine	Fries	Harkey	McCaw	Ostolaza	Rachesky	Simmons	Sloan

Corporate Governance and Risk Management

Understanding Lionsgate Board and management accountability, transparency, and protection of shareholders’ interests, overseeing the various risks facing Lionsgate and ensuring that appropriate policies and procedures are in place to effectively manage risk.

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Finance and Capital Allocation

Management or oversight of the finance function of a company, resulting in proficiency in complex financial management, capital allocation, and financial reporting processes.

	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Expertise in global business cultures and consumer preferences gained through experience in international markets.	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Media and Entertainment Experience and expertise with the entertainment and media industry.	✓		✓	✓		✓						✓
Public Company Experience of modern board practice and principles and the ability and business acumen to debate and address critical board-level issues.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Strategic Planning

Expertise in identifying and developing opportunities for long-term value creation, including experience in driving innovation, improving operations, identifying risks and executing Lionsgate’s strategic goals.

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Ethnic/Gender Diversity Contributes to the representation of varied backgrounds, perspectives and experience in the boardroom.		✓			✓			✓	✓

Board Leadership Structure

Mr. Feltheimer is Lionsgate’s Chief Executive Officer, and together with Mr. Burns, Lionsgate’s Vice Chair, has led Lionsgate’s development for over 25 years. The Lionsgate Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Lionsgate Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of Lionsgate, develop its strategic direction, and serve as a bridge between management and the Lionsgate Board to support the alignment of the goals of both.

Dr. Rachesky is the Chair of the Lionsgate Board. Dr. Rachesky provides leadership as an independent, non-executive Chair and helps ensure independent oversight of Lionsgate. Dr. Rachesky also presides over the regularly scheduled executive sessions of Non-Employee Directors. In furtherance of the independent oversight of management, the non-employee directors routinely meet and hold discussions without management present.

Separate Chair and Chief Executive Officer Roles

The Lionsgate Board believes that Lionsgate’s current leadership structure, in which the roles of the Chair and Chief Executive Officer are separate, is appropriate for Lionsgate, taking into consideration Lionsgate’s evolving needs, corporate strategy, and operating environment. The separation of the Chair and Chief Executive Officer roles reinforces the independence of the Lionsgate Board and its oversight of the business and affairs of Lionsgate, enables Lionsgate’s Chief Executive Officer to focus on the business, operations, and strategy of Lionsgate, and allows Lionsgate to leverage the Chair’s experience, perspective, and vision to serve the best interests of its shareholders.

Corporate Cease Trade Orders and Bankruptcy

No nominee proposed for election as a director of Lionsgate: (a) is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any other company (including Lionsgate) that was subject to: (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while such nominee was acting in the capacity as director, chief executive officer or chief financial officer; (b) ) is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any other company (including Lionsgate) that was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (c) is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including Lionsgate) that, while such nominee was acting in the capacity as director, chief executive officer or chief financial officer or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or initiated any proceedings, arrangement or compromise with creditors or had a receiver, manager or trustee appointed to hold its assets; (d) has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receive, receiver manager or trustee appointed to hold the assets of the proposed director; (e) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (f) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Indebtedness of Directors and Executive Officers

At no time during the period ended December 31, 2023, and at no time from January 1, 2024 to the date hereof, was a current or former executive officer or director of Lionsgate, any proposed nominee for election as a director of Lionsgate, or any of their respective associates indebted to Lionsgate or any of its subsidiaries or indebted to another entity where the indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Lionsgate or any of its subsidiaries.

Vote Required

A plurality of LGEC Class A shares voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their LGEC Class A shares for purposes of electing directors.

For purposes of this proposal, broker non-votes are not treated as votes cast and are not counted in the determination of the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.
FOR

Proposal No. 4: Reappointment of Independent Registered Public Accounting Firm and Authorization of Audit & Risk Committee of the Lionsgate Board to Fix Remuneration

At the request of the Audit & Risk Committee of the Lionsgate Board, Ernst & Young LLP will be nominated at the Lionsgate Annual General and Special Meeting for reappointment as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2025 at remuneration to be fixed by the Audit & Risk Committee of the Lionsgate Board. Ernst & Young LLP has been Lionsgate’s independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Lionsgate Annual General and Special Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Votes Required

The affirmative vote of a majority of votes cast by holders of LGEC Class A shares present or represented by proxy at the Lionsgate Annual General and Special Meeting is required for the reappointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm, and for the authorization of the Audit & Risk Committee of the Lionsgate Board to fix the remuneration of the auditor. For purposes of this proposal, abstentions are not treated as votes cast and are not counted in the determination of the number of votes necessary for the reappointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm, and for the authorization of the Audit & Risk Committee of the Lionsgate Board to fix the remuneration of the auditor.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF LIONSGATE FOR THE FISCAL YEAR ENDING MARCH 31, 2025, AND FOR THE AUTHORIZATION OF THE RISK COMMITTEE OF THE LIONSGATE BOARD TO FIX THE REMUNERATION OF THE AUDITOR.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF LIONSGATE FOR THE FISCAL YEAR ENDING MARCH 31, 2025 AND FOR THE AUTHORIZATION OF THE AUDIT & RISK COMMITTEE OF LIONSGATE BOARD TO FIX THE REMUNERATION OF THE AUDITOR.
FOR

Proposal No. 5: Advisory Vote to Approve Executive Compensation

Lionsgate is providing LGEC Class A shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of Lionsgate’s Named Executive Officers (as defined in the section entitled “Additional Lionsgate Annual General and Special Meeting Matters—Executive Compensation—Compensation Discussion and Analysis of Lionsgate and Named Executive Officers”) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this joint proxy statement/prospectus (including in the compensation tables and narratives accompanying those tables as well as in the section entitled “—Executive Compensation ”).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Lionsgate Board will request your advisory vote on the following resolution at the Lionsgate Annual General and Special Meeting

RESOLVED, that the compensation paid to Lionsgate’s Named Executive Officers, as disclosed in this joint proxy statement/prospectus pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the section entitled “—Executive Compensation,” the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is a non-binding advisory vote only and will not be binding on Lionsgate, the Lionsgate Board or the Compensation Committee of the Lionsgate Board (the “Lionsgate Compensation Committee”), and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Lionsgate Board or the Lionsgate Compensation Committee. However, Lionsgate’s Compensation Committee, which is responsible for designing and administering Lionsgate’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

Lionsgate’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual general meeting of the shareholders of Lionsgate. The next such vote will occur at the 2025 annual general meetings of each of New Lionsgate and Starz, if the Transactions are completed.

Vote Required

Approval of this Proposal No. 5 requires the affirmative vote of the holders of a majority of the votes cast by holders of LGEC Class A shares present in person or by proxy at the Lionsgate Annual General and Special Meeting For purposes of this proposal, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the number of votes necessary for the advisory vote to approve executive compensation.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.
FOR

Proposal No. 6: Approve the Assumption by New Lionsgate of the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as Amended and Restated as the Lionsgate Studios Corp. 2025 Performance Incentive Plan

The Lionsgate Board believes that approval of the New Lionsgate 2025 Plan will promote the interests of New Lionsgate and its shareholders and will help New Lionsgate and its subsidiaries continue to be able to attract, retain and reward persons important to its success. For additional information regarding the New Lionsgate 2025 Plan, see “Information About New Lionsgate After the Transactions—Equity Plan Information of New Lionsgate” and “Information About New Lionsgate After the Transactions—Specific Benefits under the New Lionsgate 2025 Plan.”

Members of the Lionsgate Board and the Lionsgate executive officers may be eligible for awards under the New Lionsgate 2025 Plan and thus have a personal interest in the approval of the New Lionsgate 2025 Plan.

Vote Required

Approval of the New Lionsgate 2025 Plan requires the affirmative vote of at least a majority of votes cast by holders of LGEC Class A voting shares eligible to vote present or represented by proxy at the Lionsgate Annual General and Special Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for approval of the New Lionsgate 2025 Plan.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR APPROVAL OF THE LIONSGATE STUDIOS CORP. 2025 PERFORMANCE INCENTIVE PLAN.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE NEW LIONSGATE 2025 PLAN.
FOR

Proposal No. 7: Approve the Starz 2025 Plan

The Lionsgate Board believes that approval of the Starz 2025 Plan will promote the interests of Starz and its shareholders and will help Starz and its subsidiaries continue to be able to attract, retain and reward persons important to its success. For additional information regarding the Starz 2025 Plan, see “Information About Starz After the Transactions—Equity Compensation Plan Information of Starz” and “Information About Starz After the Transactions—Specific Benefits under the Starz 2025 Plan.”

Members of the Lionsgate Board and the Lionsgate executive officers may be eligible for awards under the Starz 2025 Plan and thus have a personal interest in the approval of the Starz 2025 Plan.

Vote Required

Approval of the Starz 2025 Plan requires the affirmative vote of at least a majority of votes cast by holders of LGEC Class A voting shares eligible to vote present or represented by proxy at the Lionsgate Annual General and Special Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for approval of the Starz 2025 Plan.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR APPROVAL OF THE STARZ 2025 PLAN.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE STARZ 2025 PLAN.
FOR

Proposal No. 8: The Reverse Stock Split

Overview

LGEC shareholders are being asked to approve the Reverse Stock Split. In connection with the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

The Reverse Stock Split will affect all LGEC shareholders uniformly and will not affect any of the LGEC shareholder’s percentage ownership interest in Starz, except to the extent that the Reverse Stock Split would result in any of the LGEC shareholders owning a fractional share, as described below in the section titled “Fractional Shares with respect to the Reverse Stock Split”. Any fractional Starz common share to which a holder is entitled as a result of the Reverse Stock Split will be rounded up to the nearest whole Starz common share. Starz common shares issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

Reasons for the Approval of the Reverse Stock Split Proposal

The purpose of the Reverse Stock Split is to reduce the number of outstanding Starz common shares following the consummation of the Transactions to yield a number of outstanding Starz common shares that is appropriate, including from the perspective of an appropriately increased price per share. It should be noted, however, that although the Reverse Stock Split is being proposed for the purpose of maintaining or increasing the market price of Starz common shares, there can be no assurance that such price maintenance or increase can be achieved or maintained. A number of factors will influence the future trading price of Starz common shares, many of which are not within Starz’s control. As a result, there can be no assurance that the Reverse Stock Split will result in the intended benefits described or that the market price of Starz common shares will not decrease in the future.

Fractional Shares with Respect to the Reverse Stock Split

No fractional Starz common shares will be issued in the Reverse Stock Split. Instead, to the extent an LGEC shareholder is entitled to a fractional Starz common share following the Reverse Stock Split, each such fractional Starz common share will be rounded up to the nearest whole Starz common share. Accordingly, LGEC shareholders that otherwise would be entitled to receive a fractional Starz common share in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio of 15-to-1 will automatically be entitled to receive one whole Starz common share. Because any fractional shares will be rounded up to the next nearest whole share, the Reverse Stock Split is not expected to affect the number of holders of Starz common shares.

Vote Required for Approval

Approval of the Reverse Stock Split requires (i) the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by holders of LGEC Class A shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting and entitled to vote at the Lionsgate Annual General and Special Meeting and (ii) the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of the LGEC Class B shares, voting separately as a class, present or represented by proxy at the Lionsgate Annual General and Special Meeting. Regardless of the outcome of the non-binding advisory vote on the Reverse Stock Split, the Reverse Stock Split will be adopted by Starz, as part of the Transactions, assuming the approval of the Lionsgate Transactions Proposal and the completion of the Transactions. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for approval of the Reverse Stock Split.

THE LIONSGATE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.
FOR

THE LG STUDIOS SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to holders of LG Studios common shares for use at the LG Studios Special Meeting and any adjournments or postponements thereof.

Date, Time and Place of the LG Studios Special Meeting

LG Studios will hold the LG Studios Special Meeting at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8, on [ ], at [ ], Pacific Time.

Purpose of the LG Studios Special Meeting

At the LG Studios Special Meeting, LG Studios shareholders will be asked to vote upon the following matters outlined in the notice of the LG Studios Special Meeting:

1.

Consider, pursuant to the Studios Interim Order and, if deemed advisable, approve, with or without variation, a special resolution (the “Studios Arrangement Resolution”) of the shareholders of LG Studios common shares adopting the Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) between, among Lionsgate, the shareholders of Lionsgate, LG Studios, the shareholders of LG Studios, and New Lionsgate, pursuant to which, among other things, LG Studios shareholders will receive a number of New Lionsgate new common shares equal to [    ], as more fully described in the joint proxy statement/prospectus accompanying this notice, which resolution, to be effective, must be passed by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the LG Studios shareholders present or represented by proxy at the LG Studios Special Meeting and entitled to vote at the LG Studios Special Meeting (the “LG Studios Reorganization Proposal”);

2.

Approve on a non-binding advisory basis, by ordinary resolution, several governance provisions that will be contained in the New Lionsgate Articles and the Starz Articles that substantially affect LGEC shareholder rights, presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance (the “LG Studios Advisory Organizational Documents Proposals” or “Proposal No. 2”). Proposal No. 2 is separated into sub-proposals as described in Proposal No. 2 — The LG Studios Advisory Organizational Documents Proposals; and

The LG Studios Board does not know of any other matters that may be presented for action at the LG Studios Special Meeting. Should any other business come before the LG Studios Special Meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with the recommendation of the LG Studios Board or, if no recommendation is given, in accordance with their best judgment.

LG Studios Record Date; Outstanding Shares; Shares Entitled to Vote

With respect to all matters, only holders of record of LG Studios common shares as of the Record Date are entitled to receive notice of the LG Studios Special Meeting and to vote their LG Studios common shares that they held on the Record Date at the LG Studios Special Meeting or any continuations, adjournments or postponements thereof. Each LG Studios common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, there were approximately [    ] LG Studios common shares issued and outstanding and entitled to vote, which were held by approximately [    ] shareholders of record. Each shareholder of record has the right to appoint a person or company to represent such shareholder to vote in person at the LG Studios Special Meeting other than the persons designated in the form of proxy. See “—Voting of Proxies” and “—Voting in Person” below.

Quorum

A quorum is necessary to hold a valid meeting of LG Studios shareholders. The quorum for the LG Studios Special Meeting is one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least one third (33 1/3%) of the outstanding shares of LG Studios entitled to be voted at the LG Studios Special Meeting.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. There will be no broker non-votes at the LG Studios Special Meeting because it is expected that all proposals to be voted on at the LG Studios Special Meeting will be “non-routine” matters.

Share Ownership of Management

As of the Record Date, the directors and executive officers of LG Studios and their affiliates collectively owned [ ] LG Studios common shares, or approximately [ ]% of the outstanding LG Studios common shares.

Voting of Proxies

Whether you are a shareholder of record or a “non-registered” shareholder, you may direct how your LG Studios common shares are voted without attending the LG Studios Special Meeting.

If you are a shareholder of record, you may submit a proxy to authorize how your shares are to be voted at the LG Studios Special Meeting. You can submit a proxy over the Internet, by mail or by telephone pursuant to the instructions provided in the proxy card enclosed with this joint proxy statement/prospectus. If you are a “non-registered” shareholder, you may also submit your voting instructions by Internet, telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of LG Studios. If you are a shareholder of record, your proxy must be received by telephone or the Internet by [ ] (Eastern Time) on [    ] in order for your shares to be voted at the LG Studios Special Meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the LG Studios Special Meeting, although “non-registered” shareholders must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the LG Studios Special Meeting.

How to Revoke Your Proxy

If you are a shareholder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “Voting of Proxies” (your latest-received voting instructions will be followed). If you are a “non-registered” shareholder, you should contact your intermediary to find out how to change or revoke your voting instructions within the time described above under “Voting of Proxies.” If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the LG Studios Special Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the chair of the LG Studios Special Meeting at the meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the LG Studios Special Meeting in person and so request, although attendance at the LG Studios Special Meeting will not by itself revoke a previously granted proxy.

Voting in Person

If you are a holder of record of LG Studios common shares, you have the right to vote in person at the LG Studios Special Meeting.

If you choose to do so, you can vote using the ballot that will be provided at the LG Studios Special Meeting, or, if you requested and received printed copies of this joint proxy statement/prospectus and related meeting materials by mail, you can complete, sign and date the proxy card enclosed with this joint proxy statement/prospectus you received and submit it at the LG Studios Special Meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the LG Studios Special Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the LG Studios common shares at the LG Studios Special Meeting.

Even if you plan to attend the LG Studios Special Meeting, LG Studios recommends that you submit your proxy or voting instructions in advance of the LG Studios Special Meeting as described in this joint proxy statement/prospectus, so that your vote will be counted if you later decide not to attend the LG Studios Special Meeting.

At the LG Studios Special Meeting, a representative from Broadridge shall be appointed to act as scrutineer. The scrutineer will determine the number of LG Studios common shares represented at the LG Studios Special Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to LG Studios.

Abstentions and Broker Non-Votes

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. There will be no broker non-votes at the LG Studios Special Meeting, because it is expected that all proposals to be voted on at the LG Studios Special Meeting will be “non-routine” matters. A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions.

Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of outstanding shares or the number of shares present at the annual meeting and have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting. Accordingly, an abstention will not have any impact on any of the proposals to be voted on at the LG Studios Special Meeting.

Shares represented by broker non-votes will have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting. Accordingly, a broker non-vote will have the no effect with respect to the proposals submitted for consideration at the LG Studios Special Meeting.

Required Votes

•

Proposal No. 1: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the LG Studios Reorganization Proposal. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 1.

•

Proposal No. 2: The affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes cast by holders of LG Studios common shares present or represented by proxy at the LG Studios Special Meeting is required for the non-binding advisory vote to approve several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights. Regardless of the outcome of the non-binding advisory vote on the LG Studios Advisory Organizational Documents Proposals, the New Lionsgate Articles will be adopted by New Lionsgate as part of the Transactions, assuming the approval of the LG Studios Reorganization Proposal and the completion of the transactions. LG Studios common shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of Proposal No. 2.

Note that if your LG Studios common shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on Proposal No. 1 and Proposal No. 2, unless you provide instructions to him or her regarding how you would like your shares to be voted.

For purposes of determining the number of votes cast, only shares of LG Studios common shares voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of the LG Studios proposals.

Adjournments

The LG Studios Special Meeting may be adjourned or postponed from time to time by LG Studios in accordance with the terms of the LG Studios Articles and the Arrangement Agreement, subject to the LG Studios Interim Order.

If a quorum is not present within one-half hour from the time set for holding the LG Studios Special Meeting, the meeting stands adjourned to the same day in the next week at the same time and place. If, at the re-convened LG Studios Special Meeting, a quorum is not present within one-half hour from the time set for holding the meeting, the person(s) present and being, or representing by proxy, one or more LG Studios shareholders entitled to attend and vote at the meeting constitute a quorum.

The chair of the LG Studios Special Meeting may, in its discretion, and if directed by the LG Studios shareholders at the meeting must, adjourn the meeting from time to time and from place to place. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

The Arrangement Agreement provides that LG Studios may adjourn, postpone or cancel the LG Studios Special Meeting for any reason, including as required for quorum purposes (in which case the LG Studios Special Meeting may be adjourned and not cancelled).

If the LG Studios Special Meeting is adjourned for less than 30 days, it is not necessary to give the LG Studios shareholders notice of the adjourned meeting or the business to be transacted at an adjourned meeting. If the LG Studios Special Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given to the LG Studios shareholders as for an original meeting.

The record date for LG Studios shareholders entitled to notice of and to vote at the LG Studios Special Meeting will not change in respect of any adjournment(s) or postponement(s) of the LG Studios Special Meeting unless notice must be given to the LG Studios shareholders as for an original meeting. Proxies submitted for the LG Studios Special Meeting will be, unless otherwise revoked, valid for adjournment(s) or postponement(s) of the LG Studios Special Meeting.

Proxy Solicitation

LG Studios will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing the notice of LG Studios Special Meeting, this joint proxy statement/prospectus and related meeting materials. In addition to the use of mail, LG Studios’ employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. LG Studios’ employees will receive no compensation for soliciting proxies other than their regular salaries. LG Studios may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint proxy statement/prospectus and related meeting materials to their principals and to request authority for the execution of proxies, and LG Studios will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. LG Studios will compensate only independent third-party agents that are not affiliated with LG Studios but who solicit proxies. LG Studios has retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of this joint proxy statement/prospectus and related materials and solicitation of proxies on its behalf for an estimated fee of $[    ] plus reimbursement of certain out-of-pocket expenses.

Interest of Certain Persons or Companies in Matter to Be Acted upon

No person who has been a director or executive officer of LG Studios at any time since the commencement of LG Studios’ last completed financial year and no associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the matter to be acted upon at the LG Studios Special Meeting, except as disclosed in this joint proxy statement/prospectus with respect to the LG Studios Reorganization Proposal (see “Risk Factors—Risks Related to the Transactions—The executive officers and directors of Lionsgate and the executive officers and directors of LG Studios have interests in the Transactions that may be different from, or in addition to, the interests of Lionsgate’s shareholders and LG Studios’ shareholders” and “The Transactions—Interests of LG Studios Directors and Officers in the Transactions” for a more detailed description of these interests.”

Based on their beneficial ownership of LG Studios common shares, directors and executive officers of LG Studios may have interests in LG Studios that differ from, or are in addition to, your interests. You should take these interests into account in considering whether to approve the proposals set forth in this joint proxy statement/prospectus to be voted on at the LG Studios Special Meeting.

Information about beneficial ownership of LG Studios common shares by the directors and executive officers of LG Studios is described in more detail under the heading “Share Ownership of Management.”

Interest of Informed Persons in Material Transactions

Other than as set out elsewhere in the joint proxy statement/prospectus, no informed person of LG Studios has had any material interest, direct or indirect, in any transaction since the commencement of LG Studios’ most recently completed financial year or in any proposed transaction that, in either case, has materially affected or would materially affect LG Studios or any of its subsidiaries. An “informed person” is defined as (a) a director or executive officer of LG Studios; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of LG Studios; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of LG Studios or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of LG Studios other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) LG Studios that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities. The LG Studios directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their indirect ownership in LG Studios common shares or as otherwise described in the section entitled “The Transactions—Interests of LG Studios’ Directors and Officers in the Transactions.”

Proposal No. 1: Special Resolution of LG Studios Common Shares Adopting Statutory Plan of Arrangement Pursuant to Section 288 of the BC Act

LG Studios is proposing that holders of LG Studios common shares to approve the Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) pursuant to which the Transactions will be completed. LG Studios shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Arrangement Agreement, the form of which is attached as

Annex D to this proxy statement/prospectus statement. For additional information regarding the Transactions, the arrangement and a summary of certain terms of the Arrangement Agreement, please see the sections of this proxy statement/prospectus entitled “The Transactions” and “Risk Factors—Risks Related to the Transactions”. You are urged to read carefully the Arrangement Agreement, the Separation Agreement and the other separation-related agreements in their entirety before voting on this proposal.

Vote Required for Approval

Approval of the LG Studios Reorganization Proposal requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the LG Studios common shares that were present or represented by proxy at the LG Studios Special Meeting. Note that if your LG Studios common shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on Proposal No. 1, unless you provide instructions to him or her regarding how you would like your shares to be voted.

THE LG STUDIOS BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE LG STUDIOS REORGANIZATION PROPOSAL.
FOR

Proposal No. 2: The LG Studios Advisory Organizational Documents Proposals

As required by applicable SEC guidance, LG Studios is requesting that LG Studios shareholders consider and vote upon, on a non-binding advisory basis, several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect LG Studios shareholder rights. Consistent with SEC guidance, LG Studios is submitting these proposals to its shareholders for approval to give shareholders the opportunity to present their separate views on governance provisions. Regardless of the outcome of the non-binding advisory vote on the LG Studios Advisory Organizational Documents Proposals, the New Lionsgate Articles will take effect at the Arrangement Effective Time, assuming the Lionsgate Transactions Proposal and the LG Studios Reorganization Proposal are approved and the transactions are completed. In the Arrangement Agreement, Lionsgate, LG Studios and New Lionsgate have agreed that, at the Closing, New Lionsgate will amend its existing articles to be substantially in the form set forth as Annex H to this proxy statement/prospectus (the “New Lionsgate Articles”). There are certain differences in the rights of LG Studios shareholders prior to the Transactions under the LG Studios Articles and the rights of New Lionsgate shareholders after the Transactions under the New Lionsgate Articles. For more information, please see the section entitled “Comparison of Rights of Holders of Lionsgate Securities Before the Transactions with Rights of Holders of New Lionsgate Securities and Starz Securities After the Transactions.”

The following sets forth a summary of the principal proposed changes to be made between the LG Studios Articles and the New Lionsgate Articles. This summary is qualified by reference to the complete text of the New Lionsgate Articles, the form of which is attached to this proxy statement/prospectus as Annex H. You are encouraged to read the New Lionsgate Articles in their entirety for a more complete description of the terms of the New Lionsgate Articles.

Proposal Number	LG Studios Articles	New Lionsgate Articles
2(a)	Change in Authorized Share Capital

	The authorized share capital of LG Studios consists of shares of the class or classes and series, if any, described in the notice of articles of LG Studios. The authorized share capital of LG Studios consists of an	Immediately following the completion of the Transactions, the authorized share capital of New Lionsgate will consist of shares of the class or classes and series, if any, described in the notice of articles of New Lionsgate.

Proposal Number	LG Studios Articles	New Lionsgate Articles
unlimited number of voting common shares without par value. The voting common shares of LG Studios do not have special rights or restrictions attached.

The authorized share capital of New Lionsgate will consist of: (i) 200,000,000 preference shares without par value and (ii) an unlimited number of voting common shares without par value.

The special rights or restrictions to which the preference shares are subject are further described in the New Lionsgate Articles.

See Article [ ] of the New Lionsgate Articles.

2(b)	Quorum at Shareholder Meetings

The quorum for the transaction of business at a meeting of shareholders of LG Studios is one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares entitled to be voted at the meeting.

The quorum for the transaction of business at a meeting of shareholders of New Lionsgate is two persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.

See Article [ ] of the New Lionsgate Articles.

Reasons for the Approval of the LG Studios Advisory Organizational Documents Proposals

LG Studios is a British Columbia corporation. The proposed New Lionsgate Articles are consistent with British Columbia law. In addition, the proposed New Lionsgate Articles are materially consistent with the current articles of LG Studios. Additional reasons for the sub-proposals to be voted on by LG Studios shareholders are as follows:

Proposal No. 2(a): Change in Authorized Share Capital

The New Lionsgate authorized share capital will include 200,000,000 preference shares without par value that may be issued in series as authorized and approved by the directors of New Lionsgate. The current LG Studios authorized capital does not include preference shares.

Reasons for the Change in Authorized Share Capital

The principal purpose of this proposal is to provide for adequate authorized capital and flexibility for future issuances of shares if determined by the New Lionsgate Board to be in the best interests of the business following completion of the Transactions, without incurring the risk, delay and potential expense incident to obtaining New Lionsgate shareholder approval for a particular issuance. The current LGEC authorized capital includes 200,000,000 preference shares and this proposal maintains that class of unissued, authorized capital.

Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate” for more information about the anticipated capitalization of LG Studios following the completion of the Transactions.

Proposal No. 2(b): Quorum at Shareholder Meetings

The quorum required of LG Studios shareholders to make decisions on business transacted at a meeting of shareholders of LG Studios will be reduced from at least 33 1/3% of the issued shares entitled to be voted at the meeting to at least 10% of the issued shares entitled to be voted at the meeting.

Reasons for the Change of Quorum Requirements

This principal purpose of this proposal is to provide for consistency with the Lionsgate Articles, which have the 10% quorum, and LGEC’s current shareholder expectations. A lower quorum also ensures that a company’s more active shareholders participate in corporate decision-making processes, making it more efficient and manageable, while still maintaining a meaningful representation of shareholder interests.

THE LG STUDIOS BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE LG STUDIOS ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.
FOR

THE TRANSACTIONS

Structure of the Transactions

The Transactions will result in the separation of the LG Studios Business from the Starz Business through a series of steps that will result in the pre-transaction shareholders of LGEC owning shares in two separate public companies: (1) LGEC, which will be renamed “Starz Entertainment Corp.” and will hold, directly and through subsidiaries, the Starz Business, and will continue to be owned by LGEC shareholders, and (2) New Lionsgate, which will be renamed “Lionsgate Studios Corp.” and will hold, directly and through subsidiaries, the LG Studios Business, and will be owned by LG Studios shareholders and LGEC shareholders.

The Transactions will consist of elements of a typical Canadian “spinoff” and be completed through the Plan of Arrangement, which is a British Columbia statutory procedure providing for approval with respect to fairness and supervision with respect to procedure by the BC Court. The Plan of Arrangement is subject to approval by the shareholders of LGEC, the shareholders of LG Studios and the BC Court. As currently contemplated, the Transactions will occur on a taxable basis to the shareholders of LGEC under the Canadian Tax Act, with non-residents of Canada expected to be exempt from Canadian income tax on any gains realized. Holders of LG Studios common shares who hold such shares as capital property for purposes of the Canadian Tax Act will generally not realize either a capital gain or a capital loss on the exchange of LG Studios common shares for New Lionsgate new common shares.

With respect to dissent rights, it is Lionsgate’s intention and expectation that, under the Interim Orders, registered shareholders of Lionsgate as of the Record Date will be granted the right to dissent in respect of the Lionsgate Transactions Proposal, and registered shareholders of LG Studios as of the Record Date will be granted dissent rights in respect of the LG Studios Reorganization Proposal (collectively, the “dissent rights”), provided they strictly follow the procedures specified in Section 237 through Section 247 of the BC Act, as modified by the Plan of Arrangement, the applicable Interim Order, and any other order of the BC Court.

Shareholders of Lionsgate or LG Studios who are not shareholders of record and wish to dissent should be aware that only registered shareholders are entitled to dissent rights. Accordingly, non-registered shareholders of Lionsgate or LG Studios who wish to exercise the dissent rights must make arrangements for the registered holder of such Lionsgate shares or LG Studios shares, as applicable, to dissent on their behalf. For additional information, see “—Dissent Rights” below.

In connection with the completion of the Transactions, among other things:

•	LGEC shareholders will first receive, in exchange for each outstanding LGEC Class A share that they hold:

•	One (1) New Lionsgate Class A share; and

•	One (1) New Lionsgate Class C preferred share.

•	LGEC shareholders will first receive, in exchange for each outstanding LGEC Class B share that they hold:

•	One (1) New Lionsgate Class B share; and

•	One (1) New Lionsgate Class C preferred share.

•	LGEC will change its name to Starz Entertainment Corp. and create a new class of voting common shares, the Starz common shares.

•

New Lionsgate will create a new class of common shares without par value (the “New Lionsgate new common shares”) and New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each:

•

New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares; and

•

New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share.

•	Such exchange transactions by LGEC shareholders are collectively referred to as the “Second Share Exchange.”

•	As a result of the steps described above, each of New Lionsgate and Starz will have a single class of “one share, one vote” common shares.

•

Following the Second Share Exchange, pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

•

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time and held by LG Studios shareholders other than the LG Sirius Owned Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change prior to the Arrangement Effective Time. The LG Studios common shares will be delisted from Nasdaq and deregistered under the Exchange Act.

•	New Lionsgate will change its name to “Lionsgate Studios Corp.”

The following diagram depicts Lionsgate’s simplified current organizational and ownership structures prior to completion of the Transactions.

The following diagram depicts LG Studios’ simplified current organizational and ownership structures prior to completion of the Transactions.

The following diagrams depict New Lionsgate’s and Starz’s simplified organizational and ownership structures and immediately following the completion of the Transactions.

Background of the Transactions

The Separation of the Starz Business and the LG Studios Business

The Starz Business consists of the distribution of STARZ-branded premium subscription video services through over-the-top platforms and distributors on a direct to-consumer basis through the STARZ-branded app and through multichannel video programming distributors. An entity holding the Starz Business was incorporated in Delaware in 2006 and operated as a wholly-owned subsidiary of Liberty Media Corporation prior to becoming a separate public company in 2013. Lionsgate acquired the Starz Business in 2016.

On November 4, 2021, Lionsgate announced that it was exploring potential capital markets alternatives for the Starz Business including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transactions intended to separate the Starz Business into an independent public company. With the assistance of investment and financial advisors, which, at such time, included Morgan Stanley & Co., LLC (“Morgan Stanley”), PJT Partners and LionTree, Lionsgate considered several separation structures, including a spin-off of 80% to 100% of the Starz Business to current shareholders, a spin-off of the Starz Business with a primary investment from a sponsor at a pre-determined valuation (a so-called sponsored spin), a public offering of up to 20% of an entity holding the Starz Business followed by a spin-off of the Starz Business (a so-called sub-IPO), a reverse merger of the Starz Business into a special purpose acquisition company with a concurrent private capital investment, and a sale of solely the international portion of the Starz Business. Exploratory discussions began with potential strategic and financial partners regarding all of these structures but such discussions did not ultimately result in a transaction.

On May 26, 2022, Lionsgate disclosed that it was engaged in a process to create a structure to allow investors to evaluate and value the Starz Business and the LG Studios Business separately by spinning off the Starz Business. This focus was informed by discussions with potential strategic and financial partners that leaned towards a spin-off compared to other proposed alternative structures. Accordingly, through its advisors, Lionsgate continued preliminary and high-level discussions of a potential spin-off, including a potential sponsored spin-off, of the Starz Business.

On August 2, 2022, based on the fact that potential strategic and financial partners had expressed preliminary interest in both the Starz Business and the LG Studios Business, Lionsgate disclosed that the potential structure it was considering included a potential wider range of options.

On September 28, 2022, Lionsgate announced that it remained on a path to separating the Starz Business and the LG Studios Business, and had increased its focus on spinning off the LG Studios Business. This shift to a focus on the spin-off of the LG Studios Business rather than the Starz Business was due, in part, to further financial, tax and regulatory analysis.

On November 3, 2022, Lionsgate discussed that it had determined to separate the Starz Business and LG Studios Business by means of a spin-off of the LG Studios Business. The Lionsgate Board believes that separating the Starz Business and the LG Studios Business into two independent, publicly traded companies will best serve shareholders for several reasons. First, a separation will allow New Lionsgate to better highlight opportunities and value within its motion picture and television production and distribution business, fueling growth of its library, while enabling Starz to focus on scaling its business cost-effectively and capitalizing on bundling and packaging opportunities. Additionally, a separation will allow New Lionsgate and Starz to allocate financial resources toward their specific needs, supporting New Lionsgate’s content expansion and allowing Starz to prioritize subscriber growth, profitability, and content development. A separation will also allow each company to clearly present its unique investment thesis—New Lionsgate as a pure-play content studio and Starz as a pure-play premium subscription platform—attracting long-term investors aligned with each business model and providing two distinct, targeted investment opportunities. See “—Lionsgate’s and LG Studios’ Reasons for the Transactions; Recommendation of the Lionsgate Board and the LG Studios Board.”

On March 31, 2023, Lionsgate announced that it expected the spin-off to be completed on previously communicated timelines, subject to market and other conditions.

On July 12, 2023, Lionsgate announced the public filing of a registration statement with the SEC in anticipation of the separation of the LG Studios Business and Starz Businesses.

On August 9, 2023, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its first quarter of fiscal 2024. On the call, Messrs. Feltheimer and Barge discussed the steps that Lionsgate was taking to create an efficient capital structure in anticipation of the separation of the LG Studios Business and Starz Businesses.

On November 9, 2023, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its second quarter of fiscal 2024. On the call, Lionsgate’s management discussed strategic and operational steps being taken in anticipation of the separation of the LG Studios Business and Starz Businesses.

On December 22, 2023, Lionsgate entered into a business combination transaction pursuant to a business combination agreement (the “Business Combination Agreement”), that was then consummated on May 13, 2024, with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius, LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate (“StudioCo”) and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the LG Studios Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian Plan of Arrangement (the “Business Combination”). Morgan Stanley acted as financial advisor to Lionsgate in connection with the Business Combination. In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” and continued the existing business operations of StudioCo, consisting of the LG Studios Business of Lionsgate. The LG Studios Business consists of the businesses of Lionsgate’s Motion Picture and Television Production segments, together with substantially all of Lionsgate’s’ corporate general and administrative functions and costs. LG Studios became a separate publicly traded company and its single class of common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

On January 4, 2024, Lionsgate held an investor presentation conference call in connection with the Business Combination. On the call, Lionsgate’s management discussed the framing and rationale for the transaction, and how it could facilitate an eventual separation of the LG Studios Business and the Starz Business.

On February 6, 2024, the Lionsgate Board held a meeting to discuss, among other matters, the path towards the planned separation of the LG Studios Business from the Starz Business.

On February 8, 2024, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its third quarter of fiscal 2024. On the call, Lionsgate’s management discussed steps that Lionsgate had taken to strengthen its business in anticipation of the separation of the LG Studios Business and the Starz Business, including completing the acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film business from Hasbro, Inc., increasing its equity investment in 3 Arts Entertainment, and announcing the Business Combination.

On May 13, 2024, Lionsgate consummated the Business Combination. Approximately 87.8% of the total shares of LG Studios continued to be held by Lionsgate, while other shareholders owned approximately 12.2% of LG Studios, immediately following the closing of the Business Combination.

On May 14, 2024, LG Studios became a separate publicly-traded company and its common shares commenced trading on Nasdaq under the symbol “LION”.

On May 21, 2024, the Lionsgate Board held a meeting to further discuss, among other matters, the planned separation of the LG Studios Business from the Starz Business. Discussion included next steps in anticipation of the separation of the LG Studios Business and the Starz Business, including certain tax, accounting and legal considerations, as well as a proposed timeline for completion.

On May 23, 2024, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its fourth quarter and fiscal year end 2024. On the call, Lionsgate’s management discussed additional ways that it had begun to prepare the operations and balance sheets of the LG Studios Business and the Starz Business in anticipation of the planned separation.

On August 6, 2024, the Lionsgate Board held a meeting to discuss, among other matters, next steps in anticipation of the separation of the LG Studios Business and the Starz Business.

On August 8, 2024, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its first quarter of fiscal 2025. On the call, Lionsgate’s management discussed its continued reasoning for the planned separation, as well as other additional steps that had been taken in anticipation of the planned separation of the LG Studios Business and the Starz Business.

Dual-Class Capital Structure

On September 28, 2023, Neuberger Berman Investment Advisers LLC, holder of LGEC Class A shares and LGEC Class B shares, notified Lionsgate of its intent to present a shareholder proposal for consideration at Lionsgate’s 2023 annual general and special meeting of shareholders (the “2023 Annual General and Special Meeting”) to request that “the Lionsgate Board take all reasonable and necessary steps (excluding those steps that must be taken by shareholders) to adopt a plan of arrangement or other recapitalization plan that would eliminate the dual-class share structure of the Company and any subsidiary or company that it intends to separate into a new public company, and to ensure that each outstanding share of common stock has one vote” (the “2023 Shareholder Proposal”). The 2023 Shareholder Proposal was included in Lionsgate’s definitive proxy statement for the 2023 Annual General and Special Meeting (the “2023 Proxy Statement”) in accordance with Rule 14a-8 under the Exchange Act. The Lionsgate Board did not make any recommendation on this proposal but stated in the 2023 Proxy Statement that it appreciated the 2023 Shareholder Proposal and would continue to evaluate whether a single or dual-class share structure is the most appropriate share structure for executing its strategic initiatives.

On November 28, 2023, Lionsgate held its 2023 Annual General and Special Meeting and LGEC shareholders voted upon the 2023 Shareholder Proposal (the “2023 Shareholder Proposal Vote”). At the 2023 Annual General and Special Meeting, the 2023 Shareholder Proposal was approved.

On December 8, 2023, the Nominating and Corporate Governance Committee of the Lionsgate Board held a meeting to discuss, among other matters, the results of the 2023 Shareholder Proposal Vote, related matters including voting guidelines and policy reports from shareholder services on dual-class share structure collapses, and any further steps to be taken by the Lionsgate Board.

On January 4, 2024, Lionsgate held an investor presentation conference call in connection with the Business Combination (which was consummated on May 13, 2024). On the call, Mr. Burns discussed the possibility of a reclassification transaction and reiterated his belief that it could be completed “closer to separation.”

On February 5 and 6, 2024, the Nominating and Corporate Governance Committee of the Lionsgate Board held meetings to continue its discussion regarding the results of the 2023 Shareholder Proposal Vote and various related matters. At the meetings, Lionsgate’s U.S. and Canadian legal advisors reviewed certain legal considerations including duties applicable to the Lionsgate Board under U.S. and Canadian law in exercising its business judgment in responding to shareholder proposals and, specifically, the results of the 2023 Shareholder Proposal Vote. The Nominating and Corporate Governance Committee of the Lionsgate Board also reviewed how shareholder votes for, against, abstentions and broker-non votes are treated under Canadian law, and procedures associated with the preparation and calling of a shareholder meeting to consider a dual-class share structure collapse and its proposed implementation thereafter.

After discussion, the Nominating and Corporate Governance Committee of the Lionsgate Board approved having Lionsgate’s management consider the feasibility, timing and appropriateness of the collapse of the Lionsgate’s dual-class share structure in light of Lionsgate’s current strategic initiatives, and retaining an investment bank to provide additional information as to the potential dual class share structure collapse.

From February to May 2024, the Lionsgate Board and the Nominating and Corporate Governance Committee of the Lionsgate Board continued discussions with respect to the feasibility, timing and appropriateness of the collapse of Lionsgate’s dual-class share structure in light of Lionsgate’s current strategic initiatives.

On May 21, 2024, the Lionsgate Board held a meeting at which it resolved that the Nominating and Corporate Governance Committee of the Lionsgate Board form a special committee of the Lionsgate Board (the “Lionsgate Special Committee”) to recommend to the Lionsgate Board whether a collapse of Lionsgate’s dual-class share structure was feasible and in the best interest of Lionsgate’s shareholders, and if so, with the assistance of Lionsgate’s management and outside independent consultants, to advise on the appropriate structure and timing of its implementation.

On May 23, 2024, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its fourth quarter and fiscal year ended March 31, 2024. On the call, Mr. Burns noted, among other matters, that Lionsgate had been working with outside advisors in assessing the collapse of Lionsgate’s dual-class share structure, as well as the parameters for a premium in favor of holders of LGEC Class A shares in connection with the collapse. Mr. Burns further stated that Lionsgate’s management believed that a vote to collapse Lionsgate’s dual-class share structure should be undertaken in combination with an eventual vote to fully separate the LG Studios Business and the Starz Business, and in turn, that the Lionsgate Board had authorized the formation of the Lionsgate Special Committee to work with Lionsgate’s management to further consider the share structure collapse and otherwise work with Lionsgate’s management and the entire Lionsgate Board towards a full separation.

In May and June 2024, the Nominating and Corporate Governance Committee of the Lionsgate Board held several meetings to review and discuss the formation of the Lionsgate Special Committee and its size, duties and responsibilities, including a proposed operating charter.

On June 14, 2024, the Nominating and Corporate Governance Committee of the Lionsgate Board held a meeting where it reviewed and approved the formation of the Lionsgate Special Committee, comprised of

Messrs. Sloan (Chair), Harkey, Crawford and Ms. McCaw, each of whom was determined to have no direct or indirect material relationship with Lionsgate (other than as a director and shareholder of Lionsgate), to be independent of management of Lionsgate, and to be free of any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with his or her ability to act with a view to the best interests of Lionsgate in the context of a potential dual-class share structure collapse. At its meeting, the Nominating and Corporate Governance Committee of the Lionsgate Board also adopted a charter for the Lionsgate Special Committee (the “Lionsgate Special Committee Charter”) and recommended that the Lionsgate Board approve and adopt the same.

On June 14, 2024, the Lionsgate Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Lionsgate Board, resolved to form the Lionsgate Special Committee, comprised of Messrs. Sloan (Chair), Harkey, Crawford and Ms. McCaw, and to approve the Lionsgate Special Committee Charter.

The first meeting of the Lionsgate Special Committee was held on June 20, 2024. At the meeting, the Lionsgate Special Committee engaged Gibson Dunn & Crutcher, LLP (“Gibson Dunn”) as its independent U.S. counsel and Dentons Canada LLP (“Dentons”) as its Canadian counsel. The Lionsgate Special Committee also reviewed and approved the Lionsgate Special Committee Charter, outlined its proposed workplan, and reviewed certain legal considerations and duties applicable to the Lionsgate Special Committee in exercising its business judgment in exploring the potential terms of a potential collapse of Lionsgate’s dual-class share structure. The Lionsgate Special Committee also considered proposals from several investment banks for advisory services regarding dual-class share structure reclassifications, which would ultimately include the delivery of a fairness opinion in connection with the Transactions.

In June and July 2024, the Lionsgate Special Committee engaged in a series of meetings, including discussions with advisors and other stakeholders, to evaluate the potential collapse of Lionsgate’s dual-class share structure. Present at all Lionsgate Special Committee meetings were representatives from Gibson Dunn, Dentons, and Lionsgate (other than for executive portions of such meetings). Representatives from Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) and Kroll, LLC (“Kroll”), financial advisors to the Lionsgate Special Committee, were present for portions of many of these meetings. Following the engagement of both Houlihan Lokey and Kroll, each of Houlihan Lokey’s and Kroll’s participation at these meetings was limited to those segments where their respective analyses and recommendations were directly under consideration. Materials prepared by Houlihan Lokey were not shared with Kroll; materials prepared by Kroll were not shared with Houlihan Lokey; the Lionsgate Special Committee’s discussions with each advisor were conducted without the other present; and each financial advisor performed its analysis independently without involvement of the other. Representatives of MHR Fund Management, LLC (“MHR Fund Management”), the largest holder of LGEC Class A shares and the second largest holder of LGEC Class B shares, were provided with copies of materials prepared by Houlihan Lokey and Kroll, respectively, and were given the opportunity to present their interpretation of implied premiums paid in select precedent reclassification transactions to Houlihan Lokey and Kroll on separate occasions, as well as to the Lionsgate Special Committee. Additionally, during discussions held with MHR Fund Management and other holders of LGEC Class A shares, analyses provided by Kroll and Houlihan Lokey provided support for, but did not determine, the appropriate premium discussed with such shareholders, or the premium ultimately adopted by the Lionsgate Special Committee and proposed to the Lionsgate Board.

The Lionsgate Special Committee determined to engage Houlihan Lokey as one of its independent financial advisors based on, among other things, Houlihan Lokey’s experience and reputation, and discussed potential conflicts of interest with respect to the engagement. The Lionsgate Special Committee, Lionsgate and Houlihan Lokey entered into an engagement letter dated as of June 21, 2024 in connection with the Lionsgate Special Committee’s review and evaluation of the proposed reclassification.

On June 26, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn and Houlihan Lokey in attendance. At the meeting, the Lionsgate Special Committee formally resolved to engage Houlihan Lokey to advise the Lionsgate Special Committee in connection with the potential reclassification. At the meeting, representatives of Houlihan Lokey discussed the scope of their engagement and discussed with the Lionsgate Special Committee certain aspects of the potential collapse of Lionsgate’s dual-class share structure. After discussion amongst the committee members and with its advisors, the Lionsgate Special Committee resolved to recommend to the Lionsgate Board that the potential collapse of Lionsgate’s dual-class share structure is in the best interests of Lionsgate and its shareholders. The Lionsgate Special Committee determined that the potential collapse would be in the best interests of Lionsgate and its shareholders for several key reasons. First, the Lionsgate Special Committee believed that a potential reclassification would strengthen corporate governance by better aligning shareholder voting power with actual economic interests, consistent with the ownership structures of most U.S. listed public companies. This is in line with policies of proxy advisory firms and institutional investors, and is supported by a number of holders of LGEC Class A shares and LGEC Class B shares. The Lionsgate Special Committee also believed that a potential reclassification would simplify Lionsgate’s capital structure and potentially broaden its investor base, as certain institutional investors avoid investing in companies with dual-class share structures. Additionally, the Lionsgate Special Committee believed that single-class stocks typically have greater liquidity, facilitating the ability of shareholders at all levels to trade in Lionsgate’s equity. The Lionsgate Special Committee also believed that a potential reclassification could enhance Lionsgate’s ability to use stock as currency, potentially facilitating strategic transactions that unlock value or lead to positive re-ratings of Lionsgate’s share price.

On June 28, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn and Houlihan Lokey in attendance. Houlihan Lokey discussed certain aspects of the potential reclassification with the Lionsgate Special Committee including preliminary financial perspectives that involved a review of, among other things, precedent reclassification transactions and the historical trading activity of Lionsgate’s two classes of common shares. After discussion, the Lionsgate Special Committee resolved to initiate communication with certain holders of LGEC Class A shares, including MHR Fund Management, Liberty Global Ltd., and Liberty 77 Capital L.P., to gauge their preliminary perspective regarding the viability of a 9.5-10% premium to holders of LGEC Class A shares. The Lionsgate Special Committee determined that initial discussions around a premium of 9.5-10% were appropriate at such time because of, among others, the following reasons: the implied premiums included in select precedent reclassification transactions (which included transactions where no premium was paid) supported this percentage; an illustrative 10% premium would result in an approximate 3.4% premium to Lionsgate’s overall market capitalization; recent research analyst commentary suggesting a premium in such a range; and such a premium was near the average trading premium of LGEC Class A shares over LGEC Class B shares since May 2024, when Lionsgate publicly announced the formation of the Lionsgate Special Committee.

On July 2, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn and Houlihan Lokey in attendance. At the meeting, members of the Lionsgate Special Committee continued to discuss the potential reclassification, including feedback from shareholders.

Thereafter, over the next two weeks, the Lionsgate Special Committee and its advisors continued discussing the proposed reclassification. The Lionsgate Special Committee reviewed the illustrative number of Lionsgate shares that would be issued based on reclassification premiums ranging from 10%-15%, the ratio of total premium to Lionsgate’s then-current market capitalization based on reclassification premiums ranging from 10%-15%, economic accretion and voting rights dilution to current Lionsgate shareholders based on reclassification premiums ranging from 10%-15%, and historical trading premiums of LGEC Class A shares over LGEC Class B shares.

On July 12, 2024, the Lionsgate Special Committee authorized Houlihan Lokey and Gibson Dunn to meet with MHR Fund Management. At this meeting, they discussed the proposed reclassification as well as materials that had been discussed with the Lionsgate Special Committee.

On July 16, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn, Houlihan Lokey and Kroll in attendance. At the meeting, the Lionsgate Special Committee resolved to engage Kroll to advise the Lionsgate Special Committee in connection with the proposed reclassification and conduct a study as to the fairness, from a financial perspective, to holders of LGEC Class A shares, in connection with a proposed reclassification. The Lionsgate Special Committee noted that it would be prudent to have a separate advisor opine as to fairness, from a financial perspective, to each class of Lionsgate capital stock and intended to request Houlihan Lokey to provide an opinion as to the fairness, from a financial point of view, to holders of LGEC Class B shares. The Lionsgate Special Committee determined to engage Kroll as one of its independent financial advisors based on, among other things, Kroll’s experience and reputation, and discussed potential conflicts of interest with respect to the engagement. The Lionsgate Special Committee, Lionsgate and Kroll entered into an engagement letter dated as of July 14, 2024 in connection with the Lionsgate Special Committee’s review and evaluation of the proposed reclassification. At the meeting, the Lionsgate Special Committee also received an update regarding discussions held with MHR Fund Management earlier in the week, and continued to review the proposed reclassification.

On July 18, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn, Houlihan Lokey and Kroll in attendance. At the meeting, by invitation of the Lionsgate Special Committee, representatives of MHR Fund Management (including Mr. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, and Ms. Fine, principal of MHR Fund Management) and its advisors presented their perspective on the potential reclassification and an appropriate premium to be payable to holders of LGEC Class A shares in connection with a reclassification.

On July 19, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn, Houlihan Lokey and Kroll in attendance. At the meeting, representatives of Kroll discussed the proposed reclassification with the Lionsgate Special Committee. The Lionsgate Special Committee discussed the appropriateness of revising the potential premium, above the 9.5-10% range previously contemplated, in order to receive the necessary shareholder support. The Lionsgate Special Committee emphasized that any adjustment in the premium should fall within a range enabling its financial advisors to deliver the opinions the Lionsgate Special Committee would require, while also securing the necessary approvals from each of LGEC Class A shares and LGEC Class B shares that would be required for the proposed reclassification. Based on these factors, the Lionsgate Special Committee determined that initial discussions around increasing the premium from the 9.5-10% range to 12% were appropriate at such time.

On July 23, 2024, the Lionsgate Special Committee authorized Kroll and Gibson Dunn to meet with MHR Fund Management. At this meeting, they discussed the proposed reclassification as well as materials that had been discussed with the Lionsgate Special Committee.

On July 23, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons, Gibson Dunn and Kroll in attendance. At the meeting, the Lionsgate Special Committee received an update regarding the discussions held with MHR Fund Management earlier in the day. By invitation of the Lionsgate Special Committee, representatives of MHR Fund Management (including Mr. Rachesky and Ms. Fine) joined the meeting to discuss their views regarding the potential reclassification. Following their presentation, representatives of MHR Fund Management were excused. Following further consideration and revisiting the earlier review and analysis conducted over past several weeks regarding an increased premium, the Lionsgate Special Committee concluded that an adjustment to the premium at 12% remained appropriate based on, among other matters, the following: (i) historic trading prices of, and historic trading price differentials as between, LGEC Class A shares and LGEC Class B shares; (ii) historic trading volumes of, and historic trading volume differentials as between, LGEC Class A shares and LGEC Class B shares; (iii) premiums provided in precedent transactions involving dual-share class collapses at other publicly traded companies; (iv) the relative decrease in aggregate voting power of holders of LGEC Class A shares before and after the potential share collapse; (v) the likelihood of obtaining approval of the share collapse by holders of at least 2/3 of each of LGEC Class A shares and LGEC Class B shares at various premium levels; (vi) the aggregate number of additional shares that would be issued to holders of LGEC Class A shares at various premium levels, the value of such additional shares at various market capitalization levels, and the dilutive impact of such additional shares; (vii) the financial analysis of the financial advisors of the Lionsgate Special Committee and its expectations as to whether such financial advisors would be able to provide fairness opinions when requested; and (viii) whether a British Columbia court charged with ruling on a plan of arrangement containing the share collapse would find the terms of such collapse to be fair to LGEC shareholders. Following its decision to recommend a 12% premium, the Lionsgate Special Committee confirmed with Houlihan Lokey that Houlihan Lokey expected to be able to provide an opinion that the exchange ratio to be paid to the holders of the LGEC Class B shares would be fair, from a financial point of view, to holders of LGEC Class B shares (solely in their capacity as holders of LGEC Class B shares with respect to their LGEC Class B shares and without taking into account any LGEC Class A shares held by such holders), subject to Houlihan Lokey’s review of final transaction documentation and updated analysis at the time of issuance of its opinion, and confirmed with Kroll that Kroll expected to be able to provide an opinion that the exchange ratio would be fair, from a financial point of view, to holders of LGEC Class A shares (solely in their capacity as holders of LGEC Class A shares). After discussion, the Lionsgate Special Committee agreed to reconvene prior to the next Lionsgate Board meeting to make a formal recommendation to the Lionsgate Board of a 12% premium.

On July 23, 2024, the Lionsgate Special Committee held a meeting with representatives of Dentons and Gibson Dunn. At the meeting, based on its review and analysis conducted over past several weeks, the Lionsgate Special Committee adopted, and proposed that the Lionsgate Board adopt, a recommendation determining (i) that a collapse of Lionsgate’s dual-class share structure is in the best interests of Lionsgate’s shareholders and (ii) to effectuate a collapse of Lionsgate’s two classes of shares into a single class based upon a 12% per share exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares).

On July 25, 2024, the Lionsgate Board held a meeting to review and discuss the analysis conducted by the Lionsgate Special Committee regarding the potential collapse of Lionsgate’s dual-class share structure. At the meeting, the Lionsgate Special Committee, with representatives of Gibson Dunn, Dentons, Houlihan Lokey and Kroll in attendance, presented a comprehensive review of the process followed, as well as the review conducted, in connection with the Lionsgate Special Committee’s determination of an appropriate premium to holders of LGEC Class A shares in connection with the proposed collapse of Lionsgate’s dual-class share structure. Discussion included an overview of the methodology adopted by the Lionsgate Special Committee, which was developed in coordination with its legal advisors, as well as review of certain additional legal considerations and duties applicable to the Lionsgate Board under U.S. and Canadian law in exercising its business judgment in responding to shareholder proposals and the 2023 Shareholder Proposal Vote. After discussion, the Lionsgate Board adopted the recommendation of the Lionsgate Special Committee determining (i) that a collapse of Lionsgate’s dual-class share structure is in the best interests of Lionsgate’s shareholders and (ii) to effectuate a collapse of Lionsgate’s two classes of shares into a single class based upon a 12% per share exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares).

On July 29, 2024, Lionsgate filed a Current Report on Form 8-K in which it disclosed that at a meeting on July 25, 2024, the Lionsgate Board adopted the recommendation of the Lionsgate Special Committee.

On August 8, 2024, Lionsgate held an investor conference call in connection with the reporting of its results of operations for its second quarter ended June 30, 2024. On the call, Mr. Feltheimer noted, among other matters, that the Lionsgate Special Committee concluded that a single class of shares was in LGEC shareholders’ best interest and recommended collapsing Lionsgate’s two classes into one with a 12% exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares), and that the proposal would be included in a proxy/registration statement filed in connection with the Transactions.

The Lionsgate Special Committee met on October 3, 2024, to further consider the proposed transaction. At the invitation of the Lionsgate Special Committee, members of LGEC’s senior management and representatives of Gibson Dunn, Dentons, Houlihan Lokey and Kroll also attended the meeting. Gibson Dunn reviewed with the Lionsgate Special Committee their fiduciary duties in the context of the proposed reclassification. At the request of the Lionsgate Special Committee, Houlihan Lokey then reviewed and discussed its financial analyses.

Thereafter, Houlihan Lokey verbally rendered its opinion to the Lionsgate Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Lionsgate Special Committee dated October 3, 2024), as to whether, as of such date, (I) the Class B Lion Exchange Ratio (as defined below) provided for in the Class B Lion Exchange (as defined below) pursuant to the Transactions was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio (as defined below) or the Class B Starz Exchange Ratio (as defined below) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange (as defined below) pursuant to the Transactions was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio (as defined below) or the Class B Lion Exchange Ratio from a financial point of view. Additionally, Kroll verbally rendered its opinion to the Lionsgate Special Committee (which was subsequently confirmed in writing by delivery of Kroll’s written opinion addressed to the Lionsgate Special Committee dated October 3, 2024), that, subject to and based on the assumptions made in Kroll’s written opinion, as of the date of such opinion, the exchange premium for holders of LGEC Class A shares is fair, from a financial point of view, to the holders of LGEC Class A shares (without giving effect to any impact of the proposed transaction on any particular holder of LGEC Class A shares other than in its capacity as a holder of LGEC Class A shares). At the conclusion of the discussion and deliberation, the Lionsgate Special Committee confirmed to effectuate a collapse of Lionsgate’s two classes of shares into a single class based upon a 12% per share exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares). On the same day, the Lionsgate Board adopted a recommendation of the Lionsgate Special Committee determining that a collapse of Lionsgate’s two classes of shares into a single class based upon a 12% per share exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares) is in the best interests of Lionsgate’s shareholders.

Reverse Stock Split

In the course of its broader discussions regarding the post-separation operations and capital structures supporting the LG Studios Business and the Starz Business, Lionsgate began to consider the benefits and viability of effectuating a possible reverse stock split for Starz as one of the elements of the larger separation. Accordingly, in October 2024, Lionsgate requested that Morgan Stanley assist it in evaluating whether a Reverse Stock Split would be appropriate for Starz, considering potential benefits and risks, and the impact it might have on Starz common shares following separation.

On November 5, 2024, the Lionsgate Board held a meeting to discuss, among other matters, a proposal from Lionsgate management to implement the Reverse Stock Split upon and subject to the completion of the separation of the LG Studios Business and the Starz Business. At the meeting, representatives of Morgan Stanley presented considerations for a reverse stock split, including market positioning and trading dynamics, discussing its anticipated impact on liquidity, and providing examples of, and analyzing sample equity trading behavior following, a number of precedent transactions. Following a review and discussion of Morgan Stanley’s presentation and analysis, the Lionsgate Board determined to implement the Reverse Stock Split (upon and subject to the completion of the separation of the LG Studios Business and the Starz Business), wherein Starz common shares would be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares would be consolidated into one (1) Starz common share. The Lionsgate Board concluded that the Reverse Stock Split would be in the best interests of Starz and its shareholders, as it would reduce the number of outstanding Starz common shares following the consummation of the Transactions to a more optimal amount, taking into account the smaller enterprise value of the post-separation Starz when compared to the pre-separation enterprise value and outstanding share count of Lionsgate, while also increasing the likelihood that the resulting price per share would enable a wider range of institutional and other investors to own Starz common shares.

Lionsgate’s and LG Studios’ Reasons for the Transactions; Recommendation of the Lionsgate Board and the LG Studios Board

The Lionsgate Board and the LG Studios Board believe that the separation of the Studios Business and the Starz Business into two independent, publicly traded companies is in the best interests of Lionsgate and its shareholders for a number of reasons, including:

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Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue and Profit Growth. The Transactions will allow New Lionsgate and Starz to more effectively pursue their own distinct operating priorities and strategies, and it will enable the management teams of each of the two companies to focus on strengthening their core businesses and pursue distinct and targeted opportunities to accelerate revenue and profitability.

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The Transactions will allow New Lionsgate to better highlight opportunities and value in its diversified theatrical wide release and multi-platform motion picture business and its television production and distribution business, and continue to drive growth of its film and television library.

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The Transactions will allow Starz to focus on areas where it can scale its business cost-effectively, to take advantage of bundling and packaging opportunities domestically and internationally and to efficiently grow its international operations on a standalone basis.

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More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The Transactions will allow each of New Lionsgate and Starz to allocate its financial resources to meet the unique needs of its own business, enabling each company to sharpen its focus on distinct strategic priorities. The Transactions will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategy.

•	The Transactions will allow New Lionsgate to re-invest positive free cash flow exclusively into the continued growth of its content business.

•	The Transactions will allow Starz to focus its cash flow on subscriber growth and retention, increased profitability and content development.

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Targeted Investment Opportunity. The Transactions will allow each of New Lionsgate and Starz to more effectively articulate its own clear investment thesis for its business as a pure-play content studio and platform, respectively, operating in a world of vertically integrated conglomerates, in order to attract a long-term investor base suited to its business, and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

•	The Transactions will allow New Lionsgate to become one of the only pure-play publicly traded content studios.

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The Transactions will allow Starz to become one of the only pure-play premium subscriber platforms, with a focused content strategy targeting two valuable and scalable core demographics, offering premium original programming that complements other streaming offerings.

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Creation of Independent Equity Currencies. The Transactions will create fully independent equity securities, including affording the Starz Business direct access to the capital markets, enabling each of New Lionsgate and Starz to use its capital stock to consummate future transactions. As a result, New Lionsgate and Starz will have more flexibility to capitalize on their unique strategic opportunities.

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Employee Recruitment, Incentives and Retention. The Transactions will allow each of New Lionsgate and Starz to more effectively attract, incentivize and retain employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the Transactions will allow incentive structures and targets at each company to be better aligned with each underlying business.

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Stronger Corporate Governance. The Lionsgate Board also believes that a one (1) share, one (1) vote capital structure at Starz and New Lionsgate is in the best interests of Starz, New Lionsgate and their respective shareholders as it strengthens corporate governance by aligning the voting power and economic interests of all shareholders, streamlines Starz’s and New Lionsgate’s capital structures, reducing complexity and potentially making Starz and New Lionsgate more attractive to retail and institutional investors, who may not prefer or may be unable to invest in dual-class structures, and may appeal to a broader range of investors by providing a more straightforward investment opportunity, enhancing liquidity and improving long-term shareholder value.

The Lionsgate Board and the LG Studios Board also considered a number of potentially negative factors in evaluating the Transactions, including:

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Risk of Failure to Achieve Anticipated Benefits of the Transactions. New Lionsgate and Starz may not achieve the anticipated benefits of the Transactions on the expected timeframe or at all for a variety of reasons, including, among others, fluctuating market conditions and the demand of the Transactions on their each of their respective management’s time, effort and resources.

•

Loss of Scale and Increased Administrative Costs. The LG Studios Business and the Starz Business currently benefit from certain economies of scale operating within the broader corporate organization that will no longer be available after the Transactions. As standalone companies, New Lionsgate and Starz may have reduced purchasing power with respect to vendor relationships. In addition, the transition to two standalone public companies will result in incremental accounting, tax, legal, information system, recruiting and executive hiring costs as each of New Lionsgate and Starz will require corporate general and administrative functions.

•

Limitations on Strategic Transactions. Under the terms of the Tax Matters Agreement that New Lionsgate will enter into with Starz, New Lionsgate will be restricted from taking certain actions that could cause the Transactions or certain related transactions to fail to qualify as tax-free under applicable law. These restrictions may temporarily limit New Lionsgate’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.

•

Working Capital Requirements and Cost of Capital. Generally, the working capital requirements and capital for general corporate purposes for each of the Starz Business and the LG Studios Business, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Lionsgate, including the other business. Following the completion of the Transactions, New Lionsgate’s and/or Starz’s results of operations and cash flows may be more volatile, and each of them may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, through strategic relationships or through other arrangements, which may or may not be available on terms acceptable to New Lionsgate or Starz, as applicable, and may be more costly.

In determining to pursue the Transactions, the Lionsgate Board and the LG Studios Board each concluded the potential benefits of the Transactions outweighed the foregoing factors. See “Risk Factors—Risks Related to the Transactions” included elsewhere in this joint information/proxy statement.

Opinions of Financial Advisors to the Lionsgate Special Committee

Opinion of Kroll

Lionsgate and the Lionsgate Special Committee retained Kroll to serve as an independent financial advisor to the Lionsgate Special Committee to evaluate the fairness to the holders of LGEC Class A shares, from a financial point of view, of the exchange ratio for LGEC Class A shares (the “LGEC Class A Exchange Ratio”) in the proposed reclassification of LGEC’s existing dual-class share structure (the “Proposed Reclassification Transaction”). The Lionsgate Special Committee selected Kroll to act in this capacity based on Kroll’s qualifications, expertise and reputation, and its knowledge of the business and affairs of Lionsgate. On October 3, 2024, Kroll delivered an oral opinion to the Lionsgate Special Committee, which was later confirmed by delivery of a written opinion (the “Opinion Letter”), dated October 3, 2024, addressed to the Lionsgate Special Committee to the effect that, subject to and based on the assumptions made therein, as of the date of such opinion, the LGEC Class A Exchange Ratio is fair, from a financial point of view, to the holders of LGEC Class A shares (without giving effect to any impact of the Proposed Reclassification Transaction on any particular holder of LGEC Class A shares other than in its capacity as a holder of LGEC Class A shares).

The full text of the written opinion of Kroll, dated as of October 3, 2024, is attached to this joint proxy statement/prospectus as Annex C and is hereby incorporated into this joint proxy statement/prospectus by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Kroll in rendering its opinion. We encourage you to read the entire opinion and the summary of Kroll’s opinion below carefully and in their entirety. The summary of the opinion of Kroll set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Kroll’s opinion was provided for the information of, and directed to, the Lionsgate Special Committee, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Proposed Reclassification Transaction. Neither Kroll’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitutes a recommendation to any shareholder of Lionsgate as to how such shareholder should act with respect to the Proposed Reclassification Transaction.

Kroll’s opinion was approved by its fairness opinion committee.

Scope of Kroll’s Analysis

In connection with its opinion, Kroll conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Kroll also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Kroll’s procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Review of the following documents:

•	Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, as filed with the SEC, including Lionsgate’s audited financial statements as of and for the year ended March 31, 2024;

•

Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as filed with the SEC, including Lionsgate’s unaudited financial statements as of and for the three months ended June 30, 2024; and

•	A draft dated September 20, 2024 of the Plan of Arrangement Transactions;

•	Discussed the information referred to above and the background and other elements of the Proposed Reclassification Transaction with the Lionsgate Special Committee and management of Lionsgate;

•

Reviewed the historical trading price and trading volume of LGEC Class A shares and LGEC Class B shares, and the implied historical premiums observed for LGEC Class A shares relative to LGEC Class B shares;

•

Compared certain financial terms of the Proposed Reclassification Transaction with the financial terms, to the extent publicly available, of certain other reclassification transactions that Kroll deemed relevant; and

•	Conducted such other analyses, considered such other factors and reviewed such other documents as Kroll deemed appropriate.

Summary of Financial Analyses by Kroll

The following is a summary of the material financial analyses performed by Kroll in connection with rendering its opinion to the Lionsgate Special Committee. Kroll noted that the analyses have been designed specifically for the opinion and may not translate to any other purposes. The preparation of a fairness opinion is a complex analytical process, and therefore is not readily susceptible to partial analysis or summary description. While this summary describes the analyses and factors that Kroll deemed material in its presentations to the Lionsgate Special Committee and its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Kroll. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion attached as Annex C to this joint proxy statement/prospectus.

In arriving at its opinion, Kroll did not attribute any particular weight to any particular analysis or factor considered by it and did not draw, in isolation, conclusions from or with regard to any one analysis or factor for purposes of its opinion, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kroll believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by Kroll, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the opinion. The conclusion reached by Kroll, therefore, is based on the application of Kroll’s own experience and judgment to all analyses and factors considered by Kroll, taken as a whole.

Selected Reclassification Transaction Analysis. Using publicly available information, Kroll reviewed 35 public companies that undertook comparable reclassification transactions (collectively, the “selected reclassification transactions”). These selected reclassification transactions were deemed to be sufficiently analogous in evaluating the Proposed Reclassification Transaction based on the judgment and experience of Kroll. The list of the public companies that undertook the selected reclassification transactions were:

•	Aaron’s Inc.

•	American Software, Inc.

•	Benihana Inc.

•	Commonwealth Telephone Enterprises, Inc.

•	Constellation Brands, Inc.

•	Continental Airlines, Inc.

•	CoolBrands International Inc.

•	Dairy Mart Convenience Stores, Inc.

•	Diaz Resources Ltd.

•	The DIRECTV Group, Inc.

•	Extendicare Inc.

•	E-Z-EM, Inc.

•	Fedders Corporation

•	Forest City Realty Trust, Inc.

•	Hubbell Incorporated

•	Iteris Holdings, Inc.

•	The J. M. Smucker Company

•	Jo-Ann Stores, Inc.

•	Kaman Corporation

•	Methode Electronics, Inc.

•	Mitchell Energy & Development Corp.

•	Monro, Inc.

•	MSC Industrial Direct Co., Inc.

•	PacifiCare HealthCare Systems Inc.

•	Pilgrim’s Pride Corporation

•	ProMetic Life Sciences Inc.

•	Reader’s Digest Association, Inc.

•	Remington Oil and Gas Corporation

•	Sotheby’s Holdings, Inc.

•	Stewart Information Services Corporation

•	SunPower Corporation

•	Teck Resources Limited

•	Tecumseh Products Company

•	The Robert Mondavi Corporation

•	The Trade Desk, Inc.

None of the selected reclassification transactions is directly comparable to the Proposed Reclassification Transaction, and Kroll does not have access to non-public information with respect to the selected reclassification transactions. Accordingly, a financial analysis of the Proposed Reclassification Transaction cannot rely solely upon a quantitative review of the selected reclassification transactions because such analysis involves complex considerations and judgments concerning differences in capital structure, share ownership and voting rights of those companies, as well as other factors that could affect the comparability of the selected reclassification transactions. Therefore, the selected reclassification transactions analysis is subject to certain limitations.

Using publicly available information, Kroll reviewed for each selected reclassification transaction, among other information, the premiums paid to the “high vote” class of stock and the pre- and post-transaction economic and voting interest of the “high vote” class of stock. Kroll also identified and highlighted a subgroup of 11 of the 35 transactions in which (i) there was a significant shareholder without majority control prior to the transaction, and (ii) the “high vote” class of stock on an aggregate basis was losing the majority of voting control in the transaction. The table below summarizes the results of this analysis for the selected reclassification transactions identified above and the corresponding information of Lionsgate in the Proposed Reclassification Transaction.

Date Announced	Company	Ownership of High Vote	Significant Shareholder % of Total Voting	Significant Shareholder Majority Control	Voting Structure	High Vote		High Vote		Premium[10]	Premium % of Total Equity	Highlighted Transactions Subgroup[11]

						Economic Interest		% of Voting
						Pre	Post	Pre	Post
4/8/2024	American Software, Inc.	100%	37%		1:0.1	5%	6%	37%	6%	20.0%	1.1%
7/21/2023	MSC Industrial Direct Co., Inc.	100%	66%	✓	10:1	15%	18%	65%	18%	22.5%	3.5%
5/18/2023	Monro, Inc.[1,2,3]	100%	1% + Veto		NA	1%	4%	1% + Veto	4%	162.0%	2.3%
2/22/2023	Teck Resources Limited	80%	48%		100:1	2%	2%	61%	2%	67.0%	1.0%	✓
6/30/2022	Constellation Brands, Inc.	98%	60%	✓	10:1	11%	11%	55%	11%	26.5%	2.9%
10/27/2020	The Trade Desk, Inc.[4]	98%	54%	✓	10:1	11%	11%	54%	11%	0.0%	0.0%
12/6/2016	Forest City Realty Trust, Inc.[5]	92%	40%	✓	10:1	7%	9%	44%	9%	31.0%	2.2%
1/27/2016	Stewart Information Services Corporation[6]	100%	5%		1:1	4%	4%	4%	4%	34.8%	1.5%
8/24/2015	Hubbell Incorporated[7]	49%	36%		20:1	12%	12%	74%	12%	28.3%	3.5%	✓
7/12/2013	Tecumseh Products Company	33%	33%		1:0	27%	27%	100%	27%	0.0%	0.0%	✓
9/12/2011	SunPower Corporation	60%	60%	✓	8:1	42%	42%	85%	42%	0.0%	0.0%
5/13/2011	Benihana Inc.	34%	27%		1:0.1	36%	36%	85%	36%	0.0%	0.0%	✓
9/13/2010	Aaron’s Inc.[4]	61%	61%	✓	1:0	14%	14%	100%	14%	0.0%	0.0%
4/6/2010	The DIRECTV Group, Inc.	100%	24%		15:1	2%	3%	26%	3%	21.6%	0.5%
5/31/2006	Extendicare Inc.	65%	44%		10:1	17%	18%	68%	18%	7.5%	1.3%	✓
12/13/2005	CoolBrands International Inc.	99%	55%	✓	10:1	11%	11%	55%	11%	0.0%	0.0%
9/13/2005	ProMetic Life Sciences Inc.[4]	100%	53%	✓	10:1	10%	10%	53%	10%	0.0%	0.0%
9/8/2005	Sotheby’s Holdings, Inc.	100%	62%	✓	10:1	22%	12%	74%	12%	19.4%	4.2%
6/7/2005	Kaman Corporation	82%	82%	✓	1:0	3%	6%	100%	6%	258.8%	7.5%
3/31/2005	Diaz Resources Ltd.	72%	62%	✓	25:1	10%	10%	73%	10%	0.0%	0.0%
8/23/2004	The Robert Mondavi Corporation[8]	76%	82%	✓	10:1	36%	39%	85%	39%	16.5%	5.9%
7/1/2004	Iteris Holdings, Inc.	28%	14%		1:0.1	4%	4%	29%	4%	10.0%	0.4%
8/22/2003	Pilgrim’s Pride Corporation	62%	63%	✓	20:1	67%	67%	98%	67%	0.0%	0.0%
5/19/2003	Jo-Ann Stores, Inc.	22%	22%		1:0	53%	56%	100%	56%	15.0%	7.9%	✓
4/25/2003	Commonwealth Telephone Enterprises, Inc.	50%	29%		15:1	9%	9%	58%	9%	9.0%	0.8%	✓
10/16/2002	Reader’s Digest Association, Inc.	50%	50%	✓	1:0	12%	10%	100%	10%	24.6%	3.0%
8/20/2002	Methode Electronics, Inc.[8]	86%	20%	✓	10:1	3%	0%	24%	0%	152.5%	4.6%
7/10/2002	E-Z-EM, Inc.	64%	64%	✓	1:0	40%	40%	100%	40%	0.0%	0.0%
2/27/2001	Fedders Corporation	14%	14%		1:0	52%	54%	100%	54%	10.0%	5.2%	✓
11/6/2000	Continental Airlines, Inc.	79%	60%	✓	10:1	19%	11%	70%	11%	30.4%	5.7%
5/16/2000	The J. M. Smucker Company	26%	26%		10:0	50%	50%	100%	50%	0.0%	0.0%	✓
4/6/2000	Mitchell Energy & Development Corp.	64%	64%	✓	1:0	45%	45%	100%	45%	0.0%	0.0%
11/9/1999	Dairy Mart Convenience Stores, Inc.[7,8]	44%	36%		10:1	31%	33%	81%	33%	10.0%	3.1%	✓
5/4/1999	PacifiCare HealthCare Systems Inc.[7,9]	40%	40%		1:0	32%	32%	100%	32%	12.7%	1.6%	✓
6/22/1998	Remington Oil and Gas Corporation	57%	57%	✓	1:0	16%	18%	100%	18%	15.0%	2.4%
Proposed Reclassification Transaction[12]	Lions Gate Entertainment Corp.	24.1%	24.1%		1:0	35.2%	37.9%	100.0%	37.9%	12.0%	4.5%

[1]	Class C Preferred Stock approval is required for any vote taken by the Common Stock
[2]	Economic interest and voting percentages reflect as-converted basis, based on 31,396,352 shares of Common Stock outstanding
[3]	Premium % of total equity reflects percentage of total equity including Class C Preferred Stock based on Common Stock price of $49.49 as of May 9, 2023
[4]	Automatic reclassification occurs if high vote shares fall below 10% of total shares
[5]	High vote shareholders had the ability to elect 9 out of 13 directors
[6]	Reclassification resulted in no change in votes per share; high vote shareholders had the ability to elect 4 out 9 directors and the chairman of the board
[7]	High vote shareholders had negative control rights regarding matters that require two-thirds voting
[8]	High vote shareholders had the ability to elect 75% of the board
[9]	Premium reflects premium to shares held by UniHealth only
[10]

Premium represents consideration paid over and above what a holder would be entitled to upon conversion, whether paid in cash, in additional shares through an adjustment to the conversion ratio, or a combination of the two

[11]	Reflects transactions in which there was a significant shareholder without majority control and the high voting class was losing majority of voting control
[12]

Based on shares outstanding prior to the disclosure of the Proposed Reclassification Transaction, per Lionsgate management, and closing share prices as of July 24, 2024, the day before Lionsgate filed its Current Report on Form 8-K with the SEC disclosing the Proposed Reclassification Transaction

Source: Bloomberg, Capital IQ, company filings

This analysis indicated the mean, median and range of (i) premium paid to the “high vote” class of stock and (ii) premium as a percentage of a company’s total equity with respect to the selected reclassification transactions identified above. The results of this analysis were as follows:

	Premium[3]			Premium % of Total Equity
All Selected Transactions
Mean of Reclassification Transactions		28.7%			2.1%
Median of Reclassification Transactions		12.7%			1.3%
Range of Reclassification Transactions	0.0%	—	258.8%	0.0%	—	7.9%

Highlighted Transactions Subgroup[1]
Mean of Reclassification Transactions		14.5%			2.2%
Median of Reclassification Transactions		10.0%			1.3%
Range of Reclassification Transactions	0.0%	—	67.0%	0.0%	—	7.9%
Proposed Reclassification Transaction[2]		12.0%			4.5%

[1]	Reflects transactions in which there was a significant shareholder without majority control and the high voting class was losing majority of voting control
[2]

Premium % of total equity based on shares outstanding prior to the disclosure of the Proposed Reclassification Transaction, per Lionsgate management, and closing share prices as of July 24, 2024, the day before Lionsgate filed its Current Report on Form 8-K with the SEC disclosing the Proposed Reclassification Transaction

[3]

Premium represents consideration paid over and above what a holder would be entitled to upon conversion, whether paid in cash, in additional shares through an adjustment to the conversion ratio, or a combination of the two

As summarized in the table above, the premium to be paid to holders of LGEC Class A shares and the premium as a percentage of Lionsgate’s total equity with respect to the Proposed Reclassification Transaction are 12.0% and 4.5%, respectively, which were within the ranges set forth above with respect to the selected reclassification transactions. Kroll noted to the Special Committee that the more relevant metric is the premium percentage of total equity (4.5%), because premium percentage can vary dramatically depending on whether the high vote economic interest represents a small or large percentage of a subject company’s total equity.

Historical Trading Analysis and Observed Trading Premium

Kroll reviewed historical trading price and trading volume data for LGEC Class A shares and LGEC Class B shares for the 1-year period ending July 24, 2024, the day before Lionsgate filed its Current Report on Form 8-K disclosing the Proposed Reclassification Transaction. Kroll also calculated implied premiums observed for LGEC Class A shares relative to LGEC Class B shares based on historical trading data. The implied premium observed for LGEC Class A shares relative to LGEC Class B shares based on closing prices as of July 24, 2024 was 8.52%. The implied premiums observed for LGEC Class A shares relative to LGEC Class B shares based on average daily volume-weighted averages prices for the preceding 30-day, 60-day, 90-day, and 1-year periods ending July 24, 2024 were 9.24%, 8.25%, 7.87% and 6.83%, respectively. A summary of the observed premiums based on historical trading data is presented in the table below:

	LGEC Class A Shares	LGEC Class B Shares	Implied Premium
Closing Price as of September 30, 2024	$7.83	$6.92	13.15%
Closing Price as of July 24, 2024[1]	$8.28	$7.63	8.52%
30-Day Daily VWAP Average[2]	$8.81	$8.07	9.24%
60-Day Daily VWAP Average[2]	$9.25	$8.55	8.25%
90-Day Daily VWAP Average[2]	$9.53	$8.84	7.87%
1-Year Daily VWAP Average[2]	$9.18	$8.59	6.83%

[1]	Reflects the day before Lionsgate filed its Current Report on Form 8-K with the SEC disclosing the Proposed Reclassification Transaction
[2]

Average of daily volume-weighted average prices for periods ending July 24, 2024, the day before Lionsgate filed its Current Report on Form 8-K with the SEC disclosing the Proposed Reclassification Transaction

Summary Conclusion

Based on the LGEC Class A Exchange Ratio, the premium to be paid to holders of LGEC Class A shares and the premium as a percentage of Lionsgate’s total equity with respect to the Proposed Reclassification Transaction are 12.0% and 4.5%, respectively.

Subject to the assumptions, qualifications, and limitations set forth in the Opinion Letter, Kroll determined that the LGEC Class A Exchange Ratio in the Proposed Reclassification Transaction is fair, from a financial point of view, to the holders of LGEC Class A shares (without giving effect to any impact of the Proposed Reclassification Transaction on any particular holder of LGEC Class A shares other than in its capacity as a holder of LGEC Class A shares).

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering its opinion with respect to the Proposed Reclassification Transaction, Kroll, with Lionsgate’s and the Lionsgate Special Committee’s consent:

•

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Lionsgate management, and did not independently verify such information;

•

Relied upon the fact that the Lionsgate Special Committee, the Board of Directors and Lionsgate have been advised by counsel as to all legal matters with respect to the Proposed Reclassification Transaction and the Transactions, including whether all procedures required by law to be taken in connection with the Proposed Reclassification Transaction and the Transactions have been duly, validly and timely taken;

•	Assumed that information supplied and representations made by Lionsgate management are substantially accurate regarding Lionsgate, the Proposed Reclassification Transaction and the Transactions;

•	Assumed that the final versions of all documents reviewed by Kroll in draft form conform in all material respects to the drafts reviewed;

•

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Lionsgate since the date of the most recent financial statements and other information made available to Kroll, and that there is no information or facts that would make the information reviewed by Kroll incomplete or misleading;

•

Assumed that all of the conditions required to implement the Proposed Reclassification Transaction and the Transactions will be satisfied and that the Proposed Reclassification Transaction and the Transactions will be completed in accordance with the Plan of Arrangement without any amendments thereto or any waivers of any terms or conditions thereof; and

•

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Reclassification Transaction and the Transactions will be obtained without any adverse effect on Lionsgate or the contemplated benefits expected to be derived in the Proposed Reclassification Transaction and the Transactions.

Kroll delivered an oral opinion to the Lionsgate Special Committee on October 3, 2024, which was later confirmed by delivery of the Opinion Letter, dated October 3, 2024. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and Kroll disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Kroll after the date thereof.

Kroll did not evaluate the solvency of Lionsgate (or any other entity) or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Kroll was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Reclassification Transaction or the Transactions, the assets, businesses or operations of Lionsgate, or any alternatives to the Proposed Reclassification Transaction or the Transactions, (ii) negotiate the terms of the Proposed Reclassification Transaction or the Transactions, and therefore, Kroll assumed that such terms are the most beneficial terms, from the perspective of the holders of LGEC Class A shares, that could, under the circumstances, be negotiated among the parties to the Proposed Reclassification Transaction and the Transactions, (iii) advise the Lionsgate Special Committee or any other party with respect to alternatives to the Proposed Reclassification Transaction or the Transactions, or (iv) consider or evaluate the fairness of any aspect of the Proposed Reclassification Transaction or the Transactions other than the LGEC Class A Exchange Ratio.

Kroll did not express any opinion as to the market price or value of LGEC Class A shares, LGEC Class B shares, the LG Studios common shares or Lionsgate common shares (or anything else) after the announcement or the consummation of the Proposed Reclassification Transaction or the Transactions. The opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the credit worthiness of Lionsgate (or any other entity), as tax advice, or as accounting advice. Kroll did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Kroll did not express any opinion with respect to the amount or nature of any compensation to any of Lionsgate’s (or any other entity’s) officers, directors, or employees, or any class of such persons, or with respect to the fairness of any such compensation.

Fees and Expenses, Prior Relationships

Under the terms of Lionsgate and the Lionsgate Special Committee’s engagement letter with Kroll, Lionsgate has agreed to pay Kroll an aggregate fee of $650,000, $325,000 of which was paid upon its engagement and $325,000 of which was paid upon Kroll informing the Lionsgate Special Committee that it was prepared to deliver the opinion. In addition, Lionsgate has agreed to reimburse Kroll for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside legal counsel retained by Kroll, not to exceed $25,000 without Lionsgate’s prior written consent. The terms of the fee arrangement with Kroll were negotiated at arm’s length between the Lionsgate Special Committee and Kroll. No portion of Kroll’s fee was contingent on the conclusions reached in its opinion.

During the two years preceding the date of the opinion, Kroll provided a fairness opinion to the board of directors of SEAC in connection with the Business Combination. During the two years preceding the date of the opinion, Kroll also provided certain other advisory services to Lionsgate. For these prior engagements, Kroll received aggregate compensation of $65,000. Kroll may provide valuation, financial advisory, or other services to Lionsgate or the Lionsgate Board (or any committee thereof) in the future.

Opinion of Houlihan Lokey

On October 3, 2024, Houlihan Lokey verbally rendered its opinion to the Lionsgate Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Lionsgate Special Committee, dated October 3, 2024), as to whether, as of such date, (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view.

Houlihan Lokey’s opinion was directed to the Lionsgate Special Committee (in its capacity as such) and only addressed whether (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view, and did not address any other aspect or implication of the Transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Lionsgate Special Committee, the Lionsgate Board, any security holder of LGEC or any other person as to how to act or vote with respect to any matter relating to the Transactions.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the following agreements and documents:

•	a draft of the Plan of Arrangement;

•

Investor Rights Agreement, dated as of November 10, 2015, by and among LGEC, MHR Fund Management, LLC (“MHR”), Liberty Global Incorporated Limited (“Liberty”), Discovery Lightning Investments Ltd. (“Discovery Lightning”), Liberty Global plc (“Liberty plc”), Discovery Communications, Inc. (“Discovery”), and the affiliated funds of MHR party thereto, as amended by Amendment No. 1 to Investor Rights Agreement, dated as of June 30, 2016, by and among LGEC, MHR, Liberty, Discovery Lightning, Liberty plc, Discovery, and the affiliated funds of MHR party thereto (the “Lionsgate Investor Rights Agreement”);

•

Voting and Standstill Agreement, dated as of November 10, 2015, by and among MHR, LGEC, Liberty plc, Discovery, Liberty, Discovery Lightning, Dr. John C. Malone and the affiliated funds of MHR party thereto, as amended by Amendment to Voting and Standstill Agreement, dated as of June 30, 2016, by and among LGEC, Liberty plc, Discovery Lightning, Dr. John C. Malone, MHR, Liberty, Discovery and the affiliates of MHR party thereto, as amended by Amendment to the Voting and Standstill Agreement, dated as of May 13, 2024, by and among LGEC, Lionsgate Studios Corp., Liberty plc, Discovery, Liberty, Discovery Lightning, Dr. John C. Malone and the affiliated funds of MHR party thereto (the “Voting Agreement”); and

•	a draft of the registration statement to which this joint registration/proxy statement forms a part;

•	for informational purposes, reviewed certain publicly available business and financial information relating to LGEC that Houlihan Lokey deemed to be relevant;

•	spoke with certain members of the management of LGEC and certain of its representatives and advisors regarding the capital structure of LGEC, the Transactions and related matters;

•	considered the publicly available terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for LGEC Class A shares and LGEC Class B shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of LGEC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) each party to the Arrangement Agreement and all other related documents and instruments referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party, (b) all conditions to the consummation of the Transactions would be satisfied without waiver thereof, and (c) the Transactions would be consummated in a timely manner in accordance with the terms described in the Plan of Arrangement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transactions would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Transactions or LGEC or any expected benefits of the Transactions that would be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents in any respect material to its analysis or its opinion. In addition, Houlihan Lokey relied upon and assumed with the consent of the Lionsgate Special Committee, without independent verification, that (I) there would be no modifications or amendments to the Lionsgate Investor Rights Agreement and the Lionsgate Voting Agreement that would have a material effect on its analyses or its opinion; (II) the LGEC articles, LGEC notice of articles, New Lionsgate articles and New Lionsgate notice of articles would be amended as expressly described in the Plan of Arrangement, except as would not have a material effect on its analyses or its opinion; (III) there would be no further modifications or amendments to the LGEC articles, LGEC notice of articles, New Lionsgate articles or New Lionsgate notice of articles that would have a material effect on its analyses or its opinion; and (IV) the Arrangement Agreement would contain terms as expressly described in the Plan of Arrangement, except as would not have a material effect on its analyses or its opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of LGEC or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which LGEC was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which LGEC was or may have been a party or was or may have been subject. In addition, with the consent of the Lionsgate Special Committee, Houlihan Lokey did not perform, rely upon or take into account any analysis to evaluate the intrinsic value of LGEC or any assets or securities thereof, whether with or without giving effect to the Transactions (or any component thereof). Furthermore, in the judgment of Houlihan Lokey, the financial analyses typically utilized in the analysis of change of control merger and acquisition transactions were not applicable in considering reclassification transactions such as the reclassification included in the Transactions.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transactions (or any component thereof) or any other related transaction, the securities, assets, business or operations of LGEC or any other party, or any alternatives to the Transactions (or any component thereof) or any other related transaction, (b) advise the Lionsgate Special Committee, the Lionsgate Board or any other party with respect to alternatives to the Transactions (or any component thereof) or any other related transaction, or (c) identify, introduce to the Lionsgate Special Committee, the Lionsgate Board or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transactions (or any component thereof) or any other related transaction. The opinion of Houlihan Lokey was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to our attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of any Shares actually would be when exchanged or issued, respectively, pursuant to the Transactions (or any component thereof) or the price or range of prices at which any Shares could be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey had assumed that the New Lionsgate new common shares and Starz common shares to be issued in the Exchanges to the shareholders of LGEC would be listed on the New York Stock Exchange.

The opinion of Houlihan Lokey was furnished for the use of the Lionsgate Special Committee (in its capacity as such) in connection with its evaluation of the Class B Lion Exchange and the Class B Starz Exchange and may not be used for any other purpose without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Lionsgate Special Committee, the Lionsgate Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transactions (or any component thereof), any other related transaction or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Lionsgate Special Committee, the Lionsgate Board, LGEC, its security holders or any other party to proceed with or effect the Transactions (or any component thereof) or any other related transaction, (ii) other than the Class B Lion Exchange Ratio and Class B Starz Exchange Ratio to the extent expressly specified therein, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transactions (or any component thereof), any other related transaction or otherwise, including, without limitation, the Initial Class A Exchange, Initial Class A Exchange Ratio, Class A Separation Lion Exchange, Class A Separation Lion Exchange Ratio, Class A Lion Exchange, Class A Lion Exchange Ratio, Class A Separation Starz Exchange, Class A Separation Starz Exchange Ratio, Class A Starz Exchange, Class A Starz Exchange Ratio, Initial Class B Exchange, Initial Class B Exchange Ratio, Class B Separation Lion Exchange, Class B Separation Lion Exchange Ratio, Class B Separation Starz Exchange, Class B Separation Starz Exchange Ratio, the exchange of each common share of LG Studios, other than shares held by LG Sirius, to New Lionsgate in exchange for a number of common shares of New Lionsgate as specified in the Arrangement Agreement (the “Studios Exchange”), or the exchange ratio in the Studios Exchange, (iii) the fairness of any portion or aspect of the Transactions (or any component thereof) or any other related transaction to the holders of any class of securities, creditors or other constituencies of LGEC, or to any other party, including, without limitation, the holders of LGEC Class A shares, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Transactions (or any component thereof) or any other related transaction as compared to any alternative business strategies or transactions that might be available for LGEC or any other party, (v) the fairness of any portion or aspect of the Transactions (or any component thereof) or any other related transaction to any one class or group of LGEC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of LGEC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents, the fairness of the Class B Lion Exchange Ratio relative to the Class B Starz Exchange Ratio or vice versa, the Class B Lion Exchange Ratio relative to the Class A Lion Exchange Ratio or vice versa, or the Class B Starz Exchange Ratio relative to the Class A Starz Exchange Ratio or vice versa, or the fairness of the Class A Lion Exchange Ratio or Class A Starz Exchange Ratio to the holders of LGEC Class B shares), (vi) whether or not LGEC, its security holders or any other party is receiving or paying reasonably equivalent value in the Transactions (or any component thereof) or any other related transaction, (vii) the solvency, creditworthiness or fair value of LGEC or any other participant in the Transactions (or any component thereof) or any other related transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transactions (or any component thereof) or any other related transaction, any class of such persons or any other party, relative to any Exchange Ratio or otherwise, (ix) the financial or other implications and effects of the Transactions (or any component thereof) or any other related transaction on LGEC, the holders of any class of securities, creditors or other constituencies of LGEC, or any other party (including, without limitation, the potential dilutive or other effects of the Transactions (or any component thereof) or any other related transaction), or (x) any aspect or impact of the separation of LGEC and New Lionsgate into separate companies, including, without limitation, the allocation of any assets and liabilities between LGEC and New Lionsgate or agreements between LGEC and New Lionsgate, or the foregoing clauses (i)-(ix) as if such separation were expressly indicated therein. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Lionsgate Special Committee, on the assessments by the Lionsgate Special Committee, LGEC and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to LGEC and the Transactions (or any component thereof), any other related transaction or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to LGEC or the proposed Transactions and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of LGEC. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Lionsgate Special Committee in recommending the proposed Transactions. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratios or of the views of the Lionsgate Special Committee or management with respect to the Transactions or the Exchange Ratios. Under the terms of its engagement by LGEC, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Transactions or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Lionsgate Board, LGEC, any security holder or creditor of LGEC or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Transactions were determined by LGEC, and the decision to enter into the

Arrangement Agreement and engage in the proposed Transactions was solely that of the Lionsgate Special Committee and the Lionsgate Board.

Financial Analyses

In preparing its opinion to the Lionsgate Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Lionsgate Special Committee on October 3, 2024. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Selected Reclassification Transactions Analysis. For purposes of its analyses, Houlihan Lokey reviewed certain financial information relating to the following 35 selected reclassification transactions announced in the last 25 years involving U.S. or Canadian companies with a market capitalization of at least $250 million and two publicly traded classes of shares with different voting rights, in which the higher voting class (i) held at least 50% of the voting rights or (ii) was able to elect the majority of the board of directors. Transactions where a reclassification was (i) a function of a lapse in a sunset provision or (ii) in connection with a separate M&A transaction were excluded, as was one other transaction. In 11 of the 35 selected reclassification transactions the higher voting class received a premium in the reclassification.

The financial data reviewed, separately in respect of 11 transactions with a premium and all 35 transactions, included:

•

The implied premium relative to the applicable company’s low-vote share price at the time of the transaction, or the “Transaction Implied Premium to Low Vote Share Price,” calculated as (i) (a) the value of the aggregate cash and stock consideration received per high vote share, less (b) the low vote closing share price on the trading day prior to announcement, divided by (ii) the low vote closing share price on the trading day prior to announcement; and

•

The implied premium relative to the applicable company’s total market capitalization at the time of the transaction, or the “Transaction Implied Premium to Market Cap,” calculated as (x) the product of (i) (a) the value of the aggregate cash and stock consideration received per high vote share less (b) the low vote stock closing price on the trading day prior to announcement, multiplied by (ii) the number of high vote shares, and divided by (y) the market capitalization of the company on the trading day prior to announcement (based on low vote shares outstanding multiplied by low vote stock price plus high vote shares outstanding multiplied by high vote stock price).

The selected reclassification transactions, and low, 25th percentile, median, mean, 75th percentile and high financial summary statistics, included the following:

Date Announced	Company	Premium / No Premium Transaction
February 2023	Teck Resources Limited	Premium
June 2022	Constellation Brands, Inc.	Premium
December 2016	Forest City Realty Trust, Inc.	Premium
August 2015	Hubbell Incorporated	Premium
February 2015	Blackhawk Network Holdings	No Premium
June 2013	The WhiteWave Foods Company	No Premium
January 2013	ShawCor Ltd.	Premium
February 2012	Telus Corporation	No Premium
September 2011	SunPower Corporation	No Premium
September 2010	Aaron’s, Inc.	No Premium
October 2009	Chipotle Mexican Grill, Inc.	No Premium
October 2008	Mueller Water Products, Inc.	No Premium
December 2007	Parkbridge Lifestyle Communities, Inc.	No Premium
December 2006	GameStop Corp.	No Premium
May 2006	Extendicare Inc.	Premium
January 2006	Eagle Materials Corporation	No Premium
April 2005	Gartner, Inc.	No Premium
March 2005	Curtiss-Wright Corporation	No Premium
December 2004	Agere Systems, Inc.	No Premium
October 2003	Alberto Culver Company	No Premium
August 2003	Pilgrim’s Pride Corporation	No Premium
May 2003	Jo-Ann Stores, Inc.	Premium
April 2003	Commonwealth Telephone Enterprises LLC	Premium
February 2003	Florida East Coast Industries, Inc.	No Premium
October 2002	The Reader’s Digest Association, Inc.	Premium
August 2002	Methode Electronics, Inc.	Premium
February 2002	Freeport-McMoRan Copper & Gold, Inc.	No Premium
July 2001	Conoco Inc.	No Premium
March 2001	AmSurg Corporation	No Premium
February 2001	Raytheon Company	No Premium
December 2000	Waddell & Reed Financial, Inc.	No Premium
November 2000	Continental Airlines, Inc.	Premium
May 2000	The J. M. Smucker Company	No Premium
April 2000	Mitchell Energy & Development Corp.	No Premium
August 1999	infoUSA Inc.	No Premium

Summary Statistics – Premium Transactions Only

	Implied Premium
	To Low Vote Share Price	To Market Cap
Low	5.9%	0.8%
25th Percentile	12.0%	1.2%
Median	28.3%	3.3%
Mean	36.6%	3.1%
75th Percentile	30.7%	4.1%
High	152.4%	7.3%

Summary Statistics – All Transactions

	Implied Premium
	To Low Vote Share Price	To Market Cap
Low	0.0%	0.0%
25th Percentile	0.0%	0.0%
Median	0.0%	0.0%
Mean	11.5%	1.0%
75th Percentile	8.3%	1.0%
High	152.4%	7.3%

The above data compares to the Transaction Implied Premium to Low Vote Share Price of 12.0% and the Transaction Implied Premium to Market Cap of 4.1% implied by the Transactions and financial metrics for Lionsgate as of July 29, 2024, the last trading day prior to public announcement of the Lionsgate Board’s adoption of the Lionsgate Special Committee’s recommendation to effectuate a collapse of Lionsgate’s two classes of shares into a single class based upon a 12% per share exchange premium for holders of LGEC Class A shares (relative to holders of LGEC Class B shares).

Comparative Class A Shares and Class B Shares Observations. Houlihan Lokey examined the historical trading activity of LGEC Class A shares and LGEC Class B shares from December 9, 2016 (the date of inception of the dual-class stock structure) through July 29, 2024, and various other periods of time outlined below. For such periods, Houlihan Lokey examined (x) the price of LGEC Class A shares and LGEC Class B shares, (y) the average daily premiums observed over the stated time period, which daily premiums were calculated as (i) (a) closing price of LGEC Class A shares less (b) closing price of LGEC Class B shares, divided by (ii) closing price of LGEC Class B shares and (z) implied volume weighted average price (“VWAP”) premiums observed over the stated time period, which premiums were calculated as (i) (a) VWAP of LGEC Class A shares less (b) VWAP of LGEC Class B shares, divided by (ii) VWAP of Class B shares, in each case for each stated time period. The results of Houlihan Lokey’s analyses are summarized in the following table, based on information through July 29, 2024:

	1-Day	30-Day	Since 5/23/24	90-Day	1-Year	3-Year	5-Year	Since Dual Class Inception
Average Premium	8.5%	9.2%	9.0%	8.0%	6.9%	7.2%	8.0%	7.4%
Implied VWAP Premium	8.2%	9.2%	9.1%	7.0%	5.0%	4.7%	5.8%	10.3%

(1)

Since 5/23/24, when LGEC announced the formation of a special committee to consider the elimination of the dual-class structure. As of that date, the 30-day and 90-day implied average premiums were 7.4% and 7.1%, respectively, and the 30-day and 90-day implied VWAP premiums were 7.1% and 6.1%, respectively.

Houlihan Lokey also calculated the Relative Transaction Premium (defined below) related to the 35 previously identified reclassification transactions as well as the Transactions. The “Relative Transaction Premium” is defined as (i) the Transaction Implied Premium to Low Vote Share Price less (ii) the trading premium of the high-vote VWAP to the low-vote VWAP for the applicable period. The Relative Transaction Premium was calculated on the basis of the trading premium of the high-vote VWAP to the low-vote VWAP over the one year, 90 days and 30 days prior to announcement. The resulting low, 25th percentile, median, mean, 75th percentile and high financial summary statistics related to the previously identified reclassification transaction are shown below.

Summary Statistics – Premium Transactions Only

	Implied Premium vs. Trading Premium (VWAP) High Vote /Low Vote
Premium Transactions	1 Year	90 Day	30 Day
Low	(5.0%)	(1.8%)	0.6%
25th Percentile	8.1%	6.4%	7.7%
Median	21.5%	14.5%	12.9%
Mean	33.0%	30.9%	32.9%
75th Percentile	31.2%	30.2%	33.2%
High	146.7%	148.3%	154.5%

Summary Statistics – No-Premium Transactions Only

	Implied Premium vs. Trading Premium (VWAP) High Vote / Low Vote
No Premium Transactions	1 Year	90 Day	30 Day
Low	(34.8%)	(35.6%)	(35.0%)
25th Percentile	(3.3%)	(0.9%)	(1.4%)
Median	0.5%	2.3%	2.3%
Mean	1.1%	1.1%	1.9%
75th Percentile	8.5%	6.3%	6.0%
High	22.2%	19.8%	25.4%

Summary Statistics – All Transactions

	Implied Premium vs. Trading Premium (VWAP) High Vote / Low Vote
All Transactions	1 Year	90 Day	30 Day
Low	(34.8%)	(35.6%)	(35.0%)
25th Percentile	(3.0%)	(0.6%)	1.0%
Median	5.1%	4.1%	5.2%
Mean	11.1%	10.7%	11.6%
75th Percentile	15.4%	12.8%	11.5%
High	146.7%	148.3%	154.5%

The above data compares to Transaction Implied Relative Trading Premiums of 7.0% implied by the relative VWAPs of LGEC Class A shares and LGEC Class B shares for the one year ending July 29, 2024, 5.0% implied by the relative VWAPs of LGEC Class A shares and LGEC Class B shares for the 90 trading days ending July 29, 2024, and 2.8% implied by the relative VWAPs of LGEC Class A shares and LGEC Class B shares for the 30 trading days ending July 29, 2024.

Miscellaneous

Houlihan Lokey was engaged by the Lionsgate Special Committee to provide an opinion to the Lionsgate Special Committee as to whether, as of the date of its opinion, (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement was fair to the holders of the LGEC Class B shares (solely in their capacity as holders of the LGEC Class B shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view. The Lionsgate Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to advise boards and special committees in connection with mergers, acquisitions, financings and recapitalization transactions. Pursuant to its engagement by the Lionsgate Special Committee, Houlihan Lokey is entitled to an aggregate fee of up to $1,000,000 for its services, $500,000 of which became payable on or before July 31, 2024, $150,000 of which became payable upon the delivery of Houlihan Lokey’s opinion and the balance of which becomes payable in connection with the completion of the Transactions. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached in its opinion. LGEC has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, LGEC or any other party that may be involved in the Transactions (or any component thereof) or any other related transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transactions (or any component thereof) or any other related transaction.

Houlihan Lokey is currently providing financial advisory services to LGEC, for which Houlihan Lokey has received, and may receive, compensation, including certain services relating to the separation of the Starz Business and the LG Studios Business. Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to MHR, an affiliate of LGEC, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, MHR (collectively, with MHR, the “MHR Group”), for which Houlihan Lokey has received compensation, including, among other things, having acted as placement agent and financial advisor to Erickson Incorporated, then a member of the MHR Group, in connection with a refinancing transaction, which closed in January 2023, and a sale of its aerial firefighting operations business unit and aircraft, which closed in April 2024. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to LGEC, members of the MHR Group, other participants in the Transactions (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey employees not engaged in the Transaction, in the ordinary course of business, have met with representatives of MHR, and discussed, among other things, Houlihan Lokey potentially being retained by MHR with respect to potential transactions, including liquidity or other strategic options potentially available to funds advised by MHR and their limited partners, including with respect to such funds’ interests in LGEC. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by MHR, other participants in the Transactions (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the MHR Group, other participants in the Transactions (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, LGEC, members of the MHR Group, other participants in the Transactions (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

When and How LGEC Shareholders Will Receive Their Shares

Computershare, which currently serves as the transfer agent and registrar for LGEC common shares, will serve as the exchange agent in connection with the Transactions and the transfer agent and registrar for New Lionsgate new common shares and Starz common shares.

Any existing share certificates representing LGEC common shares will be cancelled as part of the arrangement and do not need to be returned to Lionsgate or the transfer agent. All shares issued in connection with the Transactions, including the Starz common shares and New Lionsgate new common shares, will be uncertificated shares pursuant to the provisions of the BC Act. No share certificates will be issued. Shareholders entitled by applicable law to receive a direct registration system (“DRS”) statement representing such shares will receive such DRS statements and the notices required by the BC act will be sent. U.S. holders who do not have a valid IRS Form W-9 on file may be subject to withholding on the cash consideration or any cash in lieu of fractional shares to which they may otherwise be entitled. See “—Structure of the Transactions” above.

Most LGEC shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your LGEC common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the New Lionsgate new common shares and Starz common shares that you are entitled to receive in the Transactions If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

If you sell LGEC common shares up to the Arrangement Effective Time, you will be selling your right to receive New Lionsgate new common shares and Starz common shares in the Transactions.

When and How LG Studios Shareholders Will Receive Their Shares

Computershare will serve as the exchange agent in connection with the Transactions and the transfer agent and registrar for New Lionsgate new common shares and Starz common shares.

Any existing share certificates representing LG Studios common shares will be cancelled as part of the arrangement and do not need to be returned to LG Studios or the transfer agent. All shares issued in connection with the Transactions, including the New Lionsgate new common shares, will be uncertificated shares pursuant to the provisions of the BC Act. No share certificates will be issued. Shareholders entitled by applicable law to receive a direct registration system (“DRS”) statement representing such shares will receive such DRS statements and the notices required by the BC Act will be sent. U.S. holders who do not have a valid IRS Form W-9 on file may be subject to withholding on the cash consideration or any cash in lieu of fractional shares to which they may otherwise be entitled. See “—Structure of the Transactions” above.

Most LG Studios shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your LGEC common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the New Lionsgate new common shares that you are entitled to receive in the Transactions. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

If you sell LG Studios common shares up to the Arrangement Effective Time, you will be selling your right to receive New Lionsgate new common shares in the Transactions.

Treatment of Lionsgate Equity Awards

Background. Lionsgate currently maintains four equity compensation plans: the Lionsgate 2023 Plan, the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “Lionsgate 2019 Plan”), the Lions Gate Entertainment Corp. 2017 Performance Incentive Plan (the “Lionsgate 2017 Plan”) and the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “Lionsgate 2012 Plan” together with the Lionsgate 2023 Plan, the Lionsgate 2019 Plan and the Lionsgate 2017 Plan, the “Prior Plans”). It is expected that New Lionsgate will assume the Lionsgate 2023 Plan and amend and restate the Lionsgate 2023 Plan as the New Lionsgate 2025 Plan as approved prior to the Transactions by the New Lionsgate Board and by LGEC, as the sole shareholder of New Lionsgate, to be effective as of the date of the completion of the Transactions, subject to the approval of holders of LGEC Class A shares, as further described in this joint proxy statement/prospectus. Awards outstanding under the equity plans of Lionsgate including awards outstanding under the Prior Plans immediately prior to the completion of the Transactions held by a Lionsgate employee who will be a New Lionsgate employee after the Transactions (a “New Lionsgate Employee”) or by a former employee of Lionsgate (regardless of the division in which such former employee served), will be converted into awards of New Lionsgate under the New Lionsgate 2025 Plan, the form of which is attached hereto as Annex N. It is expected that Starz will adopt the Starz 2025 Plan as approved prior to the Transactions by the Lionsgate Board, to be effective as of the date of the Transactions, subject to the approval of holders of LGEC Class A shares, as further described in this joint proxy statement/prospectus. Subject to shareholder approval, Starz will adopt the Starz 2025 Plan, and awards outstanding under the equity plans of Lionsgate immediately prior to the Transactions including awards outstanding under the Prior Plans immediate prior to the Transactions held by a Lionsgate employee who will become an employee of Starz (a “Starz Employee”), will be converted into awards of Starz immediately after the Transactions and assumed under the Starz 2025 Plan, the form of which is attached hereto as Annex O. Each Lionsgate equity award that is outstanding immediately prior to the Transactions will be adjusted to reflect the impact of the Transactions, as described below.

Stock Options

Stock Options Held by Starz Employees. Each award of Lionsgate stock options held by a Starz Employee will be converted into an award of stock options with respect to the Starz common shares. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Stock Options Held by New Lionsgate Employees and Former Employees. Each award of Lionsgate stock options held by a New Lionsgate Employee or by a former employee of Lionsgate will be converted into an award of stock options with respect to New Lionsgate new common shares. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Stock Appreciation Rights

Stock Appreciation Rights Held by Starz Employees. Each award of Lionsgate stock appreciation rights held by a Starz Employee will be converted into an award of stock appreciation rights with respect to Starz common shares. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Stock Appreciation Rights Held by New Lionsgate Employees and Former Employees. Each award of Lionsgate stock appreciation rights held by a New Lionsgate Employee or by a former employee will be converted into an award of stock appreciation rights with respect to the New Lionsgate new common shares. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Time-Vesting Restricted Share Units

Time-Vesting Restricted Share Units Held by Starz Employees and Starz Directors. Each award of Lionsgate time-vesting restricted share units held by a Starz Employee or a non-employee director of Lionsgate who will be a non-employee director of Starz but not a non-employee director of New Lionsgate immediately following the Transactions (a “Starz Director”) will be converted into an award of time-vesting restricted share units with respect to Starz common shares. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Time-Vesting Restricted Share Units Held by New Lionsgate Employees, New Lionsgate Directors and Former Lionsgate Employees. Each award of Lionsgate time-vesting restricted share units held by a New Lionsgate Employee, by a non-employee director of Lionsgate who will be a non-employee director of New Lionsgate but not a non-employee director of Starz immediately following the Transactions (a “New Lionsgate Director”) or by a former employee of Lionsgate will be converted into an award of time-vesting restricted share units with respect to the New Lionsgate new common shares. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions.

Time-Vesting Restricted Share Units Held by Dual Directors. Each award of Lionsgate time-vesting restricted share units held by a non-employee director of Lionsgate who will serve as non-employee director on both the Starz Board and the New Lionsgate Board immediately following the Transactions (a “Dual Director”) will be converted into an award of time-vesting restricted share units with respect to Starz common shares and an award of time-vesting restricted share units with respect to New Lionsgate new common shares. The number of shares subject to such Starz award and the number of shares subject to such New Lionsgate award will be the number of Starz common shares and the number of New Lionsgate new common shares, respectively, that would have been received pursuant to the Plan of Arrangement had such Dual Director held the number of LGEC common shares subject to such Lionsgate time-vesting restricted share units immediately prior to the Arrangement Effective Time.

Performance-Based Restricted Share Units

Performance-Vesting Restricted Share Units Held by Starz Employees. Each award of Lionsgate performance-based restricted share units held by a Starz Employee will be converted into an award of restricted share units with respect to Starz common shares, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions, subject to any modifications to applicable performance-based vesting conditions determined by the Lionsgate’s Compensation Committee prior to the Arrangement Effective Time in order to reflect the impact of the Transactions.

Performance-Vesting Restricted Share Units Held by New Lionsgate Employees. Each award of Lionsgate performance-based restricted share units held by a New Lionsgate Employee will be converted into an award of restricted share units with respect to New Lionsgate new common shares, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Lionsgate award as measured immediately before and immediately after the Transactions (in each case, as calculated based on the applicable stock price measurements specified in the Employee Matters Agreement), subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original Lionsgate award immediately prior to the Transactions, subject to any modifications to applicable performance-based vesting conditions determined by the Lionsgate’s Compensation Committee prior to the Arrangement Effective Time in order to reflect the impact of the Transactions.

Results of the Transactions

After the Transactions, each of New Lionsgate and Starz will be a separate, publicly traded company. The actual number of New Lionsgate new common shares to be issued in the Transactions will be determined at the Arrangement Effective Time, and will reflect any exercise of stock options (“stock options”) or share appreciation rights (“SARs”) relating to the LGEC common shares (stock options and SARs referred to collectively as “LGEC options”) prior to the Arrangement Effective Time.

New Lionsgate, Lionsgate and LG Studios will enter into a Separation Agreement, an Arrangement Agreement and other related agreements to effect the Transactions and to provide a framework for their relationship after the Transactions, including a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and agreements governing other commercial licensing arrangements between the parties. The Separation Agreement and other agreements will provide for, among other things, the allocation between New Lionsgate and Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property and employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after New Lionsgate’s separation from Lionsgate and will govern the relationship between New Lionsgate and Starz subsequent to the completion of the Transactions. For additional information regarding the Separation Agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Transactions” and “Certain Relationships and Related Party Transactions.”

Transferability of New Lionsgate New Common Shares

The New Lionsgate new common shares to be issued in connection with the Transactions will be issued in reliance on an exemption from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions,” the shares issued pursuant to the Transactions may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand. For additional information, see “Canadian Securities Law Matters.”

Transferability of Starz Common Shares

The Starz common shares to be issued in connection with the Transactions will be issued in reliance on an exemption from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions,” the shares issued pursuant to the Transactions may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand. For additional information, see “Canadian Securities Law Matters.”

Markets for New Lionsgate New Common Shares and Starz Common Shares

There is currently no public trading market for the New Lionsgate new common shares. New Lionsgate intends to apply to list the New Lionsgate new common shares on the NYSE under the symbol “LION”. New Lionsgate has not and will not set the initial prices of the New Lionsgate new common shares. The initial price will be established by the public markets.

In addition, there is currently no public trading market for the Starz common shares. Starz intends to apply to list the Starz common shares on the Nasdaq under the symbol “STRZ”. Starz has not and will not set the initial price of the Starz common shares. The initial price will be established by the public markets.

We cannot predict the prices at which New Lionsgate new common shares and Starz common shares will trade after the Transactions. For example, the combined trading prices, after the Transactions, of one and twelve one-hundredths (1.12) Starz common shares and one and twelve one-hundredths (1.12) New Lionsgate new common shares may not equal the trading price of one (1) LGEC Class A share immediately prior to the Transactions; one (1) Starz common share and one (1) New Lionsgate new common share may not equal the trading price of one (1) LGEC Class B share immediately prior to the Transactions; and [   ] New Lionsgate new common share may not equal the trading price of one (1) LG Studios common share immediately prior to the Transactions. The prices at which New Lionsgate new common shares and Starz common shares trade may fluctuate significantly, particularly until an orderly public market for each develops. Trading prices for the New Lionsgate new common shares and Starz common shares will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to the Transactions” and “Risk Factors—Risks Related to Starz and the Starz Business.”

Conditions to the Transactions

The Transactions will be completed at the Arrangement Effective Time in accordance with the Plan of Arrangement, provided that the conditions set forth in the Separation Agreement have been satisfied (or waived by Lionsgate in its sole and absolute discretion), including, among others:

•	the Transactions having been duly approved by the Lionsgate Board;

•	the Transactions having been duly approved by the LG Studios Board;

•	the approval by the Lionsgate’s shareholders of the Lionsgate Transactions Proposal at the Lionsgate Annual General and Special Meeting;

•	the approval by the LG Studios’ shareholders of the LG Studios Reorganization Proposal at the LG Studios Special Meeting;

•

the SEC declaring effective the registration statement of which this joint proxy statement/prospectus forms a part; there being no order suspending the effectiveness of the registration statement in effect; and there being no proceedings for such purposes having been instituted or threatened by the SEC;

•	the internal reorganization having been completed in accordance with the Separation Agreement;

•

the receipt by Lionsgate of an opinion from Lionsgate’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Internal Revenue Code should be satisfied;

•

an independent appraisal firm acceptable to the Lionsgate Board having delivered an opinion to the Lionsgate Board confirming the solvency and financial viability of Starz after giving effect to the Transactions, in a form and substance acceptable to the Lionsgate Board in its sole and absolute discretion;

•

all actions necessary or appropriate under applicable Canadian and U.S. federal, state, provincial or other securities or blue sky laws and the rule and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

•	the execution of certain agreements contemplated by the Separation Agreement;

•	no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions being in effect;

•	the New Lionsgate new common shares to be issued having been accepted for listing on the NYSE, subject to official notice of issuance; and

•	no other event or development existing or having occurred that, in the judgment of the Lionsgate Board, or the LG Studios Board, makes it inadvisable to effect the Transactions.

Lionsgate and LG Studios will have discretion, upon mutual agreement and subject to the provisions of the Interim Orders, the Final Order, the Plan of Arrangement, and applicable law, to amend, modify or supplement the Arrangement Agreement, including to determine the Arrangement Effective Time. Lionsgate and LG Studios do not intend to notify Lionsgate and LG Studios shareholders, respectively of any modifications to the terms of the Transactions that, in the judgment of the Lionsgate Board and the LG Studios Board, respectively, are not material, unless notification is required by the Interim Orders or the Final Order. For example, the Lionsgate Board or the LG Studios Board might consider material such matters as significant changes to the exchange ratios and the assets to be contributed or the liabilities to be assumed in the Transactions. To the extent that the Lionsgate Board or the LG Studios Board determines that any modifications by Lionsgate or LG Studios, as applicable, materially change the material terms of the Transactions, each of Lionsgate and LG Studios will, as applicable, notify its respective shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, including the Interim Orders and the Final Order, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this joint proxy statement/prospectus.

Dissent Rights

The following is a summary of the provisions of the BC Act, as modified by the Plan of Arrangement and the applicable Interim Order, relating to Lionsgate shareholders’ and LG Studios shareholders’ dissent rights in respect of the Lionsgate Arrangement Resolution and the Studios Arrangement Resolution, respectively. This summary is not a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his, her or its shares and is qualified in its entirety by reference to the full text of Sections 237 to 247 of the BC Act, which is attached to this joint proxy statement/prospectus as Annex A, as modified by the Plan of Arrangement and the applicable Interim Order.

The statutory provisions dealing with the right of dissent are technical and complex. Any dissenting shareholder should seek independent legal advice, as failure to comply strictly with the provisions of the BC Act, as modified by the Plan of Arrangement and the applicable Interim Order, may result in the loss of all dissent rights.

Each Interim Order expressly provides registered Lionsgate shareholders’ and registered LG Studios shareholders with the right to dissent with respect to the Lionsgate Arrangement Resolution and the Studios Arrangement Resolution, respectively.

Dissenting Shareholders of Lionsgate

Each dissenting shareholder of Lionsgate is entitled to be paid the fair value (determined as of the close of business on the day before the Lionsgate Arrangement Resolution was adopted at the Lionsgate Meeting) of all, but not less than all, his, her or its shares if the Lionsgate Arrangement Resolution and the Plan of Arrangement become effective, provided such holder duly dissents.

A registered Lionsgate shareholder is not entitled to dissent with respect to such holder’s shares if such holder votes any of its shares in favor of the Lionsgate Transactions Proposal. For greater certainty, a proxy submitted by a registered shareholder that does not contain voting instructions will, unless revoked, be voted in favor of the Lionsgate Transactions Proposal, and such shareholder will not be able to complete a dissent under the BC Act and the terms of the Interim Orders and the Final Order. Accordingly, non-registered shareholders of Lionsgate who wish to exercise the dissent rights must make arrangements for the registered holder of such Lionsgate shares to dissent on their behalf.

A written notice of dissent from the Lionsgate Transactions Proposal pursuant to Section 242 of the BC Act must be received by Lionsgate from a dissenting shareholder by 4:00 p.m., Vancouver time, on [ ], which is two business days immediately preceding the date of the Lionsgate Meeting (or if the Lionsgate Meeting is postponed or adjourned, at least two business days prior to the date of the postponed or adjourned Lionsgate Meeting). The notice of dissent should be delivered by registered mail to Lionsgate at: Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8, Attention: Lionsgate, c/o Kimberly Burns.

To exercise dissent rights, a registered Lionsgate shareholder must dissent with respect to all Lionsgate shares of which they are both the registered and beneficial owner. A registered shareholder who wishes to dissent must deliver written notice of dissent to Lionsgate as set forth above and such notice of dissent must strictly comply with the requirements of s. 242 of the BC Act. Any failure by a registered Lionsgate shareholder to fully comply with the provisions of the BC Act as modified by the Plan of Arrangement, the Interim Order and any other order of the BC Court, may result in the loss of that holder’s dissent rights.

Beneficial shareholders who wish to exercise dissent rights must cause the registered Lionsgate shareholder holding their Lionsgate shares to deliver the notice of dissent.

To exercise dissent rights, a registered Lionsgate shareholder must prepare a separate notice of dissent for him, her or itself, if dissenting on his, her or its own behalf, and for each other beneficial Lionsgate shareholder who beneficially owns Lionsgate shares registered in the shareholder’s name and on whose behalf the registered shareholder is dissenting; and, if dissenting on its own behalf, must dissent with respect to all of the Lionsgate shares registered in his, her or its name or if dissenting on behalf of a beneficial shareholder, with respect to all of the Lionsgate shares registered in his, her or its name and beneficially owned by the beneficial shareholder on whose behalf the registered shareholder is dissenting. The notice of dissent must set out the number of Lionsgate shares in respect of which the dissent rights are being exercised (the “Lionsgate Notice Shares”).

If the Lionsgate Arrangement Resolution is approved, and Lionsgate notifies a registered holder of the Lionsgate Notice Shares of Lionsgate’s intention to act upon the Lionsgate Arrangement Resolution pursuant to Section 243 of the BC Act, the shareholder must, within one month after Lionsgate gives such notice, send to Lionsgate a written notice that such shareholder requires the purchase of all of the Lionsgate Notice Shares in respect of which such holder has given notice of dissent, together with the share certificate or certificates representing such shares (including a written statement prepared in accordance with Section 244(1)(c) of the BC Act if the dissent is being exercised by the registered shareholder on behalf of a beneficial holder), whereupon, subject to the provisions of the BC Act relating to the termination of dissent rights, the shareholder becomes a dissenting shareholder, and is bound to sell and Lionsgate is bound to purchase those Lionsgate shares.

A dissenting shareholder who does not strictly comply with the dissent procedures, which are provided herein in summary only, or, for any other reason, is not entitled to be paid fair value for his, her or its dissenting shares will be deemed to have participated in the Plan of Arrangement on the same basis as non-dissenting shareholders.

Any dissenting Lionsgate shareholder who has duly complied with Section 244(1) of the BC Act, or Lionsgate, may apply to the BC Court, and the BC Court may determine the fair value of the dissenting shares and make consequential orders and give directions as the BC Court considers appropriate. There is no obligation on Lionsgate to apply to the BC Court. The dissenting shareholder will be entitled to receive from Lionsgate the fair value that the dissenting shares held immediately before the passing of the Lionsgate Arrangement Resolution.

Dissenting Shareholders of LG Studios

Each dissenting shareholder of LG Studios is entitled to be paid the fair value (determined as of the close of business on the day before the Studios Arrangement Resolution was adopted at the LG Studios Special Meeting) of his, her or its shares if the Studios Arrangement Resolution and the Plan of Arrangement become effective, provided such holder duly dissents.

A registered LG Studios shareholder is not entitled to dissent with respect to such holder’s shares if such holder votes any of its shares in favor of the Studios Arrangement Resolution. For greater certainty, a proxy submitted by a registered shareholder that does not contain voting instructions will, unless revoked, be voted in favor of the Studios Arrangement Resolution, and such shareholder will not be able to complete a dissent under the BC Act and the terms of the Interim Orders and the Final Order. Accordingly, non-registered shareholders of LG Studios who wish to exercise the dissent rights must make arrangements for the registered holder of such LG Studios shares to dissent on their behalf.

A written notice of dissent from the Studios Arrangement Resolution pursuant to Section 242 of the BC Act must be received by LG Studios from a dissenting shareholder by 4:00 p.m., Vancouver time, on [ ], which is two business days immediately preceding the date of the LG Studios Special Meeting (or if the LG Studios Special Meeting is postponed or adjourned, at least two business days prior to the date of the postponed or adjourned LG Studios Special Meeting). The notice of dissent should be delivered by registered mail to LG Studios at: Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8, Attention: LG Studios, c/o Kimberly Burns.

To exercise dissent rights, a registered LG Studios shareholder must dissent with respect to all LG Studios shares of which they are both the registered and beneficial owner. A registered shareholder who wishes to dissent must deliver written notice of dissent to LG Studios as set forth above and such notice of dissent must strictly comply with the requirements of s. 242 of the BC Act. Any failure by a registered LG Studios shareholder to fully comply with the provisions of the BC Act as modified by the Plan of Arrangement, the Interim Order and any other order of the BC Court, may result in the loss of that holder’s dissent rights.

Beneficial shareholders who wish to exercise dissent rights must cause the registered LG Studios shareholder holding their LG Studios shares to deliver the notice of dissent.

To exercise dissent rights, a registered LG Studios shareholder must prepare a separate notice of dissent for him, her or itself, if dissenting on his, her or its own behalf, and for each other beneficial LG Studios shareholder who beneficially owns LG Studios shares registered in the shareholder’s name and on whose behalf the registered shareholder is dissenting; and, if dissenting on its own behalf, must dissent with respect to all of the LG Studios shares registered in his, her or its name or if dissenting on behalf of a beneficial shareholder, with respect to all of the LG Studios shares registered in his, her or its name and beneficially owned by the beneficial shareholder on whose behalf the registered shareholder is dissenting. The notice of dissent must set out the number of LG Studios shares in respect of which the dissent rights are being exercised (the “LG Studios Notice Shares”).

If the Studios Arrangement Resolution is approved, and LG Studios notifies a registered holder of the LG Studios Notice Shares of LG Studios’ intention to act upon the Studios Arrangement Resolution pursuant to Section 243 of the BC Act, the shareholder must, within one month after LG Studios gives such notice, send to

LG Studios a written notice that such shareholder requires the purchase of all of the LG Studios Notice Shares in respect of which such holder has given notice of dissent, together with the share certificate or certificates representing such shares (including a written statement prepared in accordance with Section 244(1)(c) of the BC Act if the dissent is being exercised by the registered shareholder on behalf of a beneficial holder), whereupon, subject to the provisions of the BC Act relating to the termination of dissent rights, the shareholder becomes a dissenting shareholder, and is bound to sell and LG Studios is bound to purchase those LG Studios shares.

A dissenting shareholder who does not strictly comply with the dissent procedures, which are provided herein in summary only, or, for any other reason, is not entitled to be paid fair value for his, her or its dissenting shares will be deemed to have participated in the Plan of Arrangement on the same basis as non-dissenting shareholders.

Any dissenting LG Studios shareholder who has duly complied with Section 244(1) of the BC Act, or LG Studios, may apply to the BC Court, and the BC Court may determine the fair value of the dissenting shares and make consequential orders and give directions as the BC Court considers appropriate. There is no obligation on LG Studios to apply to the BC Court. The dissenting shareholder will be entitled to receive from LG Studios the fair value that the dissenting shares held immediately before the passing of the Studios Arrangement Resolution.

Accounting Treatment

Notwithstanding the legal form of the Transactions described elsewhere in this joint proxy statement/prospectus, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from New Lionsgate. This presentation is in accordance with GAAP, specifically FASB Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing senior management of Lionsgate with the LG Studios Business and, as a result, New Lionsgate. As a result, it is expected that the separation of the Starz Business from the LG Studios Business will qualify as a discontinued operation. For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate.”

Interests of Lionsgate Directors and Officers in the Transactions

When considering the recommendation of the Lionsgate Board that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal, shareholders should be aware that certain directors and executive officers of Lionsgate have certain interests in the Transactions that may be different from, or in addition to, the interests of such shareholders. The Lionsgate Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that Lionsgate’s shareholders approve the Lionsgate Transactions Proposal. Lionsgate’s executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey. As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the LGEC Class B shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the Lionsgate Board as designees of MHR Fund Management.

Other than as set out elsewhere in the joint proxy statement/prospectus, no informed person of Lionsgate, no proposed nominee for election as a director of Lionsgate and no associate or affiliate of any such informed person or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of Lionsgate’s most recently completed financial year or in any proposed transaction that, in either case, has materially affected or would materially affect Lionsgate or any of its subsidiaries. An “informed person” is defined as (a) a director or executive officer of Lionsgate; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of Lionsgate; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of Lionsgate or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of Lionsgate other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) Lionsgate that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities. The Lionsgate directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership of LGEC Class A shares and LGEC Class B shares, eligibility to participate in the New Lionsgate 2025 Plan as directors or executive officers of New Lionsgate and eligibility to participate in the Starz 2025 Plan as directors or executive officers of Starz.

Interests of LG Studios Directors and Officers in the Transactions

When considering the recommendation of the LG Studios Board that LG Studios’ shareholders approve the LG Studios Reorganization Proposal, shareholders should be aware that certain directors and executive officers of LG Studios have certain interests in the Transactions that may be different from, or in addition to, the interests of such shareholders. The LG Studios Board was aware of these interests during its deliberations on the merits of the Transactions and considered them in deciding to recommend that LG Studios’ shareholders approve the LG Studios Reorganization Proposal. LG Studios’ executive officers include the following individuals: Jon Feltheimer, Michael Burns, James W. Barge, Brian Goldsmith and Bruce Tobey. As of December 20, 2024, Mark H. Rachesky, Founder and Chief Investment Officer of MHR Fund Management, LLC (“MHR Fund Management”), held 24.2% of the LGEC Class A shares and 9.7% of the LGEC Class B shares. Pursuant to the Lionsgate Investor Rights Agreement discussed in “Additional Lionsgate Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate,” Mark H. Rachesky, M.D., Emily Fine and John D. Harkey, Jr. currently serve on the LG Studios Board as designees of MHR Fund Management.

Other than as set out elsewhere in this joint proxy statement/prospectus, no informed person of LG Studios, and no associate or affiliate of any such informed person has had any material interest, direct or indirect, in any transaction since the commencement of LG Studios’ most recently completed financial year or in any proposed transaction that, in either case, has materially affected or would materially affect LG Studios or any of its subsidiaries. An “informed person” is defined as (a) a director or executive officer of LG Studios; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of LG Studios; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of LG Studios or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of LG Studios other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) LG Studios, if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities. The LG Studios directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their indirect ownership of LG Studios common shares, or their eligibility to participate in the New Lionsgate 2025 Plan as directors or executive officers of New Lionsgate and Starz 2025 Plan as directors or executive officers of Starz.

Continued Employment or Board Services

It is expected that as of immediately following the Transactions, Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey will become executive officers at New Lionsgate with the same titles under their existing employment agreements with LGEC, which will be assumed by New Lionsgate upon the completion of the Transactions. The Transactions will not be treated as a change in control under the existing employment agreements of Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey. In addition, certain non-employee directors of Lionsgate may become non-employee directors of the New Lionsgate Board and/or the Starz Board.

For more details, see “Information about New Lionsgate After the Transactions—Management of New Lionsgate”, “Information about New Lionsgate After the Transactions—Executive Compensation,” “Information about New Lionsgate After the Transactions—Directors of New Lionsgate” and “The Transactions—Directors of Starz Following the Transactions.”

Listing of New Lionsgate New Common Shares and Starz Common Shares; Delisting and Deregistration of LGEC Class A shares, LGEC Class B shares and LG Studios Common Shares

Lionsgate anticipates that, immediately following the consummation of the Transactions, (i) the New Lionsgate new common shares to be issued in connection with the Transactions will be listed for trading on the NYSE, (ii) the Starz common shares to be issued in connection with the Transactions will be listed for trading on the Nasdaq, (iii) the LGEC Class A shares and the LGEC Class B shares will be delisted from the NYSE, (iv) the LG Studios common shares will be delisted from the Nasdaq, and (v) LG Studios will be deregistered under the Exchange Act. The listing of the New Lionsgate new common shares to be issued in connection with the Transactions for trading on the NYSE and the Starz common shares to be issued in connection with the Transactions for trading on the Nasdaq, will be subject to New Lionsgate and Starz, respectively, fulfilling all of the listing requirements of the NYSE or the Nasdaq, respectively.

Regulatory Requirements Related to the Transactions

The parties are not aware of any material governmental approvals or actions that are necessary for the completion of the Transactions. However, certain Lionsgate and LG Studios shareholders may have filing obligations under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and should consult their own legal advisors.

THE PLAN OF ARRANGEMENT

Transactions

If the Arrangement is approved and implemented, at the Arrangement Effective Time, the following transactions will be effected:

(a)

each LGEC common share outstanding immediately prior to the Arrangement Effective Time held by an LGEC shareholder in respect of which dissent rights have been validly exercised will be transferred free and clear of all liens by the shareholder to New Lionsgate.

(b)	New Lionsgate will amend its notice of articles to remove all of the existing directors and to name the following individuals as directors of New Lionsgate:

a. Michael Burns;

b. Mignon Clyburn;

c. Gordon Crawford;

d. Jon Feltheimer;

e. Emily Fine;

f. Michael T. Fries;

g. John D. Harkey, Jr.;

h. Susan McCaw;

i. Yvette Ostolaza;

j. Mark H. Rachesky, M.D.;

k. Hardwick Simmons; and

l. Harry E. Sloan.

(c)

each outstanding LGEC Class A share will be exchanged for one New Lionsgate Class A share and one New Lionsgate Class C preferred share, and each outstanding LGEC Class B share will be exchanged for one New Lionsgate Class B share and one New Lionsgate Class C preferred share. Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.”

(d)

LG Sirius will be voluntarily dissolved under Section 314 of the BC Act. LG Sirius will transfer and assign all of its property to LGEC, and LGEC will assume all of the liabilities and obligations of LG Sirius.

(e)

LGEC will change its name to Starz Entertainment Corp. and will create the Starz common shares. LGEC’s notice of articles will be amended to reflect the change of name and the alterations to LGEC’s capital, and LGEC will adopt the LGEC Interim Articles.

(f)	each issued and outstanding LGEC common share will be transferred by New Lionsgate to LGEC in exchange for [ ] Starz common shares and all of the LG Sirius Owned Shares.

(g)

the authorized capital of LGEC will be altered to eliminate LGEC Class A shares and LGEC Class B shares and LGEC’s notice of articles will be amended to reflect the alterations to LGEC’s capital, and LGEC will adopt the Starz Articles.

(h)

New Lionsgate will create the New Lionsgate new common shares and New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares; and in exchange for each New Lionsgate Class B share they hold, together with each New

Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share.

(i)

the authorized capital of New Lionsgate will be altered to eliminate the New Lionsgate Class A shares, the New Lionsgate Class B shares and the New Lionsgate Class C preferred shares, and New Lionsgate’s notice of articles will be amended to reflect the alterations to New Lionsgate’s capital, and New Lionsgate will adopt the New Lionsgate Interim Articles.

(j)

Pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

(k)

each LG Studios common share outstanding immediately prior to the Arrangement Effective Time held by a LG Studios shareholder in respect of which dissent rights have been validly exercised will be transferred to New Lionsgate.

(l)

LG Studios shareholders, other than New Lionsgate and dissenting shareholders, will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time and held by LG Studios shareholders other than the LG Sirius Owned Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change prior to the Arrangement Effective Time.

(m)

LG Studios will change its name to “Lionsgate Studios Holding Corp.” and the sole director of LG Studios will be Bruce Tobey. New Lionsgate will change its name to “Lionsgate Studios Corp.”, New Lionsgate will adopt the New Lionsgate Closing Articles, and the directors of New Lionsgate will be Gordon Crawford, Jon Feltheimer, Emily Fine, Michael T. Fries, John D. Harkey, Jr., Susan McCaw, Yvette Ostolaza, Mark H. Rachesky, M.D., Richard Rosenblatt and Harry E. Sloan. The directors of LGEC (now named Starz) will be Michael Burns, Mignon L. Clyburn, Emily Fine, Lisa Gersh, Marc Graboff, Jeffrey A. Hirsch, Bruce Mann, Mark H. Rachesky, M.D., Joshua W. Sapan, Hardwick Simmons and Harry E. Sloan.

The Exchange Ratios

LGEC Class A shares and LGEC Class B shares

In the Initial Share Exchange, LGEC shareholders will receive, in exchange for each LGEC Class A share that they hold, one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share and, in exchange for each LGEC Class B share that they hold, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share. Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.”

Following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares and New Lionsgate will create the New Lionsgate new common shares. New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares, and in exchange for each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share and one (1) Starz common share. Each of the Class A Lion Exchange, Class A Starz Exchange, Class B Lion Exchange, and Class B Starz Exchange is referred to herein as an “Exchange” and collectively as the “Exchanges”. Each of the Class A Lion Exchange Ratio, Class A Starz Exchange Ratio, Class B Lion Exchange Ratio, and Class B Starz Exchange Ratio is referred to herein as an “Exchange Ratio” and collectively as the “Exchange Ratios”.

Following the Second Share Exchange and pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

LG Studios common shares

Each LG Studios common share will be exchanged for a number of New Lionsgate new common shares equal to the LG Studios Reorganization Ratio. The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change.

Amendments

The Plan of Arrangement may be amended, modified or supplemented by Lionsgate, New Lionsgate and LG Studios at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Lionsgate, LG Studios (only to the extent such amendment, modification and/or supplement adversely affects LG Studios or the LG Studios shareholders) and New Lionsgate in writing, each acting reasonably, (iii) be filed with the BC Court if required by law, and, if made following the Lionsgate Annual General and Special Meeting or the LG Studios Special Meeting, be approved by the BC Court, and (iv) be communicated to Lionsgate shareholders or LG Studios shareholders if and as required by the BC Court.

Any amendment, modification or supplement to the Plan of Arrangement that is directed by the BC Court following the Lionsgate Annual General and Special Meeting or the LG Studios Special Meeting will be effective only if (i) it is consented to in writing by each of Lionsgate, LG Studios (only to the extent such amendment, modification or supplement adversely affects LG Studios or the LG Studios shareholders), and New Lionsgate (in each case, acting reasonably), and (ii) if required by the BC Court, it is consented to by some or all of the LGEC shareholders or LG Studios shareholders, as applicable, voting or consenting, as the case may be, in the manner directed by the BC Court.

Any amendment, modification or supplement to the Plan of Arrangement may be made following the Arrangement Effective Date unilaterally by New Lionsgate, provided that it concerns a matter which, in the reasonable opinion of New Lionsgate, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the economic interest of any former Lionsgate shareholder or LG Studios shareholder.

Closing of the Transactions

The Transactions will be implemented as an arrangement that is subject to a number of conditions, including the approval of the Lionsgate Transactions Proposal by LGEC shareholders, the approval of the LG Studios Reorganization Proposal by LG Studios shareholders, and the receipt of a final order from the BC Court (the “Final Order”). Subject to the satisfaction or waiver of such conditions, it is expected that the Arrangement Effective Time will occur on or about [    ].

Dissent Rights

For information on dissent rights for shareholders of Lionsgate and shareholders of LG Studios, see “The Transactions—Dissent Rights.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NEW LIONSGATE

The following unaudited pro forma condensed consolidated financial information of New Lionsgate presents the financial information of Lions Gate Entertainment Corp. (“LGEC” or “Lionsgate”) adjusted to give effect to the planned separation of the Starz Business and the LG Studios Business (as more fully described below) and other significant corporate and financing transactions of Lionsgate related thereto, as well as the acquisition of eOne. The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

Lionsgate encompasses the LG Studios Business comprised of its motion picture and television studio operations, and the Starz Business, comprised of the STARZ-branded premium global subscription platforms. Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp. (“Starz”), which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, a new legal entity, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions. Prior to the Transactions, New Lionsgate has no assets or operations and therefore its financial information is not included in this pro forma financial information. New Lionsgate will be determined to be the accounting spinnor in the Transactions and therefore the financial statements of New Lionsgate will reflect that of LGEC following the Transactions. Therefore, the pro forma financial information has been prepared by utilizing LGEC’s historical financial statements and adjusting for the Transactions and other significant corporate and financing transactions of Lionsgate related thereto, as well as the acquisition of eOne.

The following unaudited pro forma condensed consolidated financial statements consist of unaudited pro forma condensed consolidated statements of operations for the six months ended September 30, 2024 and fiscal years ended March 31, 2024, 2023 and 2022, and an unaudited pro forma condensed consolidated balance sheet as of September 30, 2024. The unaudited pro forma condensed consolidated financial information should be read together with the following:

•

Lionsgate’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its quarterly report on Form 10-Q for the six months ended September 30, 2024 and annual report on Form 10-K for the three fiscal years ended March 31, 2024;

•

Lionsgate Studios Corp.’s (“LG Studios”) historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its quarterly report on Form 10-Q for the six months ended September 30, 2024 and historical combined audited financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three fiscal years ended March 31, 2024 included in this joint proxy statement/prospectus;

•

The historical combined financial statements of the Starz Business and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended September 30, 2024 and for the three fiscal years ended March 31, 2024 included in this joint proxy statement/prospectus.

•	eOne’s unaudited combined statement of operations data for the nine months ended October 1, 2023 and the related notes included in this joint proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the actual results of operations or financial condition and should not be construed as representative of the future results of operations or financial condition of New Lionsgate.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions and other significant corporate and financing transactions of Lionsgate related thereto, not otherwise reflected in the historical consolidated financial statements of Lionsgate, as if they had occurred on September 30, 2024. The unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 2024 and fiscal year ended March 31, 2024 gives effect to the Transactions and other significant corporate and financing transactions of Lionsgate related thereto, as well as the acquisition of eOne, as if they had occurred on April 1, 2023. The unaudited pro forma condensed consolidated statement of operations for the fiscal years ended March 31, 2023 and 2022 reflect only the retroactive presentation required under the discontinued operations accounting guidance and therefore do not reflect any other transaction adjustments. Accordingly, intercompany transactions between the LG Studios Business and the Starz Business remain eliminated in the pro forma condensed consolidated statements of operations for the fiscal years ended March 31, 2023 and 2022.

Capitalized terms defined in this unaudited pro forma condensed consolidated financial information of New Lionsgate have the meanings ascribed to such terms in, and for the purposes of, this section.

Description of the Transactions

In the Initial Share Exchange, LGEC shareholders will receive, in exchange for each LGEC Class A share that they hold, one (1) New Lionsgate Class A share together with one (1) New Lionsgate Class C preferred share and, in exchange for each LGEC Class B share that they hold, one (1) New Lionsgate Class B share together with one (1) New Lionsgate Class C preferred share. Following the Initial Share Exchange, LGEC will change its name to Starz Entertainment Corp. and create the Starz common shares and New Lionsgate will create the New Lionsgate new common shares. Such exchange transactions by LGEC shareholders are collectively referred to as the “Initial Share Exchange.”

In the Second Share Exchange, New Lionsgate shareholders (formerly LGEC shareholders) will receive, in exchange for each New Lionsgate Class A share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class A share in the Initial Share Exchange, one and twelve one-hundredths (1.12) New Lionsgate new common shares and one and twelve one-hundredths (1.12) Starz common shares, and in exchange for each New Lionsgate Class B share they hold, together with each New Lionsgate Class C preferred share they hold and which was issued in exchange for an LGEC Class B share in the Initial Share Exchange, one (1) New Lionsgate new common share together with one (1) Starz common share. Each of the Class A Lion Exchange, Class A Starz Exchange, Class B Lion Exchange, and Class B Starz Exchange is referred to herein as an “Exchange” and collectively as the “Exchanges”. Each of the Class A Lion Exchange Ratio, Class A Starz Exchange Ratio, Class B Lion Exchange Ratio, and Class B Starz Exchange Ratio is referred to herein as an “Exchange Ratio” and collectively as the “Exchange Ratios”.

Following the Second Share Exchange and pursuant to the Reverse Stock Split, the Starz common shares will be consolidated on a 15-to-1 basis, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share.

LG Studios shareholders, other than New Lionsgate and dissenting shareholders will receive, in exchange for each LG Studios common share, without par value (“LG Studios common shares”), they hold, a number of New Lionsgate new common shares equal to the product of the LG Studios Consideration Shares divided by the LG Studios Flip Shares (the “LG Studios Reorganization Ratio”). The LG Studios Consideration Shares will equal the aggregate number of LG Studios common shares obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange divided by (b) 1 minus the LG Studios Flip Percentage. The LG Studios Flip Percentage will equal the quotient, expressed as a percentage, of (1) the total number of LG Studios common shares issued and outstanding immediately prior to the Arrangement Effective Time and held by LG Studios shareholders other than the LG Sirius Owned Shares divided by (2) the total number of LG Studios common shares issued and outstanding immediately prior to the

Arrangement Effective Time. Such transactions by LG Studios shareholders are collectively referred to as the “LG Studios Flip.” Because the LG Studios Reorganization Ratio is based on the aggregate number of New Lionsgate new common shares issued to New Lionsgate shareholders (formerly LGEC shareholders) in the Second Share Exchange, and such aggregate number of New Lionsgate new common shares will depend on the aggregate number of LGEC Class A shares and LGEC Class B shares that are issued and outstanding as of immediately prior to the Arrangement Effective Time, the actual number of New Lionsgate new common shares issued to LG Studios shareholders in the LG Studios Flip is subject to change.

According to United States (“U.S.”) generally accepted accounting principles (“GAAP”), due to the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing Lionsgate’s senior management with the LG Studios Business following the completion of the Transactions, New Lionsgate (which will hold the LG Studios Business) will be considered the accounting spinnor or divesting entity and Starz (which will hold the Starz Business) will be considered the accounting spinnee or divested entity. As a result, the Starz Business will be accounted for as discontinued operations in the financial statements of New Lionsgate following the completion of the Transactions.

Description of Other Transactions

Business Combination and Prior LG Studios Separation

On December 22, 2023, Lionsgate entered into a business combination transaction (the “Business Combination”) pursuant to a business combination agreement (the “Business Combination Agreement”), that was then consummated on May 13, 2024, with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius, LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”) and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the LG Studios Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” and continues the existing business operations of StudioCo, consisting of the LG Studios Business of Lionsgate. The LG Studios Business consists of the businesses of Lionsgate’s Motion Picture and Television Production segments, together with substantially all of Lionsgate’s corporate general and administrative functions and costs. LG Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with and prior to the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the LG Studios Business were transferred to StudioCo such that StudioCo held, directly or indirectly, all of the assets and liabilities of the LG Studios Business (the “Prior LG Studios Separation”).

As a result of the Business Combination, approximately 87.8% of the total shares of LG Studios continued to be held by Lionsgate, while other shareholders owned approximately 12.2% of LG Studios, immediately following the closing of the Business Combination. In addition to establishing LG Studios as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to Lionsgate. The net proceeds were used to partially pay down amounts outstanding under Lionsgate’s corporate debt.

Acquisition of eOne

On December 27, 2023, Lionsgate and its subsidiaries completed the acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film business (“eOne”). The aggregate cash purchase price was approximately $385.1 million, and was subject to further adjustment based on final determination of purchase price adjustments, including for cash, debt, and working capital. Lionsgate funded the acquisition of eOne with a combination of cash on hand and a drawdown of $375.0 million under its revolving credit facility.

As Lionsgate was determined to be the accounting acquirer in the acquisition of eOne, the acquisition is considered a business combination under Accounting Standard Codification (“ASC”) Topic 805 and was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, has been allocated to the tangible and intangible assets acquired and liabilities assumed of eOne based on a preliminary estimate of their fair value, and such estimates are reflected in Lionsgate’s historical consolidated balance sheet as September 30, 2024. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. Lionsgate is still evaluating the fair value of film and television programs and libraries, accounts receivable, participations and residuals liabilities, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of eOne may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed consolidated statements of operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this joint proxy statement/prospectus. As the unaudited pro forma condensed consolidated financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the following:

•

The disposition by New Lionsgate of the Starz Business including certain assets and liabilities and operations that comprise the Starz Business, in connection with the Transactions and the resulting treatment as a discontinued operation (see Note 2).

•

The impact of the acquisition of eOne and related purchase accounting adjustments to the results of operations as if the acquisition had occurred on April 1, 2023, as the acquired assets and liabilities are already reflected on Lionsgate’s balance sheet as of September 30, 2024 (see Note 4).

•	Other transactions, related to the Transactions, including changes in the capital structure:

•

The LG Studios Flip, as defined above, including the elimination of noncontrolling interest in LG Studios which was previously recognized as a result of the Prior LG Studios Separation and Business Combination.

•

The pay-off of Lionsgate’s existing Revolving Credit Facility, remaining Term Loan A and remaining Term Loan B (all as defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lionsgate Studios Corp. — Liquidity and Capital Resources” included elsewhere herein), with $325.1 million of Lionsgate’s 5.5% senior notes due April 15, 2029 (the “Existing Notes”) remaining obligations of the Starz Business that are presented as part of discontinued operations and $389.9 million of the Lionsgate Exchange Notes (also defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lionsgate Studios Corp. — Liquidity and Capital Resources”, the “Exchange Notes”) which will remain with the LG Studios Business and be obligations of New Lionsgate;

•

The transfer of cash from Starz to the LG Studios Business in connection with the capital structure allocation as a result of the Transactions, including the allocation of Existing Notes and Exchange Notes discussed above and the assumption of additional senior indebtedness raised by the Starz Business following the completion of the Transactions;

•

Lionsgate’s incurrence of new debt consisting of an estimated $609.0 million, including a new revolving line of credit (with $64.0 million outstanding balance assumed) and new asset backed debt facilities, with an aggregate principal balance currently estimated to be approximately $545.0 million in aggregate as of September 30, 2024, before debt issuance costs (see details below at Note 3(b) and Note 3(c)). The estimated incurrence of new debt as of September 30, 2024 is in addition to the IP facilities of approximately $795.0 million executed during the six months ended September 30, 2024, but includes IP facilities of $265 million and $130 million executed in November 2024 and December 2024, respectively, and not reflected on Lionsgate’s balance sheet as of September 30, 2024;

•

The impact, if any, of various agreements entered into in connection with the Transactions inclusive of the separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, and other commercial agreements between New Lionsgate and Starz; and,

•	the related income tax effects of the pro forma adjustments.

A final determination regarding New Lionsgate’s debt and capital structure has not yet been made, and the separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, and other commercial arrangements have not been finalized. The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information currently available. However, such adjustments are subject to change as we finalize the terms of these agreements. Additionally, as the repayment of Lionsgate’s existing Revolving Credit Facility and remaining Term Loan A is expected in connection with the Transactions, the repayment and issuance of new debt are considered probable transactions requiring transaction accounting adjustments in these unaudited pro forma condensed consolidated financial statements. Lionsgate has estimated the applicable amounts and terms based on the amounts currently outstanding as of September 30, 2024 and estimates of current market rates. The amounts to be refinanced prior to or at the time of the completion of the Transactions are expected to differ from these estimated amounts. Depending on the market conditions and cash on hand at Lionsgate at the time of the completion of the Transactions, New Lionsgate could borrow more than or less than the amounts outstanding under the existing debt arrangements. New Lionsgate’s ability to obtain financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates has caused disruption in the capital markets, which could make financing more difficult and/or more expensive. See additional discussion, including interest rate and debt issuance sensitivity, in Note 3(c)) below.

Beginning in the first quarter ended after the completion of the Transactions, New Lionsgate’s historical financial results for comparative prior periods will reflect the Starz Business as discontinued operations.

The unaudited pro forma condensed consolidated financial statements are presented based on information currently available, are intended for informational purposes, are not intended to represent what New Lionsgate’s financial position and results of operations actually would have been had the Transactions and related transactions occurred on the dates indicated above and do not reflect all actions that may be undertaken by New Lionsgate after the disposition of the Starz Business. In addition, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of New Lionsgate’s results of operations and financial position for any future period.

NEW LIONSGATE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF

SEPTEMBER 30, 2024

(in millions)

	Historical Lionsgate (as reported)	Discontinued Operations (Note 2(A))	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate
ASSETS
Cash and cash equivalents	$229.6	$(18.8)	$(106.0)	3(b)	$104.8
Accounts receivable, net	573.1	(74.2)	158.5	3(a)	657.4
Other current assets	350.5	(18.3)	—		332.2

Total current assets	1,153.2	(111.3)	52.5		1,094.4
Investment in films and television programs and program rights, net	3,284.8	(921.3)	—		2,363.5
Property and equipment, net	86.7	(50.7)	—		36.0
Investments	77.7	—	—		77.7
Intangible assets	916.5	(893.3)	—		23.2
Goodwill	806.5	—	—		806.5
Other assets	821.4	(43.0)	—		778.4

Total assets	$7,146.8	$(2,019.6)	$52.5		$5,179.7

LIABILITIES
Accounts payable	$345.2	$(87.4)	$(0.4)	3(b)	$257.4
Content related payables	155.2	(118.2)	—		37.0
Other accrued liabilities	228.3	(51.1)	(3.6)	3(b)	173.6
Participations and residuals	619.6	(29.3)	—		590.3
Film related and other obligations	1,702.6	(67.9)	—		1,634.7
Debt - short term portion	362.6	—	(362.6)	3(c)	—
Deferred revenue	377.0	(29.5)	18.9	3(a)	366.4

Total current liabilities	3,790.5	(383.4)	(347.7)		3,059.4
Debt	2,097.7	(317.4)	(25.0)	3(c)	1,755.3
Participations and residuals	442.6	—	—		442.6
Film related and other obligations	228.4	—	—		228.4
Other liabilities	515.1	(84.4)	—		430.7
Deferred revenue	172.6	—	—		172.6
Deferred tax liabilities	24.8	(10.9)	—		13.9

Total liabilities	7,271.7	(796.1)	(372.7)		6,102.9

Redeemable noncontrolling interest	99.7	—	—		99.7

EQUITY (DEFICIT)
LGEC Class A shares, no par value, 500.0 million shares authorized, 83.6 million shares issued and outstanding (Pro Forma - no shares authorized, no shares issued and outstanding) and LGEC Class B shares, no par value, 500.0 million shares authorized, 156.4 million shares issued and outstanding (Pro Forma - no shares authorized, no shares issued and outstanding)	3,157.7	(1,204.4)	431.0	3(d)	—
			(2,384.3)	3(e)

	Historical Lionsgate (as reported)	Discontinued Operations (Note 2(A))	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate

New Lionsgate new common shares, no par value, no shares authorized, no shares issued and outstanding (Pro Forma - unlimited authorized, 284.8 million shares issued and outstanding)	—		2,266.9	3(e)	2,266.9
Accumulated deficit	(3,396.4)	—	(5.8)	3(c)	(3,402.2)
Accumulated other comprehensive income	96.6	(19.1)			77.5

Total Lions Gate Entertainment Corp. shareholders’ equity (deficit)	(142.1)	(1,223.5)	307.8		(1,057.8)
Noncontrolling interests	(82.5)	—	117.4	3(e)	34.9

Total equity (deficit)	(224.6)	(1,223.5)	425.2		(1,022.9)

Total liabilities, redeemable noncontrolling interest and equity	$7,146.8	$(2,019.6)	$52.5		$5,179.7

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NEW LIONSGATE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 2024

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note 2(B))	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate
Revenues	$1,783.3	$(697.0)	$325.7	3(g)	$1,412.0
Expenses:
Direct operating	1,072.4	(314.5)	226.0	3(g)	983.9
Distribution and marketing	431.5	(204.9)	—		226.6
General and administration	229.0	(47.0)	—	3(j)	182.0
Depreciation and amortization	91.6	(82.9)	—		8.7
Restructuring and other	28.6	3.8	—		32.4

Total expenses	1,853.1	(645.5)	226.0		1,433.6

Operating income (loss)	(69.8)	(51.5)	99.7		(21.6)
Interest expense	(143.1)	11.8	23.7	3(h)	(107.6)
Interest and other income	8.5	(0.2)	—		8.3
Other expense	(18.9)	3.7	—		(15.2)
Gain (loss) on extinguishment of debt	(6.4)	—	1.5	3(i)	(4.9)
Equity interests income (loss)	0.8	—	—		0.8

Loss from continuing operations before income taxes	(228.9)	(36.2)	124.9		(140.2)
Income tax provision	(12.0)	1.9	—	3(k)	(10.1)

Net income (loss) from continuing operations	(240.9)	(34.3)	124.9		(150.3)
Less: Net loss from continuing operations attributable to noncontrolling interests	18.2	—	(16.7)	3(f)	1.5

Net income (loss) from continuing operations attributable to controlling interest	$(222.7)	$(34.3)	$108.2		$(148.8)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(0.94)			3(l)	$(0.54)

Diluted net income (loss) from continuing operations per common share	$(0.94)			3(l)	$(0.54)

Weighted average number of common shares outstanding:
Basic	237.5			3(l)	274.3
Diluted	237.5			3(l)	274.3

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NEW LIONSGATE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED MARCH 31, 2024

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	eOne	eOne PPA (Note 4)	Lionsgate (as adjusted)	Discontinued Operations (Note 2(B))	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate
Revenues	$4,016.9	$393.6	$—	$4,410.5	$(1,576.4)	$545.9	3(g)	$3,380.0
Expenses:
Direct operating	2,189.2	303.1	(48.2)	2,444.1	(731.1)	428.6	3(g)	2,141.6
Distribution and marketing	911.4	18.2	—	929.6	(449.1)	—		480.5
General and administration	490.5	84.3	—	574.8	(110.0)	(10.0)	3(j)	454.8
Depreciation and amortization	192.2	13.1	(7.5)	197.8	(176.6)	—		21.2
Restructuring and other	508.5	—	—	508.5	(378.5)	—		130.0
Goodwill impairment	663.9	296.2	—	960.1	(663.9)	—		296.2

Total expenses	4,955.7	714.9	(55.7)	5,614.9	(2,509.2)	418.6		3,524.3

Operating income (loss)	(938.8)	(321.3)	55.7	(1,204.4)	932.8	127.3		(144.3)
Interest expense	(269.8)	(27.9)	—	(297.7)	23.8	32.7	3(h)	(241.2)
Interest and other income	22.1	6.8	—	28.9	(3.8)	—		25.1
Other expense	(26.9)	(7.8)	—	(34.7)	7.6	—		(27.1)
Gain (loss) on extinguishment of debt	19.9	—	—	19.9	(21.2)	(16.3)	3(i)	(17.6)
Gain on investments	3.5	—	—	3.5	—	—		3.5
Equity interests income (loss)	8.7	—	—	8.7	—	—		8.7

Loss from continuing operations before income taxes	(1,181.3)	(350.2)	55.7	(1,475.8)	939.2	143.7		(392.9)
Income tax provision	65.0	38.3	—	103.3	(85.2)	—	3(k)	18.1

Net income (loss) from continuing operations	(1,116.3)	(311.9)	55.7	(1,372.5)	854.0	143.7		(374.8)
Less: Net loss from continuing operations attributable to noncontrolling interests	13.4	—	—	13.4	—	—		13.4

Net income (loss) from continuing operations attributable to controlling interest	$(1,102.9)	$(311.9)	$55.7	$(1,359.1)	$854.0	$143.7		$(361.4)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(4.77)						3(l)	$(1.48)

Diluted net income (loss) from continuing operations per common share	$(4.77)						3(l)	$(1.48)

Weighted average number of common shares outstanding:
Basic	233.6						3(l)	243.7
Diluted	233.6						3(l)	243.7

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NEW LIONSGATE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FISCAL YEAR ENDED MARCH 31, 2023

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note 2(B))	Notes	Pro Forma New Lionsgate
Revenues	$3,854.8	$(1,546.5)	3(g)	$2,308.3
Expenses:
Direct operating	2,312.5	(816.2)	3(g)	1,496.3
Distribution and marketing	801.7	(497.5)		304.2
General and administration	531.1	(112.5)		418.6
Depreciation and amortization	180.3	(162.4)		17.9
Restructuring and other	411.9	(389.8)		22.1
Goodwill impairment	1,475.0	(1,475.0)		—

Total expenses	5,712.5	(3,453.4)		2,259.1

Operating income (loss)	(1,857.7)	1,906.9		49.2
Interest expense	(221.2)	31.4		(189.8)
Interest and other income	6.4	(0.7)		5.7
Other expense	(26.9)	6.7		(20.2)
Gain (loss) on extinguishment of debt	57.4	(58.7)		(1.3)
Gain on investments	44.0	—		44.0
Equity interests income (loss)	0.5	—		0.5

Loss from continuing operations before income taxes	(1,997.5)	1,885.6		(111.9)
Income tax provision	(21.3)	2.5		(18.8)

Net income (loss) from continuing operations	(2,018.8)	1,888.1		(130.7)
Less: Net loss from continuing operations attributable to noncontrolling interests	8.6	—		8.6

Net income (loss) from continuing operations attributable to controlling interest	$(2,010.2)	$1,888.1		$(122.1)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(8.82)		3(l)	$(0.51)

Diluted net income (loss) from continuing operations per common share	$(8.82)		3(l)	$(0.51)

Weighted average number of common shares outstanding:
Basic	227.9		3(l)	237.9
Diluted	227.9		3(l)	237.9

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NEW LIONSGATE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FISCAL YEAR ENDED MARCH 31, 2022

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note 2(B))	Notes	Pro Forma New Lionsgate
Revenues	$3,604.3	$(1,536.2)	3(g)	$2,068.1
Expenses:
Direct operating	2,064.2	(758.8)	3(g)	1,305.4
Distribution and marketing	861.0	(545.8)		315.2
General and administration	475.4	(107.8)		367.6
Depreciation and amortization	177.9	(159.8)		18.1
Restructuring and other	16.8	(10.8)		6.0

Total expenses	3,595.3	(1,583.0)		2,012.3

Operating income (loss)	9.0	46.8		55.8
Interest expense	(176.0)	38.0		(138.0)
Interest and other income	30.8	(3.2)		27.6
Other expense	(10.9)	2.7		(8.2)
Gain (loss) on extinguishment of debt	(28.2)	24.8		(3.4)
Gain on investments	1.3	—		1.3
Equity interests income (loss)	(3.0)	—		(3.0)

Loss from continuing operations before income taxes	(177.0)	109.1		(67.9)
Income tax provision	(28.4)	11.0		(17.4)

Net income (loss) from continuing operations	(205.4)	120.1		(85.3)
Less: Net loss from continuing operations attributable to noncontrolling interests	17.2	—		17.2

Net income (loss) from continuing operations attributable to controlling interest	$(188.2)	$120.1		$(68.1)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(0.84)		3(l)	$(0.29)

Diluted net income (loss) from continuing operations per common share	$(0.84)		3(l)	$(0.29)

Weighted average number of common shares outstanding:
Basic	224.1		3(l)	234.1
Diluted	224.1		3(l)	234.1

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NEW LIONSGATE

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions and other significant corporate and financing transactions of Lionsgate related thereto, to the extent not reflected in Lionsgate’s historical financial information, as if they had occurred on September 30, 2024. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 2024 and fiscal year ended March 31, 2024 gives effect to the Transactions and other significant corporate and financing transactions of Lionsgate related thereto, as well as the acquisition of eOne, as if they had occurred on April 1, 2023. The unaudited pro forma condensed consolidated statement of operations for the fiscal years ended March 31, 2023 and 2022 reflect only the retroactive presentation required under the discontinued operations accounting guidance and therefore do not reflect any other transaction adjustments. Accordingly, intercompany transactions between the LG Studios Business and the Starz Business remain eliminated in the pro forma condensed consolidated statements of operations for the fiscal years ended March 31, 2023 and 2022.

Lionsgate in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 reflects the historical balance sheet of Lionsgate, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne.

Lionsgate’s fiscal year ends on March 31 and eOne’s fiscal year ends on the last Sunday in December. The pro forma condensed consolidated financial information is presented on the basis of Lionsgate’s fiscal year and combines the historical results of the fiscal periods of Lionsgate and eOne.

The information in the “Discontinued Operations” column in the unaudited pro forma condensed consolidated statements of operations was derived from Lionsgate’s consolidated financial statements and related accounting records for the six months ended September 30, 2024 and fiscal years ended March 31, 2024, 2023, and 2022 and reflects the operating results of the Starz Business under the accounting rules for discontinued operations. Discontinued Operations does not include any allocation of general corporate overhead expense of Lionsgate to the Starz Business, which results in all of Lionsgate’s corporate general and administrative expenses, net of reductions for the transition services agreement (see Note 3(j)), reflected in New Lionsgate’s unaudited pro forma condensed consolidated statements of operations, which is consistent with those functions remaining with the LG Studios Business.

The information in the “eOne” column in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2024 was derived from eOne’s unaudited condensed combined statement of operations data for the nine months ended December 27, 2023 and eOne’s accounting records. As the eOne acquisition occurred on December 27, 2023, the historical statement of operations of Lionsgate for the fiscal year ended March 31, 2024 includes revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024, which amounted to $113.8 million and $4.9 million, respectively.

Pro forma New Lionsgate results of operations presented in these unaudited pro forma financial statements differ from the audited combined results of operations of the LG Studios Business as presented elsewhere in this joint proxy statement/prospectus primarily due to the impact of Transactions and other related adjustments for the six months ended September 30, 2024 and fiscal year ended March 31, 2024, the elimination of intercompany licensing revenues and related direct operating expense for the fiscal years ended March 31, 2023 and 2022 and the allocation of Lionsgate’s historical corporate general and administrative expenses to the Starz Business.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed consolidated financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed consolidated financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed consolidated financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the completion of the Transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the current time.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the company following completion of the Transactions.

2. Discontinued Operations

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024, and the unaudited pro forma condensed consolidated statements of operations for the six months ended September 30, 2024 and fiscal years ended March 31, 2024, 2023, and 2022 includes the following adjustments:

(A) Reflects the balance sheet deconsolidation adjustments for the discontinued operations of the Starz Business, including the associated assets, liabilities, and equity, that are directly related to the Transactions, and debt that is expected to be assumed by the Starz Business following the completion of the Transactions.

(B) Reflects the statement of operations adjustments for the discontinued operations of the Starz Business that are directly related to the Transactions. The following is a description of selected financial information from the “Discontinued Operations” column:

•

No portion of Lionsgate’s historical corporate general and administrative expenses were allocated to discontinued operations because U.S. GAAP precludes the elimination of these amounts from continuing operations.

•

Expenses incurred directly attributable to the Transactions, including legal, accounting and tax advisory services, are reflected as discontinued operations, including $5.0 million, $5.8 million, $10.2 million, and $0.6 million, for the six months ended September 30, 2024, and fiscal years ended March 31, 2024, 2023, and 2022, respectively. New Lionsgate expects to incur additional expenses directly attributable to the Transactions of $16.7 million, including but not limited to investment advisory fees, which are reflected as a reduction of pro forma cash (see Note 3(b)) on the unaudited pro forma condensed consolidated balance sheet and which have not been reflected in the unaudited pro forma condensed consolidated statement of operations as such costs will be reported within discontinued operations as incurred.

•

Discontinued operations includes only interest expense related to debt positions that are directly related to the Starz Business or are expected to remain with the Starz Business following the completion of the Transactions, specifically the Existing Notes which are issued by a Starz entity, and to the extent not exchanged for new 5.5% senior notes which will become obligations of New

Lionsgate or otherwise refinanced as part of the new capital structure for both the LG Studios Business and the Starz Business, will remain with the Starz Business, along with any other film related and other obligations directly related to the Starz Business. No other interest expense was allocated to discontinued operations.

•	Income Taxes attributable to discontinued operations were calculated by applying tax allocation methods in accordance with U.S. GAAP.

The discontinued operations of the Starz Business presented in these pro forma financial statements differs from the information presented for the Media Networks segment in Lionsgate’s historical consolidated financial statements primarily due to the Media Networks’ segment profit including only revenue less direct operating, distribution and marketing and general and administrative expenses. The discontinued operations of the Starz Business, when applicable, includes restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy and certain charges related to the COVID-19 global pandemic which are excluded from the Media Networks’ segment profit. The discontinued operations of the Starz Business also includes the impact of certain eliminations associated with the intercompany licensing arrangement for the license of content from Lionsgate to the Starz Business.

3. Transaction Accounting Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 are as follows:

(a)

Reflects the recognition of accounts receivable representing amounts due from the Starz Business to the LG Studios Business and deferred revenue from the Starz Business as of September 30, 2024 that were previously eliminated in consolidation but are expected to remain outstanding following the completion of the Transactions.

(b)

Reflects the expected change in cash as a result of the expected refinancing of Lionsgate’s existing Revolving Credit Facility, Term Loan A and Term Loan B (which is based on the outstanding balance of $985.9 million as of September 30, 2024). Also reflects the payment of transaction costs, including non-recurring additional estimated transaction costs expected to be incurred by Lionsgate of $16.7 million (see note 2(B)), and payment of transaction costs previously incurred and recorded within accounts payable and accrued liabilities of $0.4 million and $3.6 million, respectively, as of September 30, 2024.

Lionsgate expects to either transfer cash to the Starz Business or receive cash from the Starz Business prior to or at the time of the Transactions to establish a cash balance and net debt amount at the Starz Business of approximately $25.0 million and approximately $625.0 million (prior to debt issuance costs), respectively, following the completion of the Transactions. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 includes an estimated cash transfer from the Starz Business based on the actual cash held by the Starz Business, as of September 30, 2024, and assuming cash proceeds resulting from to the incurrence of new debt by Starz.

The following reflects the significant components of the pro forma adjustment to cash related to the Transactions:

(in millions)	As of September 30, 2024
Net cash received from incurrence of debt (see 3(c))	$592.5
Repayment of existing debt (see Note 3(c))	(985.9)
Transaction costs	(20.7)
Cash transfer from Starz	308.1

Total pro forma adjustment to cash	$(106.0)

The following reflects the calculation to determine the estimated cash transfer from Starz included above:

(in millions)	As of September 30, 2024
Beginning Starz cash balance	$18.8
Add: Net cash received by Starz for new debt	314.3
Pro forma cash before transfer	333.1
Less: Cash expected to be retained by Starz	(25.0)

Cash transfer (to)/from Starz	$308.1

(c)	The following table summarizes debt refinancing activity as of September 30, 2024:

(in millions)	As of September 30, 2024
Cash repayment of debt	$(985.9)
Write-off unamortized debt issuance costs	5.8

Net debt reduction before new debt	(980.1)
Incurrence of debt	609.0
Issuance costs	(16.5)

New incurrence of debt, net of issuance costs	592.5

Total pro forma adjustment to debt	$(387.6)

Pro forma adjustment to Short term debt	$(362.6)

Pro forma adjustment to Long term debt	$(25.0)

Lionsgate expects to pay off the remaining outstanding balances of its existing corporate debt consisting of its Revolving Credit Facility and Term Loan A prior to or at the time of the Transactions. During the six months ended September 30, 2024, in anticipation of the Transactions, Lionsgate executed IP credit facilities of $795 million in aggregate (prior to debt issuance costs), which debt is included in the historical balance sheet as of September 30, 2024, and expected to remain outstanding following the completion of the Transactions. In anticipation of the Transactions, in November 2024 and December 2024, Lionsgate further increased the principal amount of its IP credit facilities by $395 million and used a portion of the net proceeds to repay in full the remaining $250.0 million principal amount of Term Loan B outstanding as of September 30, 2024.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 reflects the pay-off of $985.9 million of corporate debt, which is equal to the outstanding amount of the Revolving Credit Facility, remaining Term Loan A and remaining Term Loan B as of September 30, 2024 and excludes (i) $389.9 million of the Exchange Notes which will remain with New Lionsgate; (ii) $795 million of IP credit facilities which will remain with New Lionsgate, and (iii) $325.1 million of Existing Notes which were not exchanged into New 5.5% senior notes and will remain with the Starz Business and are therefore reflected within discontinued operations. The total pro forma adjustment to debt includes a write-off of unamortized debt issuance costs as of $5.8 million, which is also reflected as a reduction to accumulated deficit within equity on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2024.

New Lionsgate expects to incur new debt currently expected to be $609.0 million, or $214.0 million excluding the impact of the November 2024 and December 2024 increases in IP credit facilities, comprised of a partially drawn revolving credit facility and other asset backed facilities.

In addition to the above, Starz expects to incur $322.0 million in new debt ($314.3 million net of debt issuance costs), with a portion of the cash proceeds transferred to New Lionsgate as part of the capital allocation described above (see Note 3(b)).

The new debt presented in the unaudited pro forma condensed consolidated balance sheet is assumed to be long-term debt. The new borrowings reflected above are net of an estimate of debt issuance costs of approximately $16.5 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds. The amounts to be refinanced prior to or at the time of the completion of the Transactions will differ from the amounts outstanding as of September 30, 2024 and depending on the market conditions, cash levels at New Lionsgate, and cash and net debt levels at Starz at the time of the completion of the Transactions, New Lionsgate could borrow more than or less than the amounts outstanding under Lionsgate’s existing debt arrangements. See Note 3(h) on interest expense for a sensitivity analysis when different borrowing amounts and interest rates are assumed. If a portion of the debt paid off is deemed to be a modification of terms rather than an extinguishment of debt as assumed herein, then that portion of unamortized debt issuance costs related to the early repayment would be amortized over the life of the new debt issuances, and the portion related to the upfront financing fees and costs would be expensed as a loss on extinguishment of debt.

A final determination regarding New Lionsgate’s debt and capital structure has not yet been made. Lionsgate successfully executed new IP facilities during the six months ended September 30, 2024, and increased capacity of the facilities in November 2024 and December 2024. However, Lionsgate’s ability to obtain additional financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and any short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates has caused disruption in the capital markets, which could make financing more difficult and/or more expensive.

(d)

Reflects the impact to Lionsgate’s shareholders’ equity as a result of the recognition of accounts receivables due from the Starz Business and deferred revenue from the Starz Business described in Note 3(a), transaction costs described in Note 3(b) and the cash transfer from the Starz Business described in Note 3(b):

(in millions)	As of September 30, 2024
Recognition of accounts receivable - due from the Starz Business	$158.5
Recognition of deferred revenue - from the Starz Business	(18.9)
Transaction costs (see Note 3(b))	(16.7)
Cash transfer from Starz (see Note 3(b))	308.1

Total pro forma adjustment to equity	$431.0

(e)

Reflects the impact to Lionsgate’s shareholders’ equity as a result of the recapitalization of existing LGEC Class A shares and existing LGEC Class B shares into New Lionsgate new common shares, and issuance of New Lionsgate new common shares pursuant to the LG Studios Flip, which results in the elimination of Lionsgate’s historical noncontrolling interest in LG Studios.

(in millions)	As of September 30, 2024
Recapitalization of LGEC common shares for New Lionsgate new common shares	$2,384.3
Elimination of noncontrolling interest in LG Studios	(117.4)

Total pro forma adjustments to New Lionsgate new common shares	$2,266.9

The table below details the pro forma number of New Lionsgate new common shares to be issued to effectuate a collapse of LGEC’s existing two classes of shares into a single class based upon an exchange ratio of 1.12 New Lionsgate new common shares for each LGEC Class A share and 1 New Lionsgate new common share for each LGEC Class B share. The number of shares to be issued to existing LG Studios public shareholders to effectuate the LG Studios Flip is to ensure such shareholders maintain the same pro rata ownership of the post-Transactions entity in aggregate. Based on the LG Studios common shares outstanding as of September 30, 2024, existing LG Studios public shareholders other than Lionsgate owned 12.2%, which results in an assumed LG Studios Reorganization Ratio of approximately 99%, which ratio is subject to change pending a final determination of the number of New Lionsgate shares issued.

(shares in millions)	As of September 30, 2024
LGEC Class A shares outstanding	83.6
Distribution ratio	112%

New Lionsgate new common shares issued to holders of LGEC Class A shares	93.6

LGEC Class B shares outstanding	156.4
Distribution ratio	100%

New Lionsgate new common shares issued to holders of LGEC Class B shares	156.4

LG Studios common shares outstanding- held by public shareholders	35.2

Preliminary estimated distribution ratio	99%

New Lionsgate new common shares issued to public shareholders of LG Studios common shares	34.8

Total New Lionsgate new common shares	284.8

The pro forma adjustments included in the unaudited pro forma condensed consolidated statements of operations:

(f)

Reflects the adjustment to net loss attributable to noncontrolling interests as a result of the LG Studios Flip, which noncontrolling interest was initially recorded as a result of the Business Combination.

(g)

The Starz Business licenses motion pictures and television programming (including Starz original productions) from Lionsgate’s Motion Picture and Television Production segments which will continue after the completion of the Transactions. Had the Transactions occurred as of April 1, 2023, for the six months ended September 30, 2024 and for the year ended March 31, 2024, the intercompany licensing revenues and related direct operating expense would not have been eliminated. This adjustment is to record the revenues, and direct operating expenses that were historically eliminated in consolidation to reflect these intercompany licensing arrangements as third-party transactions. Revenue and direct operating expenses eliminated in fiscal 2023 were $775.5 million and $710.8 million, respectively. Revenue and direct operating expenses eliminated in fiscal 2022 were $648.2 million and $616.8 million, respectively.

(h)

Reflects the elimination of the actual coupon interest expense and amortization of debt issuance costs incurred in the period related to Lionsgate’s existing Revolving Credit Facility, Term Loan A and Term Loan B repaid prior to or at the time of the completion of the separation, and the recognition of estimated interest associated with the new IP credit facilities executed as of the date of this joint proxy statement/prospectus, and the assumed new borrowings.

The pro forma adjustment reflects the reversal of interest expense on the debt repaid or expected to be repaid, excluding interest rate swap payments and receipts, and excluding the amortization of unrealized losses and gains in accumulated other comprehensive income (loss) related to certain interest rate swaps which are currently expected to remain at New Lionsgate following the completion of the Transactions. These interest rate swaps require payment of a fixed rate and provide for receipt of a variable rate based on a SOFR benchmark rate, with a notional amount of $1,700.0 million as of September 30, 2024 (the “Swaps”) which expire in March 2025.

In addition, the pro forma adjustment reflects the estimated interest expense on the New Lionsgate new borrowings discussed above in Note 3(c), including the new IP facilities executed during the six months ended September 30, 2024, as if such borrowings were outstanding since April 1, 2023. The pro forma adjustment reflects interest expense based on the application of the new estimated effective rate to the pro forma outstanding balance of the revolving credit facility as of September 30, 2024. As discussed in Note 3(c), the amounts to be refinanced prior to or at the time of the completion of the Transactions are expected to differ from the amounts outstanding as of September 30, 2024. Depending on the market conditions and cash on hand at New Lionsgate at the time of the completion of the Transactions, New Lionsgate could borrow more than or less than the amounts outstanding under the existing debt arrangements. See sensitivity analysis below.

The interest expense on the new debt is based on a weighted average credit spread of 2.25% above the applicable SOFR rate and reflects the amortization of estimated debt issuance costs. Interest expense was calculated assuming constant debt levels throughout the periods and assuming borrowings under the new revolving line of credit consistent with the pro forma outstanding balance as of September 30, 2024 of approximately $64.0 million. Interest expense may be higher or lower depending on the actual interest rate on the new borrowings and the actual borrowing amounts.

(in millions)	Six Months Ended September 30, 2024	Year Ended March 31, 2024
Interest expense on new debt(1)	$43.1	$99.9
Amortization of issuance costs	2.0	4.4
Reversal of amortization of issuance costs on debt expected to be repaid (Note 3(c))	(1.5)	(3.5)
Reversal of interest expense on debt repaid or expected to be repaid (Note 3(c))	(67.3)	(133.5)

Total pro forma adjustment to interest expense	$(23.7)	$(32.7)

(1)

Adjustment does not include an estimated incremental benefit on the Swaps due to the assumed increase in SOFR rates, as such amounts are not estimated to be material for the six months ended September 30, 2024 and fiscal year ended March 31, 2024, respectively.

The following table reflects the estimated impact to the interest expense pro forma adjustment, on an annualized basis, as of result of interest rate changes of plus or minus 12.5 basis points, assuming the interest rate increase or decrease is attributable to an increase or decrease in the credit spread and/or issuance costs. The table below also reflects the impact of an increase or decrease in borrowing amounts of $100 million. The Swaps expire in March of 2025, and accordingly based on today’s interest rate market and depending on market conditions at the time of expiration, total interest expense could increase significantly in the future.

	Interest Rate
	-12.5 basis points	Base case	+12.5 basis points
Borrowings	(in millions)
- $100 million	$(8.6)	$(7.0)	$(5.3)
Base case	(1.8)	—	1.7
+ $100 million	5.4	7.3	9.2

(i)

Reflects the elimination of the actual loss on debt extinguishments of $1.5 million for early repayment of debt during the six months ended September 30, 2024, which is assumed to be refinanced in these unaudited pro forma condensed consolidated statement of operations. Also reflects the recognition of non-recurring loss on extinguishment of debt of $16.3 million for the write-off of unamortized debt issuance costs as of the beginning of the fiscal year ended March 31, 2024, as this debt is assumed to be refinanced as discussed above in Note 3(c).

(j)

Reflects a reduction to general and administrative expense related to the estimated impact of the transition services agreement expected to be entered into in connection with the Transactions. We currently estimate fees will be received from the Starz Business for the first 12 months of the transition service arrangement which may decrease following the first year of the completion of the Transactions, as we transition to two stand-alone public companies. As such, the adjustment is only reflected for the fiscal year ended March 31, 2024. The transition services agreement is being drafted and will be completed prior to the completion of the Transactions. The estimate of these adjustments is subject to change based on the finalization of terms.

The pro forma unaudited condensed consolidated statement of operations does not include a potential adjustment related to equity awards held by employees of Lionsgate that are expected to be exchanged for equity awards in either New Lionsgate or Starz. Finalization of the employee matters agreement, which will describe the method and formula used for the exchange is not yet complete, but will be completed prior to the Transaction. It is expected that the method and formula used will be designed to provide new equity awards with a fair value that is equivalent to the fair value of the Lionsgate equity awards immediately prior to the Transactions. The exchange is expected to be accounted for as a modification pursuant to U.S. GAAP and may result in an immediate charge to share-based compensation expense and an increase to share-based compensation expense over the remaining vesting period to the extent the fair value of the new equity awards exceed the fair value of the Lionsgate equity awards exchanged. New Lionsgate is unable to estimate these potential increases to share-based compensation expense; however, as the intention is to exchange awards of equivalent values, management does not expect the impact to be significant.

(k)

The income tax impact of the pro forma adjustments is zero due to the net operating loss carryforward position and the full valuation allowance against net deferred tax assets. New Lionsgate’s income taxes following the completion of the Transactions will be impacted by many factors, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the completion of the Transactions, and may be materially different from the pro forma results.

(l)

Represents earnings per share after giving effect to the pro forma adjustments, including the Transactions and application of an assumed pro-rata distribution ratio for each class of existing shares (see Note 3(e)). As there were net losses for the six months ended September 30, 2024 and each of the three fiscal years in the period ended March 31, 2024, the number of basic and diluted shares outstanding is the same for each period presented, as all common shares issuable were determined to be antidilutive.

Pro forma weighted average number of basic and diluted shares outstanding after giving effect to the Transactions for the six months ended September 30, 2024 and fiscal years ended March 31, 2024, 2023, and 2022, was calculated by applying the applicable distribution ratio to each class of historical weighted average shares outstanding (“WASO”) for Lionsgate for the six months ended September 30, 2024 and fiscal years ended March 31, 2024, 2023, and 2022. In addition, the pro forma WASO for the six months ended September 30, 2024 includes an adjustment, using the same calculation methodology, to reflect the New Lionsgate common shares that are issuable as part of the LG Studios Flip, to noncontrolling interest holders of the Studio Business (LG Studios public shareholders), which public shareholders did not exist during the fiscal years ended March 31, 2024, 2023, and 2022.

(shares in millions)	Six months ended September 30, 2024	Year ended March 31, 2024	Year ended March 31, 2024	Year ended March 31, 2022
Historical WASO LGEC Class A shares	83.6	83.5	83.4	83.2
Distribution ratio	112%	112%	112%	112%

Pro forma WASO New Lionsgate new common shares issued to holders of LGEC Class A shares	93.6	93.6	93.4	93.2

Historical WASO LGEC Class B shares	153.9	150.1	144.5	140.9
Distribution ratio	100%	100%	100%	100%

Pro forma WASO New Lionsgate new common shares issued to holders of LGEC Class B shares	153.9	150.1	144.5	140.9

Historical WASO Lionsgate Studios common shares held by public shareholders	27.2	—	—	—
Distribution ratio	99%	n/a	n/a	n/a

Pro forma WASO New Lionsgate new common shares issued to pubic shareholders of LG Studios common shares	26.8	—	—	—

Total pro forma WASO New Lionsgate shares	274.3	243.7	237.9	234.1

4. Acquisition of eOne

Historical Lionsgate in the unaudited proforma condensed consolidated balance sheet as of September 30, 2024 reflects the historical balance sheet of Lionsgate, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne. Similarly, as the eOne acquisition occurred on December 27, 2023, Historical Lionsgate in the unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 2024 includes the results related to eOne.

Historical Lionsgate in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2024 combines the historical statements of operations of Lionsgate and eOne for such periods as described in Note 1, on a pro forma basis as if the acquisition of eOne and other transactions had been consummated on April 1, 2023, the beginning of the earliest period presented. As the eOne acquisition occurred on December 27, 2023, the historical statement of operations of Lionsgate for the fiscal year ended March 31, 2024 includes revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024.

The pro forma purchase price adjustments (PPA) included in the unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 2024:

Reflects the impacts of eOne purchase price adjustments, including the following:

•

Estimated decrease of $48.2 million in amortization expense for the fiscal year ended March 31, 2024, resulting from the preliminary allocation of purchase consideration to investments in film and television programs, subject to amortization, and adjusting the content library to the preliminary fair value. See Note 2 of Lionsgate’s consolidated financial statements as of and for the six months ended September 30, 2024 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired investments in film and television programs; and

•

Estimated decrease of $7.5 million for the fiscal year ended March 31, 2024, in amortization and depreciation expense resulting from the preliminary allocation of purchase consideration to definite-lived intangible assets subject to amortization and property and equipment. See Note 2 of Lionsgate’s consolidated financial statements as of and for the six months ended September 30, 2024 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired definite-lived intangible assets subject to amortization and property and equipment.

•	No income tax adjustment is reflected for the fiscal year ended March 31, 2024 based on Lionsgate having a full valuation allowance on its net deferred tax asset.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF STARZ

The following unaudited pro forma condensed combined financial information presents the financial information of Starz Entertainment Corp. (“Starz”) adjusted to give effect to the separation of the Starz Business from Lions Gate Entertainment Corp. (“LGEC” or “Lionsgate”) in connection with the Transactions (defined below) and certain financing transactions related thereto. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial statements of Starz consists of unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2024 and the year ended March 31, 2024, and an unaudited pro forma condensed combined balance sheet as of September 30, 2024. The unaudited pro forma condensed combined financial statements of Starz have been prepared to give effect to the Transactions and should be read in conjunction with the historical combined financial statements of the Starz Business and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended September 30, 2024 and for the three fiscal years ended March 31, 2024 included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and do not purport to represent or be indicative of the actual results of operations or financial condition and should not be construed as representative of the future results of operations or financial condition of Starz.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2024. The pro forma adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2024 and the year ended March 31, 2024 give effect to the Transactions as if they had occurred on April 1, 2023.

Capitalized terms defined in these Unaudited Pro Forma Condensed Combined Financial Statements of Starz have the meanings ascribed to such terms in, and for the purposes of, this section.

Description of the Starz Transactions

Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions. Due to the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing LGEC senior management with the LG Studios Business, New Lionsgate will be considered the accounting spinnor or divesting entity and Starz will be considered the accounting spinnee or divested entity.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this joint proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following transactions:

•

The reclassification of Lionsgate’s net investment in the Starz Business into Starz common shares and the issuance of Starz common shares to holders of Lionsgate common shares in connection with the Starz Transactions.

•	The consolidation on a 15-to-1 basis of Starz common shares, such that every fifteen (15) Starz common shares will be consolidated into one (1) Starz common share (the “Reverse Stock Split”).

•	The anticipated post-Transactions Starz capital structure, including:

(i)

the transfer of the Exchange Notes (defined below) to New Lionsgate. In May 2024, a subsidiary of Starz issued $389.9 million aggregate principal amount of 5.5% senior notes due 2029 (the “Exchange Notes”) in exchange for an equivalent amount of Lionsgate’s existing 5.5% senior notes due 2029 (the “Existing Notes”). The Exchange Notes initially bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the Transactions. The Exchange Notes and Existing Notes and related interest expense are reflected in the historical combined financial statements of the Starz Business. Upon completion of the Starz Transactions, the Exchange Notes will become obligations of New Lionsgate;

(ii)	the incurrence of new debt by Starz; and

(iii)	the transfer of cash from Starz to New Lionsgate in connection with the capital structure allocation as a result of the Transactions.

•	The estimated transaction costs related to the Transactions.

•

Autonomous entity adjustments to reflect the impact, if any, of various agreements entered into in connection with the Transactions inclusive of a transition services agreement, a tax matters agreement, employee matters agreement, and other commercial arrangements between New Lionsgate and Starz; and

•	The related income tax effects of the pro forma adjustments.

A final determination regarding Starz’s debt and capital structure has not yet been made, and the tax matters agreement, transition services agreement, and other agreements have not been finalized. The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information currently available. However, such adjustments are subject to change as we finalize the terms of these agreements. Additionally, as the transfer of the Exchange Notes to New Lionsgate will be required in connection with the Transactions and the issuance of new debt is considered a probable transaction, both the transfer of the Exchange Notes and issuance of new debt are considered transaction accounting adjustments in these unaudited pro forma condensed combined financial statements. The amounts to be refinanced prior to or at the time of completion of the Transactions are expected to differ from the amounts estimated in these unaudited pro forma condensed combined financial statements. Depending on the market conditions and cash on hand at Starz at the time of completion of the Transactions, Starz could borrow more than or less than the amounts outstanding under the existing debt arrangements. Starz’s ability to obtain financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates has caused disruption in the capital markets, which could make financing more difficult and/or expensive. See additional discussion, including interest rate and debt issuance sensitivity in Note 3(b) and Note 3(d) below.

Lionsgate did not account for the Starz Business, and it was not operated as, an independent, publicly traded company for the periods presented. The unaudited pro forma condensed combined financial statements of Starz have been prepared to include transaction accounting adjustments to adjust for the components of the transactions discussed above. The autonomous entity adjustments are intended to reflect the impact of probable and executed contractual agreements intended for Starz to operate as a standalone entity, including the transition service agreements, employee matters agreements and other arrangements. However, Starz currently estimates that the effects of these adjustments will not materially differ from the historical amounts previously allocated from Lionsgate to the Starz Business as presented in the historical combined financial statements. Refer to Note 2 for further discussion.

However, Starz expects to incur incremental costs as a separate public company, which may be material to Starz’s financial results. The incremental costs, which are additional to the net costs expected to be incurred under the transition services agreement and other expected contractual arrangements to be executed upon completion of the Transactions, primarily include additional compensation expense from potential headcount increases, higher audit and tax fees, and other costs related to information technology, investor relations, finance and general and administrative functions. In some areas, particularly related to allocations of Lionsgate’s corporate executive functions, Starz expects to achieve potential savings. As these incremental costs and potential savings are based on certain discretionary management actions for which contractual agreements are not yet known or may occur following the completion of the Transactions, they are not considered as autonomous entity adjustments.

Management has elected not to present Management’s Adjustments related to these incremental costs and potential savings in the unaudited pro forma condensed combined financial information.

The pro forma net loss from continuing operations of $28.3 million and $821.2 million for the six months ended September 30, 2024 and the year ended March 31, 2024, respectively, in the unaudited pro forma condensed combined statement of operations includes expenses of $2.5 million and $2.9 million for the six months ended September 30, 2024 and the year ended March 31, 2024, respectively, of certain transaction costs resulting from the completion of the Transactions. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 includes actual expenses incurred during this period and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024 include actual expenses incurred during the period plus estimated additional costs the Starz Business expects to incur between September 30, 2024 and completion of the Transactions. These costs primarily relate to legal, audit and advisory fees. Actual transaction costs incurred may differ from these estimates.

The unaudited pro forma condensed combined financial statements are presented based on information currently available, are intended for informational purposes only, are not intended to represent what Starz’s financial position and results of operations actually would have been had the Transactions occurred on the dates indicated, or to project Starz’s financial performance for any future period. The historical combined financial statements of the Starz Business have been derived from Lionsgate’s historical accounting records and reflect certain allocation of expenses. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable. The historical combined financial statements of the Starz Business do not necessarily represent Starz’s financial position or results of operations had it been operated as a standalone company during the periods or at the dates presented.

STARZ ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

(in millions)

	Historical	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS
Cash and cash equivalents	$18.8	$6.2	3(a)	$25.0
Accounts receivable, net	74.2	—		74.2
Due from Lionsgate Studios	80.4	(80.4)	3(c)	—
Other current assets	18.3	—		18.3

Total current assets	191.7	(74.2)		117.5
Programming content, net	1,113.9	—		1,113.9
Property and equipment, net	50.7	—		50.7
Intangible assets	893.3	—		893.3
Other assets	43.0	—		43.0

Total assets	$2,292.6	$(74.2)		$2,218.4

LIABILITIES
Accounts payable	$87.3	$—		$87.3
Content related payables	118.2	—		118.2
Other accrued liabilities	51.1	—		51.1
Residuals	29.3	—		29.3
Film related obligations	67.9	—		67.9
Due to Lionsgate Studios	179.9	—		179.9
Deferred revenue	29.5	—		29.5

Total current liabilities	563.2	—		563.2
Debt	698.2	(66.5)	3(b)	631.7
Other liabilities	84.4	—		84.4
Deferred tax liabilities	10.9	—		10.9

Total liabilities	1,356.7	(66.5)		1,290.2

EQUITY
Parent net investment	916.7	(916.7)	3(c)	—
Common stock (no par value, unlimited authorized, and 16.7 million shares issued and outstanding)	—	909.0	3(c)	909.0
Accumulated other comprehensive income	19.2	—		19.2

Total equity	935.9	(7.7)		928.2

Total liabilities and equity	$2,292.6	$(74.2)		$2,218.4

STARZ ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024

(in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments	Notes	Pro Forma
Revenues	$694.5	$—		$694.5
Expenses:
Direct operating	362.0	—		362.0
Distribution and marketing	205.4	—		205.4
General and administration	52.9	—		52.9
Depreciation and amortization	82.8	—		82.8
Restructuring and other	(1.7)	—		(1.7)

Total expenses	701.4	—		701.4

Operating loss	(6.9)	—		(6.9)
Interest expense	(23.1)	(1.1)	3(d)	(24.2)
Interest and other income	1.9	—		1.9
Other expense	(3.7)	—		(3.7)
Gain (loss) on extinguishment of debt	(4.9)	2.6	3(e)	(2.3)

(Loss) income from continuing operations before income taxes	(36.7)	1.5		(35.2)
Income tax provision	7.2	(0.3)	3(g)	6.9

Net (loss) income from continuing operations	$(29.5)	$1.2		$(28.3)

Per share information from continuing operations attributable to Starz shareholders:
Basic net loss per common share				$(1.70)	3(h)

Diluted net loss per common share				$(1.70)	3(i)

Weighted average number of common shares outstanding:
Basic				16.7	3(h)
Diluted				16.7	3(i)

STARZ ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2024

(in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments	Notes	Pro Forma
Revenues	$1,392.4	$—		$1,392.4
Expenses:
Direct operating	692.6	—		692.6
Distribution and marketing	423.6	—		423.6
General and administration	129.2	—		129.2
Depreciation and amortization	161.8	—		161.8
Restructuring and other	224.8	8.4	3(f)	233.2
Goodwill and intangible asset impairment	663.9	—		663.9

Total expenses	2,295.9	8.4		2,304.3

Operating loss	(903.5)	(8.4)		(911.9)
Interest expense	(47.2)	(1.9)	3(d)	(49.1)
Interest and other income	3.5	—		3.5
Other expense	(7.5)	—		(7.5)
Gain (loss) on extinguishment of debt	21.2	(11.5)	3(e)	9.7

Loss from continuing operations before income taxes	(933.5)	(21.8)		(955.3)
Income tax provision	128.9	5.2	3(g)	134.1

Net loss from continuing operations	$(804.6)	$(16.6)		$(821.2)

Per share information from continuing operations attributable to Starz shareholders:
Basic net loss per common share				$(49.26)	3(h)

Diluted net loss per common share				$(49.26)	3(i)

Weighted average number of common shares outstanding:
Basic				16.7	3(h)
Diluted				16.7	3(i)

STARZ ENTERTAINMENT CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2024. The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 and fiscal year ended March 31, 2024 gives effect to the Transactions as if they had occurred on April 1, 2023.

Pro forma Starz represented in these pro forma financial statements differs from the historical combined balance sheet and results of operations of the Starz Business presented in the carve out financial statements included elsewhere in this joint proxy statement/prospectus primarily due to the impact of Transaction adjustments as of and for the six months ended September 30, 2024, and for the fiscal year ended March 31, 2024.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the completion of the Transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the current time.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of Starz following the Transactions.

2. Autonomous Entity Adjustments:

Autonomous Entity Adjustments to unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 does not reflect amounts for autonomous entity adjustments as management does not anticipate that the net asset impact derived from the plan of arrangement, transition services agreement, a tax matters agreement, employee matters agreement, and other commercial arrangements between New Lionsgate and Starz will be materially different than the historical impact for the net assets that has been allocated by Lionsgate to the Starz Business in its historical unaudited combined balance sheet as of September 30, 2024.

Autonomous Entity Adjustments to unaudited pro forma condensed combined statements of operations

Based on the expected terms of the transition services agreements, Starz is anticipating to incur costs which it believes is materially consistent with the historical costs for the same services that have been allocated by Lionsgate to the Starz Business. The cost is expected to be less than the full amount of corporate allocated costs of $6.8 million for the six months ended September 30, 2024 and $31.3 million for the fiscal year ended March 31, 2024. However, the transition service agreement does not reflect certain other activities that Starz anticipates will be necessary to operate as a standalone company, including additional compensation expense from potential headcount increases, insurance, higher audit and tax fees, and other costs related to IT, investor relations, finance and general and administrative functions.

Further, Starz expects to incur additional costs to operate as a public company that are not based on contractual agreements that will be executed as part of the Transactions. Accordingly, as described in the introductory paragraph, these expected costs are not considered autonomous entity adjustments, and Starz has elected not to present such costs as Managements adjustments.

3. Transaction Accounting Adjustments:

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

(a)

Reflects the expected change in cash as a result of the incurrence of new debt by Starz and Lionsgate’s allocation of cash between the Starz Business and LG Studios at the time of the completion of the Transactions (see also Note 3(b)).

Starz expects to either transfer cash to New Lionsgate or receive cash from New Lionsgate prior to or at the time of the completion of the Transactions to establish a cash balance and net debt amount at Starz of approximately $25.0 million and $625.0 million (prior to debt issuance costs), respectively, at the close of the Transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 includes an estimated cash transfer from Starz based on the actual cash held by the Starz Business as of September 30, 2024 and assuming cash proceeds resulting from to the incurrence of new debt by Starz referenced above.

The following represents adjustments to reflect an expected cash amount of $25.0 million to be held by Starz as of the completion of the Transactions:

(in millions)	As of September 30, 2024
Net cash received from incurrence of debt (see Note 3(b))	$314.3
Cash transfer to New Lionsgate (see Note 3(c))	(308.1)

Total pro forma adjustment to cash	$6.2

(b)	The following table summarizes debt refinancing activity as of September 30, 2024:

(in millions)	As of September 30, 2024
Transfer of Exchange Notes to New Lionsgate	$(389.9)
Unamortized debt issuance costs of Exchange Notes	9.1

Net debt reduction for transfer of Exchange Notes	(380.8)
Incurrence of debt, net of issuance costs	314.3

Total pro forma adjustment to debt	$(66.5)

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 reflects the transfer of $389.9 million of Exchange Notes that will become obligations of New Lionsgate at the completion of the Transactions. The total pro forma adjustment to debt includes the derecognition of unamortized debt issuance costs of $9.1 million, the total adjustment of which is reflected as an adjustment to equity (see note 3(c)).

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 reflects the expected new borrowings to be incurred by Starz of $322.0 million, which is assumed to be long-term debt. Starz anticipates entering into a revolving credit facility in the aggregate committed amount of $100.0 million, a portion of which is expected to be drawn upon the completion of the Transactions, and is included in the total expected new borrowings. The new borrowings reflected above are net of an estimate of debt issuance costs of approximately $7.7 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds. Starz expects to retain $325.1 million aggregate principal amount of Existing Notes.

The amounts to be refinanced prior to or at the time of the completion of the Transactions will differ from the amounts outstanding as of September 30, 2024 and depending on the market conditions and cash and net debt levels at Starz at the time of the completion of the Transactions, Starz could borrow more than or less than the amounts presented in the unaudited pro forma condensed combined balance sheet. See Note 3(d) on interest expense for a sensitivity analysis when different borrowing amounts and interest rates are assumed.

A final determination regarding Starz’s debt and capital structure has not yet been made. Starz’s ability to obtain financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates has caused disruption in the capital markets, which could make financing more difficult and/or expensive.

(c)

Reflects the reclassification of Lionsgate’s net investment in the Starz Business, which was recorded in parent net investment immediately prior to the completion of the Transactions. In addition, the adjustment to common stock includes other amounts expected to be settled through parent net investment at the completion of the Transactions, including the transfer of the Exchange Notes to New Lionsgate described in Note 3(b), the settlement of related party receivable, and the transfer of cash to New Lionsgate described in Note 3(a). The following summarizes the pro forma adjustment to common stock:

(in millions)	As of September 30, 2024
Parent net investment	$916.7
Transfer of Exchange Notes to New Lionsgate (See Note 3(b))	380.8
Settlement of related party receivable	(80.4)
Cash transfer to New Lionsgate (See Note 3(a))	(308.1)

Total pro forma adjustment to common stock	$909.0

In addition, reflects the issuance of 16.7 million Starz common shares, no par value, pursuant to the Transactions. These unaudited pro forma financial statements have assumed the number of outstanding Starz’s common shares based on the number of shares of LGEC common shares outstanding on September 30, 2024 and a distribution ratio of 1.12 Starz common shares for each LGEC Class A share and 1 Starz common share for each LGEC Class B share, adjusted for the Reverse Stock Split.

(in millions)	As of September 30, 2024
LGEC Class A shares outstanding	83.6
Distribution ratio	112%

Starz common shares issued to shareholders of LGEC Class A shares	93.6

LGEC Class B shares outstanding	156.4
Distribution ratio	100%

Starz common shares issued to shareholders of LGEC Class B shares	156.4

Subtotal Starz common shares before Reverse Stock Split	250.0

Reverse Stock Split	15 to 1

Starz common shares issued	16.7

Transaction Accounting Adjustment to unaudited pro forma condensed combined statement of operations

(d)

Reflects the elimination of the actual coupon interest expense and amortization of debt issuance costs incurred in the period related to the Exchange Notes that will transfer to New Lionsgate at completion of the Transactions. In addition, the pro forma adjustment reflects the estimated interest expense on the new borrowings discussed above in Note 3(b). Starz anticipates entering into a revolving credit facility in the aggregate committed amount of $100.0 million, a portion of which is expected to be drawn upon completion of the Transactions, and a term loan facility in the aggregate principal amount of $300.0 million. The revolving credit facility is expected to mature five years after the effective date of the credit facility, and the term loan facility is expected to mature five years after the effective date of the credit facility. Interest rates on borrowings are expected to be based on prevailing market interest rates for borrowers of a similar size and credit as Starz. The interest expense on new debt is based on a weighted average credit spread of approximately 2.75% above the applicable SOFR rate and reflects the amortization of estimated debt issuance costs. Interest expense was calculated assuming constant debt levels throughout the periods. Interest expense may be higher or lower if Starz’s actual interest rate or credit ratings change or if Starz prepays its debt with excess cash.

(in millions)	Six Months Ended September 30, 2024	Year Ended March 31, 2024
Interest expense on new debt	$12.0	$24.0
Amortization of issuance costs on new debt	0.7	1.3
Reversal of interest expense on old debt	(11.6)	(23.4)

Total pro forma adjustment to interest expense	$1.1	$1.9

The following table reflects the estimated impact to the interest expense pro forma adjustment, on an annualized basis, as of result of interest rate changes of plus or minus 12.5 basis points, assuming the interest rate increase or decrease is attributable to an increase or decrease in the credit spread and/or issuance costs. The table below also reflects the impact of an increase or decrease in borrowing amounts of $100 million.

	Interest Rate
	-12.5 basis points	Base case	+12.5 basis points
Borrowings	(in millions)
- $100 million	$(7.8)	$(7.5)	$(7.2)
Base case	(0.4)	—	0.4
+ $100 million	7.0	7.5	8.0

(e)

Reflects an elimination of the actual loss on debt extinguishment related to the Exchange Notes of $2.6 million for the six months ended September 30, 2024. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024 reflects an elimination of the actual gain on debt extinguishment related to the Exchange Notes of $11.5 million.

(f)

Reflects $8.4 million of non-recurring additional estimated transaction costs expected to be incurred by Starz subsequent to September 30, 2024, but assumed to be settled by New Lionsgate upon completion of the Transactions. Transaction costs of $2.5 million and $2.9 million are included in the Starz Business historical combined statement of operations for the six months ended September 30, 2024 and year ended March 31, 2024, respectively. Payment of the $8.4 million of transaction costs is assumed to be settled by New Lionsgate upon completion of the Transactions, and so the reduction in equity from the incurrence of additional charges is offset by an assumed capital contribution for the same amount, for a net zero impact to equity.

(g)

Reflects $0.3 million expense and $5.2 million benefit for the six months ended September 30, 2024 and year ended March 31, 2024, respectively, of the income tax effects of pro forma adjustments. These adjustments were determined by applying an annual effective tax rate to the pre-tax pro forma adjustments for the six months ended September 30, 2024, and applying the respective statutory tax rates to pre-tax pro forma adjustments for the year ended March 31, 2024. Starz’s income taxes following the completion of the Transactions will be impacted by many factors, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to completion of the Transactions, and may be materially different from the pro forma results.

(h)

Pro forma basic earnings (loss) per share (EPS) and pro forma basic weighted average number of shares outstanding are based on the number of LGEC basic weighted average shares outstanding for the six months ended September 30, 2024 and year ended March 31, 2024, adjusted for a distribution ratio of 1.12 Starz common shares for each LGEC Class A share and 1 Starz common share for each LGEC Class B share, adjusted for the Reverse Stock Split (see also Note 3(c)).

(i)

Pro forma diluted EPS and pro forma diluted weighted average number of shares outstanding are based on the number of basic shares of Starz’s common stock as described in Note 3(h) above. The actual dilutive effect following the completion of the Transactions will depend on various factors, including employees who may change employment between Starz and Lionsgate and the impact of equity-based compensation arrangements to be entered into in connection with the Transactions.

INFORMATION ABOUT NEW LIONSGATE AFTER THE TRANSACTIONS

All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. This section discusses New Lionsgate’s business, constituting the LG Studios Business and excluding the Starz Business, assuming the completion of all of the Transactions described in this joint proxy statement/prospectus.

Overview

New Lionsgate is one of the world’s leading standalone, pure play, publicly traded content companies. It brings together diversified motion picture and television production and distribution businesses, a world-class portfolio of valuable brands and franchises, a talent management and production powerhouse and a more than 20,000-title film and television library, all driven by New Lionsgate’s bold and entrepreneurial culture.

New Lionsgate manages and reports its operating results through two reportable business segments: Motion Picture and Television Production

Segment Information

Motion Picture: New Lionsgate’s Motion Picture segment includes revenues derived from the following:

•

Theatrical. The domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by New Lionsgate directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that New Lionsgate negotiates with its theatrical exhibitors in the U.S. generally provide that New Lionsgate receives a percentage of the box office results.

•

Home Entertainment. The sale or rental of New Lionsgate’s film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, New Lionsgate has revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, New Lionsgate shares in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. The licensing of New Lionsgate’s theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in New Lionsgate’s traditional pay television window is made to a subscription video-on-demand or other digital platform, the revenues are included here.

•

International. The (i) licensing of New Lionsgate’s productions, acquired films, New Lionsgate’s catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis, and (ii) the direct distribution of New Lionsgate’s productions, acquired films, and New Lionsgate’s catalog product and libraries of acquired titles in the United Kingdom.

•	Other. Among others, the licensing of New Lionsgate’s film and television and related content (e.g., games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production: New Lionsgate’s Television Production segment includes revenues derived from the following:

•

Television. The licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which New Lionsgate earns advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to subscription video-on-demand platforms in which the initial license of a television series is to a subscription video-on-demand platform.

•	International. The licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. The sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Among others, the licensing of New Lionsgate’s television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of New Lionsgate’s productions, and from commissions and executive producer fees earned related to talent management.

Segment Revenue

For the six months ended September 30, 2024, contributions to the combined revenues of New Lionsgate from its reporting segments included Motion Picture, 53% and Television Production 47%.

•	Within the Motion Picture segment, revenues were generated from the following:

•	Theatrical, 7.4%;

•	Home Entertainment, 36.7%;

•	Television, 26.1%;

•	International, 28.6%; and

•	Motion Picture-Other, 1.2%.

•	Within the Television Production segment, revenues were generated from the following:

•	Television, 71.9%;

•	International, 13.0%;

•	Home Entertainment, 8.3%; and

•	Television Production-Other, 6.8%.

Corporate Strategy

New Lionsgate manages a large and diversified portfolio of film and television content that it licenses to theatrical exhibitors, streaming, broadcast, pay cable and other platform partners worldwide, maintaining a disciplined, targeted and cost-effective approach to the acquisition, production, marketing and distribution of that content. This strategic focus makes it a preferred supplier to third-party buyers, including Starz. The extension of New Lionsgate’s deep portfolio of brands and franchises, creation of new intellectual properties and rigorous focus on retaining key rights to its content is designed to create incremental long-term value for shareholders through a combination of current releases and one of the most valuable film and television libraries in the world.

Motion Picture - Theatrical

Production and Acquisition

New Lionsgate takes a disciplined approach to theatrical production, with the goal of producing content that can be distributed through various domestic and international platforms. In doing so, New Lionsgate may mitigate the financial risk associated with production by, among other things:

•	Negotiating co-financing development and co-production agreements which may provide for cost-sharing with one or more third-party companies;

•

Pre-licensing international distribution rights on a selective basis, including through international output agreements (which license rights to distribute a film in one or more media generally for a limited term, and in one or more specific territories prior to completion of the film);

•

Structuring agreements that provide for talent participation in the financial success of the film in exchange for reduced guaranteed “up-front payments” that would be paid regardless of the film’s success; and

•

Utilizing governmental incentives, programs and other structures from state and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production).

•

New Lionsgate’s approach to acquiring films complements its theatrical production strategy—New Lionsgate typically seeks to limit its financial exposure while adding films with high potential for commercial box office success, critical recognition and successful monetization across a broad array of platforms.

Distribution

The economic life of a motion picture may consist of its exploitation in theaters, on packaged media and on various digital and television platforms in territories around the world. New Lionsgate generally distributes motion pictures directly to movie theaters in the U.S. whereby the exhibitor retains a portion of the gross box office receipts and the balance is remitted to the distributor. Concurrent with their release in the U.S., films are generally released in Canada and may also be released in one or more other foreign countries. New Lionsgate constructs release schedules taking into account moviegoer attendance patterns and competition from other studios’ scheduled theatrical releases. After the initial theatrical release, distributors seek to maximize revenues by releasing films in sequential release date windows, which may be exclusive against other non-theatrical distribution platforms. In certain circumstances, New Lionsgate’s distribution strategy has and may continue to change, and certain films intended for theatrical release may be licensed to other platforms.

Producing, marketing and distributing films can involve significant risks and costs, and can cause New Lionsgate’s financial results to vary depending on the timing of a film’s release. For instance, marketing costs are generally incurred before and throughout the theatrical release of a film and, to a lesser extent, other distribution windows, and are expensed as incurred. Therefore, New Lionsgate typically incurs losses with respect to a particular film prior to and during the film’s theatrical exhibition, and profitability for the film may not be realized until after its theatrical release window. Further, New Lionsgate may revise the release date of a film as the production schedule changes or in such a manner as New Lionsgate believes is likely to maximize revenues or for other business reasons. Additionally, there can be no assurance that any of the films scheduled for release will be completed and/or in accordance with the anticipated schedule or budget, or that the film will ever be released.

Theatrical Releases

For the six months ended September 30, 2024, New Lionsgate released 16 films theatrically in the U.S. across its labels (including New Lionsgate’s partnership with Roadside Attractions, of which Lionsgate owns a 43% equity interest). Such titles and their release patterns included the following:

Six Months Ended September 30, 2024 Theatrical Releases – Lionsgate*
Title	Release Date	Release Pattern
The Ministry of Ungentlemanly Warfare	April 15, 2024	Theatrical and Premium Video-on-Demand
Unsung Hero	April 26, 2024	Theatrical and Accelerated Home Entertainment
The Strangers: Chapter 1	May 17, 2024	Theatrical and Premium Video-on-Demand
Borderlands	August 9, 2024	Theatrical and Premium Video-on-Demand

Six Months Ended September 30, 2024 Theatrical Releases – Lionsgate*
Title	Release Date	Release Pattern
The Crow	August 23, 2024	Theatrical and Premium Video-on-Demand
The Killer’s Game	September 13, 2024	Theatrical and Premium Video-on-Demand
Never Let Go	September 20, 2024	Theatrical and Premium Video-on-Demand
Megalopolis	September 27, 2024	Theatrical and Premium Video-on-Demand

*	Does not include releases of 17 day-and-date and multi-platform titles for the six months ended September 30, 2024.

Six Months Ended September 30, 2024 Theatrical Releases – Roadside Attractions
Title	Release Date	Release Pattern
The Absence of Eden	April 12, 2024	Theatrical and Accelerated Home Entertainment
Boy Kills World	April 26, 2024	Theatrical and Premium Video-on-Demand
Summer Camp	May 31, 2024	Theatrical and Accelerated Home Entertainment
Firebrand	June 14, 2024	Theatrical and Accelerated Home Entertainment
Kill	July 5, 2024	Theatrical and Premium Video-on-Demand
My Penguin Friend	August 16, 2024	Theatrical and Accelerated Home Entertainment
City of Dreams	August 30, 2024	Theatrical and Accelerated Home Entertainment
Lee	September 27, 2024	Theatrical and Premium Video-on-Demand

New Lionsgate continues to evaluate release strategies of its films by releasing solely and/or earlier on streaming platforms, initially releasing on premium video-on-demand, premium electronic sell-through, or by licensing directly to streaming platforms. In doing so, New Lionsgate capitalizes on increased optionality in distribution and maintains a platform agnostic approach to distribution to take full advantage of new windowing opportunities and alternative distribution strategies (while also continuing to work closely with New Lionsgate’s theatrical exhibition partners).

Nominations and Awards

New Lionsgate and affiliated companies (including its wholly-owned subsidiaries, Artisan Pictures, Mandate Pictures and Summit Entertainment, as well as Roadside Attractions have distributed films that have earned numerous Academy Awards® , Golden Globe Awards®, Producers Guild Awards®, Screen Actors Guild Awards®, Directors Guild Awards®, BAFTA Awards and Independent Spirit Awards nominations and wins.

Motion Picture - Home Entertainment

New Lionsgate’s U.S. home entertainment distribution operation exploits its film and television content library of more than 20,000 motion picture titles and television episodes and programs, consisting of titles from, among others, Lionsgate, Lionsgate Television, New Lionsgate’s subsidiaries, affiliates and joint ventures (such as Anchor Bay Entertainment, Artisan Entertainment, eOne, Grindstone Entertainment Group, Roadside Attractions, Starz, Summit Entertainment, Trimark and Vestron), as well as titles from third parties such as A24, A&E, AMC, Entertainment Studios, EuropaCorp, Gravitas, Saban Entertainment, StudioCanal, STX Entertainment, Tyler Perry Studios, Visiona Romantica and Zeotrope. Home entertainment revenue consists of packaged media and digital revenue.

Packaged Media

New Lionsgate’s packaged media distribution involves the marketing, promotion and/or sale of DVDs/Blu-ray/4K Ultra HD discs to wholesalers and retailers in the U.S. and Canada. Fulfillment of physical distribution services are substantially licensed to Sony Pictures Home Entertainment. New Lionsgate distributes or sells content directly to retailers such as Wal-Mart and Amazon, who buy large volumes of New Lionsgate’s discs to sell directly to consumers.

Digital Media

New Lionsgate considers alternative distribution strategies for its films and releases several titles solely and/or in an accelerated post-theatrical window on various digital platforms (including multi-platform distribution). New Lionsgate directly distributes this and other content (including certain titles not distributed theatrically or on physical media) across a wide range of global distribution platforms and networks on an on-demand basis (whereby the viewer controls the timing of playback) through dozens of transactional (transactional video-on-demand and electronic-sell-through), subscription, ad-supported and free video-on-demand platforms. New Lionsgate also directly distributes content on a linear distribution basis (i.e., whereby the programmer controls the timing of playback) through various linear pay, basic cable, and free, over-the-air television platforms worldwide. Transactional video-on demand services to which New Lionsgate licenses its content include, among others, Amazon’s Prime Video, Apple TV, Comcast Xfinity, Fandango at Home, Google TV, Microsoft Movies & TV and YouTube; subscription video-on demand services to which New Lionsgate licenses its content include, among others, Amazon’s Prime Video, Hulu, Max, Netflix, Peacock and Paramount+; ad-supported video-on-demand services to which New Lionsgate licenses its content include, among others, Pluto, The Roku Channel, Samsung, Tubi TV and YouTube; and linear networks to which New Lionsgate distributes its content includes, among others, pay television networks such as EPIX, HBO, Showtime and Starz, and basic cable network groups such as AMC Networks, Disney Media & Entertainment Distribution Networks, NBCUniversal Cable Entertainment, Paramount Global Domestic Media Networks and Warner Media Entertainment Networks, as well as Bounce, Telemundo and UniMás. Additionally, New Lionsgate owns and operates a suite of 22 multi-content and single series free, ad-supported streaming linear channels (also known as FAST channels) carried by various platforms including, among others, Tubi TV, Samsung, The Roku Channel and Pluto.

Motion Picture - Television

New Lionsgate licenses its theatrical productions and acquired films to the domestic linear pay, basic cable and free television markets. For additional information regarding such distribution, see “—Motion Picture – Home Entertainment—Digital Media.”

Motion Picture - International

New Lionsgate’s international sales operations are headquartered at its offices in London, England. The primary components of New Lionsgate’s international business are, on a territory-by-territory basis through third parties or directly through its international divisions:

•	The licensing of rights in all media of its in-house feature film product and third-party acquisitions on an output basis;

•	The licensing of rights in all media of its in-house product and third-party acquisitions on a sales basis for non-output territories;

•	The licensing of third-party feature films on an agency basis; and

•	Direct distribution of theatrical and/or ancillary rights licensing.

New Lionsgate licenses rights in all media on a territory-by-territory sales basis (other than the territories where New Lionsgate self-distributes) of (i) New Lionsgate’s in-house feature film product, and (ii) films produced by third parties such as Ace Entertainment, Buzzfeed, Fifth Season, Asbury Park Pictures and Endurance Media. Films licensed and/or released by New Lionsgate internationally for the six months ended September 30, 2024 included such in-house productions as The Long Walk, Good Fortune, Highlander, Now You See Me 3, Michael, Never Let Go (f/k/a Motherland) and Borderlands, as well as films produced by third parties such as Above The Below, The Killer’s Game, Flight Risk, Anniversary, Unsung Hero, The Strangers Trilogy, Arthur The King, Dust Bunny, F Marry Kill and Freaky Tales. Third-party films for which New Lionsgate was engaged as exclusive sales agent and/or released by New Lionsgate internationally for the six months ended September 30, 2024 included Bone Yard, Rich Flu, and The Fabulous Four.

Through territory-by-territory sales arrangements, New Lionsgate generally covers a substantial portion of the production budget or acquisition cost of new theatrical releases which New Lionsgate licenses and distributes internationally. New Lionsgate also has an output arrangement in France (for all rights for all media, including home entertainment and television rights), and distributes theatrical titles in Latin America through International Distribution Company, as well as theatrical rights in Canada through Cineplex.

New Lionsgate also self-distributes motion pictures in the United Kingdom and Ireland through its subsidiary, Lions Gate International UK (“Lionsgate UK”). For the six months ended September 30, 2024, Lionsgate UK released the following theatrical titles:

Six Months Ended September 30, 2024 Lionsgate UK
Title	Release Date
Love Lies Bleeding	May 3, 2024
The Strangers: Chapter 1	May 17, 2024
Kill	July 5, 2024
Borderlands	August 9, 2024
The Critic	September 13, 2024
Never Let Go	September 27, 2024

Additionally, New Lionsgate’s office in India manages operations and growth opportunities in the South Asian/Indian sub-continent. Through its local office in Mumbai, New Lionsgate manages the following activities:

•	Appoints and works closely with local theatrical distribution partners to maximize box office for its films;

•	Partners with local production companies, as well as develops in-house, Indian local language television series and feature films for distribution across other media platforms; and

•	Explores investment opportunities throughout the South Asian and South East Asian media market.

Motion Picture - Other

Global Products and Experiences

New Lionsgate’s Global Products and Experiences division drives incremental revenue and builds consumer engagement across New Lionsgate’s entire portfolio of properties via live shows and experiences, location-based entertainment destinations, games, physical and digital merchandise, and select strategic partnerships and investments.

Within the division, New Lionsgate’s Global Live Entertainment business focuses on licensing, developing, and producing live stage shows, concerts, and live immersive experiences and events based on New Lionsgate’s theatrical and television content. New Lionsgate has announced multiple live entertainment projects, including Nashville, Wonder, and La La Land for Broadway, The Hunger Games for London, as well as a live dance show inspired by New Lionsgate’s Step-Up film franchise. Live to film concerts currently touring globally include Dirty Dancing, La La Land and Twilight.

New Lionsgate’s Interactive Entertainment business focuses on growing a slate that includes games across PC/console, mobile, virtual reality and more, both through stand-alone games based solely on New Lionsgate’s content and the integration of New Lionsgate’s properties with marquee games such as Call of Duty, Dead By Daylight Fortnight and Roblox, as well as Web3 projects, including the SANDBOX. Stand-alone game titles include Blair Witch, Power Rangers: Battle for the Grid, Power Rangers: Legacy Wars and the upcoming RetroRealms: Ash vs Evil Dead launching in October 2024. A John Wick AAA video game is currently in development.

New Lionsgate’s Location Based Entertainment business licenses and produces New Lionsgate’s Lionsgate, theatrical, and television brands for theme parks, destinations, and stand-alone attractions and experiences. Attractions based on The Hunger Games, John Wick, Now You See Me, SAW and other of our intellectual property can be found at theme parks and destinations in China, the United States, United Kingdom, and the Middle East, including the John Wick Experience opening in Las Vegas later in 2024. New Lionsgate has also partnered with Six Flags to open SAW themed haunted houses across multiple Six Flags theme parks in North America during the Halloween season.

New Lionsgate’s Consumer Products business licenses and develops products around its leading film and television properties, including John Wick, The Hunger Games, Twilight, Dirty Dancing and Saw. New Lionsgate merchandise is available in the Lionsgate Shop, New Lionsgate’s official ecommerce shop, and at many well-known retail outlets such as Hot Topic, Walmart and Target. New Lionsgate is developing new offerings across a broad range of categories with best-in-class licensees, including LEGO, American Classics, Ripple Junction, Goodie Two-Sleeves, Hot Toys, Funko, ColourPop and more.

Music

New Lionsgate manages music for New Lionsgate’s theatrical and television slates, including overseeing songs, scores and soundtracks for all of New Lionsgate’s theatrical productions, co-productions and acquisitions, as well as music staffing, scores and soundtracks for all of New Lionsgate’s television productions. Music revenues are derived from the sales and licensing of music from New Lionsgate’s films, television, and other productions, and the theatrical exhibition of New Lionsgate’s films and the broadcast and webcast of New Lionsgate’s productions.

Ancillary Revenues

Ancillary revenues are derived from the licensing of films and television content at non-theatrical venues including educational and institutional facilities, U.S. military bases, oil rigs, hospitals, hotels, prisons, and on all forms of common carrier transportation, including airlines and ships.

Television Production - Television

New Lionsgate’s television business consists of the development, production, syndication and distribution of television programming. New Lionsgate principally generates revenue from the licensing and distribution of such programming to broadcast television networks, pay and basic cable networks, digital platforms and syndicators of first-run programming, which licenses programs on a station-by-station basis and pays in cash or via barter (i.e., trade of programming for airtime). Each of these platforms may acquire a mix of original and library programming.

After initial exhibition, New Lionsgate distributes programming to subsequent buyers, both domestically and internationally, including basic cable network, premium subscription services or digital platforms (known as “off-network syndicated programming”).

Off-network syndicated programming can be sold in successive cycles of sales which may occur on an exclusive or non-exclusive basis. In addition, television programming is sold on home entertainment (packaged media and via digital delivery) and across all other applicable ancillary revenue streams including music publishing, touring and integration.

Similar to film production practices, New Lionsgate leverages tax credits, subsidies, and other incentive programs to optimize its returns and maintain financially prudent production models for television content.

New Lionsgate currently produces, syndicates and distributes more than 80 television shows on more than 40 networks.

For the six months ended September 30, 2024, scripted and unscripted programming produced, co-produced or distributed by New Lionsgate and New Lionsgate’s affiliated entities (including Starz original productions), as well as programming syndicated by New Lionsgate’s wholly-owned subsidiary, Debmar-Mercury, during this period, included the following:

Six Months Ended September 30, 2024 Scripted - Lionsgate
Title	Network
Black Mafia Family	Starz
Ghosts	CBS
Mere Mortals	Apple
Mythic Quest	Apple
Power Book III: Raising Kanan	Starz

Six Months Ended September 30, 2024 Scripted - eOne
Title	Network
A Gentleman in Moscow	Paramount+
The Recruit	Netflix
The Rookie	ABC

Six Months Ended September 30, 2024 Unscripted - Lionsgate Alternative Television*
Title	Network
Barnes Bunch	WETV
Caresha For Real	VH1
Fletcher’s Family Farm	ITV
Icons that Changed America	History
Milf Manor	TLC
My Big Fat Fab Life	TLC
Naked & Afraid	Discovery
Naked & Afraid: Last One Standing	Discovery
Power Slap: Road to the Title	Discovery
Selling Sunset	Netflix

Six Months Ended September 30, 2024 Unscripted - Lionsgate Alternative Television*
Title	Network
Springtime on the Farm	Channel 5
The Yorkshire Vet	Channel 5
The Yorkshire Vet: Great and Small	Channel 5
Trivial Pursuit	CW
Ultimate Fighter	ESPN+
Zombie House Flippers	Discovery

Six Months Ended September 30, 2024 Syndication – Debmar-Mercury
Title
Family Feud
People Puzzler
Sherri Shepherd
The Conners

*

Lionsgate Alternative Television includes programming produced by Pilgrim Media Group (of which New Lionsgate’s own a majority interest), as well as by New Lionsgate’s wholly-owned subsidiaries, eOne’s U.S. and U.K. non-scripted group, Blackfin, Renegade and Daisybeck Studios (acquired in December 2023).

Television Production - International

New Lionsgate licenses, sells and distributes original Lionsgate television series (including Lionsgate UK television programming), third party television programming and format acquisitions to international markets via packaged media and various digital platforms. For the six months ended September 30, 2024, Lionsgate UK television programming that was acquired, began production, was produced or was broadcast, included the following:

Six Months Ended September 30, 2024 Television – Lionsgate UK
Title	Network	Partner(s)
Son of A Critch 4	CBC & CW	Project 10
Borderline	ZDF & Roku	Further South Productions and ShinAwil
Queenie	Channel 4	Further South Productions Limited
The German	DBS Satellite Services (YES)	Gil Formats Ltd

Television Production - Home Entertainment

For information regarding television production home entertainment revenue, see “—Motion Picture —Home Entertainment.”

Television Production - Other

Other revenues are derived from, among others, the licensing of New Lionsgate’s television programs to other ancillary distributors, the sales and licensing of music from the television broadcasts of New Lionsgate’s productions, and from New Lionsgate’s interest in 3 Arts Entertainment, a talent management company. 3 Arts Entertainment receives commission revenue from talent representation and are producers on a number of television shows and films where they receive an executive producer fee and back-end participations.

Specialized Skill and Knowledge

New Lionsgate’s management team brings together strong complementary skills, expertise and experience in various aspects of the media and entertainment industry, including in film and television studio operations, production and distribution, as well as in strategic planning, financing, sales, marketing and mergers and acquisitions.

Competitive Conditions

New Lionsgate’s businesses operate in highly competitive markets. New Lionsgate competes with companies within the entertainment and media business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural-related activities. New Lionsgate competes with the major studios, numerous independent motion picture and television production companies, television networks, pay television services and digital media platforms for the acquisition of literary, film and television properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing, all of which are essential to the success of New Lionsgate’s businesses. In addition, New Lionsgate’s motion pictures compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies. Likewise, New Lionsgate’s television product faces significant competition from independent distributors as well as major studios. As a result, the success of any of New Lionsgate’s motion picture and television business is dependent not only on the quality and acceptance of a particular film or program, but also on the quality and acceptance of other competing content released into the marketplace at or near the same time as well as on the ability to license and produce quality content.

Intellectual Property

New Lionsgate currently uses and owns or licenses a number of trademarks, service marks, copyrights, domain names and similar intellectual property in connection with New Lionsgate’s businesses and owns registrations and applications to register them both domestically and internationally. New Lionsgate believes that ownership of, and/or the right to use, such trademarks, service marks, copyrights, domain names and similar intellectual property is an important factor in New Lionsgate’s businesses and that New Lionsgate’s success depends, in part, on such ownership.

Motion picture and television piracy is extensive in many parts of the world, including South America, Asia and certain Eastern European countries, and is made easier by technological advances and the conversion of content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of content on packaged media and through digital formats. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on New Lionsgate’s business, because these products may reduce the revenue New Lionsgate receives from New Lionsgate’s products. New Lionsgate’s ability to protect and enforce its intellectual property rights is subject to certain risks and, from time to time, New Lionsgate encounters disputes over rights and obligations concerning intellectual property. New Lionsgate cannot provide assurance that New Lionsgate will prevail in any intellectual property disputes.

After the consummation of the Transactions, New Lionsgate will either own or continue to license from third parties’ intellectual property rights necessary to operate the LG Studios Business as of the consummation of the Transactions. New Lionsgate and Starz will enter into certain agreements concerning commercial licensing arrangements between the parties, which are described in the section entitled “Certain Relationships and Related Party Transactions of New Lionsgate.”

Seasonality (Business Cycles)

New Lionsgate’s business is not subject to cyclical or seasonal fluctuations, but may depend significantly based on the risk factors set forth in the section entitled “Risk Factors—Risks Related to New Lionsgate and the LG Studios Business—New Lionsgate’s revenues and results of operations may fluctuate significantly.”

Dependence on Key Customer Contracts

New Lionsgate’s business is not dependent on any key customer contracts. Following the Transactions, New Lionsgate and Starz will be party to certain commercial arrangements, as described under “Certain Relationships and Related Party Transactions,” pursuant to which Starz will be a significant customer of New Lionsgate. See “Risk Factors—Risks Related to New Lionsgate and the LG Studios Business—The LG Studios Business relies on a few major retailers and distributors and the loss of any of those could reduce New Lionsgate’s revenues and operating results.”

Changes to Contracts

Except in connection with the Transactions, New Lionsgate’s business is not expected to be affected by the renegotiation or termination of contracts or subcontracts.

Environmental Protection

New Lionsgate’s business does not involve environmental protection requirements.

Employees

New Lionsgate expects to employ approximately 1,175 individuals as of the Arrangement Effective Time in its worldwide operations. New Lionsgate also utilizes consultants in the ordinary course of its business and hires additional employees on a project-by-project basis in connection with the production of New Lionsgate’s motion pictures and television programming.

Environmental and Social Responsibility and Human Capital Management

Following the Transactions, New Lionsgate generally expects to continue Lionsgate’s existing policies and practices with respect to environmental, social responsibility and human capital matters. For more information, see “—Environmental, Social and Governance.”

Legal Proceedings and Regulatory Actions

From time to time, New Lionsgate is expected to be involved in certain claims and legal proceedings arising in the normal course of business. While the resolution of these matters cannot be predicted with certainty, New Lionsgate does not believe, based on current knowledge, that the outcome of any currently pending legal proceedings in which Lionsgate is currently involved will have a material adverse effect on New Lionsgate’s consolidated financial position, results of operations or cash flow. For additional information regarding legal proceedings in which Lionsgate is involved, see “Risk Factors—Purported noteholders have instituted suit against Lionsgate claiming that it breached the indenture governing Lions Gate Capital Holdings LLC’s 5.500% senior notes due 2029 by virtue of an amendment executed in connection with an exchange by certain noteholders for new notes.”

Interest of Informed Persons in Material Transactions

Since the formation of New Lionsgate, except as otherwise described in this joint proxy statement/prospectus, no informed person of New Lionsgate or any associate or affiliate of any informed person has had any interest in any transaction that has materially affected or is reasonably expected to materially affect New Lionsgate. For the purposes of this paragraph, an “informed person” means a director or officer of New Lionsgate, a director or officer of a person or company that is itself an “informed person” or subsidiary of New Lionsgate; any person or company who beneficially owns or controls or directs, directly or indirectly, voting securities of New Lionsgate or who exercises control or direction over voting securities of New Lionsgate or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of New Lionsgate. The New Lionsgate directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership in shares of New Lionsgate.

Insurance

The Separation Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Arrangement Effective Time and will set forth procedures for the administration of insured claims and certain other insurance matters.

Properties

New Lionsgate’s corporate office is located at 250 Howe Street, 20th Floor, Vancouver, BC V6C 3R8. Its principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California 90404, where New Lionsgate occupies 192,584 square feet (per a lease that expires in September 2029).

In addition, New Lionsgate leases the following properties:

•	94,449 square feet at 134 Peter Street, Toronto, Canada (per a lease that expires June 2025);

•	93,670 square feet at 12020 Chandler Blvd., Valley Village, California (per a lease that expires in December 2027);

•	39,000 square feet at 2700 Pennsylvania Avenue, Santa Monica, California (per a lease that expires in August 2029);

•	34,332 square feet at 530 Fifth Avenue, New York, New York (per a lease that expires in August 2025);

•	28,192 square feet at 15301 Ventura Blvd., Sherman Oaks, California (per a lease that expires in December 2025);

•	25,346 square feet at 9460 Wilshire Blvd., Beverly Hills, California (per a lease that expires in February 2026);

•	24,999 square feet at 495-517 Wellington Street West, Toronto, Ontario (per a lease that expires in December 2035);

•	15,673 square feet at 45 Mortimer Street, London, United Kingdom (per a lease that expires in July 2029); and

•

An aggregate of 20,610 square feet for properties located in Beijing, China (per a lease that expires in December 2025), Brentwood, California (per a lease that expires in April 2026), Leeds, United Kingdom (per leases that expire in April 2025, September 2025 and October 2027), Luxembourg City, Luxembourg (per a lease that expires in April 2027), Mumbai, India (per a lease that expires in December 2026), New York, New York (per a lease that expires in May 2030) and Toronto, Canada (per a lease that expires in June 2025).

New Lionsgate believes that its current facilities are adequate to conduct its business operations for the foreseeable future. New Lionsgate believes that it will be able to renew these leases on similar terms upon expiration. If it cannot renew, New Lionsgate believes that it could find other suitable premises without any material adverse impact on its operations.

Material Contracts

The sole material contracts within the meaning of applicable Canadian securities legislation, other than the contracts entered into in the ordinary course of business, which have been entered into by New Lionsgate since its formation or are otherwise material to New Lionsgate within the meaning of applicable Canadian securities legislation are the Separation Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, New Lionsgate Investor Rights Agreement, New Lionsgate Voting and Standstill Agreement and New Lionsgate Registration Rights Agreements which are described in the section entitled “Certain Relationships and Related Party Transactions.”

Auditors

Ernst & Young LLP, independent registered public accounting firm, is expected to be New Lionsgate’s auditor.

Management’s Discussion & Analysis of Financial Condition and Results of Operations of New Lionsgate

The following management’s discussion and analysis of financial condition and results of operations reflects the consolidated financial statements of Lionsgate Studios Corp. following the Studio Separation and for periods prior to the Studio Separation, the combined financial statements of the Studio Business of Lionsgate. This discussion should be read together with the interim unaudited condensed consolidated financial statements and related notes as well as the audited combined financial statements of Lionsgate Studios Corp. that are included in this joint proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Lionsgate Studios Corp.’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth elsewhere in this joint proxy statement/ prospectus under the section entitled “Risk Factors”.

Capitalized terms defined in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lionsgate Studios Corp. have the meanings ascribed to such terms in, and for the purposes of, this section.

Overview

Lionsgate Studios Corp. (the “Company,” “Lionsgate Studios,” “we,” “us,” or “our”) is a subsidiary of Lions Gate Entertainment Corp. (“Lionsgate” or “Parent”) which encompasses the motion picture and television studio operations (collectively referred to as the “LG Studios Business”) of Lionsgate.

The LG Studios Business consists of the Motion Picture and Television Production reportable segments, together with substantially all of Lionsgate’s corporate general and administrative costs. The Motion Picture segment consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. The Television Production segment consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. The Motion Picture segment includes the licensing of motion pictures and the Television Production segment includes the licensing of Starz original productions to the STARZ-branded premium global subscription platforms (the “Starz Business”). The Television Production segment also includes the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

Background

Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp. (“Starz”), which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, a new legal entity, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions. The Lionsgate Studios common shares will be delisted from the Nasdaq and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Due to the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the LG Studios Business following the completion of the Transactions, for financial reporting purposes, New Lionsgate (holding the LG Studios Business) will be considered the accounting spinnor or divesting entity and Starz (holding the Starz Business) will be considered the accounting spinnee or divested entity. As a result, the historical consolidated financial statements of Lionsgate will become the historical financial statements of the New Lionsgate.

Studio Separation and Business Combination

On May 13, 2024, Lionsgate consummated the transactions contemplated by that certain business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius, LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”), and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the LG Studios Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” and continues the existing business operations of the LG Studios Business of Lionsgate. The Company became a separate publicly traded company and its common shares, without par value (“LG Studios Common Shares”), commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with and prior to the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the LG Studios Business were transferred to StudioCo such that StudioCo held, directly or indirectly, all of the assets and liabilities of the LG Studios Business (the “Studio Separation”).

The Business Combination was accounted for as a reverse recapitalization in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Under this method of accounting, SEAC is treated as the acquired company and the LG Studios Business is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lionsgate Studios will represent a continuation of the financial statements of the LG Studios Business, with the Business Combination treated as the equivalent of the LG Studios Business issuing LG Studios Common Shares for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization of the LG Studios Business equity. The historical net assets of SEAC were stated at fair value, which approximated historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the LG Studios Business.

To conform to the retroactive application of the reverse recapitalization, in all periods prior to the Business Combination, parent net investment transactions have been recast to accumulated deficit in the combined balance sheets and the combined statements of equity of the LG Studios Business.

The shares and net income (loss) per common share, in all periods prior to the Business Combination, have been retroactively restated based on the 253.4 million shares issued to Lionsgate at the closing of the Business Combination. See Note 1 to the audited combined financial statements and Note 12 to the unaudited condensed consolidated financial statements.

The LG Studios Business has been determined to be the accounting acquirer in the Business Combination because Lionsgate continues to hold a controlling financial interest.

As a result of the Business Combination and additional private investments in public equities (“PIPE”) financing discussed in Note 2 to the unaudited condensed consolidated financial statements of Lionsgate Studios, former SEAC public shareholders and founders and new common equity financing investors own approximately 12.2% of LG Studios common shares. In addition to establishing the LG Studios Business as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to Lionsgate received at closing, including $254.3 million in PIPE financing. See Note 2 to the unaudited condensed consolidated financial statements of Lionsgate Studios, for additional information related to the Business Combination. The net proceeds from the transaction were used by the Company to pay down the Intercompany Note, see Note 7 to the unaudited condensed consolidated financial statements of Lionsgate Studios.

Basis of Presentation

Upon the effective date of the Studio Separation, the Company’s financial statements are presented on a consolidated basis, as Lionsgate completed the contribution of the LG Studios Business on such date. The unaudited financial statements for all periods presented, including the historical results of the Company prior to the Studio Separation, are now referred to as the “condensed consolidated financial statements”. The audited financial statements as of March 31, 2024 and 2023 and for the three-year period ended March 31, 2024 continue to be referred to as the “combined financial statements”.

For periods prior to the Studio Separation, the Company operated as a segment of Lionsgate and not as a separate entity. The Company’s financial statements prior to the Studio Separation were prepared on a carve-out basis and were derived from Lionsgate’s consolidated financial statements and accounting records and reflect LG Studios Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with U.S. GAAP. Prior to the Studio Separation, a management approach was applied to determine the carve-out basis of presentation. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements.

For periods subsequent to the Studio Separation, the accompanying unaudited condensed consolidated financial statements include the accounts of Lionsgate Studios and all of its majority-owned and controlled subsidiaries.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the LG Studios Business were included in the accompanying unaudited condensed consolidated financial statements. Prior to the Studio Separation, revenues and costs associated with the LG Studios Business were specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the LG Studios Business costs included an allocation of corporate general and administrative expense (inclusive of share-based compensation) which was allocated to the LG Studios Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the LG Studios Business were generally specifically identifiable as costs of the LG Studios Business in the accounting records of Lionsgate and were included in the accompanying unaudited condensed consolidated financial statements in periods prior to the Studio Separation.

In connection with the Business Combination, on May 9, 2024, Lionsgate and StudioCo entered into a shared services and overhead sharing agreement (the “Shared Services Agreement”) which took effect upon the closing of the Business Combination. The Shared Services Agreement facilitates the allocation to the Company of all corporate general and administrative expenses of Lionsgate, except for an amount of $10.0 million to be allocated annually to Lionsgate. The $10.0 million allocation of Lionsgate’s corporate general and administrative expenses to the Starz Business pursuant to the Shared Services Agreement is designed to reflect the portion of corporate expenses expended and reflective of the level of effort and costs incurred related to management oversight and services provided for the Starz Business post Studio Separation with consideration of the anticipated completion of the Transactions.

The corporate general and administrative expenses that are allocated to the Company pursuant to the Shared Services Agreement include salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. In addition, the Separation Agreement and the Shared Services Agreement provide that officers, employees and directors of the Company will continue to receive awards of equity and equity-based compensation pursuant to the existing plans of Lionsgate. Such awards will be treated as a capital contribution by Lionsgate to the

Company, with the associated stock based compensation expense for such awards allocated to the Company, see Note 13 to the unaudited condensed consolidated financial statements of Lionsgate Studios and Note 13 to the audited combined financial statements of Lionsgate Studios.

For periods prior to the Studio Separation, the unaudited condensed combined financial statements of the LG Studios Business included allocations of corporate general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to the corporate and shared service functions historically provided by Lionsgate. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services.

Management believes the assumptions underlying these unaudited condensed consolidated financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the LG Studios Business prior to the Studio Separation, are reasonable. See Note 20 to the unaudited condensed consolidated financial statements of Lionsgate Studios and Note 20 to the audited combined financial statements of the Lionsgate Studios for further detail of the allocations included in the unaudited condensed consolidated financial statements and audited combined financial statements, respectively.

In connection with the Business Combination, the Company entered into certain intercompany note arrangements, which mirrored the terms and amounts outstanding under Lionsgate’s credit facilities as previously reflected in the historical financial statements of the LG Studios Business prior to the Studio Separation, see Note 7 to the unaudited condensed consolidated financial statements of Lionsgate Studios.

Components of Results of Operations

Revenues

Our revenues are derived from the Motion Picture and Television Production segments, as described below. As mentioned above, we refer to our Motion Picture and Television Production segments collectively as our LG Studios Business. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. None of the non-U.S. countries individually comprised greater than 10% of total revenues for the three and six months ended September 30, 2024 and 2023 and years ended March 31, 2024, 2023 and 2022.

Motion Picture: Our Motion Picture segment includes revenues derived from the following:

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results.

•

Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand (“SVOD”) or other digital platform, the revenues are included here.

•

International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.

•

Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production: Our Television Production segment includes revenues derived from the following:

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks.

•

International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild - American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand (“Premium VOD”) expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and administration expenses include salaries and other overhead. Following the Studio Separation, the Shared Services Agreement facilitates the allocation of substantially all corporate general and administrative expenses to the Company, including salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. Prior to the Studio Separation, general and administrative expenses included allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate. See “Basis of Presentation” above, Note 1 and Note 20 to our unaudited condensed consolidated financial statements and Note 20 to the audited combined financial statements of Lionsgate Studios for further details on the Shared Services Agreement and our methodology for allocating these costs for periods prior to the Studio Separation.

For the three and six months ended September 30, 2024, total Lionsgate corporate general and administrative expenses were $28.1 million and $61.5 million, of which $28.1 million and $59.2 million was allocated to the Company. For the three and six months ended September 30, 2023, total Lionsgate corporate general and administrative expenses were $32.8 million and $63.1 million, of which $26.4 million and $51.0 million, respectively, was allocated to the Company.

Lionsgate’s corporate and shared service function expense and the allocation reflected in the LG Studios Business’s audited combined financial statements for the years ended March 31, 2024, 2023 and 2022 is presented in the table below:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Lionsgate corporate general and administrative expenses:
Lionsgate corporate general and administrative expenses, excluding share-based compensation	$136.1	$122.6	$97.1
Share-based compensation	20.7	36.3	27.4

Total Lionsgate corporate general and administrative expenses	$156.8	$158.9	$124.5

Allocation to the LG Studios Business
General and administrative expenses, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	$110.6	$100.8	$80.0
Allocation of shared employee share-based compensation expense	15.0	26.7	19.6

Total allocation to the LG Studios Business	$125.6	$127.5	$99.6

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 to our audited combined financial statements.

Accounting for Films and Television Programs

Capitalized costs for films or television programs are predominantly monetized individually.

Amortization. Film cost amortization as well as participations and residuals expense are based on management’s estimates. Costs of acquiring and producing films and television programs and of acquired libraries are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period’s revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Management’s judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film’s theatrical performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical performance. After a film’s release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee, which may depend on a number of factors, including, among others, the ratings or viewership the program achieves on the customers’ platforms. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) and the estimated number of seasons of the series. Ultimates of revenue beyond the initial license fee are generally higher for programs that have been or are expected to be ordered for multiple seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our consolidated statements of operations. See further discussion below under Impairment Assessment.

Impairment Assessment. An individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

Estimate of Fair Value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective and the key inputs include estimates of future anticipated revenues and estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. For television programs, the discounted cash flow analysis used in the impairment evaluation includes key inputs such as estimates of future anticipated revenue, as discussed above. See further discussion of Valuation Assumptions below.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 9 to our unaudited condensed consolidated financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media), television, and international market places.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from commissions are recognized as such services are provided.

Goodwill. At September 30, 2024 and March 31, 2024, the carrying value of goodwill was $806.5 million and $811.2 million, respectively. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at September 30, 2024 and March 31, 2024, were Motion Picture (goodwill of $396 million and $399 million, respectively), and our Television (goodwill of $317 million and $320 million, respectively) and Talent Management (goodwill of $93 million) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more- likely-than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments

Fiscal 2025. During the three and six months ended September 30, 2024, there were no events or circumstances that have changed that would indicate that it is more-likely-than not that the fair value of a reporting unit is less than its carrying value.

Fiscal 2024. For our annual goodwill impairment test for fiscal 2024, we performed qualitative goodwill impairment assessments for all of our reporting units (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessments considered the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units.

Fiscal 2023. In the second quarter of fiscal 2023, we updated our quantitative impairment assessment for all of our reporting units based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the quantitative impairment assessment, the Company determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the global economy; consumer consumption levels of our content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions, on our ability to produce, acquire and distribute our content; the commercial success of our television programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Corporate Expense Allocation. For periods prior to the Studio Separation, Lionsgate’s corporate general and administrative functions and costs provided oversight over both the Starz Business and the LG Studios Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. Accordingly, for periods prior to the Studio Separation, the unaudited condensed consolidated financial statements of the LG Studios Business include allocations of certain general and administrative expenses from Lionsgate of $14.2 million for the six months ended September 30, 2024 and $26.4 million and $51.0 million for the three and six months ended September 30, 2023, respectively, and $125.6 million, $127.5 million and $99.6 million for the years ended March 31, 2024, 2023 and 2022, respectively, related to these corporate and shared service functions historically provided by Lionsgate.

The allocation of costs to the LG Studios Business were subjective and required considerable judgment. The allocations of general and administrative expenses to the LG Studios Business were on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures management considered to be a reasonable reflection of the estimated historical utilization levels of these services. Following the Studio Separation, $45.0 million of Lionsgate’s corporate general and administrative costs were allocated to the Company pursuant to the Shared Services Agreement. In aggregate, allocations of Lionsgate’s corporate general and administrative costs to the Company represent approximately 100.0% and 95.9% for the three and six months ended September 30, 2024, respectively, 79.5% and 79.7% for the three and six months ended September 30, 2023, respectively, and 80.1%, 80.2% and 80.0% for the years ended March 31, 2024, 2023 and 2022, respectively, of total Lionsgate corporate general and administrative expense. See Components of Results of Operations-Expenses above for further information.

Income Taxes. We are subject to federal and state income taxes in the U.S. and in several foreign jurisdictions. We record deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in each jurisdiction. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of our Company. We will be required to continually evaluate the more likely than not assessment that our net deferred tax assets will be realized, and if operating results deteriorate in a particular jurisdiction, we may need to record a valuation allowance for all or a portion of our deferred tax assets through a charge to our income tax benefit (provision). As of March 31, 2024, we maintained a valuation allowance of $341.6 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our effective tax rates differ from the U.S. federal statutory income tax rate and is affected by many factors, including the overall level of income (loss) before taxes and its mix across the jurisdictions in which conduct operations, any changes in tax laws and regulations changes in valuation allowances against our deferred tax assets, changes in unrecognized tax benefits, tax planning strategies available to us and other discrete items.

For periods prior to the Business Combination (including the period from April 1, 2024, through May 13, 2024), income taxes were calculated on a separate tax return basis. The separate tax return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and standalone enterprise. The Company’s U.S. operations, and certain of its non-U.S. operations historically were included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. Management believes the assumptions supporting the Company’s allocation and presentation of income taxes on a separate tax return basis to be reasonable.

For periods following the Business Combination (including the period from May 14, 2024, through September 30, 2024), income taxes were calculated by applying an estimated effective income tax rate to the Company’s ordinary income (loss), adjusted for the income tax effects of items that related discretely to the period, if any.

Results of Operations

Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023

Consolidated Results of Operations

The following table sets forth our consolidated results of operations for the three months ended September 30, 2024 and 2023. Due to the acquisition of eOne, the three months ended September 30, 2024 includes the results of operations of eOne (acquired December 27, 2023), see Note 3 to our unaudited condensed consolidated financial statements for further details.

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture (1)	$407.1	$395.9	$11.2	2.8%
Television Production (2)	416.6	393.9	22.7	5.8%

Total revenues	823.7	789.8	33.9	4.3%
Expenses:
Direct operating	628.2	510.5	117.7	23.1%
Distribution and marketing	134.0	107.5	26.5	24.7%
General and administration	84.9	87.1	(2.2)	(2.5)%
Depreciation and amortization	4.2	3.8	0.4	10.5%
Restructuring and other	7.2	4.9	2.3	46.9%

Total expenses	858.5	713.8	144.7	20.3%

Operating income (loss)	(34.8)	76.0	(110.8)	(145.8)%
Interest expense	(63.0)	(51.7)	(11.3)	21.9%
Interest and other income	3.3	2.9	0.4	13.8%
Other expense	(13.8)	(10.0)	(3.8)	38.0%
Loss on extinguishment of debt	(0.5)	—	(0.5)	n/a
Loss on investments, net	—	(1.6)	1.6	(100.0)%
Equity interests income (loss)	(0.1)	1.8	(1.9)	nm

Income (loss) before income taxes	(108.9)	17.4	(126.3)	nm
Income tax provision	(5.1)	(3.9)	(1.2)	30.8%

Net income (loss)	(114.0)	13.5	(127.5)	nm
Less: Net loss attributable to noncontrolling interests	0.6	1.7	(1.1)	(64.7)%

Net income (loss) attributable to Lionsgate Studios Corp. shareholders	$(113.4)	$15.2	$(128.6)	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the three months ended September 30, 2024 and 2023, includes $72.1 million and $60.5 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the three months ended September 30, 2024 and 2023, includes $149.9 million and $130.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Consolidated revenues increased $33.9 million in the three months ended September 30, 2024 reflecting increased Motion Picture segment revenue, offset by decreased revenue in the Television Production segment.

Motion Picture revenue increased $11.2 million due to increased international revenue driven by Borderlands and the multi-platform release, The Killer’s Game, partially offset by lower theatrical, and home entertainment revenue. Motion Picture revenues for the three months ended September 30, 2024 included approximately $15.6 million of revenues from eOne. Motion Picture revenue included $72.1 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $11.6 million from the three months ended September 30, 2023.

Television Production revenue increased $22.7 million due to the inclusion of revenue from eOne of approximately $111.1 million, offset by lower home entertainment digital and international revenue. Television Production revenue included $149.9 million of revenue from licensing Television Production segment product to the Starz Business, representing an increase of $19.6 million from the three months ended September 30, 2023.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment were as follows for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,
	2024		2023		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$255.7	62.8%	$202.7	51.2%	$53.0	26.1%
Television Production	367.2	88.1%	307.9	78.2%	59.3	19.3%
Other	5.3	nm	(0.1)	nm	5.4	nm

	$628.2	76.3%	$510.5	64.6%	$117.7	23.1%

nm - Percentage not meaningful.

Direct operating expenses increased in the three months ended September 30, 2024, due to higher direct operating expenses of the Television Production segment associated with higher Television Production revenues and higher direct operating expenses as a percentage of revenue of the Motion Picture segment driven by the performance and costs of the titles released in the quarter, in particular, Borderlands, which resulted in higher direct operating cost in relation to revenue. See further discussion in the Segment Results of Operations section below.

Other. Other direct operating expense in the three months ended September 30, 2024 includes rent cost for production facilities that were unutilized as a result of the industry strikes amounting to $5.2 million, which was not allocated to the segments, and is included in direct operating expense.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment were as follows for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$126.0	$99.0	$27.0	27.3%
Television Production	8.0	8.5	(0.5)	(5.9)%

	$134.0	$107.5	$26.5	24.7%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$90.7	$65.5	$25.2	38.5%

Distribution and marketing expenses increased in the three months ended September 30, 2024 and primarily reflects higher Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in the current quarter. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment were as follows for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,				Change
	2024	% of Revenues	2023	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$22.8		$26.7		$(3.9)	(14.6)%
Television Production	17.0		14.3		2.7	18.9%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	28.1		26.5		1.6	6.0%
Share-based compensation expense	15.3		17.4		(2.1)	(12.1)%
Purchase accounting and related adjustments	1.7		2.2		(0.5)	(22.7)%

Total general and administrative expenses	$84.9	10.3%	$87.1	11.0%	$(2.2)	(2.5)%

General and administrative expenses decreased in the three months ended September 30, 2024, resulting from decreased Motion Picture general and administrative expenses, share-based compensation expense and purchase accounting and related adjustments, partially offset by increased Television Production general and administrative expenses and corporate expenses. Studio Business general and administrative expenses for the three months ended September 30, 2024 included approximately $6.0 million from eOne. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, following the Separation, the Shared Services Agreement facilitates the allocation of substantially all corporate general and administrative expenses to the Company. For periods prior to the Separation, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased approximately $1.6 million, or 6.0%, primarily due to approximately $3.0 million of corporate general and administrative expenses from eOne.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. For periods prior to the Separation, Lionsgate share-based compensation awards granted to employees of the

Company were reflected in parent net investment within the unaudited condensed consolidated statements of equity (deficit) at the time they are expensed in the unaudited condensed consolidated statements of operations. The following table presents share-based compensation expense by financial statement line item:

	Three Months Ended September 30,
	2024	2023
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$8.6	$13.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	6.7	3.9

Total share-based compensation included in general and administrative expense	15.3	17.4
Restructuring and other(1)	4.6	—

Total share-based compensation expense	$19.9	$17.4

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charge for the amortization of the recoupable portion of the purchase price related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the unaudited condensed consolidated statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $0.5 million, or 22.7%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $0.5 million associated with a lower noncontrolling interest ownership percentage as a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 10 to our unaudited condensed consolidated financial statements).

Depreciation and Amortization Expense. Depreciation and amortization of $4.2 million in the three months ended September 30, 2024 increased $0.4 million from $3.8 million in the three months ended September 30, 2023.

Restructuring and Other. Restructuring and other increased $2.3 million in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023, and includes restructuring and severance costs and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the three months ended September 30, 2024 and 2023 (see Note 15 to our unaudited condensed consolidated financial statements):

	Three Months Ended		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$0.5	$—	$0.5	n/a
Severance(2)	1.1	1.0	0.1	10.0%
Transaction and other costs(3)	5.6	3.9	1.7	43.6%

	$7.2	$4.9	$2.3	46.9%

(1)

Amounts in the three months ended September 30, 2024 include impairments of certain operating lease right-of-use and leasehold improvement assets related to the Television Production segment associated with facility leases that will no longer be utilized by the Company.

(2)	Severance costs were primarily related to restructuring, acquisition integration activities and other cost-saving initiatives.
(3)

Transaction and other costs in the three months ended September 30, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters.

Interest Expense. Interest expense of $63.0 million in the three months ended September 30, 2024 increased $11.3 million from the three months ended September 30, 2023 due to higher average interest rates and balances on variable rate corporate debt and film related obligations, partially offset by a slightly larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility(1)	$17.5	$8.3
Term loans(1)	18.0	23.5
IP credit facilities(2)	6.0	—
Other(3)	12.7	13.0

	54.2	44.8
Amortization of debt issuance costs and other non-cash interest(4)	8.8	6.9

Total interest expense	$63.0	$51.7

(1)

Prior to the Separation, amounts reflect interest attributable to borrowings outstanding under Lionsgate’s Credit Agreement (including the revolving credit facility, term loan A and term loan B). Subsequent to the Separation, amounts reflect interest attributable to borrowings outstanding under the Company’s Intercompany Note with LGCH (see Note 7).

(2)	IP credit facilities interest expense includes interest expense associated with the eOne IP Credit Facility and LG IP Credit Facility.
(3)

Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, Film Library Facility, Backlog Facility and other, see Note 8 to our unaudited condensed consolidated financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our unaudited condensed consolidated financial statements).

(4)

Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our unaudited condensed consolidated financial statements).

Interest and Other Income. Interest and other income of $3.3 million for the three months ended September 30, 2024 increased as compared to interest and other income of $2.9 million for the three months ended September 30, 2023 due to higher interest income.

Other Expense. Other expense of $13.8 million for the three months ended September 30, 2024 increased as compared to other expense of $10.0 million for the three months ended September 30, 2023. The increase is primarily due to realized and unrealized foreign currency losses in the three months ended September 30, 2024, offset by a decrease in the loss recorded related to our monetization of accounts receivable programs in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 (see Note 19 to our unaudited condensed consolidated financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $0.5 million in the three months ended September 30, 2024 related to the write-off of debt issuance costs associated with the voluntary prepayment of $355.1 million principal amount of the LGTV Term Loan B. There was no comparable loss on extinguishment of debt in the three months ended September 30, 2023. See Note 7 to our unaudited condensed consolidated financial statements.

Loss on Investments, net. Loss on investments, net was nil for the three months ended September 30, 2024, as compared to $1.6 million for the three months ended September 30, 2023.

Equity Interests Income (Loss). Equity interests loss of $0.1 million in the three months ended September 30, 2024 compared to equity interests income of $1.8 million in the three months ended September 30, 2023 due to lower income generated by our equity method investees.

Income Tax Provision. The Company had an income tax provision of $5.1 million and an effective tax rate of (4.7)% in the three months ended September 30, 2024, compared to an income tax provision and effective tax rate of $3.9 million and 22.4%, respectively, for the three months ended September 30, 2023. Our income tax expense and effective income tax rates for the three months ended September 30, 2024 and 2023 differed from the U.S. federal statutory corporate income tax rate of 21% multiplied by income (loss) before taxes due to the mix of our earnings across the various jurisdictions in which our operations are conducted, changes in valuation allowances against our deferred tax assets, certain minimum income and foreign withholding taxes, charges for interest on uncertain tax benefits, and benefits from the releases of reserves for uncertain tax benefits due to the close of audits or expirations of statutes of limitations.

Net Income (Loss) Attributable to Lionsgate Studios Corp. Shareholders. Net loss attributable to our shareholders for the three months ended September 30, 2024 was $113.4 million, or basic and diluted net loss per common share of $0.39 on 288.7 million weighted average common shares outstanding. This compares to net income attributable to our shareholders for the three months ended September 30, 2023 of $15.2 million, or basic and diluted net income per common share of $0.06 on 253.4 million weighted average common shares outstanding.

Segment Results of Operations and Non-GAAP Measures

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, and purchase accounting and related adjustments. Segment profit when presented in accordance with ASC 280 within the notes to the consolidated financial statements is a GAAP financial measure and is disclosed in Note 16 to our unaudited condensed consolidated financial statements.

We also present below our total segment profit for all of our segments. Total segment profit, when presented outside of the segment information and reconciliations included in Note 16 to our unaudited condensed consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the

Company’s management and enables them to understand the fundamental performance of the Company’s businesses before non-operating items. Total segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company’s segments and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income (loss), to the non-GAAP measure, total segment profit, for the three months ended September 30, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses consolidated results of operations.

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating income (loss)	$(34.8)	$76.0	$(110.8)	(145.8)%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	28.1	26.5	1.6	6.0%
Adjusted depreciation and amortization	3.2	2.4	0.8	33.3%
Restructuring and other	7.2	4.9	2.3	46.9%
COVID-19 related charges (benefit)	—	(0.5)	0.5	(100.0)%
Content charges	—	0.4	(0.4)	(100.0)%
Unallocated rent cost included in direct operating expense	5.2	—	5.2	n/a
Adjusted share-based compensation expense	15.3	17.4	(2.1)	(12.1)%
Purchase accounting and related adjustments	2.8	3.6	(0.8)	(22.2)%

Total segment profit	$27.0	$130.7	$(103.7)	(79.3)%

nm - Percentage not meaningful.

See Note 16 to our unaudited condensed consolidated financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our unaudited condensed consolidated statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$407.1	$395.9	$11.2	2.8%
Television Production	416.6	393.9	22.7	5.8%

	$823.7	$789.8	$33.9	4.3%

Segment Profit
Motion Picture	$2.6	$67.5	$(64.9)	(96.1)%
Television Production	24.4	63.2	(38.8)	(61.4)%

Total Segment Profit	$27.0	$130.7	$(103.7)	(79.3)%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$407.1	$395.9	$11.2	2.8%
Expenses:
Direct operating expense	255.7	202.7	53.0	26.1%
Distribution & marketing expense	126.0	99.0	27.0	27.3%

Gross contribution	25.4	94.2	(68.8)	(73.0)%
General and administrative expenses	22.8	26.7	(3.9)	(14.6)%

Segment profit	$2.6	$67.5	$(64.9)	(96.1)%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$90.7	$65.5	$25.2	38.5%
Direct operating expense as a percentage of revenue	62.8%	51.2%
Gross contribution as a percentage of revenue	6.2%	23.8%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the three months ended September 30, 2024 and 2023. Motion Picture revenues for the three months ended September 30, 2024 included approximately $15.6 million of revenues from eOne.

	Three Months Ended September 30,
	2024			2023			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$18.1	$2.0	$20.1	$27.1	$1.1	$28.2	$(8.1)
Home Entertainment
Digital Media	72.1	42.4	114.5	115.1	50.6	165.7	(51.2)
Packaged Media	6.3	6.2	12.5	11.7	4.4	16.1	(3.6)

Total Home Entertainment	78.4	48.6	127.0	126.8	55.0	181.8	(54.8)
Television	98.4	10.3	108.7	92.0	8.8	100.8	7.9
International	129.2	18.8	148.0	65.7	14.0	79.7	68.3
Other	2.5	0.8	3.3	2.5	2.9	5.4	(2.1)

	$326.6	$80.5	$407.1	$314.1	$81.8	$395.9	$11.2

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue decreased $8.1 million in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 due to a decrease of $9.0 million from Lionsgate Original Releases due to greater revenue generated from the fiscal 2024 theatrical slate titles in the prior year as compared to the fiscal 2025 theatrical slate titles in the current year.

Home entertainment revenue decreased $54.8 million, or 30.1%, in the three months ended September 30, 2024, as compared to the three months ended September 30, 2023, due to lower digital media revenue of $51.2 million primarily due to decreases from Lionsgate Original Releases. Digital media revenue from Lionsgate Original Releases declined $43.0 million due to digital media revenue in the prior year’s quarter from our fiscal 2023 and prior theatrical slate titles, and in particular, John Wick: Chapter 4 and Jesus Revolution, which compared to lower revenue in the current quarter from our fiscal 2024 and prior theatrical slate titles. The decrease in digital media revenue was also due to a decrease from Other Film of $8.2 million from our acquired library titles.

Television revenue increased $7.9 million, or 7.8%, in the three months ended September 30, 2024, as compared to the three months ended September 30, 2023, due to an increase from Lionsgate Original Releases of $6.4 million due to a greater number of television windows opening in the current quarter for our theatrical slate titles.

International revenue increased $68.3 million, or 85.7% in the three months ended September 30, 2024, as compared to the three months ended September 30, 2023, due to an increase from Lionsgate Original Releases of $63.5 million driven by higher revenue generated from our fiscal 2025 theatrical slate, and in particular, Borderlands, as compared to our fiscal 2024 theatrical slate, and increased revenue from multi-platform releases, and in particular, The Killer’s Game. In addition, the increase in international revenue was also due to an increase from Other Film of $4.8 million from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to greater direct operating expenses as a percentage of motion picture revenue as compared to the prior year’s quarter, driven by the change in the mix of titles and product categories generating revenue. In particular, the increase was driven by the performance and cost of the titles released in the quarter, including Borderlands, which had a higher amortization rate as compared to the titles released in the prior year’s quarter. Investment in film write-downs included in Motion Picture segment direct operating expense were $18.3 million in the three months ended September 30, 2024, compared to approximately $26.8 million in the three months ended September 30, 2023.

Distribution and Marketing Expense. The increase in distribution and marketing expense in the three months ended September 30, 2024 is due to higher theatrical P&A and Premium VOD expense due to higher expense associated with the theatrical slate releases in the current quarter. In the three months ended September 30, 2024, approximately $15.4 million of theatrical P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $15.2 million in the prior year’s quarter in the Motion Picture segment.

Gross Contribution. Gross contribution of the Motion Picture segment for the three months ended September 30, 2024 decreased as compared to the three months ended September 30, 2023, due to the negative contribution of the theatrical slate titles released in the quarter, including Borderlands, as a result of higher direct operating expense as a percentage of revenue, and higher theatrical P&A and Premium VOD expense. These decreases in gross contribution were partially offset by increased Motion Picture revenue.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment decreased $3.9 million, or 14.6%, primarily due to a decrease in incentive-based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$416.6	$393.9	$22.7	5.8%
Expenses:
Direct operating expense	367.2	307.9	59.3	19.3%
Distribution & marketing expense	8.0	8.5	(0.5)	(5.9)%

Gross contribution	41.4	77.5	(36.1)	(46.6)%
General and administrative expenses	17.0	14.3	2.7	18.9%

Segment profit	$24.4	$63.2	$(38.8)	(61.4)%

Direct operating expense as a percentage of revenue	88.1%	78.2%
Gross contribution as a percentage of revenue	9.9%	19.7%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the three months ended September 30, 2024 and 2023. Television Production revenues for the three months ended September 30, 2024 included approximately $111.1 million of revenues from eOne.

	Three Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Revenue:
Television	$313.1	$221.8	$91.3	41.2%
International	49.7	73.6	(23.9)	(32.5)%
Home Entertainment
Digital	34.3	84.2	(49.9)	(59.3)%
Packaged Media	0.5	0.3	0.2	66.7%

Total Home Entertainment	34.8	84.5	(49.7)	(58.8)%
Other	19.0	14.0	5.0	35.7%

	$416.6	$393.9	$22.7	5.8%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in the three months ended September 30, 2024 due to an increase of approximately $91.3 million for revenues from eOne in the current quarter, and an increase of $27.1 million from the licensing of Starz original series to Starz Networks, partially offset by a decrease from reality television programs and other third-party domestic television revenue.

International revenue in the three months ended September 30, 2024 decreased $23.9 million, or 32.5% as compared to the three months ended September 30, 2023 due to a decrease of $15.0 million from revenues from the licensing of Starz original series to Starz Networks, and lower third-party revenue of approximately $10.2 million.

Home entertainment revenue in the three months ended September 30, 2024 decreased $49.7 million due to decreased third-party digital media revenues, and in particular, digital media revenue in the prior year’s quarter for The Continental, partially offset by increased revenue from the licensing of Starz original series to Starz Networks.

Other revenue increased $5.0 million in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023, and primarily reflects revenue of 3 Arts Entertainment, which is generated from commissions and executive producer fees earned related to talent management.

Direct Operating Expense. Direct operating expense of the Television Production segment in the three months ended September 30, 2024 increased $59.3 million, or 19.3%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue increased primarily due to the mix of titles generating revenue in the current quarter as compared to the prior year’s quarter, and in particular, the prior year’s quarter included significant revenue from The Continental, which has a lower amortization rate as compared to the current quarter.

Gross Contribution. Gross contribution of the Television Production segment for the three months ended September 30, 2024 decreased as compared to the three months ended September 30, 2023, due to lower television production revenue and higher direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $2.7 million, or 18.9%. Television Production general and administrative expenses for the three months ended September 30, 2024 included $5.0 million from eOne.

Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023

Consolidated Results of Operations

The following table sets forth our consolidated results of operations for the six months ended September 30, 2024 and 2023. Due to the acquisition of eOne, the six months ended September 30, 2024 includes the results of operations of eOne (acquired December 27, 2023), see Note 3 to our unaudited condensed consolidated financial statements for further details.

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture(1)	$754.0	$802.5	$(48.5)	(6.0)%
Television Production(2)	658.0	612.4	45.6	7.4%

Total revenues	1,412.0	1,414.9	(2.9)	(0.2)%
Expenses:
Direct operating	983.8	872.5	111.3	12.8%
Distribution and marketing	226.6	236.9	(10.3)	(4.3)%
General and administration	177.0	175.5	1.5	0.9%
Depreciation and amortization	8.8	8.0	0.8	10.0%
Restructuring and other	34.9	9.0	25.9	287.8%

Total expenses	1,431.1	1,301.9	129.2	9.9%

Operating income (loss)	(19.1)	113.0	(132.1)	(116.9)%
Interest expense	(121.6)	(101.6)	(20.0)	19.7%
Interest and other income	8.4	5.1	3.3	64.7%
Other expense	(15.2)	(13.7)	(1.5)	10.9%
Loss on extinguishment of debt	(1.5)	—	(1.5)	n/a
Loss on investments, net	—	(1.7)	1.7	(100.0)%
Equity interests income	0.8	1.5	(0.7)	nm

Income (loss) before income taxes	(148.2)	2.6	(150.8)	nm
Income tax provision	(10.1)	(10.4)	0.3	(2.9)%

Net loss	(158.3)	(7.8)	(150.5)	nm
Less: Net loss attributable to noncontrolling interests	1.5	2.5	(1.0)	(40.0)%

Net loss attributable to Lionsgate Studios Corp. shareholders	$(156.8)	$(5.3)	$(151.5)	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the six months ended September 30, 2024 and 2023, includes $136.3 million and $77.1 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the six months ended September 30, 2024 and 2023, includes $189.4 million and $211.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Consolidated revenues decreased $2.9 million in the six months ended September 30, 2024 reflecting decreased revenue in the Motion Picture segment, offset by increased revenue in the Television Production segment.

Motion Picture revenue decreased $48.5 million due to lower home entertainment and theatrical revenue, primarily due to revenue in the prior year’s period from John Wick: Chapter 4, partially offset by increased international and television revenue. Motion Picture revenues for the six months ended September 30, 2024 included approximately $40.4 million of revenues from eOne Motion Picture revenue included $136.3 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $59.2 million from the six months ended September 30, 2023.

Television Production revenue increased $45.6 million due to the inclusion of revenue from eOne of $187.9 million, offset by lower home entertainment digital and international revenue. Television Production revenue included $189.4 million of revenue from licensing Television Production segment product to the Starz Business, representing a decrease of $21.9 million from the six months ended September 30, 2023.

See further discussion in the “Segment Results of Operations” section below.

Direct Operating Expenses. Direct operating expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024		2023		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
		(Amounts in millions)
Direct operating expenses
Motion Picture	$405.9	53.8%	$389.3	48.5%	$16.6	4.3%
Television Production	569.5	86.6%	482.8	78.8%	86.7	18.0%
Other	8.4	nm	0.4	nm	8.0	nm

	$983.8	69.7%	$872.5	61.7%	$111.3	12.8%

nm - Percentage not meaningful.

Direct operating expenses increased in the six months ended September 30, 2024, due to higher direct operating expenses of the Television Production segment due to increased revenues from Television Production and higher direct operating expenses as a percentage of revenue of the Motion Picture segment driven by the performance and costs of the titles released in the quarter, in particular, Borderlands, which resulted in higher direct operating cost in relation to revenue. See further discussion in the “Segment Results of Operations” section below.

Other. Other direct operating expense in the six months ended September 30, 2024 includes rent cost for production facilities that were unutilized as a result of the industry strikes amounting to $10.5 million, which was not allocated to the segments, and is included in direct operating expense. In addition, other direct operating expense in the six months ended September 30, 2024 and 2023 includes COVID related charges, if any, net of insurance recoveries.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$208.1	$220.3	$(12.2)	(5.5)%
Television Production	18.5	16.6	1.9	11.4%

	$226.6	$236.9	$(10.3)	(4.3)%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$142.0	$149.9	$(7.9)	(5.3)%

Distribution and marketing expenses decreased in the six months ended September 30, 2024 and primarily reflects lower Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in the current period. See further discussion in the “Segment Results of Operations” section below.

General and Administrative Expenses. General and administrative expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,				Change
	2024	% of Revenues	2023	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$51.3		$56.1		$(4.8)	(8.6)%
Television Production	34.8		27.0		7.8	28.9%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	59.2		51.0		8.2	16.1%
Share-based compensation expense	27.9		29.0		(1.1)	(3.8)%
Purchase accounting and related adjustments	3.8		12.4		(8.6)	(69.4)%

Total general and administrative expenses	$177.0	12.5%	$175.5	12.4%	$1.5	0.9%

General and administrative expenses increased in the six months ended September 30, 2024, resulting from increased Television Production and corporate general and administrative expenses, partially offset by decreased purchase accounting and related adjustments, Motion Picture general and administrative expenses and share-based compensation expense. Studio Business general and administrative expenses for the six months ended September 30, 2024 included approximately $13.0 million from eOne. See further discussion in the “Segment Results of Operations” section below.

As discussed in “Components of Results of Operations”, following the Separation, the Shared Services Agreement facilitates the allocation of substantially all corporate general and administrative expenses to the Company. For periods prior to the Separation, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased approximately $8.2 million, or 16.1%, primarily due to approximately $6.0 million of corporate general and administrative expenses from eOne.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. For periods prior to the Separation, Lionsgate share-based compensation awards granted to employees of the

Company were reflected in parent net investment within the unaudited condensed consolidated statements of equity (deficit) at the time they are expensed in the unaudited condensed consolidated statements of operations. The following table presents share-based compensation expense by financial statement line item:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$17.0	$21.4
Allocation of Lionsgate corporate and shared employee share-based compensation expense	10.9	7.6

Total share-based compensation included in general and administrative expense	27.9	29.0
Restructuring and other(1)	4.6	0.5

Total share-based compensation expense	$32.5	$29.5

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charge for the amortization of the recoupable portion of the purchase price related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the unaudited condensed consolidated statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $8.6 million, or 69.4%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $7.1 million associated with a lower noncontrolling interest ownership percentage as a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 10 to our unaudited condensed consolidated financial statements). In addition, purchase accounting and related adjustments decreased due to lower amortization of the recoupable portion of the purchase price of 3 Arts Entertainment of $1.3 million, due to the amortization period ending in May 2023.

Depreciation and Amortization Expense. Depreciation and amortization of $8.8 million for the six months ended September 30, 2024 increased $0.8 million from $8.0 million in the six months ended September 30, 2023.

Restructuring and Other. Restructuring and other increased $25.9 million in the six months ended September 30, 2024 as compared to the six months ended September 30, 2023, and includes restructuring and severance costs and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the six months ended September 30, 2024 and 2023 (see Note 15 to our unaudited condensed consolidated financial statements):

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$18.5	$—	$18.5	n/a
Severance(2)	4.1	3.5	0.6	17.1%
Transaction and other costs(3)	12.3	5.5	6.8	123.6%

	$34.9	$9.0	$25.9	287.8%

nm - Percentage not meaningful.

(1)

Amounts in the six months ended September 30, 2024 include impairments of certain operating lease right-of-use and leasehold improvement assets related to the Television Production segment associated with facility leases that will no longer be utilized by the Company primarily related to the integration of eOne.

(2)	Severance costs were primarily related to restructuring, acquisition integration activities and other cost-saving initiatives.
(3)

Transaction and other costs in the six months ended September 30, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters.

Interest Expense. Interest expense of $121.6 million in the six months ended September 30, 2024 increased $20.0 million from the six months ended September 30, 2023 due to higher average interest rates and balances on variable rate corporate debt and film-related obligations, partially offset by a slightly larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility(1)	$31.5	$17.8
Term loans(1)	38.7	43.9
IP credit facilities(2)	6.0	—
Other(3)	28.7	27.0

	104.9	88.7
Amortization of debt issuance costs and other non-cash interest(4)	16.7	12.9

Total interest expense	$121.6	$101.6

(1)

Prior to the Separation, amounts reflect interest attributable to borrowings outstanding under Lionsgate’s Credit Agreement (including the revolving credit facility, term loan A and term loan B). Subsequent to the Separation, amounts reflect interest attributable to borrowings outstanding under the Company’s Intercompany Note with LGCH (see Note 7).

(2)	IP credit facilities interest expense includes interest expense associated with the eOne IP Credit Facility and LG IP Credit Facility.
(3)

Other interest expense includes payments associated with certain film-related obligations (Production Tax Credit Facility, Film Library Facility, Backlog Facility and other, see Note 8 to our unaudited condensed consolidated financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our unaudited condensed consolidated financial statements).

(4)

Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our unaudited condensed consolidated financial statements).

Interest and Other Income. Interest and other income of $8.4 million for the six months ended September 30, 2024 increased as compared to interest and other income of $5.1 million for the six months ended September 30, 2023 due to higher interest income.

Other Expense. Other expense of $15.2 million for the six months ended September 30, 2024 increased as compared to other expense of $13.7 million for the six months ended September 30, 2023. The increase is primarily due to realized and unrealized foreign currency losses in the six months ended September 30, 2024, offset by a decrease in the loss recorded related to our monetization of accounts receivable programs in the six months ended September 30, 2024 as compared to the six months ended September 30, 2023 (see Note 19 to our unaudited condensed consolidated financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.5 million for the six months ended September 30, 2024 related to the write-off of debt issuance costs associated with the September 2024 voluntary prepayment of $355.1 million principal amount of the LGTV Term Loan B and the May 2024 voluntary prepayment of $84.9 million principal amount of the LGTV Term Loan A and $214.1 million of the LGTV Term Loan B. See Note 7 to our unaudited condensed consolidated financial statements.

There was no comparable loss on extinguishment of debt in the six months ended September 30, 2023.

Loss on Investments, net. Loss on investments, net was nil for the six months ended September 30, 2024 as compared to $1.7 million for the six months ended September 30, 2023.

Equity Interests Income. Equity interests income of $0.8 million in the six months ended September 30, 2024 compared to equity interests income of $1.5 million in the six months ended September 30, 2023 due to lower income generated by our equity method investees.

Income Tax Provision. The Company had an income tax provision of $10.1 million and an effective tax rate of (6.8)% in the six months ended September 30, 2024, compared to an income tax provision and effective tax rate of $10.4 million and 400.0%, respectively, for the six months ended September 30, 2023. Our income tax expense and effective income tax rates for the six months ended September 30, 2024 and 2023 differed from the U.S. federal statutory corporate income tax rate of 21% multiplied by income (loss) before taxes due to the mix of our earnings across the various jurisdictions in which our operations are conducted, changes in valuation allowances against our deferred tax assets, certain minimum income and foreign withholding taxes, charges for interest on uncertain tax benefits, and benefits from the releases of reserves for uncertain tax benefits due to the close of audits or expirations of statutes of limitations.

Net Loss Attributable to Lionsgate Studios Corp. Shareholders. Net loss attributable to our shareholders for the six months ended September 30, 2024 was $156.8 million, or basic and diluted net loss per common share of $0.56 on 280.6 million weighted average common shares outstanding. This compares to net loss attributable to our shareholders for the six months ended September 30, 2023 of $5.3 million, or basic and diluted net loss per common share of $0.02 on 253.4 million weighted average common shares outstanding.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023 Segment Results of Operations and Non-GAAP Measures” for further information regarding the Company’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income (loss), to the non-GAAP measure, total segment profit, for the six months ended September 30, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which discusses consolidated results of operations.

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating income (loss)	$(19.1)	$113.0	$(132.1)	(116.9)%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	59.2	51.0	8.2	16.1%
Adjusted depreciation and amortization	6.7	5.2	1.5	28.8%
Restructuring and other	34.9	9.0	25.9	287.8%
COVID-19 related charges (benefit)	(2.1)	(0.4)	(1.7)	nm
Content charges	—	0.8	(0.8)	(100.0)%
Unallocated rent cost included in direct operating expense	10.5	—	10.5	n/a
Adjusted share-based compensation expense	27.9	29.0	(1.1)	(3.8)%
Purchase accounting and related adjustments	5.9	15.2	(9.3)	(61.2)%

Total segment profit	$123.9	$222.8	$(98.9)	(44.4)%

nm - Percentage not meaningful.

See Note 16 to our unaudited condensed consolidated financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our unaudited condensed consolidated statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$754.0	$802.5	$(48.5)	(6.0)%
Television Production	658.0	612.4	45.6	7.4%

	$1,412.0	$1,414.9	$(2.9)	(0.2)%

Segment Profit
Motion Picture	$88.7	$136.8	$(48.1)	(35.2)%
Television Production	35.2	86.0	(50.8)	(59.1)%

Total Segment Profit	$123.9	$222.8	$(98.9)	(44.4)%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the six months ended

September 30, 2024 and 2023:

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$754.0	$802.5	$(48.5)	(6.0)%
Expenses:
Direct operating expense	405.9	389.3	16.6	4.3%
Distribution & marketing expense	208.1	220.3	(12.2)	(5.5)%

Gross contribution	140.0	192.9	(52.9)	(27.4)%
General and administrative expenses	51.3	56.1	(4.8)	(8.6)%

Segment profit	$88.7	$136.8	$(48.1)	(35.2)%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$142.0	$149.9	$(7.9)	(5.3)%
Direct operating expense as a percentage of revenue	53.8%	48.5%
Gross contribution as a percentage of revenue	18.6%	24.0%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the six months ended September 30, 2024 and 2023. Motion Picture revenues for the six months ended September 30, 2024 included approximately $40.4 million of revenues from eOne.

	Six Months Ended September 30,
	2024			2023
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total	Total Increase (Decrease)
	(Amounts in millions)
Motion Picture Revenue
Theatrical	$53.5	$2.6	$56.1	$92.3	$1.8	$94.1	$(38.0)
Home Entertainment
Digital Media	172.4	82.2	254.6	246.4	93.4	339.8	(85.2)
Packaged Media	12.9	8.9	21.8	32.6	9.4	42.0	(20.2)

Total Home Entertainment	185.3	91.1	276.4	279.0	102.8	381.8	(105.4)
Television	180.7	16.0	196.7	134.3	15.0	149.3	47.4
International	176.9	39.1	216.0	139.8	20.9	160.7	55.3
Other	5.1	3.7	8.8	12.2	4.4	16.6	(7.8)

	$601.5	$152.5	$754.0	$657.6	$144.9	$802.5	$(48.5)

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue decreased $38.0 million in the six months ended September 30, 2024 as compared to the six months ended September 30, 2023 due to a decrease of $38.8 million from Lionsgate Original Releases due to revenue in the prior year’s period from the fiscal 2023 theatrical slate release, John Wick: Chapter 4, partially offset by increased revenue from multi-platform releases in the current period, and in particular, The Strangers: Chapter 1.

Home entertainment revenue decreased $105.4 million, or 27.6%, in the six months ended September 30, 2024, as compared to the six months ended September 30, 2023, due to lower digital media revenue of $85.2 million primarily due to decreases from Lionsgate Original Releases. Digital media revenue from Lionsgate Original Releases declined $74.0 million due to revenue in the prior year’s period from our fiscal 2023 and prior theatrical slate titles, and in particular, John Wick: Chapter 4 and Jesus Revolution, which compared to lower revenue in the current period from our fiscal 2024 and prior theatrical slate titles. This decrease in digital media revenue was partially offset by increased digital media revenue in the current period from our fiscal 2025 theatrical slate title, The Ministry of Ungentlemanly Warfare. In addition, the decrease in home entertainment revenue was also due to lower packaged media revenue of $20.2 million primarily due to revenue in the prior year’s period for John Wick: Chapter 4.

Television revenue increased $47.4 million, or 31.7%, in the six months ended September 30, 2024, as compared to the six months ended September 30, 2023 due to an increase from Lionsgate Original Releases of $46.4 million due to a greater number of television windows opening in the current period for our theatrical slate titles, and higher revenue recognized for those titles, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes.

International revenue increased $55.3 million, or 34.4% in the six months ended September 30, 2024, as compared to the six months ended September 30, 2023 due to an increase from Lionsgate Original Releases of $37.1 million driven by higher revenue generated from our fiscal 2025 theatrical slate, and in particular, Borderlands, as compared to our fiscal 2024 theatrical slate, and increased revenue from multi-platform releases, and in particular, The Killer’s Game, offset by revenue in the prior year’s period for John Wick: Chapter 4. In addition, the increase in international revenue was also due to an increase from Other Film of $18.2 million from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to greater direct operating expenses as a percentage of motion picture revenue as compared to the prior year’s period, driven by the change in the mix of titles and product categories generating revenue. In particular, the increase was driven by the performance and cost of the titles released in the period, including Borderlands, which had a higher amortization rate as compared to the titles released in the prior year’s period. Investment in film write-downs included in Motion Picture segment direct operating expense were $18.5 million in the six months ended September 30, 2024, as compared to $27.0 million in the six months ended September 30, 2023.

Distribution and Marketing Expense. The decrease in distribution and marketing expense in the six months ended September 30, 2024 is due to lower theatrical P&A and Premium VOD expense associated with the theatrical slate releases in the current period. In the six months ended September 30, 2024 approximately $20.9 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $19.7 million in the six months ended September 30, 2023 in the Motion Picture segment.

Gross Contribution. Gross contribution of the Motion Picture segment for the six months ended September 30, 2024 decreased as compared to the six months ended September 30, 2023 due to the negative contribution of the theatrical slate titles released in the period, including Borderlands, as a result of higher direct operating expense as a percentage of revenue and lower Motion Picture revenue. These decreases in gross contribution were partially offset by lower Motion Picture distribution and marketing expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment in the six months ended September 30, 2024 decreased $4.8 million, or 8.6%, primarily due to a decrease in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$658.0	$612.4	$45.6	7.4%
Expenses:
Direct operating expense	569.5	482.8	86.7	18.0%
Distribution & marketing expense	18.5	16.6	1.9	11.4%

Gross contribution	70.0	113.0	(43.0)	(38.1)%
General and administrative expenses	34.8	27.0	7.8	28.9%

Segment profit	$35.2	$86.0	$(50.8)	(59.1)%

Direct operating expense as a percentage of revenue	86.6%	78.8%
Gross contribution as a percentage of revenue	10.6%	18.5%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the six months ended September 30, 2024 and 2023. Television Production revenues for the six months ended September 30, 2024 included approximately $187.9 million of revenues from eOne.

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production
Television	$473.2	$371.9	$101.3	27.2%
International	85.5	105.6	(20.1)	(19.0)%
Home Entertainment
Digital	53.2	96.0	(42.8)	(44.6)%
Packaged Media	1.3	0.7	0.6	85.7%

Total Home Entertainment	54.5	96.7	(42.2)	(43.6)%
Other	44.8	38.2	6.6	17.3%

	$658.0	$612.4	$45.6	7.4%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in the six months ended September 30, 2024 due to an increase of approximately $157.6 million for revenues from eOne in the current period and a decrease from reality television programs and other third-party domestic television revenue.

International revenue in the six months ended September 30, 2024 decreased $20.1 million, or 19.0% as compared to the six months ended September 30, 2023 due to a decrease of $26.8 million from revenues from the licensing of Starz original series to Starz Networks, partially offset by increased third-party revenue.

Home entertainment revenue in the six months ended September 30, 2024 decreased $42.2 million, or 43.6% as compared to the six months ended September 30, 2023 due to decreased digital media revenues, and in particular, digital media revenue in the prior year’s period for The Continental, partially offset by increased revenues from the licensing of Starz original series to Starz Networks.

Other revenue in the six months ended September 30, 2024 increased $6.6 million, or 17.3% from the six months ended September 30, 2023, and primarily reflects revenue of 3 Arts Entertainment, which is generated from commissions and executive producer fees earned related to talent management.

Direct Operating Expense. Direct operating expense of the Television Production segment in the six months ended September 30, 2024 increased $86.7 million, or 18.0%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue increased primarily due to the mix of titles generating revenue in the current period as compared to the prior year’s period, and in particular, the prior year’s period included significant revenue from The Continental which has a lower amortization rate as compared to the current period. There were no investment in film and television programs write-downs included in Television Production segment direct operating expense in the six months ended September 30, 2024, as compared to $5.4 million in the six months ended September 30, 2023.

Gross Contribution. Gross contribution of the Television Production segment for the six months ended September 30, 2024 decreased as compared to the six months ended September 30, 2023 due to higher direct operating expenses as a percentage of television production revenue, partially offset by increased television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $7.8 million, or 28.9%. Television Production general and administrative expenses for the six months ended September 30, 2024 included $11.0 million from eOne.

Fiscal 2024 Compared to Fiscal 2023

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2024 and 2023. Due to the acquisition of eOne, fiscal 2024 includes the results of operations of eOne from the acquisition date of December 27, 2023, see Note 2 to our combined financial statements for further details.

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
LG Studios Business
Motion Picture (1)	$1,656.3	$1,323.7	$332.6	25.1%
Television Production (2)	1,330.1	1,760.1	(430.0)	(24.4)%

Total revenues	2,986.4	3,083.8	(97.4)	(3.2)%
Expenses:
Direct operating	1,886.7	2,207.9	(321.2)	(14.5)%
Distribution and marketing	462.3	304.2	158.1	52.0%
General and administration	349.2	387.0	(37.8)	(9.8)%
Depreciation and amortization	15.6	17.9	(2.3)	(12.8)%
Restructuring and other	132.9	27.2	105.7	388.6%

Total expenses	2,846.7	2,944.2	(97.5)	(3.3)%

Operating income	139.7	139.6	0.1	0.1%
Interest expense	(222.5)	(162.6)	(59.9)	36.8%
Interest and other income	19.2	6.4	12.8	200.0%
Other expense	(20.0)	(21.2)	1.2	(5.7)%
Loss on extinguishment of debt	(1.3)	(1.3)	—	—%
Gain on investments, net	3.5	44.0	(40.5)	(92.0)%
Equity interests income	8.7	0.5	8.2	nm

Income (loss) before income taxes	(72.7)	5.4	(78.1)	nm
Income tax provision	(34.2)	(14.3)	(19.9)	139.2%

Net loss	(106.9)	(8.9)	(98.0)	nm
Less: Net loss attributable to noncontrolling interests	13.4	8.6	4.8	55.8%

Net loss attributable to Parent	$(93.5)	$(0.3)	$(93.2)	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2024 and 2023, includes $128.2 million and $44.2 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2024 and 2023, includes $417.7 million and $731.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues decreased $97.4 million in fiscal 2024 reflecting increased revenue in the Motion Picture segment, offset by decreased revenue in the Television Production segment.

Motion Picture revenue increased $332.6 million in fiscal 2024 due to increased home entertainment revenue driven by John Wick: Chapter 4 and The Hunger Games: The Ballad of Songbirds & Snakes, increased theatrical and international revenue primarily from The Hunger Games: The Ballad of Songbirds & Snakes, and higher television and other revenue. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023. Motion Picture revenue included $128.2 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $84.0 million from fiscal 2023.

Television Production revenue decreased $430.0 million due to decreased domestic television revenue from lower licensing of Starz original series to the Starz Business, and lower domestic television revenue, and decreased international, other, and home entertainment revenue. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023. Television Production revenue included $417.7 million of revenue from licensing Television Production segment product to the Starz Business, representing a decrease of $313.6 million from fiscal 2023.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024		2023		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$796.0	48.1%	$666.5	50.4%	$129.5	19.4%
Television Production	1,090.1	82.0%	1,541.5	87.6%	(451.4)	(29.3)%
COVID-19 related charges (benefit)	(0.9)	nm	(8.9)	nm	8.0	(89.9)%
Other	1.5	nm	8.8	nm	(7.3)	(83.0)%

	$1,886.7	63.2%	$2,207.9	71.6%	$(321.2)	(14.5)%

nm - Percentage not meaningful.

Direct operating expenses decreased in fiscal 2024, due to lower direct operating expenses of the Television Production segment due to lower revenues from Television Production, partially offset by higher direct operating expenses of the Motion Picture segment due to higher Motion Picture revenues. See further discussion in the “Segment Results of Operations” section below.

COVID-19 Related Charges (Benefit). In fiscal 2024, direct operating expense included a benefit of $0.9 million, reflecting COVID related costs net of insurance recoveries of $1.0 million (fiscal 2023 - benefit of $8.9 million, net of insurance recoveries of $8.4 million). Direct operating expenses related to the COVID-19 global pandemic have been declining and are expected to continue to decline as the severity of the COVID-19 global pandemic continues to lessen.

Other. Other direct operating expense includes certain other development costs written off, and in fiscal 2023, other direct operating expenses also includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate. These charges are excluded from segment operating results but included in direct operating expense in the combined statement of operations and reflected in the “other” line item above.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$427.0	$270.9	$156.1	57.6%
Television Production	35.3	33.3	2.0	6.0%

	$462.3	$304.2	$158.1	52.0%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$277.7	$149.8	$127.9	85.4%

Distribution and marketing expenses increased in fiscal 2024 primarily reflects greater Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. See further discussion in the “Segment Results of Operations” section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,				Change
	2024	% of Revenues	2023	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$113.9		$109.8		$4.1	3.7%
Television Production	57.9		51.9		6.0	11.6%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6		100.9		9.7	9.6%
Share-based compensation expense	54.8		69.2		(14.4)	(20.8)%
Purchase accounting and related adjustments	12.0		55.2		(43.2)	(78.3)%

Total general and administrative expenses	$349.2	11.7%	$387.0	12.5%	$(37.8)	(9.8)%

General and administrative expenses decreased in fiscal 2024, resulting from decreased purchase accounting and related adjustments and share-based compensation expense, partially offset by increased Television Production, Corporate and Motion Picture general and administrative expenses. LG Studios Business general and administrative expenses for fiscal 2024 included approximately $7.5 million from eOne from the acquisition date of December 27, 2023. See further discussion in the “Segment Results of Operations” section below.

As discussed in “Components of Results of Operations”, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased approximately $9.7 million, or 9.6%, primarily due to an increase in incentive based compensation and approximately $4.0 million allocated corporate general and administrative expenses from eOne from the acquisition date of December 27, 2023. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. The decrease in share-based compensation expense included in general and administrative expense in fiscal 2024, as compared to fiscal 2023 is primarily due to a decrease in the number of share-based payment awards incurring expense in fiscal 2024 as compared to fiscal 2023 and a decrease in the allocation of Lionsgate corporate and shared employee share-based compensation expense. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$39.8	$42.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	15.0	26.7

Total share-based compensation included in general and administrative expense	54.8	69.2
Restructuring and other(1)	7.7	4.2

Total share-based compensation expense	$62.5	$73.4

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charges for the accretion of the noncontrolling interest discount and the amortization of the recoupable portion of the purchase price related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $43.2 million, or 78.3%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $23.5 million associated with decreased earnings of 3 Arts Entertainment in fiscal 2024 due to production delays as a result of the industry strikes, and a lower noncontrolling interest ownership percentage a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 11 to our combined financial statements). In addition, purchase accounting and related adjustments decreased due to lower noncontrolling interest discount amortization of $13.2 million, and decreased amortization of the recoupable portion of the purchase price of 3 Arts Entertainment of $6.4 million, due to the amortization periods ending in November 2022 and May 2023, respectively.

Depreciation and Amortization Expense. Depreciation and amortization of $15.6 million for fiscal 2024 was comparable to depreciation and amortization of $17.9 million in fiscal 2023.

Restructuring and Other. Restructuring and other increased $105.7 million in fiscal 2024 as compared to fiscal 2023, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal years ended March 31, 2024 and 2023 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$12.8	$5.9	$6.9	116.9%
Severance(2)
Cash	27.5	10.8	16.7	154.6%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	7.7	4.2	3.5	83.3%

Total severance costs	35.2	15.0	20.2	134.7%
COVID-19 related charges	—	0.1	(0.1)	(100.0)%
Transaction and other costs(3)	84.9	6.2	78.7	nm

	$132.9	$27.2	$105.7	nm

nm - Percentage not meaningful.

(1)

Amounts in the fiscal year ended March 31, 2024 represent development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. Amounts in the fiscal year ended March 31, 2023 include an impairment of an operating lease right-of-use asset related to the LG Studios Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company.

(2)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In the fiscal year ended March 31, 2024, amounts were due to restructuring activities including integration of the acquisition of eOne and our Motion Picture and Television Production segments.

(3)

Amounts in the fiscal years ended March 31, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed. See Note 11 to our combined financial statements for further information. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the completion of the Transactions.

Interest Expense. Interest expense of $222.5 million in fiscal 2024, increased $59.9 million from fiscal 2023 due to higher average interest rates and balances on variable rate corporate debt and film related obligations, partially offset by a larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$43.0	$12.9
Term loans	90.6	63.0
Other(1)	63.8	64.9

	197.4	140.8
Amortization of debt issuance costs and other non-cash interest(2)	25.1	21.8

Total interest expense	$222.5	$162.6

(1)

Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other, see Note 8 to our audited combined financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).

(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $19.2 million for the fiscal year ended March 31, 2024 increased as compared to interest and other income of $6.4 million for the fiscal year ended March 31, 2023, due to certain insurance recoveries in fiscal 2024.

Other Expense. Other expense of $20.0 million for fiscal 2024 decreased as compared to other expense of $21.2 million for fiscal 2023, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.3 million for fiscal 2024 is due to the write-off of issuance costs associated with the early prepayment of certain production loans.

In fiscal 2023, loss on extinguishment of debt of $1.3 million related to the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023.

Gain on Investments, net. Gain on investments, net, was $3.5 million for fiscal 2024, as compared to gain on investments, net of $44.0 million for fiscal 2023 which primarily represented a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia.

Equity Interests Income. Equity interests income of $8.7 million in fiscal 2024 increased from equity interests income of $0.5 million in fiscal 2023 due to higher income generated by our equity method investees.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $34.2 million in fiscal 2024, compared to an income tax provision of $14.3 million in fiscal 2023. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the LG Studios Business presented on a managed basis as discussed in “Basis of Presentation”, at March 31, 2024, we had state net operating loss carryforwards of approximately $251.6 million which expire in varying amounts beginning in 2025, Canada net operating loss carryforwards of approximately $359.6 million which expire in varying amounts beginning in 2036, Spain net operating loss carryforwards of approximately $96.1 million which expire in varying amounts beginning in 2036, and U.K. net operating loss carryforwards of approximately $95.1 million with no expiration. However, under the managed basis of presentation of the LG Studios Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss carryforwards of the LG Studios Business. Following the Business Combination, through a tax sharing arrangement with Lionsgate, a substantial portion of Lionsgate’s federal net operating loss carryforwards of $1.3 billion and state net operating loss carryforwards of $1.2 billion as of March 31, 2024, are expected to be retained by the LG Studios Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $64.9 million as of March 31, 2024, are expected to be retained by the LG Studios Business. Lionsgate net operating loss carryforwards currently have a significant valuation allowance and the LG Studios Business would need to assess the need for a valuation allowance post Business Combination.

Net Loss attributable to Parent. Net loss attributable to Parent for the fiscal year ended March 31, 2024 was $93.5 million or basic and diluted net loss per common share of $0.42 on 253.4 million weighted average common shares outstanding. This compares to net loss attributable to Parent for the fiscal year ended March 31, 2023 of $0.3 million or basic and diluted net loss per common share of $0.00 on 253.4 million weighted average common shares outstanding.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023- Segment Results of Operations and Non-GAAP Measures” for further information regarding the Company’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which discusses combined results of operations.

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating income	$139.7	$139.6	$0.1	0.1%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6	100.9	9.7	9.6%
Adjusted depreciation and amortization	10.5	12.2	(1.7)	(13.9)%
Restructuring and other	132.9	27.2	105.7	388.6%
COVID-19 related charges (benefit)	(0.9)	(8.9)	8.0	(89.9)%
Content charges	1.5	8.1	(6.6)	(81.5)%
Adjusted share-based compensation expense	54.8	69.2	(14.4)	(20.8)%
Purchase accounting and related adjustments	17.1	61.6	(44.5)	(72.2)%

Total segment profit	$466.2	$409.9	$56.3	13.7%

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$1,656.3	$1,323.7	$332.6	25.1%
Television Production	1,330.1	1,760.1	(430.0)	(24.4)%

	$2,986.4	$3,083.8	$(97.4)	(3.2)%

Segment Profit
Motion Picture	$319.4	$276.5	$42.9	15.5%
Television Production	146.8	133.4	13.4	10.0%

Total Segment Profit	$466.2	$409.9	$56.3	13.7%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,656.3	$1,323.7	$332.6	25.1%
Expenses:
Direct operating expense	796.0	666.5	129.5	19.4%
Distribution & marketing expense	427.0	270.9	156.1	57.6%

Gross contribution	433.3	386.3	47.0	12.2%
General and administrative expenses	113.9	109.8	4.1	3.7%

Segment profit	$319.4	$276.5	$42.9	15.5%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$277.7	$149.8	$127.9	85.4%
Direct operating expense as a percentage of revenue	48.1%	50.4%
Gross contribution as a percentage of revenue	26.2%	29.2%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2024 and 2023. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023.

	Year Ended March 31,
	2024			2023			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$222.4	$4.1	$226.5	$115.6	$5.1	$120.7	$105.8
Home Entertainment
Digital Media	459.7	192.6	652.3	354.7	172.8	527.5	124.8
Packaged Media	57.3	26.7	84.0	35.8	34.7	70.5	13.5

Total Home Entertainment	517.0	219.3	736.3	390.5	207.5	598.0	138.3
Television	240.5	33.9	274.4	173.8	44.0	217.8	56.6
International	332.9	58.1	391.0	298.7	66.3	365.0	26.0
Other	19.8	8.3	28.1	15.1	7.1	22.2	5.9

	$1,332.6	$323.7	$1,656.3	$993.7	$330.0	$1,323.7	$332.6

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $105.8 million in fiscal 2024, as compared to fiscal 2023, due to an increase of $106.8 million from Lionsgate Original Releases driven by the performance of our fiscal 2024 theatrical slate, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, and to a lesser extent, Saw X. The increase was also, to a lesser extent, due to a greater number of theatrical slate releases in fiscal 2024 as compared to fiscal 2023.

Home entertainment revenue increased $138.3 million, or 23.1%, in fiscal 2024, as compared to fiscal 2023, due to higher digital media revenue of $124.8 million. The increase in digital media revenue was due to an increase from Lionsgate Original Releases of $105.0 million due to revenues from John Wick: Chapter 4 (fiscal 2023 theatrical slate title), The Hunger Games: The Ballad of Songbirds & Snakes and previous Hunger Games titles, and to a lesser extent, from a greater number of fiscal 2024 theatrical slate titles released on home entertainment digital media in fiscal 2024 as compared to fiscal 2023. The increase in digital media revenue was also due to an increase from Other Film of $19.8 million from our acquired library titles.

Television revenue increased $56.6 million, or 26.0%, in fiscal 2024, as compared to fiscal 2023, due to an increase from Lionsgate Original Releases of $66.7 million due to a greater number of television windows opening from our fiscal 2024 and fiscal 2023 theatrical slates than from our fiscal 2023 and fiscal 2022 theatrical slates in the prior fiscal year, and higher revenue recognized for those titles, and in particular, John Wick: Chapter 4, partially offset by a decrease from Other Film of $10.1 million primarily from our acquired library titles.

International revenue increased $26.0 million, or 7.1%, in fiscal 2024, as compared to fiscal 2023 due to an increase from Lionsgate Original Releases of $34.2 million driven by higher revenue generated from our fiscal 2024 and fiscal 2023 theatrical slate titles, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, as compared to the revenue generated from our fiscal 2023 and fiscal 2022 theatrical slate titles in the prior fiscal year, partially offset by a lower revenue from direct-to-platform and multi-platform releases. The increase in Lionsgate Original Releases was partially offset by a decrease from Other Film of $8.0 million from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in fiscal 2024. Direct operating expenses as a percentage of motion picture revenue decreased slightly and is driven by the change in the mix of titles and product categories generating revenue in fiscal 2024 as compared to fiscal 2023, in particular the lower amortization rate of our fiscal 2024 theatrical slate as compared to our fiscal 2023 theatrical slate. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2024 were $34.6 million, as compared to $6.2 million in fiscal 2023.

Distribution and Marketing Expense. The increase in distribution and marketing expense in fiscal 2024 is due primarily to higher theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. In the fiscal year ended March 31, 2024 approximately $26.2 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $23.2 million in the fiscal year ended March 31, 2023. We expect Motion Picture distribution and marketing expense in fiscal 2025 to decrease as compared to fiscal 2024.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2024 increased $47.0 million, or 12.2%, as compared to fiscal 2023 due to higher Motion Picture revenue, partially offset by higher distribution and marketing expense and direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment increased $4.1 million, or 3.7%, primarily due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,330.1	$1,760.1	$(430.0)	(24.4)%
Expenses:
Direct operating expense	1,090.1	1,541.5	(451.4)	(29.3)%
Distribution & marketing expense	35.3	33.3	2.0	6.0%

Gross contribution	204.7	185.3	19.4	10.5%
General and administrative expenses	57.9	51.9	6.0	11.6%

Segment profit	$146.8	$133.4	$13.4	10.0%

Direct operating expense as a percentage of revenue	82.0%	87.6%
Gross contribution as a percentage of revenue	15.4%	10.5%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2024 and 2023. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023.

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
Television Production	(Amounts in millions)
Television	$788.5	$1,144.3	$(355.8)	(31.1)%
International	228.8	277.7	(48.9)	(17.6)%
Home Entertainment
Digital	240.6	241.7	(1.1)	(0.5)%
Packaged Media	2.0	3.3	(1.3)	(39.4)%

Total Home Entertainment	242.6	245.0	(2.4)	(1.0)%
Other	70.2	93.1	(22.9)	(24.6)%

	$1,330.1	$1,760.1	$(430.0)	(24.4)%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue decreased $355.8 million, or 31.1% in fiscal 2024 as compared to fiscal 2023, due to a decrease of $243.4 million from revenues from the licensing of fewer Starz original series to Starz Networks, and lower third-party revenue from fewer television episodes delivered, which were unfavorably impacted by the WGA and SAG-AFTRA strikes. These decreases in domestic television revenue were partially offset by an increase of approximately $83.2 million for revenues from eOne from the acquisition date of December 27, 2023.

International revenue in fiscal 2024 decreased $48.9 million, or 17.6%, as compared to fiscal 2023, due to a decrease of $90.6 million from revenues from the licensing of fewer Starz original series to the Starz Business, partially offset by an increase from third-party revenue, which included significant revenue from The Continental - Season 1, and an increase of approximately $7.7 million for revenues from eOne from the acquisition date of December 27, 2023.

Home entertainment revenue in fiscal 2024 was comparable to fiscal 2023.

Other revenue in fiscal 2024 decreased $22.9 million, or 24.6% as compared to fiscal 2023, and primarily reflects lower revenue of 3 Arts Entertainment which is generated from commissions and executive producer fees earned related to talent management and was unfavorably impacted by the WGA and SAG-AFTRA strikes.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2024 decreased $451.4 million, or 29.3%, due to the decrease in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased as compared to fiscal 2023, primarily due to the mix of titles generating revenue in fiscal 2024 as compared to fiscal 2023, and in particular, fiscal 2024 included significant revenue from The Continental which has a lower amortization rate as compared to the titles generating revenue in fiscal 2023. Investment in film and television programs write-downs included in Television Production segment direct operating expense in fiscal 2024 were $8.4 million as compared to $4.6 million in fiscal 2023.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2024 increased by $19.4 million as compared to fiscal 2023 due to lower television production revenue, which was more than offset by lower direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $6.0 million, or 11.6%. Television Production general and administrative expenses for fiscal 2024 included $6.0 million from eOne from the acquisition date of December 27, 2023.

Fiscal 2023 Compared to Fiscal 2022

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2023 and 2022.

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Revenues
LG Studios Business
Motion Picture (1)	$1,323.7	$1,185.3	$138.4	11.7%
Television Production (2)	1,760.1	1,531.0	229.1	15.0%

Total revenues	3,083.8	2,716.3	367.5	13.5%
Expenses:
Direct operating	2,207.9	1,922.1	285.8	14.9%
Distribution and marketing	304.2	315.2	(11.0)	(3.5)%
General and administration	387.0	342.7	44.3	12.9%
Depreciation and amortization	17.9	18.1	(0.2)	(1.1)%
Restructuring and other	27.2	6.3	20.9	nm

Total expenses	2,944.2	2,604.4	339.8	13.0%

Operating income	139.6	111.9	27.7	24.8%
Interest expense	(162.6)	(115.0)	(47.6)	41.4%
Interest and other income	6.4	28.0	(21.6)	(77.1)%
Other expense	(21.2)	(8.6)	(12.6)	146.5%
Loss on extinguishment of debt	(1.3)	(3.4)	2.1	(61.8)%
Gain on investments, net	44.0	1.3	42.7	nm
Equity interests income (loss)	0.5	(3.0)	3.5	(116.7)%

Income before income taxes	5.4	11.2	(5.8)	(51.8)%
Income tax provision	(14.3)	(17.3)	3.0	(17.3)%

Net loss	(8.9)	(6.1)	(2.8)	45.9%
Less: Net loss attributable to noncontrolling interests	8.6	17.2	(8.6)	(50.0)%

Net income (loss) attributable to Parent	$(0.3)	$11.1	$(11.4)	(102.7)%

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2023 and 2022, includes $44.2 million and $38.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2023 and 2022, includes $731.3 million and $610.2 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues increased $367.5 million in fiscal 2023 reflecting increased revenue in the Motion Picture and Television Production segment.

Motion Picture revenue increased $138.4 million in fiscal 2023 due to higher international, theatrical, digital media home entertainment, and other revenue, partially offset by lower packaged media home entertainment and television revenue. Motion Picture revenue included $44.2 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $6.2 million from fiscal 2022.

Television Production revenue increased $229.1 million, due to increased digital home entertainment revenue, increased domestic television revenue from the licensing of Starz original series to the Starz Business, and increased international and other revenue. Television Production revenue included $731.3 million of revenue from licensing Television Production segment product to the Starz Business, representing an increase of $121.1 million from fiscal 2022.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023		2022		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$666.5	50.4%	$547.1	46.2%	$119.4	21.8%
Television Production	1,541.5	87.6%	1,373.9	89.7%	167.6	12.2%
COVID-19 related benefit	(8.9)	nm	(5.2)	nm	(3.7)	71.2%
Other	8.8	nm	6.3	nm	2.5	39.7%

	$2,207.9	71.6%	$1,922.1	70.8%	$285.8	14.9%

nm - Percentage not meaningful.

Direct operating expenses increased in fiscal 2023, due to higher Television Production and Motion Picture revenue and slightly higher other direct operating expense, partially offset by a slight increase in COVID-19 related benefit resulting from insurance and bad debt recoveries (as further described below). See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). We incurred certain incremental costs associated with the COVID-19 pandemic. In fiscal 2023, direct operating expense included a benefit of $8.9 million, net of insurance recoveries of $8.4 million (fiscal 2022 - benefit of $5.2 million, net of insurance recoveries of $15.6 million). The fiscal 2023 benefit also included bad debt recoveries.

Other. In fiscal 2023, other direct operating expenses includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate, with the remaining amount reflecting other corporate development costs written off.

In fiscal 2022, other direct operating expenses includes $5.9 million representing charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, which are excluded from segment operating results but included in direct operating expense in the combined statements of operations.

In addition, the remaining amounts of “other” direct operating expenses in the table above consists of the amortization of the non-cash fair value adjustments on film and television assets associated with the application of purchase accounting related to recent acquisitions.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$270.9	$282.2	$(11.3)	(4.0)%
Television Production	33.3	33.0	0.3	0.9%

	$304.2	$315.2	$(11.0)	(3.5)%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$149.8	$153.3	(3.5)	(2.3)%

Distribution and marketing expenses decreased in fiscal 2023 primarily due to lower Motion Picture home entertainment distribution and marketing expense and slightly lower Motion Picture theatrical P&A and Premium VOD expense. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,			Change
	2023	% of Revenues	2022	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$109.8		$93.1		$16.7	17.9%
Television Production	51.9		40.2		11.7	29.1%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	100.9		80.0		20.9	26.1%
Share-based compensation expense	69.2		70.2		(1.0)	(1.4)%
Purchase accounting and related adjustments	55.2		59.2		(4.0)	(6.8)%

Total general and administrative expenses	$387.0	12.5%	$342.7	12.6%	$44.3	12.9%

General and administrative expenses increased in fiscal 2023, resulting from increases in Corporate, Motion Picture and Television Production general and administrative expenses, partially offset by decreased purchase accounting and related adjustments and share-based compensation expense. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased $20.9 million, or 26.1%, primarily due to an increase in incentive based compensation. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. The decrease in share-based compensation expense included in general and administrative expense in the fiscal year ended March 31, 2023, as compared to the fiscal year ended March 31, 2022 is primarily due to a decrease in the number of share-based payment awards incurring expense in fiscal 2023 as compared to fiscal 2022, partially offset by an increase in the allocation of Lionsgate corporate and shared employee share-based compensation expense. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$42.5	$50.6
Allocation of Lionsgate corporate and shared employee share-based compensation expense	26.7	19.6

Total share-based compensation included in general and administrative expense	69.2	70.2
Restructuring and other(1)	4.2	—

Total share-based compensation expense	$73.4	$70.2

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $4.0 million, or 6.8%, primarily due to lower noncontrolling interest discount amortization of $9.5 million, partially offset by increased noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment of $5.5 million (see further detail in the reconciliation of operating income to total segment profit further below).

Depreciation and Amortization Expense. Depreciation and amortization of $17.9 million for fiscal 2023 decreased $0.2 million from $18.1 million in fiscal 2022.

Restructuring and Other. Restructuring and other increased $20.9 million in fiscal 2023 as compared to fiscal 2022, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2023 and 2022 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$5.9	$—	$5.9	n/a
Severance(2)
Cash	10.8	2.8	8.0	285.7%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	4.2	—	4.2	n/a

Total severance costs	15.0	2.8	12.2	nm
COVID-19 related charges(3)	0.1	1.0	(0.9)	(90.0)%
Transaction and other costs(4)	6.2	2.5	3.7	148.0%

	$27.2	$6.3	$20.9	nm

nm - Percentage not meaningful.

(1)

Amounts in the fiscal year ended March 31, 2023 include impairment of an operating lease right-of-use asset related to the LG Studios Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)	Severance costs in the fiscal years ended March 31, 2023 and 2022 were primarily related to restructuring activities and other cost-saving initiatives.
(3)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(4)

Transaction and other costs in the fiscal years ended March 31, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal matters.

Interest Expense. Interest expense of $162.6 million in fiscal 2023 increased $47.6 million from fiscal 2022 due to higher average interest rates and balances on the Revolving Credit Facility, higher average interest rates on the term loans, and higher average balances and interest rates associated with film related obligations in fiscal 2023. These increases were partially offset by a decrease due to the amortization of unrealized gains in accumulated other comprehensive income (loss) related to the termination of certain of our interest rate swaps on May 20, 2022 (see Note 18 to our audited combined financial statements). The following table sets forth the components of interest expense for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$12.9	$6.6
Term loans	63.0	33.1
Other(1)	64.9	28.8

	140.8	68.5
Amortization of debt issuance costs and other non-cash interest(2)	21.8	46.5

Total interest expense	$162.6	$115.0

(1)

Amounts include payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements) and interest payments associated with certain film obligations (Production Tax Credit Facility, IP Credit Facility, and Backlog Facility and other, see Note 8 to our audited combined financial statements). The increase in other interest expense primarily reflects an increase of $54.6 million related to film related obligations, partially offset by a $19.4 million benefit related to the Company’s interest rate swaps.

(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $6.4 million for the fiscal year ended March 31, 2023 compared to interest and other income of $28.0 million for the fiscal year ended March 31, 2022, due to insurance recoveries on prior shareholder litigation of $22.7 million in fiscal 2022 (see Note 17 to our audited combined financial statements).

Other Expense. Other expense of $21.2 million for fiscal 2023 compared to other expense of $8.6 million for fiscal 2022, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.3 million for fiscal 2023 related to the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023.

In fiscal 2022, loss on extinguishment of debt of $3.4 million related to the amendment of our credit agreement to extend the maturity of a portion of our revolving credit commitments and a portion of our outstanding term A loans, repurchases of the Term Loan B, and the termination of a portion of our revolving credit commitments. See Note 7 to our audited combined financial statements.

Gain on Investments. Gain on investments of $44.0 million for fiscal 2023 primarily represented a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia, compared to a gain on investments of $1.3 million for fiscal 2022.

Equity Interests Income (Loss). Equity interests income of $0.5 million in fiscal 2023 compared to equity interests loss of $3.0 million in fiscal 2022.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $14.3 million in fiscal 2023, compared to an income tax provision of $17.3 million in fiscal 2022. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the LG Studios Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2023, we had U.S. net operating loss carryforwards (“NOLs”) of approximately $27.0 million, which do not expire, state net operating loss carryforwards of approximately $53.9 million which expire in varying amounts beginning 2024. In addition, at March 31, 2023, we had U.S. credit carryforwards related to foreign taxes paid of approximately $7.2 million to offset future federal income taxes that will expire beginning in 2032. However, under the managed basis of presentation of the LG Studios Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the LG Studios Business. Following the Business Combination, through a tax sharing arrangement with Lionsgate, a substantial portion of Lionsgate’s federal NOLs of $1.56 billion and state NOLs of $988.2 million as of March 31, 2023, are expected to be retained by the LG Studios Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $73.0 million as of March 31, 2023, are expected to be retained by the LG Studios Business. Lionsgate NOLs currently have a significant valuation allowance and the LG Studios Business would need to assess the need for a valuation allowance post Business Combination.

Net Income (Loss) attributable to Parent. Net loss attributable to Parent for the fiscal year ended March 31, 2023 was $0.3 million or basic and diluted net loss per common share of $0.00 on 253.4 million weighted average common shares outstanding. This compares to net income attributable to Parent for the fiscal year ended March 31, 2022 of $11.1 million, or basic and diluted net income per common share of $0.04 on 253.4 million weighted average common shares outstanding.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023— Segment Results of Operations and Non-GAAP Measures” for further information regarding the Company’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2023 and 2022. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which discusses combined results of operations.

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Operating income	$139.6	$111.9	$27.7	24.8%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	100.9	80.0	20.9	26.1%
Adjusted depreciation and amortization	12.2	12.4	(0.2)	(1.6)%
Restructuring and other	27.2	6.3	20.9	nm
COVID-19 related charges (benefit)	(8.9)	(5.2)	(3.7)	71.2%
Content charges	8.1	—	8.1	n/a
Charges related to Russia’s invasion of Ukraine	—	5.9	(5.9)	(100.0)%
Adjusted share-based compensation expense	69.2	70.2	(1.0)	(1.4)%
Purchase accounting and related adjustments	61.6	65.3	(3.7)	(5.7)%

Total segment profit	$409.9	$346.8	$63.1	18.2%

nm - Percentage not meaningful.

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$1,323.7	$1,185.3	$138.4	11.7%
Television Production	1,760.1	1,531.0	229.1	15.0%

	$3,083.8	$2,716.3	$367.5	13.5%

Segment Profit
Motion Picture	$276.5	$262.9	$13.6	5.2%
Television Production	133.4	83.9	49.5	59.0%

Total Segment Profit	$409.9	$346.8	$63.1	18.2%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,323.7	$1,185.3	$138.4	11.7%
Expenses:
Direct operating expense	666.5	547.1	119.4	21.8%
Distribution & marketing expense	270.9	282.2	(11.3)	(4.0)%

Gross contribution	386.3	356.0	30.3	8.5%
General and administrative expenses	109.8	93.1	16.7	17.9%

Segment profit	$276.5	$262.9	$13.6	5.2%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$149.8	$153.3	$(3.5)	(2.3)%
Direct operating expense as a percentage of revenue	50.4%	46.2%
Gross contribution as a percentage of revenue	29.2%	30.0%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023			2022			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$115.6	$5.1	$120.7	$54.8	$10.5	$65.3	$55.4
Home Entertainment
Digital Media	354.7	172.8	527.5	325.5	171.6	497.1	30.4
Packaged Media	35.8	34.7	70.5	64.7	50.3	115.0	(44.5)

Total Home Entertainment	390.5	207.5	598.0	390.2	221.9	612.1	(14.1)
Television	173.8	44.0	217.8	213.1	44.8	257.9	(40.1)
International	298.7	66.3	365.0	178.4	56.0	234.4	130.6
Other	15.1	7.1	22.2	9.1	6.5	15.6	6.6

	$993.7	$330.0	$1,323.7	$845.6	$339.7	$1,185.3	$138.4

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $55.4 million in fiscal 2023, as compared to fiscal 2022, due to an increase of $60.8 million from Lionsgate Original Releases driven by the performance of our fiscal 2023 theatrical slate releases, and in particular, John Wick: Chapter 4, Jesus Revolution and Plane (all released in the fourth quarter of fiscal 2023). John Wick: Chapter 4 was theatrically released on March 24, 2023, therefore fiscal 2023 reflects revenue from seven days of the title’s theatrical release. This increase was offset partially by a decrease of $5.4 million from Other Film due to lower revenue from our acquired library titles.

Home entertainment revenue decreased $14.1 million, or 2.3%, in fiscal 2023, as compared to fiscal 2022, due to lower packaged media revenue of $44.5 million, partially offset by higher digital media revenue of $30.4 million. The decrease in packaged media revenue was due to a decrease of $28.9 million from Lionsgate Original Releases due to fewer theatrical slate titles released on packaged media in fiscal 2023 as compared to fiscal 2022, resulting from the timing of our fiscal 2023 theatrical slate releases, and a decrease of $15.6 million from Other Film due to lower revenue from our acquired library and licensed library titles. The increase in digital media revenue was due to an increase of $29.5 million from Lionsgate Original Releases driven by the license of Shotgun Wedding to a direct- to-streaming platform in fiscal 2023, and revenue in fiscal 2023 from the fiscal 2022 theatrical slate release, Moonfall, partially offset by lower revenue from our direct-to-platform (i.e., subscription video-on-demand) and multi-platform releases.

Television revenue decreased $40.1 million, or 15.5%, in fiscal 2023, as compared to fiscal 2022, due to a decrease from Lionsgate Original Releases of $39.3 million due to fewer television windows opening for our theatrical slate titles than in fiscal 2022 resulting from the timing of our fiscal 2023 theatrical slate releases. In particular, fiscal 2023 included revenue from the fiscal 2023 theatrical release, The Unbearable Weight of Massive Talent, and the fiscal 2022 theatrical releases, American Underdog and Moonfall. These compared to revenue in fiscal 2022 from the fiscal 2022 theatrical releases, Spiral, The Hitman’s Wife’s Bodyguard and Voyager, and the fiscal 2021 theatrical releases, Chaos Walking, Barb and Star Go to Vista Del Mar and Fatale.

International revenue increased $130.6 million, or 55.7%, in fiscal 2023, as compared to fiscal 2022, due to an increase from Lionsgate Original Releases of $120.3 million due to higher revenue generated in fiscal 2023 from our fiscal 2023 theatrical slate titles as compared to the revenue in fiscal 2022 from our fiscal 2022 theatrical slate titles, and higher revenue from direct-to-platform (i.e., SVOD) and multi-platform releases. In particular, fiscal 2023 included significant international revenue from the fiscal 2023 theatrical slate titles John Wick: Chapter 4, Shotgun Wedding, and The Unbearable Weight of Massive Talent. In addition, the increase in international revenue reflected an increase of $10.3 million from Other Film due to higher revenue in fiscal 2023 from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in fiscal 2023. The increase in direct operating expenses as a percentage of motion picture revenue is driven by the change in the mix of titles and product categories generating revenue in fiscal 2023 as compared to fiscal 2022, including the higher amortization rate of the fiscal 2023 theatrical slate titles as compared to the fiscal 2022 theatrical slate titles. In addition, fiscal 2023 included an increase in development write-offs of $19.1 million on Lionsgate Original Releases, and an increase of $4.9 million related to foreign exchange losses. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2023 were $6.2 million, as compared to $1.2 million in fiscal 2022.

Distribution and Marketing Expense. The decrease in distribution and marketing expense in fiscal 2023 is due to lower home entertainment distribution and marketing expense and slightly lower theatrical P&A and Premium VOD expense for Lionsgate Original Releases. Theatrical P&A and Premium VOD expense decreased due to lower expense associated with the fiscal 2023 theatrical slate releases, partially offset by higher expense for films to be released in subsequent quarters. In fiscal 2023, approximately $23.2 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters (Are You There God? It’s Me, Margaret, White Bird: A Wonder Story and The Ballad of Songbirds and Snakes), compared to approximately $14.1 million in fiscal 2022. We expect Motion Picture distribution and marketing expense in fiscal 2024 to increase as compared to fiscal 2023, due to our larger expected fiscal 2024 theatrical slate and related theatrical P&A expense.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2023 increased $30.3 million, or 8.5%, as compared to fiscal 2022 due to higher Motion Picture revenue and lower distribution and marketing expense, partially offset by higher direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment increased $16.7 million, or 17.9%, due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,760.1	$1,531.0	$229.1	15.0%
Expenses:
Direct operating expense	1,541.5	1,373.9	167.6	12.2%
Distribution & marketing expense	33.3	33.0	0.3	0.9%

Gross contribution	185.3	124.1	61.2	49.3%
General and administrative expenses	51.9	40.2	11.7	29.1%

Segment profit	$133.4	$83.9	$49.5	59.0%

Direct operating expense as a percentage of revenue	87.6%	89.7%
Gross contribution as a percentage of revenue	10.5%	8.1%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Television Production
Television	$1,144.3	$1,094.5	$49.8	4.6%
International	277.7	256.5	21.2	8.3%
Home Entertainment Revenue
Digital	241.7	85.1	156.6	184.0%
Packaged Media	3.3	6.9	(3.6)	(52.2)%

Total Home Entertainment Revenue	245.0	92.0	153.0	166.3%
Other	93.1	88.0	5.1	5.8%

	$1,760.1	$1,531.0	$229.1	15.0%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in fiscal 2023 as compared to fiscal 2022, due to an increase of $62.6 million from revenues from the licensing of Starz original series Power Book II: Ghost Season 3, Power Book IV: Force Season 2, Heels Season 2, P-Valley Season 2, BMF Season 2, and Power Book III: Raising Kanan Seasons 2 and 3, among others) to the Starz Business, partially offset by a decrease from fewer television episodes delivered to third-parties.

International revenue in fiscal 2023 increased $21.2 million, or 8.3%, as compared to fiscal 2022, due to revenue in fiscal 2023 from Mythic Quest Season 3, The First Lady Season 1 and Acapulco Season 2, as compared to revenue in fiscal 2022 from Pam & Tommy Season 1, Dear White People Season 4 and Acapulco Season 1. In addition, the increase reflects an increase of $8.5 million from revenues from the licensing of Starz original series to the Starz Business.

Home entertainment revenue in fiscal 2023 increased $153.0 million, or 166.3%, as compared to fiscal 2022, due to digital media revenue in fiscal 2023 from Schitt’s Creek Seasons 1 to 6 from the license to a streaming platform, Nashville Season 1 to 6, and Ghosts Season 1, which compared to digital media revenue in fiscal 2022 for Weeds Seasons 1 to 8 and Welcome to Flatch Season 1. In addition, the increase reflects higher digital media revenues of $49.6 million from the licensing of Starz original series to the Starz Business.

Other revenue increased in fiscal 2023 as compared to fiscal 2022, and primarily includes revenue of 3 Arts Entertainment which is generated from commissions and executive producer fees earned related to talent management.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2023 increased $167.6 million, or 12.2%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased slightly as compared to fiscal 2022, primarily due to the mix of titles generating revenue in fiscal 2023 as compared to fiscal 2022. In addition, fiscal 2023 included lower write-downs to fair value of investment in film and television programs, amounting to $4.6 million in aggregate, as compared to $34.9 million in fiscal 2022.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2023 increased by $61.2 million as compared to fiscal 2022 due to increased television production revenue, partially offset by higher direct operating expenses.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $11.7 million, or 29.1%, due to increases in salaries and related expenses and incentive based compensation.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in the six months ended September 30, 2024 were provided principally through cash generated from operations, our Intercompany Note, Intercompany Revolver, eOne IP Credit Facility, LG IP Credit Facility, our film related obligations (as further discussed below), the monetization of trade accounts receivable and prior to the Studio Separation, Lionsgate’s Senior Credit Facilities and parent net investments. Prior to the Studio Separation, from time to time, sources of cash also included cash generated from the Starz Business and contributed to the LG Studios Business through parent net investment.

As discussed in “Studio Separation and Business Combination”, on May 13, 2024, Lionsgate consummated the transactions contemplated by the Business Combination which, in addition to establishing the LG Studios Business as a standalone publicly traded entity, resulted in approximately $330.0 million of gross proceeds, including $254.3 million in PIPE financing. Shortly after the closing of the Business Combination, approximately $299.0 million was transferred to a wholly-owned subsidiary of Lionsgate in partial repayment of the Intercompany Note described below.

As of September 30, 2024 and March 31, 2024 we had cash and cash equivalents of $210.8 million and $277.0 million, respectively.

Corporate Debt

Our corporate debt at September 30, 2024, excluding film related obligations discussed further below, consisted of the following:

•

Intercompany Note: In connection with the Studio Separation and Business Combination, on May 8, 2024, Lions Gate Capital Holdings LLC, a Delaware limited liability company and subsidiary of Lionsgate (“LGCH”), which is not a consolidated subsidiary of Lionsgate Studios, as lender, entered into an intercompany note and assumption agreement (the “Intercompany Note”) with Lions Gate Television Inc., a Delaware corporation and wholly owned consolidated subsidiary of the Company (“LGTV”), as borrower and assuming party.

The Intercompany Note at September 30, 2024, excluding the Intercompany Revolver and film related obligations discussed further below, consisted of the following:

•

LGTV Revolver. We have a $1.1 billion revolving credit facility (with $421.5 million outstanding at September 30, 2024) due April 2026 (the “LGTV Revolver”). We maintain significant availability under our LGTV Revolver, which is currently used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.

•	LGTV Term Loan A. We have a term loan A facility due April 2026 (the “LGTV Term Loan A”), with $314.4 million outstanding at September 30, 2024.

•

LGTV Term Loan B. We have a term loan B facility due March 2025 (the “LGTV Term Loan B”, and, together with the LGTV Revolving Credit Facility and the LGTV Term Loan A, the “Intercompany Note”), with $250.0 million outstanding at September 30, 2024.

•

Intercompany Revolver: In connection with the Studio Separation and Business Combination, on May 13, 2024, LGAC International LLC, a Delaware limited liability company and wholly owned consolidated subsidiary of the Company (“LGAC International”) and Lions Gate Capital Holdings 1, Inc., a Delaware corporation and subsidiary of Lionsgate (“LGCH1”) entered into a revolving credit agreement (the “Intercompany Revolver”), pursuant to which LGAC International and LGCH1 agreed to make revolving loans to each other from time to time provided that the net amount owing by one party to the other at any particular time may not exceed $150.0 million. There was $80.4 million outstanding and due to LGCH1 at September 30, 2024. The Intercompany Revolver will, among other things, terminate in connection with a full separation of the entities.

•

eOne IP Credit Facility: In July 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “eOne IP Credit Facility”) based on and secured by the Company’s intellectual property rights primarily associated with certain titles acquired as part of the eOne acquisition. The maximum principal amount of the eOne IP Credit Facility is $340.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries, with $340.0 million outstanding as of September 30, 2024. The eOne IP Credit Facility matures on July 3, 2029.

•

LG IP Credit Facility: In September 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “LG IP Credit Facility”) based on and secured by the Company’s intellectual property rights primarily associated with certain titles. The maximum principal amount of the LG IP Credit Facility is $455.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries, with $455.0 million outstanding as of September 30, 2024. The LG IP Credit Facility matures on September 30, 2029.

In November 2024, the Company closed an amendment to its LG IP Credit Facility which increased the maximum principal amount of the LG IP Credit Facility to $720.0 million. The Company borrowed $265.0 million under the LG IP Credit Facility, and used the net proceeds to pay in full the remaining $250.0 million principal amount of the Term Loan B, together with accrued and unpaid interest thereon.

In December 2024, the Company closed on an additional amendment to its LG IP Credit Facility which increased the maximum principal amount of the LG IP Credit Facility to $850.0 million. The Company borrowed $130.0 million under the LG IP Credit Facility.

•

Lionsgate Exchange Notes and Existing Notes: As discussed in Note 7 to our unaudited condensed consolidated financial statements, on May 8, 2024, LGCH1, an indirect, wholly-owned subsidiary of Lionsgate, which is not a consolidated subsidiary of Lionsgate Studios, issued $389.9 million aggregate principal amount of the 5.5% senior notes due 2029 (the “Exchange Notes”). The Exchange Notes were exchanged by Lionsgate for an equivalent amount of Lionsgate’s existing 5.5% senior notes due 2029 (the “Existing Notes”). The Exchange Notes initially bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the separation of the Starz Business from the Studio Business. Lionsgate may redeem the Exchange Notes, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture governing the Exchange Notes, at certain specified redemption prices set forth in the indenture governing the Exchange Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Exchange Notes and Existing Notes and related interest expense are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company and certain of its subsidiaries are currently guarantors under the Exchange Notes and Existing Notes. Upon completion of the separation of the Starz Business from the Studio Business, the Exchange Notes will become obligations of the Company and will be reflected in the Company’s unaudited condensed consolidated financial statements.

Lionsgate’s Senior Credit Facilities

See Note 7 to our audited combined financial statements for a discussion of Lionsgate’s Senior Credit Facilities reflected as corporate debt in periods prior to the Studio Separation.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions. Our film related obligations at September 30, 2024 include the following:

•

Production Loans: Production loans represent individual and multi-title loans for the production of film and television programs that we produce. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis. At September 30, 2024 and March 31, 2024, there was $1,244.8 million and $1,292.2 million, respectively, outstanding of production loans.

•

Production Tax Credit Facility: We have a $260.0 million non-recourse senior secured revolving credit facility due January 2025 based on collateral consisting solely of certain of the Company’s tax credit receivables (the “Production Tax Credit Facility”). As of September 30, 2024, tax credit receivables amounting to $344.2 million represented collateral related to the Production Tax Credit Facility. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At September 30, 2024 and March 31, 2024 there was $260.0 million and $260.0 million, respectively, outstanding under the Production Tax Credit Facility.

•

Film Library Facility: In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the “Film Library Facility”) based on the collateral consisting solely of certain of our rights in certain acquired library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the Film Library Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At September 30, 2024 and March 31, 2024, there was $94.2 million and $109.9 million, respectively, outstanding under the Film Library Facility.

•	Backlog Facility and Other:

•	Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”)

based on collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. The Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years and 90 days after the revolving period ends, currently August 14, 2027. As of September 30, 2024 and March 31, 2024 there was $160.2 million and $175.0 million, respectively, outstanding under the Backlog Facility.

•

Other. The Company has other loans which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of September 30, 2024 and March 31, 2024, there was $113.0 million and $112.3 million, respectively, outstanding under the “other” loans, of which $55.1 million has a contractual repayment date in July 2025 and $57.9 million has a contractual repayment date in April 2027. As of September 30, 2024, accounts receivable amounting to $72.7 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at September 30, 2024 amounting to $65.6 million represented collateral related to the “other” loans.

See Note 8 to our unaudited condensed consolidated financial statements and Note 8 to our audited combined financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and previously have included a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our unaudited condensed consolidated financial statements and Note 19 to our audited combined financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, capital expenditures, and acquisitions of or investment in businesses.

In addition, the Company has a redeemable noncontrolling interest balance of $99.7 million as of September 30, 2024, related to its acquisition of a controlling interest, consisting of a limited liability company interest in 3 Arts Entertainment, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 10 to our unaudited condensed consolidated financial statements).

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. In addition to the cash requirements of any potential future redemption of our noncontrolling interests as discussed above, which we may fund with a combination of cash on hand, borrowings under our line of credit and/ or new financing arrangements, we have other anticipated cash requirements outside of our normal operations.

In the short-term, we currently expect that our cash requirements for productions will increase and our marketing spend will decrease in fiscal 2025 as compared to fiscal 2024.

However, we currently believe that cash flow from operations, cash on hand, Intercompany Note availability, Intercompany Revolver availability, the monetization of trade accounts receivable, tax-efficient financing, the availability from other financing obligations and available production or intellectual property financing, will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next 12 months and beyond, including the funding of future film and television production and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Our current financing strategy is to fund operations and to leverage investment in films and television programs in the short-term and long-term, through our cash flow from operations, our revolving credit facility, eOne IP Credit Facility, LG IP Credit Facility, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our Film Library Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates and bank failures has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our Intercompany Note and film related obligations. The following table sets forth our significant contractual and other obligations as of September 30, 2024 and the estimated timing of payment:

	Total	Next 12 Months	Beyond 12 Months
	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of September 30, 2024 (on-balance sheet arrangements)
Corporate debt:
Intercompany Revolver(1)	$80.4	$80.4	$—
Intercompany Note(1)
LGTV Revolver	421.5	—	421.5
LGTV Term Loan A	314.4	44.5	269.9
LGTV Term Loan B	250.0	250.0	—
eOne IP Credit Facility(1)	340.0	34.0	306.0
LG IP Credit Facility(1)	455.0	34.1	420.9
Film related obligations(2)	1,863.1	1,634.7	228.4
Content related payables(3)	45.3	37.0	8.3
Operating lease obligations	350.0	46.3	303.7

	4,119.7	2,161.0	1,958.7

Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(4)	274.2	167.2	107.0
Interest payments(5)	307.0	125.9	181.1
Other contractual obligations	451.8	94.2	357.6

	1,033.0	387.3	645.7

Total future repayment of debt and other commitments under contractual obligations (6)	$5,152.7	$2,548.3	$2,604.4

(1)	See Note 7 to our unaudited condensed consolidated financial statements for further information on our corporate debt.
(2)	See Note 8 to our unaudited condensed consolidated financial statements for further information on our film related obligations.
(3)	Content related payables include minimum guarantees included on our consolidated balance sheet, which represent amounts payable for film or television rights that we have acquired or licensed.
(4)

Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the consolidated balance sheets as they did not then meet the criteria for recognition.

(5)

Includes cash interest payments on our Intercompany Note, eOne IP Credit Facility, LG IP Credit Facility, and film related obligations, based on the applicable SOFR interest rates at September 30, 2024, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(6)

Not included in the amounts above are $93.2 million included in other liabilities-non current representing the compensatory portion of 3 Arts Entertainment noncontrolling interest and $99.7 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments (see Note 10 to our unaudited condensed consolidated financial statements).

For additional details of contingencies, see Note 17 to our unaudited condensed consolidated financial statements and Note 17 to our audited combined financial statements.

Post Completion of the Transactions Restructuring of Lionsgate Studio Corporate Debt

In connection with the completion of the Transactions, the Intercompany Note and Intercompany Revolver are expected to be terminated. Additionally, upon completion of the Transactions, the Exchange Notes are expected to become obligations of the Company and will be reflected in the Company’s financial statements at that time. Our ability to fund our operations and capital needs depends upon our ability to generate ongoing cash from operations and our access to the capital markets.

We anticipate that the Lionsgate Senior Credit Facilities will be terminated upon completion of the Transactions.

We further anticipate the Company to enter into new revolving credit and asset backed facilities with an aggregate principal amount sufficient to repay the then current outstanding principal balances of Lionsgate’s Revolving Credit Facility and Term Loan A. As of September 30, 2024, the outstanding balances under Lionsgate’s Revolving Credit Facility, Term Loan A and Term Loan B are $421.5 million, $314.4 million and $250.0 million, respectively. With a portion of the proceeds received from the amended LG IP Credit Facility obtained in November 2024 and December 2024 discussed above, the Company repaid in full the remaining $250.0 million principal amount of Term Loan B in November 2024. Interest rates on borrowings are expected to be based on prevailing market interest rates for borrowers of a similar size and credit rating as us, which we currently estimate to be more than our current rates on Lionsgate’s existing Senior Credit Facilities. However, there can be no assurance we can obtain financing at these rates which will depend on a number of factors including the market conditions at the time. See “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate” included elsewhere in this joint proxy statement/ prospectus for more information. The amounts to be refinanced prior to or at the time of the completion of the Transactions will differ from amounts outstanding as of September 30, 2024 and depending on the market conditions and cash levels at Lionsgate at the time of the completion of the Transactions, New Lionsgate could borrow more than or less than the amounts outstanding under our existing debt arrangements.

We expect the new facilities to include customary events of default and affirmative and negative covenants as well as a maintenance covenants.

As previously discussed, a portion of Lionsgate’s senior notes that were not part of the Exchange Notes as described above, amounting to $325.1 million will remain obligations of the Starz Business upon completion of the Transactions. Additionally, Lionsgate currently anticipates that the Starz Business will have an initial minimum cash balance of approximately $25 million following the completion of the Transactions. The minimum cash balance could require Lionsgate to either transfer cash to or receive cash from the Starz Business in connection with the completion of the Transactions.

A final determination regarding our debt and capital structure and the debt and capital structure of the Starz Business has not yet been made. Our ability to obtain financing and the terms and amounts of such financing will depend on, among other things, our business plans, operating performance, the condition of capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies.

Following the completion of the Transactions and debt restructuring, we expect to begin operations as an independent company with cash and cash equivalents as set forth under “New Lionsgate Capitalization”, included elsewhere in this joint proxy statement/ prospectus. We believe that our financing arrangements, future cash from operations and access to capital markets will provide adequate resources to fund our future cash flow needs.

Discussion of Operating, Investing, Financing Cash Flows

Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023

Cash, cash equivalents and restricted cash decreased by $66.3 million for the six months ended September 30, 2024 and decreased by $32.7 million for the six months ended September 30, 2023, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by (used in) operating activities for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023	Net Change
	(Amounts in millions)
Net Cash Flows Provided By (Used In) Operating Activities	$(199.7)	$273.5	$(473.2)

Cash flows used in operating activities for the six months ended September 30, 2024 were $199.7 million compared to cash flows provided by operating activities of $273.5 million for the six months ended September 30, 2023.

The decrease in cash provided by operating activities is due to greater cash used in changes in operating assets and liabilities of $439.0 million. The decrease in cash provided by changes in operating assets and liabilities was driven by higher cash used for investment in film and television programs, decreases in participations and residuals, and greater decreases in accounts payable and accrued liabilities, partially offset by greater proceeds from decreases in accounts receivable, net, and increases in deferred revenue.

Investing Activities. Cash flows used in investing activities for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Investing Activities:
Net proceeds from purchase price adjustments for eOne acquisition (see Note 3)	$12.0	$—
Proceeds from the sale of other investments	—	0.2
Investment in equity method investees and other	(2.0)	(11.3)
Acquisition of assets (film library and related assets)	(35.0)	—
Other	—	6.5
Capital expenditures	(8.6)	(3.5)

Net Cash Flows Used In Investing Activities	$(33.6)	$(8.1)

Cash flows used in investing activities were $33.6 million for the six months ended September 30, 2024 compared to cash flows used in investing activities of $8.1 million for the six months ended September 30, 2023, primarily due to cash used for the acquisition of a film library and related assets, partially offset by proceeds from the settlement of certain working capital items pursuant to the Purchase Agreement for eOne in the current period.

Financing Activities. Cash flows provided by (used in) financing activities for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Financing Activities:
Debt - borrowings	$2,537.4	$1,084.5
Debt - repurchases and repayments	(2,448.8)	(1,104.1)

Net proceeds from (repayments and repurchases of) debt	88.6	(19.6)
Film related obligations - borrowings	1,152.6	813.9
Film related obligations - repayments	(1,236.0)	(1,028.0)

Net proceeds from (repayments of) film related obligations	(83.4)	(214.1)
Net cash proceeds from the Business Combination and related transactions	283.1	—
Parent net investment	(94.6)	(63.2)
Other financing activities	(26.7)	(1.2)

Net Cash Flows Provided By (Used In) Financing Activities	$167.0	$(298.1)

Cash flows provided by financing activities were $167.0 million for the six months ended September 30, 2024 compared to cash flows used in financing activities of $298.1 million for the six months ended September 30, 2023. Parent net investment reflects the net funding provided to or distributions received from the Starz Business prior to the Separation.

Cash flows provided by financing activities for the six months ended September 30, 2024 primarily reflects the net proceeds from the Business Combination and related transaction of $283.1 million and net proceeds from debt of $88.6 million, which was partially offset by net film related obligations repayments of $83.4 million, and cash used for other financing activities of $26.7 million. Net proceeds from debt of $88.6 million in the six months ended September 30, 2024 included the below transactions, along with required repayments on our term loans and borrowings and repayments under our revolving credit facility for working capital purposes:

•	In May 2024, we used the proceeds from the Business Combination to prepay $84.9 million principal amount of the LGTV Term Loan A and $214.1 million of the LGTV Term Loan B.

•	In July 2024 and September 2024, we borrowed $340.0 million under the eOne IP Credit Facility and $455.0 million under the LG IP Credit Facility, respectively.

•	In September 2024, we used the proceeds from the LG IP Credit Facility to prepay $355.1 million principal amount of the LGTV Term Loan B.

Cash flows used in parent net investment for the six months ended September 30, 2024 of $94.6 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business prior to the Separation.

Cash flows used in financing activities for the six months ended September 30, 2023 primarily reflects net film related obligations repayments of $214.1 million due to net repayments under production loans and the Production Tax Credit Facility of $153.7 million and net repayments under the Backlog Facility, Film Library Facility and other of $60.4 million. In addition, net cash flows used in financing activities includes net debt repayments of $19.6 million due to required repayments on our term loans and payments for other financing activities of $1.2 million.

Cash flows used in parent net investment for the six months ended September 30, 2023 of $63.2 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Fiscal 2024 Compared to Fiscal 2023 and Fiscal 2023 Compared to Fiscal 2022

Cash, cash equivalents and restricted cash increased by $82.2 million for the fiscal year ended March 31, 2024, decreased by $17.1 million for the fiscal year ended March 31, 2023 and decreased by $90.2 million for the fiscal year ended March 31, 2022, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by operating activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended March 31,
	2024	2023	2022	2024 vs 2023 Net Change	2023 vs 2022 Net Change
	(Amounts in millions)
Net Cash Flows Provided By Operating Activities	$488.9	$346.1	$(435.0)	$142.8	$781.1

Cash flows provided by operating activities for the fiscal year ended March 31, 2024 were $488.9 million compared to cash flows provided by operating activities of $346.1 million for the fiscal year ended March 31, 2023 and cash flows used in operating activities of $435.0 million for the fiscal year ended March 31, 2022.

The increase in cash provided by operating activities is due to greater cash provided by changes in operating assets and liabilities of $483.7 million. The greater cash provided by changes in operating assets and liabilities was driven by lower cash used for investment in film and television programs and program rights, greater proceeds from decreases in accounts receivable, net, and increases in deferred revenue, partially offset by lower increases in participations and residuals and greater decreases in accounts payable and accrued liabilities. Fiscal 2023 also included proceeds from the termination of interest rate swaps (see further discussion below for interest rate swap transactions in fiscal 2023).

During the fiscal year ended March 31, 2023, we terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative that was a designated cash flow hedge), and received approximately $56.4 million. The $56.4 million received was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps (and presented in the “proceeds from the termination of interest rate swaps” line item on the combined statement of cash flows), and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see “Financing Activities” below). See Note 18 to our audited combined financial statements.

Investing Activities. Cash flows provided by (used in) investing activities for the fiscal years ended March 31, 2024, 2023 and 2022 were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	$(331.1)	$—	$—
Proceeds from the sale of equity method and other investments	5.2	46.3	1.5
Investment in equity method investees and other	(13.3)	(17.5)	(14.0)
Distributions from equity method investees and other	0.8	1.9	7.2
Acquisition of assets (film library and related assets)	—	—	(161.4)
Other	16.5	7.1	(7.9)
Capital expenditures	(9.9)	(6.5)	(6.1)

Net Cash Flows Provided By (Used In) Investing Activities	$(331.8)	$31.3	$(180.7)

Cash flows used in investing activities were $331.8 million for the fiscal year ended March 31, 2024 compared to cash flows provided by investing activities of $31.3 million for the fiscal year ended March 31, 2023 and cash flows used in investing activities of $180.7 million for the fiscal year ended March 31, 2022. Cash used in investing activities in fiscal 2024 reflects cash used for the purchase of eOne, net of cash acquired. Cash provided by investing activities in fiscal 2023 reflects proceeds from the sale of a portion of our ownership interest in STARZPLAY Arabia, partially offset by cash used for investment in equity method investees and other as reflected above. Cash used in investing activities in fiscal 2022 primarily relates to cash used for the acquisition of a film library and related assets and investment in equity method investees and other as reflected above.

Financing Activities. Cash flows used in financing activities for the fiscal years ended March 31, 2024, 2023 and 2022 were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Financing Activities:
Debt- borrowings	$3,145.0	$1,523.0	$1,494.3
Debt- repurchases and repayments	(2,611.4)	(1,745.8)	(1,629.5)

Net repayments and repurchases of debt	533.6	(222.8)	(135.2)
Film related obligations- borrowings	1,820.8	1,584.7	1,083.0
Film related obligations- repayments	(1,942.9)	(956.5)	(272.6)

Net proceeds from film related obligations	(122.1)	628.2	810.4
Parent net investment	(290.1)	(621.3)	(119.7)
Other financing activities	(196.3)	(178.6)	(30.0)

Net Cash Flows Used In Financing Activities	$(74.9)	$(394.5)	$525.5

Cash flows used in financing activities were $74.9 million for the fiscal year ended March 31, 2024 compared to cash flows used in financing activities of $394.5 million for the fiscal year ended March 31, 2023. Parent net investment reflects the net funding provided to or distributions received from the Starz Business.

Cash flows used in financing activities for fiscal 2024 primarily reflects parent net investment of $290.1 million, net cash used for other financing activities of $196.3 million, representing primarily the purchase of an additional interest in 3 Arts Entertainment of approximately $194 million, and net film related obligations repayments of $122.1 million due to net repayments under production loans and the Production Tax Credit Facility of $146.3 million, offset by net borrowings under the Backlog Facility, IP Credit Facility and other of $24.2 million.

These uses of cash were partially offset by net proceeds from debt of $533.6 million in fiscal 2024, which included net borrowings under our revolving credit facility of $575.0 million (of which $375.0 million was used to fund the purchase of eOne and approximately $194 million was used to fund the acquisition of an additional interest in 3 Arts Entertainment), which were offset by required repayments on our term loans.

Cash flows used in parent net investment in fiscal 2024 of $290.1 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Cash flows used in financing activities for fiscal 2023 primarily reflects net debt repayments and repurchases of $222.8 million, parent net investment of $621.3 million and other financing activities of $178.6 million, offset by net film related obligations borrowings of $628.2 million due to net borrowings under production loans and the Production Tax Credit Facility of $385.4 million and net borrowings under the Backlog Facility, IP Credit Facility and Distribution Loans of $242.8 million.

Net debt repayments and repurchases of $222.8 million in fiscal 2023 included the below transaction, along with required repayments on our term loans:

•	In April 2022, we voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million.

Cash flows used in parent net investment in fiscal 2023 of $621.3 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

In addition, other financing activities in the fiscal year ended March 31, 2023 includes $134.5 million for interest rate swap settlement payments due to the pay down of the financing component of our terminated interest rate swaps in fiscal 2023 (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see discussion above in “Operating Activities”, and Note 18 to our audited combined financial statements). Other financing activities also includes the purchase of noncontrolling interest of $36.5 million representing the settlement of the exercised Pilgrim Media Group put option.

Cash flows provided by financing activities for fiscal 2022 primarily reflects net proceeds from film related obligations of $810.4 million due to net borrowings under production loans and the Production Tax Credit Facility of $691.7 million and net borrowings under the IP Credit Facility of $118.7 million, offset by net debt repayments and repurchases of $135.2 million. Net debt repayments and repurchases of $135.2 million in fiscal 2022 include the below transactions, along with required repayments on our term loans and other items:

•

On April 6, 2021, we amended our Credit Agreement to, among other things, extend the maturity of a portion of our revolving credit commitments, amounting to $1.25 billion, and a portion of our outstanding term A loans, amounting to $444.9 million to April 6, 2026.

•	During fiscal 2022, the Company also completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk. See Note 18 to our unaudited condensed consolidated financial statements for additional information on our financial instruments, and see “Quantitative and Qualitative Disclosures About Market Risk” found in our Prospectus.

Certain of our borrowings, primarily borrowings under our Intercompany Note, eOne IP Credit Facility, LG IP Credit Facility, and our film related obligations, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the LGTV Revolver and LGTV Term Loan A is a percentage per annum equal to SOFR plus 0.10% plus 1.75% margin. The applicable margin with respect to loans under our LGTV Term Loan B is a percentage per annum equal to SOFR plus 0.10% plus 2.25% margin. Advances under the eOne Credit Facility and LG IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum. Assuming the LGTV Revolver is drawn up to its maximum borrowing capacity of $1.1 billion, based on the applicable SOFR in effect as of September 30, 2024, each quarter point change in interest rates would result in a $1.3 million change in annual net interest expense on the LGTV Revolver, LGTV Term Loan A, LGTV Term Loan B, eOne IP Credit Facility, LG IP Credit Facility, and interest rate swap agreements.

The variable interest film related obligations (which includes our production loans, Production Tax Credit Facility, Film Library Facility, Backlog Facility and other) incur primarily SOFR-based interest, with applicable margins ranging from 0.25% to 3.25% per annum. A quarter point increase of the interest rates on the variable interest film related obligations would result in $3.1 million in additional costs capitalized to the respective film or television asset for production loans (based on the outstanding principal amount of such loans), and a $1.6 million change in annual net interest expense (based on the outstanding principal amount of such loans, and assuming the Production Tax Credit Facility and Backlog Facility are utilized up to their maximum capacity of $260.0 million and $175.0 million, respectively).

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of September 30, 2024:

	Six Months Ending March 31,	Year Ending March 31,						Fair Value
	2025	2026	2027	2028	2029	Thereafter	Total	September 30, 2024
		(Amounts in millions)
Variable Rates:
Intercompany Revolver(1)	$80.4	$—		$—	$—	$—	$80.4	$80.4
Average Interest Rate	6.70%	—	—	—	—	—
LGTV Revolving Credit Facility(1)	—	—	421.5	—	—	—	421.5	421.5
Average Interest Rate	—	—	6.70%	—	—	—
LGTV Term Loan A(1)	22.2	44.5	247.7	—	—	—	314.4	312.9
Average Interest Rate	6.70%	6.70%	6.70%	—	—	—
LGTV Term Loan B(1)	250.0	—	—	—	—	—	250.0	249.7
Average Interest Rate	7.20%	—	—	—	—	—
eOne IP Credit Facility(1)	17.0	34.0	34.0	34.0	34.0	187.0	340.0	340.0
Average Interest Rate	7.10%	7.10%	7.10%	7.10%	7.10%	7.10%
LG IP Credit Facility(1)	11.4	45.5	45.5	45.5	45.5	261.6	455.0	455.0
Average Interest Rate	7.10%	7.10%	7.10%	7.10%	7.10%	7.10%
Film related obligations(2)	896.5	910.4	3.1	62.2	—	—	1,872.2	1,872.2
Average Interest Rate	6.40%	5.80%	7.17%	6.10%	—	—
Fixed Rates:
Interest Rate Swaps(3)
Variable to fixed notional amount	1,700.0	—	220.0	—	—	—	1,920.0	12.2

(1)	The effective interest rate in the table above is before the impact of interest rate swaps.
(2)

Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, Backlog Facility and other, and Film Library Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our unaudited condensed consolidated financial statements for further information).

(3)

Represents interest rate swap agreements on certain of our SOFR-based floating-rate debt with fixed rates paid ranging from 2.723% to 4.045% with maturities in March 2025, August 2026 and September 2026. See Note 18 to our unaudited condensed consolidated financial statements.

Management of New Lionsgate

The following table sets forth information as of September 30, 2024 regarding the individuals who are expected to serve as executive officers of New Lionsgate following the completion of the Transactions. Some of New Lionsgate’s executive officers are currently employees of Lionsgate, but will cease to hold such positions upon the completion of the Transactions. For their biographical information, see “The New Lionsgate Annual General and Special Meeting—Proposal No. 3: Election of Directors.”

Name	Age	Position	State and Country of Residence
Jon Feltheimer	72	Chief Executive Officer	California, U.S.
Michael Burns	65	Vice Chair	California, U.S.
James W. Barge	68	Chief Financial Officer	California, U.S.
Brian Goldsmith	51	Chief Operating Officer	California, U.S.
Bruce Tobey	65	Executive Vice President and General Counsel	California, U.S.

James W. Barge has been Lionsgate’s Chief Financial Officer since October 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long-range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues. Mr. Barge is the chair of the Audit Committee and a member of the Nominating and Governance Committee of Scholastic Corporation (Nasdaq: SCHL).

Brian Goldsmith has been Lionsgate’s Chief Operating Officer since October 2012, and served as Lionsgate’s Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of Lionsgate since September 2007.

Bruce Tobey has been Lionsgate’s Executive Vice President and General Counsel since March 2023. Prior to that, Mr. Tobey was a partner at O’Melveny & Myers LLP, where he worked from August 2012 to March 2023. Prior to joining O’Melveny & Myers LLP, Mr. Tobey also served as Chief Operating Officer at CBS Films from March 2007 to December 2010, as Executive Vice President at Paramount Pictures Corporation from February 2001 to August 2005, and as a partner at Troop Steuber Pasich Reddick & Tobey, LLP (and its predecessor firm), where he worked from May 1986 to March 2000.

Directors of New Lionsgate

Board of Directors Following the Transactions

The following sets forth information regarding those individuals who are expected to be appointed to the New Lionsgate Board following the completion of the Transactions.

GORDON CRAWFORD

Age: 77 Residence: Dana Point, California, U.S.

Business Experience

For over 40 years, Mr. Crawford served in various positions at Capital Research and Management, a privately held global investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President.

Other Directorships

Mr. Crawford has been a director of Lionsgate since February 2013, and a director of LG Studios since May 2024. Additionally, Mr. Crawford serves as Director Emeritus of the Board of Trustees of the U.S. Olympic and Paralympic Foundation (which he Chaired for nine years from its inception in 2013), and as a Life Trustee on the Board of Trustees of Southern California Public Radio (which he Chaired from 2005 to 2012). Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and is currently a member of the Emeritus Board of the Nature Conservancy. Mr. Crawford is a past Vice Chairman of the Paley Center for Media and a member of the Board of Trustees of Berkshire School. Mr. Crawford also served on the Board of the U.S. Olympic and Paralympic Committee, and as a member of the Board of the LA24 Olympic and Paralympic Bid Committee.

Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry for over 40 years. With a wealth of experience and a deep understanding of the sector, Mr. Crawford will bring valuable insight and expertise to New Lionsgate as a member of the New Lionsgate Board.

JON FELTHEIMER

Age: 72 Residence: Los Angeles, California, U.S.

Business Experience

During his entertainment industry career, Mr. Feltheimer has held leadership positions at Lionsgate, Sony Pictures Entertainment and New World Entertainment, and has been responsible for tens of thousands of hours of television programming and hundreds of films. Prior to joining Lionsgate, he served as President of TriStar Television from 1991 to 1993, President of Columbia TriStar Television from 1993 to 1995, and President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment from 1995 to 1999, where he oversaw the launch of dozens of successful branded channels around the world.

Other Directorships

Mr. Feltheimer has been a director of Lionsgate since March 2000, a director of LG Studios since May 2024, and is a director of Grupo Televisa, S.A.B. (NYSE: TV; BMV: TLEVISA CPO).

Qualifications

Under Mr. Feltheimer’s leadership, Lionsgate has grown into one of the world’s premier independent content platforms, with deep film and television pipelines, a vast library of over 20,000 film and television titles, a valuable portfolio of brands and franchises, and a strong reputation for innovation. As New Lionsgate’s Chief Executive Officer, Mr. Feltheimer will serve as a vital bridge to management’s perspective in New Lionsgate Board discussions, offering critical insights into the business and strategic direction of New Lionsgate. With extensive experience across three major and independent studios in the entertainment industry, Mr. Feltheimer will bring an unparalleled level of strategic and operational expertise to the New Lionsgate Board, a deep understanding of New Lionsgate’s evolving industry, and invaluable relationships within the business and entertainment community.

EMILY FINE*

Age: 51 Residence: New York, New York, U.S. * Ethnic/gender diverse member of the New Lionsgate Board

Business Experience

Ms. Fine is a principal of MHR Fund Management, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media merger and acquisition transactions.

Other Directorships

Ms. Fine has been a director of Lionsgate since November 2015, and a director of LG Studios since May 2024. Ms. Fine also serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to providing access to free educational content through digital microlearning.

Ms. Fine will also serve on the Starz Board following completion of the Transactions.

Qualifications

Ms. Fine will bring the New Lionsgate Board a distinct perspective of New Lionsgate’s business operations and provide valuable insight into financial matters. With over 25 years of investment experience, Ms. Fine has worked with numerous companies in the media industry, including, as a principal of MHR Fund Management, working closely with Lionsgate for nearly fifteen years.

Investor Rights Agreement

Ms. Fine will serve as a designee of MHR Fund Management under the New Lionsgate Investor Rights Agreement.

MICHAEL T. FRIES

Age: 61 Residence: Denver, Colorado, U.S.

Business Experience

Mr. Fries has served as the Chief Executive Officer of Liberty Global, plc (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and Liberty Media International, Inc. were combined to form Liberty Global.

Other Directorships

Mr. Fries has been a director of Lionsgate since March 2000, and a director of LG Studios since May 2024. Mr. Fries is also Executive Chairman of Liberty Latin America Ltd. (since December 2017) (Nasdaq: LILA) and a director of Grupo Televisa S.A.B. (since April 2015) (NYSE: TV; BMV: TLEVISA CPO). Mr. Fries serves as a board member of CableLabs®, as a trustee and finance committee member of The Paley Center for Media and as an ICT Governor of the World Economic Forum.

Qualifications

As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, mobile and video communications and an active investor in cutting-edge infrastructure, content and technology businesses through its $3 billion ventures platform. Liberty Global delivers next generation products through advanced fiber and 5G networks in five core European markets, and currently provides over 85 million connections across Europe and the U.K. Liberty Global’s joint ventures in the U.K. and the Netherlands generate combined annual revenue of over $18 billion, while remaining operations generate consolidated revenue of more than $7 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Mr. Fries’ significant executive experience in building and managing international distribution and programming businesses, in-depth knowledge of all aspects of a global telecommunications business and responsibility for setting the strategic, financial and operational direction for Liberty Global will contribute to the New Lionsgate Board’s consideration of the strategic, operational and financial challenges and opportunities of New Lionsgate’s business, and strengthen the New Lionsgate Board’s collective qualifications, skills and attributes.

Investor Rights Agreement

Mr. Fries will serve as a designee of Liberty under the New Lionsgate Investor Rights Agreement.

JOHN D. HARKEY, JR.

Age: 64 Residence: Dallas, Texas, U.S.

Business Experience

Mr. Harkey has served as the principal and founder of JDH Investment Management, LLC, an investment advisory firm, since 2007, and as chairman and chief executive officer of Consolidated Restaurant Operations, Inc., a full-service and franchise restaurant company, since 1998. Mr. Harkey is also co-founder, and serves on the board of directors, of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine, since June 2018. Mr. Harkey is also a co-founder and executive chairman of the board of Dialectic Therapeutics, Inc. which is developing cancer immunotherapies, since November 2018. In addition, he was a co-founder of AveXis, Inc., a biotechnology company, from 2010 until it was acquired in 2018 by Novartis AG, and served as executive chairman from 2010 to 2015. Mr. Harkey holds a B.B.A. in Business Honors from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and an M.B.A. from Stanford Graduate School of Business.

Other Directorships

Mr. Harkey has been a director of Lionsgate since June 2023, a director of LG Studios since May 2024, and a director of Zuora, Inc. (NYSE: ZUO) since April 2024. Mr. Harkey also serves as chairman of privately-held Veterinary Service, Inc., as well as several non-profit organizations. He previously served on the board of directors of Sumo Logic, Inc. until its acquisition by Francisco Partners in May 2023, Loral Space & Communications Inc., until its merger with Telesat Canada in November 2021, and Emisphere Technologies, Inc., until its acquisition by Novo Nordisk in December 2020.

Qualifications

Mr. Harkey has extensive operational experience as a private investor and chief executive in both public and private companies across a wide range of industries. Mr. Harkey’s qualifications and expertise, including executive leadership, global management, business development and strategy, growth and operational scaling, finance and accounting, legal, regulatory and compliance matters, and public company board experience, will be invaluable to the New Lionsgate Board.

Investor Rights Agreement

Mr. Harkey will serve as a designee of MHR Fund Management under the New Lionsgate Investor Rights Agreement.

SUSAN MCCAW*

Age: 62 Residence: North Palm Beach, Florida, U.S. * Ethnic/gender diverse member of the New Lionsgate Board

Business Experience

Ms. McCaw is the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments, a position she held from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was the Managing Partner of Eagle Creek Capital, a private investment firm investing in private technology companies, a Principal with

Robertson, Stephens & Company, a San Francisco-based technology investment bank, and an Associate in the Robertson Stephens Venture Capital Group. Earlier in her career, Ms. McCaw was a management consultant with McKinsey & Company.

Other Directorships

Ms. McCaw has been a director of Lionsgate since September 2018, a director of LG Studios since May 2024, and a director and member of the Leadership Development and Compensation Committee of Air Lease Corporation (NYSE: AL). Ms. McCaw is the chair of the Hoover Institution and a board member of the Ronald Reagan Presidential Foundation & Institute. She is also a founding board member of the Malala Fund and serves as the chair of the Knight-Hennessy Scholars Global Advisory Board. Ms. McCaw is also Trustee Emerita of Stanford University. Ms. McCaw holds a Bachelor’s Degree in Economics from Stanford University and a Masters of Business Administration from Harvard Business School.

Qualifications

Ms. McCaw will bring a wealth of experience and invaluable relationships in global business and capital markets to the New Lionsgate Board through her private sector background in investment banking and investment management, as well as her distinguished public service as a former U.S. Ambassador. Ms. McCaw’s experience both as an investor and diplomat will bring broad and meaningful insight to the New Lionsgate Board’s oversight of New Lionsgate’s business.

YVETTE OSTOLAZA*

Age: 59 Residence: Dallas, Texas, U.S. * Ethnic/gender diverse member of the New Lionsgate Board

Business Experience

Since October 2013, Ms. Ostolaza has been a partner at Sidley Austin LLP, an international law firm with 21 offices located in four continents and over $3.3 billion in revenue. She currently serves as Sidley’s Management Committee Chair and as a member of the firm’s Executive Committee. Ms. Ostolaza has also served on a number of nonprofit organizations as a board member or trustee. She regularly advises companies and boards in governance, crisis management, internal investigations, and litigation matters. Ms. Ostolaza was recently named to CNBC’s 2024 inaugural list of 50 “Changemakers: Women Transforming Business” and Forbes 2024 America’s Top 200 Lawyers. She has received awards for her leadership, legal work, and community involvement, including the American Bar Association’s Margaret Brent Award in 2023, Girls, Inc.’s “Woman of Achievement” award, Hispanic National Bar Law Firm Leader of 2022, Texas Lawyer’s Lifetime Achievement Award, and one of 20 “Women of Excellence” nationally by Hispanic Business magazine. In 2018, she received the Anti-Defamation League’s Schoenbrun Jurisprudence Award for her outstanding leadership and exemplary contributions to the community.

Other Directorships

Ms. Ostolaza has been a director of Lionsgate since December 2019 and a director of LG Studios since May 2024.

Qualifications

Ms. Ostolaza has dedicated her career building a global practice advising public and private companies, board committees, and directors and officers in litigation, investigations, shareholder activism, regulatory, governance, and crisis management matters across a wide variety of industries. This breadth of experience will offer invaluable insight and counsel to the New Lionsgate Board’s oversight of New Lionsgate’s business.

MARK H. RACHESKY, M.D.

Age: 61 Residence: New York, NY, U.S.

Business Experience

Dr. Rachesky is Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries.

Other Directorships

Dr. Rachesky has been a director of Lionsgate since September 2009, and a director of LG Studios since May 2024. Dr. Rachesky is also the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (Nasdaq: TSAT), and a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (NYSE: TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE: NAV) until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Dr. Rachesky will also serve on the Starz Board following completion of the Transactions.

Qualifications

Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the Chief Investment Officer of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 25 plus years, together with his experience as chair and director of other public and private companies, Dr. Rachesky will bring broad and insightful perspectives to the New Lionsgate Board relating to economic, financial and business conditions affecting New Lionsgate and its strategic direction.

Investor Rights Agreement

Dr. Rachesky will serve as a designee of MHR Fund Management under the New Lionsgate Investor Rights Agreement.

RICHARD ROSENBLATT

Age: 55 Residence: Los Angeles, CA, U.S.

Business Experience

Mr. Rosenblatt is a serial entrepreneur who has built, operated, taken public and/or sold several high-profile Internet media companies including Demand Media Inc., Intermix Media, Inc., Myspace LLC and iMall. Mr. Rosenblatt has continued his entrepreneurial journey by co-founding several tech/media companies, such as Whip Media Group (where he served as Chair and Chief Executive Officer from January 2014 to October 2023) and D’Amelio Brands (co-founded in February 2022 with the D’ Amelio family to bring high quality products to their engaged audience), and has entered into the emerging Web3 space. Since February 2021, Mr. Rosenblatt serves as Co-Founder and Co-Chairman of Autograph, a first-of-its-kind experience-driven Web3 platform for sports, with his partner, Tom Brady. In December 2021, Mr. Rosenblatt also Co-Founded and Chaired Adim with Robert McElhenney, a Web3 platform that connects content creators and fans to create the next generation of content networks. Adim is being renamed INCENTION, with a focus on bringing IP to the blockchain for safe and protected development by the IP’s fans/community. Mr. Rosenblatt also serves as senior advisor to a number of firms, including Draft Kings, a16z Crypto and Fifth Down Capital.

Fortune Magazine has recognized him as one of “The 50 Smartest People in Tech” and The Los Angeles Business Journal named Mr. Rosenblatt one of the “Most Admired CEOs.” A southern California native, Mr. Rosenblatt holds a B.A. from UCLA and a J.D. from USC Law School. In 2016, he was inducted into the USC Marshall School of Business Entrepreneurs Hall of Fame.

Other Directorships

Mr. Rosenblatt served on the Board of Directors of Draft Kings from April 2020 to April 2021 (and its predecessor from January 2018 to April 2020).

Qualifications

Mr. Rosenblatt is well qualified to serve on the New Lionsgate Board—his extensive experience as an executive in the media and entertainment industry and experience guiding companies through transformational events, position him to provide valuable strategic insight and leadership to the New Lionsgate Board.

HARRY E. SLOAN

Age: 74 Residence: Los Angeles, CA, U.S.

Business Experience

Mr. Sloan is a founder, public company chief executive officer and a leading investor in the media, entertainment and technology industries. Mr. Sloan is the Chairman and CEO of Eagle Equity Partners II, LLC (“Eagle Equity”). Under Mr. Sloan’s leadership, Eagle Equity has acquired and taken public, through special purpose acquisition companies, several digital media companies including, during 2020, DraftKings, Inc. (Nasdaq: DKNG) (“DraftKings”) and Skillz Inc. (NYSE: SKLZ). Mr. Sloan has been at the forefront and evolution of the video gaming industry as one of the founding investors and a Board Member of Zenimax/ Bethesda Game Studios, the award winning studio acquired by Microsoft in March 2021. Mr. Sloan co-founded Soaring Eagle Acquisition Corp., which raised $1.725 billion in its initial public offering in February 2021, and in September 2021, completed its initial business combination with Ginkgo Bioworks Holdings, Inc. (NYSE: DNA) (“Ginkgo”). In January 2022, Mr. Sloan and his partners launched Screaming Eagle Acquisition Corp., which became LG Studios (NYSE: LION) in May 2024. Earlier in his career, Mr. Sloan was Chairman and Chief Executive Officer of MGM Studios and founded and led two public companies in the entertainment media arena, New World Entertainment and SBS Broadcasting, S.A. Mr. Sloan was also one of the founding investors of Lionsgate and served as Lionsgate’s Non-Executive Chairman from 2004 to 2005. In May 2023, Mr. Sloan was appointed by President Biden as a member of the United States Holocaust Memorial Council.

Other Directorships

Mr. Sloan has been a director of Lionsgate since December 2021, and a director of LG Studios since May 2024. Mr. Sloan is also a member of the Board of Directors and a member of the Audit Committee of Ginkgo, and Vice Chairman of the Board of Directors and Chair of the Transaction Committee of DraftKings.

Mr. Sloan will also serve on the Starz Board following completion of the Transactions.

Qualifications

Mr. Sloan’s extensive experience as an international media investor, entrepreneur, and studio executive uniquely qualifies him to serve on the New Lionsgate Board. Mr. Sloan’s wealth of strategic and operational expertise will offer valuable insights and will contribute meaningfully to New Lionsgate’s strategic direction and decision-making processes.

Director Independence

It will be the policy of the New Lionsgate Board that, as required by the NYSE listing standards, a majority of directors be “independent” of New Lionsgate and its management. For a director to be deemed “independent,” the New Lionsgate Board will affirmatively determine that the director has no material relationship with New Lionsgate or its affiliates or any member of the senior management of New Lionsgate or his/her affiliates.

Pursuant to New Lionsgate’s expected Corporate Governance Guidelines, the New Lionsgate Board will undertake an annual review of director independence. During the annual review, the New Lionsgate Board will consider transactions and relationships between each director or any member of his/her immediate family and New Lionsgate and its subsidiaries and affiliates. The New Lionsgate Board will also examine transactions and relationships with New Lionsgate between directors or their affiliates and members of New Lionsgate’s senior management or their affiliates. As provided in New Lionsgate’s expected Corporate Governance Guidelines, the purpose of this review will be to determine whether any such relationships or transactions are inconsistent with a determination that the director is “independent.” The Nominating and Corporate Governance Committee of the New Lionsgate Board, with assistance from counsel, will regularly review New Lionsgate’s Corporate Governance Guidelines to ensure their compliance with Canadian law, SEC and NYSE regulations. The full text of New Lionsgate’s Corporate Governance Guidelines will be available on New Lionsgate’s investor relations

website at [    ], or may be obtained in print, without charge, by any shareholder upon request to New Lionsgate’s Corporate Secretary. The New Lionsgate website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

The New Lionsgate Board is expected to affirmatively determine that each of Messrs. Crawford, Fries, Harkey, Rachesky, Rosenblatt and Sloan, and Mmes. Fine, McCaw and Ostolaza are “independent” under New Lionsgate’s Standards for Director Independence, Canadian standards, SEC rules and regulations (for New Lionsgate Audit & Risk Committee members) and the NYSE listing standards (including the enhanced independence requirements for compensation committee members). A number of expected New Lionsgate’s independent board members are currently serving or have served as directors or as members of senior management of other public companies, including LGEC. All of the committees of the New Lionsgate Board are expected to be comprised solely of independent directors, each with a different independent director serving as chair of the committee.

Committees of the New Lionsgate Board

There will be three (3) standing committees of the New Lionsgate Board: an audit & risk committee (the “New Lionsgate Audit & Risk Committee”), a compensation committee (the “New Lionsgate Compensation Committee”) and a nominating and corporate governance committee (the “New Lionsgate Nominating and Corporate Governance Committee”). The New Lionsgate Board is expected to adopt written charters for the New Lionsgate Audit & Risk Committee, the New Lionsgate Compensation Committee and the New Lionsgate Nominating and Corporate Governance Committee, which will be available on New Lionsgate’s investor relations website.

The table below sets forth what will be the standing committees. Each of New Lionsgate’s Audit & Risk, the New Lionsgate Compensation and the New Lionsgate Nominating and Corporate Governance is expected to be composed solely of directors who have been determined by the New Lionsgate Board to be independent in accordance with SEC regulations and Canadian securities laws, NYSE listing standards and New Lionsgate’s Standards for Director Independence (including the heightened independence standards applicable to audit committee members pursuant to Rule 10A-3(b)(i) under the Exchange Act for members of New Lionsgate’s Audit & Risk Committee and the enhanced independent standards applicable to compensation committee members under the NYSE listing standards for members of New Lionsgate’s Compensation Committee).

COMMITTEE	FUNCTIONS
Audit & Risk

The New Lionsgate Audit & Risk Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  overseeing the integrity of New Lionsgate’s financial statements, accounting and financial reporting processes;

•  overseeing New Lionsgate’s exposure to risk and compliance with legal and regulatory requirements;

•  overseeing the independent auditor’s qualifications and independence;

•  overseeing the performance of New Lionsgate’s internal audit function and independent auditor;

•  overseeing the development, application and execution of all New Lionsgate’s risk management and risk assessment policies and programs;

•  preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules; and

•  reviewing and providing oversight over New Lionsgate’s information technology and cybersecurity risk, policies and procedures.

Compensation Committee

The New Lionsgate Compensation Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  reviewing, evaluating and making recommendations to the New Lionsgate Board with respect to management’s proposals regarding New Lionsgate’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•  evaluating the performance of and reviewing and approving the level of compensation for New Lionsgate’s Chief Executive Officer and Vice Chair;

•  in consultation with New Lionsgate’s Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of New Lionsgate with compensation arrangements that meet the requirements for New Lionsgate’s Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•  reviewing and recommending for adoption or amendment by New Lionsgate Board and, when required, New Lionsgate’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•  reviewing and recommending to the New Lionsgate Board compensation for New Lionsgate Board and committee members.

COMMITTEE	FUNCTIONS

Nominating and Corporate Governance Committee

The New Lionsgate Nominating and Corporate Governance Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  identifying, evaluating and recommending individuals qualified to become members of the New Lionsgate Board, consistent with criteria approved by the New Lionsgate Board;

•  considering and recommending to the New Lionsgate Board the director nominees for each annual general meeting of shareholders, the New Lionsgate Board committees and the Chairpersons thereof;

•  periodically reviewing New Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related governance matters that are significant to New Lionsgate, oversee New Lionsgate’s public reporting on these topics and receive updates from New Lionsgate’s management committee responsible for significant environmental, social and governance activities;

•  reviewing New Lionsgate’s human capital management policies, programs and initiatives focused on New Lionsgate’s culture, talent development, retention, and diversity and inclusion;

•  developing and recommending to the New Lionsgate Board a set of corporate governance guidelines applicable to New Lionsgate and assisting in the oversight of such guidelines; and

•  overseeing the evaluation of the New Lionsgate Board and management.

How New Lionsgate Makes Pay Decisions and Assesses Its Programs

During New Lionsgate’s fiscal year ended March 31, 2024, New Lionsgate was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as New Lionsgate’s executive officers were made by Lionsgate, as described in the section of this joint proxy statement/prospectus entitled “Compensation Discussion and Analysis of New Lionsgate.”

Corporate Governance

New Lionsgate intends to be committed to good corporate governance, which it believes will help it compete more effectively and build long-term shareholder value. New Lionsgate will be governed by the New Lionsgate Board and committees of the New Lionsgate Board that meet throughout the year. Directors are expected to discharge their responsibilities at New Lionsgate Board and committee meetings through ongoing communication with each other and with management throughout the year.

Governance is expected to be a continuing focus at New Lionsgate, starting with the New Lionsgate Board and extending to management and all employees. Therefore, the New Lionsgate Board is expected to review New Lionsgate’s policies and business strategies and advise and counsel its Chief Executive Officer and the other executive officers who manage New Lionsgate’s businesses, including actively overseeing and reviewing, on at least an annual basis, New Lionsgate’s strategic plans.

In addition, New Lionsgate intends to solicit feedback from shareholders on corporate governance and executive compensation practices and engage in discussions with various groups and individuals on these matters.

Mandate of the New Lionsgate Board

Under the expected Corporate Governance Guidelines to be established by the New Lionsgate Board, which will include the New Lionsgate Board’s mandate, the New Lionsgate Board expects to have the overall responsibility to review and regularly monitor the effectiveness of New Lionsgate’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the New Lionsgate Board is expected to seek to enhance shareholder value over the long term. Once available, the full text of New Lionsgate’s Corporate Governance Guidelines will be available on New Lionsgate’s investor relations website at [    ], or may be obtained in print, without charge, by any shareholder upon request to its Corporate Secretary.

Director Orientation and Education

The New Lionsgate Board expects to continue the policies and practices of Lionsgate with respect to director orientation and education, as described in the sections of this joint proxy statement/prospectus entitled “Additional Lionsgate Annual General and Special Meeting Matters—Director Orientation and Education” and “Additional Lionsgate Annual General and Special Meeting Matters—Orientation and Continuing Education.”

Considerations of the Representation of Women on the New Lionsgate Board

New Lionsgate’s Nominating and Corporate Governance Committee is expected to recognize the benefits associated with a diverse board and to take diversity considerations into account when identifying candidates. New Lionsgate’s Nominating and Corporate Governance Committee is expected to utilize a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by New Lionsgate’s Nominating and Corporate Governance Committee, are expected to be reviewed in the context of an assessment of the perceived needs of the New Lionsgate Board at a particular point in time. Prior to the nomination of a new director, New Lionsgate’s Nominating and Corporate Governance Committee is expected to follow prudent practices, such as interviews of the potential nominee conducted by members of the New Lionsgate Board and senior management. There are currently expected to be three (3) female directors on the New Lionsgate Board at the time of the completion of the Transactions.

New Lionsgate Board, Committee and Director Evaluations

Under the expected Corporate Governance Guidelines and a charter of the Nominating and Corporate Governance Committee to be established by the New Lionsgate Board, New Lionsgate’s Nominating and Corporate Governance Committee will oversee an annual evaluation of the performance of the New Lionsgate Board, its committees and each director in order to assess the overall effectiveness of the New Lionsgate Board and its committees, director performance and board dynamics. The evaluation process is intended to be designed to facilitate ongoing, systematic examination of the New Lionsgate Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is expected to be considered each year when the directors stand for re-nomination. Detailed surveys are expected to be used for the evaluations conducted for the New Lionsgate Board and each committee. The surveys are expected to be designed to provide information pertaining to the competencies, behaviors and effectiveness of the New Lionsgate Board, the committees and the directors, and suggested areas for improvement.

Director Selection Process

Shareholder Recommendations for New Lionsgate Director Nominees and Other Proposals

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Shareholder recommendations for New Lionsgate director nominees are welcome and will be sent to the Chair of New Lionsgate’s Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

•	As to the shareholder who makes the recommendation (the “nominating shareholder”):

•	the name and address of the nominating shareholder;

•	the class or series and number of shares of New Lionsgate that are owned beneficially or of record by the nominating shareholder;

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details of any proxy, contract, arrangement, or relationship pursuant to which the nominating shareholder, its affiliates or associates, or any person acting jointly or in concert with the nominating shareholder has interests or rights related to the voting of shares of New Lionsgate; and

•	if a shareholder recommending a candidate is not a record holder, the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2);

•	As to the candidate(s):

•	the name, age, business address and residential address of the candidate(s);

•	the principal occupation or employment of the candidate(s);

•	the class or series and number of shares of New Lionsgate that are owned beneficially or of record by the candidate(s);

•	Proof of the candidate’s consent to serve on the New Lionsgate Board if nominated and elected;

•	Proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for New Lionsgate’s directors; and

•	If a shareholder recommending a candidate is not a record holder, the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

Shareholders submitting proposals pursuant to Rule 14a-8 promulgated under the Exchange Act must also satisfy other procedural and qualification requirements set forth in Rule 14a-8. Shareholder proposals or recommendations for director nominees submitted in accordance with the BC Act and the New Lionsgate Articles to be presented at an annual general meeting of shareholders must be received by New Lionsgate’s Corporate Secretary at its registered office no later than 30 days prior to the date of the annual general meeting or, in the case of a special meeting, not later than the close of business on the fifteenth day following the first public announcement of the date of the special meeting. Such proposals must comply with the BC Act and the notice and informational requirements of the advance notice procedures for the nomination of directors as described more fully in the New Lionsgate Articles.

Term Limits and New Lionsgate Board Renewal

New Lionsgate does not expect to establish term limits, as it believes that directors who will develop insight into New Lionsgate and its operations over time will provide an increasing contribution to the New Lionsgate Board as a whole. To ensure the New Lionsgate Board continues to generate new ideas and operate effectively, the New Lionsgate Nominating and Corporate Governance Committee is expected to evaluate individual New Lionsgate Board member performance and take steps as necessary regarding continuing director tenure.

For instructions on how shareholders may submit recommendations for director nominees to the New Lionsgate Nominating and Corporate Governance Committee, see “Information About New Lionsgate After the

Transactions—Governance—Shareholder Communications with the New Lionsgate Board.” The New Lionsgate Nominating and Corporate Governance Committee will assess the director nominees recommended by shareholders using the criteria as described above.

The New Lionsgate Board’s Role in Risk Oversight

New Lionsgate’s management will be responsible for communicating material risks to the New Lionsgate Board and its committees, who will provide oversight over the risk management practices implemented by management. The New Lionsgate Board and committee reviews will occur principally through the receipt of reports from New Lionsgate’s management on these areas of risk and discussions with management regarding risk assessment and risk management. The New Lionsgate Board expects to continue the policies and practices of Lionsgate with respect to risk oversight as described in the section of this joint proxy statement/prospectus entitled “Information About New Lionsgate After the Transactions—Environmental, Social Responsibility and Human Capital Matters.”

Code of Conduct and Ethics

New Lionsgate will have a Code of Business Conduct and Ethics that will apply to all its directors, officers and employees (and, where applicable, to its suppliers, vendors, contractors and agents) and will be available on New Lionsgate’s investor relations website at [    ], or will be able to be obtained in print, without charge, by any shareholder upon request to New Lionsgate’s Corporate Secretary. New Lionsgate will disclose on its investor relations website any waivers of, or amendments to, the code that applies to New Lionsgate’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions. The code will be administered by New Lionsgate’s compliance officer, or his/her designee, and New Lionsgate’s Office of the General Counsel, and will be overseen by New Lionsgate’s Nominating and Corporate Governance Committee. The New Lionsgate investor relations website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Shareholder Communications with the New Lionsgate Board

New Lionsgate recognizes the importance of providing New Lionsgate’s shareholders and interested parties with a means of direct communication with the members of the New Lionsgate Board. Shareholders and interested parties who would like to communicate with the chair of the New Lionsgate Board or New Lionsgate’s non-employee directors will be able to do so by writing to the New Lionsgate Board or New Lionsgate’s non-employee directors, care of New Lionsgate’s Corporate Secretary, at New Lionsgate’s principal executive office. The full text of New Lionsgate’s Policy on Shareholder Communications will be available on New Lionsgate’s investor relations website at [    ]. The New Lionsgate investor relations website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Equity Compensation Plan Information of New Lionsgate

It is expected that in connection with the with the completion of the Transactions, New Lionsgate will assume and adopt the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, as amended and restated as the New Lionsgate 2025 Plan, effective at the completion of the Transactions, as further described in this joint proxy statement/prospectus. New Lionsgate is assuming and adopting the New Lionsgate 2025 Plan to effectuate the conversion of certain outstanding awards in the Transactions, as well as a vehicle to grant equity-based and cash compensation following the Transactions to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and its shareholders.

Summary Description of the New Lionsgate 2025 Plan

The principal terms of the New Lionsgate 2025 Plan are summarized below. The following summary is qualified in its entirety by the full text of the New Lionsgate 2025 Plan, which appears as Exhibit 10.5 to this joint proxy statement/prospectus. It is expected that the New Lionsgate 2025 Plan will be approved prior to the Transactions by the New Lionsgate Board and by LGEC, as the sole shareholder of New Lionsgate, and be effective as of the date of the Transactions, subject to the approval of the holders of LGEC Class A shares as further described in this joint proxy statement/prospectus. The closing price of one LGEC Class A share on the NYSE on [    ], 2024 was [    ], the closing price of one LGEC Class B share on the NYSE on [    ], 2024 was [    ], and the closing price of one LG Studios common share on Nasdaq on [    ], 2024 was [    ]. The prices are not of New Lionsgate new common shares subsequent to the Transactions.

Administration. The New Lionsgate Board or one or more committees appointed by the New Lionsgate Board will administer the New Lionsgate 2025 Plan. It is expected that the New Lionsgate Board will delegate general administrative authority for the New Lionsgate 2025 Plan to the New Lionsgate Compensation Committee. The New Lionsgate Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the New Lionsgate 2025 Plan. (The appropriate acting body, be it the New Lionsgate Board, a committee within its delegated authority, or another person within his or her delegated authority, is referred to in this summary as the “New Lionsgate 2025 Plan Administrator”).

The New Lionsgate 2025 Plan Administrator has broad authority under the New Lionsgate 2025 Plan including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

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to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

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to determine any applicable vesting and exercise conditions for awards (including any applicable time-based and/or performance-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of stock options and share appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive New Lionsgate’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the New Lionsgate 2025 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

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to determine the method of payment of any purchase price for an award or New Lionsgate new common shares delivered under the New Lionsgate 2025 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned New Lionsgate new common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the New Lionsgate 2025 Plan Administrator may authorize, or any other form permitted by law;

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to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the New Lionsgate 2025 Plan Administrator deems necessary or advisable to comply with laws in the countries where New Lionsgate or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the New Lionsgate 2025 Plan; and

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to construe and interpret the New Lionsgate 2025 Plan, make rules for the administration of the New Lionsgate 2025 Plan, and make all other determinations for the administration of the New Lionsgate 2025 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by shareholders) will the New Lionsgate 2025 Plan Administrator (1) amend an outstanding stock option or share appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for a stock option or share appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the New Lionsgate 2025 Plan include officers or employees of New Lionsgate or any of its subsidiaries, directors of New Lionsgate, and certain consultants and advisors to New Lionsgate or any of its subsidiaries. As of September 30, 2025, approximately 1,175 officers and employees of New Lionsgate and its subsidiaries, and each of the current members of the New Lionsgate Board who are not employed by New Lionsgate or any of its subsidiaries, are considered eligible under the New Lionsgate 2025 Plan. Additionally, approximately 45 consultants and advisors of New Lionsgate or any of its subsidiaries are then considered eligible under the New Lionsgate 2025 Plan.

In addition, pursuant to the terms of the Employee Matters Agreement, certain employees, officers and directors of New Lionsgate and Starz and former employees of New Lionsgate and Starz will receive awards under the New Lionsgate 2025 Plan issued in connection with the adjustment of outstanding LGEC equity-based compensation awards upon the closing of the Transactions (the “New Lionsgate Adjusted Awards”). For the avoidance of doubt, the “awards” or “award” referred to in this summary shall include the New Lionsgate Adjusted Awards (which shall be deemed granted hereunder for all purposes hereof) and the “participants” or “participant” referred to in this summary shall include the holders of the New Lionsgate Adjusted Awards, in each case unless otherwise expressly provided herein. For a more detailed description of the treatment of Lionsgate equity awards in connection with the Transactions, see “The Transactions—Treatment of Lionsgate Equity Awards.”

Aggregate Share Limit. The maximum number of New Lionsgate new common shares that may be issued or transferred pursuant to awards, including New Lionsgate Adjusted Awards, under the New Lionsgate 2025 Plan will equal 58,000,000 (referred to in this summary as the “New Lionsgate 2025 Plan Share Limit”).

New Lionsgate new common shares are available for issuance under the New Lionsgate 2025 Plan, as determined by the New Lionsgate 2025 Plan Administrator in its sole discretion and set forth in the applicable award agreement.

Additional Share Limits. The following other limits, which do not apply to New Lionsgate Adjusted Awards, are also contained in the New Lionsgate 2025 Plan. For the avoidance of doubt, such rules will apply to other new awards granted under the New Lionsgate 2025 Plan on or after the Transactions.

These limits are in addition to, and not in lieu of, the New Lionsgate 2025 Plan Share Limit for the New Lionsgate 2025 Plan described above.

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The maximum number of New Lionsgate new common shares that may be delivered pursuant to stock options qualified as incentive stock options granted under the New Lionsgate 2025 Plan is 10,000,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the New Lionsgate 2025 Plan will also count against the overall New Lionsgate 2025 Plan Share Limit above.)

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The maximum grant date fair value for awards granted to a non-employee director under the New Lionsgate 2025 Plan during any one calendar year is $400,000, except that this limit will be $600,000 as to (1) a non-employee director who is serving as the independent chair of the New Lionsgate Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the New Lionsgate Board; provided that these limits will not apply to retainer and meeting fees that the non-employee director may elect to receive in the form of either cash or shares. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in New Lionsgate’s financial reporting. This limit will not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of New Lionsgate or one of its subsidiaries. This limit will apply on an individual basis and not on an aggregate basis to all non- employee directors as a group.

Share-Limit Counting Rules. The New Lionsgate 2025 Plan Share Limit of the New Lionsgate 2025 Plan is subject to the following rules (for avoidance of doubt, such rules will apply to the New Lionsgate Adjusted Awards as well as to new awards granted under the plan on or after the Transactions):

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Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the New Lionsgate 2025 Plan will not be counted against the New Lionsgate 2025 Plan Share Limit and will again be available for subsequent awards under the New Lionsgate 2025 Plan.

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To the extent that shares are delivered pursuant to the exercise of a share appreciation right granted under the New Lionsgate 2025 Plan, the number of underlying shares which are actually issued in payment of the award will be counted against the New Lionsgate 2025 Plan Share Limit. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares will be counted against the New Lionsgate 2025 Plan Share Limit with respect to such exercise.)

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Shares that are exchanged by a participant or withheld by New Lionsgate as full or partial payment in connection with any award granted under the New Lionsgate 2025 Plan (including as to payment of the exercise price of a stock option), as well as any shares exchanged by a participant or withheld by New Lionsgate to satisfy the tax withholding obligations related to any award granted under the New Lionsgate 2025 Plan, will not be counted against the New Lionsgate 2025 Plan Share Limit and will again be available for subsequent awards under the New Lionsgate 2025 Plan.

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To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the New Lionsgate 2025 Plan Share Limit and will again be available for subsequent awards under the New Lionsgate 2025 Plan.

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In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the New Lionsgate 2025 Plan Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when New Lionsgate pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the New Lionsgate 2025 Plan Share Limit.) Except as otherwise provided by the New Lionsgate 2025 Plan Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the New Lionsgate 2025 Plan other than the aggregate New Lionsgate 2025 Plan Share Limit.

In addition, the New Lionsgate 2025 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of New Lionsgate through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the New Lionsgate 2025 Plan. New Lionsgate may not increase the applicable share limits of the New Lionsgate 2025 Plan by repurchasing New Lionsgate new common shares on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The New Lionsgate 2025 Plan authorizes stock options, share appreciation rights, stock bonuses and other forms of awards granted or denominated in New Lionsgate new common shares or units of New Lionsgate new common shares, as well as cash bonus awards. The New Lionsgate 2025 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase New Lionsgate new common shares at a future date at a specified price per share (the “exercise price”). The per share exercise price of a stock option generally may not be less than the fair market value of a share of New Lionsgate new common shares on the date of grant (except in the case of New Lionsgate Adjusted Awards). The maximum term of a stock option is ten years from the date of grant. A stock option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the New Lionsgate 2025 Plan. Incentive stock options may solely be granted to employees of New Lionsgate or a subsidiary.

A share appreciation right (also referred to as a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a New Lionsgate new common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the New Lionsgate 2025 Plan Administrator at the time of grant of the SAR and generally may not be less than the fair market value of a share of New Lionsgate new common shares on the date of grant (except in the case of New Lionsgate Adjusted Awards). SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant.

The other types of awards that may be granted under the New Lionsgate 2025 Plan include, without limitation, stock bonuses, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the New Lionsgate 2025 Plan (including awards of stock options and share appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Each New Lionsgate Adjusted Award shall be subject to the terms and conditions of the applicable Prior Plan and award agreement to which such award was subject immediately prior to the closing of the Transactions, subject to the adjustment of such award approved by the Lionsgate Compensation Committee prior to the Transactions and the terms of the Employee Matters Agreement; provided that following the closing of the Transactions, each such award shall relate solely to New Lionsgate new common shares and shall be administered by the New Lionsgate 2025 Plan Administrator in accordance with the administrative procedures in effect under the New Lionsgate 2025 Plan.

Dividend Equivalents; Deferrals. The New Lionsgate 2025 Plan Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The New Lionsgate 2024 Plan Administrator may provide that awards under the New Lionsgate 2025 Plan (other than options or SARs), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding New Lionsgate new common shares, provided that any dividend equivalent rights granted in connection with a portion of an award granted under the New Lionsgate 2025 Plan that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which New Lionsgate does not survive (or does not survive as a public company in respect of its New Lionsgate new common shares), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of New Lionsgate, awards then-outstanding under the New Lionsgate 2025 Plan will not automatically become fully vested pursuant to the provisions of the New Lionsgate 2025 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the New Lionsgate 2025 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the New Lionsgate 2025 Plan Administrator may provide for in an applicable award agreement. The New Lionsgate 2025 Plan Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the New Lionsgate 2025 Plan. For example, the New Lionsgate 2025 Plan Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the New Lionsgate 2025 Plan, awards under the New Lionsgate 2025 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The New Lionsgate 2025 Plan Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the New Lionsgate 2025 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of unusual or extraordinary corporate transactions including mergers, combinations, recapitalizations, stock splits, spin-off, split–up or similar extraordinary dividend event distribution in respect of New Lionsgate new common shares or any exchange of New Lionsgate new common shares or any other securities of New Lionsgate, or any of the similar transaction and extraordinary dividends to the shareholders.

No Limit on Other Authority. The New Lionsgate 2025 Plan does not limit the authority of the New Lionsgate Board or any committee to grant awards or authorize any other compensation, with or without reference to the New Lionsgate new common shares, under any other plan or authority.

Termination of or Changes to the New Lionsgate 2025 Plan. The New Lionsgate Board may amend or terminate the New Lionsgate 2025 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the New Lionsgate Board. Unless terminated earlier by the New Lionsgate Board and subject to any extension that may be approved by shareholders, the authority to grant new awards under the New Lionsgate 2025 Plan will terminate on the day before the tenth anniversary of the date of the closing of the Transactions. Outstanding awards, as well as the New Lionsgate 2025 Plan Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the New Lionsgate 2025 Plan. Generally speaking, outstanding awards may be amended by the New Lionsgate 2025 Plan Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Overhang. “Overhang” refers to the number of LGEC common shares that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of LGEC Class A shares and LGEC Class B shares that were subject to outstanding restricted share unit awards granted under the Prior Plans, that were subject to outstanding stock options and SARs granted under the Prior Plans, and that were then available for new award grants under the Lionsgate 2023 Plan, in each case as of March 31, 2024 and as of September 30, 2024. The number of LGEC common shares subject to restricted share unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of LGEC common shares covered by those awards. For awards subject to performance-based vesting requirements, unless otherwise stated, the number of shares presented is based on the target level of performance (which is also the maximum number of shares that may be issued under the award). Performance-based awards approved by the Lionsgate Compensation Committee under the Prior Plans for which the performance goals have not yet been established (and accordingly are not treated as “granted” for accounting purposes until the relevant performance goals have been set) have nevertheless been included in the awards that are outstanding as of a particular date.

	As of March 31, 2024	As of September 30, 2024
LGEC Class A shares subject to outstanding restricted share unit awards (excluding performance-based vesting awards)	104,212	91,849
LGEC Class B shares subject to outstanding restricted share unit awards (excluding performance-based vesting awards)	8,752,692	10,277,014
LGEC Class A shares subject to outstanding performance-based vesting restricted share unit awards	0	0
LGEC Class B shares subject to outstanding performance-based vesting restricted share unit awards	8,428,547	10,033,043
LGEC Class A shares subject to outstanding stock options and SARs (excluding performance-based vesting awards)	2,210,749	2,183,112
LGEC Class B shares subject to outstanding stock options and SARs (excluding performance-based vesting awards)	12,986,417	10,891,590
LGEC Class A shares subject to outstanding performance-based vesting stock options and SARs	197,510	110,503
LGEC Class B shares subject to outstanding performance-based vesting stock options and SARs	4,831,062	4,741,247
Shares available for new award grants under Lionsgate 2023 Plan	15,400,717	9,777,889

Burn Rate. “Burn Rate” refers to the number of shares that are subject to awards that Lionsgate grants over a particular period of time, expressed as a percentage of Lionsgate’s total number of issued and outstanding shares. The weighted-average number of LGEC common shares issued and outstanding in each of the last three fiscal years was 224,102,992 shares issued and outstanding in fiscal 2022; 227,864,061 shares issued and outstanding in fiscal 2023; and 233,648,866 shares issued and outstanding in fiscal 2024. The number of LGEC common shares issued and outstanding as of March 31, 2024 and September 30, 2024 was 235,321,372 and 239,991,210 shares, respectively.

The total number of LGEC common shares subject to awards that Lionsgate granted under the Prior Plans in each of the last three fiscal years, and to date (as of September 30, 2024) for fiscal 2025, are set forth below. (For purposes of this discussion of Burn Rate, awards with respect to LGEC Class A shares and LGEC Class B shares are included together as LGEC common shares.)

•	5,110,689 shares in fiscal 2022 (which was 2.28% of the weighted-average number of LGEC common shares issued and outstanding in fiscal 2022), of which 2,674,282 shares were subject to restricted share unit awards (excluding performance-based vesting awards), 1,662,107 shares were subject to performance-based vesting restricted share unit awards, 88,136 shares were subject to stock options and SARs (excluding performance-based vesting stock options and SARs), and 686,164 shares were subject to performance-based vesting stock options and SARs;

•

11,399,640 shares in fiscal 2023 (which was 5.00% of the weighted-average number of LGEC common shares issued and outstanding in fiscal 2023), of which 7,789,656 shares were subject to restricted share unit awards (excluding performance-based vesting awards), 2,478,200 shares were subject to performance-based vesting restricted share unit awards, no shares were subject to stock options and SARs (excluding performance-based vesting stock options and SARs), and 1,131,784 shares were subject to performance-based vesting stock options and SARs; and

•

8,855,148 shares in fiscal 2024 (which was 3.79% of the weighted-average number of LGEC common shares issued and outstanding in fiscal 2024), of which 5,989,880 shares were subject to restricted share unit awards (excluding performance-based vesting awards), 2,615,268 shares were subject to performance-based vesting restricted share unit awards, 250,000 shares were subject to stock options and SARs (excluding performance-based vesting stock options and SARs), and no shares were subject to performance-based vesting stock options and SARs; and

•

9,549,327 shares in fiscal 2025 through September 30, 2024 (which was 3.98% of the number of LGEC common shares issued and outstanding on September 30, 2024), of which 5,688,480 shares were subject to restricted share unit awards (excluding performance-based vesting awards), 3,860,847 shares were subject to performance-based vesting restricted share unit awards and no shares were subject to stock options and SARs (including no shares subject to performance-based vesting stock options and SARs).

Thus, the total number of LGEC common shares subject to awards granted under the Prior Plans per year over the last three fiscal years (fiscal 2022, 2023 and 2024) has been, on average, 3.69% of the weighted-average number of LGEC common shares issued and outstanding for the corresponding year.

For purposes of this “Burn Rate” presentation, performance-based vesting awards have been included in the fiscal year in which the award became eligible to vest based on achievement of the applicable performance goals (i.e., the fiscal year in which the applicable performance period ended).

Federal Income Tax Consequences of Awards under the New Lionsgate 2025 Plan

The U.S. federal income tax consequences of the New Lionsgate 2025 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the New Lionsgate 2025 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the employer is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the stock option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the employer is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the New Lionsgate 2025 Plan generally follow certain basic patterns: bonuses, SARs, cash and share-based performance awards, dividend equivalents, share units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, New Lionsgate will generally have a corresponding deduction at the time the participant recognizes income. If an award is accelerated under the New Lionsgate 2025 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), New Lionsgate may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code denies an income tax deduction to an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to certain “covered employees” as defined in Section 162(m) of the Code. This may result in all or a portion of the awards (including amounts attributable to equity based and other incentive awards) granted under the New Lionsgate 2025 Plan to “covered employees” failing to be deductible by New Lionsgate for federal income tax purposes.

Specific Benefits under the New Lionsgate 2025 Plan

Because awards under the New Lionsgate 2025 Plan will be granted at the discretion of the New Lionsgate Compensation Committee, it is not possible to determine and disclose the amount of future awards that may be granted to directors and executive officers. The New Lionsgate Compensation Committee has not approved any awards under the New Lionsgate 2025 Plan that are conditioned upon shareholder approval of the New Lionsgate 2025 Plan.

Information Regarding Outstanding Awards under the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan

The following table sets forth the awards granted under the Lionsgate 2023 Plan as of September 30, 2024 which will be assumed and adopted by New Lionsgate and amended and restated as the New Lionsgate 2025 Plan. Certain awards outstanding under the equity plans of Lionsgate, including awards outstanding under the Lionsgate 2023 Plan immediately prior to the Transactions held by a New Lionsgate Employee or by a former employee of Lionsgate (regardless of the division in which such former employee served), will be adjusted and converted into an award of New Lionsgate under the New Lionsgate 2025 Plan. Any shares that are issued with respect to these converted awards denominated in shares of New Lionsgate common stock will reduce the number of shares available for issuance pursuant to future equity-based awards under the New Lionsgate 2025 Plan. Certain awards outstanding under the equity plans of Lionsgate, including awards outstanding under the Lionsgate 2023 Plan immediately prior to the Transactions held by a Starz Employee, will become adjusted and converted into an award of Starz under the Starz 2025 Plan and will not reduce the number of shares available for issuance under the New Lionsgate 2025 Plan. For more detailed description of the treatment of the Lionsgate equity in connection with the Transactions, see “The Transactions—Treatment of Lionsgate Equity Awards.”

Lions Gate Entertainment Corp. 2023 Performance Incentive Plan
Name and position	Positions	Number of Options Granted	SARs	Stock Unit Awards	Restricted Stock Unit Awards	Restricted Stock Units Subject to Performance Goals(1)
Named Executive Officers
Jon Feltheimer	Chief Executive Officer	—	—	—	535,264	535,264
Michael Burns	Vice Chair	—	—	—	321,159	321,159
James W. Barge	Chief Financial Officer	—	—	—	200,724	200,724
Brian Goldsmith	Chief Operating Officer	—	—	—	187,343	187,343
Bruce Tobey	Executive Vice President and General Counsel	—	—	—	69,584	69,584
All current executive officers as a group (5 persons)		—	—	—	1,314,074	1,314,074
All current non-executive directors as a group (10 persons)		—	—	—	5,201	—
Each associate of any such directors, executive officers or nominees		—	—	—	—	—
Each nominee for election as a director
John D. Harkey, Jr	Director	—	—	—	5,201	—
Each other person who received 5% of such options		—	—	—	—	—
All employees, excluding current executive officers and other named executive officers		—	—	—	4,608,282	4,328,489

(1)

These amounts, for the Lionsgate 2023 Plan, are restricted share unit awards that have been approved by LGEC, but for which the performance goals had not yet been established as of September 30, 2024. Such awards are considered by LGEC to be outstanding but will not be treated as “granted” for accounting purposes until the relevant performance goals have been set.

Equity Compensation Plan Information of Lionsgate

Lionsgate currently maintains four equity compensation plans: the Lionsgate 2023 Plan, the Lionsgate 2019 Plan, the Lionsgate 2017 Plan and the Lionsgate 2012 Plan. No new awards may be granted under the Lionsgate 2019 Plan, the Lionsgate 2017 Plan or the Lionsgate 2012 Plan.

The following table sets forth, for each of Lionsgate’s equity compensation plans, the number of shares subject to outstanding awards, the weighted-average exercise price of outstanding stock options and SARs, and the number of shares remaining available for future award grants as of March 31, 2024.

Plan category	Number of LGEC common shares to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of LGEC common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	37,511,189	(1)	$14.84	17,534,818	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	37,511,189	(1)	$14.84	17,534,818

(1)

Of these shares, 8,192,710 shares were subject to stock options and SARs then outstanding under the 2019 Plan, 6,273,881 shares were subject to stock options and SARs then outstanding under the Lionsgate 2017 Plan, 5,759,147 shares were subject to stock options and SARs then outstanding under the Lionsgate 2012 Plan. In addition, this number includes 17,274,120 shares that were subject to outstanding stock unit awards granted under the Lionsgate 2019 Plan, 1,599 shares that were subject to outstanding stock unit awards granted under the Lionsgate 2017 Plan, and 9,732 shares that were subject to outstanding stock unit awards granted under the Lionsgate 2012 Plan. These amounts include, for the Lionsgate 2019 Plan, 4,068,883 shares subject to outstanding restricted share unit awards that have been approved by Lionsgate, but for which the performance goals had not yet been established as of March 31, 2024. Such awards are considered by Lionsgate to be outstanding but will not be treated as “granted” for accounting purposes until the relevant performance goals have been set; accordingly, they were not included in the awards reported as outstanding in the notes to the financial statements in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, as the relevant performance goals had not been set at that time.

Effective May 7, 2020, Lionsgate accepted for exchange outstanding stock options and SARs with respect to 5,319,468 LGEC common shares (4,660,184 of which shares were subject to stock options and SARs that were granted under the Lionsgate 2017 Plan or the Lionsgate 2012 Plan) and granted stock options and SARs with respect to 902,203 LGEC common shares under the Lionsgate 2019 Plan in exchange for those stock options and SARs.

(2)

All of these shares were available for award grant purposes under the Lionsgate 2023 Plan. The shares available under the Lionsgate 2023 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the Lionsgate 2023 Plan including stock options, share appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares.

Environmental, Social and Governance

The New Lionsgate Board believes that social responsibility and human capital matters are vital to New Lionsgate’s organizational health and intends to be committed to a positive corporate culture, diversity, equal opportunity, inclusion, talent acquisition, retention, employee satisfaction and engagement, with the tone set from the top. New Lionsgate expects to report on social responsibility and human capital matters at each regularly scheduled New Lionsgate Board meeting and periodically throughout the year.

Environmental, Social Responsibility and Human Capital Matters

Diversity, Equity and Inclusion

•

New Lionsgate will be dedicated to pursuing and embracing diverse talent and perspectives across all aspects of its business and community, to empower all people, regardless of their gender, age, race, national origin, disability, color, religion, sexual orientation, gender identity and/or expression, veteran status, or any other characteristic.

•

New Lionsgate’s Chief Diversity Officer will partner with the New Lionsgate leadership team across all of its businesses to effect changes in recruitment, hiring, promotions, policies and culture, and to orchestrate a company-wide response to issues of inequality and workforce disparity.

•	New Lionsgate expects to maintain the following recruitment and hiring initiatives:

•	Internship Programs: New Lionsgate expects to maintain an internship program designed to increase inclusion across the entertainment industry.

•

Targeted Recruitment: New Lionsgate expects to implement recruitment efforts that include collaborating with diverse partner organizations, college campus diversity organizations for underrepresented groups, as well as historically black colleges in our search for new employees and interns.

•

Inclusive Hiring Process: New Lionsgate expects to implement inclusive hiring practices with the goal of ensuring that it is attracting the best talent in the industry through an equitable, inclusive, and accessible approach. Key components of the framework are expected to include bias free job descriptions, inclusive hiring training, external diversity partners, diverse candidate slates, and diverse, cross-functional interview panels.

•

Supplier Diversity and Inclusion Program: The mission of New Lionsgate’s Supplier Diversity and Inclusion Program will be to actively establish relationships with diverse businesses and to continuously strive to increase spend with diverse suppliers, while seeking to deliver more competitive pricing, quality, service, innovation and creativity in procurement of services. New Lionsgate believes that this initiative will have the potential to increase the breadth of New Lionsgate’s vendor pool, while creating greater economic opportunity for diverse suppliers. New Lionsgate’s Code of Business Conduct and Ethics will govern conduct with, and apply to, its suppliers, vendors, contractors and agents, as applicable.

Employee Resource Groups

•

New Lionsgate plans to provide its employees with the opportunity to form an array of Employee Resource Groups (“ERGs”) which will offer them the chance to build community and enhance a cross-cultural presence at New Lionsgate and an opportunity to enhance cross-cultural awareness, develop leadership skills and network across New Lionsgate’s various business units and levels. The ERGs will be voluntary, employee-led groups that foster a diverse, engaging, and inclusive workplace.

•	New Lionsgate Early Career Group will aim to inspire curiosity and networking to foster growth for professionals in early stages of their careers.

•

New Lionsgate Multicultural Employee Resource Groups expects to advocate for a more inclusive workplace and entertainment landscape through programs that educate, activate and celebrate multicultural diversity and its global impact. These are expected to include resource groups from the Asian American Pacific Islander community, the Black community and the Latine and Hispanic community.

•

New Lionsgate Parents and Caregivers Group will aim to bring together parents, expecting parents, caregivers, and allies to ensure New Lionsgate’s community fosters an environment that supports all families.

•	New Lionsgate Pride is expected to support, develop and inspire future LGBTQ+ leaders within New Lionsgate and the industry.

•

New Lionsgate Vets is expected to create a community of veterans and their supporters working together to enhance veteran presence and engage the industry from the unique perspective of a military background.

•

New Lionsgate Women’s Empowerment Together Group will create a community that will seek to improve the prominence of female leaders and empowers women at all levels within New Lionsgate and the industry.

Community Involvement

•

New Lionsgate plans to act responsibly and seek to make a positive difference in the local and global community through Lionshares, New Lionsgate’s volunteer program that will seek to provide opportunities for employees to partner with a diverse range of charitable organizations.

•

New Lionsgate plans to maintain a Corporate Sponsorship Committee that prioritizes corporate philanthropic initiatives throughout Lionsgate, focusing particularly on organizations and activities related to diversity and poverty in order to increase New Lionsgate’s impact and to develop meaningful relationships with a core group of organizations and events.

•

New Lionsgate plans to encourage employees to volunteer for and serve on boards of non-profit organizations and plans to be committed to the philanthropic contributions of New Lionsgate’s employees and plans to provide for corporate matching to eligible non-profit organizations.

Engagement

•	New Lionsgate plans to conduct an annual employee engagement survey through an independent third party.

•	New Lionsgate expects that its employees will complete performance management conversations at set points throughout the year focusing on goals, development, feedback and well-being.

•

New Lionsgate plans to offer a confidential, voluntary Self-ID initiative, allowing employees the opportunity to voluntarily share parts of their identity so that New Lionsgate can better understand the full diversity of its workforce and continuously improve the experiences for all employees.

Training and Development

•

New Lionsgate plans to conduct annual employee training on anti-harassment, privacy and information technology security, the Foreign Corrupt Practices Act, as well as manager and diversity, equity and inclusion trainings.

•	New Lionsgate plans to provide training and development to all employees, focusing on career development, professional development and industry knowledge.

Employee Benefits and Programs

•

New Lionsgate plans to offer a comprehensive benefits package which includes health, dental and vision insurance, disability and life insurance, family forming benefits, mental health support, resources for caregiving (children and adult family), online fitness and meditation classes, and new parent coaching.

•

New Lionsgate plans to offer programs to develop and enrich the employee experience with offerings such as tuition reimbursement, leadership development programs, mentorship, and additional programs to help support specific populations (e.g., historically excluded groups, minorities, women, parents, LGBTQ+).

Inclusive Content

•

New Lionsgate plans to continue Lionsgate’s mission to develop an inclusive content strategy (through an inclusive creative strategy, an inclusive marketing strategy and inclusive business strategy) that drives growth by centering on an increasingly diverse audience and providing thought leadership that builds greater capacity for inclusion.

•	By amplifying narratives by, about and for women and underrepresented audiences, New Lionsgate is expected to strive to create an empowering space that welcomes all creatives to tell their stories.

Corporate, Environmental and Social Responsibility

•

New Lionsgate intends to protect its social, financial, informational, environmental, and reputational assets and make it a priority to operate New Lionsgate business in a responsible and sustainable manner.

•

Engaging in a responsible manner will not only help New Lionsgate manage risks and maximize opportunities, but will also help New Lionsgate understand and manage its social, environmental, and economic impact that will enable New Lionsgate to contribute to society’s wider goal of sustainable development. This includes, but is not limited to, conducting business in a socially responsible and ethical manner, supporting human rights, and committing to environmental sustainability.

•	In all its offices, New Lionsgate plans to prioritize efforts to prevent pollution, and to conserve, recover, and recycle materials, water and energy wherever possible.

•	New Lionsgate productions will be expected to distribute documents electronically to minimize paper consumption and waste and limit the use of single-use plastics.

•

New Lionsgate productions will be expected to follow best practices featured in the Producers Guild of America and Sustainable Production Alliance’s Green Production Guide, which are designed to reduce the film, television, and streaming industry’s carbon footprint and environmental impact.

•	New Lionsgate U.S. productions will be expected to encourage the employment of green vendors that provide sustainable goods and services for film, television and streaming productions.

•	New Lionsgate plans to prioritize vendors whose dedication to operating business in a responsible and sustainable manner directly aligns with those of New Lionsgate.

Corporate Governance

Corporate governance will be a continuing focus of New Lionsgate, starting with the New Lionsgate Board and its committees, and extending to management and all employees. The New Lionsgate Board and its committees will review New Lionsgate’s governance policies and business strategies at New Lionsgate Board and committee meetings throughout the year, and through ongoing communication with each other and with management.

Role of the New Lionsgate’s Board and Corporate Governance Guidelines

New Lionsgate’s corporate governance practices will be embodied in its Corporate Governance Guidelines established by the New Lionsgate Board. These guidelines, which provide a framework for the conduct of the New Lionsgate Board’s business, will provide that:

•

the New Lionsgate Board review and regularly monitor the effectiveness of New Lionsgate’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives;

•	the New Lionsgate Board act in the best interest of New Lionsgate to seek to enhance long-term shareholder value;

•	a majority of the members of the New Lionsgate Board be independent directors;

•	the independent directors meet at least quarterly in executive session, or otherwise as needed;

•	directors have unimpeded access to management and, as necessary and appropriate, independent advisors; and

•	the New Lionsgate Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively.

The full text of the key practices and procedures of the New Lionsgate Board are outlined in the Corporate Governance Guidelines available on New Lionsgate’s investor relations website at [     ], or may be obtained in print, without charge, by any shareholder upon request to New Lionsgate’s Corporate Secretary, at either of its principal executive offices.

Separate Chair and Chief Executive Officer Roles

New Lionsgate expects that its leadership structure, in which the roles of the New Lionsgate Board Chair and the New Lionsgate Chief Executive Officer will be separate, will be appropriate for New Lionsgate, taking into consideration New Lionsgate’s evolving needs, corporate strategy, and operating environment. The separation of the chair and Chief Executive Officer roles will reinforce the independence of the New Lionsgate Board and its oversight of the business and affairs of New Lionsgate, enabling the New Lionsgate Chief Executive Officer to focus on the business, operations, and strategy of New Lionsgate, and will allow New Lionsgate to leverage the New Lionsgate Chair’s experience, perspective, and vision to serve the best interests of its shareholders.

Executive Compensation

Compensation Discussion and Analysis of New Lionsgate

As discussed elsewhere in this joint proxy statement/prospectus, the Plan of Arrangement will result in the separation of the LG Studios Business from the other businesses of Lionsgate, including the Starz Business, that will result in the pre-transaction shareholders of LGEC owning shares in two separately traded public companies: (1) LGEC, which will be renamed “Starz Entertainment Corp.” and will hold, directly and through subsidiaries, the Starz Business, and will continue to be owned by LGEC shareholders, and (2) New Lionsgate, which will be renamed “Lionsgate Studios Corp.” and will hold, directly and through subsidiaries, the LG Studios Business, and will be owned by LGEC shareholders and LG Studios shareholders. As New Lionsgate is not yet an independent public company, the New Lionsgate Compensation Committee has not yet been formed. Following the separation and distribution, New Lionsgate will have its own executive officers and the New Lionsgate Board will have its own compensation committee.

As of the date of this joint proxy statement/prospectus, it is expected that the following executive officers of LGEC will serve as executive officers of New Lionsgate in the positions set forth below following the completion of the Transactions and will be the named executive officers of New Lionsgate for the 2025 fiscal year:

Jon Feltheimer	Chief Executive Officer
Michael Burns	Vice Chair
James W. Barge	Chief Financial Officer
Brian Goldsmith	Chief Operating Officer
Bruce Tobey	Executive Vice President and General Counsel

The individuals who are expected to become the executive officers of New Lionsgate following the completion of the Transactions are the current executive officers of LGEC. Information regarding executive compensation related matters of such executives is set forth below in the section entitled “Additional Lionsgate Annual General and Special Meeting Matters—Executive Compensation—Compensation Discussion and Analysis of Lionsgate” (the “CD&A”).

It is currently anticipated that the executive compensation philosophy, program elements as well as executive compensation plans, policies and practices for New Lionsgate will be substantially similar immediately following the completion of the Transactions to those of LGEC described in the CD&A but will remain subject to the review of, and may generally be modified by, the New Lionsgate compensation committee after the completion of the Transactions.

New Lionsgate Dividend Policy

New Lionsgate does not expect to pay a regular dividend after the completion of the Transactions. However, the timing, declaration, amount of and payment of any dividends following the completion of the Transactions will be within the discretion of the New Lionsgate Board and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the New Lionsgate Board. Moreover, if the New Lionsgate Board determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends.

New Lionsgate Capitalization

The following table sets forth the capitalization of New Lionsgate as of September 30, 2024, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Unaudited Pro Forma Condensed Consolidated Financial Information. Notwithstanding the legal form of the Transactions described elsewhere in this joint proxy statement/ prospectus, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate. This presentation is in accordance with U.S. GAAP and is primarily a result of the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the LG Studios Business. Therefore, the historical financial statements of Lionsgate will represent the historical financial statements of New Lionsgate given the presentation of the Starz Business as discontinued operations upon completion of the Transactions.

The information below is not necessarily indicative of what New Lionsgate’s capitalization would have been had the Transactions and related transactions, including financing transactions, been completed as of September 30, 2024. In addition, it is not necessarily indicative of New Lionsgate’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information of New Lionsgate,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lionsgate Studios Corp.” and the Combined Financial Statements and notes included in the “Index to Financial Statements” section of this joint proxy statement/prospectus.

	As of September 30, 2024
	Actual(1)	Pro Forma
	(Amounts in millions)
Cash and cash equivalents	$229.6	$104.8
Corporate debt(2)	2,460.3	1,755.3
Equity:
LGEC Class A shares, no par value, 500.0 shares authorized, 83.6 million shares issued and outstanding (Pro Forma - no shares authorized, no shares issued and outstanding) and LGEC Class B shares, no par value, 500.0 shares authorized, 156.4 million shares issued and outstanding (Pro Forma - no shares authorized, no shares issued and outstanding)	3,157.7	—
New Lionsgate new common shares, no par value, no shares authorized, no shares issued and outstanding (Pro Forma - unlimited authorized, 284.8 million shares issued and outstanding)	—	2,266.9
Accumulated deficit	(3,396.4)	(3,402.2)
Accumulated other comprehensive income	96.6	77.5
Noncontrolling interests	(82.5)	34.9

Total equity (deficit)	(224.6)	(1,022.9)

Total capitalization	$2,465.3	$837.2

(1)

This column is derived from Lionsgate’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended September 30, 2024 incorporated by reference into this joint proxy statement/prospectus.

(2)

Corporate debt excludes film related obligations of approximately $1,931.0 million (net of deferred financing costs) as of September 30, 2024, see Note 6 and Note 7 to the unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

Prior Sales

Since the one (1) Class A voting share issued on its formation, no New Lionsgate new common shares have been issued.

Trading Price

Since its formation, no New Lionsgate new common shares have been traded.

INFORMATION ABOUT STARZ AFTER THE TRANSACTIONS

All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. This section discusses Starz’s business, constituting the Starz Business and excluding the LG Studios Business, assuming the completion of all of the Transactions described in this joint proxy statement/prospectus.

Overview

Starz Networks

Starz Networks is a leading provider of premium subscription video programming to consumers in the U.S. and Canada, offering thousands of titles to its subscribers including its critically-acclaimed and award-winning scripted original series. Starz sells its services on a direct-to-consumer basis and through various distributors, including over-the-top providers (such as Amazon, Apple, Google and Hulu) and multichannel video programming distributors (such as Comcast, Charter, DIRECTV and DISH Network). Launching in April 2016, Starz was among the first standalone over-the-top services offering premium video programming. Starz’s over-the-top service is consistently among the top dozen most subscribed video subscription services in the U.S.

Starz’s flagship premium service STARZ had 20.15 million subscribers as of September 30, 2024 (total North America not including subscribers who receive programming free as part of a promotional offer). STARZ offers premium original series and recently released and library movies without advertisements. Starz’s other services, STARZ ENCORE and MOVIEPLEX, offer theatrical and independent library movies as well as original and classic television series also without advertisements. Starz’s services include a stand-alone, direct-to-consumer app, 17 linear networks, and on-demand and online viewing platforms. Starz’s “linear networks” listed in the table below offer the exhibition of titles on a scheduled basis on a programmed channel (i.e., titles are not made available to the viewer on an on demand basis at the consumer’s discretion). The STARZ app and online viewing platforms offer thousands of hours of monthly movies and series episodes from studio partners on an on-demand basis, including first-run content, along with a growing line-up of successful original programming. Starz’s services are offered directly to consumers via the STARZ app and via Starz’s website at www.starz.com as well as through Starz’s retail partners (such as Apple and Google) for a recurring fee, or by Starz’s distributors to their subscribers either at a recurring price as part of a programming tier, package or bundle with other products or services, or on an a la carte basis.

The table below depicts the STARZ app and Starz’s 17 existing linear services, their respective on-demand services, and highlights some of their key attributes.

THE STARZ APP

STARZ

- On-demand streaming and downloadable access to STARZ, STARZENCORE and MOVIEPLEX networks' content in a single destination app
- The Starz app offers thousands of monthly titles that includes movies, originals series and other series episodes

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STARZ

STARZ COMEDY
STARZ CINEMA
STARZ IN BLACK
STARZ EDGE
STARZ KIDS & FAMILY
STARZ ON DEMAND

- Flagship network with 6 premium channels
- Powerful original series and big hit movies
- First-run output and library films
- STARZ ON DEMAND: offers over a thousand monthly selections, with hundreds of movies and series episodes

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STARZ ENCORE

STARZ ENCORE CLASSIC
STARZ ENCORE SUSPENSE
STARZ ENCORE ACTION
STARZ ENCORE BLACK
STARZ ENCORE ESPAÑOL
STARZ ENCORE FAMILY
STARZ ENCORE WESTERNS
STARZ ENCORE ON DEMAND

- 8 premium channel offerings
- Favorite films and series across genre-themed channels
- First-run and classic favorites
- STARZ ENCORE ON DEMAND: offers over a thousand monthly selections, with hundreds of movies and select series

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movieplex

indieplex
retroplex
movieplex On Demand HD

- 3 premium channel offerings
- Variety of art house, independent films and classic movie library content
- MOVIEPLEX ON DEMAND: offers hundreds of movies every month

Corporate Strategy

Designed to complement any television offering for general audiences across both wholesale and retail over-the-top, as well as traditional multichannel video programming distributor distribution platforms, STARZ is a best-in-class subscription service delivering premium original series and hit movies with appeal to women and diverse audiences.

Starz is focusing on developing and distributing authentic and engaging original programming that resonates with audiences that have been traditionally underrepresented in the premium television space.

The STARZ app is available across digital platforms (including but not limited to iOS, Android, Amazon Fire, and Roku) and offers a user experience that has received high user star ratings on both the iOS and Android store platforms and received Editor’s choice awards from both Apple and Google Play’s editorial teams. Subscribers have access to thousands of titles across Starz’s library of quality content, along with the ability to download and watch STARZ original series, blockbuster theatricals and favorite classic television series and movies.

Starz believes this strategy, combined with a proven management team, will ensure its services remain a “must have” for subscribers and a meaningful profit center for its distributors.

Affiliation Agreements

Starz’s services are distributed pursuant to affiliation agreements with its distributors. Starz earns revenue under these agreements either (i) based on amounts or rates tied to the total number of subscribers who receive its services or (ii) based on amounts or rates which are not tied solely to the total number of subscribers who receive its services. Starz’s affiliation agreements expire at various dates up through early 2028, and Starz intends to renew these agreements as they expire on a rolling basis. Typically, such negotiations would begin two to six months before the agreement’s expiration date. Occasionally, the parties decide to engage in early renewal conversations or agree to short-term extensions to provide additional time to negotiate.

Starz works with its distributors to increase the number of subscribers to its services. To accomplish this, Starz may help fund the distributors’ efforts to market its services or may permit distributors to offer limited promotional periods with discounted or no payment of subscriber fees. Starz believes these efforts enhance its relationship with distributors, improve the awareness of its services and maximize subscribers and revenue over the term of these affiliation agreements.

Distributors report the number of subscribers to Starz’s services and pay for services, generally, on a monthly basis. The agreements are generally structured to be multi-year agreements with staggered expiration dates so agreements are renewed on a rolling basis, and certain of the agreements provide for annual contractual rate increases.

STARZ App

The STARZ app is the single destination for both direct over-the-top subscribers and distributor authenticated subscribers to stream or download Starz’s original series and movie content. The STARZ app:

•	Is available for purchase as a standalone over-the-top service for a recurring monthly fee;

•	Is available on a wide array of platforms and devices including Amazon Fire, iOS, Android and Roku, among others;

•	Includes on-demand streaming and downloadable access for internet-free viewing;

•	Offers instant access to thousands of hours of programming selections each month (including STARZ original series and commercial free movies); and

•	Is available as an additional benefit to paying multichannel video programming distributor subscribers of the Starz Networks’ linear premium services.

Starz Original Programming

Starz is a leader in high-quality, bold premium programming developed for women and underrepresented audiences, with approximately 20% of content available on Starz’s services consisting of programming original to Starz. Starz views it as its mandate to deliver programming for, by, and about women and underrepresented voices. Starz is constantly seeking out material that reflects its mandate that it can acquire or develop into hit shows, with this mandate guiding the development process. For example, Starz not only retains scouts to identify literary content that aligns with this mandate, but also actively engages with underrepresented communities to discover writers and producers to create shows in line with this focus. Starz’s resulting slate is driven by critically-acclaimed and award-winning scripted original series with highly engaged audiences (as measured by overall watch time and social media engagement).

STARZ Original Series like “Outlander” and “Power” have become tentpole franchises with multiple spinoff and derivative series to meet audience demand. STARZ also has brought audiences groundbreaking new series including “P-Valley,” “BMF,” and “The Serpent Queen,” among many others.

Starz Networks contracts with Lionsgate’s Television Production segment and other independent studios and production companies to produce original programming that appears on its Starz services.

For its fiscal 2025, Starz delivers a strong lineup of original programming for women and underrepresented audiences including new seasons of the “Power” cinematic universe hit series “Power Book II: Ghost” (Season 4) and “Power Book III: Raising Kanan” (Season 4), the time travel, fantasy series “Outlander” (Season 7, Part 2), the historical drama “The Serpent Queen” (Season 2), a new interview series “Fat Joe Talks” spearheaded by pop culture icon Fat Joe, among several other series premieres. These original programming premieres, coupled with recently acquired titles like “Mary & George” and “Three Women”, along with an increased volume of theatrical output titles, drive subscription and overall watch time across key cohorts, including movie lovers, women, and underrepresented minorities.

Output and Content License Agreements

The majority of acquired content on Starz’s services consists of movies that have been released theatrically, which make up approximately 80% of the content available on Starz’s services. Starz has an exclusive multiyear output licensing agreement with Lionsgate for Lionsgate label titles theatrically released in the U.S. starting January 1, 2022, and for Lionsgate’s Summit label titles theatrically released in the U.S. starting January 1, 2023. The availability of Lionsgate exclusive output title windows will run through at least 2030. Starz enjoys exclusivity during all of its windows in this licensing agreement. However, there are periods between Starz’s windows when Lionsgate can license the content to third parties. License fees paid by Starz to Lionsgate for these licenses are based on market value as derived from domestic box office performance. Starz also has an exclusive multiyear post pay-one output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The Universal agreement provides Starz with rights to exhibit these films immediately following their pay-one windows.

Under these agreements, Starz has valuable exclusive rights to air these new movies on linear television services, on-demand or online during specific windows. Generally, except on a transactional on-demand or pay-per-view basis, no other linear service, online streaming or other video service may air or stream these recent releases during Starz’s windows.

Starz also licenses first-run independent feature films acquired through U.S. and international film festivals and other sources as well as library content comprised of older, previously released theatrical movies from many of Hollywood’s major studios. In addition to theatrical movies, Starz licenses television series and other content from studios, production companies or other rights holders. The rights agreements for library content are of varying duration and generally permit Starz’s services to exhibit these movies, series and other programming during certain window periods.

Our library deals with major studios are typically amended on a periodic basis to add new titles and windows, with some studios choosing to license library content on an annual basis. As of November 2024, we have windows through at least the following years in our significant output and library programming agreements (including a library agreement with Lionsgate):

Significant output programming agreements	Significant library programming agreements

Studio	Studio

Lionsgate (at least 2030)	Lionsgate (at least 2028)
Universal (at least 2029)	Universal (at least 2028)
Sony (at least 2026)
Twentieth Century Fox (at least 2025)
Warner Bros. (at least 2025)

Starz’s output agreements generally require payment for movies at rates calculated on a pricing grid that is based on each film’s domestic box office performance (subject to maximum amounts payable per movie and a cap on the number of movies that can be put to Starz each year). The amounts Starz pays for library content vary based on each specific agreement, but generally reflect an amount per movie, series or other programming commensurate with the quality (e.g., utility and perceived popularity) of the content being licensed.

Transmission

Starz currently uplinks its programming for its linear services to non-pre-emptible, protected transponders on two satellites positioned in geo-synchronous orbit. These satellites feed its signals to various swaths of the Americas. Starz leases these transponders under multi-year agreements. Starz currently transmit to these satellites from its uplink facilities provided by a third-party vendor.

Regulatory Matters

In the U.S., the Federal Communications Commission (the “FCC”) regulates several aspects of Starz’s and its distribution ecosystem’s operations and programming. This includes FCC oversight in connection with content-specific requirements such as closed captioning and program access requirements in connection with certain distributors and programmer services with shared attributable interests.

Regulation

The regulation of programming services, cable television systems, direct broadcast satellite providers, broadcast television licensees and online services is subject to the political process and has been in constant flux historically, making it difficult to estimate the material effects that regulations may have on capital expenditures or earnings. Like its competitors, to the extent that Starz’s programming services are distributed through online platforms, Starz must comply with various federal and state laws and regulations applicable to online communications and commerce. For example, the continued growth and development of the market for online commerce has led to increasingly stringent consumer protection laws, such as the recent “click to cancel” regulations, and complying with those laws imposes additional burdens on Starz and its similarly positioned competitors, which may increase costs and reduce earnings. Increased regulation of user data utilization practices, including self-regulation or findings under existing laws that limit Starz’s ability to collect, transfer and use user data, could increase cost of compliance with regulations and reduce earnings. Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, such as laws impacting net neutrality, could decrease the demand for Starz’s service and increase its cost of doing business. Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, Starz’s network business will be affected. Further material changes in the law and regulatory requirements that affect Starz’s business are likely to occur and there can be no assurance that Starz will not be materially adversely affected by future legislation, new regulation or deregulation.

Specialized Skill and Knowledge

Starz’s management team brings together strong complementary skills, expertise and experience in various aspects of the media and entertainment industry, including franchise content creation, data/analytics, technology, linear and digital wholesale distribution and direct to consumer business, as well as in strategic planning, financing, sales, marketing and mergers and acquisitions.

Competitive Conditions

Starz’s business operates in highly competitive markets. The market for video programming is intensely competitive and subject to rapid change. Starz competes with companies within the entertainment and media business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural-related activities. Starz also competes with other programming services, including cable television, national broadcast television, and digital streaming services to secure desired programming.

Developments in technology and new content delivery products and services have also led to an increased amount of video content, as well as changes in consumers’ expectations regarding the availability of video content and their willingness to pay for access to such content. These changes include the increase in the number of advertising-supported video on demand services or free, ad-supported streaming linear channels (also known as FAST channels). As a result, the success of Starz’s business is dependent not only on the quality and acceptance of its programming, but also on its ability to successfully compete with current and new competitors in both retaining its existing subscriptions and attracting new subscriptions.

Intellectual Property

Starz currently uses a number of trademarks, service marks, copyrights, patents, domain names and similar intellectual property in connection with Starz’s businesses. Starz either licenses such intellectual property or owns it outright (including owning trademark registrations and applications to register such trademarks both domestically and internationally). Starz believes that ownership of, and/or the right to use, such trademarks, service marks, copyrights, patents, domain names and similar intellectual property is an important factor in Starz’s businesses and that Starz’s success depends, in part, on such ownership or license rights.

The majority of acquired content on Starz’s services consists of movies that have been released theatrically. Starz has an exclusive multiyear output licensing agreement with Lionsgate for Lionsgate label titles theatrically released in the U.S. starting January 1, 2022, and for Lionsgate’s Summit label titles theatrically released in the U.S. starting January 1, 2023. The availability of Lionsgate exclusive output title windows will run through at least 2030. Starz enjoys exclusivity during all of its windows in this licensing agreement. However, there are periods between Starz’s windows when Lionsgate can license the content to third parties. License fees paid by Starz to Lionsgate for these licenses are based on market value as derived from domestic box office performance. Starz also has an exclusive multiyear post pay-one output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The Universal agreement provides Starz with rights to exhibit these films immediately following their pay-one windows.

Under these agreements, Starz has valuable exclusive rights to air these new movies on linear television services, on-demand or online during specific windows. Generally, except on a transactional on-demand or pay-per-view basis, no other linear service, online streaming or other video service may air or stream these recent releases during Starz’s windows.

Starz also licenses first-run independent feature films acquired through U.S. and international film festivals and other sources as well as library content comprised of older, previously released theatrical movies from major studios. In addition to theatrical movies, Starz licenses television series and other content from studios, production companies or other rights holders. The rights agreements for library content are of varying duration and generally permit Starz’s services to exhibit these movies, series and other programming during certain window periods.

Seasonality (Business Cycles)

Starz’s business is not subject to cyclical or seasonal fluctuations, but may depend significantly based on the risk factors set forth in the section entitled “Risk Factors—Risks Related to Starz and the Starz Business—Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect Starz’s business, financial condition, results of operations or cash flows.”

Dependence on Key Customer Contracts

Starz’s business is not dependent on any key customer contracts. Following the Transactions, New Lionsgate and Starz will be party to certain commercial arrangements, as described under “Certain Relationships and Related Party Transactions,” pursuant to which Starz will be a significant customer of New Lionsgate. In addition to distribution of programming on a direct-to-consumer basis, Starz’s business does depend, in part, on distributors that carry its programming, as set forth in the risk factor entitled “Starz depends on distributors that carry its programming, and no assurance can be given that Starz will be able to maintain and renew these affiliation agreements on favorable terms or at all.”

Changes to Contracts

Except in connection with the Separation Agreement, the Arrangement Agreement and other changes that are not expected to be material to the Starz Business related to the Transactions, Starz’s business is not expected to be affected by the renegotiation or termination of contracts or subcontracts.

Environmental Protection

Starz’s business does not involve environmental protection requirements.

Employees

Starz expects to employ approximately 575 individuals in its operations as of the Arrangement Effective Time. Starz also utilizes consultants in the ordinary course of its business.

Environmental and Social Responsibility and Human Capital Management

Following the Transactions, Starz generally expects to adopt Lionsgate’s existing policies and practices with respect to environmental, social responsibility and human capital matters. For more information, see “—Environmental, Social and Governance.”

Legal Proceedings and Regulatory Actions

From time to time, Starz is expected to be involved in certain claims and legal proceedings arising in the normal course of business. While the resolution of these matters cannot be predicted with certainty, Starz does not believe, based on current knowledge, that the outcome of any currently pending legal proceedings in which Starz is currently involved will have a material adverse effect on Starz’s consolidated financial position, results of operations or cash flow.

Interest of Informed Persons in Material Transactions

Since the formation of Starz, except as otherwise described in this joint proxy statement/prospectus, no informed person of Starz or any associate or affiliate of any informed person, has had any interest in any transaction that has materially affected or is reasonably expected to materially affect Starz. For the purposes of this paragraph, an “informed person” means a director or officer of Starz, a director or officer of a person or company that is itself an “informed person” or subsidiary of Starz; any person or company who beneficially owns or controls or directs, directly or indirectly, voting securities of Starz or who exercises control or direction over voting securities of Starz or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of Starz. The Starz directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except to the extent of their ownership in shares of Lionsgate.

Insurance

The Separation Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Arrangement Effective Time and will set forth procedures for the administration of insured claims and certain other insurance matters.

Properties

Starz’s corporate office will be located at 250 Howe Street, 20th Floor, Vancouver, BC V6C 3R8. Its principal executive offices are located at 1647 Stewart Street, Santa Monica, CA, where Starz occupies 60,116 square feet (per a lease that expires in December 2028).

In addition, Starz leases 100,119 square feet at 6363 S. Fiddler’s Green Circle, Greenwood Village, CO (per a lease that expires in June 2034).

Starz believes that its current facilities are adequate to conduct its business operations for the foreseeable future. Starz believes that it will be able to renew these leases on similar terms upon expiration. If it cannot renew, Starz believes that it could find other suitable premises without any material adverse impact on its operations.

Material Contracts

The only material contracts within the meaning of applicable Canadian securities legislation, other than the contracts entered into in the ordinary course of business, which have been entered into by Starz since its formation or are otherwise material to Starz within the meaning of applicable Canadian securities legislation are the Separation Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Starz Investor Rights Agreement, Starz Voting and Standstill Agreement and Starz Registration Rights Agreements, which are described in the section entitled “Certain Relationships and Related Party Transactions.”

Auditors

Ernst & Young LLP, independent registered public accounting firm, is expected to be Starz’s auditor.

Starz Dividend Policy

There is no restriction that would prevent Starz from paying dividends on Starz common shares.

Starz does not expect to pay a regular dividend after the completion of the Transactions. However, the timing, declaration, amount of and payment of any dividends following the completion of the Transactions will be within the discretion of the Starz Board and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the Starz Board. Moreover, if the Starz Board determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends.

Management’s Discussion & Analysis of Financial Condition and Results of Operations of Starz

The following management’s discussion and analysis of financial condition and results of operations of the Starz Business should be read together with the combined financial statements and related notes of the Starz Business that are included elsewhere in this joint proxy statement/ prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Starz Business’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts of this joint proxy statement/ prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Capitalized terms defined in this Management’s Discussion And Analysis of Financial Condition and Results of Operations have the meanings ascribed to such terms in, and for the purposes of, this section.

Overview

The Starz Business, (the “Company,” “Starz,” “we,” “us,” or “our”) is substantially reflective of Lions Gate Entertainment Corp’s (“Lionsgate,” “Lions Gate,” “LGEC,” or “Parent”) Media Networks segment and consists of (i) Starz Networks, which includes the domestic distribution of STARZ branded premium subscription video services through over-the-top (“OTT”) streaming platforms and distributors, on a direct to- consumer basis through the Starz App and through U.S. and Canada multichannel video programming distributors (“MVPDs”), including cable operators, satellite television providers and telecommunications companies (in the aggregate the “Starz Platform”), and (ii) International, which represents primarily the OTT distribution of subscription video services outside the U.S. and Canada.

In fiscal 2023, the Starz Business began a plan to restructure its international LIONSGATE+ business, which included the OTT distribution of the Starz Business’s LIONSGATE+ branded premium subscription video services outside the U.S. and Canada. During the six months ended September 30, 2024 and fiscal year ended March 31, 2024, the Starz Business continued executing its restructuring plan, which included exiting all international territories except Canada and India, which was completed in May 2024. The historical results of operations of international territories shut down are presented as discontinued operations in combined financial statements for all periods presented. See Note 2 to the audited combined financial statements and Note 2 to the unaudited condensed combined financial statements for further details.

As of September 30, 2024, the Starz Business manages and reports its operating results through one reportable segment, Starz Networks, which now includes its Canadian operations. The continuing operations outside the U.S. and Canada is reported as International.

Background

Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions.

Basis of Presentation

The Starz Business has historically operated as part of Lionsgate and not as a standalone company. The Starz Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the Starz Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis as historically managed within Lionsgate through the use of a management approach in identifying the Starz Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements.

All revenues and costs, as well as assets and liabilities directly associated with the business activity of the Starz Business are included in the accompanying combined financial statements. Revenues and costs associated with the Starz Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Media Networks segment of Lionsgate. In addition, these costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Starz Business as further discussed below. The costs relating to the Starz Business are generally specifically identifiable as costs of the Starz Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

In May 2024, Lionsgate consummated a series of transactions, by which the LG Studios Business became a separate publicly traded company, Lionsgate Studios Corp. (“Lionsgate Studios”) (the “Studio Separation”). The LG Studios Business is substantially reflective of Lionsgate’s Motion Pictures and Television Production segments together with a substantial portion of Lionsgate’s corporate general and administrative costs.

Prior to the Studio Separation, Lionsgate utilized a centralized approach to cash management. Cash generated by the Starz Business is managed by Lionsgate’s centralized treasury function and cash was routinely transferred to the Starz Business or to the LG Studios Business to fund operating activities when needed. Cash and cash equivalents of the Starz Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the LG Studios Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Starz Business and Lionsgate have been accounted for as parent net investment. In May 2024, the Starz Business entered into an intercompany revolver with Lionsgate Studios for which is expected to be used to settle intercompany transactions. See Note 15 to our unaudited condensed combined financial statements and Note 18 of our audited combined financial statements for further details.

Management believes the assumptions underlying our combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to us are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by us and may not reflect its combined results of operations, financial position and cash flows had we been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had we been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had we been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions we might have performed directly or outsourced and strategic decisions we might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 17 to our audited combined financial statements for further detail of the allocations included in our audited combined financial statements included elsewhere in this joint proxy statement/ prospectus.

The issuer of Lionsgate’s 5.5% senior notes due April 15, 2029 (the “5.5% Senior Notes”) is Lions Gate Capital Holdings LLC, a Starz entity. The 5.5% Senior Notes are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the LG Studios Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Starz Business or the LG Studios Business prior to the Studio Separation as standalone companies; however, the 5.5% Senior Notes were issued by a subsidiary of Starz and are representative of the overall debt levels expected for the Starz Business following the completion of the Transactions. In May 2024, the Starz Business issued $389.9 million aggregate principal amount of new 5.5% exchange notes due 2029 (the “Exchange Notes”) in exchange for $389.9 million of the existing 5.5% Senior Notes, see Note 18 to the audited combined financial statements and Note 5 to the unaudited condensed combined financial statement for further details. Upon completion of the Transactions, the Exchange Notes will become obligations solely of the LG Studios Business and will be reflected in the LG Studios Business’s financial statements. The remaining 5.5% Senior Notes will remain with the Starz Business upon completion of the Transactions. A portion of Lionsgate’s corporate debt (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) has been assumed by the LG Studios Business under an intercompany note and accordingly, the Senior Credit Facilities and related interest expense are not reflected in the Starz Business’s combined financial statements. The Senior Credit Facilities and the Starz Business capital structure are expected to be restructured upon the completion of the Transactions. See Note 5 to our unaudited condensed combined financial statements and Note 6 to our audited combined financial statements for further details.

Additional indebtedness directly related to the Starz Business, including programming notes, are reflected in the Starz Business combined financial statements. See Note 6 to our unaudited condensed combined financial statements and Note 7 of our audited combined financial statements for further details.

Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the LG Studios Business, have historically provided oversight over both the Starz Business and the LG Studios Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the combined financial statements of the Starz Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. In connection with the Studio Separation, during the six months ended September 30, 2024, Lionsgate and Lionsgate Studios entered into a shared services and overhead sharing agreement (the “Shared Services Agreement”). The Shared Services Agreement facilitates the allocation to the LG Studios Business of all corporate general and administrative expenses of Lionsgate, except for an amount of $10.0 million to be allocated annually to the Starz Business of Lionsgate. The $10.0 million allocation of Lionsgate’s corporate general and administrative expenses to the Starz Business pursuant to the Shared Services Agreement is designed to reflect the portion of corporate expenses expended and reflective of the level of effort and costs incurred related to management oversight and services provided for the Starz Business post Studio Separation with consideration of the anticipated completion of the Transactions. Prior to the Studio Separation, these expenses have been allocated to the Starz Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services.

Lionsgate also pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected in the accompanying combined financial statements. The Starz Business also pays certain expenses on behalf of Lionsgate such as legal expenses, software development costs and severance. The settlement of reimbursable expenses between the Starz Business and the LG Studios Business have been accounted for as parent net investment. See Note 15 to our unaudited condensed combined financial statements and Note 17 of our audited combined financial statements for further detail of parent net investment included in these combined financial statements.

Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of historical general and administrative expenses from Lionsgate to the Starz Business are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Starz Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Starz Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the

Starz Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Starz Business might have performed directly or outsourced, and strategic decisions the Starz Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 15 to our unaudited condensed combined financial statements and Note 17 of our audited combined financial statements for further detail of the allocations included in these combined financial statements.

Relationship with Lionsgate

Following the completion of the Transactions, certain functions that Lionsgate provided to us prior to the completion of the Transactions will either continue to be provided to us by Lionsgate under a transition services agreement or will be performed using our own resources or third-party service providers. Additionally, under our original series programming license agreements, multiyear theatrical film output licensing agreements and library programming agreement with Lionsgate, we will continue to distribute Lionsgate programming. We expect to incur certain costs in establishing ourselves as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company. See “Components of Results of Operations” below for more information.

Concurrent with the completion of the Transactions, we will enter into certain agreements with Lionsgate. See “Certain Relationships and Related Party Transactions” included elsewhere in this joint proxy statement/ prospectus.

Restructuring

As described in Overview above, in fiscal 2023, the Starz Business began a plan to exit much of its international LIONSGATE+ business, which included the OTT distribution of the Starz Business’s premium subscription video services outside the U.S. and Canada. The shut-down of the legacy LIONSGATE+ business in the territories to be exited has been completed and historical results of operations, with the exception of Canada and India, are presented as discontinued operations in combined financial statements for all periods presented.

In fiscal 2023, in connection with its ongoing restructuring activities, the Starz Business performed a strategic review of content performance across Starz’s platforms, resulting in certain programming being removed from those platforms and written down to fair value.

During the fiscal year ended March 31, 2024, the Starz Business continued its evaluation of the programming on Starz’s platforms and cancelled certain ordered programming, and identified certain other programming with limited strategic purpose which was removed from the Starz platforms and abandoned by the Starz Business.

As a result of these restructuring initiatives in the fiscal years ended March 31, 2024 and 2023 we recorded content impairment charges of $213.0 million and $87.6 million, respectively, and in the six months ended September 30, 2024 we had a small amount of recoveries of impaired assets resulting in a benefit of $4.9 million. These amounts are included in restructuring and other in the combined statement of operations (see Note 11 to our unaudited condensed combined financial statements and Note 13 to our audited combined financial statements). We have incurred impairment charges from the inception of the plan through September 30, 2024 amounting to $295.7 million.

As the Company continues to evaluate the Starz Business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Starz Business and the LG Studios Business, including further strategic review of content and performance and its strategy on a territory-by-territory basis, the Starz Business may decide to expand its restructuring plan and exit additional territories or remove certain content off its platform in the future. Accordingly, the Starz Business may incur additional content impairment and other restructuring charges beyond the estimates above.

Components of Results of Operations

Revenues

Our revenues are derived from the distribution of branded premium subscription video services through OTT streaming platforms and distributors, on a direct- to- consumer basis through the Starz App and through MVPDs, including cable operators, satellite television providers and telecommunications companies.

Pursuant to our distribution agreements, revenues are primarily generated from fees from subscribers who receive the Starz Business’s services or based on other factors (variable fee arrangements), or to a lesser extent, may be based on a monthly fixed fee or minimum guarantee, subject to nominal annual escalations.

The variable distribution fee arrangements represent sales or usage based royalties, which are recognized over the period of such sales or usage by our distributor, which is the same period that the content is provided to the distributor. Estimates of revenue generated but not yet reported to us by our distribution partners are made based on an estimated number of subscribers using historical trends and recent reporting. Other fixed fee or minimum guarantee programming revenue is recognized over the contract term based on the continuous delivery of the content to the distributor. Subscribers through the Starz App are billed in advance of the start of their monthly or annual membership and revenues are recognized ratably over each applicable membership period.

In connection with the distribution rights obtained outside of the Starz Platform, we license rights to other parties who distribute our content for a fee. Lionsgate acts as distributor in these arrangements. License fees associated with these agreements have not been material to date.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of licensed or produced programming, programming acquisition costs, amortization of film and television production and programming related salaries, residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild - American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of advertising, consumer marketing, distributor marketing support and other marketing costs, and operating costs for the direct-to-consumer service, transponder expenses and maintenance and repairs.

The level of programming cost amortization and advertising and marketing costs and thus the gross contribution margin can fluctuate from period to period depending on the number of new original series and first-run output theatrical movies premiering on the network during the period. Programming cost amortization and advertising and marketing costs generally increase in periods where new original series premiere.

General and administration expenses include salaries and other overhead and include allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. See “Basis of Presentation” above and Note 1 and Note 15 to our unaudited condensed combined financial statements and Note 1 and Note 17 to our audited combined financial statements for further details on our methodology for allocating these costs. As described in “Overview” above, in connection with the Studio Separation, during the six months ended September 30, 2024, Lionsgate and Lionsgate Studios entered into a shared services and overhead sharing agreement (the “Shared Services Agreement”). The Shared Services Agreement facilitates the allocation to the LG Studios Business of all corporate general and administrative expenses of Lionsgate, except for an amount of $10.0 million to be allocated annually to the Starz Business of Lionsgate. The $10.0 million allocation of Lionsgate’s corporate general and administrative expenses to the Starz Business pursuant to the Shared Services Agreement is designed to reflect the portion of corporate expenses expended and reflective of the level of effort and costs incurred related to management oversight and services provided for the Starz Business post Studio Separation with consideration of the anticipated completion of the Transactions.

Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented. Recurring standalone costs may be higher than historical allocations, which may have an impact on profitability and operating cash flows. The completion of the Transactions may require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ and other liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our audited combined financial statements. As disclosed in Note 1 to our audited combined financial statements, the preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Programming Content.

Programming content represents content exploited on the Starz Platforms. Programming content is typically licensed content (which we refer to as “licensed program rights”), however, in some cases, programming content may be produced or acquired (which we refer to as “owned and produced films and television programs”). Licensed program rights include content licensed from third parties, including Lionsgate, for specified airing rights and windows over a contractual term. Program licenses typically have fixed terms and require payments during the production of the content by the licensor, at or near delivery of the content or over the term of the license. Payments for content and additions to content assets and the changes in related liabilities, are classified within operating activities on the combined statements of cash flows. Amortization of programming content, which is discussed further below, is included in direct operating expense on the combined statement of operations.

Programming content is predominantly monetized as part of a film group and therefore is reviewed for impairment in aggregate at a film group level when an event or change in circumstances indicates a change in the expected use of the content or that the fair value may be less than unamortized cost.

Development. Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized as part of the cost of programming content. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.

Recording Cost. The cost of licensed content is capitalized when the cost is known or reasonably determinable, the license period for programs has commenced, the program materials have been accepted by the Starz Business in accordance with the license agreements, and the programs are available for the first showing. Licensed programming rights may include rights to more than one exploitation window under the Starz Business’s output and library agreements. For films with multiple windows, the license fee is allocated between the windows based upon the proportionate estimated fair value of each window which generally results in the majority of the cost allocated to the first window on newer releases.

Costs of acquiring and producing films and television programs are capitalized when incurred. For films and television programs produced by the Starz Business, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Amortization. The cost of licensed program rights for films and television programs (including original series) are generally amortized on a title-by-title or episode-by-episode basis using an accelerated or straight-line method based on the expected and historical viewership patterns or the current and anticipated number of exhibitions over the license period or estimated life for owned or produced programs. The number of exhibitions is estimated based on the number of exhibitions allowed in the agreement (if specified) and the expected usage of the content. Residuals are expensed in line with the amortization of production costs.

The Starz Business reviews factors impacting the amortization of the content assets on an ongoing basis. The Starz Business’s estimates related to these factors requires considerable management judgement.

Impairment Assessment. A film group is evaluated for impairment when events or changes in circumstances indicate that the fair value of a film group is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

Estimate of Fair Value. A film group is defined as the lowest level at which identifiable cash flows are largely independent of the cash flows of other films and/or license agreements. The Starz Business’s film groups are generally aligned with the Starz Business’s networks and digital content offerings domestically (i.e., Starz Networks) and internationally by territory or groups of territories, where content assets are shared across the various territories. Content removed from the service and abandoned is written down to its fair value, if any, determined using a discounted cash flow approach.

In fiscal 2023, as a result of the strategic review of content performance across Starz’s platform and as part of our expanded restructuring across our domestic operations, we recorded content impairment charges in fiscal 2024 and fiscal 2023 of $213.0 million and $87.6 million, respectively, which are included in continuing operations, restructuring and other in the combined statement of operations (see Note 3 and Note 13 to our audited combined financial statements). Discontinued operations for the fiscal years ended March 31, 2024 and 2023, includes impairment charges of $160.8 million and $313.1 million, respectively, related to the restructuring of LIONSGATE+ discussed above. See Note 2 to our audited combined financial statements.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as an appropriate discount rate (a Level 3 fair value measurement, see Note 9 to our audited combined financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Starz Business plus a risk premium representing the risk associated with producing a particular film or television program or film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of owned and produced films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Revenues may be based on a variable fee (i.e., a fee based on number of subscribers who receive our networks or other subscriber based factors) or to a lesser extent, may be based on a monthly fixed fee or minimum guarantee, subject to nominal annual escalations. Revenue is also generated through the distribution of our subscription video on demand (“SVOD”) service directly to consumer through the Starz App. The variable distribution fee arrangements represent sales or usage based royalties, which are recognized over the period of such sales or usage by our distributor, which is the same period that the content is provided to the distributor. Estimates of revenue generated but not yet reported to us by our distribution partners are made based on the estimated number of subscribers using historical trends and recent reporting. The estimate of revenue generated but not yet reported to us by distribution partners requires considerable judgement and is sensitive to changes in underlying assumptions. We regularly evaluate such assumptions and historically, such estimates have been materially in line with revenue amounts when reported.

Fixed fee or minimum guarantee programming revenue is recognized over the contract term based on the continuous delivery of the content to the distributor. Subscribers through the Starz App are billed in advance of the start of their monthly or annual membership and revenues are recognized ratably over each applicable membership period. Payments to distributors for marketing support costs for which the Starz Business receives a discrete benefit are recorded as distribution and marketing costs, and payments to distributors for which the Starz Business receives no discrete benefit are recorded as a reduction of revenue.

Goodwill and Indefinite-Lived Intangibles. At September 30, 2024 and March 31, 2024, the carrying value of goodwill and indefinite-lived intangible assets was nil, net of impairment charges recorded and reflecting the reassessment of the estimated useful life of our indefinite-lived intangible assets in fiscal 2024, as further discussed below. Prior to the reassessment in fiscal 2024, our indefinite-lived intangible assets consisted of trade names representing the estimated fair value of the Starz brand name determined in connection with the acquisition of Starz as of December 8, 2016 (see further discussion under Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment below). Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics.

Goodwill and indefinite-lived intangible assets are not amortized but are reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill or indefinite-lived intangible asset impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill or an indefinite-lived intangible asset, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill or indefinite-lived intangible asset impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit or indefinite-lived intangible asset, of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit or indefinite-lived intangible asset. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Starz Business. A quantitative assessment requires determining the fair value of our reporting units or indefinite-lived intangible assets. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. The fair value of our reporting units is reconciled to the market value of our equity, determined based on the average prices of our common shares just prior to the period end. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments

Fiscal 2024. In the second quarter of fiscal 2024, due to the continuing difficult macro and microeconomic conditions, industry trends, and their impact on the performance and projected cash flows of the Starz Network segment, including its growth in subscribers and revenue, and the expanded restructuring activities discussed in Note 13 to the audited combined financial statements, along with recent market valuation multiples, the Starz Business updated its quantitative impairment assessment for its Starz Networks reporting unit goodwill based on the most recent data and expected growth trends. In performing its quantitative impairment assessment, the fair value of the Starz Business’s reporting unit was estimated by using a combination of DCF analyses and market-based valuation methodologies. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included a weighted average perpetual nominal growth rate of 1.5%, at a weighted average cost of capital (discount rate) of 10.5%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole.

Based on our quantitative impairment assessment, we determined that the fair value of our Starz Networks reporting unit which was previously disclosed as a reporting unit “at risk” of impairment, was less than its carrying value (after the impairment write-down of its indefinite-lived intangible assets discussed below). The analysis resulted in a goodwill impairment charge of $494.0 million in fiscal 2024, representing all of the remaining Starz Networks reporting unit goodwill, which is recorded in goodwill and intangible asset impairment in the audited combined statement of operations.

Fiscal 2023. During the second quarter ended September 30, 2022, the Starz Business updated its quantitative impairment assessment for all of its reporting units based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 2.0% to 3.0%, at a weighted average cost of capital (discount rate) ranging from 10.0% to 14.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on its quantitative impairment assessment, the Starz Business determined that the fair value of its reporting units were less than the respective carrying values for its reporting units. The analysis resulted in a goodwill impairment charge of $1.475 billion in fiscal 2023, of which $1,261.7 million related to the Starz Networks reporting unit, which is recorded as a separate line item “goodwill and intangible asset impairment” in the audited combined statement of operations (see Note 5 to the audited combined financial statements) and $213.3 million related to the LIONSGATE+ reporting unit, which is presented within the discontinued operations audited combined statement of operations (see Note 2 to the audited combined financial statements). The impairment charges reduced the carrying value of the LIONSGATE + reporting unit goodwill to $0 and the Starz Networks reporting unit to its respective fair value, therefore at September 30, 2022 the fair value and carrying value of the Starz Network reporting unit is equal and thus it continued to be considered “at risk” of impairment.

Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment. Through September 30, 2023, the Starz Business’s indefinite-lived intangible assets consisted of trade names representing the estimated fair value of the Starz brand name determined in connection with the acquisition of the Starz Business as of December 8, 2016, amounting to $250.0 million related to the Starz Networks reporting unit before the impairment charge recorded in the second quarter of fiscal 2024 discussed below.

During the second quarter of fiscal 2024, due to the events and their impact discussed above, the Starz Business performed a quantitative impairment assessment of its indefinite-lived trade names. The fair value of the Starz Business’s indefinite-lived trade names was estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments. Based on the quantitative impairment assessment of our trade names, we recorded an impairment charge of $170.0 million in the second quarter of fiscal 2024, which was recorded in goodwill and intangible asset impairment in the audited combined statement of operations.

After the Starz Business performed its quantitative impairment assessment, during the second quarter ended September 30, 2023, the Starz Business then reassessed the estimated useful life of the trade names with a remaining carrying value of $80.0 million, net of the impairment charge discussed above. The Starz Business concluded that based upon the most recent factors, including current macro and microeconomic conditions, market competition and historical Starz Business and industry trends, the trade names now have a finite estimated remaining useful life of 10 years. Accordingly, beginning October 1, 2023, the trade names are being accounted for as finite-lived intangible assets and amortized over their estimated remaining useful life. This resulted in an increase to amortization expense of $4.0 million for the fiscal year ended March 31, 2024 with a corresponding reduction of income before income taxes and a reduction to net loss from continuing operations and net loss of $3.0 million, reflecting the tax benefit associated with the book amortization of $1.0 million.

For fiscal 2023, based on a quantitative impairment assessment during the second quarter ended September 30, 2022 and based on a qualitative impairment assessment during the fourth quarter ended March 31, 2023, the Starz Business concluded that it was more-likely-than-not that the fair value of its trade names was more than its carrying amount, and therefore its trade names were not considered at risk of impairment at such time.

As of September 30, 2024, the Starz Business did not have any indefinite-lived intangible assets.

Finite-Lived Intangible Assets. At September 30, 2024 and March 31, 2024, the carrying value of the Starz Business’s finite-lived intangible assets was approximately $893.3 million and $966.1 million, respectively. The Starz Business’s finite-lived intangible assets primarily relate to customer relationships associated with U.S. MVPDs, including cable operators, satellite television providers and telecommunications companies (each a “Traditional Affiliate”), which amounted to $821.3 million and $890.1 million at September 30, 2024 and March 31, 2024, respectively. The amount of the Starz Business’s customer relationship asset related to these Traditional Affiliate relationships reflects the estimated fair value of these customer relationships determined in connection with Lionsgate’s acquisition of the Starz Business on December 8, 2016, net of amortization recorded since the date of the Starz Business acquisition. Beginning October 1, 2023, the Starz Business’s finite-lived intangible assets also include the trade names previously accounted for as indefinite-lived intangible assets as discussed below.

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 10 to 16 years. The Starz Traditional Affiliate customer relationship intangible asset is amortized in the proportion that current period revenues bear to management’s estimate of future revenue over the remaining estimated useful life of the asset, which results in greater amortization in the earlier years of the estimated useful life of the asset than the latter years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value.

The Starz Business monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of the finite-lived intangible assets. For fiscal 2024 and fiscal 2023, due to changes in the industry related to the migration from linear to OTT and direct-to-consumer consumption, we performed an impairment analysis of the amortizable intangible assets. The impairment analysis requires a comparison of undiscounted future cash flows expected to be generated over the useful life of an asset or asset group to the carrying value of the asset or asset group. Based on the Starz Business’s impairment analysis, the estimated undiscounted cash flows exceeded the carrying amount of the asset group by over 50% and therefore no impairment charge was required. The estimated undiscounted cash flow assumed a weighted average growth in revenue over the useful life of approximately 2.5%.

Determining whether an intangible asset is recoverable or impaired requires various estimates and assumptions, including whether events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable, determining estimates of future cash flows for the assets involved and, when applicable, the assumptions applied in determining fair value, including discount rates, growth rates, market risk premiums and other assumptions about the economic environment. If actual revenues significantly underperform as compared to the forecasted amounts and cost cannot be sufficiently reduced, the undiscounted cash flows may not exceed the carrying value of the asset group and an impairment charge could result for the difference between the fair value and the carrying value of the asset group.

We continue to monitor the Starz Business for changes that could significantly decrease the future undiscounted cash flows expected to be generated which could result in an impairment of our amortizable intangible assets, or could require us to further shorten the useful life or adopt a more accelerated method of amortization both of which would increase the amount of amortization expense we record. Examples of events or circumstances that could result in changes to projected cash flows include the creation and consumer consumption of our content; adverse macroeconomic conditions related to higher inflation and interest rates, and the impact on the global economy from the geopolitical environments including wars, terrorism and multiple international conflicts; volatility in the equity and debt markets which could result in higher weighted-average cost of capital and difficulty in funding our content requirements; our continual contractual relationships with our customers; including our affiliate agreements; and our domestic subscriber growth rates across our traditional and OTT platforms and changes in consumer behavior.

Income Taxes. We are subject to federal and state income taxes in the U.S., and in several foreign jurisdictions. We record deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in these jurisdictions. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of the Starz Business. We performed an analysis of the four sources of taxable income (taxable income in prior carryback year(s) if carryback is permitted under the tax law, future reversals of existing taxable temporary differences, tax-planning strategies that would, if necessary, be implemented, and future taxable income exclusive of reversing temporary differences and carryforwards) to determine whether a valuation allowance was needed in the various jurisdictions in which the Company operates. Due to cumulative pretax losses incurred in recent years and lack of other positive evidence, we concluded that valuation allowances were primarily required in Canada, Luxembourg, and India for our fiscal years ended March 31, 2024, 2023, and 2022, and against US deferred tax assets beginning in our fiscal year ended March 31, 2024. As of March 31, 2024, we have a valuation allowance of $141.3 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our income tax benefit (provision) differs from the U.S. federal statutory income tax rate of 21% and is affected by many factors, including the overall level of income (loss) before taxes and its mix across the jurisdictions in which we conduct operations, changes in tax laws and regulations, changes in valuation allowances against our deferred tax assets, changes in unrecognized tax benefits, tax planning strategies available to us, and other discrete items.

Recent Accounting Pronouncements

See Note 1 to the accompanying combined financial statements for a discussion of recent accounting guidance.

Results of Operations

Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023

The following table sets forth our combined results of operations from continuing operations for the six months ended September 30, 2024 and 2023.

	Six Months Ended September 30,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Starz Networks	$688.2	$685.6	$2.6	0.4%
International	6.3	5.2	1.1	21.2%

Total revenues	694.5	690.8	3.7	0.5%
Expenses:
Direct operating	362.0	357.0	5.0	1.4%
Distribution and marketing	205.4	210.8	(5.4)	(2.6)%
General and administration	52.9	65.2	(12.3)	(18.9)%
Depreciation and amortization	82.8	77.9	4.9	6.3%
Restructuring and other	(1.7)	130.6	(132.3)	(101.3)%
Goodwill and intangible asset impairment	—	663.9	(663.9)	(100.0)%

Total expenses	701.4	1,505.4	(804.0)	(53.4)%

Operating loss	(6.9)	(814.6)	807.7	(99.2)%
Interest expense	(23.1)	(24.2)	1.1	(4.5)%
Interest and other income	1.9	0.2	1.7	nm
Other expense	(3.7)	(4.1)	0.4	(9.8)%
Gain (loss) on extinguishment of debt	(4.9)	21.2	(26.1)	(123.1)%

	Six Months Ended September 30,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Loss from continuing operations before income taxes	(36.7)	(821.5)	784.8	(95.5)%
Income tax benefit	7.2	74.3	(67.1)	nm

Net loss from continuing operations	$(29.5)	$(747.2)	$717.7	(96.1)%
Net income (loss) from discontinued operations, net of income taxes	3.1	(88.0)	91.1	(103.5)%

Net loss	$(26.4)	$(835.2)	$808.8	(96.8)%

nm - Percentage not meaningful.

The Starz Business’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, and purchase accounting and related adjustments. The Starz Business believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Starz Business’s management and enables them to understand the fundamental performance of the Starz Business’s businesses. The following table sets forth gross contribution and profit by segment:

	Six Months Ended September 30, 2024			Six Months Ended September 30, 2023
	Starz Networks	International	Total	Starz Networks	International	Total
	(Amounts in millions)
Revenue	$688.2	$6.3	$694.5	$685.6	$5.2	$690.8
Expenses:
Direct operating expense	357.4	4.3	361.7	351.5	4.2	355.7
Distribution & marketing expense	203.5	1.4	204.9	208.8	1.6	210.4

Gross contribution	127.3	0.6	127.9	125.3	(0.6)	124.7
General and administrative expenses	44.3	1.2	45.5	53.8	1.2	55.0

Segment profit (loss)(1)	$83.0	$(0.6)	$82.4	$71.5	$(1.8)	$69.7

(1)

Total segment profit, when presented outside of the segment information and reconciliations included in Note 12 to our unaudited condensed combined financial statements, is considered a non-GAAP financial measure. See the section further below under “Segment Results of Operations and Non-GAAP Measures” for further information regarding the Starz Business’s segment profit disclosures and related non-GAAP measures and reconciliation to the most directly comparable GAAP financial measure.

Subscriber Data. The number of period-end service subscribers is a key metric to evaluate a non-ad supported subscription video service as a growing or decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include a rate per STARZ subscriber, rates per basic video household or fixed fees. The table below sets forth, for the periods presented, subscriptions to our Starz Networks and International services.

	September 30, 2024	September 30, 2023
	(Amounts in millions)
Starz Networks
OTT Subscribers	12.40	12.73
Linear Subscribers	7.75	9.21

Total	20.15	21.94
International
OTT Subscribers	3.05	3.06
Total Starz
OTT Subscribers	15.45	15.79
Linear Subscribers	7.75	9.21

Total Starz Subscribers	23.20	25.00

Revenues. Combined revenues increased $3.7 million reflecting an increase of $2.6 million at Starz Networks and at International of $1.1 million. Starz Networks revenue increased $2.6 million primarily because of higher OTT revenue of $32.2 million resulting from price increases, offset by the continued declines in revenue from traditional linear services of $29.9 million. Starz Networks initiated a price increase at the end of June 2023, which was implemented by its various partners throughout the period ended September 2023. An additional price increase was implemented by its partners beginning in September 2024.

During the six months ended September 30, 2024 and 2023, the following original series premiered on STARZ:

Six Months Ended September 30, 2024		Six Months Ended September 30, 2023
Title	Premiere Date	Title	Premiere Date
First Quarter:		First Quarter:
Mary & George Season 1	April 5, 2024	Blindspotting Season 2	April 14, 2023
Power Book II: Ghost Season 4 Part 1	June 7, 2024	Run the World Season 2	May 26, 2023
		Outlander Season 7A	June 16, 2023
Second Quarter:		Second Quarter:
Serpent Queen Season 2	July 12, 2024	Minx Season 2	July 21, 2023
Power Book II: Ghost Season 4 Part 2	September 6, 2024	Heels Season 2	July 28, 2023
Three Women Season 1	September 13, 2024	Men in Kilts Season 2	August 11, 2023
		Power Book IV: Force Season 2	July 28, 2023

Direct Operating and Distribution and Marketing Expenses. Direct operating and distribution and marketing expenses primarily represent programming cost amortization and advertising and marketing costs, respectively. The level of programming cost amortization and advertising and marketing costs and thus the gross contribution margin for Starz Networks can fluctuate from period to period depending on the number of new original series and first-run output theatrical movies premiering on the network during the period. Programming cost amortization and advertising and marketing costs generally increase in periods where new original series premiere.

Direct Operating Expenses. Direct operating expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended
	2024		2023		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Starz Networks	$357.4	51.9%	$351.5	51.3%	$5.9	1.7%
International	4.3	68.3%	4.2	80.8%	0.1	2.4%
COVID-19 related charges (benefit)(1)	(1.1)	nm	—	nm	(1.1)	n/a
Other(2)	1.4	nm	1.3	nm	0.1	nm

	$362.0	52.1%	$357.0	51.7%	$5.0	1.4%

nm - Percentage not meaningful.

(1)	In the six months ended September 30, 2024, direct operating expense included a benefit of $1.1 million, reflecting COVID related insurance recoveries.
(2)	Other direct operating expense included in the table above consists of share-based compensation expense, which is excluded from segment operating results.

Direct operating expenses increased in the six months ended September 30, 2024 due to an increase at Starz Networks of $5.9 million due to higher programming cost amortization. The increase in Starz Networks direct operating expense was primarily due to higher programming cost amortization of $69.3 million related to theatrical releases under our programming output agreements, partially offset by lower programming cost amortization of $62.9 million related to our Starz Originals.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Starz Networks	$203.5	$208.8	$(5.3)	(2.5)%
International	1.4	1.6	(0.2)	(12.5)%
Other(1)	0.5	0.4	0.1	25.0%

	$205.4	$210.8	$(5.4)	(2.6)%

(1)	Other distribution and marketing expenses in the table above consists of share-based compensation expense, which is excluded from segment operating results.

The decrease in Media Networks distribution and marketing expense was due to a decrease at Starz Networks of $5.3 million.

General and Administrative Expenses. General and administrative expenses by segment were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,				Increase (Decrease)
	2024	% of Revenues	2024	% of Revenues	2024	% of Revenues
	(Amounts in millions)
General and administrative expenses
Starz Networks	$44.3		$53.8		$(9.5)	(17.7)%
International	1.2		1.2		—	—%
Share-based compensation expense	7.4		10.4		(3.0)	(28.8)%
Purchase accounting and related adjustments	—		(0.2)		0.2	(100.0)%

Total general and administrative expenses	$52.9	7.6%	$65.2	9.4%	$(12.3)	(18.9)%

General and administrative expenses decreased $12.3 million in the six months ended September 30, 2024, resulting from lower Starz Networks general and administrative expenses, as well as decreased share-based compensation expense. Starz Networks general and administrative expenses in the six months ended September 30, 2024 decreased by $9.5 million from the prior year’s period, due to decreases in corporate allocations from Lionsgate and incentive based compensation.

For purposes of preparing the combined financial statements on a carve-out basis, the Starz Business has been allocated a portion of Lionsgate’s total corporate expenses and are included in Starz Networks’ general, administrative and expenses. Following the Studio Separation, corporate expenses are allocated to Starz Networks based on the Shared Services Agreement. Prior to the Studio Separation, corporate expenses were allocated based on measures considered to be a reasonable reflection of the historical utilization levels of these services, see Basis of Presentation above for further discussion.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Starz Business are reflected in parent net investment within the combined statements of equity at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses through the May 2024 Studio Separation, at which time the Starz Business entered into the Shared Services Agreement. The decrease in share-based compensation expense included in general and administrative expense in the six months ended September 30, 2024, as compared to the six months ended September 30, 2023, is primarily due to the replacement of the previous allocation of certain Lionsgate corporate share based compensation to the Starz Business. The following table presents share-based compensation expense by financial statement line item:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Share-based compensation expense included in:
General and administrative expense(1)	$7.4	$10.4
Direct operating expense	1.4	1.3
Distribution and marketing expense	0.5	0.4
Restructuring and other	0.3	0.9

Total share-based compensation expense	$9.6	$13.0

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $0.7 million and $2.8 million in the six months ended September 30, 2024 and 2023, respectively.

Depreciation and Amortization Expense. Depreciation and amortization of $82.8 million for the six months ended September 30, 2024 increased $4.9 million from $77.9 million in the six months ended September 30, 2023 due to increased amortization of intangible assets.

Restructuring and Other. Restructuring and other decreased $132.3 million in the six months ended September 30, 2024 as compared to the six months ended September 30, 2023 and includes restructuring and severance costs, and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the six months ended September 30, 2024 and 2023 (see Note 11 to our unaudited condensed combined financial statements):

	Six Months Ended		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content impairments and other(1)	$(4.9)	$126.2	$(131.1)	n/a
Severance (2)
Cash	0.4	1.5	(1.1)	(73.3)%
Accelerated vesting on equity awards	0.3	0.9	(0.6)	(66.7)%

Total severance costs	0.7	2.4	(1.7)	(70.8)%
Transaction and other costs(3)	2.5	2.0	0.5	(25.0)%

	$(1.7)	$130.6	(132.3)	(101.3)%

(1)

Amounts included in the table above for the six months ended September 30, 2024 represent recoveries of content impairments, see Note 11 to our unaudited condensed combined financial statements. See Note 2 to our unaudited condensed combined financial statements for content impairment charges related to discontinued operations.

(2)	Severance costs were primarily related to restructuring activities and other cost-saving initiatives attributable to continuing operations.
(3)

Transaction and other costs in the six months ended September 30, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters.

Goodwill and Intangible Asset Impairment. Goodwill and intangible assets impairment of $663.9 million in the six months ended September 30, 2023 included goodwill impairment of $493.9 million and impairment of our indefinite-lived trade names of $170.0 million. There was no comparable charge in the six months ended September 30, 2024. See Note 4 to our unaudited condensed combined financial statements for further information.

Interest Expense. Interest expense of $23.1 million in the six months ended September 30, 2024 decreased $1.1 million from the six months ended September 30, 2023. The following table sets forth the components of interest expense for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Senior Notes	$19.7	$20.0
Other	1.6	2.6

	21.3	22.6
Amortization of financing costs and other non-cash interest	1.8	1.6

Total interest expense	$23.1	$24.2

In connection with the completion of the Transactions, the Exchange Notes, with an aggregate outstanding principal of $389.9 million, will become obligations of the LG Studios Business. It is expected the Starz Business will enter into new financing arrangements upon completion of the Transactions which will replace the Exchange Notes and establish debt and cash levels for Starz post-completion of the Transactions. See “Post Completion of the Transactions Restructuring of our Debt” below and see “Unaudited Pro Forma Condensed Combined Financial Information of Starz” included elsewhere in this joint proxy statement/prospectus for more information.

Interest and Other Income. Interest and other income of $1.9 million for six months ended September 30, 2024 related to guarantee fees received, as compared to interest and other income of nil for six months ended September 30, 2023.

Other Expense. Other expense of $3.7 million for six months ended September 30, 2024 increased compared to other expense of $4.1 million for six months ended September 30, 2023, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 16 to our unaudited condensed combined financial statements).

Gain (Loss) on Extinguishment of Debt. Loss on extinguishment of debt of $4.9 million for six months ended September 30, 2024 related to the write-off of debt issuance costs associated with the 5.5% Senior Note exchange. In the six months ended September 30, 2023, the gain on extinguishment of debt of $21.2 million represented a gain associated with the repurchase of $85.0 million principal amount of 5.5% Senior Notes at a discount. See Note 5 to our unaudited condensed combined financial statements.

Income Tax Benefit. We had an income tax benefit of $7.2 million in the six months ended September 30, 2024, compared to an income tax benefit of $74.3 million in the six months ended September 30, 2023. Our income tax benefit differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes. Our income tax benefit for six months ended September 30, 2024 and 2023 was also impacted by charges for interest, and the change in uncertain tax benefits due to the expiration of statutory limitations and additional settlements with tax authorities. Our income tax benefit for the six months ended September 30, 2023, was also impacted by impairments of goodwill and intangible assets.

Net Loss from Continuing Operations. Net loss from continuing operations for the six months ended September 30, 2024 was $29.5 million. This compares to net loss from continuing operations for the six months ended September 30, 2023 of $747.2 million.

Segment Results of Operations and Non-GAAP Measures

As described above, the Starz Business’s primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic and purchase accounting and related adjustments. Segment profit when presented in accordance with ASC 280 within the notes to the combined financial statements is a GAAP financial measure and is disclosed in Note 12 to our unaudited condensed combined financial statements.

We also present above our total segment profit for all of our segments. Total segment profit, when presented outside of the segment information and reconciliations included in Note 12 to our unaudited condensed combined financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Starz Business believes the presentation of total segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Starz Business’s management and enables them to understand the fundamental performance of the Starz Business’s businesses before non-operating items. Total segment profit is considered an important measure of the Starz Business’s performance because it reflects the aggregate profit contribution from the Starz Business’s segments and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Starz Business’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Starz Business may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the six months ended September 30, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Six Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating loss	$(6.9)	$(814.6)	$807.7	(99.2)%
Goodwill and intangible asset impairment	—	663.9	(663.9)	(100.0)%
Adjusted depreciation and amortization	9.9	11.6	(1.7)	(14.7)%
Restructuring and other	(1.7)	130.6	(132.3)	(101.3)%
COVID-19 related charges (benefit)	(1.1)	—	(1.1)	nm
Adjusted share-based compensation expense	9.3	12.1	(2.8)	(23.1)%
Purchase accounting and related adjustments	72.9	66.1	6.8	10.3%

Total segment profit	$82.4	$69.7	$12.7	18.2%

nm - Percentage not meaningful.

See Note 12 to our unaudited condensed combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our unaudited condensed consolidated statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

Fiscal 2024 Compared to Fiscal 2023

Combined Results of Operations

The following table sets forth our combined results of operations from continuing operations for the fiscal years ended March 31, 2024 and 2023.

	Year Ended March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Starz Networks	$1,382.7	$1,413.1	$(30.4)	(2.2)%
International	9.7	9.4	0.3	3.2%

Total revenues	1,392.4	1,422.5	(30.1)	(2.1)%
Expenses:
Direct operating	692.6	715.9	(23.3)	(3.3)%
Distribution and marketing	423.6	423.5	0.1	—%
General and administration	129.2	124.0	5.2	4.2%
Depreciation and amortization	161.8	155.7	6.1	3.9%
Restructuring and other	224.8	89.9	134.9	150.1%
Goodwill and intangible asset impairment	663.9	1,261.7	(597.8)	(47.4)%

Total expenses	2,295.9	2,770.7	(474.8)	(17.1)%

Operating loss	(903.5)	(1,348.2)	444.7	(33.0)%
Interest expense	(47.2)	(58.6)	11.4	(19.5)%
Interest and other income	3.5	0.6	2.9	nm
Other expense	(7.5)	(6.7)	(0.8)	11.9%
Gain on extinguishment of debt	21.2	58.7	(37.5)	(63.9)%

Loss from continuing operations before income taxes	(933.5)	(1,354.2)	420.7	(31.1)%
Income tax benefit	128.9	18.3	110.6	nm

Net loss from continuing operations	$(804.6)	$(1,335.9)	$531.3	(39.8)%
Net loss from discontinued operations, net of income taxes	(110.6)	(535.1)	424.5	(79.3)%

Net loss	$(915.2)	$(1,871.0)	$955.8	(51.1)%

nm - Percentage not meaningful.

The following table sets forth gross contribution and profit by segment:

	Year Ended March 31, 2024			Year Ended March 31, 2023
	Starz Networks	International	Total	Starz Networks	International	Total
	(Amounts in millions)
Revenue	$1,382.7	$9.7	$1,392.4	$1,413.1	$9.4	$1,422.5
Expenses:
Direct operating expense	678.9	11.1	690.0	708.2	9.1	717.3
Distribution & marketing expense	420	2.8	422.8	418.5	4.3	422.8

Gross contribution	283.8	(4.2)	279.6	286.4	(4.0)	282.4
General and administrative expenses	107.1	2.7	109.8	98.4	2.7	101.1

Segment profit (loss)(1)	$176.7	$(6.9)	$169.8	$188	$(6.7)	$181.3

(1)

Total segment profit, when presented outside of the segment information and reconciliations included in Note 14 to our audited combined financial statements, is considered a non-GAAP financial measure. See the section further below under “Segment Results of Operations and Non-GAAP Measures” for further information regarding the Starz Business’s segment profit disclosures and related non-GAAP measures and reconciliation to the most directly comparable GAAP financial measure.

Subscriber Data. The number of period-end service subscribers is a key metric which management uses to evaluate a non-ad supported subscription video service. We believe this key metric provides useful information to investors as a growing or decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include a rate per STARZ subscriber, rates per basic video household or fixed fees. The table below sets forth, for the periods presented, subscriptions to our Starz Networks and International services.

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Starz Networks
OTT Subscribers	13.38	12.95
Linear Subscribers	8.42	9.83

Total	21.80	22.78
International
OTT Subscribers	2.52	2.77
Total Starz
OTT Subscribers	15.90	15.72
Linear Subscribers	8.42	9.83

Total Starz Subscribers	24.32	25.55

Revenues. Combined revenues decreased $30.1 million reflecting a decrease of $30.4 million at Starz Networks, partially offset by increased revenue from International of $0.3 million. The decrease in Starz Networks revenue reflects declines in revenue of $81.5 million from traditional linear services, which were mostly offset by higher OTT revenue of $52.9 million resulting from a price increase initiated at the end of June 2023 and fully implemented during the quarter ended September 30, 2023, and growth in OTT subscribers of 0.43 million since March 31, 2023.

During fiscal 2024 and fiscal 2023, the following original series premiered on STARZ:

Year Ended March 31, 2024		Year Ended March 31, 2023
Title	Premiere Date	Title	Premiere Date
First Quarter:		First Quarter:
Blindspotting Season 2	April 14, 2023	Gaslit	April 24, 2022
Run the World Season 2	May 26, 2023	P-Valley Season 2	June 3, 2022
Outlander Season 7A	June 16, 2023	Becoming Elizabeth Season 1	June 12, 2022
		Who is Ghislaine Maxwell	June 26, 2022
Second Quarter:		Second Quarter:
Minx Season 2	July 21, 2023	Power Book III: Raising Kanan Season 2	August 14, 2022
Heels Season 2	July 28, 2023	Serpent Queen Season 1	September 11, 2022
Men in Kilts Season 2	August 11, 2023
Power Book IV: Force Season 2	July 28, 2023

Year Ended March 31, 2024		Year Ended March 31, 2023
Title	Premiere Date	Title	Premiere Date
Third Quarter:		Third Quarter:
Shining Value Season 2	October 13, 2023	Step Up Season 3	October 16, 2022
Power Book III: Raising Kanan Season 3	December 1, 2023	Dangerous Liaisons Season 1	November 6, 2022
Fourth Quarter:		Fourth Quarter:
Hightown Season 3	January 26, 2024	BMF - Black Mafia Family Season 2	January 6, 2023
BMF -Black Mafia Family Season 3	March 1, 2024	Party Down Season 3	February 24, 2023
		Power Book II: Ghost Season 3	March 17, 2023

Direct Operating and Distribution and Marketing Expenses. Direct operating and distribution and marketing expenses primarily represent programming cost amortization and advertising and marketing costs, respectively. The level of programming cost amortization and advertising and marketing costs and thus the gross contribution margin for Starz Networks can fluctuate from period to period depending on the number of new original series and first-run output theatrical movies premiering on the network during the period. Programming cost amortization and advertising and marketing costs generally increase in periods where new original series premiere.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024		2023		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Starz Networks	$678.9	49.1%	$708.2	50.1%	$(29.3)	(4.1)%
International	11.1	114.4%	9.1	96.8%	2.0	22.0%
COVID-19 related charges (benefit)(1)	(0.1)	nm	(2.8)	nm	2.7	nm
Other(2)	2.7	nm	1.4	nm	1.3	nm

	$692.6	49.7%	$715.9	50.3%	$(23.3)	(3.3)%

nm - Percentage not meaningful.

(1)

In fiscal 2024, direct operating expense included a benefit of $0.1 million, reflecting COVID related costs net of insurance recoveries of $0.2 million (fiscal 2023 - benefit of $2.8 million, net of insurance recoveries of $5.6 million).

(2)	Other direct operating expense included in the table above consists of share-based compensation expense, which is excluded from segment operating results.

Direct operating expenses decreased in fiscal 2024 due to decreases at Starz Networks of $29.3 million, partially offset by an increase in International of $2.0 million. The decrease in Starz Networks direct operating expenses was due primarily to lower programming cost amortization of $27.9 million related to library content, $16.3 million related to theatrical releases under our programming output agreements, partially offset by an increase of $12.0 million related to Starz Originals, and a benefit in fiscal 2023 of $10.0 million associated with the modification of a content licensing arrangement.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Starz Networks	$420.0	$418.5	$1.5	0.4%
International	2.8	4.3	(1.5)	(34.9)%
Other(1)	0.8	0.7	0.1	14.3%

	$423.6	$423.5	$0.1	—%

(1)	Other distribution and marketing expenses in the table above consists of share-based compensation expense, which is excluded from segment operating results.

Distribution and marketing expenses in fiscal 2024 were comparable to distribution and marketing expenses in fiscal 2023.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024	% of Revenues	2023	% of Revenues	Increase (Decrease)
	(Amounts in millions)
General and administrative expenses
Starz Networks	$107.1		$98.4		$8.7	8.8%
International	2.7		2.7		—	—%
Share-based compensation expense	19.7		23.4		(3.7)	(15.8)%
Purchase accounting and related adjustments	(0.3)		(0.5)		0.2	(40.0)%

Total general and administrative expenses	$129.2	9.3%	$124.0	8.7%	$5.2	4.2%

General and administrative expenses increased in fiscal 2024, resulting from increased Starz Networks general and administrative expenses and corporate allocations from Lionsgate, partially offset by decreases in International and share-based compensation expense. Starz Networks general and administrative expenses in fiscal 2024 increased $8.7 million from fiscal 2023, driven by increased incentive compensation.

For purposes of preparing the combined financial statements on a carve-out basis, the Starz Business has been allocated a portion of Lionsgate’s total corporate expenses and are included in general, administrative and expenses. Corporate allocated expenses increased $3.7 million in fiscal 2024, resulting primarily from an increase in corporate incentive based compensation.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Starz Business are reflected in parent net investment within the combined statements of equity at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2024	2023
	Amounts in millions)
Share-based compensation expense included in:
General and administrative expense(1)	$19.7	$23.4
Restructuring and other (2)	1.4	—
Direct operating expense	2.7	1.6
Distribution and marketing expense	0.8	0.7

Total share-based compensation expense	$24.6	$25.7

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $5.6 million and $9.7 million in fiscal year 2024 and 2023, respectively.

(2)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Depreciation and Amortization Expense. Depreciation and amortization of $161.8 million for fiscal 2024 increased $6.1 million from $155.7 million in fiscal 2023 due to increased amortization expense of $4.0 million associated with the change in estimated useful life of the Starz trade names, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies”, Goodwill and Indefinite-Lived Intangible Assets.

Restructuring and Other. Restructuring and other increased $134.9 million in fiscal 2024 as compared to fiscal 2023, and includes restructuring and severance costs, and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2024 and 2023 (see Note 13 to our combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content impairments(1)	$213.0	$87.6	$125.4	143.2%
Severance(2)
Cash	5.4	4.2	1.2	28.6%
Accelerated vesting on equity awards	1.4	—	1.4	n/a

Total severance costs	6.8	4.2	2.6	61.9%
Transaction and other costs (benefits)(3)	5.0	(1.9)	6.9	nm

	$224.8	$89.9	$134.9	150.1%

nm - Percentage not meaningful.

(1)

The Starz Business recorded content impairment charges in fiscal 2024 and 2023 as a result of the Starz Business’s strategic review of content performance across Starz’s platforms. See Note 13 to our combined financial statements.

(2)	Severance costs were primarily related to restructuring activities and other cost-saving initiatives attributable to continuing operations.
(3)

Transaction and related costs in fiscal 2024 and 2023 reflect transaction, integration and legal costs incurred associated with certain strategic transactions, restructuring activities and legal matters. In the fiscal year ended March 31, 2023, these amounts include a benefit of $11.0 million for the settlement of a legal matter.

Interest Expense. Interest expense of $47.2 million in fiscal 2024 decreased $11.4 million from fiscal 2023 due primarily to lower interest expense on the 5.5% Senior Notes due to reductions in the amounts outstanding as discussed under Gain on Extinguishment of Debt below. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Senior Notes	$39.8	$51.8
Other	4.2	2.9

	44.0	54.7
Amortization of financing costs and other non-cash interest	3.2	3.9

Total interest expense	$47.2	$58.6

In connection with the completion of the Transactions, the Exchange Notes, with an aggregate outstanding principal of $389.9 million, will become obligations of the LG Studios Business. It is expected the Starz Business will enter into new financing arrangements upon completion of the Transactions which will replace the Exchange Notes and establish debt and cash levels for Starz post-completion of the Transactions. See “Post Completion of the Transactions Restructuring of our Debt” below and see “Unaudited Pro Forma Condensed Combined Financial Information of Starz” included elsewhere in this joint proxy statement/prospectus for more information.

Interest and Other Income. Interest and other income of $3.5 million for the fiscal year ended March 31, 2024 increased by $2.9 million compared to interest and other income of $0.6 million for the fiscal year ended March 31, 2023, due to interest received on net operating loss carryforwards and carryback claims in fiscal 2024.

Other Expense. Other expense of $7.5 million for fiscal 2024 increased by $0.8 million compared to other expense of $6.7 million for fiscal 2023, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 16 to our audited combined financial statements).

Gain on Extinguishment of Debt. Gain on extinguishment of debt of $21.2 million for fiscal 2024 was associated with the repurchase of $85.0 million principal amount of the 5.5% Senior Notes at a discount.

Gain on extinguishment of debt of $58.7 million for fiscal 2023 was associated with the repurchase of $200.0 million principal amount of the 5.5% Senior Notes at a discount. See Note 6 to our audited combined financial statements.

Income Tax Benefit (Provision). We had an income tax benefit of $128.9 million in fiscal 2024, compared to an income tax benefit of $18.3 million in fiscal 2023. Our income tax provision differs from the U.S. federal statutory rate multiplied by pre-tax income (loss) due to the income tax effects of goodwill and intangible asset impairments, state income taxes, and changes in the valuation allowance against our deferred tax assets. Our income tax provisions for fiscal 2024 and 2023 was also impacted by charges for interest and the change in uncertain tax benefits due to the expiration of statutes of limitations and additional settlements with tax authorities.

As computed on a separate return basis, with the combined historical results of the Starz Business presented on a managed basis as discussed in “Basis of Presentation” above, at March 31, 2024, the Starz Business had U.S. federal net operating loss carryforwards (“NOLs”) of approximately $323.0 million, of which approximately $157.8 million would be subject to expiration in 2038, and the remainder would carry forward indefinitely. Additionally, at March 31, 2024, the Starz Business had state NOLs of approximately $307.0 million, which would expire in varying amounts beginning in 2027, and foreign net operating loss carryforwards in various jurisdictions, including Canada, India, and Luxembourg of $56.2 million, $22.4 million, and $403.6 million, respectively, which would expire in varying amounts beginning in 2030. The Starz Business also had U.S. federal credit carryforwards related to foreign taxes paid of $8.3 million that would expire beginning in 2027. However, under the managed basis of presentation of the Starz Business, the combined historical results exclude certain income, deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss and tax credit carryforwards of the Starz Business. As a result, the actual net operating loss and tax credit carryforwards of the Starz Business after the Transactions may differ (i.e., be lower in U.S. and Canada, and higher in Luxembourg) than those otherwise stated above.

Net Loss from Continuing Operations. Net loss from continuing operations for the fiscal year ended March 31, 2024 was $804.6 million. This compares to net loss from continuing operations for the fiscal year ended March 31, 2023 of $1,335.9 million.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023—Segment Results of Operations and Non-GAAP Measures” for further information regarding the Starz Business’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating loss	$(903.5)	$(1,348.2)	$444.7	(33.0)%
Goodwill and intangible asset impairment	663.9	1,261.7	(597.8)	(47.4)%
Adjusted depreciation and amortization	24.8	21.3	3.5	16.4%
Restructuring and other	224.8	89.9	134.9	150.1%
COVID-19 related charges (benefit)	(0.1)	(2.8)	2.7	(96.4)%
Content charges	—	(0.2)	0.2	(100.0)%
Adjusted share-based compensation expense	23.2	25.7	(2.5)	(9.7)%
Purchase accounting and related adjustments	136.7	133.9	2.8	2.1%

Total segment profit	$169.8	$181.3	$(11.5)	(6.3)%

See Note 14 to the combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

Fiscal 2023 Compared to Fiscal 2022

Combined Results of Operations

The following table sets forth our combined results of operations from continuing operations for the fiscal years ended March 31, 2023 and 2022.

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Revenues
Starz Networks	$1,413.1	$1,446.1	$(33.0)	(2.3)%
International	9.4	4.6	4.8	104.3%

Total revenues	1,422.5	1,450.7	(28.2)	(1.9)%
Expenses:
Direct operating	715.9	655.7	60.2	9.2%
Distribution and marketing	423.5	450.9	(27.4)	(6.1)%
General and administration	124.0	116.0	8.0	6.9%
Depreciation and amortization	155.7	152.6	3.1	2.0%
Restructuring and other	89.9	10.5	79.4	nm
Goodwill impairment	1,261.7	—	1,261.7	n/a

Total expenses	2,770.7	1,385.7	1,385.0	99.9%

Operating income (loss)	(1,348.2)	65.0	(1,413.2)	nm
Interest expense	(58.6)	(60.9)	2.3	(3.8)%
Interest and other income	0.6	0.5	0.1	20.0%
Other expense	(6.7)	(2.7)	(4.0)	148.1%
Gain (loss) on extinguishment of debt	58.7	(24.8)	83.5	nm

Loss before income taxes	(1,354.2)	(22.9)	(1,331.3)	nm
Income tax benefit (provision)	18.3	(7.1)	25.4	(357.7)%

Net loss from continuing operations	$(1,335.9)	$(30.0)	$(1,305.9)	nm
Net loss from discontinued operations, net of income taxes	(535.1)	(125.3)	(409.8)	327.1%

Net loss	$(1,871.0)	$(155.3)	$(1,715.7)	Nm

nm - Percentage not meaningful.

The following table sets forth gross contribution and profit by segment:

	Year Ended March 31, 2023			Year Ended March 31, 2022
	Starz Networks	International	Total	Starz Networks	International	Total
	(Amounts in millions)
Revenue	$1,413.1	$9.4	$1,422.5	$1,446.1	$4.6	$1,450.7
Expenses:
Direct operating expense	708.2	9.1	717.3	614.4	5.7	620.1
Distribution & marketing expense	418.5	4.3	422.8	444.4	5.7	450.1

Gross contribution	286.4	(4.0)	282.4	387.3	(6.8)	380.5
General and administrative expenses	98.4	2.7	101.1	87.6	2.6	90.2

Segment profit (loss)(1)	$188.0	$(6.7)	$181.3	$299.7	$(9.4)	$290.3

(1)

Total segment profit, when presented outside of the segment information and reconciliations included in Note 14 to our audited combined financial statements, is considered a non-GAAP financial measure. See the section further below under “Segment Results of Operations and Non-GAAP Measures” for further information regarding the Starz Business’s segment profit disclosures and related non-GAAP measures and reconciliation to the most directly comparable GAAP financial measure.

Subscriber Data. The number of period-end service subscribers is a key metric which management uses to evaluate a non-ad supported subscription video service. We believe this key metric provides useful information to investors as a growing or decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include a rate per STARZ subscriber, rates per basic video household or fixed fees. The table below sets forth, for the periods presented, subscriptions to our Starz Networks and International services

	March 31, 2023	March 31, 2022
	(Amounts in millions)
Starz Networks
OTT Subscribers	12.95	12.18
Linear Subscribers	9.83	11.27

Total	22.78	23.45
International
OTT Subscribers	2.77	1.17
Total Starz
OTT Subscribers	15.72	13.35
Linear Subscribers	9.83	11.27

Total Starz Subscribers	25.55	24.62

Revenues. Combined revenues decreased $28.2 million reflecting a decrease of $33.0 million at Starz Networks, partially offset by an increase of $4.8 million at International. The decrease in Starz Networks revenue was primarily due to declines in revenue of $131.9 million from traditional linear services, which were offset by higher OTT revenue of $94.1 million resulting from increased subscriptions.

During fiscal 2023 and fiscal 2022, the following original series premiered on STARZ:

Year Ended March 31, 2023		Year Ended March 31, 2022
Title	Premiere Date	Title	Premiere Date
First Quarter:		First Quarter:
Gaslit	April 24, 2022	The Girlfriend Experience Season 3	May 2, 2021
P-Valley Season 2	June 3, 2022	Run the World Season 1	May 16, 2021
Becoming Elizabeth Season 1	June 12, 2022	Blindspotting Season 1	June 13, 2021
Who is Ghislaine Maxwell	June 26, 2022
Second Quarter:		Second Quarter:
Power Book III: Raising Kanan Season 2	August 14, 2022	Power Book III: Raising Kanan Season 1	July 18, 2021
Serpent Queen Season 1	September 11, 2022	Heels Season 1	August 15, 2021
		BMF - Black Mafia Family Season 1	September 26, 2021

Year Ended March 31, 2023		Year Ended March 31, 2022
Title	Premiere Date	Title	Premiere Date
Third Quarter:		Third Quarter:(1)
Step Up Season 3	October 16, 2022	Hightown Season 2	October 17, 2021
Dangerous Liaisons Season 1	November 6, 2022	Power Book II: Ghost Season 2	November 21, 2021
Fourth Quarter:		Fourth Quarter:
BMF - Black Mafia Family Season 2	January 6, 2023	Power Book IV: Force Season 1	February 6, 2022
Party Down Season 3	February 24, 2023	Outlander Season 6	March 6, 2022
Power Book II: Ghost Season 3	March 17, 2023	Shining Vale Season 1	March 6, 2022

(1)	In addition, BMF - Black Mafia Family Season 1 premiered on September 26, 2021, with the majority of episodes airing during the three months ended December 31, 2021.

Direct Operating and Distribution and Marketing Expenses. Direct operating and distribution and marketing expenses primarily represent programming cost amortization and advertising and marketing costs, respectively. The level of programming cost amortization and advertising and marketing costs and thus the gross contribution margin for Starz Networks can fluctuate from period to period depending on the number of new original series and first-run output theatrical movies premiering on the network during the period. Programming cost amortization and advertising and marketing costs generally increase in periods where new original series premiere.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023		2022		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Starz Networks	$708.2	50.1%	$614.4	42.5	$93.8	15.3%
International	9.1	96.8	5.7	123.9%	3.4	59.6%
COVID-19 related charges (benefit)(1)	(2.8)	nm	1.5	nm	(4.3)	nm
Other(2)	1.4	nm	34.1	nm	(32.7)	nm

Total	$715.9	50.3%	$655.7	45.2%	$60.2	9.2%

nm - Percentage not meaningful.

(1)

In fiscal 2023, direct operating expense included a benefit of $2.8 million, reflecting COVID related costs net of insurance recoveries of $5.6 million (fiscal 2022 - charges of $1.5 million, net of insurance recoveries of $6.5 million).

(2)

During the fiscal year ended March 31, 2022, in preparation of the planned completion of the Transactions, we performed a strategic review of original programming on the STARZ platform, prior to the broader restructuring plan which began in fiscal 2023, and identified certain titles with limited strategic purpose which were removed from the STARZ service and abandoned. As a result, we recorded certain programming and content charges of $33.0 million, which are included in direct operating expense in the combined statements of operations and excluded from segment operating results for Starz Networks, and reflected in the “other” direct operating expense line item above. In addition, the remaining amounts of “other” “direct operating expense in the table above consists of share-based compensation expense, which is excluded from segment operating results.

Direct operating expenses increased in fiscal 2023, due to increases at Starz Networks of $93.8 million and International of $3.4 million due to higher programming cost amortization, partially offset by lower other direct operating expenses (see footnote (2) above). The increase in Starz Networks direct operating expense of $93.8 million was due to higher programming amortization related to our Starz Originals of $91.4 million primarily related to higher cost original series premieres, higher programming cost amortization of $4.8 million related to library content, and other increases in direct operating expense, partially offset by lower programming amortization of $4.1 million related to theatrical releases under our programming output agreements, and a benefit in fiscal 2023 of $10.0 million associated with the modification of a content licensing arrangement.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Starz Networks	$418.5	$444.4	$(25.9)	(5.8)%
International	4.3	5.7	(1.4)	(24.6)%
COVID-19 related charges	—	0.3	(0.3)	(100.0)%
Other(1)	0.7	0.5	0.2	40.0%

Total	$423.5	$450.9	$(27.4)	(6.1)%

(1)	Other distribution and marketing expenses not included in segment results in the table above consists of share-based compensation expense, which is excluded from segment operating results.

Distribution and marketing expenses decreased in fiscal 2023 due to decreases at Starz Networks of $25.9 million and International of $1.4 million. The decrease in Starz Networks distribution and marketing expense is due to lower overall spend for advertising purchased in fiscal 2023 and lower media spend for our Starz Originals’ premieres.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,				Increase (Decrease)
	2023	% of Revenues	2022	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Starz Networks	$98.4		$87.6		$10.8	12.3%
International	2.7		2.6		0.1	3.8%
Share-based compensation expense	23.4		26.3		(2.9)	(11.0)%
Purchase accounting and related adjustments	(0.5)		(0.5)		—	n/a

Total general and administrative expenses	$124.0	8.7%	$116.0	8.0%	$8.0	6.9%

General and administrative expenses increased in fiscal 2023, resulting from increases at Starz Networks, corporate allocations from Lionsgate, and International general and administrative expenses, partially offset by decreased share-based compensation expense. Starz Networks general and administrative expenses in fiscal 2023 increased $10.8 million from fiscal 2022 primarily driven by an increase in incentive compensation of $7.1 million, as well as increases in rent and facilities costs, salaries and related expenses and professional fees.

For purposes of preparing the combined financial statements on a carve-out basis, the Starz Business has been allocated a portion of Lionsgate’s total corporate expenses and are included in general, administrative and expenses. Corporate allocated expenses increased $4.7 million in fiscal 2023, resulting from an increase in corporate incentive-based compensation.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Starz Business are reflected in parent net investment within the combined statements of equity at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The decrease in share-based compensation expense included in general and administrative expense in fiscal 2023, as compared to fiscal 2022, is primarily due to lower fair values associated with performance-based stock option and other equity awards that are revalued at each reporting period until the stock option or equity award vests and the applicable performance goals are achieved. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Share-based compensation expense included in:
General and administrative expense	$23.4	$26.3
Direct operating expense	1.6	1.2
Distribution and marketing expense	0.7	0.5

Total share-based compensation expense	$25.7	$28.0

Depreciation and Amortization Expense. Depreciation and amortization of $155.7 million for fiscal 2023 was comparable to general and administrative expense of $152.6 million in fiscal 2022.

Restructuring and Other. Restructuring and other increased $79.4 million in fiscal 2023 as compared to fiscal 2022, and includes restructuring and severance costs, and certain transaction and other costs, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2023 and 2022 (see Note 13 to our combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content impairments(1)	$87.6	$—	$87.6	n/a
Severance(2)	4.2	1.8	2.4	133.3%
COVID-19 related charges	—	0.1	(0.1)	(100.0)%
Transaction and other costs (benefits)(3)	(1.9)	8.6	(10.5)	(122.1)%

Total	$89.9	$10.5	$79.4	756.2%

(1)

The Starz Business recorded content impairment charges in fiscal 2023 as a result of the Starz’ Business’s strategic review of content performance across Starz’s platforms. See Note 13 to our combined financial statements.

(2)	Severance costs were primarily related to restructuring activities and other cost-saving initiatives attributable to continuing operations.
(3)

Transaction and other costs in fiscal 2023 and 2022 reflect transaction, integration and legal costs incurred associated with certain strategic transactions, restructuring activities and legal matters. In the fiscal year ended March 31, 2023, these amounts include a benefit of $11.0 million for the settlement of a legal matter.

Interest Expense. Interest expense of $58.6 million in fiscal 2023 decreased $2.3 million from fiscal 2022 due primarily to lower interest expense on the 5.5% Senior Notes due to reductions in the amounts outstanding as discussed under “Gain (Loss) on Extinguishment of Debt” below. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Interest Expense
Cash Based:
Senior Notes	$51.8	$54.8
Other	2.9	2.2

	54.7	57.0
Amortization of financing costs and other non-cash interest	3.9	3.9

Total interest expense	$58.6	$60.9

In connection with the completion of the Transactions, the Exchange Notes, with an aggregate outstanding principal of $389.9 million, will become obligations of the LG Studios Business. It is expected the Starz Business will enter into new financing arrangements upon completion of the completion of the Transactions which will replace the Exchange Notes and establish debt and cash levels for Starz post-completion of the Transactions. See “Post Completion of the Transactions Restructuring of our Debt” below and see “Unaudited Pro Forma Condensed Combined Financial Information of Starz” included elsewhere in this joint proxy statement/ prospectus for more information.

Interest and Other Income. Interest and other income of $0.6 million for the fiscal year ended March 31, 2023 was comparable to interest and other income of $0.5 million for the fiscal year ended March 31, 2022.

Other Expense. Other expense of $6.7 million for fiscal 2023 compared to other expense of $2.7 million or fiscal 2022, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 16 to our audited combined financial statements).

Gain (Loss) on Extinguishment of Debt. Gain on extinguishment of debt of $58.7 million in fiscal 2023 was associated with the repurchase of $200.0 million principal amount of the 5.5% Senior Notes at a discount.

Loss on extinguishment of debt of $24.8 million in fiscal 2022 was related to the write-off of a portion of debt issuance costs (including a portion of call premiums) associated with the redemption of the 5.875% Senior Notes and 6.375% Senior Notes and associated issuance of the 5.5% Senior Notes. See Note 6 to our audited combined financial statements.

Income Tax Benefit (Provision). We had an income tax benefit of $18.3 million in fiscal 2023, compared to a provision of $7.1 million in fiscal 2022. Our income tax benefit (provision) differs from the U.S. federal statutory rate multiplied by pre-tax income (loss) due to the income tax effects of goodwill and intangible asset impairments, state income taxes, and changes in the valuation allowance against our deferred tax assets. Our income tax provision for fiscal 2023 and fiscal 2022 was also impacted by the change in uncertain tax benefits due to the expiration of statutes of limitations and additional settlements with tax authorities.

Net Loss from Continuing Operations. Net loss from continuing operations for the fiscal year ended March 31, 2023 was $1,335.9 million. This compares to net loss from continuing operations for the fiscal year ended March 31, 2022 of $30.0 million.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023—Segment Results of Operations and Non-GAAP Measures” for further information regarding the Starz Business’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2023 and 2022. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Year Ended March 31,		Change
	2023	2022	Amount	Percent
	(Amounts in millions)
Operating (loss) income	$(1,348.2)	$65.0	$(1,413.2)	nm
Goodwill impairment	1,261.7	—	1,261.7	nm
Adjusted depreciation and amortization	21.3	23.3	(2.0)	(8.6)%
Restructuring and other	89.9	10.5	79.4	756.2%
COVID-19 related charges (benefit)	(2.8)	1.8	(4.6)	(255.6)%
Content charges	(0.2)	33.0	(33.2)	(100.6)%
Adjusted share-based compensation expense	25.7	28.0	(2.3)	(8.2)%
Purchase accounting and related adjustments	133.9	128.7	5.2	4.0%

Total segment profit	$181.3	$290.3	$(109.0)	(37.5)%

nm - Percentage not meaningful.

See Note 14 to the combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in the six months ended September 30, 2024 and fiscal 2024 were provided principally through cash generated from operations, the 5.5% Senior Notes, our film related obligations (as further discussed below), the monetization of trade accounts receivable, parent net investments and following the Studio Separation, the Intercompany Revolver and Lionsgate Revolving Credit Facility. As of September 30, 2024, March 31, 2024 and 2023 we had cash and cash equivalents of $18.8 million, $23.0 million and $52.0 million, respectively.

However, as discussed above, prior to the Studio Separation, we have operated within Lionsgate’s cash management structure, which uses a centralized approach to cash management and financing of our operations. These arrangements are not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented. See also, “Post Completion of the Transactions Restructuring of our Debt” below.

Exchange Notes and Existing Notes

At September 30, 2024 and March 31, 2024 and 2023, we have $715.0 million, $715.0 million and $800.0 million, respectively, outstanding of 5.5% senior notes due 2029 (the “5.5% Senior Notes”).

As discussed in Note 5 to our unaudited condensed combined financial statements, on May 8, 2024, LGCH1, an indirect, wholly-owned subsidiary of Lionsgate and a Starz company, issued $389.9 million aggregate principal amount of the 5.5% exchange notes due 2029 (the “Exchange Notes”). The Exchange Notes were exchanged for an equivalent amount of the 5.5% Senior Notes. The Exchange Notes initially bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the completion of the Transactions. The Exchange Notes may be redeemed, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture governing the Exchange Notes, at certain specified redemption prices set forth in the indenture governing the Exchange Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Exchange Notes and 5.5% Senior Notes and related interest expense are reflected in the Starz Business’s unaudited condensed combined financial statements. Upon completion of the completion of the Transactions, the Exchange Notes will become obligations solely of Lionsgate Studios and will not be reflected in the Starz Business’s financial statements. It is expected that the Starz Business will enter into new financing arrangements upon completion of the Transactions, which will replace the Exchange Notes and establish debt and cash levels for Starz post-completion of the Transactions.

See Note 5 to our unaudited condensed combined financial statements and Note 6 to our audited condensed combined financial statements for a discussion of our corporate debt.

Lionsgate Revolving Credit Facility

Following the Studio Separation, $150.0 million of Lionsgate’s revolving credit facility, which provides for borrowings and letters of credit up to an aggregate of $1.25 billion, became available to the Starz Business (the “Lionsgate Revolving Credit Facility”). At September 30, 2024, there was $150.0 million under Lionsgate’s revolving credit facility available to the Starz Business.

See Note 5 to our unaudited condensed combined financial statements for a discussion of the Lionsgate Revolving Credit Facility.

Intercompany Revolver

In connection with the Studio Separation, on May 13, 2024, LGAC International LLC, a Delaware limited liability company and wholly owned subsidiary of Lionsgate Studio (“LGAC International”), and Lions Gate Capital Holdings 1, Inc., a Delaware corporation and subsidiary of the Starz Business (“LGCH1”), entered into a revolving credit agreement (the “Intercompany Revolver”), pursuant to which LGAC International and LGCH1 agreed to make revolving loans to each other from time to time provided that the net amount owing by one party to the other at any particular time may not exceed $150.0 million. There was $80.4 million outstanding and due to LGCH1 at September 30, 2024. The Intercompany Revolver will, among other things, terminate in connection with a full separation of the entities.

See Note 15 to our unaudited condensed combined financial statements for a discussion of our Intercompany Revolver.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions or licenses. Our film related obligations at September 30, 2024 and March 31, 2024 include the following:

•

Programming Notes: Programming notes represent individual loans for the license of film and television programs that we license. The Starz Business’s programming notes had contractual repayment dates in August 2024. At September 30, 2024 and March 31, 2024 and 2023, there was $67.9 million, nil and $83.6 million outstanding of programming notes.

See Note 6 to our unaudited combined financial statements and Note 7 to our audited combined financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and previously to Lionsgate.

See Note 14 to our unaudited condensed combined financial statements and Note 16 to our audited combined financial statements for our accounts receivable monetization programs.

Uses of Cash

As a stand-alone company, our principal uses of cash include payments for licensing, acquisition, and production of our programming content, distribution and marketing expenditures and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, capital expenditures, and acquisitions of or investment in businesses.

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to acquire, and market our programming content, while revenues from our programming content are earned over an extended period of time after their acquisition.

Under the current restructuring plan and ongoing strategic content review, the net future cash outlay from continuing operations is estimated to range from approximately $35 million to $40 million for contractual commitments on content in territories exited and payments on the remaining amounts payable for content removed or that may be removed from its services, net of estimated recoveries. As we continue to evaluate the Starz Business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Starz Business and the LG Studios Business, including further strategic review of content performance and its strategy on a territory-by-territory basis, we may decide to expand our restructuring plan and exit additional territories or remove certain content off the Starz platforms in the future. We may incur additional content impairment and other restructuring charges beyond the estimates above.

We currently expect that our cash requirements for programming content will increase and our marketing spend will decrease in fiscal 2025 as compared to fiscal 2024.

However, we currently believe that cash flow from operations, cash on hand, the monetization of trade accounts receivable and other financing obligations, and available production or license financing will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next twelve months and beyond, including the funding of programming content including amounts under our originals licensing agreements, our agreements with Lionsgate, and programming output and library agreement, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Our current financing strategy is to fund operations and to leverage investments in programming content and film and television programs in the short-term and long-term through our cash flow from operations, our programming notes, the monetization of trade accounts receivable, and other financing obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

As discussed elsewhere, the debt reflected in our combined financial statements represents a portion of the historical amounts for the consolidated Lionsgate businesses (representing Starz and other Lionsgate businesses), as we are the primary borrower of such indebtedness. As discussed above, upon the completion of the completion of the Transactions, the Exchange Notes will become obligations of the LG Studios Business and will not be reflected in the Starz Business’s financial statements at that time. It is expected the Starz Business will enter into new financing arrangements upon completion of the Transactions. Accordingly, our financial statements may not necessarily be indicative of liquidity and capital resource conditions that would have existed if we had been operated as an unaffiliated entity. See also, Post Completion of the Transactions Restructuring of our Debt below and “Unaudited Pro Forma Condensed Combined Financial Statements of Starz” included elsewhere in this joint proxy statement/ prospectus for more information.

Material Cash Requirements from Known Contractual and Other Obligations

Our material cash requirements from known contractual and other obligations primarily relate to our corporate debt and film related obligations. The following table sets forth our significant contractual and other obligations as of September 30, 2024 and the estimated timing of payment:

	Total	Next 12 Months	Beyond 12 Months
	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of September 30, 2024 (on-balance sheet arrangements) (1)
5.5% Senior Notes	$715.0	$—	$715.0
Film related obligations	67.9	67.9	—
Content related payables	147.9	118.2	29.7
Operating lease obligations	60.3	9.7	50.6

	991.1	195.8	795.3
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(2)	258.7	168.7	90.0
Interest payments(3)	179.3	40.0	139.3
Other contractual obligations	63.3	51.0	12.3
Due to Lionsgate	432.2	319.3	112.9

	933.5	579.0	354.5

Total future repayment of debt and other commitments under contractual obligations	$1,924.6	$774.8	$1,149.8

(1)

See Note 5 to our unaudited condensed combined financial statements and Note 6 to our audited combined financial statements for further information on our corporate debt. See Note 6 to our unaudited condensed combined financial statements and Note 7 to our audited combined financial statements for further information on film related and other obligations. See Note 8 to our audited combined financial statements for further information on leases.

(2)

Film related obligations commitments include distribution and marketing commitments and program rights commitments not reflected on our combined balance sheets as they did not then meet the criteria for recognition. See Note 15 to our audited combined financial statements for further information.

(3)

Includes cash interest payments on our corporate debt and film related obligations. Cash interest payments on our film related obligations are based on the applicable SOFR interest rates at September 30, 2024.

We have an exclusive multiyear output licensing agreement with Lionsgate for Lionsgate label titles theatrically released in the U.S. starting January 1, 2022, and for Summit label titles theatrically released in the U.S. starting January 1, 2023. We also have an exclusive multiyear post pay-one output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The Universal agreement provides us with rights to exhibit these films immediately following their pay-one windows. The programming fees to be paid by us under these arrangements are based on the quantity and domestic theatrical exhibition receipts of qualifying films. We are unable to estimate the amounts to be paid under these agreements for films that have not yet been released in theaters, however, such amounts are expected to be significant.

We also have certain run-of-series licensing commitments. Such commitments would obligate us to license a future series of programming once the series is approved for production. We are unable to estimate the amounts to be paid under these commitments, however, such amounts may be significant.

For additional details of commitments and contingencies, see Note 13 to unaudited combined financial statements and Note 15 to our audited combined financial statements.

Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 8 to our unaudited combined financial statements and Note 10 to our audited combined financial statements, remaining performance obligations were $29.5 million at September 30, 2024 (March 31, 2024 - $28.5 million).

Post Completion of Transactions Restructuring of our Debt

Subsequent to the completion of the Transactions, we will no longer participate in Lionsgate’s centralized cash management, Intercompany Revolver and Lionsgate Corporate financing arrangements. Our ability to fund our operations and capital needs depends upon our ability to generate ongoing cash from operations and access to the capital markets.

As discussed above, upon the completion of the completion of the Transactions, the Exchange Notes will become obligations of the LG Studios Business and will not be reflected in the Starz Business’s financial statements at that time.

We currently anticipate entering into a revolving credit facility with an aggregate committed amount of approximately $100 million. We also currently expect to enter into new term loan facilities or other indebtedness with a principal of approximately $300 million. The revolving credit facility is expected to mature five years after the effective date of the credit facility. Interest rates on borrowings are expected to be based on prevailing market interest rates for borrowers of a similar size and credit rating as us, however, there can be no assurance we can obtain financing at these rates which will depend on a number of factors including the market conditions at the time. As a result of the capital allocations between the Starz Business and the LG Studios Business, we expect our cash balances to be established at approximately $25 million at the completion of the Transactions. See “Unaudited Pro Forma Financial Information of Starz” included elsewhere in this joint proxy statement/ prospectus for more information.

We expect the credit facilities to include certain customary events of default and affirmative and negative covenants as well as a maintenance covenant.

Following the completion of the Transactions and debt restructuring, we expect to begin operations as an independent company with cash and cash equivalents as set forth under “Starz Capitalization”, included elsewhere in this joint proxy statement/ prospectus. We believe that our financing arrangements, future cash from operations and access to capital markets will provide adequate resources to fund our future cash flow needs.

Discussion of Operating, Investing, Financing Cash Flows

Six Months Ended September 30, 2024 Compared to Six Months Ended September 30, 2023

Cash, cash equivalents and restricted cash decreased by $18.2 million for the six months ended September 30, 2024 and by $10.7 million for the six months ended September 30, 2023, before foreign exchange effects on cash.

Components of these changes are discussed below in more detail.

Operating Activities Cash flows provided by (used in) operating activities attributable to continuing operations for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023	Net Change
	(Amounts in millions)
Net Cash Flows Provided by (Used In) Operating Activities- Continuing Operations	$(17.8)	$67.2	$(85.0)

Cash flows used in operating activities attributable to continuing operations for the six months ended September 30, 2024 were $17.8 million compared to cash flows provided by operating activities attributable to continuing operations of $67.2 million for the six months ended September 30, 2023.

The increase in cash used in operating activities from continuing operations in the six months ended September 30, 2024, compared to six months ended September 30, 2023 is primarily due to higher cash used in operating assets and liabilities of $116.3 million. The higher cash used in changes in operating assets and liabilities was driven by an increase cash used for programming content, partially offset by a lower increase in content related payables and changes in amounts due to the LG Studios Business.

Investing Activities. Cash flows used in investing activities attributable to continuing operations for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023	Net Change
	(Amounts in millions)
Investing Activities:
Net increase in loan receivable	$(80.4)	$—	$(80.4)
Capital expenditures	(9.6)	(11.4)	1.8

Net Cash Flows Used In Investing Activities- Continuing Operations	$(90.0)	$(11.4)	$(78.6)

Cash flows used in investing activities attributable to continuing operations were $90.0 million for the six months ended September 30, 2024 compared to cash flows used in investing activities attributable to continuing operations of $11.4 million for the six months ended September 30, 2023. Cash flows used in investing activities for the six months ended September 30, 2024 primarily reflects cash provided to the LG Studios Business through the Intercompany Revolver and cash used for capital expenditures. Cash flows used in investing activities for the six months ended September 30, 2023 primarily reflects cash used for capital expenditures.

Financing Activities. Cash flows provided by (used in) financing activities attributable to continuing operations for the six months ended September 30, 2024 and 2023 were as follows:

	Six Months Ended September 30,
	2024	2023	Net Change
	(Amounts in millions)
Debt - borrowings	$176.8	$—	$176.8
Debt - repurchases and repayments	(216.5)	(61.4)	(155.1)

Net repayments and repurchases of debt	(39.7)	(61.4)	21.7
Programming notes- borrowings	121.5	129.7	(8.2)
Programming notes - repayments	(53.8)	(144.9)	91.1

Net proceeds from (repayments of) programming notes	67.7	(15.2)	82.9
Parent net investment	65.4	(13.6)	79.0

Net Cash Flows Provided by (Used in) Financing Activities- Continuing Operations	$93.4	$(90.2)	$183.6

Cash flows provided by financing activities attributable to continuing operations were $93.4 million for the six months ended September 30, 2024 compared to cash flows used in financing activities attributable to continuing operations of $90.2 million for the six months ended September 30, 2023.

Cash flows used in financing activities attributable to continuing operations for the six months ended September 30, 2024 reflects the net debt repayments of $39.7 million, which reflects the net borrowings under Lionsgate’s Revolving Credit Facility and net proceeds from the borrowing and repayment of programming notes of $67.7 million.

Cash flows provided by parent net investment for the six months ended September 30, 2024 of $65.4 million primarily consists of cash pooling and general financing activities.

Cash flows used in financing activities attributable to continuing operations for the six months ended September 30, 2023 reflects net debt repayments of $61.4 million and net repayments of $15.2 million under programming notes. During the six months ended September 30, 2023, we repurchased $85.0 million principal amount of the 5.5% Senior Notes for $61.4 million.

Cash flows used in parent net investment for the six months ended September 30, 2023 of $13.6 million primarily consists of cash pooling and general financing activities.

Discontinued Operations.

Net cash provided by (used in) discontinued operations in the six months ended September 30, 2024 and 2023 of $(3.8) million and $23.7 million, respectively, relates to the restructuring of the LIONSGATE+ business.

Fiscal 2024 Compared to Fiscal 2023 and Fiscal 2023 Compared to Fiscal 2022

Cash, cash equivalents and restricted cash decreased by $24.6 million for the fiscal year ended March 31, 2024, decreased by $52.7 million for the fiscal year ended March 31, 2023 and decreased by $53.0 million for the fiscal year ended March 31, 2022. Components of these changes are discussed below in more detail.

Operating Activities Cash flows provided by (used in) operating activities attributable to continuing operations for the for the fiscal year ended March 31, 2024, 2023 and 2022 were as follows:

	Year Ended March 31,			2024 vs 2023	2023 vs 2022
	2024	2023	2022	Net Change	Net Change
	(Amounts in millions)
Net Cash Flows Provided by (Used In) Operating Activities- Continuing Operations	$5.9	$(184.2)	$(73.7)	$190.1	$(110.5)

Cash flows provided by operating activities attributable to continuing operations for fiscal 2024 were $5.9 million compared to cash flows used in operating activities attributable to continuing operations of $184.2 million for fiscal 2023 and cash flows used in operating activities attributable to continuing operations of $73.7 million for fiscal 2022.

The decrease in cash used in operating activities from continuing operations in fiscal 2024, compared to fiscal 2023 is primarily due to lower cash used in operating assets and liabilities of $144.9 million. The lower cash used in changes in operating assets and liabilities was driven by lower cash used for programming content and an increase in content related payables.

The increase in cash used in operating activities from continuing operations in fiscal 2023, compared to fiscal 2022 is primarily due to higher cash used in operating assets and liabilities of $99.0 million. The higher cash used in changes in operating assets and liabilities was driven by an increase in cash used for programming content and a decrease in content related payables.

Investing Activities. Cash flows provided by (used in) investing activities attributable to continuing operations for the for the fiscal year ended March 31, 2024, 2023 and 2022 were as follows:

	Year Ended March 31,			2024 vs 2023	2023 vs 2022
	2024	2023	2022	2024	2023
	(Amounts in millions)
Proceeds from sale of Pantaya	$—	$—	$123.6	$—	$(123.6)
Capital expenditures	(20.4)	(34.3)	(19.8)	13.9	(14.5)

Net Cash Flows Provided By (Used In) Investing Activities-Continuing Operations	$(20.4)	$(34.3)	$103.8	$13.9	$(138.1)

Cash flows used in investing activities attributable to continuing operations of $20.4 million for fiscal 2024 compared to cash flows used in investing activities attributable to continuing operations of $34.3 million for fiscal 2023, and cash flows provided by investing activities attributable to continuing operations of $103.8 million for fiscal 2022.

Cash flows used in investing activities attributable to continuing operations for fiscal 2024 and fiscal 2023 primarily reflect capital expenditures.

Cash flows provided by investing activities for fiscal 2022 also reflects the Starz Business’s proceeds from the sale of Pantaya.

Financing Activities. Cash flows provided by financing activities attributable to continuing operations for the fiscal year ended March 31, 2024, 2023, and 2022 were as follows:

	Year Ended March 31,			2024 vs 2023	2023 vs 2022
	2024	2023	2022	2024	2023
	(Amounts in millions)
Debt - borrowings, net of debt issuance and redemption costs	$—	$—	$954.1	$—	$(954.1)
Debt - repurchases and repayments	(61.4)	(135.0)	(1,064.3)	73.6	929.3

Net repayments and repurchases of debt	(61.4)	(135.0)	(110.2)	73.6	(24.8)
Programming Notes - borrowings	189.7	103.9	95.3	85.8	8.6
Programming Notes - repayments	(272.5)	(116.5)	—	(156.0)	(116.5)

Net proceeds from film related obligations	(82.8)	(12.6)	95.3	(70.2)	(107.9)
Parent net investment	129.5	347.7	(70.9)	(218.2)	418.6

Net Cash Flows Provided by (Used in) Financing Activities- Continuing Operations	$(14.7)	$200.1	$(85.8)	$(214.8)	$285.9

Cash flows used in financing activities attributable to continuing operations of $14.7 million for fiscal 2024 compared to cash flows provided by financing activities attributable to continuing operations of $200.1 million for fiscal 2023 and cash flows used in financing activities attributable to continuing operations of $85.8 million for fiscal 2022.

Cash flows used in financing activities attributable to continuing operations for fiscal 2024 primarily reflects net debt repayments and repurchases of $61.4 million (discussed below), net program rights loans borrowings of $82.8 million, offset by parent net investment of $129.5 million. Cash flows provided by parent net investment for fiscal 2024 consists of cash pooling and general financing activities offset by cash received from parent for the licensing of content.

Net debt repayments and repurchases of $61.4 million in fiscal 2024 included cash paid of $61.4 million for the repurchase of $85.0 million principal amount of the 5.5% Senior Notes.

Cash flows provided by financing activities attributable to continuing operations for fiscal 2023 primarily reflects net debt repurchases and repayments of $135.0 million, offset by parent net investment of $347.7 million. Net debt repurchases and repayments of $135.0 million in fiscal 2023 included the repurchase of $200.0 million principal amount of the 5.5% Senior Notes for $135.0 million. Cash flows provided by parent net investment for fiscal 2023 consists of cash pooling and general financing activities offset by cash received from parent for the licensing of content.

Cash flows used in financing activities attributable to continuing operations for fiscal 2022 primarily reflects net debt repayments and repurchases of $110.2 million (discussed below) and parent net investment of $70.9 million, offset by net proceeds from borrowings under film related obligations of $95.3 million.

Net debt repayments and repurchases of $110.2 million in fiscal 2022 included the below transactions and associated debt issuance and redemption costs:

•

On April 1, 2021, we redeemed in full all $518.7 million outstanding principal amount of our 5.875% Senior Notes and all $545.6 million outstanding principal amount of our 6.375% Senior Notes, and paid a prepayment premium of $15.2 million and $17.4 million on the 5.875% Senior Notes and 6.375% Senior Notes, respectively.

•	On April 1, 2021, in connection with the redemption of the 5.875% Senior Notes and the 6.375% Senior Notes, we issued $1.0 billion aggregate principal amount of 5.5% Senior Notes.

Cash flows used in parent net investment for fiscal 2022 consists of cash pooling and general financing activities offset by cash paid to parent for the licensing of content.

Discontinued Operations. Net cash provided by (used in) discontinued operations in the years ended March 31, 2024, 2023 and 2022 of $4.6 million, $(34.3) million, and $2.7 million, respectively, relates to the restructuring of the LIONSGATE+ business.

Quantitative and Qualitative Disclosures About Market Risk

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. Our exposure to foreign currency exchange risk is related to transactions in currencies other than the U.S. Dollar. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. We entered into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. As of September 30, 2024 and March 31, 2024, the Starz Business did not hold foreign exchange contracts. Should we hold such contracts, we would be exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts.

Interest Rate Risk. Certain of our borrowings, primarily borrowings are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The variable interest programming notes incur SOFR-based interest at a weighted average rate of approximately 7.89%. A quarter point increase of the interest rates on the outstanding principal amount of our variable rate programming notes at September 30, 2024 would result in $0.2 million change in annual net interest expense.

At September 30, 2024, our 5.5% Senior Notes had an outstanding carrying value of $698.2 million, and an estimated fair value of $581.4 million. A 1% increase in the level of interest rates would decrease the fair value of the 5.5% Senior Notes by approximately $21.5 million, and a 1% decrease in the level of interest rates would increase the fair value of the 5.5% Senior Notes by approximately $22.8 million.

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of September 30, 2024:

	Six Months Ending March 31, 2025	Year Ended March 31						Fair Value
		2026	2027	2028	2029	Thereafter	Total	September 30, 2024
			(Amounts in millions)
Variable Rates:
Programming notes	$67.9	$—	$—	$—	$—	$—	$67.9	$67.9
Average Interest Rate	7.89%	—	—	—	—	—
Fixed Rates:
5.5% Senior Notes	—	—	—	—	—	715.0	715.0	581.4
Average Interest Rate	—	—	—	—	—	5.50%

Management of Starz

The following table lists the names and ages of the individuals expected to serve as Starz’s executive officers following the completion of the Transactions. Ages are as of September 30, 2024.

Name	Age	Position
Jeffrey A. Hirsch	52	President and Chief Executive Officer
Alison Hoffman	48	President, Starz Networks
Scott Macdonald	63	Chief Financial Officer
Jason Wyrick	54	Executive Vice President, Technology
Audrey Lee	53	Executive Vice President and General Counsel

Jeffrey A. Hirsch has served as the President and Chief Executive Officer of the Starz Business since September 2019, where he shapes its overall business and programming strategy and oversees the continued evolution and expansion of its streaming platform. Under Mr. Hirsch’s leadership, the Starz Business launched the highly rated and first-of-its-kind STARZ app offering the ability to stream or download Starz premium content. Since the launch of the app, Mr. Hirsch has continued to lead the Starz Business through a successful transition to a majority digital over-the-top business. Mr. Hirsch previously served as the Chief Operating Officer of the Starz Business from June 2016 to September 2019 after joining the Starz Business in July 2015 as President of Global Marketing and Product Development. Prior to that, Mr. Hirsch served as Executive Vice President and Chief Marketing Officer, Residential Services at Time Warner Cable from January 2013 to January 2015. In 2012, Mr. Hirsch was recognized as the sole recipient of the Vanguard Award for Young Leadership and twice ranked by Forbes for his executive talents and influence in marketing and social media.

Scott Macdonald has served as Chief Financial Officer of the Starz Business since July 2012, and is responsible for its finance and accounting activities. Mr. Macdonald previously served as Executive Vice President, Finance, Accounting and Treasurer of the Starz Business from October 2007 to June 2012, and as Senior Vice President, Finance, Accounting and Controller from October 2006 to October 2007. Prior to that, Mr. Macdonald served as Senior Vice President and Chief Accounting Officer for Adelphia Communications Corporation from January 2003 to September 2006, Senior Vice President and Corporate Controller for AT&T Broadband from June 1999 to December 2002, and Vice President, Controller of PRIMESTAR, Inc. from October 1996 to May 1999.

Alison Hoffman is President of Starz Networks, and is responsible for content acquisitions and has revenue and operational responsibility for the retail and wholesale lines of the Starz Business. Ms. Hoffman also oversees key network operations, including distribution, marketing, publicity, product development, analytics and program planning. Ms. Hoffman previously served as Chief Marketing Officer of the Starz Business from July 2016 to February 2020, as Executive Vice President, Marketing from November 2014 to July 2016, and as Senior Vice President, Originals Marketing from July 2012 to November 2014. Prior to that, Ms. Hoffman served as Vice President, Creative and Brand Strategy at AMC Networks from September 2005 to September 2010, and was a brand and management consultant in New York from June 1998 to September 2005.

Jason Wyrick has served as the Executive Vice President of Technology of the Starz Business since April 2021, and leads its digital, linear, data and content engineering technical transformation while expanding its technology, services, and products. Mr. Wyrick previously served as Senior Vice President, Digital Platforms of the Starz Business since April 2016. Prior to that, Mr. Wyrick held a variety of management and engineering positions at both Fortune 500 companies as well as startups.

Audrey Lee has served as the Executive Vice President and General Counsel of the Starz Business since January 2018, and is responsible for developing the strategic direction of the business and legal affairs division, including production, development, distribution, content acquisition, litigation, corporate and employment matters, and legal/regulatory compliance. Prior to that, Ms. Lee served as Executive Vice President and Deputy General Counsel for Lionsgate from December 2015 to December 2017, and Senior Vice President, Legal Affairs at Sony Pictures Entertainment from December 2007 to December 2015. Ms. Lee began her career at the international law firm of Latham & Watkins, LLP.

The following table sets forth information regarding those individuals who are expected to be appointed to the Starz Board following the completion of the Transactions.

Name	Audit & Risk Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael Burns . . . . . . . . . . . . . . . .
Mignon L. Clyburn* . . . . . . . . . . . .
Emily Fine* . . . . . . . . . . . . . . . . . .

Lisa Gersh* . . . . . . . . . . . . . . . . . . .
Marc Graboff* . . . . . . . . . . . . . . . .
Jeffrey A. Hirsch . . . . . . . . . . . . . . .
Bruce Mann* . . . . . . . . . . . . . . . . .
Mark H. Rachesky, M.D.* . . . . . . .

Joshua W. Sapan* . . . . . . . . . . . . . .
Hardwick Simmons* . . . . . . . . . . . .

Harry E. Sloan* . . . . . . . . . . . . . . . .

*Independent Director     Chair     Member     Financial Expert

MICHAEL BURNS

Age: 66

Position with Starz Following Completion of the Transactions:

Senior Advisor/Consultant to Starz’s Chief Executive Officer

Committee Membership:

Non-Executive Chair of the Board

Residence:

Los Angeles, California, U.S.

Business Experience

Mr. Burns has served as Vice Chair of Lionsgate since March 2000, and Vice Chair of LG Studios since May 2024. Mr. Burns served as Managing Director and Head of Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships

Mr. Burns has been a director of Lionsgate since August 1999, and a director of LG Studios since May 2024. Mr. Burns was a director of Hasbro, Inc. (Nasdaq: HAS) from 2014 to 2024.

Qualifications

Mr. Burns helped build Lionsgate into a multibillion-dollar diversified global content leader. Mr. Burns’ notable tenure in investment banking prior to Lionsgate, where he focused on securing equity for the media and entertainment sector, equips him with valuable insights and expertise to support the Starz Board in navigating complex financial transactions and strategic decisions. His understanding of Starz’s operations, coupled with his strategic acumen, industry expertise and expansive professional network, will make him an invaluable member of the Starz Board.

MIGNON L. CLYBURN*
Age: 62 Proposed Starz Board Committee Membership: Audit & Risk Committee Residence: Charleston, South Carolina, U.S. * Ethnic/gender diverse member of the Starz Board

Business Experience

Ms. Clyburn is President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, a position she has held since January 2019. Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an open internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community.

Other Directorships

Ms. Clyburn has been a director of Lionsgate since September 2020, a director of RingCentral, Inc. (NYSE: RNG) since November 2020 and a director of LG Studios since May 2024. Ms. Clyburn previously served on the board of directors of Charah Solutions, Inc. from November 2020 to July 2023.

Qualifications

Ms. Clyburn has extensive experience as a state regulator of investor-owned utilities and as a federal commissioner in the technology and telecommunications fields. Such expertise and her additional background as a successful business executive, makes Ms. Clyburn invaluable and well qualified to serve on the Starz Board.

EMILY FINE*

Age: 50 Proposed Starz Board Committee Membership: Nominating & Corporate Governance Committee Residence: New York, New York, U.S. * Ethnic/gender diverse member of the Starz Board

Business Experience

Ms. Fine is a principal of MHR Fund Management, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media merger and acquisition transactions.

Other Directorships

Ms. Fine has been a director of Lionsgate since November 2015, and a director of LG Studios since May 2024. Ms. Fine also serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to providing access to free educational content through digital microlearning.

Ms. Fine will also serve on the New Lionsgate Board following completion of the Transactions.

Qualifications

Ms. Fine brings to the Starz Board a unique perspective of Starz’s business operations and valuable insight regarding financial matters. Ms. Fine has over 25 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with Starz over the past eight years.

Investor Rights Agreement

Ms. Fine will serve as a designee of MHR Fund Management under the Starz Investor Rights Agreement.

LISA GERSH*

Age: 66

Proposed Starz Board Committee Membership:

Compensation Committee, Nominating & Corporate Governance Committee (Chair)

Residence: Miami Beach, Florida, U.S.

* Ethnic/gender diverse member of the Starz Board

Business Experience

In 2000, Ms. Gersh co-founded Oxygen Media with Geraldine Laybourne and served as its President and Chief Operating Officer. In 2007, Oxygen was acquired by NBC Universal and Ms. Gersh was made the President of Strategic Initiatives at NBC. While she was at NBC, Ms. Gersh played an instrumental role in NBC Universal’s multibillion-dollar acquisition of The Weather Channel Companies and served as interim Chief Executive Officer in 2009. In addition, Ms. Gersh pioneered the creation of Education Nation, a multi-media platform focused on engaging the public in a conversation about improving education in the U.S.

From October 2017 to October 2018, Ms. Gersh served as Chief Executive Officer of Alexander Wang, a global fashion brand based in New York City. Prior to that, Ms. Gersh was the Chief Executive Officer of Goop, Inc. (a lifestyle brand founded by Gwyneth Paltrow), serving in that role from 2014 until 2016. Prior to Goop, Ms. Gersh served as

President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. until 2013.

Previously, Ms. Gersh had 13 years of experience creating strong corporate partnerships and other strategic relationships at the New York law firm, Friedman Kaplan & Seiler LLP, which she co-founded and where she served as partner from 1986 to 1998. Ms. Gersh began her career as an attorney with Debevoise & Plimpton. Ms. Gersh holds a B.A. from SUNY Binghamton and a J.D. from Rutgers Law School.

Other Directorships

Ms. Gersh has served on the Board of Directors of Hasbro, Inc. (Nasdaq: HAS) since July 2010, where she is the Chair of the Compensation Committee and serves on the Nominating, Governance and Social Responsibility Committee. Ms. Gersh has also served on the Board of Directors of MoneyLion (NYSE: ML) since 2021, where she chairs the Nominating and Governance Committee and serves on the Compensation Committee. Ms. Gersh serves on one private company Board, Jones Road, a cosmetics company founded by Bobbi Brown and is on the Board of The Bail Project, a national nonprofit organization that pays bail for people in need, reuniting families and restoring the presumption of innocence.

Qualifications

Ms. Gersh is a seasoned operating executive and public company board member with extensive leadership experience. As a former Chief Executive Officer of multiple companies and a current member of two public boards, Ms. Gersh will provide effective oversight and exceptional strategic and operational expertise to the Starz Board.

MARC GRABOFF
Age: 68 Proposed Starz Board Committee Membership: Audit & Risk Committee Residence: Pacific Palisades, CA, U.S.

Business Experience

Marc Graboff is currently an advisor to the portfolio of television production entities of RedBird IMI. From 2015 to 2022, Mr. Graboff served as President, Global Business & Legal Affairs and Content Supply Chain for Warner Bros. Discovery (previously, Discovery, Inc.). A 35-year media industry veteran, Mr. Graboff led and directed the overall business affairs and production management strategies for all of Discovery, Inc.’s global platforms, with day-to-day oversight of matters relating to the acquisition, development, production and distribution of Discovery’s owned and controlled content. Prior to joining Discovery in 2015, Mr. Graboff served as President of CORE Media Group, Inc. from 2012 to 2015, where he managed all strategic and day-to-day operations for the global music management and production company, including overseeing top franchises such as American Idol and So You Think You Can Dance, as well as Elvis Presley Enterprises. Before his role at CORE Media Group, from 2000 to 2012, Mr. Graboff spent 12 years in leadership positions with NBC Universal, including as President of West Coast Business Operations for NBC Universal Television Entertainment, where his responsibilities included NBC Entertainment, the Universal Television Studio, the NBC Agency, and NBC Universal Domestic Television Distribution. Mr. Graboff also served as the chief business affairs executive responsible for oversight of NBCU’s entertainment cable networks. Prior to NBC, Mr. Graboff held executive positions at CBS as Senior Vice President of Business Affairs, was a partner in the entertainment transactional group at the law firm of Troop, Meisinger, Steuber & Pasich, and was a founding partner of the firm of Silverberg, Katz, Thompson and Braun. Mr. Graboff graduated from UCLA in 1978 with a bachelor’s degree in Communications Studies and graduated magna cum laude from Loyola Law School in 1983.

Qualifications

Mr. Graboff is an accomplished media industry executive with extensive experience in leading global business affairs and production management strategies. Mr. Graboff has successfully overseen complex operations across multiple platforms, ensuring strategic alignment and operational efficiency. Mr. Graboff’s deep expertise and proven leadership at similar companies, make him exceptionally well-suited to serve on the Starz Board.

Investor Rights Agreement

Mr. Graboff will serve as the designee of Discovery Lightning under the

Starz Investor Rights Agreement.

JEFFREY A. HIRSCH
Age: 52 Position with Starz Following Completion of the Transactions: President and Chief Executive Officer Residence: Los Angeles, CA, U.S.

Business Experience

Mr. Hirsch has served as the President and Chief Executive Officer of Starz Business since September 2019, shaping its overall business and programming strategy and overseeing the continued evolution and expansion of its streaming platform. Under Mr. Hirsch’s leadership, the Starz Business launched the highly rated and first-of-its-kind STARZ app offering the ability to stream or download Starz premium content. Since the launch of the app, Mr. Hirsch has continued to lead the Starz Business through a successful transition to a majority digital over-the-top business. Mr. Hirsch previously served as the Chief Operating Officer of the Starz Business from June 2016 to September 2019 after joining the Starz Business in July 2015 as President of Global Marketing and Product Development. Prior to that, Mr. Hirsch served as Executive Vice President and Chief Marketing Officer, Residential Services at Time Warner Cable from January 2013 to January 2015. In 2012, Mr. Hirsch was recognized as the sole recipient of the Vanguard Award for Young Leadership and was twice ranked by Forbes for his executive talents and influence in marketing and social media.

Qualifications

As the President and Chief Executive Officer of the Starz Business, Mr. Hirsch will be responsible for the day-to-day supervision, management and control of the business and affairs of Starz, develop its strategic direction, and serve as a bridge between management and the Starz Board to support the alignment of the goals of both.

BRUCE MANN
Age: 69 Proposed Starz Board Committee Membership: Nominating & Corporate Governance Committee Residence: Pacific Palisades, CA, U.S.

Business Experience

Mr. Mann is Managing Director, Chief Content Officer for Liberty Global and is responsible for content investments, partnerships, and strategy based in Los Angeles. Mr. Mann oversees Liberty Global’s Content Investments which represents circa $1.5bn in value through its strategic and co-controlling stakes in companies such as All3 Media, Formula E, TelevisaUnivision and ITV. Liberty Global Content’s planning and partnership team also manages relationships with the global streamers while working closely with its operating companies to maximize the value of its $1.8bn annual investment in its acquired and produced content. Prior to rejoining Liberty Global in 2016, Mr. Mann ran XYZnetworks, Liberty Global’s joint venture with News Corp.-owned Foxtel, which owned, operated, or distributed 11 basic cable television channels. Mr. Mann was also a founding member of Austar Entertainment, Liberty Global’s publicly traded operation in Australia. During his 30 year plus U.S. domestic and international career, Mr. Mann has held several roles in media and sports with TVN, Austar Entertainment, Time Warner, E! Entertainment and the then Washington Redskins. Mr. Mann holds a BA in Business Administration from Clarion University.

Other Directorships

Mr. Mann is a board director of All3 Media and board observer of Formula E.

Qualifications

Mr. Mann will be a valuable addition to the Starz Board, bringing extensive experience in content investments, partnerships, and strategy. With a distinguished background in media and entertainment, Mr. Mann offers exceptional expertise in managing investments and strategic relationships that would benefit the Starz Board.

Investor Rights Agreement

Mr. Mann will serve as the designee of Liberty under the Starz Investor Rights Agreement.

MARK H. RACHESKY, M.D.
Age: 61 Proposed Starz Board Committee Membership: Compensation Committee Residence: New York, NY, U.S.

Business Experience

Dr. Rachesky is Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries.

Other Directorships

Dr. Rachesky has been a director of Lionsgate since September 2009, and a director of LG Studios since May 2024. Dr. Rachesky is also the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (Nasdaq: TSAT), and a director and member of the Nominating Committee, the Corporate Governance

Committee and the Compensation Committee of Titan International, Inc. (NYSE: TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE: NAV) until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Dr. Rachesky will also serve on the New Lionsgate Board following completion of the Transactions.

Qualifications

Dr. Rachesky offers strong leadership, deep financial expertise, and broad business acumen, backed by over 25 years of successful investments across various industries. Dr. Rachesky’s experience as chair and director of both public and private companies will provide valuable, insightful perspectives on the economic, financial, and business dynamics that will help shape Starz’s strategic direction.

Investor Rights Agreement

Dr. Rachesky will serve as a designee of MHR Fund Management under the Starz Investor Rights Agreement.

JOSHUA W. SAPAN
Age: 74 Proposed Starz Board Committee Membership: Compensation Committee (Chair) Residence: New York, NY, U.S.

Business Experience

Mr. Sapan is the President of Sapan Studio, a boutique media film television production and investment company he founded in 2022.

Previously, Mr. Sapan served as the Chief Executive Officer of AMC Networks, Inc. (Nasdaq: AMCX) (“AMC”) from 1996 to September 2021. Mr. Sapan joined AMC in 1987, was named its Chief Executive Officer in 1995 and served as Executive Vice Chairman from September 2021 to December 2022. In June 2011, Mr. Sapan led the company’s successful spin-off from Cablevision Systems Corporation as AMC began trading as a separate public company on the Nasdaq stock exchange. During his tenure at AMC, Mr. Sapan evolved the business from a collection of U.S. cable channels showcasing classic movies to a company known for original programming. Mr. Sapan is credited with building some of television’s most influential entertainment shows, including AMC’s “The Walking Dead,” “Mad Men,” “Breaking Bad,” and “Better Call Saul”; BBC AMERICA’s “Killing Eve”; IFC’s “Portlandia” and “Documentary Now!” and SundanceTV’s “Rectify” and “Top of the Lake.” A champion of new voices, Mr. Sapan has brought independent film to wide audiences through IFC Films, supporting the early work of directors such as Lena Dunham, Barry Jenkins, Richard Linklater, Mira Nair, Christopher Nolan, and Lynn Shelton. In 2005, Mr. Sapan opened the brick-and-mortar IFC Center. Mr. Sapan also moved AMC early into the targeted streaming business, launching Sundance Now in 2014 and the horror-centric Shudder in 2015. In 2018, AMC acquired the urban-oriented ALLBLK and British-focused Acorn TV, and in 2020, it launched AMC+.

Mr. Sapan has received a wide range of honors, including induction into the Broadcasting & Cable Hall of Fame, NATPE’s Brandon Tartikoff Legacy Award, the Paley Prize for Innovation and Excellence, and The Media Institute’s Freedom of Speech Award for his contributions to the advancement and protection of free speech. Mr. Sapan serves on the boards of the American Film Institute, the Museum of the Moving Image, New York Public Radio, the New School, People for the American Way, and Haiti Air Ambulance.

Mr. Sapan is the author of four books: “Cable TV” published by Putnam, “The Big Picture: America in Panorama”, and “Third Act,” both from Princeton Architectural Press, and “RX”, a book of poetry published by Red Hen Press in 2023.

Qualifications

Mr. Sapan will be a valuable addition to the Starz Board, bringing extensive experience in producing independent film and television, as well as making strategic investments in new media enterprises. With a strong background in leadership roles at prominent media organizations, Mr. Sapan offers deep expertise in content production, distribution, and media strategy, positioning him to help guide Starz’s growth as a leading premium subscription video service.

Investor Rights Agreement

Mr. Sapan will serve as a designee of MHR Fund Management under the Starz Investor Rights Agreement.

HARDWICK SIMMONS
Age: 84 Proposed Starz Board Committee Membership: Audit & Risk Committee (Chair) Residence: Marion, Massachusetts, U.S.

Business Experience

Mr. Simmons currently serves as a director of several privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships

Mr. Simmons has been a director of Lionsgate since June 2005, and a director of LG Studios since May 2024. From 2005 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (NYSE: RJF).

Qualifications

Through an accomplished career leading one of the largest equity securities trading markets in the world, and managing other significant financial institutions, Mr. Simmons will bring invaluable business and financial expertise to the Starz Board in its deliberations on complex transactions and financial matters. Mr. Simmons’ extensive business knowledge and valuable insights into investment banking and regulation will further enhance the Starz Board’s ability to effectively oversee Starz’s operations.
HARRY E. SLOAN

Age: 74 Proposed Starz Board Committee Membership: Audit & Risk Committee Residence: Los Angeles, CA, U.S.

Business Experience

Mr. Sloan is a founder, public company chief executive officer and a leading investor in the media, entertainment and technology industries. Mr. Sloan is the Chairman and CEO of Eagle Equity Partners II, LLC (“Eagle Equity”). Under Mr. Sloan’s leadership, Eagle Equity has acquired and taken public, through special purpose acquisition companies, several digital media companies including, during 2020, DraftKings, Inc. (Nasdaq: DKNG) (“DraftKings”) and Skillz Inc. (NYSE: SKLZ). Mr. Sloan has been at the forefront and evolution of the video gaming industry as one of the founding investors and a Board Member of Zenimax/Bethesda Game Studios, the awarding winning studio acquired by Microsoft in March 2021. Mr. Sloan co-founded Soaring Eagle Acquisition Corp., which raised $1.725 billion in its initial public offering in February 2021, and in September 2021, completed its initial business combination with Ginkgo Bioworks Holdings, Inc. (NYSE: DNA) (“Ginkgo”). In January 2022, Mr. Sloan and his partners launched Screaming Eagle Acquisition Corp., which became LG Studios (Nasdaq: LION) in May 2024. Earlier in his career, Mr. Sloan was Chairman and Chief Executive Officer of MGM Studios and founded and led two public companies in the entertainment media arena, New World Entertainment and SBS Broadcasting, S.A. Mr. Sloan was also one of the founding investors of Lionsgate and served as Lionsgate’s Non-Executive Chairman from 2004 to 2005. In May 2023, Mr. Sloan was appointed by President Biden as a member of the United States Holocaust Memorial Council.

Other Directorships

Mr. Sloan has been a director of Lionsgate since December 2021 and a director of LG Studios since May 2024. Mr. Sloan is also a member of the Board of Directors and a member of the Audit Committee of Ginkgo, and Vice Chairman of the Board of Directors and Chair of the Transaction Committee of DraftKings.

Mr. Sloan will also serve on the New Lionsgate Board following completion of the Transactions.

Qualifications

Mr. Sloan’s extensive experience as an international media investor, entrepreneur, and studio executive uniquely qualifies him to serve on the Starz Board. Mr. Sloan’s wealth of strategic and operational expertise will offer valuable insights and will contribute meaningfully to Starz’s strategic direction and decision-making processes.

Director Independence

It will be the policy of the Starz Board that a majority of directors be “independent” of Starz and its management. For a director to be deemed “independent,” the Starz Board will affirmatively determine that the director has no material relationship with Starz or its affiliates or any member of the senior management of Starz or his/her affiliates.

Pursuant to Starz’s expected Corporate Governance Guidelines, the Starz Board will undertake an annual review of director independence. During the annual review, the Starz Board will consider transactions and relationships between each director or any member of his/her immediate family and Starz and its subsidiaries and affiliates. The Starz Board will also examine transactions and relationships with Starz between directors or their affiliates and members of Starz’s senior management or their affiliates. As provided in Starz’s expected Corporate Governance Guidelines, the purpose of this review will be to determine whether any such relationships or transactions are inconsistent with a determination that the director is “independent.” The Nominating and Corporate Governance Committee of the Starz Board, with assistance from counsel, will regularly review Starz’s Corporate Governance Guidelines to ensure their compliance with Canadian law, SEC and Nasdaq regulations. The full text of Starz’s Corporate Governance Guidelines will be available on Starz’s investor relations website at [ ], or may be obtained in print, without charge, by any shareholder upon request to Starz’s Corporate Secretary. The Starz website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

The Starz Board is expected to affirmatively determine that each of Messrs. Graboff, Mann, Rachesky, Sapan, Simmons and Sloan; and Mmes. Clyburn, Fine and Gersh are “independent” under Starz’s Standards for Director Independence, Canadian standards, SEC rules and regulations, and the Nasdaq listing standards. A number of expected Starz’s independent board members are currently serving or have served as directors or as members of senior management of other public companies, including LGEC. All of the committees of the Starz Board are expected to be comprised solely of independent directors, each with a different independent director serving as chair of the committee.

Committees of the Starz Board

There will be three (3) standing committees of the Starz Board: an audit & risk committee (the “Starz Audit & Risk Committee”), a compensation committee (the “Starz Compensation Committee”) and a nominating and corporate governance committee (the “Starz Nominating and Corporate Governance Committee”). The Starz Board is expected to adopt written charters for the Starz Audit & Risk, the Starz Compensation Committee and the Starz Nominating and Corporate Governance Committee, which will be available on Starz’s investor relations website.

The table below sets forth what will be the standing committees. Each of the Starz Audit & Risk Committee, the Starz Compensation Committee and the Starz Nominating and Corporate Governance Committee is expected to be composed solely of directors who have been determined by the Starz Board to be independent in accordance with SEC regulations and Canadian securities laws, Nasdaq listing standards and Starz’s Standards for Director Independence (including the heightened independence standards applicable to audit committee members pursuant to Rule 10A3(b)(i) under the Exchange Act for members of Starz’s Audit & Risk Committee and the enhanced independent standards applicable to compensation committee members under the Nasdaq listing standards for members of Starz’s Compensation Committee).

COMMITTEE	FUNCTIONS
Audit & Risk

The Starz Audit & Risk Committee will have the responsibilities set forth in the charter of such committee. Starz anticipates that these responsibilities will include:

•  overseeing the integrity of Starz’s financial statements, accounting and financial reporting processes;

•  overseeing Starz’s exposure to risk and compliance with legal and regulatory requirements;

•  overseeing the independent auditor’s qualifications and independence;

•  overseeing the performance of Starz’s internal audit function and independent auditor;

•  overseeing the development, application and execution of all Starz’s risk management and risk assessment policies and programs;

•  preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules; and

•  reviewing and providing oversight over Starz’s information technology and cybersecurity risk, policies and procedures.

Ms. Clyburn and Messrs. Graboff, Simmons and Sloan are expected to serve as members of the Starz Audit & Risk Committee.

Compensation Committee

The Starz Compensation Committee will have the responsibilities set forth in the charter of such committee. Starz anticipates that these responsibilities will include:

•  reviewing, evaluating and making recommendations to the Starz Board with respect to management’s proposals regarding Starz’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•  evaluating the performance of and reviewing and approving the level of compensation for Starz’s Chief Executive Officer;

•  in consultation with Starz’s Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of Starz with compensation arrangements that meet the requirements for Starz’s Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•  reviewing and recommending for adoption or amendment by Starz Board and, when required, Starz’s shareholders, incentive compensation plans and equity

•  compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•  reviewing and recommending to the Starz Board compensation for Starz Board and committee members.

Ms. Gersh and Messrs. Rachesky and Sapan are expected to serve as members of the Starz Compensation Committee.

Nominating and Corporate Governance Committee

The Starz Nominating and Corporate Governance Committee will have the responsibilities set forth in the charter of such committee. Starz anticipates that these responsibilities will include:

•  identifying, evaluating and recommending individuals qualified to become members of the Starz Board, consistent with criteria approved by the Starz Board;

•  considering and recommending to the Starz Board the director nominees for each annual general meeting of shareholders, the Starz Board committees and the Chairpersons thereof;

•  periodically reviewing Starz’s activities and practices regarding corporate responsibility and environmental, social and related governance matters that are significant to Starz, oversee Starz’s public reporting on these topics and receive updates from Starz’s management committee responsible for significant environmental, social and governance activities;

•  reviewing Starz’s human capital management policies, programs and initiatives focused on Starz’s culture, talent development, retention, and diversity and inclusion;

•  developing and recommending to the Starz Board a set of corporate governance guidelines applicable to Starz and assisting in the oversight of such guidelines; and

• overseeing the evaluation of the Starz Board and management.

Mmes. Fine and Gersh and Mr. Mann are expected to serve as members of the Starz Nominating and Corporate Governance Committee.

Corporate Governance

Starz intends to be committed to good corporate governance, which it believes will help it compete more effectively and build long-term shareholder value. Starz will be governed by the Starz Board and committees of the Starz Board that meet throughout the year. Directors are expected to discharge their responsibilities at Starz Board and committee meetings through ongoing communication with each other and with management throughout the year.

Governance is expected to be a continuing focus at Starz, starting with the Starz Board and extending to management and all employees. Therefore, the Starz Board is expected to review Starz’s policies and business strategies and advise and counsel its President and Chief Executive Officer and the other executive officers who manage Starz’s businesses, including actively overseeing and reviewing, on at least an annual basis, Starz’s strategic plans.

In addition, Starz intends to solicit feedback from shareholders on corporate governance and executive compensation practices and engage in discussions with various groups and individuals on these matters.

Mandate of the Starz Board

Under the expected Corporate Governance Guidelines to be established by the Starz Board, which will include the Starz Board’s mandate, the Starz Board expects to have the overall responsibility to review and regularly monitor the effectiveness of Starz’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Starz Board is expected to seek to enhance shareholder value over the long term. Once available, the full text of Starz’s Corporate Governance Guidelines will be available on Starz’s investor relations website at http://investors.starz.com, or may be obtained in print, without charge, by any shareholder upon request to its Corporate Secretary.

Director Orientation and Education

The Starz Board expects to continue the policies and practices of Lionsgate with respect to director orientation and education, as described in the sections of this joint proxy statement/prospectus entitled “Additional Lionsgate Annual General and Special Meeting Matters—Orientation and Continuing Education,” and “Additional Lionsgate Annual General and Special Meeting Matters—Statement of Corporate Governance Practices.”

Considerations of the Representation of Women on the Starz Board

Starz’s Nominating and Corporate Governance Committee is expected to recognize the benefits associated with a diverse board and to take diversity considerations into account when identifying candidates. Starz’s Nominating and Corporate Governance Committee is expected to utilize a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by Starz’s Nominating and Corporate Governance Committee, are expected to be reviewed in the context of an assessment of the perceived needs of the Starz Board at a particular point in time. Prior to the nomination of a new director, Starz’s Nominating and Corporate Governance Committee is expected to follow prudent practices, such as interviews of the potential nominee conducted by members of the Starz Board and senior management. There are currently expected to be three (3) female directors on the Starz Board at the time of the completion of the Transactions.

Starz Board Leadership Structure

Jeffrey A. Hirsch is expected to be Starz’s President and Chief Executive Officer. It is expected that it will be appropriate for Mr. Hirsch to be on the Starz Board in an executive capacity, as he will be responsible for the day-to-day supervision, management and control of the business and affairs of Starz, develop its strategic direction, and serve as a bridge between management and the Starz Board to support the alignment of the goals of both. Mr. Burns is expected to be the chair of the Starz Board. Mr. Burns will provide leadership as an independent, non-executive Chair and help ensure independent oversight of Starz. Mr. Burns will also preside over the regularly scheduled executive sessions of non-employee directors. In furtherance of the independent oversight of management, the non-employee directors will routinely meet and hold discussions without management present.

Starz Board, Committee and Director Evaluations

Under the expected Corporate Governance Guidelines and a charter of the Nominating and Corporate Governance Committee to be established by the Starz Board, Starz’s Nominating and Corporate Governance Committee will oversee an annual evaluation of the performance of the Starz Board, its committees and each director in order to assess the overall effectiveness of the Starz Board and its committees, director performance and board dynamics. The evaluation process is intended to be designed to facilitate ongoing, systematic examination of the Starz’s Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is expected to be considered each year when the directors stand for re-nomination. Detailed surveys are expected to be used for the evaluations conducted for the Starz Board and each committee. The surveys are expected to be designed to provide information pertaining to the competencies, behaviors and effectiveness of the Starz Board, the committees and the directors, and suggested areas for improvement.

Director Selection Process

Shareholder Recommendations for Director Nominees and Other Proposals

Shareholder recommendations for Starz director nominees are welcome and will be sent to the Chair of Starz’s Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

•	As to the shareholder who makes the recommendation (the “nominating shareholder”):

•	the name and address of the nominating shareholder;

•	the class or series and number of shares of Starz that are owned beneficially or of record by the nominating shareholder;

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details of any proxy, contract, arrangement, or relationship pursuant to which the nominating shareholder, its affiliates or associates, or any person acting jointly or in concert with the nominating shareholder has interests or rights related to the voting of shares of Starz; and

•	if a shareholder recommending a candidate is not a record holder, the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2);

•	As to the candidate(s):

•	the name, age, business address and residential address of the candidate(s);

•	the principal occupation or employment of the candidate(s);

•	the class or series and number of shares of Starz that are owned beneficially or of record by the candidate(s);

•	Proof of the candidate’s consent to serve on the Starz Board if nominated and elected;

•	Proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for Starz’s directors; and

•	If a shareholder recommending a candidate is not a record holder, the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

Shareholders submitting proposals pursuant to Rule 14a-8 promulgated under the Exchange Act must also satisfy other procedural and qualification requirements set forth in Rule 14a-8. Shareholder proposals or recommendations for director nominees submitted in accordance with the BC Act and the Starz Articles to be presented at an annual general meeting of shareholders must be received by Starz’s Corporate Secretary at its registered office no later than 30 days prior to the date of the annual general meeting or, in the case of a special meeting, not later than the close of business on the fifteenth day following the first public announcement of the date of the special meeting. Such proposals must comply with the BC Act and the notice and informational requirements of the advance notice procedures for the nomination of directors as described more fully in the Starz Articles.

Term Limits and Starz Board Renewal

Starz does not expect to establish term limits, as it believes that directors who will develop insight into Starz and its operations over time will provide an increasing contribution to the Starz Board as a whole. To ensure the Starz continues to generate new ideas and operate effectively, the Starz Nominating and Corporate Governance Committee is expected to evaluate individual Starz Board member performance and take steps as necessary regarding continuing director tenure.

For instructions on how shareholders may submit recommendations for director nominees to the Starz Nominating and Corporate Governance Committee, see “Information About Starz After the Transactions—Corporate Governance—Shareholder Communications with the Starz Board.” The Starz Nominating and Corporate Governance Committee will assess the director nominees recommended by shareholders using the criteria as described above.

The Starz Board’s Role in Risk Oversight

Starz’s management will be responsible for communicating material risks to the Starz Board and its committees, who will provide oversight over the risk management practices implemented by management.

Code of Conduct and Ethics

Starz will have a Code of Business Conduct and Ethics that will apply to all its directors, officers and employees (and, where applicable, to its suppliers, vendors, contractors and agents) and will be available on Starz’s investor relations website at http://investors.starz.com, or will be able to be obtained in print, without charge, by any shareholder upon request to Starz’s Corporate Secretary. Starz will disclose on Starz’s investor relations website any waivers of, or amendments to, the code that applies to Starz’s President and Chief Executive Officer, Chief Financial Officer or persons performing similar functions. The code will be administered by Starz’s compliance officer, or his/her designee, and Starz’s Office of the General Counsel, and will be overseen by Starz’s Nominating and Corporate Governance Committee. The Starz website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Shareholder Communications with the Starz Board

Starz recognizes the importance of providing Starz’s shareholders and interested parties with a means of direct communication with the members of the Starz Board. Shareholders and interested parties who would like to communicate with the chair of the Starz Board or Starz’s non-employee directors will be able to do so by writing to the Starz Board or Starz’s non-employee directors, care of Starz’s Corporate Secretary, at Starz’s principal executive office. The full text of Starz’s Policy on Shareholder Communications will be available on Starz’s investor relations website at http://investors.starz.com. The Starz investor relations website and the information contained therein or connected thereto are not incorporated into this joint proxy statement/prospectus or the registration statement of which this joint proxy statement/prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Equity Compensation Plan Information of Starz

In connection with the with the completion of the Transactions, it is expected that Starz will adopt the Starz 2025 Performance Incentive Plan (the “Starz 2025 Plan”), effective at the completion of the Transactions, as further described in this joint proxy statement/prospectus. Starz is adopting the Starz 2025 Plan to effectuate the conversion of certain outstanding awards in the Transactions, as well as a vehicle to grant equity-based and cash compensation following the Transactions to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and its shareholders.

Summary Description of the Starz 2025 Plan

The principal terms of the Starz 2025 Plan are summarized below. The following summary is qualified in its entirety by the full text of the Starz 2025 Plan, which appears as Exhibit 10.5 to this joint proxy statement/prospectus. It is expected that the Starz 2025 Plan will be approved prior to the Transactions by the Lionsgate Board to be effective as of the date of the Transactions, subject to the approval of the holders of LGEC Class A shares as further described in this joint proxy statement/prospectus. The closing price of one LGEC Class A share on the NYSE on [    ], 2025 was [    ] and the closing price of one LGEC Class B share on the NYSE on [    ], 2025 was [    ]. The price is not of a Starz common share subsequent to the Transactions.

Administration. The Starz Board or one or more committees appointed by the Starz Board will administer the Starz 2025 Plan. It is expected that the Starz Board will delegate general administrative authority for the Starz 2025 Plan to the Compensation Committee of the Starz Board (the “Starz Compensation Committee”). The Starz Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the Starz 2025 Plan. (The appropriate acting body, be it the Starz Board, a committee within its delegated authority, or another person within his or her delegated authority, is referred to in this summary as the “Starz 2025 Plan Administrator”).

The Starz 2025 Plan Administrator has broad authority under the Starz 2025 Plan including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

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to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

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to determine any applicable vesting and exercise conditions for awards (including any applicable time-based and/or performance-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of stock options and share appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive Starz’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the Starz 2025 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

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to determine the method of payment of any purchase price for an award or Starz common shares delivered under the Starz 2025 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned Starz common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Starz 2025 Plan Administrator may authorize, or any other form permitted by law;

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to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Starz 2025 Plan Administrator deems necessary or advisable to comply with laws in the countries where Starz or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the Starz 2025 Plan; and

•	to construe and interpret the Starz 2025 Plan, make rules for the administration of the Starz 2025 Plan, and make all other determinations for the administration of the Starz 2025 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by shareholders) will the Starz 2025 Plan Administrator (1) amend an outstanding stock option or share appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for a stock option or share appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the Starz 2025 Plan include officers or employees of Starz or any of its subsidiaries, directors of Starz, and certain consultants and advisors to Starz or any of its subsidiaries. As of September 30, 2024, approximately 575 officers and employees of Starz and its subsidiaries, and each of the current members of the Starz Board who are not employed by Starz or any of its subsidiaries, will be considered eligible under the Starz 2025 Plan. Additionally, approximately 5 consultants and advisors of Starz or any of its subsidiaries will be considered eligible under the Starz 2025 Plan.

In addition, pursuant to the terms of the Employee Matters Agreement, certain current employees, officers and directors of Starz and New Lionsgate and their respective subsidiaries will receive awards under the Starz 2025 Plan issued in connection with the adjustment of outstanding LGEC equity-based compensation awards upon the closing of the Transactions (the “Starz Plan Adjusted Awards”). For the avoidance of doubt, the “awards” or “award” referred to in this summary shall include the Starz Adjusted Awards (which shall be deemed granted hereunder for all purposes hereof) and the “participants” or “participant” referred to in this summary shall include the holders of the Starz Adjusted Awards, in each case unless otherwise expressly provided herein. For a more detailed description of the treatment of Lionsgate equity awards in connection with the Transactions, see “The Transactions—Treatment of Lionsgate Equity Awards.”

Aggregate Share Limit. The maximum number of Starz common shares that may be issued or transferred pursuant to awards, including Starz Adjusted Awards, under the Starz 2025 Plan will equal 3,325,000 (referred to in this summary as the “Starz 2025 Plan Share Limit”).

Starz common shares are available for issuance under the Starz 2025 Plan, as determined by the Starz 2025 Plan Administrator in its sole discretion and set forth in the applicable award agreement; provided that in no event may Starz common shares issued under the Starz 2025 Plan exceed the Starz 2025 Plan Share Limit.

Additional Share Limits. The following other limits, which do not apply to Starz Adjusted Awards, are also contained in the Starz 2025 Plan. For the avoidance of doubt, such rules will apply to other new awards granted under the Starz 2025 Plan on or after the Transactions.

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The maximum number of Starz common shares that may be delivered pursuant to stock options qualified as incentive stock options granted under the Starz 2025 Plan is 10,000,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the Starz 2025 Plan will also count against the overall Starz 2025 Plan Share Limit above.)

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The maximum grant date fair value for awards granted to a non-employee director under the Starz 2025 Plan during any one calendar year is $400,000, except that this limit will be $600,000 as to (1) a non-employee director who is serving as the independent chair of the Starz Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Starz Board; provided that these limits will not apply to retainer and meeting fees that the non-employee director may elect to receive in the form of either cash or shares. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in Starz’s financial reporting. This limit will not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of Starz or one of its subsidiaries. This limit will apply on an individual basis and not on an aggregate basis to all non- employee directors as a group.

Share-Limit Counting Rules. The Starz 2025 Plan Share Limit of the Starz 2025 Plan is subject to the following rules. For the avoidance of doubt, such rules will apply to the Starz Adjusted Awards as well as new awards granted under the plan on or after the Transactions:

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Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Starz 2025 Plan will not be counted against the Starz 2025 Plan Share Limit and will again be available for subsequent awards under the Starz 2025 Plan.

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To the extent that shares are delivered pursuant to the exercise of a share appreciation right granted under the Starz 2025 Plan, the number of underlying shares which are actually issued in payment of the award will be counted against the Starz 2025 Plan Share Limit. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares will be counted against the Starz 2025 Plan Share Limit with respect to such exercise.)

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Shares that are exchanged by a participant or withheld by Starz as full or partial payment in connection with any award granted under the Starz 2025 Plan (including as to payment of the exercise price of a stock option), as well as any shares exchanged by a participant or withheld by Starz to satisfy the tax withholding obligations related to any award granted under the Starz 2025 Plan, will not be counted against the Starz 2025 Plan Share Limit and will again be available for subsequent awards under the Starz 2025 Plan.

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To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Starz 2025 Plan Share Limit and will again be available for subsequent awards under the Starz 2025 Plan.

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In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Starz 2025 Plan Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when Starz pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Starz 2025 Plan Share Limit). Except as otherwise provided by the Starz 2025 Plan Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the Starz 2025 Plan other than the aggregate Starz 2025 Plan Share Limit.

In addition, the Starz 2025 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of Starz through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Starz 2025 Plan. Starz may not increase the applicable share limits of the Starz 2025 Plan by repurchasing Starz common shares on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The Starz 2025 Plan authorizes stock options, share appreciation rights, stock bonuses and other forms of awards granted or denominated in Starz common shares or units of Starz common shares, as well as cash bonus awards. The Starz 2025 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase Starz common shares at a future date at a specified price per share (the “Starz exercise price”). The per share Starz exercise price of a stock option generally may not be less than the fair market value of a share of Starz common shares on the date of grant (except in the case of Starz Adjusted Awards). The maximum term of a stock option is ten years from the date of grant. A stock option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the Starz 2025 Plan. Incentive stock options may solely be granted to employees of Starz or a subsidiary.

A share appreciation right (also referred to as a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a Starz common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Starz 2025 Plan Administrator at the time of grant of the SAR and generally may not be less than the fair market value of a share of Starz common share on the date of grant (except in the case of Starz Adjusted Awards). SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant.

The other types of awards that may be granted under the Starz 2025 Plan include, without limitation, stock bonuses, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the Starz 2025 Plan (including awards of stock options and share appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Each Starz Adjusted Award shall be subject to the terms and conditions of the applicable Prior Plan and award agreement to which such award was subject immediately prior to the closing of the Transactions, subject to the adjustment of such award approved by the Lionsgate Compensation Committee prior to the Transactions and the terms of the Employee Matters Agreement; provided that following the closing of the Transactions, each such award shall relate solely to Starz common shares and shall be administered by the Starz 2025 Plan Administrator in accordance with the administrative procedures in effect under the Starz 2025 Plan.

Dividend Equivalents; Deferrals. The Starz 2025 Plan Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Starz 2025 Plan Administrator may provide that awards under the Starz 2025 Plan (other than options or SARs), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding Starz common shares, provided that any dividend equivalent rights granted in connection with a portion of an award granted under the Starz 2025 Plan that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which Starz does not survive (or does not survive as a public company in respect of its Starz common shares), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of Starz, awards then-outstanding under the Starz 2025 Plan will not automatically become fully vested pursuant to the provisions of the Starz 2025 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the Starz 2025 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Starz 2025 Plan Administrator may provide for in an applicable award agreement. The Starz 2025 Plan Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Starz 2025 Plan. For example, the Starz 2025 Plan Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the Starz 2025 Plan, awards under the Starz 2025 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Starz 2025 Plan Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Starz 2025 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of unusual or extraordinary corporate transactions including mergers, combinations, recapitalizations, stock splits, spin-off, split–up or similar extraordinary dividend event distribution in respect of Starz common shares or any exchange of Starz common shares or any other securities of Starz, or any of the similar transaction and extraordinary dividends to the shareholders.

No Limit on Other Authority. The Starz 2025 Plan does not limit the authority of the Starz Board or any committee to grant awards or authorize any other compensation, with or without reference to the Starz common shares, under any other plan or authority.

Termination of or Changes to the Starz 2025 Plan. The Starz Board may amend or terminate the Starz 2025 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Starz Board. Unless terminated earlier by the Starz Board and subject to any extension that may be approved by shareholders, the authority to grant new awards under the Starz 2025 Plan will terminate on the day before the tenth anniversary of the date of the closing of the Transactions. Outstanding awards, as well as the Starz 2025 Plan Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the Starz 2025 Plan. Generally speaking, outstanding awards may be amended by the Starz 2025 Plan Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the Starz 2025 Plan

The U.S. federal income tax consequences of the Starz 2025 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Starz 2025 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the employer is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the stock option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the employer is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Starz 2025 Plan generally follow certain basic patterns: bonuses, SARs, cash and share-based performance awards, dividend equivalents, share units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, Starz will generally have a corresponding deduction at the time the participant recognizes income. If an award is accelerated under the Starz 2025 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), Starz may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code denies an income tax deduction to an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to certain “covered employees” as defined in Section 162(m) of the Code. This may result in all or a portion of the awards (including amounts attributable to equity based and other incentive awards) granted under the Starz 2025 Plan to “covered employees” failing to be deductible by Starz for federal income tax purposes.

Specific Benefits under the Starz 2025 Plan

Because awards under the Starz 2025 Plan will be granted at the discretion of the Starz Compensation Committee, it is not possible to determine and disclose the amount of future awards that may be granted to directors and executive officers. The Starz Compensation Committee has not approved any awards under the Starz 2025 Plan that are conditioned upon shareholder approval of the Starz 2025 Plan.

For additional information concerning the equity compensation plans of Lionsgate see “Information About New Lionsgate After the Transactions—Equity Compensation Plan Information of Lionsgate.”

Environmental, Social and Governance

Social responsibility and human capital matters are vital to Starz’s organizational health and Starz is committed to a positive corporate culture, diversity, equal opportunity, inclusion, talent acquisition, retention, employee satisfaction and engagement, with the tone set from the top. Starz expects to report on social responsibility and human capital matters at each regularly scheduled Starz Board meeting and periodically throughout the year.

Environmental, Social Responsibility and Human Capital Matters

Diversity, Equity and Inclusion

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Starz will be dedicated to pursuing and embracing diverse talent and perspectives across all aspects of its business and community, to empower all people, regardless of their gender, age, race, national origin, disability, color, religion, sexual orientation, gender identity and/or expression, veteran status, or any other characteristic.

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Starz’s Chief Diversity Officer will partner with Starz’s leadership team across all of its businesses to effect changes in recruitment, hiring, promotions, policies and culture, and to orchestrate a company-wide response to issues of inequality and workforce disparity.

•	Starz expects to maintain the following recruitment and hiring initiatives:

•	Internship Programs: Starz expects to maintain an internship program designed to increase inclusion across the entertainment industry.

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Targeted Recruitment: Starz expects to implement recruitment efforts that include collaborating with diverse partner organizations, college campus diversity organizations for underrepresented groups, as well as historically black colleges in our search for new employees and interns.

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Inclusive Hiring Process: Starz expects to implement inclusive hiring practices with the goal of ensuring that it is attracting the best talent in the industry through an equitable, inclusive, and accessible approach. Key components of the framework are expected to include bias free job descriptions, inclusive hiring training, external diversity partners, diverse candidate slates, and diverse, cross-functional interview panels.

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Supplier Diversity and Inclusion Program: The mission of Starz’s Supplier Diversity and Inclusion Program will be to actively establish relationships with diverse businesses and to continuously strive to increase spend with diverse suppliers, while seeking to deliver more competitive pricing, quality, service, innovation and creativity in procurement of services. Starz believes that this initiative will have the potential to increase the breadth of Starz’s vendor pool, while creating greater economic opportunity for diverse suppliers.

•	Starz’s Code of Business Conduct and Ethics will govern conduct with, and apply to, our suppliers, vendors, contractors and agents, as applicable.

•	Starz plans to promote its Starz-branded #TakeTheLead initiative, building on industry leadership by promoting diversity in front of and behind the camera and throughout its organization.

•	Starz plans to hold monthly Starz-branded #ConversationsThatMatter featuring government, industry and community leaders discussing issues of representation, social justice and racial equality.

Employee Resource Groups

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Starz plans to provide its employees with the opportunity to form an array of Employee Resource Groups (“ERGs”) which will offer them the chance to build community and enhance a cross-cultural presence at Starz and an opportunity to enhance cross-cultural awareness, develop leadership skills and network across Starz’s various business units and levels. The ERGs will be voluntary, employee-led groups that foster a diverse, engaging, and inclusive workplace.

•	Starz Early Career Group will aim to inspire curiosity and networking to foster growth for professionals in early stages of their careers.

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Starz Multicultural Employee Resource Group expects to advocate for a more inclusive workplace and entertainment landscape through programs that educate, activate and celebrate multicultural diversity and its global impact.

•	These are expected to include resource groups from the Asian American Pacific Islander community, the Black community and the Latine and Hispanic community.

•	Starz Parents and Caregivers Together Group aims to bring together parents, expecting parents, caregivers, and allies to ensure Starz’s community fosters an environment that supports all families.

•	Starz Pride is expected to support, develop and inspire future LGBTQIA+ leaders within Starz and the industry.

•	Starz Vets is expected to create a community of veterans and their supporters working together to enhance veteran presence and engage the industry from the unique perspective of a military background.

•	Starz Women’s Empowerment Group will create a community that seeks to improve the prominence of female leaders and empowers women at all levels within Starz and the industry.

Community Involvement

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Starz plans to commit to act responsibly and to seek to make a positive difference in the local and global community through Starz’s volunteer program that will seek to provide opportunities for employees to partner with a diverse range of charitable organizations.

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Starz plans to maintain a Corporate Sponsorship Committee that prioritizes corporate philanthropic initiatives throughout Starz, focusing particularly on organizations and activities related to diversity and poverty in order to increase Starz’s impact and to develop meaningful relationships with a core group of organizations and events.

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Starz plans to encourage employees to volunteer for and serve on boards of non-profit organizations and to be committed to the philanthropic contributions of Starz’s employees and provides for corporate matching to eligible non-profit organizations.

Engagement

•	Starz plans to conduct an annual employee engagement survey through an independent third party.

•	Starz expects that its employees will complete performance management conversations at set points throughout the year focusing on goals, development, feedback and well-being.

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Starz plans to offer a confidential, voluntary Self-ID initiative, allowing employees the opportunity to voluntarily share parts of their identity so that Starz can better understand the full diversity of its workforce and continuously improve the experiences for all employees.

Training and Development

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Starz plans to conduct annual employee trainings on anti-harassment, privacy and information technology security, the Foreign Corrupt Practices Act, as well as manager and diversity, equity and inclusion trainings.

•	Starz plans to provide training and development to all employees, focusing on career development, professional development and industry knowledge.

Employee Benefits and Programs

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Starz plans to offer a comprehensive benefits package which includes health, dental and vision insurance, disability and life insurance family forming benefits, mental health support, resources for caregiving (children and adult family), online fitness and meditation classes, and new parent coaching.

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Starz plans to offer programs to develop and enrich the employee experience with offerings such as tuition reimbursement, leadership development programs, mentorship, and additional programs to help support specific populations (e.g., historically excluded groups, women, parents, LGBTQIA+).

Inclusive Content

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Starz plans to continue its mission to develop an inclusive content strategy (through an inclusive creative strategy, an inclusive marketing strategy and inclusive business strategy) that drives growth by centering on an increasingly diverse audience and providing thought leadership that builds greater capacity for inclusion.

•	By amplifying narratives by, about and for women and underrepresented audiences, Starz is expected to strive to create an empowering space that welcomes all creatives to tell their stories.

Corporate, Environmental and Social Responsibility

•	Starz intends to protect its social, financial, informational, environmental, and reputational assets and make it a priority to operate Starz’s business in a responsible and sustainable manner.

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Engaging in a responsible manner will not only help Starz manage risks and maximize opportunities, but also will help Starz understand and manage its social, environmental, and economic impact that will enable Starz to contribute to society’s wider goal of sustainable development. This includes, but is not limited to, conducting business in a socially responsible and ethical manner, supporting human rights, and committing to environmental sustainability.

•	In all its offices, Starz plans to prioritize efforts to prevent pollution, and to conserve, recover, and recycle materials, water and energy wherever possible.

•	Starz productions will be expected to distribute documents electronically to minimize paper consumption and waste and limit the use of single-use plastics.

•

Starz productions will be expected to follow best practices featured in the Producers Guild of America and Sustainable Production Alliance’s Green Production Guide, which are designed to reduce the film, television, and streaming industry’s carbon footprint and environmental impact.

•	Starz U.S. productions will be expected to encourage the employment of green vendors that provide sustainable goods and services for film, television and streaming productions.

•	Starz plans to prioritize vendors whose dedication to operating business in a responsible and sustainable manner directly aligns with those of Starz.

Corporate Governance

Corporate governance will be a continuing focus of Starz, starting with the Starz Board and its committees, and extending to management and all employees. The Starz Board and its committees will review Starz’s governance policies and business strategies at Starz Board and committee meetings throughout the year, and through ongoing communication with each other and with management.

Role of the Starz Board and Corporate Governance Guidelines

Starz’s corporate governance practices will be embodied in its Corporate Governance Guidelines established by the Starz Board. These guidelines, which provide a framework for the conduct of the Starz Board’s business, will provide that:

•

the Starz Board review and regularly monitor the effectiveness of Starz’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives;

•	the Starz Board act in the best interest of Starz to seek to enhance long-term shareholder value;

•	a majority of the members of the Starz Board be independent directors;

•	the independent directors meet at least quarterly in executive session, or otherwise as needed;

•	directors have unimpeded access to management and, as necessary and appropriate, independent advisors; and

•	the Starz Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively.

The full text of the key practices and procedures of the Starz Board are outlined the Corporate Governance Guidelines available on Starz’s investor relations website at http://investors.starz.com, or may be obtained in print, without charge, by any shareholder upon request to Starz’s Corporate Secretary, at either of its principal executive offices.

Separate Chair and Chief Executive Officer Roles

Starz expects that its leadership structure, in which the roles of the chair and President and Chief Executive Officer will be separate, will be appropriate for Starz, taking into consideration Starz’s evolving needs, corporate strategy, and operating environment. The separation of the chair and President and Chief Executive Officer roles will reinforce the independence of the Starz Board and its oversight of the business and affairs of Starz, enabling the Starz President and Chief Executive Officer to focus on the business, operations, and strategy of Starz, and allows Starz to leverage the chair’s experience, perspective, and vision to serve the best interests of its shareholders.

Executive Compensation

Compensation Discussion and Analysis of Starz

As discussed elsewhere in this joint proxy statement/prospectus, the Plan of Arrangement will result in the separation of the LG Studios Business from the other businesses of Lionsgate, including the Starz Business, that will result in the pre-transaction shareholders of LGEC owning shares in two separately traded public companies: (1) LGEC, which will be renamed “Starz Entertainment Corp.” and will hold, directly and through subsidiaries, the Starz Business, and will continue to be owned by LGEC shareholders, and (2) New Lionsgate, which will be renamed “Lionsgate Studios Corp.” and will hold, directly and through subsidiaries, the LG Studios Business, and will be owned by LGEC shareholders and LG Studios shareholders.

The current executive officers of LGEC are expected to become the executive officers of New Lionsgate following the completion of the Transactions, and the information regarding executive compensation related matters with respect to such executive officers is set forth below in the section entitled “Additional Lionsgate Annual General and Special Meeting Matters—Executive Compensation—Compensation Discussion and Analysis of Lionsgate” (the “CD&A”).

As of the date of this joint proxy statement/prospectus, it is expected that the following individuals will be executive officers of Starz in the positions set forth below following the completion of the Transactions and will be the named executive officers of Starz for the 2025 fiscal year:

Name	Position
Jeffrey A. Hirsch	President and Chief Executive Officer
Alison Hoffman	President, Starz Networks
Scott Macdonald	Chief Financial Officer
Jason Wyrick	Executive Vice President, Technology
Audrey Lee	Executive Vice President and General Counsel

It is currently anticipated that the executive compensation philosophy, program elements as well as executive compensation plans, policies and practices for Starz will be substantially similar immediately following the completion of the Transactions to those of LGEC described in the CD&A but will remain subject to the review of, and may generally be modified by, the Starz Compensation Committee after the completion of the Transactions.

Employment and Severance Agreements of Starz Executive Officers

Set forth below is a description of the employment and severance arrangements applicable to the individuals expected to serve as Starz executive officers (the “Starz Executive Officers”), which arrangements are expected to continue with Starz after the completion of the Transactions. The titles reflect current roles as of the date of this joint proxy statement/prospectus.

Jeffrey Hirsch	Employment Agreement:	August 1, 2019, as amended on July 31, 2023, and on July 31, 2024

	Title:	Chief Executive Officer and President of Starz LLC

	Term Ending:	July 31, 2025

	Base Salary:	From August 1, 2019 through July 31, 2024: $1,250,000 From August 1, 2024 through July 31, 2025: $1,500,000

Bonuses:

Eligible for an annual incentive bonus to be determined at the full discretion of Lionsgate Compensation Committee in consultation with the Lionsgate’s Chief Executive Officer, with a target of 200% of base salary.

Eligible for an annual super bonus to be determined at the full discretion of the Lionsgate Compensation Committee in

consultation with the Lionsgate’s Chief Executive Officer, with a target of $1,000,000.

Bonuses will be paid in cash and/or in the form of shares or share-based awards at the full discretion of the Lionsgate

Compensation Committee in consultation with the Lionsgate’s

Chief Executive Officer; provided that no more than 25% of the actual bonus awarded will be payable in shares or share-based awards. Any shares or share-based awards are subject to vesting requirements.

	Other Benefits:	Eligible to participate in the usual benefit programs for executives at the same level.

Annual Equity Awards:

Eligible to receive annual grants as to LGEC Class B shares each year from fiscal 2020 through fiscal 2024 with a grant date value of $4,000,000, each with a three-year vesting period, and to consist of: (i) one-fourth time-based restricted share units, (ii)

one-fourth time-based share appreciation rights, (iii) one-fourth performance-based restricted share units, and (iv) one-fourth performance-based share appreciation rights, as determined by the Lionsgate Compensation Committee.

Eligible to receive annual grants as to LGEC Class B shares

each year for fiscal 2025 and fiscal 2026 with a grant date value of $4,000,000, each with a three-year vesting period, and to consist of: (i) one-third time-based restricted share units, (ii) one-third time-based options, and (iii) one-third performance-based restricted share units, as determined by the Lionsgate Compensation Committee.

Alison Hoffman	Employment Agreement:	February 27, 2023, as amended on March 15, 2023, and on August 23, 2024

	Title:	President, Starz Networks

	Term Ending:	July 30, 2026

	Base Salary:	$1,000,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of 100% of base salary.

	Other Benefits:	Eligible to participate in the usual benefit programs for executives at the same level.

Equity Award:

.Eligible to receive annual grants as to LGEC Class B shares each year from fiscal 2024 through fiscal 2026 with a grant date value of 175% base salary, each with a three-year vesting period, and to consist of: (i) one-third time-based restricted share units, (ii) one-third time-based options, and (iii) one-third performance-based restricted share units, as determined by the Lionsgate Compensation Committee.

Scott Macdonald	Severance Agreement:	April 1, 2014

	Title:	Chief Financial Officer

	Term Ending:	Not applicable, at-will

	Base Salary:	$837,097.44, effective April 1, 2024

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of 70% of base salary.

	Other Benefits:	Eligible to participate in the usual benefit programs for executives at the same level.

Annual Equity Awards:

Eligible to receive annual grants as to LGEC Class B shares

each year with a grant date value of 150% base salary, each with a three-year vesting period, and to consist of restricted share units and/ or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Audrey Lee	Severance Agreement:	June 1, 2022

	Title:	Executive Vice President and General Counsel

	Term Ending:	Not applicable, at-will

	Base Salary:	$686,485.76, effective April 1, 2024

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of 70% of base salary.

	Other Benefits:	Eligible to participate in the usual benefit programs for executives at the same level.

Annual Equity Awards:

Eligible to receive annual grants as to LGEC Class B shares

each year with a grant date value of 85% base salary, each with a three-year vesting period, and to consist of restricted share units and/ or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Jason Wyrick	Severance Agreement:	April 1, 2016

	Title:	Executive Vice President, Technology

	Term Ending:	Not applicable, at-will

	Base Salary:	$550,000, effective January 1, 2024

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of 70% of base salary.

	Other Benefits:	Eligible to participate in the usual benefit programs for executives at the same level.

Annual Equity Awards:

Eligible to receive annual grants as to LGEC Class B shares

each year with a grant date value of 70% base salary, each with a three-year vesting period, and to consist of restricted share units and/ or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Potential Payments to Starz Executive Officers Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Starz Executive Officers in connection with a termination of their employment pursuant to the terms of their respective employment or severance agreements. In addition to the benefits described below, outstanding equity-based awards held by the Starz Executive Officers may also be subject to accelerated vesting in connection with a change in control if the awards are not assumed or otherwise continued upon the change in control transaction. None of the Starz Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code. The Starz Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below. Starz takes the position that the Transactions do not constitute a change in control under the employment or severance agreements described below. In any event, no employment or severance agreement provides benefits triggered solely by a change in control of Starz. In each case, the Starz Executive Officer’s right to receive the severance benefits described below in connection with a termination of the Executive Officer’s employment (other than as a result of death or disability) is subject to his/her execution of a release of claims in favor of Starz.

Jeffrey Hirsch

Severance Benefits—Termination of Employment. In the event that Mr. Hirsch’s employment is terminated by LGEC “without cause” (as such term is defined in Mr. Hirsch’s employment agreement), Mr. Hirsch will be entitled to a lump sum cash severance payment equal to the greater of (i) 50% of the aggregate amount of his base salary commencing on his termination date and ending on the last day of the scheduled term of his agreement or (ii) 18 months of his base salary; a prorated amount of the annual bonus and a prorated amount of the annual super bonus that Mr. Hirsch would have received for the fiscal year in which his termination occurs; and payment of his COBRA premiums for up to 18 months. Additionally, in the event Mr. Hirsch’s employment is terminated by LGEC “without cause”, or if Mr. Hirsch resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Hirsch’s employment agreement), (1) any portion of the equity awards granted under Mr. Hirsch’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date, and (2) 50% of any portion of the equity awards granted under Mr. Hirsch’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event that Mr. Hirsch’s employment is terminated by LGEC without cause or for “good reason” (as such term is defined in Mr. Hirsch’s employment agreement) and such termination occurs on or within 12 months following a change in control (as that term is defined in Mr. Hirsch’s employment agreement), Mr. Hirsch would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of the aggregate amount of his base salary commencing on his termination date and ending on the last day of the scheduled term of his agreement or 18 months of his base salary. Additionally, in the event Mr. Hirsch’s employment is terminated by LGEC “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Hirsch’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date, and (b) Mr. Hirsch will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at LGEC’s election, LGEC Class B shares.

Severance Benefits—Termination of Employment Without an Agreement. In the event Mr. Hirsch’s employment is terminated by LGEC for not extending or renewing his employment agreement before July 31, 2025, Mr. Hirsch will be entitled to a lump sum cash severance payment equal to 12 months of his base salary and a prorated amount of the annual bonus and a prorated amount of the annual super bonus that Mr. Hirsch would have received for the fiscal year in which his termination occurs. Additionally, in the event Mr. Hirsch’s employment is terminated by LGEC for not extending or renewing his employment agreement before July 31, 2025, Mr. Hirsch’s equity awards granted by LGEC pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits—Death or Disability. In the event Mr. Hirsch’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Hirsch’s employment agreement), Mr. Hirsch will be entitled to a prorated amount of the annual bonus and a prorated amount of the annual super bonus that he would have received for the fiscal year in which his termination occurs, and payment of his COBRA premiums for up to 18 months. In addition, Mr. Hirsch’s equity awards granted by LGEC pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination date.

Alison Hoffman

Severance Benefits—Termination of Employment. In the event that Ms. Hoffman’s employment is terminated by Starz for a “qualifying termination” that is not an “excluded termination” or by her for “voluntary termination for good reason” (as such terms are defined in Ms. Hoffman’s employment agreement), Ms. Hoffman will be entitled to cash severance payments equal to the greater of (i) her base salary for the remainder of the term of her agreement or (ii) 18 months of her base salary (such greater amount, the “Severance Pay Amount”), and a prorated amount of the annual bonus that Ms. Hoffman would have received for the fiscal year in which her termination occurs.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event that Ms. Hoffman’s employment is terminated by Starz for a “qualifying termination” (as such term is defined in Ms. Hoffman’s employment agreement) and such termination occurs within 30 days preceding or 12 months immediately following a change in control (as such term is defined in Ms. Hoffman’s employment agreement), Ms. Hoffman would be entitled to the severance benefits described above, plus an additional lump sum cash severance payment equal to 70% of the Severance Pay Amount and payment of her COBRA premiums throughout the period beginning on her termination date and ending on the earlier of (i) 18 months following her termination, or (ii) the expiration of the coverage period specified under COBRA. Additionally, in the event Ms. Hoffman’s employment is terminated by Starz for a “qualifying termination” and such termination occurs on or within 6 months following a change in control, (a) any portion of the equity awards granted under Ms. Hoffman’s employment agreement (to the extent such awards have been granted prior to her termination and are then outstanding) that are scheduled to vest within 12 months following her termination date will accelerate and be fully vested on her termination date, and (b) Ms. Hoffman will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in her employment agreement that have not previously been granted and is otherwise scheduled to be granted after her termination date and prior to the last day of the Term (as such term is defined in. Ms. Hoffman’s employment agreement), with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at LGEC’s election, LGEC Class B shares.

Severance Benefits—Termination of Employment Without an Agreement. In the event Ms. Hoffman’s employment is terminated by Starz for a “qualifying termination” after the expiration of her agreement during the at-will period, Ms. Hoffman will be entitled to a lump sum cash severance payment equal to 12 months base salary.

Scott Macdonald

Severance Benefits—Termination of Employment. In the event that Mr. Macdonald’s employment is terminated by Starz for a “qualifying termination” that is not an “excluded termination” (as such terms are defined in Mr. Macdonald’s severance agreement), Mr. Macdonald will be entitled to cash severance payments equal to 18 months of his base salary (the “Severance Pay Amount”).

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event that Mr. Macdonald’s employment is terminated by Starz for a “qualifying termination” (as such term is defined in Mr. Macdonald’s severance agreement) and such termination occurs within 30 days preceding or 12 months immediately following a change in control (as such terms is defined in Mr. Macdonald’s severance agreement),

Mr. Macdonald would be entitled to the severance benefits described above, plus an additional lump sum cash payment equal to 70% of the Severance Pay Amount and payment of his COBRA premiums throughout the period beginning on his termination date and ending on the earlier of (i) 18 months following his termination, or (ii) the expiration of the coverage period specified under COBRA.

Audrey Lee

Severance Benefits—Termination of Employment. In the event that Ms. Lee’s employment is terminated by Starz for a “qualifying termination” that is not an “excluded termination” (as such terms are defined in Ms. Lee’s severance agreement), Ms. Lee will be entitled to a lump sum cash severance payment equal to 18 months of her base salary (“Severance Pay Amount”).

Severance Benefits—Termination of Employment in Connection with Change in Control or Shutdown or Sale of Business Unit. In the event that Ms. Lee’s employment is terminated by Starz for a “qualifying termination” (as such term is defined in Ms. Lee’s severance agreement) and such termination occurs within 30 days preceding or 12 months immediately following a “change in control” or a “shutdown or sale of executive’s business unit” (as such terms are defined in Ms. Lee’s severance agreement), Ms. Lee would be entitled to the severance benefits described above, plus an additional lump sum cash payment equal to 70% of her Severance Pay Amount and payment of her COBRA premiums throughout the period beginning on her termination date and ending on the earlier of (i) 18 months following her termination, or (ii) the expiration of the coverage period specified under COBRA. Additionally, in the event Ms. Lee’s employment is terminated by Starz for a “qualifying termination” and such termination occurs on or within 12 months following a “change in control” or a “shutdown or sale of executive’s business unit” (as such terms are defined in Ms. Lee’s severance agreement), all equity awards that have been granted to Ms. Lee (to the extent such awards have been granted prior to her termination and are then outstanding) will accelerate and be fully vested on her termination date.

Jason Wyrick

Severance Benefits—Termination of Employment. In the event that Mr. Wyrick’s employment is terminated by Starz for a “qualifying termination” that is not an” excluded termination” (as such terms are defined in Mr. Wyrick’s severance agreement), Mr. Wyrick will be entitled to cash severance payments equal to 15 months of his base salary (the “Severance Pay Amount”).

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event that Mr. Wyrick’s employment is terminated by Starz for a “qualifying termination” (as such term is defined in Mr. Wyrick’s severance agreement) and such termination occurs within 30 days preceding or 12 months immediately following a change in control (as such term is defined in Mr. Wyrick’s severance agreement), Mr. Wyrick would be entitled to the severance benefits described above, plus an additional lump sum cash payment equal to 30% of his Severance Pay Amount and payment of his COBRA premiums throughout the period beginning on his termination date and ending on the earlier of (i) 18 months following his termination, or (ii) the expiration of the coverage period specified under COBRA.

Starz Capitalization

The following table sets forth the capitalization of Starz as of September 30, 2024, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in “Unaudited Pro Forma Condensed Combined Financial Information of Starz” Notwithstanding the legal form of the Transactions described elsewhere in this joint proxy statement/prospectus, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate. This presentation is in accordance with U.S. GAAP and is primarily a result of the relative significance of the LG Studios Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the LG Studios Business.

The information below is not necessarily indicative of what Starz’s capitalization would have been had the Transactions and related transactions, including financing transactions, been completed as of September 30, 2024. In addition, it is not necessarily indicative of Starz’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information of Starz” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Starz Business of Lions Gate

Entertainment Corp.,” and the Combined Financial Statements and notes included in the “Index to Financial Statements” section of this joint proxy statement/prospectus.

	As of September 30, 2024
	Actual(1)	Pro Forma
	(Amounts in millions)
Cash and cash equivalents	$18.8	$25.0
Corporate debt(2)	698.2	631.7
Equity:
Parent net investment	916.7	—
Starz common stock, no par value, no shares authorized, no shares issued and outstanding (Pro Forma – unlimited authorized, 16.7 million shares issued and outstanding)	—	909.0
Accumulated other comprehensive income	19.2	19.2

Total equity (deficit)	935.9	928.2

Total capitalization	$1,652.9	$1,584.9

(1)	This column is derived from the Starz Business’ unaudited condensed combined financial statements as of September 30, 2024 included in this joint proxy statement/prospectus.
(2)

Corporate debt excludes film related obligations of approximately $67.9 million (net of deferred financing costs) as of September 30, 2024, see Note 5 and Note 6 to the Starz Business’ unaudited condensed combined financial statements as of and for the six months ended September 30, 2024 included in this joint proxy statement/prospectus.

Prior Sales

The Starz common shares do not currently exist and will not be issued until completion of the Transactions.

Trading Price

Since the creation of Starz common shares, no Starz common shares have been traded.

ADDITIONAL LIONSGATE ANNUAL GENERAL AND SPECIAL MEETING MATTERS

Report of the Audit & Risk Committee of Lionsgate

The following Report of the Audit & Risk Committee of the Lionsgate Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Lionsgate’s other filings under the Securities Act or the Exchange Act, except to the extent Lionsgate specifically incorporate the report by reference in that filing.

The members of the Audit & Risk Committee of the Lionsgate Board are all members of the Lionsgate Board who are not employed by Lionsgate or any of its subsidiaries (the “Lionsgate Non-Employee Directors”). In addition, the Lionsgate Board has determined that each meets the current NYSE and SEC independence requirements. The full text of the current Audit & Risk Committee charter is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

The Audit & Risk Committee of the Lionsgate Board oversees the integrity of Lionsgate’s statements, accounting and financial reporting processes; oversees Lionsgate’s exposure to risk and compliance with legal and regulatory requirements; oversees Lionsgate’s independent auditor’s qualifications and independence; oversees the performance of Lionsgate’s internal audit function and independent auditor; oversees the development, application and execution of all Lionsgate’s risk management and risk assessment policies and programs; prepares the reports required by applicable SEC and Canadian securities commissions’ disclosure rules; and reviews and provides oversight over Lionsgate’s data privacy, technology and information security, including cybersecurity and back-up of information systems, policies and procedures.

The Audit & Risk Committee of the Lionsgate Board also recommends to LGEC shareholders the selection of independent auditors. Lionsgate’s management and Lionsgate’s independent auditors are responsible for planning or conducting audits. Lionsgate’s management is responsible for determining that Lionsgate’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and Lionsgate’s business conduct guidelines.

The Audit & Risk Committee of the Lionsgate Board is also directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of Lionsgate’s independent registered public accounting firm that audits its financial statements and its internal control over financial reporting. The Lionsgate Audit and Risk Committee selected Ernst & Young LLP as Lionsgate’s independent auditor for fiscal 2024. Ernst & Young LLP has served as Lionsgate’s independent auditor since August 2001.

In performing its oversight function, the Audit and Risk Committee of the Lionsgate Board reviewed and discussed its fiscal year ended March 31, 2024 audited consolidated financial statements with Lionsgate’s management and the independent auditors. The Audit & Risk Committee of the Lionsgate Board also discussed with Lionsgate’ independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, which relates to the conduct of Lionsgate’s audit, including Lionsgate’s auditors’ judgment about the quality of the accounting principles applied in Lionsgate’s fiscal 2024 audited consolidated financial statements. The Audit & Risk Committee of the Lionsgate Board received the written disclosures and the letter from Lionsgate’s independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit & Risk Committee of the Lionsgate Board concerning independence, and has discussed with Lionsgate’s auditors their independence from management and Lionsgate. When considering the independent auditors’ independence, the Audit & Risk Committee of the Lionsgate Board considered whether their provision of services to Lionsgate beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. The Audit & Risk Committee of the Lionsgate Board also reviewed, among other things, the amount of fees paid to Lionsgate’s independent auditors for non-audit services.

The Audit & Risk Committee of the Lionsgate Board meets with Lionsgate’s independent auditors, with and without Lionsgate’s management present, to discuss the results of their examinations, their evaluations of Lionsgate’s internal controls and the overall quality of Lionsgate’s financial reporting. The Audit & Risk Committee of the Lionsgate Board held four meetings during fiscal 2024 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit & Risk Committee of the Lionsgate Board recommended to the Lionsgate’s Board that the audited consolidated financial statements be included in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024 for filing with the SEC.

The Audit & Risk Committee of the Lionsgate Board also recommends to LGEC shareholders the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for fiscal 2025.

The Audit & Risk Committee of the Lionsgate Board

Hardwick Simmons (Chair)

Mignon Clyburn

John D. Harkey, Jr.

Susan McCaw

Accountants’ Fees

During fiscal 2023 and fiscal 2024, Lionsgate retained its independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services:

	Year Ended March 31,
	2024	2023
Audit Fees	$9,956,687	$8,470,290
Audit-Related Fees	$569,000	$192,500
Tax Compliance Fees	$2,080,767	$1,729,835
Tax Planning and Advisory Fees	$1,491,301	$2,227,582

Audit Fees includes fees associated with the annual audit of Lionsgate’s financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of Lionsgate’s Quarterly Reports on Form 10-Q, statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). For the years ended March 31, 2024 and 2023, Audit Fees also includes fees associated with carve-out audits of the Studio Business and the Starz Business in connection with Lionsgate’s proposed separation of such businesses. Audit-Related Fees includes fees associated with accounting consultations, due diligence services related to acquisitions, and attestation services not required by statute or regulation. Tax Fees consist of $2,080,767 and $1,729,835 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and consultations, for the years ended March 31, 2024 and 2023, respectively, as well as $1,491,301 and $2,227,582 for professional services related to tax planning and tax advisory services for the years ended March 31, 2024 and 2023, respectively.

Pursuant to the Audit & Risk Committee’s policy to pre-approve all permitted audit and non-audit services, Lionsgate’s Audit & Risk Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2024 and fiscal 2023 and determined that the provision of non-audit services in fiscal 2024 and fiscal 2023 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit & Risk Committee of the Lionsgate Board may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit & Risk Committee of the Lionsgate Board at its next scheduled meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Lionsgate’s executive officers and directors and persons who own more than 10% of a registered class of Lionsgate’s equity securities to file reports of ownership and changes in ownership with the SEC. As an administrative matter, Lionsgate assists its executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms Lionsgate received, or representations from certain reporting persons that no forms were required for those persons, Lionsgate believes that during fiscal 2024, Lionsgate’s executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Statement of Corporate Governance Policies

National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) adopted by the Canadian Securities Administrators requires Lionsgate to disclose, on an annual basis, its approach to corporate governance. The Canadian Securities Administrators has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Lionsgate Board and Lionsgate’s senior management consider good corporate governance to be central to Lionsgate’s effective and efficient operation. Set out below is a description of certain of Lionsgate’s corporate governance practices, as required by NI 58-101.

Lionsgate Board

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other direct or indirect material relationship with Lionsgate which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

The Lionsgate Board currently has 13 members. As of the date of this join proxy statement/registration, 11 directors are Lionsgate Non-Employee Directors and two directors are non-independent as senior management of Lionsgate. The Lionsgate Board undertakes an annual review of the independence of all Lionsgate Non-Employee Directors. A majority of the members of the Lionsgate Board are independent directors.

The Lionsgate Board is currently made up of the following directors:

Michael Burns	Non-Independent as Lionsgate’s Vice Chair
Mignon Clyburn	Independent
Gordon Crawford	Independent
Jon Feltheimer	Non-Independent as Lionsgate’s Chief Executive Officer
Emily Fine	Independent
Michael T. Fries	Independent
John D. Harkey, Jr.	Independent
Susan McCaw	Independent
Yvette Ostolaza	Independent
Mark H. Rachesky, M.D.	Independent
Harry E. Sloan	Independent
Daryl Simm*	Independent
Hardwick Simmons	Independent

*	Mr. Simm, a current director of Lionsgate, will not stand for re-election at the Lionsgate Annual General and Special Meeting.

The Lionsgate Board held a total of six meetings in fiscal 2024. Additionally, the independent members of the Lionsgate Board held a total of six sessions in fiscal 2024 at which non-independent directors and members of Lionsgate’s management were not in attendance. The attendance (via teleconference) of the current directors of the Lionsgate Board at such meetings was as follows:

Director	Board Meetings Attended	Independent Board Sessions Attended
Michael Burns	6/6	—
Mignon Clyburn	6/6	5/6
Gordon Crawford	6/6	6/6
Jon Feltheimer	6/6	—
Emily Fine	6/6	6/6
Michael T. Fries	5/6	5/6
John D. Harkey, Jr.*	5/5	5/5
Susan McCaw	6/6	6/6
Yvette Ostolaza	6/6	6/6
Mark H. Rachesky, M.D.	6/6	6/6
Harry E. Sloan	6/6	6/6
Daryl Simm	6/6	6/6
Hardwick Simmons	6/6	6/6

* Mr. Harkey joined the Lionsgate Board in June 2023.

The following directors or director nominees of the Lionsgate Board serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Michael Burns	LG Studios
Mignon Clyburn	LG Studios, RingCentral, Inc.
Gordon Crawford	LG Studios
Jon Feltheimer	LG Studios, Grupo Televisa, S.A.B.
Emily Fine	LG Studios
Michael T. Fries	LG Studios, Grupo Televisa, S.A.B., Liberty Global, plc, Liberty Latin America Ltd.
John D. Harkey, Jr.	LG Studios, Zuora, Inc.
Susan McCaw	LG Studios, Air Lease Corporation
Yvette Ostolaza	LG Studios
Mark H. Rachesky, M.D.	LG Studios, Telestat Corporation, Titan International, Inc.
Daryl Simm	LG Studios
Hardwick Simmons	LG Studios
Harry E. Sloan	LG Studios, Draft Kings, Inc., Ginkgo Bioworks Holdings, Inc.

Lionsgate Board Mandate

Under the Corporate Governance Guidelines established by the Lionsgate Board, which includes the Lionsgate Board’s mandate, the Lionsgate Board has overall responsibility to review and regularly monitor the effectiveness of Lionsgate’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Lionsgate Board seeks to enhance shareholder value over the long term. The full text of Lionsgate’s Corporate Governance Guidelines is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary, at either of Lionsgate’s principal executive offices.

Position Descriptions

To date, Lionsgate has not developed position descriptions for the Lionsgate Chair position, the Lionsgate Chair positions of each Lionsgate board committee or Lionsgate’s Chief Executive Officer. The Lionsgate Board determines the appropriate roles for such positions from time-to-time as serves the best interests of Lionsgate. With respect to Lionsgate’s Chief Executive Officer, the Lionsgate Board currently sets Lionsgate’s annual objectives that become the objectives against which Lionsgate’s Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Lionsgate Nominating and Corporate Governance Committee, with the assistance of Lionsgate’s senior management, is responsible for overseeing and making recommendations to the Lionsgate Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Lionsgate Board has an informal process for the orientation of new directors regarding the role of the Lionsgate Board, its committees and its directors and the nature of operation of the business. New directors meet with Lionsgate’s senior management and incumbent directors. Due to the experience level of the members of the Lionsgate Board, no formal continuing education program is believed to be required at this time, but the Lionsgate Nominating and Corporate Governance Committee monitors both external developments and the Lionsgate Board’s composition to determine whether such a program may become useful in the future. However, Lionsgate directors are made aware of their responsibility to keep themselves up to date and the Lionsgate Nominating and Corporate Governance Committee advises all Lionsgate directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Lionsgate Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them informed with current issues relevant to their service as directors of Lionsgate.

Ethical Business Conduct

Lionsgate has a Code of Business Conduct and Ethics that applies to all Lionsgate directors, officers and employees. The code is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR+ at www.sedarplus.ca or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary, at either of Lionsgate’s principal executive offices. The code is administered by Lionsgate’s compliance officer, or his/her designee, and Lionsgate’s Office of the General Counsel, and is overseen by the Lionsgate Nominating and Corporate Governance Committee.

Nomination of Lionsgate Directors

The Lionsgate Nominating and Corporate Governance Committee, which is comprised of three independent directors, is responsible for reviewing proposed new members of the Lionsgate Board and establishing full criteria for Lionsgate board membership. The Lionsgate Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Lionsgate Board as a whole, as well as that of the individual members of the Lionsgate Board. The Lionsgate Nominating and Corporate Governance Committee is governed by a written charter adopted by the Lionsgate Board, which is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR+ at www.sedarplus.ca or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary, at either of Lionsgate’s principal executive offices.

Compensation

The Lionsgate Board, through the Lionsgate Compensation Committee, which is comprised of four independent directors, periodically reviews the adequacy and form of the compensation of Lionsgate’s directors and officers. The Lionsgate Compensation Committee is governed by a written charter, which is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR+ at www.sedarplus.ca, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary, at either of Lionsgate’s principal executive offices.

Lionsgate Board Committees and Responsibilities

The Lionsgate Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee.

The Lionsgate Audit & Risk Committee is governed by a written charter adopted by the Lionsgate Board, which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Lionsgate Audit & Risk Committee include, among other matters, the following:

•	overseeing the integrity of Lionsgate’s financial statements, accounting and financial reporting processes;

•	overseeing Lionsgate’s exposure to risk and compliance with legal and regulatory requirements;

•	overseeing the independent auditor’s qualifications and independence;

•	overseeing the performance of Lionsgate’s internal audit function and independent auditor;

•	overseeing the development, application and execution of all Lionsgate’s risk management and risk assessment policies and programs;

•	preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules;

•	reviewing and providing oversight over Lionsgate’s information technology and cybersecurity; and

•	risk, policies and procedures.

The Lionsgate Compensation Committee is governed by a written charter adopted by the Lionsgate Board, which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-document, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Lionsgate Compensation Committee include, among other matters, the following:

•

reviewing, evaluating and making recommendations to the Lionsgate Board with respect to management’s proposals regarding Lionsgate’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•	evaluating the performance of and reviewing and approving the level of compensation for Lionsgate’s Chief Executive Officer and Lionsgate’s Vice Chair;

•

in consultation with Lionsgate’s Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of Lionsgate with compensation arrangements that meet the requirements for Lionsgate Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•

reviewing and recommending for adoption or amendment by the Lionsgate Board and, when required, Lionsgate’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•	reviewing and recommending to the Lionsgate Board compensation for Lionsgate Board and committee members.

The Lionsgate Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. Lionsgate’s executive officers, including Lionsgate’s Named Executive Officers (as defined in the section entitled “Additional Lionsgate Annual General and Special Meeting Matters—Executive Compensation—Compensation Discussion and Analysis of Lionsgate and Named Executive Officers”) do not have any role in determining the form or amount of compensation paid to the Lionsgate Named Executive Officers and Lionsgate’s other senior executive officers (other than Lionsgate’s Chief Executive Officer, who may make recommendations to the Lionsgate Compensation Committee with respect to compensation paid to the other Lionsgate Named Executive Officers (other than Lionsgate’s Vice Chair)).

The Lionsgate Nominating and Corporate Governance Committee is governed by a written charter adopted by the Lionsgate Board which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governancedocuments, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Lionsgate Nominating and Corporate Governance Committee include, among other things, the following:

•	identifying, evaluating and recommending individuals qualified to become members of the Lionsgate Board, consistent with criteria approved by the Lionsgate Board;

•	considering and recommending to the Lionsgate Board the director nominees for each annual meeting of shareholders, the Lionsgate Board committees and the chairpersons thereof;

•

periodically reviewing Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related governance (“ESG”) matters that are significant to Lionsgate, overseeing Lionsgate’s public reporting on these topics and receiving updates from Lionsgate’s management committee responsible for significant ESG activities;

•	reviewing Lionsgate’s human capital management policies, programs and initiatives focused on Lionsgate’s culture, talent development, retention, and diversity and inclusion;

•	developing and recommending to the Lionsgate Board a set of corporate governance guidelines applicable to Lionsgate and assisting in the oversight of such guidelines; and

•	overseeing the evaluation of Lionsgate and management.

Determining Board Composition

The Lionsgate Board nominates directors for election at each annual meeting of shareholders and may appoint new directors to fill vacancies when they arise between annual meetings of shareholders. The Lionsgate Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Lionsgate Board for nomination or election. In considering candidates for the Lionsgate Board, the Lionsgate Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of:

(i)	relevant knowledge and diversity of background and experience;

(ii)	understanding of Lionsgate’s business;

(iii)	roles and contributions valuable to the business community;

(iv)

personal qualities of leadership, character, judgment and whether the candidate possesses and maintains, throughout service on the Lionsgate Board, a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

(v)	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings;

(vi)	compatibility with Lionsgate’s Chief Executive Officer, senior management and the culture of the Lionsgate Board; and

(vii)	other factors deemed relevant.

The Lionsgate Nominating and Corporate Governance Committee assesses the Lionsgate Board’s current and anticipated strengths and needs based upon the Lionsgate Board’s then-current profile and Lionsgate’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Lionsgate Nominating and Corporate Governance Committee seeks inclusion and diversity within the Lionsgate Board. The Lionsgate Nominating and Corporate Governance Committee considers the diversity of the Lionsgate Board overall with respect to age, disability, gender identity or expression, ethnicity, military veteran status, national origin, race, religion, sexual orientation, and other backgrounds and experiences. Candidates to the Lionsgate Board are generally recommended by its members, by other Lionsgate Board members, by shareholders, and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates.

Lionsgate Board and Committee Evaluations

Pursuant to Lionsgate’s Corporate Governance Guidelines and the charter of the Lionsgate Nominating and Corporate Governance Committee, the Lionsgate Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Lionsgate Board, its committees and each director in order to assess the overall effectiveness of the Lionsgate Board and its committees, director performance and Lionsgate Board dynamics, and suggested areas of improvement. The results of the evaluation are discussed by the Lionsgate Board and its committees in executive session, with a view towards taking action to address any issues presented. The evaluation process is designed to facilitate ongoing, systematic examination of the Lionsgate Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Non-Management Director Meetings

Lionsgate has taken steps to ensure that adequate structures and processes are in place to permit the Lionsgate Board to function independently of management. The Chair position is currently held by Dr. Rachesky, an independent director. In matters that require independence of the Lionsgate Board from management, only the independent board members take part in the decision-making and evaluation. Additionally, at each of Lionsgate’s regularly scheduled Lionsgate Board and certain committee meetings, the non-management, independent directors participate in an executive session, led by the Chair, without any members of Lionsgate’s management present.

Lionsgate Board Role in Risk Oversight

Lionsgate’s management is responsible for communicating material risks to the Lionsgate Board and its committees, who provide oversight over the risk management practices implemented by management. The Lionsgate Board and committee reviews occur principally through the receipt of reports from Lionsgate’s management on these areas of risk and discussions with management regarding risk assessment and risk management.

Lionsgate Board: At regularly scheduled Lionsgate Board meetings, management presents risks faced by Lionsgate. Specifically, Lionsgate’s Chief Executive Officer and other senior management provide strategic and operational reports, including risks relating to Lionsgate’s operating segments; Lionsgate’s Vice Chair reports on Lionsgate’s various investments and financing activities, including analysis of prospective capital sources and uses; Lionsgate’s Chief Financial Officer reports on credit and liquidity risks, tax strategies, integrity of internal controls over financial reporting and on internal audit activities; and Lionsgate’s General Counsel reports on legal risks and reviews material litigation with the Lionsgate Board. Additionally, the Lionsgate Board receives reports from its committees, which may include a discussion of risks initially overseen by the committees for discussion and input from the Lionsgate Board. The Lionsgate Board also receives reports from Lionsgate on specific areas of risk from time to time, such as cyclical or other risks that are not covered at regularly scheduled Lionsgate Board meetings.

The Lionsgate Board also delegates responsibilities to its committees related to the oversight of certain risks.

Lionsgate Audit & Risk Committee: The Lionsgate Audit & Risk Committee is generally responsible for reviewing Lionsgate’s risk assessment and enterprise risk management. Among other responsibilities set forth in the Lionsgate Audit & Risk Committee’s charter, the committee: (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with Lionsgate’s management, internal auditor, and independent auditor, and Lionsgate’s plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management’s identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps Lionsgate’s management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews Lionsgate’s various insurance policies, including directors’ and officers’ liability insurance; (v) reviews the significant reports to Lionsgate’s management prepared by the internal audit department and management’s responses; (vi) reviews Lionsgate’s disclosure of risks in all filings with the SEC; and (vii) reviews and provides oversight over Lionsgate’s information technology and cybersecurity risk, policies and procedures.

Lionsgate Compensation Committee: The Lionsgate Compensation Committee monitors risks related to Lionsgate’s compensation practices, including practices related to incentive-compensation and equity-based plans and other executive or company-wide incentive programs.

Lionsgate Nominating and Corporate Governance Committee: The Lionsgate Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to Lionsgate’s corporate governance processes, independence of the Lionsgate Board and director and management succession and transition, as well as Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related governance matters.

Stock Performance Graph

The following graph compares Lionsgate’s cumulative total shareholder return with those of the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2019 and ending March 31, 2024. All values assume that $100 was invested on March 31, 2019 in Lionsgate’s common shares and each applicable index and all dividends were reinvested.

The comparisons shown in the graph below are based on historical data and we caution that the stock price performance shown in the graph below is not indicative of, and is not intended to forecast, the potential future performance of Lionsgate’s common shares.

	3/19	3/20	3/21	3/22	3/23	3/24
Lions Gate Entertainment Corp.-Class A	$100.00	$38.87	$95.59	$103.90	$70.78	$63.62
Lions Gate Entertainment Corp.-Class B	$100.00	$36.95	$85.43	$99.54	$68.74	$61.66
NYSE Composite	$100.00	$83.27	$129.13	$140.89	$133.21	$162.54
Dow Jones US Media Sector	$100.00	$86.07	$151.43	$124.12	$92.86	$101.66

Assessments

The Lionsgate Nominating and Corporate Governance Committee is responsible for developing Lionsgate’s overall approach to a corporate governance system that is effective in the discharge of Lionsgate’s obligations to its shareholders. The Lionsgate Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Lionsgate Board as a whole, and each individual director. The Lionsgate Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Lionsgate’s Board on the effectiveness of the committees of the Lionsgate’s Board and the contributions of the directors.

Term Limits

The Lionsgate Board has not established term limits as it believes that directors who have developed insight into Lionsgate and its operations over time provide an increasing contribution to the Lionsgate Board as a whole. To ensure the Lionsgate Board continues to generate new ideas and operate effectively, the Lionsgate Nominating and Governance Committee evaluates individual Lionsgate Board member performance and takes steps, as necessary, regarding continuing director tenure.

Considerations of the Representation of Women on the Board

The Lionsgate Board has not adopted a specific written policy or set mandatory targets relating to the identification and nomination of women directors. However, the Lionsgate Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Lionsgate Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Lionsgate Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Lionsgate Board at a particular point in time. Prior to the nomination of a new director, the Lionsgate Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Lionsgate Board and senior management. There are currently four (4) female directors on the Lionsgate Board.

Executive Officer Diversity

In appointing executive officers to the management team, Lionsgate does not set targets with respect to diversity; however, Lionsgate aggressively seeks to recruit, develop and promote a diverse group of executive talent, reflecting its community and customers, factoring in the background, competencies, skills and personal and other diverse qualities required for new executive officers, in order to add value to Lionsgate and produce the most appealing content for its customers in light of opportunities and risks facing Lionsgate.

Indebtedness of Directors and Executive Officers of Lionsgate

Since the beginning of the last completed financial year, no current or former director, executive officer, employee or proposed director of Lionsgate or any associate of such persons, or of any of its subsidiaries, has been indebted to Lionsgate or to any of its subsidiaries, nor have any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Lionsgate or any of its subsidiaries.

Securities Issued or Sold in the 12-Month Period Preceding the Proxy-Statement

Over the 12-month period prior to the date hereof, none of the LGEC Class A shares or the LGEC Class B shares were purchased or sold by Lionsgate.

Executive Compensation

Compensation Discussion and Analysis of Lionsgate

Compensation Discussion and Analysis of Lionsgate and Named Executive Officers

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of Lionsgate’s executive compensation philosophy and objectives, and practices. In doing so, it describes the material elements of compensation at Lionsgate awarded to, earned by, or paid to, the individuals who served as

Lionsgate’s principal executive officer, principal financial officer, and three other most highly compensated executive officers for fiscal 2024 (the “Named Executive Officers”). The Named Executive Officers for fiscal 2024 include the following:

Named Executive Officer	Position
Jon Feltheimer	Chief Executive Officer
Michael Burns	Vice Chair
James W. Barge	Chief Financial Officer
Brian Goldsmith	Chief Operating Officer
Bruce Tobey	Executive Vice President and General Counsel

Executive Summary

Who is Lionsgate

Lionsgate encompasses world-class motion picture and television studio operations aligned with the STARZ premium subscription platform, bringing a unique and varied portfolio of entertainment to consumers around the world. Lionsgate’s film, television, subscription and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

Lionsgate’s Content

twilight

*5 films

*$3.4 billion+ global box office

NOW YOU SEE ME

*2 films

*$600 million+ global box office

**Now You See Me 3* (November 2025)

GHOSTS NEVER DIE
POWER
STARZ

*3 spinoffs (*Power Book II: Ghost, Power Book III: Raising Kanan, Power Book IV: Force*)

* *Power* prequel, *Origins*, in development

PATRICK SWAYZE · JENNIFER GREY
Dirty Dancing

*Best-selling library title

*Film in development

A NEW SERIES FROM THE CREATOR OF WEEDS
ORANGE is the new BLACK
EVERY SENTENCE IS A STORY
SEASON ONE

*7 seasons

*4 Emmy awards (21 nominations)

MAD MEN

*7 seasons

*4 consecutive *Best Drama* Emmy's (116 nominations)

Ghosts

tv+
MYTHIC QUEST

P-VALLEY
STARZ

KILL BILL
VOLUME 1

reservoir dogs
Every dog has his day

INGLOURIOUS BASTERDS

EDIE FALCO
NURSE JACKIE

weeds

LA LA LAND

AMERICAN PSYCHO

STEP UP

BLAIR WITCH

THE ROOKIE

Yellowjackets

NAKED AND AFRAID
Discovery

THE RECRUIT

STALLONE
RAMBO
THE FIGHT CONTINUES

SCRE4M

MADEA
GOES TO JAIL

CONTROVERSY... WHAT CONTROVERSY?
CONFIDENTIAL
MICHAEL MOORE
FAHRENHEIT 9/11

crash

MONSTER'S BALL

precious
Based on the novel PUSH
by sapphire

wonder

Select Accomplishments in Fiscal 2024

Lionsgate Studios Corp.

Prepared and closed the launch of Lionsgate Studios Corp.

as a standalone, pure play, publicly-traded content company;

Raised approximately $330 million in gross proceeds from a consortium of leading investors;

Important step towards the completion of the Transactions

Nearly $1.1 Billion Global Box Office Ranked among market share leaders and broke billion-dollar mark for the first time in five years	Library Revenue of $886 Million Trailing 12-month library revenue, second best in Lionsgate’s history (and record library revenue of $339 million in fourth quarter of 2024)

Acquired eOne

Entertainment

Added thousands of titles to library, expanding franchise portfolio, strengthening scripted television business and facilitating the creation of Lionsgate Alternative Television

Nearly $320 Million Motion Picture Segment Profit Best financial performance for Motion Picture Group in 10 years	83% Profit Increase Television Production segment profit in fourth quarter of 2024, driven by library sales and post-strike content deliveries	64% Digital Revenue Media Networks segment (Starz) digital revenue driving topline growth

Stock Performance

LGEC Class A shares have outperformed many of its media studio and streaming peers from April 1, 2023 to March 31, 2024.

Compensation Program Goals and Principles

•   Attract, retain and motivate top talent in an intensely competitive industry

•   Align executive pay with performance and shareholder interests

•   Incentivize long-term value creation and maintain a balanced compensation structure

•   Maintain appropriate level of “at-risk” compensation

•   Maintain a strong “clawback” policy

•   No tax gross-ups on severance or other change in control benefits

•   No repricing or buyouts of underwater stock options/SARs without shareholder approval

•   Utilize “double trigger” change in control provisions that only provide benefits upon qualified terminations in connection with a change in control

Lionsgate Compensation Committee Practices

•   Maintain proactive, ongoing and transparent dialogue with investors

•   Review cost and dilutive impact of stock compensation

•   Use appropriate peer groups and industry survey data when establishing compensation

• Apply performance metrics consistently for all employees, including executives • Take counsel from an independent outside consultant, Pay Governance

Components of Executive Compensation

Item	Nature	Purpose	Basis

Base Salary	Fixed; Short-term	Provide degree of financial stability; Retention	Competitive within peer and industry context

Annual Incentive Bonus	At-risk; Short-term	Reward near-term performance; Promotion and contribution of business strategy; Ensure competitive compensation	Competitive within peer and industry context; Performance-based, with defined target opportunity

Long- Term Incentive Awards	At-risk Long-term	Retention; Reward long-term performance; Align with shareholder interests	Competitive within peer and industry context; Time and performance-based equity, vesting in tranches over multiple years

Determination of Annual Incentive Bonuses For Fiscal 2024

For more information on the compensation of the Named Executive Officers, please see the Summary Compensation Table below.

Shareholder Engagement

Lionsgate proactively engages with shareholders and other stakeholders throughout the year to discuss significant issues, including company performance and strategy, corporate governance, executive compensation, and environmental, social, and governance topics. Lionsgate takes feedback and insights from its engagement with shareholders and other stakeholders into consideration, as it reviews and evolve its practices and disclosures, and further share them with the Lionsgate Board, as appropriate.

In fiscal 2024, Lionsgate engaged with 38 of its top 50 shareholders and actively-managed institutional investors owning approximately 78% of Lionsgate’s common stock (not including shares held by officers and directors). Participating in this outreach were Messrs. Feltheimer, Burns, Barge, Goldsmith, Hirsch and other senior executives from all of Lionsgate’s businesses with support from Lionsgate’s Investor Relations Department.

Investor Conferences

✓ Presented at several major investor conferences, including:

•  The Morgan Stanley Tech, Media, &Telecom Conference; and

•  The Deutsche Bank Media, Internet and Telecom Conference.

Investor Meetings

✓ Held more than 100 virtual and in-person investor meetings, representing virtually all of Lionsgate’s analysts and top 25 shareholders.

✓ In January 2024, held an investor presentation conference call in connection with Lionsgate’s Business Combination.

✓ Met with over 100 investors and current Lionsgate shareholders in one-on-one meetings related to Lionsgate’s Business Combination.

At Lionsgate’s 2023 Annual General and Special Meeting of Shareholders held on November 28, 2023 (the “2023 Annual Meeting”), 66% of votes cast at that meeting voted in favor of Lionsgate’s executive compensation program (referred to as a “say-on-pay proposal”). As noted above, Lionsgate seeks input from its shareholders regarding its executive compensation program on an ongoing basis, and the Lionsgate Compensation Committee takes their views into account in making its compensation determinations.

Key Features of Our Executive Compensation Program

The Lionsgate Compensation Committee believes that Lionsgate’s executive compensation program aligns the interests of the Named Executive Officers with Lionsgate’s long-term strategic direction and the interests of our shareholders. Lionsgate’s program’s key features include:

•	Competitive pay using peer group and industry data for compensation decisions.

•	Significant “at risk” pay.

•	Lionsgate provides annual incentive opportunities and other long-term equity awards, which constitute a significant portion of each executive’s total compensation opportunity.

•	The Lionsgate Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity awards.

•	Compensation is balanced – the compensation program provides a mix of fixed compensation and short-term and long-term variable compensation.

•	Limited benefits and perquisites are provided.

Lionsgate has entered into employment agreements with the Named Executive Officers, which Lionsgate believes have helped create stability for its management team. These agreements are structured to incorporate several features that Lionsgate believes represent best practices in executive compensation and are generally favored by shareholders. Notably, these agreements do not include provisions for accelerated vesting of equity awards or other payments or benefits that would be triggered solely by a change in control (i.e., there are no “single-trigger” benefits), nor do they provide for gross-ups of taxes on excess parachute payments related to a change in control. Additionally, these agreements do not grant executives the right to voluntarily terminate employment and receive severance in connection with a change in control, except in cases of “good reason” terminations that we view as constructive terminations of employment.

As noted below, equity award grants to the Named Executive Officers are generally determined in connection with a new or amended employment agreement with Lionsgate (which includes specifying grants to be made annually over its term). Lionsgate typically does not consider equity-based awards to its executive officers at any other time, but may pay annual bonuses in cash and/or equity awards, and retains discretion to grant equity awards to executives at other times as the Lionsgate Compensation Committee may determine appropriate.

Program Objectives

The goal of Lionsgate’s executive compensation program is to facilitate the creation of long-term value for shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Lionsgate Compensation Committee has designed and administered Lionsgate’s compensation program to reward executives for sustained financial and operating performance, to align their interests with those of shareholders, and to encourage them to remain with Lionsgate for long and productive careers. A significant portion of Lionsgate’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon performance.

Compensation Practices

What Lionsgate Does	What Lionsgate Doesn’t Do

✓  Pay for Performance: A significant majority of executives’ target compensation is “at risk” in the form of annual and long-term incentive awards tied to pre-established performance goals aligned with our short-and long-term objectives and/or the value of Lionsgate’s stock price.

× No Tax Gross-ups: Lionsgate does not have tax reimbursements or gross-ups on severance or other payments (including parachute payments in connection with a change in control).

✓  Use Performance Metrics: Lionsgate’s annual bonus and long-term incentive programs rely on performance metrics, including individual and group contributions, and Lionsgate’s financial and operating performance.

× No Pension Plans or Special Retirement Programs for Executive Officers: Lionsgate does not have a defined benefit pension plan or supplemental retirement plan for executive officers.

✓  Risk Mitigation: Lionsgate’s compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts, a clawback policy, multiple performance metrics and board and management processes to identify risk.

× No Single-Trigger Change in Control Agreements: Lionsgate does not provide benefits triggered solely by a change in control of Lionsgate.

What Lionsgate Does	What Lionsgate Doesn’t Do

✓ Review of Share Utilization: The Lionsgate Compensation Committee evaluates share utilization levels by reviewing the cost and dilutive impact of stock compensation.	× No Hedging: Lionsgate Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning Lionsgate’s stock.

✓  Competitive Peer Group: Lionsgate’s peer group consists of companies with which Lionsgate directly competes for executive talent and are generally similar to Lionsgate in terms of revenues, market-capitalization and focus of its business.

× No Repricing of Stock Options or SARs: Repricing of stock options or SARs is not allowed without the approval of Lionsgate’s shareholders.

✓  Independent Compensation Consultant: The Lionsgate Compensation Committee retains Pay Governance, an independent compensation consultant, to provide advice on matters concerning executive and non-employee director pay

× No Buyout of Underwater Stock Options or SARs: Lionsgate does not provide for cash buyouts of underwater stock options or SARs without shareholder approval.

✓ Limit Perquisites: Lionsgate limits perquisites to items that it believes serves a reasonable business purpose.

×   No Evergreen Provisions: The Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “2023 Plan”) does not provide for any automatic increases in the number of shares available for issuance under the 2023 Plan.

Process for Determining Executive Compensation

Role of the Lionsgate Compensation Committee

Lionsgate’s executive compensation program is administered by the Lionsgate Compensation Committee, which operates pursuant to a written charter. The Lionsgate Compensation Committee, working with management, determines and implements Lionsgate’s executive compensation philosophy, structure, policies and programs, and administers Lionsgate’s compensation and benefit plans. The Lionsgate Compensation Committee is ultimately responsible for determining the compensation arrangements for Lionsgate’s executive officers and reports to the Lionsgate Board on all compensation matters regarding our executives and other key salaried employees.

Role of Management

The Lionsgate Compensation Committee reviews information provided by management in order to help align the design and operation of the executive compensation program with Lionsgate’s business strategies and objectives. At various times during fiscal 2024, Lionsgate’s Chief Executive Officer and other executives attended relevant portions of Lionsgate Compensation Committee meetings in order to provide information and answer questions regarding Lionsgate’s strategic objectives and financial performance that was relevant to the Lionsgate Compensation Committee’s decisions. Generally, Lionsgate’s Chief Executive Officer makes recommendations to the Lionsgate Compensation Committee with respect to terms of employment for other executive officers (other than himself and the Vice Chair), taking into account competitive market information, Lionsgate’s compensation strategy, his qualitative assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Lionsgate Compensation Committee discusses these recommendations with Lionsgate’s Chief Executive Officer and either approves or modifies them in its discretion. The Lionsgate Compensation Committee is solely responsible for determining the compensation of Lionsgate’s Chief Executive Officer and Lionsgate’s Vice Chair. None of the Named Executive Officers are members of the Lionsgate Compensation Committee or otherwise have any role in determining their own compensation.

Role of Compensation Consultant

The Lionsgate Compensation Committee retains the services of an outside compensation consultant to assist in its review and determination of Lionsgate’s executive compensation program. Throughout fiscal 2024, the Lionsgate Compensation Committee engaged Pay Governance as its independent compensation consultant. Pay Governance assists the committee in the development and evaluation of Lionsgate’s executive compensation program, policies and practices, and its determination of executive compensation, and provides advice to the Lionsgate Compensation Committee on other matters related to its responsibilities. Pay Governance reports directly to the Lionsgate Compensation Committee and the Lionsgate Compensation Committee has the sole authority to retain and terminate the consultant, and to review and approve the consultant’s fees and other retention terms.

Consultant Independence

During fiscal 2024, Pay Governance did not perform work for Lionsgate other than pursuant to its engagement by the Lionsgate Compensation Committee. The Lionsgate Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with Lionsgate or any of its directors or executive officers.

Peer Group Analysis

The Lionsgate Compensation Committee utilizes a peer group to make comparisons of its executives’ compensation with that of similarly situated executives with other companies in order to help ensure that Lionsgate’s compensation packages are competitive with the broader market and aligned with shareholder interests. The peer group is generally comprised of companies focused on film production, television programming, digital content creation and live entertainment, which the Lionsgate Compensation Committee considers to be similar to Lionsgate in terms of revenue, market capitalization, and business focus.

In fiscal 2023, the Lionsgate Compensation Committee retained Pay Governance to update Lionsgate’s peer group. Pay Governance noted that Lionsgate competes in a talent market where traditional scope markers such as revenue size and market capitalization are not as relevant as they might be in a typical industrial or general industry company. For instance, many traditional film and television production companies have gradually consolidated over the past decade into a small group of major diversified public entertainment companies, smaller independent studios are private or divisions of non-U.S. based companies, new streaming or digital competitors have experienced rapid growth or are also divisions of much larger public companies, and compensation data for executives running larger studios at competitors are typically not publicly disclosed. Accordingly, Pay Governance developed a broader universe of potential peers by reviewing companies within a specified range of Lionsgate’s revenue (e.g., $850 million to $13.5 billion, or approximately 0.25 to 4 times revenue at such time) and market capitalization (e.g., $700 million to $15 billion, or approximately 0.25 to 5 times market capitalization at such time), considering peers in adjacent or similar entertainment content creation/distribution industries, reviewing companies utilized by certain shareholder service firms in their reports on Lionsgate from the previous fiscal year, identifying “peer to peer” companies (i.e., those used by multiple Lionsgate peers but not currently used by Lionsgate), and noting “reverse peer” companies (i.e., those disclosing Lionsgate as a peer).

Based on its review, Pay Governance recommended, and the Lionsgate Compensation Committee selected the following peer group, which it utilized for fiscal 2024, and was the same as the peer group used for fiscal 2023:

Peer Group
AMC Networks Inc.	Madison Square Garden Entertainment Corp.
Electronic Arts Inc.	Nexstar Media Group, Inc.
Fox Corporation	Sirius XM Holdings Inc.
Hasbro, Inc.	Take-Two Interactive Software, Inc.
Live Nation Entertainment, Inc.	World Wrestling Entertainment, Inc.

Pay Governance also recommended that Lionsgate continue to utilize industry survey data (such as the Willis Towers Watson Entertainment Industry Survey) to provide compensation data for entertainment-industry specific roles that may not be reflected within Lionsgate’s peer group. The participants in this survey include the following:

Entertainment Industry Group
ABC	Paramount/Showtime
Amazon Studios	Sony Pictures Entertainment
AMC Networks	The CW
CBS	Viacom Media Networks
NBCUniversal	Walt Disney Studios
Netflix	Warner Bros. Discovery

The Lionsgate Compensation Committee determined that it would be appropriate to consider this survey data for executive positions, in addition to the peer group data, as companies in these surveys reflect critical competitors for talent. In using this survey data, the Lionsgate Compensation Committee does not focus on any particular companies in the survey (other than Lionsgate’s peer group listed above). In this Compensation Discussion and Analysis, the term “market” as used for comparison purposes generally refers to Lionsgate’s peer group and the survey data described above.

Use of Market Data

Utilizing peer group and industry survey market data, the Lionsgate Compensation Committee evaluates the amount and proportions of base salary, annual incentive pay, and long-term compensation, including target total direct compensation (defined as base salary, target annual bonus, and the grant date fair value of equity awards granted to the executive during the fiscal year) for a select executive officers, including the Named Executive Officers, relative to the compensation of similarly situated executives with these companies.

While this data serves as informative background for compensation decisions, the Lionsgate Compensation Committee doesn’t strictly benchmark compensation against any particular level relative to Lionsgate’s peer group. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Lionsgate Compensation Committee are qualitative, reflecting the Lionsgate Compensation Committee’s business judgment, which is informed by analysis of the members of the Lionsgate Compensation Committee including input from, and data provided by, Pay Governance. The Lionsgate Compensation Committee believes that the compensation opportunities provided to the Named Executive Officers are appropriate in light of competitive considerations, and will modify its programs as appropriate based on ongoing industry trends and Lionsgate’s competitive landscape.

Employment Agreements

Lionsgate has entered into employment agreements with each of the Named Executive Officers. The terms of each employment agreement are described below under Description of Employment Agreements. Lionsgate believes that it is in the best interests of Lionsgate to enter into multiyear employment agreements with the Named Executive Officers as such multiyear agreements are typical in Lionsgate’s industry and assist in retention and recruiting efforts, foster long-term retention, and promote stability among the management team, while still allowing the Lionsgate Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance.

In fiscal 2023, the Lionsgate Compensation Committee engaged Pay Governance to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Barge. Lionsgate proposed an increase to his base salary and target bonus, and the grant of annual long-term equity awards, as described below. Pay Governance provided an analysis of the proposed compensation structure for Mr. Barge utilizing compensation levels for chief financial officers in Lionsgate’s peer group. Pay Governance concluded that Mr. Barge’s proposed annualized target total direct compensation was slightly above the 75th percentile of Lionsgate’s peer group.

Accordingly, in March 2024, Lionsgate entered into a new employment agreement with Mr. Barge to continue to serve as Lionsgate’s Chief Financial Officer for a term ending August 1, 2026. The base salary increase, target bonus increase and annual equity awards (including the grant date value, types of awards and vesting provisions) provided in the agreement were established by the Lionsgate Compensation Committee based on its qualitative assessment of Mr. Barge’s performance, negotiations with Mr. Barge, and taking into account market data provided by Pay Governance. The agreement generally provides that Mr. Barge’s long-term incentive awards under his new agreement (consisting of annual equity awards to be granted during the three-year term of the agreement) would be granted 66% in the form of restricted share units (one-half of which would be subject to time-based vesting and one-half of which would be subject to performance-based vesting) and 34% in the form of stock options (with an exercise price equal to the fair market value on the date of grant), although the Lionsgate Compensation Committee has discretion to change this structure each year. Each of the performance-based awards would vest as to one-third of the shares subject to such award on each of the first, second and third anniversaries of the applicable grant date, subject to the achievement of performance criteria approved by the Lionsgate Compensation Committee in consultation with Mr. Feltheimer for the 12-month period ending on the applicable vesting date. Additionally, the incentive awards provide a long-term retention incentive by vesting equally over the first three anniversaries of the grant date. For more information on this agreement, see the “Description of Employment Agreements” and “Potential Payments Upon Termination or Change in Control” sections below.

On August 8, 2024, the Lionsgate Compensation Committee approved a new employment agreement for Mr. Feltheimer. The agreement replaces Lionsgate’s current employment agreement with Mr. Feltheimer, which was originally entered into as of August 21, 2020 and subsequently amended as of August 12, 2022.

The agreement has a five-year term that is scheduled to expire on July 31, 2029. Pursuant to the agreement, Mr. Feltheimer receives an annual base salary of $1,500,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Lionsgate Compensation Committee, with the target bonus commencing with Lionsgate’s 2025 fiscal year being $7,500,000 and the maximum bonus being 200% of the target amount. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested Lionsgate common shares. The agreement also provides for Mr. Feltheimer to participate in Lionsgate’s usual benefit programs for executives at his level, as well as Lionsgate-provided life and disability insurance coverage, reasonable club membership dues and limited use of Lionsgate’s private aircraft. The agreement also provides for Mr. Feltheimer to receive, unless the Lionsgate Compensation Committee approves a different long-term incentive structure for senior management for the applicable fiscal year and, subject in each case to approval by the Lionsgate Compensation Committee and Mr. Feltheimer’s continued employment through the applicable date of grant, the following equity-based awards for each of Lionsgate’s fiscal years from 2026 through 2029 (the “Annual Grants”): (i) a time-vesting award of restricted share units (“RSUs”) with respect to LGEC Class B shares; (ii) a time-vesting award of stock options or SARs with respect to LGEC Class B shares; and (iii) a performance-vesting award of restricted share units with respect to LGEC Class B shares. The aggregate target grant date value of each Annual Grant will be $10,000,000, with the actual value of the Annual Grant to be determined by the Lionsgate Compensation Committee each year based on Lionsgate’s financial performance for the prior fiscal year against performance targets to be agreed upon by the Lionsgate Compensation Committee and Mr. Feltheimer (the “Annual Grant Value”). The number of shares subject to the three awards comprising each Annual Grant will be determined, in the case of each of the two restricted share unit awards, by dividing one-third of the Annual Grant Value by the closing price of an LGEC Class B share on the date of that Annual Grant and, in the case of the award of options or SARs, by dividing one-third of the Annual Grant Value by the per-share value of the award as of the grant date based on the methodology then used by Lionsgate to value options and similar awards for financial statement purposes. Each Annual Grant will be scheduled to vest in equal installments on the first three anniversaries of the applicable grant date. Each of the Annual Grants will be granted under Lionsgate’s 2023 Performance Incentive Plan or a successor equity compensation plan of Lionsgate. Except as noted below, the vesting of each installment of the annual grants is subject to Mr. Feltheimer’s continued employment through the applicable vesting date. In addition, the vesting of the performance-based restricted share unit Annual Grants is contingent on achievement of performance metrics to be determined by the Lionsgate Compensation Committee for the 12-month period ending on the applicable vesting date. The agreement provides that each of the annual grants described above may be settled in LGEC Class B shares, LGEC Class A shares, cash, or a combination thereof, as determined by the Lionsgate Compensation Committee, with the amount of the payment in each case determined based on the value of LGEC Class B shares at the time of payment (less the applicable exercise price in the case of options and SARs).

In the event Mr. Feltheimer’s employment is terminated by Lionsgate’s without cause or by him for good reason (as such terms are defined in the agreement), he would be entitled to a cash severance payment equal to the present value of his base salary through July 31, 2029, as well as Lionsgate payment of his premiums for continued health coverage for up to 18 months (or such longer period as provided by state law) following his termination and his premiums for continued life and disability insurance through July 31, 2029, and he would also be entitled to payment of the target amount of his annual bonus for the fiscal year in which his termination occurs. If Mr. Feltheimer’s employment is terminated by Lionsgate without cause or by him for good reason and such termination occurs on or within 12 months following a change in control of Lionsgate (as defined in the Agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through July 31, 2029 and $6,000,000. In the event that Mr. Feltheimer’s employment with Lionsgate is terminated by Lionsgate without cause, by him for good reason, or due to his death or disability, Mr. Feltheimer’s equity awards granted by Lionsgate pursuant to the agreement prior to his termination, to the extent then outstanding and unvested, would become fully vested upon his termination (and, in the case of a termination without cause or for good reason, if the annual grant for the fiscal year in which his termination occurs has not previously been granted, that annual grant would be made and would fully vest upon his termination). In addition, if Mr. Feltheimer retires from his employment with Lionsgate on at least six months’ written notice (or his employment continues through July 31, 2024 and terminates for any reason thereafter), his outstanding and unvested equity awards granted by Lionsgate pursuant to the agreement prior to his retirement will continue to vest following his retirement date, and his vested options or SARs would be exercisable for five years following his retirement (or, if earlier, until the expiration date of the award). In each case, Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of Lionsgate.

Compensation Components

Lionsgate’s executive compensation program is generally based on three principal components:

(1)	Base salary;

(2)	Annual incentive bonuses; and

(3)	Long-term incentive awards that are subject to time-based and/or performance-based vesting.

Lionsgate also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Lionsgate Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive.

Base Salary

Lionsgate provide its executive officers and employees with an annual base salary as a component of fixed compensation. This approach is designed to attract and retain highly qualified executives by ensuring certain predictable compensation levels that reward their continued service. Annual base salaries are established when Lionsgate hires or otherwise enters into an employment agreement with executives, taking into account market data, peer group and entertainment industry compensation benchmarks, internal assessments of individual and comparative compensation levels, and the executive’s individual performance. Lionsgate’s strategy typically involves setting base salaries below industry peers’ levels, with a focus on performance-based incentives and stock-based compensation comprising the majority of total compensation.

Lionsgate provides its executive officers and other employees with an annual base salary as a component of compensation that is fixed. Lionsgate believes that in order to attract and retain highly qualified executives, Lionsgate needs to provide them with certain predictable compensation levels that reward their continued service. Annual base salaries are established when Lionsgate hires or otherwise enters into an employment agreement with executives. In determining base salary, the Lionsgate Compensation Committee primarily considers market data and compensation levels of executive officers of companies in Lionsgate’s peer group and entertainment industry group, an internal review of the executive’s compensation (both individually and relative to other executive officers), and the executive’s individual performance. Lionsgate’s practice has been to establish base salaries that are generally lower than the salaries of comparable positions at Lionsgate’s peer group, with the significant majority of the executive’s compensation being performance-based and/or tied to the value of Lionsgate’s shares.

The Named Executive Officers’ current base salaries are set forth below under Description of Employment Agreements. The Lionsgate Compensation Committee believes that the base salary levels of each of the Named Executive Officers are reasonable in view of the Lionsgate Compensation Committee’s assessment of Lionsgate’s peer group data for similar positions and the committee’s assessment of Lionsgate’s overall performance and contribution of those officers to that performance.

Annual Incentive Bonuses

Annual incentive bonuses aim to incentivize Lionsgate’s executive officers to achieve annual financial, operational and individual performance goals and focus on promotion of and contribution to achievement of Lionsgate’s business strategy. Employment agreements with Named Executive Officers typically provide for a target annual incentive bonus amount, with the amount awarded each year determined at the Lionsgate Compensation Committee’s discretion, taking into account the recommendation of Lionsgate’s Chief Executive Officer (other than for himself and the Vice Chair), based on performance criteria established by the Lionsgate Compensation Committee.

Payouts for annual incentive awards are determined by using three equally weighted measures: corporate performance (1/3), divisional performance (1/3) and individual performance (1/3). Corporate performance evaluates Lionsgate’s overall financial and operational performance, including key performance indicators closely tied to Lionsgate’s strategic objectives and long-term success. Divisional performance evaluates the financial performance, operational efficiency, and achievement of specific goals and targets that are aligned with Lionsgate’s overall strategic direction of each operating segment’s various division. Individual performance evaluates employees’ contributions, considering various factors such as job responsibilities, individual goals and targets, leadership skills, and contributions to the team and Lionsgate.

An executive’s overall performance score is then derived from the average of the three performance measures. The annual incentive bonus amount is then calculated by multiplying the average performance score by each executive’s target annual incentive bonus amount. Given the broad responsibilities of the Named Executive Officers, the Lionsgate Compensation Committee evaluates their divisional performance based on overall company performance rather than focusing on any particular division.

Annual incentive bonus target amounts for each of the Named Executive Officers are set as a dollar amount or percentage of base salary, as set forth in their employment agreements. Mr. Burns’ 2024 annual incentive bonus target amount was set at 100% of Mr. Burns’ annual bonus amount awarded for fiscal 2023 instead of the amount set in his employment agreement.

Name	Fiscal 2024 Target Bonus
Jon Feltheimer	$7,000,000
Michael Burns	$5,500,000
James W. Barge	$3,000,000
Brian Goldsmith	$1,250,000
Bruce Tobey	$750,000

Retaining Discretion in Awarding Annual Incentive Bonuses

The Lionsgate Compensation Committee exercises certain discretion in determining payouts for annual incentive bonuses, particularly regarding the individual performance measure, and does not apply fixed ratios or formulas, or rely solely on market data or quantitative measures. Instead, the Lionsgate Compensation Committee may consider a range of factors including market data, company performance and budgetary considerations, the executive’s role within Lionsgate, historical performance, expectations for future performance, experience, any recent or anticipated changes in their responsibilities, internal pay equity, retention incentives for succession planning, and other relevant factors deemed appropriate by the Lionsgate Compensation Committee.

The Lionsgate Compensation Committee believes that it is important to retain this discretion for the following reasons:

•	Strategic, accretive transactions and other content acquisitions that are expected to positively affect future financial results may not be reflected in near-term corporate performance.

•

Investments in new businesses or increased investment in current lines of business may further generate significant long-term shareholder value, but may not be immediately reflected in near-term corporate performance.

•

Discretion allows the Lionsgate Compensation Committee to exclude or mitigate the impact of external events beyond management’s control, such as unplanned acquisitions and divestitures, unplanned programming or new business investment, corporate transactions, legal expenses or unforeseen events that were not accounted for at the beginning of the fiscal year.

Additionally, the Lionsgate Compensation Committee believes that this approach promotes a balanced and holistic evaluation of employees’ performance, and encourages them to play an active role in Lionsgate’s overall success while also acknowledging their individual accomplishments. This approach cultivates a performance-oriented culture and underscores Lionsgate’s dedication to performance-based compensation principles.

Fiscal 2024 Performance Overview

Lionsgate delivered strong financial and operational performance in fiscal 2024. It completed three major transactions (i.e., the acquisition of eOne Entertainment, the equity investment in 3 Arts Entertainment and the launch of Lionsgate Studios which included an approximately $330 million capital raise), moved closer to a value-defining separation of the LG Studios Business and Starz, exceeded Lionsgate’s fiscal 2024 plan and budget, exceeded fiscal 2024 consensus estimates from industry analysts, and grew library revenue, including the best library revenue quarter and the second best trailing 12-month revenue ever. All of this was accomplished during an unprecedented work stoppage in the industry, as both the Writers Guild of America and Screen Actors Guild-American Federation of Television and Radio Artists were on strike for several months during 2023.

The Motion Picture Group reported its best segment profit in ten years in fiscal 2024, driven by the latest installments of The Hunger Games, John Wick and Saw franchises, a robust multi-platform release business and a strong library performance in fiscal 2024. The Television Production Group also rebounded from the strikes, with seven series orders and renewals and 27 new shows sold into development in the months following the strikes. Additionally, Lionsgate reported a record film and television library revenue of $339 million in the fourth quarter of fiscal 2024, bringing trailing 12-month revenue to $886 million, second best in Lionsgate’s history. This performance was driven by strength across the board, top properties from third-party creators like The Conners and The Chosen, the subscription video-on-demand syndication of Ghosts on CBS, and evergreen titles from Lionsgate’s library. Starz also continued its drive to successful transition to digital, ending the 2024 fiscal year with 64% of its revenue coming from streaming, and 70% anticipated by the end of the 2025 fiscal year. Finally, Lionsgate ended the 2024 fiscal year on a strong financial note, raising approximately $330 million in gross proceeds from the closing of the launch of LG Studios, and preparing the LG Studios and Starz balance sheets for an anticipated full separation.

More information on Lionsgate’s business and performance in fiscal 2024 is available in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, filed with the Securities and Exchange Commission on May 30, 2024. See below for definitions, adjustments, and related reconciliations for non-GAAP measures.

Fiscal 2024 Financial Performance

	Year Ended March 31,
	2023 Actual	2024 Plan	2024 Actual
	(amounts in millions)
Segment Profit
Studio Business
Motion Picture	$276.5	$264.0	$319.4
Television Production	$133.4	$192.1	$146.8

Total Studio Business	$409.9	$456.1	$466.2
Media Networks	$106.8	$182.6	$236.4
Intersegment Eliminations	$(35.7)	$(77.0)	$(48.9)

Total Segment Profit.	$481.0	$561.7	$653.7
Corporate general and administrative expenses	$(122.9)	$(124.7)	$(136.1)

Adjusted OIBDA	$358.1	$437.0	$517.6

Fiscal 2024 Operating Performance

• Strategic Initiatives Position Lionsgate for Growth and Value Creation	• Acquired and integrated eOne Entertainment
• Increased equity investment in 3 Arts Entertainment
• Prepared and closed the launch of Lionsgate Studios Corp., which included a approximately $330 million capital raise
• Key Financial Metrics Exceeded Fiscal 2024 Plan and Street Guidance While Strengthening Balance Sheet	• Exceeded fiscal 2024 plan adjusted OIBDA despite negative impact of industry strikes
• Exceeded fiscal 2024 plan positive free cash flow
• Exceeded fiscal 2024 guidance to “street” for LG Studios Business adjusted OIBDA (excluding eOne Entertainment) and Starz Business adjusted OIBDA
• Motion Picture Group Achieved Highest Box Office in Five Years, Best Financial Performance in 10 Years	• 2024 film slate generated nearly $1.1 billion at the global box office
• Best financial performance for Motion Picture Group in 10 years (segment profit of $319.4 in fiscal 2024)
• Launched new partnerships with Chad Stahelski to grow John Wick and Highlander franchises, develop original action films for global marketplace

• Partnered with Blumhouse to re-imagine multiple horror franchises from Lionsgate’s library
• Entered production or preproduction on Graham King/Antoine Fuqua’s biopic Michael, Chad Stahelski’s Highlander, Destin Daniel Crettin’s Naruto and Ruben Fleischer’s Now You See Me 3
• Continued Diversification of Television Group and Renewal of Key Series	• Secured renewals of key series including Ghosts (4th season on CBS), The Rookie (7th season on ABC) and Raising Kanan (5th season on STARZ)

•   Eleven television series in third, fourth or later seasons including Ghosts (CBS), The Rookie (ABC), Naked & Afraid (Discovery), Son of a Critch (The CW), Mythic Quest (Apple TV+), Acapulco (Apple TV+), BMF (STARZ), P-Valley (STARZ), Power Book II: Ghost (STARZ), Power Book III: Raising Kanan (STARZ), and Power Book IV: Force (STARZ)

• Entered production on the Seth Rogen comedy The Studio for Apple TV+ and The Hunting Wives and Spartacus for STARZ
• Following acquisition of eOne Entertainment, created Lionsgate Alternative Television (consisting of Pilgrim Media, eOne Entertainment, Blackfin, Renegade and Daisybeck Studios)
• Starz Remains a Distribution Partner of Choice	• Domestic over-the-top subscribers grew in fiscal 2024
• 64% of revenue from digital/streaming in fiscal 2024
• Announced new Origins prequel alongside three Power spinoffs and preparing Outlander prequel, Blood of My Blood
• Starz exited international territories
• Continued to Extract Value from Film and Television Library	• Generated strong library performance with $886 million of trailing 12-month revenue • Record library revenue of $339 million in fourth quarter of 2024
• Expanded Production Footprint	• Secured sound stages for television production needs in Yonkers, New York and Atlanta, Georgia and preparing to open studio facilities in Newark, New Jersey
• New Initiatives Strengthen Entrepreneurial Culture	• Increased diversity and inclusiveness of Lionsgate’s workforce • In fiscal 2024, 60% of new hires were women and 30% were employees of color
• Increased number of diverse suppliers by 62% in fiscal 2024
• Starz earned Fast Company’s prestigious “Brands That Matter” designation

Fiscal 2024 Annual Incentive Bonuses

Corporate Performance

In determining the corporate performance measure for fiscal 2024, the Lionsgate Compensation Committee selected adjusted OIBDA, the key performance indicator closely tied to Lionsgate’s strategic objectives and long-term success and used internally to manage financial performance. Fiscal 2024 actual adjusted OIBDA was then compared to fiscal 2024 plan adjusted OIBDA to determine Lionsgate’s corporate performance measure for fiscal 2024.

	Fiscal 2024 Actual	Fiscal 2024 Plan	Percent of 2024 Actual vs. 2024 Plan
Adjusted OIBDA	$517.6 million	$437.0 million	Over 100%

Accordingly, the Lionsgate Compensation Committee determined to award 100% to each executive for the corporate performance measure of the fiscal 2024 bonus plan.

Divisional Performance

In determining divisional performance measures for fiscal 2024, the Lionsgate Compensation Committee reviewed each divisions and segments fiscal 2024 financial performance using segment profit as its key financial measure. Fiscal 2024 actual segment profit was then compared to fiscal 2024 plan segment profit for each of Lionsgate’s operating segments.

	Fiscal 2024 Actual Segment Profit	Fiscal 2024 Plan Segment Profit	Percent of 2024 Actual vs. 2024 Plan
Studio Business
Motion Picture	$319.4 million	$264.0 million	Over 115%
Television Production	$146.8 million	$192.1 million	Over 75%
Media Networks (Domestic)	$206.1 million	$225.4 million	Over 90%

Accordingly, the Lionsgate Compensation Committee determined to award the following divisional performance measures for fiscal 2024:

•	115% as the divisional performance measure for the Motion Picture segment;

•	75% as the divisional performance measure for the Television Production segment; and

•	90% as the divisional performance measure for the Media Networks segment.

In reviewing divisional performance for the Named Executive Officers, the Lionsgate Compensation Committee evaluated overall Lionsgate performance rather than focusing on any particular division. The Lionsgate Compensation Committee acknowledged that Lionsgate concluded fiscal year 2024 on a solid note, surpassing its fiscal year plan and budget. Lionsgate also achieved several key financial results that exceeded consensus estimates from industry analysts. Further, operational achievements were highlighted, with the Lionsgate Compensation Committee noting Lionsgate’s acquisition of eOne in December 2023, Lionsgate’s increased equity investment in 3 Arts Entertainment in January 2024, the preparation and close of the business combination of the LG Studios Business with Screaming Eagle Acquisition Corp. and subsequent launch of Lionsgate Studios Corp., in May 2014, and LG Studios’ capital raise which secured approximately $330 million in gross proceeds from a consortium of leading investors.

Accordingly, the Lionsgate Compensation Committee determined that each Named Executive Officer would be awarded 100% for divisional performance.

Individual Performance

In determining individual performance measures for each Named Executive Officer, the Lionsgate Compensation Committee reviewed the executive’s performance achievements, contributions, leadership, and execution with respect to Lionsgate’s key strategic objectives (against goals set by the Lionsgate Compensation Committee for each such executive for fiscal 2024). Within this context, the individual performance measures for each Named Executive officer determined by the Lionsgate Compensation Committee are set forth under Fiscal 2024 Annual Incentive Bonuses for Named Executive Officers below.

Fiscal 2024 Annual Incentive Bonuses for Named Executive Officers

Jon Feltheimer

Name	Corporate Performance	Divisional Performance	Individual Performance	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus
Jon Feltheimer	100%	100%	271%	$7,000,000	$11,000,000

In evaluating Mr. Feltheimer’s individual performance, the Lionsgate Compensation Committee assessed Mr. Feltheimer’s performance achievements against fiscal 2024 individual performance goals established at the beginning of the fiscal year, which included, among others, the following:

•	Grow adjusted OIBDA from fiscal 2023;

•	Continue to build film and television library;

•	Continue Motion Picture Group growth;

•	Maintain focus on successful renewal of Lionsgate television series;

•	Continue to execute talent strategy with 3 Arts Entertainment; and

•	Continue to drive profitability and increase value of Starz.

The Lionsgate Compensation Committee noted that under Mr. Feltheimer’s leadership, Lionsgate achieved a robust operational year, and Mr. Feltheimer’s strategic vision and effective execution were key to Lionsgate surpassing its fiscal year plan and budget. Specifically, even with strikes and other industry disruption, for the 2024 fiscal year, Lionsgate exceeded its fiscal 2024 adjusted OIBDA outlook of $400 million to $450 million (even after excluding a $30 million benefit from exiting of STARZ international territories). Moreover, in fiscal 2024, adjusted OIBDA of $518 million was up 45% from fiscal 2023, total revenue of $4 billion was up 4% from fiscal 2023, and adjusted free cash flow was up four-fold to $230 million. Further, for the 2024 fiscal year, Motion Picture Group revenue was up 25% from fiscal 2023 to $1.7 billion, while segment profit was up 16% from fiscal 2023 to $319 million, the highest segment profit in ten years, driven by franchise films such as Hunger Games: The Ballad of Songbirds & Snakes, John Wick: Chapter Four and Saw X, strength in carryover from previous years’ film slates, growth in Lionsgate’s multi-platform business, and strong library sales. Also, the Television Production Group finished the year on a positive note, with fourth quarter television revenue at $469 million and segment profit of $53 million, both up over 50% year-over-year, due to strong library sales and an increase in post-strike content deliveries.

Moreover, the Lionsgate Compensation Committee specifically noted Mr. Feltheimer’s integral role in overseeing: Lionsgate’s acquisition of eOne Entertainment in December 2023, which added thousands of titles to Lionsgate’s library, expanded its franchise portfolio, strengthened its scripted television business and facilitated the creation of Lionsgate Alternative Television; Lionsgate’s increased equity investment in 3 Arts Entertainment in January 2024, which Lionsgate believes further diversifies its overall business, is a central pillar of the LG Studio Business’ talent strategy and serves as a financial growth engine for Lionsgate’s television business; and the close of the business combination with Screaming Eagle Acquisition Corp. and launch of Lionsgate Studios Corp. in May 2024, which Lionsgate believes is an important step towards the consummation of the Transactions.

The Lionsgate Compensation Committee also engaged Pay Governance to assist it in assessing the fiscal 2024 bonus amount for Mr. Feltheimer. Pay Governance reviewed, among other things, the goals and achievements noted above, other highlights of Lionsgate’s business and strategic performance achieved during fiscal 2024, and the competitive position of Mr. Feltheimer’s total direct compensation (defined as base salary, actual annual bonus, and the grant date fair value of equity awards granted to the executive during the fiscal year) relative to similar positions within Lionsgate’s peer group.

Pay Governance concluded that, with the bonus amount noted above, Mr. Feltheimer’s total direct compensation would be in the midrange relative to similar positions within Lionsgate’s peer group.

Accordingly, in June 2024, after consideration of Pay Governance’s analysis and in light of all of the performance factors described above (noting that Mr. Feltheimer had achieved or exceeded most of his fiscal 2024 individual performance goals), the Lionsgate Compensation Committee approved for Mr. Feltheimer for fiscal 2024 a cash bonus of $11,000,000.

Michael Burns

Name	Corporate Performance	Divisional Performance	Individual Performance	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus
Michael Burns	100%	100%	127%	$5,500,000	$6,000,000

In evaluating Mr. Burns’ individual performance, the Lionsgate Compensation Committee assessed Mr. Burns’ achievements against fiscal 2024 individual performance goals established at the beginning of the fiscal year, which included, among others, the following:

•	Supervise all capital market transactions;

•	Manage Lionsgate’s business prudently;

•	Continue strategic initiatives, including contemplation of a separation of the LG Studio Business and Starz;

•	Continue to drive profitability and increase value of Starz; and

•	Manage external stakeholders.

The Lionsgate Compensation Committee specifically noted that Mr. Burns had successfully spearheaded LG Studios’ capital raise, securing approximately $330 million in gross proceeds from a consortium of leading investors. A critical component of this achievement was the comprehensive roadshow organized to attract and engage potential investors, which was tailored to address the unique interests and concerns of diverse investor groups, highlighting LG Studios’ competitive advantages, growth trajectory and long-term value proposition. The Lionsgate Compensation Committee also acknowledged Mr. Burns’ leadership role in negotiating an exchange of Lionsgate’s 5.500% Senior Notes (completed in May 2024), which was a key to providing Lionsgate with greater flexibility in managing its corporate debt. Other notable achievements recognized by the Lionsgate Compensation Committee included further leveraging relationships that added subscribers to the STARZ app, continuing to maintain and cultivate relationships with producers, talent and other relevant parties resulting in successful execution of television motion picture and television development projects, library acquisitions, distribution arrangements and other acquisition arrangements, presenting at all significant media banking and research conferences and participating in investor calls, and assisting Lionsgate’s worldwide television distribution team in closing numerous FAST channels carried by various platforms.

Next, the Lionsgate Compensation Committee engaged Pay Governance to assist it in assessing the fiscal 2024 bonus amount for Mr. Burns. Pay Governance reviewed, among other things, the goals and achievements noted above, other highlights of Lionsgate’s business and strategic performance achieved during fiscal 2024, and the competitive position of Mr. Burns’ total direct compensation relative to similar positions within Lionsgate’s peer group.

Accordingly, in June 2024, after consideration of Pay Governance’s analysis and in light of all the performance factors described above (noting that Mr. Burns had achieved or exceeded most of his fiscal 2024 individual performance goals), the Lionsgate Compensation Committee approved for Mr. Burns for fiscal 2024 a cash bonus of $6,000,000.

James W. Barge

Name	Corporate Performance	Divisional Performance	Individual Performance	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus
James W. Barge	100%	100%	150%	$3,000,000	$3,500,000

In evaluating Mr. Barge’s individual performance, the Lionsgate Compensation Committee assessed Mr. Barge’s achievements against fiscal 2024 individual performance goals established at the beginning of the fiscal year, which included, among others, the following:

•	Manage Lionsgate’s treasury function;

•	Manage Lionsgate’s business prudently;

•	Work with business units to drive revenue, manage costs, and achieve or exceed plan and budget;

•	Manage to Lionsgate’s cash position while fully funding investment in content and marketing; and

•	Manage the contemplation of a separation of the LG Studio Business and the Starz Business, including alternative capital structures.

The Lionsgate Compensation Committee specifically noted Mr. Barge’s pivotal role as a principal member of Lionsgate’s leadership team which oversaw the preparation and close of the business combination with Screaming Eagle Acquisition Corp. and launch of Lionsgate Studios Corp. in May 2024. Mr. Barge was not only a key participant in the roadshow, but also oversaw tax planning, regulatory compliance, accounting practices, and other related financial functions crucial to the success of the transaction, which Lionsgate believes is an important step towards the consummation of the Transactions, simplifies Lionsgate’s structure, unlocks opportunities to scale respective businesses and creates incremental value for shareholders. Further, the Lionsgate Compensation Committee acknowledged Mr. Barge’s instrumental role in LG Studios’ capital raise of approximately $330 million in gross proceeds from a consortium of leading investors, providing financial oversight and playing a pivotal role in engaging such investors. Moreover, the Lionsgate Compensation Committee acknowledged Mr. Barge’s role in negotiating an exchange of Lionsgate’s 5.500% Senior Notes. After its closing in May 2024, Fitch initiated ratings on the then newly issued 5.500% Senior Notes at B+, with a stable outlook and superior recovery rating, and similarly upgraded the rating on the remaining 5.500% Senior Notes from B to B+, with a stable outlook and superior recovery rating. Other notable achievements recognized by the Lionsgate Compensation Committee included; effectively managing Lionsgate’s liquidity and debt structure, including negotiating favorable terms and securing optimal financing solutions to support Lionsgate’s strategic objectives; exceeding Lionsgate’s cash position for its fiscal 2024 plan and budget, with $397 million of net cash flow provided by operating activities and $230 million in adjusted free cash flow for the full year; innovatively structuring the financing for Lionsgate’s acquisition of eOne; and continuing to successfully manage Lionsgate’s accounts receivable monetization programs, production loans, programming notes, production tax credit facility, intellectual property credit facility and backlog facility.

Next, the Lionsgate Compensation Committee engaged Pay Governance to assist it in assessing the fiscal 2024 bonus amount for Mr. Barge. Pay Governance reviewed, among other things, the goals and achievements noted above, other highlights of Lionsgate’s business and strategic performance achieved during fiscal 2024, and the competitive position of Mr. Barge’s total direct compensation relative to similar positions within Lionsgate’s peer group.

Accordingly, in June 2024, after consideration of Pay Governance’s analysis and in light of all the performance factors described above (noting that Mr. Barge had achieved or exceeded most of his fiscal 2024 individual performance goals), the Lionsgate Compensation Committee approved for Mr. Barge for fiscal 2024 a cash bonus of $3,500,000.

Brian Goldsmith

Name	Corporate Performance	Divisional Performance	Individual Performance	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus
Brian Goldsmith	100%	100%	250%	$1,250,000	$1,875,000

In evaluating Mr. Goldsmith’s individual performance, the Lionsgate Compensation Committee assessed Mr. Goldsmith’s achievements against fiscal 2024 individual performance goals established at the beginning of the fiscal year, which included, among others, the following:

•	Manage Lionsgate’s business prudently;

•	Provide corporate support to business units to help streamline existing business operations and achieve overhead targets;

•	Manage Lionsgate’s acquisitions strategy;

•	Continue optimization and growth of Lionsgate’s library; and

•	Continue to drive profitability and increase value of Starz.

The Lionsgate Compensation Committee acknowledged that Mr. Goldsmith demonstrated exceptional leadership in overseeing all segments of Lionsgate’s business, ensuring cohesive and efficient business operations. The Lionsgate Compensation Committee specifically noted the Mr. Goldsmith played a vital role in executing major corporate and financing transactions, including as a principal member of Lionsgate’s leadership team which oversaw all aspects of Lionsgate’s increased equity investment in 3 Arts Entertainment in January 2024, and the preparation and close of the business combination of the LG Studios Business with Screaming Eagle Acquisition Corp. and subsequent launch of LG Studios in May 2024. The Lionsgate Compensation Committee further noted that Mr. Goldsmith led the cross-divisional team that successfully orchestrated the acquisition of eOne in December 2023. Following the acquisition, Mr. Goldsmith led the meticulous integration process, overseeing the cross-border alignment of Lionsgate’s operations, systems, cultures and resources with those of eOne. Such integration efforts ensured a seamless transition with minimal disruption to Lionsgate’s business. Other notable achievements recognized by the Lionsgate Compensation Committee included closing other accretive library acquisitions; continuing optimization of Lionsgate’s library by driving margin improvement in Lionsgate’s licensing business, enhancing library rights renewal process and derivative rights identification/monetization, and focusing on accretive participant buyout opportunities; successfully negotiating certain outstanding audit claims; continuing to adjust Lionsgate’s real estate footprint to drive savings; and supporting the exiting of remaining international territories for Starz, allowing it to exclusively focus on the strength of its North American business.

The Lionsgate Compensation Committee also engaged Pay Governance to assist it in assessing the fiscal 2024 bonus amount for Mr. Goldsmith. Pay Governance reviewed, among other things, the goals and achievements noted above, other highlights of Lionsgate’s business and strategic performance achieved during fiscal 2024, and the competitive position of Mr. Goldsmith’s total direct compensation relative to (i) top strategy/business development executives (that generally report to a company’s chief financial officer) and (ii) entertainment chief operating officers (that generally report to a company’s chief executive officer) of companies in both Lionsgate’s peer group and certain companies in its entertainment industry group, as applicable.

Accordingly, in June 2024, after consideration of Pay Governance’s analysis and in light of all the performance factors described above (noting that Mr. Goldsmith had achieved or exceeded most of his fiscal 2024 individual performance goals), the Lionsgate Compensation Committee approved for Mr. Goldsmith for fiscal 2024 a cash bonus of $1,875,000.

Bruce Tobey

Name	Corporate Performance	Divisional Performance	Individual Performance	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus
Bruce Tobey	100%	100%	300%	$750,000	$1,250,000

In evaluating Mr. Tobey’s individual performance, the Lionsgate Compensation Committee assessed Mr. Tobey’s achievements against fiscal 2024 individual performance goals established at the beginning of the fiscal year, which included, among others, the following:

•	Providing strategic leadership for Lionsgate’s business and legal affairs departments across all operating segments;

•	Negotiating and providing comprehensive legal and business support for all corporate and financing transactions;

•	Structuring and overseeing the anticipated separation of the LG Studio Business and the Starz Business;

•	Planning and developing strategies to respond to anticipated guild strikes; and

•	Advancing initiatives to develop and foster diversity, equity and inclusion with Lionsgate.

The Lionsgate Compensation Committee’s assessment underscored Mr. Tobey’s pivotal role in navigating these complex and critical areas, reflecting a comprehensive and forward-thinking approach to Lionsgate’s strategic objectives. The Lionsgate Compensation Committee noted that Mr. Tobey’s proactive planning and coordination with Lionsgate’s operating businesses were essential in developing strategies to address and mitigate the impact of anticipated and actual guild strikes, safeguarding Lionsgate’s interests. The Lionsgate Compensation Committee further noted Mr. Tobey’s integral efforts as a principal member of Lionsgate’s leadership team in its acquisition of eOne in December 2023, where he not only oversaw all legal aspects of the transaction, but also provided guidance as to strategic objectives, maximizing the transaction’s value. The Lionsgate Compensation Committee also noted Mr. Tobey’s success in leading Lionsgate’s AI (artificial intelligence) initiatives, orchestrating Lionsgate’s efforts to integrate AI into a number of its operations, as well as his pivotal roles in Lionsgate’s increased equity investment in 3 Arts Entertainment in January 2024, and the preparation and close of the business combination of the LG Studios Business with Screaming Eagle Acquisition Corp. and subsequent launch of Lionsgate Studios Corp. in May 2024. To execute the close of the transaction and the launch of LG Studios, Mr. Tobey navigated the legal complexities inherent in such transactions, ensured compliance with regulatory requirements, and provided strategic advice at every pivotal stage of negotiations.

The Lionsgate Compensation Committee also engaged Pay Governance to assist it in assessing the fiscal 2024 bonus amount for Mr. Tobey. Pay Governance reviewed, among other things, the goals and achievements noted above, other highlights of Lionsgate’s business and strategic performance achieved during fiscal 2024, and the competitive position of Mr. Tobey’s total direct compensation relative to similar positions within Lionsgate’s peer group.

Accordingly, in June 2024, after consideration of Pay Governance’s analysis and in light of all the performance factors described above (noting that Mr. Tobey had achieved or exceeded most of his fiscal 2024 individual performance goals), the Lionsgate Compensation Committee approved for Mr. Tobey for fiscal 2024 a cash bonus of $1,250,000.

Long-term Incentive Awards

Lionsgate believes that providing a meaningful equity stake in its business is essential to ensure competitive compensation opportunities. Moreover, Lionsgate believes that providing compensation in the form of equity awards aligns executives’ incentives with shareholders’ interests, fostering long-term superior performance. Therefore, Lionsgate has historically made grants of restricted share units, stock options and/or SARs to incentivize its executives in driving shareholder value. The Lionsgate Compensation Committee bases its award grants to executives on a number of factors, including:

•	The executive’s role within Lionsgate and overall compensation package;

•	The executive’s performance in fulfilling individual responsibilities;

•	Comparative analysis of equity participation among executives at peer group companies; and

•	The executive’s contribution to Lionsgate’s financial success.

Equity Award Grant Practices

Equity award grants to the Named Executive Officers are set forth in their employment agreements, which generally provide terms for annual grants to be made over the agreement’s term. These grants are strategically designed to provide incentives throughout the agreement’s duration and to incentivize performance throughout the agreement’s term. The Lionsgate Compensation Committee then assesses the award terms in the employment agreements each year and makes a final determination as to the terms of the annual equity awards to be granted to the Named Executive Officers for that year.

The Lionsgate Compensation Committee’s practice has been to grant the annual equity awards at its first meeting after July 1 each year, which meeting is usually scheduled well in advance. Additionally, Lionsgate may, from time-to-time, grant equity-based awards to executive officers and other employees as part of annual bonuses, in connection with new-hires or promotions, or in other special circumstances, and retains discretion to grant equity awards from time-to-time when and as the Lionsgate Compensation Committee may determine to be appropriate. The release of material non-public information is not taken into account in determining the timing and terms of equity award grants, and Lionsgate does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Lionsgate’s equity incentive awards as described below are generally made with respect to LGEC Class B shares. However, the Lionsgate Compensation Committee has discretion to provide that awards granted under stock incentive plans may be made with respect to LGEC Class A shares rather than LGEC Class B shares.

Restricted Share Units

Lionsgate grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that may be subject to time-based and performance-based vesting requirements. Awards generally relate to LGEC Class B shares, with each unit that vests being payable in LGEC Class B shares (although awards may also be structured to be payable in cash based on the value of the underlying shares). Awards of time-based restricted share units vest over a period of several years following the date of grant. Thus, the units are designed both to link executives’ interests with those of Lionsgate’s shareholders (as the units’ value is based on the value of LGEC Class B shares) and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of share price volatility.

Awards of performance-based restricted share units also cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on Lionsgate’s and the individual’s performance during that year relative to performance goals reviewed by the Lionsgate Compensation Committee. Before any performance-based restricted share unit is paid, the Lionsgate Compensation Committee must certify that the performance target(s) have been satisfied. The Lionsgate Compensation Committee has discretion to determine the performance target(s) and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize Lionsgate’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Stock Options	A stock option is the right to purchase shares at a future date at a specified price per share. Lionsgate grants stock options to the Named Executive Officers with an exercise price that is equal to (i) the closing price of an LGEC Class B share on the date of grant, and (ii) in certain cases, as a percentage premium to the closing price of an LGEC

Class B share on the date of grant. Thus, the Named Executive Officers will realize value on their stock options only if Lionsgate’s shareholders realize value on their shares and, for that reason, the Lionsgate Compensation Committee considers all options to be performance-based awards. The stock options function as a retention incentive for Lionsgate’s executives as the executive generally must remain employed through the vesting period. The maximum term of a stock option is 10 years from the date of grant.

Share Appreciation Rights	A share appreciation right (or SAR) is the right to receive payment of an amount equal to the excess of the fair market value of an LGEC Class B share on the date of exercise of the SAR over the base price of the SAR. Lionsgate has made a portion of its long- term incentive awards to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of an LGEC Class B share on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is not less than the closing price of an LGEC Class B share on the grant date, SARs provide the same incentives as stock options because the holder will realize value on their SARs only if Lionsgate’s share price increases after the date of grant. Thus, similar to stock options, SARs are considered by the Lionsgate Compensation Committee to be performance-based awards. The SARs function as a retention incentive for Lionsgate’s executives as the executive generally must remain employed through the vesting period. The maximum term of a SAR is 10 years from the date of grant.

Granting of Equity Awards in Fiscal 2024

The following equity awards were granted to the Named Executive Officers in fiscal 2024.

These awards consist of (i) annual grants made to Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey pursuant to their employment agreements and (ii) a one-time grant made to Mr. Tobey. In addition, these awards consist of a portion of certain performance-based awards approved by the Lionsgate Compensation Committee prior to fiscal 2024 that became eligible to vest during fiscal 2024. In the case of these performance-based awards, the award (or a portion thereof) is treated as granted for accounting purposes on the date on which the Lionsgate Compensation Committee determines whether the applicable performance requirements have been met, and the discussion below relates to the vesting tranches of these awards allocated to fiscal 2024 (including the number of shares awarded by the Lionsgate Compensation Committee based on performance during fiscal 2024) that were allocated to a performance period that ended during fiscal 2024. For more information on these awards, please see the executive compensation tables and narratives that follow this Compensation Discussion and Analysis.

•

In May 2023, the Lionsgate Compensation Committee determined the vesting of a tranche of an award of performance-based SARs granted to Mr. Barge in September 2019 that was eligible to vest during fiscal 2023. This tranche covered 211,842 SARs with respect to LGEC Class B shares that were eligible to vest based on the Lionsgate Compensation Committee’s assessment of Lionsgate’s and Mr. Barge’s performance during the 12-month period covered by that tranche. For these purposes, the Lionsgate Compensation Committee reviewed Lionsgate’s corporate performance discussed in Lionsgate’s 2023 proxy statement, and reflected in Lionsgate’s Quarterly Reports on Form 10-Q, and also acknowledged the contributions of Mr. Barge. Accordingly, based on its review, the Lionsgate Compensation Committee approved the vesting of 100% of the performance-based SARs that were subject to this vesting tranche.

•

In June 2023, effective July 3, 2023, the Lionsgate Compensation Committee approved annual grants of restricted share units for fiscal 2024 (one-half of which would be subject to time-based vesting and one-half of which would be subject to performance-based vesting) to each of the Named Executive Officers. Each of these grants is scheduled to vest over a three-year period. The number of shares subject to the time-based grants are shown in the Grants of Plan-Based Awards Table below. As noted above, the performance-based awards are not treated as granted for accounting purposes until the Lionsgate Compensation Committee determines whether the applicable performance requirements have been met, and accordingly, the annual grants made in fiscal 2024 that are subject to performance-based vesting are not reflected in the table.

•

In June 2023, the Lionsgate Compensation Committee determined the vesting of a tranche of awards of performance-based restricted share units granted to Messrs. Feltheimer, Barge and Goldsmith in July 2022, that were eligible to vest during fiscal 2024. The tranches covered 96,811, 60,507 and 56,473 restricted share units, respectively with respect to LGEC Class B share, that were eligible to vest based on the Lionsgate Compensation Committee’s assessment of Lionsgate’s and the executive’s performance during the 12-month period covered by the tranche. For these purposes, the Lionsgate Compensation Committee reviewed Lionsgate’s corporate performance reflected in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2023 and the contributions of Messrs. Feltheimer, Barge and Goldsmith cited in Lionsgate’s 2023 proxy statement. Accordingly, based on its review, the Lionsgate Compensation Committee approved the vesting of 100% of the performance-based restricted share units that were subject to these vesting tranches, and these tranches are considered granted for accounting purposes upon the date of the Lionsgate Compensation Committee’s determination and are reported in the compensation tables below. However, these tranches of performance-based restricted share units do not vest unless a VWAP Goal (as defined below) is achieved on or before the earlier of (i) the third anniversary of the award date or (ii) the date of termination of the executive’s employment or service with Lionsgate or any of its subsidiaries for any reason. The “VWAP Goal” shall be considered achieved on the date on which the volume weighted average of the closing prices of LGEC Class B share over a period of twenty (20) consecutive trading days ending on such date is equal to or greater than $14.61, in each case in regular trading on the New York Stock Exchange. The VWAP Goal (if not previously achieved) is deemed to have been achieved in full upon any change in control of Lionsgate, or any other extraordinary transaction (including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transaction by Lionsgate or its subsidiaries). In May 2024, the VWAP Goal was deemed to have been achieved.

•

In June 2023, the Lionsgate Compensation Committee determined the vesting of (i) a tranche covering 90,703 shares of an award of performance-based restricted share units granted to Mr. Barge in July 2020 and (ii) a tranche covering 42,779 shares of an award of performance-based restricted share units granted to Mr. Barge in July 2021, in each case, that were eligible to vest during fiscal 2024 based on the Lionsgate Compensation Committee’s assessment of Lionsgate’s and Mr. Barge’s performance during the 12-month period covered by that tranche. For these purposes, the Lionsgate Compensation Committee reviewed Lionsgate’s corporate performance reflected in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2023 and the contributions of Mr. Barge cited in Lionsgate’s 2023 proxy statement. Accordingly, based on its review, the Lionsgate Compensation Committee approved the vesting of 100% of the performance- based restricted share units that were subject to these vesting tranches.

•

In June 2023, the Lionsgate Compensation Committee determined the vesting of (i) a tranche covering 79,365 shares of an award of performance-based restricted share units granted to Mr. Goldsmith in July 2020 and (ii) a tranche covering 39,927 shares of an award of performance-based restricted share units granted to Mr. Goldsmith in July 2021, in each case, that were eligible to vest during fiscal 2024 based on the Lionsgate Compensation Committee’s assessment of Lionsgate’s and Mr. Goldsmith’s performance during the 12-month period covered by that tranche. For these purposes, the Lionsgate Compensation Committee reviewed Lionsgate’s corporate performance reflected in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2023, and the contributions of Mr. Goldsmith cited in Lionsgate’s 2023 proxy statement. Accordingly, based on its review, the Lionsgate Compensation Committee approved the vesting of 100% of the performance-based restricted share units and the performance-based stock options that were subject to these vesting tranches.

•	In July 2023, the Lionsgate Compensation Committee approved the grant of 12,165 time-based restricted share units to Mr. Tobey. The grant is scheduled to vest in July 2024.

Severance and Other Benefits upon Termination of Employment

Lionsgate provides severance protections for the Named Executive Officers under their respective employment agreements. The Lionsgate Compensation Committee determines the level of severance benefits on a case-by-case basis, and, in general, considers them an important part of an executive’s compensation, consistent with competitive practices and, particularly in the context of a change in control transaction, playing a valuable role in attracting and retaining key executive officers.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, the Named Executive Officers would be entitled to severance benefits under their employment agreements in the event of a termination of employment by Lionsgate “without cause” or, in certain cases, for “good reason,” as such terms are defined in the executive’s employment agreement. Lionsgate has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with Lionsgate and as part of their overall compensation package. The cash severance benefits for these executives are generally determined, in the case of Messrs. Feltheimer and Burns, based on their base salary through the remainder of the term covered by their employment agreement and, in the case of the other Named Executive Officers, the greater of 50% of their base salary through the remainder of the term covered by their employment agreement or their base salary for a specified number of months following termination.

Lionsgate also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with Lionsgate during an important time when their prospects for continued employment following the transaction are often uncertain, Lionsgate provides certain Named Executive Officers with enhanced severance benefits if their employment is terminated by Lionsgate “without cause” or, in certain cases, by the executive for “good reason” in connection with a change in control. Lionsgate believes that such enhanced severance benefits Lionsgate and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context. The cash severance benefits for these executives are generally determined based on their base salary through the remainder of the term covered by their employment agreement (or, if greater, a specified amount in the case of Messrs. Feltheimer and Burns or a specified number of months of base salary following termination in the case of the other Named Executive Officers). In addition, Lionsgate believes it is appropriate to provide these benefits to certain Named Executive Officers (other than Messrs. Feltheimer and Burns) if their employment is terminated in circumstances described above following a change in the senior management of Lionsgate as specified in their respective employment agreements.

As noted above, Lionsgate does not provide any benefits to the Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

See “—Potential Payments Upon Termination or Change in Control” below for more information on the severance benefits provided under the Named Executive Officers’ employment agreements.

Perquisites and Other Benefits

Lionsgate provides certain Named Executive Officers with limited perquisites and other personal benefits, such as life insurance policy contributions and club membership dues that the Lionsgate Compensation Committee believes are reasonable and consistent with Lionsgate’s overall compensation program, to better enable it to attract and retain superior employees for key positions. Additionally, Lionsgate owns an interest in an aircraft through a fractional ownership program for use, from time to time, for film promotion and other corporate purposes. As Lionsgate maintains this interest for business purposes, Lionsgate believes that it is reasonable to afford limited personal use of the aircraft consistent with regulations of the IRS, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse Lionsgate for a portion of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation Table and the accompanying footnotes below.

Lionsgate has also adopted a nonqualified deferred compensation plan to allow the Named Executive Officers and certain other key employees the opportunity to defer a portion of their compensation without regard to the tax code limitations applicable to tax-qualified plans. The deferred compensation plan is intended to promote retention by providing participants with an opportunity to save for retirement in a tax-efficient manner. Please see the “—Non-Qualified Deferred Compensation” section below for a description of the plan.

Clawback Policy

In accordance with SEC and NYSE requirements, the Lionsgate Compensation Committee has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that Lionsgate is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, Lionsgate will seek to recover compensation that is awarded to an executive officer based on Lionsgate’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

Policy with Respect to Section 162(m)

U.S. federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by the Lionsgate Compensation Committee under a plan approved by Lionsgate’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Lionsgate Compensation Committee notes this deductibility limitation. However, the Lionsgate Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Lionsgate and its shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Lionsgate Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent the report is specifically incorporated by reference in that filing.

The Lionsgate Compensation Committee has certain duties and powers as described in its charter. The Lionsgate Compensation Committee is currently composed of the five non-employee directors named below, each of whom the Lionsgate Board has determined is independent as defined by the NYSE listing standards. The Lionsgate Compensation Committee has reviewed and discussed with Lionsgate’s the Company’s management the disclosures contained in the “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus. Based upon this review and discussion, the Lionsgate Compensation Committee recommended to the Lionsgate Board that the “Compensation Discussion and Analysis” section be included in this joint proxy statement/prospectus filed with the SEC.

Lionsgate Compensation Committee of the Lionsgate Board of Directors

Daryl Simm (Chair)

Michael T. Fries

Susan McCaw

Mark H. Rachesky, M.D.

Harry E. Sloan

Lionsgate’s Compensation Policies and Risk Management

The Lionsgate Compensation Committee has reviewed the design and operation of Lionsgate’s current compensation structures and policies as they pertain to risk and has determined that Lionsgate’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on Lionsgate.

Lionsgate Compensation Committee Interlocks and Insider Participation

During fiscal 2024, the Lionsgate Compensation Committee consisted of Messrs. Simm (Chair), Fries, Rachesky, Sloan and Ms. McCaw. No member who served on the Lionsgate Compensation Committee at any time during fiscal 2024 is or has been a former or current executive officer of Lionsgate, or had any relationships requiring disclosure by Lionsgate under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of Lionsgate’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Lionsgate Compensation Committee during fiscal 2024.

Executive Compensation Information Summary Compensation Table

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for fiscals 2024, 2023 and 2022. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in footnote 3 to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and the accompanying description of the material terms of equity awards granted in fiscal 2024 provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2024. The Outstanding Equity Awards at Fiscal 2024 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The Pay Versus Performance table reflects certain information regarding compensation actually paid to the Named Executive Officers, as defined by Item 402(v) of the SEC’s Regulation S-K, and certain measures of Lionsgate’s financial performance for the past four fiscal years.

Summary Compensation — Fiscals 2024, 2023 and 2022

Name and Principal Position(a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer	2024	$1,500,000	$11,000,000	$5,427,902		$0	$0	$0	$286,046	$18,213,948
Chief Executive	2023	$1,500,000	$10,000,000	$9,750,004	*	$0	$0	$0	$278,405	$21,528,409
Officer	2022	$1,500,000	$2,800,000	$1,000,003		$0	$0	$0	$285,409	$5,585,412

Michael Burns	2024	$1,000,000	$6,000,000	$1,749,999		$0	$0	$0	$86,643	$8,836,642
Vice Chair	2023	$1,000,000	$5,500,000	$3,500,005	*	$0	$0	$0	$98,975	$10,098,980
	2022	$1,000,000	$2,000,000	$1,344,000		$0	$0	$0	$62,289	$4,406,289

James W. Barge	2024	$1,166,667	$3,500,000	$3,033,711		$911,481	$0	$0	$15,236	$8,627,095
Chief Financial	2023	$1,000,000	$3,000,000	$5,965,724	*	$891,066	$0	$0	$14,285	$10,871,075
Officer	2022	$1,000,000	$800,000	$3,200,174		$1,437,120	$0	$0	$13,486	$6,450,780

Brian Goldsmith	2024	$1,250,000	$1,875,000	$3,019,557		$0	$0	$0	$14,122	$6,158,679
Chief Operating	2023	$1,125,000	$1,625,000	$3,648,468	*	$184,629	$0	$0	$18,802	$6,601,899
Officer	2022	$1,000,000	$375,000	$3,483,617		$568,463	$0	$0	$14,034	$5,441,114

Bruce Tobey	2024	$1,000,000	$1,250,000	$599,996		$0	$0	$0	$25,015	$2,875,011
Executive Vice	2023	$19,231	$0	$249,999		$0	$0	$0	$0	$269,230
President and General Counsel

*

As explained in note (1) below, these amounts include the value of equity awards granted early in fiscal 2023 as a portion of the executive’s fiscal 2022 annual incentive bonus as follows: for Mr. Feltheimer, $7,200,002 in stock awards; for Mr. Burns, $3,500,005 in stock awards; for Mr. Barge, $3,199,998 in stock awards; and for Mr. Goldsmith, $900,003 in stock awards. Accordingly, the total amount in column (j) for fiscal 2023 is much greater than the total amount for fiscal 2022 as fiscal 2023 reflects both a substantial portion of the value of executive’s fiscal 2022 annual incentive bonus granted in equity in fiscal 2023 and the executive’s entire fiscal 2023 annual incentive bonus paid in cash in fiscal 2024.

(1)

In accordance with SEC rules, any portion of a Named Executive Officer’s annual bonus that the Lionsgate Compensation Committee determined would be paid in the form of an equity award is reported in the Summary Compensation Table as compensation for the fiscal year in which the award was approved by the Lionsgate Compensation Committee (i.e., the year after the year in which the bonus was earned). For fiscal 2022, each Named Executive’s Officer’s bonus was awarded partly in cash and partly in the form of equity-based awards with a one-year vesting schedule. Accordingly, the cash portion of each bonus awarded for fiscal 2022 performance is reported in the “Bonus” column for fiscal 2022, and the grant date fair value of the equity awards granted to each executive as part of their fiscal 2022 bonus is reported as compensation for fiscal 2023. For fiscal 2023 and fiscal 2024, each Named Executive’s Officer’s bonus was awarded in cash.
(2)

The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Lionsgate’s financial statements. The fair value of an option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The applicable assumptions used in the Black-Scholes option-pricing model for option awards granted during fiscal 2024 were as follows: risk-free interest rate of 4.01%, expected option life of 3.3 years, expected volatility for options of 46% and expected dividend-yield of 0%. The fair value of a stock award is determined based on the market value of the stock award on the date of grant. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Lionsgate Compensation Committee has approved certain grants of restricted share units to Messrs. Feltheimer, Barge and Goldsmith that would vest based on such company and/or individual performance criteria determined by the Lionsgate Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, to the extent the Lionsgate Compensation Committee determined during a particular fiscal year the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period is reported as compensation for the fiscal year in which the determination was made.

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation Table for the Named Executive Officers in fiscal 2024:

Name	401(k) Contribution	Term Life Insurance Premiums(a)	Severance/ Retirement	Automobile Allowance	Miscellaneous(b)	Disability Benefits	Total
Jon Feltheimer	$13,200	$835	$0	$0	$270,993	$1,018	$286,046
Michael Burns	$13,200	$1,566	$0	$13,332	$57,527	$1,018	$86,643
James W. Barge	$13,200	$1,018	$0	$0	$0	$1,018	$15,236
Brian Goldsmith	$11,538	$1,566	$0	$0	$0	$1,018	$14,122
Bruce Tobey	$22,431	$1,566	$0	$0	$0	$1,018	$25,015

(a)

Lionsgate is not the beneficiary of the life insurance policies, and the premiums that Lionsgate pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)

For Mr. Feltheimer, the amount in this column for fiscal 2024 includes $45,201 in club membership dues, $25,200 in security service costs, and $200,593 in incremental costs for the personal use of the company-leased aircraft (net of approximately $45,750 reimbursed to Lionsgate by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2024 includes $57,527 in incremental costs for the personal use of the company-leased aircraft (net of approximately $19,950 reimbursed to Lionsgate by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to Lionsgate, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries, and depreciation).

Description of Employment Agreements

Lionsgate has entered into employment agreements with each of the Named Executive Officers. Key terms of these employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under “—Potential Payments Upon Termination or Change in Control”.

Jon Feltheimer	Employment Agreement:	August 12, 2022

	Title:	Chief Executive Officer

	Term Ending:	August 21, 2025

	Base Salary:	$1,500,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of $7,000,000; any portion that exceeds $1,500,000 for a particular year may be paid in the form of fully vested existing common stock.

	Other Benefits:	Eligible to participate in Lionsgate’s usual benefit programs for executives at the same level, as well as company-provided life and disability insurance coverage, reasonable club membership dues, and limited use of Lionsgate’s private aircraft.

	Annual Equity Award (Fiscal 2024-2026):	Eligible to receive annual grants as to LGEC Class B shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $6,000,000, each with a three-year vesting period and to consist of restricted share units and/or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Michael Burns	Employment Agreement:	December 18, 2020

	Title:	Vice Chair

	Term Ending:	October 30, 2024

	Base Salary:	$1,000,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee, with a target of 75% of base salary. Any portion that exceeds $1,500,000 for a particular year may be paid in the form of either an award of existing common stock or a stock option to purchase existing common stock, as determined by the Lionsgate Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on Lionsgate’s then-current share price and, in the case of a stock option, the assumptions then used to value stock options for purposes of Lionsgate’s financial reporting).
	Other Benefits:	Eligible to participate in Lionsgate’s usual benefit programs for executives at the same level, as well as company-provided life and disability insurance coverage, and limited use of Lionsgate’s private aircraft.

	Equity Award:	Received an award in December 2020 of performance-based SARs with respect to 1,500,000 of LGEC Class B shares at a per-share exercise price of $8.51, which vested in equal amounts on December 18,

2021, December 18, 2022, and December 18, 2023; provided, however, that no portion of the SARs would have vested or been exercisable prior to the date on which the volume-weighted average of the closing prices of LGEC Class B shares over a period of 30 consecutive trading days ending on or before December 18, 2023, was greater than or equal to $17.02 (the “VWAP Performance Goal”). The VWAP Performance Goal was met on June 25, 2021.

James W. Barge	Employment Agreement:	As of August 1, 2023

	Title:	Chief Financial Officer

	Term Ending:	July 31, 2026

	Base Salary:	$1,250,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee in consultation with Lionsgate’s Chief Executive Officer, with a target amount two hundred forty percent (240%) of his base salary.

	Other Benefits:	Eligible to participate in Lionsgate’s usual benefit programs for executives at the same level.

	Annual Equity Awards:	Eligible to receive annual grants as to LGEC Class B shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $3,750,000, each with a three-year vesting period and to consist of restricted stock units and/or options (or SARs) as determined by the Lionsgate Compensation Committee.

	Consulting Agreement:	Effective as of August 1, 2026, a one-year consulting agreement for finance consulting services to Lionsgate for the monthly rate of $41,666.67.

Brian Goldsmith	Employment Agreement:	October 1, 2020

	Title:	Chief Operating Officer

	Term Ending:	September 30, 2025

	Base Salary:	$1,250,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee in consultation with Lionsgate’s Chief Executive Officer, with a target of 100% of base salary.

	Other Benefits:	Eligible to participate in Lionsgate’s usual benefit programs for executives at the same level.
	Annual Equity Awards:	Eligible to receive annual grants as to LGEC Class B shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $3,500,000, each with a three-year vesting period and to consist of restricted share units and/ or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Bruce Tobey	Employment Agreement:	March 27, 2023

	Title:	Executive Vice President and General Counsel

	Term Ending:	March 26, 2026

Base Salary:	$1,000,000

Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Lionsgate Compensation Committee in consultation with Lionsgate’s Chief Executive Officer, with a target of 75% of base salary.

Other Benefits:	Eligible to participate in Lionsgate’s usual benefit programs for executives at the same level.

Annual Equity Awards:	Eligible to receive annual grants as to LGEC Class B shares each year for fiscal 2024 through fiscal 2026 with a grant date value of $1,000,000, each with a three-year vesting period and to consist of restricted share units and/or stock options (or SARs) as determined by the Lionsgate Compensation Committee.

Equity Award:	Received grant in March 2023 as to LGEC Class B shares of 26,511 time-vesting restricted share units, with a three-year vesting period.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2024. Each of the equity-based awards was granted under the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Plan”), which was succeeded by the 2023 Plan and approved by Lionsgate’s shareholders. Detailed information on each equity award is presented in the narrative that follows the table.

Grants of Plan-Based Awards — Fiscal 2024

Name (a)	Grant Date (b)*	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#) (i)	All Other Options Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Jon Feltheimer	6/29/2023	—	—	—	—	96,811	—	—	—	—	$427,905
	7/3/2023	—	—	—	—	—	—	599,520	—	—	$4,999,997
Michael Burns	7/3/2023	—	—	—	—	—	—	209,832	—	—	$1,749,999
James W. Barge	5/15/2023	—	—	—	—	211,842	—	—	—	$8.66	$911,481
	6/29/2023	—	—	—	—	60,507	—	—	—	—	$267,441
	6/29/2023	—	—	—	—	90,703	—	—	—	—	$775,511
	6/29/2023	—	—	—	—	42,779	—	—	—	—	$365,760
	7/3/2023	—	—	—	—	—	—	194,844	—	—	$1,624,999
Brian Goldsmith	6/29/2023	—	—	—	—	56,473	—	—	—	—	$249,611
	6/29/2023	—	—	—	—	79,365	—	—	—	—	$678,571
	6/29/2023	—	—	—	—	39,927	—	—	—	—	$341,376
	7/3/2023	—	—	—	—		—	209,832	—	—	$1,749,999
Bruce Tobey	7/3/2023	—	—	—	—	—	—	59,952	—	—	$500,000
	7/6/2023	—	—	—	—	—	—	12,165	—	—	$99,996

*	These awards were granted with respect to LGEC Class B shares.
(1)

The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Lionsgate’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation Table.

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2019 Plan. The 2019 Plan is administered by the Lionsgate Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes, subject to the provisions of the 2019 Plan, selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extending the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or Lionsgate’s shares may be paid, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death or, in certain cases, to family members for tax or estate planning purposes

Under the terms of the 2019 Plan, a change in control of Lionsgate does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Lionsgate Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of stock options, exercisable. Any stock options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) in the table above report awards of restricted share units granted to the Named Executive Officers during fiscal 2024, including tranches of certain performance-based awards that are treated as granted during fiscal 2024 under applicable accounting rules. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, payment equal to the value of LGEC Class B shares (typically in an equal number of LGEC Class B shares, but the Lionsgate Compensation Committee has the discretion to settle the units in cash or shares of LGEC Class A shares). The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but will be credited with additional share units under the award as dividend equivalents based on the amount of dividends (if any) paid by Lionsgate during the term of the award on a number of LGEC Class B shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such dividend equivalents will be paid only if and when vesting requirements applicable to the underlying share units are met.

Time-Based Units

For Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey, the awards of 599,520, 209,832, 194,844, 209,832 and 59,952 LGEC Class B shares, respectively, made in July 2023, and reported in column (i) in the table above, represent annual grants of time-based restricted share units. These awards are subject to a three-year vesting schedule, subject to the executive’s continued employment through the vesting dates.

For Mr. Tobey, the award of 12,165 LGEC Class B shares made in July 2023, and reported in column (i) in the table above, represents a grant of time-based restricted share units. These awards are subject to a one-year vesting schedule, subject to the executive’s continued employment through the vesting date.

Performance-Based Units

Column (g) in the table above report awards of performance share units that are treated as granted to the Named Executive Officers during fiscal 2024 under applicable accounting rules. Performance share units are similar to the restricted share units described above, except that they are subject to performance based vesting conditions as well as time-based vesting.

For Messrs. Feltheimer, Barge and Goldsmith, the awards of 96,811, 60,507 and 56,473 LGEC Class B shares, respectively, made in June 2023, and reported in column (g) in the table above, represent the portion of awards of restricted share units that vested with respect to performance only based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and Lionsgate’s performance, respectively. These awards were originally approved by the Lionsgate Compensation Committee in July 2022, and cover a three-year period ending in July 2025, with one-third of the total award being eligible to vest based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and Lionsgate’s respective performance over a specified 12-month period. Each grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and Lionsgate’s respective performance are reflected in the table above. However, none of the performance-based restricted share units vest unless a VWAP Goal (as defined below) is achieved on or before the earlier of (i) the third anniversary of the award date or (ii) the date of termination of the executive’s employment or service with Lionsgate or any of its subsidiaries for any reason. The “VWAP Goal” shall be considered achieved on the date on which the volume weighted average of the closing prices of LGEC Class B shares over a period of twenty (20) consecutive trading days ending on such date is equal to or greater than $14.61, in each case in regular trading on the New York Stock Exchange. The VWAP Goal was not achieved as of March 31, 2024. The VWAP Goal (if not previously achieved) is deemed to have been achieved in full upon any change in control of Lionsgate, or any other extraordinary transaction (including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transaction by Lionsgate or its subsidiaries). In May 2024, the VWAP Goal was deemed to have been achieved.

For Mr. Barge, the award of 90,703 LGEC Class B shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Barge’s and Lionsgate’s performance. This award was originally approved by the Lionsgate Compensation Committee in July 2020 and covers a three-year period ending in July 2023, with one-third of the total award being eligible to vest based on Mr. Barge’s and Lionsgate’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Barge’s and Lionsgate’s performance are reflected in the table above.

For Mr. Barge, the award of 42,779 LGEC Class B shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Barge’s and Lionsgate’s performance. This award was originally approved by the Lionsgate Compensation Committee in July 2021 and covers a three-year period ending in July 2024, with one-third of the total award being eligible to vest based on Mr. Barge’s and Lionsgate’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Barge’s and Lionsgate’s performance are reflected in the table above.

For Mr. Goldsmith, the award of 79,365 LGEC Class B shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Goldsmith’s and Lionsgate’s performance. This award was originally approved by the Lionsgate

Compensation Committee in July 2020 and covers a three-year period ending in July 2023, with one-third of the total award being eligible to vest based on Mr. Goldsmith’s and Lionsgate’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Goldsmith’s and Lionsgate’s performance are reflected in the table above.

For Mr. Goldsmith, the award of 39,927 LGEC Class B shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Goldsmith’s and Lionsgate’s performance. This award was originally approved by the Lionsgate Compensation Committee in July 2021 and covers a three-year period ending in July 2024, with one-third of the total award being eligible to vest based on Mr. Goldsmith’s and Lionsgate’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Goldsmith’s and Lionsgate’s performance are reflected in the table above.

Share Appreciation Rights

Column (g) in the table above also report awards of SARs treated as granted to the Named Executive Officers during fiscal 2024 under applicable accounting rules. Once vested, each SAR will generally remain exercisable until its normal expiration date. SARs granted to the Named Executive Officers generally have a term of 10 years. However, vested SARs may terminate earlier in connection with a change-in-control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the SARs will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the SARs following a termination of employment. However, SARs held by Lionsgate’s employees (including the Named Executive Officers) generally provide an extended period for the employee to exercise his or her vested SARs if the employee meets certain age and service requirements upon his or her retirement from employment with Lionsgate. If the Named Executive Officer is terminated by Lionsgate for cause, the SAR (whether or not vested) will immediately terminate. The SARs granted to Lionsgate’s employees (including the Named Executive Officers) do not include any dividend rights.

For Mr. Barge, the grant of 211,842 SARs with respect to LGEC Class B shares made in May 2023, and reported in column (g) in the table above, represents the portion of an award of SARs that vested based on Mr. Barge’s and Lionsgate’s performance. This grant was originally approved by the Lionsgate Compensation Committee in September 2019 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Barge’s and Lionsgate’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Lionsgate Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the SARs eligible to vest during fiscal 2024 based on Mr. Barge’s and Lionsgate’s performance are reflected in the table above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2024, including the vesting dates for the portions of these awards that had not vested as of that date.

Outstanding Equity Awards at Fiscal 2024 Year-End

	Option Awards						Stock Awards
Name(a)	Securities Covered By Award	Number of Securities Underlying Unexercised Options (#) Exercisable(b)	Numbers of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(j)
Jon Feltheimer	LGF.A	565,037	—	—	$20.37	10/11/2026	—		—	—		—
	LGF.B	565,037	—	—	$19.69	10/11/2026	—		—	—		—
	LGF.A	565,037	—	—	$25.46	10/11/2026	—		—	—		—
	LGF.B	565,037	—	—	$24.61	10/11/2026	—		—	—		—
	LGF.B	125,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	125,000	—	—	$28.78	6/7/2028	—		—	—		—
	LGF.B	418,245	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	2,000,000	—	—	$8.17	8/21/2030	—		—	—		—
	LGF.B	—	—	—	—	—	193,622	(2)	$1,802,621	—		—
	LGF.B	—	—	—	—	—	—		—	96,811	(3)	$901,310
	LGF.B	—	—	—	—	—	599,520	(4)	$5,581,531	—		—
Michael Burns*	LGF.A	425,476	—	—	$24.59	11/3/2026	—		—	—		—
	LGF.B	425,476	—	—	$23.77	11/3/2026	—		—	—		—
	LGF.A	425,476	—	—	$19.68	11/3/2026	—		—	—		—
	LGF.B	425,476	—	—	$19.02	11/3/2026	—		—	—		—
	LGF.B	106,594	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	106,594	—	—	$28.78	6/7/2028	—		—	—		—
	LGF.B	166,340	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	1,155,000	—	—	$8.51	12/18/2030	—		—	—		—
	LGF.B	—	—	—	—	—	33,333	(5)	$310,330	—		—
	LGF.B	—	—	—	—	—	209,832	(4)	$1,953,536	—		—
James W. Barge	LGF.B	850,000	—	—	$25.22	12/28/2026	—		—	—		—
	LGF.B	95,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	74,405	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	1,271,052	—	—	$8.66	9/26/2029	—		—	—		—
	LGF.B	—	—	—	—	—	42,779	(6)	$398,272	—		—
	LGF.B	—	—	—	—	—	121,014	(2)	$1,126,640	—		—
	LGF.B	—	—	—	—	—	—		—	60,507	(3)	$563,320
	LGF.B	—	—	—	—	—	194,844	(4)	$1,813,998	—		—
Brian Goldsmith	LGF.A	132,657	—	—	$39.16	11/13/2025	—		—	—		—
	LGF.B	132,657	—	—	$37.86	11/13/2025	—		—	—		—
	LGF.B	95,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	315,372	—	—	$18.11	11/12/2028	—		—	—		—
	LGF.B	404,530	—	—	$11.99	7/1/2029	—		—	—		—
	LGF.B	74,405	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	—	—	—	—	—	39,927	(6)	$371,720	—		—
	LGF.B	—	—	—	—	—	112,946	(2)	$1,051,527	—		—
	LGF.B	—	—	—	—	—	—		—	56,473	(3)	$525,764
	LGF.B	—	—	—	—	—	209,832	(4)	$1,953,536	—		—
Bruce Tobey	LGF.B	—	—	—	—	—	17,674	(7)	$164,545	—		—
	LGF.B	—	—	—	—	—	59,952	(4)	$558,153	—		—
	LGF.B	—	—	—	—	—	12,165	(8)	$113,256	—		—

*	Reflect adjusted option award amounts due to the terms of a divorce stipulation and order during fiscal 2022. See the Option Exercises and Stock Vested table below.
(1)

The dollar amounts shown in columns (h) and (j) are determined by multiplying either the number of LGEC Class A shares or units (LGF.A) or LGEC Class B shares or units (LGF.B) reported in columns (g) and (i), respectively, by $9.95 and $9.31, respectively, the closing price of LGF.A and LGF.B on March 28, 2024 (the last trading day of fiscal 2024).

(2)	The unvested portion of this award is scheduled to vest in two equal annual installments on July 27, 2024 and July 27, 2025.
(3)	This award is subject to the VWAP Goal described above.
(4)	The unvested portion of this award is scheduled to vest in three equal annual installments on July 3, 2024, July 3, 2025 and July 3, 2026.
(5)	The unvested portion of this award is scheduled to vest on May 14, 2024.
(6)	The unvested portion of this award is scheduled to vest on July 19, 2024.
(7)	The unvested portion of this award is scheduled to vest in two equal annual installments on March 27, 2025 and March 27, 2026.
(8)	The unvested portion of this award is scheduled to vest on July 6, 2024.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of options and SARs by the Named Executive Officers during fiscal 2024 and the vesting during fiscal 2024 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2024

	Securities Covered by Award	Option Awards				Stock Awards
Name(a)		Number of Shares Acquired on Exercise (#)(b)		Value Realized on Exercise ($)(1)(c)		Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Jon Feltheimer	LGF.B	—		$—		848,377	$7,972,937
Michael Burns	LGF.A	27,314	(2)	$—		—	$—
	LGF.B	382,636	(3)	$351,900	(3)	—	$—
	LGF.B	—		$—		398,678	$3,866,856
James W. Barge	LGF.B	—		$—		661,500	$5,528,619
Brian Goldsmith	LGF.B	—		$—		389,003	$2,976,826
Bruce Tobey	LGF.B	—		$—		8,837	$77,324

(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of existing common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the applicable class of shares of existing common stock to on the date of exercise and the exercise price of the stock options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the applicable class of shares of existing common stock on the vesting date.

(2)

Reflects option awards transferred during fiscal 2024 due to the terms of a divorce stipulation and order. With respect to 27,314 of the shares subject to such transferred awards, no value is reported in the table above as the per-share exercise price of the award was greater than the per-share price of our LGEC Class A shares at the time the award was transferred.

(3)

Reflects option awards transferred during fiscal 2024 due to the terms of a divorce stipulation and order. With respect to 152,636 of the shares subject to such transferred awards, no value is reported in the table above as the per-share exercise price of the award was greater than the per-share price of LGEC Class B shares at the time the award was transferred.

Non-Qualified Deferred Compensation

Lionsgate permits the Named Executive Officers and certain other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis under Lionsgate’s Deferred Compensation Plan. Under the plan, Lionsgate is also permitted to make additional discretionary contributions with respect to amounts deferred under the plan.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement or other termination of service, disability or death. At the participant’s election, compensation deferred until a specified date or termination of service may be paid as a lump sum or in annual installments as specified in the plan document. If the participant’s employment terminates due to death or disability, the participant’s deferred compensation balance will be paid in a single lump sum. Emergency hardship withdrawals are also permitted under the plan.

As of March 31, 2024, none of the Named Executive Officers had deferred any amount under the plan, and Lionsgate had not made any contributions with respect to any Named Executive Officer under the plan.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us pursuant to the terms of their respective employment agreements with Lionsgate. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Lionsgate under the terms of its equity incentive plans if the awards are not assumed or otherwise continued upon the transaction, as noted under Grants of Plan-Based Awards above. None of the Named Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code. The Named Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single-trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below. In each case, the Named Executive Officer’s right to receive the severance benefits described below in connection with a termination of the executive’s employment (other than as a result of death or disability) is subject to his execution of a release of claims in favor of Lionsgate.

Jon Feltheimer

Severance Benefits — Termination of Employment. The following summary, in accordance with securities law requirements, is based upon Mr. Feltheimer’s agreement in effect on March 31, 2024. As noted above, Mr. Feltheimer entered into a new employment agreement on August 8, 2024, the terms of which are described above. See “—Employment Agreements” above. In the event Mr. Feltheimer’s employment is terminated by Lionsgate “without cause” or by him for “good reason” (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer would be entitled to a cash severance payment equal to the present value of his base salary through August 21, 2025, as well as payment of his premiums for continued health coverage for up to six months following his termination and his premiums for continued life and disability insurance through August 21, 2025. In addition, Mr. Feltheimer would be entitled to payment of the target amount of his annual bonus for the fiscal year in which his termination occurs. Mr. Feltheimer’s equity awards granted by Lionsgate prior to his termination, to the extent then outstanding and unvested, would become fully vested upon his termination (and if an annual grant for the fiscal year in which his termination occurs has not previously been granted, that annual grant would be made and would fully vest upon his termination).

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Feltheimer’s employment is terminated by Lionsgate “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of Lionsgate (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through August 21, 2025 and $6.0 million.

Severance Benefits — Death or Disability. In the event Mr. Feltheimer’s employment with Lionsgate terminates due to his death or “disability” (as such term is defined in Mr. Feltheimer’s employment agreement), the equity awards granted by Lionsgate pursuant to Mr. Feltheimer’s employment agreement, to the extent then outstanding and unvested, would become fully vested as of the date of such termination. In addition, in the event Mr. Feltheimer’s employment with Lionsgate terminates due to his disability, Lionsgate will continue to pay the premiums for his continued life and disability insurance through August 21, 2025.

Michael Burns

Severance Benefits — Termination of Employment. In the event Mr. Burns’ employment is terminated by Lionsgate “without cause” or by him for “good reason” (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to a lump sum cash severance payment equal to the present value of his remaining base salary through October 23, 2024, a prorated amount of the annual bonus that Mr. Burns would have received for the fiscal year in which his termination occurs, as well as payment of his premiums for continued health coverage for up to six months following his termination and payment for continued life and disability insurance through October 30, 2024. In addition, Mr. Burns’ equity awards granted by Lionsgate pursuant to his employment agreement, to the extent then outstanding and unvested, would become fully vested upon his termination.

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Burns’ employment is terminated by Lionsgate “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of Lionsgate (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to the severance benefits described above, except that his lump sum cash severance would be the greater of the present value of his remaining base salary through October 23, 2024 or $3.5 million.

Severance Benefits — Death or Disability. In the event Mr. Burns’ employment with Lionsgate terminates due to his death or “disability” (as such term is defined in Mr. Burns’ employment agreement), his equity awards granted by Lionsgate pursuant to Mr. Burns’ employment agreement, to the extent then outstanding and unvested, would become fully vested as of the date of such termination.

James W. Barge	Severance Benefits — Termination of Employment. In the event that Mr. Barge’s employment is terminated by Lionsgate “without cause” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to a lump sum cash severance payment equal to the greater of (i) 50% of his base salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated amount of the annual bonus that Mr. Barge would have received for the fiscal year in which his termination occurs, and payment of his COBRA premiums for up to 18 months. Additionally, in the event Mr. Barge’s employment is terminated by Lionsgate “without cause”, or if Mr. Barge resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Barge’s employment agreement), (1) any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date, and (2) 50% of any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event that Mr. Barge’s employment is terminated by Lionsgate “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control or a “change in management” of Lionsgate (as such terms are defined in Mr. Barge’s employment agreement), Mr. Barge would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Barge’s employment is terminated by Lionsgate “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Barge will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at Lionsgate’s election, LGEC Class B shares.

Severance Benefits — Death or Disability. In the event Mr. Barge’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to receive a prorated bonus for the fiscal year in which his termination occurs. In addition, Mr. Barge’s equity awards granted by Lionsgate pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Brian Goldsmith	Severance Benefits — Termination of Employment. In the event Mr. Goldsmith’s employment is terminated by Lionsgate “without cause” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to a lump sum severance payment equal to the greater of (i) 50% of his salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated discretionary bonus for the fiscal year in which his termination occurs, and payment of COBRA premiums for up to 18 months. Additionally, in the event Mr. Goldsmith’s employment is terminated by Lionsgate “without cause” or if Mr. Goldsmith resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), (i) any portion of equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and become fully vested, and (ii) 50% percent of any portion of equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and become fully vested. Moreover, if Mr. Goldsmith’s employment is terminated at the end of the term of the agreement because Lionsgate does not offer to extend the term or offers to extend the term on terms that would constitute “good reason” under the agreement, Mr. Goldsmith would be entitled to a severance payment equal to 12 months of his base salary, in addition to the pro-rated discretionary bonus and payment of COBRA premiums noted above. In addition, any portion of equity granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that is scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event Mr. Goldsmith’s employment is terminated by Lionsgate “without cause” or by him for “good reason” within twelve (12) months following the date of a change in control or a “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Goldsmith’s employment is terminated by Lionsgate “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Goldsmith will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at Lionsgate’s election, in LGEC Class B shares.

Severance Benefits — Death or Disability. In the event Mr. Goldsmith’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to receive a prorated discretionary bonus for the fiscal year in which his termination occurs and payment of his COBRA premiums for up to 18 months. In addition, Mr. Goldsmith’s equity awards granted by Lionsgate pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Bruce Tobey	Severance Benefits — Termination of Employment. In the event that Mr. Tobey’s employment is terminated by Lionsgate “without cause” (as such term is defined in Mr. Tobey’s employment agreement), Mr. Tobey will be entitled to a lump sum severance payment equal to the greater of (i) 50% of his base salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated amount of the bonus that Mr. Tobey would have received for the fiscal year in which his termination occurs, and payment of his COBRA premiums for up to 18 months. Additionally, in the event Mr. Tobey’s employment is terminated by Lionsgate “without cause” or if Mr. Tobey resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Tobey’s employment agreement), (1) any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date, and (2) 50% of any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and be fully vested on his termination date. Moreover, if Mr. Tobey’s employment is terminated at the end of the term of the agreement because Lionsgate does not offer to extend the term or offers to extend the term on terms that would constitute “good reason” under the agreement, Mr. Tobey would be entitled to a severance payment equal to 12 months of his base salary, in addition to the pro-rated bonus and payment of COBRA premiums noted above.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event that Mr. Tobey’s employment is terminated by Lionsgate “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control or a “change in management” of Lionsgate (as such terms are defined in Mr. Tobey’s employment agreement), Mr. Tobey would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Tobey’s employment is terminated by Lionsgate “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Tobey will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at Lionsgate’s election, in LGEC Class B shares.

Severance Benefits — Death or Disability. In the event Mr. Tobey’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Tobey’s employment agreement), Mr. Tobey’s equity awards granted by Lionsgate pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents our estimate of the dollar value of the benefits each of the Named Executive Officers would have been entitled to receive, had his employment terminated under the circumstances described above (other than in connection with a change in control of Lionsgate) on March 31,

2024 (with the value of equity awards calculated based on the $9.95 and $9.31 closing prices of LGEC Class A shares and LGEC Class B shares, respectively, on March 28, 2024, the last trading day of fiscal 2024). Since this hypothetical termination would have occurred on the last day of the fiscal year, no pro-rata bonus was included in the cash severance amounts in the charts below.

	Termination by Lionsgate Without Cause(1)
Name	Cash Severance	Equity Acceleration(2)	Insurance Premiums		Total
Jon Feltheimer	$1,933,690	$21,669,614	$163,279	(3)	$23,766,583
Michael Burns	$560,557	$4,217,402	$29,401	(4)	$4,807,360
James W. Barge	$1,875,000	$4,863,823	$55,460	(5)	$6,794,283
Brian Goldsmith	$1,875,000	$4,800,031	$55,460	(5)	$6,730,491
Bruce Tobey	$1,500,000	$738,190	$55,460	(5)	$2,293,650

(1)

As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated by the executive for good reason.

(2)

These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For stock options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of the applicable class of LGEC common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. No value is included in the table for stock options and SARs with a per-share exercise price that is greater than or equal to the closing price of the applicable class of LGEC common shares on the last trading day of the fiscal year. For restricted share unit awards, this value is calculated by multiplying the closing price of the applicable class of LGEC common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

(3)	Includes $18,487 for payment of COBRA premiums and $144,793 for payment of continued life and disability insurance premiums.
(4)	Includes $18,487 for payment of COBRA premiums and $10,915 for payment of continued life and disability insurance premiums.
(5)	Includes payment of COBRA premiums.

	Termination Due to Executive’s Death or Disability
Name	Equity Acceleration(1)	Insurance Premiums		Total
Jon Feltheimer	$15,669,614	$163,279	(2)	$15,832,893
Michael Burns	$4,217,402	$29,401	(3)	$4,246,803
James W. Barge	$6,031,809	$55,460	(4)	$6,087,269
Brian Goldsmith	$5,976,973	$55,460	(4)	$6,032,433
Bruce Tobey	$984,253	$55,460	(4)	$1,039,713

(1)	See note (2) to the table above for the valuation of these benefits.
(2)

Includes $18,487 for payment of COBRA premiums for a termination due to executive’s death or disability, and $144,793 for payment of continued life and disability insurance premiums for a termination due to executive’s disability.

(3)

Includes $18,487 for payment of COBRA premiums for a termination due to executive’s death or disability, and $10,915 for payment of continued life and disability insurance premiums for a termination due to executive’s disability.

(4)	Includes payment of COBRA premiums.

Change in Control Severance Benefits. The following chart presents our estimate of the dollar value of the benefits each of the Named Executive Officers would have been entitled to receive had a change in control of Lionsgate, or, in the case of Messrs. Barge, Goldsmith and Tobey, a change in management of Lionsgate, occurred on March 31, 2024 and the executive’s employment with us had terminated by Lionsgate without cause or by the executive for good reason as described above on such date. See note (2) to the table above for the valuation of equity award acceleration.

Name	Cash Severance(1)	Equity Acceleration		Insurance Premiums		Total
Jon Feltheimer	$6,000,000	$21,669,614		$163,279	(2)	$27,832,893
Michael Burns	$3,500,000	$4,217,402		$29,401	(3)	$7,746,803
James W. Barge	$8,542,808	$7,241,141	(4)	$55,460	(5)	$15,839,409
Brian Goldsmith	$5,376,712	$7,279,331	(4)	$55,460	(5)	$12,711,503
Bruce Tobey	$2,986,301	$1,394,107	(4)	$55,460	(5)	$4,435,868

(1)

For Messrs. Barge, Goldsmith and Tobey, this amount includes 50% of the grant date value of the annual equity awards provided for in the executive’s employment agreement as described above that had not been granted as of March 31, 2024.

(2)	Includes $18,487 for payment of COBRA premiums and $144,793 for payment of continued life and disability insurance premiums.
(3)	Includes $18,487 for payment of COBRA premiums and $10,915 for payment of continued life and disability insurance premiums.
(4)

For Messrs. Barge, Goldsmith, and Tobey, the equity acceleration value reported in this table only applies to a termination without cause. If such executives’ employment had been terminated for good reason on or within 12 months following a change in control or a “change in management,” the equity acceleration value would be the same as described above for a termination without cause not in connection with a change in control. A change in management in these Named Executive Officers’ employment agreements would generally occur when both Messrs. Feltheimer and Burns are no longer employed by Lionsgate.

(5)	Includes payment of COBRA premiums.

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this joint proxy statement/prospectus the ratio of the total annual compensation of Lionsgate’s Chief Executive Officer to the median of the total annual compensation of all of Lionsgate’s employees (excluding Lionsgate’s Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Lionsgate’s Chief Executive Officer’s total compensation for fiscal 2024 was $18,213,948, and the median of the total compensation of all of Lionsgate’s employees (excluding Lionsgate’s Chief Executive Officer) for fiscal 2024 was $130,004. Accordingly, Lionsgate estimates the ratio of Lionsgate’s Chief Executive Officer’s total compensation for fiscal 2024 to the median of the total compensation of all of its employees (excluding Lionsgate’s Chief Executive Officer) for fiscal 2024 to be 140 to 1.

Lionsgate has selected March 31, 2024, which is a date within the last three months of fiscal 2024, as the date to be used to identify Lionsgate’s median employee. To find the median of the annual total compensation of all Lionsgate’s employees (excluding Lionsgate’s Chief Executive Officer), Lionsgate used the amount of each employee’s total cash compensation (i.e., base salary, wages, overtime and bonus) from Lionsgate’s payroll records. In making this determination, Lionsgate did not annualize compensation for those employees who did not work for Lionsgate for the entire fiscal year. Lionsgate also did not make any cost-of-living adjustments in identifying the median employee. Lionsgate believes total cash compensation for all employees will be an appropriate measure because total cash compensation data is readily available, and Lionsgate considers this a reasonable measure of employees’ overall compensation.

As of March 31, 2024, Lionsgate had a total of 1,723 employees, of whom 1,383 were based in the U.S. and 340 were based outside of the U.S. In making the determination of the median employee, Lionsgate’s did not include 5 employees based in Australia, 3 employees based in China, 36 employees based in India, 2 employees based in Indonesia, 2 employees based in Luxembourg and 4 employees based in Spain, in accordance with SEC rules permitting exclusion of a de minimis number of non-U.S. employees (so that all U.S.-based employees and 288 employees based outside of the U.S. will be included in this determination).

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio to be reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

This section summarizes the relationship between the total compensation paid for Lionsgate’s Chief Executive Officer and the other Named Executive Officers and Lionsgate’s financial performance for the fiscal years shown in the table (in this discussion, Lionsgate’s Chief Executive Officer is also referred to as the principal executive officer or “PEO”, and the Named Executive Officers other than Lionsgate’s Chief Executive Officer are referred to as the “Non-PEO NEOs”).

			Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)		Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(3)			Lionsgate TSR ($)(4)	Dow Jones U.S. Media Sector TSR ($)(4)	S&P Movies & Entertainment Index TSR ($)(4)	Lionsgate Net Income (Loss) ($ Millions)(5)	Lionsgate Adjusted OIBDA ($ Millions)(6)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
2024	$18,213,948	$13,002,216	$6,624,357	$6,218,137	$164	$118	$133	$(1,102.9)	$517.6
2023	$21,528,409	$13,153,336	$6,429,940	$4,169,033	$182	$108	$96	$(2,010.2)	$358.1
2022	$5,585,412	$10,753,069	$4,649,415	$6,185,148	$267	$144	$124	$(188.2)	$402.2
2021	$19,176,875	$30,384,695	$5,694,133	$10,065,318	$246	$176	$166	$(18.9)	$540.9

(1)

Mr. Feltheimer was Lionsgate’s Chief Executive Officer for each of the four fiscal years included in the table above. For each of fiscal years 2021 and 2022, Lionsgate’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith and Corii Berg, Lionsgate’s former General Counsel. For fiscal year 2023, Lionsgate’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith, Tobey and Berg. For fiscal year 2024, Lionsgate’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith, and Tobey.

(2)

See the Summary Compensation Table above for detail on the total compensation for Lionsgate’s Chief Executive Officer for fiscal year 2024. The total compensation for Lionsgate’s Chief Executive Officer and the average compensation for the Non-PEO NEOs for each of fiscal years 2023, 2022 and 2021 was calculated from the Summary Compensation Table as disclosed in Lionsgate’s proxy statement filed with the SEC in the calendar year in which the applicable fiscal year ended.

(3)

For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of Lionsgate’s NEOs (including, for purposes of this table, former Named Executive Officers as noted above) is equal to the NEO’s total compensation reported in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to that NEO:

•	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,

•	Plus the fiscal year-end value Lionsgate option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,

•

Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year Lionsgate option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of Lionsgate option and stock awards which were granted and vested during the same covered fiscal year,

•

Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for Lionsgate option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,

•

Less, as to any Lionsgate option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,

•	Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested Lionsgate stock awards not otherwise included,

•

Plus, as to a Lionsgate option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date.

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions Lionsgate then used to calculate the fair value of its equity awards. For more information on the valuation of Lionsgate’s equity awards, please see the notes to Lionsgate’s financial statements that appear in its Annual Report on Form 10-K for each fiscal year and the footnotes to the Summary Compensation Table that appears in Lionsgate’s annual proxy statement.

The table above reflects the CAP (determined as noted above) for Lionsgate’s Chief Executive Officer and, for Lionsgate’s Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation

Actually Paid for the PEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	18,213,948	21,528,409	5,585,412	19,176,875

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(5,427,902)	(9,750,004)	(1,000,003)	(7,446,931)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	5,986,201	10,815,950	—	15,610,964
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(207,176)	(8,868,143)	3,994,288	2,420,353
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	1,000,003	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(5,562,855)	(572,876)	1,173,369	623,434
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—

Compensation Actually Paid	$13,002,216	$13,153,336	$10,753,069	$30,384,695

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	6,624,357	6,429,940	4,649,415	5,694,133

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(2,328,686)	(3,272,202)	(2,759,912)	(2,366,952)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,720,364	2,430,521	1,022,759	4,803,958
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(98,353)	(761,350)	1,155,466	1,236,985
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	672,750	948,244	1,392,662	158,084
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(372,295)	(1,571,828)	724,758	539,110
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(34,292)	—	—

Compensation Actually Paid	$6,218,137	$4,169,033	$6,185,148	$10,065,318

(4)

Lionsgate’s TSR represents cumulative total shareholder return on a fixed investment of $100 in existing common stock for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The Dow Jones U.S. Media Sector Index TSR and the S&P Movies & Entertainment Index (which Lionsgate also utilizes in the stock performance graph required by Item 201(e) of Regulation S-K included in its Annual Reports for each covered fiscal year) represent cumulative total shareholder return on a fixed investment of $100 in the Dow Jones U.S. Media Sector Index and the S&P Movies & Entertainment Index, respectively, for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and are calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for Lionsgate’s Chief Executive Officer and the average CAP for Lionsgate’s Non-PEO NEOs for each of the last four fiscal years against Lionsgate’s total shareholder return and the total shareholder return for each of the Dow Jones U.S. Media Sector and the S&P Movies & Entertainment Index (each calculated as described above) over that period of time.

(5)

This column shows Lionsgate’s net income (loss) for each fiscal year covered by the table. The following chart illustrates the CAP for Lionsgate’s Chief Executive Officer and the average CAP for Lionsgate’s Non-PEO NEOs for each of the last four fiscal years against Lionsgate’s net income for each of those years.

(6)

This column shows Lionsgate’s adjusted OIBDA for each fiscal year covered by the table. Lionsgate considers adjusted OIBDA to be a key metric in its executive compensation program, used in determining corporate performance under fiscal year 2024 annual incentive plan. See the “—Compensation Discussion and Analysis” section of this report for more information regarding the use of this performance measure in Lionsgate’s executive compensation program. The following chart illustrates the CAP for Lionsgate’s Chief Executive Officer and the average CAP for Lionsgate’s Non-PEO NEOs for each of the last four fiscal years against Lionsgate’s adjusted OIBDA for each of those years.

Following is an unranked list of the company’s financial performance measures it considers most important in linking the compensation actually paid to Lionsgate’s NEOs for fiscal 2024 with Lionsgate’s performance.

•	Adjusted OIBDA (used in determining corporate performance for purposes of the annual incentive plan); and

•

Certain Discretionary Assessment of Achievement of Operational and Strategic Goals (used in determining individual performance for purposes of the annual incentive plan and the vesting of performance-based equity awards)

See the “—Compensation Discussion and Analysis” section for more information regarding the use of these performance measures in Lionsgate’s executive compensation program.

In general, Lionsgate also views its stock price, upon which the value of all of the equity awards granted by Lionsgate is dependent, as a key performance-based component of its executive compensation program in order to further align the interests of Lionsgate’s senior management with the interests of Lionsgate’s shareholders.

Lionsgate Director Compensation

Compensation Program

For fiscal 2024, Lionsgate’s non-employee directors were compensated as follows:

Type of Compensation	Amount
Annual Equity Retainer	$150,000
Annual Cash Retainer	$100,000
Annual Board Chair Retainer	$52,000
Annual Audit & Risk Committee Chair Retainer	$30,000
Annual Compensation Committee Chair Retainer.	$30,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$20,000
Annual Strategic Advisory Committee Chair Retainer	$20,000

The annual equity retainer consists of an award of restricted share units granted under Lionsgate’s equity incentive plan then in effect with a grant date value of $150,000 granted annually on the date of date of Lionsgate’s annual general meeting of shareholders (with $75,000 of the value based on the closing price LGEC Class A shares and $75,000 of the value based on the closing price of LGEC Class B shares on the date of grant, and the number of units rounded to the nearest whole unit). The restricted share units vest after one year following the date of grant (or, if earlier, the date of the annual general meeting of shareholders in the year after the year of grant) and will be paid in an equivalent number of LGEC Class A shares and LGEC Class B shares, as applicable. The Lionsgate Board retains discretion to provide for the award to instead be granted as a fixed amount of cash subject to the same vesting terms. The Lionsgate Board may also provide non-employee directors an election to defer payment of their vested awards in accordance with applicable tax law.

The annual cash retainer and other retainers set for in the table above will be paid, at the director’s election, in all cash, 50% in cash and 50% in the form of shares of common stock (with the 50% portion to be paid in shares to be paid 50% in LGEC Class A shares and 50% in LGEC Class B shares), or 100% in the form of shares of common stock (with 50% to be paid in LGEC Class A shares and 50% in LGEC Class B shares). The Lionsgate Board retains discretion to provide for retainers for one or more directors to be paid in a different mix of cash and shares of common stock (whether in LGEC Class A shares, LGEC Class B shares, or a combination thereof) as it determined appropriate. Retainers are paid in two installments, with the number of shares of common stock delivered in payment of any retainer determined by dividing the dollar amount of the retainer paid in the form of shares of common stock by the closing price of common stock (either LGEC Class A shares or LGEC Class B shares, as applicable) on the date of payment, and are fully vested at the time of payment.

Pursuant to Lionsgate’s policies, non-employee directors will also be reimbursed for reasonable expenses incurred in the performance of their duties. The Lionsgate Board (or any committee of the Lionsgate Board within the authority delegated to it) has the right to amend this policy from time to time.

Director Onboarding and Education

Upon a new director’s appointment to the Lionsgate Board, an orientation is conducted by management and current Lionsgate Board members aiming to acquaint new directors with Lionsgate’s business strategies, vital financial aspects, core values encompassing ethics and compliance, corporate governance practices, and key policies. This orientation involves meetings with senior management to delve into Lionsgate’s strategy, business plan, risk profile, and provision of background material.

Additionally, Lionsgate actively supports the ongoing education of its Lionsgate Board members, covering expenses for relevant continuing education programs. These programs are tailored to enhance the directors’ understanding of Lionsgate’s operations, their responsibilities within the Lionsgate Board and its committees, and to stay updated on industry trends and developments.

Fiscal 2024 Director Compensation

The following table presents information regarding compensation earned or paid to each of Lionsgate’s non-employee directors for services rendered during fiscal 2024. Messrs. Feltheimer and Burns, who are employed by Lionsgate, do not receive any compensation for their services on the Lionsgate Board.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Mignon Clyburn	$100,000	$149,993	$—	$—	$—	$—	$249,993
Gordon Crawford	$120,000	$149,993	$—	$—	$—	$—	$269,993
Emily Fine	$100,000	$149,993	$—	$—	$—	$—	$249,993
Michael T. Fries	$195,832	$—	$—	$—	$—	$—	$195,832
John D. Harkey, Jr.(4)	$76,503	$149,993	$—	$—	$—	$—	$226,496
Susan McCaw	$100,000	$149,993	$—	$—	$—	$—	$249,993
Yvette Ostolaza	$120,000	$149,993	$—	$—	$—	$—	$269,993
Mark H. Rachesky, M.D.	$172,000	$149,993	$—	$—	$—	$—	$321,993
Daryl Simm	$130,000	$149,993	$—	$—	$—	$—	$279,993
Hardwick Simmons	$130,000	$149,993	$—	$—	$—	$—	$279,993
Harry E. Sloan	$100,000	$149,993	$—	$—	$—	$—	$249,993

(1)

The amounts reported in column (b) represent director annual retainer and chair fees, for fiscal 2024, paid, at the director’s election, either 50% in cash and 50% in the form of existing common stock, 100% in the form of existing common stock, or 100% in cash, as described above. The value of the common shares is calculated using the closing price of shares of common stock on the date of payment. Retainers and fees are paid twice a year. During fiscal 2024, Lionsgate’s non-employee directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Ms. Clyburn, 6,599 shares, Ms. McCaw, 1,593 shares, Mr. Simm, 8,573 shares and Mr. Simmons, 8,767 shares. During fiscal 2024, Lionsgate’s non-employee directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 15,950 shares, Ms. Fine, 13,196 shares, Mr. Harkey, 3,079 shares, Ms. Ostolaza, 15,810 shares, Dr. Rachesky, 24,454 shares, and Mr. Sloan, 14,033 shares. For fiscal 2024, the Lionsgate Board determined that Mr. Fries would receive 100% of his retainer and fees in the form of cash (so that the amount reported in this column for Mr. Fries includes cash received in lieu of any equity award).

(2)

Each non-employee director then in office received a grant of 8,455 restricted share units with respect to LGEC Class A shares and 8,971 restricted share units with respect to LGEC Class B shares units on November 28, 2023 at Lionsgate’s 2023 Annual General and Special Meeting of Shareholders (other than Mr. Fries, who receives cash in lieu of equity grants). The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Lionsgate’s financial statements. The fair values of the restricted share units are determined based on the market value of the shares on the date of grant.

(3)

The following table presents the number of unvested stock awards held by each of Lionsgate’s non-employee directors as of March 31, 2024. No non-employee directors held any outstanding option awards as of that date.

	Number of Unvested Restricted Share Units as of March 31, 2024
Director	LGEC Class A Shares	LGEC Class B Shares
Mignon Clyburn	10,710	11,382
Gordon Crawford	10,710	11,382
Emily Fine	10,710	11,382
Michael T. Fries	—	—
John D. Harkey, Jr.	8,455	8,971
Susan McCaw	10,710	11,382
Yvette Ostolaza	10,710	11,382
Mark H. Rachesky, M.D.	10,710	11,382
Daryl Simm	10,710	11,382
Hardwick Simmons	10,710	11,382
Harry E. Sloan	10,077	10,693

(4)	Mr. Harkey was appointed to the Lionsgate Board effective June 26, 2023.

Lions Gate Entertainment Corp.

Use Of Non-GAAP Financial Measures

This joint proxy statement/prospectus presents the following important financial measures utilized by Lionsgate are not all financial measures defined by generally accepted accounting principles (“GAAP”). Lionsgate uses non-GAAP financial measures, among other measures, to evaluate the operating performance of our business. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Adjusted OIBDA: Adjusted OIBDA is defined as operating income (loss) before adjusted depreciation and amortization (“OIBDA”), adjusted for adjusted share-based compensation (“adjusted SBC”), purchase accounting and related adjustments, restructuring and other costs, certain charges (benefits) related to the COVID-19 global pandemic, certain programming and content charges as a result of management changes and/or changes in strategy, and unusual gains or losses (such as goodwill impairment, charges related to Russia’s invasion of Ukraine, and the gain on sale of Pantaya on March 31, 2021), when applicable.

•

Adjusted depreciation and amortization represents depreciation and amortization as presented on Lionsgate’s consolidated statement of operations, less the depreciation and amortization related to the amortization of purchase accounting and related adjustments associated with recent acquisitions. Accordingly, the full impact of the purchase accounting is included in the adjustment for “purchase accounting and related adjustments”, described below.

•

Adjusted share-based compensation represents share-based compensation excluding the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements, which are included in restructuring and other expenses, when applicable.

•	Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable.

•

COVID-19 related charges or benefits include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, and when applicable, certain motion picture and television impairments and development charges associated with changes in performance expectations or the feasibility of completing the project resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries, which are included in direct operating expense, when applicable. In addition, the costs include early or contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit, which are included in distribution and marketing expense, when applicable.

•

Programming and content charges include certain charges as a result of changes in management and/or changes in programming and content strategy, which are included in direct operating expenses, when applicable.

•

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense.

Adjusted OIBDA is calculated similar to how Lionsgate defines segment profit and manages and evaluates its segment operations. Segment profit also excludes corporate general and administrative expense.

Total Segment Profit and Studio Business Segment Profit: Lionsgate presents the sum of its Motion Picture and Television Production segment profit as its “Studio Business” segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in Lionsgate’s consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. Lionsgate uses this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of its business.

Lionsgate believes the presentation of total segment profit and Studio Business segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by Lionsgate’s management and enables them to understand the fundamental performance of Lionsgate’s businesses before non-operating items. Total segment profit and Studio Business segment profit is considered an important measure of Lionsgate’s performance because it reflects the aggregate profit contribution from Lionsgate’s segments, both in total and for the Studio Business and represents a measure, consistent with Lionsgate’s segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of Lionsgate’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by Lionsgate may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

Adjusted Free Cash Flow: Free cash flow is typically defined as net cash flows provided by (used in) operating activities, less capital expenditures. Lionsgate defines Adjusted Free Cash Flow as net cash flows provided by (used in) operating activities, less capital expenditures, plus or minus the net increase or decrease in production and related loans (which includes our production tax credit facility), plus or minus certain unusual or non-recurring items, such as insurance recoveries on prior shareholder litigation, proceeds from the termination of interest rate swaps, and payments on impaired content in territories exited or to be exited.

The adjustment for the production and related loans, exclusive of Lionsgate’s production tax credit facility, is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs prior to the time Lionsgate pays for the film or television program through the payment of the associated production or related loan which occurs at or near completion of the production, or in some cases, over the period revenues and cash receipts are being generated, as more fully described below.

The cost of producing films and television programs, which is reflected as a reduction of the GAAP based cash flows provided by (used in) operating activities, is often financed through production loans. The adjustment for production and related loans is made in order to better align the timing of the cash flows associated with producing films and television programs with the timing of the repayment of the production loans, which is consistent with how management views its production cash spend and manages Lionsgate’s cash flows and working capital needs. Borrowings on production loans offset the spend on investment in films reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase the Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities and subsequent payments on production loans reflect the payment for the production of the film or TV program and reduce Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities.

The adjustment for the production tax credit facility is made to better reflect the timing of the cash requirements of the production, since a portion of the amounts expended initially are later refunded through the receipt of the tax credit, as more fully described below. The production tax credit facility reduces the timing difference between the payments for production cost and the receipt of the tax credit and thus reflects the cash cost of the film or television program at or near the time the film or television program is produced and completed.

Part of the cost of a film or television program is effectively funded through obtaining government incentives, however, the incentives are not received until a future period which could be a few years after the completion of the film. The tax credit facility reflects borrowings collateralized by the tax credits to be received in the future and thus by including these borrowings in Adjusted Free Cash Flow it has the effect of better aligning the receipt of the tax credits with the timing of the production and completion of the film and television programs, which is consistent with how management views its production cash spend and manages Lionsgate’s cash flows and working capital needs. Borrowings under the tax credit facility reduce the cash spend reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase adjusted free cash flows and payments on the tax credit facility offset the tax credit receivable collection reflected in the GAAP based cash flows provided by (used in) operating activities and reduce adjusted free cash flows as compared to the GAAP based cash flows provided by (used in) operating activities.

Lionsgate believes that it is more meaningful to reflect the impact of the payment for these films and television programs when the payments are made under the production loans and the receipt of the tax credit when the film is being produced in its Adjusted Free Cash Flow.

The adjustment for the payments on impaired content represents cash payments made on impaired content in territories exited or to be exited under the LIONSGATE+ international restructuring. The adjustment is made because these cash payments relate to content in territories Lionsgate has exited or is exiting, and therefore the cash payments are not reflective of the ongoing operations of Lionsgate.

Overall: These measures are non-GAAP financial measures as defined in Regulation G promulgated by the SEC and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Lionsgate uses these non-GAAP measures, among other measures, to evaluate the operating performance of its business. Lionsgate believes these measures provide useful information to investors regarding its results of operations and cash flows before non-operating items. Adjusted OIBDA is considered an important measure of Lionsgate’s performance because this measure eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of Lionsgate’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses.

These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

A general limitation of these non-GAAP financial measures is that they are not prepared in accordance with U.S. generally accepted accounting principles. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, as determined in accordance with GAAP. Reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

Lions Gate Entertainment Corp.

Reconciliation of Operating Income (Loss) to Adjusted OIDBA and Total Segment Profit

The following table reconciles the GAAP measure, operating income (loss) to the non-GAAP measures, Adjusted OIBDA and Total Segment Profit:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Operating income (loss)	$170.6	$9.0	$(1,857.7)	$114.9	$(938.8)
Gain on sale of Pantaya(1)	(44.1)	—	—	—	—
Goodwill and intangible asset impairment(2)	—	—	1,475.0	—	663.9
Adjusted depreciation and amortization(3)	44.3	43.0	40.2	41.0	50.1
Restructuring and other(4)	24.7	16.8	411.9	9.6	508.5
COVID-19 related charges (benefit)(5)	67.5	(3.4)	(11.6)	—	(1.0)
Programming and content charges(6)	—	36.9	7.0	—	—
Charges related to Russia’s invasion of Ukraine(7)	—	5.9	—	—	—
Adjusted share-based compensation expense(8)	85.5	100.0	97.8	99.8	81.2
Purchase accounting and related adjustments(9)	192.4	194.0	195.5	171.7	153.7

Adjusted OIBDA	$540.9	$402.2	$358.1	$437.0	$517.6
Corporate general and administrative expenses	113.7	97.1	122.9	124.7	136.1

Total Segment Profit	$654.6	$499.3	$481.0	$561.7	$653.7

(1)	Represents the gain before income taxes on the sale of Lionsgate’s majority interest in Pantaya on March 31, 2021.

(2)

In fiscal 2024, amounts reflect the goodwill impairment charge of $493.9 million and $170.0 million for impairment of indefinite-lived trade names, both related to the Media Networks reporting unit, recorded in the second quarter ended September 30, 2023. In fiscal 2023, amounts reflect the goodwill impairment charge of $1.475 billion related to the Media Networks reporting unit, recorded in the second quarter ended September 30, 2022.

(3)

Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Depreciation and amortization	$188.5	$177.9	$180.3	$175.7	$192.2
Less: Amount included in purchase accounting and related adjustments	(144.2)	(134.9)	(140.1)	(134.7)	(142.1)

Adjusted depreciation and amortization	$44.3	$43.0	$40.2	$41.0	$50.1

(4)	Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable, as shown in the table below:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Restructuring and other:
Content and other impairments(a)	$—	$—	$385.2	$—	$377.3
Severance(b)
Cash	14.8	4.6	18.0	—	37.2
Accelerated vesting on equity awards	3.5	—	4.2	—	9.4

Total severance costs	18.3	4.6	22.2	—	46.6
COVID-19 related charges included in restructuring and other(c)	3.0	1.1	0.1	—	—
Transaction and other costs (benefits)(d)	3.4	11.1	4.4	9.6	84.6

	$24.7	$16.8	$411.9	$9.6	$508.5

(a)

Media Networks Restructuring: In fiscal 2023, Lionsgate began a plan to restructure its LIONSGATE+ business, which initially included exiting the business in seven international territories (France, Germany, Italy, Spain, Benelux, the Nordics and Japan), and identifying additional cost-saving initiatives. This plan included a strategic review of content performance across Starz’s domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value.

During the fiscal year ended March 31, 2024, Lionsgate continued executing its restructuring plan, including its evaluation of the programming on Starz’s domestic and international platforms. In connection with this review, Lionsgate cancelled certain ordered programming, and identified certain other programming with limited strategic purpose which was removed from the Starz platforms and abandoned by the Media Networks segment. In addition, as a result of the continuing review of its international territories, Lionsgate has made the strategic decision to shut down the LIONSGATE+ service in Latin America and the U.K. with the only remaining international operations being in Canada and India, resulting in additional content impairment charges.

As a result of these restructuring initiatives, Lionsgate recorded content impairment charges related to the Media Networks segment in the fiscal years ended March 31, 2024 and 2023 of $364.5 million and $379.3 million, respectively. Lionsgate has incurred impairment charges from the inception of the plan through March 31, 2024 amounting to $743.8 million.

Other Impairments: Amounts in the fiscal year ended March 31, 2024 also include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne.

Amounts in the fiscal year ended March 31, 2023 also include an impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by Lionsgate. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(b)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In fiscal 2024, amounts were due to restructuring activities including integration of the acquisition of eOne, LIONSGATE+ international restructuring and our Motion Picture and Television Production segment.

(c)

Amounts represents certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning Lionsgate to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(d)

Amounts reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, Lionsgate recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. Lionsgate expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. Transaction and other costs in fiscal 2024 also include a benefit of $5.4 million associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the LIONSGATE+ international restructuring. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the separation of the Starz Business from the Studio Business. In fiscal 2023, transaction and other costs include a benefit of $11.0 million for a settlement of a legal matter related to the Media Networks segment.

(5)

Amounts represent the incremental costs, if any, included in direct operating expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During fiscal 2024, 2023 and 2022, Lionsgate has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period. These charges (benefits) are excluded from segment operating results.

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
COVID-19 related charges (benefit) included in:
Direct operating expense(a)	$50.6	$(3.6)	$(11.6)	$—	$(1.0)
Distribution and marketing expense(b)	16.9	0.2	—	—	—

	$67.5	$(3.4)	$(11.6)	$—	$(1.0)

(a)

Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, net of insurance recoveries. In fiscal 2021, these charges also included film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic.

(b)

Amounts reflected in distribution and marketing expense primarily consist of contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit.

(6)

Amounts represent certain unusual programming and content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across Lionsgate’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. In the fiscal year ended March 31, 2022, the amounts represent impairment charges recorded as a result of a strategic review of original programming on the STARZ platform, which identified certain titles with limited viewership or strategic purpose which were removed from the STARZ service and abandoned by the Media Networks segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the consolidated statement of operations.

(7)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the consolidated statement of operations, and excluded from segment operating results.

(8)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Total share-based compensation expense	$89.0	$100.0	$102.0	$99.8	$90.6
Less: Amount included in restructuring and other(a)	(3.5)	—	(4.2)	—	(9.4)

Adjusted share-based compensation	$85.5	$100.0	$97.8	$99.8	$81.2

(a)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

(9)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$1.0	$0.4	$0.7	$—	$—
General and administrative expense(a)	47.2	58.7	54.7	37.0	11.6
Depreciation and amortization	144.2	134.9	140.1	134.7	142.1

	$192.4	$194.0	$195.5	$171.7	$153.7

(a)

These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The earned distributions related to 3 Arts Entertainment represent the 3 Arts Entertainment noncontrolling equity interest in the earnings of 3 Arts Entertainment and are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment.

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Actual	2024 Plan	2024 Actual
	(Unaudited, amounts in millions)
Amortization of recoupable portion of the purchase price	$7.7	$7.7	$7.7	$1.3	$1.3
Noncontrolling interest discount amortization	22.7	22.7	13.2	—	—
Noncontrolling equity interest in distributable earnings	16.8	28.3	33.8	35.7	10.3

	$47.2	$58.7	$54.7	$37.0	$11.6

Lions Gate Entertainment Corp.

Reconciliation of Net Cash Flows Provided By Operating Activities to Adjusted Free Cash Flow

The following table reconciles the GAAP measure, Net Cash Flows Provided by Operating Activities to the non-GAAP measure Adjusted Free Cash Flow:

Year Ended March 31,
2024 Actual
(Unaudited, amounts in millions)
Net Cash Flows Provided By Operating Activities	$396.8
Capital expenditures	(34.7)
Net borrowings under and (repayment) of production and related loans(1):
Production loans and programming notes	(242.0)
Production tax credit facility	27.7
Payments on impaired content in territories to be exited(2)	81.7

Adjusted Free Cash Flow	$229.5

(1)	See “Reconciliation of Non-GAAP Adjustments for Net Borrowings Under and (Repayment) of Production and Related Loans” for reconciliation to the most directly comparable GAAP financial measure.
(2)	Represents cash payments made on impaired content in territories exited or to be exited under the LIONSGATE+ international restructuring.

Lions Gate Entertainment Corp.

Reconciliation of Non-GAAP Adjustments For Net Borrowings Under and (Repayment) of Production and Related Loans

The following table reconciles the non-GAAP adjustments for net borrowings under and (repayment) of production and related loans to the changes in the related balance sheet amounts and the consolidated statement of cash flows:

	Year Ended March 31, 2024
	Non-GAAP Adjustments to Adjusted Free Cash Flow
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations	Total per GAAP Balance Sheet and Statement of Cash Flows Amounts
	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)				$2,023.6
Cash flows provided by (used in) financing activities:
Borrowings	$1,666.4	$76.4	$267.8	2,010.6
Repayments	(1,923.2)	(48.7)	(243.5)	(2,215.4)
Adjustment related to net payments on loans outstanding prior to acquisition of eOne	14.8	—	—

	$(242.0)	$27.7	$24.3
Cash flows provided by operating activities:
Included in cash flows provided by operating activities				13.4
Film related obligations assumed from the acquisition of eOne				105.8

Film related obligations at end of period (current and non-current)				$1,938.0

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Lionsgate Related Person Transaction Policy

Lionsgate recognizes that transactions it may conduct with any of its directors, director nominees or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than Lionsgate’s best interests and those of its shareholders. Lionsgate has established, and the Lionsgate Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which Lionsgate and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of Lionsgate at any time since the beginning of Lionsgate’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of Lionsgate’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of Lionsgate’s common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of Lionsgate’s common shares; or (v) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

The full text of the Lionsgate Related Person Transaction Policy is available on Lionsgate’s investor relations website at http://investors.lionsgate.com/governance/governance-documents or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary. Starz and New Lionsgate will each adopt a related person transaction policy that is in substantially the same form as the Lionsgate Related Person Transaction Policy.

Certain Existing Agreements

Ignite, LLC

In April 2004, a wholly-owned subsidiary of Lionsgate entered into agreements (as amended) with Ignite, LLC (“Ignite”) for distribution rights to certain films. Mr. Burns owns a 65.45% interest in Ignite, and Mr. Simmons owns a 24.24% interest in Ignite. During the year ended March 31, 2024, $0.3 million was paid to Ignite under these agreements (2023 - $0.4 million).

Business Combination

On May 13, 2024, Lionsgate closed the Business Combination Agreement. Mr. Sloan was the Chairman of Screaming Eagle and owned, directly or indirectly, a material interest in Eagle Equity Partners V, LLC, a Delaware limited liability company, the Screaming Eagle sponsor. Mr. Sloan recused himself from the decisions to approve the business combination made by the Lionsgate Board and the board of Screaming Eagle.

Sponsor Option Agreement

In connection with the Business Combination, SEAC received an aggregate of $1.00 and 2,200,000 options (the “SEAC Sponsor Options”) each of which entitled SEAC Sponsor to purchase one SEAC Class A Ordinary Share at $0.0001 per share (the “Sponsor Option Agreement”). The SEAC Sponsor Options ultimately became options to purchase LG Studios common shares pursuant to the terms of the Sponsor Option Agreement. New Lionsgate expects to assume in writing all of the obligations of LG Studios under and in accordance with the Sponsor Option Agreement.

Voting and Standstill Agreement

In connection with the Purchases (as defined below), on November 10, 2015, Lionsgate entered into a voting and standstill agreement with Liberty Global, Liberty, Discovery Lightning, Discovery, Dr. John C. Malone, MHR Fund Management and certain affiliates of MHR Fund Management (as amended from time to time, the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty and Discovery have agreed to vote, in any vote of Lionsgate’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving Lionsgate or any of its subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the LGEC common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of Lionsgate’s outstanding voting power in the aggregate in the same proportion as the votes cast by other shareholders.

Letter Agreement. On July 9, 2009, Lionsgate entered into a letter agreement (as amended from time to time, the “MHR Letter Agreement”) with Dr. Rachesky, pursuant to which Dr. Rachesky was nominated to the Lionsgate Board for the Lionsgate 2009 annual meeting of shareholders. The MHR Letter Agreement also provides, subject to certain terms and conditions, including that Dr. Rachesky and certain of his affiliates hold at least 8,192,246 common shares of Lionsgate, subject to equitable adjustment (which amount represented approximately 7% of Lionsgate’s common shares outstanding as of May 22, 2009), that in the event Lionsgate enters into an agreement with any other person, or invites or receives a proposal, in either case which relates to the matters addressed by the MHR Letter Agreement, and that has terms or conditions that are more favorable to such other person or more restrictive to Lionsgate than the terms or conditions set forth in the MHR Letter Agreement or the Registration Rights Agreement with MHR Fund Management (as described below), then Lionsgate will offer Dr. Rachesky and certain of his affiliates the opportunity to enter into an agreement on the same terms and conditions or, as the case may be, make a competing proposal which shall be considered by Lionsgate in good faith before deciding whether to execute any such other agreement.

Investor Rights Agreement. On November 10, 2015, (i) Liberty, a limited company organized under the laws of the U.K. and a wholly-owned subsidiary of Liberty Global, agreed to purchase 5,000,000 of Lionsgate’s then outstanding common shares from funds affiliated with MHR Fund Management, and (ii) Discovery Lightning, a limited company organized under the laws of the U.K. and a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (“Warner Bros. Discovery”) agreed to purchase 5,000,000 of Lionsgate’s then outstanding common shares from funds affiliated with MHR Fund Management (collectively, the “Purchases”).

In connection with the Purchases, on November 10, 2015, Lionsgate entered into an investor rights agreement with Liberty Global, Warner Bros. Discovery, Liberty, Discovery Lightning and certain affiliates of MHR Fund Management (as amended from time to time, the “Lionsgate Investor Rights Agreement”). The Lionsgate Investor Rights Agreement provides that, among other things, (i) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include three (3) designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to Lionsgate Board approval) on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders and (ii) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000, of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual general meeting of Lionsgate’s shareholders. Dr. Rachesky, Ms. Fine and a former director were appointed as initial designees of MHR Fund Management to the Lionsgate Board pursuant to the Lionsgate Investor Rights Agreement. Mr. Harkey serves as the current third designee to the Lionsgate Board under the Lionsgate Investor Rights Agreement.

In addition, the Lionsgate Investor Rights Agreement provides that (i) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate’s will include one designee of Liberty and one designee of Discovery Lightning on its slate of director nominees for election to the Lionsgate Board at each future annual general meeting of Lionsgate’s shareholders and (ii) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of Liberty and Discovery Lightning, collectively, on its slate of director nominees for election to the Lionsgate Board at each future annual general meeting of Lionsgate’s shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery Lightning does not, (b) Discovery Lightning, if Discovery Lightning individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery Lightning, jointly, if neither Liberty nor Discovery Lightning individually exceeds such 5,000,000 common share threshold. Mr. Fries was appointed as a designee of Liberty and a former director was appointed as a designee of Discovery Lightning, and both were appointed as members of the Lionsgate Board effective on November 12, 2015. Currently, Mr. Sloan serves as the designee of Discovery Lightning to the Lionsgate Board under the Lionsgate Investor Rights Agreement.

In addition, under the Lionsgate Investor Rights Agreement, Lionsgate has also agreed to provide Liberty, Discovery Lightning and MHR Fund Management with certain pre-emptive rights on shares that Lionsgate may issue in the future for cash consideration.

Under the Lionsgate Investor Rights Agreement, Liberty and Discovery Lightning (together with certain of their affiliates) have agreed that if they sell or transfer any of their LGEC common shares to a shareholder or group of shareholders that beneficially own 5% or more of Lionsgate’s then outstanding common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lionsgate’s then outstanding common shares, any such transferee would have to agree to the restrictions and obligations set forth in the Lionsgate Investor Rights Agreement, including transfer restrictions, subject to certain exceptions set forth in the Lionsgate Investor Rights Agreement.

Voting and Standstill Agreement. Also in connection with the Purchases, on November 10, 2015, Lionsgate entered into a voting and standstill agreement with Liberty Global, Liberty, Discovery Lightning, Warner Bros. Discovery, Dr. John C. Malone, MHR Fund Management and certain affiliates of MHR Fund Management (as amended from time to time, the “Lionsgate Voting and Standstill Agreement”). Under the Lionsgate Voting and Standstill Agreement, Liberty and Warner Bros. Discovery have agreed to vote, in any vote of Lionsgate’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving Lionsgate or any of its subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of Lionsgate’s outstanding voting power in the aggregate in the same proportion as the votes cast by other shareholders.

In addition, each of Liberty, Warner Bros. Discovery and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the Lionsgate Board, each of them will vote all of Lionsgate’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective nominees to the Lionsgate Board, subject to certain exceptions set forth in the Lionsgate Voting and Standstill Agreement.

Under the Lionsgate Voting and Standstill Agreement, Liberty and Warner Bros. Discovery (together with certain of their affiliates) have also agreed that if they sell or transfer any of their common shares to a shareholder or group of shareholders that beneficially own 5% or more of Lionsgate’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lionsgate’s common shares, any such transferee would have to agree to the Lionsgate Voting and Standstill Agreement, subject to certain exceptions set forth in the Lionsgate Voting and Standstill Agreement.

Registration Rights Agreements. On October 22, 2009, Lionsgate entered into a registration rights agreement with certain affiliates of MHR Fund Management, which was later amended on February 3, 2016. In addition, on November 10, 2015, Lionsgate entered into separate registration rights agreements with each of Liberty and Warner Bros. Discovery (together with certain of their affiliates). The three registration rights agreements described in the foregoing are referred to herein as the “Registration Rights Agreements.”

Each Registration Rights Agreement provides that the applicable investor is entitled to two demand registration rights to request that Lionsgate register all or a portion of their common shares. In addition, in the event that Lionsgate proposes to register any of Lionsgate’s equity securities or securities convertible into or exchangeable for Lionsgate’s equity securities, either for its own account or for the account of other security holders, the applicable investor will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to customary limitations. As a result, whenever Lionsgate proposes to file a registration statement under the Securities Act, other than with respect to a registration statement on Forms S-4 or S-8 or certain other exceptions, the applicable investor will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

The registration rights described above of Liberty and Warner Bros. Discovery will terminate on the first anniversary of the date that the applicable investor (together with certain of its affiliates) both (i) beneficially owns less than 2,971,601 common shares, subject to equitable adjustment (which amount represented approximately 2% of Lionsgate’s common shares outstanding as of November 2, 2015), and (ii) ceases to have a designated representative on the Lionsgate Board. The registration rights described above of the applicable affiliates of MHR Fund Management will terminate on the first anniversary of the date that they both (i) beneficially owns less than 11,703,209 common shares, subject to equitable adjustment (which amount represented approximately 10% of Lionsgate’s common shares outstanding as disclosed in Lionsgate’s Form 10-K for the fiscal year ended March 31, 2009), and (ii) ceases to have a designated representative on the Lionsgate Board.

The foregoing descriptions of the MHR Letter Agreement, the Lionsgate Investor Rights Agreement, the Lionsgate Voting and Standstill Agreement and the Registration Rights Agreements are not meant to be complete and are qualified by reference to the full text of each of the MHR Letter Agreement, the Investor Rights Agreement, the Voting and Standstill Agreement and the Registration Rights Agreements, respectively, which are filed as exhibits to Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024 and incorporated by reference into this joint proxy statement/prospectus.

Pursuant to the Lionsgate Investor Rights Agreement, each of New Lionsgate and Starz expects to enter into an investor rights agreement with Liberty Global, Discovery, Liberty, Discovery Lightning (or affiliated entities of each of them) and certain affiliates of MHR Fund Management to be effective upon the Arrangement Effective Time. We refer to these agreements as the “New Lionsgate Investor Rights Agreement” and the “Starz Investor Rights Agreement”, respectively. Pursuant to the Voting and Standstill Agreement, each of New Lionsgate and Starz expects to enter into a voting and standstill agreement with Liberty Global, Discovery, Liberty, Discovery Lightning (or affiliated entities of each of them) and certain affiliates of MHR Fund Management to be effective upon the Arrangement Effective Time. We refer to these agreements as the “New Lionsgate Voting and Standstill Agreement” and the “Starz Voting and Standstill Agreement,” respectively.

In addition, each of New Lionsgate and Starz expects to enter into registration rights agreements with each of Liberty Global, Discovery (or affiliated entities of each of them) and certain affiliates of MHR Fund Management in each case to be effective upon the Arrangement Effective Time. We refer to such agreements as the “New Lionsgate Registration Rights Agreements” and the “Starz Registration Rights Agreements”, respectively.

The foregoing description of the New Lionsgate Investor Rights Agreement, the New Lionsgate Voting and Standstill Agreement, the New Lionsgate Registration Rights Agreements, the Starz Investor Rights Agreement,

the Starz Voting and Standstill Agreement and the Starz Registration Rights Agreements is not meant to be complete and is qualified by reference to the full text of the form of each of the New Lionsgate Investor Rights Agreement, the New Lionsgate Voting and Standstill Agreement, the New Lionsgate Registration Rights Agreements, the Starz Investor Rights Agreement, the Starz Voting and Standstill Agreement and the Starz Registration Rights Agreements, respectively, which are filed as exhibits to the registration statement of which this joint information/proxy statement is a part.

Transactions with Equity Method Investees. In the ordinary course of business, Lionsgate is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of Lionsgate’s films and television programs and the lease of a studio facility owned by a former equity-method investee, for which the impact on Lionsgate’s consolidated balance sheets and consolidated statements of operations is as shown in the tables below. For additional information about related party transactions, see Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus.

	March 31,
	2024	2023
	(Amounts in millions)
Consolidated Balance Sheets
Accounts receivable	$11.1	$14.8
Investment in films and television programs(1)	2.2	7.9
Other assets, noncurrent(1)	—	45.8

Total due from related parties	$13.3	$68.5

Accounts payable(2)	$16.8	$16.8
Other accrued liabilities(1)	—	6.7
Participations and residuals, current	5.5	7.5
Participations and residuals, noncurrent	1.3	2.0
Deferred revenue, current	0.1	—
Other liabilities(1)	—	41.4

Total due to related parties	$23.7	$74.4

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Consolidated Statements of Operations
Revenues	$4.2	$6.1	$4.1
Direct operating expense	$5.0	$8.3	$6.5
Distribution and marketing expense	$0.8	$0.4	$0.2
Interest and other income	$—	$1.7	$3.1

(1)

As of March 31, 2023, Lionsgate had certain operating leases related to a studio facility owned by an equity-method investee which was sold during the year ended March 31, 2024. Amounts related to these leases as of March 31, 2023 are included in the table above in investment in films and television programs, other assets - noncurrent, other accrued liabilities and other liabilities.

(2)	Amounts primarily represent production related advances due to certain of its equity method investees.

Agreements Relating to the Transactions

Arrangement Agreement

Lionsgate, LG Studios, New Lionsgate and LG Sirius intend to enter into an arrangement agreement that provides for the implementation of the Plan of Arrangement that will result in the separation of the LG Studios Business from the Starz Business through the Transactions.

The following is a summary of certain material terms and conditions of the Arrangement Agreement. This summary may not contain all of the information about the Arrangement Agreement that is important to shareholders and is qualified in its entirety by the full text of the Arrangement Agreement, the form of which will be filed as Annex D to the registration statement of which this joint proxy statement/prospectus is a part. Shareholders are urged to read the Arrangement Agreement in its entirety.

Covenants Regarding the Arrangement

The Arrangement Agreement will contain covenants of the parties that they will, subject to the terms of the Arrangement Agreement, use their respective commercially reasonable efforts to implement the Arrangement; and (ii) satisfy the conditions precedent to the completion of the Arrangement.

Conditions Precedent

The Transactions are subject to certain conditions precedent, including approval of the Lionsgate Transactions Proposal by the shareholders of Lionsgate and approval of the LG Studios Reorganization Proposal by the shareholders of LG Studios. For additional information on the conditions precedent, see “The Transactions—Conditions to the Transactions”. The conditions precedent in the Arrangement Agreement may be waived, in whole or in part, by Lionsgate, LG Studios, and New Lionsgate, as applicable. Certain conditions precedent to the completion of the Arrangement in the Arrangement Agreement may be deemed to be satisfied, waived or released at the Arrangement Effective Time by operation of law.

Amendments

The Arrangement Agreement provides that, subject to the provisions of the Interim Orders, the Final Order, the Plan of Arrangement, and applicable law, at any time and from time to time before the Arrangement Effective Time, the Arrangement Agreement and the Plan of Arrangement may be amended, modified, or supplemented by written agreement of the parties without further notice to or approval on the part of Lionsgate’s shareholders and LG Studios’ shareholders.

Termination

The Arrangement Agreement: (i) will terminate if the arrangement does not occur on or before [    ] and (ii) may be terminated prior to the Arrangement Effective Time by the written agreement of all parties to the Arrangement Agreement without further notice to or authorization on the part of the shareholders of Lionsgate or the other parties.

Separation Agreement

New Lionsgate and Starz will enter into a separation agreement prior to the Arrangement Effective Time. The Separation Agreement will govern the relationship between New Lionsgate and Starz following the completion of the Transactions.

Employee Matters Agreement

New Lionsgate and Starz will enter into an employee matters agreement prior to the Arrangement Effective Time to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The Employee Matters Agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

The Employee Matters Agreement will provide that, unless otherwise specified, New Lionsgate will be responsible for liabilities associated with employees who will be employed by New Lionsgate following the Arrangement Effective Time and former employees whose last employment was with the LG Studios Business, and Starz will be responsible for liabilities associated with employees who will be employed by Starz following the Arrangement Effective Time and former employees whose last employment was with Starz Business.

The Employee Matters Agreement will also govern the terms of equity-based awards granted by LGEC prior to the Arrangement Effective Time. See “The Transactions—Treatment of Lionsgate Equity Awards.”

The foregoing summary does not purport to describe all of the terms of the Employee Matters Agreement and is qualified in its entirety by reference to the complete text of the Employee Matters Agreement, the form of which is filed as Annex L to this joint proxy statement/prospectus and is incorporated herein by reference.

Tax Matters Agreement

In connection with the Business Combination, on May 9, 2024, LGEC and StudioCo entered into a tax matters agreement (the “Tax Matters Agreement”) that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In connection with the Transactions, prior to the Arrangement Effective Time, New Lionsgate will become a party to Tax Matters Agreement.

The foregoing summary does not purport to describe all of the terms of the Tax Matters Agreement and is qualified in its entirety by reference to the complete text of the Tax Matters Agreement, the form of which is filed as Annex K to this joint proxy statement/prospectus and is incorporated herein by reference.

Transition Services Agreement

In connection with the Transactions, New Lionsgate and Starz will enter into a transition services agreement pursuant to which New Lionsgate and Starz and their respective affiliates will provide to each other, on an interim, transitional basis, various services to help ensure an orderly transition following the consummation of the Transactions. Lionsgate currently expects that the services may include certain finance, accounting, legal, information technology, human resources, employee benefits and other services. The Transition Services Agreement will specify the fees payable for these services. In general, the services will begin on the date of the completion of the Transactions and will cover a period generally not expected to exceed [   ] following the completion of the Transactions.

The foregoing summary does not purport to describe all of the terms of the Transition Services Agreement and is qualified in its entirety by reference to the complete text of the Transition Services Agreement, the form of which is filed as Annex M to this joint proxy statement/prospectus and is incorporated herein by reference.

Other Commercial Arrangements

Following the Transactions, New Lionsgate and Starz will continue to be parties to certain commercial agreements, which may include: (i) master originals content licensing agreements that will license SVOD and pay television rights to Starz for certain New Lionsgate owned first-run original series for the U.S.; (ii) a master library license agreement that will license SVOD and pay television rights to Starz for certain New Lionsgate owned library series and film content for Canada; (iii) a multiyear pay 1 television output arrangement, granting Starz an exclusive U.S. pay television/SVOD license for Lionsgate- or Summit-branded films theatrically released in the U.S.; and (iv) a distribution agreement authorizing New Lionsgate to globally sublicense on an exclusive basis off-platform linear, on-demand, and transactional rights to certain original series owned by Starz (subject to industry-standard holdbacks to preserve periods of exclusivity for Starz’s platforms).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LIONSGATE SHAREHOLDERS

The following is a discussion of material U.S. federal income tax consequences of the Transactions to “U.S. Holders” (as defined below) of LGEC common shares who receive New Lionsgate new common shares and Starz common share in the Transactions. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available as of the date of this joint proxy statement/prospectus and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such interpretation or change could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion applies only to U.S. Holders (as defined below) of LGEC common shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Transactions were or will be consummated in accordance with the Plan of Arrangement and the Separation Agreement and the other agreements related to the Transactions and as described in this joint information/proxy statement. Holders of LGEC common shares that are not U.S. Holders should consult their tax advisors as to the tax consequences of the Transactions to them.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of LGEC common shares in light of their particular circumstances, nor does it address tax consequences applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, real estate investment trusts, regulated investment companies, S corporations, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their LGEC common shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale” or other risk-reduction or integrated transaction, holders who acquired LGEC common shares or New Lionsgate new common shares upon the exercise of employee share options or otherwise as compensation, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders who actually or constructively own five percent or more (by vote or value) of the LGEC common shares or holders whose functional currency is not the U.S. dollar. This discussion also does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith, and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax considerations under state, local, or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The Transactions may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LGEC common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of LGEC common shares that are partnerships and partners in such partnerships should consult their tax advisors as to the tax consequences of the Transactions to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of LGEC common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion further assumes that neither Lionsgate nor New Lionsgate is currently a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and we do not expect either Lionsgate or New Lionsgate to be a PFIC at the time of the Transactions. If, however, Lionsgate or New Lionsgate is or becomes a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to your shares and on the Transactions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences to you if either Lionsgate or New Lionsgate is considered a PFIC in any taxable year.

THE FOLLOWING DISCUSSION SETS FORTH THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS UNDER CURRENT LAW. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS JOINT INFORMATION/PROXY STATEMENT.

It is a condition to the Transactions that Lionsgate receives an opinion of its outside tax advisor regarding the qualification of the Transactions as a transaction described in Sections 355 and 368(a)(1)(D) of the Code. The opinion will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Lionsgate and New Lionsgate (including those relating to the past and future conduct of Lionsgate and New Lionsgate). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any representations or covenants contained in any of the agreements and documents relating to the Transactions or in any documents relating to the opinion are inaccurate or not complied with by Lionsgate, New Lionsgate or any of their respective subsidiaries, such opinion may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt by Lionsgate of the opinion of its outside tax advisor, the IRS could determine that the Transactions should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the facts, representations, assumptions, statements or undertakings upon which the opinion was based are inaccurate or have not been complied with, or that the Transactions should be taxable for other reasons, including as a result of certain transactions occurring after the Transactions. In addition, the opinion of Lionsgate’s outside tax advisor will represent the judgment of such tax advisor and will not be binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion. Accordingly, notwithstanding receipt by Lionsgate of the opinion, there can be no assurance that the IRS will not assert that the Transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, LGEC’s existing shareholders that are subject to U.S. federal income tax could incur significant liabilities. Please refer to “—Material U.S. Federal Income Tax Consequences if the Transactions are Taxable” below. For a description of the sharing of Lionsgate’s and New Lionsgate’s liabilities in respect of taxes, see the section titled “Certain Relationships and Related Party Transactions—Tax Matters Agreement” on page 350.

Material U.S. Federal Income Tax Consequences if the Transactions Qualify as a Transaction that is Generally Tax-Free under Section 355 of the Code.

If the Transactions qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, the U.S. federal income tax consequences of the Transactions generally are as follows:

•

no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. Holders of LGEC common shares upon the receipt of New Lionsgate new common shares and Starz common shares in the Transactions for U.S. federal income tax purposes, except with respect to any cash received in lieu of any fractional share interest in New Lionsgate new common shares and Starz common shares (as described below);

•

the aggregate tax basis in the LGEC common shares and the New Lionsgate new common shares and Starz common shares received in the Transactions (including any fractional share interest in New Lionsgate new common shares and Starz common shares for which cash is received) in the hands of each U.S. Holder of LGEC common shares immediately after the Transactions will equal the aggregate basis of LGEC common shares held by such U.S. Holder immediately before the Transactions, allocated between the LGEC common shares and the New Lionsgate new common shares and Starz common shares (including any fractional share interest in New Lionsgate new common shares and Starz common shares for which cash is received) in proportion to the relative fair market value of each on the date of the completion of the Transactions; and

•

the holding period of New Lionsgate new common shares and Starz common shares received by each U.S. Holder of LGEC common shares in the Transactions (including any fractional share interest in New Lionsgate new common shares for which cash is received) will generally include the holding period at the time of the Transactions of the LGEC common shares with respect to which the New Lionsgate new common shares and Starz common shares are received in the completion of the Transactions.

A U.S. Holder who receives cash in lieu of a fractional share of New Lionsgate new common shares and Starz common shares in the Transactions will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its LGEC common shares exceeds one year at the time of the Transactions.

If a U.S. Holder of LGEC common shares holds different blocks of LGEC common shares (generally LGEC common shares purchased or acquired on different dates or at different prices), such U.S. Holder should consult its tax advisor regarding the determination of the basis and holding period of New Lionsgate new common shares received in the Transactions in respect of particular blocks of LGEC common shares.

Material U.S. Federal Income Tax Consequences if the Transactions are Taxable.

As discussed above, notwithstanding receipt by Lionsgate of the opinion of its outside tax advisor, the IRS could assert that the Transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and Lionsgate, New Lionsgate and LGEC shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Lionsgate or New Lionsgate could cause the Transactions and/or certain related transactions not to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, New Lionsgate may be required to indemnify Starz for taxes (and certain related amounts) resulting from the Transactions and certain related transactions not qualifying as tax-free.

If the Transactions were to fail to qualify as tax-free for U.S. federal income tax purposes, U.S. Holders would be subject to tax as if they had received a taxable Transactions equal to the fair market value of the New Lionsgate new common shares and Starz common shares received by them in the Transactions, which generally would be treated as a dividend for such purposes to the extent of such U.S. Holder’s pro rata share of Lionsgate’s current and accumulated earnings and profits (including any earnings and profits resulting from any taxable gain on the Transactions), as determined for U.S. federal income tax purposes.

In connection with the Transactions, New Lionsgate and Starz will enter into a Tax Matters Agreement pursuant to which New Lionsgate will be responsible for certain liabilities and obligations following the Transactions. In general, under the Tax Matters Agreement, if the Transactions were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code or if certain related transactions were to fail to qualify as tax-free under applicable law, to the extent such failure to so qualify is attributable to actions taken by New Lionsgate or Starz, then the party responsible for such failure will be responsible for all taxes imposed on the other party. For a discussion of the Tax Matters Agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” New Lionsgate’s indemnification obligations to Starz under the Tax Matters Agreement are not expected to be limited in amount or subject to any cap. If New Lionsgate is required to pay any taxes or indemnify Starz and its subsidiaries and their respective officers and directors under the circumstances set forth in the Tax Matters Agreement, New Lionsgate may be subject to substantial liabilities.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS UNDER CURRENT LAW. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO PARTICULAR HOLDERS. ALL HOLDERS OF LGEC COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LG STUDIOS SHAREHOLDERS

The following is a discussion of certain material U.S. federal income tax consequences of the Transactions to “U.S. Holders” (as defined below) of LG Studios common shares who exchange their LG Studios common shares for New Lionsgate new common shares pursuant to the Arrangement. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available as of the date of this joint proxy statement/prospectus and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such interpretation or change could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion applies only to U.S. Holders (as defined below) of LG Studios common shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Transactions were or will be consummated in accordance with the Plan of Arrangement and the Separation Agreement and the other agreements related to the Transactions and as described in this joint information/proxy statement. Holders of LG Studios common shares that are not U.S. Holders should consult their tax advisors as to the tax consequences of the Transactions to them.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of LG Studios common shares in light of their particular circumstances, nor does it address tax consequences applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, real estate investment trusts, regulated investment companies, S corporations, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their LG Studios common shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale” or other risk-reduction or integrated transaction, holders who acquired LG Studios common shares or New Lionsgate new common shares upon the exercise of employee share options or otherwise as compensation, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders who actually or constructively own five percent or more (by vote or value) of the LG Studios common shares or holders whose functional currency is not the U.S. dollar. This discussion also does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith, and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax considerations under state, local, or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The Transactions may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LG Studios common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of LG Studios common shares that are partnerships and partners in such partnerships should consult their tax advisors as to the tax consequences of the Transactions to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of LG Studios common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion further assumes that neither Lionsgate nor New Lionsgate is currently a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and we do not expect either Lionsgate or New Lionsgate to be a PFIC at the time of the Transactions. If, however, Lionsgate or New Lionsgate is or becomes a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to your shares and on the Transactions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences to you if either Lionsgate or New Lionsgate is considered a PFIC in any taxable year.

THE FOLLOWING DISCUSSION SETS FORTH THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS UNDER CURRENT LAW. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS JOINT INFORMATION/PROXY STATEMENT.

New Lionsgate currently intends to report the exchange of LG Studios common shares for New Lionsgate new common shares as a transaction described in Section 351 of the Code. The qualification of the exchange of LG Studios common shares for New Lionsgate new common shares as a transaction described in Section 351 of the Code depends on numerous facts and circumstances, some of which may not be known as of the completion of the Transactions, and on certain actions and transactions that may occur after the completion of the Transactions. Accordingly, there can be no assurance that the exchange LG Studios common shares for New Lionsgate new common shares will qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes, and, consequently, the receipt of a legal opinion from counsel is not a condition to any party’s obligation to complete the exchange. New Lionsgate and LG Studios have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Plan of Arrangement or the exchange, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position New Lionsgate intends to take with respect to the exchange of LG Studios common shares for New Lionsgate new common shares. Accordingly, there can be no assurance that the IRS will not assert that the Transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, LG Studios’ existing shareholders that are subject to U.S. federal income tax could incur significant liabilities. Please refer to “—Material U.S. Federal Income Tax Consequences if the Transactions Are Taxable” below.

Tax Consequences if Transactions Qualify as a Transaction that is Described in Section 351 of the Code.

If the exchange of LG Studios common shares for New Lionsgate new common shares qualifies as a transaction described in Section 351 of the Code, the U.S. federal income tax consequences generally are as follows:

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no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. Holders of LG Studios common shares upon the receipt of New Lionsgate new common shares pursuant to the Plan of Arrangement for U.S. federal income tax purposes;

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the aggregate tax basis in the New Lionsgate new common shares received in the Transactions will equal the aggregate basis of LG Studios common shares held by such U.S. Holder immediately before the Transactions; and

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the holding period of New Lionsgate new common shares received by each U.S. Holder of LG Studios common shares in the Transactions will generally include the holding period at the time of the Transactions of the LG Studios common shares with respect to which the New Lionsgate new common shares are received in the completion of the Transactions.

If a U.S. Holder of LG Studios common shares holds different blocks of LG Studios common shares (generally LG Studios common shares purchased or acquired on different dates or at different prices), such U.S. Holder should consult its tax advisor regarding the determination of the basis and holding period of New Lionsgate new common shares received in the Transactions in respect of particular blocks of LG Studios common shares.

Tax Consequences if the Transactions are Taxable.

As discussed above, the IRS could assert that the exchange of LG Studios common shares for New Lionsgate new common shares does not qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and Lionsgate, New Lionsgate and LG Studios shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Lionsgate or New Lionsgate could cause the Transactions and/or certain related transactions not to qualify for tax-free treatment for U.S. federal income tax purposes.

If the exchange of LG Studios common shares for New Lionsgate new common shares were to fail to qualify as a transaction described in Section 351 of the Code, the receipt of New Lionsgate new common shares in exchange for LG Studios common shares in the Arrangement will be a taxable transaction. In general, a U.S. holder whose shares of LG Studios common shares are converted into the right to receive New Lionsgate new common shares pursuant to the Plan of Arrangement will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the value of the New Lionsgate new common shares received (referred to as the amount realized) and (ii) the shareholder’s adjusted tax basis in the LG Studios common shares exchanged pursuant to the Plan or Arrangement. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS UNDER CURRENT LAW. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO PARTICULAR HOLDERS. ALL HOLDERS OF LG STUDIOS COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LIONSGATE SHAREHOLDERS

In the opinion of Dentons Canada LLP, the following summary describes the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to a beneficial owner of LGEC common shares who (i) exchanges LGEC common shares for New Lionsgate Initial Exchange Shares pursuant to the Arrangement and (ii) exchanges New Lionsgate Initial Exchange Shares for Starz common shares and New Lionsgate new common shares pursuant to the Arrangement. This summary is applicable only to an LGEC shareholder who, at all relevant times, for purposes of the Canadian Tax Act: (a) deals at arm’s length with LGEC and New Lionsgate; (b) is not affiliated with LGEC or New Lionsgate; and (c) holds LGEC common shares and will hold New Lionsgate new common shares and Starz common shares as capital property (a “Holder”). Generally, LGEC common shares, New Lionsgate Initial Exchange Shares, New Lionsgate new common shares and Starz common shares will be capital property to a Holder unless such shares are held or were acquired in the course of carrying on a business of buying or selling securities or as part of an adventure or concern in the nature of trade.

This summary does not describe the tax consequences of the Arrangement to a Holder who acquired LGEC common shares pursuant to any equity-based employment compensation plan (including an Option). Such Holders should consult their own tax advisors.

This summary is not applicable to a Holder: (i) that is a “financial institution” as defined in the Canadian Tax Act for the purposes of the “mark-to-market property” rules contained in the Canadian Tax Act; (ii) that is a “specified financial institution” as defined in the Canadian Tax Act; (iii) an interest in which is, whose LGEC common shares are, or whose New Lionsgate Initial Exchange Shares, New Lionsgate new common shares or Starz common shares will be, a “tax shelter investment” as defined in the Canadian Tax Act; (iv) that has elected to report its “Canadian tax results” (within the meaning of the Canadian Tax Act) in a currency other than Canadian currency; (v) that has entered, or will enter, into a “dividend rental arrangement,” a “derivative forward agreement” or a “synthetic disposition arrangement”, each as defined in the Canadian Tax Act, with respect to their LGEC common shares, New Lionsgate Initial Exchange Shares, New Lionsgate new common shares or Starz common shares; (vi) that is a “foreign affiliate” of a taxpayer resident in Canada, as defined in subsection 95(1) of the Canadian Tax Act; or (vii) that is a corporation resident in Canada and is or becomes, or does not deal at arm’s length with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of New Lionsgate new common shares or Starz common shares, controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, for purposes of the foreign affiliate dumping rules in section 212.3 of the Canadian Tax Act. Any such Holder should consult its own tax advisor.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction which may be different from those discussed herein.

In general, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the LGEC common shares, the New Lionsgate Initial Exchange Shares, the New Lionsgate new common shares or the Starz common shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada (a “Resident Holder”).

Certain Resident Holders whose LGEC common shares, New Lionsgate new common shares or Starz common shares might not otherwise qualify as capital property may be entitled to make, or may have already made, an irrevocable election under subsection 39(4) of the Canadian Tax Act. This election may deem any LGEC common shares, New Lionsgate Initial Exchange Shares, New Lionsgate new common shares and Starz common shares (and any other “Canadian security”, as defined in the Canadian Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose LGEC common shares, New Lionsgate new common shares or Starz common shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election. Resident Holders should consult with their own tax advisors for advice with respect to whether an election under subsection 39(4) is available or advisable in their particular circumstances.

Exchange of LGEC common shares pursuant to the Arrangement

Under the Arrangement, a Resident Holder (other than a Resident Dissenting Shareholder, as defined below) will exchange his, her or its LGEC common shares for New Lionsgate Initial Exchange Shares.

Generally, a Resident Holder (other than a Resident Dissenting Shareholder, as defined below) who disposes of LGEC common shares in exchange for New Lionsgate Initial Exchange Shares pursuant to the Arrangement will realize a capital gain (or capital loss) equal to the amount, if any, by which the fair market value of the New Lionsgate Initial Exchange Shares received for such LGEC common shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Resident Holder of such LGEC common shares immediately before the disposition. The general tax treatment of capital gains and capital losses is discussed below under the section titled “Holders Resident in Canada – Taxation of Capital Gains or Capital Losses.”

The aggregate cost of (i) the New Lionsgate Class C preferred shares received by a Resident Holder in partial consideration for LGEC common shares pursuant to the Arrangement will be equal to the Canadian dollar equivalent of US$0.01 per New Lionsgate Class C preferred share received pursuant to the Arrangement and (ii) the New Lionsgate Class A shares or New Lionsgate Class B shares, as the case may be, received by the Resident Holder in exchange for LGEC common shares pursuant to the Arrangement should be equal to the fair market value of the LGEC common shares at the time of the exchange less the fair market value of any New Lionsgate Class C preferred shares received by the Resident Holder on such exchange. The cost of each New Lionsgate Class A share, Class B share and Class C preferred share, as the case may be, received pursuant to the Arrangement will also constitute the adjusted cost base of such share for the purposes of the Canadian Tax Act.

Exchange of New Lionsgate Initial Exchange Shares for New Lionsgate new common shares and Starz common shares pursuant to the Arrangement

A Resident Holder is not expected to realize any capital gain or capital loss as a result of the exchange of New Lionsgate Initial Exchange Shares for New Lionsgate new common shares and Starz common shares. The Resident Holder’s cost of the Starz common shares received on the exchange should be equal to their fair market value at the time of the exchange. The Resident Holder’s cost of the New Lionsgate new common shares received on the exchange should be equal to the aggregate of the adjusted cost base of New Lionsgate Initial Exchange Shares exchanged less the cost of the Starz common shares received on the exchange.

Reverse Stock Split

Under the Arrangement, the Starz common shares received by a Resident Holder will be subject to the Reverse Stock Split. In general, it is not expected that the Reverse Stock Split will result in any capital gain or capital loss to a Resident Holder in respect of such Resident Holder’s Starz common shares. The aggregate adjusted cost base to a Resident Holder for Canadian federal income tax purposes of all Starz common shares held by such Resident Holder will not change as a result of the Reverse Stock Split; however, the Resident Holder’s adjusted cost base per Starz common share will increase proportionally. Resident Holders should consult their own tax advisors with respect to the impact of the Reverse Stock Split having regard to their own particular circumstances.

Disposition of New Lionsgate new common shares or Starz common shares following the Arrangement

A Resident Holder who disposes of, or is deemed to dispose of, a New Lionsgate new common share or a Starz common share following the completion of the Arrangement (other than a disposition of a New Lionsgate new common share to New Lionsgate or a Starz common share to Starz, unless such disposition is the purchase by New Lionsgate or Starz, as applicable, in the manner in which shares are normally purchased by a member of the public in the open market) generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such share to the Resident Holder immediately before the disposition.

Taxation of capital gains or capital losses

A Resident Holder is generally required to include in computing its income for a taxation year a portion of any capital gain (a “taxable capital gain”) realized in such taxation year. Pursuant to recent Proposed Amendments to the Canadian Tax Act (the “Capital Gains Tax Amendments”), and subject to certain transitional rules, the portion of a capital gain that constitutes a taxable capital gain (the “capital gains inclusion rate”) will be increased for dispositions that occur on or after June 25, 2024. Generally, for capital gains and capital losses realized before June 25, 2024, the capital gains inclusion rate was one-half of a capital gain. Effective for dispositions that occur (or that are deemed to occur) after June 24, 2024, the capital gains inclusion rate will be increased (i) for corporations and trusts (excluding certain specified trusts), from one-half to two-thirds, and (ii) for individuals (including certain specified trusts) from one-half to two-thirds on the portion of capital gains realized in the year (and in the case of the 2024 taxation year, such portion of the year after June 24, 2024) that exceeds $250,000 (net of current-year capital losses, capital losses of other years applied to reduce current-year capital gains, and capital gains subject to certain statutory exemptions or incentives).

Subject to and in accordance with the provisions of the Canadian Tax Act, a Resident Holder is required to deduct a portion of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in such taxation year. Pursuant to the Capital Gains Tax Amendments, generally, two-thirds of a capital loss may be deducted against a taxable capital gain that was subject to a two-thirds capital gains inclusion rate and one-half of a capital loss may be deducted against a capital gain that was subject to a one-half capital gains inclusion rate. Allowable capital losses in excess of taxable capital gains for the year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, in accordance with and subject to the rules contained in the Canadian Tax Act.

The Capital Gains Tax Amendments are complex and contain certain transitional rules. Resident Holders are advised to consult their own tax advisors regarding the possible implications of the Capital Gains Tax Amendments in their particular circumstances.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a share may be reduced by the amount of any dividends received (or deemed to be received) by it on such share

(or on a share for which such share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, or at any time in the year is or is deemed to be a “substantive CCPC” (as such term is defined in the Canadian Tax Act), may be liable for a refundable (in certain circumstances) tax on its aggregate investment income, which includes amounts in respect of taxable capital gains.

A capital gain realized by a Resident Holder who is an individual or trust (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Canadian Tax Act, including as may be affected by the Proposed Amendments. Such Resident Holders should consult their own advisors with respect to the potential application of alternative minimum tax.

Dividends on New Lionsgate new common shares or Starz common shares

Dividends received or deemed to be received by a Resident Holder on the New Lionsgate new common shares or the Starz common shares will be included in computing the Resident Holder’s income pursuant to the Canadian Tax Act. If the Resident Holder is an individual (other than certain trusts), such dividends will be subject to the “gross-up” and “dividend tax credit” rules normally applicable to taxable dividends received from taxable Canadian corporations. Such dividends will also be subject to the enhanced gross-up and dividend tax credit provisions where New Lionsgate or Starz, as the case may be, provides notice to the recipient designating the dividend as an “eligible dividend” pursuant to the Canadian Tax Act. There may be limitations on the ability of New Lionsgate and/or Starz to designate dividends as “eligible dividends.” In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a dividend as proceeds of disposition or a capital gain. Resident Holders that are corporations are advised to obtain their own tax advice having regard to their particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation,” as defined in the Canadian Tax Act, generally will be liable to pay a refundable (in certain circumstances) tax under Part IV of the Canadian Tax Act on dividends received or deemed to be received on the New Lionsgate new common shares or Starz common shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Dividends received by a Resident Holder who is an individual or trust (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Canadian Tax Act. Resident Holders should consult their own tax advisors with respect to the potential application of alternative minimum tax.

Dissenting Resident Holders

A Resident Holder who duly and validly exercises dissent rights (a “Resident Dissenting Shareholder”) who receives a cash payment from or on behalf of New Lionsgate in respect of the fair value of the Resident Dissenting Shareholder’s LGEC common shares will be deemed to have disposed of such LGEC common shares to New Lionsgate for proceeds of disposition equal to the amount received by the Resident Dissenting Shareholder (excluding the amount of any interest awarded by a court) for such LGEC common shares. As a result, such Resident Dissenting Shareholder will generally realize a capital gain (or a capital loss) to the extent that such proceeds of disposition (excluding any interest awarded by a court) net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base to the Resident Dissenting Shareholder of such LGEC common shares. See the disclosure above under “—Holders Resident in Canada—Taxation of Capital Gains or Capital Losses” for a description of the tax treatment of capital gains and losses.

Interest awarded by a court to a Resident Dissenting Shareholder will be included in the Resident Dissenting Shareholder’s income for the purposes of the Canadian Tax Act. In addition, a Resident Dissenting Shareholder that is throughout the year a “Canadian-controlled private corporation”, or at any time in the year is or is deemed to be a “substantive CCPC” (as such term is defined in the Canadian Tax Act), may be liable for a refundable (in certain circumstances) tax on its aggregate investment income, including interest income.

Resident Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of exercising their dissent rights.

Eligibility for investment

Based on the current provisions of the Canadian Tax Act as of the date hereof, the New Lionsgate Class A shares, the New Lionsgate Class B shares, the New Lionsgate Class C preferred shares, the New Lionsgate new common shares and the Starz common shares will be qualified investments for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan (“DPSP”), registered education savings plan (“RESP”), registered disability savings plan (“RDSP”), first home savings account (“FHSA”) or tax-free savings account (“TFSA”) (each a “Registered Plan”) provided that at any particular time that such stock is owned by the Registered Plan, New Lionsgate or Starz, as the case may be, qualifies as a “public corporation” for the purposes of the Canadian Tax Act. Currently, LGEC qualifies as a “public corporation” for the purposes of the Canadian Tax Act and it is expected that Starz, following the completion of the Arrangement, will continue to qualify as a “public corporation” for the purposes of the Canadian Tax Act. New Lionsgate intends to make an election in its tax return under the Canadian Tax Act for its first taxation year to be deemed to have been a “public corporation” as defined in the Canadian Tax Act retroactively to the beginning of its first taxation year.

Notwithstanding that the New Lionsgate Class A shares, the New Lionsgate Class B shares, the New Lionsgate Class C preferred shares, the New Lionsgate new common shares and the Starz common shares may be qualified investments for a Registered Plan (other than a DPSP), the holder, annuitant or subscriber thereof (as the case may be) will be subject to a penalty tax as set out in the Canadian Tax Act if such securities are a “prohibited investment” (as defined in the Canadian Tax Act) for the Registered Plan. None of the New Lionsgate Class A shares, New Lionsgate Class B shares, New Lionsgate Class C preferred shares, New Lionsgate new common shares or Starz common shares should be a prohibited investment for a Registered Plan (other than a DPSP) if the holder, annuitant or subscriber thereof (as the case may be) deals at arm’s length with New Lionsgate and with Starz, and does not have a “significant interest” (as defined in subsection 207.01(4) the Canadian Tax Act) in New Lionsgate or Starz. In addition, the Starz common shares and the New Lionsgate new common shares will generally not be a prohibited investment if such shares are “excluded property” (as defined in the Canadian Tax Act) for the purposes of the prohibited investment rules.

Resident Holders who would receive or intend to hold New Lionsgate new common shares or Starz common shares within a Registered Plan pursuant to the Arrangement should consult their own tax advisors in this regard in advance of the Arrangement.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, has not been and is not, and is not deemed to be, resident in Canada and does not use or hold and is not deemed to use or hold their LGEC common shares in a business carried on in Canada (a “Non-Resident Holder”). This portion of the summary is not applicable to a Non-Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere; (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act); or (iii) a “foreign affiliate” (as defined in the Canadian Tax Act) of a person resident in Canada for the purpose of the Canadian Tax Act. Such Non-Resident Holders should consult their own tax advisors with respect to the Arrangement.

Exchange of LGEC common shares pursuant to the Arrangement

A Non-Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of LGEC common shares under the Arrangement unless (i) the LGEC common shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Canadian Tax Act at the time such LGEC common shares are exchanged with New Lionsgate and (ii) the Non-Resident Holder is not exempt from Canadian tax on any gain realized under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the LGEC common shares will not constitute taxable Canadian property of a Non-Resident Holder at the time of disposition, provided that the LGEC common shares are listed on a designated stock exchange (which includes the [  ]) at that time unless at any time during the 60-month period that ends at that time, both of the following conditions are satisfied concurrently: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length for the purposes of the Canadian Tax Act, partnerships in which the Non-Resident Holder or such non-arm’s length persons holds a membership interest (either directly or indirectly through one or more partnerships) or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of LGEC, and (b) more than 50% of the fair market value of the LGEC common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties whether or not such properties exist. Notwithstanding the foregoing, LGEC common shares may be deemed to be taxable Canadian property in certain circumstances specified in the Canadian Tax Act. Non-Resident Holders whose LGEC common shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if LGEC common shares constitute taxable Canadian property to a Non-Resident Holder, any gain realized on a disposition of any such LGEC common shares may be exempt from tax under the Canadian Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Resident Holders should consult their own tax advisors with respect to the availability of relief under the terms of any applicable income tax treaty or convention.

In the event that LGEC common shares constitute taxable Canadian property to a Non-Resident Holder and any capital gain realized by the Non-Resident Holder on the disposition of the LGEC common shares under the Arrangement is not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty or convention, then the tax consequences described above under the heading “Holders Resident in Canada – Exchange of LGEC common shares pursuant to the Arrangement” will generally apply.

Exchange of New Lionsgate Initial Exchange Shares for New Lionsgate new common shares and Starz common shares pursuant to the Arrangement

A Non-Resident Holder is not expected to realize any capital gain or capital loss as a result of the exchange of New Lionsgate Initial Exchange Shares for New Lionsgate new common shares and Starz common shares. The Non-Resident Holder’s cost of the Starz common shares received on the exchange should be equal to their fair market value at the time of the exchange. The Non-Resident Holder’s cost of the New Lionsgate new common shares received on the exchange should be equal to the aggregate of the adjusted cost base of New Lionsgate Initial Exchange Shares exchanged less the cost of the Starz common shares received on the exchange.

Reverse Stock Split

Under the Arrangement, the Starz common shares received by a Non-Resident Holder will be subject to the Reverse Stock Split. In general, it is not expected that the Reverse Stock Split will result in any capital gain or capital loss to a Non-Resident Holder in respect of such Non-Resident Holder’s Starz common shares. The aggregate adjusted cost base to a Non-Resident Holder for Canadian federal income tax purposes of all Starz common shares held by such Non-Resident Holder will not change as a result of the Reverse Stock Split; however, the Non-Resident Holder’s adjusted cost base per Starz common share will increase proportionally. Non-Resident Holders should consult their own tax advisors with respect to the impact of the Reverse Stock Split having regard to their own particular circumstances.

Disposition of New Lionsgate new common shares or Starz common shares following the completion of the Arrangement

A Non-Resident Holder who disposes of, or is deemed to dispose of, a New Lionsgate new common share or a Starz common share, as the case may be, following the completion of the Arrangement, will generally not be subject to tax under the Canadian Tax Act on any capital gain, or be entitled to deduct any capital loss, realized on such disposition unless, at the time of disposition, such share is or is deemed to be “taxable Canadian property” (as defined in the Canadian Tax Act) to the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. See the disclosure above under “—Holders Not Resident in Canada—Exchange of LGEC common shares pursuant to the Arrangement” for a description of the tax treatment of a disposition of “taxable Canadian property.”

Dividends on New Lionsgate new common shares or Starz common shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on the New Lionsgate new common shares or Starz common shares, as the case may be, will be subject to Canadian withholding tax. The Canadian Tax Act imposes withholding tax at a rate of 25% on the gross amount of the dividend, although such rate may be reduced by virtue of an applicable tax treaty. For example, under the Canada-United States Tax Convention (1980) (the “Canada-U.S. Tax Treaty”), as amended, where dividends on shares are considered to be paid to a Non-Resident Holder that is the beneficial owner of the dividends and is a resident of the United States for the purposes of, and is entitled to all of the benefits of, the Canada—U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. Furthermore, under the Canada-U.S. Tax Treaty, where such beneficial owner of the dividends is a company that owns at least 10% of the voting shares of the company paying the dividends, the rate of such withholding is reduced to 5%. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the Canada-U.S. Tax Treaty), including the ability to claim benefits thereunder. Affected Non-Resident Holders should consult their own tax advisors in this regard.

Dissenting Non-Resident Holders

A Non-Resident Holder who duly and validly exercises dissent rights (a “Non-Resident Dissenting Shareholder”) who receives a cash payment from or on behalf of New Lionsgate in respect of the fair value of the Non-Resident Dissenting Shareholder’s LGEC common shares will be deemed to have disposed of the LGEC common shares to New Lionsgate for proceeds of disposition equal to the amount received by the Non-Resident Dissenting Shareholder (excluding the amount of any interest awarded by a court). The tax treatment of a Non-Resident Dissenting Shareholder in respect of such a disposition will be similar to that of a Non-Resident Holder who participates in the Arrangement, as described above under the heading “Holders Not Resident in Canada – Exchange of LGEC common shares pursuant to the Arrangement.” Non-Resident Dissenting Shareholders whose LGEC common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

The amount of any interest awarded by a court to a Non-Resident Dissenting Shareholder will not be subject to Canadian withholding tax provided that such interest is not “participating debt interest” (as defined in the Canadian Tax Act).

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS FOR LG STUDIOS SHAREHOLDERS

In the opinion of Dentons Canada LLP, the following summary describes the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to a beneficial owner of LG Studios common shares (other than LG Sirius) who exchanges LG Studios common shares for New Lionsgate new common shares pursuant to the Arrangement. This summary is applicable only to a LG Studios shareholder who, at all relevant times, for purposes of the Canadian Tax Act: (a) deals at arm’s length with LG Studios and New Lionsgate; (b) is not affiliated with LG Studios or New Lionsgate; and (c) holds LG Studios common shares and will hold New Lionsgate new common shares as capital property (an “LG Studios Holder”). Generally, LG Studios common shares and New Lionsgate new common shares will be capital property to an LG Studios Holder unless such shares are held or were acquired in the course of carrying on a business of buying or selling securities or as part of an adventure or concern in the nature of trade.

This summary is not applicable to an LG Studios Holder: (i) that is a “financial institution” as defined in the Canadian Tax Act for the purposes of the “mark-to-market property” rules contained in the Canadian Tax Act; (ii) that is a “specified financial institution” as defined in the Canadian Tax Act; (iii) an interest in which is, whose LG Studios common shares are, or whose New Lionsgate new common shares will be, a “tax shelter investment” as defined in the Canadian Tax Act; (iv) that has elected to report its “Canadian tax results” (within the meaning of the Canadian Tax Act) in a currency other than Canadian currency; (v) that has entered, or will enter, into a “dividend rental arrangement”, a “derivative forward agreement” or a “synthetic disposition arrangement”, each as defined in the Canadian Tax Act, with respect to their LG Studios common shares or New Lionsgate new common shares; (vi) that is a “foreign affiliate” of a taxpayer resident in Canada, as defined in subsection 95(1) of the Canadian Tax Act; or (vii) that is a corporation resident in Canada and is or becomes, or does not deal at arm’s length with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of New Lionsgate new common shares, controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, for purposes of the foreign affiliate dumping rules in section 212.3 of the Canadian Tax Act. Any such LG Studios Holder should consult its own tax advisor.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all Proposed Amendments and assumes that all Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction which may be different from those discussed herein.

In general, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the LG Studios common shares or the New Lionsgate new common shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular LG Studios Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, LG Studios Holders should consult their own tax advisors having regard to their own particular circumstances.

LG Studios Holders Resident in Canada

This portion of the summary is generally applicable to an LG Studios Holder who, at all relevant times, for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada (an “LG Studios Resident Holder”).

Certain LG Studios Resident Holders whose LG Studios common shares or New Lionsgate new common shares might not otherwise qualify as capital property may be entitled to make, or may have already made, an irrevocable election under subsection 39(4) of the Canadian Tax Act. This election may deem any LG Studios common shares and New Lionsgate new common shares (and any other “Canadian security”, as defined in the Canadian Tax Act) owned by such LG Studios Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. LG Studios Resident Holders whose LG Studios common shares or New Lionsgate new common shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election. LG Studios Resident Holders should consult with their own tax advisors for advice with respect to whether an election under subsection 39(4) is available or advisable in their particular circumstances.

Exchange of LG Studios common shares pursuant to the Arrangement

Under the Arrangement, an LG Studios Resident Holder (other than an LG Studios Resident Dissenting Shareholder, as defined below) will exchange its LG Studios common shares for New Lionsgate new common shares.

Generally, an LG Studios Resident Holder (other than an LG Studios Resident Dissenting Shareholder, as defined below) who disposes of LG Studios common shares in exchange for New Lionsgate new common shares pursuant to the Arrangement will not realize a capital gain or capital loss in respect of such exchange unless such LG Studios Resident Holder has included in such LG Studios Resident Holder’s return of income for the taxation year in which the exchange occurred any portion of the capital gain or capital loss otherwise determined in respect of the exchange. The general tax treatment of capital gains and capital losses is discussed below under the section titled “LG Studios Holders Resident in Canada – Taxation of Capital Gains or Capital Losses.”

The aggregate cost of the New Lionsgate new common shares received by an LG Studios Resident Holder in consideration for LG Studios common shares pursuant to the Arrangement will be equal to the aggregate adjusted cost base (within the meaning of the Canadian Tax Act) of such LG Studios Resident Holder’s LG Studios common shares as of immediately prior to the exchange. The cost of each New Lionsgate new common share received on the Arrangement will be averaged with the adjusted cost base of each other New Lionsgate new common share owned at that time by such LG Studios Resident Holder as capital property in order to determine the adjusted cost base of each New Lionsgate new common share held by such LG Studios Resident Holder as capital property.

Disposition of New Lionsgate new common shares following the Arrangement

An LG Studios Resident Holder who disposes of, or is deemed to dispose of, a New Lionsgate new common share following the completion of the Arrangement (other than a disposition of a New Lionsgate new common share to New Lionsgate, unless such disposition is the purchase by New Lionsgate in the manner in which shares are normally purchased by a member of the public in the open market) generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such share to the LG Studios Resident Holder immediately before the disposition.

Taxation of Capital Gains or Capital Losses

An LG Studios Resident Holder is generally required to include in computing its income for a taxation year a portion of any capital gain (a “taxable capital gain”) realized in such taxation year. Pursuant to recent Proposed Amendments to the Canadian Tax Act (the “Capital Gains Tax Amendments”) and subject to certain transitional rules, the capital gains inclusion rate will be increased for dispositions that occur on or after June 25, 2024. Generally, for capital gains and capital losses realized before June 25, 2024, the capital gains inclusion rate was one-half of a capital gain. Effective for dispositions that occur (or that are deemed to occur) after June 24, 2024, the capital gains inclusion rate will be increased (i) for corporations and trusts (excluding certain specified trusts), from one-half to two-thirds, and (ii) for individuals (including certain specified trusts) from one-half to two-thirds on the portion of capital gains realized in the year (and in the case of the 2024 taxation year, such portion of the year after June 24, 2024) that exceeds $250,000 (net of current-year capital losses, capital losses of other years applied to reduce current-year capital gains, and capital gains subject to certain statutory exemptions or incentives).

Subject to and in accordance with the provisions of the Canadian Tax Act, an LG Studios Resident Holder is required to deduct a portion of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the LG Studios Resident Holder in such taxation year. Pursuant to the Capital Gains Tax Amendments, generally, two-thirds of a capital loss may be deducted against a taxable capital gain that was subject to a two-thirds capital gains inclusion rate and one-half of a capital loss may be deducted against a capital gain that was subject to a one-half capital gains inclusion rate. Allowable capital losses in excess of taxable capital gains for the year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, in accordance with and subject to the rules contained in the Canadian Tax Act.

The Capital Gains Tax Amendments are complex and contain certain transitional rules. LG Studios Resident Holders are advised to consult their own tax advisors regarding the possible implications of the Capital Gains Tax Amendments in their particular circumstances.

The amount of any capital loss realized by an LG Studios Resident Holder that is a corporation on the disposition of a share may be reduced by the amount of any dividends received (or deemed to be received) by it on such share (or on a share for which such share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such LG Studios Resident Holders should consult their own advisors.

An LG Studios Resident Holder that is throughout the year a “Canadian-controlled private corporation”, or at any time in the year is or is deemed to be a “substantive CCPC” (both as defined in the Canadian Tax Act), may be liable for a refundable (in certain circumstances) tax on its aggregate investment income, which includes amounts in respect of taxable capital gains.

A capital gain realized by an LG Studios Resident Holder who is an individual or trust (other than certain trusts) may result in such LG Studios Resident Holder being liable for alternative minimum tax under the Canadian Tax Act, including as may be affected by the Proposed Amendments. Such LG Studios Resident Holders should consult their own advisors with respect to the potential application of alternative minimum tax.

Dividends on New Lionsgate new common shares

Dividends received or deemed to be received by an LG Studios Resident Holder on the New Lionsgate new common shares will be included in computing the LG Studios Resident Holder’s income pursuant to the Canadian Tax Act. If the LG Studios Resident Holder is an individual (other than certain trusts), such dividends will be subject to the “gross-up” and “dividend tax credit” rules normally applicable to taxable dividends received from taxable Canadian corporations. Such dividends will also be subject to the enhanced gross-up and dividend tax credit provisions where New Lionsgate provides notice to the recipient designating the dividend as an “eligible dividend” pursuant to the Canadian Tax Act. There may be limitations on the ability of New Lionsgate to designate dividends as “eligible dividends.” In the case of an LG Studios Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a dividend as proceeds of disposition or a capital gain. LG Studios Resident Holders that are corporations are advised to obtain their own tax advice having regard to their particular circumstances.

An LG Studios Resident Holder that is a “private corporation” or a “subject corporation,” as defined in the Canadian Tax Act, generally will be liable to pay a refundable (in certain circumstances) tax under Part IV of the Canadian Tax Act on dividends received or deemed to be received on the New Lionsgate new common shares to the extent that such dividends are deductible in computing the LG Studios Resident Holder’s taxable income. LG Studios Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Dividends received by an LG Studios Resident Holder who is an individual or trust (other than certain trusts) may result in such LG Studios Resident Holder being liable for alternative minimum tax under the Canadian Tax Act. Such LG Studios Resident Holders should consult their own tax advisors with respect to the potential application of alternative minimum tax.

Dissenting LG Studios Resident Holders

An LG Studios Resident Holder who duly and validly exercises Dissent Rights (a “LG Studios Resident Dissenting Shareholder”) who receives a cash payment from or on behalf of New Lionsgate in respect of the fair value of the LG Studios Resident Dissenting Shareholder’s LG Studios common shares will be deemed to have disposed of such LG Studios common shares to New Lionsgate for proceeds of disposition equal to the amount received by the LG Studios Resident Dissenting Shareholder (excluding the amount of any interest awarded by a court) for such LG Studios common shares. As a result, such LG Studios Resident Dissenting Shareholder will generally realize a capital gain (or a capital loss) to the extent that such proceeds of disposition (excluding any interest awarded by a court) net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base to the LG Studios Resident Dissenting Shareholder of such LG Studios common shares. See the disclosure above under “—LG Holders Resident in Canada—Taxation of Capital Gains or Capital Losses” for a description of the tax treatment of capital gains and losses.

Interest awarded by a court to an LG Studios Resident Dissenting Shareholder will be included in the LG Studios Resident Dissenting Shareholder’s income for the purposes of the Canadian Tax Act. In addition, an LG Studios Resident Dissenting Shareholder that is throughout the year a “Canadian-controlled private corporation”, or at any time in the year is or is deemed to be a “substantive CCPC” (both as defined in the Canadian Tax Act), may be liable for a refundable tax on its aggregate investment income, including interest income.

LG Studios Resident Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of exercising their dissent rights.

Eligibility for investment

Based on the current provisions of the Canadian Tax Act as of the date hereof, the New Lionsgate new common shares will be qualified investments for a Registered Plan provided that at any particular time that such stock is owned by the Registered Plan, New Lionsgate qualifies as a “public corporation” for the purposes of the Canadian Tax Act. New Lionsgate intends to make an election in its tax return under the Canadian Tax Act for its first taxation year to be deemed to have been a “public corporation” as defined in the Canadian Tax Act retroactively to the beginning of its first taxation year.

Notwithstanding that the New Lionsgate new common shares may be qualified investments for a Registered Plan (other than a DPSP), the holder, annuitant or subscriber thereof (as the case may be) will be subject to a penalty tax as set out in the Canadian Tax Act if such securities are a “prohibited investment” (as defined in the Canadian Tax Act) for the Registered Plan. None of the New Lionsgate new common shares should be a prohibited investment for a Registered Plan (other than a DPSP) if the holder, annuitant or subscriber thereof (as the case may be) deals at arm’s length with New Lionsgate and does not have a “significant interest” (as defined in subsection 207.01(4) the Canadian Tax Act) in New Lionsgate. In addition, the New Lionsgate new common shares will generally not be a prohibited investment if such shares are “excluded property” (as defined in the Canadian Tax Act) for the purposes of the prohibited investment rules.

LG Studios Resident Holders who would receive or intend to hold the New Lionsgate new common shares within a Registered Plan pursuant to the Arrangement should consult their own tax advisors in this regard in advance of the Arrangement.

LG Studios Holders Not Resident in Canada

This portion of the summary is generally applicable to an LG Studios Holder who, at all relevant times, for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, has not been and is not, and is not deemed to be, resident in Canada and does not use or hold and is not deemed to use or hold their LG Studios common shares in a business carried on in Canada (an “LG Studios Non-Resident Holder”). This portion of the summary is not applicable to an LG Studios Non-Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere; (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act); or (iii) a “foreign affiliate” (as defined in the Canadian Tax Act) of a person resident in Canada for the purpose of the Canadian Tax Act. Such LG Studios Non-Resident Holders should consult their own tax advisors with respect to the Arrangement.

Exchange of LG Studios common shares pursuant to the Arrangement

An LG Studios Non-Resident Holder will not be subject to tax under the Canadian Tax Act in respect of the exchange of LG Studios common shares for New Lionsgate new common shares pursuant to the Arrangement.

Disposition of New Lionsgate new common shares following the Arrangement

An LG Studios Non-Resident Holder who disposes of, or is deemed to dispose of a New Lionsgate new common share following the completion of the Arrangement will generally not be subject to tax under the Canadian Tax Act on any capital gain, or be entitled to deduct any capital loss, realized on such disposition unless, at the time of disposition, such share is or is deemed to be “taxable Canadian property” (as defined in the Canadian Tax Act) to the LG Studios Non-Resident Holder and the LG Studios Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the New Lionsgate new common shares will not constitute taxable Canadian property of an LG Studios Non-Resident Holder at the time of disposition, provided that the New Lionsgate new common shares are listed on a designated stock exchange (which includes the NYSE) at that time unless at any time during the 60-month period that ends at that time, both of the following conditions are satisfied concurrently: (a) the LG Studios Non-Resident Holder, persons with whom the LG Studios Non-Resident Holder did not deal at arm’s length for the purposes of the Canadian Tax Act, partnerships in which the LG Studios Non-Resident Holder or such non-arm’s length persons holds a membership interest (either directly or indirectly through one or more partnerships) or the LG Studios Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of New Lionsgate, and (b) more than 50% of the fair market value of the New Lionsgate new common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties whether or not such properties exist. Notwithstanding the foregoing, New Lionsgate new common shares may be deemed to be taxable Canadian property in certain circumstances specified in the Canadian Tax Act. LG Studios Non-Resident Holders whose New Lionsgate new common shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if New Lionsgate new common shares constitute taxable Canadian property to an LG Studios Non-Resident Holder, any gain realized on a disposition of any such New Lionsgate new common shares may be exempt from tax under the Canadian Tax Act pursuant to the terms of an applicable income tax treaty or convention. LG Studios Non-Resident Holders should consult their own tax advisors with respect to the availability of relief under the terms of any applicable income tax treaty or convention.

In the event that New Lionsgate new common shares constitute taxable Canadian property to an LG Studios Non-Resident Holder and any capital gain realized by the LG Studios Non-Resident Holder on the disposition of the New Lionsgate new common shares is not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty or convention, then the tax consequences described above under the heading “LG Studios Holders Resident in Canada – Disposition of New Lionsgate new common shares following the Arrangement” will generally apply.

Dividends on New Lionsgate new common shares

Dividends paid or credited or deemed to be paid or credited to an LG Studios Non-Resident Holder on the New Lionsgate new common shares will be subject to Canadian withholding tax. The Canadian Tax Act imposes withholding tax at a rate of 25% on the gross amount of the dividend, although such rate may be reduced by virtue of an applicable tax treaty. For example, under the Canada—United States Tax Convention (1980) (the “Canada-U.S. Tax Treaty”), as amended, where dividends on shares are considered to be paid to an LG Studios Non-Resident Holder that is the beneficial owner of the dividends and is a resident of the United States for the purposes of, and is entitled to all of the benefits of, the Canada—U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. Furthermore, under the Canada-U.S. Tax Treaty, where such beneficial owner of the dividends is a company that owns at least 10% of the voting shares of the company paying the dividends, the rate of such withholding is reduced to 5%. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the Canada-U.S. Tax Treaty), including the ability to claim benefits thereunder. Affected LG Studios Non-Resident Holders should consult their own tax advisors in this regard.

Dissenting LG Non-Resident Holders

An LG Studios Non-Resident Holder who duly and validly exercises dissent rights (a “LG Studios Non-Resident Dissenting Shareholder”) who receives a cash payment from or on behalf of New Lionsgate in respect of the fair value of the LG Studios Non-Resident Dissenting Shareholder’s LG Studios common shares will be deemed to have disposed of such LG Studios common shares to New Lionsgate for proceeds of disposition equal to the amount received by the LG Studios Non-Resident Dissenting Shareholder (excluding the amount of any interest awarded by a court). The tax treatment of an LG Studios Non-Resident Dissenting Shareholder in respect of such a disposition will be similar to that of an LG Studios Non-Resident Holder who disposes of New Lionsgate new common shares following the Arrangement, as described above under the heading “—LG Studios Holders Not Resident in Canada—Disposition of New Lionsgate new common shares following the Arrangement.” LG Studios Non-Resident Dissenting Shareholders whose LG Studios common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

The amount of any interest awarded by a court to an LG Studios Non-Resident Dissenting Shareholder will not be subject to Canadian withholding tax provided that such interest is not “participating debt interest” (as defined in the Canadian Tax Act).

CANADIAN SECURITIES LAW MATTERS

Qualification and Resale of Securities

The shares to be issued in connection with the Transactions will be issued in reliance on exemptions from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions,” the shares issued pursuant to the Transactions may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand.

DESCRIPTION OF NEW LIONSGATE MATERIAL INDEBTEDNESS

In connection with completion of the Transactions, New Lionsgate expects to enter into a new revolving credit facility (the “New Lionsgate Credit Facility”) and assume the obligations outstanding under the 5.500% exchange notes due 2029 (the “Exchange Notes”). The Exchange Notes currently bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the Transactions. Lionsgate also has outstanding certain asset backed facilities secured by intellectual property rights (the “IP Facilities”), which New Lionsgate expects to remain in place as obligations of New Lionsgate following completion of the Transactions. New Lionsgate expects the obligations outstanding under Lionsgate’s revolving credit facility (the “Revolving Credit Facility”), term loan A (the “Term Loan A”) and term loan B (the “Term Loan B”, together with the Revolving Credit Facility and the Term Loan A, the “Senior Credit Facilities”) to be terminated upon consummation of the Transactions.

The terms of the New Lionsgate Credit Facility are not finalized and remain subject to change. If New Lionsgate enters into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, a description of such arrangements will be included in an amendment to this joint proxy statement/prospectus.

DESCRIPTION OF STARZ MATERIAL INDEBTEDNESS

In connection with completion of the Transactions, Starz expects to enter into a new revolving credit and term loan facility (the “Starz Credit Facility”). Lionsgate currently has outstanding 5.500% senior notes due 2029 (the “Existing Notes”), which Starz expects to remain in place as obligations of Starz following completion of the Transactions.

The terms of the Starz Credit Facility are not finalized and remain subject to change. If Starz enters into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, a description of such arrangements will be included in an amendment to this joint proxy statement/prospectus.

LIONSGATE BENEFICIAL OWNERSHIP TABLE

Securities Owned by Certain Lionsgate Beneficial Owners

The following table presents certain information about beneficial ownership of LGEC Class A shares and LGEC Class B shares as of December 20, 2024 (unless otherwise indicated) by each person (or group of affiliated persons) who is known by Lionsgate to own beneficially more than 5% of the outstanding shares of any class of LGEC common shares. All of such information is based on publicly available filings. The security ownership information is given as of December 20, 2024 and, in the case of percentage ownership information, is based upon 83,691,063 LGEC Class A shares and 156,704,904 LGEC Class B shares, in each case, outstanding on that date. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	LGEC Class A shares			LGEC Class B shares
	Number of Shares (1)		% of Class (2)	Number of Shares (1)	% of Class (2)
Mark H. Rachesky, M.D.(3)	20,223,542		24.2%	15,206,143	9.7%
Liberty 77 Capital L.P.	14,369,845	(4)	17.2%	6,999,139	4.5	%(5)
Shapiro Capital Management LLC(6)	687,757		*	15,019,459	9.6%
Capital Research Global Investors(7)	2,825,000		3.4%	18,411,237	11.7%
Vanguard Group, Inc.(8)	6,857,020		8.2%	12,364,566	7.9%
BlackRock, Inc.(9)	4,253,651		5.1%	8,835,995	5.6%

*	Less than 1%
(1)

The addresses for the listed beneficial owners are as follows: Mark H. Rachesky, M.D., c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105; Liberty 77 Capital L.P., 2099 Pennsylvania Ave NW, Washington, DC 20006; Shapiro Capital Management LLC, 3060 Peachtree Road NW, Suite 1555, Atlanta, GA 30305; Capital Research Global Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071; Vanguard Group, Inc., PO Box 2600 V26, Valley Forge, PA 19482-2600; and BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.

(2)

The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of LGEC Class A shares or LGEC Class B shares, as applicable, deemed to be beneficially held by such person (or group of affiliated persons) as of December 20, 2024 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 83,691,063 or 156,704,904, which is the number of LGEC Class A shares and LGEC Class B shares outstanding as of December 20, 2024, respectively; plus (B) the number of LGEC Class A shares and LGEC Class B shares issuable upon the exercise of stock options (i.e., February 18, 2025).

(3)	The information is based solely on a Form 4 filed with the SEC on December 3, 2024.
(4)	The information is based solely on a Form 4 filed with the SEC on November 19, 2024.
(5)	The information is based solely on a Form 4 filed with the SEC on September 23, 2024.
(6)	The information is based solely on a Schedule 13F-HR filed with the SEC on November 14, 2024.
(7)	The information is based solely on a Schedule 13F-HR filed with the SEC on November 13, 2024.
(8)	The information is based solely on a Schedule 13F-HR filed with the SEC on November 13, 2024.
(9)	The information is based solely on a Schedule 13F-HR filed with the SEC on November 13, 2024.

Stock Ownership of Lionsgate Management

The table below presents certain information about beneficial ownership of LGEC Class A shares and LGEC Class B shares stock as of December 20, 2024 (unless otherwise indicated) by (i) each current director, nominee for director and individual who served as our principal executive officer, principal financial officer, and three other most highly compensated executive officers of Lionsgate for fiscal 2024 (the “Lionsgate Named Executive Officers”) and (ii) all current directors and executive officers of Lionsgate as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	LGEC Class A shares		LGEC Class B shares
	Number of Shares(1)	% of Class(2)	Number of Shares(1)	% of Class(2)
James W. Barge(3)	91,282	*	3,147,206	2.0%
Michael Burns(4)	1,888,698	2.2%	3,635,881	2.3%
Mignon Clyburn	23,731	*	25,505	*
Gordon Crawford	288,538	*	1,859,027	1.2%
Jon Feltheimer (5)	1,559,431	1.8%	5,010,362	3.1%
Emily Fine	43,950	*	46,987	*
Michael T. Fries	0	*	0	*
Brian Goldsmith(6).	215,669	*	1,757,055	1.1%
John D. Harkey, Jr.	115,496	*	16,636	*
Susan McCaw	29,464	*	26,111	*
Yvette Ostolaza	42,451	*	36,234	*
Mark H. Rachesky, M.D.(7)	20,223,542	24.2%	15,206,143	9.7%
Daryl Simm	69,494	*	71,838	*
Hardwick Simmons	78,288	*	80,685	*
Harry E. Sloan	72,324	*	273,875	*
Bruce Tobey	0	*	30,070	*
All former and current executive officers and directors and director nominees, as a group (16 persons)	24,742,358	28.8%	31,223,615	18.9%

*	Less than 1%
(1)

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units, and restricted share units vesting and stock options and share appreciation rights exercisable, within 60 days of December 20, 2024 (i.e., February 18, 2025).

(2)

The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of LGEC Class A shares or LGEC Class B shares, as applicable, deemed to be beneficially held by such person (or group of affiliated persons) as of December 20, 2024 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 83,691,063 or 156,704,904, which is the number of LGEC Class A shares and LGEC Class B shares outstanding as of December 20, 2024, respectively; plus (B) the number of LGEC Class A shares and LGEC Class B shares issuable upon the exercise of stock options and other (i.e., February 15, 2025).

(3)	Includes 2,216,052 LGEC Class B shares subject to stock options/SARs that are currently exercisable.
(4)	Includes 850,952 LGEC Class A shares and 2,219,140 LGEC Class B shares subject to stock options/SARs that are currently exercisable.
(5)	Includes 1,130,074 LGEC Class A shares and 3,380,074 LGEC Class B shares subject to stock options/SARs that are currently exercisable.
(6)	Includes 132,657 LGEC Class A shares and 947,559 LGEC Class B shares subject to stock options/SARs that are currently exercisable.
(7)	The information is based solely on a Form 4 filed with the SEC on December 3, 2024 by Mark H. Rachesky, M.D.

LG STUDIOS BENEFICIAL OWNERSHIP TABLE

Securities Owned by Certain LG Studios Beneficial Owners

The following table presents certain information about beneficial ownership of LG Studios common shares as of September 30, 2024 (unless otherwise indicated) by each person (or group of affiliated persons) who is known by LG Studios to own beneficially more than 5% of the outstanding shares of any class of LG Studios common shares. All of such information is based on publicly available filings. The security ownership information is given as of September 30, 2024 and, in the case of percentage ownership information, is based upon 288,681,224 LG Studios common shares outstanding on that date. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and Address of Beneficial Owners	Number of LG Studios Common Shares	%
Directors and Executive Officers of LG Studios:
Jon Feltheimer	—	—
Michael Burns	—	—
James W. Barge	—	—
Brian Goldsmith	—	—
Bruce Tobey	—	—
Mignon Clyburn	—	—
Gordon Crawford	—	—
Emily Fine	—	—
Michael T. Fries	—	—
John D. Harkey, Jr.	—	—
Susan McCaw	—	—
Yvette Ostolaza	—	—
Mark H. Rachesky, M.D.	—	—
Hardwick Simmons	—	—
Daryl Simm	—	—
Harry E. Sloan	—	—
All Directors and Executive Officers of LG Studios as a Group (17 Individuals)	—	—
Five Percent Holders of LG Studios:	—	—
Lions Gate Parent(1)	253,435,794	87.8%

*	Indicated beneficial ownership of less than 1%.
(1)

The amount reported represents 253,435,794 LG Studios common shares directly held by LG Sirius and beneficially owned by Lionsgate, with respect to which Lionsgate and LG Sirius have dispositive power and voting power. Lionsgate’s mailing address is 2700 Colorado Avenue, Santa Monica, CA 90404.

DESCRIPTION OF NEW LIONSGATE CAPITAL STOCK

New Lionsgate’s notice of articles and articles will be amended, and New Lionsgate will adopt the New Lionsgate Articles in connection with the Transactions. The following briefly summarizes the material terms of New Lionsgate new common shares and New Lionsgate preference shares that will be contained in the New Lionsgate Articles. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of the New Lionsgate Articles that will be in effect at the time of the completion of the Transactions, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of British Columbia law) for complete information on the New Lionsgate new common shares as of the time of the completion of the Transactions. The New Lionsgate Articles, in a form expected to be in effect at the time of the completion of the Transactions, will be included as an exhibit to New Lionsgate’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The following also summarizes certain relevant provisions of British Columbia law. Since British Columbia law is more detailed than the general information provided below, you should read the actual provisions of British Columbia law for complete information.

General

New Lionsgate’s authorized capital will consist of an unlimited number of New Lionsgate new common shares, without par value, and 200,000,000 New Lionsgate preference shares, without par value. The New Lionsgate Board may establish the rights and restrictions of the New Lionsgate preference shares from time to time. Immediately following the completion of the Transactions, New Lionsgate expects that approximately [ ] New Lionsgate new common shares will be issued and outstanding (based on the number of LGEC common shares and LG Studios common shares outstanding on [ ]) and that no New Lionsgate preference shares will be issued and outstanding.

Dividend Rights

The holders of the New Lionsgate new common shares shall, subject to the rights of the holders of any other class of shares of New Lionsgate entitled to dividends in priority to the holders of the New Lionsgate new common shares, be entitled to dividends as and when declared by New Lionsgate. Dividends shall be payable only as and when declared by the New Lionsgate Board.

The holders of New Lionsgate preference shares shall, subject to the rights of the holders of any other class of shares of New Lionsgate entitled to dividends in priority to the holders of New Lionsgate preference shares, be entitled to dividends in accordance with the special rights or restrictions set out in the New Lionsgate Articles with respect to the New Lionsgate preference shares from time to time. If no New Lionsgate preference shares are issued, the New Lionsgate Board may determine the rights of the New Lionsgate preference shares, including rights of series of shares, at the time of issuance of New Lionsgate preference shares. Dividends shall be payable only as and when declared by the New Lionsgate Board.

Participation Rights

In the event of the distribution of assets of New Lionsgate or on the liquidation, dissolution or winding-up of New Lionsgate, whether voluntary or involuntary, or on any other distribution of assets of New Lionsgate among its shareholders for the purpose of winding up its affairs (each, a “New Lionsgate Liquidity Event”), all of the property and assets of New Lionsgate available for distribution to holders of New Lionsgate’s common equity shall be paid or distributed equally, share for share, to holders of the New Lionsgate new common shares. Notwithstanding the foregoing, on the occurrence of a New Lionsgate Liquidity Event, holders of New Lionsgate preference shares shall be entitled to certain rights as described below. See “—Preferred Stock” below.

Preemptive Rights

Except as provided for in the New Lionsgate Investor Rights Agreement, there are no preemptive rights relating to the New Lionsgate new common shares and New Lionsgate preference shares.

Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the New Lionsgate Board may, at any time and from time to time, declare and pay a stock dividend on any class of shares in accordance with the New Lionsgate Articles and the BC Act.

Voting Rights

Each holder of New Lionsgate new common shares is entitled to: (a) one vote for each New Lionsgate new common share held at all meetings of shareholders; (b) receive notice of and to attend all meetings of shareholders of New Lionsgate; and (c) vote on all matters submitted to a vote or consent of shareholders of New Lionsgate.

Each holder of New Lionsgate preference shares will be entitled to the rights or restrictions set out in the New Lionsgate Articles for the applicable series of the New Lionsgate preference shares. Article [ ] of the New Lionsgate Articles describes some of the potential rights, including voting rights and rights to preferential dividends, that the New Lionsgate Board may determine and establish for a series of New Lionsgate preference shares.

Preferred Stock

The New Lionsgate preference shares consist of a maximum of 200,000,000 preference shares as set out in the New Lionsgate Articles and shall, as a class, have attached thereto the special rights and restrictions specified below.

Pursuant to the New Lionsgate Articles, the New Lionsgate preference shares may at any time and from time to time be issued in one or more series.

Subject to the BC Act, the New Lionsgate Board may from time to time, by resolution, if none of the New Lionsgate preference shares of any particular series are issued, alter the New Lionsgate Articles and authorize the alteration of the notice of articles of New Lionsgate, as the case may be, to fix the number of New Lionsgate preference shares in, and to determine the designation of the preference shares of, that series, alter the New Lionsgate Articles to create, define and attach special rights and restrictions to the New Lionsgate preference shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of New Lionsgate; and voting rights and restrictions; so long as none of the foregoing are inconsistent with the entitlement of holders of New Lionsgate preference shares to receive, on the occurrence of a New Lionsgate Liquidity Event, before any distribution shall be made to holders of New Lionsgate new common shares or any other shares of New Lionsgate ranking junior to the New Lionsgate preference shares with respect to repayment of capital, the amount paid up with respect to each New Lionsgate preference share held by them, plus any accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of New Lionsgate preference shares of the amounts so payable to them, the holders of New Lionsgate preference shares shall not be entitled to share in any further distribution of the property or assets of New Lionsgate except as specifically provided in the special rights and restrictions attached to any particular series of the New Lionsgate preference shares.

Limitation on Liability of Directors and Indemnification of Directors and Officers

The New Lionsgate Articles will provide that, subject to the BC Act, New Lionsgate must indemnify an eligible party and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and New Lionsgate must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the New Lionsgate Articles, “eligible party” means an individual who is a director, officer, former director or former officer of New Lionsgate.

For the purposes of the New Lionsgate Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

For the purposes of the New Lionsgate Articles, “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which any eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of New Lionsgate: (i) is or may be joined as a party; or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The BC Act prohibits indemnification if any of the following circumstances apply: (i) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (ii) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (iii) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or (iv) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Anti-Takeover Provisions and Other Shareholder Protections

Shareholder Rights

Under the BC Act, the following powers are available to companies to make themselves potentially less vulnerable to hostile takeover attempts:

•

any shareholder proposals must be signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, constitute at least one percent (1%) of the issued shares of a company that carry the right to vote at general meetings, or have a fair market value in excess of the prescribed amount and must have been received by such company at least three months before the anniversary of the previous year’s annual reference date;

•

shareholders who hold in the aggregate at least 5% of the issued shares of a company that carry the right to vote at general meetings may requisition a general meeting of shareholders by following the procedures in the BC Act, in which case the directors are required to call a meeting for a date not more than four (4) months after the date the requisition is received and if they do not do so within 21 days after the date on which the requisition was received by such company, the requisitioning shareholders may send a notice of a general meeting to be held to transact the business stated in the requisition; and

•	unless the articles state otherwise, directors may only be removed by a two-thirds (66 2/3%) majority vote by shareholders.

Additionally, the BC Act contains no restriction on the adoption of a shareholder rights plan. The BC Act also does not restrict related-party transactions; however, in Canada, takeover bids and related-party transactions are addressed in provincial securities legislation and policies.

Dissent Rights

Under the BC Act, shareholders have a right to dissent and receive a payout from a company in exchange for their shares in the context of an amalgamation, an arrangement, a redomicile, and certain other significant transactions.

Derivative Actions

Under the BC Act, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to the court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

The BC Court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Upon the final disposition of a derivative action, the court may make any order it determines to be appropriate.

Oppression Remedy

The BC Act provides an oppression remedy that enables a court to make an order, whether interim or final, if an application is made to the court by a shareholder (which for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate in the circumstances) in a timely manner and it appears to the court that there are reasonable grounds for believing (i) that the affairs of the corporation are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or (ii) that an act of the corporation has been done or is threatened, or that a resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders.

The oppression remedy provides the court with broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Additional Takeover Bid Considerations

Unless an offer constitutes an exempt transaction, and this summary does not address exemptions available under Canadian law, an offer made by a person, an “offeror,” to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares in a class, will be subject to the takeover provisions of Canadian securities laws.

The acquisition of a company’s shares may also trigger the application of statutory regimes including among others, the Investment Canada Act and the Competition Act.

Limitations on the ability to acquire and hold a company’s shares may be imposed by the Competition Act. The Competition Act permits the Commissioner of Competition (the “Commissioner”) to review any acquisition of control over or of a significant interest in a Canadian entity. The Competition Act grants the Commissioner jurisdiction, for up to three years after closing (or up to one year if the acquisition was notified to the Commissioner), to challenge an acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

When dealing with a publicly traded corporation, the Competition Act also requires any person who intends to acquire voting shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person (and their affiliates) would hold more than 20% of the company’s voting shares as a result of such acquisition. If a person already owns more than 20% of a company’s voting shares, a notification must be filed before the acquisition of additional voting shares that would bring that person’s holdings to over 50%. Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of a statutory waiting period or, if applicable, a second statutory waiting period, unless the Commissioner provides written notice that they do not intend to challenge the acquisition. A common closing condition of acquisitions subject to notification under the Competition Act is clearance from the Commissioner, even if the applicable statutory waiting period has expired and the parties are in a legal position to close.

The Investment Canada Act requires any person that is a “non-Canadian” (as defined in the Investment Canada Act) who acquires control of an existing Canadian business, where the acquisition of control is not a reviewable transaction, to file a notification with Innovation, Science and Economic Development. The Investment Canada Act generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Under the Investment Canada Act , the acquisition of control of an existing Canadian business (either through the acquisition of the shares or all or substantially all the assets of such business) by a non-Canadian would be reviewable under the “net benefit” standard only if the applicable specified financial threshold is met or exceeded and no exemption applies.

The acquisition of a majority of the voting interests of an entity is deemed to be an acquisition of control of that entity. The acquisition of less than a majority, but one-third (33 1/3%) or more of the voting shares of a corporation or an equivalent undivided ownership interest in the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third (33 1/3%) of the voting shares of a corporation is deemed not to be an acquisition of control of that corporation.

Under the national security regime in the Investment Canada Act, a national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada,” provided that the entity has a specified nexus to Canada. The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The relevant minister has broad discretion to determine whether an investor is a non-Canadian and may be subject to a national security review. Review on national security grounds is at the discretion of the federal government and, depending on the facts, may occur on a pre- or post-closing basis and includes the ability to block a transaction or, for a completed transaction, order divestiture, or authorize the investment subject to terms and conditions. Interim conditions imposed during the course of a national security review and written undertakings to satisfy the relevant minister regarding the risks of injury to national security are also possible.

This summary above is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding the foregoing and securities law in the provinces and territories of Canada.

Listing

New Lionsgate intends to apply to list the New Lionsgate new common shares on the NYSE under the symbol “LION.” The listing of the New Lionsgate new common shares for trading on the NYSE will be subject to New Lionsgate fulfilling all of the listing requirements of the NYSE.

Sale of Unregistered Securities

On October 2, 2024, New Lionsgate issued one Class A voting share, without par value, to Lionsgate pursuant to Section 4(a)(2) of the Securities Act. New Lionsgate did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the completion of the Transactions, the transfer agent and registrar for New Lionsgate new common shares will be Computershare.

DESCRIPTION OF STARZ CAPITAL STOCK

Starz’s (formerly LGEC) notice of articles and articles will be amended in connection with the Transactions. The following briefly summarizes the material terms of Starz common shares and Starz preference shares that will be contained in the Starz Articles. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of the Starz Articles that will be in effect at the time of the completion of the Transactions, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of British Columbia law) for complete information on the Starz common shares as of the time of the completion of the Transactions. The Starz Articles, in a form expected to be in effect at the time of the completion of the Transactions, will be included as an exhibit to Starz’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The following also summarizes certain relevant provisions of British Columbia law. Since British Columbia law is more detailed than the general information provided below, you should read the actual provisions of British Columbia law for complete information.

General

Starz’s authorized capital will consist of an unlimited number of Starz common shares, without par value and up to 200,000,000 Starz preference shares, without par value. The Starz Board may establish the rights and restrictions of the Starz preference shares from time to time. Immediately following the completion of the Transactions, Starz expects that approximately [ ] common shares will be issued and outstanding (based on the number of LGEC common shares outstanding on [ ]) and that no Starz preference shares will be issued and outstanding.

Dividend Rights

The holders of Starz common shares shall, subject to the rights of the holders of any other class of shares of Starz entitled to dividends in priority to the holders of Starz common shares, be entitled to dividends as and when declared by Starz. Dividends shall be payable only as and when declared by the Starz Board.

The holders of Starz preference shares shall, subject to the rights of the holders of any other class of shares of Starz entitled to dividends in priority to the holders of Starz preference shares, be entitled to dividends in accordance with the special rights or restrictions set out in the Starz Articles with respect to the Starz preference shares from time to time. If no Starz preference shares are issued, the Starz Board may determine the rights of the Starz preference shares, including rights of series of shares, at the time of issuance of Starz preference shares. Dividends shall be payable only as and when declared by the Starz Board.

Participation Rights

In the event of the distribution of assets of Starz or on the liquidation, dissolution or winding-up of Starz , whether voluntary or involuntary, or on any other distribution of assets of Starz among its shareholders for the purpose of winding up its affairs (each, a “Starz Liquidity Event”), all of the property and assets of Starz available for distribution to the holders of Starz’s common equity shall be paid or distributed equally, share for share, to holders of the Starz common shares. Notwithstanding the foregoing, on the occurrence of a Starz Liquidity Event, holders of the Starz preference shares shall be entitled to certain rights as described below. See “—Preferred Stock” below.

Pre-emptive Rights

Except as provided for in the Starz Investor Rights Agreement, there are no preemptive rights relating to Starz common shares and Starz preference shares.

Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the Starz Board may, at any time and from time to time, declare and pay a stock dividend on any class of shares in accordance with the Starz Articles and the BC Act.

Voting Rights

Each holder of Starz common shares is entitled to: (a) one vote for each Starz common share held at all meetings of shareholders; (b) receive notice of and to attend all meetings of shareholders of Starz; and (c) vote on all matters submitted to a vote or consent of shareholders of Starz.

Preferred Stock

The Starz preference shares consist of a maximum of 200,000,000 preference shares as set out in the Starz Articles, and shall, as a class, have attached thereto the special rights and restrictions specified below.

Pursuant to the Starz Articles, the Starz preference shares may at any time and from time to time be issued in one or more series.

Subject to the BC Act, the Starz Board may from time to time, by resolution, if none of the Starz preference shares of any particular series are issued, alter the Starz Articles and authorize the alteration of the notice of articles of Starz, as the case may be, to fix the number of Starz preference shares in, and to determine the designation of the Starz preference shares of, that series, alter the Starz Articles to create, define and attach special rights and restrictions to the preference shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of Starz, and voting rights and restrictions; so long as none of the foregoing are inconsistent with the entitlement of holders of Starz preference shares to receive, on the occurrence of a Starz Liquidity Event, before any distribution shall be made to holders of Starz common shares or any other shares of Starz ranking junior to the Starz preference shares with respect to repayment of capital, the amount paid up with respect to each Starz preference share held by them, plus any accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of Starz preference shares of the amounts so payable to them, the holders of Starz preference shares shall not be entitled to share in any further distribution of the property or assets of Starz except as specifically provided in the special rights and restrictions attached to any particular series of the preference shares.

Limitation on Liability of Directors and Indemnification of Directors and Officers

The Starz Articles will provide that, subject to the BC Act, Starz must indemnify an eligible party and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Starz must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the Starz Articles, “eligible party” means an individual who is a director, officer, former director or former officer of Starz.

For the purposes of the Starz Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

For the purposes of the Starz Articles, “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which any eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of Starz: (i) is or may be joined as a party; or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The BC Act prohibits indemnification if any of the following circumstances apply: (i) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (ii) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (iii) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or (iv) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Anti-Takeover Provisions and Other Shareholder Protections

Shareholder Rights

Under the BC Act, the following powers are available to companies to make themselves potentially less vulnerable to hostile takeover attempts:

•

any shareholder proposals must be signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, constitute at least one percent (1%) of the issued shares of a company that carry the right to vote at general meetings, or have a fair market value in excess of the prescribed amount and must have been received by such company at least three months before the anniversary of the previous year’s annual reference date;

•

shareholders who hold in the aggregate at least 5% of the issued shares of a company that carry the right to vote at general meetings may requisition a general meeting of shareholders by following the procedures in the BC Act, in which case the directors are required to call a meeting for a date not more than four (4) months after the date the requisition is received and if they do not do so within 21 days after the date on which the requisition was received by such company, the requisitioning shareholders may send a notice of a general meeting to be held to transact the business stated in the requisition; and unless the articles state otherwise, directors may only be removed by a two-thirds (66 2/3%) majority vote by shareholders.

Additionally, the BC Act contains no restriction on the adoption of a shareholder rights plan. The BC Act also does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

Dissent Rights

Under the BC Act, shareholders have a right to dissent and receive a payout from a company in exchange for their shares in the context of an amalgamation, an arrangement, a redomicile, and certain other significant transactions.

Derivative Actions

Under the BC Act, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to the court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

The BC Court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Upon the final disposition of a derivative action, the court may make any order it determines to be appropriate.

Oppression Remedy

The BC Act provides an oppression remedy that enables a court to make an order, whether interim or final, if an application is made to the court by a shareholder (which for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate in the circumstances) in a timely manner and it appears to the court that there are reasonable grounds for believing (i) that the affairs of the corporation are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or (ii) that an act of the corporation has been done or is threatened, or that a resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders.

The oppression remedy provides the court with broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Additional Takeover Bid Considerations

Unless an offer constitutes an exempt transaction, and this summary does not address exemptions available under Canadian law, an offer made by a person, an “offeror,” to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares in a class, will be subject to the takeover provisions of Canadian securities laws.

The acquisition of a company’s shares may also trigger the application of statutory regimes including among others, the Investment Canada Act and the Competition Act.

Limitations on the ability to acquire and hold a company’s shares may be imposed by the Competition Act. The Competition Act permits the Commissioner to review any acquisition of control over or of a significant interest in a Canadian entity. The Competition Act grants the Commissioner jurisdiction, for up to three years after closing (or up to one year if the acquisition was notified to the Commissioner), to challenge an acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

When dealing with a publicly-traded corporation, the Competition Act also requires any person who intends to acquire voting shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person (and their affiliates) would hold more than 20% of the company’s voting shares as a result of such acquisition. If a person already owns more than 20% of a company’s voting shares, a notification must be filed before the acquisition of additional voting shares that would bring that person’s holdings to over 50%. Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of a statutory waiting period or, if applicable, a second statutory waiting period, unless the Commissioner provides written notice that they do not intend to challenge the acquisition. A common closing condition of acquisitions subject to notification under the Competition Act is clearance from the Commissioner, even if the applicable statutory waiting period has expired and the parties are in a legal position to close.

The Investment Canada Act requires any person that is a “non-Canadian” (as defined in the Investment Canada Act ) who acquires control of an existing Canadian business, where the acquisition of control is not a reviewable transaction, to file a notification with Innovation, Science and Economic Development. The Investment Canada Act generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Under the Investment Canada Act, the acquisition of control of an existing Canadian business (either through the acquisition of the shares or all or substantially all the assets of such business) by a non-Canadian would be reviewable under the “net benefit” standard only if the applicable specified financial threshold is met or exceeded and no exemption applies.

The acquisition of a majority of the voting interests of an entity is deemed to be an acquisition of control of that entity. The acquisition of less than a majority, but one-third (33 1/3%) or more of the voting shares of a corporation or an equivalent undivided ownership interest in the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third (33 1/3%) of the voting shares of a corporation is deemed not to be an acquisition of control of that corporation.

Under the national security regime in the Investment Canada Act, a national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada,” provided that the entity has a specified nexus to Canada. The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The relevant minister has broad discretion to determine whether an investor is a non-Canadian and may be subject to a national security review. Review on national security grounds is at the discretion of the federal government and, depending on the facts, may occur on a pre- or post-closing basis and includes the ability to block a transaction or, for a completed transaction, order divestiture, or authorize the investment subject to terms and conditions. Interim conditions imposed during the course of a national security review and written undertakings to satisfy the relevant minister regarding the risks of injury to national security are also possible.

This summary above is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding the foregoing and securities law in the provinces and territories of Canada.

Listing

Starz intends to apply to list the Starz common shares on the Nasdaq under the symbol “STRZ”. The listing of the Starz new common shares for trading on the Nasdaq will be subject to Starz fulfilling all of the listing requirements of Nasdaq.

Sale of Unregistered Securities

On [   ], 2024, Starz issued [    ] common shares to New Lionsgate pursuant to Section 4(a)(2) of the Securities Act. New Lionsgate did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the completion of the Transactions, the transfer agent and registrar for Starz common shares will be Computershare.

COMPARISON OF RIGHTS OF HOLDERS OF LIONSGATE SECURITIES BEFORE THE TRANSACTIONS WITH RIGHTS OF HOLDERS OF NEW LIONSGATE SECURITIES AND STARZ SECURITIES AFTER THE TRANSACTIONS

The following table sets forth certain differences with respect to the LGEC Class A shares, the LGEC Class B shares, and the LGEC preference shares prior to the Transactions to the New Lionsgate new common shares and the New Lionsgate preference shares after the Transactions and to the Starz common shares and the Starz preference shares after the Transactions.

	LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares
Authorized Capital Stock:

LGEC is authorized to issue share capital consisting of:

(i) 200,000,000 LGEC preference shares, (ii) 500,000,000 Class A shares and (iii) 500,000,000 LGEC Class B shares. The rights and restrictions to which the LGEC preference shares, the LGEC Class A shares, and the LGEC Class B shares are subject are set out in the Lionsgate Articles.

Preference Shares.

LGEC may issue, from time to time, without further shareholder approval, preference shares in one or more series. For each series of preference shares, The Lionsgate Board is authorized to fix the number of preference shares in, and to determine the designation of the preference shares of, that series. The Lionsgate Board is also authorized to create, define, and attach special rights and restrictions to the LGEC preference shares of each

New Lionsgate will be authorized to issue share capital consisting of:

(i) 200,000,000 New Lionsgate preference shares and (ii) an unlimited number of New Lionsgate new common shares.

Immediately following the completion of the Transactions, no New Lionsgate preference shares will be issued and outstanding and New Lionsgate expects that approximately [ ] New Lionsgate new common shares will be issued and outstanding.

Preference Shares.

The New Lionsgate preference shares have the same special rights and restrictions as the LGEC preference shares.

New Lionsgate new common shares.

The New Lionsgate new common shares do not have special rights or restrictions attached.

Starz will be authorized to issue share capital consisting of:

(i) 200,000,000 Starz preference shares and (ii) an unlimited number of Starz common shares.

Immediately following the completion of the Transactions, no Starz preference shares will be issued and outstanding and Starz expects that approximately [ ] Starz common shares will be issued and outstanding.

Preference Shares.

The Starz preference shares have the same special rights and restrictions as the LGEC preference shares.

Starz common shares.

The Starz common shares do not have special rights or restrictions attached.

LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares

series so long as the rights and restrictions are consistent with the special rights and restrictions attached to the class of LGEC preference shares. In the event of liquidation, holders of LGEC preference shares are entitled to receive distributions before any distribution is made to holders of common shares or any other shares ranking junior to LGEC preference shares.

LGEC Class A shares

The LGEC Class A shares are entitled to one vote per share on all matters presented to shareholders and are entitled to receive notice of and attend all shareholder meetings. LGEC Class A shares participate equally with LGEC Class B shares in dividends (subject to any priority rights of other classes), share distributions, and distributions in the event of liquidation. Any subdivision, reclassification, exchange or consolidation must affect LGEC Class A shares and LGEC Class B shares equally. Whenever LGEC pays a dividend or makes a share distribution to holders of Class A shares, it will also pay or distribute an equivalent amount to

	LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares

holders of Class B shares, regardless of any differences in the market value of stock dividends, and stock dividends may be paid in either LGEC Class A shares or LGEC Class B shares as provided in the Lionsgate Articles.

LGEC Class B shares

The LGEC Class B shares do not carry voting rights, except as required under the BC Act. Holders are entitled to receive notice of and attend shareholder meetings but cannot vote. In all other respects, LGEC Class B shares are identical to LGEC Class A shares.

Voting Power of Capital Stock:	Each holder of the LGEC voting shares is entitled to: (a) one vote for each LGEC Class A share held at all meetings of shareholders; (b) receive notice of and to attend all meetings of holders of LGEC common shares, except meetings at which only the holders of a specified class of shares (other than the LGEC Class A shares) are entitled to attend; and (c) vote on all matters submitted to a vote or consent of holders of LGEC common shares, except matters upon which only the holders of a specified class of shares (other than the LGEC Class A shares) are entitled to vote.	The New Lionsgate new common shares do not have special rights or restrictions attached and the voting rights of each holder of New Lionsgate new common are governed by the BC Act.	The Starz common do not have special rights or restrictions attached and the voting rights of each holder of Starz common shares are governed by the BC Act.

	LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares
The holders of the LGEC Class B shares are entitled to receive notice of and to attend all meetings of shareholders of LGEC, but, subject to the BC Act, may not vote at any and all meetings of the holders of LGEC common shares.

Nominations of Candidates for Election to the Board of Directors:	Nominations for persons for election to the Lionsgate Board may be made through a shareholder nomination in accordance with the provisions of the BC Act. The Lionsgate Articles are silent on and do not include advance notice procedures for the nomination of directors.	The New Lionsgate Articles include advance notice procedures for shareholder nominations of directors. Shareholders are required to provide written and timely notice to the secretary of New Lionsgate prior to the meeting to elect directors. Generally, to be considered timely, the notice must be received at New Lionsgate’s principal executive offices at least 30 days before the meeting. The New Lionsgate Articles specify the form and content of all shareholders’ notices and include informational requirements for nominations.	The Starz Articles include advance notice procedures for shareholder nominations of directors. Shareholders are required to provide written and timely notice to the secretary of Starz prior to the meeting to elect directors. Generally, to be considered timely, the notice must be received at Starz’s principal executive offices at least 30 days before the meeting. The Starz Articles specify the form and content of all shareholders’ notices and include informational requirements for nominations.

Casting votes at Director Meetings:	Questions arising at any meeting of directors of Lionsgate are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.	Questions arising at any meeting of directors of New Lionsgate are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.	Questions arising at any meeting of directors of Starz are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

	LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares

Indemnification of Directors & Officers:

The Lionsgate Articles provide that, subject to the BC Act, LGEC must indemnify an eligible party and its heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and LGEC must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the Lionsgate Articles, “eligible party” means an individual who: (i) is a current or former director or officer of LGEC; or (ii) is any of the heirs and legal personal representatives of a current or former director or officer of LGEC.

For the purposes of the Lionsgate Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An “eligible party” is a current or former director or officer of LGEC, or their heir or legal representative. An “eligible penalty” refers to any judgment, fine, or settlement from a legal proceeding. An “eligible proceeding” encompasses any current,

The New Lionsgate Articles provide that, subject to the BC Act, New Lionsgate must indemnify an eligible party and its heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and New Lionsgate must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the New Lionsgate Articles, “eligible party” means an individual who: (i) is a current or former director or officer of New Lionsgate; or (ii) is any of the heirs and legal personal representatives of a current or former director or officer of New Lionsgate.

For the purposes of the New Lionsgate Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

For the purposes of the New Lionsgate Articles, “eligible party”, “eligible penalty”, and “eligible proceeding” have the same meanings as in the Lionsgate Articles.

Under the New Lionsgate Articles, until May 13,

The Starz Articles provide that, subject to the BC Act, Starz must indemnify an eligible party and its heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Starz must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the Starz Articles, “eligible party” means an individual who: (i) is a current or former director or officer of Starz; or (ii) is any of the heirs and legal personal representatives of a current or former director or officer of Starz.

For the purposes of the Starz Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

For the purposes of the Starz Articles, “eligible party”, “eligible penalty”, and “eligible proceeding” have the same meanings as in the Lionsgate Articles.

	LGEC Class A shares, LGEC Class B shares, LGEC preference shares	New Lionsgate new common shares and New Lionsgate preference shares	Starz common shares and Starz preference shares

threatened, pending, or completed action where an eligible party may be involved or held liable for a judgment, eligible penalty, or related expenses.

The Lionsgate Articles do not include provisions for the advancement of expenses incurred in eligible proceedings. The Lionsgate Articles do not include provisions for the advancement of expenses incurred in eligible proceedings.

		2030, subject to the BC Act, New Lionsgate must pay, as they are incurred in advance of a final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if New Lionsgate has first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BC Act, the eligible party must repay the amounts advanced.	The Starz Articles do not include provisions for the advancement of expenses incurred in eligible proceedings.

Remuneration of Auditor:	Under Section 207 of the BC Act, shareholders must, by ordinary resolution, set the remuneration of the auditor. Directors may only set the remuneration of the auditor if the shareholders approve the transfer of this power to the Lionsgate Board each year by ordinary resolution.	The New Lionsgate Board may set the remuneration of the auditor of New Lionsgate without obtaining the approval of shareholders by ordinary resolution.	The Starz Board may set the remuneration of the auditor of Starz without obtaining the approval of shareholders by ordinary resolution.

COMPARISON OF RIGHTS OF HOLDERS OF LG STUDIOS SECURITIES BEFORE THE TRANSACTIONS WITH RIGHTS OF HOLDERS OF NEW LIONSGATE SECURITIES AFTER THE TRANSACTIONS

The following table sets forth a comparison of certain differences with respect to the LG Studios common shares to the New Lionsgate new common shares and to the New Lionsgate preference shares after the Transactions.

	LG Studios common shares	New Lionsgate new common shares and New Lionsgate preference shares
Authorized Capital Stock:	LG Studios is authorized to issue an unlimited number of LG Studios common shares. LG Studios common shares. The LG Studios common shares do not have special rights or restrictions attached.

New Lionsgate will be authorized to issue share capital consisting of: (i) 200,000,000 New Lionsgate preference shares and (ii) an unlimited number of New Lionsgate new common shares.

Preference Shares.

New Lionsgate may issue, from time to time and without further shareholder approval, New Lionsgate preference shares in one or more series. For each series of New Lionsgate preference shares, the New Lionsgate Board is authorized to fix the number of preference shares in, and to determine the designation of the preference shares of that series. The New Lionsgate Board is also authorized to create, define, and attach special rights and restrictions to the New Lionsgate preference shares of each series so long as the rights and restrictions are consistent with the special rights and restrictions attached to the class of preference shares. In the event of liquidation, holders of New Lionsgate preference shares are entitled to receive distributions before any distribution is made to holders of New Lionsgate new common shares or any other shares ranking junior to New Lionsgate preference shares.

New Lionsgate voting shares.

The New Lionsgate new common shares do not have special rights or restrictions attached.

Quorum at Shareholder Meetings:	The quorum for the transaction of business at a meeting of shareholders is one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the outstanding shares of LG Studios entitled to be voted at the meeting.	The quorum for the transaction of business at a meeting of shareholders of New Lionsgate is two persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.

EXPERTS

Lions Gate Entertainment Corp.

The consolidated financial statements of Lions Gate Entertainment Corp. appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2024, and the effectiveness of Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2024 (excluding the internal control over financial reporting of the companies constituting the Entertainment One television and film (“eOne”) business), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Lions Gate Entertainment Corp.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the eOne business from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Lionsgate Studios Corp.

The combined financial statements of Lionsgate Studios Corp. (formerly referred to as the Studio Business of Lions Gate Entertainment Corp.) at March 31, 2024 and 2023, and for each of the three years in the period ended March 31, 2024, included in the joint proxy statement/prospectus of Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp., which is referred to and made a part of this joint registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Entertainment One Film and Television Business, as of December 25, 2022 and December 26, 2021 and for the fiscal years ended December 25, 2022 and December 26, 2021, have been included in this joint proxy statement/prospectus, in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Starz Business of Lions Gate Entertainment Corp.

The combined financial statements of the Starz Business of Lions Gate Entertainment Corp. at March 31, 2024 and 2023, and for each of the three years in the period ended March 31, 2024, included in the joint proxy statement/prospectus of Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp., which is referred to and made a part of this joint registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Lionsgate

As allowed under SEC rules, Lionsgate is delivering only one copy of this joint proxy statement/prospectus to eligible LGEC shareholders that are the beneficial owner of shares that share an address, unless contrary instructions were received from any such shareholder prior to the mailing date. Management of Lionsgate does not intend to pay for intermediaries to forward to objecting beneficial owners under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer the proxy-related materials and Form 54-101F7 – Request for Voting Instructions Made by Intermediary. In the case of an objecting beneficial owner, the objecting beneficial owner will not receive the materials unless the objecting beneficial owner’s intermediary assumes the cost of delivery.

Any LGEC shareholder that would prefer to receive a separate copy of the joint proxy statement/prospectus, should (1) notify its broker, (2) direct its written request to: Investor Relations, Lions Gate Entertainment Corp, 2700 Colorado Avenue, Santa Monica, California 90404 or (3) contact Lionsgate’s Investor Relations department by telephone at (310) 449-9200 or by sending an email to [    ]. Lionsgate will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders that currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. Beneficial owners sharing an address that receive multiple copies of this joint proxy statement/prospectus and that would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all shareholders at the shared address in the future.

LG Studios

As allowed under SEC rules, LG Studios is delivering only one copy of this joint proxy statement/prospectus to eligible LG Studios shareholders that are the beneficial owner of shares that share an address, unless contrary instructions were received from any such shareholder prior to the mailing date.

Any LG Studios shareholder that would prefer to receive a separate copy of the joint proxy statement/prospectus should (1) notify its broker, (2) direct its written request to: Investor Relations, Lionsgate Studios Corp, 2700 Colorado Avenue, Santa Monica, California 90404 or (3) contact LG Studios’ Investor Relations department by telephone at (310) 449-9200 or by sending an email to [    ]. LG Studios will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders that currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. Beneficial owners sharing an address that receive multiple copies of this joint proxy statement/prospectus and that would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all shareholders at the shared address in the future.

LEGAL MATTERS

The validity of the New Lionsgate new common shares and Starz common shares to be issued in connection with the Transactions will be passed upon by Dentons Canada LLP.

SHAREHOLDER PROPOSALS

Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual general meeting of the shareholders of Lionsgate, Lionsgate must receive your written proposal no later than [ ]. You should also be aware that your proposal must comply with Rule 14a-8 promulgated under the Exchange Act regarding inclusion of shareholder proposals in company-sponsored proxy statement. Shareholder proposals or recommendations for director nominees submitted as per the BC Act to be presented at the next annual general and special meeting of shareholders must be received by Lionsgate’s Corporate Secretary at its registered office at least three months before the date of the annual general and special meeting, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under “Information About Starz After the Transactions – Governance – Shareholder Communications with the Starz Board”.

If the date of the 2025 annual meeting is advanced or delayed by more than 30 days from the date of the 2024 Lionsgate Annual General and Special Meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2025 annual meeting must be received by Lionsgate within a reasonable time before Lionsgate begins to print and mail the proxy statement for the 2025 annual meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to [ ], the proxies solicited by the Lionsgate Board (or, if the Transactions are completed, the Starz Board) for the 2025 annual general meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Lionsgate Board (or, if the Transactions are completed, the Starz Board) if the proposal is presented at the 2025 annual general meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2025 annual general meeting is advanced or delayed more than 30 days from the date of the 2024 Lionsgate Annual General and Special Meeting, then the shareholder proposal must have been submitted to us within a reasonable time before Lionsgate (or, if the Transactions are completed, Starz) mails the proxy statement for the 2025 annual general meeting.

To comply with the SEC universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Lionsgate Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than [   ].

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Lionsgate to “incorporate by reference” information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Lionsgate, the LG Studios Business and the Starz Business and you should read this joint proxy statement/prospectus together with any documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that Lionsgate has previously filed with the SEC (File No. 001-14880); other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the year ended March 31, 2024, and a subsequent amendment thereto on Form 10-K/A, filed on May 30, 2024 and July 29, 2024, respectively;

•	Quarterly Report on Form 10-Q filed for its fiscal quarter ended September 30, 2024, filed November 12, 2024;

•	Quarterly Report on Form 10-Q filed for its fiscal quarter ended June 30, 2024, filed August 8, 2024;

•	Current Reports on Form 8-K filed with the SEC on November 7, 2024, August 14, 2024, August 8, 2024, June 7, 2024;

•	Proxy Statement on Schedule 14A for the year ended March 31, 2023, filed on October 10, 2023; and

•

The description of Lionsgate’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on November 29, 2016 (Commission File No. 001-14880), and any other amendment or report filed for the purpose of updating such description.

In addition, this joint proxy statement/prospectus incorporates by reference any future filings that Lionsgate makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Lionsgate Annual General and Special Meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents incorporated by reference, including the exhibits to Lionsgate’s Annual Report on Form 10-K, are or will be available at no charge on the SEC’s website at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

Shareholders can also obtain the documents incorporated by reference into this joint proxy statement/prospectus (excluding the exhibits, other than financial statements, to such documents) at no charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention: Investor Relations Department

If you would like to request documents, please do so by [ ] in order to receive them before the Lionsgate Annual General and Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus on Form S-4 has been filed to register with the SEC the New Lionsgate new common shares and the Starz common shares to be delivered to shareholders of Lionsgate and LG Studios, as applicable, in connection with the Transactions. The joint proxy statement/prospectus, including the attached exhibits and schedules, contains additional relevant information about Lionsgate, New Lionsgate, the New Lionsgate new common shares, Starz and the Starz common shares. The rules and regulations of the SEC allow Lionsgate to omit certain information included in the joint proxy statement/prospectus from this document.

Lionsgate and LG Studios file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that has reports, proxy statements and other information about Lionsgate and LG Studios. The address of that site is http://www.sec.gov. The reports and other information filed by Lionsgate and LG Studios with the SEC are also available free of charge at their respective Internet web sites, which are https://investors.lionsgate.com and https://investors.lionsgatestudios.com. Information on these Internet web sites is not part of or incorporated by reference into this document.

You should rely only on the information contained in this joint proxy statement/prospectus. None of Lionsgate, LG Studios or any of their affiliates has authorized any person to provide you with different information or to make any representation not contained in this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document, regardless of the time of delivery of this document or any distribution of securities described in this document.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

This document is dated [ ], 2024. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to LGEC shareholders or LG Studios shareholders nor the issuance of the New Lionsgate new common shares or the Starz common shares in the Transactions shall create any implication to the contrary. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

If you have any questions or need assistance in voting your Lionsgate shares, please contact:

If you have any questions or need assistance in voting your LG Studios shares, please contact:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention: Investor Relations

or

MacKenzie Partners, Inc.

7 Penn Plaza

Suite 503

New York, NY

10001

lionsgate@mackenziepartners.com

Attention: Lionsgate Tabulation

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention: Investor Relations

or

MacKenzie Partners, Inc.

7 Penn Plaza

Suite 503

New York, NY

10001

lgstudios@mackenziepartners.com

Attention: LG Studios Tabulation

ANNEXES

Annex A—Dissent Provisions
Annex B—Opinion of Houlihan Lokey Capital, Inc. to the Special Committee of the Board of Directors of Lions Gate Entertainment Corp.
Annex C—Opinion of Kroll, LLC, to the Special Committee of the Board of Directors of Lions Gate Entertainment Corp.
Annex D—Form of Arrangement Agreement by and among Lions Gate Entertainment Corp., Lionsgate Studios Holding Corp. and LG Sirius Holdings ULC
Annex E—Form of Plan of Arrangement by and among Lions Gate Entertainment Corp., Lionsgate Studios Holding Corp. and LG Sirius Holdings ULC
Annex F—Opinion of Dentons Canada LLP
Annex G—Form of Interim Articles of Lionsgate Studios Holding Corp.
Annex H—Form of Closing Articles of Lionsgate Studios Holding Corp.
Annex I—Form of Interim Articles of Starz Entertainment Corp.
Annex J—Form of Closing Articles of Starz Entertainment Corp.
Annex K—Tax Matters Agreement by and between Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp.
Annex L—Form of Employee Matters Agreement by and between Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp.
Annex M—Form of Transition Services Agreement by and between Starz Entertainment, LLC and Lions Gate Entertainment, Inc.
Annex N—Form of Lionsgate Studios Holding Corp. 2025 Performance Incentive Plan
Annex O—Form of Starz Entertainment Corp. 2025 Performance Incentive Plan
Annex P—Form of Investor Rights Agreement by and among Lionsgate Studios Holding Corp., [ ], [ ] and [ ]
Annex Q—Form of Voting and Standstill Agreement by and among Lionsgate Studios Holding Corp., [ ], [ ] and [ ]
Annex R—Form of Registration Rights Agreement by and between Lionsgate Studios Holding Corp. and [ ]
Annex S—Form of Investor Rights Agreement by and among Starz Entertainment Corp., [ ], [ ] and [ ]
Annex T—Form of Voting and Standstill Agreement by and among Starz Entertainment Corp., [ ], [ ] and [ ]
Annex U—Form of Registration Rights Agreement by and between Starz Entertainment Corp. and [ ]

BOARD APPROVAL

The contents and the sending of this joint proxy statement/prospectus and the notice of the Lionsgate Annual General and Special Meeting to the LGEC shareholders have been approved by the Board of Directors of Lions Gate Entertainment Corp.

The contents and the sending of this joint proxy statement/prospectus and the notice of the LG Studios Special Meeting to the LG Studios shareholders have been approved by the Board of Directors of Lionsgate Studios Corp.

DATED this [ ] day of [   ], 2024

BY ORDER OF THE BOARD OF DIRECTORS

OF LIONS GATE ENTERTAINMENT CORP.

AND LIONSGATE STUDIOS CORP.

/s/ Jon Feltheimer

Jon Feltheimer

Chief Executive Officer

Lions Gate Entertainment Corp. and Lionsgate Studios Corp.

INDEX TO FINANCIAL STATEMENTS
Starz Business of Lions Gate Entertainment Corp.

Unaudited Interim Financial Statements
Unaudited Condensed Combined Balance Sheets — September 30, 2024 and March 31, 2024	F-55
Unaudited Condensed Combined Statements of Operations — Six Months Ended September 30, 2024 and 2023	F-56
Unaudited Condensed Combined Statements of Comprehensive Income (Loss) — Six Months Ended September 30, 2024 and 2023	F-57
Unaudited Condensed Combined Statements of Equity — Six Months Ended September 30, 2024 and 2023	F-58
Unaudited Condensed Combined Statements of Cash Flows — Six Months Ended September 30, 2024 and 2023	F-59
Notes to Unaudited Condensed Combined Financial Statements	F-60
Lionsgate Studios Corp.

Unaudited Interim Financial Statements
Unaudited Condensed Consolidated Balance Sheets — September 30, 2024 and March 31, 2024	F-152
Unaudited Condensed Consolidated Statements of Operations — Three and Six Months Ended September 30, 2024 and 2023	F-153
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) — Three and Six Months Ended September 30, 2024 and 2023	F-154
Unaudited Condensed Consolidated Statements of Equity (Deficit) — Three and Six Months Ended September 30, 2024 and 2023	F-155
Unaudited Condensed Consolidated Statements of Cash Flows — Six Months Ended September 30, 2024 and 2023	F-157
Notes to Unaudited Condensed Consolidated Financial Statements	F-158

F-1

Entertainment One Film and Television Business

Unaudited Financial Statements
Condensed Combined Balance Sheets as of October 1, 2023 and December 25, 2022	F-235
Condensed Combined Statements of Operations for the nine months ended October 1, 2023 and September 25, 2022	F-236
Condensed Combined Statements of Comprehensive Loss for the nine months ended October 1, 2023 and September 25, 2022	F-237
Condensed Combined Statements of Cash Flows for the nine months ended October 1, 2023 and September 25, 2022	F-238
Condensed Combined Statements of Parent Equity and Redeemable Non-Controlling Interest for the nine months ended October 1, 2023 and September 25, 2022	F-239
Notes to Condensed Combined Financial Statements	F-240

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Lions Gate Entertainment Corp.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Starz Business of Lions Gate Entertainment Corp. (the Company) as of March 31, 2024 and 2023, the related combined statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended March 31, 2024, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-3

Goodwill related to the Starz Networks Reporting Unit

Description of the Matter	As disclosed in Note 1 to the combined financial statements, goodwill is tested for impairment at least annually at the reporting unit level, and between annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. As disclosed in Note 5 to the combined financial statements, the Company recorded a goodwill impairment charge of $494 million during the year ended March 31, 2024 related to the Starz Networks reporting unit, resulting in no remaining goodwill balance for this reporting unit at March 31, 2024.

Auditing management’s evaluation of goodwill for impairment is complex and requires significant judgment due to the estimation required in determining the fair value of the reporting unit. The fair value estimate of the reporting unit is affected by significant assumptions such as the projected annual revenue growth rate, EBITDA margin and market multiples, which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Company’s reporting unit, we performed audit procedures that included, among others, assessing the methodologies used and testing the significant assumptions discussed above and the underlying data used by the Company in its analyses. We compared the significant assumptions used by management to current industry and economic trends, changes to the Company’s business model, historical financial performance, and other relevant factors. We assessed the historical accuracy of management’s forecasts and performed sensitivity analyses of the significant assumptions discussed above to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions. We also involved our specialists to assist in evaluating the reasonableness of certain significant assumptions and the valuation methodologies used.

/s/ Ernst & Young LLP
We have served as the Company’s
auditor
since 2023.
Denver, Colorado
October 15, 2024

F-4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
COMBINED BALANCE SHEETS

	March 31, 2024	March 31, 2023
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$23.0	$52.0
Accounts receivable, net	52.9	18.0
Other current assets	18.1	18.8
Assets of discontinued operations - current	32.8	40.3

Total current assets	126.8	129.1
Programming content, net	942.9	1,034.5
Property and equipment, net	51.1	55.2
Intangible assets	966.1	1,273.1
Goodwill	—	494.0
Other assets	48.0	53.6
Assets of discontinued operations - noncurrent	4.2	191.6

Total assets	$2,139.1	$3,231.1

LIABILITIES
Accounts payable	$80.3	$86.9
Content related payables	91.5	55.5
Other accrued liabilities	65.8	56.6
Residuals	24.6	21.1
Film related obligations	—	83.6
Deferred revenue	28.5	22.7
Due to LG Studios Business (Note 17)	51.5	36.9
Liabilities of discontinued operations - current	66.2	265.7

Total current liabilities	408.4	629.0
Debt	696.6	776.0
Other liabilities	79.9	162.5
Deferred tax liabilities	11.0	97.2
Liabilities of discontinued operations - noncurrent	24.0	34.6

Total liabilities	1,219.9	1,699.3

Commitments and contingencies (Note 15)

EQUITY
Parent net investment	900.0	1,512.6
Accumulated other comprehensive income	19.2	19.2

Total equity	919.2	1,531.8

Total liabilities and equity	$2,139.1	$3,231.1

See accompanying notes.

F-
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
COMBINED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenues	$1,392.4	$1,422.5	$1,450.7
Expenses
Direct operating	692.6	715.9	655.7
Distribution and marketing	423.6	423.5	450.9
General and administration	129.2	124.0	116.0
Depreciation and amortization	161.8	155.7	152.6
Restructuring and other	224.8	89.9	10.5
Goodwill and intangible asset impairment	663.9	1,261.7	—

Total expenses	2,295.9	2,770.7	1,385.7

Operating (loss) income	(903.5)	(1,348.2)	65.0
Interest expense	(47.2)	(58.6)	(60.9)
Interest and other income	3.5	0.6	0.5
Other expense	(7.5)	(6.7)	(2.7)
Gain (loss) on extinguishment of debt	21.2	58.7	(24.8)

Loss from continuing operations before income taxes	(933.5)	(1,354.2)	(22.9)
Income tax benefit (provision)	128.9	18.3	(7.1)

Net loss from continuing operations	$(804.6)	$(1,335.9)	$(30.0)
Net loss from discontinued operations, net of income taxes	(110.6)	(535.1)	(125.3)

Net loss	$(915.2)	$(1,871.0)	$(155.3)

See accompanying notes.

F-
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
COMBINED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Net loss from continuing operations	$(804.6)	$(1,335.9)	$(30.0)

Comprehensive loss from continuing operations, net of tax	$(804.6)	$(1,335.9)	$(30.0)
Net loss from discontinued operations	(110.6)	(535.1)	(125.3)
Other comprehensive income (loss) from discontinued operations	—	—	—

Comprehensive loss	$(915.2)	$(1,871.0)	$(155.3)

See accompanying notes.

F-
7

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
COMBINED STATEMENTS OF EQUITY

	Parent Net Investment	Accumulated Other Comprehensive Income	Total Equity
	(Amounts in millions)
Balance at March 31, 2021	$2,804.4	$19.2	$2,823.6
Net loss	(155.3)	—	(155.3)
Net transfers from Parent	130.1	—	130.1

Balance at March 31, 2022	$2,779.2	$19.2	$2,798.4
Net loss	(1,871.0)	—	(1,871.0)
Net transfers from Parent	604.4	—	604.4

Balance at March 31, 2023	$1,512.6	$19.2	$1,531.8
Net loss	(915.2)	—	(915.2)
Net transfers from Parent	302.6	—	302.6

Balance at March 31, 2024	$900.0	$19.2	$919.2

See accompanying notes.

F-
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Operating Activities:
Net loss	$(915.2)	$(1,871.0)	$(155.3)
Less: Net loss from discontinued operations, net of tax	(110.6)	(535.1)	(125.3)

Net loss from continuing operations, net of tax	(804.6)	(1,335.9)	(30.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	161.8	155.7	152.6
Amortization of programming content	626.5	645.0	593.0
Amortization of debt financing costs and other non-cash interest	3.2	3.9	3.9
Non-cash share-based compensation	24.6	25.7	28.0
Other amortization	7.5	9.2	10.1
Goodwill and intangible assets impairment	663.9	1,261.7	—
Content impairments	213.1	87.6	—
(Gain) loss on extinguishment of debt	(21.2)	(58.7)	24.8
Deferred income taxes	(60.5)	(25.1)	(1.8)
Changes in operating assets and liabilities:
Accounts receivable, net	(34.9)	(2.7)	(2.7)
Programming content (1)	(747.5)	(915.5)	(865.8)
Other assets	(1.4)	(6.2)	(1.2)
Accounts payable and accrued liabilities	(79.6)	(12.9)	(23.6)
Residuals	2.2	7.0	2.1
Content related payables	32.3	(37.6)	24.2
Deferred revenue	5.9	0.1	7.1
Due to LG Studios Business	14.6	14.5	5.6

Net Cash Flows Provided By (Used In) Operating Activities - Continuing Operations	5.9	(184.2)	(73.7)
Net Cash Flows Used In Operating Activities - Discontinued Operations	(137.7)	(254.1)	(161.2)

Net Cash Flows Used In Operating Activities	(131.8)	(438.3)	(234.9)
Investing Activities:
Proceeds from the sale of Pantaya	—	—	123.6
Capital expenditures	(20.4)	(34.3)	(19.8)

Net Cash Flows Provided By (Used In) Investing Activities - Continuing Operations	(20.4)	(34.3)	103.8
Net Cash Flows Used In Investing Activities - Discontinued Operations	(4.4)	(8.2)	(7.2)

Net Cash Flows Provided By (Used In) Investing Activities	(24.8)	(42.5)	96.6
Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	—	—	954.1
Debt - repurchases and repayments	(61.4)	(135.0)	(1,064.3)
Film related obligations - borrowings	189.7	103.9	95.3
Film related obligations - repayments	(272.5)	(116.5)	—
Other financing advances	—	—	75.0
Other financing repayments	—	—	(75.0)
Parent net investment	129.5	347.7	(70.9)

Net Cash Flows Provided By (Used In) Financing Activities - Continuing Operations	(14.7)	200.1	(85.8)
Net Cash Flows Provided By Financing Activities - Discontinued Operations	146.7	228.0	171.1

Net Cash Flows Provided By Financing Activities	132.0	428.1	85.3

Net Change In Cash and Cash Equivalents	(24.6)	(52.7)	(53.0)
Cash and Cash Equivalents - Beginning Of Period	61.6	114.3	167.3

Cash and Cash Equivalents - End Of Period	$37.0	$61.6	$114.3

(1)
Programming content additions for the fiscal years ended March 31, 2024 and 2023, and 2022 includes $494.0 million, $638.6 million and $565.7 million, respectively, from the licensing of program rights from the LG Studios Business (see Note 17).

See accompanying notes.

F-
9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS
Capitalized terms defined in these Notes to Audited Combined Financial Statements have the meanings ascribed to such terms in, and for the purposes of, this section
1. Description of Business, Basis of Presentation and Significant Accounting Policies
Description of Business
Lions Gate Entertainment Corp. (“Lionsgate,” “LGEC,” or “Parent”) encompasses the world class motion picture and television studio operations (collectively referred to as the “LG Studios Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. These financial statements reflect the combination of the assets, liabilities, operations and cash flows of the Starz Business.
Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction
shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions.
These combined financial statements of the Starz Business, have been prepared on a carve-out
basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Starz Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The combined financial statements may not be indicative of the Starz Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Starz Business operated as an independent, publicly traded company during the periods presented.
The continuing operations of the Starz Business consists of (i) Starz Networks, which includes: the domestic distribution of STARZ-branded premium subscription video services through over-the-top
(“OTT”) streaming platforms and distributors, on a direct
to-consumer
basis through the Starz App and through U.S. and Canada multichannel video programming distributors (“MVPDs”), including cable operators, satellite television providers, and telecommunications companies (in the aggregate the “Starz Platform”), and (ii) International, which represents primarily the OTT distribution of subscription video services outside the U.S. and Canada.
In fiscal 2023, the Starz Business began a plan to restructure its international LIONSGATE+ business, which included the OTT distribution of the Starz Business’s LIONSGATE+ branded premium subscription video services outside the U.S. and Canada. During the fiscal year ended March 31, 2024, the Starz Business continued executing its restructuring plan which included exiting all international territories except Canada and India, which was completed in May 2024. The historical results of operations of international territories shut down are presented as discontinued operations in these combined financial statements for all periods presented. See Note 2 for further details.
Segments:
As of March 31, 2024, the Starz Business manages and reports its operating results through one reportable segment,
Starz Networks,
which now includes its Canadian operations. The continuing operations outside the U.S. and Canada is reported as
International
.

F-
10

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Basis of Presentation
The Starz Business has historically operated as part of Lionsgate and not as a standalone company. The Starz Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the Starz Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out
basis as historically managed within Lionsgate through the use of a management approach in identifying the Starz Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out
financial statements.
All revenues and costs, as well as assets and liabilities directly associated with the business activity of the Starz Business are included in the accompanying combined financial statements. Revenues and costs associated with the Starz Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Media Networks segment of Lionsgate. In addition, these costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Starz Business as further discussed below. The costs relating to the Starz Business are generally specifically identifiable as costs of the Starz Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.
Lionsgate utilizes a centralized approach to cash management. Cash generated by the Starz Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Starz Business or to the LG Studios Business to fund operating activities when needed. Cash and cash equivalents of the Starz Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the LG Studios Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Starz Business and Lionsgate have been accounted for as parent net investment. See Note 17 for further details.
In May 2024, the Starz Business entered into an intercompany revolver with Lionsgate Studios Corp. which is expected to be used to settle intercompany transactions. See Note 18 for further details.
The issuer of Lionsgate’s 5.5% senior notes due April 15, 2029 (the “5.5% Senior Notes”) is Lionsgate Capital Holdings, LLC, a Starz entity. The 5.5% Senior Notes are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the LG Studios Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Starz Business or the LG Studios Business as standalone companies; however, the 5.5% Senior Notes were issued by a subsidiary of Starz and are representative of the overall debt levels, expected for the Starz Business following the completion of the Transactions. In May 2024, the Starz Business issued $389.9 million aggregate principal amount of new 5.5% exchange notes due 2029 (the “Exchange Notes”) in exchange for $389.9 million of the existing 5.5% Senior Notes, see Note 18. Upon completion of the Transactions, the Exchange Notes will become obligations solely of the LG Studios Business and will be reflected in the LG Studios Business’s financial statements. The remaining 5.5% Senior Notes will remain with the Starz Business upon completion of the Transactions. A portion of Lionsgate’s corporate debt, (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) has been assumed by the LG Studios Business under an intercompany note and accordingly, the Senior Credit Facilities and related interest expense are not reflected in the Starz Business’s combined financial statements. See Note 6 for further details.
Additional indebtedness directly related to the Starz Business, including programming notes, are reflected in the Starz Business combined financial statements. See Note 7 for further details.

F-1
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the LG Studios Business, have historically provided oversight over both the Starz Business and the LG Studios Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, these combined financial statements of the Starz Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Starz Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services.
Lionsgate also pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected in the accompanying combined financial statements. The Starz Business also pays certain expenses on behalf of Lionsgate such as legal expenses, software development costs and severance. The settlement of reimbursable expenses between the Starz Business and the LG Studios Business have been accounted for as parent net investment. See Note 17 for further detail of parent net investment included in these combined financial statements.
Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of historical general and administrative expenses from Lionsgate to the Starz Business are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Starz Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Starz Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Starz Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Starz Business might have performed directly or outsourced, and strategic decisions the Starz Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 17 for further detail of the alloc atio
ns included in these combined financial statements.
Generally Accepted Accounting Principles
These combined financial statements have been prepared in accordance with U.S. GAAP.
Principles of Consolidation
The accompanying combined financial statements of the Starz Business have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.
All significant intercompany balances and transactions within the Starz Business have been eliminated in these combined financial statements. Unless otherwise indicated, amounts provided in these notes to the combined financial statements pertain to continuing operations only (see Note 2 for information on discontinued operations).

F-1
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the combined financial statements relate to estimates of future viewership used for the amortization of licensed program rights; fair value of equity-based compensation; the allocation of costs to the Starz Business for certain corporate and shared service functions in preparing the combined financial statements on a carve-out
basis; income taxes including the assessment of valuation allowances for deferred tax assets; impairment assessments for licensed program rights, goodwill and intangible assets. Actual results could differ from such estimates.
Significant Accounting Policies
Revenue Recognition
The Starz Business generates revenue primarily from the distribution of branded premium subscription video services through OTT streaming platforms and distributors, on a direct-to-consumer
basis through the Starz App and through MVPDs, including cable operators, satellite television providers and telecommunications companies (which we refer to as “programming revenue”).
Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax. The Starz Business is the principal in its relationships with subscribers through its Starz App and certain retail distributors of the Starz App as the Starz Business retains control over providing the service to the subscriber. The Starz Business is the principal within its relationship with its OTT streaming platforms and other distribution partners where the distributors provide the service to the subscribers.
Pursuant to the Starz Business’s distribution agreements, revenues are primarily generated from fees from subscribers who receive the Starz Business’s services or based on other factors (variable fee arrangements), or to a lesser extent, may be based on a monthly fixed fee or minimum guarantee, subject to nominal annual escalations.
The variable distribution fee arrangements represent sales or usage based royalties, which are recognized over the period of such sales or usage by the Starz Business’s distributor, which is the same period that the content is provided to the distributor. Estimates of revenue generated, but not yet reported to the Starz Business by its distribution partners, are made based on an estimated number of subscribers using historical trends and recent reporting. Other fixed fee or minimum guarantee programming revenue is recognized over the contract term based on the continuous delivery of the content to the distributor. Subscribers through the Starz App are billed in advance of the start of their monthly or annual membership and revenues are recognized ratably over each applicable membership period.
Accounts Receivable.
Payment terms are generally due within 30 days to 60 days after revenue is recognized.
Deferred Revenue.
Deferred revenue relates primarily to subscribers through the Starz App, who are billed in advance of the start of their monthly or annual membership. Revenues are recognized ratably over each applicable membership period, when the Starz Business satisfies the corresponding performance obligation.
See Note 10 for further information.

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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
Cash and cash equivalents consist of cash deposits at financial institutions.
Programming Content
Programming content represents content exploited on the Starz Platforms. Programming content is typically licensed content (which we refer to as “licensed program rights”), however, in some cases, programming content may be produced or acquired (which we refer to as “owned and produced films and television programs”). Licensed program rights include content licensed from third parties, including Lionsgate, for specified airing rights and windows over a contractual term. Program licenses typically have fixed terms and require payments during the production of the content by the licensor, at or near delivery of the content or over the term of the license. Payments for content and additions to content assets and the changes in related liabilities, are classified within operating activities on the combined statements of cash flows. Amortization of programming content which is discussed further below, is included in direct operating expense on the combined statement of operations.
Programming content is predominantly monetized as part of a film group and therefore is reviewed for impairment in aggregate at a film group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost.
Development.
Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized as part of the cost of programming content. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.
Recording Cost.
The cost of licensed content is capitalized when the cost is known or reasonably determinable, the license period for programs has commenced, the program materials have been accepted by the Starz Business in accordance with the license agreements, and the programs are available for the first showing. Licensed programming rights may include rights to more than one exploitation window under the Starz Business’s output and library agreements. For films with multiple windows, the license fee is allocated between the windows based upon the proportionate estimated fair value of each window which generally results in the majority of the cost allocated to the first window on newer releases.
Costs of acquiring and producing films and television programs are capitalized when incurred. For films and television programs produced by the Starz Business, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.
Amortization.
The cost of licensed program rights for films and television programs (including original series) are generally amortized on a title-by-title
or
episode-by-episode
basis using an accelerated or straight-line method based on the expected and historical viewership patterns or the current and anticipated number of exhibitions over the license period or estimated life for owned or produced programs. The number of exhibitions is estimated based on the number of exhibitions allowed in the agreement (if specified) and the expected usage of the content. Residuals are expensed in line with the amortization of production costs.
The Starz Business reviews factors impacting the amortization of the content assets on an ongoing basis. The Starz Business’s estimates related to these factors requires considerable management judgement.

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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Film Groups and Impairment Assessment for Programming Content:
For the fiscal years ended March 31, 2024 and 2023, substantially all programming content is monetized as part of a film group.
A film group is evaluated for impairment when an event or change in circumstances indicates that the fair value of a film group is less than its unamortized cost. A film group represents the unit of account for impairment testing for a film or license agreement for program material when the film or license agreement is expected to be predominantly monetized with other films and/or license agreements instead of being predominantly monetized on its own. A film group is defined as the lowest level at which identifiable cash flows are largely independent of the cash flows of other films and/or license agreements. The Starz Business’s film groups are generally identified by territory (i.e., country) or groups of international territories, wherein content assets are shared across the various territories and therefore, the group of territories is the film group.
Whenever events or changes in circumstances indicate that the fair value of the film group may be less than its unamortized costs, the aggregate unamortized costs of the group are compared to the present value of the discounted cash flows of the group using the lowest level for which identifiable cash flows are independent of other produced and licensed content. If the unamortized costs of the film group exceed the present value of discounted cash flows, an impairment charge is recorded for the excess and allocated to individual titles based on the relative carrying value of each title in the group.
Valuation Assumptions.
The discounted cash flow analysis includes cash flows estimates of future revenue and costs as well as an appropriate discount rate, where applicable (a Level 3 fair value measurement, see Note 9). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Starz Business plus a risk premium representing the risk associated with a particular film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of an investment in a film group may be required as a consequence of changes in management’s future revenue estimates.
Property and Equipment, net
Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Distribution equipment	3 — 7 years
Computer equipment and software	3 years
Furniture, fixtures and office equipment	5 — 7 years
Leasehold improvements	Remaining lease term or the useful life, whichever is shorter
Property and equipment assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.
Leases
The Starz Business determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use
(“ROU”) asset and determining the classification of the

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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Starz Business will exercise that option. The Starz Business also elected to not separate lease components from non-lease
components across all lease categories. Instead, each separate lease component and non-lease
component are accounted for as a single lease component.
Operating Leases.
Operating lease ROU assets, representing the Starz Business’s right to use the underlying asset for the lease term, are included in other assets -
non-current
in the Starz Business’s combined balance sheets. Operating lease liabilities, representing the present value of the Starz Business’s obligation to make payments over the lease term, are included in the other accrued liabilities and other liabilities -
non-current
in the Starz Business’s combined balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.
The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Starz Business’s leases do not provide an implicit rate, the Starz Business uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leases.
Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.
Finite-Lived Intangible Assets
At March 31, 2024, the carrying value of the Starz Business’s finite-lived intangible assets was approximately $966.1 million. The Starz Business’s finite-lived intangible assets primarily relate to customer relationships associated with U.S. MVPDs, including cable operators, satellite television providers and telecommunications companies (each a “Traditional Affiliate”), which amounted to $890.1 million at March 31, 2024. The amount of the Starz Business’s customer relationship asset related to these Traditional Affiliate relationships reflects the estimated fair value of these customer relationships determined in connection with Lionsgate’s acquisition of the Starz Business on December 8, 2016, net of amortization recorded since the date of the Starz Business acquisition. Beginning October 1, 2023, the Starz Business’s finite-lived intangible assets also include the trade names previously accounted for as indefinite-lived intangible assets as discussed below.
Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 10 to 16 years. The Starz Traditional Affiliate customer relationship intangible asset is amortized in the proportion that current period revenues bear to management’s estimate of future revenue over the remaining estimated useful life of the asset, which results in greater amortization in the earlier years of the estimated useful life of the asset than the latter years.
Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value.
The Starz Business monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of

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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

amortization of the finite-lived intangible assets. For fiscal 2024 and fiscal 2023, due to changes in the industry related to the migration from linear to OTT and direct-to-consumer
consumption, we performed an impairment analysis of the amortizable intangible assets. The impairment analysis requires a comparison of undiscounted future cash flows expected to be generated over the useful life of an asset to the carrying value of the asset. Based on the Starz Business’s impairment analysis, the estimated undiscounted cash flows exceeded the carrying amount of the assets and therefore no impairment charge was required.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess acquisition cost over the fair value of net tangible and intangible assets acquired in business combination. At March 31, 2024, the carrying value of goodwill was nil, due to impairment charges recorded. The Starz Business also did not have any indefinite-lived intangibles assets at March 31, 2024, reflecting the reassessment of the estimated useful life of the Starz Business’s indefinite-lived intangible assets in the second quarter of fiscal 2024, as further discussed below. Through September 30, 2023, the Starz Business’s indefinite-lived intangible assets consist of trade names representing the estimated fair value of the Starz brand name determined in connection with Lionsgate’s acquisition of the Starz Business as of December 8, 2016 (see further discussion under
Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment
below). Goodwill was allocated to the Starz Business’s reporting units, which are its operating segments or one level below its operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. The Starz Business’s reporting units for purposes of goodwill impairment testing are Starz Networks and LIONSGATE +.
Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not
that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying value. The Starz Business performs its annual impairment test as of January 1 in each fiscal year. A goodwill or indefinite-lived intangible asset impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill or an indefinite-lived intangible asset, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill or indefinite-lived intangible asset impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit or indefinite-lived intangible asset, of whether or not it is more-likely-than-not
that the fair value is less than the carrying value of the reporting unit or indefinite-lived intangible asset. If the Starz Business believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Starz Business.
A quantitative assessment requires determining the fair value of the Starz Business’s reporting units or indefinite-lived intangible assets. The determination of the fair value of each reporting unit or indefinite-lived intangible asset utilizes discounted cash flows (“DCF”) analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.
Goodwill Impairment Assessment:
For the Starz Business’s annual goodwill impairment test for fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the
COVID-19
global pandemic,

F-1
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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

and the competitive environment for subscribers and its impact on subscriber growth rates, and the businesses, the Starz Business performed a quantitative impairment assessment for all of its reporting units as of January 1, 2022. Based on the Starz Business’s annual quantitative impairment assessment for fiscal 2022, no reporting units were impaired, but the Starz Business determined that both of its reporting units were at risk for impairment due to relatively small changes in certain key assumptions that could cause an impairment of goodwill.
In fiscal 2023, during the second quarter ended September 30, 2022, due to continued adverse macro and microeconomic conditions, including the competitive environment, continued inflationary trends and recessionary economies worldwide and its impact on the Starz Business’s growth in subscribers worldwide, the Starz Business began implementing a plan to restructure its LIONSGATE+ business. This restructuring included exiting the business in seven international territories (France, Germany, Italy, Spain, Benelux, the Nordics and Japan). The Starz Business’s domestic operations have also been impacted by these market conditions and the Starz Business revised its subscriber growth and forecasted cash flow assumptions and implemented certain cost-saving measures. Additionally, companies in the media and entertainment industry, and particularly those with significant streaming platforms, had experienced a decline in market valuations. Accordingly, for the second quarter ended September 30, 2022, the Starz Business updated its quantitative impairment assessment for all of its reporting units based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 2.0% to 3.0%, at a weighted average cost of capital (discount rate) ranging from 10.0% to 14.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole.
Based on its quantitative impairment assessment, the Starz Business determined that the fair value of its reporting units were less than the respective carrying values for its reporting units. The analysis resulted in a goodwill impairment charge of $1,475 million

in fiscal 2023, of which $
1,261.7
 million related to the Starz Networks reporting unit, which is presented as goodwill and intangible asset impairment in the combined statement of operations (see Note 5 to the combined financial statements) and $
213.3
 million related to the LIONSGATE+ reporting unit, which is presented within discontinued operations in the combined statement of operations (see Note 2 to the combined financial statements). The impairment charges reduced the carrying value of the LIONSGATE + reporting unit goodwill to $
0
and the Starz Networks reporting unit to its respective fair value, therefore at September 30, 2022 the fair value and carrying value of the Starz Network reporting unit were equal and thus it continued to be considered “at risk” of impairment.
For the Starz Business’s annual goodwill impairment test for fiscal 2023, the Starz Business performed a qualitative goodwill impairment assessment for its Starz Network reporting unit. The Starz Business’s qualitative assessment considered the performance of the Starz Business’s reporting units from September 30, 2022, and updated forecasts of performance and cash flows, as well as the continuing micro and macroeconomic environment, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022, there were no events or circumstances that rise to a level that would more-likely-than-not
reduce the fair value of this reporting unit below its carrying values; therefore, a quantitative goodwill impairment analysis was not required.
In the second quarter of fiscal 2024, due to the continuing difficult macro and microeconomic conditions, industry trends, and their impact on the performance and projected cash flows of the Starz Networks reporting unit, including its growth in subscribers and revenue, and the expanded restructuring activities discussed in Note 2 and Note 13 to the combined financial statements, along with recent market valuation multiples, the Starz Business updated its quantitative impairment assessment for its Starz Networks reporting unit goodwill based on the most recent data and expected growth trends. In performing its quantitative impairment assessment, the fair

F-1
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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

value of the Starz Business’s reporting unit was estimated by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The DCF analysis components were determined primarily by discounting estimated future cash flows, which included a weighted average perpetual nominal growth rate of 1.5%, at a weighted average cost of capital (discount rate) of 10.5%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole.
Based on our quantitative impairment assessment, we determined that the fair value of the Starz Business’s Starz Networks reporting unit which was previously disclosed as a reporting unit “at risk” of impairment, was less than its carrying value (after the impairment write-down of its indefinite-lived intangible assets discussed below). The analysis resulted in a goodwill impairment charge of $494.0 million in fiscal 2024, representing all of the remaining Starz Networks reporting unit goodwill, which is recorded in goodwill and intangible asset impairment in the combined statement of operations.
Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment:
Through September 30, 2023, the Starz Business’s indefinite-lived intangible assets consisted of trade names representing the estimated fair value of the Starz brand name determined in connection with the acquisition of the Starz Business as of December 8, 2016, amounting to $250.0 million related to the Starz Networks reporting unit before the impairment charge recorded in the second quarter of fiscal 2024 discussed below.
For fiscal 2023, based on a quantitative impairment assessment during the second quarter ended September 30, 2022 and based on a qualitative impairment assessment during the fourth quarter ended March 31, 2023, the Starz Business concluded that it was more-likely-than-not
that the fair value of its trade names was more than its carrying amount, and therefore its trade names were not considered at risk of impairment at such time.
During the second quarter of fiscal 2024, due to the events and their impact discussed above, the Starz Business performed a quantitative impairment assessment of its indefinite-lived trade names. The fair value of the Starz Business’s indefinite-lived trade names was estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments. Based on the quantitative impairment assessment of our trade names, we recorded an impairment charge of $170.0 million in the second quarter of fiscal 2024, which was presented in goodwill and intangible asset impairment on the combined statement of operations.
After the Starz Business performed its quantitative impairment assessment, during the second quarter of fiscal 2024, the Starz Business then reassessed the estimated useful life of the trade names with a remaining carrying value of $80.0 million, net of the impairment charge discussed above. The Starz Business concluded that based upon the most recent factors, including current macro and microeconomic conditions, market competition and historical Starz Business and industry trends, the trade names now have a finite estimated remaining useful life of 10 years. Accordingly, beginning October 1, 2023, the trade names are being accounted for as finite-lived intangible assets and amortized over their estimated remaining useful life. This resulted in an increase to amortization expense of $4.0 million for the fiscal year ended March 31, 2024 with a corresponding reduction of income before income taxes and a reduction to net loss from continuing operations and net loss of $3.0 million, reflecting the tax benefit associated with the book amortization of $1.0 million.

9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2024, the Starz Business did not have any indefinite-lived intangible assets.
Advertising and Marketing Expenses
The costs of advertising and marketing expenses are expensed as incurred. Certain of the Starz Business’s affiliation agreements require it to provide marketing support to the distributor based upon certain criteria as stipulated in the agreements. Marketing support includes cooperative advertising and marketing efforts between the Starz Business and its distributors such as cross channel, direct mail and point of sale incentives. Marketing support is recorded as an expense and not a reduction of revenue when the Starz Business has received a direct benefit and the fair value of such benefit is determinable.
Advertising expenses for the year ended March 31, 2024 were $322.9 million (2023 — $339.0 million
,
2022 — $370.9 million) which were recorded as distribution and marketing expenses in the accompanying combined statements of operations.
Income Taxes
The Starz Business’s results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of Lionsgate. The Starz Business has computed its provision for income taxes on a separate return basis in these combined financial statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Starz Business was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Starz Business on a separate return basis requires significant judgment and use of both estimates and allocations. However, as discussed above in Note 1, the combined historical results of the Starz Business are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Starz Business. Accordingly, the income tax provision and deferred taxes, including tax attributes are expected to differ following the completion of the Transactions.
Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction by jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.
From time to time, the Starz Business engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Starz Business’s tax provision for financial reporting purposes, the Starz Business establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Starz Business’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.
Foreign Currency Translation
Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the combined statements of operations.

F-
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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The functional currency of all entities in these combined financial statements is the U.S. dollar. Amounts included in accumulated other comprehensive income reflect the net gains arising on the translation of the accounts of foreign companies prior to their change to a U.S. dollar functional currency.
Parent Net Investment
Parent net investment in the combined balance sheets is presented in lieu of shareholders’ equity and represents Lionsgate’s historical investment in the Starz Business the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Lionsgate. All cash transactions reflected in parent net investment by Lionsgate in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.
Share-Based Compensation
Certain Starz Business employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Starz Business consist of stock options, restricted share units and share appreciation rights. As such, the awards to the Starz Business employees are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses.
The Starz Business measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 11 for further discussion of the Starz Business’s share-based compensation.
Transfers of Financial Assets
The Starz Business enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Starz Business and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Starz Business’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Starz Business derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the combined statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the combined balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the combined statements of cash flows. See Note 16 for discussion of the Starz Business’s accounts receivable monetization.
Recent Accounting Pronouncements
Segment Reporting:
In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024,

F-2
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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

and therefore will be effective beginning with the Starz Business’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Starz Business is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
Income Taxes:
In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures by jurisdiction on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Starz Business’s financial statements issued for the fiscal year ending March 31, 2026 with early adoption permitted. The Starz Business is currently
evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
2. Discontinued
Operations
During fiscal years ended March 31, 2024 and 2023, the Starz Business announced its plan to restructure its LIONSGATE+ business, which initially included exiting the business in certain international territories and identifying additional cost-saving initiatives. This plan included a strategic review of content performance across Starz’s domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value during fiscal year ended March 31, 2023. As a result of the continuing review of its international territories, the Starz Business made the strategic decision to shut down the LIONSGATE+ service in Europe (outside the U.K.), Latin America and the U.K. The Starz Business entered into agreements to transfer subscribers of the services in these territories to a third party and the shut downs were completed by May 2024. The management of operations in Canada was transferred to the Starz Networks segment and the continuing international operations in India are reported as International.

F-2
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STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Net loss from Starz’s discontinued operations consists of the following:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenues	$184.0	$124.0	$85.5
Expenses:
Direct operating (1)	105.6	129.6	131.7
Distribution and marketing	28.3	73.7	94.9
General and administration	10.4	20.1	16.8
Depreciation and amortization	14.8	6.7	7.4
Restructuring and other (1)	160.0	316.1	—
Goodwill impairment (2)	—	213.3	—

Total expenses	319.1	759.5	250.8

Operating loss	(135.1)	(635.5)	(165.3)
Interest and other income	0.3	0.1	2.7

Loss from discontinued operations before income taxes	(134.8)	(635.4)	(162.6)
Income tax benefit	24.2	100.3	37.3

Net loss from discontinued operations, net of income taxes	$(110.6)	$(535.1)	$(125.3)

(1)
During the fiscal years ended March 31, 2024 and 2023, the Starz Business recorded content impairment charges of $160.8 million and $313.1 million, respectively, related to its restructuring plan initiatives, including content impairment of programming in certain international territories associated with the restructuring of LIONSGATE+, and individual content charges pursuant to a strategic review of content performance across Starz’s international platforms resulting in certain programming being removed from those platforms and written down to fair value or removed and abandoned. These charges are included in “restructuring and other” in the table above. During the fiscal year ended March 31, 2022, the Starz Business recorded content impairment changes of $3.9 million as a result of a strategic review of original programming on the platforms, which identified certain titles with limited viewership or strategic purpose which were removed from the LIONSGATE+ service and abandoned, and are included in “direct operating expense” in the table above. Restructuring and other costs in fiscal 2024 also include a benefit of $5.4 million associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the international restructuring.

(2)
As described in Note 1,
Goodwill Impairment Assessment,
during the fiscal year ended March 31, 2023, the Starz Business performed a quantitative impairment assessment which resulted in $213.3 million impairment of goodwill related to the LIONSGATE+ reporting unit.

F-2
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

In accordance with the provisions of ASC
205-20,
the Starz Business has separately reported the assets and liabilities of the discontinued operations in the combined balance sheet. The assets and liabilities related to the disposed components of LIONSGATE+ have been reflected as discontinued operations in the combined balance sheets as of March 31, 2024 and 2023, and consist of the following:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
ASSETS
Cash	$14.0	$9.6
Accounts receivable, net	8.7	30.4
Due from LG Studios Business (Note 17)	10.0	—
Other current assets	0.1	0.3

Total current assets - discontinued operations	32.8	40.3
Programming content, net	4.2	181.2
Property and equipment, net	—	10.4

Total assets - discontinued operations	$37.0	$231.9

LIABILITIES
Accounts payable	$0.1	$29.3
Content related payables	57.0	101.9
Other accrued liabilities	3.1	5.7
Residuals	6.0	3.9
Deferred revenue	—	0.4
Due to LG Studios Business (Note 17)	—	124.5

Total current liabilities - discontinued operations	66.2	265.7
Other liabilities	24.0	34.6

Total liabilities - discontinued operations	$90.2	$300.3

3. Programming Content
The predominant monetization strategy for all of the Starz Business’s programming content (which includes licensed program rights and owned and produced films and television programs) is as a group. Total programming content is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Licensed program rights, net of accumulated amortization	$919.4	$840.7

Owned and produced films and television programs:
Released, net of accumulated amortization	15.6	67.0
Completed and not released	—	122.7
In progress	5.0	—
In development	2.9	4.1

	23.5	193.8

Programming content, net	$942.9	$1,034.5

F-2
4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Amortization of programming content is as follows and was included in direct operating expense in the combined statement of operations:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Amortization expense:
Licensed program rights	$544.5	$596.0	$536.8
Owned and produced films and television programs	82.0	49.0	56.2

	$626.5	$645.0	$593.0

The table below summarizes estimated future amortization expense for the Starz Business’s programming content as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027
	(Amounts in millions)
Estimated future amortization expense:
Licensed program rights	$475.1	$161.2	$108.8
Released owned and produced films and television programs	5.0	3.9	4.3
Impairments.
Programming content includes write-downs to fair value.
During the fiscal years ended March 31, 2024 and 2023, the Starz Business recorded content impairment charges of $213.0 million and $87.6 million, respectively, related to restructuring plan initiatives, which included a strategic review of content performance across Starz’s platforms resulting in certain programming being removed from those platforms and written down to fair value. These charges are included in restructuring and other in the combined statements of operations and excluded from segment operating results.
During the fiscal year ended March 31, 2022, in preparation of the planned completion of the Transactions, the Starz Business performed a strategic review of original programming on the STARZ platform, prior to the broader restructuring plan which began in fiscal 2023, and identified certain titles with limited strategic purpose which were removed from the STARZ service and abandoned. As a result, the Starz Business recorded content impairment charges of $33.0 million, which are included in direct operating expense in the combined statements of operations and excluded from segment operating results for Starz Networks.
See Note 13 and Note 14 for further information. See Note 2 for additional content impairment charges related to discontinued operations.

F-2
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

4. Property and Equipment

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Distribution equipment	$19.3	$19.1
Leasehold improvements	31.1	30.5
Furniture, fixtures and office equipment	4.4	5.0
Computer equipment	25.6	22.7
Capitalized software	114.1	102.2

	194.5	179.5
Less accumulated depreciation and amortization	(143.4)	(124.3)

	$51.1	$55.2

During the fiscal year ended March 31, 2024, depreciation expense amounted to $24.8 million (2023 -$21.2 million; 2022 - $23.3 million).
5. Goodwill and Intangible Assets
Goodwill
Goodwill by reportable segment for each period is as follows:

Starz Networks
Balance as of March 31, 2022	$1,755.7
Impairments (1)	(1,261.7)

Balance as of March 31, 2023	$494.0
Impairments (1)	(494.0)

Balance as of March 31, 2024	$—

(1)
See Note 1,
Goodwill Impairment Assessments
, for further information on the goodwill impairments recorded in fiscal 2023 and fiscal 2024 related to Starz Networks. See Note 2 for additional goodwill impairment charges related to discontinued operations.

Intangible Assets
Finite-Lived Intangible Assets.
Finite-lived intangible assets
consisted
of the following:

	March 31, 2024			March 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Amounts in millions)
Finite-lived intangible assets:
Customer relationships (1)	$1,821.0	$930.9	$890.1	$1,821.0	$797.9	$1,023.1
Trademarks and trade names (2)	80.0	4.0	76.0	—	—	—

	$1,901.0	$934.9	$966.1	$1,821.0	$797.9	$1,023.1

F-2
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

(1)	Customer relationships represent the Starz Business affiliation agreements with distributors.
(2)
Amounts as of March 31, 2024 include the Starz trade names previously accounted for as indefinite-lived intangible assets, see below and Note 1,
Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment
, for further information.

Amortization expense associated with the Starz Business’s intangible assets for the fiscal years ended March 31, 2024, 2023 and 2022 was approximately $137.0 million, $134.5 million and $129.2 million, respectively. Amortization expense remaining relating to intangible assets for each of the fiscal years ending March 31, 2025 through 2029 is estimated to be approximately $134.2 million, $125.1 million, $118.4 million, $113.3 million, and $108.0 million, respectively.
Indefinite-Lived Intangible Assets.
As of March 31, 2023, our indefinite-lived intangible assets consisted of trade names representing the estimated fair value of the Starz brand name determined in connection with Lionsgate’s acquisition of the Starz Business as of December 8, 2016, amounting to $250.0 million. See Note 1,
Indefinite-Lived Intangibles Other Than Goodwill Impairment Assessment
, for further information on the trade name impairment charge of $170.0 million recorded in the second quarter of fiscal 2024, and the reassessment of the estimated useful life of the trade names with a remaining carrying value of $80.0 million. Beginning October 1,
2023
, the trade names are being accounted for as finite-lived intangible assets and amortized over their estimated useful life. As of March 31, 2024, the Starz Business did not have any indefinite-lived intangible assets.
6. Debt
As discussed in Note 1, the Starz Business is the primary borrower of Lionsgate’s 5.5% Senior Notes. Total debt of the Starz Business, excluding film related obligations
, was as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Corporate debt:
5.5% Senior Notes	$715.0	$800.0
Unamortized debt issuance costs	(18.4)	(24.0)

Total debt, net (non-current)	$696.6	$776.0

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2024:

		Year Ending March 31,
Debt Type	Maturity Date	2025	2026	2027	2028	2029	Thereafter	Total
		(Amounts in millions)
5.5% Senior Notes	April 2029	$—	$—	$—	$—	$—	$715.0	$715.0
Less aggregate unamortized debt issuance costs								(18.4)

								$696.6

5.5% Senior Notes
Interest:
Bears interest at 5.5% annually (payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2021).

F-2
7

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Maturity Date:
April 15, 2029.
Optional Redemption:

(i)
Prior to April 15, 2024, the Starz Business may redeem the 5.5% Senior Notes in whole at any time, or in part from time to time, at a price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The make-whole premium is the greater of (i) 1.0% of the principal amount redeemed and (ii) the excess, if any, of the present value at such redemption date of the redemption price at April 15, 2024 (see redemption prices below) plus interest through April 15, 2024 (discounted to the redemption date at the treasury rate plus 50 basis points) over the principal amount of the notes redeemed on the redemption date.

(ii)
On or after April 15, 2024, the Starz Business may redeem the 5.5% Senior Notes in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Such redemption prices are as follows (as a percentage of the principal amount redeemed): (i) on or after April 15, 2024 - 102.750%; (ii) on or after April 15, 2025 - 101.375%; and (iii) on or after April 15, 2026 - 100%. In addition, the Starz Business may redeem up to 40% of the aggregate principal amount of the notes at any time and from time to time prior to April 15, 2024 with the net proceeds of certain equity offerings at a price of 105.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Security.
The 5.5% Senior Notes are unsubordinated, unsecured obligations of the Starz Business.
Covenants.
The 5.5% Senior Notes contain certain restrictions and covenants that, subject to certain exceptions, limit Lionsgate’s ability to incur additional indebtedness, pay dividends or repurchase Lionsgate’s common shares, make certain loans or investments, and sell or otherwise dispose of certain assets subject to certain conditions, among other limitations. As of March 31, 2024, Lionsgate was in compliance with all applicable covenants.
Change in Control.
The occurrence of a change of control of Lionsgate will be a triggering event requiring the Starz Business to offer to purchase from holders all of the 5.5% Senior Notes, at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions will be triggering events that may require the Starz Business to use the excess proceeds from such dispositions to make an offer to purchase the 5.5% Senior Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.
Debt Transactions
See Note 18 for the 5.5% Senior Notes exchanged in May 2024.
Fiscal 2024:
Senior Notes Repurchases.
In the fiscal year ended March 31, 2024, the Starz Business repurchased $85.0 million principal amount of the
5.5
% Senior Notes for $61.4 million, together with accrued and unpaid interest.

F-2
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Fiscal 2023:
Senior Notes Repurchases.
In the fiscal year ended March 31, 2023, the Starz Business repurchased $200.0 million principal amount of the
5.5
% Senior Notes for $135.0 million, together with accrued and unpaid interest.
Fiscal 2022:
Senior Notes Redemption and Issuance.
On April 1, 2021, the Starz Business redeemed in full all $518.7 million outstanding principal amount of its 5.875% Senior Notes due November 2024 (“5.875% Senior Notes”) and all $545.6 million outstanding principal amount of its 6.375% Senior Notes due February 2024 (“6.375% Senior Notes”). In connection with the early redemption of the 5.875% Senior Notes and the 6.375% Senior Notes, the Starz Business paid a prepayment premium of $15.2 million and $17.4 million, respectively, plus accrued and unpaid interest to the date of redemption, pursuant to the terms of the indentures governing the 5.875% Senior Notes and the 6.375% Senior Notes, respectively.
In connection with the redemption of the 5.875% Senior Notes and the 6.375% Senior Notes, on April 1, 2021, the Starz Business issued $1.0 billion aggregate principal amount of 5.5% Senior Notes.
See the
Accounting for Fiscal 2022 Senior Notes Redemption and Issuance
section further below for a description of the accounting for these transactions.
Gain (Loss) on Extinguishment of Debt.
During the fiscal years ended March 31, 2024, 2023 and 2022, the Starz Business recorded a gain (loss) on extinguishment of debt related to the transactions described above of $21.2 million, $58.7 million, and ($24.8) million, respectively.
Accounting for Fiscal 2022 Senior Notes Redemption and Issuance
In accounting for the issuance and redemption of the 5.875% and 6.375% Senior Notes on April 1, 2021 as discussed above, a portion of the Senior Notes redemption and issuance was considered a modification of terms with creditors who participated in both the redeemed Senior Notes and Exchange Notes, a portion was considered a debt extinguishment, and a portion represented new issuances to new creditors, and the debt issuance costs were accounted for as follows:

•
Unamortized debt issuance costs:
Previously incurred unamortized debt issuance costs and fees on the redeemed Senior Notes are being amortized over the term of the new Senior Notes, to the extent considered a modification of terms, and expensed as a loss on extinguishment of debt to the extent considered an extinguishment. To the extent there was a reduction of the outstanding balance on a creditor-by-creditor
basis (i.e., a partial prepayment of debt), previously incurred unamortized debt issuance costs and fees were expensed as a loss on extinguishment of debt on the combined statement of operations.

•
Fees paid to creditors:
Fees paid to creditors or call premiums were recorded as a reduction of amounts outstanding under the new Senior Notes and are being amortized over the term of the new Senior Notes, to the extent considered a modification of terms or associated with new issuances to new creditors, and expensed as a loss on extinguishment of debt to the extent considered an extinguishment or a partial prepayment of debt.

•
Third-party costs:
Costs incurred with third parties were recorded as a reduction of amounts outstanding under the new Senior Notes and will be amortized over the term of the new Senior Notes, to the extent considered an extinguishment or associated with new issuances to new creditors, and expensed as a loss on extinguishment of debt to the extent considered a modification of terms.

9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

For all of the above transactions, debt issuance costs recorded as a reduction of outstanding debt are amortized using the effective interest method.
The following table summarizes the accounting for the Senior Notes redemption and issuance transactions, as described above:

	Year Ended March 31, 2022
	Loss on Extinguishment of Debt	Recorded as a Reduction of Outstanding Debt Balances & Amortized Over Life of New Issuances	Total
	(Amounts in millions)
Senior Notes redemption and issuance:
New debt issuance costs and call premiums	$20.7	$25.4	$46.1
Previously incurred debt issuance costs	4.1	12.7	16.8

	$24.8	$38.1	$62.9

7. Film Related Obligations
Film related obligations include programming notes, which represent individual unsecured loans for the licensing of film and television programs. At March 31, 2023, outstanding programming notes had a balance of $83.6 million and had contractual repayment dates in April and May 2023. The Starz Business’s programming notes outstanding were fully repaid in fiscal 2024.
8. Leases
The Starz Business has operating leases primarily for office space. The Starz Business’s leases have remaining lease terms of up to approximately 10.5 years.
The following disclosures are based on leases whereby the Starz Business has a contract for which the leased asset and lease liability is recognized on the Starz Business’s combined balance sheets. The amounts presented are not necessarily indicative of future lease arrangements and do not necessarily reflect the results that the Starz Business would have experienced as a standalone company for the periods presented.
The components of lease cost from continuing operations were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Operating lease cost (1)	$12.7	$13.1	$12.8
Variable lease cost (2)	0.4	0.4	0.1

Total lease cost	$13.1	$13.5	$12.9

(1)	Operating lease cost amounts primarily represent the amortization of right-of-use assets and are included in the “other amortization” line of the combined statements of cash flows.
(2)	Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

F-
30

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Supplemental balance sheet information related to leases was as follows:

Category	Location on Balance Sheet	March 31, 2024	March 31, 2023
Operating Leases		(Amounts in millions)
Right-of-use assets	Other assets- non-current	$44.5	52.2

Lease liabilities (current)	Other accrued liabilities	$9.0	9.7
Lease liabilities (non-current)	Other liabilities- non-current	55.4	62.8

		$64.4	72.5

	March 31, 2024	March 31, 2023
Weighted average remaining lease term (in years):
Operating leases	7.1	7.4
Weighted average discount rate:
Operating leases	4.11%	4.09%
The expected future net payments relating to the Starz Business’s lease liabilities at March 31, 2024 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31,
2025	$11.3
2026	11.9
2027	12.4
2028	12.4
2029	5.9
Thereafter	19.9

Total lease payments	73.8
Less imputed interest	(9.4)

Total	$64.4

9. Fair Value Measurements
Fair Value
Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Fair Value Hierarchy
Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

F-3
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.
The following table sets forth the carrying values and fair values of the Starz Business’s outstanding debt and programming notes:

	March 31, 2024		March 31, 2023
	(Amounts in millions)
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
		(Level 2)		(Level 2)
5.5% Senior Notes	$696.6	$536.2	$776.0	$510.0
Programming Notes	—	—	83.6	83.6

(1)
The Starz Business measures the fair value of its outstanding debt using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Starz Business’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities and other liabilities. The carrying values of these financial instruments approximated the fair values at March 31, 2024 and 2023.
10. Revenue
The table below presents programming revenues by segment:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Programming Revenues
Starz Networks	$1,382.7	$1,413.1	$1,446.1
International (1)	9.7	9.4	4.6

Total revenues	$1,392.4	$1,422.5	$1,450.7

(1)	Includes the continuing operations in India.

F-3
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Remaining Performance Obligations
Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog), if any. Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2024 are as follows:

	Year Ending March 31,
	2025	2026	2027	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$28.5	$—	$—	$—	$28.5

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts, if any, regardless of duration.
Accounts Receivable and Deferred Revenue
The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable and deferred revenue, see Note 1 for further information. See the combined balance sheets or Note 16 for accounts receivable and deferred revenue balances at March 31, 2024 and 2023.
Accounts Receivable.
Accounts receivable are presented net of a provision for credit losses. The Starz Business estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Starz Business analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.
The Starz Business monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Starz Business generally does not require collateral for its trade accounts receivable.
Credit Risk.
Concentration of credit risk with the Starz Business’s customers is limited due to the Starz Business’s customer base and the diversity of its sales throughout the world. The Starz Business performs ongoing credit evaluations and maintains a provision for potential credit losses. The Starz Business generally does not require collateral for its trade accounts receivable.
Deferred Revenue.
Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Starz Business satisfies the corresponding performance obligation. Revenues of $22.6 million were recognized during the year ended March 31, 2024, related to the balance of deferred revenue at March 31, 2023.
11. Share-based Compensation
General.
In September 2019, and as amended in 2021, Lionsgate shareholders approved the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Lionsgate Plan”) previously adopted by Lionsgate’s Board of Directors (the “Lionsgate Board”). Certain Starz Business employees were granted stock options, restricted share units or share appreciation rights under the 2019 Lionsgate Plan.

F-3
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The following disclosures of unit data are based on grants related directly to Starz Business employees, and exclude unit data related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Starz Business would have experienced as a standalone company for the periods presented.
Stock options are generally granted at exercise prices equal to or exceeding the market price of Lionsgate’s common shares at the date of grant. Substantially all stock options vest ratably over one
 to four years from the grant date based on continuous service and expire seven
to ten years from the date of grant. Restricted share units generally vest ratably over one
to three years based on continuous service. Lionsgate satisfies stock option exercises and vesting of restricted share units with newly issued shares.
The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the combined financial statements is recorded over the requisite service period. Further, Lionsgate estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense allocated to the Starz Business and recognized in the Starz Business’s combined financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.
Share-Based Compensation Expense.
The Starz Business recognized the following share-based compensation expense:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Compensation Expense:
Stock options	$—	$0.4	$2.2
Restricted share units	17.6	15.7	16.9
Share appreciation rights	—	(0.1)	1.1

Total Starz employee share-based compensation expense	17.6	16.0	20.2
Corporate allocation of share-based compensation	5.6	9.7	7.8

	23.2	25.7	28.0
Impact of accelerated vesting on equity awards (1)	1.4	—	—

Total share-based compensation expense (2)	$24.6	$25.7	$28.0
Tax impact (3)	(5.9)	(6.2)	(6.7)

Increase in net loss	$18.7	$19.5	$21.3

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)
Included in net earnings (loss) from discontinued operations for the year ended March 31, 2024 was share-based compensation expense of $1.8 million (including $0.4 million related to accelerated vesting on equity awards) (2023 — $
3.0 million, 2022 — $1.9 million).

(3)	Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements.

F-3
4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Share-based compensation expense from continuing operations, by expense category, consisted of the following:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Share-Based Compensation Expense:
Direct operating	$2.7	$1.6	$1.2
Distribution and marketing	0.8	0.7	0.5
General and administration	19.7	23.4	26.3
Restructuring and other	1.4	—	—

	$24.6	$25.7	$28.0

Stock Options
The following table sets forth the stock option and share appreciation rights (“SARs”) activity on grants related directly to the Starz Business’s employees during the year ended March 31, 2024:

	Stock Options and SARs
	Lionsgate Class B Non-Voting Shares
	Number of Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (2)
	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2023	1.5		$11.89
Granted	—		—
Exercised	—	(1)	$7.13
Forfeited or expired	(0.2)		$15.56

Outstanding at March 31, 2024	1.3		$11.14	4.78	$0.4

Vested or expected to vest at March 31, 2024	1.3		$11.14	4.78	$0.4

Exercisable at March 31, 2024	1.3		$11.14	4.78	$0.4

(1)	Represents less than 0.1 million shares.
(2)	The intrinsic value is calculated for each in-the-money stock option and SAR as the difference between the closing price of Lionsgate’s common stock on March 31, 2024 and the exercise price.

F-3
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the year ended March 31, 2022 and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended (no options or share-appreciation rights granted in the years ended March 31, 2024 or 2023):

Year Ended March 31,
2022
Weighted average fair value of grants	$8.16
Weighted average assumptions:
Risk-free interest rate (1)	0.8%
Expected option lives (in years) (2)	3.5 years
Expected volatility for options (3)	42%
Expected dividend yield (4)	0%

(1)	The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)	The expected term of options granted represents the period of time that options granted are expected to be outstanding.
(3)	Expected volatilities are based on implied volatilities from traded options on Lionsgate’s shares, historical volatility of Lionsgate’s shares and other factors.
(4)	The expected dividend yield is estimated by dividing the expected annual dividend by the market price of the Lionsgate’s shares at the date of grant.
The total intrinsic value (based on Lionsgate’s share price) of options exercised during the year ended March 31, 2024 was less than $0.1 million (2023 — $0.1 million, 2022 — $0.2 million).
Restricted Share Units
The following table sets forth the restricted share unit activity on grants related directly to Starz Business employees during the year ended March 31, 2024:

	Restricted Share Units
	Lionsgate Class B Non-Voting Shares	Weighted- Average Grant- Date Fair Value
	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2023	3.2	$9.46
Granted	3.1	$8.16
Vested	(2.4)	$9.23
Forfeited	(0.5)	$8.49

Outstanding at March 31, 2024	3.4	$8.62

The fair values of restricted share units are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units vested during the year ended March 31, 2024 was $22.0 million (2023 - $16.7 million, 2022 - $16.8 million).

F-
3
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2024 related to non-vested
restricted share units and the weighted average remaining years over which the cost will be recognized. As of March 31, 2024, there was no remaining unrecognized compensation cost related to non-vested
stock options.

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Restricted Share Units	$14.0	1.3

Under Lionsgate’s stock option and long term incentive plans, Lionsgate withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units. During the year ended March 31, 2024, 0.9 million shares (2023 — 0.7 million shares, 2022 — 0.5 million shares) were withheld upon the vesting of restricted share units.
Lionsgate, and hence the Starz Business, becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.
The Starz Business recognized excess tax deficiencies of $4.6 million associated with its equity awards in its tax provision for the year ended March 31, 2024 (2023 — deficiencies of $2.6 million, 2022 — benefits of $3.0 million).
12. Income Taxes
The components of pretax income (loss) from continuing operations, net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
United States	$(925.9)	$(1,344.8)	$(8.7)
International	(7.6)	(9.4)	(14.2)

	$(933.5)	$(1,354.2)	$(22.9)

F-3
7

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The Starz Business’s current and deferred income tax provision (benefits) are as follows:

	Year Ended March 31,
	2024	2023	2022
Current provision (benefit):	(Amounts in millions)
Federal	$(69.6)	$5.8	$4.0
States	0.1	0.4	4.9
International	1.1	0.6	—

Total current provision (benefit)	$(68.4)	$6.8	$8.9

Deferred provision (benefit):
Federal	$(45.4)	$(22.5)	$(2.7)
States	(15.1)	(2.6)	0.9
International	—	—	—

Total deferred provision (benefit)	(60.5)	(25.1)	(1.8)

Total (benefit) provision for income taxes	$(128.9)	$(18.3)	$7.1

In addition, included in net earnings (loss) from discontinued operations was an income tax benefit of $24.2 million in fiscal year ended March 31, 2024 (2023- $100.3 million, 2022- $37.3 million).
The Starz Business’s income tax provision differs from the U.S. federal statutory rate multiplied by pre-tax
income (loss) due to the tax effects of goodwill and intangible asset impairments, state income taxes, and changes in the valuation allowance against its deferred tax assets. The income tax provision for fiscal years ended March 31, 2024, 2023 and 2022 was also impacted by charges for interest, and the change in uncertain tax benefits due to the expiration of statutes of limitations and additional settlements with tax authorities.
The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision (benefit) are as set forth below:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Income taxes computed at U.S. federal statutory rate	$(196.0)	$(284.4)	$(4.8)
Foreign operations subject to different income tax rates	1.1	0.3	(0.9)
State income tax	(15.0)	(2.2)	5.7
Remeasurements of originating deferred tax assets and liabilities	47.6	(0.4)	(1.0)
Permanent differences	0.1	(0.3)	1.6
Excess tax benefit on share-based compensation	—	—	(0.6)
Income tax effects of goodwill and intangible asset impairments	64.5	196.5	—
Uncertain tax benefits	(70.3)	5.0	3.2
Other	—	0.8	—
Changes in valuation allowance	39.1	66.4	3.9

Total provision (benefit) for income taxes	$(128.9)	$(18.3)	$7.1

F-3
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Deferred tax assets:
Net operating losses	$207.6	$188.2
Foreign tax credits	8.3	6.4
Programming content	92.8	68.5
Accrued compensation	11.7	11.3
Operating leases - liabilities	15.5	17.2
Other assets	7.7	9.3
Fixed assets	4.5	0.9
Reserves	1.8	1.3
Interest	23.4	13.3

Total deferred tax assets	373.3	316.4
Valuation allowance	(141.3)	(92.2)

Deferred tax assets, net of valuation allowance	232.0	224.2
Deferred tax liabilities:
Intangible assets	(229.2)	(304.7)
Operating leases - assets	(10.7)	(12.6)
Other	(3.1)	(4.1)

Total deferred tax liabilities	$(243.0)	$(321.4)

Net deferred tax liabilities	$(11.0)	$(97.2)

The Starz Business has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. and foreign net operating loss carryforwards (“NOLs”) and U.S. federal foreign tax credit carryforwards as sufficient uncertainty exists regarding the future realization of these assets.
As computed on a separate return basis, with the combined historical results of the Starz Business presented on a managed basis as discussed in Note 1, at March 31, 2024, the Starz Business had U.S. federal NOLs of approximately
$323.0 million, of which approximately $157.8 million would be subject to expiration in 2038, and the remainder would carry forward indefinitely. Additionally, at March 31, 2024, the Starz Business had state NOLs of approximately $307.0 million, which would expire in varying amounts beginning in 2027, and foreign NOLs in various jurisdictions, including Canada, India, and Luxembourg of
$
56.2
 million, $
22.4
 million, and $
403.6
 million, respectively, which would expire in varying amounts beginning in 2030. The Starz Business also had U.S. federal credit carryforwards related to foreign taxes paid of $
8.3

million that would expire beginning in 2027. However, under the managed basis of presentation of the Starz Business, the combined historical results exclude certain income, deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss and tax credit carryforwards of the Starz Business. As a result, the actual net operating loss and tax credit carryforwards of the Starz Business after the Transactions may differ (i.e., be lower in U.S. and Canada, and higher in Luxembourg) than those otherwise stated above.

9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the changes to the gross unrecognized tax benefits, exclusive of interest and penalties, for the years ended March 31, 2024, 2023 and 2022:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2021	$67.4
Increases related to current year tax position	—
Increases related to prior year tax positions	2.6
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.9)

Gross unrecognized tax benefits at March 31, 2022	69.1
Increases related to current year tax position	—
Increases related to prior year tax positions	0.2
Decreases related to prior year tax positions	—
Settlements	(4.3)
Lapse in statute of limitations	(0.4)

Gross unrecognized tax benefits at March 31, 2023	64.6
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	(60.7)
Lapse in statute of limitations	(0.8)

Gross unrecognized tax benefits at March 31, 2024	$3.1

The Starz Business records interest and penalties on unrecognized tax benefits as part of its income tax provision (benefit). For the years ended March 31, 2024, 2023 and 2022, the Starz Business recognized as a charge or (benefit) to the tax provision (benefit) net interest and penalties related to uncertain tax positions of $(9.1) million, $5.3 million and $5.8 million, respectively. The liability for accrued interest amounted to $4.2 million and $16.5 million as of March 31, 2024 and 2023, respectively. The total amount of unrecognized tax benefits as of March 31, 2024 that, if recognized, would benefit the Starz Business’s tax provision are $5.8 million. The Starz Business estimates that it is reasonably possible that the liability for unrecognized tax benefits will decrease in the next twelve months by $7.3 million as a result of projected audit settlements in certain jurisdictions.
The Starz Business is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs were generated and carried forward and make adjustments up to the
amount of the NOLs. Currently, audits are occurring in various state and local tax jurisdictions for tax years ended in
2012 through 2020
. Additionally, positions taken by Lionsgate in certain amended filings are subject to current review. Lionsgate is currently under examination by the Canadian tax authority for the years ended March 31, 2018 through March 31, 2021.

F-
40

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

13. Restructuring and Other
Restructuring and other includes restructuring and severance costs, and certain transaction and other costs, when applicable. During the years ended March 31, 2024, 2023 and 2022, the Starz Business also incurred certain other unusual charges, which are included in direct operating and distribution and marketing expense in the combined statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Restructuring and other:
Content impairments (1)	$213.0	$87.6	$—
Severance (2)
Cash	5.4	4.2	1.8
Accelerated vesting on equity awards	1.4	—	—

Total severance costs	6.8	4.2	1.8
COVID-19 related charges included in restructuring and other (3)	—	—	0.1
Transaction and other costs (benefits) (4)	5.0	(1.9)	8.6

Total Restructuring and Other	224.8	89.9	10.5

Other unusual charges not included in restructuring and other:
Programming and content charges included in direct operating expense (5)	—	(0.2)	33.0
COVID-19 related charges (benefit) included in:
Direct operating expense (6)	(0.1)	(2.8)	1.5
Distribution and marketing expense	—	—	0.3

Total restructuring and other and other unusual charges not included in restructuring and other	$224.7	$86.9	$45.3

(1)
In fiscal 2023, in connection with its ongoing restructuring activities the Starz Business performed a strategic review of content performance across Starz’s platforms, resulting in certain programming being removed from those platforms and written down to fair value. During the fiscal year ended March 31, 2024, the Starz Business continued its evaluation of the programming on Starz’s platforms and cancelled certain ordered programming, and identified certain other programming with limited strategic purpose which was removed from the Starz platforms and abandoned by the Starz Business. See Note 2 for additional content impairment charges related to discontinued operations.

The Starz Business has incurred impairment charges from the inception of the plan through March 31, 2024 amounting to $300.6 million.
As the Starz Business continues to evaluate the Starz Business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Starz Business and Lionsgate’s LG Studios Business, including further strategic review of content and performance and its strategy on a territory-by-territory
basis, the Starz Business may decide to expand its restructuring plan and exit additional territories or remove certain content off its platform in the future. Accordingly, the Starz Business may incur additional content impairment and other restructuring charges.

F-4
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

(2)	Severance costs in the fiscal years ended March 31, 2024, 2023 and 2022 were primarily related to the restructuring activities and other cost-saving initiatives attributable to continuing operations.
(3)
Amounts represent certain incremental general and administrative costs associated with the
COVID-19
global pandemic, such as costs related to transitioning the Starz Business to a remote-work environment, costs associated with return-to-office
safety protocols, and other incremental general and administrative costs associated with the
COVID-19
global pandemic.

(4)
Transaction and other costs (benefits) in the fiscal years ended March 31, 2024, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal matters. In the fiscal year ended March 31, 2023, these amounts include a benefit of $11.0 million for the settlement of a legal matter.

(5)	Amounts represent certain unusual programming and content charges, see Note 3 for further information.
(6)
Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries of $0.2 million, $5.6 million, and $6.5 million in fiscal 2024, 2023, and 2022, respectively.

Changes in the restructuring and other severance liability were as follows:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Severance liability
Beginning balance	$2.2	$0.7	$1.8
Accruals	5.4	4.2	1.8
Severance payments	(6.0)	(2.7)	(2.9)

Ending balance (1)	$1.6	$2.2	$0.7

(1)	As of March 31, 2024, the remaining severance liability of approximately $1.6 milli on is expected to be paid in the next 12 months.
14. Segment Information
The Starz Business’s reportable segments have been determined based on the distinct nature of their operations, the Starz Business’s internal management structure, and the financial information that is evaluated regularly by the Starz Business’s chief operating decision maker.
As described in Note 1, as of March 31, 2024, the Starz Business has one reportable business segment:
Starz Networks,
which now includes operations in Canada. The continuing operations outside the U.S. and Canada
,
operations in India, is reported as
International
.

F-4
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Segment information is presented in the table below:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Segment revenues
Starz Networks	$1,382.7	$1,413.1	$1,446.1
International	9.7	9.4	4.6

	$1,392.4	$1,422.5	$1,450.7

Gross contribution
Starz Networks	$283.8	$286.4	$387.3
International	(4.2)	(4.0)	(6.8)

	$279.6	$282.4	$380.5
Segment general and administration
Starz Networks	$107.1	$98.4	$87.6
International	2.7	2.7	2.6

	$109.8	$101.1	$90.2
Segment profit (loss)
Starz Networks	$176.7	$188.0	$299.7
International	(6.9)	(6.7)	(9.4)

	$169.8	$181.3	$290.3

The Starz Business’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the
COVID-19
global pandemic, and purchase accounting and related adjustments. The Starz Business believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Starz Business’s management and enables them to understand the fundamental performance of the Starz Business’s businesses.

F-4
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The reconciliation of total segment profit to the Starz Business’s loss from continuing operations before income taxes is as follows:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Starz Business’s total segment profit	$169.8	$181.3	$290.3
Adjusted depreciation and amortization (1)	(24.8)	(21.3)	(23.3)
Restructuring and other	(224.8)	(89.9)	(10.5)
Goodwill and intangible asset impairment	(663.9)	(1,261.7)	—
COVID-19 related benefit (charges) included in direct operating expense and distribution and marketing expense (2)	0.1	2.8	(1.8)
Programming and content charges (3)	—	0.2	(33.0)
Adjusted share-based compensation expense (4)	(23.2)	(25.7)	(28.0)
Purchase accounting and related adjustments (5)	(136.7)	(133.9)	(128.7)

Operating income (loss)	(903.5)	(1,348.2)	65.0
Interest expense	(47.2)	(58.6)	(60.9)
Interest and other income	3.5	0.6	0.5
Other expense	(7.5)	(6.7)	(2.7)
Gain (loss) on extinguishment of debt	21.2	58.7	(24.8)

Loss from continuing operations before income taxes	$(933.5)	$(1,354.2)	$(22.9)

(1)
Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined statements of operations less the depreciation and amortization related to Lionsgate’s acquisition of the Starz Business which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Depreciation and amortization	$161.8	$155.7	$152.6
Less: Amount included in purchase accounting and related adjustments	(137.0)	(134.4)	(129.3)

Adjusted depreciation and amortization	$24.8	$21.3	$23.3

(2)
Amounts represent the incremental costs included in direct operating expense resulting from circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries. During the fiscal year ended March 31, 2024 and 2023, the Starz Business incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental cost expensed in the period, see Note 13 for further information. These charges (benefits) are excluded from segment operating results.

(3)
Programming and content charges represent certain charges included in direct operating expense in the combined statements of operations, and excluded from segment operating results, see Note 3 and Note 13 for further information.

(4)
Adjusted share-based compensation expense in the years ended March 31, 2024, 2023 and 2022 includes $5.6 million, $9.7 million and $7.8 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based

F-4
4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

compensation expense. The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Total share-based compensation expense	$24.6	$25.7	$28.0
Less: Amount included in restructuring and other (i)	(1.4)	—	—

Adjusted share-based compensation	$23.2	$25.7	$28.0

(i)
Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(5)
Purchase accounting and related adjustments primarily represent the amortization of non-cash
fair value adjustments to certain assets acquired. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Purchase accounting and related adjustments:
General and administrative expense	$(0.3)	$(0.5)	$(0.5)
Depreciation and amortization	137.0	134.4	129.2

	$136.7	$133.9	$128.7

See Note 10 for programming revenues by segment for the fiscal years ended March 31, 2024, 2023 and 2022.
The following table reconciles segment general and administration expense to the Starz Business’s total combined general and administration expense:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$109.8	$101.1	$90.2
Share-based compensation expense included in general and administrative expense (1)	19.7	23.4	26.3
Purchase accounting and related adjustments	(0.3)	(0.5)	(0.5)

	$129.2	$124.0	$116.0

(1)
Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $
5.6

million in fiscal year 2024 (2023- $
9.7

million, 2022- $7.8 million ).

F-4
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The reconciliation of total segment assets to the Starz Business’s total combined assets is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Assets
Starz Networks	$2,001.8	$2,858.9
International	11.2	16.3
Other unallocated assets (1)	89.1	124.0
Assets of discontinued operations	37.0	231.9

	$2,139.1	$3,231.1

(1)	Other unallocated assets primarily consist of cash and other assets.
The following table sets forth acquisition of programming content, as broken down by segment:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Acquisition of Programming Content
Starz Networks	$742.3	$905.4	$853.3
International	5.2	10.1	12.5

	$747.5	$915.5	$865.8

The following table sets forth capital expenditures, as broken down by segment:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Capital expenditures
Starz Networks	$20.4	$34.3	$19.7
International	—	—	0.1

	$20.4	$34.3	$19.8

Starz Network’s revenue is primarily generated by customers located in the United States. International revenue is generated by customers outside the United States, with no single foreign country individually comprising greater than 10% of total revenue.
Long-lived assets by geographic location are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Long-lived assets (1)
United States	$1,038.5	$1,141.9

(1)	Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, intangible assets, goodwill and deferred tax assets.

F-4
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

For the year ended March 31, 2024, the Starz Business had revenue from two individual customers which individually represented greater than 10% of combined revenues, amounting to $384.2 million in continuing operations and $95.6 million in continuing operations, respectively, primarily related to the Starz Business’s Starz Networks segment. For the year ended March 31, 2023, the Starz Business had revenue from one individual customer which individually represented greater than 10% of combined revenues, amounting to $374.1 million in continuing operations primarily related to the Starz Business’s Starz Networks segment. For the year ended March 31, 2022, the Starz Business had revenue from two individual customers which individually represented greater than 10% of combined revenues, amounting to $348.1 million in continuing operations and $183.1 million in continuing operations, respectively, primarily related to the Starz Business’s Starz Networks segment.
As of March 31, 2024, the Starz Business had accounts receivable due from four customers which individually represented greater than 10% of total combined accounts receivable, amounting to $5.9 million, $7.1 million, $11.3 million and $7.3 million, respectively. As of March 31, 2023, the Starz Business had accounts receivable due from two customers which individually represented greater than 10% of total combined accounts receivable, amounting to $6.0 million and $3.6 million, respectively.
15. Commitments and Contingencies
Commitments
The following table sets forth the future annual repayment of contractual commitments as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments (1)	$231.5	$80.2	$22.3	$2.3	$—	$—	$336.3
Interest payments (2)	39.3	39.3	39.3	39.3	39.3	5.0	201.5
Other contractual obligations	59.2	21.5	7.8	—	—	—	88.5
Due to the LG Studios Business	396.4	224.4	3.4	2.2	—	—	626.4

Total future commitments under contractual obligations	$726.4	$365.4	$72.8	$43.8	$39.3	$5.0	$1,252.7

(1)
Film related obligations commitments include program rights commitments not reflected on the combined balance shee
ts as they did not then meet the criteria for recognition. Program rights commitments represent contractual commitments under programming license agreements related to third party commitments for our original series in production and films that are not available for exhibition until some future date (see below for further details).

(2)	Includes cash interest payments on the Starz Business’s corporate debt as of March 31, 2024.
The Starz Business has an exclusive multiyear output licensing agreement with Lionsgate for Lionsgate label titles theatrically released in the U.S. starting January 1, 2022, for Summit label titles theatrically released in the U.S. starting January 1, 2023 and an exclusive multiyear post pay-one
output licensing agreement with Universal for live-action films theatrically released in the U.S. starting January 1, 2022. The programming fees to

F-4
7

STARZ BUSINESS OF
LIONS GATE ENTERTAINMENT CORP
.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

be paid by the Starz Business under these arrangements are based on the quantity and domestic theatrical exhibition receipts of qualifying films. The Starz Business is unable to estimate the amounts to be paid under these agreements for films that have not yet been released in theaters, however, such amounts are expected to be significant.
The Starz Business also has certain
run-of-series
licensing commitments. Such commitments would obligate the Starz Business to license a future series of programming once the series is approved for production. The Starz Business is unable to estimate the amounts to be paid under these commitments, however, such amounts may be significant.
Multiemployer Benefit Plans.
The Starz Business contributes to various multiemployer pension plans under the terms of collective bargaining agreements. The Starz Business makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Starz Business to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Starz Business chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.
The Starz Business does not participate in any multiemployer benefit plans that are considered to be individually significant to the Starz Business, and as of March 31, 2024, all except two of the largest plans in which the Starz Business participates were funded at a level of 80% or greater. The other two plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild - Producers Pension Plan were funded at 71.2% and 79.06%, respectively for the 2023 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2023 plan year. Total contributions made by the Starz Business to multiemployer pension and other benefit plans for the years ended March 31, 2024, 2023 and 2022 were $1.7 million, $3.3 million and $2.4 million, respectively, related to continuing operations.
If the Starz Business ceases to be obligated to make contributions or otherwise withdraws from participation in any of these plans, applicable law requires the Starz Business to fund its allocable share of the unfunded vested benefits, which is known as a withdrawal liability. In addition, actions taken by other participating employers may lead to adverse changes in the financial condition of one of these plans, which could result in an increase in the Starz Business’s withdrawal liability.
Contingencies
From time to time, the Starz Business is involved in certain claims and legal proceedings arising in the normal course of business.
The Starz Business establishes an accrued liability for claims and legal proceedings when the Starz Business determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

F-4
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2024, the Starz Business is not a party to any material pending claims or legal proceedings and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Starz Business’s financial position, results of operations or cash flows.
16. Additional Financial Information
The following tables present supplemental information related to the combined financial statements.
Cash and Cash Equivalents
The following table provides a reconciliation of cash, cash equivalents and cash in assets of discontinued operations reported in the combined balance sheet to the total amounts reported in the combined statements of cash flows at March 31, 2024 and 2023.

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Cash and cash equivalents	$23.0	$52.0
Cash in assets of discontinued operations - current	14.0	9.6

Total cash, cash equivalents and cash in assets of discontinued operations	$37.0	$61.6

Accounts Receivable Monetization
Under the Starz Business’s accounts receivable monetization programs, the Starz Business has entered into individual agreements to monetize certain of its trade accounts receivable directly with both non-related
third-party purchasers and Lionsgate, as further described below.
Under the accounts receivable monetization programs, the Starz Business transfers receivables to purchasers in exchange for cash proceeds, and the Starz Business continues to service the receivables for the purchasers. The Starz Business accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows.
The Starz Business records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in other expense on the combined statements of operations. The Starz Business receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the fiscal years ended March 31, 2024, 2023 and 2022.

9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Individual Monetization Agreements.
The Starz Business enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Starz Business in the event of non-payment
by the customers. The following table sets forth a summary of the receivables transferred:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$987.1	$1,190.1	$1,288.5
Net cash proceeds received from third party purchasers	894.0	999.7	1,112.9
Net cash proceeds received from Lionsgate	85.5	183.7	172.9
Loss recorded related to transfers of receivables	7.5	6.7	2.7
At March 31, 2024, the outstanding amount of receivables derecognized from the Starz Business’s combined balance sheets, but which the Starz Business continues to service, related to the Starz Business’s individual agreements to monetize trade accounts receivable was $164.2 million (March 31, 2023 - $189.6 million).
Other Assets
The composition of the Starz Business’s other assets is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Other current assets
Prepaid expenses and other	$18.1	$18.8

	$18.1	$18.8

Other non-current assets
Accounts receivable	$3.5	$1.4
Operating lease right-of-use assets	44.5	52.2

	$48.0	$53.6

Content related payables
Content related payables include accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Starz Business has acquired or licensed.

F-
50

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Other Accrued Liabilities and Other Liabilities
The composition of the Starz Business’s other accrued liabilities (current) and other liabilities
(non-current)
is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Other accrued liabilities (current)
Employee related liabilities	$28.4	$23.2
Operating lease liabilities	9.0	9.7
Interest payable	18.0	20.3
Other accrued expenses and short-term liabilities	10.4	3.4

	$65.8	$56.6

Other liabilities (non-current)
Income tax payable	$7.4	$81.2
Operating lease liabilities	55.4	62.8
Content related payables	13.7	15.3
Other long-term liabilities	3.4	3.2

	$79.9	$162.5

Supplemental Cash Flow Information
Interest paid during the fiscal year ended March 31, 2024 amounted to $45.6 million (2023 — $59.0 million, 2022- $49.9 million).
Income taxes paid during the fiscal year ended March 31, 2024 amounted to $3.0 million (2023 — $8.6 million, 2022- $3.0 million).
There were no significant
non-cash
investing or financing activities for the fiscal years ended March 31, 2024, 2023 and 2022.
Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$10.4	$2.0	$12.1
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$—	$—	$16.7
Increase (decrease) in right-of-use assets and lease liability due to a reassessment event:
Operating leases - increase (decrease) in right-of-use assets	$—	$15.6	$(3.4)
Operating leases - increase (decrease) in lease liability	$—	$15.6	$(3.4)

F-5
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

17. Related Party Transactions
Transactions with Lionsgate
As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Starz Business or borrowed under certain debt obligations is routinely transferred into accounts managed by Lionsgate’s centralized treasury function which is then transferred to the Starz Business or the LG Studios Business to fund operating activities of the LG Studios Business and the Starz Business when needed.
Because of this centralized approach to cash management, financial transactions for cash movement, except for cash settlement of specific payables with Lionsgate, are accounted for through the net parent investment account. Settlement of payables and receivables with Lionsgate when due are also accounted for through the net parent investment account. Net parent investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the net parent investment account are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.
In the normal course of business, the Starz Business enters into transactions with Lionsgate and the LG Studios Business which include the following, which unless otherwise indicated are settled through net parent investment at the time of the transaction:
Licensing of content from the LG Studios Business:
The Starz Business licenses motion pictures and television programming (including Starz original productions) from the LG Studios Business. The license fees incurred generally are due upon delivery or due at a point in time following the first showing. License fees related to Starz original programs are settled with the LG Studios Business through parent net investment. License fees related to library and output content purchased for the U.S. operations are generally settled in cash. License fees payable, not yet due to the LG Studios Business, are reflected in due to the LG Studios Business on the combined balance sheets.
In connection with licensing content from the LG Studios Business, the Starz Business incurred and expensed incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the
COVID-19
global pandemic. The charges from the LG Studios Business are included in direct operating expense, see Note 13.
Corporate expense allocations:
As previously described in Note 1, the accompanying combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the year ended March 31, 2024, corporate expense allocations amounted to $25.6 million (2023 - $21.9 million, 2022- $17.2 million).
Operating expense reimbursement:
As previously described in Note 1, the LG Studios Business pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the LG Studios Business such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Starz Business and the LG Studios Business as applicable.

F-5
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Share-based compensation:
Lionsgate provides share-based compensation related to Starz Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Starz Business.
Monetization of certain accounts receivables:
The Starz Business historically had an agreement with the LG Studios Business to transfer certain accounts receivables to the LG Studios Business to participate in the LG Studios Business’ pooled monetization arrangement, which concluded in October 2023. The Starz Business accounted for the transfers of these receivables as a sale, removed (derecognized) the carrying amount of the receivables from its balance sheets and classified the proceeds received against parent net investment, see Note 16.
Parent Net Investment
The net transfers to and from Lionsgate discussed above were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash pooling and general financing activities	$223.3	$(10.6)	$346.7
Licensing of content (1)	(550.1)	(713.2)	(589.7)
Operating expense reimbursement	(7.0)	(13.3)	(10.8)
Corporate expense allocations (excluding allocation of share-based compensation)	(27.9)	(22.3)	(19.3)
Proceeds from sales of accounts receivable	85.5	183.7	172.9

Net transfers from Parent per combined statements of cash flows (2)	$(276.2)	$(575.7)	$(100.2)
Share based compensation (including allocation of share-based compensation) (3)	(26.4)	(28.7)	(29.9)

Net transfers from Parent per combined statements of equity (deficit)	$(302.6)	$(604.4)	$(130.1)

(1)	Reflects the settlement of amounts due to the LG Studios Business related to the LG Studios Business’ licensing arrangements with the Starz Business.
(2)
Amounts include net transfers from Parent included in net cash flows provided by financing activities from discontinued operations of $146.7 million for the fiscal year ended March 31, 2024 (2023 — $228.0 million, 2022 — $171.1 million).

(3)	Amounts include share based compensation from discontinued operations of $1.8 million for the fiscal year ended March 31, 2024 (2023 — $3.0 million, 2022 — $1.9 million).
18. Subsequent Events
The Starz Business has evaluated subsequent events through October 1
5
, 2024, the date which the combined financial statements were issued.
5.5% Senior Notes Exchange.
On May 8, 2024, the Starz Business issued $389.9 million aggregate principal amount of senior notes due 2029 (the “Exchange Notes”) in exchange for an equivalent amount of the existing
5.5
% Senior Notes. The Exchange Notes initially bear interest at
5.5
% annually and mature April 15, 2029, with

F-5
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon completion of the Transactions. Lionsgate may redeem the Exchange Notes, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture to the Exchange Notes, at certain specified redemption prices set forth in the indenture to the Exchange Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.
Intercompany Revolver.
In May 2024, LGAC International LLC, a Delaware limited liability company and subsidiary of Lionsgate Studios Corp (“LGAC International”) and Lions Gate Capital Holdings 1, Inc., a Delaware corporation and subsidiary of the Starz Business (“LGCH1”) entered into a revolving credit agreement (the “Intercompany Revolver”), pursuant to which LGAC International and LGCH1 agreed to make revolving loans to each other from time to time, provided that the net amount owing by one party to the other at any particular time may not exceed $150.0 million. Amounts advanced by one party will be used to repay existing indebtedness owing to the other party thereunder, if any, such that at no time will amounts be owing in both directions. The net amount owing under the Intercompany Revolver, at any time, shall bear interest on the outstanding principal amount at a rate equal to adjusted term SOFR plus 1.75%. The Intercompany Revolver will, among other things, terminate in connection with a full separation of the entities.
Lionsgate Revolving Credit Facility.
In May 2024, Lionsgate consummated a series of transactions, by which the LG Studios Business became a separate publicly traded company, Lionsgate Studios Corp. (“Lionsgate Studios”) (the “Studio Separation”). Following the Studio Separation,
$150.0 million of Lionsgate’s revolving credit facility, which provides for borrowings and letters of credit up to an aggregate of $1.25 billion, became available to the Starz Business, (the “Lionsgate Revolving Credit Facility”).

F-5
4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED COMBINED BALANCE SHEETS

	September 30, 2024	March 31, 2024
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$18.8	$23.0
Accounts receivable, net	74.2	52.9
Due from LG Studios Business (Note 1 5 )	80.4	—
Other current assets	18.3	18.1
Assets of discontinued operations - current	—	32.8

Total current assets	191.7	126.8
Programming content, net	1,113.9	942.9
Property and equipment, net	50.7	51.1
Intangible assets	893.3	966.1
Other assets	43.0	48.0
Assets of discontinued operations - noncurrent	—	4.2

Total assets	$2,292.6	$2,139.1

LIABILITIES
Accounts payable	$87.3	$80.3
Content related payables	118.2	91.5
Other accrued liabilities	51.1	65.8
Residuals	29.3	24.6
Film related obligations	67.9	—
Due to LG Studios Business (Note 1 5 )	179.9	51.5
Deferred revenue	29.5	28.5
Liabilities of discontinued operations - current	—	66.2

Total current liabilities	563.2	408.4
Debt	698.2	696.6
Other liabilities	84.4	79.9
Deferred tax liabilities	10.9	11.0
Liabilities of discontinued operations - noncurrent	—	24.0

Total liabilities	1,356.7	1,219.9

Commitments and contingencies (Note 1 3 )

EQUITY
Parent net investment	916.7	900.0
Accumulated other comprehensive income	19.2	19.2

Total equity	935.9	919.2

Total liabilities and equity	$2,292.6	$2,139.1

See accompanying notes.

F-5
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Revenues	$694.5	$690.8
Expenses
Direct operating	362.0	357.0
Distribution and marketing	205.4	210.8
General and administration	52.9	65.2
Depreciation and amortization	82.8	77.9
Restructuring and other	(1.7)	130.6
Goodwill and intangible asset impairment	—	663.9

Total expenses	701.4	1,505.4

Operating loss	(6.9)	(814.6)
Interest expense	(23.1)	(24.2)
Interest and other income	1.9	0.2
Other expense	(3.7)	(4.1)
Gain (loss) on extinguishment of debt	(4.9)	21.2

Loss from continuing operations before income taxes	(36.7)	(821.5)
Income tax benefit	7.2	74.3

Net loss from continuing operations	$(29.5)	$(747.2)
Net income (loss) from discontinued operations, net of income taxes	3.1	(88.0)

Net loss	$(26.4)	$(835.2)

See accompanying notes.

F-5
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Net loss from continuing operations	$(29.5)	$(747.2)

Comprehensive loss from continuing operations, net of tax	$(29.5)	$(747.2)
Net income (loss) from discontinued operations	3.1	(88.0)

Comprehensive loss	$(26.4)	$(835.2)

See accompanying notes.

F-5
7

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED COMBINED STATEMENTS OF EQUITY

	Six Months Ended
	Parent Net Investment	Accumulated Other Comprehensive Income	Total Equity
	(Amounts in millions)
Balance at March 31, 2024	$900.0	$19.2	$919.2
Net loss	(26.4)	—	(26.4)
Net transfers from Parent	43.1	—	43.1

Balance at September 30, 2024	$916.7	$19.2	$935.9

Balance at March 31, 2023	$1,512.6	$19.2	$1,531.8
Net loss	(835.2)	—	(835.2)
Net transfers from Parent	45.0	—	45.0

Balance at September 30, 2023	$722.4	$19.2	$741.6

See accompanying notes.

F-5
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Operating Activities:
Net loss	$(26.4)	$(835.2)
Less: Net income (loss) from discontinued operations, net of tax	3.1	(88.0)

Net loss from continuing operations, net of tax	(29.5)	(747.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	82.8	77.9
Amortization of programming content	331.1	327.0
Amortization of debt financing costs and other non-cash interest	1.4	1.6
Non-cash share-based compensation	9.6	13.0
Other amortization	3.6	4.0
Goodwill and intangible asset impairment	—	663.8
Content impairments and other	(4.7)	126.2
Loss (gain) on extinguishment of debt	4.9	(21.2)
Deferred income taxes	(1.1)	(78.3)
Changes in operating assets and liabilities:
Accounts receivable, net	(33.1)	(27.0)
Programming content (1)	(497.1)	(322.4)
Other assets	1.3	0.6
Accounts payable and accrued liabilities	(22.1)	0.9
Residuals	(1.1)	0.3
Content related payables	(11.0)	140.8
Deferred revenue	0.9	2.2
Due to LG Studios Business	146.3	(95.0)

Net Cash Flows Provided By (Used In) Operating Activities - Continuing Operations	(17.8)	67.2
Net Cash Flows Used In Operating Activities - Discontinued Operations	(6.6)	(17.5)

Net Cash Flows Provided By (Used In) Operating Activities	(24.4)	49.7

Investing Activities:
Increase in the LG Studios Business loan receivable	(176.7)	—
Decrease in the LG Studios Business loan receivable	96.3	—
Capital expenditures	(9.6)	(11.4)

Net Cash Flows Used In Investing Activities - Continuing Operations	(90.0)	(11.4)
Net Cash Flows Used In Investing Activities - Discontinued Operations	—	(3.4)

Net Cash Flows Used In Investing Activities	(90.0)	(14.8)

Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	176.8	—
Debt - repurchases and repayments	(216.5)	(61.4)
Film related obligations - borrowings	121.5	129.7
Film related obligations - repayments	(53.8)	(144.9)
Parent net investment	65.4	(13.6)

Net Cash Flows Provided By (Used In) Financing Activities - Continuing O per ations	93.4	(90.2)
Net Cash Flows Provided By Financing Activities - Discontinued Operations	2.8	44.6

Net Cash Flows Provided By (Used In) Financing Activities	96.2	(45.6)

Net Change In Cash and Cash Equivalents	(18.2)	(10.7)
Cash and Cash Equivalents - Beginning Of Period	37.0	61.6

Cash and Cash Equivalents - End Of Period	$18.8	$50.9

(1)
Programming content additions for the six months ended September 30, 2024 and 2023 includes $313.2 million and $504.4 million, respectively, from the licensing of program rights from the LG Studios Business (see Note 15).

See accompanying notes.

9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
Capitalized terms defined in these Notes to Unaudited Condensed Combined Financial Statements have the meanings ascribed to such terms in, and for the purposes of, this section.
1. General
Description of Business
Lions Gate Entertainment Corp. (“Lionsgate,” “LGEC,” or “Parent”) encompasses the world-class motion picture and television studio operations (collectively referred to as the “LG Studios Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. These financial statements reflect the combination of the assets, liabilities, operations and cash flows of the Starz Business.
Pursuant to a plan of arrangement, the LG Studios Business and the Starz Business will be separated through a series of transactions (the “Transactions”) that will result in the pre-transaction
shareholders of Lionsgate owning shares in two separate public companies as follows: (i) the Starz Business will be held by current Lionsgate under a new name, Starz Entertainment Corp., which will continue to be owned by LGEC shareholders as of immediately before the Transactions and operated through the same wholly owned subsidiaries of current LGEC, and (ii) the LG Studios Business will be held by New Lionsgate, which will be owned by LGEC shareholders and LG Studios shareholders as of immediately before the Transactions.
These condensed combined financial statements of the Starz Business, have been prepared on a carve-out
basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These condensed combined financial statements reflect the Starz Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The condensed combined financial statements may not be indicative of the Starz Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Starz Business operated as an independent, publicly traded company during the periods presented.
The continuing operations of the Starz Business consists of (i) Starz Networks, which includes the domestic distribution of STARZ-branded premium subscription video services through over-the-top
(“OTT”) streaming platforms and distributors, on a direct
to-consumer
basis through the Starz App and through U.S. and Canada multichannel video programming distributors (“MVPDs”), including cable operators, satellite television providers and telecommunications companies (in the aggregate the “Starz Platform”), and (ii) International, which represents primarily the OTT distribution of subscription video services outside the U.S. and Canada.
In fiscal 2023, the Starz Business began a plan to restructure its international LIONSGATE+ business, which included the OTT distribution of the Starz Business’s LIONSGATE+ branded premium subscription video services outside the U.S. and Canada. During the six months ended September 30, 2024 and fiscal year ended March 31, 2024, the Starz Business continued executing its restructuring plan, which included exiting all international territories except Canada and India, which was completed in May 2024. The historical results of operations of international territories shut down are presented as discontinued operations in combined financial statements for all periods presented. See Note 2 for further details.
Segments:
As of September 30, 2024, the Starz Business manages and
reports its operating results through one reportable segment,
Starz Networks,
which now includes its Canadian operations. The continuing operations outside the U.S. and Canada is reported as
International
.

F-
6
0

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Basis of Presentation
The Starz Business has historically operated as part of Lionsgate and not as a standalone company. The Starz Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the Starz Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out
basis as historically managed within Lionsgate through the use of a management approach in identifying the Starz Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out
financial statements.
All revenues and costs, as well as assets and liabilities directly associated with the business activity of the Starz Busin
e
ss are included in the accompanying condensed combined financial statements. Revenues and costs associated with the Starz Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Media Networks segment of Lionsgate. In addition, these costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Starz Business as further discussed below. The costs relating to the Starz Business are generally specifically identifiable as costs of the Starz Business in the accounting records of Lionsgate and are included in the accompanying condensed combined financial statements.
In May 2024, Lionsgate consummated a series of transactions, by which the LG Studios Business became a separate publicly traded company, Lionsgate Studios Corp. (“Lionsgate Studios”) (the “Studio Separation”).
Prior to the Studio Separation, Lionsgate utilized a centralized approach to cash management. Cash generated by the Starz Business is managed by Lionsgate’s centralized treasury function and cash was routinely transferred to the Starz Business or to the LG Studios Business to fund operating activities when needed. Cash and cash equivalents of the Starz Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the LG Studios Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Starz Business and Lionsgate have been accounted for as parent net investment. See Note 15 for further details. In May 2024, the Starz Business entered into an intercompany revolver with Lionsgate Studios Corp. for which is expected to be used to settle intercompany transactions. See Note 15 for further details.
The issuer of Lionsgate’s
5.5%
senior notes due
April 15, 2029 (the “
5.5
% Senior Notes”) is Lionsgate Capital Holdings, LLC, a Starz entity. The
 5.5%
Senior Notes are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the LG Studios Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Starz Business or the LG Studios Business, as standalone companies; however, the
5.5%
Senior Notes were issued by a subsidiary of Starz and are representative of the overall debt levels expected for the Starz Business following the completion of the Transactions. In May 2024, the Starz Business issued $
389.9 million aggregate principal amount of new
5.5%
exchange notes due 2029 (the “Exchange Notes”) in exchange for $
389.9 million of the existing 5.5% Senior Notes (the “Exchange Transaction”). As a result of the Exchange Transaction, the principal amount of the
5.5% Senior Notes outstanding was reduced to

$
325.1
million and total aggregate debt outstanding was $
715.0 million, see Note 5. Upon completion of the Transactions, the Exchange Notes will become obligations solely of the LG Studios Business and will be reflected in the LG Studios Business’s financial statements. The remaining
5.5
% Senior Notes will remain with the Starz Business upon completion of the Transactions. A portion of Lionsgate’s corporate debt, (the revolving credit facility, term loan A and term loan B,

F-6
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

together referred to as the “Senior Credit Facilities”) has been assumed by the LG Studios Business under an intercompany note and accordingly, the Senior Credit Facilities and related interest expense are not reflected in the Starz Business’s condensed combined financial statements. See Note 5 for further details.
Additional indebtedness directly related to the Starz Business, including programming notes, are reflected in the Starz Business condensed combined financial statements. See Note 6 for further details.
Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the LG Studios Business, have historically provided oversight over both the Starz Business and the LG Studios Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, these condensed combined financial statements of the Starz Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. In connection with the Studio Separation, during the six months ended September 30, 2024, Lionsgate and Lionsgate Studios entered into a shared services and overhead sharing agreement (the “Shared Services Agreement”). The Shared Services Agreement facilitates the allocation to Lionsgate Studios of all corporate general and administrative expenses of Lionsgate, except for an amount of

$
10.0 million to be allocated annually to the Starz Business of Lionsgate.

The $10.0

million allocation of Lionsgate’s corporate general and administrative expenses to the Starz Business pursuant to the Shared Services Agreement is designed to reflect the portion of corporate expenses expended and reflective of the level of effort and costs incurred related to management oversight and services provided for the Starz Business post Studio Separation with consideration of the anticipated completion of the Transactions. Prior to the Studio Separation, these expenses have been allocated to the Starz Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services.
Lionsgate also pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected in the accompanying condensed combined financial statements. The Starz Business also pays certain expenses on behalf of Lionsgate such as legal expenses, software development costs and severance. The settlement of reimbursable expenses between the Starz Business and the LG Studios Business have been accounted for as parent net investment. See Note 1
5
for further detail of parent net investment included in these condensed combined financial statements.
Management believes the assumptions underlying these condensed combined financial statements, including the assumptions regarding the allocation of historical general and administrative expenses from Lionsgate to the Starz Business are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Starz Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Starz Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Starz Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Starz Business might have performed directly or outsourced, and strategic decisions the Starz Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 1
5
for further detail of the allocations included in these condensed combined financial statements.

F-6
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The unaudited condensed combined financial statements have been prepared in accordance with U.S. GAAP for interim financial information and accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Starz Business’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed combined financial statements. Operating results for the six months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2025. The balance sheet at March 31, 2024 has been derived from the audited combined financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed combined financial statements should be read together with the combined financial statements and related notes included in the audited combined financial statements for the fiscal year ended March 31, 2024.
Generally Accepted Accounting Principles
These condensed combined financial statements have been prepared in accordance with
U.S.
GAAP.
Principles of Consolidation
The accompanying condensed combined financial statements of the Starz Business have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.
All significant intercompany balances and transactions within the Starz Business have been eliminated in these condensed combined financial statements. Unless otherwise indicated, amounts provided in these notes to the condensed combined financial statements pertain to continuing operations only (see Note 2 for information on discontinued operations).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the condensed combined financial statements relate to estimates of future viewership used for the amortization of licensed program rights; fair value of equity-based compensation; the allocation of costs to the Starz Business for certain corporate and shared service functions in preparing the condensed combined financial statements on a carve-out
basis; income taxes including the assessment of valuation allowances for deferred tax assets; impairment assessments for licensed program rights, goodwill and intangible assets. Actual results could differ from such estimates.
Recent Accounting Pronouncements
Segment Reporting:
In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024,

F-6
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

and therefore will be effective beginning with the Starz Business’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Starz Business is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
Income Taxes:
In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures by jurisdiction on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Starz Business’s financial statements issued for the fiscal year ending March 31, 2026, with early adoption permitted. The Starz Business is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
Income Statement:
In November 2024, the FASB issued guidance requiring public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This guidance is effective for fiscal years beginning after December 15, 2026, and therefore will be effective beginning with the Starz Business’s financial statements issued for the fiscal year ending March 31, 2028 and interim reporting periods beginning in fiscal 2029, with early adoption permitted. The disclosures required under the guidance can be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all periods presented in the financial statements. The Starz Business is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
2. Discontinued Operations
During fiscal years ended March 31, 2024 and 2023, the Starz Business announced its plan
to
restructure
its LIONSGATE+ business, which initially included exiting the business in certain international territories and identifying additional cost-saving initiatives. This plan included a strategic review of content performance across Starz’s domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value during fiscal year ended March 31, 2023. As a result of the continuing review of its international territories, the Starz Business made the strategic decision to shut down the LIONSGATE+ service in Europe (outside the U.K.), Latin America and the U.K. The Starz Business entered into agreements to transfer subscribers of the services in these territories to a third party and the shut downs were completed by May 2024. The management of operations in Canada was transferred to the Starz Networks segment and the continuing international operations in India are reported as International.

F-6
4

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Net income (loss) from Starz’s discontinued operations consists of the following:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Revenues	$2.5	$106.8
Expenses:
Direct operating	1.9	63.6
Distribution and marketing	—	21.0
General and administration	0.8	6.4
Depreciation and amortization	—	3.1
Restructuring and other (1)	(4.5)	120.7

Total expenses	(1.8)	214.8

Operating (loss) income	4.3	(108.0)
Interest expense	(0.2)	—
Interest and other income	0.1	0.1

Income (loss) from discontinued operations before income taxes	4.2	(107.9)
Income tax (provision) benefit	(1.1)	19.9

Net income (loss) from discontinued operations, net of income taxes	$3.1	$(88.0)

(1)
During the six months ended September 30, 2024, the Starz Business recorded content impairment charges of
$
2.5
million (2023 — $
119.7 million) related to its restructuring plan initiatives, including content impairment of programming in certain international territories associated with the restructuring of LIONSGATE+, and individual content charges pursuant to a strategic review of content performance across Starz’s international platforms resulting in certain programming being removed from those platforms and written down to fair value or removed and abandoned. These charges are included in “restructuring and other” in the table above. In the six months ended September 30, 2024, restructuring and other also includes a benefit of
 $
7.1

million (2023 — $3.8 million) associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the international restructuring.

F-6
5

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS —
 (Continued)

In accordance with the provisions of ASC
205-20,
the Starz Business has separately reported the assets and liabilities of the discontinued operations in the unaudited condensed combined balance sheet as of March 31,
2024
. The assets and liabilities related to the disposed components of LIONSGATE+ have been reflected as discontinued operations in the unaudited condensed combined balance sheet as of March
31
,
2024
, and consist of the following:

March 31, 2024
(Amounts in millions)
ASSETS
Cash	$14.0
Accounts receivable, net	8.7
Due from LG Studios Business (Note 1 5 )	10.0
Other current assets	0.1

Total current assets - discontinued operations	32.8
Programming content, net	4.2

Total assets - discontinued operations	$37.0

LIABILITIES
Accounts payable	$0.1
Content related payables	57.0
Other accrued liabilities	3.1
Residuals	6.0

Total current liabilities - discontinued operations	66.2
Other liabilities	24.0

Total liabilities - discontinued operations	$90.2

3
. Programming Content
The predominant monetization strategy for all of the Starz Business’s programming content (which includes licensed program rights and owned and produced films and television programs) is as a group. Total programming content is as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Licensed program rights, net of accumulated amortization	$1,098.5	$919.4

Owned and produced films and television programs:
Released, net of accumulated amortization	11.6	15.6
In progress	—	5.0
In development	3.8	2.9

	15.4	23.5

Programming content, net	$1,113.9	$942.9

6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS —
 (Continued)

Amortization of programming content is as follows and was included in direct operating expense in the unaudited condensed combined statements of operations:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Amortization expense:
Licensed program rights	$327.1	$247.1
Owned and produced films and television programs	4.0	79.9

	$331.1	$327.0

4. Goodwill and Intangible Assets
Goodwill
As of both September 30, 2024 and March 31, 2024, accumulated goodwill impairment losses from continuing operations totaled $
1,755.7
 million, related to the Starz Networks reporting unit.
Fiscal 2024 Goodwill and Intangible Asset
Impairments
:
Goodwill Impairment
. During the six months ended September 30, 2023, due to the continuing difficult macro and microeconomic conditions, industry trends, and their impact on the performance and projected cash flows of the Starz Networks reporting unit, including its growth in subscribers and revenue worldwide, and the expanded restructuring activities discussed in Note 11, along with recent market valuation multiples, the Company updated its quantitative impairment assessment for its Starz Networks reporting unit goodwill based on the most recent data and expected growth trends. In performing its quantitative impairment assessment, the fair value of the Company’s reporting units was estimated by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. Based on its quantitative impairment assessment, the Company determined that the fair value of its Starz Networks reporting unit was less than its carrying value (after the impairment write-down of its indefinite-lived intangible assets discussed below). The analysis resulted in a goodwill impairment charge of $
494.0

million in the six months ended September 30, 2023, representing all of the then remaining Starz Networks reporting unit goodwill, which is recorded in the goodwill and intangible asset impairment line item in the unaudited condensed combined statements of operations.
Intangible Asset Impairment.
During the six months ended September 30, 2023, due to the events and their impact discussed above related to the Starz Networks reporting unit, the Company performed a quantitative impairment assessment of its indefinite-lived Starz trade names. The fair value of the Company’s indefinite-lived trade names was estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments. Based on the quantitative impairment assessment of the trade names, the Company recorded an impairment charge of $170.0 million in the six months ended September 30, 2023, which is recorded in the goodwill and intangible asset impairment line item in the unaudited condensed combined statements of operations. After performing its quantitative impairment assessment, the Company then reassessed the estimated useful life of its trade names with a remaining carrying value of $80.0 million at S eptember 30, 2023 (net of the impairment charge discussed above), and beginning October 1, 2023, the trade names are being accounted for as finite-lived intangible assets and amortized over their estimated useful life.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

5. Debt
As discussed in Note 1, the Starz Business is the primary borrower of Lionsgate’s 5.5% Senior Notes. Total debt of the Starz Business, excluding film related obligations, was as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Corporate debt:
5.5% Senior Notes (1)	$715.0	$715.0
Unamortized debt issuance costs	(16.8)	(18.4)

Total debt, net (non-current)	$698.2	$696.6

(1)	Amounts as of September 30, 2024 includes $ 389.9 million of Exchange Notes and $ 325.1 million of 5.5 % Senior Notes n o t exchanged as discussed below.
5.5
% Senior Notes
Interest:
Bears interest at 5.5% annually (payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2021). See
Changes Upon Completion of the Transactions
below for further information.
Maturity Date:
April 15, 2029. See
Changes Upon Completion of the Transactions
below for further information.
Optional Redemption:
On or after April 15, 2024, the Starz Business may redeem the 5.5% Senior Notes in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Such redemption prices are as follows (as a percentage of the principal amount redeemed): (i) on or after April 15, 2024 - 102.750%; (ii) on or after April 15, 2025 - 101.375%; and (iii) on or after April 15, 2026 - 100%. See
Changes Upon Completion of the Transactions
below for further information.
Security.
The 5.5% Senior Notes are unsubordinated, unsecured obligations of the Starz Business.
The Starz Business and other subsidiaries of Lionsgate, which are not included in these condensed combined financial statements, are guarantors under the
5.5% Senior Notes. As described below, upon completion of the Transactions, the Exchange Notes will become obligations solely of LG Studios Business and will not be reflected in the Starz Business’s financial statements at that time.

Covenants.
The 5.5% Senior Notes were amended in connection with the Exchange Transaction to remove certain covenants. As of September 30, 2024, Lionsgate was in compliance with all applicable covenants.
Changes Upon Completion of the Transactions.
As described below in the
5.5% Senior Notes Exchange
disclosure, effective upon completion of the Transactions, among other changes, the Exchange Notes will transfer to the LG Studios Business and will no longer be obligations of the Starz Business and will no
longer be guaranteed by certain entities within the Starz Business. In addition, the interest rate will increase to 6.0% and the maturity date will extend to April 15, 2030.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Lionsgate Revolving Credit Facility
Following the Studio Separation, $150.0 million of Lionsgate’s revolving credit facility, which provides for borrowings and letters of credit up to an aggregate of $1.25 billion, is available to the Starz Business. At September 30, 2024 there was $150.0 million available. There were no letters of credit outstanding at September 30, 2024. Aggregate borrowing levels are subject to certain financial covenants as discussed below. The Starz Business is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Lionsgate Credit Agreement”), on the total revolving credit facility of $1.25 billion less the amount drawn.
Maturity Date:
April 6, 2026. The outstanding amounts may become due on December 23, 2024 (i.e., 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of Lionsgate outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. Lionsgate expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility are not accelerated.
Interest:
The Lionsgate Revolving Credit Facility bears interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%) margin, with a SOFR floor of zero. The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement.
Optional Prepayment:
The Starz Business may voluntarily prepay the Lionsgate Revolving Credit Facility at any time without premium or penalty.
Security.
The Lionsgate Revolving Credit Facility is guaranteed by the guarantors named in the Lionsgate Credit Agreement (including entities of Lionsgate that are not part of the Starz Business) and are secured by a security interest in substantially all of the assets of Lionsgate, including the Starz Business and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.
Covenants.
The Lionsgate Credit Agreement contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Lionsgate Revolving Credit Facility and is tested quarterly. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the agreement which includes Lionsgate subsidiaries which are not part of the Starz Business. As of September 30, 2024, Lionsgate was in compliance with all applicable covenants.
Change in Control.
The Starz Business may also be subject to an event of default upon a change of control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of
50
% of existing Lionsgate common stock.
Debt Transaction
s:
5.5% Senior Notes Exchange.
As discussed above, on May 8
, 2024,
 the Starz Business issued $389.9 million aggregate principal amount of Exchange Notes in exchange for an equivalent amount of the existing 5.5% Senior Notes.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Senior Notes Repurchases
. In the six months ended September 30, 2023, the Starz Business repurchased
$85.0 million principal amount of the 5.5% Senior Notes for $61.4 million, together with accrued and unpaid interest.
Gain (Loss) on Extinguishment of Debt
During the six months ended September 30, 2024 and 2023, the Starz Business recorded a gain (loss) on extinguishment of debt related to the transactions described above as summarized in the table below:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Gain (loss) on extinguishment of debt:
5.5% Senior Notes exchange and repurchases (1)	$(4.9)	$21.2

(1)
The
5.5% Senior Notes Exchange was considered a modification of terms since the present value of the cash flows after
the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor
basis prior to the amendment. Accordingly, the unamortized debt issuance costs are being amortized over the applicable term of the debt and the third-party costs of $4.9 million were expensed as a loss on extinguishment of debt.

6
. Film Related Obligations
Film related obligations include programming notes, which represent individual unsecured loans for the licensing of film and television programs that the Starz Business licenses. The Starz Business’s programming notes outstanding at September 30, 2024 had contractual repayment dates in November 2024, and incurred SOFR-based interest at a weighted average rate of 7.89%. There were no programming notes outstanding as of March 31, 2024.
7
. Fair Value Measurements
Fair Value
Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy
Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.
The following table sets forth the carrying values and fair values of the Starz Business’s outstanding debt and programming notes:

	September 30, 2024		March 31, 2024
	(Amounts in millions)
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
		(Level 2)		(Level 2)
5.5% Senior Notes	$698.2	$581.4	$696.6	$536.2
Programming Notes	67.9	67.9	—	—

(1)
The Starz Business measures the fair value of its outstanding debt using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Starz Business’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, c onten
t related payables, other accrued liabilities and other liabilities. The carrying values of these financial instruments approximated the fai
r values at September 30, 2024 and March 31, 2024.
8
. Revenue
The table below presents programming revenues by segment:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Programming Revenues
Starz Networks	$688.2	$685.6
International (1)	6.3	5.2

Total revenues	$694.5	$690.8

(1)	Includes the continuing operations in India.
Remaining Performance Obligations
Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog) if any. Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at September 30, 2024 are as follows:

	Rest of Year Ending March 31, 2025	Year Ending March 31,
		2026	2027	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$28.5	$1.0	$—	$—	$29.5

STARZ BUSINESS OF LIONS GATE ENTERTAINM
EN
T CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts, if any, regardless of duration.
Accounts Receivable and Deferred Revenue
The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable and deferred revenue. See the condensed combined balance sheets or Note 14 for accounts receivable and deferred revenue balances at September 30, 2024 and March 31, 2024.
Accounts Receivable.
Accounts receivable are presented net of a provision for doubtful accounts. The Starz Business estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Starz Business analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.
The Starz Business monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Starz Business generally does not require collateral for its trade accounts receivable.
Deferred Revenue.
Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Starz Business satisfies the corresponding performance obligation. Revenues of $27.2 million were recognized during the six months ended September 30, 2024 related to the balance of deferred revenue at March 31, 2024.
9
. Share-based Compensation
The Starz Business recognized the following share-based compensation expense:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Compensation Expense:
Restricted share units	$8.6	$9.3
Corporate allocation of share-based compensation	0.7	2.8

	9.3	12.1
Impact of accelerated vesting on equity awards (1)	0.3	0.9

Total share-based compensation expense (2)	$9.6	$13.0

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)	Included in net earnings (loss) from discontinued operations for the six months ended September 30, 2024 was share-based compensation expense of $ 0.3 million (2023 — $ 1.0 million).

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Share-based compensation expense from continuing operations, by expense category, consisted of the following:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Share-Based Compensation Expense:
Direct operating	$1.4	$1.3
Distribution and marketing	0.5	0.4
General and administration	7.4	10.4
Restructuring and other	0.3	0.9

	$9.6	$13.0

The following table sets forth the stock option, share appreciation rights (“SARS”) and restricted share unit activity during the six months ended September 30, 2024:

	Stock Options and SARs			Restricted Share Units
	Lionsgate Class B Non-Voting Shares			Lionsgate Class B Non-Voting Shares
	Number of Shares		Weighted- Average Exercise Price	Number of Shares	Weighted- Average Grant-Date Fair Value
	(Number of shares in millions)
Outstanding at March 31, 2024	1.3		$11.14	3.4	$8.62
Granted	—		—	2.2	$8.00
Options exercised or RSUs vested	—	(1)	$6.49	(2.2)	$8.69
Forfeited or expired	—	(1)	$11.99	(0.1)	$8.23

Outstanding at September 30, 2024	1.3		$11.30	3.3	$8.16

(1)	Represents less than 0.1 million shares.
10
. Income Taxes
For purposes of the condensed combined fina
nc
ial statements, income taxes have been calculated as if the Starz Business files income tax returns on a standalone basis. The Starz Business’s U.S. operations and certain of its
non-U.S.
operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Starz Business. The Starz Business believes the assumptions supporting its allocation and presentation of income taxes on a separate return basis are reasonable. However, the Starz Business’s tax results, as presented in the condensed combined financial statements, may not be reflective of the results that the Starz Business expects to generate in the future.
The income tax provision for the six months ended September 30, 2024 and 2023 is calculated by estimating the Starz Business’s annual effective tax rate (estimated annual tax provision divided by estimated annual income before income taxes), and then applying the effective tax rate to income (loss) before income taxes for the period, plus or minus the tax effects of items that relate discretely to the period, if any.
The Starz Business’s income tax provision differs from the federal statutory rate multiplied by pre-tax
income (loss) due to the mix of the Starz Business’s
pre-tax
income (loss) generated across the various

F-7
3

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

jurisdictions in which the Starz Business operates, changes in the valuation allowance against the Starz Business’s deferred tax assets and certain minimum taxes and foreign withholding taxes. The Starz Business’s income tax provision for the six months ended September 30, 2024 and 2023 was also impacted by charges for interest and the change in uncertain tax benefits due to the expiration of statutory limitations and additional settlements with tax authorities. The Starz Business’s income tax provision for the six months ended September 30, 2023, was also impacted by impairments to goodwill and intangible assets.
The Starz Business’s income tax provision can be affected by many factors, including the overall level of pre-tax
income, the mix of
pre-tax
income generated across the various jurisdictions in which the Starz Business operates, changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances on its deferred tax assets, tax planning strategies available to the Starz Business, and other discrete items.
1
1
. Restructuring and Other
Restructuring and other includes restructuring and severance costs, and certain transaction and other costs, when applicable. During the six months ended September 30, 2024 and 2023, the Starz Business also incurred certain other unusual charges, which are included in direct operating expense in the unaudited condensed combined statements of operations as described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statements of operations line items they are included in:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Restructuring and other:
Content impairments and other (1)	$(4.9)	$126.2
Severance (2)
Cash	0.4	1.5
Accelerated vesting on equity awards	0.3	0.9

Total severance costs	0.7	2.4
Transaction and other costs (3)	2.5	2.0

Total Restructuring and Other	(1.7)	130.6

Other unusual charges not included in restructuring and other:
COVID-19 related charges (benefit) included in direct operating expense (4)	(1.1)	—

Total restructuring and COVID-19 related charges (benefit)	$(2.8)	$130.6

(1)
During fiscal 2024, the Starz Business continued executing its restructuring plan, which included e xiting
all international territories except for Canada and India, and included an evaluation of the programming on Starz’s domestic and international platforms. Amounts included in the table above for the six months ended September 30, 2024 represent recoveries of content impairments. See Note 2 for content impairment charges related to discontinued operations.

The Starz Business has incurred impairment charges from the inception of the plan through September 30, 2024 amounting to $295.7 million.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

As the Starz Business continues to evaluate the Starz Business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Starz Business and LG Studios Business, including further strategic review of content and performance and its strategy on a territory-by-territory
basis, the Starz Business may decide to expand its restructuring plan and exit additional territories or remove certain content off its platform in the future. Accordingly, the Starz Business may incur additional content impairment and other restructuring charges.
(2)	Severance costs were primarily related to restructuring activities and other cost-saving initiatives attributable to continuing operations.
(3)
Transaction and other costs in the six months ended September 30, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters.

(4)
Amounts include incremental costs incurred, if any, due to circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries of $1.1
million in the six months ended September 30, 2024 (six months ended September 30, 2023 — immaterial insurance recoveries). In the six months ended September 30, 2024, insurance recoveries exceeded the incremental costs expensed in the period, resulting in a net benefit included in direct operating expense.

Changes in the restructuring and other severance liability were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Severance liability
Beginning balance	$1.6	$2.2
Accruals	0.4	1.5
Severance payments	(1.2)	(1.6)

Ending balance (1)	$0.8	$2.1

(1)	As of September 30, 2024, the remaining severance liability of approximately $ 0.8 million is expected to be paid in the next 12 months.
1
2
. Segment Information
The Starz Business’s reportable segments have been determined based on the distinct nature of their operations, the Starz Business’s internal management structure, and the financial information that is evaluated regularly by the Starz Business’s chief operating decision maker.
As described in Note 1, as of September 30, 2024, the Starz Business has one
reportable business segment: Starz Networks, which now includes operations in Canada. The continuing operations outside the U.S. and Canada
,
operations in India, is reported as
International
.

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Segment information is presented in the table
bel
ow:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Segment revenues
Starz Networks	$688.2	$685.6
International	6.3	5.2

	$694.5	$690.8

Gross contribution
Starz Networks	$127.3	$125.3
International	0.6	(0.6)

	$127.9	$124.7
Segment general and administration
Starz Networks	$44.3	$53.8
International	1.2	1.2

	$45.5	$55.0
Segment profit (loss)
Starz Networks	$83.0	$71.5
International	(0.6)	(1.8)

	$82.4	$69.7

The Starz Business’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the
COVID-19
global pandemic and purchase accounting and related adjustments. The Starz Business believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Starz Business’s management and enables them to understand the fundamental performance of the Starz Business’s businesses.

F-7
6

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The reconciliation of total segment profit to the Starz Business’s loss from continuing operations before income taxes is as follows:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Starz Business’s total segment profit	$82.4	$69.7
Adjusted depreciation and amortization (1)	(9.9)	(11.6)
Restructuring and other	1.7	(130.6)
Goodwill and intangible asset impairment	—	(663.9)
COVID-19 related charges included in direct operating expense (2)	1.1	—
Adjusted share-based compensation expense (3)	(9.3)	(12.1)
Purchase accounting and related adjustments (4)	(72.9)	(66.1)

Operating loss	(6.9)	(814.6)
Interest expense	(23.1)	(24.2)
Interest and other income	1.9	0.2
Other expense	(3.7)	(4.1)
Gain (loss) on extinguishment of debt	(4.9)	21.2

Loss from continuing operations before income taxes	$(36.7)	$(821.5)

(1)
Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined st ate
ments of operations less the depreciation and amortization related to Lionsgate’s acquisition of the Starz Business which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Depreciation and amortization	$82.8	$77.9
Less: Amount included in purchase accounting and related adjustments	(72.9)	(66.3)

Adjusted depreciation and amortization	$9.9	$11.6

(2)
Amounts represent the incremental costs included in direct operating expense resulting from circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries. During the six months ended September 30, 2024, the Starz Business incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental cost expensed in the period, see Note 11 for further information. These charges (benefits) are excluded from segment operating results.

F-7
7

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(3)
Adjusted share-based compensation expense in six months ended September 30, 2024 includes
 $
0.7
million (2023 —
 $
2.8
million) of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense. The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Total share-based compensation expense	$9.6	$13.0
Less: Amount included in restructuring and other (i)	(0.3)	(0.9)

Adjusted share-based compensation	$9.3	$12.1

(i)
Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(4)
Purchase accounting and related adjustments primarily represent the amortization of non-cash
fair value adjustments to certain assets acquired. The following sets forth the amounts included in each line item in the financial statements:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Purchase accounting and related adjustments:
General and administrative expense	$—	$(0.2)
Depreciation and amortization	72.9	66.3

	$72.9	$66.1

See Note 8 for programming revenues by segment for the six months ended September 30, 2024 and 2023.
The following table reconciles segment general and administration expense to the Starz Business’s total combined general and administration expense:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$45.5	$55.0
Share-based compensation expense included in general and administrative expense (1)	7.4	10.4
Purchase accounting and related adjustments	—	(0.2)

	$52.9	$65.2

(1)
Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $
0.7
million in the six months ended September 30, 2024 (2023 —
$
2.8
million).

F-7
8

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The reconciliation of total segment
assets to the Starz Business’s total combined assets is as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Assets
Starz Networks	$2,122.9	$2,001.8
International	9.3	11.2
Other unallocated assets (1)	160.4	89.1
Assets of discontinued operations	—	37.0

	$2,292.6	$2,139.1

(1)	Other unallocated assets primarily consist of cash and other assets.
1
3
. Contingencies
From time to time, the Starz Business is involved in certain claims and legal proceedings arising in the normal course of business.
The Starz Business establishes an accrued liability for claims and legal proceedings when the Starz Business determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.
As of September 30, 2024, the Starz Business is not a party to any material pending claims or legal proceedings and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Starz Business’s financial position, results of operations or cash flows.
1
4
. Additional Financial Information
The following tables present supplemental information related to the unaudited condensed combined financial statements.
Cash and Cash Equivalents
The following table provides a reconciliation of cash, cash equivalents and cash in assets of discontinued operations reported in the condensed combined balance sheet to the total amounts reported in the condensed combined statements of cash flows at September 30, 2024 and 2023.

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Cash and cash equivalents	$18.8	$23.0
Cash in assets of discontinued operations - current	—	14.0

Total cash, cash equivalents and cash in assets of discontinued operations	$18.8	$37.0

F-7
9

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Other Assets
The composition of the Starz Business’s other assets is as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Other current assets
Prepaid expenses and other	$18.3	$18.1

	$18.3	$18.1

Other non-current assets
Accounts receivable	$2.3	$3.5
Operating lease right-of-use assets	40.7	44.5

	$43.0	$48.0

Accounts Receivable Monetization
Under the Starz Business’s accounts receivable monetization programs, the Starz Business has entered into individual agreements to monetize certain of its trade accounts receivable directly with both non-related
third-party purchasers and Lionsgate, as further described below.
Under the accounts receivable monetization programs, the Starz Business transfers receivables to purchasers in exchange for cash proceeds, and the Starz Business continues to service the receivables for the purchasers. The Starz Business accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows.
The Starz Business records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in other expense on the unaudited condensed combined statements of operations. The Starz Business receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the six months ended September 30, 2024 and 2023.
Individual Monetization Agreements.
The Starz Business enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Starz Business in the event of non-payment
by the customers. The following table sets forth a summary of the receivables transferred:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$411.5	$545.7
Net cash proceeds received from third party purchasers	407.8	456.0
Net cash proceeds received from Lionsgate	—	85.6
Loss recorded related to transfers of receivables	3.7	4.1
At September 30, 2024, the outstanding amount of receivables derecognized from the Starz Business’s unaudited condensed combined balance sheets, but which the Starz Business continues to service, related to the Starz Business’s individual agreements to monetize trade accounts receivable was
 $
136.3 million (March 31, 2024 - $
164.2
million).

F-
80

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Content related payables
Content related payables include accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Starz Business has acquired or licensed.
Other Accrued Liabilities and Other Liabilities
The composition of the Starz Business’s other accrued liabilities (current) and other liabilities
(non-current)
is as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Other accrued liabilities (current)
Employee related liabilities	$13.0	$28.4
Operating lease liabilities	9.7	9.0
Interest payable	18.2	18.0
Other accrued expenses and short-term liabilities	10.2	10.4

	$51.1	$65.8

Other liabilities (non-current)
Income tax payable	$0.5	$7.4
Operating lease liabilities	50.6	55.4
Content related payables	29.7	13.7
Other long-term liabilities	3.6	3.4

	$84.4	$79.9

Supplemental Cash Flow Information
Except for
non-cash
financing activity described in
Note
15, there were no significant
non-cash
investing or financing activities for the six months ended September 30, 2024 and 2023.
1
5
. Related Party Transactions
Transactions with Lionsgate
As described in Note 1, prior to the Studio Separation Lionsgate utilized a centralized approach to cash management. Cash generated by the Starz Business or borrowed under certain debt obligations was routinely transferred into accounts managed by Lionsgate’s centralized treasury function which was then transferred to the Starz Business or the LG Studios Business to fund operating activities of the LG Studios Business and the Starz Business when needed.
Because of this centralized approach to cash management, financial transactions for cash movement, except for cash settlement of specific payables with Lionsgate are accounted for through the net parent investment account. Settlement of payables and receivables with Lionsgate when due are also accounted for through the net parent investment account. Net parent investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the net parent investment account are reflected

F-
8
1

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.
Intercompany Revolver.
In connection with the Studio Separation, on May 13, 2024, LGAC International LLC, a Delaware limited liability company and wholly owned subsidiary of Lionsgate Studios (“LGAC International”) and Lions Gate Capital Holdings 1, Inc., a Delaware corporation and wholly owned subsidiary of the Starz Business (“LGCH1”), entered into a revolving credit agreement (the “Intercompany Revolver”), pursuant to which LGAC International and LGCH1 agreed to make revolving loans to each other from time to time, provided that the net amount owing by one party to the other at any particular time may not exceed $
150.0
 million. Amounts advanced by one party will be used to repay existing indebtedness owing to the other party thereunder, if any, such that at no time will amounts be owing in both directions. The net amount owing under the Intercompany Revolver, at any time, shall bear interest on the outstanding principal amount at a rate equal to adjusted term SOFR plus
1.75
%. The Intercompany Revolver will, among other things, terminate in connection with the completion of the Transactions. There was $
80.4

million outstanding and due to LGCH1 at September 30, 2024.
In the normal course of business, the Starz Business enters into transactions with Lionsgate and the LG Studios Business which include the following, which unless otherwise indicated are settled through net parent investment at the time of the transaction:
Licensing of content from the LG Studios Business:
The Starz Business licenses motion pictures and television programming (including Starz original productions) from the LG Studios Business. The license fees incurred generally are due upon delivery or due at a point in time following the first showing. Prior to the Studio Separation, license fees related to Starz original programs are settled with the LG Studios Business through parent net investment. License fees related to library and output content purchased for the U.S. operations are generally settled in cash. License fees payable, not yet due and not yet paid to the LG Studios Business, are reflected in due to the LG Studios Business on the combined balance sheets.
In connection with licensing content from the LG Studios Business, the Starz Business incurred and expensed incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the
COVID-19
global pandemic. The charges from the LG Studios Business are included in direct operating expense, see Note 1
1
.
Corporate expense allocations:
As previously described in Note 1, the accompanying condensed combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the six
months ended
September
 30, 2024, corporate expense allocations amounted to $6.1 million (2023 -

$12.1 million).
Operating expense reimbursement:
As previously described in Note 1, the LG Studios Business pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the LG Studios Business such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Starz Business and the LG Studios Business as applicable.

F-8
2

STARZ BUSINESS OF LIONS GATE ENTERTAINMENT CORP.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Share-based compensation:
Lionsgate provides share-based compensation related to Starz Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Starz Business.
Monetization of certain accounts receivables:
The Starz Business historically had an agreement with the LG Studios Business to transfer certain accounts receivables to the LG Studios Business to participate in the LG Studios Business’ pooled monetization arrangement, which concluded in October 2023. The Starz Business accounted for the transfers of these receivables as a sale, removed (derecognized) the carrying amount of the receivables from its balance sheets and classified the proceeds received against parent net investment, see Note 14.

Parent Net Investment
The net transfers to and from Lionsgate discussed above were as follows:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Cash pooling and general financing activities	$(72.0)	$165.0
Licensing of content (1)	0.8	(265.7)
Operating expense reimbursement	5.3	(2.0)
Corporate expense allocations (excluding allocation of share-based compensation)	(2.3)	(13.9)
Proceeds from sales of accounts receivable	—	85.6

Net transfers from Parent per combined statements of cash flows (2)	(68.2)	(31.0)
Share-based compensation (including allocation of share-based compensation) (3)	(9.9)	(14.0)
Other non-cash transfer (4)	35.0	—

Net transfers from Parent per combined statements of equity (deficit)	$(43.1)	$(45.0)

(1)	Reflects the settlement of amounts due to the LG Studios Business related to the LG Studios Business’s licensing arrangements wit h the Starz Business.
(2)
Amounts include net transfers from Parent included in net cash flows provided by financing activities from discontinued operations of $2.8 million for the six months ended September 30, 2024 (six months ended September 30, 2023 — $44.6 million).

(3)	Amounts include share based compensation from discontinued operations of $0.3 million for the six months ended September 30, 2024 (six months ended September 30, 2023 — $1.0 million).
(4)	Includes a non-cash transfer of debt through Parent net investment of $35.0 million in connection with the Studio Separation during the six months ended September 30, 2024.
16. Subsequent Events
The Starz Business has evaluated subsequent events through November 26, 2024, the date which the condensed combined financial statements were issued.

F-8
3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Lionsgate Studios Corp.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Lionsgate Studios Corp. (formerly referred to as the Studio Business of Lions Gate Entertainment Corp.) (the Company) as of March 31, 2024 and 2023, the related combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for each of the three years in the period ended March 31, 2024, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with U.S. generally accepted accounting principles.
Restatement of 2022 Financial Statements
As discussed in Note 1 to the combined financial statements, the 2022 combined financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Pre-release Film Impairments

Description of the Matter	As disclosed in Note 1 to the combined financial statements, Investment in Films and Television Programs is stated at the lower of unamortized cost or estimated fair value. As disclosed in Note 3 to the combined financial statements, total impairment charges on investment in films and television programs related to theatrical films were $34.6 million for the year ended March 31, 2024 and the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million at March 31, 2024.

Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key assumptions in the analysis include estimates of future anticipated revenues and box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. For example, we tested controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions mentioned above.

To test the assessment of unreleased theatrical films for impairment, our audit procedures included, among others, evaluating unreleased theatrical films for indicators of impairment and testing the completeness and accuracy of the underlying data as well as the significant assumptions mentioned above. For example, we assessed management’s assumptions by comparing them to historical performance of comparable films and to current operating information, we evaluated test audience results when available, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the expected profitability of unreleased films resulting from reasonable
changes in the assumptions.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2001.
Los Angeles, California
May 30, 2024, except for paragraphs twelve through eighteen of Note 1, as to which the date is October 15, 2024

LIONSGATE STUDIOS CORP.
COMBINED BALANCE SHEETS

	March 31, 2024	March 31, 2023
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$277.0	$210.9
Accounts receivable, net	688.6	527.0
Due from Starz Business (Note 20)	33.4	157.6
Other current assets	373.1	256.5

Total current assets	1,372.1	1,152.0
Investment in films and television programs, net	1,929.0	1,786.7
Property and equipment, net	37.3	23.8
Investments	74.8	64.7
Intangible assets, net	25.7	26.9
Goodwill	811.2	795.6
Other assets	852.9	563.0

Total assets	$5,103.0	$4,412.7

LIABILITIES
Accounts payable	$246.7	$251.1
Content related payables	41.4	26.6
Other accrued liabilities	282.4	215.4
Participations and residuals	647.8	524.4
Film related obligations	1,393.1	923.7
Debt - short term portion	860.3	41.4
Deferred revenue	170.6	126.2

Total current liabilities	3,642.3	2,108.8
Debt	923.0	1,202.2
Participations and residuals	435.1	329.6
Film related obligations	544.9	1,016.4
Other liabilities	452.5	120.9
Deferred revenue	118.4	52.0
Deferred tax liabilities	13.7	18.1

Total liabilities	6,129.9	4,848.0
Commitments and contingencies (Note 17)

Redeemable noncontrolling interests	123.3	343.6

EQUITY (DEFICIT)
Common shares, no par value, unlimited authorized, 253.4 shares issued (March 31, 2023- 253.4 shares issued)	—	—
Accumulated deficit	(1,249.1)	(881.9)
Accumulated other comprehensive income	96.7	101.5

Total parent equity (deficit)	(1,152.4)	(780.4)
Noncontrolling interests	2.2	1.5

Total equity (deficit)	(1,150.2)	(778.9)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$5,103.0	$4,412.7

See accompanying notes.

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LIONSGATE STUDIOS CORP.
COMBINED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenues:
Revenue	$2,440.5	$2,308.3	$2,068.1
Revenue - Starz Business (Note 20)	545.9	775.5	648.2

Total revenues	2,986.4	3,083.8	2,716.3
Expenses:
Direct operating	1,886.7	2,207.9	1,922.1
Distribution and marketing	462.3	304.2	315.2
General and administration	349.2	387.0	342.7
Depreciation and amortization	15.6	17.9	18.1
Restructuring and other	132.9	27.2	6.3

Total expenses	2,846.7	2,944.2	2,604.4

Operating income	139.7	139.6	111.9
Interest expense	(222.5)	(162.6)	(115.0)
Interest and other income	19.2	6.4	28.0
Other expense	(20.0)	(21.2)	(8.6)
Loss on extinguishment of debt	(1.3)	(1.3)	(3.4)
Gain on investments, net	3.5	44.0	1.3
Equity interests income (loss)	8.7	0.5	(3.0)

Income (loss) before income taxes	(72.7)	5.4	11.2
Income tax provision	(34.2)	(14.3)	(17.3)

Net loss	(106.9)	(8.9)	(6.1)
Less: Net loss attributable to noncontrolling interests	13.4	8.6	17.2

Net income (loss) attributable to Parent	$(93.5)	$(0.3)	$11.1

Per share information attributable to Parent (Note 1):
Basic net income (loss) per common share	$(0.42)	$(0.00)	$0.04

Diluted net income (loss) per common share	$(0.42)	$(0.00)	$0.04

Weighted average number of common shares outstanding (Note 1):
Basic	253.4	253.4	253.4
Diluted	253.4	253.4	253.4
See accompanying notes.

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LIONSGATE STUDIOS CORP.
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Net loss	$(106.9)	$(8.9)	$(6.1)
Foreign currency translation adjustments, net of tax	(1.0)	(2.2)	(4.6)
Net unrealized gain (loss) on cash flow hedges, net of tax	(3.8)	93.5	117.2

Comprehensive income (loss)	(111.7)	82.4	106.5
Less: Comprehensive loss attributable to noncontrolling interests	13.4	8.6	17.2

Comprehensive income (loss) attributable to Parent	$(98.3)	$91.0	$123.7

See accompanying notes.

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LIONSGATE STUDIOS CORP.
COMBINED STATEMENTS OF EQUITY (DEFICIT)

	Common Shares		Accumulated Deficit	Parent Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity (Deficit)	Non-controlling Interests (a)	Total Equity (Deficit)
	Number	Amount
	(Amounts in millions)

Balance at March 31, 2021	—	$—	$—	$(134.5)	$(102.4)	$(236.9)	$1.6	$(235.3)
Retroactive application of recapitalization	253.4	—	(134.5)	134.5	—	—	—	—

Balance at March 31, 2021, after effect of recapitalization (Note 1)	253.4	—	(134.5)	—	(102.4)	(236.9)	1.6	(235.3)
Net income	—	—	11.1	—	—	11.1	0.5	11.6
Net transfers from Parent	—	—	(49.5)	—	—	(49.5)	—	(49.5)
Noncontrolling interests	—	—	—	—	—	—	(0.3)	(0.3)
Redeemable noncontrolling interests adjustment to redemption value	—	—	(98.6)	—	—	(98.6)	—	(98.6)
Other comprehensive income	—	—	—	—	112.6	112.6	—	112.6

Balance at March 31, 2022	253.4	—	$(271.5)	$—	$10.2	$(261.3)	$1.8	$(259.5)
Net income (loss)	—	—	(0.3)	—	—	(0.3)	0.6	0.3
Net transfers to Parent	—	—	(550.4)	—	—	(550.4)	—	(550.4)
Noncontrolling interests	—	—	—	—	—	—	(0.9)	(0.9)
Redeemable noncontrolling interests adjustment to redemption value	—	—	(59.7)	—	—	(59.7)	—	(59.7)
Other comprehensive income	—	—	—	—	91.3	91.3	—	91.3

Balance at March 31, 2023	253.4	—	$(881.9)	$—	$101.5	$(780.4)	$1.5	$(778.9)
Net income (loss)	—	—	(93.5)	—	—	(93.5)	1.5	(92.0)
Net transfers to Parent	—	—	(239.5)	—	—	(239.5)	—	(239.5)
Noncontrolling interests	—	—	—	—	—	—	(0.8)	(0.8)
Redeemable noncontrolling interests adjustment to redemption value	—	—	(34.2)	—	—	(34.2)	—	(34.2)
Other comprehensive loss	—	—	—	—	(4.8)	(4.8)	—	(4.8)

Balance at March 31, 2024	253.4	$—	$(1,249.1)	$—	$96.7	$(1,152.4)	$2.2	$(1,150.2)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 11).
See accompanying notes.

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LIONSGATE STUDIOS CORP.
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2024	2023	2022
			(As Restated)
	(Amounts in millions)
Operating Activities:
Net loss	$(106.9)	$(8.9)	$(6.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15.6	17.9	18.1
Amortization of films and television programs	1,347.8	1,649.3	1,497.5
Non-cash charge from the modification of an equity award (see Note 11)	49.2	—	—
Content and other impairments	12.8	5.9	—
Amortization of debt financing costs and other non-cash interest	25.1	21.8	46.5
Non-cash share-based compensation	62.5	73.4	70.2
Other amortization	46.0	59.9	82.5
Loss on extinguishment of debt	1.3	1.3	3.4
Equity interests (income) loss	(8.7)	(0.5)	3.0
Gain on investments, net	(3.5)	(44.0)	(1.3)
Deferred income taxes	(4.4)	1.6	1.2
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	188.7	—
Accounts receivable, net	84.9	(136.7)	(33.0)
Investment in films and television programs, net	(1,120.5)	(1,568.4)	(1,750.1)
Other assets	16.5	(44.9)	(207.0)
Accounts payable and accrued liabilities	(48.8)	57.4	(40.6)
Participations and residuals	26.8	138.3	(73.4)
Content related payables	(24.5)	(10.7)	4.0
Deferred revenue	3.2	(24.5)	(4.8)
Due from Starz Business	114.5	(30.8)	(45.1)

Net Cash Flows Provided By (Used In) Operating Activities	488.9	346.1	(435.0)

Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	(331.1)	—	—
Proceeds from the sale of equity method and other investments	5.2	46.3	1.5
Investment in equity method investees and other	(13.3)	(17.5)	(14.0)
Distributions from equity method investees and other	0.8	1.9	7.2
Acquisition of assets (film library and related assets)	—	—	(161.4)
Increase in loans receivable	(3.7)	—	(4.3)
Purchases of accounts receivables held for collateral	(85.5)	(183.7)	(172.9)
Receipts of accounts receivables held for collateral	105.7	190.8	169.3
Capital expenditures	(9.9)	(6.5)	(6.1)

Net Cash Flows Provided By (Used In) Investing Activities	(331.8)	31.3	(180.7)

Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	3,145.0	1,523.0	1,494.3
Debt - repurchases and repayments	(2,611.4)	(1,745.8)	(1,629.5)
Film related obligations - borrowings	1,820.8	1,584.7	1,083.0
Film related obligations - repayments	(1,942.9)	(956.5)	(272.6)
Settlement of financing component of interest rate swaps	—	(134.5)	(28.5)
Purchase of noncontrolling interest	(194.6)	(36.5)	—
Distributions to noncontrolling interest	(1.7)	(7.6)	(1.5)
Parent net investment	(290.1)	(621.3)	(119.7)

Net Cash Flows Provided By (Used In) Financing Activities	(74.9)	(394.5)	525.5

Net Change In Cash, Cash Equivalents and Restricted Cash	82.2	(17.1)	(90.2)
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	0.8	(1.8)	(0.8)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	251.4	270.3	361.3

Cash, Cash Equivalents and Restricted Cash - End Of Period	$334.4	$251.4	$270.3

See accompanying notes.

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LIONSGATE STUDIOS CORP.
NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS
Capitalized terms defined in these Notes to the Audited Combined Financial Statements shall have the meanings ascribed to such terms and for the purposes set forth herein.
1. Description of Business, Basis of Presentation and Significant Accounting Policies
Description of Business
Lions Gate Entertainment Corp. (“Lionsgate,” or “Parent”) encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate has historically had three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business is substantially reflected in the Lionsgate Motion Picture and Television Production segments. These financial statements reflect the combination of the assets, liabilities, operations and cash flows reflecting the Studio Business which is referred to in these combined financial statements as the “Studio Business” or the “Company”.
These combined financial statements of the Studio Business have been prepared on a carve-out
basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.
The Studio Business consists of the Motion Picture and Television Production reportable segments, together with substantially all of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction
programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.
Basis of Presentation
The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business’s combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out
basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out
financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business.

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All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the accompanying combined financial statements. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.
Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment, which has been recast to accumulated deficit as described under
Recapitalization
below. See Note 20 for further details.
The Studio Business is the primary borrower of certain corporate indebtedness (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”) and related interest expense are not reflected in the Studio Business’s combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. See Note 7 for further details.
Additional indebtedness directly related to the Studio Business, including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations, are reflected in the Studio Business combined financial statements. See Note 8 for further details.
Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited financial statements of the Studio Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future.
The Company also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz

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Business. The Starz Business also pays certain costs on behalf of the Company such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See
Recapitalization
below and Note 20 for further detail of parent net investment included in these combined financial statements.
Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 20 for further detail of the allocations included in these combined financial statements.
Recapitalization
On May 13, 2024, Lionsgate consummated the transactions contemplated by that certain business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”), and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” and continues the existing business operations of the Studio Business of Lionsgate. The Company became a separate publicly traded company and its common shares, without par value (“LG Studios Common Shares”), commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.
In connection with and prior to the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the Studio Business were transferred to StudioCo such that StudioCo held, directly or indirectly, all of the assets and liabilities of the Studio Business (the “Separation”).
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S GAAP. Under this method of accounting, SEAC is treated as the acquired company and the Studio Business is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, following the Business Combination, the financial statements of Lionsgate Studios will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing LG Studios Common Shares for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization of the Studio Business equity. The historical net assets were stated at fair value, which approximated historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the Studio Business.
To conform to the retroactive application of the reverse recapitalization, in all periods prior to the Business Combination, parent net investment transactions have been recast to accumulated deficit in the combined balance sheets and the combined statements of equity.

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The shares and net income (loss) per common share, in all periods prior to the Business Combination, are based on the 253.4 million shares issued to Lionsgate at the closing of the Business Combination. See
Net Income (Loss) Per Share
below for further information.
Restatement of Statement of Cash Flows for the year ended March 31, 2022
The Company is restating its combined statement of cash flows for the fiscal year ended March 31, 2022 to correct a mathematical error in the previously issued financial statements. The following presents a reconciliation of the impacted financial statement line items as previously reported to the restated amounts for the year ended March 31, 2022 in order to correct the error:

	As Previously Reported	Restatement Adjustment	As Restated
	(Amounts in millions)
Net Cash Flows Provided by Financing Activities	$644.2	$(118.7)	$525.5
Net Change In Cash, Cash Equivalents and Restricted Cash	$28.5	$(118.7)	$(90.2)
Cash, Cash Equivalents and Restricted Cash - End Of Period	$389.0	$(118.7)	$270.3
There was no impact as a result of correcting this previous mathematical error on the combined balance sheets as of March 31, 2024 and 2023, the combined statements of operations for the three years in the period ended March 31, 2024, or on the combined statements of cash flow for the years ended March 31, 2024 and 2023.
Generally Accepted Accounting Principles
These combined financial statements have been prepared in accordance with U.S. GAAP.
Principles of Consolidation
The accompanying combined financial statements of the Company have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.
All significant intercompany balances and transactions within the Company have been eliminated in these combined financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the combined financial statements on a carve-out
basis; fair value of assets and liabilities for allocation of the purchase price of companies acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.

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Reclassifications
Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.
Significant Accounting Policies
Revenue Recognition
The Company’s Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.
Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax.
Revenue also includes licensing of motion pictures and television programming (including Starz original productions) to the Starz Business. See Note 20 for further details.
Licensing Arrangements.
The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties.
Fixed Fee or Minimum Guarantees:
The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.
Sales or Usage Based Royalties:
Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated and has been satisfied (or partially satisfied). Generally, when the Company licenses completed content with standalone functionality (such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. When the Company licenses intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), its performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to the Company under these arrangements are generally not reported to the Company until after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets, and/or data available in the industry.
Revenues by Market or Product Line.
The following describes the revenues generated by market or product line. Theatrical revenues are included in the Motion Picture segment; home entertainment, television, international and other revenues are applicable to both the Motion Picture and Television Production segments.

•
Theatrical.
Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture
basis (distributed by the Company directly in

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the United States and through a
sub-distributor
in Canada). Revenue from the theatrical release of feature films are treated as sales or usage-based royalties, are recognized as revenue starting at the exhibition date and are based on the Company’s participation in box office receipts of the theatrical exhibitor.

•	Home Entertainment. Home entertainment consists of Digital Media and Packaged Media.

•
Digital Media.
Digital media includes digital transaction revenue sharing arrangements
(pay-per-view
and
video-on-demand
platforms, electronic sell through (“EST”), and digital rental) and licenses of content to digital platforms for a fixed fee.

Digital Transaction Revenue Sharing Arrangements:
Primarily represents revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, the Company shares in the rental or sales revenues generated by the platform on a title-by-title
basis. These digital media platforms generate revenue from rental and EST arrangements, such as download-to-own,
download-to-rent,
and
video-on-demand.
These revenue sharing arrangements are recognized as sales or usage-based royalties based on the performance of these platforms and pursuant to the terms of the contract, as discussed above.
Licenses of Content to Digital Platforms:
Primarily represents the licensing of content to
subscription-video-on-demand
(“SVOD”) or other digital platforms for a fixed fee. As discussed above, revenues are recognized when the content has been delivered and the window for the exploitation right in that territory has begun.

•
Packaged Media.
Packaged media revenues represent the sale of motion pictures and television shows (produced or acquired) on physical discs (DVD’s,
Blu-ray,
4K Ultra HD, referred to as “Packaged Media”) in the retail market. Revenues are recognized, net of an allowance for estimated returns and other allowances, on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

•
Television
.
Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television markets, syndication) of motion pictures (including theatrical productions and acquired films) and scripted and unscripted television series, television movies, mini-series, and non-fiction
programming. Television revenues include fixed fee arrangements as well as arrangements in which the Company earns advertising revenue from the exploitation of certain content on television networks. Television also includes revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform or the traditional pay window for a motion picture is licensed to an SVOD platform. Revenues associated with a title, right, or window from television licensing arrangements are recognized when the feature film or television program is delivered (on an episodic basis for television product) and the window for the exploitation right has begun.

•
International.
International revenues are derived from (1) licensing of the Company’s productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory
basis; (2) the direct distribution of the Company’s productions, acquired films, and the Company’s catalog product and libraries of acquired titles in the U.K.; and (3) licensing to international markets of scripted and unscripted series, television movies, mini-series and non-fiction
programming. License fees and minimum guarantee amounts associated with title, window, media or territory, are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the contract, and the right to exploit the feature film or television program in that window, media or territory has commenced. Revenues are also generated from sales or usage based royalties received from international distributors based on their distribution performance pursuant to the terms of the contracts after the recoupment of certain costs in some cases, and the initial minimum guarantee, if any, and are recognized when the sale by the Company’s customer generating a royalty due to the Company has occurred.

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•
Other.
Other revenues are derived from the licensing of the Company’s film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets and from commissions and executive producer fees earned related to talent management.

Revenues from the licensing of film and television content and the sales and licensing of music are recognized when the content has been delivered and the license period has begun, as discussed above. Revenues from the licensing of symbolic intellectual property (i.e., licenses of motion pictures or television characters, brands, storylines, themes or logos) is recognized over the corresponding license term. Commissions are recognized as such services are provided.
Deferred Revenue.
Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation.
Deferred revenue also relates to customer payments are made in advance of when the Company fulfills its performance obligation and recognizes revenue. This primarily occurs under television production contracts, in which payments may be received as the production progresses, international motion picture contracts, where a portion of the payments are received prior to the completion of the movie and prior to license rights start dates, and pay television contracts with multiple windows with a portion of the revenues deferred until the subsequent exploitation windows commence. These arrangements do not contain significant financing components because the reason for the payment structure is not for the provision of financing to the Company, but rather to mitigate the Company’s risk of customer non-performance
and incentivize the customer to exploit the Company’s content.
See Note 12 for further information.
Accounts Receivable.
Payment terms vary by location and type of c
u
stomer and the nature of the licensing arrangement. However, other than certain multi-year license arrangements; payments are generally due within 60 days after revenue is recognized. For certain multi-year licensing arrangements, primarily in the television, digital media, and international markets, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The significant financing component is recorded as a reduction to revenue and accounts receivable initially, with such accounts receivable discount amortized to interest income over the period to receipt of payment. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.
Restricted Cash
At March 31, 2024, the Company had restricted cash of $57.4 million primarily representing amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Facility (March 31, 2023- $40.5 million). Restricted cash is included within “other current assets” and “other non-current
assets” on the combined balance sheets (see Note 19).
Investment in Films and Television Programs
General.
Investment in films and television programs includes the unamortized costs of films and television programs, which are monetized individually (i.e., through domestic theatrical, home entertainment, television, international or other ancillary-market distribution).

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Recording
Cost.
Costs of acquiring and producing films and television programs and of acquired libraries are capitalized when incurred. For films and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For the years ended March 31, 2024, 2023 and 2022, total capitalized interest was $21.0 million, $28.1 million and $12.8 million, respectively. For acquired films and television programs, capitalized costs consist of minimum guarantee payments to acquire the distribution rights.
Amortization.
Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.
Ultimate Revenue.
Ultimate
revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.
Development.
Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.
Impairment Assessment.
An individual film or television program is evaluated for impairment when an event or change in circumstances indicates that the fair value of an individual film is less than its unamortized cost.
The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess.
The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.
Property and Equipment, net
Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Computer equipment and software	3 - 5 years
Furniture and equipment	3 - 5 years
Leasehold improvements	Lease term or the useful life, whichever is shorter
Land	Not depreciated
The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue

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estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.
Leases
The Company determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use
(“ROU”) asset and determining the classification of the lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company also elected to not separate lease components from non-lease
components across all lease categories. Instead, each separate lease component and non-lease
component are accounted for as a single lease component.
Operating Leases.
Operating lease ROU assets, representing the Company’s right to use the underlying asset for the lease term, are included in the “Other assets -
non-current”
line item in the Company’s combined balance sheets. Operating lease liabilities, representing the present value of the Company’s obligation to make payments over the lease term, are included in the “Other accrued liabilities” and “Other liabilities -
non-current”
line items in the Company’s combined balance sheets. The Company has entered into various short-term operating leases which have an initial term of 12 months or less. These short-term leases are not recorded on the Company’s combined balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease te
rm.
The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leas
es.
Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.
The Company did not have any finance leases during the years ended March 31, 2024 and 2023.
Investments
Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.
Equity Method Investments:
The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.
Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the combined statements of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2024, 2023 and 2022, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2023, 2022 and 2021, respectively.
Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the

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combined statements of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the combined statements of cash flows.
Other Equity Investments:
Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net
income (loss).
Impairments of Investments:
The
Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.
For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.
Finite-Lived Intangible Assets
Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years.
Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value, which would generally be estimated based on a discounted cash flow (“DCF”) model.
The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of its finite-lived intangible assets. No such triggering events were identified during the years ended March 31, 2024 and 2023.
Goodwill
At
March 31, 2024, the carrying value of goodwill was $811.2 million. Goodwill is allocated to the Company’s reporting units, which are its operating segments or one level below its operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are

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aggregated into a single reporting unit if they share similar economic characteristics. The Company’s reporting units for purposes of goodwill impairment testing during the years ended March 31, 2024, 2023 and 2022 were Motion Picture, and the Television and Talent Management businesses, both of which are part of the Television Production segment.
Goodwill is not amortized, but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not
that the fair value of a reporting unit is less than its carrying value. The Company performs its annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit, of whether or not it is more likely than not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company.
A quantitative assessment requires determining the fair value of the Company’s reporting units. The determination of the fair value of each reporting unit utilizes DCF analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.
Goodwill Impairment Assessments:
Fiscal 2024.
For the Company’s annual goodwill impairment test for fiscal 2024, the Company performed qualitative goodwill impairment assessments for all reporting units (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessment considered the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not
reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units. See Note 6 for further information.
Fiscal 2023.
In the second quarter of fiscal 2023, the Company updated its quantitative impairment assessment for all of its reporting units using a combination of DCF analyses and market-based valuation methodologies to estimate the fair value of the Company’s reporting units and determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.
For the Company’s annual goodwill impairment test for fiscal 2023, the Company performed a qualitative goodwill impairment assessment for all of its reporting units. The Company’s qualitative assessment considered the increase in the market price of the Company’s common shares from September 30, 2022, the recent performance of the Company’s reporting units, and updated forecasts of performance and cash flows, as well as the continuing micro and macroeconomic environment, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022, there were no events or circumstances that rise to a level that would more likely than not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.
Management will continue to monitor all of its reporting units for changes in the business environment that could impact the recoverability of goodwill in future periods. The recoverability of goodwill is dependent upon

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the continued growth of revenue and cash flows from the Company’s business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company’s goodwill impairment tests, and ultimately impact the estimated fair value of the Company’s reporting units may include the global economy; consumer consumption levels of the Company’s content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions, on our ability to produce, acquire and distribute our content; the commercial success of the Company’s television programming and motion pictures; the Company’s continual contractual relationships with its customers; and changes in consumer behavior. While historical performance and current expectations have resulted in fair values of the Company’s reporting units in excess of carrying values, if the Company’s assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.
Prints, Advertising and Marketing Expenses
The costs of prints, advertising and marketing expenses are expensed as incurred.
Advertising expenses for the year ended March 31, 2024 were $347.8 million (2023 — $203.4 million, 2022—$201.6 million) which were recorded as distribution and marketing expenses in the accompanying combined statements of operations.
Income Taxes
The Company’s results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of Lionsgate. The Company has computed its provision for income taxes on a separate return basis in these combined financial statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires judgment and use of both estimates and allocations. However, as discussed above in Note 1, the combined historical results of the Studio Business are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business.
Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction
basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.
From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty and judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

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Government Assistance
The Company has access to government programs that are designed to promote film and television production and distribution in certain foreign countries. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.
Tax credits earned with respect to expenditures on qualifying film and television productions are recorded as a reduction to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized (see Note 3 and Note 19).
Foreign Currency Translation
Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the combined statements of operations.
Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of equity.
Derivative Instruments and Hedging Activities
Derivative financial instruments are used by the Company in the management of its foreign currency and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.
The Company uses derivative financial instruments to hedge its exposures to foreign currency exchange rate and interest rate risks. All derivative financial instruments are recorded at fair value in the combined balance sheets (see Note 10). The effective changes in fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income or loss and included in unrealized gains (losses) on cash flow hedges until the underlying hedged item is recognized in earnings. The effective changes in the fair values of derivatives designated as cash flow hedges are reclassified from accumulated other comprehensive income or loss to net income or net loss when the underlying hedged item is recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. See Note 18 for further discussion of the Company’s derivative financial instruments.
Parent Net Investment
Parent net investment represents Lionsgate’s historical investment in the Company, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Lionsgate. All transactions reflected in parent net investment by Lionsgate have been considered as financing activities for purposes of the combined statements of cash flows. To conform to the retroactive application of the reverse recapitalization as described above, transactions historically presented as parent net investment have been recast to accumulated deficit in the combined balance sheets and the combined statements of equity.
Share-Based Compensation
Certain Company employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company consist of stock options, restricted share units and share appreciation rights. As such, the awards to Company employees are reflected in accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see

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Recapitalization
above) within the combined statements of equity (deficit) at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses.
The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 13 for further discussion of the Company’s share-based compensation.
Transfers of Financial Assets
The Company enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the combined statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the combined balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the combined statements of cash flows. See Note 19 for discussion of the Company’s accounts receivable monetization.
Net Income (Loss) Per Share
Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period. Basic and diluted net income (loss) per share for the years ended March 31, 2024, 2023 and 2022 is presented below:

	Year Ending March 31,
	2024	2023	2022
	(Amounts in millions, except per share amounts)
Basic and Diluted Net Income (Loss) per Common Share:
Numerator:
Net income (loss) attributable to Parent	$(93.5)	$(0.3)	$11.1
Accretion of redeemable noncontrolling interest	(11.9)	—	—

Net income (loss) attributable to Parent after accretion of redeemable noncontrolling interest	$(105.4)	$(0.3)	$11.1

Denominator:
Weighted average common shares outstanding	253.4	253.4	253.4

Basic and diluted net loss per common share	$(0.42)	$(0.00)	$0.04

Basic net income (loss) per share and diluted net income (loss) per share was calculated based on the
253.4 million shares issued to Lionsgate at the closing of the Business Combination.
For the years ended March 31, 2024, 2023 and 2022, there were no outstanding common shares issuable.

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Recent Accounting Pronouncements
Segment Reporting:
In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
Income Taxes:
In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.
2. Acquisition
eOne Acquisition
On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with the Company and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $385.1 million, inclusive of certain purchase price adjustments, including for cash, debt, and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.
The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Company’s combined results from December 27, 2023. Revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024 amounted to approximately $113.8 million and $4.9 million, respectively. The Company incurred approximately $9.4 million of acquisition-related costs that were expensed in restructuring and other during the fiscal year ended March 31, 2024.
Allocation of Purchase Consideration.
The Company has made a preliminary estimate of the allocation of the preliminary purchase price of eOne to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The Company is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, participations and residuals liabilities, and income taxes, in addition to ensuring all other assets and liabilities have been identified and recorded. The Company has estimated the preliminary fair value of assets acquired and liabilities assumed based on information currently available and will continue to adjust those estimates as additional information pertaining to events or circumstances present at December 27, 2023 becomes available and final appraisals and analysis are completed.

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The Company will reflect measurement period adjustments, in the period in which the adjustments occur, and the Company will finalize its accounting for the acquisition within one year from December 27, 2023 (see Note 6 for measurement period adjustments recorded through March 31, 2024). A change in the fair value of the net assets may change the amount recognized to goodwill. If the final fair value estimates and tax adjustments related to the net assets acquired decrease from their preliminary estimates, the amount of goodwill will increase and if the final fair value estimates and tax adjustments related to the net assets acquired increase from their preliminary estimates, the amount of goodwill will decrease and may result in a gain on purchase. In addition, the final fair value estimates related to the net assets acquired could impact the amount of amortization expense recorded associated with amounts allocated to film and television programs and other intangible assets. The preliminary goodwill amount is reflected in the table below, and arises from the opportunity for strengthening our global distribution infrastructure and enhanced positioning for motion picture and television projects and selling opportunities. The goodwill will not be amortized for financial reporting purposes, and will not be deductible for federal tax purposes. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow (DCF) analyses, and thus represent Level 3 fair value measurements.
The preliminary allocation of the purchase price to the assets acquired and liabilities assumed, and a reconciliation to total consideration transferred is presented in the table below:

(Amounts in millions)
Cash and cash equivalents	$54.1
Accounts receivable	298.8
Investment in films and television programs	371.8
Property and equipment	14.0
Intangible assets	4.0
Other assets (1)	168.2
Accounts payable and accrued liabilities	(67.8)
Content related payable	(35.4)
Participations and residuals (1)	(201.9)
Film related obligations (1)	(105.8)
Other liabilities and deferred revenue (1)	(130.5)

Preliminary fair value of net assets acquired	369.5
Goodwill	15.6

Preliminary purchase price consideration	$385.1

(1)	Includes current and non-current amounts.
Investment in films and television programs includes the preliminary fair value of completed films and television programs which have been produced by eOne or for which eOne has acquired distribution rights, as well as the preliminary fair value of films and television programs in production, pre-production
and development. For investment in films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets. Titles that were released less than three years prior to the acquisition date (December 27, 2023) were valued individually and will be amortized using the individual film forecast method, based on the ratio of current period revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Titles released more than three years prior to the acquisition date were valued as part of a library and will be amortized on a straight-line basis over the estimated useful life of 5 years to 10 years.
The intangible assets acquired include trade names with a weighted average estimated useful life of 5 years. The fair value of the trade names was preliminarily estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty

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payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments.
Other preliminary fair value adjustments were made to property and equipment and right-of-use
lease assets to reflect the fair value of certain assets upon acquisition.
Deferred taxes, net of any required valuation allowance, were preliminarily adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to film and television programs, other intangible assets, and certain property and equipment, right-of-use
lease assets, and other liabilities.
The fair value of eOne’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values.
Pro Forma Statement of Operations Information.
The following unaudited pro forma condensed combined statement of operations information presented below illustrates the results of operations of the Company as if the acquisition of eOne as described above occurred on April 1, 2022. The unaudited pro forma condensed combined financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2022, nor is it indicative of future results. The statement of operations information below includes (i) the statement of operations of eOne for the nine months ended December 27, 2023 combined with the Company’s statement of operations for the fiscal year ended March 31, 2024 (which includes the operations of eOne since the December 27, 2023 acquisition date), and (ii) the statement of operations of eOne for the fiscal year ended December 25, 2022 combined with the Company’s statement of operations for the fiscal year ended March 31, 2023.

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Revenues	$3,380.0	$3,911.6
Net income (loss) attributable Parent	$(376.5)	$63.4
The unaudited pro forma condensed combined financial information includes, where applicable, adjustments for (i) reductions in amortization expense from the fair value adjustments to investment in films and television programs, (ii) reduction in amortization expense related to acquired intangible assets, (iii) reduction in depreciation expense from the fair value of property and equipment, (iv) transaction costs and other one-time
non-recurring
costs (v) increase in interest expense resulting from financing the acquisition with borrowings under the Company’s revolving credit facility, (vi) elimination of intercompany activity between eOne and the Company, and (vii) associated tax-related
impacts of adjustments. These pro forma adjustments are based on available information as of the date hereof and upon assumptions that the Company believes are reasonable to reflect the impact of the acquisition of eOne on the Company’s historical financial information on a supplemental pro forma basis. The unaudited pro forma condensed combined statement of operations information does not include adjustments related to integration activities, operating efficiencies or cost savings. In addition, the unaudited pro forma condensed combined financial information for the year ended March 31, 2024 includes an impairment of goodwill and trade name of $296.2 million which was reflected in the statement of operations of eOne for the nine months ended December 27, 2023.
The results of operations of eOne were reflected beginning December 27, 2023, in the Motion Picture and Television Production reportable segments of the Company.
Spyglass.
On July 15, 2021, the Company purchased approximately 200 feature film titles (the “Spyglass Library”) from Spyglass Media Group, LLC (“Spyglass”). The Company also formed a strategic content

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partnership
through an investment of a minority preferred equity interest in Spyglass. The purchase price, including acquisition costs, of the Spyglass Library and preferred equity interest was $191.4 million, of which $171.4 million was paid at closing, $10.0 million was paid in July 2022, and the remaining $10.0 million was paid in July 2023.

The Spyglass Library was accounted for as an asset acquisition and is included in investment in film and television programs on the Company’s combined balance sheet. The equity interest was accounted for as an equity-method investment (see Note 5)
.
3. Investment in Films and Television Programs
The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Investment in Films and Television Programs (1)(2) :
Released, net of accumulated amortization	$992.2	$779.9
Completed and not released	225.4	289.8
In progress	644.4	649.1
In development	67.0	67.9

Investment in films and television programs, net	$1,929.0	$1,786.7

(1)	At March 31, 2024, the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million.
(2)
Production tax credits reduced total investment in films and television programs by $112.2 million and $181.2 million during the years ended March 31, 2024 and 2023, respectively, which resulted in a reduction of direct operating expense related to the amortization of investment in films and television programs cost of approximately $70.6 million and $84.3 million for the years ended March 31, 2024 and 2023, respectively.

At March 31, 2024, acquired film and television libraries have remaining unamortized costs of $223.1 million, which are monetized individually and are being amortized on a straight-line basis or the individual-film-forecast method over a weighted average remaining period of approximately 12.8 years (March 31, 2023 - unamortized costs of $132.8 million).
Amortization of investment in film and television programs was $1,347.8 million, $1,649.3 million and $1,497.5 million for the years ended March 31, 2024, 2023 and 2022, respectively, and was included in direct operating expense in the combined statements of operations.
The table below summarizes estimated future amortization expense for the Company’s investment in film and television programs as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027
	(Amounts in millions)
Estimated future amortization expense:
Released investment in films and television programs	$391.2	$189.5	$147.5
Completed and not released investment in films and television programs	$139.6	n/a	n/a

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Impairments.
Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the combined statements of operations, and represented the following amounts by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Impairments by segment:
Included in direct operating expense (1) :
Motion Picture	$34.6	$6.2	$1.2
Television Production	8.4	4.6	34.9
Impairments not included in segment operating results (2)	12.8	—	—

	$55.8	$10.8	$36.1

(1)	Impairments included in direct operating expense are included in the amortization expense amounts disclosed above.
(2)
Amounts in fiscal 2024 represent development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne which are included in restructuring and other.

See Note 15 and Note 16 for further informa
tion.
4. Property and Equipment

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Leasehold improvements	$34.4	$27.6
Property and equipment	18.1	15.2
Computer equipment and software	84.2	71.5

	136.7	114.3
Less accumulated depreciation and amortization	(100.6)	(91.7)

	36.1	22.6
Land	1.2	1.2

	$37.3	$23.8

During the year ended March 31, 2024, depreciation expense amounted to $10.3 million (2023 - $12.2 million, 2022 - $12.4 million).
5. Investments
The Company’s investments consisted of the following:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Investments in equity method investees	$68.4	$63.1
Other investments	6.4	1.6

	$74.8	$64.7

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Equity Method Investments:
The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:
Spyglass.
Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.
STARZPLAY Arabia.
STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand
service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million and the Company recorded a gain of $43.4 million on the sale which is included in gain (loss) on investments in the Company’s combined statement of operations. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.
Roadside Attractions
. Roadside Attractions is an independent theatrical distribution company.
Pantelion Films.
Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.
Atom Tickets.
Atom Tickets is the
first-of-its-kind
theatrical mobile ticketing platform and app.
42.
42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights; with offices in London and Los Angeles.
Other.
In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.
6. Goodwill and Intangible Assets
Goodwill
Changes in the carrying value of goodwill by reporting segment were as follows:

	Motion Picture	Television Production	Total
	(Amounts in millions)
Balance as of March 31, 2023 and 2022	$393.7	$401.9	$795.6
Acquisition of eOne (see Note 2)	1.0	4.8	5.8
Measurement period adjustments (1)	3.9	5.9	9.8

Balance as of March 31, 2024	$398.6	$412.6	$811.2

(1)
Measurement period adjustments for the acquisition of eOne reflect an increase to goodwill of $9.8 million resulting from a net decrease in estimated fair value of the net assets acquired. The decrease in the estimated fair value of the net assets acquired consisted of net decreases to accounts receivable and other assets of $11.4 million and $12.4 million, respectively, partially offset by a net increase to investment in films and television programs of $4.0 million, and net decreases to content related payables of $1.9 million, accrued liabilities of $3.8 million, participations and residuals of $1.9 million, and deferred revenue of $2.4 million.

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Intangible Assets
Finite-Lived Intangible Assets.
Finite-lived intangible assets consisted of the following:

	March 31, 2024			March 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Amounts in millions)
Finite-lived intangible assets subject to amortization:
Customer relationships	$23.9	$21.7	$2.2	$31.0	$10.0	$21.0
Trademarks and trade names	7.6	3.0	4.6	3.6	2.6	1.0
Other	31.0	12.1	18.9	23.9	19.0	4.9

	$62.5	$36.8	$25.7	$58.5	$31.6	$26.9

Amortization expense associated with the Company’s intangible assets for the years ended March 31, 2024, 2023 and 2022 was approximately $5.3 million, $5.7 million and $5.7 million, respectively. Amortization expense remaining relating to intangible assets for each of the years ending March 31, 2025 through 2029 is estimated to be approximately $4.2 million, $2.5 million, $2.2 million, $2.2 million, and $2.1 million, respectively.
7. Debt
Total debt of the Company, excluding film related obligations, was as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Senior Credit Facilities:
Revolving Credit Facility	$575.0	$—
Term Loan A	399.3	428.2
Term Loan B	819.2	831.7

Total corporate debt	1,793.5	1,259.9
Unamortized debt issuance costs	(10.2)	(16.3)

Total debt, net	1,783.3	1,243.6
Less current portion	(860.3)	(41.4)

Non-current portion of debt	$923.0	$1,202.2

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2024:

	Maturity Date	Year Ending March 31,
Debt Type		2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Revolving Credit Facility	April 2026	$—	$—	$575.0	$—	$—	$—	$575.0
Term Loan A	April 2026	41.1	44.5	313.7	—	—	—	399.3
Term Loan B	March 2025	819.2	—	—	—	—	—	819.2

		$860.3	$44.5	$888.7	$—	$—	$—	$1,793.5

Less aggregate unamortized debt issuance costs								(10.2)

								$1,783.3

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Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)
Revolving Credit Facility Availability of Funds
 & Commitment Fee.
The revolving credit facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at March 31, 2024 there was $675.0 million available. There were no letters of credit outstanding at March 31, 2024. However, borrowing levels are subject to certain financial covenants as discussed below. The Company is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Credit Agreement”), on the total revolving credit facility of $1.25 billion less the amount drawn.
Maturity Date:

•
Revolving Credit Facility
 & Term Loan A:
April 6, 2026. The outstanding amounts may become due on December 23, 2024 (i.e., 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•	Term Loan B: March 24, 2025.
Interest:

•
Revolving Credit Facility
 & Term Loan A:
As amended on June 14, 2023, the Revolving Credit Facility and Term Loan A bear interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%) margin, with a SOFR floor of zero. The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement (effective interest rate of 7.17% as of March 31, 2024, before the impact of interest rate swaps).

•
Term Loan B:
As amended on June 14, 2023, the term loan B facility due March 2025 (the “Term Loan B”) bears interest at a rate per annum equal to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero (or an alternative base rate plus 1.25% margin) (effective interest rate of 7.67% as of March 31, 2024, before the impact of interest rate swaps).

Required Principal Payments:

•
Term Loan A:
Quarterly principal payments, at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

•	Term Loan B: Quarterly principal payments, at a quarterly rate of 0.25%, with the balance payable at maturity.
The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow, as defined in the Credit Agreement.
Optional Prepayment:

•	Revolving Credit Facility, Term Loan A & Term Loan B: The Company may voluntarily prepay the Revolving Credit Facility, Term Loan A and Term Loan B at any time without premium or penalty.
Security.
The Senior Credit Facilities are guaranteed by the guarantors named in the Credit Agreement (including entities of Lionsgate that are not part of the Company) and are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.

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2

Covenants.
The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the agreement which includes Lionsgate subsidiaries which are not part of the Company. As of March 31, 2024, Lionsgate was in compliance with all applicable covenants.
Change in Control.
The Company may also be subject to an event of default upon a change of control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of existing Lionsgate common stock.
Lionsgate Senior Notes
As discussed in Note 1, the Senior Notes of Lionsgate are not reflected in the Studio Business combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. The outstanding principal balance of the Senior Notes was $715.0 million and $800.0 million at March 31, 2024 and 2023, respectively, with a maturity date of April 15, 2029. The Studio Business guarantee would be applicable if an event of default were to occur by Lionsgate. As of March 31, 2024, Lionsgate was in compliance with all applicable covenants with respect to the Senior Notes and no events of default had occurred.
See Note 21 for the Lionsgate Senior Notes exchanged in May 2024.
Debt Transactions
Term Loan A Prepayment
. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million, together with accrued and unpaid interest.
Credit Agreement Amendment.
On April 6, 2021, the Company amended its Credit Agreement to, among other things, extend the maturity (the “Extension”) of a portion of its revolving credit commitments, amounting to $1.25 billion, and a portion of its outstanding term A loans, amounting to $444.9 million to April 6, 2026, and make certain other changes to the covenants and other provisions therein. After giving effect to the Extension, $250.0 million of the prior revolving credit commitments and $215.1 million of term A loans remained outstanding with a maturity of March 22, 2023. The revolving credit commitments due in March of 2023 were terminated in November 2021 and the term A loans due in March of 2023 were repaid in full in April 2022 (see Term Loan A Prepayment discussion above).
See the
Accounting for the Credit Agreement Amendment
section further below.
Term Loan B Repurchases.
During the year ended March 31, 2022, the Company completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

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Loss on Extinguishment of Debt
During the fiscal years ended March 31, 2024, 2023, and 2022, the Company recorded a loss on extinguishment of debt related to the transactions described above as summarized in the table below.

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Loss on Extinguishment of Debt:
Production loan prepayment (1)	$(1.3)	$—	$—
Term Loan A prepayment	—	(1.3)	—
Credit Agreement amendment (Revolving Credit Facility and Term Loan A) (2)	—	—	(1.7)
Termination of a portion of Revolving Credit Facility commitments	—	—	(1.1)
Term Loan B repurchases and other	—	—	(0.6)

	$(1.3)	$(1.3)	$(3.4)

(1)	Represents issuance costs written off in connection with the early prepayment of certain production loans (see Note 8).
(2)	See Accounting for the Credit Agreement Amendment section below.
Accounting for the Credit Agreement Amendment in Fiscal 2022:
Revolving Credit Facility Credit Agreement Amendment on April 6, 2021.

•
Unamortized debt issuance costs:
Where the borrowing capacity (measured as the amount available under the revolving credit facility multiplied by the remaining term) was less than it was prior to the amendment measured on a creditor-by-creditor
basis, the unamortized debt issuance costs were written off as a loss on extinguishment of debt in proportion to the decrease in borrowing capacity.

•
Fees paid to creditors and third-party costs:
All fees paid to creditors or third parties (i.e., new debt issuance costs) are being amortized over the term of the Revolving Credit Facility due in 2026.

Term Loan A Credit Agreement Amendment on April
 6, 2021.
With respect to substantially all creditors participating in the Term Loan A, the amendment of the credit agreement was considered a modification of terms since the present value of the cash flows after the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor
basis prior to the amendment. Where the cash flows differed by more than 10% on a creditor by creditor basis, that portion was considered a debt extinguishment. For new participating creditors, their portion of the debt was treated as new issuances to new creditors. Accordingly, the associated costs were accounted for as follows:

•
Unamortized debt issuance costs, third-party costs and fees paid to creditors:
To the extent the refinancing was considered a modification of terms, the unamortized debt issuance costs and fees paid to creditors were recorded as a reduction of the applicable debt outstanding, and are being amortized over the applicable term of the debt and the third-party costs were expensed as a loss on extinguishment of debt. To the extent the refinancing was considered an extinguishment, the unamortized debt issuance costs and fees paid to creditors were expensed as a loss on extinguishment of debt, and the third-party costs were recorded as a reduction of the applicable debt outstanding and are being amortized over the applicable term of the debt. To the extent there was a reduction of the outstanding balance on a creditor-by-creditor
basis (i.e., a partial prepayment of debt), previously incurred unamortized debt issuance costs and fees were expensed as a loss on extinguishment of debt on the combined statement of operations.

For all of the above transactions, debt issuance costs recorded as a reduction of outstanding debt are amortized using the effective interest method.

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The following table summarizes the accounting for the Credit Agreement Amendment on April 6, 2021, as described above:

	Year Ended March 31, 2022
	Loss on Extinguishment of Debt	Recorded as a Reduction of Outstanding Debt Balances & Amortized Over Life of New Issuances	Total
	(Amounts in millions)
Credit Agreement amendment (Revolving Credit Facility and Term Loan A):
New debt issuance costs and call premiums	$0.6	$5.6	$6.2
Previously incurred debt issuance costs	1.1	18.4	19.5

	$1.7	$24.0	$25.7

8. Film Related Obligations

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Film related obligations:
Production Loans	$1,292.2	$1,349.9
Production Tax Credit Facility	260.0	231.8
Backlog Facility and Other	287.3	226.0
IP Credit Facility	109.9	143.8

Total film related obligations	1,949.4	1,951.5
Unamortized issuance costs	(11.4)	(11.4)

Total film related obligations, net	1,938.0	1,940.1
Less current portion	(1,393.1)	(923.7)

Total non-current film related obligations	$544.9	$1,016.4

The following table sets forth future annual repayment of film related obligations as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Production Loans	$973.3	$318.9	$—	$—	$—	$—	$1,292.2
Production Tax Credit Facility (1)	260.0	—	—	—	—	—	260.0
Backlog Facility and Other (1)	118.8	24.1	—	144.4	—	—	287.3
IP Credit Facility (2)	41.0	50.1	18.8	—	—	—	109.9

	$1,393.1	$393.1	$18.8	$144.4	$—	$—	$1,949.4

Less unamortized issuance costs							(11.4)

							$1,938.0

(1)
The repayment dates are based on the projected future amount of collateral available under these facilities. Net advances and payments under these facilities can fluctuate depending on the amount of collateral available.

(2)
Repayment dates are based on the projected future cash flows generated from the exploitation of the rights, subject to a minimum guaranteed payment amount, as applicable (see further information below).

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5

Production Loans
.
Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR-based interest at a weighted average rate of 6.96% (before the impact of interest rate swaps, see Note 18 for interest rate swaps). Production loans amounting to $1,028.9 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $263.3 million are unsecured.
Production Tax Credit Facility.
In January 2021, as amended in March 2024, the Company entered into a non-recourse
senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.
The maximum principal amount of the Production Tax Credit Facility is $260.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. As of March 31, 2024, tax credit receivables amounting to $341.4 million represented collateral related to the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 6.92% at March 31, 2024). The Production Tax Credit Facility matures on January 27, 2025.
As of March 31, 2024, there were no material amounts available under the Production Tax Credit Facility.
IP Credit Facility.
In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “IP Credit Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain acquired library titles. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the IP Credit Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2023	$30.4	November 14, 2023
September 30, 2024	$60.7	November 14, 2024
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027
Advances under the IP Credit Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 7.75% at March 31, 2024). The IP Credit Facility matures on July 30, 2027.
Backlog Facility and Other:
Backlog Facility.
In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the

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amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 6.57% at March 31, 2024). The Backlog Facility revolving period ends on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2024, there was $175.0 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2023 -$175.0 million outstanding).
Other.
The Company has other loans, which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2024, there was $112.3 million outstanding under the “other” loans, incurring SOFR-based interest at a weighted average rate of 6.89%, of which $24.1 million has a contractual repayment date in July 2025 and $88.2 million has a contractual repayment date in April 2027. As of March 31, 2024, accounts receivable amounting to $47.8 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2024 amounting to $84.5 million represented collateral related to the “other” loans.
9. Leases
The Company has operating leases primarily for office space, studio facilities, and other equipment. The Company’s leases have remaining lease terms of up to approximately 12.25 years.
The following disclosures are based on leases whereby the Company has a contract for which the leased asset and lease liability is recognized on the Company’s combined balance sheets and reflect leases related to the Studio Business’s operations and Lionsgate corporate leases. The amounts presented are not necessarily indicative of future lease arrangements and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.
The components of lease cost were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Operating lease cost (1)	$48.7	$35.3	$42.1
Short-term lease cost (2)	96.2	145.0	233.1
Variable lease cost (3)	3.0	2.8	1.3

Total lease cost	$147.9	$183.1	$276.5

(1)
Operating lease cost amounts primarily represent the amortization of right-of-use
assets and are included in the “other amortization” line of the combined statements of cash flows. Amounts include costs capitalized during the period for leased assets used in the production of film and television programs.

(2)	Short-term lease cost primarily consists of leases of facilities and equipment associated with film and television productions and are capitalized when incurred.
(3)	Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

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Supplemental balance sheet information related to leases was as follows:

Category	Balance Sheet Location	March 31, 2024	March 31, 2023
Operating Leases		(Amounts in millions)
Right-of-use assets	Other assets - non-current	$344.3	$116.8

Lease liabilities (current)	Other accrued liabilities	$44.4	$37.7
Lease liabilities (non-current)	Other liabilities - non-current	329.7	96.4

		$374.1	$134.1

	March 31, 2024	March 31, 2023
Weighted average remaining lease term (in years):
Operating leases	9.4	4.3

Weighted average discount rate:
Operating leases	5.37%	3.65%
The expected future payments relating to the Company’s lease liabilities at March 31, 2024 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31,
2025	$62.9
2026	56.1
2027	49.3
2028	49.2
2029	45.4
Thereafter	220.8

Total lease payments	483.7
Less imputed interest	(109.6)

Total	$374.1

As of March 31, 2024, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities, for which construction related to those leases has not yet been completed. The leases are for terms up to 12.25 years, commencing upon completion of construction (currently expected to be ranging from calendar years 2025 to 2026). The leases include an option to extend the initial term for an additional 10 years to 12 years. The total minimum lease payments under these leases in aggregate are approximately $250.9 million.
10. Fair Value Measurements
Fair Value
Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Fair Value Hierarchy
Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value

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hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.
The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2024 and 2023:

	March 31, 2024			March 31, 2023
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(Amounts in millions)
Assets:
Forward exchange contracts (see Note 18)	$—	$—	$—	$—	$2.9	$2.9
Interest rate swaps (see Note 18)	—	35.6	35.6	—	41.1	41.1

Liabilities:
Forward exchange contracts (see Note 18)	—	(2.8)	(2.8)	—	(0.1)	(0.1)
The following table sets forth the carrying values and fair values of the Company’s outstanding debt, film related obligations, and interest rate swaps at March 31, 2024 and 2023:

	March 31, 2024		March 31, 2023
	(Amounts in millions)
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
		(Level 2)		(Level 2)
Term Loan A	$396.6	$397.3	$424.2	$415.4
Term Loan B	816.9	818.1	827.2	817.1
Production Loans	1,286.2	1,292.2	1,346.1	1,349.9
Production Tax Credit Facility	258.7	260.0	229.4	231.8
Backlog Facility and Other	285.4	287.3	223.7	226.0
IP Credit Facility	107.6	109.9	140.8	143.8

(1)
The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, other liabilities, and borrowings under the Revolving Credit Facility, if any. The carrying values of these financial instruments approximated the fair values at March 31, 2024 and 2023.

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11. Noncontrolling Interests
Redeemable Noncontrolling Interests
Redeemable noncontrolling interests (included in temporary equity on the combined balance sheets) primarily relate to 3 Arts Entertainment and Pilgrim Media Group, as further described below.
Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1).
The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Beginning balance	$343.6	$321.2	$219.1
Net loss attributable to redeemable noncontrolling interests	(14.9)	(9.2)	(17.7)
Noncontrolling interests discount accretion	—	13.2	22.7
Adjustments to redemption value	83.4	78.4	98.6
Other (1)	(93.2)	1.7	—
Cash distributions	(1.0)	(6.6)	(1.5)
Purchase of noncontrolling interest	(194.6)	(55.1)	—

Ending balance	$123.3	$343.6	$321.2

(1)	In fiscal 2024, amounts represent the reclassification of a portion of the 3 Arts Entertainment redeemable noncontrolling interest from mezzanine equity to a liability, as further described below.
3 Arts Entertainment:
Accounting Prior to Acquisition of Additional Interest on January
 2, 2024.
As of March 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the year ended March 31, 2024. The put and call options were determined to be embedded in the noncontrolling interest, and because the put rights were outside the control of the Company, the noncontrolling interest holder’s interest prior to the modification discussed below was included in redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets.
The noncontrolling interest holders are employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders’ participation in the put and call proceeds was based on the noncontrolling interest holders’ performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participation in distributions cease and the put and call value was discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions were accounted for as compensation and were being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount was accounted for as compensation, and amortized over the vesting period within general and administrative expense and reflected as an addition to redeemable noncontrolling interest over the vesting period which ended in November 2022.

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A portion of the purchase price of the controlling interest in 3 Arts Entertainment, up to $38.3 million, was recoupable for a five-year period commencing on the acquisition date of May 29, 2018, contingent upon the continued employment of certain employees, or the achievement of certain EBITDA targets, as defined in the 3 Arts Entertainment acquisition and related agreements. Accordingly, $38.3 million was initially recorded as a deferred compensation arrangement within other current and non-current
assets and was amortized in general and administrative expenses over the five-year period ended May 29, 2023.
Acquisition of Additional Interest.
On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for $194.1 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to the Company and Lionsgate the right to purchase their remaining (24%) interest beginning in January 2027.
The purchase of the additional 25% interest in 3 Arts Entertainment for $194.1 million was recorded as a reduction of noncontrolling interest which had previously been adjusted to its redemption value, which equaled fair value. At the completion of the purchase, a portion of the noncontrolling interest continued to be considered compensatory, as it was subject to forfeiture provisions upon termination of employment under certain circumstances, and the remaining portion represented the noncontrolling interest holders’ fully vested equity interest. Under the new arrangement, the holders’ right to sell their interest to the Company, and the Company’s right to purchase the noncontrolling interest, are based on a formula-based amount (i.e., a fixed EBITDA multiple), subject to a minimum purchase price, rather than being based on fair value. Since the redemption features described above were based on a formula using a fixed multiple, the compensatory portion of the noncontrolling interest is now considered a liability award, and as a result, approximately $93.2 million was reclassified from mezzanine equity to a liability, and is reflected in “other liabilities -
non-current”
in the combined balance sheet at March 31, 2024. In addition, because the new arrangement represented a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million in the quarter ended March 31, 2024, representing the excess of the fair value of the modified award over amounts previously expensed. This incremental expense was reflected in “restructuring and other” in the combined statement of operations, and as a reduction of accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1) in equity, reflected in the “redeemable noncontrolling interests adjustments to redemption value” line item in the combined statements of equity (deficit).
As of March 31, 2024, the Company had a remaining redeemable noncontrolling interest balance related to 3 Arts Entertainment of $93.2 million, reflecting the fully vested equity portion of the noncontrolling interest, which remains classified as redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets due to the purchase and sale rights beginning in 2027 which were determined to be embedded in the noncontrolling interest, and are outside the control of the Company. The redeemable noncontrolling interest will be adjusted to its redemption value through accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1) through the sale or purchase right date in January 2027. The liability component of the noncontrolling interest, amounting to $93.2 million at March 31, 2024, will be reflected at its estimated redemption value, with any changes in estimated redemption value recognized as a charge or benefit in general and administrative expense in the combined statement of operations over the vesting period (i.e., the period from January 2, 2024 to the sale or purchase right date in January 2027). Earned distributions continue to be accounted for as compensation since such amounts are allocated based on performance, and are being expensed within general and administrative expense as incurred.

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Pilgrim Media Group:
In connection with the acquisition of a controlling interest in Pilgrim Media Group on November 12, 2015, the Company recorded a redeemable noncontrolling interest of $90.1 million, representing 37.5% of Pilgrim Media Group. Pursuant to an amendment dated April 2, 2021, the put and call rights associated with the Pilgrim Media Group noncontrolling interest were extended and modified, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the Company paid $36.5 million as settlement of the exercised put option, and recorded a reduction to redeemable noncontrolling interest of $55.1 million representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the settlement of the put recorded as an increase to accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1) of $18.6 million. The noncontrolling interest holder has a right to put and the Company has a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company and require partial cash settlement, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets.
Other:
The Company has other immaterial redeemable noncontrolling interests.
Other Noncontrolling Interests
The Company has other immaterial noncontrolling interests that are not redeemable.
12. Revenue
Revenue by Segment, Market or Product Line
The table below presents revenues by segment, market or product line for the fiscal years ended March 31, 2024, 2023 and 2022. The Motion Picture and Television Production segments include the revenues of eOne from the acquisition date of December 27, 2023 (see Note 2).

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$226.5	$120.7	$65.3
Home Entertainment
Digital Media	652.3	527.5	497.1
Packaged Media	84.0	70.5	115.0

Total Home Entertainment	736.3	598.0	612.1
Television	274.4	217.8	257.9
International	391.0	365.0	234.4
Other	28.1	22.2	15.6

Total Motion Picture revenues (1)	1,656.3	1,323.7	1,185.3

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	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)

Television Production
Television	788.5	1,144.3	1,094.5
International	228.8	277.7	256.5
Home Entertainment
Digital Media	240.6	241.7	85.1
Packaged Media	2.0	3.3	6.9

Total Home Entertainment	242.6	245.0	92.0
Other	70.2	93.1	88.0

Total Television Production revenues (2)	1,330.1	1,760.1	1,531.0

Total revenues	$2,986.4	$3,083.8	$2,716.3

(1)
Total Motion Picture revenues for the years ended March 31, 2024, 2023 and 2022, includes $128.2 million, $44.2 million, and $38.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)
Total Television Production revenues for the years ended March 31, 2024, 2023 and 2022, includes $417.7 million, $731.3 million, and $610.2 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Remaining Performance Obligations
Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2024 are as follows:

	Year Ending March 31,
	2025	2026	2027	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$1,180.1	$486.3	$48.5	$51.0	$1,765.9

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.
Revenues of $290.6 million, including variable and fixed fee arrangements, were recognized during the year ended March 31, 2024 from performance obligations satisfied prior to March 31, 2023. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand
formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.
Accounts Receivable, Contract Assets and Deferred Revenue
The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue (see Note 1). See the combined balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at March 31, 2024 and 2023.
Accounts Receivable.
Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk

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categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.
The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.
Changes in the provision for doubtful accounts consisted of the following:

	March 31, 2023	(Benefit) provision for doubtful accounts	Other (1)	Uncollectible accounts written-off (2)	March 31, 2024
	(Amounts in millions)
Trade accounts receivable	$8.7	$(0.3)	$1.3	$(3.3)	$6.4

(1)	Represents the provision for doubtful accounts acquired in the acquisition of eOne (see Note 2).
(2)	Represents primarily accounts receivable previously reserved for bad debt from customers in Russia, related to Russia’s invasion of Ukraine.
Contract Assets.
Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire. See Note 19 for further details of contract assets at March 31, 2024 and 2023.
Deferred Revenue.
Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. At March 31, 2024, the current portion of deferred revenue includes $65.6 million from the acquisition of eOne (see Note 2). Revenues of $113.1 million were recognized during the year ended March 31, 2024, related to the balance of deferred revenue at March 31, 2023.
13. Share-Based Compensation
General.
In September
2019, and as amended in 2021, Lionsgate shareholders approved the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Lionsgate Plan”) previously adopted by Lionsgate’s Board of Directors (the “Lionsgate Board”). Certain Company employees were granted stock options, restricted share units or share appreciation rights under the 2019 Lionsgate Plan.
The following disclosures of unit data are based on grants related directly to Company employees and Lionsgate corporate and shared employees, and exclude unit data related to employees of the Starz Business. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.
Stock options are generally granted at exercise prices equal to or exceeding the market price of shares of existing Lionsgate common stock at the date of grant. Substantially all stock options vest ratably over one
 to
five
from the grant date based on continuous service and expire
seven
to
ten
years from the date of grant. Restricted stock and restricted share units generally vest ratably over one
to
three years
based on continuous service. Lionsgate satisfies stock option exercises and vesting of restricted stock and restricted share units with newly issued shares.

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The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the combined financial statements is recorded over the requisite service period. Further, Lionsgate estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense allocated to the Company and recognized in the Company’s combined financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.
Share-Based Compensation Expense.
The Company recognized the following share-based compensation expense during the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Compensation Expense:
Stock options	$1.7	$2.3	$9.6
Restricted share units and other share-based compensation	37.7	39.3	38.6
Share appreciation rights	0.4	0.9	2.4

Total Studio employee share-based compensation expense	39.8	42.5	50.6
Corporate allocation of share-based compensation	15.0	26.7	19.6

	54.8	69.2	70.2
Impact of accelerated vesting on equity awards (1)	7.7	4.2	—

Total share-based compensation expense	62.5	73.4	70.2

Tax impact (2)	(15.1)	(17.8)	(16.7)

Reduction in net income	$47.4	$55.6	$53.5

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)	Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements prior to the effects of changes in the valuation allowance.
Share-based compensation expense, by expense category, consisted of the following:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$54.8	$69.2	$70.2
Restructuring and other	7.7	4.2	—

	$62.5	$73.4	$70.2

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Stock Options
The following table sets forth the stock option, and share appreciation rights (“SARs”) activity on grants related directly to the Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2024:

	Stock Options and SARs
	Existing Class A Common Stock					Existing Class B Common Stock
	Number of Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (2)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (2)
	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2023	4.3		$26.35			19.0	$15.50
Granted	—		$—			0.3	$8.88
Exercised	—	(1)	$7.70			(0.1)	$7.11
Forfeited or expired	(1.9)		$30.81			(2.1)	$27.72

Outstanding at March 31, 2024	2.4		$22.96	2.51	$0.1	17.1	$13.92	5.12	$5.9

Vested or expected to vest at March 31, 2024	2.4		$22.96	2.51	$0.1	17.0	$13.94	5.11	$5.9

Exercisable at March 31, 2024	2.4		$22.96	2.51	$0.1	16.4	$14.16	4.96	$5.6

(1)	Represents less than 0.1 million shares.
(2)	The intrinsic value is calculated for each in the money stock option and SAR as the difference between the closing price of Lionsgate’s common stock on March 31, 2024 and the exercise price.
The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the years ended March 31, 2024, 2023 and 2022, and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended:

	Year Ended March 31,
	2024	2023	2022
Weighted average fair value of grants	$4.63	$4.56	$6.16
Weighted average assumptions:
Risk-free interest rate (1)	4.3% - 4.5%	2.8% - 3.7%	1.1% - 2.45%
Expected option lives (in years) (2)	3.3 - 7 years	3.5 - 7 years	3.3 - 7 years
Expected volatility for options (3)	46% - 47%	44%	42% - 44%
Expected dividend yield (4)	0%	0%	0%

(1)	The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)	The expected term of options granted represents the period of time that options granted are expected to be outstanding.

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(3)	Expected volatilities are based on implied volatilities from traded options on Lionsgate’s shares, historical volatility of Lionsgate’s shares and other factors.
(4)	The expected dividend yield is estimated by dividing the expected annual dividend by the market price of Lionsgate’s shares at the date of grant.
The total intrinsic value (based on Lionsgate’s share price) of options exercised during the year ended March 31, 2024 was $0.2 million (2023— $1.1 million, 2022— $2.1 million ).
During the year ended March 31, 2024, less than 0.1 million shares (2023 and 2022— less than 0.1 million shares) were cancelled to fund withholding tax obligations upon exercise of options.
Restricted Share
Units
The following table sets forth the restricted share unit and restricted stock activity on grants related directly to Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2024:

	Restricted Share Units and Restricted Stock
	Existing Class A Common Stock		Weighted- Average Grant- Date Fair Value	Existing Class B Common Stock	Weighted- Average Grant- Date Fair Value
	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2023	—	(1)	$10.95	10.8	$9.90
Granted	0.1		$8.87	6.3	$8.22
Vested	—	(1)	$10.89	(7.0)	$9.37
Forfeited	—		$—	(0.3)	$8.64

Outstanding at March 31, 2024	0.1		$9.27	9.8	$8.93

(1)	Represents less than 0.1 million shares.
The fair values of restricted share units and restricted stock are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units and restricted stock vested during the year ended March 31, 2024 was $67.5 million (2023 - $40.0 million, 2022 - $51.0 million).
The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2024 related to non-vested
stock options and restricted stock and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Stock Options	$2.3	1.5
Restricted Share Units and Restricted Stock	40.5	1.6

Total (1)	$42.8

(1)	Represents remaining unrecognized compensation cost related to the Company’s employees and an allocation of compensation costs for Lionsgate corporate and shared service employees.
Under Lionsgate’s stock option and long term incentive plans, Lionsgate withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units and restricted stock. During the year ended March 31, 2024, 3.0 million shares (2023 — 1.5 million shares, 2022—1.8 million shares) were withheld upon the vesting of restricted share units and restricted stock.

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Lionsgate, and hence the Company, becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders
of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.
The Company recognized excess tax deficiencies of $7.4 million associated with its equity awards in its tax provision for the year ended March 31, 2024 (2023— benefits of $8.7 million, 2022 — deficiencies of $12.7 million).
Other Share-Based Compensation
Pursuant to the terms of certain employment agreements, during the year ended March 31, 2024, Lionsgate granted the equivalent of $2.3 million (2023 - $2.3 million, 2022 - $2.3 million) in shares to certain Company employees through the term of their employment contracts, which were recorded as compensation expense in the applicable period. Pursuant to this arrangement, for the year ended March 31, 2024, Lionsgate issued 0.2 million shares (2023 - 0.3 million shares, 2022-0.1 million shares), net of shares withheld to satisfy minimum tax withholding obligations.
14. Income Taxes
The components of pretax income (loss), net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
United States	$(143.8)	$(33.5)	$20.4
International	71.1	38.9	(9.2)

	$(72.7)	$5.4	$11.2

The Company’s current and deferred income tax provision are as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Current provision:
Federal	$20.4	$3.2	$5.7
States	5.6	(0.5)	3.2
International	12.6	10.0	7.2

Total current provision	38.6	$12.7	$16.1

Deferred provision:
Federal	(3.4)	0.4	0.9
States	0.3	(0.1)	0.3
International	(1.3)	1.3	—
Total deferred provision	(4.4)	1.6	1.2

Total provision for income taxes	$34.2	$14.3	$17.3

The Company’s income tax provision differs from the federal statutory rate multiplied by pre-tax
income (loss) due to the mix of the Company’s
pre-tax
income (loss) generated across the various jurisdictions in which it operates, changes in the valuation allowance against deferred tax assets, and certain minimum taxes and foreign withholding taxes.

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The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision are as set forth below:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Income taxes computed at Federal statutory rate	$(15.3)	$1.1	$2.4
Foreign operations subject to different income tax rates	6.8	5.0	7.1
State income tax	5.9	(0.6)	3.5
Remeasurements of originating deferred tax assets and liabilities	4.7	(4.7)	(9.2)
Permanent differences	0.1	2.1	—
Nondeductible share-based compensation	1.2	1.8	(2.7)
Nondeductible officers compensation	7.7	9.8	5.1
Non-controlling interest in partnerships	18.6	1.8	3.7
Foreign derived intangible income	(2.4)	(1.4)	—
Other	2.7	1.7	1.5
Changes in valuation allowance	4.2	(2.3)	5.9

Total provision for income taxes	$34.2	$14.3	$17.3

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Deferred tax assets:
Net operating losses	$241.9	$94.1
Foreign tax credits	—	7.2
Intangible assets	9.5	—
Accrued compensation	42.9	50.7
Operating leases- liabilities	83.5	24.4
Other assets	50.7	14.5
Reserves	21.1	8.0
Interest	68.0	21.8

Total deferred tax assets	517.6	220.7
Valuation allowance	(341.6)	(152.2)

Deferred tax assets, net of valuation allowance	176.0	68.5
Deferred tax liabilities:
Intangible assets	—	(8.0)
Investment in film and television programs	(56.9)	(3.6)
Unrealized gains on derivative contracts	(32.9)	(33.5)
Operating leases - assets	(78.2)	(21.9)
Other	(21.7)	(19.6)

Total deferred tax liabilities	(189.7)	(86.6)

Net deferred tax liabilities	$(13.7)	$(18.1)

The Company has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. and foreign net operating loss carryforwards and U.S. foreign tax credit carryforwards as sufficient uncertainty exists regarding the future realization of these assets.

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As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Note 1, at March 31, 2024, the Company had state net operating loss carryforwards of approximately of approximately $251.6 million, which would expire in varying amounts beginning in 2025, Canada net operating loss carryforwards of approximately $359.6 million which expire in varying amounts beginning in 2036, Spain net operating loss carryforwards of approximately $96.1 million which expire in varying amounts beginning in 2036, and U.K. net operating loss carryforwards of approximately $95.1 million with no expiration. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss carryforwards of the Studio Business.
The following table summarizes the changes to the gross unrecognized tax benefits, exclusive of interest and penalties, for the years ended March 31, 2024, 2023 and 2022:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2021	$0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	0.4
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2022	1.0
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.7)

Gross unrecognized tax benefits at March 31, 2023	0.3
Increases related to current year tax position	—
Increases related to prior year tax positions	5.3
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.3)

Gross unrecognized tax benefits at March 31, 2024	$5.3

The Company records interest and penalties on
unrecognized
tax benefits as part of its income tax provision. For the years ended March 31, 2024, 2023 and 2022, the Company recognized insignificant amounts of net interest and penalties related to uncertain tax positions. The total amount of unrecognized tax benefits as of March 31, 2024 that, if recognized, would benefit the Company’s tax provision are $0.4 million. The Company estimates the liability for unrecognized tax benefits may decrease by approximately $1.5 million in the next twelve months.
The Company is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating loss carryforwards were generated and carried forward and make adjustments up to the amount of the net operating loss carryforwards. Currently, audits are occurring in various U.S. federal, state and local tax jurisdictions for tax years ended in 2018 through 2020. Lionsgate is currently under examination by the Canadian tax authority for the years ended March 31, 2018 through March 31, 2019.

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15. Restructuring and Other
Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. During the years ended March 31, 2024, 2023 and 2022, the Company also incurred certain other unusual charges or benefits, which are included in direct operating expense and distribution and marketing expense in the combined statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Restructuring and other:
Content and other impairments (1)	$12.8	$5.9	$—
Severance (2)
Cash	27.5	10.8	2.8
Accelerated vesting on equity awards (see Note 13)	7.7	4.2	—

Total severance costs	35.2	15.0	2.8
COVID-19 related charges included in restructuring and other	—	0.1	1.0
Transaction and other costs (3)	84.9	6.2	2.5

Total Restructuring and Other	132.9	27.2	6.3

Other unusual charges not included in restructuring and other or the Company’s operating segments:
Content charges included in direct operating expense (4)	1.5	8.1	—
COVID-19 related charges (benefit) included in direct operating expense (5)	(0.9)	(8.9)	(5.2)
Charges related to Russia’s invasion of Ukraine included in direct operating expense (6)	—	—	5.9

Total restructuring and other and other unusual charges not included in restructuring and other	$133.5	$26.4	$7.0

(1)
Amounts in the fiscal year ended March 31, 2024 include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. Amounts in the fiscal year ended March 31, 2023 include an impairment of an operating lease right-of-use
asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)
Severance costs in the fiscal years ended March 31, 2024, 2023 and 2022 were primarily related to restructuring activities and other cost-saving initiatives. In fiscal 2024, amounts were due to restructuring activities including integration of the acquisition of eOne and our Motion Picture and Television Production segment.

(3)
Amounts in the fiscal years ended March 31, 2024, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over

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amounts previously expensed. See Note 11 for further information. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the separation of the Starz Business from the Studio Business.
(4)
Amounts represent certain unusual content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across the Company’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the combined statement of operations.

(5)
Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries of $1.0 million, $8.4 million and $15.6 million in fiscal 2024, 2023 and 2022, respectively. In fiscal years ended March 31, 2024, 2023 and 2022, insurance recoveries exceeded the incremental costs expensed in the year, resulting in a net benefit included in direct operating expense. The Company is in the process of seeking additional insurance recovery for some of these costs. The ultimate amount of insurance recovery cannot be estimated at this time.

(6)
Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receiva ble f
rom customers in Russia, included in direct operating expense in the combined statements of operations.

Changes in the restructuring and other severance liability were as follows for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Severance liability
Beginning balance	$3.7	$0.8	$3.9
Accruals	27.5	10.8	2.8
Severance payments	(11.9)	(7.9)	(5.9)

Ending balance (1)	$19.3	$3.7	$0.8

(1)	As of March 31, 2024, the remaining severance liability of approximately $19.3 million is expected to be paid in the next 12 months.
16. Segment Information
The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.
The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.
Motion Picture.
Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

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Television Production.
Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction
programming. Television Production includes the licensing of Starz original series productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.
Segment information is presented in the table below. The Motion Picture and Television Production segments include the results of operations of eOne from the acquisition date of December 27, 2023 (see Note 2).

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Segment revenues
Motion Picture	$1,656.3	$1,323.7	$1,185.3
Television Production	1,330.1	1,760.1	1,531.0

Total revenue	$2,986.4	$3,083.8	$2,716.3

Gross contribution
Motion Picture	$433.3	$386.3	$356.0
Television Production	204.7	185.3	124.1

Total gross contribution	638.0	571.6	480.1
Segment general and administration
Motion Picture	113.9	109.8	93.1
Television Production	57.9	51.9	40.2

Total segment general and administration	171.8	161.7	133.3
Segment profit
Motion Picture	319.4	276.5	262.9
Television Production	146.8	133.4	83.9

Total segment profit	$466.2	$409.9	$346.8

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain charges related to the
COVID-19
global pandemic, charges related to Russia’s invasion of Ukraine, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

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The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Company’s total segment profit	$466.2	$409.9	$346.8
Corporate general and administrative expenses (1)	(110.6)	(100.9)	(80.0)
Adjusted depreciation and amortization (2)	(10.5)	(12.2)	(12.4)
Restructuring and other	(132.9)	(27.2)	(6.3)
COVID-19 related benefit (charges) included in direct operating expense and distribution and marketing expense (3)	0.9	8.9	5.2
Content charges (4)	(1.5)	(8.1)	—
Charges related to Russia’s invasion of Ukraine (5)	—	—	(5.9)
Adjusted share-based compensation expense (6)	(54.8)	(69.2)	(70.2)
Purchase accounting and related adjustments (7)	(17.1)	(61.6)	(65.3)

Operating income	139.7	139.6	111.9
Interest expense	(222.5)	(162.6)	(115.0)
Interest and other income	19.2	6.4	28.0
Other expense	(20.0)	(21.2)	(8.6)
Loss on extinguishment of debt	(1.3)	(1.3)	(3.4)
Gain on investments, net	3.5	44.0	1.3
Equity interests income (loss)	8.7	0.5	(3.0)

Income (loss) before income taxes	$(72.7)	$5.4	$11.2

(1)
Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 20). Amount excludes allocation of share-based compensation expense discussed below. The costs included in corporate general and administrative expenses represent certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

(2)
Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined statements of operations less the depreciation and amortization related to the non-cash
fair value adjustments to property and equipment and intangible assets acquired in acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Depreciation and amortization	$15.6	$17.9	$18.1
Less: Amount included in purchase accounting and related adjustments	(5.1)	(5.7)	(5.7)

Adjusted depreciation and amortization	$10.5	$12.2	$12.4

(3)
Amounts represent the incremental costs, if any, included in direct operating expense and distribution and marketing expense resulting from circumstances associated with the
COVID-19
global pandemic, net of

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insurance recoveries. During the fiscal years ended March 31, 2024, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period (see Note 15). These benefits (charges) are excluded from segment operating results.
(4)	Content charges represent certain charges included in direct operating expense in the combined statements of operations, and excluded from segment operating results (see Note 15).
(5)
Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations, and excluded from segment operating results.

(6)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Total share-based compensation expense (i)	$62.5	$73.4	$70.2
Less:
Amount included in restructuring and other (ii)	(7.7)	(4.2)	—

Adjusted share-based compensation	$54.8	$69.2	$70.2

(i)
Total share-based compensation expense in the years ended March 31, 2024, 2023 and 2022 includes $15.0 million, $26.7 million and $19.6 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense.

(ii)
Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(7)
Purchase accounting and related adjustments primarily represent the amortization of non-cash
fair value adjustments to certain assets acquired in acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$0.7	$0.4
General and administrative expense (i)	12.0	55.2	59.2
Depreciation and amortization	5.1	5.7	5.7

	$17.1	$61.6	$65.3

(i) These adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash
charges for the accretion of the noncontrolling interest discount related to Pilgrim Media Group (through June 2021) and 3 Arts Entertainment (through November 2022), and the amortization of the recoupable portion of the purchase price (through May 2023) related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statements of operations due to the relationship to continued employment.

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	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Amortization of recoupable portion of the purchase price	$1.3	$7.7	$7.7
Noncontrolling interest discount amortization	—	13.2	22.7
Noncontrolling equity interest in distributable earnings	10.7	34.3	28.8

	$12.0	$55.2	$59.2

See Note 12 for revenues by media or product line as broken down by segment for the fiscal years ended March 31, 2024, 2023, and 2022.
The following table reconciles segment general and administration to the Company’s total combined general and administration expense:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$171.8	$161.7	$133.3
Corporate general and administrative expenses	110.6	100.9	80.0
Share-based compensation expense included in general and administrative expense (1)	54.8	69.2	70.2
Purchase accounting and related adjustments	12.0	55.2	59.2

	$349.2	$387.0	$342.7

(1)
Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $15.0 million in fiscal year 2024 (2023- $26.7 million, 2022 - $19.6 million).

The reconciliation of total segment assets to the Company’s total combined assets is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Assets
Motion Picture	$1,851.4	$1,759.4
Television Production	2,347.8	1,949.1
Other unallocated assets (1)	903.8	704.2

	$5,103.0	$4,412.7

(1)	Other unallocated assets primarily consist of cash, other assets and investments.

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The following table sets forth acquisition of investment in films and television programs, as broken down by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Acquisition of investment in films and television programs
Motion Picture	$418.1	$484.5	$463.1
Television Production	702.4	1,083.9	1,287.0

	$1,120.5	$1,568.4	$1,750.1

The following table sets forth capital expenditures, as broken down by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Capital expenditures
Motion Picture	$—	$—	$—
Television Production	0.3	0.3	0.4
Corporate (1)	9.6	6.2	5.7

	$9.9	$6.5	$6.1

(1)	Represents unallocated capital expenditures primarily related to the Company’s corporate headquarters.
Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenue
Canada	$70.4	$64.0	$56.7
United States	2,262.3	2,348.8	2,084.0
Other foreign	653.7	671.0	575.6

	$2,986.4	$3,083.8	$2,716.3

Long-lived assets by geographic location are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Long-lived assets (1)
United States	$2,047.6	$1,736.5
Other foreign	263.0	190.8

	$2,310.6	$1,927.3

(1)	Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, interest rate swaps, intangible assets, goodwill and deferred tax assets.

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For the years ended March 31, 2024, 2023 and 2022, the Company had revenue from the Starz Business of $545.9 million, $775.5 million and $648.2 million, respectively, which represented greater than 10% of combined revenues, primarily related to the Company’s Television Production segment (see Note 20). For the year ended March 31, 2024, the Company had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $411.1 million, related to the Company’s Motion Picture and Television Production segments. For the year ended March 31, 2023, the Company had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $337.1 million, related to the Company’s Motion Picture and Television Production segments.
As of March 31, 2024, the Company had accounts receivable due from two customers which individually represented greater than 10% of combined accounts receivable. Accounts receivable due from these two customers amounted to 12.5% and 10.8% of total combined accounts receivable (current and non-current)
at March 31, 2024, respectively, or gross accounts receivable of approximately $100.9 million and $86.8 million, respectively. As of March 31, 2023, the Company had accounts receivable due from one customer which individually represented greater than 10% of combined accounts receivable and amounted to 10.5% of total combined accounts receivable (current and non-current)
at March 31, 2023, or gross accounts receivable of approximately $60.0 million. In addition, the Company had amounts due from the Starz Business of $33.4 million and $157.6 million at March 31, 2024 and 2023, respectively, which are separately presented in the “Due from Starz Business” line item of the combined balance sheets (see Note 20).
17. Commitments and Contingencies
Commitments
The following table sets forth the Company’s future annual repayment of contractual commitments as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments (1)	$221.4	$45.6	$11.8	$4.5	$—	$—	$283.3
Interest payments (2)	126.3	39.5	9.9	3.1	—	—	178.8
Other contractual obligations	98.5	57.3	47.7	35.7	32.4	178.3	449.9

Total future commitments under contractual obligations (3)	$446.2	$142.4	$69.4	$43.3	$32.4	$178.3	$912.0

(1)	Film related obligations commitments are not reflected on the combined balance sheets as they did not then meet the criter ia fo r recognition and include the following items:

(i)
Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which the Company will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(ii)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for pictures to be delivered in the future.

(iii)
Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability when incurred. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include estimated future interest payments associated with the commitment.

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(2)
Includes cash interest payments on the Company’s Senior Credit Facilities and film related obligations, based on the applicable SOFR interest rates at March 31, 2024, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(3)
Not included in the amounts above are $123.3 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that the Company is unable to make sufficiently reliable estimations of future payments (see Note 11).

Multiemployer Benefit Plans.
The Company contributes to various multiemployer pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The Company makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.
The Company does not participate in any multiemployer benefit plans that are considered to be individually significant to the Company, and as of March 31, 2024, all except two of the largest plans in which the Company participates were funded at a level of 80% or greater. The other two plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild - Producers Pension Plan were funded at 71.20% and 79.06%, respectively, for the 2023 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2023 plan year. Total contributions made by the Company to multiemployer pension and other benefit plans for the years ended March 31, 2024, 2023 and 2022 were $58.0 million, $87.0 million and $90.4 million, respectively.
Contingencies
From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.
The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.
As of March 31, 2024, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Insurance Litigation
During the fiscal year ended March 31, 2022, the Company settled with all of the insurers in its previous lawsuits related to insurance reimbursements associated with the previous Starz shareholder litigation settlement, which resulted in a net settlement amount received by the Company of $22.7 million in the fiscal year ended March 31, 2022, which is included in the “interest and other income” line item on the combined statement of operations.

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18. Financial Instruments
(a) Credit Risk
Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable.
(b) Derivative Instruments and Hedging Activities
Forward Foreign Exchange Contracts
The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit
receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.
As of March 31, 2024, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 25 months from March 31, 2024):

March 31, 2024
Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)		(Amounts in millions)
British Pound Sterling	0.5 GBP	in exchange for	$0.6	0.79 GBP
Czech Koruna	180.0 CZK	in exchange for	$7.7	23.29 CZK
Euro	0.6 EUR	in exchange for	$0.5	0.91 EUR
Canadian Dollar	21.4 CAD	in exchange for	$15.9	1.34 CAD
Mexican Peso	56.7 MXN	in exchange for	$3.0	18.95 PLN
Hungarian Forint	1,450.0 HUF	in exchange for	$4.0	360.17 HUF
New Zealand Dollar	73.9 NZD	in exchange for	$45.3	1.64 NZD
Interest Rate Swaps
The Company is exposed to the impact of interest rate changes, primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed
interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings.
Pay-fixed
swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).
Cash settlements related to interest rate contracts are generally classified as operating activities on the combined statements of cash flows. However, due to a financing component (debt host) on a portion of the Company’s previously outstanding interest rate swaps, the cash flows related to these contracts were classified as financing activities through the date of termination.

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Designated Cash Flow Hedges.
As of March 31, 2024 and March 31, 2023, the Company had the following pay-fixed
interest rate swaps, which have been designated as cash flow hedges outstanding (all related to the Company’s SOFR-based debt, see Note 7 and Note 8).

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025	(1)
June 25, 2018	$200.0	2.723%	March 23, 2025	(1)
July 31, 2018	$300.0	2.885%	March 23, 2025	(1)
December 24, 2018	$50.0	2.744%	March 23, 2025	(1)
December 24, 2018	$100.0	2.808%	March 23, 2025	(1)
December 24, 2018	$50.0	2.728%	March 23, 2025	(1)

Total	$1,700.0

(1)	Represents the re-designated swaps as described in the May 2022 Transactions section below that were previously not designated cash flow hedges at March 31, 2022
May 2022 Transactions
:
In May 2022, the Company terminated certain of its previous interest rate swap contracts (the “Terminated Swaps”). As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated
all other swaps previously not designated as cash flow hedges of variable rate debt.
The receipt of approximately $56.4 million as a result of the termination was recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the
Re-designated
Swaps at the
re-designation
date will be amortized as a reduction of interest expense throughout the remaining term of the
Re-designated
Swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.
The receipt of approximately $56.4 million was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

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Financial Statement Effect of Derivatives
Combined statement of operations and comprehensive income (loss):
The following table presents the
pre-tax
effect of the Company’s derivatives on the accompanying combined statements of operations and comprehensive income (loss) for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(5.8)	$1.7	$1.7
Loss reclassified from accumulated other comprehensive income (loss) into direct operating expense	(0.3)	(0.3)	(0.2)
Interest rate swaps
Gain recognized in accumulated other comprehensive income (loss)	$36.3	$81.1	$66.5
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	41.8	1.4	(15.0)

Derivatives not designated as cash flow hedges:
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(7.2)	$(11.8)	$(33.8)
Total direct operating expense on combined statements of operations	$1,886.7	$2,207.9	$1,922.1
Total interest expense on combined statements of operations	$222.5	$162.6	$115.0
Combined balance sheets:
The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (see Note 10). Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its combined balance sheets. As of March 31, 2024 and 2023, there were no swaps outstanding that were subject to a master netting arrangement.
As of March 31, 2024 and 2023, the Company had the following amounts recorded in the accompanying combined balance sheets related to the Company’s use of derivati ves:

	March 31, 2024
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$—	$2.8
Interest rate swaps	35.6	—	—

Fair value of derivatives	$35.6	$—	$2.8

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	March 31, 2023
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$2.9	$—	$0.1
Interest rate swaps	—	41.1	—

Fair value of derivatives	$2.9	$41.1	$0.1

As of March 31, 2024, based on the current release schedule, the Company estimates approximately $1.5 million of losses associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year
period ending March 31, 2025.
As of March 31, 2024, the Company estimates approximately $30.4 million of gains recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year
period ending March 31, 2025.
19. Additional Financial Information
The following tables present supplemental information related to the combined financial statem en
ts.
Cash, Cash Equivalents and Restricted Cash
Cash equivalents consist of investments that are readily convertible into cash. Cash equivalents are carried at cost, which approximates fair value. The Company classifies its cash equivalents within Level 1 of the fair value hierarchy because the Company uses quoted market prices to measure the fair value of these investments (see Note 10). The Company monitors concentrations of credit risk with respect to cash and cash equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of March 31, 2024, the Company’s cash and cash equivalents were held in bank depository accounts.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the combined balance sheets to the total amounts reported in the combined statements of cash flows at March 31, 2024 and 2023. At March 31, 2024 and 2023, restricted cash represents primarily amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Fac
ility.

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Cash and cash equivalents	$277.0	$210.9
Restricted cash included in other current assets	43.7	27.5
Restricted cash included in other non-current assets	13.7	13.0

Total cash, cash equivalents and restricted cash	$334.4	$251.4

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Accounts Receivable Monetization
Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the combined statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the years ended March 31, 2024, 2023 and 2022.
Individual Monetization Agreements.
The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment
by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$512.3	$400.5	$285.0
Net cash proceeds received	491.9	383.0	278.3
Loss recorded related to transfers of receivables	20.4	17.5	6.7
At March 31, 2024, the outstanding amount of receivables derecognized from the Company’s combined balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $449.2 million (March 31, 2023 - $350.9 million ).
Pooled Monetization Agreement.
In December 2019, the Company entered into a revolving agreement, as amended in July 2023, to transfer up to $100.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which matured on October 1, 2023. As customers paid their balances, the Company would transfer additional receivables into the program. The transferred receivables were fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company. The third-party purchasers had no recourse to other assets of the Company in the event of non-payment
by the customers.
The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$22.2	$167.0	$155.5
Less amounts from collections reinvested under revolving agreement	(9.1)	(94.3)	(102.7)

Proceeds from new transfers	13.1	72.7	52.8
Collections not reinvested and remitted or to be remitted	(13.4)	(66.6)	(46.8)

Net cash proceeds received (paid or to be paid) (1)	$(0.3)	$6.1	$6.0

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	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Carrying value of receivables transferred and derecognized (2)	$22.1	$164.8	$154.5
Obligations recorded	$2.1	$5.9	$2.9
Loss recorded related to transfers of receivables	$2.0	$3.7	$1.9

(1)
During the year ended March 31, 2024, the Company voluntarily repurchased $46.0 million of receivables previously transferred. In addition, during the years ended March 31, 2023 and 2022, the Company repurchased $27.4 million and $25.5 million, respectively, of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.

(2)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.
At March 31, 2024, there were no outstanding receivables derecognized from the Company’s combined balance sheet, for which the Company continues to service, related to the pooled monetization agreement (March 31, 2023 - $52.3 million).
Other Assets
The c
omposition of the Company’s other assets is as follows as of March 31, 2024 and March 31, 2023:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Other current assets
Prepaid expenses and other (1)	$34.8	$36.0
Restricted cash	43.7	27.5
Contract assets (2)	59.9	63.5
Interest rate swap assets	35.6	—
Tax credits receivable	199.1	129.5

	$373.1	$256.5

Other non-current assets
Prepaid expenses and other	$18.3	$7.4
Restricted cash	13.7	13.0
Accounts receivable (3)	111.7	37.8
Contract assets (3)	3.2	5.1
Tax credits receivable	361.7	341.8
Operating lease right-of-use assets	344.3	116.8
Interest rate swap assets	—	41.1

	$852.9	$563.0

(1)
Includes home entertainment product inventory which consists of Packaged Media and is stated at the lower of cost or market value
(first-in,
first-out
method). Costs of Packaged Media sales, including shipping and handling costs, are included in distribution and marketing expenses.

(2)	At March 31, 2024, the current portion of contract assets includes $14.9 million from the acquisition of eOne (see Note 2).
(3)
Unamortized discounts on long-term,
non-interest
bearing receivables were $6.2 million and $3.5 million at March 31, 2024 and 2023, respectively, and unamortized discounts on contract assets were $0.3 million and $0.5 million at March 31, 2024 and 2023, respectively.

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Content Related Payables
Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.
Other Accrued Liabilities
Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $116.2 million and $102.8 million at March 31, 2024 and 2023, respectively.
Accumulated Other Comprehensive Income (Loss)
The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the years ended March 31, 2024, 2023 and 2022, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2021	$(34.3)	(68.1)	$(102.4)
Other comprehensive loss	(4.6)	68.2	63.6
Reclassifications to net loss (1)	—	49.0	49.0

March 31, 2022	(38.9)	49.1	10.2
Other comprehensive income	(2.2)	82.8	80.6
Reclassifications to net loss (1)	—	10.7	10.7

March 31, 2023	(41.1)	142.6	101.5
Other comprehensive income (loss)	(1.0)	30.5	29.5
Reclassifications to net loss (1)	—	(34.3)	(34.3)

March 31, 2024	$(42.1)	$138.8	$96.7

(1)
Represents a loss of $0.3 million included in direct operating expense and a gain of $34.6 million included in interest expense on the combined statement of operations in the year ended March 31, 2024 (2023- loss of $0.3 million included in direct operating expense and loss of $10.4 million included in interest expense; 2022- loss of $0.2 million included in direct operating expense and loss of $48.8 million included in interest expense) (see Note 18).

Supplemental Cash Flow Information
Interest paid during the fiscal year ended March 31, 2024 amounted to $196.9 million (2023 — $137.7 million; 2022— $85.0 million).
Income taxes paid during the fiscal year ended March 31, 2024 amounted to net tax paid of $22.8 million (2023— net tax paid of $14.3 million; 2022— net tax paid of $13.9 million).
Significant
non-cash
transactions during the fiscal years ended March 31, 2024, 2023, and 2022 include certain interest rate swap agreements, which are discussed in Note 18, “Financial Instruments”.

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The supplemental schedule of
non-cash
investing activities is presented below. There were no significant non-cash
financing activities for the fiscal years ended March 31, 2024, 2023 and 2022.

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Non-cash investing activities:
Accrued equity method investment	$—	$—	$19.0
Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$45.1	$40.3	$44.9

Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$172.1	$11.3	$51.1
Increase in right-of-use assets and lease liability due to a reassessment event:
Operating leases - increase in right-of-use assets	$103.6	$17.4	$30.9
Operating leases - increase in lease liability	$103.6	$17.4	$30.9
20. Related Party Transactions
Transactions with Lionsgate
As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Company or borrowed under certain debt obligations is managed by Lionsgate’s centralized treasury function and is routinely transferred to the Company or to the Starz Business to fund operating activities of the Studio Business and the Starz Business when needed.
Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate are generally accounted for through accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1). Settlements of amounts payable and receivable when due are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in transactions that otherwise would have been presented as a change in parent net investment prior to the recast to accumulated deficit in connection with the reverse recapitalization described in Note 1, included within financing activities in the combined statements of cash flows.
In the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated are settled through accumulated deficit (as recast from parent net investment in connection with the reverse recapitalization, see Note 1) at the time of the transaction:
Licensing of content to the Starz Business:
The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. License fee amounts due are settled with the Starz Business through accumulated deficit (as recast from parent net investment in connection with the reverse

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recapitalization, see Note 1). License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the combined balance sheets. The consideration to which the Company is entitled under the license agreements with the Starz Business is included in revenue from contracts with customers and presented separately in the combined statement of operations (see Note 12).
Corporate expense allocations:
As previously described in Note 1, the accompanying combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the year ended March 31, 2024, corporate expense allocations, excluding amounts related to share-based compensation discussed below, amounted to $110.6 million (2023 - $100.9 million, 2022 - $80.0 million).
Operating expense reimbursement:
As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.
Share- based compensation:
Lionsgate provides share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Studio Business.
Monetization of certain accounts receivables:
The Company has entered into an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement. The Company purchases the transferred receivables at fair value and records them at the purchased amount on its balance sheet and classifies the purchase price paid in parent net investment (see Note 19). The accounts receivables purchased from the Starz Business have historically been pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business is accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections are reflected as investing activities in the combined statements of cash flows.
Parent Net Investment
The net transfers to and from Lionsgate discussed above were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash pooling and general financing activities	$(199.3)	$36.1	$(305.2)
Licensing of content (1)	540.0	733.3	567.7
Corporate reimbursements	7.0	13.3	10.8
Corporate expense allocations (excluding allocation of share-based compensation)	27.9	22.3	19.3
Funding of purchases of accounts receivables held for collateral	(85.5)	(183.7)	(172.9)

Net transfers to (from) Parent per combined statements of cash flows	$290.1	$621.3	$119.7

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	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Share-based compensation (including allocation of share-based compensation)	(62.5)	(73.4)	(70.2)
Other non-cash transfer	11.9	2.5	—

Net transfers to (from) Parent per combined statements of equity (deficit)	$239.5	$550.4	$49.5

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.
Other Related Party Transactions
In April 2004, a wholly-owned subsidiary of the Company entered into agreements (as amended) with Ignite, LLC (“Ignite”) for distribution rights to certain films. Michael Burns, the Vice Chair and a director of Lionsgate, owns a 65.45% interest in Ignite, and Hardwick Simmons, a director of Lionsgate, owns a 24.24% interest in Ignite. During the year ended March 31, 2024, $0.3 million was paid to Ignite under these agreements (2023-$0.4 million).
See Note 1 and Note 21 for a description of the Business Combination Agreement with SEAC. Harry E. Sloan, a director of Lionsgate, is also the Chairman of SEAC, and owns, directly or indirectly, a material interest in Eagle Equity Partners V, LLC, a Delaware limited liability company, the SEAC sponsor. Mr. Sloan recused himself from the decisions to approve the Business Combination made by both the board of directors of SEAC and Lionsgate.
Transactions with Equity Method Investees
Equity Method Investees.
In the ordinary course of business, the Company is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs and the lease of a studio facility owned by a former equity-method investee, for which the impact on the Company’s combined balance sheets and combined statements of operations is as follows (see Note 1 and Note 5):

	March 31,
	2024	2023
	(Amounts in millions)
Combined Balance Sheets
Accounts receivable	$8.1	$10.8
Investment in films and television programs (1)	2.2	7.9
Other assets, noncurrent (1)	—	45.8

Total due from related parties	$10.3	$64.5

Accounts payable (2)	$16.8	$16.8
Other accrued liabilities (1)	—	6.7
Participations and residuals, current	5.5	7.5
Participations and residuals, noncurrent	1.3	2.0
Deferred revenue, current	0.1	—
Other liabilities (1)	—	41.4

Total due to related parties	$23.7	$74.4

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	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Combined Statements of Operations
Revenues	$3.0	$4.8	$3.0
Direct operating expense	$5.0	$8.3	$6.5
Distribution and marketing expense	$0.8	$0.4	$0.2
Interest and other income	$—	$—	$3.0

(1)
As of March 31, 2023, the Company had certain operating leases related to a studio facility owned by an equity-method investee which was sold during the year ended March 31, 2024. Amounts related to these leases as of March 31, 2023 are included in the table above in investment in films and television programs, other assets - noncurrent, other accrued liabilities and other liabilities.

(2)	Amounts primarily represent production related advances due to certain of its equity method investees.
21. Subsequent Events
Lionsgate Senior Notes Exchange.
On May 8, 2024, an indirect, wholly-owned subsidiary of Lionsgate issued $389.9 million aggregate principal amount of new 5.500% senior notes due 2029 (the “New 5.500% Senior Notes”). The New 5.500% Senior Notes were exchanged by Lionsgate for $389.9 million of the existing 5.500% Senior Notes. The New 5.500% Senior Notes initially bear interest at 5.500% annually and mature April 15, 2029, with the interest rate increasing to 6.000% and the maturity date extending to April 15, 2030 effective upon completion of the separation of the Starz Business from the Studio Business. Lionsgate may redeem the New 5.500% Senior Notes, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture to the New 5.500% Senior Notes, at certain specified redemption prices set forth in the indenture to the New 5.500% Senior Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.
The Studio Business remains a guarantor under the New 5.500% Senior Notes indenture agreement. Upon completion of the separation of the Starz Business from the Studio Business, the New 5.500% Senior Notes will become obligations of the Studio Business and will be reflected in the Studio Business’s combined financial statements.
Business Combination Agreement.
On May 13, 2024, Lionsgate consummated the Business Combination referred to in Note 1. In connection with the closing of the Business Combination, SEAC II Corp. changed its name to “Lionsgate Studios Corp.” (referred to as “Lionsgate Studios”). Lionsgate Studios continued the existing business operations of the Company. Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.
In connection with the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which (i) the assets and liabilities of the Lionsgate’s Studio Business (including certain subsidiaries of the Lionsgate engaged in the Studio Business) were separated from the assets and liabilities of Lionsgate’s Starz Business (meaning substantially all of the assets and liabilities constituting the Media Networks segment of Lionsgate, and including certain subsidiaries of Lionsgate engaged in Lionsgate’s Starz Business) and transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business, and (ii) all of Lionsgate’s equity interests in StudioCo were transferred to Studio HoldCo.
As a result, approximately 87.8% of the total shares of Lionsgate Studios continue to be held by Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.2% of Lionsgate Studios. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to Lionsgate, including $254.3 million in private investments in public equities (“PIPE”) financing, which amount excludes an aggregate of approximately $20.0 million that remains due from a PIPE investor that subscribed for common

F-1
50

shares and which shares, are pending issuance subject to receipt of such amount. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SEAC was treated as the acquired company and the Studio Business was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lionsgate Studios will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization of the Studio Business. The Studio Business will continue to be a consolidated subsidiary of Lionsgate. See Note 1.

F-15
1

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	March 31, 2024

	(Amounts in millions)
ASSETS
Cash and cash equivalents	$210.8	$277.0
Accounts receivable, net	496.8	688.6
Due from Starz Business (Note 20)	158.5	33.4
Other current assets	328.0	373.1

Total current assets	1,194.1	1,372.1
Investment in films and television programs, net	2,344.6	1,929.0
Property and equipment, net	36.0	37.3
Investments	77.7	74.8
Intangible assets, net	23.2	25.7
Goodwill	806.5	811.2
Other assets	779.3	852.9

Total assets	$5,261.4	$5,103.0

LIABILITIES
Accounts payable	$256.8	$246.7
Content related payables	37.0	41.4
Other accrued liabilities	178.6	282.4
Participations and residuals	590.4	647.8
Film related obligations	1,634.7	1,393.1
Debt - short term portion	443.0	860.3
Deferred revenue	366.5	170.6

Total current liabilities	3,507.0	3,642.3
Debt	1,399.4	923.0
Participations and residuals	442.6	435.1
Film related obligations	228.4	544.9
Other liabilities	430.7	452.5
Deferred revenue	172.6	118.4
Deferred tax liabilities	19.6	13.7

Total liabilities	6,200.3	6,129.9
Commitments and contingencies (Note 17)

Redeemable noncontrolling interests	99.7	123.3

EQUITY (DEFICIT)
Common shares, no par value, unlimited authorized, 288.7 shares issued (March 31, 2024- 253.4 shares issued)	289.7	—
Accumulated deficit	(1,451.8)	(1,249.1)
Accumulated other comprehensive income	88.6	96.7

Total Lionsgate Studios Corp shareholders’ equity (deficit)	(1,073.5)	(1,152.4)
Noncontrolling interests	34.9	2.2

Total equity (deficit)	(1,038.6)	(1,150.2)

Total liabilities, redeemable noncontrolling interests and equity (deficit)	$5,261.4	$5,103.0

See accompanying notes.

F-15
2

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions, except per share amounts)
Revenues:
Revenue	$601.7	$599.0	$1,086.3	$1,126.5
Revenue - Starz Business (Note 20)	222.0	190.8	325.7	288.4

Total revenues	$823.7	$789.8	$1,412.0	$1,414.9
Expenses:
Direct operating	628.2	510.5	983.8	872.5
Distribution and marketing	134.0	107.5	226.6	236.9
General and administration	84.9	87.1	177.0	175.5
Depreciation and amortization	4.2	3.8	8.8	8.0
Restructuring and other	7.2	4.9	34.9	9.0

Total expenses	858.5	713.8	1,431.1	1,301.9

Operating income (loss)	(34.8)	76.0	(19.1)	113.0
Interest expense	(63.0)	(51.7)	(121.6)	(101.6)
Interest and other income	3.3	2.9	8.4	5.1
Other expense	(13.8)	(10.0)	(15.2)	(13.7)
Loss on extinguishment of debt	(0.5)	—	(1.5)	—
Loss on investments, net	—	(1.6)	—	(1.7)
Equity interests income (loss)	(0.1)	1.8	0.8	1.5

Income (loss) before income taxes	(108.9)	17.4	(148.2)	2.6
Income tax provision	(5.1)	(3.9)	(10.1)	(10.4)

Net income (loss)	(114.0)	13.5	(158.3)	(7.8)
Less: Net loss attributable to noncontrolling interests	0.6	1.7	1.5	2.5

Net income (loss) attributable to Lionsgate Studios Corp. shareholders	$(113.4)	$15.2	$(156.8)	$(5.3)

Per share information attributable to Lionsgate Studios Corp. shareholders:
Basic net income (loss) per common share	$(0.39)	$0.06	$(0.56)	$(0.02)

Diluted net income (loss) per common share	$(0.39)	$0.06	$(0.56)	$(0.02)

Weighted average number of common shares outstanding:
Basic	288.7	253.4	280.6	253.4
Diluted	288.7	253.4	280.6	253.4
See accompanying notes.

F-15
3

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Net income (loss)	$(114.0)	$13.5	$(158.3)	$(7.8)
Foreign currency translation adjustments, net of tax	14.7	(2.2)	11.7	(1.3)
Net unrealized gain (loss) on cash flow hedges, net of tax	(15.2)	—	(19.8)	16.9

Comprehensive income (loss)	(114.5)	11.3	(166.4)	7.8
Less: Comprehensive loss attributable to noncontrolling interests	0.6	1.7	1.5	2.5

Comprehensive income (loss) attributable to Lionsgate Studios Corp. shareholders	$(113.9)	$13.0	$(164.9)	$10.3

See accompanying notes.

F-15
4

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

	Three Months Ended
	Common Shares			Accumulated Other Comprehensive Income	Total Lionsgate Studios Corp. Equity (Deficit)	Non-controlling Interests (a)
	Number	Amount	Accumulated Deficit				Total Equity (Deficit)
	(Amounts in millions)
Balance at June 30, 2024	288.7	$289.3	$(1,339.2)	$89.1	$(960.8)	$34.8	$(926.0)
Net loss	—	—	(113.4)	—	(113.4)	0.2	(113.2)
Net transfers to Parent	—	—	(8.8)	—	(8.8)	—	(8.8)
Noncontrolling interests	—	—	—	—	—	(0.1)	(0.1)
Redeemable noncontrolling interests adjustment to redemption value	—	—	9.6	—	9.6	—	9.6
Other comprehensive loss	—	—	—	(0.5)	(0.5)	—	(0.5)
Share-based compensation, Lionsgate contribution post Separation, net of required tax withholding	—	1.5	—	—	1.5	—	1.5
Issuance of LG Studios Common Shares upon Business Combination and PIPE Investments, net of issuance costs	—	(1.1)	—	—	(1.1)	—	(1.1)

Balance at September 30, 2024	288.7	$289.7	$(1,451.8)	$88.6	$(1,073.5)	$34.9	$(1,038.6)

Balance at June 30, 2023	253.4	$—	$(1,039.5)	$119.3	$(920.2)	$1.8	$(918.4)
Net income	—	—	15.2	—	15.2	0.5	15.7
Net transfers from Parent	—	—	92.1	—	92.1	—	92.1
Redeemable noncontrolling interests adjustment to redemption value	—	—	(65.0)	—	(65.0)	—	(65.0)
Other comprehensive loss	—	—	—	(2.2)	(2.2)	—	(2.2)

Balance at September 30, 2023	253.4	$—	$(997.2)	$117.1	$(880.1)	$2.3	$(877.8)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 10).
See accompanying notes.

F-15
5

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

	Six Months Ended
	Common Shares			Parent Net Investment	Accumulated Other Comprehensive Income	Total Lionsgate Studios Corp. Equity (Deficit)	Non-controlling Interests (a)	Total Equity (Deficit)
	Number	Amount	Accumulated Deficit
	(Amounts in millions)
Balance at March 31, 2024	—	$—	$—	$(1,249.1)	$96.7	$(1,152.4)	2.2	$(1,150.2)
Retroactive application of recapitalization	253.4	—	(1,249.1)	1,249.1	—	—	—	—

Balance at March 31, 2024, after effect of recapitalization (Note 2)	253.4	—	(1,249.1)	—	96.7	(1,152.4)	2.2	(1,150.2)
Net loss	—	—	(156.8)	—	—	(156.8)	(0.2)	(157.0)
Net transfers to Parent	—	—	(55.2)	—	—	(55.2)	—	(55.2)
Noncontrolling interests (see Note 10)	—	—	—	—	—	—	32.9	32.9
Redeemable noncontrolling interests adjustment to redemption value	—	—	9.3	—	—	9.3	—	9.3
Other comprehensive loss	—	—	—	—	(8.1)	(8.1)	—	(8.1)
Share-based compensation, Lionsgate contribution post Separation, net of required tax withholding	—	8.1	—	—	—	8.1	—	8.1
Issuance of LG Studios Common Shares upon Business Combination and PIPE Investments, net of issuance costs	35.3	281.6	—	—		281.6	—	281.6

Balance at September 30, 2024	288.7	$289.7	$(1,451.8)	$—	$88.6	$(1,073.5)	$34.9	$(1,038.6)

Balance at March 31, 2023	—	$—	$—	$(881.9)	$101.5	$(780.4)	$1.5	$(778.9)
Retroactive application of recapitalization	253.4	—	(881.9)	881.9	—	—	—	—

Balance at March 31, 2023, after effect of recapitalization (Note 2)	253.4	—	(881.9)	—	101.5	(780.4)	1.5	(778.9)
Net loss	—	—	(5.3)	—	—	(5.3)	0.8	(4.5)
Net transfers to Parent	—	—	(39.0)	—	—	(39.0)	—	(39.0)
Redeemable noncontrolling interests adjustment to redemption value	—	—	(71.0)	—	—	(71.0)	—	(71.0)
Other comprehensive income	—	—	—	—	15.6	15.6	—	15.6

Balance at September 30, 2023	253.4	$—	$(997.2)	$—	$117.1	$(880.1)	$2.3	$(877.8)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 10).
See accompanying notes.

F-15
6

LIONSGATE STUDIOS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Operating Activities:
Net loss	$(158.3)	$(7.8)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8.8	8.0
Amortization of films and television programs	717.9	636.7
Other impairments	18.5	—
Amortization of debt financing costs and other non-cash interest	16.6	12.9
Non-cash share-based compensation	32.5	29.5
Other amortization	29.5	19.8
Loss on extinguishment of debt	1.5	—
Equity interests (income) loss	(0.8)	(1.5)
Loss on investments, net	—	1.7
Deferred income taxes	6.1	0.4
Changes in operating assets and liabilities:
Accounts receivable, net	287.9	134.4
Investment in films and television programs, net	(1,083.9)	(551.8)
Other assets	(9.6)	(12.8)
Accounts payable and accrued liabilities	(118.0)	(85.3)
Participations and residuals	(57.3)	36.7
Content related payables	(11.0)	(5.9)
Deferred revenue	245.0	28.8
Due from Starz Business	(125.1)	29.7

Net Cash Flows Provided By (Used In) Operating Activities	(199.7)	273.5

Investing Activities:
Net proceeds from purchase price adjustments for eOne acquisition (see Note 3)	12.0	—
Proceeds from the sale of other investments	—	0.2
Investment in equity method investees and other	(2.0)	(11.3)
Acquisition of assets (film library and related assets)	(35.0)	—
Increase in loans receivable	—	(2.1)
Purchases of accounts receivables held for collateral	—	(85.6)
Receipts of accounts receivables held for collateral	—	94.2
Capital expenditures	(8.6)	(3.5)

Net Cash Flows Used In Investing Activities	(33.6)	(8.1)

Financing Activities:
Debt - borrowings, net of debt issuance costs	2,537.4	1,084.5
Debt - repurchases and repayments	(2,448.8)	(1,104.1)
Film related obligations - borrowings	1,152.6	813.9
Film related obligations - repayments	(1,236.0)	(1,028.0)
Purchase of noncontrolling interest	(7.4)	(0.6)
Distributions to noncontrolling interest	(0.6)	(0.6)
Parent net investment	(94.6)	(63.2)
Tax withholding required on equity awards	(18.7)	—
Proceeds from Business Combination, net	283.1	—

Net Cash Flows Provided By (Used In) Financing Activities	167.0	(298.1)

Net Change In Cash, Cash Equivalents and Restricted Cash	(66.3)	(32.7)
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	2.3	(0.4)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	334.4	251.4

Cash, Cash Equivalents and Restricted Cash - End Of Period	$270.4	$218.3

See accompanying notes.

F-15
7

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Capitalized terms defined in these Notes to the Unaudited Condensed Financial Statements shall have the meanings ascribed to such terms and for the purposes set forth herein.
1. Description of Business, Basis of Presentation and Significant Accounting Policies
Nature of Operations
Lionsgate Studios Corp. (the “Company,” “Lionsgate Studios,” “we,” “us,” or “our”) is a subsidiary of Lions Gate Entertainment Corp. (“Lionsgate” or “Parent”) which encompasses the motion picture and television studio operations (collectively referred to as the “Studio Business”) of Lionsgate.
The Studio Business consists of the Motion Picture and Television Production reportable segments, together with substantially all of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction
programming. Television Production includes the domestic and international licensing of Starz original productions to the Media Networks segment of Lionsgate and its subsidiaries (the “Starz Business”), and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.
Separation and Business Combination
On May 13, 2024, Lionsgate consummated the transactions contemplated by that certain business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”), and other affiliates of SEAC. Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). In connection with the closing of the Business Combination, New SEAC changed its name to “Lionsgate Studios Corp.” and continues the existing business operations of the Studio Business of Lionsgate. The Company became a separate publicly traded company and its common shares, without par value (“LG Studios Common Shares”), commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.
In connection with and prior to the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which the assets and liabilities of the Studio Business were transferred to StudioCo such that StudioCo held, directly or indirectly, all of the assets and liabilities of the Studio Business (the “Separation”).
The Business Combination was accounted for as a reverse recapitalization in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Under this method of accounting, SEAC is treated as the acquired company and the Studio Business is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lionsgate Studios will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing LG Studios Common Shares for the historical net assets of SEAC, substantially consisting of cash held in the trust account, accompanied by a recapitalization of the Studio Business equity. The historical net assets were stated at fair value, which approximated historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the Studio Business.

F-15
8

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Studio Business has been determined to be the accounting acquirer in the Business Combination because Lionsgate continues to hold a controlling financial interest.
As a result of the Business Combination and additional private investments in public equities (“PIPE”) financing discussed in Note 2, former SEAC public shareholders and founders and new common equity financing investors own approximately 12.2% of LG Studios Common Shares. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction resulted in approximately $330.0 million of gross proceeds to Lionsgate received as of September 30, 2024, including $254.3 million in PIPE financing. See Note 2 for additional information related to the Business Combination. Shortly after the closing of the Business Combination, approximately $299.0 million was used by the Company to pay down the Intercompany Note, see Note 7.
Basis of Presentation
Upon the effective date of the Separation, the Company’s financial statements are presented on a consolidated basis, as Lionsgate completed the contribution of the Studio Business on such date. The unaudited financial statements for all periods presented, including the historical results of the Company prior to the Separation, are now referred to as the “condensed consolidated financial statements”.
For periods prior to the Separation, the Company operated as a segment of Lionsgate and not as a separate entity. The Company’s financial statements prior to the Separation were prepared on a carve-out
basis and were derived from Lionsgate’s consolidated financial statements and accounting records and reflect Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with U.S. GAAP. Prior to the Separation, a management approach was applied to determine the carve-out
basis of presentation. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out
financial statements.
For periods subsequent to the Separation, the accompanying unaudited condensed consolidated financial statements include the accounts of Lionsgate Studios and all of its majority-owned and controlled subsidiaries.
The unaudited condensed consolidated financial statements have been prepared in accordance with U.S.GAAP for interim financial information and the instructions to quarterly report on Form
10-Q
under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation
S-X.
Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for the three and six months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2025. The balance sheet at March 31, 2024 has been derived from the audited combined financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the Studio Business’ audited combined financial statements and related notes for the fiscal year ended March 31, 2024 as contained in Exhibit 99.1 of Amendment No. 2 to the Current Report on Form
8-K
filed on October 15, 2024 with the U.S. Securities and Exchange Commission (“SEC”).
Certain amounts presented in prior periods have been reclassified to conform to the current period presentation.

F-15
9

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business were included in the accompanying unaudited condensed consolidated financial statements. Revenues and costs associated with the Studio Business were specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, prior to the separation, the Studio Business costs included an allocation of corporate general and administrative expense (inclusive of share-based compensation) which was allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business were generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and were included in the accompanying unaudited condensed consolidated financial statements in periods prior to the Separation.
In connection with the Business Combination, on May 9, 2024, Lionsgate and StudioCo entered into a shared services and overhead sharing agreement (the “Shared Services Agreement”) which took effect upon the closing of the Business Combination. The Shared Services Agreement facilitates the allocation to the Company of all corporate general and administrative expenses of Lionsgate, except for an amount of $10.0 million to be allocated annually to the Starz Business of Lionsgate. The $10.0 million allocation of Lionsgate’s corporate general and administrative expenses to the Starz Business pursuant to the Shared Services Agreement is designed to reflect the portion of corporate expenses expended and reflective of the level of effort and costs incurred related to management oversight and services provided for the Starz Business post Separation with consideration of the anticipated separation of the Starz Business.
The corporate general and administrative expenses that are allocated to the Company pursuant to the Shared Services Agreement include salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. In addition, the Separation Agreement and the Shared Services Agreement provide that officers, employees and directors of the Company will continue to receive awards of equity and equity-based compensation pursuant to the existing plans of Lionsgate. Such awards will be treated as a capital contribution by Lionsgate to the Company, with the associated stock based compensation expense for such awards allocated to the Company, see Note 13.
For periods prior to the Separation, the unaudited condensed combined financial statements of the Studio Business included allocations of corporate general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to the corporate and shared service functions historically provided by Lionsgate. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services.
Management believes the assumptions underlying these unaudited condensed consolidated financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business prior to the Separation, are reasonable. See Note 20 for further detail of the allocations included in the unaudited condensed consolidated financial statements.
In connection with the Business Combination, the Company entered into certain intercompany note arrangements, which mirrored the terms and amounts outstanding under Lionsgate’s credit facilities as previously reflected in the historical financial statements of the Studio Business prior to the Separation, see Note 7.

F-1
60

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the unaudited condensed consolidated financial statements for periods prior to the Separation on a carve-out
basis; fair value of assets and liabilities for allocation of the purchase price of companies and assets acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.
Recent Accounting Pronouncements
Segment Reporting:
In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.
Income Taxes:
In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures by jurisdiction on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.
Income Statement:
In November 2024, the FASB issued guidance requiring public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This guidance is effective for fiscal years beginning after December 15, 2026, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2028 and interim reporting periods beginning in fiscal 2029, with early adoption permitted. The disclosures required under the guidance can be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and disclosures.

F-16
1

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. Business Combination
As discussed in Note 1, on May 13, 2024 (the “Closing Date”) the Company consummated the transactions contemplated by the Business Combination (the “Closing”).
The following table presents the number of LG Studios Common Shares issued in connection with the Closing:

Number of LG Studios Common Shares Issued
Shares issued to SEAC public shareholders (1)	7,027,873
Shares issued to SEAC Sponsor and its permitted transferees (2)	2,010,000
Shares issued to PIPE Investors (3)	25,759,430
Additional shares issued (4)	448,127

Total shares issued in Business Combination and related transactions	35,245,430
Shares issued to Lionsgate (5)	253,435,794

Total Lionsgate Studios Common Shares following the Closing of the Business Combination	288,681,224

(1)
Reflects 7,027,873 LG Studios Common Shares issued to holders of Class A ordinary shares of SEAC (the “SEAC Class A Ordinary Shares”) which were subject to possible redemption. This reflects the 75,000,000 SEAC Class A Ordinary Shares outstanding as of March 31, 2024, net of 67,972,127 SEAC Class A Ordinary Shares which were redeemed prior to the Closing for $730.1 million in aggregate at a weighted average redemption price of $10.745 per share.

(2)
Reflects 2,010,000 LG Studios Common Shares issued to Eagle Equity Partners V, LLC (the “SEAC Sponsor”) and its permitted transferees in connection with their SEAC Class A Ordinary Shares held after the conversion of their Class B ordinary shares of SEAC (the “SEAC Class B Ordinary Shares”) and repurchase of 16,740,000 SEAC Class B Ordinary Shares pursuant to the Sponsor Securities Repurchase, as described below, prior to the Business Combination. The number of LG Studios Common Shares issued excludes options issued in the Sponsor Securities Repurchase described below, for the purchase of 2,200,000 LG Studios Common Shares subject to certain vesting restrictions pursuant to the Sponsor Option Agreement described below.

(3)
Reflects 14,141,559 LG Studios Common Shares issued at a purchase price of $9.63 per share and 11,617,871 LG Studios Common Shares issued at a purchase price of $10.165 per share, to certain institutional and accredited investors (the “PIPE Investors”) pursuant to subscription agreements as described below. Amounts exclude 1,953,976 PIPE Shares for which Reduction Rights as described below were exercised.

(4)
Reflects 254,200 LG Studios Common Shares issued pursuant to share purchase and/or non-redemption agreements (the “Non-Redemption Agreements”) SEAC and New SEAC entered into with certain investors prior to the Business Combination and 193,927 LG Studios Common Shares issued to certain PIPE Investors for which Reduction Rights, as described below, were exercised.

(5)
Reflects 253,435,794 LG Studios Common Shares issued to Lionsgate through a series of transactions, including an amalgamation of StudioCo and New SEAC, as consideration for the cancellation and exchange of each then issued and outstanding common share, without par value, of StudioCo. Under the recapitalization accounting, these shares are reflected as issued and outstanding as of the beginning of the earliest period presented in the unaudited condensed consolidated statements of equity (deficit).

F-16
2

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents and reconciles elements of the Business Combination and related transactions to the consolidated statement of cash flows and the consolidated statement of equity (deficit) for the six months ended September 30, 2024 (amounts in millions):

Gross cash proceeds from SEAC trust account, net of redemptions (1)	$75.7
Gross cash proceeds from PIPE Investment, net of Reduction Rights exercised (2)	254.3

Total gross cash proceeds	330.0
Less: SEAC warrant exchange payment (3)	(12.5)
Less: SEAC transaction costs	(20.1)
Less: Lionsgate Studios transaction costs	(15.8)

Net proceeds from the Business Combination and related equity issuances per the condensed consolidated statement of equity (deficit)	281.6
Add: Transaction costs accrued and not paid, net of transaction costs previously paid	1.5

Net cash proceeds from the Business Combination and related equity issuances per the condensed consolidated statement of cash flows	$283.1

(1)
Reflects the remaining $75.7 million in SEAC’s trust account, established at the consummation of SEAC’s initial public offering, after redemptions. As described above, 7,027,873 LG Studios Common Shares were issued to holders of SEAC Class A Ordinary Shares which were subject to possible redemption and not redeemed prior to the Closing.

(2)	Reflects the gross proceeds from the issuance of 25,759,430 LG Studios Common Shares to PIPE Investors, net of Reduction Rights exercised.
(3)
Prior to the Closing, each of the then issued and outstanding whole warrants of SEAC, sold as part of SEAC’s initial public offering (the “SEAC Public Warrants”) was automatically exchanged for $0.50 in cash pursuant to the terms of an amendment to the agreement governing the SEAC Public Warrants. As of the Closing, no SEAC Public Warrants were outstanding.

PIPE Investment
Concurrently with the execution of the Business Combination Agreement, SEAC, New SEAC and Lionsgate entered into subscription agreements with PIPE Investors (the “Initial Subscription Agreements”) pursuant to which PIPE Investors agreed to purchase from the Company an aggregate of 18,172,378 LG Studios Common Shares (the “Initial PIPE Shares”), at a purchase price of $9.63 per share, immediately following the Closing.
Pursuant to the Initial Subscription Agreements, certain PIPE Investors elected to offset their commitment under their Initial Subscription Agreement (the “Reduction Right”) with respect to 1,953,976 PIPE Shares, which reduced the Initial PIPE Shares to 16,218,402 shares. PIPE Investors that exercised Reduction Rights were entitled to purchase from SEAC a fractional share of newly issued SEAC Class A Ordinary Shares at a nominal purchase price for every SEAC Class A Ordinary Share for which it exercised its Reduction Right, and resulted in 193,927 newly issued SEAC Class A Ordinary Shares being issued, which ultimately resulted in 193,927 LG Studios Common Shares as reflected in the table above.

F-16
3

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the close of the Business Combination, SEAC, New SEAC and Lionsgate entered into additional subscription agreements with additional PIPE Investors pursuant to which such PIPE Investors agreed to purchase from the Company an aggregate of 11,617,871 LG Studios Common Shares at a purchase price of $10.165 per share, immediately following the Closing.
The aggregate gross proceeds from the PIPE Investment received at the Closing was $254.3 million, which amount excludes an aggregate of approximately $20.0 million that remains due from a PIPE Investor that subscribed for 2,076,843 LG Studios Common Shares pursuant to the Initial Subscription Agreements and which shares, as of September 30, 2024, are pending issuance subject to receipt of such amount.
Sponsor Option; Lions Gate Parent Issuance and Sponsor Issuance
In connection with the Business Combination, SEAC repurchased 16,740,000 of the SEAC Class B Ordinary Shares, representing the SEAC Class B Ordinary Shares in excess of 1,800,000 held by SEAC Sponsor (the “Sponsor Securities Repurchase”), in exchange for an aggregate of $1.00 and 2,200,000 options of SEAC (the “SEAC Sponsor Options”) each of which entitled SEAC Sponsor to purchase one SEAC Class A Ordinary Share at $0.0001 per share, (the “Sponsor Option Agreement”). In connection with the Business Combination, the SEAC Sponsor Options ultimately became options to purchase LG Studios Common Shares pursuant to the terms of the Sponsor Option Agreement, see Note 13. After the repurchase of the SEAC Class B Ordinary Shares, there were 2,010,000 SEAC Class B Ordinary Shares outstanding (consisting of the 1,800,000 and 210,000 of SEAC Class B Ordinary Shares held by the SEAC Sponsor and the independent directors and advisors, respectively) which automatically converted into SEAC Class A Ordinary Shares and were exchanged for 2,010,000 LG Studios Common Shares as reflected in the table above.
Non-Redemption
Agreements
In connection with the Business Combination, SEAC and New SEAC entered into non-redemption
agreements with certain investors (the
“Non-Redemption
Investors”), pursuant to which
Non-Redemption
Investors who met the terms and conditions set forth in the
non-redemption
agreement were entitled to purchase from SEAC a fractional share of newly issued SEAC Class A Ordinary Shares at a nominal purchase price for every Purchase Commitment Share, as defined in the non-redemption
agreement, purchased. As a result, 254,200 newly issued SEAC Class A Ordinary Shares were issued to the
Non-Redemption
Investors, ultimately 254,200 LG Studios Common Shares as reflected in the table above.
Intercompany Note Repayment
Following the close of the Business Combination, the Company transferred the aggregate transaction proceeds less the SEAC warrant exchange payment and SEAC transaction expenses, in cash to Lionsgate in partial repayment of the In ter
company Note, see Note 7.
3. Acquisitions
Acquired Library
On June 5, 2024, the Company invested approximately $35.0 million for a 51% members’ interest in a newly formed limited liability company, CP LG Library Holdings, LLC (“CP LG”), with the Company designated as the managing member of CP LG. CP LG used the funds received from the Company, along with funds invested by the 49% member, to acquire a library of 46 films for approximately $68.6 million. Also on

F-16
4

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 5, 2024, the Company entered into a distribution agreement with CP LG to distribute the titles in the acquired library. The purchase included the film library (of which $48.3 million of the purchase price was allocated to investment in film and television programs for the film library), accounts receivable and certain liabilities associated with the film library, most notably participations and residuals liabilities.
The Company determined that CP LG is a variable interest entity (“VIE”) for which it is the primary beneficiary and is consolidated under the applicable accounting guidance as the Company has the power to direct the significant activities and the right to receive benefits and obligation to absorb losses of CP LG. The Company concluded that the acquired library and related assets and liabilities was not a business and therefore, accounted for the acquisition as an initial consolidation of a VIE that is not a business under the applicable accounting guidance. There was no gain or loss recognized upon initial consolidation of the VIE as the sum of the fair value of the consideration paid and noncontrolling interest equaled the fair value of the net assets on the acquisition date. See Note 10 for the noncontrolling interest recorded related to CP LG.
As of September 30, 2024, the unaudited condensed consolidated balance sheet included assets and liabilities of CP LG totaling $85.1 million (which is primarily comprised of investment in film and television programs) and $16.6 million, respectively. The assets and liabilities of CP LG primarily consist of accounts receivable, investment in film and television programs, and participations and residuals.
eOne Acquisition
On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with the Company and LGEI, collectively the “Buyers”), completed the acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was initially approximately $385.1 million and subsequently adjusted to $373.1 million upon the settlement of certain working capital items pursuant to the Purchase Agreement. The final purchase price is subject to further adjustment based on the settlement of certain amounts held back pursuant to the Purchase Agreement. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.
The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Company’s consolidated results from December 27, 2023.
Allocation of Purchase Consideration.
The Company has made a preliminary estimate of the allocation of the preliminary purchase price of eOne to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The Company is still evaluating the fair value of film and television programs and libraries, accounts receivable, participations and residuals liabilities and income taxes, in addition to ensuring all other assets and liabilities have been identified and recorded. The Company has estimated the preliminary fair value of assets acquired and liabilities assumed based on information currently available and will continue to adjust those estimates as additional information pertaining to events or circumstances present at December 27, 2023 becomes available and final appraisals and analysis are completed. The Company will reflect measurement period adjustments, in the period in which the adjustments occur, and the Company will finalize its accounting for the acquisition within one year from December 27, 2023 (see Note 6 for measurement period adjustments

F-16
5

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded through September 30, 2024). A change in the fair value of the net assets may change the amount recognized to goodwill. If the final fair value estimates and tax adjustments related to the net assets acquired decrease from their preliminary estimates, the amount of goodwill will increase and if the final fair value estimates and tax adjustments related to the net assets acquired increase from their preliminary estimates, the amount of goodwill will decrease and may result in a gain on purchase. In addition, the final fair value estimates related to the net assets acquired could impact the amount of amortization expense recorded associated with amounts allocated to film and television programs and other intangible assets. The preliminary goodwill amount is reflected in the table below, and arises from the opportunity for strengthening our global distribution infrastructure and enhanced positioning for motion picture and television projects and selling opportunities. The goodwill will not be amortized for financial reporting purposes, and will not be deductible for federal tax purposes. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow (DCF) analyses, and thus represent Level 3 fair value measurements.
The preliminary allocation of the purchase price to the assets acquired and liabilities assumed (including measurement period adjustments recorded through September 30, 2024, see Note 6), and a reconciliation to total consideration transferred is presented in the table below:

(Amounts in millions)
Cash and cash equivalents	$54.1
Accounts receivable	294.2
Investment in films and television programs	370.2
Property and equipment	14.0
Intangible assets	4.0
Other assets (1)	171.1
Accounts payable and accrued liabilities	(67.7)
Content related payable	(38.8)
Participations and residuals (1)	(202.4)
Film related obligations (1)	(105.8)
Other liabilities and deferred revenue (1)	(130.7)

Preliminary fair value of net assets acquired	362.2
Goodwill	10.9

Preliminary purchase price consideration at September 30, 2024	$373.1

(1)	Includes current and non-current amounts.
Investment in films and television programs includes the preliminary fair value of completed films and television programs which have been produced by eOne or for which eOne has acquired distribution rights, as well as the preliminary fair value of films and television programs in production, pre-production
and development. For investment in films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets. Titles that were released less than three years prior to the acquisition date (December 27, 2023) were valued individually and will be amortized using the individual film forecast method, based on the ratio of current period revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Titles released more than three years prior to the acquisition date were valued as part of a library and will be amortized on a straight-line basis over the estimated useful life of 5 years to 10 years.

F-16
6

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The intangible assets acquired include trade names with a weighted average estimated useful life of 5 years. The fair value of the trade names was preliminarily estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments.
Other preliminary fair value adjustments were made to property and equipment and right-of-use
lease assets to reflect the fair value of certain assets upon acquisition.
Deferred taxes, net of any required valuation allowance, were preliminarily adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to film and television programs, other intangible assets, and certain property and equipment, right-of-use
lease assets, and other liabilities.
The fair value of eOne’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values.
Pro Forma Statement of Operations Information.
The following unaudited pro forma condensed consolidated statement of operations information presented below illustrates the results of operations of the Company as if the acquisition of eOne as described above occurred on April 1, 2023. The unaudited pro forma condensed consolidated financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2023, nor is it indicative of future results. The statement of operations information below includes the statement of operations of eOne for the three and six months ended September 30, 2023 combined with the Company’s statement of operations for the three and six months ended September 30, 2023, respectively.

	Three Months Ended September 30,	Six Months Ended September 30,
	2023	2023
	(Amounts in millions)
Revenues	$900.2	$1,667.6
Net income (loss) attributable to Lionsgate Studios Corp.	31.7	(279.4)
The unaudited pro forma condensed consolidated financial information includes, where applicable, adjustments for (i) reductions in amortization expense from the fair value adjustments to investment in films and television programs, (ii) reduction in amortization expense related to acquired intangible assets, (iii) reduction in depreciation expense from the fair value of property and equipment, (iv) transaction costs and other one-time
non-recurring
costs, (v) increase in interest expense resulting from financing the acquisition with borrowings under the Company’s revolving credit facility, (vi) elimination of intercompany activity between eOne and the Company, and (vii) associated tax-related
impacts of adjustments. These pro forma adjustments are based on available information as of the date hereof and upon assumptions that the Company believes are reasonable to reflect the impact of the acquisition of eOne on the Company’s historical financial information on a supplemental pro forma basis. The unaudited pro forma condensed consolidated statement of operations information does not include adjustments related to integration activities, operating efficiencies or cost savings. In addition, the unaudited pro forma condensed consolidated financial information for the six months ended September 30, 2023 includes an impairment of goodwill and trade name of $296.2 million which was reflected in the statement of operations of eOne for the six months ended September 30, 2023.

F-16
7

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of operations of eOne were reflected beginning December 27, 2023, in the Motion Picture and Television Production reportable segments of the Company.
4. Investment in Films and Television Programs
The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Investment in Films and Television Programs:
Released, net of accumulated amortization	$1,051.8	$992.2
Completed and not released	115.8	225.4
In progress	1,097.9	644.4
In development	79.1	67.0

Investment in films and television programs, net	$2,344.6	$1,929.0

At September 30, 2024, acquired film and television libraries have remaining unamortized costs of $258.3 million, which are monetized individually and are being amortized on a straight-line basis or the individual-film-forecast method over a weighted average remaining period of approximately 13.6 years (March 31, 2024 - unamortized costs of $223.1 million).
Amortization of investment in film and television programs was $487.4 million and $717.9 million for the three and six months ended September 30, 2024, respectively, and was included in direct operating expense in the unaudited condensed consolidated statements of operations (three and six months ended September 30, 2023 - $382.6 million and $636.7 million, respectively).
Impairments.
Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the unaudited condensed consolidated statements of operations, and represented the following amounts by segment for the three and six months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Impairments by seg me nt:
Included in direct operating exp en s e (1) :
Motion Picture	$18.3	$26.8	$18.5	$27.0
Television Production	—	5.4	—	5.4

Impairments not included in segment operating results
Included in restructuring and other	(0.5)	—	(0.5)	—

	$17.8	$32.2	$18.0	$32.4

(1)	Impairments included in direct operating expense are included in the amortization expense amounts disclosed above.

F-16
8

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Investments
The Company’s investments consisted of the following:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Investments in equity method investees	$71.3	$68.4
Other investments	6.4	6.4

	$77.7	$74.8

Equity Method Investments:
The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:
Spyglass.
Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.
STARZPLAY Arabia.
STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand
service in the Middle East and North Africa.
Roadside Attractions
. Roadside Attractions is an independent theatrical distribution company.
Pantelion Films.
Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.
42.
42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights; with offices in London and Los Angeles.
Other.
In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.
6. Goodwill
Goodwill
Changes in the carrying value of goodwill by reporting segment were as follows:

	Motion Picture	Television Production	Total
	(Amounts in millions)
Balance as of March 31, 2024	$398.6	$412.6	$811.2
Measurement period adjustments (1)	(2.2)	(2.5)	(4.7)

Balance as of September 30, 2024	$396.4	$410.1	$806.5

(1)
Measurement period adjustments for the acquisition of eOne reflect a decrease to goodwill of $4.7 million resulting from an adjustment to the purchase price related to a settlement of certain working capital items of

F-16
9

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$12.0 million partially offset by a net decrease in the estimated fair value of the net assets acquired. The decrease in the estimated fair value of the net assets acquired consisted of a net decrease to accounts receivable of $4.6 million, a net decrease in investment in films and television programs of $1.6 million, net increases to content related payables of $3.4 million, participations and residuals of $0.4 million, and accrued and other liabilities of $0.2 million, partially offset by a net increase to other assets of $2.9 million.
7. Debt
Total debt of the Company, excluding film related obligations, was as follows:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Intercompany Revolver	$80.4	$—
Intercompany Note:
LGTV Revolver (1)	421.5	575.0
LGTV Term Loan A (1)	314.4	399.3
LGTV Term Loan B (1)	250.0	819.2
eOne IP Credit Facility	340.0	—
LG IP Credit Facility	455.0	—

Total corporate debt	1,861.3	1,793.5
Unamortized debt issuance costs	(18.9)	(10.2)

Total debt, net	1,842.4	1,783.3
Less current portion	(443.0)	(860.3)

Non-current portion of debt	$1,399.4	$923.0

(1)
As of March 31, 2024, amounts reflect the balances outstanding under Lionsgate’s Credit Agreement (including the revolving credit facility, term loan A and term loan B, together referred to as the “Lionsgate Senior Credit Facilities”) prior to the Company’s entry into the Intercompany Note with LGCH described below.

Intercompany Note and Intercompany Revolver
Intercompany Revolver
. In connection with the Separation and Business Combination, on May 13, 2024, LGAC International LLC, a Delaware limited liability company and wholly owned consolidated subsidiary of the Company (“LGAC International”) and Lions Gate Capital Holdings 1, Inc., a Delaware corporation and subsidiary of Lionsgate (“LGCH1”), which is not a consolidated subsidiary of Lionsgate Studios, entered into a revolving credit agreement (the “Intercompany Revolver”), pursuant to which LGAC International and LGCH1 agreed to make revolving loans to each other from time to time, provided that the net amount owing by one party to the other at any particular time may not exceed $150.0 million. Amounts advanced by one party will be used to repay existing indebtedness owing to the other party thereunder, if any, such that at no time will amounts be owing in both directions. The net amount owing under the Intercompany Revolver, at any time, shall bear interest on the outstanding principal amount at a rate equal to adjusted term SOFR plus 1.75%. The Intercompany Revolver will, among other things, terminate in connection with a full separation of the Studio and Starz Businesses.

F-1
70

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intercompany Note.
In connection with the Separation and Business Combination, on May 8, 2024, Lions Gate Capital Holdings LLC, a Delaware limited liability company and subsidiary of Lionsgate (“LGCH”), which is not a consolidated subsidiary of Lionsgate Studios, as lender, entered into an intercompany note and assumption agreement (the “Intercompany Note”) with Lions Gate Television Inc., a Delaware corporation and wholly owned consolidated subsidiary of the Company (“LGTV”), as borrower and assuming party.
Pursuant to the Intercompany Note, LGTV is able to borrow up to $1.1 billion from LGCH on a revolving basis (the “LGTV Revolver”). LGTV also assumed balances of $399.3 million in term A loans (“LGTV Term Loan A”) and $819.2 million in term B loans (“LGTV Term Loan B” and together with the LGTV Revolver and the LGTV Term Loan A, the “LGTV Loans”). Assumed balances of the LGTV Term Loan A and LGTV Term Loan B reflected the outstanding balances of Lionsgate’s term loan A and term loan B under the credit and guarantee agreement dated December 8, 2016, as amended (the “Lionsgate Credit Agreement”). The terms of the Intercompany Note provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Company remain substantially similar to the amounts and terms reflected in historical periods prior to the Separation.
LGTV Revolver Availability of Funds
 & Commitment Fee.
The Company’s borrowing capacity under the LGTV Revolver is $1.1 billion, and as of September 30, 2024 there was $678.5 million available thereunder. LGTV is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on Lionsgate’s achievement of certain leverage ratios, as defined in the Lionsgate Credit Agreement.
Maturity Date:

•	LGTV Revolver & LGTV Term Loan A: April 6, 2026.

•	LGTV Term Loan B: March 24, 2025.
Interest:

•
LGTV Revolver
 & LGTV Term Loan A:
The LGTV Revolver and LGTV Term Loan A bear interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%), with a SOFR floor of zero. The margin is subject to potential increases of up to 50 basis points (two increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Lionsgate Credit Agreement (effective interest rate of 6.70% as of September 30, 2024, before the impact of interest rate swaps, see Note 18 for interest rate swaps).

•
LGTV Term Loan B:
The LGTV Term Loan B bears interest at a rate per annum equal to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero (or an alternative base rate plus 1.25% margin) (effective interest rate of 7.20% as of September 30, 2024, before the impact of interest rate swaps).

Required Principal Payments:

•
LGTV Term Loan A:
Principal payments are required in an amount equal to LGTV’s pro rata share (as determined by LGCH in its reasonable discretion) of the principal payments due and payable under the Lionsgate Credit Agreement. The Lionsgate Credit Agreement requires quarterly principal payments, at quarterly rates of 1.75% and increasing to 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

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LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•
LGTV Term Loan B:
Principal payments are required in an amount equal to LGTV’s pro rata share (as determined by LGCH in its reasonable discretion) of the principal payments due and payable under the Lionsgate Credit Agreement. The Lionsgate Credit Agreement requires quarterly principal payments, at a quarterly rate of 0.25%, with the balance payable at maturity.

The LGTV Term Loan A and LGTV Term Loan B also require mandatory prepayments in the event LGCH is required to make a mandatory repayment pursuant to the terms of the Lionsgate Credit Agreement. The Lionsgate Credit Agreement requires repayment in connection with certain asset sales, subject to certain significant exceptions. The LGTV Term Loan B is subject to additional mandatory repayment of its pro rata share (as determined by LGCH) from specified percentages of excess cash flow, as defined in the Lionsgate Credit Agreement.
Optional Prepayment:

•	LGTV Revolver LGTV Term Loan A & LGTV Term Loan B: The Company may voluntarily prepay the LGTV Loans at any time without premium or penalty.
Guarantee and Security Matters.
The Company and certain of its subsidiaries continue to be guarantors under the Lionsgate Senior Credit Facilities. The Lionsgate Senior Credit Facilities are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions. The Intercompany Note and the Intercompany Revolver are not secured obligations of the obligors thereunder. In the event the Company and its subsidiaries that are Guarantors cease to be Guarantors under the Lionsgate Senior Credit Facilities, LGCH has the right to cause the Company and such subsidiaries to take actions to become guarantors under the Intercompany Note and provide security over property or assets previously pledged under the Lionsgate Senior Credit Facilities.
Covenants.
The Intercompany Note contains representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings. In addition, the Intercompany Note requires the Company observe and perform each of the covenants set forth in the Lionsgate Credit Agreement which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Lionsgate Credit Agreement and are tested quarterly by Lionsgate. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the Lionsgate Credit Agreement, which includes Lionsgate subsidiaries which are not part of the Company. As of September 30, 2024, the Company and Lionsgate were in compliance with all applicable covenants.
Sale Transaction or Change of Control.
LGTV is required to prepay the LGTV Loans immediately prior to or simultaneously with the closing of any Sale Transaction or Change of Control, as defined in the Intercompany Note.
eOne IP Credit Facility
In July 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “eOne IP Credit Facility”) based on and secured by the Company’s intellectual property rights primarily associated with certain titles acquired as part of the eOne acquisition. The maximum principal amount of the eOne IP Credit Facility is $340.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries. The eOne IP Credit Facility is subject to quarterly required

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2

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal payments of $8.5 million, beginning November 14, 2024, with the balance payable at maturity. Advances under the eOne IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum (effective interest rate of 7.10% as of September 30, 2024, before the impact of interest rate swaps, see Note 18 for interest rate swaps). The eOne IP Credit Facility matures on July 3, 2029.
LG IP Credit Facility
In September 2024, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “LG IP Credit Facility”) based on and secured by the Company’s intellectual property rights primarily associated with certain titles. The maximum principal amount of the LG IP Credit Facility is $455.0 million, subject to the amount of collateral available, which is based on the valuation of unsold rights from the libraries. The LG IP Credit Facility is subject to quarterly required principal payments of $11.375 million, beginning February 14, 2025, with the balance payable at maturity. Advances under the LG IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum (effective interest rate of 7.10% as of September 30, 2024, before the impact of interest rate swaps, see Note 19 for interest rate swaps). The LG IP Credit Facility matures on September 30, 2029. See Note 21—Subsequent Events for the November 2024 increase in maximum principal amount of the LG IP Credit Facility and subsequent borrowings.
Lionsgate Exchange Notes and Existing Notes:
On May 8, 2024, LGCH1, an indirect, wholly-owned subsidiary of Lionsgate, which is not a consolidated subsidiary of Lionsgate Studios, issued $389.9 million aggregate principal amount of 5.5% senior notes due 2029 (the “Exchange Notes”) in exchange for an equivalent amount of Lionsgate’s existing 5.5% senior notes due 2029 (the “Existing Notes”). The Exchange Notes initially bear interest at 5.5% annually and mature April 15, 2029, with the interest rate increasing to 6.0% and the maturity date extending to April 15, 2030 effective upon Lionsgate’s completion of the separation of the Starz Business from the Studio Business. Lionsgate may redeem the Exchange Notes, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture governing the Exchange Notes, at certain specified redemption prices set forth in the indenture governing the Exchange Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.
The Exchange Notes and Existing Notes and related interest expense are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company and certain of its subsidiaries are guarantors under the Exchange Notes and the Existing Notes. Upon completion of the separation of the Starz Business from the Studio Business, the Exchange Notes will become obligations of the Company and will be reflected in the Company’s financial statements at that time.
The outstanding principal balance of the Exchange Notes and Existing Notes totaled $715.0 million at September 30, 2024 and March 31, 2024.
As of September 30, 2024, Lionsgate was in compliance with all applicable covenants with respect to the Exchange Notes and the Existing Notes.
Other Debt Transactions
LGTV Term Loan A and LGTV Term Loan B Prepayment
. In May 2024, the Company used the proceeds from the Business Combination to prepay $84.9 million principal amount of the LGTV Term Loan A and $214.1 million of the LGTV Term Loan B, together with accrued and unpaid interest thereon.

F-17
3

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2024, the Company used the proceeds from the LG IP Credit Facility to prepay $355.1 million principal amount of the LGTV Term Loan B, together with accrued and unpaid interest thereon.
See Note 21 - Subsequent Events for the November 2024 repayment in full of the remaining principal amount of the LGTV Term Loan B.
Loss on Extinguishment of Debt
During the three and six months ended September 30, 2024 and 2023, the Company recorded a loss on extinguishment of debt related to the transactions described above as summarized in the table below.

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Loss on Extinguishment of Debt:
Term Loan A and Term Loan B repayment (1)	$(0.5)	$—	$(1.5)	$—

(1)	See LGTV Term Loan A and LGTV Term Loan B Prepayment above.
8. Film Related Obligations

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Film related obligations:
Production Loans	$1,244.8	$1,292.2
Production Tax Credit Facility	260.0	260.0
Backlog Facility and Other	273.2	287.3
Film Library Facility	94.2	109.9

Total film related obligations	1,872.2	1,949.4
Unamortized issuance costs	(9.1)	(11.4)

Total film related obligations, net	1,863.1	1,938.0
Less current portion	(1,634.7)	(1,393.1)

Total non-current film related obligations	$228.4	$544.9

Production Loans
.
Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR-based interest at a weighted average rate of 5.94% (before the impact of interest rate swaps, see Note 18 for interest rate swaps). Production loans amounting to $1,039.1 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $205.7 million are unsecured.
Production Tax Credit Facility.
In January 2021, as amended in March 2024, the Company entered into a non-recourse
senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.

F-17
4

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maximum principal amount of the Production Tax Credit Facility is $260.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. As of September 30, 2024, tax credit receivables amounting to $344.2 million represented collateral related to the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 6.45% at September 30, 2024). The Production Tax Credit Facility matures on January 27, 2025. As of September 30, 2024, there were no amounts available under the Production Tax Credit Facility.
Film Library Facility.
In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “Film Library Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain acquired library titles. The maximum principal amount of the Film Library Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the Film Library Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2024	$60.7	November 14, 2024
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027
Advances under the Film Library Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 7.17% at September 30, 2024). The Film Library Facility matures on July 30, 2027.
Backlog Facility and Other:
Backlog Facility.
In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 6.10% at September 30, 2024). The Backlog Facility revolving period ends on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years, 90 days after the revolving period ends, currently August 14, 2027. As of September 30, 2024, there was $160.2 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2024 - $175.0 million outstanding).

F-17
5

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other.
The Company has other loans, which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of September 30, 2024, there was $113.0 million outstanding (March 31, 2024 - $112.3 million outstanding,) under the “other” loans, incurring SOFR-based interest at a weighted average rate of 6.18%, of which $55.1 million has a contractual repayment date in July 2025 and $57.9 million has a contractual repayment date in April 2027. As of September 30, 2024, accounts receivable amounting to $72.7 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at September 30, 2024 amounting to $65.6 million represented collateral related to the “other” loans.
Lionsgate Film Related Obligations
The Company is a guarantor under certain film related obligations of the Starz Business of Lionsgate with an outstanding principal balance of $67.9 million and nil at September 30, 2024 and March 31, 2024, respectively, with maturity dates in November 2024.
9. Fair Value Measurements
Fair Value
Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Fair Value Hierarchy
Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.
The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of September 30, 2024 and March 31, 2024:

	September 30, 2024			March 31, 2024
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets:	(Amounts in millions)
Interest rate swaps (see Note 18)	$—	$12.2	$12.2	$—	$35.6	$35.6

Liabilities:
Forward exchange contracts (see Note 18)	—	(0.6)	(0.6)	—	(2.8)	(2.8)
Interest rate swaps (see Note 18)	—	(1.7)	(1.7)	—	—	—

F-17
6

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the carrying values and fair values of the Company’s outstanding debt and film related obligations at September 30, 2024 and March 31, 2024:

	September 30, 2024		March 31, 2024
	(Amounts in millions)
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
		(Level 2)		(Level 2)
Intercompany Revolver	$80.4	$80.4	$—	$—
LGTV Revolver	417.6	421.5	569.9	575.0
LGTV Term Loan A	312.9	312.9	396.6	397.3
LGTV Term Loan B	249.7	249.7	816.9	818.1
eOne IP Credit Facility	334.0	340.0	—	—
LG IP Credit Facility	447.9	455.0	—	—
Production Loans	1,239.4	1,244.8	1,286.2	1,292.2
Production Tax Credit Facility	259.6	260.0	258.7	260.0
Backlog Facility and Other	271.9	273.2	285.4	287.3
Film Library Facility	92.3	94.2	107.6	109.9

(1)
The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, other liabilities, and borrowings under Lionsgate’s revolving credit facility prior to the Separation, if any. The carrying values of these financial instruments approximated the fair values at September 30, 2024 and March 31, 2024.
10. Noncontrolling Interests
Redeemable Noncontrolling Interests
Redeemable noncontrolling interests (included in temporary equity on the consolidated balance sheets) primarily relate to 3 Arts Entertainment and Pilgrim Media Group, as further described below.
Redeemable noncontrolling interests are
measured
at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to retained earnings or accumulated deficit.

F-17
7

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Beginning balance	$123.3	$343.6
Net loss attributable to redeemable noncontrolling interests	(1.3)	(3.3)
Adjustments to redemption value	0.6	71.0
Cash distributions	0.5	(0.6)
Purchase of noncontrolling interest	(23.4)	(0.6)

Ending balance	$99.7	$410.1

3 Arts Entertainment.
During the fourth quarter of the year ended March 31, 2024 (in January 2024), the Company closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for $194.1 million. In addition, the Company purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights under the previous arrangement by providing noncontrolling interest holders the right to sell to the Company and the Company the right to purchase their remaining (24%) interest beginning in January 2027.
At the completion of the purchase, a portion of the noncontrolling interest continued to be considered compensatory, as it was subject to forfeiture provisions upon termination of employment under certain circumstances, and the remaining portion represented the noncontrolling interest holders’ fully vested equity interest. Under the new arrangement, the holders’ right to sell their interest to the Company, and the Company’s right to purchase the noncontrolling interest, are based on a formula-based amount (i.e., a fixed EBITDA multiple), subject to a minimum purchase price, rather than being based on fair value. Since the redemption features described above were based on a formula using a fixed multiple, the compensatory portion of the noncontrolling interest is now considered a liability award, and as a result, during the fourth quarter of fiscal 2024, approximately $93.2 million was reclassified from mezzanine equity to a liability, and is reflected in “other liabilities -
non-current”
in the consolidated balance sheet at March 31, 2024 and September 30, 2024.
The redeemable noncontrolling interest balance related to 3 Arts Entertainment reflects the fully vested equity portion of the noncontrolling interest, which remains classified as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s consolidated balance sheets due to the purchase and sale rights beginning in 2027 which were determined to be embedded in the noncontrolling interest, and are outside the control of the Company. The redeemable noncontrolling interest is being adjusted to its redemption value through accumulated deficit through the sale or purchase right date in January 2027. Subsequent to the January 2024 transactions noted above, changes in the carrying value of the redeemable noncontrolling interest are reflected in the calculation of basic and diluted net income or loss per common share attributable to Lionsgate Studios Corp. shareholders, if dilutive, or to the extent the adjustments represent recoveries of amounts previously reflected in the computation of basic and diluted net income or loss per common share attributable to Lionsgate Studios Corp. shareholders (see Note 12).
The liability component of the noncontrolling interest is reflected at its estimated redemption value, with any changes in estimated redemption value recognized as a charge or benefit in general and administrative expense in the consolidated statements of operations over the vesting period (i.e., the period from January 2, 2024 to the sale or purchase right date in January 2027). Earned distributions continue to be accounted for as

F-17
8

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation since such amounts are allocated to the holders based on performance, and are being expensed within general and administrative expense as incurred.
Pilgrim Media Group.
In July 2024, the Company acquired the noncontrolling interest holder’s remaining 12.5% of Pilgrim Media Group for approximately $13.5 million, and recorded a reduction to redeemable noncontrolling interest of $23.4 million, representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the remaining interest recorded as a reduction to accumulated deficit of $9.9 million. Prior to the Company’s acquisition of the remaining interest, the noncontrolling interest was presented as a redeemable noncontrolling interest outside shareholders’ equity on the Company’s consolidated balance sheets, due to put and call options which were determined to be embedded in the noncontrolling interest, and because the put rights were outside the control of the Company.
Other.
The Company has other immaterial redeemable noncontrolling interests.
Other Noncontrolling Interests
Other.
In connection with the Company’s investment in CP LG and acquisition of the acquired library and related assets and liabilities discussed in Note 3, on June 5, 2024, the Company recorded a noncontrolling interest representing approximately 49% of CP LG amounting to $33.6 million. See Note 3 for further information.
In addition, the Company has other immaterial noncontrolling interests that are not redeemable.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Revenue
Revenue by Segment, Market or Product Line
The table below presents revenues by segment, market or product line for the three and six months ended September 30, 2024 and 2023. The Motion Picture and Television Production segments include the revenues of eOne from the acquisition date of December 27, 2023 (see Note 3).

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$20.1	$28.2	$56.1	$94.1
Home Entertainment
Digital Media	114.5	165.7	254.6	339.8
Packaged Media	12.5	16.1	21.8	42.0

Total Home Entertainment	127.0	181.8	276.4	381.8
Television	108.7	100.8	196.7	149.3
International	148.0	79.7	216.0	160.7
Other	3.3	5.4	8.8	16.6

Total Motion Picture revenues (1)	407.1	395.9	754.0	802.5

Television Production
Television	313.1	221.8	473.2	371.9
International	49.7	73.6	85.5	105.6
Home Entertainment
Digital Media	34.3	84.2	53.2	96.0
Packaged Media	0.5	0.3	1.3	0.7

Total Home Entertainment	34.8	84.5	54.5	96.7
Other	19.0	14.0	44.8	38.2

Total Television Production revenues (2)	416.6	393.9	658.0	612.4

Total revenues	$823.7	$789.8	$1,412.0	$1,414.9

(1)
Total Motion Picture revenues for the three months ended September 30, 2024 and 2023 includes $72.1 million and $60.5 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business. Total Motion Picture revenues for the six months ended September 30, 2024 and 2023 includes $136.3 million and $77.1 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)
Total Television Production revenues for the three months ended September 30, 2024 and 2023 includes $149.9 million and $130.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business. Total Television Production revenues for the six months ended September 30, 2024 and 2023 includes $189.4 million and $211.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Remaining Performance Obligations
Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at September 30, 2024 are as follows:

	Rest of Year Ending March 31,	Year Ending March 31,
	2025	2026	2027	Thereafte r	Total
	(Amounts in millions)
Remaining Performance Obligations	$824.0	$781.8	$114.4	$58.6	$1,778.8

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.
Revenues of $68.6 million and $157.9 million, respectively, including variable and fixed fee arrangements, were recognized during the three and six months ended September 30, 2024, from performance obligations satisfied prior to March 31, 2024. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.
Accounts Receivable, Contract Assets and Deferred Revenue
The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue. See the unaudited condensed consolidated balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at September 30, 2024 and March 31, 2024.
Accounts Receivable.
Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.
The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.
Changes in the provision for doubtful accounts consisted of the following:

	March 31 , 2024	(Benefit) provision for doubtful accounts	Other (1)	Uncollectible accounts written-off	September 30 , 2024
	(Amounts in millions)
Provision for doubtful accounts	$6.4	$(1.1)	$2.5	$(1.0)	$6.8

(1)	Represents a measurement period adjustment to the provision for doubtful accounts acquired in the acquisition of eOne (see Note 3).

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contract Assets.
Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire. See Note 19 for contract assets at September 30, 2024 and March 31, 202
4.
Deferred Revenue.
Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Deferred revenue as of September 30, 2024 increased as compared to March 31, 2024 due to the receipt of customers’ payments for certain television programs and motion pictures prior to the Company satisfying the corresponding performance obligation (i.e., completion and delivery of the television programs and motion pictures, and the start of the customers exploitation rights). The change in deferred revenue was also impacted by the industry strikes which has affected the timing of content deliveries. Revenues of
$34.5 million and $
108.6
 million, respectively, were recognized during the three and six months ended September 30, 2024, related to the balance of deferred revenue at March 31, 2024.
12. Net Income (Loss) Per Share
Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period. Basic and diluted net income (loss) per share for the three and six months ended September 30, 2024 and 2023 is presented below:

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions, except per share amounts)
Basic and Diluted Net Income (Loss) Per Common Share:
Numerator:
Net income (loss) attributable to Lionsgate Studios Corp. shareholders	$(113.4)	$15.2	$(156.8)	$(5.3)
Accretion of redeemable noncontrolling interest	(0.3)	—	(0.6)	—

Net income (loss) attributable to Lionsgate Studios Corp. shareholders after accretion of redeemable noncontrolling interest	$(113.7)	$15.2	$(157.4)	$(5.3)

Denominator:
Weighted average common shares outstanding	288.7	253.4	280.6	253.4

Basic and diluted net income (loss) per common share	$(0.39)	$0.06	$(0.56)	$(0.02)

For periods prior to the Separation, basic net income (loss) per share and diluted net loss per share was calculated based on the 253.4 million shares issued to Lionsgate at the closing of the Business Combination.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, for the three and six months ended September 30, 2024 and 2023, the outstanding common shares issuable presented below were excluded from diluted net income (loss) per common share because they are contingently issuable upon certain vesting criteria that have no
t been met as of the reporting period.

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions)
SEAC Sponsor Options	2.2	—	2.2	—

13. Capital Stock
(a) Common Shares
The Company has an unlimited number of authorized shares following the closing of the Business Combination and at September 30, 2024. As of September 30, 2024, common shares reserved for future issuance include SEAC Sponsor Options described below.
As of March 31, 2024 and prior to the Business Combination, the Company was wholly-owned by Lionsgate.
(b) SEAC Sponsor Options
In connection with the Business Combination, 2,200,000 SEAC Sponsor Options to receive LG Studios Common Shares pursuant to the Sponsor Option Agreement, as described in Note 2, were issued and have an exercise price of $0.0001 per share. The SEAC Sponsor Options will become exercisable (i) on or after the date on which the trading price of LG Studios Common Shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) equals or exceeds $16.05 per share or (ii) if a Change of Control (as defined in the Sponsor Option Agreement) occurs, subject to certain conditions. The SEAC Sponsor Options are not considered compensatory nor were they granted in exchange for a good or service. The SEAC Sponsor Options meet the requirements for equity classification because they are considered to be indexed to LG Studios Common Shares and are classified in shareholders’ equity. The Company has recorded the SEAC Sponsor Options to equity at closing of the Business Combination in connection with the reverse recapitalization accounting described at Note 2.
(c) Lionsgate Share-based Compensation
As described in Note 1, the Separation Agreement and the Shared Services Agreement provide that officers, employees and directors of the Company receive awards of equity and equity-based compensation pursuant to the existing equity incentive plan of Lionsgate, the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “2023 Lionsgate Plan”). Such awards will be treated as a capital contribution by Lionsgate to the Company, and the stock based compensation expenses for such awards will be allocated to the Company
Prior to the Separation, the unaudited condensed consolidated financial statements included an allocation of share-based compensation expense attributable to corporate and shared service functions.
The following disclosures of unit data are based on grants related directly to Company employees and Lionsgate co rp
orate and shared employees, and exclude unit data related to employees of the Starz Business.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized the following share-based compensation expense during the three and six months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Compensation Expense:
Stock options	$0.2	$0.5	$0.4	$0.9
Restricted share units and other share-based compensation	8.2	12.9	16.3	20.3
Share appreciation rights	0.2	0.1	0.3	0.2

Total Lionsgate Studios employee share-based compensation expense	8.6	13.5	17.0	21.4
Corporate allocation of share-based compensation	6.7	3.9	10.9	7.6

	15.3	17.4	27.9	29.0
Impact of accelerated vesting on equity awards (1)	4.6	—	4.6	0.5

Total share-based compensation expense	$19.9	$17.4	$32.5	$29.5

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements prior to the Separation.
Share-based compensation expense, by expense category, consisted of the following:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$15.3	$17.4	$27.9	$29.0
Restructuring and other	4.6	—	4.6	0.5

	$19.9	$17.4	$32.5	$29.5

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the stock option, share appreciation rights (“SARs”), restricted stock and restricted share unit activity at Lionsgate for grants related directly to the Company employees and Lionsgate corporate and shared service employees during the six months ended September 30, 2024:

	Stock Options and SARs					Restricted Stock and Restricted Share Units
	Lions Gate Class A Voting Shares		Lions Gate Class B Non-Voting Shares			Lions Gate Class A Voting Shares			Lions Gate Class B Non-Voting Shares
	Number of Shares	Weighted- Average Exercise Price	Number of Shares		Weighted- Average Exercise Price	Number of Shares		Weighted- Average Grant- Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value
	(Number of shares in millions)
Outstanding at March 31, 2024	2.4	$22.96	17.1		$13.92	0.1		$9.27	9.8	$8.93
Granted	—	—	—		—	—		—	7.8	$7.99
Options exercised or restricted stock or RSUs vested	—	—	—	(1)	$7.13	—	(1)	$11.45	(5.7)	$8.79
Forfeited or expired	(0.1)	$20.26	(2.1)		$14.86	—		—	(0.2)	$9.35

Outstanding at September 30, 2024	2.3	$23.10	15.0		$13.80	0.1		$8.98	11.7	$8.21

(1)	Represents less than 0.1 million shares.
14
. Income Taxes
In connection with the Business Combination, on May
9
, 2024, the Company and Lionsgate entered into a tax matters agreement (the “Tax Matters Agreement”) that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
For periods prior to the Business Combination (including the period from April 1, 2024, through May 13, 2024), income taxes were calculated on a separate tax return basis. The separate tax return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and standalone enterprise. The Company’s U.S. operations, and certain of its
non-U.S.
operations historically were included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. Management believes the assumptions supporting the Company’s allocation and presentation of income taxes on a separate tax return basis to be reasonable.
For periods following the Business Combination (including the period from May 14, 2024, through September 30, 2024), income taxes were calculated by applying an estimated effective income tax rate to the Company’s ordinary income (loss), adjusted for the income tax effects of items that related discretely to the period, if any.
The Company’s income tax expense for the three and six months ended September 30, 2024 and 2023 differed from the U.S. federal statutory corporate income tax rate of 21% multiplied by income (loss) before taxes due to the mix of earnings across the various jurisdictions in which operations are conducted, changes in valuation allowances against deferred tax assets, certain minimum income and foreign withholding taxes, charges

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for interest on uncertain tax benefits, and benefits from the releases of reserves for uncertain tax benefits due to the close of audits or expirations of statutes of limitations.
15. Restructuring and Other
Restructuring and other includes restructuring and severance costs and certain transaction and other costs, when applicable. During the three and six months ended September 30, 2024 and 2023, the Company also incurred certain other unusual charges or benefits, which are included in direct operating expense in the consolidated statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the three and six months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Restructuring and other:
Other impairments (1)	$0.5	$—	$18.5	$—
Severance (2)	1.1	1.0	4.1	3.5
Transaction and other costs (3)	5.6	3.9	12.3	5.5

Total Restructuring and Other	7.2	4.9	34.9	9.0

Other unusual charges not included in restructuring and other or the Company’s operating segments:
COVID-19 related charges (benefit) included in direct operating expense (4)	—	(0.5)	(2.1)	(0.4)
Unallocated rent cost included in direct operating expense (5)	5.2	—	10.5	—

Total restructuring and other and other unusual charges not included in restructuring and other	$12.4	$4.4	$43.3	$8.6

(1)
Amounts in the three and six months ended September 30, 2024 include impairments of certain operating lease right-of-use
and leasehold improvement assets related to the Television Production segment associated with facility leases that will no longer be utilized by the Company primarily related to the integration of eOne.

(2)	Severance costs were primarily related to restructuring, acquisition integration activities and other cost-saving initiatives.
(3)
Transaction and other costs in the three and six months ended September 30, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters.

(4)
Amounts include incremental costs incurred, if any, due to circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries of nil and $2.1 million in the three and six months ended September 30, 2024, respectively (three and six months ended September 30, 2023 - insurance recoveries of $0.5 million and $0.5 million, respectively). In the six months ended September 30, 2024 and the three and six months ended September 30, 2023, insurance recoveries exceeded the incremental costs expensed in the period, resulting in a net benefit included in direct operating expense.

(5)	Amounts represent rent cost for production facilities that were unutilized as a result of the industry strikes, and therefore such amounts are not allocated to the segments.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the restructuring and other severance liability were as follows for the six months ended September 30, 2024 and 2023:

	Six Months Ended September 30,
	2024	2023
	(Amounts in millions)
Severance liability
Beginning balance	$19.3	$3.7
Accruals (2)	(0.5)	3.0
Severance payments	(11.4)	(5.1)

Ending balance (1)	$7.4	$1.6

(1)	As of September 30, 2024, the remaining severance liability of approximately $7.4 million is expected to be paid in the next 12 months.
(2)	Excludes $4.6 million and $0.5 million in the six months ended September 30, 2024 and 2023, respectively, of accelerated vesting on equity awards.
16. Segment Information
The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.
The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.
Motion Picture.
Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.
Television Production.
Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction
programming. Television Production includes the licensing of Starz original series productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

F-18
7

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —
 (Continued)

Segment information is presented in the table below. The Motion
P
icture and Television Production segments include the results of operations of eOne from the acquisition date of December 27, 2023 (see Note 3).

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Segment revenues
Motion Picture	$407.1	$395.9	$754.0	$802.5
Television Production	416.6	393.9	658.0	612.4

Total revenue	$823.7	$789.8	$1,412.0	$1,414.9

Gross contribution
Motion Picture	25.4	94.2	$140.0	$192.9
Television Production	41.4	77.5	70.0	113.0

Total gross contribution	66.8	171.7	210.0	305.9
Segment general and administration
Motion Picture	22.8	26.7	51.3	56.1
Television Production	17.0	14.3	34.8	27.0

Total segment general and administration	39.8	41.0	86.1	83.1
Segment profit
Motion Picture	2.6	67.5	88.7	136.8
Television Production	24.4	63.2	35.2	86.0

Total segment profit	$27.0	$130.7	$123.9	$222.8

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain charges related to the
COVID-19
global pandemic, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows
:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Company’s total segment profit	$27.0	$130.7	$123.9	$222.8
Corporate general and administrative expenses (1)	(28.1)	(26.5)	(59.2)	(51.0)
Adjusted depreciation and amortization (2)	(3.2)	(2.4)	(6.7)	(5.2)
Restructuring and other	(7.2)	(4.9)	(34.9)	(9.0)
COVID-19 related benefit (charges) included in direct operating expense (3)	—	0.5	2.1	0.4
Content charges (4)	—	(0.4)	—	(0.8)

Unallocated rent cost included in direct operating expense (5)	(5.2)	—	(10.5)	—
Adjusted share-based compensation expense (6)	(15.3)	(17.4)	(27.9)	(29.0)
Purchase accounting and related adjustments (7)	(2.8)	(3.6)	(5.9)	(15.2)

Operating income (loss)	(34.8)	76.0	(19.1)	113.0
Interest expense	(63.0)	(51.7)	(121.6)	(101.6)
Interest and other income	3.3	2.9	8.4	5.1
Other expense	(13.8)	(10.0)	(15.2)	(13.7)
Loss on extinguishment of debt	(0.5)	—	(1.5)	—
Loss on investments, net	—	(1.6)	—	(1.7)
Equity interests income (loss)	(0.1)	1.8	0.8	1.5

Income (loss) before income taxes	$(108.9)	$17.4	$(148.2)	$2.6

(1)
Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 20). Amount excludes allocation of share-based compensation expense discussed below. The costs included in corporate general and administrative expenses represent certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATE
D
FINANCIAL STATEMENTS — (Continued)

(2)
Adjusted depreciation and amortization represents depreciation and amortization as presented on the unaudited condensed consolidated statements of operations less the depreciation and amortization related to the non-cash
fair value adjustments to property and equipment and intangible assets acquired in acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions)
Depreciation and amortization	$4.2	$3.8	$8.8	$8.0
Less: Amount included in purchase accounting and related adjustments	(1.0)	(1.4)	(2.1)	(2.8)

Adjusted depreciation and amortization	$3.2	$2.4	$6.7	$5.2

(3)
Amounts represent the incremental costs, if any, included in direct operating expense resulting from circumstances associated with the
COVID-19
global pandemic, net of insurance recoveries (see Note 15). These benefits (charges) are excluded from segment operating results.

(4)	Content charges represent certain charges included in direct operating expense in the unaudited condensed consolidated statements of operations, and excluded from segment operating results.
(5)	Amounts represent rent cost for production facilities that were unutilized as a result of the industry strikes, and therefore such amounts are not allocated to the segments.
(6)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions)
Total share-based compensation expense	$19.9	$17.4	$32.5	$29.5
Less:
Amount included in restructuring and other (i)	(4.6)	—	(4.6)	(0.5)

Adjusted share-based compensation	$15.3	$17.4	$27.9	$29.0

(i)
Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(7)	The following sets forth the amounts included in each line item in the financial statements:

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions)
Purchase accounting and related adjustments:
General and administrative expense (i)	$1.8	$2.2	$3.8	$12.4
Depreciation and amortization	1.0	1.4	2.1	2.8

	$2.8	$3.6	$5.9	$15.2

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)
These adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the amortization of the recoupable portion of the purchase price ($1.3 million through May 2023) related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the unaudited condensed consolidated statements of operations due to the relationship to continued employment.

See Note 11 for revenues by media or product line as broken down by segment for the three and six months ended September 30, 2024 and 2023.
The following table reconciles segment general and administration expense to the Company’s total consolidated general and administration expense:

	Three Months Ended September 30 ,		Six Months Ended September 30 ,
	2024	2023	2024	2023
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$39.8	$41.0	$86.1	$83.1
Corporate general and administrative expenses	28.1	26.5	59.2	51.0
Share-based compensation expense included in general and administrative expense	15.3	17.4	27.9	29.0
Purchase accounting and related adjustments	1.7	2.2	3.8	12.4

	$84.9	$87.1	$177.0	$175.5

The reconciliation of total segment assets to the Company’s total consolidated assets is as follows:

	September 30 , 2024	March 31 , 2024
	(Amounts in millions)
Assets
Motion Picture	$1,924.9	$1,851.4
Television Production	2,401.0	2,347.8
Other unallocated assets (1)	935.5	903.8

	$5,261.4	$5,103.0

(1)	Other unallocated assets primarily consist of cash, other assets and investments.
17
. Contingencies
From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.
The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

F-1
9
1

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2024, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.
18
. Derivative Instruments and Hedging Activities
Forward Foreign Exchange Contracts
The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.
As of September 30, 2024, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 19 months from September 30, 2024):

September 30, 2024
Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)		(Amounts in millions)
Czech Koruna	180.0 CZK	in exchange for	$7.7	23.29 CZK
Euro	14.8 EUR	in exchange for	$16.6	0.90 EUR
Canadian Dollar	15.0 CAD	in exchange for	$11.1	1.35 CAD
Mexican Peso	199.1 MXN	in exchange for	$10.4	19.73 MXN
Hungarian Forint	1,498.7 HUF	in exchange for	$3.9	371.46 HUF
New Zealand Dollar	3.6 NZD	in exchange for	$2.3	1.64 NZD
Interest Rate Swaps
The Company is exposed to the impact of interest rate changes, primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed
interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings.
Pay-fixed
swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).
Cash settlements related to interest rate contracts are generally classified as operating activities on the consolidated statements of cash flows.

F-19
2

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the Separation, Business Combination and Intercompany Note described in Note 7, the Company assumed the rights, obligations, costs and benefits associated with and provided under the terms of Lionsgate’s floating-to-fixed
swap contracts.
Designated Cash Flow Hedges.
As of September 30, 2024 and March 31, 2024, the Company had the following pay-fixed
interest rate swaps, which have been designated as cash flow hedges outstanding (all related to the Company’s SOFR-based debt, see Note 7 and Note 8).

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025
June 25, 2018	$200.0	2.723%	March 23, 2025
July 31, 2018	$300.0	2.885%	March 23, 2025
December 24, 2018	$50.0	2.744%	March 23, 2025
December 24, 2018	$100.0	2.808%	March 23, 2025
December 24, 2018	$50.0	2.728%	March 23, 2025
August 15, 2024 (1)	$65.0	4.045%	September 15, 2026
August 15, 2024 (1)	$77.5	3.803%	August 15, 2026
August 15, 2024 (1)	$77.5	3.810%	September 15, 2026

Total	$1,920.0

(1)	Entered into during the three months ended September 30, 2024.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Statement Effect of Derivatives
Unaudited condensed consolidated statements of operations and comprehensive income (loss):
The following table presents the
pre-tax
effect of the Company’s derivatives on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$0.8	$(0.6)	$1.0	$(3.1)
Gain (loss) reclassified from accumulated other comprehensive income (loss) into direct operating expense	$(0.2)	$(0.4)	$(1.2)	$0.1
Interest rate swaps
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(6.3)	$9.3	$(2.8)	$36.4
Gain reclassified from accumulated other comprehensive income (loss) into interest expense	$11.4	$10.9	$22.3	$20.1

Derivatives not designated as cash flow hedges:
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(1.5)	$(1.8)	$(3.1)	$(3.8)

Total direct operating expense on consolidated statements of operations	$628.2	$510.5	$983.8	$872.5
Total interest expense on consolidated statements of operations	$63.0	$51.7	$121.6	$101.6
Unaudited condensed consolidated balance sheets:
The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (see Note 9). Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its unaudited condensed consolidated balance sheets. As of September 30, 2024 and March 31, 2024, there were no swaps outstanding that were subject to a master netting arrangement.

F-19
4

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2024 and March 31, 2024, the Company had the following amounts recorded in the accompanying unaudited condensed consolidated balance sheets related to the Company’s use of derivatives:

	September 30, 2024
	Other Current Assets	Other Accrued Liabilities (current)	Other Liabilities (non-current)
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$0.6	$—
Interest rate swaps	12.2	—	(1.7)

Fair value of derivatives	$12.2	$0.6	$(1.7)

	March 31, 2024
	Other Current Assets	Other Accrued Liabilities (current)
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$2.8
Interest rate swaps	35.6	—

Fair value of derivatives	$35.6	$2.8

As of September 30, 2024, based on the current release schedule, the Company estimates approximately $
1.2
 million of gains associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year
period ending September 30, 2025.
As of September 30, 2024, the Company estimates approximately $23.4 million of gains recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense
during the
one-year
period ending September 30, 2025.
19. Additional Financial Information
The following tables present supplemental information related to the unaudited condensed consolidated fin anci
al statements.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash, Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the unaudited condensed consolidated balance sheets to the total amounts reported in the unaudited condensed consolidated statements of cash flows at September 30, 2024 and March 31, 2024. At September 30, 2024 and March 31, 2024, restricted cash represents primarily amounts related to required cash reserves for interest payments associated with certain corporate debt and film related obligations.

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Cash and cash equivalents	$210.8	$277.0
Restricted cash included in other current assets	48.0	43.7
Restricted cash included in other non-current assets	11.6	13.7

Total cash, cash equivalents and restricted cash	$270.4	$334.4

Accounts Receivable Monetization
Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the unaudited condensed consolidated statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the three and six months ended September 30, 2024 and 2023.
Individual Monetization Agreements.
The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment
by the customers.
The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the three and six months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$186.4	$196.2	$293.8	$300.5
Net cash proceeds received	181.7	187.3	285.8	288.9
Loss recorded related to transfers of receivables	4.7	8.9	8.0	11.6
At September 30, 2024, the outstanding amount of receivables derecognized from the Company’s unaudited condensed consolidated balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $490.5 million (March 31, 2024 - $449.2 million).

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pooled Monetization Agreement.
In December 2019, the Company entered into a revolving agreement, as amended in July 2023, to transfer up to $100.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which matured on October 1, 2023. As customers paid their balances, the Company would transfer additional receivables into the program. The transferred receivables were fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company. The third-party purchasers had no recourse to other assets of the Company in the event of non-payment
by the customers.
The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the three and six months ended September 30, 2023:

	Three Months Ended September 30,	Six Months Ended September 30,
	2023	2023
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$16.3	$22.2
Less amounts from collections reinvested under revolving agreement	(6.2)	(9.1)

Proceeds from new transfers	10.1	13.1
Collections not reinvested and remitted or to be remitted	(9.0)	(13.4)

Net cash proceeds received (paid or to be paid)	$1.1	$(0.3)

Carrying value of receivables transferred and derecognized (1)	$16.3	$22.1
Obligations recorded	$1.0	$2.1
Loss recorded related to transfers of receivables	$1.0	$2.0

(1)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.
At September 30, 2024 and March 31, 2024, there were no outstanding receivables derecognized from the Company’s unaudited condensed consolidated balance sheet, for which the Company continues to service, related to the pooled monetization agreement.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets
The composition of the Company’s other assets is as follows as of September 30, 2024 and March 31, 2024:

	September 30, 2024	March 31, 2024
	(Amounts in millions)
Other current assets
Prepaid expenses and other	$44.6	$34.8
Restricted cash	48.0	43.7
Contract assets	56.6	59.9
Interest rate swap assets	12.2	35.6
Tax credits receivable	166.6	199.1

	$328.0	$373.1

Other non-current assets
Prepaid expenses and other	$13.8	$18.3
Restricted cash	11.6	13.7
Accounts receivable	47.0	111.7
Contract assets	5.2	3.2
Tax credits receivable	394.7	361.7
Operating lease right-of-use assets	307.0	344.3

	$779.3	$852.9

Content Related Payables
Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.
Other Accrued Liabilities
Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $25.2 million and $116.2 million at September 30, 2024 and March 31, 2024, respectively.

F-19
8

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income
The following table summarizes the changes in the components of accumulated other comprehensive income, net of tax. During the six months ended September 30, 2024 and 2023, there was no income tax expense or benefit reflected in other comprehensive income due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2024	$(42.1)	$138.8	$96.7
Other comprehensive income (loss)	11.7	(1.8)	9.9
Reclassifications to net loss (1)	—	(18.0)	(18.0)

September 30, 2024	$(30.4)	$119.0	$88.6

March 31, 2023	$(41.1)	$142.6	$101.5
Other comprehensive income (loss)	(1.3)	33.3	32.0
Reclassifications to net loss (1)	—	(16.4)	(16.4)

September 30, 2023	$(42.4)	$159.5	$117.1

(1)
Represents a loss of $1.2 million included in direct operating expense and a gain of $19.2 million included in interest expense on the unaudited condensed consolidated statement of operations in the six months ended September 30, 2024 (six months ended September 30, 2023—gain of $0.1 million included in direct operating expense and gain of $16.3 million included in interest expense) (see Note 18).

Supplemental Cash Flow Information
Significant
non-cash
transactions during the six months ended September 30, 2024 and 2023 include certain interest rate swap agreements, which are discussed in Note 18, “Derivative Instruments and Hedging Activities”.
Except for
non-cash
financing activity described in Note 20, there were no significant non-cash
financing or investing activities for the six months ended September 30, 2024 and 2023.
20. Related Party Transactions
In connection with the Separation and in the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated prior to the Separation were settled through parent net investment at the time of the transaction:
Lionsgate corporate general and administrative expenses:
As described in Note 1, in connection with the Business Combination, the Company and Lionsgate entered into the Shared Services Agreement which took effect upon the Closing. The Shared Services Agreement facilitates the allocation to the Company of all corporate general and administrative expenses of Lionsgate, except for an amount of $10.0 million to be allocated annually to Lionsgate. During the three and six months ended September 30, 2024, $28.1 million and $59.2 million, respectively, of Lionsgate corporate general and administrative expenses, excluding amounts related to share-based compensation discussed below, were allocated to the Company. Of the total amount allocated to the Company during three and six months ended September 30, 2024, $28.1 million and $45.0 million was allocated to the Company after the Separation pursuant to the Shared Services Agreement.

LIONSGATE STUDIOS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the Separation, during the six months ended September 30, 2024, $14.2 million of corporate expenses were allocated to the Company (three and six months ended September 30, 2023—$26.5 million and $51.0 million, respectively).
Share-based compensation:
The Separation Agreement and the Shared Services Agr
ee
ment provide that officers, employees and directors of LG Studios will continue to receive awards of equity and equity-based compensation pursuant to the existing equity incentive plans of Lionsgate. Such awards are treated as a capital contribution by Lionsgate to LG Studios, and the share-based compensation expense for such awards is allocated to LG Studios.
Prior to the Separation, Lionsgate provided share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Studio Business.
Licensing of content to the Starz Business:
The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. Prior to the Separation, license fee amounts due were settled with the Starz Business through parent net investment. License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the unaudited condensed consolidated balance sheets. The consideration to which the Company is entitled under the license agreements with the Starz Business is included in reve
n
ue from contracts with customers and presented separately in the unaudited condensed consolidated statements of operations (see Note 11).
Operating expense reimbursement:
As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. See “Transactions with Lionsgate” below for further discussion of the settlement of these transactions. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.
Monetization of certain accounts receivables:
The Company had an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement, which matured on October 1, 2023. The Company purchased the transferred receivables at fair value and recorded them at the purchased amount on its balance sheet and classified the purchase price paid in parent net investment (see Note 19). The accounts receivables purchased from the Starz Business were historically pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business was accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections were reflected as investing activities in the unaudited condensed consolidated statements of cash flows.
Transactions with Lionsgate
Prior to the Separation, Lionsgate utilized a centralized approach to cash management. Cash generated by the Studio Business was managed by Lionsgate’s centralized treasury function and cash was routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Payables to and receivables from Lionsgate, primarily related to the Starz Business, were often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate were accounted for as parent net investment.

F-
200

LIONSGATE STUDIOS
CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate were generally accounted for through the parent net investment account. Settlements of amounts payable and receivable when due through the parent net investment account were reflected as cash payments or receipts for the applicable operating transaction within operating activities, with the net change in parent net investment included within financing activities in the unaudited condensed consolidated statements of cash flows.
The net transfers to and from Lionsgate through the period prior to the Separation discussed above were as follows:

	Six Months Ended September 30,
	2024	2023
Cash pooling and general financing activities	$87.9	$(133.2)
Licensing of content (1)	9.7	266.1
Corporate reimbursements	(5.3)	2.0
Corporate expense allocations (excluding allocation of share-based compensation)	2.3	13.9
Funding of purchases of accounts receivables held for collateral	—	(85.6)

Net transfers to (from) Parent per unaudited condensed consolidated statements of cash flows	$94.6	$63.2

Share-based compensation (including allocation of share-based compensation)	(6.0)	(29.5)
Other non-cash transfer (2)	(33.4)	5.3

Net transfers to (from) Parent per unaudited condensed consolidated statements of equity (deficit)	$55.2	$39.0

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.
(2)	Includes a non-cash transfer of debt through Parent net investment of $35.0 million in connection with the Separation in the six months ended September 30, 2024.
21. Subsequent Events
On November 6, 2024, the Company closed an amendment to its LG IP Credit Facility which increased the maximum principal amount of the LG IP Credit Facility to $720.0 million. The Company borrowed $265.0 million under the LG IP Credit Facility, and used the net proceeds to pay in full the remaining $250.0 million principal amount of the LGTV Term Loan B, together with accrued and unpaid interest thereon.

Independent Auditors’ Report

Those Charged with Governance

Entertainment One Film and Television Business:

Opinion

We have audited the combined financial statements of Entertainment One Film and Television Business (the Company), which comprise the combined balance sheets as of December 25, 2022 and December 26, 2021, and the related combined statements of operations, comprehensive loss, parent equity and redeemable non-controlling interests, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 25, 2022 and December 26, 2021, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Providence, Rhode Island

January 17, 2024

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Balance Sheets

December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
ASSETS
Current assets
Cash and cash equivalents, including restricted cash of $13,600 in 2022 and $35,196 in 2021	$91,077	$132,880
Accounts receivable, less allowance for credit losses of $2,266 in 2022 and $3,042 in 2021	157,749	128,417
Inventories	2,974	3,276
Prepaid expenses and other current assets	423,456	400,433

Total current assets	675,256	665,006

Operating lease right-of-use assets	38,233	48,531
Property, plant and equipment, net	28,696	31,079
Investment in productions and investments in acquired content rights	694,002	596,385
Goodwill	231,000	231,000
Other intangibles, net	118,995	141,840
Other	115,091	58,168

Total assets	$1,901,273	$1,772,009

LIABILITIES, NONCONTROLLING INTERESTS AND PARENT EQUITY
Current liabilities
Production financing	$194,781	$170,053
Accounts payable	29,833	6,667
Deferred revenue	22,991	26,604
Accrued participation and residuals	267,037	265,397
Accrued liabilities	207,252	172,940

Total current liabilities	721,894	641,661

Long-term operating lease liabilities	31,012	40,216
Deferred revenue	714	1,474
Other liabilities	32,175	30,467

Total liabilities	785,795	713,818

Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	—	23,938
Parent equity
Net parent investment	1,143,855	1,028,975
Accumulated other comprehensive earnings (loss)	(28,377)	5,278

Total parent equity	1,115,478	1,034,253

Total liabilities, noncontrolling interests and parent equity	$1,901,273	$1,772,009

See accompanying notes to Combined Financial Statements

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Operations

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net revenues	$827,811	$921,043
Costs and expenses:
Direct operating	634,506	734,352
Distribution and marketing	19,299	28,742
General and administration	151,176	135,755
Depreciation and amortization	26,013	26,291

Total costs and expenses	830,994	925,140

Operating loss	(3,183)	(4,097)

Interest expense	14,005	8,444
Interest income	(3,204)	(3,571)
Other income, net	(6,661)	1,302

Loss before income taxes	$(7,323)	$(10,272)
Income tax provision	12,738	1,469

Net loss	(20,061)	(11,741)
Less: Net earnings attributable to noncontrolling interests	576	3,355

Net loss attributable to Entertainment One Film and Television Business	$(20,637)	$(15,096)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Comprehensive Loss

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net loss	$(20,061)	$(11,741)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(33,066)	6,225
Net gains on cash flow hedging activities, net of tax	1,535	3,564
Reclassifications to earnings, net of tax:
Net losses on cash flow hedging activities	(2,124)	(1,067)

Other comprehensive earnings (loss), net of tax	(33,655)	8,722

Total comprehensive loss, net of tax	(53,716)	(3,019)
Total comprehensive earnings attributable to noncontrolling interests	576	3,355

Total comprehensive loss attributable to Entertainment One Film and Television Business	$(54,292)	$(6,374)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Cash Flows

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	Year ended December
	2022	2021
Cash flows from operating activities:
Net loss	$(20,061)	$(11,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	7,028	6,808
Amortization of intangible assets	18,985	19,483
Program cost amortization	492,474	556,898
Share-based compensation funded by Parent	4,506	3,735
Non-cash lease expense	9,087	10,060
Deferred income taxes	948	1,246
Other non-cash items	(589)	2,497
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(1,716)	(36,332)
Decrease (increase) in inventories	143	(263)
Increase in prepaid expenses and other current assets	(41,701)	(103,005)
Program spend	(668,874)	(512,064)
Increase (decrease) in accounts payable	27,182	(21,397)
Increase in accrued liabilities	73,213	59,633
Increase (decrease) in accrued participation and residuals	11,786	(11,833)
Decrease in deferred revenue	(3,738)	(39,819)
Decrease in other noncurrent liabilities	(5,504)	(20,130)
Increase in other noncurrent assets	(59,531)	(9,121)

Net cash used in operating activities	(156,362)	(105,345)

Investing activities:
Additions to property, plant and equipment	(5,988)	(5,730)

Net cash used in investing activities	(5,988)	(5,730)

Financing activities:
Buyout of redeemable noncontrolling interest	(18,500)	—
Distributions to noncontrolling interests	(1,900)	(2,600)
Net proceeds from borrowings	257,883	159,646
Repayments of borrowings	(230,974)	(161,612)
Financing transactions with Parent, net	115,625	80,935

Net cash provided by financing activities	122,134	76,369

Effect of exchange rate changes on cash and cash equivalents	(1,587)	2,470

Change in cash and cash equivalents and restricted cash	(41,803)	(32,236)
Cash, cash equivalents and restricted cash at beginning of year	132,880	165,116

Cash, cash equivalents and restricted cash at end of year	$91,077	$132,880

Supplemental information
Income taxes paid	$(6,314)	$(3,648)

Interest paid	$(6,566)	$(3,515)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Parent Equity and Redeemable Non-Controlling Interests

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net Parent Investment
Balance at the beginning of the year	$1,028,975	$972,191
Net loss attributable to Entertainment One Film and Television Business	(20,637)	(15,096)
Share-based compensation funded by Parent	4,506	3,735
Net contributions from Parent	131,011	68,145

Balance at the end of the year	$1,143,855	$1,028,975

Accumulated Other Comprehensive Earnings (Loss), net of tax
Balance at the beginning of the year	$5,278	$(3,444)
Other comprehensive earnings (loss)	(33,655)	8,722

Balance at the end of the year	(28,377)	5,278

Total Parent Equity	$1,115,478	$1,034,253

Redeemable Non-Controlling Interest
Balance at the beginning of the year	$23,938	$24,440
Distributions paid to noncontrolling owners and other foreign exchange	(1,900)	(3,857)
Buyout of redeemable noncontrolling interest	(22,614)	—
Net earnings attributable to non-controlling interests	576	3,355

Balance at the end of the year	$—	$23,938

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

(1)	Description of Business and Basis of Presentation

Description of Business

The accompanying Combined Financial Statements include the accounts of operations that comprise the Entertainment One (“eOne”) Film and Television operations (the “Company”) of Hasbro, Inc.’s (“Hasbro” or the “Parent”). The eOne Film and Television business produces scripted and unscripted television and motion pictures with global distribution and an extensive film and television library. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements.

On August 3, 2023, Hasbro and certain of its wholly and majority owned subsidiaries entered into a definitive agreement (the “Purchase Agreement”) to sell the Company’s film and television business to Lionsgate (the “Purchaser” or “Lionsgate”). The deal closed on December 27, 2023 for approximately $375 million in cash, subject to certain purchase price adjustments, plus the assumption by Lionsgate of production financing loans. Upon consummation of the Transaction, the historical operations of the Company were transferred to the Purchaser, and Hasbro and the Purchaser entered into various commercial agreements designed to continue to serve their respective customers. The sale included employees, a content library of nearly 6,500 titles, active productions for non-Hasbro owned IP and the eOne unscripted business, which includes rights for certain Hasbro-based shows.

The business does not include Hasbro’s Allspark operations, nor any active productions for Hasbro-owned IP such as Dungeons & Dragons. Consequently, these operations and assets are not included in the accompanying Combined Financial Statements of the Company.

The accompanying Combined Financial Statements reflect the pushdown of the initial Hasbro acquisition accounting for the assets and liabilities acquired in 2019 which were directly attributable to the Company, and which existed as of the Lionsgate acquisition.

Basis Of Presentation

The Combined Financial Statements represent the operations of the Company and have been prepared on a “carve-out” basis. The Combined Financial Statements have been derived from Hasbro’s Consolidated Financial Statements and accounting records, and reflect the Combined Statements of Operations, Statements of Comprehensive Earnings, Balance Sheets, Cash Flows and Parent Equity of the Company in accordance with accounting principles generally accepted in the United States (“GAAP”).

Hasbro provides certain corporate functions to the Company and costs associated with these provided services have been allocated to the Company. These allocations include treasury functions, tax services and employment legal functions. The costs of such services have been allocated to the Company based on an allocation metric which best represents the Company’s portion of corporate expenses incurred, primarily using the relative percentage of operating income. Management believes such allocations to be reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the period presented. The cost allocations for these items are included in in “General and administration” in the Combined Statement of Operations. The total amounts of these cost allocations were approximately $1,008 thousand and $261 thousand for the years ended December 25, 2022 and December 26, 2021, respectively. See Note 18.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Hasbro maintains a number of share-based compensation programs at a corporate level. The Company’s employees participate in those programs, and as such, the Company was charged a portion of the expenses associated with these programs. The Company was directly attributed share-based compensation expenses of $4,506 thousand and $3,735 thousand for the years ended December 25, 2022 and December 26, 2021, respectively. The charges are included in “General and administration” in the Combined Statements of Operations.

Substantially all employees attributable to the Company are covered by defined contribution plans held by the Company, rather than Hasbro. These related expenses are all directly attributable to the Company and resulting liabilities are in Accrued liabilities in the Combined Balance Sheets.

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Combined Balance Sheets.

The Company frequently engages in various activities with Hasbro, resulting in accounts receivable and accounts payable positions. These balances do not settle in cash and have been eliminated through Net Parent Investment for the periods presented. Additionally, intercompany transactions within the Film & Television business have been eliminated for the periods presented.

The Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Combined Statements of Operations, Balance Sheets, and Statement of Cash Flows had the Company operated as an independent business from Hasbro during the periods presented.

(2)	Summary of Significant Accounting Policies

Preparation of Combined Financial Statements

The preparation of the Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and notes thereto. Actual results could differ from those estimates.

Fiscal Year

Entertainment One Film and Television Business’ fiscal year ends on the last Sunday in December. The fiscal years ended December 25, 2022 and December 26, 2021 were both fifty-two-week periods.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include all cash balances and highly liquid investments purchased with an initial maturity to the Company of three months or less. Under the Company’s production financing facilities, certain of the Company’s cash is restricted while the financing is outstanding. At December 25, 2022, $9,494 thousand of the Company’s cash was restricted by such facilities. See Production Financing below and Note 9 for further details. The Company’s cash is also restricted in connection with a historical catalog sale in which the Company

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

sold a future economic interest in certain titles. As part of the sale, the Company agreed to settle a potential unfavorable tax payment of the buyer in relation to the purchased titles. At December 25, 2022, $4,106 thousand of the Company’s cash was restricted for this arrangement.

Accounts Receivable and Allowance for Credit Losses

Credit is granted to customers predominantly on an unsecured basis. Credit limits and payment terms are established based on extensive evaluations made on an ongoing basis throughout the fiscal year with regard to the financial performance, cash generation, financing availability and liquidity status of each customer. The majority of customers are formally reviewed at least annually; more frequent reviews are performed based on the customer’s financial condition and the level of credit being extended. The Company uses a variety of financial transactions, based on availability and cost, to increase the collectability of certain of its accounts, including letters of credit, credit insurance, and requiring cash in advance of delivery.

The Company records an allowance for credit losses for accounts receivable based on management’s expected credit losses. Management’s estimate of expected credit losses is based on its assessment of the business environment, customers’ financial condition, historical collection experience, accounts receivable aging and customer disputes.

Accounts receivable, net on the Combined Balance Sheets represents amounts due from customers less the allowance for credit losses as well as allowances for discounts.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Based upon a consideration of quantities on hand and actual and projected sales volume, slow-moving and obsolete inventory is written down to its estimated net realizable value. At both December 25, 2022, and December 26, 2021, substantially all inventory is comprised of finished goods.

Noncontrolling Interests

The financial results and position of the redeemable noncontrolling interests are included in their entirety in the Company’s Combined Statements of Operations and Combined Balance Sheets. The value of the redeemable noncontrolling interests is presented in the Combined Balance Sheets as temporary equity between liabilities and parent equity. During 2022, the Company redeemed all outstanding redeemable noncontrolling interest in Renegade Entertainment, LLC, the only entity for which the Company previously held redeemable noncontrolling interest. Earnings (losses) attributable to the redeemable noncontrolling interests are presented as a separate line on the Combined Statements of Operations which is necessary to identify those earnings (losses) specifically attributable to Hasbro.

Property, Plant and Equipment, Net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods to depreciate the cost of property, plant, and equipment over their estimated useful lives. The principal lives, in years, used in determining depreciation rates of various assets are: buildings and improvements 15 to 25 and computer hardware and software 3 to 12. Depreciation expense is classified in the Combined Statements of Operations based on the nature of the property and equipment being depreciated.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Property, plant and equipment, net is reviewed for impairment whenever events or circumstances indicate the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset or related asset group to future undiscounted cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying value of the assets exceeds their fair value wherein the fair value is the appraised value. Furthermore, assets to be disposed of are carried at the lower of the net book value or their estimated fair value less disposal costs.

Goodwill and Other Intangible Assets, Net

Goodwill results from the original acquisition of eOne by Hasbro in 2019. Substantially all of the Company’s other intangible assets consist of the cost of exclusive content agreements and libraries. In establishing the value of such rights, the Company considers title ultimate revenue as well as historical collections to date, cash collection timing curves and other financial projections.

Goodwill was attributed based on the fair value of the historical goodwill recognized at the Hasbro acquisition date related to the eOne Film & TV business. There was no further goodwill from business acquisitions to be allocated to the Combined Financial Statements, nor were any impairments recognized.

Goodwill and intangible assets deemed to have indefinite lives are not amortized and are tested for impairment at least annually as of the third quarter of each year. The annual goodwill test begins with a qualitative assessment, where qualitative factors and their impact on critical inputs are assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company determines there is an indication of impairment in its reporting unit based on the qualitative assessment, it is required to perform a quantitative assessment.

The Company performed a qualitative assessment of goodwill in the fourth quarters of 2022 and 2021. Based on the qualitative assessment, the Company determined that there was no impairment trigger which would require a quantitative analysis. As a result, the Company concluded that there was no impairment.

The Company’s intangible assets having definite lives are being amortized over periods ranging from two to fifteen years, primarily using the straight-line method.

The Company reviews intangible assets with definite lives for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset or asset group. If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying value of the assets exceeds their fair value wherein that fair value is determined based on discounted cash flows.

There were no other triggering events in 2022 or 2021 which would indicate the Company’s intangible assets were impaired.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and certain accrued liabilities. At December 25, 2022, the carrying cost of these

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

instruments approximated their fair value. The Company’s financial instruments at December 25, 2022 also include long-term borrowings (see Note 11 for carrying cost and related fair values) as well as certain assets and liabilities measured at fair value (see Notes 11 and 15).

Production Financing

Production financing relates to financing facilities for certain of the Company’s television and film productions. Production financing facilities are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing. These facilities typically have maturities of less than two years while the titles are in production and are repaid once the production is delivered and all tax credits, broadcaster pre-sales and international sales have been received. In connection with the production of a television or film program, the Company records initial cash outflows within cash flows from operating activities due to its investment in the production and concurrently records cash inflows within cash flows from financing activities from the production financing it normally obtains. Under these facilities, certain of the Company’s cash is restricted while the financing is outstanding. On December 25, 2022 and December 26, 2021, $9,494 thousand and $31,015 thousand of the Company’s cash was restricted by such facilities, respectively. For further details, see Note 9.

Revenue Recognition

Revenue is recognized when control of the promised goods, intellectual property or production is transferred to the customers or licensees, in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

The Company enters into contracts to license its intellectual property for use in television and film. The licensees pay the Company either a sales-based or usage-based royalty, or a combination of both, for use of the brands, in some cases subject to minimum guaranteed amounts or fixed fees. The license of the Company’s brands provide access to the intellectual property over the term of the license, generally without any other performance obligation of the Company other than keeping the intellectual property active and is therefore considered a right-to-access license of symbolic intellectual property. The Company records sales-based or usage-based royalty revenues for right-to-access licenses at the occurrence of the licensees’ subsequent sale or usage. When the arrangement includes a minimum guarantee, the Company records the minimum guarantee on a ratable basis over the term of the license period and does not record the sales-based or usage-based royalty revenues until they exceed the minimum guarantee.

The Company produces, sells and licenses television and film content for distribution to third parties in formats that include broadcast, digital streaming, transactional and theatrical. These are intellectual property licenses where the licensees pay either a fixed fee for the content license or a variable fee in the form of a sales-based royalty. The content that the Company delivers to its licensees typically has stand-alone functionality, generally without any other performance obligation of the Company, and is therefore considered a right-to-use license of functional intellectual property. The Company records revenues for right-to-use licenses once the license period has commenced and the licensee has the ability to use the delivered content. In arrangements where the licensee pays the Company a fixed fee for multiple seasons or multiple series of programming,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

arrangement fees are recorded as revenues based upon their relative fair values. The Company also earns advertising revenues from certain content made available on free to consumer streaming video on demand platforms where the Company earns a portion of the advertising revenues earned by the service provider. The performance obligation is met, and revenue is recorded when the user accesses the Company’s content through the streaming platform.

Direct Operating Expenses

Direct operating expenses include investment in productions and acquired content rights amortization, program cost amortization and participation and residual expenses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild—American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

The Company enters into minimum guarantee royalty arrangements related to the purchase of film and television rights for content to be delivered in the future. These agreements may call for payment in advance or future payment of minimum guaranteed amounts. Amounts paid in advance are recorded as an asset and charged to Direct operating expense when the related revenue is recognized in the Combined Statements of Operations. If all or a portion of the minimum guaranteed amounts appear not to be recoverable through future use of the rights obtained under the license, the non-recoverable portion of the guaranty is charged to expense at that time.

Investment in Productions and Acquired Content Rights

The Company incurs costs in connection with the production of television programming and movies. The majority of these costs are capitalized by the Company as they are incurred and amortized using the individual-film-forecast method, whereby these costs are amortized in the proportion that the current year’s revenues bear to management’s estimate of total ultimate revenues as of the beginning of such period related to the program. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates and estimated accruals for residuals and participations. Ultimate revenue includes estimates over a period not to exceed ten years following the date of release of the production. Ultimate revenue used in amortization of acquired content rights is estimated over the life of the acquired rights but no longer than a period of ten years. These capitalized costs are reported at the lower of cost, less accumulated amortization, or fair value, and reviewed for impairment when an event or change in circumstances occurs that indicates that impairment may exist. The fair value is determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. Certain of these agreements require the Company to pay minimum guaranteed advances (“MGs”) for participations and residuals. MGs are recognized in the Combined Balance Sheets when a liability arises, usually on delivery of the television or film program to the Company. The current portion of MGs are recorded as Accrued Liabilities.

Distribution and Marketing Expenses

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and subscription video-on-demand (“SVOD”) expense and home entertainment expenses and marketing.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. SVOD expense represents the advertising and marketing cost associated with the SVOD release of the picture. Home entertainment expenses represents manufacturing costs associated with creating the physical products.

Operating Leases

The Company leases certain property through operating leases. Operating lease right-of-use assets are recorded within Operating lease right-of use assets and the related liabilities are recorded within Accrued liabilities and Other liabilities on the Company’s Combined Balance Sheets. The Company has no material finance leases.

Operating lease assets represent the Company’s right to use the underlying asset for the lease term and lease liabilities represent an obligation to make lease payments according to the terms of the lease. Operating lease assets and liabilities are recognized at the inception of the lease agreement based on the estimated present value of lease payments over the lease term, using our incremental borrowing rate based on information available on the lease commencement date. The Company expenses non-lease components as incurred for real estate leases. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. For further details on the Company’s operating leases, see Note 14.

Income Taxes

For purposes of the Combined Financial Statements, income tax expense and deferred tax balances have been computed as if the Company filed income tax returns on a separate return basis from Hasbro. As a carve-out entity, deferred taxes and effective tax rate may differ from those in the historical periods.

The Company uses the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes are measured using rates expected to apply to taxable income in years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent it believes that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates used to manage the underlying businesses. Actual operating results in future years could differ from current assumptions, judgments and estimates. A valuation allowance is recorded to reduce deferred tax assets to the net amount believed to be more likely than not to be realized. As of December 25, 2022, the valuation allowance of $267,106 thousand was primarily related to net operating losses. If it is determined that our deferred tax assets will be realizable in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The Company uses a two-step process for the measurement of uncertain tax positions that have been taken or are expected to be taken in a tax return. The first step is a determination of whether the tax position should be recognized in the Combined Financial Statements. The second step determines the measurement of the tax position. The Company records potential interest and penalties on uncertain tax positions as a component of income tax expense.

Foreign Currency Translation

Foreign currency assets and liabilities are translated into U.S. dollars at period-end exchange rates, and revenues, costs and expenses are translated at weighted average exchange rates during each reporting period. Net loss includes gains or losses resulting from foreign currency. Other gains and losses resulting from translation of financial statements are a component of other comprehensive earnings (loss).

Pension Plans, Postretirement and Postemployment Benefits

The Company has several plans covering certain groups of employees, which may provide benefits to such employees following their period of employment but prior to their retirement. The Company accrues the costs of these obligations in Other liabilities.

Risk Management Contracts

The Company uses foreign currency forward contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge television and film production costs and production financing as well as other cross-border currency requirements not denominated in the functional currency of the business unit, are primarily denominated in United States and Canadian dollars, Euros and British pound sterling. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

At the inception of the contracts, the Company designates its derivatives as cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items as well as its risk management objectives and strategies for undertaking various hedge transactions. All hedges designated as cash flow hedges are linked to forecasted transactions and the Company assesses, both at the inception of the hedge and on an on-going basis, the effectiveness of the derivatives used in hedging transactions in offsetting changes in the cash flows of the forecasted transaction.

The Company records all derivatives on the Combined Balance Sheets at fair value. Changes in the derivative fair values that are designated as cash flow hedges are deferred and recorded as a component of Accumulated Other Comprehensive Earnings (Loss) (“AOCE”) until the hedged transactions occur and are then recognized in the Combined Statements of Operations. The Company’s foreign currency contracts hedging anticipated cash flows are designated as cash flow hedges. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively. Any gain or loss deferred through that date remains in AOCE until the forecasted transaction occurs, at which time it is reclassified to the Combined Statements of Operations. To the extent the transaction is no longer deemed probable of occurring, hedge accounting treatment is discontinued, and amounts deferred would be reclassified to the Combined

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Statements of Operations. In the event hedge accounting requirements are not met, gains and losses on such instruments are included in the Combined Statements of Operations. The Company uses derivatives to economically hedge net balance sheet exposures in foreign currencies. The Company does not use hedge accounting for these contracts as changes in the fair value of these contracts are substantially offset by the remeasurement of the foreign currency denominated balances.

(3)	Revenue Recognition

Contract Assets

In the ordinary course of business, the Entertainment One Film & TV Business enters into contracts to license their intellectual property, providing licensees right-to-use or access such intellectual property for use in the production and for use within content for distribution over streaming platforms and for television and film. The Company also licenses owned television and film content for distribution to third parties in formats that include broadcast, theatrical and digital streaming. Through these arrangements, the Company may receive advanced royalty payments from licensees, either in advance of a licensees’ subsequent sales to customers or prior to the completion of the Company’s performance obligation. The Company defers revenues on all licenses until the respective performance obligations are satisfied. The Company records the aggregate deferred revenues as contract liabilities, with the current portion recorded within Accrued liabilities and the long-term portion recorded as Other liabilities in the Company’s Combined Balance Sheets. Certain multi-year license arrangements have payment terms over the license period that may differ from the timing of revenue recogntion resulting in the recording of contract assets. The Company records contract assets, primarily related to (1) minimum guarantees being recognized in advance of contractual invoicing, which are recognized ratably over the terms of the respective license periods, and (2) film and television distribution revenues recorded for content delivered, where payment will occur over the license term.

The Company’s contract assets are classified within the following financial statement line items in the Combined Balance Sheets at December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets	$319,045	$311,773
Other	109,607	49,710

Contract assets	$428,652	$361,483

Deferred Revenue

Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $10,957 thousand were recognized during the year ended December 25, 2022.

Unsatisfied Performance Obligations

Unsatisfied performance obligations relate primarily to in-production television content to be delivered in the future under existing agreements with partnering content providers such as broadcasters, distributors, television networks and subscription video on demand services. As of December 25, 2022, unrecognized revenue attributable to unsatisfied performance obligations expected to be recognized in the future was $252,979 thousand. Of this amount, we expect to recognize approximately $205,854 thousand in 2023, $43,172 thousand in 2024, and $3,953 thousand in 2025. These amounts include only fixed consideration.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Accounts Receivable and Allowance for Credit Losses

The Company’s balance for accounts receivable on the Combined Balance Sheets as of December 25, 2022 and December 26, 2021 are primarily from contracts with customers. The Company had no material expense for credit losses in the years ended December 25, 2022 or December 26, 2021.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers by category: Home Video and Digital, Broadcast and Licensing and Production and Other. Information by major revenue stream and a reconciliation to reported amounts are as follows:

(In thousands)	2022	2021
Home Video, Digital and Theatrical	$31,803	$46,714
Broadcast and Licensing	242,526	266,965
Production and Other	553,482	607,364

Total revenues	$827,811	$921,043

See further discussion of the Company’s revenue recognition policy in Note 2.

(4)	Other Comprehensive Loss

Components of other comprehensive loss are presented within the Combined Statements of Comprehensive Loss. The following table presents the related tax effects on changes in other comprehensive loss for each of the two fiscal years ended December 25, 2022 and December 26, 2021.

(In thousands)	2022	2021
Other comprehensive earnings (loss), tax effect:
Tax expense on cash flow hedging activities	$(420)	$(616)
Tax (expense) benefit on foreign currency translation amounts	—	—
Reclassifications to earnings, tax effect:
Tax expense on net losses on cash flow hedging activities	404	203

Total tax effect on other comprehensive loss attributable to Entertainment One Film and Television Business Film and Television	$(16)	$(413)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Changes in the components of accumulated other comprehensive loss, net of tax for each of the two fiscal years ended December 25, 2022 and December 26, 2021 are as follows:

(In thousands)	Gains (Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Earnings (Loss)
2022
Balance at December 26, 2021	$1,886	$3,392	$5,278
Current period other comprehensive earnings (loss)	1,535	(33,066)	(31,531)
Reclassifications from AOCE to earnings	(2,124)	—	(2,124)

Balance at December 25, 2022	$1,297	$(29,674)	$(28,377)

2021
Balance at December 27, 2020	$(611)	$(2,833)	$(3,444)
Current period other comprehensive earnings	3,564	6,225	9,789
Reclassifications from AOCE to earnings	(1,067)	—	(1,067)

Balance at December 26, 2021	$1,886	$3,392	$5,278

Gains (Losses) on Derivative Instruments

At December 25, 2022, the Company had remaining net deferred gains on foreign currency forward contracts, net of tax, of $1,297 thousand in AOCE. These instruments hedge payments related to television and movie production costs paid in 2022 or expected to be paid in 2023 or 2024. These amounts will be reclassified into the Combined Statements of Operations upon recognition of the related costs.

The Company expects net deferred gains included in AOCE at December 25, 2022 to be reclassified to the Combined Statements of Operations within the next 12 months. However, the amount ultimately realized in earnings is dependent on the fair value of the hedging instruments on the settlement dates.

See Note 15 for additional discussion on reclassifications from AOCE to earnings.

(5)	Property, Plant and Equipment

(In thousands)	2022	2021
Computer software and hardware	$27,802	$16,969
Furniture and fixtures	2,466	9,434
Leasehold improvements	16,108	16,035
Less accumulated depreciation	(17,680)	(11,359)

Total property, plant and equipment, net	$28,696	$31,079

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Expenditures for maintenance and repairs which do not materially extend the life of the assets are charged to operations as incurred. In 2022 and 2021 the Company recorded $7,028 thousand and $6,808 thousand, respectively, of depreciation expense.

See Note 14 for additional discussion on right of use assets.

(6)	Goodwill and Other Intangible Assets

Goodwill

The Company’s goodwill was derived from Hasbro’s acquisition in 2019 where the purchase price exceeded the fair value of the net assets acquired. After the allocation of fair values associated with the Acquisition was completed, the Company’s goodwill was approximately $231,000 thousand. The carrying amount of goodwill did not change during the reporting period. The Company performs an annual impairment assessment on goodwill. This annual impairment assessment is performed in the fourth quarter of the Company’s fiscal year. In addition, if an event occurs or circumstances change that indicate that the carrying value may not be recoverable, the Company will perform an interim impairment test at that time.

During the fourth quarters of 2022 and 2021, the Company performed a qualitative goodwill assessment. Based on the qualitative assessments, the Company determined it was not more likely than not that the carrying value exceeded the fair value of the reporting unit and as a result, the Company concluded it was not necessary to perform a quantitative test for impairment of goodwill.

Accordingly, no goodwill impairment was recorded for each of the years ended December 25, 2022 and December 26, 2021.

Other Intangible Assets, Net

The following table represents a summary of the Company’s other intangible assets, net at December 25, 2022 and December 26, 2021:

(In thousands)	2022	2021
Exclusive content agreements and libraries	$89,481	$95,510
Trade name	85,000	85,000
Accumulated amortization	(55,486)	(38,670)

Total other intangibles assets, net	$118,995	$141,840

The Company’s other intangible assets are amortized straight line over their remaining useful lives, and accumulated amortization of these other intangibles is reflected in other intangible assets, net in the accompanying Combined Balance Sheets.

Intangible assets are reviewed for indications of impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable.

The Company will continue to incur amortization expense related to its exclusive content agreements and libraries and trade name. The Company currently estimates amortization expense related to the above intangible

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

assets to be $19,311 thousand for each of the next four years ended 2023 through 2026, with the exclusive content agreements and libraries fully amortizing in the year ended December 2026. Expected amortization expense related to the trade name will be $5,667 thousand in 2027.

(7)	Investments in Productions and Investments in Acquired Content Rights

Investments in productions and investments in acquired content rights are predominantly monetized on a title-by-title basis and are recorded within other assets in the Company’s Combined Balance Sheets, to the extent they are considered recoverable against future revenues. These amounts are being amortized to program cost amortization using a model that reflects the consumption of the asset as it is released through various channels including broadcast licenses, theatrical release and home entertainment. Amounts capitalized are reviewed periodically on an individual film basis and any portion of the unamortized amount that appears not to be recoverable from future net revenues is expensed as part of program cost amortization during the period the loss becomes evident.

Programming costs consist of the following at December 25, 2022 and December 26, 2021:

(In thousands)	2022	2021
Investment in Films and Television Programs:
Individual monetization
Released, net of amortization	$489,756	$446,392
Completed and not released	78,644	25,450
In production	21,915	50,755
Pre-production	103,687	73,788

Total program investments	$694,002	$596,385

The Company recorded $492,474 thousand of program cost amortization related to released programming during 2022, consisting of the following:

(In thousands)	Investment in Production	Investment in Content	Total
Program cost amortization	$431,996	$60,478	$492,474

Based on management’s total revenue estimates at December 25, 2022, the Company’s expected future amortization expenses for capitalized programming costs over the next three years are as follows:

(In thousands)	2023	2024	2025
Estimated Future Amortization Expense:
Individual monetization
Released	$(109,119)	$(67,227)	$(58,166)
Completed and not released	(42,310)	N/A	N/A

Total	$(151,429)	$(67,227)	$(58,166)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

In the normal course of its business, the Company also enters into contracts related to obtaining right of first refusal (“first look deals”) to purchase, distribute, or license certain entertainment projects or content. See Note 17 for more information on the Company’s expected future payments for first look deals.

(8)	Accrued Liabilities

Components of accrued liabilities for the fiscal years ended on December 25, 2022 and December 26, 2021 are as follows:

(In thousands)	2022	2021
Accrued expenses IIP & IIC	$78,923	$72,827
Severance	21,131	2,688
Payroll	20,793	34,300
Current lease liability	8,155	9,306
Accrued taxes	20,089	—
Other	58,161	53,819

Total accrued liabilities	$207,252	$172,940

(9)	Production Financing

Production Financing

The Company uses production financing to fund certain of its television and film productions which are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing.

Interest is charged at bank prime rate plus a margin based on the risk of the respective production. The weighted average interest rate on all production financing as of December 25, 2022 was 3.3%.

The Company’s senior revolving film and television production credit facility (the “RPCF”) with MUFG Union Bank, N.A., as administrative agent and lender and certain other financial institutions, as lenders thereto (the “Revolving Production Financing Agreement”) provides the Company with commitments having a maximum aggregate principal amount of $250 thousand. The Revolving Production Financing Agreement also provides the Company with the option to request a commitment increase up to an aggregate additional amount of $150 thousand subject to agreement of the lenders. The Revolving Production Financing Agreement extends through November 22, 2024. The Company uses the RPCF to fund certain of the Company’s original film and TV production costs. Borrowings under the RPCF are non-recourse to the Company’s assets.

The Company has U.S. dollar production credit facilities and Canadian dollar and U.S. dollar production loans with various banks. For all periods presented, the carrying value approximated fair value. The carrying amounts of each component of Production Financing were as follows:

(In thousands)	Production Loans	Credit Facilities	Total Production Financing
As of December 25, 2022	$53,198	$141,583	$194,781

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The following table represents the movements in production financing during 2022:

(In thousands)	Production Financing
Balance at December 26, 2021	$170,053
Drawdown	257,884
Repayments	(230,974)
Foreign exchange differences	(2,182)

Balance at December 25, 2022	$194,781

The Company expects to repay all of its outstanding production financing loans in 2023.

(10)	Income Taxes

The components of earnings (loss) before income taxes, determined by tax jurisdiction, are as follows:

(In thousands)	2022	2021
United States	$(25,855)	$17,656
International	18,532	(27,928)

Total loss before income taxes	$(7,323)	$(10,272)

Income tax expense (benefit) attributable to loss before income taxes are:

(In thousands)	2022	2021
Current
United States	$—	$—
State and local	526	802
International	9,634	(778)

	10,160	24
Deferred
United States	—	—
State and local	—	—
International	2,578	1,445

	2,578	1,445

Total income taxes	$12,738	$1,469

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

A reconciliation of the statutory United States federal income tax rate to the Company’s effective income tax rate is as follows:

(In thousands)	2022	2021
Statutory income tax rate	$(1,538)	$(2,157)
State and local income taxes, net	(1,203)	650
Tax on international earnings	(1,269)	(297)
Change in valuation allowance	23,579	11,041
Deferred tax rate change	(848)	5,748
Loss on disposition of business	(1,514)	—
Uncertain tax positions	380	(6,393)
Partnership interest	(420)	(420)
Provision to return adjustments	(4,707)	(6,029)
Other permanent adjustments	278	(674)

	$12,738	$1,469

The components of deferred income tax expense (benefit) arise from various temporary differences and relate to items included in the Combined Statements of Operations as well as items recognized in other comprehensive earnings. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 25, 2022 and December 26, 2021 are:

(In thousands)	2022	2021
Deferred Tax Assets
Interest carryforward	$10,050	7,920
Lease liability	16,663	8,902
Depreciation and amortization of long-lived assets	24,039	6,283
Other compensation	6,571	1,016
Loss and credit carryforwards	232,437	249,644
Other	8,504	12,032

Gross deferred tax asset	298,264	285,797

Deferred Tax Liabilities
Right of use asset	16,277	8,834
Depreciation and amortization of long-lived assets	26,260	31,160
Other	5,038	7,475

Gross deferred tax liabilities	47,575	47,469
Valuation allowance	(267,106)	(253,797)

Net deferred income taxes	$(16,417)	$(15,469)

The most significant amount of the loss and credit carryforwards relate to tax attributes of the acquired eOne entities that historically operated at losses in certain jurisdictions. At December 25, 2022, the Company has loss and credit carry forwards of $232,437 thousand, which is a decrease of $17,208 thousand from $249,644 thousand at December 26, 2021. Loss and credit carryforwards as of December 25, 2022 relate primarily to the

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

U.S. and Canada. The Canadian loss carry forwards expire at various dates from 2031 to 2042. Some U.S. federal, state and international loss and credit carryforwards expire at various dates throughout 2023 while others have an indefinite carryforward period.

The recoverability of these future tax deductions and credits is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is generally established. To the extent that a valuation allowance was established and it is subsequently determined that it is more likely than not that the deferred tax assets will be recovered, the change in the valuation allowance is recognized in the Combined Statements of Operations.

The Company has a valuation allowance for certain net deferred tax assets at December 25, 2022 of $267,106 thousand, which is an increase of $13,309 thousand from $253,797 thousand at December 26, 2021. The valuation allowance pertains to certain U.S. state and international loss and credit carryforwards, some of which have no expiration and others that expire beginning in 2023, and other net deferred tax assets. The increase in the valuation allowance is primarily due to increases in certain net deferred tax assets with no corresponding tax benefit.

At December 25, 2022 and December 26, 2021, the Company’s net deferred income taxes are recorded in the Combined Balance Sheets as follows:

(In thousands)	2022	2021
Other assets	$—	$—
Other liabilities	(16,417)	(15,469)

Net deferred income taxes	$(16,417)	$(15,469)

A reconciliation of unrecognized tax benefits, excluding potential interest and penalties, for the fiscal years ended December 25, 2022, and December 26, 2021 is as follows:

(In thousands)	2022	2021
Balance at beginning of year	$23,850	$31,535
Gross increase in prior period tax positions	—	—
Gross decrease in prior period tax positions	(2,137)	(2,137)
Gross increase in current period tax positions	—	—
Decrease related to settlements with tax authorities	(143)	(5,548)

Decreases from the expiration of statute of limitations	$21,570	$23,850

Some of the unrecognized tax benefits as of December 25, 2022, and December 26, 2021 were recorded within Other liabilities in the Company’s Combined Balance Sheets, and some of the unrecognized tax benefits are netted within the Deferred tax assets, which may include a valuation allowance against the assets. If recognized, these tax benefits would have affected our income tax provision for fiscal years 2022, and 2021 by approximately $5,000 thousand and $5,000 thousand, respectively.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

(11)	Fair Value of Financial Instruments

The Company measures certain financial instruments at fair value. The fair value hierarchy consists of three levels: Level 1 fair values are based on quoted market prices in active markets for identical assets or liabilities that the entity has the ability to access; Level 2 fair values are those based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and Level 3 fair values are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. There have been no transfers between levels within the fair value hierarchy.

Accounting standards permit entities to measure many financial instruments and certain other items at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities.

At December 25, 2022 and December 26, 2021, the Company had the following assets and liabilities measured using Level 2 fair value indicators in its Combined Balance Sheets:

(In thousands)	Fair Value
December 25, 2022
Assets:
Derivatives	$6,744

Total assets	$6,744

Liabilities:
Derivatives	$2,266

Total liabilities	$2,266

December 26, 2021
Assets:
Derivatives	$4,294

Total assets	$4,294

Liabilities:
Derivatives	$1,613

Total liabilities	$1,613

The Company’s derivatives consist of foreign currency forward contracts. The Company uses current forward rates of the respective foreign currencies to measure the fair value of these contracts.

(12)	Stock Options and Other Stock Awards

Hasbro has share-based compensation plans under which it grants restricted stock units (RSUs) and performance share units (PSUs) to certain management level employees. In addition, employees and non-employee directors of the Company may be granted options to purchase shares of Hasbro’s common stock at the fair market value at the time of grant.

For the periods presented, the Company has recorded share-based compensation expense directly attributable to employees in the Entertainment One Film and Television Business. Total allocated share-based

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

compensation expense and the associated income tax benefits recognized by the Company within General and Administration in the Combined Statement of Operations are as follows:

(In thousands)	2022	2021
Share-based compensation expense	$4,506	$3,735
Income tax benefits	(128)	(106)

Total share-based compensation expense after income taxes	$4,378	$3,629

(13)	Pension, Postretirement and Postemployment Benefits

Pension and Postretirement Benefits

Expenses related to the Company’s defined contribution plans for 2022 and 2021 were approximately $1,305 thousand and $1,346 thousand, respectively.

Postemployment Benefits

Hasbro has several plans covering certain groups of employees, which may provide benefits to such employees following their period of active employment but prior to their retirement. These plans include certain severance plans which provide benefits to employees involuntarily terminated and certain plans which continue Hasbro’s health and life insurance contributions for employees who have left Hasbro’s employ under terms of its long-term disability plan. For the periods presented, the Company has recorded postemployment benefits expense directly attributable to employees in the Entertainment One Film and Television Business.

(14)	Leases

The Company occupies offices under various operating lease arrangements. The Company has no finance leases. The leases have remaining terms of 1 to 7 years, some of which include options to extend lease terms or options to terminate current lease terms at certain times, subject to notice requirements set out in the lease agreement. Payments under certain of the lease agreements may be subject to adjustment based on a consumer price index or other inflationary indices. The lease liability for such lease agreements as of the adoption date, was based on fixed payments as of the adoption date. Any adjustments to these payments based on the related indices will be recorded to expense as incurred. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. The Company expenses non-lease components as incurred for real estate leases.

The rent expense under such arrangements and similar arrangements that do not qualify as leases under ASU 2016-02, net of sublease income amounted to $13,679 thousand and $15,303 thousand, respectively, for each of the years ended December 25, 2022 and December 26, 2021, and was not material to the Company’s financial statements nor were expenses related to short term leases (expected term less than twelve months) or variable lease payments during those same periods.

All leases expire prior to 2030. Real estate taxes, insurance and maintenance expenses are generally obligations of the Company. Operating leases often contain renewal options. In those locations in which the Company continues to operate, management expects that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Information related to the Company’s leases for the years ended December 25, 2022 and December 26, 2021 is as follows:

(In thousands)	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,100	$10,479
Right-of-use assets obtained in exchange for lease:
Operating leases net of lease modifications	38,233	48,531

Weighted Average Remaining Lease Term:
Operating leases	5.4 years	6.1 years
Weighted Average Discount Rate:
Operating leases	1.7%	1.7%

The following is a reconciliation of future undiscounted cash flows to the operating liabilities, and the related right of use assets, included in our Combined Balance Sheets as of December 25, 2022:

(In thousands)	Year Ended December 25, 2022
2023	$8,991
2024	7,671
2025	7,739
2026	5,524
2027	5,203
2028 and thereafter	5,963

Total future lease payments	41,091
Less imputed interest	1,924

Present value of future operating lease payments	39,167
Less current portion of operating lease liabilities (1)	8,155

Non-current operating lease liability (2)	31,012

Operating lease right-of-use assets, net (3)	$38,233

(1)	Included in Accrued liabilities on the Combined Balance Sheets
(2)	Included in Other liabilities on the Combined Balance Sheets
(3)	Included in Operating lease right-of-use assets on the Combined Balance Sheets

(15)	Derivative Financial Instruments

The Company uses foreign currency forward and option contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge future currency requirements related to television and film production cost and production financing facilities (see Note 9 as well as other cross-border transactions not denominated in the functional currency of the business unit), are primarily denominated in United States and Canadian Dollars,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Pound Sterling and Euros. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a single counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

Cash Flow Hedges

All the Company’s designated foreign currency forward contracts are considered to be cash flow hedges. These instruments hedge a portion of the Company’s currency requirements associated with certain production financing loans and other cross-border transactions, primarily in years 2023 and to a lesser extent, 2024.

At December 25, 2022 and December 26, 2021, the notional amounts and fair values of the Company’s foreign currency forward and option contracts designated as cash flow hedging instruments were as follows:

	2022		2021
(In thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Hedged Transaction

Foreign currency denominated expense	78,298	1,706	166,225	2,222

The fair values of the Company’s foreign currency forward contracts designated as cash flow hedges are recorded in the Combined Balance Sheets at December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets
Unrealized gains	$2,051	$2,739
Unrealized losses	—	—

Net unrealized gains	$2,051	$2,739

Accrued liabilities
Unrealized gains	$—	$—
Unrealized losses	(292)	(517)

Net unrealized losses	$(292)	$(517)

Net gains on cash flow hedging activities have been reclassified from other comprehensive loss to net earnings for the years ended December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Combined Statements of Operations Classification

Other income, net	2,124	(1,067)

Net realized gains	$2,124	$(1,067)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Undesignated Hedges

To manage transactional exposure to fair value movements on certain monetary assets and liabilities denominated in foreign currencies, the Company has implemented a balance sheet hedging program. The Company does not use hedge accounting for these contracts as changes in the fair values of these contracts are offset by changes in the fair value of the balance sheet items. As of December 25, 2022 and December 26, 2021, the total notional amounts of the Company’s undesignated derivative instruments were $296,474 thousand and $505,414 thousand, respectively.

At December 25, 2022 and December 26, 2021, the fair values of the Company’s undesignated derivative financial instruments are recorded in the Combined Balance Sheets as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets
Unrealized gains	$4,693	$1,555
Unrealized losses	—	—

Net unrealized gains	4,693	1,555

Accrued liabilities
Unrealized gains	—	—
Unrealized losses	(1,974)	(1,096)

Net unrealized losses	(1,974)	(1,096)

Total unrealized (losses) gains, net	$2,719	$459

The Company recorded net gains (losses) of $2,766 thousand and $(1,427) thousand on these instruments to other (income) expense, net for 2022 and 2021, respectively, relating to the change in fair value of such derivatives, substantially offsetting gains and losses from the change in fair value of the items to which the instruments relate.

For additional information related to the Company’s derivative financial instruments see Notes 4 and 11.

(16)	Restructuring Actions

During 2020, the Company took certain integration actions related to the acquisition of eOne by Hasbro in 2019.

During 2022, in support of Blueprint 2.0, the Parent announced an Operational Excellence program which the Company took certain restructuring actions, including global workforce reductions, resulting in severance and other employee charges of $23,846 thousand recorded in General and Administration.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The detail of activity related to the Company’s programs as of December 25, 2022 is as follows:

	Integration Program	Operational Excellence Program
Remaining amounts to be paid as of December 27, 2020	$11,121	$—
Payments made in 2021	(8,542)	—

Remaining amounts to be paid as of December 26, 2021	2,579	—
2022 restructuring charges	—	23,846
Payments made in 2022	(1,616)	(3,678)

Remaining amounts to be paid as of December 25, 2022	$963	$20,168

(17)	Commitments and Contingencies

The Company enters into license agreements with strategic partners for the use of intellectual properties in its content. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In addition, the Company enters into contractual commitments to obtain film and television content distribution rights and minimum guarantee commitments related to the purchase of film and television rights for content to be delivered in the future. Under terms of existing agreements as of December 25, 2022, the Company may, provided the other party meets their contractual commitment, be required to pay amounts as follows: 2023: $24,609 thousand; 2024: $1,545 thousand.

The Company enters into contracts with certain partners which among other things, provide the Company with the right of first refusal to purchase, distribute, or license certain entertainment projects or content. At December 25, 2022, the Company estimates that it may be obligated to pay $16,792 thousand and $3,638 thousand, in 2023 and 2024, respectively, related to such agreements.

The Company is party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Combined Financial Statements.

See Note 14 for additional information on the Company’s future lease payment commitments. See Note 9 for additional information on the Company’s long-term debt and production financing repayments.

(18)	Related Parties

The Company has not historically operated as a standalone business and the Combined Financial Statements are derived from the Consolidated Financial Statements and accounting records of Hasbro. The following disclosure summarizes activity between the Company and Hasbro. The Company historically settles intercompany transaction between entities and will net settle intercompany transactions to parent equity prior to close.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Cost Allocations from Hasbro

Hasbro provides certain services including treasury, tax and legal functions to the Company. The Combined Financial Statements reflect an allocation of these costs. See Note 1 for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the Combined Statement of Operations as follows:

(In thousands)	2022	2021
General and administration expenses	$1,008	$261

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether the functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Net Parent Investment

“Net parent investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company and other related parties, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Combined Balance Sheets.

(In thousands)	2022	2021
Net Parent Investment
Corporate allocations	1,008	261
Share-based compensation funded by Parent	4,506	3,735

Net increase in Net Parent Investment	$5,514	$3,996

Related Party Distribution Arrangements

In the ordinary course of business, the Company distributes Hasbro IP-related content through various physical and digital distribution arrangements. Expenses related to these related party distribution arrangements may not be indicative of the actual expenses the Company would have incurred as a separate, stand-alone company or of the costs the Company will incur in the future.

Expenses related to these arrangements were $3,656 thousand and $5,625 thousand in the Combined Statement of Operations for the years ended December 25, 2022 and December 26, 2021, respectively.

(19)	Subsequent Events

The Company has performed an evaluation of subsequent events through January 17, 2024, which is the which is the date the financial statements were available to be issued.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

During the second quarter of 2023, the Company determined that a triggering event occurred following a downward revision of the Company’s financial forecast, driven by challenging industry conditions that included the strike by the Writers Guild of America. As a result, the Company performed a quantitative impairment test and determined that the goodwill related to the Film and TV business was impaired. During the second quarter of 2023, the Company recorded pre-tax non-cash impairment charges of $296,167 thousand as the carrying value of the goodwill exceeded its expected fair value, as determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. These impairment charges consisted of a $231,000 thousand goodwill impairment charge associated with goodwill assigned to the Film and TV business, recorded within Impairment of Goodwill and a $65,167 thousand intangible asset impairment charge related to the Company’s definite-lived intangible eOne Trade Name. These charges are recorded in General and Administration costs, within the Combined Statements of Operations for the quarter and six months ended July 2, 2023.

On December 27, 2023, Hasbro completed the sale of all of the issued and outstanding equity interests of the eOne Film and Television business to Lionsgate. See Footnote 1 for additional information on the Transaction.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Financial Statements

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Unaudited)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Balance Sheets

October 1, 2023 and December 25, 2022

(Thousands of Dollars)

	October 1, 2023	December 25, 2022
ASSETS
Current assets
Cash and cash equivalents, including restricted cash of $4,133 in 2023 and $13,600 in 2022	$71,022	$91,077
Accounts receivable, less allowance for credit losses of $1,398 in 2023 and $2,266 in 2022	85,186	157,749
Inventories	2,730	2,974
Prepaid expenses and other current assets	410,374	423,456

Total current assets	569,312	675,256

Operating lease right-of-use assets	29,233	38,233
Property, plant and equipment, net	22,273	28,696
Investment in productions and investments in acquired content rights	731,855	694,002
Goodwill	—	231,000
Other intangibles, net	42,402	118,995
Other	113,029	115,091

Total assets	$1,508,104	$1,901,273

LIABILITIES, NONCONTROLLING INTERESTS AND PARENT EQUITY
Current liabilities
Production financing	$150,096	$194,781
Accounts payable	22,631	29,833
Deferred revenue	26,484	22,991
Accrued participation and residuals	229,823	267,037
Accrued liabilities	136,727	207,252

Total current liabilities	565,761	721,894

Long-term operating lease liabilities	25,643	31,012
Deferred revenue	1,098	714
Other liabilities	13,785	32,175

Total liabilities	606,287	785,795

Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	—	—
Parent equity
Net parent investment	929,651	1,143,855
Accumulated other comprehensive loss	(27,834)	(28,377)

Total parent equity	901,817	1,115,478

Total liabilities, noncontrolling interests and parent equity	$1,508,104	$1,901,273

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Operations

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net revenues	$419,325	$518,174
Costs and expenses:
Direct operating	320,545	394,479
Distribution and marketing	28,384	12,548
General and administration	87,555	98,221
Depreciation and amortization	18,476	19,584
Impairment of goodwill and trade name	296,167	—
Total costs and expenses	751,127	524,832

Operating loss	(331,802)	(6,658)

Interest expense	29,389	7,261
Interest income	(5,481)	(1,951)
Other expense, net	2,759	311

Loss before income taxes	$(358,469)	$(12,279)
Income tax provision (benefit)	(38,349)	11,237

Net loss	(320,120)	(23,516)
Less: Net earnings attributable to noncontrolling interests	—	576

Net loss attributable to Entertainment One Film and Television Business	$(320,120)	$(24,092)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Comprehensive Loss

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net loss	$(320,120)	$(23,516)
Other comprehensive earnings (loss):
Foreign currency translation adjustments, net of tax	1,894	(37,978)
Net gains on cash flow hedging activities, net of tax	408	8,083
Reclassifications to earnings, net of tax:
Net losses on cash flow hedging activities	(1,759)	(1,186)

Other comprehensive earnings (loss), net of tax	543	(31,081)

Total comprehensive loss, net of tax	(319,577)	(54,597)
Total comprehensive earnings attributable to noncontrolling interests	—	576

Total comprehensive loss attributable to Entertainment One Film and Television Business	$(319,577)	$(55,173)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Cash Flows

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Cash flows from operating activities:
Net loss	$(320,120)	$(23,516)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,815	5,293
Amortization of intangible assets	11,661	14,291
Program cost amortization	249,848	318,966
Share-based compensation funded by Parent	8,223	3,019
Non-cash lease expense	9,049	6,560
Deferred income taxes	(41,902)	(38)
Impairment of goodwill and trade name	296,167	—
Other non-cash items	(1,351)	6,897
Changes in assets and liabilities:
Decrease in accounts receivable	47,262	4,799
Decrease (increase) in inventories	245	(290)
Decrease in prepaid expenses and other current assets	27,817	4,221
Program spend	(304,052)	(453,483)
Increase (decrease) in accounts payable	(7,503)	10,071
Increase (decrease) in accrued liabilities	(41,829)	39,422
Decrease in accrued participation and residuals	(37,829)	(11,922)
Increase in deferred revenue	3,845	14,438
Decrease in Other noncurrent liabilities	(7,357)	(1,279)
Decrease (increase) in Other noncurrent assets	27,347	(41,186)

Net cash used in operating activities	(73,664)	(103,737)

Investing activities:
Additions to Property, plant and equipment	(478)	(4,972)

Net cash used in investing activities	(478)	(4,972)

Financing activities:
Buyout of redeemable noncontrolling interest	—	(18,500)
Distributions to noncontrolling interests	—	(1,900)
Net proceeds from borrowings	117,944	204,032
Repayments of borrowings	(162,029)	(188,752)
Financing transactions with Parent, net	97,445	79,895

Net cash provided by financing activities	53,360	74,775

Effect of exchange rate changes on cash and cash equivalents	727	(980)

Change in cash and cash equivalents and restricted cash	(20,055)	(34,914)
Cash, cash equivalents and restricted cash at beginning of period	91,077	132,880

Cash, cash equivalents and restricted cash at end of period	$71,022	$97,966

Supplemental information
Income taxes paid	$(8,948)	$(2,824)

Interest paid	$(9,626)	$(202)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Parent Equity and Redeemable Non-Controlling Interest

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net Parent Investment
Balance at the beginning of the period	$1,143,855	$1,028,975
Net loss attributable to Entertainment One Film and Television Business	(320,120)	(24,092)
Share-based compensation funded by Parent	8,223	3,019
Net contributions from Parent	97,693	86,737

Balance at the end of the period	$929,651	$1,094,639

Accumulated Other Comprehensive Earnings (Loss), net of tax
Balance at the beginning of the period	$(28,377)	$5,278
Other comprehensive earnings (loss)	543	(31,081)

Balance at the end of the period	(27,834)	(25,803)

Total Parent Equity	$901,817	$1,068,836

Redeemable Non-Controlling Interest
Balance at the beginning of the period	$—	$23,938
Distributions paid to noncontrolling owners and other foreign exchange	—	(1,500)
Buyout of redeemable noncontrolling interest	—	(23,014)
Net earnings attributable to noncontrolling interests	—	576

Balance at the end of the period	$—	$—

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(1)	Description of Business and Basis of Presentation

Description of Business

The accompanying Condensed Combined Financial Statements include the accounts of operations that comprise the Entertainment One (“eOne”) Film and Television operations of Hasbro, Inc. (“Hasbro” or the “Parent”) (the “Company”). The eOne Film and Television business produces scripted and unscripted television and motion pictures with global distribution and an extensive film and television library. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Condensed Combined Financial Statements.

On August 3, 2023, Hasbro and certain of its wholly and majority owned subsidiaries entered into a definitive agreement (the “Purchase Agreement”) to sell the Company’s film and television business to Lionsgate (the “Purchaser” or “Lionsgate”) for approximately $500,000 thousand (the “Transaction”). Upon consummation of the Transaction, the historical operations of the Company will be transferred to the Purchaser, and Hasbro and the Purchaser will enter into various commercial agreements designed to continue to serve their respective customers. The sale will include employees, a content library of nearly 6,500 titles, active productions for non-Hasbro owned IP and the eOne unscripted business, which will include rights for certain Hasbro-based shows.

The business does not include Hasbro’s Allspark operations, nor any active productions for Hasbro-owned IP such as Dungeons & Dragons. Consequently, these assets are not included in the accompanying Condensed Combined Financial Statements of the Company.

The accompanying Condensed Combined Financial Statements reflect the pushdown of acquisition accounting for the assets and liabilities which were directly attributable to the Company, and which existed as of the Lionsgate acquisition.

Basis Of Presentation

The Condensed Combined Financial Statements represent the operations of the Company and have been prepared on a “carve-out” basis. The Condensed Combined Financial Statements have been derived from Hasbro’s Consolidated Financial Statements and accounting records, and reflect the Condensed Combined Statements of Operations, Statements of Comprehensive Earnings, Balance Sheets, Cash Flows and Equity in accordance with accounting principles generally accepted in the United States (“GAAP”).

Hasbro provides certain corporate functions to the Company and costs associated with these provided services have been allocated to the Company. These allocations include treasury functions, tax services and employment legal functions. The costs of such services have been allocated to the Company based on an allocation metric which best represents the Company’s portion of corporate expenses incurred, primarily using the relative percentage of operating income. Management believes such allocations to be reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the period presented. The cost allocations for these items are included in in “General and administration” in the Condensed Combined Statement of Operations. The total amounts of these cost allocations were approximately $299 thousand and $100 thousand for the nine months ended October 1, 2023 and September 25, 2022, respectively. See note 15.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Hasbro maintains a number of share-based compensation programs at a corporate level. The Company’s employees participate in those programs, and as such, the Company was charged a portion of the expenses associated with these programs. The Company was directly attributed share-based compensation expenses of $8,223 thousand and $3,019 thousand for the nine months ended October 1, 2023 and September 25, 2022, respectively. The charges are included in “General and administration” in the Condensed Combined Statements of Operations.

Substantially all employees attributable to the Company are covered by defined contribution plans held by the Company, rather than Hasbro. These related expenses are all directly attributable to the Company and resulting liabilities are in Accrued liabilities in the Condensed Combined Balance Sheet.

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Condensed Combined Balance Sheets.

The Company frequently engages in various activities with Hasbro, resulting in accounts receivable and accounts payable positions. These balances do not settle in cash and have been eliminated through Net Parent Investment for the periods presented. Additionally, intercompany transactions within the Film and Television business have been eliminated for the periods presented.

The Condensed Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Condensed Combined Statements of Operations, Balance Sheets, and Statement of Cash Flows had the Company operated as an independent business from Hasbro during the periods presented.

Preparation of Condensed Combined Financial Statements

The preparation of the Condensed Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Condensed Combined Financial Statements and notes thereto. Actual results could differ from those estimates.

The nine-month periods ended October 1, 2023 and September 25, 2022 were 40-week and 39-week periods, respectively. The results of operations for the nine months ended October 1, 2023 are not necessarily indicative of results to be expected for the full year 2023, nor were those of the comparable 2022 period representative of those actually experienced for the full year 2022.

The Condensed Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Condensed Combined Statement of Operations, Balance Sheet, and Statement of Cash Flows would have been had the Company operated as an independent business from Hasbro during the periods presented. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Condensed Combined Financial Statements.

Impairment of Reporting Unit

During the second quarter of 2023, the Company determined that a triggering event occurred following a downward revision of the Company’s financial forecast, driven by challenging industry conditions that included

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

the strike by the Writers Guild of America. As a result, the Company performed a quantitative impairment test and determined that the Company’s reporting unit was impaired. During the second quarter of 2023, the Company recorded pre-tax non-cash impairment charges of $296,167 thousand as the carrying value of the reporting unit exceeded its expected fair value, as determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. These impairment charges consisted of a $231,000 thousand goodwill impairment charge associated with goodwill and a $65,167 thousand intangible asset impairment charge related to the Company’s definite-lived intangible eOne Trade Name, recorded in Impairment of goodwill and trade name, within the Consolidated Statements of Operations for the nine months ended October 1, 2023.

(2)	Revenue Recognition

Contract Assets

In the ordinary course of business, the Entertainment One Film & TV Business enters into contracts to license their intellectual property, providing licensees right-to-use or access such intellectual property for use in the production and for use within content for distribution over streaming platforms and for television and film. The Company also licenses owned television and film content for distribution to third parties in formats that include broadcast, theatrical and digital streaming. Through these arrangements, the Company may receive advanced royalty payments from licensees, either in advance of a licensees’ subsequent sales to customers or prior to the completion of the Company’s performance obligation. The Company defers revenues on all licenses until the respective performance obligations are satisfied. The Company records the aggregate deferred revenues as contract liabilities, with the current portion recorded within Accrued Liabilities and the long-term portion recorded as Other Liabilities in the Company’s Condensed Combined Balance Sheets. The Company records contract assets, primarily related to (1) minimum guarantees being recognized in advance of contractual invoicing, which are recognized ratably over the terms of the respective license periods, and (2) film and television distribution revenues recorded for content delivered, where payment will occur over the license term.

The Company’s contract assets are classified within the following financial statement line items in the Condensed Combined Balance Sheets at October 1, 2023 and December 25, 2022 as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets	$301,599	$319,045
Other	84,025	109,607

Contract assets	$385,624	$428,652

Deferred Revenue

Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $16,430 thousand were recognized during the nine months ended October 1, 2023, related to the balance of deferred revenue at December 25, 2022.

Unsatisfied Performance Obligations

Unsatisfied performance obligations relate primarily to in-production television content to be delivered in the future under existing agreements with partnering content providers such as broadcasters, distributors,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

television networks and subscription video on demand services. As of October 1, 2023, unrecognized revenue attributable to unsatisfied performance obligations expected to be recognized in the future was $120,516 thousand. Of this amount, we expect to recognize approximately $95,616 thousand in 2023, $22,801 thousand in 2024, and $1,959 thousand in 2025, and $140 thousand in 2026. These amounts include only fixed consideration.

Accounts Receivable and Allowance for Credit Losses

The Company’s balance for accounts receivable on the Condensed Combined Balance Sheets as of October 1, 2023 and December 25, 2022 are primarily from contracts with customers. The Company had no material expense for credit losses in the nine months ended October 1, 2023 or September 25, 2022.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers by category: Home Video and Digital, Broadcast and Licensing and Production and Other. Information by major revenue stream and a reconciliation to reported amounts for the nine months ended October 1, 2023 and September 25, 2022 are as follows:

(In thousands)	2023	2022
Home Video, Digital and Theatrical	$18,873	$19,766
Broadcast and Licensing	138,208	129,528
Production and Other	262,244	368,880

Total revenues	$419,325	$518,174

(3)	Other Comprehensive Loss

Components of other comprehensive loss are presented within the Condensed Combined Statements of Comprehensive Loss. The following table presents the related tax effects on changes in other comprehensive loss for each of the nine months ended October 1, 2023 and September 25, 2022.

(In thousands)	2023	2022
Other comprehensive earnings (loss), tax effect:
Tax (expense) benefit on cash flow hedging activities	$(33)	$(1,911)
Tax (expense) benefit on foreign currency translation amounts	—	—
Reclassifications to earnings, tax effect:
Tax expense (benefit) on net (gains) losses on cash flow hedging activities	13	232

Total tax effect on other comprehensive loss attributable to Entertainment One Film and Television Business Film and Television	$(20)	$(1,679)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Changes in the components of accumulated other comprehensive loss, net of tax for each of the nine months ended October 1, 2023 and September 25, 2022 are as follows:

(In thousands)	Gains (Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Earnings (Loss)
2023
Balance at December 25, 2022	$1,296	$(29,673)	$(28,377)
Current period other comprehensive earnings (loss)	408	1,894	2,302
Reclassifications from AOCE to earnings	(1,759)	—	(1,759)

Balance at October 1, 2023	$(55)	$(27,779)	$(27,834)

2022
Balance at December 26, 2021	$1,886	$3,392	$5,278
Current period other comprehensive earnings (loss)	8,083	(37,978)	(29,895)
Reclassifications from AOCE to earnings	(1,186)	—	(1,186)

Balance at September 25, 2022	$8,783	$(34,586)	$(25,803)

Gains (Losses) on Derivative Instruments

At October 1, 2023, the Company had remaining net deferred losses on foreign currency forward contracts, net of tax, of $55 thousand in AOCE. These instruments hedge payments related to television and movie production costs paid in 2023 or expected to be paid in 2024 or 2025. These amounts will be reclassified into the Condensed Combined Statements of Operations upon recognition of the related costs.

The company expects net deferred gains included in AOCE at October 1, 2023, to be reclassified to the Condensed Combined Statements of Operations within the next 12 months. However, the amount ultimately realized in earnings is dependent on the fair value of the hedging instruments on the settlement dates.

See note 12 for additional discussion on reclassifications from AOCE to earnings.

(4)	Property, Plant and Equipment

(In thousands)	October 1, 2023	December 25, 2022
Computer software and hardware	$27,980	$27,802
Furniture and fixtures	2,612	2,466
Leasehold improvements	16,148	16,108
Less accumulated depreciation	(24,467)	(17,680)

Total property, plant and equipment, net	$22,273	$28,696

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Expenditures for maintenance and repairs which do not materially extend the life of the assets are charged to operations as incurred. In the nine months ended October 1, 2023 and September 25, 2022, the Company recorded $6,815 thousand and $5,293 thousand, respectively, of depreciation expense.

See note 11 for additional discussion on right of use assets.

(5)	Goodwill and Other Intangible Assets

Goodwill

Changes in the carrying amount of goodwill, for the nine months ended October 1, 2023 are as follows:

(In thousands)	Goodwill
Balance as of December 25, 2022	$231,000
Impairment during the period (1)	(231,000)

Balance as of October 1, 2023	$—

(1)	See note 1 for discussion of goodwill impairment recorded during the second quarter of 2023.

Other Intangible Assets, Net

The following table represents a summary of the Company’s other intangible assets, net at October 1, 2023 and December 25, 2022:

(In thousands)	2023	2022
Exclusive content agreements and libraries	$89,726	$89,481
Trade name (1)	—	85,000
Accumulated amortization	(47,324)	(55,486)

Total other intangibles assets, net	$42,402	$118,995

(1)	See note 1 for discussion of eOne Trade name impairment recorded during the second quarter of 2023.

The Company’s other intangible assets are amortized straight line over their remaining useful lives, and accumulated amortization of these other intangibles is reflected in other intangible assets, net in the accompanying Condensed Combined Balance Sheets.

Intangible assets are reviewed for indications of impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. See note 1 for discussion of eOne Trade name impairment recorded during the second quarter of 2023.

(6)	Investments in Productions and Investments in Acquired Content Rights

Investments in productions and investments in acquired content rights are predominantly monetized on a title-by-title basis and are recorded within other assets in the Company’s Condensed Combined Balance Sheets,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

to the extent they are considered recoverable against future revenues. These amounts are being amortized to program cost amortization using a model that reflects the consumption of the asset as it is released through various channels including broadcast licenses, theatrical release and home entertainment. Amounts capitalized are reviewed periodically on an individual film basis and any portion of the unamortized amount that appears not to be recoverable from future net revenues is expensed as part of program cost amortization during the period the loss becomes evident. The Company’s unamortized investments in productions and investments in acquired content rights consisted of the following at October 1, 2023 and December 25, 2022:

(In thousands)	2023	2022
Investment in Films and Television Programs:
Individual monetization
Released, net of amortization	$463,657	$489,756
Completed and not released	68,741	78,644
In production	76,013	21,915
Pre-production	123,444	103,687

Total program investments	$731,855	$694,002

The Company recorded $249,848 thousand of program cost amortization related to released programming in the nine months ended October 1, 2023, consisting of the following:

(In thousands)	Investment in Production	Investment in Content	Total
Program cost amortization	$219,847	$30,001	$249,848

(7)	Accrued Liabilities

Components of accrued liabilities for the nine months ended October 1, 2023 and December 25, 2022 are as follows:

(In thousands)	2023	2022
Accrued expenses IIP & IIC	$48,012	$78,923
Severance	12,215	21,131
Payroll	6,417	20,793
Current lease liability	7,035	8,155
Accrued taxes	25,755	20,089
Other	37,293	58,161

Total accrued liabilities	$136,727	$207,252

(8)	Production Financing

Production Financing

The Company uses production financing to fund certain of its television and film productions which are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Interest is charged at bank prime rate plus a margin based on the risk of the respective production. The weighted average interest rate on all production financing as of October 1, 2023 was 7.5%.

The Company’s senior revolving film and television production credit facility (the “RPCF”) with MUFG Union Bank, N.A., as administrative agent and lender and certain other financial institutions, as lenders thereto (the “Revolving Production Financing Agreement”) provides the Company with commitments having a maximum aggregate principal amount of $250,000 thousand. The Revolving Production Financing Agreement also provides the Company with the option to request a commitment increase up to an aggregate additional amount of $150,000 thousand subject to agreement of the lenders. The Revolving Production Financing Agreement extends through November 22, 2024. The Company uses the RPCF to fund certain of the Company’s original film and TV production costs. Borrowings under the RPCF are non-recourse to the Company’s assets.

The Company has U.S. dollar production credit facilities and Canadian dollar and U.S. dollar production loans with various banks. For all periods presented, the carrying value approximated fair value. The carrying amounts of each component of Production Financing were as follows:

(In thousands)	Production Loans	Credit Facilities	Total Production Financing
As of October 1, 2023	$8,185	$141,911	$150,096

The following table represents movements in production financing during the first nine months of 2023:

(In thousands)	Production Financing
Balance at December 25, 2022	$194,781
Drawdown	117,939
Repayments	(162,029)
Foreign exchange differences	(595)

Balance at October 1, 2023	$150,096

(9)	Income Taxes

In preparing the Film and TV carve-out financial statements, The Company has determined the tax provision for those operations on a separate return basis. The tax provision and the related tax disclosures set out below are not necessarily representative of the tax provision and the related tax disclosures that may arise in the future.

The Company files income tax returns in the United States and various state and international jurisdictions. In the normal course of business, the Company is regularly audited by U.S. federal, state and local, and international tax authorities in various tax jurisdictions.

Our effective tax rate (“ETR”) from continuing operations was 10.7% for the nine months ended October 1, 2023 and (91.5%) for the nine months ended September 25, 2022. The following items caused the year-to-date ETR to be significantly different from the prior year ETR:

•	During the nine months ended October 1, 2023, the Company recorded a net discrete tax benefit of $14,046 thousand primarily associated with a tax benefit on the impairment of eOne trade name in the

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

UK. During the nine months ended October 1, 2023, the Company also recorded a $3,553 thousand tax expense related to non-recoverable withholding tax in Canada and the US.

•

During the nine months ended September 25, 2022, the Company recorded a net discrete tax benefit of $1,747 thousand primarily associated with certain provision to return adjustments in the UK. During the nine months ended September 25, 2022, the Company also recorded $11,275 thousand of tax expense related to non-recoverable withholding tax in Canada and the US.

(10)	Fair Value of Financial Instruments

The Company measures certain financial instruments at fair value. The fair value hierarchy consists of three levels: Level 1 fair values are based on quoted market prices in active markets for identical assets or liabilities that the entity has the ability to access; Level 2 fair values are those based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and Level 3 fair values are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. There have been no transfers between levels within the fair value hierarchy.

Accounting standards permit entities to measure many financial instruments and certain other items at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities.

At October 1, 2023 and December 25, 2022, the Company had the following assets and liabilities measured using Level 2 fair value indicators in its Condensed Combined Balance Sheets:

(In thousands)	Fair Value
October 1, 2023
Assets:
Derivatives	$1,890

Total assets	$1,890

Liabilities:
Derivatives	$4,676

Total liabilities	$4,676

December 25, 2022
Assets:
Derivatives	$6,744

Total assets	$6,744

Liabilities:
Derivatives	$2,266

Total liabilities	$2,266

The Company’s derivatives consist of foreign currency forward contracts. The Company uses current forward rates of the respective foreign currencies to measure the fair value of these contracts.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(11)	Leases

The Company occupies offices under various operating lease arrangements. The Company has no finance leases. The leases have remaining terms of 1 to 7 years, some of which include options to extend lease terms or options to terminate current lease terms at certain times, subject to notice requirements set out in the lease agreement. Payments under certain of the lease agreements may be subject to adjustment based on a consumer price index or other inflationary indices. The lease liability for such lease agreements as of the adoption date, was based on fixed payments as of the adoption date. Any adjustments to these payments based on the related indices will be recorded to expense as incurred. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. The Company expenses non-lease components as incurred for real estate leases.

The rent expense under such arrangements and similar arrangements that do not qualify as leases under ASU 2016-02, net of sublease income amounted to $7,820 thousand and $10,335 thousand, respectively, for each of the nine months period ended October 1, 2023 and September 25, 2022, and was not material to the Company’s financial statements nor were expenses related to short term leases (expected term less than twelve months) or variable lease payments during those same periods.

All leases expire prior to 2030. Real estate taxes, insurance and maintenance expenses are generally obligations of the Company. Operating leases often contain renewal options. In those locations in which the Company continues to operate, management expects that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

Information related to the Company’s leases for the nine months ended October 1, 2023 and September 25, 2022 is as follows:

(In thousands)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,043	$7,697
Right-of-use assets obtained in exchange for lease:
Operating leases net of lease modifications	29,233	40,409

Weighted Average Remaining Lease Term:
Operating leases	4.9 years	5.6 years
Weighted Average Discount Rate:
Operating leases	1.8%	1.7%

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

The following is a reconciliation of future undiscounted cash flows to the operating liabilities, and the related right of use assets, included in our Condensed Combined Balance Sheets as of October 1, 2023:

(In thousands)	October 1, 2023
2023 (excluding the nine-month period ended October 1, 2023)	$2,007
2024	7,677
2025	7,745
2026	5,530
2027	5,208
2028 and thereafter	5,966

Total future lease payments	34,133
Less imputed interest	1,455

Present value of future operating lease payments	32,678
Less current portion of operating lease liabilities (1)	7,035

Non-current operating lease liability (2)	25,643

Operating lease right-of-use assets, net (3)	$29,233

(1)	Included in Accrued liabilities on the Condensed Combined Balance Sheets
(2)	Included in Other liabilities on the Condensed Combined Balance Sheets
(3)	Included in Operating lease right-of-use assets on the Condensed Combined Balance Sheets

(12)	Derivative Financial Instruments

The Company uses foreign currency forward and option contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge future currency requirements related to television and film production cost and production financing facilities (see note 8) as well as other cross-border transactions not denominated in the functional currency of the business unit, are primarily denominated in United States and Canadian Dollars, Pound Sterling and Euros. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a single counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

Cash Flow Hedges

All the Company’s designated foreign currency forward contracts are considered to be cash flow hedges. These instruments hedge a portion of the Company’s currency requirements associated with certain production financing loans and other cross-border transactions, primarily in years 2023 and to a lesser extent, 2024.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

At October 1, 2023 and December 25, 2022, the notional amounts and fair values of the Company’s foreign currency forward and option contracts designated as cash flow hedging instruments were as follows:

	2023		2022
(In thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Hedged Item

Foreign Currency denominated expense	28,669	(44)	78,298	1,706

The fair values of the Company’s foreign currency forward contracts designated as cash flow hedges are recorded in the Condensed Combined Balance Sheets at October 1, 2023 and December 25, 2022, as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets
Unrealized gains	$55	$2,051
Unrealized losses	—	—

Net unrealized gains	$55	$2,051

Accrued liabilities
Unrealized gains	$—	$—
Unrealized losses	(98)	(292)

Net unrealized losses	$(98)	$(292)

Net gains on cash flow hedging activities have been reclassified from other comprehensive earnings (loss) to net loss for the nine months ended October 1, 2023 and September 25, 2022 as follows:

(In thousands)	2023	2022
Condensed Combined Statements of Operations Classification

Other expense, net	1,759	1,186

Net realized gains	$1,759	$1,186

Undesignated Hedges

To manage transactional exposure to fair value movements on certain monetary assets and liabilities denominated in foreign currencies, the Company has implemented a balance sheet hedging program. The Company does not use hedge accounting for these contracts as changes in the fair values of these contracts are offset by changes in the fair value of the balance sheet items. As of October 1, 2023 and December 25, 2022, the total notional amounts of the Company’s undesignated derivative instruments were $289,536 thousand and $296,474 thousand, respectively.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

At October 1, 2023 and December 25, 2022, the fair value of the Company’s undesignated derivative financial instruments are recorded in the Condensed Combined Balance Sheets as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets
Unrealized gains	$1,836	$4,693
Unrealized losses	—	—

Net unrealized gains	1,836	4,693

Accrued liabilities
Unrealized gains	—	—
Unrealized losses	(4,577)	(1,974)

Net unrealized losses	(4,577)	(1,974)

Total unrealized (losses) gains, net	$(2,741)	$2,719

The Company recorded net gains (losses) of $905 thousand and $(8,712) thousand on these instruments to other expense, net for the nine months ended October 1, 2023 and September 25, 2022, respectively, relating to the change in fair value of such derivatives, substantially offsetting gains and losses from the change in fair value of the items to which the instruments relate.

For additional information related to the Company’s derivative financial instruments see notes 3 and 10.

(13)	Restructuring Actions

During 2020, the Company took certain integration actions related to the acquisition of eOne by Hasbro in 2019. Substantially all of the remaining cash payments related to these programs are expected to be made by the end of 2024.

During 2022, in support of Blueprint 2.0, the Parent announced an Operational Excellence program in which the Company took certain restructuring actions, including global workforce reductions, resulting in severance and other employee charges.

The detail of activity related to the Company’s programs as of October 1, 2023 is as follows:

(In thousands)	Integration Program	Operational Excellence Program
Remaining amounts to be paid as of December 25, 2022	$963	$20,168
Payments made in the nine months ended October 1, 2023	—	(8,916)

Remaining amounts to be paid as of October 1, 2023	$963	$11,252

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(14)	Commitments and Contingencies

The Company is party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Condensed Combined Financial Statements.

See note 11 for additional information on the Company’s future lease payment commitments. See note 8 for additional information on the Company’s long-term debt and production financing repayments.

(15)	Related Parties

The Company has not historically operated as a standalone business and the Condensed Combined Financial Statements are derived from the Consolidated Financial Statements and accounting records of Hasbro. The following disclosure summarizes activity between the Company and Hasbro. The Company historically settles intercompany transaction between entities and will net settle intercompany transactions to equity prior to close.

Cost Allocations from Hasbro

Hasbro provides certain services including treasury, tax and legal functions to the Company. The Consolidated Financial Statements reflect an allocation of these costs. See note 1 for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the Condensed Combined Statement of Operations for nine-month period ended October 1, 2023 and September 25, 2022, as follows:

(In thousands)	2023	2022
General and administration expenses	$299	$100

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether the functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Net Parent Investment

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company and other related parties, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Condensed Combined Balance Sheets.

(In thousands)	October 1, 2023	December 25, 2022
Net Parent Investment
Corporate allocations	299	1,008
Share-based compensation funded by Parent	8,223	4,506

Net increase in Net Parent Investment	$8,522	$5,514

Related Party Distribution Arrangements

In the ordinary course of business, the Company distributes Hasbro IP-related content through various physical and digital distribution arrangements. Expenses related to these related party distribution arrangements may not be indicative of the actual expenses the Company would have incurred as a separate, stand-alone company or of the costs the Company will incur in the future.

Expenses related to these arrangements were $3,008 thousand and $2,345 thousand in the Condensed Combined Statement of Operations for the nine months period ended October 1, 2023 and September 25, 2022, respectively.

(16)	Subsequent Events

The Company has performed an evaluation of subsequent events for disclosure through December 21, 2023, which is the date the financial statements were available to be issued.

Annex A

Dissent Provisions of the Business Corporations Act (British Columbia)

Definitions and application

237. (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2)(c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c)

in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d)

in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Rights to dissent

238. (1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91, or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company’s benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(1.1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239. (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240. (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241. If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242. (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243. (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244. (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245. (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246. The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247. If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

Annex B

October 3, 2024

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, California 90404

Dear Ladies and Gentlemen:

We understand that Lions Gate Entertainment Corp. (“LGEC”) is considering entering into a reclassification transaction (the “Transaction”) pursuant to the Plan of Arrangement (as defined below) and an arrangement agreement (the “Arrangement Agreement”) to be entered into among LGEC, Lionsgate Studios Corp. (“Studios”), LG Sirius Holdings ULC, and Lionsgate Studios Holding Corp. (“TopCo”), whereby, among other things, (I) (A) each outstanding Class A voting common share of LGEC (the “LGEC Class A Shares”), not owned by TopCo will be transferred by the holder thereof to TopCo in exchange (such exchange, the “Initial Class A Exchange”) for one Class A voting common share of TopCo (a “TopCo Class A Share”) and one Class C voting preferred share (a “TopCo Class C Share”) of TopCo (such exchange ratio, the “Initial Class A Exchange Ratio”), and (B) each one TopCo Class A Share and one TopCo Class C Share will be transferred by the holder thereof to TopCo in exchange for (a) 1.12 common shares (the “Lion Common Shares”) of TopCo (such exchange, the “Class A Separation Lion Exchange”, and such exchange ratio, the “Class A Separation Lion Exchange Ratio”; the Initial Class A Exchange, together with the Class A Separation Lion Exchange, is referred to herein as the “Class A Lion Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Lion Exchange Ratio, is referred to herein as the “Class A Lion Exchange Ratio”) and (b) 1.12 common shares (the “Starz Common Shares”) of LGEC, which will have been renamed “Starz Entertainment Corp.” prior to such exchange (such exchange, the “Class A Separation Starz Exchange”, and such exchange ratio, the “Class A Separation Starz Exchange Ratio”; the Initial Class A Exchange, together with the Class A Separation Starz Exchange, is referred to herein as the “Class A Starz Exchange” and the Initial Class A Exchange Ratio, together with the Class A Separation Starz Exchange Ratio, is referred to herein as the “Class A Starz Exchange Ratio”); and (II) (X) each outstanding Class B non-voting common share of LGEC (the “LGEC Class B Shares”), not owned by TopCo will be transferred by the holder thereof to TopCo in exchange (such exchange, the “Initial Class B Exchange”) for one Class B common share of TopCo (a “TopCo Class B Share”; each of the LGEC Class A Shares, TopCo Class A Shares, TopCo Class C Shares, Lion Common Shares, Starz Common Shares, LGEC Class B Shares and TopCo Class B Shares is referred to herein as “Shares”) and one TopCo Class C Share (such exchange ratio, the “Initial Class B Exchange Ratio”), and (Y) each one TopCo Class B Share and one TopCo Class C Share will be transferred by the holder thereof to TopCo in exchange for (x) one Lion Common Share (such exchange, the “Class B Separation Lion Exchange”, and such exchange ratio, the “Class B Separation Lion Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Lion Exchange, is referred to herein as the “Class B Lion Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Lion Exchange Ratio, is referred to herein as the “Class B Lion Exchange Ratio”) and (y) one Starz Common Share (such exchange, the “Class B Separation Starz Exchange”, and such exchange ratio, the “Class B Separation Starz Exchange Ratio”; the Initial Class B Exchange, together with the Class B Separation Starz Exchange, is referred to herein as the “Class B Starz Exchange” and the Initial Class B Exchange Ratio, together with the Class B Separation Starz Exchange Ratio, is referred to herein as the “Class B Starz Exchange Ratio”). Each of the Class A Lion Exchange, Class A Starz Exchange, Class B Lion Exchange, and Class B Starz Exchange is referred to herein as an “Exchange” and collectively as the “Exchanges”. Each of the Class A Lion Exchange Ratio, Class A Starz Exchange Ratio, Class B Lion Exchange Ratio, and Class B Starz Exchange Ratio is referred to herein as an “Exchange Ratio” and collectively as the “Exchange Ratios”. For purposes of this Opinion, and at your direction, we have treated each Exchange as a

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp.	-2-
October 3, 2024

single, integrated transaction pursuant to which the LGEC Class A Shares and LGEC Class B Shares, as the case may be, are exchanged for Lion Common Shares or Starz Common Shares, as the case may be, at the applicable Exchange Ratio. In addition, in connection with the Transaction, each common share (the “Studios Shares”) of Studios not owned by LG Sirius Holdings ULC (the Studios Shares other than such shares held by LG Sirius Holdings ULC, the “Studios Minority Shares”), a wholly owned subsidiary of LGEC, will be transferred by the holder thereof to TopCo in exchange for a number of Lion Common Shares as specified in the Plan of Arrangement (such exchange, the “Studios Exchange”, and such exchange ratio, the “Studios Exchange Ratio”). Further, you have instructed us to assume that the percentage of outstanding Lion Common Shares that will be held by the holders of Studios Shares immediately following the completion of the Transaction will equal the percentage of the outstanding Studios Shares held by such persons prior to the Studios Exchange. It is our understanding that immediately following the completion of the Transaction the percentage of Lion Common Shares that will be held by the holders of Studios Minority Shares will be 12.2%.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of LGEC has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement is fair to the holders of the LGEC Class B Shares (solely in their capacity as holders of the LGEC Class B Shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement is fair to the holders of the LGEC Class B Shares (solely in their capacity as holders of the LGEC Class B Shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	a draft of the plan of arrangement (the “Plan of Arrangement”);

b.

Investor Rights Agreement, dated as of November 10, 2015, by and among LGEC, MHR Fund Management, LLC (“MHR”), Liberty Global Incorporated Limited (“Liberty”), Discovery Lightning Investments Ltd. (“Discovery Lightning”), Liberty Global plc (“Liberty plc”), Discovery Communications, Inc. (“Discovery”), and the affiliated funds of MHR party thereto, as amended by Amendment No. 1 to Investor Rights Agreement, dated as of June 30, 2016, by and among LGEC, MHR, Liberty, Discovery Lightning, Liberty plc, Discovery, and the affiliated funds of MHR party thereto (the “Investor Rights Agreement”);

c.

Voting and Standstill Agreement, dated as of November 10, 2015, by and among MHR, LGEC, Liberty plc, Discovery, Liberty, Discovery Lightning, Dr. John C. Malone and the affiliated funds of MHR party thereto, as amended by Amendment to Voting and Standstill Agreement, dated as of June 30, 2016, by and among LGEC, Liberty plc, Discovery Lightning, Dr. John C. Malone, MHR, Liberty, Discovery and the affiliated funds of MHR party thereto, as amended by Amendment to the Voting and Standstill Agreement, dated as of May 13, 2024, by and among LGEC, Studios, Liberty plc, Discovery, Liberty, Discovery Lightning, Dr. John C. Malone and the affiliated funds of MHR party thereto (the “Voting Agreement”); and

d.	a draft of the registration statement on Form S-4 of LGEC;

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp.	-3-
October 3, 2024

2.	for informational purposes, reviewed certain publicly available business and financial information relating to LGEC that we deemed to be relevant;

3.	spoken with certain members of the management of LGEC and certain of its representatives and advisors regarding the capital structure of LGEC, the Transaction and related matters;

4.	considered the publicly available terms of certain transactions that we deemed to be relevant;

5.

reviewed the current and historical market prices and trading volume for LGEC Class A Shares and LGEC Class B Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of LGEC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) each party to the Arrangement Agreement and all other related documents and instruments that are referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party, (b) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (c) the Transaction will be consummated in a timely manner in accordance with the terms described in the Plan of Arrangement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or LGEC or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents in any respect material to our analyses or this Opinion. In addition, we have relied upon and assumed and with your consent, without independent verification, that (I) there will be no modifications or amendments to the Investor Rights Agreement and the Voting Agreement that would have a material effect on our analyses or this Opinion; (II) the LGEC articles, LGEC notice of articles, TopCo articles and TopCo notice of articles will be amended as expressly described in the Plan of Arrangement, except as would not have a material effect on our analyses or this Opinion; (III) there will be no further modifications or amendments to the LGEC articles, LGEC notice of articles, TopCo articles or TopCo notice of articles that would have a material effect on our analyses or this Opinion; and (IV) the Arrangement Agreement will contain terms as expressly described in the Plan of Arrangement, except as would not have a material effect on our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed,

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp.	-4-
October 3, 2024

contingent, derivative, off-balance-sheet or otherwise) of LGEC or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which LGEC is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which LGEC is or may be a party or is or may be subject. In addition, with your consent, we did not perform, rely upon or take into account any analysis to evaluate the intrinsic value of LGEC or any assets or securities thereof, whether with or without giving effect to the Transaction (or any component thereof). Furthermore, in our judgment, the financial analyses typically utilized in the analysis of change of control merger and acquisition transactions are not applicable in considering reclassification transactions such as the Transaction.

We have not been requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction (or any component thereof) or any other related transaction, the securities, assets, business or operations of LGEC or any other party, or any alternatives to the Transaction (or any component thereof) or any other related transaction, (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction (or any component thereof) or any other related transaction, or (c) identify, introduce to the Committee, the Board or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction (or any component thereof) or any other related transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of any Shares actually will be when exchanged or issued, respectively, pursuant to the Transaction (or any component thereof) or the price or range of prices at which any Shares may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Lion Common Shares and Starz Common Shares to be issued in the Exchanges to the shareholders of LGEC will be listed on the New York Stock Exchange.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Class B Lion Exchange and the Class B Starz Exchange and may not be used for any other purpose without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction (or any component thereof), any other related transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, LGEC or any other party that may be involved in the Transaction (or any component thereof) or any other related transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction (or any component thereof) or any other related transaction.

Houlihan Lokey is currently providing financial advisory services to LGEC, for which Houlihan Lokey has received, and may receive, compensation, including certain services relating to the separation of the Starz business and the studio business. Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to MHR, an affiliate of LGEC, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, MHR (collectively, with MHR, the “MHR Group”), for which Houlihan Lokey has received compensation, including, among other

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp.	-5-
October 3, 2024

things, having acted as placement agent and financial advisor to Erickson Incorporated, then a member of the MHR Group, in connection with a refinancing transaction, which closed in January 2023, and a sale of its aerial firefighting operations business unit and aircraft, which closed in April 2024. In addition, Houlihan Lokey employees not engaged in the Transaction, in the ordinary course of business, have met with representatives of MHR, and discussed, among other things, Houlihan Lokey potentially being retained by MHR with respect to potential transactions, including liquidity or other strategic options potentially available to funds advised by MHR and their limited partners, including with respect to such funds’ interests in LGEC. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to LGEC, members of the MHR Group, other participants in the Transaction (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by MHR, other participants in the Transaction (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the MHR Group, other participants in the Transaction (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, LGEC, members of the MHR Group, other participants in the Transaction (or any component thereof) or any other related transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey will receive a fee for rendering this Opinion, which is not contingent in whole or in part on conclusions reached in this Opinion. A portion of the fee payable to Houlihan Lokey is contingent upon the successful completion of the Transaction. LGEC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, LGEC, its security holders or any other party to proceed with or effect the Transaction (or any component thereof) or any other related transaction, (ii) other than the Class B Lion Exchange Ratio and Class B Starz Exchange Ratio to the extent expressly specified herein, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction (or any component thereof), any other related transaction or otherwise, including, without limitation, the Initial Class A Exchange, Initial Class A Exchange Ratio, Class A Separation Lion Exchange, Class A Separation Lion Exchange Ratio, Class A Lion Exchange, Class A Lion Exchange Ratio, Class A Separation Starz Exchange, Class A Separation Starz Exchange Ratio, Class A Starz Exchange, Class A Starz Exchange Ratio, Initial Class B Exchange, Initial Class B Exchange Ratio, Class B Separation Lion Exchange, Class B Separation Lion Exchange Ratio, Class B Separation Starz Exchange, Class B Separation Starz Exchange Ratio, the Studios Exchange or the Studios Exchange Ratio, (iii) the fairness of any portion or aspect of the Transaction (or any component thereof) or any other related transaction to the holders of any class of securities, creditors or other constituencies of LGEC, or to any other party, including, without limitation, the holders of LGEC Class A Shares, except if, and only to the extent, expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction (or any component thereof) or any other related transaction as compared to any alternative business strategies or

The Special Committee of the Board of Directors of Lions Gate Entertainment Corp.	-6-
October 3, 2024

transactions that might be available for LGEC or any other party, (v) the fairness of any portion or aspect of the Transaction (or any component thereof) or any other related transaction to any one class or group of LGEC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of LGEC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents, the fairness of the Class B Lion Exchange Ratio relative to the Class B Starz Exchange Ratio or vice versa, the Class B Lion Exchange Ratio relative to the Class A Lion Exchange Ratio or vice versa, or the Class B Starz Exchange Ratio relative to the Class A Starz Exchange Ratio or vice versa, or the fairness of the Class A Lion Exchange Ratio or Class A Starz Exchange Ratio to the holders of LGEC Class B Shares), (vi) whether or not LGEC, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction (or any component thereof) or any other related transaction, (vii) the solvency, creditworthiness or fair value of LGEC or any other participant in the Transaction (or any component thereof) or any other related transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction (or any component thereof) or any other related transaction, any class of such persons or any other party, relative to any Exchange Ratio or otherwise, (ix) the financial or other implications and effects of the Transaction (or any component thereof) or any other related transaction on LGEC, the holders of any class of securities, creditors or other constituencies of LGEC, or any other party (including, without limitation, the potential dilutive or other effects of the Transaction (or any component thereof) or any other related transaction), or (x) any aspect or impact of the separation of LGEC and TopCo into separate companies, including, without limitation, the allocation of any assets and liabilities between LGEC and TopCo or agreements between LGEC and TopCo, or the foregoing clauses (i)-(ix) as if such separation were expressly indicated therein. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, LGEC and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to LGEC and the Transaction (or any component thereof), any other related transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, (I) the Class B Lion Exchange Ratio provided for in the Class B Lion Exchange pursuant to the Plan of Arrangement is fair to the holders of the LGEC Class B Shares (solely in their capacity as holders of the LGEC Class B Shares and solely with respect to the Class B Lion Exchange Ratio, and without taking into account the Class A Starz Exchange Ratio or the Class B Starz Exchange Ratio) from a financial point of view, and (II) the Class B Starz Exchange Ratio provided for in the Class B Starz Exchange pursuant to the Plan of Arrangement is fair to the holders of the LGEC Class B Shares (solely in their capacity as holders of the LGEC Class B Shares and solely with respect to the Class B Starz Exchange Ratio, and without taking into account the Class A Lion Exchange Ratio or the Class B Lion Exchange Ratio) from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex C

Confidential	October 3, 2024

Special Committee of the Board of Directors

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Ladies and Gentlemen:

Lions Gate Entertainment Corp. (“LGEC” or the “Company”) and the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the Special Committee (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of LGEC Class A Shares (as defined below) of the Class A Exchange Ratio (as defined below) in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of LGEC Class A Shares other than in its capacity as a holder of LGEC Class A Shares).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that, pursuant to the Plan of Arrangement (as defined herein), and among other transactions contemplated as part of the Company’s proposed separation of its Studio Business and its Starz Business (the “Separation”), the Company proposes to effect a reclassification (the “Proposed Transaction”) of its Class A Voting Shares (“LGEC Class A Shares”) and its Class B Non-Voting Shares (“LGEC Class B Shares”), whereby, through a series of steps, (i) each outstanding LGEC Class A Share will be exchanged for (a) the number of new common shares in Lionsgate Studios Holding Corp., a newly-created company under the laws of the Province of British Columbia (and to be renamed as Lionsgate Studios Corp.), (“Lion Common Shares”) equal to one multiplied by one and twelve one-hundredths (1.12) (the “Class A Exchange Ratio”), and (b) the number of new common shares in Starz Entertainment Corp. (as renamed from Lions Gate Entertainment Corp.) (“Starz Common Shares”) equal to one multiplied by the Class A Exchange Ratio, and (ii) each outstanding LGEC Class B Share will be exchanged for one Lion Common Share and one Starz Common Share. The terms and conditions of the Proposed Transaction are more fully set forth in the Plan of Arrangement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and

Special Committee of the Board of Directors

Lions Gate Entertainment Corp.

October 3, 2024

financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual report on Form 10-K for the year ended March 31, 2024, as filed with the Securities and Exchange Commission (“SEC”), including the Company’s audited financial statements as of and for the year ended March 31, 2024;

b.

The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, as filed with the SEC, including the Company’s unaudited financial statements as of and for the three months ended June 30, 2024; and

c.

A draft dated September 20, 2024 of the Plan of Arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia) related to the Separation and the Proposed Transaction (the “Plan of Arrangement”);

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the Special Committee and management of the Company;

3.

Reviewed the historical trading price and trading volume of the LGEC Class A Shares and the LGEC Class B Shares, and the implied historical premiums observed for the LGEC Class A Shares relative to the LGEC Class B Shares;

4.

Compared certain financial terms of the Proposed Transaction with the financial terms, to the extent publicly available, of certain other reclassification transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses, considered such other factors and reviewed such other documents as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction and the Separation, including whether all procedures required by law to be taken in connection with the Proposed Transaction and the Separation have been duly, validly and timely taken;

3.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company, the Proposed Transaction and the Separation;

4.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

5.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

Special Committee of the Board of Directors

Lions Gate Entertainment Corp.

October 3, 2024

6.

Assumed that all of the conditions required to implement the Proposed Transaction and the Separation will be satisfied and that the Proposed Transaction and the Separation will be completed in accordance with the Plan of Arrangement without any amendments thereto or any waivers of any terms or conditions thereof; and

7.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction and the Separation will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction and the Separation.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the solvency of the Company (or any other entity) or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction or the Separation, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction or the Separation, (ii) negotiate the terms of the Proposed Transaction or the Separation, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the perspective of the holders of LGEC Class A Shares, that could, under the circumstances, be negotiated among the parties to the Proposed Transaction and the Separation, (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction or the Separation, or (iv) consider or evaluate the fairness of any aspect of the Proposed Transaction or the Separation other than the Class A Exchange Ratio.

Duff & Phelps is not expressing any opinion as to the market price or value of the LGEC Class A Shares, the LGEC Class B Shares, the Lion Common Shares or the Starz Common Shares (or anything else) after the announcement or the consummation of the Proposed Transaction or the Separation. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the credit worthiness of the Company (or any other entity), as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s (or any other entity’s) officers, directors, or employees, or any class of such persons, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction or the Separation versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction, or any transaction related to the Separation other than the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction or the Separation, or whether to proceed with the Proposed Transaction, the

Special Committee of the Board of Directors

Lions Gate Entertainment Corp.

October 3, 2024

Separation or any related transaction, and (iv) does not indicate that the Class A Exchange Ratio in the Proposed Transaction is the best possibly attainable under any circumstances; instead, it merely states whether the Class A Exchange Ratio in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction, the Separation or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, the Company and the Special Committee dated July 14, 2024 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Special Committee that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps provided a fairness opinion to the board of directors of Screaming Eagle Acquisition Corp. in connection with a business combination with the Studios Business of the Company. During the two years preceding the date of this Opinion, Duff & Phelps also provided certain other advisory services to the Company. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification. Duff & Phelps may provide valuation, financial advisory, or other services to the Company or the Board of Directors (or any committee thereof) in the future.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Class A Exchange Ratio in the Proposed Transaction is fair from a financial point of view to the holders of LGEC Class A Shares (without giving effect to any impact of the Proposed Transaction on any particular holder of LGEC Class A Shares other than in its capacity as a holder of LGEC Class A Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

Annex D

FORM OF ARRANGEMENT AGREEMENT

[To be filed by Amendment]

D-1

Annex E

FORM OF PLAN OF ARRANGEMENT

[To be filed by Amendment]

E-1

Annex F

OPINION OF DENTONS CANADA LLP

[To be filed by Amendment]

F-1

Annex G

LIONSGATE STUDIOS HOLDING CORP.

Incorporation Number: BC1504834

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

1.	Interpretation		G-5
	1.1	Definitions	G-5
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	G-5
2.	Shares and Share Certificates		G-5
	2.1	Authorized Share Structure	G-5
	2.2	Form of Share Certificate	G-5
	2.3	Shareholder Entitled to Certificate or Acknowledgment	G-6
	2.4	Delivery by Mail	G-6
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment	G-6
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	G-6
	2.7	Splitting Share Certificates	G-6
	2.8	Certificate Fee	G-6
	2.9	Recognition of Trusts	G-6
3.	Issue of Shares		G-7
	3.1	Directors Authorized	G-7
	3.2	Commissions and Discounts	G-7
	3.3	Brokerage	G-7
	3.4	Conditions of Issue	G-7
	3.5	Share Purchase Warrants and Rights	G-7
4.	Share Registers		G-7
	4.1	Central Securities Register	G-7
	4.2	Closing Register	G-8
5.	Share Transfers		G-8
	5.1	Registering Transfers	G-8
	5.2	Form of Instrument of Transfer	G-8
	5.3	Transferor Remains Shareholder	G-8
	5.4	Signing of Instrument of Transfer	G-8
	5.5	Enquiry as to Title Not Required	G-8
	5.6	Transfer Fee	G-9
6.	Transmission Of Shares		G-9
	6.1	Legal Personal Representative Recognized on Death	G-9
	6.2	Rights of Legal Personal Representative	G-9
7.	Purchase Of Shares		G-9
	7.1	Company Authorized to Purchase Shares	G-9
	7.2	Purchase When Insolvent	G-9
	7.3	Sale and Voting of Purchased Shares	G-9
8.	Borrowing Powers		G-9
	8.1	General Powers	G-9
	8.2	Terms of Debt Obligations	G-10
	8.3	Powers of Directors	G-10

9.	Alterations		G-10
	9.1	Alteration of Authorized Share Structure	G-10
	9.2	Special Rights and Restrictions	G-10
	9.3	Change of Name	G-11
	9.4	Other Alterations	G-11
10.	Meetings Of Shareholders		G-11
	10.1	Annual General Meetings	G-11
	10.2	Resolution Instead of Annual General Meeting	G-11
	10.3	Calling of Meetings of Shareholders	G-11
	10.4	Notice for Meetings of Shareholders	G-11
	10.5	Record Date for Notice	G-11
	10.6	Record Date for Voting	G-12
	10.7	Failure to Give Notice and Waiver of Notice	G-12
	10.8	Notice of Special Business at Meetings of Shareholders	G-12
	10.9	Advance Notice for Nomination of Directors	G-12
11.	Proceedings At Meetings Of Shareholders		G-16
	11.1	Special Business	G-16
	11.2	Special Majority	G-16
	11.3	Quorum	G-16
	11.4	One Shareholder May Constitute Quorum	G-16
	11.5	Other Persons May Attend	G-17
	11.6	Requirement of Quorum	G-17
	11.7	Lack of Quorum	G-17
	11.8	Lack of Quorum at Succeeding Meeting	G-17
	11.9	Chair	G-17
	11.10	Selection of Alternate Chair	G-17
	11.11	Adjournments	G-18
	11.12	Notice of Adjourned Meeting	G-18
	11.13	Decisions by Show of Hands or Poll	G-18
	11.14	Declaration of Result	G-18
	11.15	Motion Need Not be Seconded	G-18
	11.16	Casting Vote	G-18
	11.17	Manner of Taking Poll	G-18
	11.18	Demand for Poll on Adjournment	G-18
	11.19	Chair Must Resolve Dispute	G-19
	11.20	Casting of Votes	G-19
	11.21	Demand for Poll	G-19
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	G-19
	11.23	Retention of Ballots and Proxies	G-19
12.	Votes Of Shareholders		G-19
	12.1	Number of Votes by Shareholder or by Shares	G-19
	12.2	Votes of Persons in Representative Capacity	G-19
	12.3	Votes by Joint Holders	G-19
	12.4	Legal Personal Representatives as Joint Shareholders	G-20
	12.5	Representative of a Corporate Shareholder	G-20
	12.6	When Proxy Provisions Do Not Apply to the Company	G-20
	12.7	Appointment of Proxy Holders	G-20
	12.8	Alternate Proxy Holders	G-20
	12.9	When Proxy Holder Need Not Be Shareholder	G-21
	12.10	Deposit of Proxy	G-21
	12.11	Validity of Proxy Vote	G-21
	12.12	Form of Proxy	G-21

	12.13	Revocation of Proxy	G-22
	12.14	Revocation of Proxy Must Be Signed	G-22
	12.15	Production of Evidence of Authority to Vote	G-22
13.	Directors		G-22
	13.1	First Directors; Number of Directors	G-22
	13.2	Change in Number of Directors	G-23
	13.3	Directors’ Acts Valid Despite Vacancy	G-23
	13.4	Qualifications of Directors	G-23
	13.5	Remuneration of Directors	G-23
	13.6	Reimbursement of Expenses of Directors	G-23
	13.7	Special Remuneration for Directors	G-23
	13.8	Gratuity, Pension or Allowance on Retirement of Director	G-23
14.	Election and Removal of Directors		G-23
	14.1	Election at Annual General Meeting	G-23
	14.2	Consent to be a Director	G-24
	14.3	Failure to Elect or Appoint Directors	G-24
	14.4	Places of Retiring Directors Not Filled	G-24
	14.5	Directors May Fill Casual Vacancies	G-24
	14.6	Remaining Directors Power to Act	G-24
	14.7	Shareholders May Fill Vacancies	G-25
	14.8	Additional Directors	G-25
	14.9	Ceasing to be a Director	G-25
	14.10	Removal of Director by Shareholders	G-25
	14.11	Removal of Director by Directors	G-25
15.	Powers and Duties of Directors		G-25
	15.1	Powers of Management	G-25
	15.2	Appointment of Attorney of Company	G-26
16.	Disclosure of Interest of Directors		G-26
	16.1	Obligation to Account for Profits	G-26
	16.2	Restrictions on Voting by Reason of Interest	G-26
	16.3	Interested Director Counted in Quorum	G-26
	16.4	Disclosure of Conflict of Interest or Property	G-26
	16.5	Director Holding Other Office in the Company	G-26
	16.6	No Disqualification	G-26
	16.7	Professional Services by Director or Officer	G-27
	16.8	Director or Officer in Other Corporations	G-27
17.	Proceedings of Directors		G-27
	17.1	Meetings of Directors	G-27
	17.2	Voting at Meetings	G-27
	17.3	Chair of Meetings	G-27
	17.4	Meetings by Telephone or Other Communications Medium	G-27
	17.5	Calling of Meetings	G-28
	17.6	Notice of Meetings	G-28
	17.7	When Notice Not Required	G-28
	17.8	Meeting Valid Despite Failure to Give Notice	G-28
	17.9	Waiver of Notice of Meetings	G-28
	17.10	Quorum	G-28
	17.11	Validity of Acts Where Appointment Defective	G-28
	17.12	Consent Resolutions in Writing	G-28
18.	Executive and Other Committees		G-29
	18.1	Appointment and Powers of Executive Committee	G-29
	18.2	Appointment and Powers of Other Committees	G-29

	18.3	Obligations of Committees	G-29
	18.4	Powers of Board	G-29
	18.5	Committee Meetings	G-30
19.	Officers		G-30
	19.1	Directors May Appoint Officers	G-30
	19.2	Functions, Duties and Powers of Officers	G-30
	19.3	Qualifications	G-30
	19.4	Remuneration and Terms of Appointment	G-30
20.	Indemnification		G-30
	20.1	Definitions	G-30
	20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors	G-31
	20.3	Indemnification of Other Persons	G-31
	20.4	Non-Compliance with Business Corporations Act	G-31
	20.5	Company May Purchase Insurance	G-31
	20.6	Transitionary requirement to advance expenses	G-31
21.	Dividends		G-32
	21.1	Payment of Dividends Subject to Special Rights and Restrictions	G-32
	21.2	Declaration of Dividends	G-32
	21.3	No Notice Required	G-32
	21.4	Record Date	G-32
	21.5	Manner of Paying Dividend	G-32
	21.6	Settlement of Difficulties	G-32
	21.7	When Dividend Payable	G-32
	21.8	Dividends to be Paid in Accordance with Number of Shares	G-33
	21.9	Receipt by Joint Shareholders	G-33
	21.10	Dividend Bears No Interest	G-33
	21.11	Fractional Dividends	G-33
	21.12	Payment of Dividends	G-33
	21.13	Capitalization of Surplus	G-33
22.	Documents, Records and Reports		G-33
	22.1	Recording of Financial Affairs	G-33
	22.2	Inspection of Accounting Records	G-33
	22.3	Remuneration of Auditor	G-33
23.	Notices		G-34
	23.1	Method of Giving Notice	G-34
	23.2	Deemed Receipt of Mailing	G-34
	23.3	Certificate of Sending	G-34
	23.4	Notice to Joint Shareholders	G-34
	23.5	Notice to Trustees	G-35
24.	Seal		G-35
	24.1	Who May Attest Seal	G-35
	24.2	Sealing Copies	G-35
	24.3	Mechanical Reproduction of Seal	G-35
25.	Special Rights and Restrictions of Preference Shares		G-36
	25.1	Special Rights and Restrictions of Preference Shares, as a Class	G-36

LIONSGATE STUDIOS HOLDING CORP.

Incorporation Number: BC1504834

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

The Company has as its articles the following articles:

1.	INTERPRETATION

1.1	Definitions

In these Articles, unless the context otherwise requires:

(a)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder;

(c)	“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder.

(d)	“legal personal representative” means the personal or other legal representative of the shareholder;

(e)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)	“seal” means the seal of the Company, if any.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Unless the shares are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to: (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate; provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or acknowledgment to one of several joint shareholders or to a duly authorized agent or one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgment is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	ISSUE OF SHARES

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.	SHARE REGISTERS

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company may maintain its central securities register at any location designated by the directors, and may maintain its central securities register in electronic form, and may maintain branch securities registers at locations designated by the directors. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	SHARE TRANSFERS

5.1	Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or their duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	PURCHASE OF SHARES

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

8.	BORROWING POWERS

8.1	General Powers

The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2	Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the directors or otherwise all as the directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.

8.3	Powers of Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9.	ALTERATIONS

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2	Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3	Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notice of Articles.

10.	MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and location, within or outside of British Columbia, and as an electronic meeting or otherwise, as may be determined by a resolution of the directors. Any shareholders’ meeting held as a fully electronic meeting without a physical location or place, shall, if required by the Business Corporations Act or applicable law and not otherwise determined by a resolution of the directors in connection with the meeting, be deemed to have the physical location or place of the meeting at the Company’s registered office in British Columbia.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9	Advance Notice for Nomination of Directors

(a)

If and for so long as the Company is a public company, subject only to the Business Corporations Act, Applicable Securities Laws (defined in Article 10.9(g)), any rules of a stock exchange on which securities of the Company are listed and these Articles, only persons who are nominated in accordance with the procedures in this Article 10.9 will be eligible for election as directors of the Company. Nominations of persons for election to the board of directors may be made at any annual general meeting of shareholders or at any special meeting of shareholders if one of the purposes for which the special meeting is called is for the election of directors:

(i)	by or at the direction of the board of directors, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)	by any shareholder of the Company (a “Nominating Shareholder”) who:

(A)

at the close of business on the date of the giving of the notice provided for in this Article 10.9 and on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting on the election of directors; and

(B)	who complies with the notice procedures set forth in this Article 10.9.

(b)

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Company in accordance with the provisions of this Article 10.9.

(c)	To be timely, a Nominating Shareholder’s notice must be received by the secretary of the Company:

(i)

in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first Public Announcement (defined in Article 10.9(g)) of the date of the annual general meeting is made (the “Meeting Notice Date”), the Nominating Shareholder’s notice must be received not later than the close of business on the tenth day after the Meeting Notice Date; and

(ii)

in the case of a special meeting of shareholders (which is not also an annual general meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth day following the day on which the first Public Announcement of the date of the special meeting is made.

(d)

Notwithstanding the provisions of this Article 10.9, in no event will any Public Announcement or any adjournment or postponement of an annual general meeting or special meeting (or the announcement thereof) commence a new time period for giving a Nominating Shareholder’s notice as described in this Article 10.9.

(e)	To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Company must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(A)	the name, age, business address and residential address of the person;

(B)	the principal occupation or employment of the person;

(C)	the class or series and number of shares of the Company that are owned beneficially or of record by the person, if any;

(D)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed; and

(ii)	as to the Nominating Shareholder giving the notice:

(A)

the class or series and number of shares of the Company which are owned beneficially or of record by the Nominating Shareholder as of the record date for the meeting (if such date has made publicly available and will have occurred);

(B)

full particulars of any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the right to vote or direct the voting of any shares of the Company;

(C)	be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(D)

any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed.

The Company may require any proposed nominee for election as a director to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company in accordance with the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)

No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 10.9; provided, however, that nothing in this Article 10.9 will be deemed to preclude discussion by a shareholder or proxy holder (as distinct from nominating directors) at a meeting of shareholders any matter in respect of which the shareholder would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the chair of the meeting. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the provisions of this Article 10.9 and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination will be disregarded.

(g)	For purposes of this Article 10.9:

(i)

“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii)

“Applicable Securities Laws” means the applicable securities legislation in the United States and each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of the United States and each province and territory of Canada;

(iii)

“Associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

(iv)

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Company by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities;

(v)	“close of business” means 5:00 p.m. (Vancouver time) on a business day in British Columbia, Canada;

(vi)

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract; for the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

(vii)

“Public Announcement” means disclosure in a press release disseminated by a nationally recognized news service in Canada or in a document publicly filed by the Company with the US Securities and Exchange Commission or under its profile on the System of Electronic Document Analysis and Retrieval at www.sedarplus.com.

(h)

Notwithstanding any other provision of these Articles, notice given to the secretary of the Company pursuant to this Article 10.9 may only be given by personal delivery, facsimile transmission or by email to the Company’s principal executive officers as set forth in the Company’s filings with the US Securities and Exchange Commission, and will be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Company at the registered office of the Company, sent by email (to the address above-mentioned) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or after the close of business on a day which is a business day, then such delivery or electronic communication will be deemed to have been on the subsequent day that is a business day.

(i)

All information to be provided in a timely notice pursuant to this Article 10.9 shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is 10 business days prior to the date of the meeting, or any adjournment or postponement thereof.

(j)

For the avoidance of doubt, this Article 10.9 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any annual general or special meeting of the shareholders of the Company.

(k)	Notwithstanding the provisions of this Article 10.9, the board may, in its sole discretion, waive any requirement in this Article 10.9.

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 10% of the outstanding shares of the Company entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any;

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c)	if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d)

if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no individual present within 15 minutes after the time set for holding the meeting that is entitled, under Article 11.9, to act as chair of the meeting, or if all of the eligible individuals present are unwilling to act as chair of the meeting, the directors present may choose one of their number to be chair of the meeting, or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any individual present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and their determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.	VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with the Business Corporations Act, Applicable Securities Laws, or any rules of an exchange on which securities of the Company are listed.

12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9	When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(NAME OF COMPANY)

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [ name ] or, failing that person, [ name ], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [ month, day, year ] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder):

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or their legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	DIRECTORS

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	subject to Articles 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by directors’ resolution;

(ii)	the number of directors set under Article 14.4; and

(c)	if the Company is not a public company, the greater of one and the most recently set of:

(i)	the number of directors set by directors’ resolution; and

(ii)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Article 13.1(b)(i) or 13.1(c)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and

(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director,

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that they may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, they may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that they may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to their spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	ELECTION AND REMOVAL OF DIRECTORS

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under Article 14.1(b), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3	Failure to Elect or Appoint Directors

If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which their successor is elected or appointed; and

(d)	the date on which they otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of their term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.	DISCLOSURE OF INTEREST OF DIRECTORS

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by their office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from their interest in, such other person.

17.	PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors if such individual is a duly appointed or elected director of the Company:

(a)	the chair of the board, if any;

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c)	if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d)

if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any;

(f)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the General Counsel or Chief Legal Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, any other director chosen by the directors present.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Meetings of the board of directors may be held as electronic meetings.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director, as the case may be, has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.	EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under Article 18.2(a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in Article 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.	OFFICERS

19.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after they cease to hold such office or leave the employment of the Company, a pension or gratuity.

20.	INDEMNIFICATION

20.1	Definitions

In this Article 20:

(a)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)	“expenses” has the meaning set out in the Business Corporations Act.

20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4	Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an Affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

20.6	Transitionary requirement to advance expenses

(a)

This Article 20.6 will apply for six (6) years from the date the Company first adopts this Article 20.6 in its Articles, and will expire and cease to be of force or effect as a term of the Company’s Articles on the day following the six (6) year anniversary of the date the Company first adopts this Article 20.6 in its Articles.

(b)

Subject to the Business Corporations Act, the Company must pay, as they are incurred in advance of a final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party for whom the Company is obligated or has elected to indemnify pursuant to these Articles in respect of that proceeding if the Company has first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act, the eligible party will repay the amounts advanced.

(c)

Neither any amendment nor repeal of this Article 20.6, nor the adoption by amendment of these Articles of any provision inconsistent with this Article 20.6, will eliminate or reduce the effect of this Article 20.6 in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment or repeal or adoption of an inconsistent provision.

21.	DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2	Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10	Dividend Bears No Interest

No dividend bears interest against the Company.

21.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22.	DOCUMENTS, RECORDS AND REPORTS

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3	Remuneration of Auditor

The directors may set the remuneration of the Company’s auditor (if any).

23.	NOTICES

23.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(e)	physical delivery to the intended recipient.

23.2	Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)

if an address referred to in Article 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.	SEAL

24.1	Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.	SPECIAL RIGHTS AND RESTRICTIONS OF PREFERENCE SHARES

25.1	Special Rights and Restrictions of Preference Shares, as a Class

The following special rights and restrictions shall be attached to the preference shares without par value:

(a)	The preference shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)

Preference shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preference shares of any particular series, alter the Notice of Articles of the Company to fix the number of preference shares in, and to determine the designation of the preference shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preference shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

(c)

Holders of preference shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preference shares with respect to repayment of capital, the amount paid up with respect to each preference share held by them, plus any accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preference shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preference shares.

Annex H

LIONSGATE STUDIOS CORP.

~~LIONSGATE STUDIOS HOLDING CORP.~~

Incorporation Number: BC1504834

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

1.	Interpretation		H-5
	1.1	Definitions	H-5
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	H-5
2.	Shares and Share Certificates		H-5
	2.1	Authorized Share Structure	H-5
	2.2	Form of Share Certificate	H-5
	2.3	Shareholder Entitled to Certificate or Acknowledgment	H-6
	2.4	Delivery by Mail	H-6
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment	H-6
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	H-6
	2.7	Splitting Share Certificates	H-6
	2.8	Certificate Fee	H-6
	2.9	Recognition of Trusts	H-6
3.	Issue of Shares		H-7
	3.1	Directors Authorized	H-7
	3.2	Commissions and Discounts	H-7
	3.3	Brokerage	H-7
	3.4	Conditions of Issue	H-7
	3.5	Share Purchase Warrants and Rights	H-7
4.	Share Registers		H-7
	4.1	Central Securities Register	H-7
	4.2	Closing Register	H-8
5.	Share Transfers		H-8
	5.1	Registering Transfers	H-8
	5.2	Form of Instrument of Transfer	H-8
	5.3	Transferor Remains Shareholder	H-8
	5.4	Signing of Instrument of Transfer	H-8
	5.5	Enquiry as to Title Not Required	H-8
	5.6	Transfer Fee	H-9
6.	Transmission Of Shares		H-9
	6.1	Legal Personal Representative Recognized on Death	H-9
	6.2	Rights of Legal Personal Representative	H-9
7.	Purchase Of Shares		H-9
	7.1	Company Authorized to Purchase Shares	H-9
	7.2	Purchase When Insolvent	H-9
	7.3	Sale and Voting of Purchased Shares	H-9

8.	Borrowing Powers		H-9
	8.1	General Powers	H-9
	8.2	Terms of Debt Obligations	H-10
	8.3	Powers of Directors	H-10
9.	Alterations		H-10
	9.1	Alteration of Authorized Share Structure	H-10
	9.2	Special Rights and Restrictions	H-10
	9.3	Change of Name	H-11
	9.4	Other Alterations	H-11
10.	Meetings Of Shareholders		H-11
	10.1	Annual General Meetings	H-11
	10.2	Resolution Instead of Annual General Meeting	H-11
	10.3	Calling of Meetings of Shareholders	H-11
	10.4	Notice for Meetings of Shareholders	H-11
	10.5	Record Date for Notice	H-11
	10.6	Record Date for Voting	H-12
	10.7	Failure to Give Notice and Waiver of Notice	H-12
	10.8	Notice of Special Business at Meetings of Shareholders	H-12
	10.9	Advance Notice for Nomination of Directors	H-12
11.	Proceedings At Meetings Of Shareholders		H-16
	11.1	Special Business	H-16
	11.2	Special Majority	H-16
	11.3	Quorum	H-16
	11.4	One Shareholder May Constitute Quorum	H-16
	11.5	Other Persons May Attend	H-17
	11.6	Requirement of Quorum	H-17
	11.7	Lack of Quorum	H-17
	11.8	Lack of Quorum at Succeeding Meeting	H-17
	11.9	Chair	H-17
	11.10	Selection of Alternate Chair	H-17
	11.11	Adjournments	H-18
	11.12	Notice of Adjourned Meeting	H-18
	11.13	Decisions by Show of Hands or Poll	H-18
	11.14	Declaration of Result	H-18
	11.15	Motion Need Not be Seconded	H-18
	11.16	Casting Vote	H-18
	11.17	Manner of Taking Poll	H-18
	11.18	Demand for Poll on Adjournment	H-18
	11.19	Chair Must Resolve Dispute	H-19
	11.20	Casting of Votes	H-19
	11.21	Demand for Poll	H-19
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	H-19
	11.23	Retention of Ballots and Proxies	H-19
12.	Votes Of Shareholders		H-19
	12.1	Number of Votes by Shareholder or by Shares	H-19
	12.2	Votes of Persons in Representative Capacity	H-19
	12.3	Votes by Joint Holders	H-19
	12.4	Legal Personal Representatives as Joint Shareholders	H-20
	12.5	Representative of a Corporate Shareholder	H-20
	12.6	When Proxy Provisions Do Not Apply to the Company	H-20
	12.7	Appointment of Proxy Holders	H-20
	12.8	Alternate Proxy Holders	H-20

	12.9	When Proxy Holder Need Not Be Shareholder	H-20
	12.10	Deposit of Proxy	H-21
	12.11	Validity of Proxy Vote	H-21
	12.12	Form of Proxy	H-21
	12.13	Revocation of Proxy	H-22
	12.14	Revocation of Proxy Must Be Signed	H-22
	12.15	Production of Evidence of Authority to Vote	H-22
13.	Directors		H-22
	13.1	First Directors; Number of Directors	H-22
	13.2	Change in Number of Directors	H-22
	13.3	Directors’ Acts Valid Despite Vacancy	H-23
	13.4	Qualifications of Directors	H-23
	13.5	Remuneration of Directors	H-23
	13.6	Reimbursement of Expenses of Directors	H-23
	13.7	Special Remuneration for Directors	H-23
	13.8	Gratuity, Pension or Allowance on Retirement of Director	H-23
14.	Election and Removal of Directors		H-23
	14.1	Election at Annual General Meeting	H-23
	14.2	Consent to be a Director	H-23
	14.3	Failure to Elect or Appoint Directors	H-24
	14.4	Places of Retiring Directors Not Filled	H-24
	14.5	Directors May Fill Casual Vacancies	H-24
	14.6	Remaining Directors Power to Act	H-24
	14.7	Shareholders May Fill Vacancies	H-24
	14.8	Additional Directors	H-25
	14.9	Ceasing to be a Director	H-25
	14.10	Removal of Director by Shareholders	H-25
	14.11	Removal of Director by Directors	H-25
15.	Powers and Duties of Directors		H-25
	15.1	Powers of Management	H-25
	15.2	Appointment of Attorney of Company	H-25
16.	Disclosure of Interest of Directors		H-26
	16.1	Obligation to Account for Profits	H-26
	16.2	Restrictions on Voting by Reason of Interest	H-26
	16.3	Interested Director Counted in Quorum	H-26
	16.4	Disclosure of Conflict of Interest or Property	H-26
	16.5	Director Holding Other Office in the Company	H-26
	16.6	No Disqualification	H-26
	16.7	Professional Services by Director or Officer	H-26
	16.8	Director or Officer in Other Corporations	H-27
17.	Proceedings of Directors		H-27
	17.1	Meetings of Directors	H-27
	17.2	Voting at Meetings	H-27
	17.3	Chair of Meetings	H-27
	17.4	Meetings by Telephone or Other Communications Medium	H-27
	17.5	Calling of Meetings	H-28
	17.6	Notice of Meetings	H-28
	17.7	When Notice Not Required	H-28
	17.8	Meeting Valid Despite Failure to Give Notice	H-28
	17.9	Waiver of Notice of Meetings	H-28
	17.10	Quorum	H-28
	17.11	Validity of Acts Where Appointment Defective	H-28

	17.12	Consent Resolutions in Writing	H-28
18.	Executive and Other Committees		H-29
	18.1	Appointment and Powers of Executive Committee	H-29
	18.2	Appointment and Powers of Other Committees	H-29
	18.3	Obligations of Committees	H-29
	18.4	Powers of Board	H-29
	18.5	Committee Meetings	H-30
19.	Officers		H-30
	19.1	Directors May Appoint Officers	H-30
	19.2	Functions, Duties and Powers of Officers	H-30
	19.3	Qualifications	H-30
	19.4	Remuneration and Terms of Appointment	H-30
20.	Indemnification		H-30
	20.1	Definitions	H-30
	20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors	H-31
	20.3	Indemnification of Other Persons	H-31
	20.4	Non-Compliance with Business Corporations Act	H-31
	20.5	Company May Purchase Insurance	H-31
	20.6	Transitionary requirement to advance expenses	H-31
21.	Dividends		H-32
	21.1	Payment of Dividends Subject to Special Rights and Restrictions	H-32
	21.2	Declaration of Dividends	H-32
	21.3	No Notice Required	H-32
	21.4	Record Date	H-32
	21.5	Manner of Paying Dividend	H-32
	21.6	Settlement of Difficulties	H-32
	21.7	When Dividend Payable	H-32
	21.8	Dividends to be Paid in Accordance with Number of Shares	H-33
	21.9	Receipt by Joint Shareholders	H-33
	21.10	Dividend Bears No Interest	H-33
	21.11	Fractional Dividends	H-33
	21.12	Payment of Dividends	H-33
	21.13	Capitalization of Surplus	H-33
22.	Documents, Records and Reports		H-33
	22.1	Recording of Financial Affairs	H-33
	22.2	Inspection of Accounting Records	H-33
	22.3	Remuneration of Auditor	H-33
23.	Notices		H-34
	23.1	Method of Giving Notice	H-34
	23.2	Deemed Receipt of Mailing	H-34
	23.3	Certificate of Sending	H-34
	23.4	Notice to Joint Shareholders	H-34
	23.5	Notice to Trustees	H-35
24.	Seal		H-35
	24.1	Who May Attest Seal	H-35
	24.2	Sealing Copies	H-35
	24.3	Mechanical Reproduction of Seal	H-35
25.	Special Rights and Restrictions of Preference Shares		H-35
	25.1	Special Rights and Restrictions of Preference Shares, as a Class	H-35

LIONSGATE STUDIOS CORP.

~~LIONSGATE STUDIOS HOLDING CORP.~~

Incorporation Number: BC1504834

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

The Company has as its articles the following articles:

1.	INTERPRETATION

1.1	Definitions

In these Articles, unless the context otherwise requires:

(a)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder;

(c)	“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder.

(d)	“legal personal representative” means the personal or other legal representative of the shareholder;

(e)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)	“seal” means the seal of the Company, if any.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Unless the shares are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to: (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate; provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or acknowledgment to one of several joint shareholders or to a duly authorized agent or one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgment is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	ISSUE OF SHARES

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.	SHARE REGISTERS

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company may maintain its central securities register at any location designated by the directors, and may maintain its central securities register in electronic form, and may maintain branch securities registers at locations designated by the directors. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	SHARE TRANSFERS

5.1	Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or their duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	PURCHASE OF SHARES

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

8.	BORROWING POWERS

8.1	General Powers

The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2	Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the directors or otherwise all as the directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.

8.3	Powers of Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9.	ALTERATIONS

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2	Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3	Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notice of Articles.

10.	MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and location, within or outside of British Columbia, and as an electronic meeting or otherwise, as may be determined by a resolution of the directors. Any shareholders’ meeting held as a fully electronic meeting without a physical location or place, shall, if required by the Business Corporations Act or applicable law and not otherwise determined by a resolution of the directors in connection with the meeting, be deemed to have the physical location or place of the meeting at the Company’s registered office in British Columbia.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9	Advance Notice for Nomination of Directors

(a)

If and for so long as the Company is a public company, subject only to the Business Corporations Act, Applicable Securities Laws (defined in Article 10.9(g)), any rules of a stock exchange on which securities of the Company are listed and these Articles, only persons who are nominated in accordance with the procedures in this Article 10.9 will be eligible for election as directors of the Company. Nominations of persons for election to the board of directors may be made at any annual general meeting of shareholders or at any special meeting of shareholders if one of the purposes for which the special meeting is called is for the election of directors:

(i)	by or at the direction of the board of directors, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)	by any shareholder of the Company (a “Nominating Shareholder”) who:

(A)

at the close of business on the date of the giving of the notice provided for in this Article 10.9 and on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting on the election of directors; and

(B)	who complies with the notice procedures set forth in this Article 10.9.

(b)

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Company in accordance with the provisions of this Article 10.9.

(c)	To be timely, a Nominating Shareholder’s notice must be received by the secretary of the Company:

(i)

in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first Public Announcement (defined in Article 10.9(g)) of the date of the annual general meeting is made (the “Meeting Notice Date”), the Nominating Shareholder’s notice must be received not later than the close of business on the tenth day after the Meeting Notice Date; and

(ii)

in the case of a special meeting of shareholders (which is not also an annual general meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth day following the day on which the first Public Announcement of the date of the special meeting is made.

(d)

Notwithstanding the provisions of this Article 10.9, in no event will any Public Announcement or any adjournment or postponement of an annual general meeting or special meeting (or the announcement thereof) commence a new time period for giving a Nominating Shareholder’s notice as described in this Article 10.9.

(e)	To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Company must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(A)	the name, age, business address and residential address of the person;

(B)	the principal occupation or employment of the person;

(C)	the class or series and number of shares of the Company that are owned beneficially or of record by the person, if any;

(D)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed; and

(ii)	as to the Nominating Shareholder giving the notice:

(A)

the class or series and number of shares of the Company which are owned beneficially or of record by the Nominating Shareholder as of the record date for the meeting (if such date has made publicly available and will have occurred);

(B)

full particulars of any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the right to vote or direct the voting of any shares of the Company;

(C)	be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(D)

any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed.

The Company may require any proposed nominee for election as a director to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company in accordance with the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)

No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 10.9; provided, however, that nothing in this Article 10.9 will be deemed to preclude discussion by a shareholder or proxy holder (as distinct from nominating directors) at a meeting of shareholders any matter in respect of which the shareholder would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the chair of the meeting. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the provisions of this Article 10.9 and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination will be disregarded.

(g)	For purposes of this Article 10.9:

(i)

“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii)

“Applicable Securities Laws” means the applicable securities legislation in the United States and each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of the United States and each province and territory of Canada;

(iii)

“Associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

(iv)

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Company by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities;

(v)	“close of business” means 5:00 p.m. (Vancouver time) on a business day in British Columbia, Canada;

(vi)

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract; for the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

(vii)

“Public Announcement” means disclosure in a press release disseminated by a nationally recognized news service in Canada or in a document publicly filed by the Company with the US Securities and Exchange Commission or under its profile on the System of Electronic Document Analysis and Retrieval at www.sedarplus.com.

(h)

Notwithstanding any other provision of these Articles, notice given to the secretary of the Company pursuant to this Article 10.9 may only be given by personal delivery, facsimile transmission or by email to the Company’s principal executive officers as set forth in the Company’s filings with the US Securities and Exchange Commission, and will be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Company at the registered office of the Company, sent by email (to the address above-mentioned) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or after the close of business on a day which is a business day, then such delivery or electronic communication will be deemed to have been on the subsequent day that is a business day.

(i)

All information to be provided in a timely notice pursuant to this Article 10.9 shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is 10 business days prior to the date of the meeting, or any adjournment or postponement thereof.

(j)

For the avoidance of doubt, this Article 10.9 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any annual general or special meeting of the shareholders of the Company.

(k)	Notwithstanding the provisions of this Article 10.9, the board may, in its sole discretion, waive any requirement in this Article 10.9.

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 10% of the outstanding shares of the Company entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any;

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c)	if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d)

if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no individual present within 15 minutes after the time set for holding the meeting that is entitled, under Article 11.9, to act as chair of the meeting, or if all of the eligible individuals present are unwilling to act as chair of the meeting, the directors present may choose one of their number to be chair of the meeting, or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any individual present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and their determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.	VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with the Business Corporations Act, Applicable Securities Laws, or any rules of an exchange on which securities of the Company are listed.

12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9	When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(NAME OF COMPANY)

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [ name ] or, failing that person, [ name ], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [ month, day, year ] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder):

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or their legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	DIRECTORS

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	subject to Articles 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by directors’ resolution;

(ii)	the number of directors set under Article 14.4; and

(c)	if the Company is not a public company, the greater of one and the most recently set of:

(i)	the number of directors set by directors’ resolution; and

(ii)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Article 13.1(b)(i) or 13.1(c)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and

(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director,

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that they may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, they may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that they may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to their spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	ELECTION AND REMOVAL OF DIRECTORS

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under Article 14.1(b), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3	Failure to Elect or Appoint Directors

If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which their successor is elected or appointed; and

(d)	the date on which they otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of their term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.	DISCLOSURE OF INTEREST OF DIRECTORS

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by their office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from their interest in, such other person.

17.	PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors if such individual is a duly appointed or elected director of the Company:

(a)	the chair of the board, if any;

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c)	if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d)

if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any;

(f)

if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the General Counsel or Chief Legal Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, any other director chosen by the directors present.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Meetings of the board of directors may be held as electronic meetings.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director, as the case may be, has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.	EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under Article 18.2(a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in Article 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.	OFFICERS

19.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after they cease to hold such office or leave the employment of the Company, a pension or gratuity.

20.	INDEMNIFICATION

20.1	Definitions

In this Article 20:

(a)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an

“eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)	“expenses” has the meaning set out in the Business Corporations Act.

20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4	Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an Affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

20.6	Transitionary requirement to advance expenses

(a)

This Article 20.6 will apply for six (6) years from the date the Company first adopts this Article 20.6 in its Articles, and will expire and cease to be of force or effect as a term of the Company’s Articles on the day following the six (6) year anniversary of the date the Company first adopts this Article 20.6 in its Articles.

(b)

Subject to the Business Corporations Act, the Company must pay, as they are incurred in advance of a final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party for whom the Company is obligated or has elected to indemnify pursuant to these Articles in respect of that proceeding if the Company has first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act, the eligible party will repay the amounts advanced.

(c)

Neither any amendment nor repeal of this Article 20.6, nor the adoption by amendment of these Articles of any provision inconsistent with this Article 20.6, will eliminate or reduce the effect of this Article 20.6 in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment or repeal or adoption of an inconsistent provision.

21.	DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2	Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10	Dividend Bears No Interest

No dividend bears interest against the Company.

21.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22.	DOCUMENTS, RECORDS AND REPORTS

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3	Remuneration of Auditor

The directors may set the remuneration of the Company’s auditor (if any).

23.	NOTICES

23.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(e)	physical delivery to the intended recipient.

23.2	Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)

if an address referred to in Article 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.	SEAL

24.1	Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.	SPECIAL RIGHTS AND RESTRICTIONS OF PREFERENCE SHARES

25.1	Special Rights and Restrictions of Preference Shares, as a Class

The following special rights and restrictions shall be attached to the preference shares without par value:

(a)	The preference shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)

Preference shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preference shares of any particular series, alter the Notice of Articles of the Company to fix the number of preference shares in, and to determine the designation of the preference shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preference shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

(c)

Holders of preference shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preference shares with respect to repayment of capital, the amount paid up with respect to each preference share held by them, plus any accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preference shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preference shares.

Annex I

FORM OF INTERIM ARTICLES OF STARZ ENTERTAINMENT CORP.

[To be filed by amendment]

I-1

Annex J

FORM OF CLOSING ARTICLES OF STARZ ENTERTAINMENT CORP.

[To be filed by amendment.]

J-1

Annex K

Tax Matters Agreement

[To be filed by Amendment]

K-1

Annex L

FORM OF EMPLOYEE MATTERS AGREEMENT

[To be filed by Amendment]

L-1

Annex M

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is by and between Starz Entertainment, LLC, a Colorado limited liability company (“Starz”), and Lions Gate Entertainment Inc., a Delaware corporation (“LG”). Starz and LG may be referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Lionsgate Studios Corp. and Lions Gate Entertainment Corp. (to be renamed Starz Entertainment Corp.), inter alia, contemplate entering into a Separation Agreement (“Separation Agreement”) pursuant to which Lionsgate Studios Corp. and Starz Entertainment Corp. will each become an independent, separately traded public company (the “Spin-Off”) as of the Effective Date (as defined in the Separation Agreement) (the “Spin-Off Date”); and

WHEREAS, in connection with the Spin-Off, and in order to provide for an orderly transition under the separation agreement and the arrangement agreement, it will be necessary for each of the Parties to provide to the other the Services described herein for a transitional period.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be bound legally, agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

1.01 LG-Provided Services. Beginning on the Spin-Off Date and continuing for the duration as set forth in Schedule 1, LG shall provide to Starz, or shall cause its Performing Personnel (as defined below), subject to Section 1.04(d), to provide to Starz (a) the services set forth on Schedule 1 attached hereto (the “Initial LG Services”), (b) upon request by Starz, in the event that Starz determines after the Effective Date that there are services that are not listed on Schedule 1 that were provided to Starz for at least four months during the twelve (12) month period prior to the Effective Date by LG or its Affiliates (each, an “Historical LG Service”), such Historical LG Services in accordance with the standards set forth in Section 1.04(a) of this Agreement as soon as reasonably practicable for a period to be mutually agreed to by the Parties, negotiating in good faith, and otherwise in accordance with this Agreement, and at a cost to be mutually negotiated in good faith, and (c) upon request by Starz, any additional services mutually agreed to by the Parties (each, an “Additional LG Service”, and together with the Initial LG Services and the Historical LG Services, the “LG-Provided Services”) at a cost and on such other terms and conditions as may be mutually agreed to by the Parties. Schedule 1 will be amended by the Parties to reflect the provision of any such Additional LG Services and/or Historical LG Services in accordance with this Section 1.01.

1.02 Starz-Provided Services. Beginning on the Spin-Off Date and continuing for the duration as set forth in Schedule 2, Starz shall provide to LG, or shall cause its Performing Personnel, subject to Section 1.04(d), to provide to LG (a) the services set forth on Schedule 2 attached hereto (the “Initial Starz Services”), (b) upon request by LG, in the event that LG determines after the Effective Date that there are services that are not listed on Schedule 2 that were provided to LG for at least four months during the twelve (12) month period prior to the Effective Date by Starz or its Affiliates (each, an “Historical Starz Service”), such Historical Starz Services in accordance with the standards set forth in Section 1.04(a) of this Agreement as soon as reasonably practicable for a period to be mutually agreed to by the Parties, negotiating in good faith, and otherwise in accordance with this Agreement, and at a cost to be mutually negotiated in good faith, and (c) upon request by LG, any additional services mutually agreed to by the Parties (each, an “Additional Starz Service”, and together with the Initial LG Services and the Historical LG Services, the “Starz-Provided Services”) at a cost and on such other terms and conditions as may be mutually agreed to by the Parties. Schedule 2 will be amended by the Parties to reflect the provision of any such Additional Starz Services and/or Historical Services in accordance with this Section 1.02.

1.03 Affiliates, Services, Performing Party and Receiving Party. For purposes of this Agreement,

(a)

“Affiliate” means, with respect to any Party, any other person, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity controlled by such first Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract, or otherwise.

(b)	“Receiving Party” means the Party receiving the Services, as the context requires.

(c)	“Performing Party” means the Party performing the Services, as the context requires.

(d)	“Services” means, with respect to LG, the LG-Provided Services and, with respect to Starz, the Starz-Provided Services, as the context requires.

1.04 Performance, Responsibilities, Privilege.

(a)

Each Performing Party shall perform, or cause to be performed, its Services in good faith in substantially the same manner (including degree of care, skill and diligence) as the historical provision of such Services by such Performing Party or any of its Affiliates (to the extent such Services were performed by such Performing Party or any of its Affiliates prior to the Spin-Off Date) and otherwise in a commercially reasonable manner. Without limiting and in addition to the foregoing, the Performing Party shall perform its Services promptly and in an accurate, complete, professional and workmanlike manner.

(b)

Each Performing Party shall promptly notify the Receiving Party of any material problems that have occurred or are reasonably anticipated to occur that would reasonably be expected to materially adversely affect such Performing Party’s ability to provide its corresponding Services and in such case the Parties shall work together in good faith (including, on the part of such Performing Party, using commercially reasonable efforts) to remedy any such problems. The Parties will use good faith, commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

(c)

Except as expressly provided in Article II, each Performing Party shall be solely responsible for all expenses incurred in connection with performing its respective Services or otherwise performing its obligations under this Agreement. Except as otherwise provided in this Agreement (including Article II and Section 4.04), each Party shall be solely responsible for all costs, expenses and liabilities of any nature whatsoever suffered or incurred in connection with its business operations.

(d)

All personnel employed, engaged or otherwise furnished by each Performing Party in connection with performing its Services will be the employees, agents, or subcontractors of the Performing Party or its Affiliates, as the case may be (the “Performing Personnel”). To the extent that the Performing Party uses subcontractors, the Performing Party shall generally use (as necessary) the subcontractors utilized by the Performing Party at any time in the 12 months prior to the Spin-Off Date in connection with its own business or in connection with providing services to the Receiving Party. However, the Performing Party may add, remove, or change subcontractors, or specific technology or configurations if such changes are necessary to provide consistent high-quality service to itself and the Receiving Party, provided that (i) prior to any such changes, the Performing Party shall use reasonable efforts to provide written notice to the Receiving Party, (ii) if the Out-of-Pocket Costs associated with such changes are anticipated to exceed the historical costs of such subcontracted Services to the recipient thereof in the twelve (12) months prior to the Spin-Off Date, then the Performing Party will discuss such situation with the Receiving Party in good faith, (iii) such changes will not materially affect the nature, quality, frequency and standard of care at which the Services are provided and (iv) the Receiving Party may, for legitimate business purposes (e.g., confidentiality concerns, a pending or past commercial dispute, etc.), object to the use of a particular subcontractor by Performing Party if such subcontractor was not engaged in providing services to the Receiving Party prior to the Spin-Off Date, and if Receiving Party does so object then the Parties will work together to identity a different suitable subcontractor. As between the Parties, the Performing Party will be responsible for the performance, compensation and supervision of its Performing Personnel and for any breach by the Performing Personnel of the terms of this Agreement. None of the Performing Personnel is entitled to or eligible for, and the Receiving Party shall not provide, any benefits that the Receiving Party may make available to its employees, including without limitation health insurance benefits, workers’ compensation, paid vacation, profit-sharing, retirement, or any other fringe benefits. Because the Performing Party is an independent contractor, the Receiving Party shall not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of any of the Performing Personnel.

(e)

Each Receiving Party hereby acknowledges and agrees that the obligations of the Performing Party hereunder are exclusively the Performing Party’s obligations and are not guaranteed directly or indirectly by the Performing Party’s stockholders, members, directors, managers, officers, Affiliates, managers, agents or any other person. Subject to the terms of this Agreement, the Receiving Party agrees to look solely to the Performing Party for the enforcement of performance of any obligations hereunder and covenants not to sue or otherwise seek to enforce this Agreement against any party other than (i) the Performing Party, (ii) the Performing Personnel, but solely to the extent of damages caused by willful misconduct, property damage or bodily injury or (iii) the Performing Party’s successors or assigns.

(f)

With respect to any Services that Performing Personnel who are attorneys render to the Receiving Party pursuant to this Agreement, the Parties agree it is their mutual intention that (i) each such attorney who renders such Services shall be acting as counsel to the Receiving Party with respect to such Services, (ii) any communications between any such attorney and the Receiving Party in connection with such Services shall, to the fullest extent permitted by applicable law, be confidential and privileged communications and (iii) the Receiving Party shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any confidential and privileged communications in connection with such Services.

1.05 Books and Records. Through the five (5) years following the expiration or earlier termination of this Agreement, each Performing Party will maintain books and records, in reasonable detail in accordance with its standard business practices, with respect to the provision of its Services pursuant to this Agreement, including records supporting Out-of-Pocket Costs as set forth in Section 2.01(a) below (collectively, “Supporting Records”). Each Party will provide to the other and its respective duly authorized representatives, agents, and attorneys, reasonable access to all of their respective Supporting Records during business hours upon request after reasonable advance notice in connection with such Services.

1.06 Ownership of IP. Each Party shall retain exclusive ownership of, and all right, title, and interest in and to any Intellectual Property (as defined below), information technology or other technology and any and all data or content that such Party supplies to any other Party or such other Party’s Affiliates in connection with this Agreement, and each Party shall hold such information of the other Party in confidence and only use such information as necessary to fulfill its obligations or exploit its rights hereunder. Other than as set forth in Section 1.07, nothing in this Agreement shall be deemed to convey to a Party any rights in or to the Intellectual Property of the other Party or its Affiliates. “Intellectual Property” means all intellectual property and proprietary rights arising from any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and other patent rights, including all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, design patents, certificates of invention and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, (c) all copyrights, copyrightable works, works of authorship and all other rights corresponding thereto, (d) all computer programs and other software, firmware and middleware, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats, (e) all trade secrets, know-how, industrial designs, business methods, technical and business data, improvements, processes, techniques, manuals, blueprints, plans, procedures, subscriber lists, distributor lists, supplier lists, confidential information and proprietary information and rights (whether or not patentable, reduced to practice or subject to copyright or trade secret protection), (f) all Internet domain names, (g) all other intellectual property and proprietary rights of any kind, nature or description, and (h) all issuances, registrations, applications, extensions and renewals of any of the foregoing

1.07 Third Party Support and Warranty. The Performing Party hereby passes through to the Receiving Party, and Receiving Party will have the benefit of, all rights the Performing Party obtains under representations, warranties, service agreements and indemnities given by its third party service providers in connection with any Services provided by the Performing Party pursuant to this Agreement to the extent permitted by the applicable third party service providers. To the extent that such representations, warranties, service agreements and indemnities are not capable of being passed through by the Performing Party, upon written request by the Receiving Party, the Performing Party will take commercially reasonable actions requested by the Receiving Party to enforce such warranties, representations, service agreements, and indemnities on behalf of the Receiving Party.

1.08 IP License. Each Party hereby grants, and shall cause its Affiliates to grant, to the other Party and its Affiliates a worldwide, non-exclusive, non-transferable (except as provided in Section 5.03), non-sublicensable (except to service providers in connection with the provision or receipt of the Services, as applicable), royalty-free license (or sublicense, as applicable) under (a) the Intellectual Property owned by such Party or its Affiliates, and (b) any Intellectual Property owned by any third party and licensed to such Party or any of its Affiliates (subject to the receipt of any required consents from such third parties), in each case, solely to the extent required or useful to provide, receive or use the Services, as applicable, during the Term.

1.09 IT Systems. Each Party shall (and shall cause its respective agents, subcontractors, employees or representatives to): (a) not attempt to obtain access to, use, copy or interfere with any information technology systems of the other Party, or any data owned, used or processed by the other Party (including any personally identifiable information collected or in the possession of the other Party), except to the extent required to do so to provide or receive the Services; (b) maintain at least industry standard security measures in accordance with their written policies to protect the systems of the other Party to which it has access pursuant to this Agreement from access by unauthorized third parties, and from any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (c) not permit access or use of information technology systems of the other Party by a third party (other than the Performing Personnel) except as otherwise authorized by such other Party; (d) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of the other Party and (e) comply with the reasonable written security policies and procedures of the other Party (as may be updated from time to time in the ordinary course of business) that are provided to such Party and that such other Party considers reasonably necessary to protect their information technology systems, in each case, to the extent such policies are generally applicable and do not preclude or materially adversely impact the availability of Services agreed to be provided hereunder. Each Party shall reasonably cooperate with the other Party to investigate any possible data breaches or other incidents and to provide reasonable access, as necessary, to its information technology systems to the other Parties’ personnel, experts or consultants as needed for the investigation of any such incidents.

1.10 Data Transfer Compliance. The Performing Party agrees to implement appropriate controls and security measures to protect the security of the Receiving Party’s data, and the Parties hereby incorporate the Global Data Transfer Agreement attached hereto as Schedule 3.

ARTICLE II

COMPENSATION

2.01 Fees, Invoices and Payments. In consideration of each Performing Party’s respective provision of the Services, on a calendar quarter basis (pro-rated for any partial quarter), each Performing Party shall invoice the Receiving Party for such Services and the Receiving Party shall pay (or cause to be paid) to the Performing Party an amount equal to (a) all reasonable and documented out-of-pocket costs and expenses not contemplated by the corresponding Schedule (which, for the avoidance of doubt, shall not include any mark-up, administrative costs or overhead expenses such as salaries, rent and other general or administrative overhead expenses or fee of any kind imposed by the Performing Party) to the extent incurred by the Performing Party (and its Affiliates) and paid to any third party on the Receiving Party’s behalf in connection with the provision of the Services (“Out-of-Pocket Costs”), including reasonable and documented third-party costs and expenses such as professional fees and insurance premiums (and which may also include an allocation consistent with past practice to the Receiving Party of a portion of such reasonable and documented third party costs and expenses, fees and premiums that the Performing Party incurs on behalf of its own business and of which a portion of such are incurred on behalf of (and/or allocated to) the Receiving Party and/or related to Services provided), provided that any Out-of-Pocket Costs during any calendar quarter in excess of $37,500, individually, must be approved in advance by the Receiving Party; and (b) the fees for the Services as set forth on the corresponding Schedule (i.e., Schedule 1 for LG-Provided Services and Schedule 2 for Starz-Provided Services) (for each Party, respectively, the “Services Fee” and together with the Out-of-Pocket Costs for the benefit of a Party, the “Fee”).

2.02 Payment Procedures. All invoices for a calendar quarter shall be delivered in arrears within thirty (30) days following the end of such calendar quarter, and all Fees due by each Receiving Party shall be payable within thirty (30) calendar days after the receipt of the invoice relating thereto. The Parties shall use commercially reasonable efforts to resolve any disputes as to amounts due on an invoice as soon as reasonably practical following the Receiving Party notifying the Performing Party of such dispute. All payments will be by wire payment in accordance with instructions from the Performing Party.

2.03 Taxes. Based on the originally contracting Parties and the Services contemplated by this Agreement, the Parties do not anticipate that any sales, use, excise, value-added, business, services, consumption, or other similar taxes (collectively, “Sales Taxes”) or withholding tax will be imposed with respect to the receipt of the Services provided or payment of the Fees hereunder. In the event that any Sales Tax or any withholding tax would be imposed in connection with the Services provided or payment of the Out-of-Pocket Costs and/or Fees hereunder, the Parties shall discuss whether any means are reasonably available to eliminate or reduce the amount of such tax and shall take any such steps that can reasonably be taken to eliminate or reduce the amount of such tax. Each Party (or their applicable Affiliates) shall provide to the other any sales tax exemption, treaty certification or other information reasonably requested by such other Party in connection herewith, or in connection with any tax information reporting requirements to which a Party may be subject. Except as may otherwise be specifically provided herein, in the event that the Parties jointly determine that Sales Taxes are properly imposed with respect to the receipt of the Services provided or payment of the Out-of-Pocket Costs and/or Fees hereunder, such Sales Taxes shall be collected by the Performing Party and be borne by the party on which the tax is imposed pursuant to applicable law, and shall not be deducted from, or an offset against, the Fees due under this Agreement. In the event that the Performing Party has the sole or primary liability to collect and remit the applicable Sales Taxes under applicable law, such Performing Party (i) shall be responsible for filing all tax returns and submitting all payments to any federal, state, local, or foreign tax authority arising from the payment of fees to such Performing Party under this Agreement, and (ii) agrees to do so in a timely manner. The Receiving Party (or its applicable subsidiary) shall not be responsible for any (a) employment taxes or property taxes of the Performing Party, (b) income taxes imposed on (or measured by) the net income or gross receipts of the Performing Party (or any Affiliate, agent or subcontractor of the Performing Party), or (c) capital taxes and franchise (or similar) taxes imposed on the Performing Party (or any Affiliate, agent or subcontractor of the Performing Party) in lieu of income taxes pursuant to the laws of the jurisdiction in which such person is organized or pursuant to the laws of a jurisdiction in which it maintains an office. If any payment made under this Agreement is subject to a withholding tax under applicable law, the Receiving Party (or its applicable subsidiary) shall (x) withhold and remit to the appropriate governmental authorities all such amounts, (y) comply with applicable laws and otherwise reasonably cooperate to obtain and furnish to the Performing Party on a timely basis official receipts or other government certificates in the Performing Party’s name evidencing all such amounts, and (z) reasonably cooperate with the Performing Party to enable the Performing Party to claim any allowable reduced tax rates. If applicable, the Receiving Party will report the Fees paid to the Performing Party under this Agreement by filing Form 1099-MISC or other appropriate form with the Internal Revenue Service as required by law.

2.04 Survival. The terms and conditions of this Article II will survive the expiration or earlier termination of this Agreement.

ARTICLE III

TERM

3.01 Term. This Agreement will commence on the Effective Date and will continue until the end of the Services provided hereunder (the “Term”). This Agreement is subject to termination prior to the end of the Term in accordance with Section 3.03.

3.02 Discontinuance of Services. At any time during the Term, on not less than 30 days’ prior written notice to the Performing Party, the Receiving Party may elect to discontinue obtaining any of the Services from the Performing Party either service-by-service or collectively; provided however, if it would reasonably take the Performing Party longer to wind down the provision of such Services to the Receiving Party (as reasonably determined by the Performing Party), then the notice period shall be such longer period. In such event, the Performing Party’s obligation to provide Services that have been discontinued pursuant to this Section 3.02, and the obligation of Receiving Party to compensate the Performing Party for such discontinued Service(s) (other than as described below), will cease as of the end of the applicable notice period (or such date as may be agreed by the Parties), and this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. To the extent the discontinued Services relate to only a portion of a line item set forth in Schedule 1 or Schedule 2, the Parties will promptly evaluate the Services Fee allocated to such line item for reasonableness following the discontinuance and will negotiate in good faith to reach agreement on any appropriate adjustment thereto. The Receiving Party will remain liable for any required payment or performance in respect of any discontinued Services accrued prior to (regardless of whether first invoiced prior to or after) the effective date of the termination of such Services under this Section 3.02. Prior to the termination of any Service pursuant to this Section 3.02, the Parties shall work together in good faith to ensure a smooth transition of Services to the Receiving Party and/or to the successor services provider selected by the Receiving Party.

3.03 Termination. This Agreement will be terminated prior to the expiration of the Term in the following events:

(a)

immediately by a Party upon written notice if the other Party defaults in the performance of any of its material obligations under this Agreement, and such default continues and has not been remedied for a period of 30 days after a Party has given written notice specifying such default and requiring it to be remedied;

(b)

immediately by a Party upon written notice if the other Party experiences a Bankruptcy Event. For purposes of this Agreement, a “Bankruptcy Event” will be deemed to have occurred with respect to a Party upon such Party’s insolvency, general assignment for the benefit of creditors, such Party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Party or for all or any substantial part of such Party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Party of any Bankruptcy Proceeding that is not stayed within 60 days after such filing; or

(c)	such other date as agreed to in writing by the Parties.

3.04 Effect of Termination. Expiration or other termination of this Agreement shall not: (i) relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement prior to the effective date of such termination; or (iii) prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination or that, by the terms of this Agreement, survives such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)

It is a company validly existing and in good standing under the laws of the state of incorporation or formation. It has the power and the authority necessary for it to own, lease or otherwise hold its properties and assets and conduct its businesses as presently conducted, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on (i) the ability of such Party to perform its obligations under this Agreement; (ii) the enforceability of this Agreement; or (iii) the rights and remedies against such Party, if any, of the other Party hereto.

(b)

It has the full right, power, and authority to enter into this Agreement and to carry out the transactions contemplated hereby. No waiver or consent of any person is required in connection with the execution, delivery, and performance by such Party of this Agreement.

(c)

This Agreement, when executed and delivered by such Party, will constitute a valid and binding obligation of such Party, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) subject to Section 5.02 below, if and to the extent such enforcement is limited, restricted or prohibited by applicable law.

4.02 No Other Representation or Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PERFORMING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE, AND THE PERFORMING PARTY HEREBY DISCLAIMS THE SAME.

4.03 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, OTHER THAN INDEMNIFICATION LIABILITY ARISING UNDER SECTION 4.04, AND OTHER THAN TO THE EXTENT THAT THE LIABILITY IS CAUSED BY THE OTHER PARTY’S WILLFUL MISCONDUCT OR FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE

DAMAGES, ANY LOST BUSINESS OR LOST PROFITS, OR ANY INTERRUPTION OF BUSINESS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY SERVICES, OR ANY CLAIM OR DAMAGES ARISING HEREUNDER.

4.04 Indemnification.

(a)

The Performing Party shall defend, indemnify, save and hold harmless the Receiving Party and its Affiliates and its and their respective directors, officers, members, employees, and successors and assigns from and against any and all liabilities, losses, claims, damages, assessments, fines, penalties, costs and expenses (including reasonable and documented outside attorneys’, accountants’, investigators’ and experts’ fees and expenses) arising from Third Party Claims (as defined below) (collectively, “Losses”) incurred or suffered by any of them resulting from or based upon or arising out of: (i) fraud, reckless or willful misconduct or negligence of the Performing Party or any Performing Personnel in rendering the Services hereunder, (ii) any material breach by the Performing Party or any Performing Personnel of its obligations or covenants contained in this Agreement, or (iii) any claim that any Services or materials provided by the Performing Party to the Receiving Party hereunder or any elements thereof infringe or misappropriate any Intellectual Property or other proprietary right of any other person or entity; provided, however, that the Performing Party’s indemnification obligations under this Section 4.04 shall not apply to the extent that the applicable Loss is subject to the Receiving Party’s indemnification obligations under this Section 4.04.

(b)

The Receiving Party shall defend, indemnify, save and hold harmless the Performing Party and its Affiliates and its and their respective directors, officers, members, employees, and successors and assigns and the Performing Personnel from and against any and all Losses incurred or suffered by any of them resulting from or based upon or arising out of: (i) any inaccuracy in any materials or information provided to the Performing Party or any Performing Personnel by or on behalf of the Receiving Party or its Affiliates in connection with this Agreement, (ii) any material breach by the Receiving Party of its obligations or covenants contained in this Agreement, or (iii) any claim that any materials provided by or on behalf of the Receiving Party or its Affiliates to the Performing Party or any Performing Personnel in connection with this Agreement or any elements thereof infringe or misappropriate any Intellectual Property or other proprietary right of any other person or entity.

4.05 Indemnification Procedures.

(a)

In connection with any indemnification provided for in Section 4.04, the Party seeking indemnification (the “Indemnitee”) will give the Party from which indemnification is sought (the “Indemnitor”) (i) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 4.04 and, (ii) if and when known, the facts constituting the basis for such claim, in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim. “Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

(b)

After receipt of a notice pursuant to Section 4.05(a) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (i) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (ii) includes a complete release of the Indemnitee and (iii) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim). “Liability” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

(c)

If, after receipt of a notice pursuant to Section 4.05(a) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including reasonable outside attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.05 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty (30) days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.05(b) or (y) the Indemnitor does not have the right to control the defense of any Separable

Claim pursuant to Section 4.05(b) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(d)

The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(e)

The Indemnitor shall pay all amounts payable pursuant to this Section 4.05 by wire transfer of immediately available funds, reasonably promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than thirty (30) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor or such earlier date (following such final determination) for which payment to the third party is due pursuant to such final determination. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final order or judgment for the underlying third-party claim that becomes non-appealable or, if later and to the extent that the Indemnitor has disputed whether Losses are covered by Indemnitor’s indemnification obligation hereunder, a final order or judgment finding that such Losses are covered by Indemnitor’s indemnification obligation hereunder.

(f)

If the indemnification provided for in this Section 4.05 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(g)

To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including outside attorneys’ fees), incurred in connection with asserting, preserving or enforcing his, her or its rights under this Article IV.

(h)

The remedies provided in this Section 4.05 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.05(b).

(i)	The terms and conditions of this Section 4.05 will survive the expiration or termination of this Agreement.

ARTICLE V

MISCELLANEOUS

5.01 Notices. Except as otherwise specified in this Agreement, all notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person; (b) by a generally recognized courier (including Federal Express or UPS) or messenger service that provides written acknowledgement of receipt by the addressee; or (c) by email with a verification of delivery and receipt (if receipt is not confirmed via return email, the effective date of notice is the date of the original email; provided that notice is provided by alternative means on the next day);, in each case, to the Party for whom it is intended at the address set forth below. Notices are deemed delivered when delivered in accordance with the terms in the preceding sentence. Except as provided in the following sentence, notices to each Party must be given at the address set forth below. The address of a Party to which notices or demands are to be given may be changed from time to time by that Party by notice served as provided above. Delivery of notice to the copied Parties below (if any) is not notice to any Party.

If to LG:

Lions Gate Entertainment Inc.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: General Counsel

If to Starz:

Starz Entertainment, LLC

1647 Stewart Street

Santa Monica, CA 90404

Attention: General Counsel

5.02 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, to the extent permitted by applicable law, will remain in full force and effect; provided that the intent and purpose of the Parties are not frustrated thereby. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by applicable law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

5.03 Assignment. No Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that, subject to Section 1.04(d), the Performing Party may delegate its obligations under this Agreement to any Affiliate thereof or to a subcontractor so long as the Performing Party remains fully responsible for the performance of its obligations under this Agreement.

5.04 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each Party and its successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.05 Amendment and Waiver. This Agreement may be amended only by an agreement in writing signed by the Parties. Any Party hereto may, only by an instrument in writing, waive compliance by any other Party hereto with any term or provision hereof on the part of such other Party hereto to be performed or complied with. Subject to any limitation period imposed by law, no failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment, or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any Party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. Except as expressly provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies of that they would otherwise have hereunder.

5.06 Governing Law; Waiver of Jury. Each of the Parties hereto hereby agrees this Agreement shall be governed by and shall be construed in accordance with the laws of the State of California, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.07 Dispute Resolution. The Parties agree that any and all disputes or controversies of any nature between them arising, regarding or relating to any aspect of this Agreement’s formation, meaning, performance or breach, or arising from or relating to, in any way, this Agreement, shall be determined in accordance with the mediation and arbitration rules of JAMS (or, with the agreement of the Parties, ADR Services) before a single neutral mediator (for the mediation) (“Mediator”) and a single neutral arbitrator (for the arbitration) with such proceedings to be conducted in Los Angeles, California. The Parties hereto shall endeavor first to resolve the controversy or claim through mediation administered by JAMS and conducted before a mutually agreeable Mediator before commencing any arbitration. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties hereby waive any right to trial de novo or appeal, other than for the purpose of confirming the arbitration award. The terms of this provision shall supersede any inconsistent terms of any prior agreement between the Parties.

5.08 Equitable Relief. Each of the Parties hereto agrees that irreparable damage may occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or equity, and for such purpose, each of the Parties hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of Los Angeles, State of California. However, it is agreed that in no event shall either Party seek to enjoin or otherwise restrain the development, production, advertising, promotion, distribution, exhibition, or other exploitation of any motion picture or other content of the other Party or its Affiliates in connection with the exercise of remedies under this Agreement except to the extent such claim is based on a breach of Intellectual Property rights.

5.09 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts, including by DocuSign e-signature. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

5.10 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

5.11 Relationship. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between the Parties or any of their respective Affiliates, successors or assigns. The Parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted by this Agreement any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever except in the context of providing the Services. The Parties expressly acknowledge that the Performing Party is an independent contractor with respect to the Receiving Party with respect to this Agreement, including with respect to the provision of the Services.

5.12 Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith.

5.13 Further Assurances. Each Party will execute and deliver such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to evidence and reflect the provision or receipt of Services set forth herein, to ensure compliance with applicable laws and to carry into effect the intents and purposes of this Agreement.

5.14 Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the Parties.

5.15 Interpretation. For all purposes of this Agreement and the schedules delivered pursuant to this Agreement: (a) all references in this Agreement to designated “Sections”, “Articles” and other subdivisions are to the designated Sections, Articles, and other subdivisions of the body of this Agreement; (b) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) “or” is not exclusive; (f) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; and (g) “may not” is prohibitive and not permissive. This Agreement does not amend or supplant any other contract, nor shall it be used to interpret any other agreement between the Parties.

5.16 Confidentiality. Neither Party hereto shall issue any press release or statement with regard to the terms and provisions of this Agreement without the consent of the other Party, nor shall either Party disclose to any third party, any Information (as defined below), except: (a) to the extent necessary to comply with the law, a governmental entity or a valid court order of a court with competent jurisdiction, in which event the Party making such disclosure shall so notify the other Party as promptly as is practicable (if possible, prior to making such disclosure) and shall not oppose any efforts of the other Party to seek confidential treatment of such information; (b) to the extent necessary to comply with the disclosure requirements of the Securities and Exchange Commission or similar entities; (c) (i) to its employees, directors and officers, in their capacity as such, on a reasonable need-to-know basis, and (ii) to its respective parent, subsidiary or other Affiliates, and its or their investors, financiers, banks, auditors, attorneys, employees, directors and officers, in each case, on a reasonable need-to-know basis in connection with this Agreement (collectively, its “Permitted Recipients”) (provided, that the disclosing Party shall be liable in the event that any of its Permitted Recipients disclose any information that the disclosing Party would be prohibited from disclosing pursuant to this provision); (d) in order to enforce its rights pursuant to this Agreement; and (e) to a bona fide prospective or an actual buyer or financier as well as the Permitted Recipients thereof (provided, that any such buyer or financier first executes a written confidentiality agreement with the disclosing Party pursuant to which such buyer or financier agree(s) to be bound by the provisions of this Section 5.16 or a similar undertaking of confidentiality at least as restrictive as the provisions of this Section 5.16). “Information” means the terms of this Agreement and all information received from or on behalf of either of the Parties or any Performing Personnel relating to such Party or its business, as applicable, other than any such information that (a) is publicly available or publicly known other than through a breach of this Section 5.16, (b) was known to the applicable Party from a source other than the disclosing Party, as applicable, that is not subject to a confidentiality obligation, or (c) is independently developed after the Effective Date by or on behalf of the Party or any Performing Personnel, as applicable, without use or reference to the Information of the other Party. With respect to the Information of a Party hereto, the other Party shall use the same degree of care in safeguarding such Information as it uses to safeguard its own confidential Information and otherwise, in a commercially reasonable manner. Each Party acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 5.16, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the disclosing Party and/or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of proving actual damages. However, it is agreed that in no event shall either Party seek to enjoin or otherwise restrain the development, production, advertising, promotion, distribution, exhibition, or other exploitation of any motion picture or other content of the other Party or its Affiliates in connection with the exercise of remedies under this Agreement except to the extent such claim is based on a breach of Intellectual Property rights. For the avoidance of doubt, each Party shall be required to inform its members, managers, officers, employees, contractors and agents of the obligations hereunder and cause them to comply therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by its duly authorized individual as of the date first written above.

LIONS GATE ENTERTAINMENT INC.

By
Name:
Title:

STARZ ENTERTAINMENT, LLC

By
Name:
Title:

Annex N

FORM OF LIONSGATE STUDIOS HOLDING CORP. 2025 PERFORMANCE INCENTIVE PLAN

[To be filed by Amendment]

N-1

Annex O

FORM OF STARZ ENTERTAINMENT CORP. 2025 PERFORMANCE INCENTIVE PLAN

[To be filed by Amendment]

O-1

Annex P

FORM OF INVESTOR RIGHTS AGREEMENT BY AND AMONG LIONSGATE STUDIOS HOLDING CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

P-1

Annex Q

FORM OF VOTING AND STANDSTILL AGREEMENT BY AND AMONG LIONSGATE STUDIOS HOLDING CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

Q-1

Annex R

FORM OF REGISTRATION RIGHTS AGREEMENT BY AND AMONG LIONSGATE STUDIOS HOLDING CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

R-1

Annex S

FORM OF INVESTOR RIGHTS AGREEMENT BY AND AMONG STARZ ENTERTAINMENT CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

S-1

Annex T

FORM OF VOTING AND STANDSTILL AGREEMENT BY AND AMONG AMONG STARZ ENTERTAINMENT CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

T-1

Annex U

FORM OF REGISTRATION RIGHTS AGREEMENT BY AND AMONG STARZ ENTERTAINMENT CORP., [    ], [    ] AND [    ]

[To be filed by Amendment]

U-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Lionsgate Articles provide, and the New Lionsgate Articles and Starz Articles will provide, that Lionsgate, New Lionsgate and Starz (each, the “company” for the purposes of this section) must indemnify their respective current and former directors and officers (each, an “eligible party”) against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of Lionsgate (an “eligible proceeding”), to which such person is or may be liable and must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. British Columbia law provides that a company must not indemnify a director if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

The Lionsgate Articles also permit, and the Starz Articles and New Lionsgate Articles will permit, Lionsgate, New Lionsgate and Starz, as applicable, to purchase insurance for the benefit of any person (or his or her heirs or legal representatives) who (a) is or was a director, officer, employee or agent of the company; (b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the company; (c) at the request of the company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Starz and New Lionsgate also intend to enter into indemnification agreements with each of their respective current and future directors and officers. These agreements will require New Lionsgate and Starz, as applicable, to indemnify such individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to New Lionsgate or Starz, as applicable, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and have provided a written undertaking required under British Columbia law.

The Transactions-related agreements filed as exhibits to this Registration Statement may contain provisions regarding indemnification of the Registrants’ directors and officers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this registration statement.

(b)	Exhibit Index

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Form of Arrangement Agreement by and among Lions Gate Entertainment Corp., Lionsgate Studios Holding Corp. and LG Sirius Holdings ULC (included as Annex D to the joint proxy statement/prospectus that forms a part of this registration statement).*

2.2	Form of Separation Agreement by and between Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp.*

3.1	Form of Interim Articles of Lionsgate Studios Holding Corp. (included as Annex G to the joint proxy statement/prospectus that forms a part of this registration statement).

3.2	Form of Closing Articles of Lionsgate Studios Holding Corp. (included as Annex H to the joint proxy statement/prospectus that forms a part of this registration statement).

3.3	Form of Interim Articles of Starz Entertainment Corp. (included as Annex I to the joint proxy statement/prospectus that forms a part of this registration statement).*

3.4	Form of Closing Articles of Starz Entertainment Corp. (included as Annex J to the joint proxy statement/prospectus that forms a part of this registration statement).*

5.1	Form of Opinion of Dentons Canada LLP regarding legality of securities being registered. (included as Annex F to the joint proxy statement/prospectus that forms a part of this registration statement).*

8.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters.*

10.1	Tax Matters Agreement by and between Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp. (included as Annex K to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.2	Form of Employee Matters Agreement by and between Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp. (included as Annex L to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.3	Form of Transition Services Agreement by and between Starz Entertainment, LLC and Lions Gate Entertainment, Inc. (included as Annex M to the joint proxy statement/prospectus that forms a part of this registration statement).

10.4	Form of Lionsgate Studios Holding Corp. 2025 Performance Incentive Plan. (included as Annex N to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.5	Form of Starz Entertainment Corp. 2025 Performance Incentive Plan. (included as Annex O to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.6	Form of Investor Rights Agreement by and among Lionsgate Studios Holding Corp., [ ], [ ] and [ ] (included as Annex P to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.7	Form of Voting and Standstill Agreement by and among Lionsgate Studios Holding Corp., [ ], [ ] and [ ] (included as Annex Q to the joint proxy statement/prospectus that forms a part of this registration statement).*

Exhibit No.	Description of Document

10.8	Form of Registration Rights Agreement by and between Lionsgate Studios Holding Corp. and [ ] (included as Annex R to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.9	Form of Investor Rights Agreement by and among Starz Entertainment Corp., [ ], [ ] and [ ] (included as Annex S to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.10	Form of Voting and Standstill Agreement by and among Starz Entertainment Corp., [ ], [ ] and [ ] (included as Annex T to the joint proxy statement/prospectus that forms a part of this registration statement).*

10.11	Form of Registration Rights Agreement by and between Starz Entertainment Corp. and [ ] (included as Annex U to the joint proxy statement/prospectus that forms a part of this registration statement).*

21.1	List of Subsidiaries of Lionsgate Studios Holding Corp.*

21.2	List of Subsidiaries of Starz Entertainment Corp.*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Lions Gate Entertainment Corp.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Lionsgate Studios Corp.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm for the Starz Business of Lions Gate Entertainment Corp.

23.4	Consent of KPMG LLP

23.5	Consent of Dentons Canada LLP (included as part of Exhibit 5.1 hereto).*

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 8.1 hereto).*

24.1	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-4).**

99.1	Form of Proxy Card of Lions Gate Entertainment Corp.*

99.2	Form of Proxy Card of Lionsgate Studios Corp.*

107	Filing Fee Table.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	To be filed by amendment.
**	Previously filed.

Item 22. Undertakings.

Each undersigned Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e)	that for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(1)

that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(2)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(3)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(4)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(5)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(f)

for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g)

that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h)

that every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i)

to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(j)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

Insofar as indemnification by each Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the indemnification provisions described herein, or otherwise, such Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on December 31, 2024.

LIONSGATE STUDIOS HOLDING CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Barge James W. Barge	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer and Authorized Representative in the United States)	December 31, 2024

/s/ Adrian Kuzycz Adrian Kuzycz	Chief Executive Officer (Principal Executive Officer) and Director	December 31, 2024

*By :	/s/ James W. Barge
James W. Barge
Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on December 31, 2024.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Barge James W. Barge	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer and Authorized Representative in the United States)	December 31, 2024

/s/ Michael Burns Michael Burns	Vice Chairman, Director	December 31, 2024

* Mignon Clyburn	Director	December 31, 2024

* Gordon Crawford	Director	December 31, 2024

/s/ Jon Feltheimer Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director	December 31, 2024

* Emily Fine	Director	December 31, 2024

* Michael T. Fries	Director	December 31, 2024

* John D. Harkey, Jr.	Director	December 31, 2024

* Susan McCaw	Director	December 31, 2024

* Yvette Ostolaza	Director	December 31, 2024

Signature	Title	Date

* Mark H. Rachesky, M.D.	Director	December 31, 2024

* Daryl Simm	Director	December 31, 2024

* Hardwick Simmons	Director	December 31, 2024

* Harry E. Sloan	Director	December 31, 2024

*By :	/s/ James W. Barge
James W. Barge
Attorney-In-Fact